Form 10-K/A, Exhibit 13
period 1994-09-30
AIR PRODUCTS & CHEMICALS INC /DE/
filed 1994-12-08
CIK 2969

1994 FINANCIAL REVIEW


- - - - ------------------------------------------------------------
Management's Discussion and Analysis                       1
- - - - ------------------------------------------------------------
Company Responsibility for Financial Statements            7
- - - - ------------------------------------------------------------
Report of Independent Public Accountants                   7
- - - - ------------------------------------------------------------
Consolidated Income                                        8
- - - - ------------------------------------------------------------
Consolidated Balance Sheets                                9
- - - - ------------------------------------------------------------
Consolidated Cash Flows                                   10
- - - - ------------------------------------------------------------
Consolidated Shareholders' Equity                         11
- - - - ------------------------------------------------------------
Notes to Consolidated Financial Statements                12
- - - - ------------------------------------------------------------
Eleven-Year Summary of Selected Financial Data            28
- - - - ------------------------------------------------------------


MAJOR FACTORS AFFECTING EARNINGS*

Major factors affecting comparison of earnings per share before cumulative effect of accounting changes between 1994 and 1993 were:

- - - - -    Loss of 66 cents per share for derivative contract settlements versus a charge of 67 cents last year for workforce reduction costs and asset write-downs

- - - - -    Higher worldwide shipments of merchant and on-site gases

- - - - -    Record results in chemicals . . . higher shipments combined with higher selling prices for ammonia and methanol

- - - - -    Improved earnings by 23 cents per share for reduced costs from 1993 workforce reduction program and asset write-downs

- - - - -    Improved results in environmental and energy systems businesses

- - - - -    Lower equipment sales

- - - - -    Lower effective income tax rate


CHANGES IN EARNINGS PER SHARE*


                                                    Increase
                                    1994      1993 (Decrease)
- - - - ------------------------------------------------------------
EARNINGS PER SHARE  . . .          $2.18     $1.76      $.42
Add: Charge for
  nonoperating items  . .            .53       .56      (.03)
- - - - ------------------------------------------------------------
                                   $2.71     $2.32      $.39
============================================================



OPERATIONS(a)
Industrial Gases and Chemicals
   (excluding industrial chemicals)
   Volume . . . . . . . . . . . . . . . . . . . . . .  $1.60
   Selling price and mix  . . . . . . . . . . . . . .   (.14)
   Costs excluding depreciation . . . . . . . . . . .  (1.21)
   Depreciation . . . . . . . . . . . . . . . . . . .   (.10)
Industrial Chemicals  . . . . . . . . . . . . . . . .    .11
Environmental and Energy  . . . . . . . . . . . . . .    .04
Equipment and Technology  . . . . . . . . . . . . . .   (.10)
Corporate and Other . . . . . . . . . . . . . . . . .    .02
- - - - ------------------------------------------------------------
   Subtotal . . . . . . . . . . . . . . . . . . . . .    .22

OTHER
Equity affiliates' income . . . . . . . . . . . . . .    .10
Tax items . . . . . . . . . . . . . . . . . . . . . .    .06
Lower average shares outstanding  . . . . . . . . . .    .01
- - - - ------------------------------------------------------------
   Total  . . . . . . . . . . . . . . . . . . . . . .  $ .39
============================================================

(a) Includes $.23 per share for reduced costs resulting from 1993 workforce reduction program and asset write-downs.


*See Management's Discussion and Analysis for further information.

MANAGEMENT'S DISCUSSION AND ANALYSIS


RESULTS OF OPERATIONS

CONSOLIDATED


(in millions, except per share)     1994      1993      1992
- - - - ------------------------------------------------------------
Sales . . . . . . . . . . . .   $3,485.3  $3,327.7  $3,217.3
Operating income  . . . . . .      486.1     369.3     480.5
Equity affiliates' income . .       28.5      12.8      15.8
Income before extraordinary
  item and cumulative
  effect of accounting
  changes . . . . . . . . . .      233.5     200.9     277.0
Net income. . . . . . . . . .      247.8     200.9     271.0
Earnings per share
  Income before
    extraordinary item and
    cumulative effect of
    accounting changes  . . .       2.06      1.76      2.45
  Net income  . . . . . . . .       2.18      1.76      2.40
============================================================


The results of 1994, 1993, and 1992 included the effects of several nonoperating items, including the cumulative impact of accounting changes and an extraordinary item. These items should be considered in the comparison of the annual results.

The 1994 results were reduced by a net after-tax charge of $60.2 million, or $.53 per share, for nonoperating items. The components of nonoperating items on a before- and after-tax basis were as follows: a charge of $121.6 million ($75.1 million after tax, or $.66 per share) for derivative contract settlements; a charge of $10.7 million ($7.1 million after tax, or $.06 per share) for the outsourcing of the merchant gas distribution function in the United Kingdom; a net tax benefit of $5.4 million, or $.05 per share, resulting from changes in certain state income tax regulations; an after-tax benefit of $2.3 million, or $.02 per share, from the favorable tax treatment, net of expense, of the charitable contribution of the remaining shares of a stock investment in an insurance company; and a net after-tax benefit of $14.3 million, or $.12 per share, from the adoption of three new accounting standards.

Nonoperating items in 1993 totaled to a net after-tax charge of $63.1 million, or $.56 per share. The components of nonoperating items on a before- and after-tax basis were as follows: a charge of $58.0 million ($36.6 million after tax, or $.32 per share) for costs associated with reducing the workforce by 7 to 10 percent during 1994 and 1995; a charge of $62.0 million ($39.5 million after tax, or $.35 per share) for selected asset write-downs; a gain of $13.5 million ($8.4 million after tax, or $.07 per share) from the sale of stock options and partial sale of a stock investment in an insurance company; a gain of $3.9 million ($2.4 million after tax, or $.02 per share) from the sale of a business venture; and a gain of $3.6 million ($2.2 million after tax, or $.02 per share) from an insurance settlement related to a chemicals facility.

Nonoperating items in 1992 consisted of a gain of $12.9 million ($9.1 million after tax, or $.08 per share) from the sale of a one-half interest in the Orlando cogeneration project and the sale of land by an equity affiliate. Also included in 1992 was an after-tax extraordinary charge of $6.0 million, or $.05 per share, for the early retirement of debt.

The table below presents the results for 1994, 1993, and 1992 exclusive of these nonoperating items. The discussion of the consolidated and segments results is based on income excluding nonoperating items.


EXCLUSIVE OF NONOPERATING ITEMS


(in millions, except per share)     1994      1993      1992
- - - - ------------------------------------------------------------
Sales . . . . . . . . . . . .   $3,485.3  $3,327.7  $3,217.3
Operating income  . . . . . .      511.3     468.3     480.5
Equity affiliates' income . .       28.5      12.8       2.9
Net income  . . . . . . . . .      308.0     264.0     267.9
Earnings per share  . . . . .       2.71      2.32      2.37
============================================================

Sales in 1994 increased 5% while operating income was up 9% or $43.0 million. Equity affiliates' income rose $15.7 million to $28.5 million in 1994. Net income increased $44.0 million, or $.39 per share, to $308.0 million, or $2.71 per share.

The improved profitability in 1994 was due to the strong operating performances of the three major business segments and from reduced costs resulting from the 1993 workforce reduction program and asset write-downs. Equipment and technology results declined significantly due to decreased levels of manufacturing activity. A key factor for the improved operating performances of the industrial gases and chemicals segments was higher worldwide shipments in most product lines. The profitability of the environmental and energy business continued to improve in 1994 due to the strong operating performance of existing and new cogeneration and waste-to-energy facilities.

In the fourth quarter of 1993, the company announced a program to reduce the worldwide workforce by 7 to 10 percent over a two-year period and the write-down of selected assets to net realizable value. These actions reduced 1993 and 1994 costs (principally salaries/benefits and depreciation) by approximately $7 million and $50 million, respectively. The 1994 increase in operating income from these reduced costs was $43 million ($26 million after tax, or $.23 per share). The company estimates that these efforts will reduce annual cost levels by an additional $15-$20 million in future years.

Sales in 1993 increased 3% from 1992 while operating income declined $12.2 million to $468.3 million. Net income in 1993 was $264.0 million, or $2.32 per share, compared to $267.9 million, or $2.37 per share.

In 1993, industrial gases' and chemicals' results benefited from higher shipments in most product lines. The profitability of the industrial gases segment was down

MANAGEMENT'S DISCUSSION AND ANALYSIS CONTINUED


slightly from 1992 as European results declined significantly as a result of a stronger U.S. dollar and weak business conditions. Chemicals' profit growth was comparable to 1992 as gains from higher shipments were offset by lower margins and higher natural gas feedstock costs. Environmental and energy's results were equal to 1992 while equipment and technology's results were modestly lower.

Fiscal 1993 and 1992 operating income of the industrial gases segment and corporate and other have been restated to reflect the current-year presentation of Brazilian conversion gains related to U.S. dollar denominated investments. For fiscal 1993 and 1992, operating income of the industrial gases segment was reduced by $12.3 million and $4.7 million, respectively, with a corresponding increase in corporate and other.

SEGMENT ANALYSIS

INDUSTRIAL GASES The company is a leading international supplier of industrial and specialty gas products. Principal products sold are oxygen, nitrogen, argon, hydrogen, carbon monoxide, synthesis gas, and helium. The industrial gas business involves two principal modes of supply: tonnage or on-site, and merchant.


(in millions)                       1994      1993      1992
- - - - ------------------------------------------------------------
Sales . . . . . . . . . . . .   $1,968.1  $1,813.7  $1,775.4
Operating income excluding
  nonoperating items  . . . .      391.3     362.1     367.1
Operating income,
  as reported . . . . . . . .      380.6     308.7     367.1
Equity affiliates' income
  excluding nonoperating
  items . . . . . . . . . . .        4.1        .1      (1.2)
Equity affiliates' income,
  as reported . . . . . . . .        4.1        .1       1.4
============================================================

Sales in 1994 were up 9% due to higher worldwide shipments of merchant and on-site gases. Worldwide volumes of merchant gases increased 6%, as shipments in most major product lines reached record levels. These worldwide gains were tempered by the impact of slightly lower average selling prices for merchant gases. Pressure on selling prices of merchant gases continued worldwide, especially in Europe. Movements in European foreign currency rates did not significantly affect the 1994 results. Worldwide on-site gas sales were up 10% over the prior year, principally due to volume growth. Additionally, sales of gas-related equipment and services associated with the electronics industry increased during 1994.

Income in 1994 increased 8%, or $29.2 million. Key factors for this improved profitability were higher worldwide shipments and reduced costs resulting from the 1993 workforce reduction program. These gains were partially offset by lower average selling prices for merchant gases. In the United States, the results were comparable to the prior year. Europe's results rebounded from the depressed levels of the prior year, and profits of the Brazilian subsidiary improved significantly due primarily to higher selling prices.

Nonoperating items included a $10.7 million charge for the outsourcing of the merchant gas distribution function in the United Kingdom in 1994 and a charge of $53.4 million for the workforce reduction program and selected asset write-downs in 1993. The outsourcing of the U.K. distribution function will not have a material effect on future operating results.

Equity affiliates' income in 1994 increased from the prior year principally as a result of higher earnings of a Spanish affiliate. This gain was partially offset by lower earnings of a Mexican affiliate.

Sales in 1993 increased 2% over 1992 due principally to higher shipments of merchant and on-site gases in the United States. Overall, worldwide volumes of merchant gases increased 2%. The variance in selling prices and mix for worldwide merchant gases did not significantly affect sales in 1993. Worldwide on-site gas sales increased 5%. Excluding European currency effects, sales of the segment rose 5%.

Income in 1993 declined slightly from 1992. Income was favorably affected by increased shipments in the United States combined with strong on-site results. These gains were offset by a significant deterioration in European profits due to a stronger U.S. dollar and weak business conditions. The 1992 results were reduced by a charge of $4.1 million for an obsolete inventory write-off.

Equity affiliates' income in 1992 included a loss of $.8 million from the sale of an investment in a foreign affiliate. Excluding this loss, income in 1993 was comparable to 1992. In 1993, the company significantly increased its minority ownership position in a Mexican affiliate. The additional earnings recognized by this affiliate in 1993 were offset by lower earnings of affiliates in Spain and Italy. The nonoperating item in 1992 was a $2.6 million gain from the sale of land by an affiliate.

CHEMICALS The company's principal chemical businesses consist of specialty chemicals and chemicals intermediates. Specialty chemicals include emulsions, polyvinyl alcohol, pressure-sensitive adhesives, specialty additives, polyurethane additives, and epoxy additives. Principal chemical intermediates are amines, polyurethane intermediates, and specialty amines. The company also produces certain industrial chemicals (acetic acid, ammonia and ammonia products, and methanol) for use as raw materials in or as coproducts of the company's principal chemical products.


(in millions)                       1994      1993      1992
- - - - ------------------------------------------------------------
Sales . . . . . . . . . . . .   $1,182.2  $1,092.1  $1,030.2
Operating income excluding
  nonoperating items  . . . .      147.9     127.5     128.0
Operating income,
  as reported   . . . . . . .      147.9      96.5     128.0
============================================================

Sales in 1994 increased 8% from the prior year. Volumes rose 7%, as most major product lines experienced higher shipments. Volumes in polyurethane intermediates were significantly higher in comparison to the prior year, which was impacted by a longer-than-scheduled outage at a customer's facility. Average selling prices were up slightly from the prior year.

Income in 1994 increased 16%, or $20.4 million. The improved profitability was due to higher shipments, substantially improved ammonia and methanol margins, and reduced costs resulting from the 1993 workforce reduction program and selected asset write-downs. The improvement in ammonia and methanol margins resulted from higher selling prices combined with lower natural gas costs. These gains were partially offset by significantly lower polyvinyl alcohol margins resulting from excess world capacity, intense competition, and plant shutdowns to control inventory levels.

Nonoperating items in 1993 consisted of a charge of $34.6 million for the workforce reduction program and selected asset write-downs and a gain of $3.6 million from an insurance settlement.

Sales in 1993 increased 6% over 1992 while income was comparable. Volumes of shipments rose 7% as most major product lines, especially polymers and amines, experienced higher shipments. Improved operations at a new polyvinyl alcohol plant also contributed to the higher results. The 1992 results were adversely affected by costs associated with a planned maintenance turnaround at a polyvinyl alcohol facility in Calvert City, Kentucky. Profit growth in 1993 was offset by higher natural gas costs, unfavorable currency effects, and lower margins in certain major product lines. This margin decline was due to lower selling prices combined with cost increases.

ENVIRONMENTAL AND ENERGY This segment provides plant design, engineering, operations, and construction management for the company's cogeneration and flue gas desulfurization ventures; the segment also recovers and processes methane gas generated by landfills. The environmental and energy business includes the company's interest in American Ref-Fuel Company's waste-to-energy business, cogeneration facilities, and the flue gas desulfurization business.


(in millions)                       1994      1993      1992
- - - - ------------------------------------------------------------
Sales . . . . . . . . . . . .      $67.1     $82.5     $65.5
Operating income excluding
  nonoperating items  . . . .        5.6      (2.2)     (2.4)
Operating income,
  as reported   . . . . . . .        5.6     (25.5)     (2.4)
Equity affiliates' income
  excluding nonoperating
  items   . . . . . . . . . .       24.2      12.2       3.7
Equity affiliates' income,
  as reported   . . . . . . .       24.2      12.2      14.0
============================================================

Sales declined in 1994 from the prior year principally due to an equipment sale associated with the construction of a cogeneration facility in Orlando, Florida for an unconsolidated affiliate in 1993. This decline was partially offset by higher sales associated with the operating contracts for the Orlando and Stockton cogeneration facilities. The Orlando facility began commercial operations in late fiscal 1993 while the Stockton facility experienced lower customer curtailment in 1994. The higher sales associated with these operating contracts and lower depreciation charges for the landfill gas business were the principal factors for the improvement in income in 1994. Nonconventional fuel tax credits in 1994 of $5.0 million, applicable to the landfill gas business, benefited net income but are not included in operating income.

Equity affiliates' income substantially increased in 1994 from the prior year due to stronger operations at existing and new cogeneration and waste-to-energy facilities, including the waste-to-energy facility in Niagara Falls, New York which was acquired in the third quarter of fiscal 1993. These gains were mitigated by development costs for new projects.

Sales increased in 1993 from the prior year principally as a result of an equipment sale associated with the construction of a cogeneration facility in Orlando, Florida for an unconsolidated affiliate. Income in 1993 was comparable to the prior year. The 1993 results included the full-year effect of an operating contract associated with a flue gas desulfurization facility which began commercial operations in the third quarter of fiscal 1992. Nonconventional fuel tax credits were $5.2 million and $4.4 million in 1993 and 1992, respectively.

In 1993, a charge of $23.3 million for the workforce reduction program and the write-down of landfill gas assets was classified as a nonoperating item.

Equity affiliates' income increased in 1993 from the prior year due to stronger operations at cogeneration and waste-to-energy facilities, including the newly acquired waste-to-energy facility in Niagara Falls, New York. The nonoperating item in 1992 was a $10.3 million gain from the sale of a one-half interest in the Orlando cogeneration project.

EQUIPMENT AND TECHNOLOGY The equipment portion of this segment designs and manufactures cryogenic and gas processing equipment for air separation, gas processing, natural gas liquefaction, hydrogen purification and nitrogen rejection. The segment also designs and builds systems for recovering gases using membrane technology. Technology includes research and development activities not directly related to the other business segments.

MANAGEMENT'S DISCUSSION AND ANALYSIS CONTINUED



(in millions)                       1994      1993      1992
- - - - ------------------------------------------------------------
Sales . . . . . . . . . . . .     $267.9    $339.4    $346.2
Operating income excluding
  nonoperating items  . . . .       11.5      29.7      33.6
Operating income,
  as reported   . . . . . . .       11.5      26.9      33.6
============================================================

Sales and income in 1994 were down from the exceptionally high level of the prior year. The 1994 results reflect decreased levels of manufacturing activity in the cryogenic air separation and liquefied natural gas equipment businesses and increased costs to complete certain projects. Also included in the 1994 results was a gain from a contract settlement payment. Sales backlog for the equipment product lines was $183 million at 30 September 1994 as compared to $193 million at the end of fiscal 1993.

Sales and income in 1993 were down slightly from the prior year.
Manufacturing activity in the cryogenic gas separation and liquefied natural gas business remained at a high level. The 1993 results were adversely affected by lower equipment sales associated with membrane technology and lower technology income. Technology's income in 1992 included royalty and licensing fees related to the Houdry catalyst business, which was divested in 1990.

Nonoperating items in 1993 consisted of a charge of $6.7 million for the workforce reduction program and a gain of $3.9 million from the sale of a business venture.

CORPORATE AND OTHER This area includes unallocated corporate expenses and income and foreign exchange gains and losses.


(in millions)                       1994      1993      1992
- - - - ------------------------------------------------------------
Operating income excluding
  nonoperating items  . . . .     $(45.0)   $(48.8)   $(45.8)
Operating income,
  as reported   . . . . . . .      (59.5)    (37.3)    (45.8)
============================================================

The net expense declined $3.8 million in 1994. The impact of lower foreign exchange losses was partially offset by costs related to reengineering studies and lower interest and dividend income. Net expenses increased in 1993 from 1992 due to higher foreign exchange losses.

The 1994 nonoperating items included a charge of $12.2 million from the termination of two contracts which hedged currency risk and an expense of $2.3 million from the charitable contribution of the remaining shares of a stock investment in an insurance company. Nonoperating items in 1993 consisted of a gain of $13.5 million from the sale of stock options and the partial sale of a stock investment in an insurance company, and a charge of $2.0 million for the workforce reduction program.

LOSS ON LEVERAGED INTEREST RATE SWAPS

The company entered into five highly leveraged interest rate swap contracts with a notional value of $202.7 million during the first quarter of 1994. By 30 June 1994, the company terminated three of these contracts and closed the other two. These contracts were accounted for on a mark-to-market basis. In 1994, the company recognized a loss of $107.7 million on these derivative contracts.
This loss reflects the cost to terminate or close these contracts. The termination and closure of these derivative contracts has eliminated any further earnings impact from these contracts due to changes in interest rates. The closure of the two highly leveraged interest rate swap contracts has resulted in a $66.0 million liability. For further information, see Note 6 to the consolidated financial statements.

The company will not enter into any forward interest rate swap contract which levers an unfavorable move in interest rates on a greater than one-to-one basis.

INTEREST EXPENSE


(in millions)                            1994      1993      1992
- - - - -----------------------------------------------------------------
Interest incurred . . . . . . . . .     $90.0     $87.5     $93.1
  Less:  Interest capitalized . . .      (9.6)     (5.1)     (2.0)
         Brazilian currency
           adjustments  . . . . . .       (.5)     (1.1)     (1.8)
  Add:   Termination of
           derivatives  . . . . . .       1.7        --        --
- - - - -----------------------------------------------------------------
                                        $81.6     $81.3     $89.3
=================================================================

Interest expense in 1994, which included a charge of $1.7 million from the termination of certain small interest rate hedge agreements, was comparable to the prior year. Interest incurred in 1994 increased $2.5 million as the impact of a higher level of average debt outstanding was partially offset by lower interest rates. Interest incurred in 1993 declined principally as a result of lower interest rates.

INCOME TAXES

                                    1994      1993      1992
- - - - ------------------------------------------------------------
Effective tax rate  . . . . .       28.2%     33.2%     31.9%
============================================================

The current-year effective tax rate reflects lower state taxes due principally to changes in state income tax regulations. The cumulative impact of these changes resulted in a net tax benefit of $5.4 million. The current-year effective tax rate also reflects the favorable tax treatment of the charitable contribution, before-tax expense of $2.3 million, of the remaining shares of a stock investment in an insurance company. The tax benefit associated with this contribution, based on fair value of the investment, was $4.6 million. The effective tax rate for 1993 was up from 1992 due to an increase in the federal statutory rate, higher state taxes, and lower foreign tax credits.

ENVIRONMENTAL MATTERS

The company is subject to various environmental laws and regulations in the United States and foreign countries where it has operations. Compliance with these laws and regulations results in higher capital expenditures and costs. Additionally, from time to time the company is involved in proceedings under the Comprehensive Environmental Response, Compensation, and Liability Act (the federal Superfund law), similar state laws, and the Resource Conservation and Recovery Act (RCRA) relating to the designation of certain sites for investigation and possible cleanup. The company's accounting policies on environmental expenditures are discussed in Note 1 to the consolidated financial statements.

The amounts charged to earnings on an after-tax basis related to environmental protection totaled $27.9 million, $31.9 million, and $28.5 million for 1994, 1993, and 1992, respectively. These amounts represent expenses for compliance with environmental laws, as well as remedial activities, and costs incurred to meet internal company standards. Such costs are estimated to be approximately $30 million in both 1995 and 1996.

Although precise amounts are difficult to define, the company estimates that in fiscal 1994 it spent approximately $21 million on capital projects to control pollution versus $19 million in 1993. Capital expenditures to control pollution in future years are estimated at $38 million in 1995 and $28 million in 1996.

It is the company's policy to accrue environmental investigatory and noncapital remediation costs for identified sites when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. The potential exposure for such costs is estimated to range from $24 million to a reasonably possible upper exposure of $55 million. The balance sheet at 30 September 1994 includes an accrual of $29.6 million. At 30 September 1993, the balance sheet accrual was $29.5 million.

In addition to the environmental exposures discussed in the preceding paragraph, there will be additional spending at a company-owned manufacturing site where the company is expected to undertake RCRA corrective action remediation. The company estimates capital costs to implement the anticipated remedial program will range from $13-$20 million, with spending to commence during fiscal 1997. Operating and maintenance expenses associated with continuing the remedial program are estimated to reach $1 million per year by fiscal 2000 and could continue for an estimated period of up to 30 years.

Actual costs to be incurred at identified sites in future periods may vary from the estimates, given inherent uncertainties in evaluating environmental exposures. Subject to the imprecision in estimating future environmental costs, the company does not expect that any sum it may have to pay in connection with environmental matters in excess of the amounts recorded or disclosed above would have a materially adverse effect on its financial condition or results of operations in any one year.

LIQUIDITY, CAPITAL RESOURCES, AND OTHER FINANCIAL DATA

Air Products maintained its solid financial condition in 1994, with capital needs being satisfied primarily with cash from operations. The company's senior debt and commercial paper continue to be rated A+/A1 and A1/P1, respectively.

CAPITAL EXPENDITURES Aggregate capital expenditures of $655.2 million in 1994 were 2% below the 1993 level; however, additions to plant and equipment largely in support of worldwide expansion of industrial gases and chemicals increased by 25%. Investments in and advances to unconsolidated affiliates are primarily equity investments in international affiliates and environmental and energy systems projects. Included in 1993 was a significant equity investment in the largest Mexican industrial gas company.


(in millions)                           1994      1993      1992
- - - - ----------------------------------------------------------------
Additions to plant and
  equipment   . . . . . . . . . . .   $611.1    $490.6    $427.5
Investment in and
  advances to
  unconsolidated affiliates . . . .     40.8     171.5      48.6
Acquisitions  . . . . . . . . . . .       --        --       4.5
Capital leases  . . . . . . . . . .      3.3       3.9       4.3
- - - - ----------------------------------------------------------------
                                      $655.2    $666.0    $484.9
================================================================


Capital expenditures for new plant and equipment and investment in and advances to equity affiliates are expected to be in the range of $700-$800 million in 1995. It is anticipated that these expenditures will be funded with cash from operations supplemented with proceeds from financing activities. In addition, the company intends to continue to pursue acquisition opportunities closely aligned with existing businesses and key business strategies. In November 1994, the company published a tender offer and related preparatory contract to acquire 74.2% (9.7 million shares) of the outstanding shares of Carburos Metalicos (Carburos), representing all of the shares not owned by the company. The company will make additional tender offers in September 1995 and 1996, subject to the approval of the Spanish authorities, to acquire any remaining shares of Carburos. It is anticipated that the cost of purchasing the remaining 74.2% of the outstanding shares will be approximately $400 million based on forecasted exchange rates. It is expected that this acquisition will be funded with proceeds from financing activities. The acquisition is not expected to adversely affect the company's overall liquidity. See Note 18 to the consolidated financial statements for additional details.

FINANCING AND CAPITAL STRUCTURE Capital needs in 1994 were satisfied with cash from operations and a reduction in cash balances. Total debt was reduced by $7.5 million in 1994. At year end, total debt as a percentage of total debt plus equity was 36% as compared to 37% at the end of 1993.

Financing activities during 1994, principally in the United States, included the issuance of $95 million of medium-term notes with maturities ranging from two to seven years. At year end, $148 million of commercial paper was outstanding.

Substantial credit facilities continue to be maintained to provide backup funding for commercial paper and to ensure availability of adequate resources for corporate liquidity. In the United States, the company's revolving credit commitments amount to $400 million; no borrowings were outstanding under these commitments at the end of fiscal 1994. Additional commitments totaling $96.8 million are maintained by the company's foreign subsidiaries, of which $.8 million was utilized at year end.

At 30 September 1994, the company had unutilized shelf registrations for $250 million of long-term debt securities and $81 million of medium-term notes.

In December 1993, the company established a trust to fund a portion of future payments to employees under existing compensation and benefit plans. The trust, which is administered by an independent trustee, was funded with 10 million shares of Treasury Stock. It will not increase or alter the amount of benefits or compensation which will be paid under existing plans, but it is expected to enhance the company's financial flexibility. The existence of the trust has no impact on earnings per share or return on shareholders' equity.

During the period October 1993 through March 1994, the company bought back 1.8 million shares of its common stock as part of a program to purchase up to 4.5 million shares, subject to market conditions.

WORKING CAPITAL Working capital (excluding cash and cash items, short-term borrowings, and current portion of long-term debt) was $322.4 million at the end of 1994 compared to $318.5 million last year. At 30 September 1994, months-on-hand of chemicals inventories declined modestly from the prior year. Accounts receivable increased due to higher sales activity.

Working capital (excluding cash and cash items, short-term borrowings, and current portion of long-term debt) was $318.5 million at the end of 1993 versus $282.8 million at the end of 1992. Months-on-hand of chemicals inventories increased slightly at the end of 1993 compared to 1992. Additionally, accounts receivable increased due to higher sales activity.

DIVIDENDS In June 1994, the Board of Directors increased the quarterly cash dividend from 23 cents per share to 24.5 cents, an increase of 7%.

INFLATION The consolidated financial statements are presented on a historical cost basis and do not fully reflect the impact of prior years' inflation. It is estimated that the cost of replacing the company's plant and equipment today is greater than its historical cost. Accordingly, depreciation expense would be greater if the expense were stated on a current cost basis.

COMPANY RESPONSIBILITY FOR FINANCIAL STATEMENTS

The accompanying consolidated financial statements have been prepared by the company. They conform with generally accepted accounting principles and reflect judgments and estimates as to the expected effects of incomplete transactions and events being accounted for currently. The company believes that the accounting systems and related controls that it maintains are sufficient to provide reasonable assurance that assets are safeguarded, transactions are appropriately authorized and recorded, and the financial records are reliable for preparing such financial statements. The concept of reasonable assurance is based on the recognition that the cost of a system of internal accounting controls must be related to the benefits derived. The company maintains an internal audit function which is responsible for evaluating the adequacy and application of financial and operating controls and for testing compliance with company policies and procedures.

The independent public accountants are engaged to perform an audit of the consolidated financial statements in accordance with generally accepted auditing standards. Their report follows.

The Audit Committee of the Board of Directors is comprised entirely of individuals who are not employees of the company. This Committee meets periodically with the independent public accountants, the internal auditors, and management to consider audit results and to discuss significant internal accounting control, auditing, and financial reporting matters. The Audit Committee recommends the selection of the independent public accountants who are then appointed by the Board of Directors subject to ratification by the shareholders.

/s/ HAROLD A. WAGNER                 /S/ GERALD A. WHITE
- - - - --------------------                 -------------------
HAROLD A. WAGNER                     GERALD A. WHITE
Chairman, President,                 Senior Vice President-Finance
and Chief Executive Officer          and Chief Financial Officer

3 November 1994


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors, Air Products and Chemicals, Inc.:

We have audited the accompanying consolidated balance sheets of Air Products and Chemicals, Inc. (a Delaware corporation) and subsidiaries as of 30 September 1994 and 1993, and the related consolidated statements of income, cash flows, and shareholders' equity for each of the three years in the period ended 30 September 1994. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Air Products and Chemicals, Inc. and subsidiaries as of 30 September 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended 30 September 1994, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, effective 1 October 1993, Air Products and Chemicals, Inc. changed its methods of accounting for postretirement benefits other than pensions, postemployment benefits, and income taxes.


/s/ ARTHUR ANDERSEN LLP
- - - - --------------------------
ARTHUR ANDERSEN LLP
Philadelphia, Pennsylvania
3 November 1994

CONSOLIDATED INCOME
Air Products and Chemicals, Inc. and Subsidiaries




(in millions, except per share)
YEAR ENDED 30 SEPTEMBER                                                           1994             1993             1992
- - - - ------------------------------------------------------------------------------------------------------------------------
SALES AND OTHER INCOME
Sales (Note 1)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $3,485.3         $3,327.7         $3,217.3
Other income (expense), net (Note 19) . . . . . . . . . . . . . . . . . .         (1.5)            27.8              8.8
- - - - ------------------------------------------------------------------------------------------------------------------------
                                                                               3,483.8          3,355.5          3,226.1
- - - - ------------------------------------------------------------------------------------------------------------------------

COSTS AND EXPENSES
Cost of sales . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2,111.5          2,029.9          1,936.7
Selling, distribution, and administrative . . . . . . . . . . . . . . . .        788.8            744.0            723.7
Research and development  . . . . . . . . . . . . . . . . . . . . . . . .         97.4             92.3             85.2
Workforce reduction and asset write-downs (Note 3)  . . . . . . . . . . .           --            120.0               --
- - - - ------------------------------------------------------------------------------------------------------------------------

OPERATING INCOME    . . . . . . . . . . . . . . . . . . . . . . . . . . .        486.1            369.3            480.5
Income from equity affiliates net of related expenses (Note 10) . . . . .         28.5             11.8              6.7
Gain on sale of investment in equity affiliates (Note 19) . . . . . . . .           --              1.0              9.1
Loss on leveraged interest rate swaps (Note 6)  . . . . . . . . . . . . .        107.7               --               --
Interest expense (Note 1) . . . . . . . . . . . . . . . . . . . . . . . .         81.6             81.3             89.3
- - - - ------------------------------------------------------------------------------------------------------------------------

INCOME BEFORE TAXES   . . . . . . . . . . . . . . . . . . . . . . . . . .        325.3            300.8            407.0
Income taxes (Notes 1 and 12) . . . . . . . . . . . . . . . . . . . . . .         91.8             99.9            130.0
- - - - ------------------------------------------------------------------------------------------------------------------------

INCOME BEFORE EXTRAORDINARY ITEM AND CUMULATIVE EFFECT OF
  ACCOUNTING CHANGES    . . . . . . . . . . . . . . . . . . . . . . . . .        233.5            200.9            277.0
Extraordinary Item--loss on early retirement of debt,
  net of income tax benefit of $3.5 (Note 5)  . . . . . . . . . . . . . .           --               --              6.0
Cumulative Effect of Accounting Changes (Note 2)  . . . . . . . . . . . .         14.3               --               --
- - - - ------------------------------------------------------------------------------------------------------------------------
NET INCOME  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $  247.8         $  200.9         $  271.0
========================================================================================================================

MONTHLY AVERAGE OF COMMON SHARES OUTSTANDING  . . . . . . . . . . . . . .        113.6            113.9            113.0
- - - - ------------------------------------------------------------------------------------------------------------------------

EARNINGS PER COMMON SHARE
  Income before Extraordinary Item and Cumulative Effect of
    Accounting Changes  . . . . . . . . . . . . . . . . . . . . . . . . .        $2.06            $1.76            $2.45
  Extraordinary Item  . . . . . . . . . . . . . . . . . . . . . . . . . .           --               --             (.05)
  Cumulative Effect of Accounting Changes   . . . . . . . . . . . . . . .          .12               --               --
- - - - ------------------------------------------------------------------------------------------------------------------------
NET INCOME  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $2.18            $1.76            $2.40
========================================================================================================================

The accompanying notes are an integral part of these statements.

CONSOLIDATED BALANCE SHEETS
Air Products and Chemicals, Inc. and Subsidiaries


(in millions, except per share)
30 SEPTEMBER                                                                                       1994             1993
- - - - ------------------------------------------------------------------------------------------------------------------------
ASSETS
- - - - ------------------------------------------------------------------------------------------------------------------------
CURRENT ASSETS
Cash and cash items (Note 1)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $    99.9         $  238.4
Trade receivables, less allowances for doubtful accounts of $13.4 in 1994 and
  $12.4 in 1993   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         558.8            514.5
Inventories (Notes 1 and 9) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         292.4            293.6
Contracts in progress, less progress billings . . . . . . . . . . . . . . . . . . . . . .         103.2             62.2
Other current assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         123.4             87.6
- - - - ------------------------------------------------------------------------------------------------------------------------
    TOTAL CURRENT ASSETS    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1,177.7          1,196.3
- - - - ------------------------------------------------------------------------------------------------------------------------

INVESTMENTS (Notes 1, 4, and 10)
Investment in net assets of and advances to equity affiliates . . . . . . . . . . . . . .         607.9            592.2
Other investments and advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          14.1             16.3
- - - - ------------------------------------------------------------------------------------------------------------------------
    TOTAL INVESTMENTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         622.0            608.5
- - - - ------------------------------------------------------------------------------------------------------------------------

PLANT AND EQUIPMENT, at cost (Notes 1, 5, 8, and 16)  . . . . . . . . . . . . . . . . . .       6,519.5          5,952.8
  Less--Accumulated depreciation  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3,526.9          3,247.2
- - - - ------------------------------------------------------------------------------------------------------------------------
    PLANT AND EQUIPMENT, net  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2,992.6          2,705.6
- - - - ------------------------------------------------------------------------------------------------------------------------

GOODWILL (Note 1) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          67.2             64.5
OTHER NONCURRENT ASSETS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         176.7            186.6
- - - - ------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $5,036.2         $4,761.5
========================================================================================================================


LIABILITIES AND SHAREHOLDERS' EQUITY
- - - - ------------------------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES
Payables, trade and other (Note 19) . . . . . . . . . . . . . . . . . . . . . . . . . . .     $   488.1         $  425.5
Accrued liabilities (Note 19) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         229.3            196.1
Accrued income taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          38.0             17.8
Short-term borrowings (Note 19) . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         175.2            145.4
Current portion of long-term debt (Note 5)  . . . . . . . . . . . . . . . . . . . . . . .         145.8             89.2
- - - - ------------------------------------------------------------------------------------------------------------------------
    TOTAL CURRENT LIABILITIES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1,076.4            874.0
- - - - ------------------------------------------------------------------------------------------------------------------------

LONG-TERM DEBT (Notes 5 and 16) . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         922.5          1,016.4
DEFERRED INCOME AND OTHER NONCURRENT LIABILITIES  . . . . . . . . . . . . . . . . . . . .         407.4            280.1
DEFERRED INCOME TAXES (Notes 1 and 12)  . . . . . . . . . . . . . . . . . . . . . . . . .         423.5            489.1
- - - - ------------------------------------------------------------------------------------------------------------------------
    TOTAL LIABILITIES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2,829.8          2,659.6
- - - - ------------------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY (Notes 1, 11, and 13)
Common Stock, par value $1 per share  . . . . . . . . . . . . . . . . . . . . . . . . . .         124.7            124.7
Capital in excess of par value  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         477.6            198.7
Retained earnings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2,134.7          1,994.7
Cumulative translation adjustments  . . . . . . . . . . . . . . . . . . . . . . . . . . .         (16.1)           (32.6)
Treasury Stock, at cost . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (57.0)          (183.6)
Shares in trust   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        (457.5)              --
- - - - ------------------------------------------------------------------------------------------------------------------------
    TOTAL SHAREHOLDERS' EQUITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2,206.4          2,101.9
- - - - ------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY  . . . . . . . . . . . . . . . . . . . . . . .      $5,036.2         $4,761.5
========================================================================================================================

The accompanying notes are an integral part of these statements.

CONSOLIDATED CASH FLOWS
Air Products and Chemicals, Inc. and Subsidiaries


(in millions)
YEAR ENDED 30 SEPTEMBER                                                           1994             1993             1992
- - - - ------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $247.8           $200.9           $271.0
Adjustments to reconcile income to cash provided by operating activities:
  Depreciation (Notes 1 and 8)  . . . . . . . . . . . . . . . . . . . . .        352.8            345.7            340.2
  Loss on leveraged interest rate swaps (Note 6)  . . . . . . . . . . . .        107.7               --               --
  Deferred income taxes (Note 12)   . . . . . . . . . . . . . . . . . . .          9.4              (.2)            20.0
  Workforce reduction and asset write-downs (Note 3)  . . . . . . . . . .           --            118.7               --
  Loss (Gain) on sale of assets and investments   . . . . . . . . . . . .           .5            (21.9)           (14.6)
  Cumulative effect of accounting changes (Note 2)  . . . . . . . . . . .        (14.3)              --               --
  Extraordinary loss on early retirement of debt  . . . . . . . . . . . .           --               --              6.0
  Other   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         46.3             46.7             24.3
Working capital changes that provided (used) cash,
  net of effects of acquisitions:
  Trade receivables   . . . . . . . . . . . . . . . . . . . . . . . . . .        (41.3)           (44.1)           (64.9)
  Inventories and contracts in progress   . . . . . . . . . . . . . . . .        (35.0)           (68.9)            (6.9)
  Payables, trade and other   . . . . . . . . . . . . . . . . . . . . . .         62.0             39.1            (17.1)
  Accrued liabilities and income taxes  . . . . . . . . . . . . . . . . .         18.4            (15.1)            23.1
  Other   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (6.5)           (13.6)            19.2
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          3.2             (2.9)            (1.1)
- - - - -------------------------------------------------------------------------------------------------------------------------
    CASH PROVIDED BY OPERATING ACTIVITIES   . . . . . . . . . . . . . . .        751.0            584.4            599.2
- - - - ------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Additions to plant and equipment(a)   . . . . . . . . . . . . . . . . . .       (611.1)          (490.6)          (427.5)
Investment in and advances to unconsolidated affiliates . . . . . . . . .        (40.8)          (171.5)           (48.6)
Termination of leveraged interest rate swaps (Note 6) . . . . . . . . . .        (41.9)              --               --
Acquisitions, less cash acquired  . . . . . . . . . . . . . . . . . . . .           --               --             (4.5)
Proceeds from sale of assets and investments  . . . . . . . . . . . . . .         17.7             47.2             51.4
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1.0              6.5             26.5
- - - - ------------------------------------------------------------------------------------------------------------------------
    CASH USED FOR INVESTING ACTIVITIES    . . . . . . . . . . . . . . . .       (675.1)          (608.4)          (402.7)
- - - - ------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Long-term debt proceeds(a)  . . . . . . . . . . . . . . . . . . . . . . .        127.6            276.3             96.2
Payments on long-term debt  . . . . . . . . . . . . . . . . . . . . . . .       (123.6)          (121.7)          (148.3)
Net increase (decrease) in commercial paper . . . . . . . . . . . . . . .         13.0             18.9            (31.5)
Net increase (decrease) in other short-term borrowings  . . . . . . . . .        (43.6)            54.4             (7.1)
Dividends paid to shareholders  . . . . . . . . . . . . . . . . . . . . .       (107.8)          (101.6)           (93.3)
Purchase of Treasury Stock (Note 11)  . . . . . . . . . . . . . . . . . .        (85.6)              --               --
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          3.8             30.5             (7.1)
- - - - ------------------------------------------------------------------------------------------------------------------------
    CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES    . . . . . . . . .       (216.2)           156.8           (191.1)
- - - - ------------------------------------------------------------------------------------------------------------------------

Effect of Exchange Rate Changes on Cash . . . . . . . . . . . . . . . . .          1.8            (11.2)             7.0
- - - - ------------------------------------------------------------------------------------------------------------------------

Increase (Decrease) in Cash and Cash Items  . . . . . . . . . . . . . . .       (138.5)           121.6             12.4
Cash and Cash Items--Beginning of Year  . . . . . . . . . . . . . . . . .        238.4            116.8            104.4
- - - - ------------------------------------------------------------------------------------------------------------------------
Cash and Cash Items--End of Year (Note 1) . . . . . . . . . . . . . . . .       $ 99.9           $238.4           $116.8
========================================================================================================================

The accompanying notes are an integral part of these statements.

(a) Excludes capital leases of $3.3 million, $3.9 million, and $4.3 million in 1994, 1993, and 1992, respectively.

CONSOLIDATED SHAREHOLDERS' EQUITY
Air Products and Chemicals, Inc. and Subsidiaries


(in millions, except per share)
YEAR ENDED 30 SEPTEMBER                                                           1994             1993             1992
- - - - ------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance, Beginning of Year  . . . . . . . . . . . . . . . . . . . . . . .     $  124.7         $  124.7         $   62.4
Two-for-one stock split . . . . . . . . . . . . . . . . . . . . . . . . .           --               --             62.3
- - - - ------------------------------------------------------------------------------------------------------------------------
Balance, End of Year  . . . . . . . . . . . . . . . . . . . . . . . . . .        124.7            124.7            124.7
- - - - ------------------------------------------------------------------------------------------------------------------------

CAPITAL IN EXCESS OF PAR VALUE
Balance, Beginning of Year  . . . . . . . . . . . . . . . . . . . . . . .        198.7            187.7            236.3
Issuance of Treasury Shares for benefit and stock option and award plans, 1,100,286 shares in 1994, 785,867 shares in 1993, and
  698,882 shares in 1992  . . . . . . . . . . . . . . . . . . . . . . . .         (2.1)             2.1              6.8
Issuance of 10,000,000 Treasury Shares to trust . . . . . . . . . . . . .        271.6               --               --
Tax benefit of stock option and award plans . . . . . . . . . . . . . . .          9.4              8.9              6.9
Two-for-one stock split . . . . . . . . . . . . . . . . . . . . . . . . .           --               --            (62.3)
- - - - ------------------------------------------------------------------------------------------------------------------------
Balance, End of Year  . . . . . . . . . . . . . . . . . . . . . . . . . .        477.6            198.7            187.7
- - - - ------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance, Beginning of Year  . . . . . . . . . . . . . . . . . . . . . . .      1,994.7          1,895.4          1,717.7
Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        247.8            200.9            271.0
Cash dividends--Common Stock, $.95 per share in 1994, $.89 per share
  in 1993, and $.83 per share in 1992   . . . . . . . . . . . . . . . . .       (107.8)          (101.6)           (93.3)
- - - - ------------------------------------------------------------------------------------------------------------------------
Balance, End of Year  . . . . . . . . . . . . . . . . . . . . . . . . . .      2,134.7          1,994.7          1,895.4
- - - - ------------------------------------------------------------------------------------------------------------------------

CUMULATIVE TRANSLATION ADJUSTMENTS
Balance, Beginning of Year  . . . . . . . . . . . . . . . . . . . . . . .        (32.6)            85.5             36.3
Translation adjustments, net of income taxes of $.6 benefit in 1994,
  $3.2 in 1993, and $.4 benefit in 1992   . . . . . . . . . . . . . . . .         16.5           (118.1)            49.2
- - - - ------------------------------------------------------------------------------------------------------------------------
Balance, End of Year  . . . . . . . . . . . . . . . . . . . . . . . . . .        (16.1)           (32.6)            85.5
- - - - ------------------------------------------------------------------------------------------------------------------------

TREASURY STOCK
Balance, Beginning of Year  . . . . . . . . . . . . . . . . . . . . . . .       (183.6)          (195.6)          (211.4)
Issuance of Treasury Shares for benefit and stock option and award plans, 1,100,286 shares in 1994, 785,867 shares in 1993, and
  698,882 shares in 1992  . . . . . . . . . . . . . . . . . . . . . . . .         26.3             12.0             15.8
Issuance of 10,000,000 Treasury Shares to trust . . . . . . . . . . . . .        185.9               --               --
Purchase of 1,800,000 Treasury Shares (Note 11) . . . . . . . . . . . . .        (85.6)              --               --
- - - - ------------------------------------------------------------------------------------------------------------------------
Balance, End of Year  . . . . . . . . . . . . . . . . . . . . . . . . . .        (57.0)          (183.6)          (195.6)
- - - - ------------------------------------------------------------------------------------------------------------------------

SHARES IN TRUST (Note 1)
Balance, Beginning of Year  . . . . . . . . . . . . . . . . . . . . . . .           --               --               --
Contribution of 10,000,000 Treasury Shares  . . . . . . . . . . . . . . .       (457.5)              --               --
- - - - ------------------------------------------------------------------------------------------------------------------------
Balance, End of Year  . . . . . . . . . . . . . . . . . . . . . . . . . .       (457.5)              --               --
- - - - ------------------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY  . . . . . . . . . . . . . . . . . . . . . . .     $2,206.4         $2,101.9         $2,097.7
========================================================================================================================

The accompanying notes are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Air Products and Chemicals, Inc. and Subsidiaries


1     MAJOR ACCOUNTING POLICIES

CONSOLIDATION PRINCIPLES The consolidated financial statements include the accounts of Air Products and Chemicals, Inc. and its majority-owned subsidiary companies (the company). The equity method of accounting is used when the company has a 20% to 50% interest in other companies. Under the equity method, original investments are recorded at cost and adjusted by the company's share of undistributed earnings or losses of these companies.

LONG-TERM EQUIPMENT AND CONSTRUCTION REVENUE Revenues from equipment sale contracts are recorded primarily using the percentage-of-completion method. Under this method, the equipment and technology segment recognizes revenues based primarily on labor costs incurred to date compared with total estimated labor costs. The environmental and energy segment recognizes revenues based primarily on contract costs incurred to date compared with total estimated contract costs. Changes to total estimated labor or contract costs and anticipated losses, if any, are recognized in the period determined.

DEPRECIATION In the financial statements, the straight-line method of depreciation is used which deducts equal amounts of the cost of each asset from earnings every year over its expected useful life. The following table shows the estimated useful lives of different types of assets:

Classification                                Expected Useful Lives
- - - - --------------------------------------------------------------------------
Buildings and components                      5 to 45 years
                                              (principally 30 years)
- - - - --------------------------------------------------------------------------
Gas generating and chemical
  facilities, machinery and                   3 to 20 years
  equipment                                   (principally 11 to 15 years)
==========================================================================

CAPITALIZED INTEREST As the company builds new plant and equipment or invests in unconsolidated affiliates in the development stage, it includes in the cost of these assets a portion of the interest payments it makes during the year. In 1994, the amount of capitalized interest was $9.6 million. In 1993, it was $5.1 million, and in 1992, $2.0 million.

INTEREST RATE HEDGE AGREEMENTS The company enters into interest rate hedge agreements which involve the exchange of fixed- and floating-rate interest payments periodically over the life of the agreement without the exchange of the underlying principal amounts. The differential to be paid or received is accrued as interest rates change and recognized over the life of the agreements as an adjustment to interest expense.

FOREIGN CURRENCY The value of the U.S. dollar rises and falls day to day on foreign currency exchanges. Since the company does business in many foreign countries, these fluctuations affect the company's financial position and results of operations.

Generally, foreign subsidiaries translate their assets and liabilities into U.S. dollars at current exchange rates--that is, the rates in effect at the end of the fiscal period. The gains or losses that result from this process are shown in the cumulative translation adjustments account in the shareholders' equity section of the balance sheet.

The revenue and expense accounts of foreign subsidiaries are translated into U.S. dollars at the average exchange rates that prevailed during the period. Therefore, the U.S. dollar value of these items on the income statement fluctuates from period to period depending on the value of the dollar against foreign currencies.

Some transactions of the company and its subsidiaries are made in currencies different from their own. Gains and losses from these foreign currency transactions are generally included in income as they occur. The company enters into forward exchange contracts to manage the exposure to foreign currency fluctuations associated with certain monetary assets and liabilities denominated in a foreign currency as well as certain highly anticipated cash flows. Gains and losses on these contracts are recognized in income and offset the foreign exchange gains and losses of the related transaction.

Forward exchange contracts are sometimes used to hedge firm commitments, such as the purchase of plant and equipment, and foreign currency options are sometimes used to hedge certain anticipated export sales transactions. Gains and losses resulting from these agreements are deferred and reflected as adjustments of the related foreign currency transactions.

ENVIRONMENTAL EXPENDITURES Accruals for investigatory and noncapital remediation costs are recorded when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Remediation costs are capitalized if the costs improve the company's property as compared with the condition of the property when originally constructed or acquired or if the costs prevent environmental contamination from future operations. Costs to operate and maintain the capitalized facilities are expensed as incurred.

The measurement of environmental liabilities is based on an evaluation of currently available facts with respect to each individual site and considers factors such as existing technology, presently enacted laws and regulations, and prior experience in remediation of contaminated sites. While the current law potentially imposes joint and several liability upon each party at any Superfund site, the company's contribution to cleanup of these sites is expected to be limited, given the number of other companies which have also been named as potentially responsible parties and the volumes of waste involved. A reasonable basis for apportionment of costs among responsible parties is determined and the likelihood of contribution by other parties is established. If it is considered probable that the company will only have to pay its expected share of the total site cleanup, the liability reflects the company's expected share. In determining the probability of contribution, the company considers the solvency of the parties, whether responsibility is being disputed, the terms of any existing agreements, and experience to date regarding similar matters. These liabilities do not take into account any claims for recoveries from insurance or third parties. As assessments and remediation progress at individual sites, these liabilities are reviewed periodically and adjusted to reflect additional technical and legal information which becomes available. Actual costs to be incurred at identified sites in future periods may vary from the estimates, given inherent uncertainties in evaluating environmental exposures. The accruals for environmental liabilities are reflected in the balance sheet primarily as part of other noncurrent liabilities.

INCOME TAXES Effective 1 October 1993, the company adopted Statement of Financial Accounting Standard (SFAS) No. 109, "Accounting for Income Taxes," which requires the accounting for income taxes under the liability method. Under this method, deferred tax liabilities and assets are recognized for the tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates. A principal temporary difference results from the excess of tax depreciation over book depreciation because accelerated methods of depreciation and shorter useful lives are used for income tax purposes. The new standard will not have a significant impact on income tax expense, except when there are significant changes in statutory rates or regulations. The cumulative impact of a change in tax rates or regulations is included in income tax expense in the period that includes the enactment date. In fiscal 1994, as a result of changes in a state tax rate and regulation, income tax expense was reduced by a net benefit of $5.4 million.

Prior to 1 October 1993, income taxes were determined under the deferred method in accordance with Accounting Principle Board Opinion 11. Under this method, deferred income taxes represent the tax effect of timing differences, as certain transactions are recognized in different time periods for tax and financial reporting purposes, at tax rates in effect during the period. Deferred income taxes were not adjusted for subsequent changes in tax rates or regulations.

CASH AND CASH ITEMS Cash and cash items include cash, time deposits, and certificates of deposit acquired with an original maturity of three months or less.

INVENTORIES To determine the cost of chemical inventories and some gas and equipment inventories in the United States, the company uses the last-in, first-out (LIFO) method. This method assumes the most recent cost is closer to the cost of replacing an item that has been sold. During periods of rising prices, LIFO maximizes the cost of goods sold and minimizes the profit reported on the company's income statement.

Inventory values of foreign subsidiaries are determined using the first-in, first-out (FIFO) method. Cost of an item sold is based on the first item produced or on the current market value, whichever is lower.

GOODWILL When a company is acquired, the difference between the fair value of its net assets and the purchase price is goodwill. Goodwill is recorded as an asset on the balance sheet and is amortized into income over periods not exceeding 40 years.

SHARES IN TRUST The company has established a trust, funded with Treasury Stock, to provide for a portion of future payments to employees under the company's existing compensation and benefit programs. Shares issued to the trust are valued at market price on the date of contribution and reflected as a reduction of shareholders' equity in the balance sheet. As shares are transferred from the trust to fund compensation and benefit obligations, this equity account is reduced based on the original cost of shares to the trust; the satisfaction of liabilities is based on the fair value of shares transferred; and the difference between the fair value of shares transferred and the original cost of shares to the trust is charged or credited to capital in excess of par value.

2     ACCOUNTING CHANGES

Effective 1 October 1993, the company adopted Statement of Financial Accounting Standard (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," SFAS No. 109, "Accounting for Income Taxes," and SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The cumulative effect of these accounting changes on years prior to fiscal 1994 is included in net income of fiscal 1994. Prior-year financial statements have not been restated to apply the provisions of these standards. The cumulative effect of each of these standards is as follows:



                                                         Earnings (Loss)
                                               Income         per Common
(in millions, except per share)                 (Loss)             Share
- - - - ------------------------------------------------------------------------
Postretirement benefits other
  than pensions, net of an income
  tax benefit of $19.3 (Note 15)  . . .        $(31.3)             $(.28)
Income taxes (Notes 1 and 12) . . . . .          55.9                .49
Postemployment benefits,
  net of an income tax benefit of
  $6.4 (Note 15)  . . . . . . . . . . .         (10.3)              (.09)
- - - - ------------------------------------------------------------------------
                                                $14.3               $.12
========================================================================



Additionally, in 1994 the company adopted SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments."

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED


3     WORKFORCE REDUCTION AND ASSET WRITE-DOWNS

In 1993, the company recorded a charge of $120.0 million for reducing the workforce by 7 to 10 percent over a two-year period and for selected asset write-downs.

The 1993 charge of $58.0 million for reducing the workforce includes efforts to improve work processes, consolidate and restructure selected organizations, and eliminate some lower-potential technology and commercial programs. This charge was composed principally of salaries and benefits. All business segments were affected by this charge. Approximately two-thirds of the charge was related to industrial gases. The accrual balance for the workforce reduction program was $19.7 million at 30 September 1994. This accrual balance declined during 1994 due principally to cash expenditures related to severance costs. It is anticipated that this remaining liability will be paid in 1995. Since inception of this program, approximately 8% of the workforce has been eliminated.

In 1993, certain assets included principally in plant and equipment were written down to net realizable value resulting in a charge of $62.0 million. The asset write-downs involved the epoxy and agricultural chemical product lines, the landfill gas business in the environmental and energy segment, and miscellaneous assets in the industrial gases segment.


4     FAIR VALUE OF FINANCIAL INSTRUMENTS

Summarized below are the carrying values and fair values of the company's financial instruments as of 30 September 1994 and 1993.

The fair value of the company's debt, interest rate hedge agreements, forward exchange contracts, and foreign currency options is based on estimates using standard pricing models that take into account the present value of future cash flows. The fair value of other investments is based principally on quoted market prices. The carrying amounts reported in the balance sheet for cash and cash items, accrued liabilities, accrued income taxes, and short-term borrowings approximate fair value due to the short-term nature of these instruments. Accordingly, these items have been excluded from the table below.

                                                                          1994                             1993
(in millions)                                                CARRYING             FAIR         Carrying             Fair
30 SEPTEMBER                                                    VALUE            VALUE            Value            Value
- - - - ------------------------------------------------------------------------------------------------------------------------
ASSETS
Other investments . . . . . . . . . . . . . . . . . . . .       $14.1            $78.8            $16.3           $86.3
Currency option contracts (Note 7)  . . . . . . . . . . .        10.4              3.3              9.4             7.8
Forward exchange contracts (Note 7) . . . . . . . . . . .         2.0              3.9              1.1             (.1)
- - - - -----------------------------------------------------------------------------------------------------------------------

LIABILITIES
Long-term debt, including current portion (Note 5)  . . .    $1,068.3         $1,066.5         $1,105.6        $1,223.1
Interest rate hedge agreements (Note 6) . . . . . . . . .        12.2             39.5              8.8            (5.5)
=======================================================================================================================

5     LONG-TERM DEBT

The following table shows the company's outstanding debt at the end of fiscal 1994 and 1993, excluding any portion of the debt required to be repaid within a year:


(in millions)
30 SEPTEMBER                                                                                       1994             1993
- - - - ------------------------------------------------------------------------------------------------------------------------
Payable in U.S. dollars:
  Medium-term Notes, Series B, due through 2003, weighted average interest
    rate 5.7%   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $ 78.5         $  108.5
  Medium-term Notes, Series C, due through 2003, weighted average interest
    rate 3.8%   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         145.0             50.0
  11 1/2% Notes, due 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           --             100.0
  8 7/8% Notes, due 2001  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         100.0            100.0
  6 1/4% Notes, due 2003  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         100.0            100.0
  8 1/2% Debentures, due 2006, effective interest rate 8.6%   . . . . . . . . . . . . . .         100.0            100.0
  8 3/4% Debentures, due 2021, effective interest rate 9.0%   . . . . . . . . . . . . . .         100.0            100.0
  Commercial paper  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            --             60.0
  Other, due 2002 to 2012, weighted average interest rate 4.8%  . . . . . . . . . . . . .          24.7             24.7
Payable in foreign currency:
  6.7% British Pound loan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            --             16.5
  13.0% British Pound mortgage loan . . . . . . . . . . . . . . . . . . . . . . . . . . .            --             16.5
  14 3/4% Italian Lira Notes, due 1996, effective interest rate 13.9%   . . . . . . . . .          32.0             31.4
  11 3/4% Canadian Dollar Notes, due 1996, effective interest rate 11.4%  . . . . . . . .          22.3             22.5
  9 1/2% British Pound Notes, due 1997  . . . . . . . . . . . . . . . . . . . . . . . . .          71.7             68.1
  5.9% British Pound loan, due 1999 . . . . . . . . . . . . . . . . . . . . . . . . . . .          34.7               --
  10.8% French Franc loan, due through 2002 . . . . . . . . . . . . . . . . . . . . . . .           5.7              5.8
  9.2% Deutsche Mark loan, due through 2002 . . . . . . . . . . . . . . . . . . . . . . .          13.6             14.1
  Belgian Franc loans, due through 2006, weighted average interest rate 6.2%  . . . . . .          49.1             50.2
  Other, due through 2004, weighted average interest rate 8.3%  . . . . . . . . . . . . .          17.1             19.8
Less: Unamortized discount  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (2.5)            (2.5)
- - - - ------------------------------------------------------------------------------------------------------------------------
                                                                                                  891.9            985.6
- - - - ------------------------------------------------------------------------------------------------------------------------
Capital lease obligations:
United States, due through 2002, weighted average interest rate 5.4%  . . . . . . . . . .           5.9              6.2
Foreign, due through 2004, weighted average interest rate 10.0% . . . . . . . . . . . . .          24.7             24.6
- - - - ------------------------------------------------------------------------------------------------------------------------
                                                                                                   30.6             30.8
- - - - ------------------------------------------------------------------------------------------------------------------------
                                                                                                 $922.5         $1,016.4
========================================================================================================================

Various debt agreements to which the company is a party include restrictions pertaining to the ability to create property liens and enter into certain sale and leaseback transactions.

The company has obtained the commitment of several commercial banks to lend money at market rates whenever needed by the company. For Air Products and Chemicals, Inc. and its U.S. subsidiaries, the total commitment of the banks at 30 September 1994 amounted to $400.0 million; no borrowings were outstanding under these commitments at the end of fiscal 1994. These committed lines of credit also are used to support the issuance of commercial paper. At 30 September 1994, foreign subsidiaries also had committed credit lines of $96.8 million, $.8 million of which was borrowed and outstanding.

Maturities of long-term debt in each of the next five years are as follows:
$145.8 million in 1995; $157.3 million in 1996; $106.5 million in 1997; $28.1 million in 1998; and $91.0 million in 1999.

In 1992, the company retired its outstanding 113/8% debentures prior to scheduled maturity. This transaction resulted in a one-time extraordinary charge on an after-tax basis of $6.0 million, or $.05 per share.

6     INTEREST RATE HEDGE AGREEMENTS

Interest rate hedge agreements are used to reduce interest rate risks and costs inherent in the company's debt portfolio. The company enters into these agreements to change the fixed/variable interest rate mix of the debt portfolio to reduce the company's aggregate risk to movements in interest rates. Accordingly, the company enters into agreements to effectively convert variable-rate debt to fixed-rate debt to reduce the company's risk of incurring higher interest costs due to rising interest rates. The company will also enter into agreements to effectively convert its fixed-rate debt to variable-rate debt which is indexed to commercial paper or LIBOR rates to reduce the company's risk of incurring higher

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED

interest costs in periods of falling interest rates. During 1994 the company entered into interest rate swap contracts to effectively convert the stated variable interest rates on $70 million of the medium-term notes, series C, to interest rates slightly below the three-month U.S. dollar LIBOR rate. The company is also party to interest rate hedge and currency swap contracts, which hedge intercompany lending transactions. These contracts entail both the exchange of fixed- and floating-rate interest payments periodically over the life of the agreement and the exchange of one currency for another currency at inception and a specified future date.

The company has entered into two LIBOR swap agreements, each with a $50 million notional amount. These agreements contain counterbalancing formula-based rate features such that the interest rate paid on $50 million of fixed-rate debt is converted to substantially a LIBOR interest rate through the year 2003. The unrealized loss related to these two interest rate swap contracts, as included in the table below under fixed to variable, is $12.6 million as of 30 September 1994.

Counterparties to interest rate hedge agreements are major financial institutions. Management believes the risk of incurring losses related to credit risk is remote and any losses would be immaterial.

The table below illustrates the contract or notional (face) amounts outstanding, maturity dates, weighted average receive and pay rates, and the net unrealized gain (loss) of interest rate hedge agreements by type at 30 September 1994 and 1993. The notional amounts are used to calculate contractual payments to be exchanged and are not generally actually paid or received, except for the currency swap component of the contracts. The net unrealized gain (loss) on these agreements is equal to their fair value.


                                                                                     Unrealized   Unrealized               Net
                                 Notional                    Weighted Average Rate        Gross        Gross        Unrealized
(in millions)                      Amount      Maturities     Receive          Pay         Gain       (Loss)       Gain (Loss)
- - - - -----------------------------------------------------------------------------------------------------------------------------
30 SEPTEMBER 1994
Fixed to Variable . . . . .         $363.2      1995-2003         7.1%         6.2%        $1.3       $(22.2)          $(20.9)
Variable to Fixed . . . . .           15.0           1997         5.9%         7.1%          .2           --               .2
Variable to Variable  . . .           70.0      1996-2001         2.8%         4.8%          --         (4.9)            (4.9)
Interest Rate/Currency  . .          118.3      1995-1996         5.6%         6.6%          --        (13.9)           (13.9)
- - - - -----------------------------------------------------------------------------------------------------------------------------
                                    $566.5                                                 $1.5       $(41.0)          $(39.5)
=============================================================================================================================

30 September 1993
Fixed to Variable . . . . .         $300.5      1994-2003         7.3%         5.0%       $15.5       $   --            $15.5
Variable to Fixed . . . . .           90.0      1994-2003         4.1%         5.3%          --          (.8)             (.8)
Interest Rate/Currency  . .          138.4      1994-1996         3.7%         6.1%          --         (9.2)            (9.2)
- - - - -----------------------------------------------------------------------------------------------------------------------------
                                    $528.9                                                $15.5       $(10.0)           $ 5.5
=============================================================================================================================

Of the net unrealized gain (loss) as of 30 September 1994 and 1993, a net loss of $27.3 million and a net gain of $14.3 million, respectively, has not been recognized in the financial statements. Deferred gains/losses from terminated contracts at the end of fiscal 1994 and 1993 were not material.

After the effects of interest rate hedge agreements, the company's total debt, including current portion, is composed of 56% fixed-rate debt and 44% variable-rate debt as of 30 September 1994. Subsequent to 30 September 1994, certain interest rate hedge agreements expired which changed the composition of total debt to 60% fixed-rate debt and 40% variable-rate debt as of 31 October 1994.

The fair value of long-term debt and interest rate hedge agreements is affected by fluctuations in market interest rates. A 100 basis point increase in market interest rates would result in a $38.8 million decline (favorable) in the fair value of long-term debt while the fair value of interest rate hedge agreements would decline $15.7 million (unfavorable). A 100 basis point decline in market interest rates would result in a $42.7 million increase (unfavorable) in the fair value of long-term debt while the fair value of interest rate hedge agreements would increase $14.4 million (favorable). Based on the composition of the company's debt portfolio, including interest rate hedge agreements, as of 30 September 1994, a 100 basis point increase in market interest rates would result in an additional $5.4 million in interest incurred per year. A 100 basis point decline would lower interest incurred by $5.4 million per year.

The company entered into five highly leveraged interest rate swap contracts with a notional value of $202.7 million during the first quarter of fiscal 1994. By 30 June 1994, the company terminated three of these contracts and closed the other two. These contracts had been accounted for on a mark-to-market basis. In 1994, the company recognized a loss of $107.7 million on these derivative contracts. This loss reflects the costs to terminate or close these contracts. The termination and closure of these derivative contracts has eliminated any further earnings impact from these contracts due to changes in interest rates. The company will not enter into any future interest rate swap contracts which lever an unfavorable move in interest rates on a greater than one-to-one basis. The closure of the two highly leveraged interest rate swap contracts has resulted in a $66.0 million liability. Additionally, the company terminated in 1994 a number of smaller interest rate hedge agreements and an interest rate hedge and currency swap contract and recognized a loss of $13.9 million. This loss is recognized in the consolidated income statement as $12.2 million foreign exchange loss included in other income and $1.7 million interest expense.


7     FOREIGN EXCHANGE CONTRACTS

The company, in management of its exposure to fluctuations in foreign currency exchange rates, has entered into a variety of foreign exchange contracts, including forward and option contracts. These agreements generally involve the exchange of one currency for a second currency at some future date. Counterparties to these agreements are major international financial institutions. The risk of loss associated with these agreements and management's position regarding possible exposure is comparable to that for interest rate hedge agreements as discussed in Note 6.

The company enters into forward exchange contracts to reduce the exposure to foreign currency fluctuations associated with certain monetary assets and liabilities, as well as certain firm commitments and highly anticipated cash flows. The company is also party to option contracts which, if exercised, involve the sale of foreign currency at a fixed exchange rate for a specified period of time. These contracts are used to hedge certain anticipated export sales transactions.

The table below illustrates the U.S. dollar equivalent, including offsetting positions, of foreign exchange contracts at 30 September 1994 and 1993 along with maturity dates, net unrealized gain (loss), and net unrealized gain (loss) deferred. At the end of fiscal 1994, all material cash flow exposures to foreign currency fluctuations resulting from monetary assets or liabilities, firm commitments, or highly anticipated cash flows being denominated in a currency other than an entity's functional currency are hedged by forward exchange or option contracts.


                                                                Latest   Unrealized   Unrealized          Net        Net Unrealized
                                          Contract Amount     Maturity        Gross        Gross   Unrealized           Gain (Loss)
(in millions)                          ($U.S. Equivalent)         Date         Gain       (Loss)  Gain (Loss)              Deferred
- - - - -----------------------------------------------------------------------------------------------------------------------------------
30 SEPTEMBER 1994
Forward exchange contracts:
  $U.S./$Canadian . . . . . . . . . . .            $261.1         2003         $4.9      $  (.6)       $ 4.3                  $1.7
  $U.S./U.K. Pound Sterling . . . . . .              98.2         1995           .2        (1.4)        (1.2)                 (1.0)
  $U.S./German DM . . . . . . . . . . .              37.6         1995           .9         (.3)          .6                    .8
  Other . . . . . . . . . . . . . . . .             210.2         1996          2.5        (2.3)          .2                    .4
- - - - ----------------------------------------------------------------------------------------------------------------------------------
                                                    607.1                       8.5        (4.6)         3.9                   1.9
- - - - ----------------------------------------------------------------------------------------------------------------------------------
Option contracts:
  $U.S./Japanese Yen  . . . . . . . . .              31.5         1998           --        (1.7)        (1.7)                 (1.7)
  $U.S./German DM . . . . . . . . . . .             156.6         1999           .3        (5.7)        (5.4)                 (5.4)
- - - - ----------------------------------------------------------------------------------------------------------------------------------
                                                    188.1                        .3        (7.4)        (7.1)                 (7.1)
- - - - ----------------------------------------------------------------------------------------------------------------------------------
                                                   $795.2                      $8.8      $(12.0)       $(3.2)                $(5.2)
==================================================================================================================================

30 September 1993
Forward exchange contracts  . . . . . .            $313.1         1996         $3.0       $(3.1)       $ (.1)                $(1.2)
Option contracts  . . . . . . . . . . .             220.8         1998          1.5        (3.1)        (1.6)                 (1.6)
- - - - ----------------------------------------------------------------------------------------------------------------------------------
                                                   $533.9                      $4.5       $(6.2)       $(1.7)                $(2.8)
==================================================================================================================================

The company's net equity position in its principal foreign subsidiaries at 30 September 1994 was $650 million. These subsidiaries have operations in the United Kingdom, Germany, France, Netherlands, Belgium, Brazil, and Canada. It is not the company's policy to hedge its accounting translation exposure to foreign currency fluctuations relative to this net equity position, since these do not represent actual cash flow exposures.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED


8     PLANT AND EQUIPMENT

The major classes of plant and equipment, at cost, are as follows:



(in millions)
30 SEPTEMBER                                  1994          1993
- - - - ----------------------------------------------------------------
Land  . . . . . . . . . . . . . . . . .   $   80.4      $   79.0
Buildings . . . . . . . . . . . . . . .      461.8         437.4
Gas generating and chemical facilities,
  machinery and equipment   . . . . . .    5,612.3       5,167.1
Construction in progress  . . . . . . .      365.0         269.3
- - - - ----------------------------------------------------------------
                                          $6,519.5      $5,952.8
================================================================

Expenses for the maintenance and repair of plant and equipment are deducted from earnings as they occur. In 1994, these costs were $168.9 million. In 1993, they were $168.1 million and in 1992, $153.2 million. Depreciation expense in 1993 totaled $402.4 million, which includes $56.7 million associated with asset write-downs.


9     INVENTORIES

The components of inventories are as follows:


(in millions)
30 SEPTEMBER                                  1994          1993
- - - - ----------------------------------------------------------------
Inventories at FIFO cost:
  Finished goods  . . . . . . . . . . .     $208.5        $206.9
  Work in process   . . . . . . . . . .       14.9          21.2
  Raw materials and supplies  . . . . .       97.0          90.7
- - - - ----------------------------------------------------------------
                                             320.4         318.8
Less excess of FIFO cost over
  LIFO  . . . . . . . . . . . . . . . .      (28.0)        (25.2)
- - - - ----------------------------------------------------------------
                                            $292.4        $293.6
================================================================

Inventories valued using the LIFO method comprised 61.0% and 63.6% of consolidated inventories before LIFO adjustment at 30 September 1994 and 1993, respectively. Liquidation of prior years' LIFO inventory layers in 1994, 1993, and 1992 did not materially affect cost of sales in any of these years.


10    SUMMARIZED FINANCIAL INFORMATION OF EQUITY AFFILIATES

The following table presents summarized financial information on a combined 100% basis of the principal companies accounted for by the equity method. Amounts presented include the accounts of the following equity affiliates:
American Ref-Fuel of Hempstead (50%); American Ref-Fuel of Essex County (50%); American Ref-Fuel of Niagara (50%); American Ref-Fuel of Southeastern Connecticut (50%); Cambria CoGen Company (50%); Stockton CoGen Company (50%); Orlando CoGen Limited, L.P. (50%); Carburos Metalicos S.A. (25.8%); Sapio Produzione Idrogeno Ossigeno S.r.L. (49%); INFRA Group (40%); San Fu Chemicals (45%); ProCal (50%); Korea Industrial Gases (48.75%); and principally other industrial gas producers.


(in millions)                             1994       1993
- - - - ---------------------------------------------------------
Current assets . . . . . . . . . .   $   624.3   $  563.8
Noncurrent assets. . . . . . . . .     2,219.2    2,157.2
Current liabilities. . . . . . . .       482.3      381.9
Noncurrent liabilities . . . . . .     1,399.1    1,410.2
Net sales  . . . . . . . . . . . .     1,187.8    1,105.1
Sales less cost of sales . . . . .       577.3      580.1
Net income . . . . . . . . . . . .       125.4       70.6
=========================================================

During the first quarter of fiscal 1993, the company increased significantly its minority ownership position in a Mexican affiliate. This affiliate, the largest industrial gas group in Mexico, supplies industrial gases and related products through a nationwide distribution network.

The company's share of income of all equity affiliates for 1994, 1993, and 1992 was $48.5 million, $31.0 million, and $24.4 million, respectively. These amounts exclude $20.0 million, $19.2 million, and $17.7 million of related net expenses incurred by the company.

The investment in net assets of and advances to equity affiliates at 30 September 1994 and 1993 included investment in foreign affiliates of $386.1 million and $390.4 million, respectively.

As of 30 September 1994, the amount of investment in companies accounted for by the equity method included goodwill in the amount of $116.8 million which is being amortized into income over periods not exceeding 40 years.


11     CAPITAL STOCK

The authorized capital stock consists of 25 million preferred shares with a par value of $1 per share, none of which was outstanding at 30 September 1994, and 150 million shares of Common Stock with a par value of $1 per share.

In October 1993, the company announced its intention to begin purchasing up to approximately 4.5 million shares of its Common Stock, subject to market conditions. During fiscal 1994, 1.8 million shares were purchased at a cost of $85.6 million.

In December 1993, the company established a trust to fund a portion of future payments to employees under the company's existing compensation and benefit programs. The trust, which is administered by an independent trustee, was funded with 10 million shares of Treasury Stock. It will not increase or alter the amount of benefits or compensation which will be paid under existing plans, but it is expected to enhance the company's financial flexibility. The establishment of the trust will not have an effect on earnings per share or return on average shareholders' equity.

At 30 September 1994, the number of shares of Common Stock outstanding was 113,408,829 after deducting 1,318,963 shares of Treasury Stock and 10,000,000 shares held in trust.

In March 1988, the Board of Directors adopted a Shareholder Rights Plan and declared a dividend of one Preferred Stock Purchase Right for each outstanding share of Common Stock. Such rights only become exercisable, or transferable apart from the Common Stock, ten business days after a person or group (Acquiring Person) acquires beneficial ownership of, or commences a tender or exchange offer for, 20% or more of the company's Common Stock. Each right then may be exercised to acquire one one-hundredth of a share of a newly created Series A Junior Participating Preferred Stock at an exercise price of $200, subject to adjustment. Alternatively, upon the occurrence of certain events (for example, if the company is the surviving corporation in a merger with an Acquiring Person), the rights entitle holders other than the Acquiring Person to acquire Common Stock having a value of twice the exercise price of the rights, or, upon the occurrence of certain other events (for example, if the company is acquired in a merger or other business combination transaction in which the company is not the surviving corporation), to acquire common stock of the Acquiring Person having a value twice the exercise price of the rights. The rights may be redeemed by the company at $.01 per right at any time until the tenth day following public announcement that a 20% position has been acquired. The rights will expire on 16 March 1998.


12     INCOME TAXES

As discussed in Notes 1 and 2, the company adopted Statement of Financial Accounting Standard (SFAS) No. 109, "Accounting for Income Taxes," on 1 October 1993.

This table shows the components of the provision for income taxes:

(in millions)                       1994      1993      1992
- - - - ------------------------------------------------------------
Federal:
  Current   . . . . . . . . . .    $51.5     $74.2    $ 75.2
  Deferred  . . . . . . . . . .     19.5       5.1      21.6
- - - - ------------------------------------------------------------
                                    71.0      79.3      96.8
- - - - ------------------------------------------------------------
State:
  Current   . . . . . . . . . .      6.2      11.7       9.4
  Deferred  . . . . . . . . . .       .5       2.2       2.8
  Impact of law/rate change . .     (8.4)       --        --
- - - - ------------------------------------------------------------
                                    (1.7)     13.9      12.2
- - - - ------------------------------------------------------------
Foreign:
  Current   . . . . . . . . . .     24.7      14.2      25.4
  Deferred  . . . . . . . . . .     (2.2)     (7.5)     (4.4)
- - - - ------------------------------------------------------------
                                    22.5       6.7      21.0
- - - - ------------------------------------------------------------
                                   $91.8     $99.9    $130.0
============================================================

The significant components of deferred tax assets and liabilities were as follows:


(in millions)
30 SEPTEMBER                                         1994
- - - - ---------------------------------------------------------
Gross deferred tax assets:
  Pension and other compensation accruals .        $ 66.4
  Alternative minimum tax   . . . . . . . .          55.6
  Tax loss carryforwards  . . . . . . . . .          45.1
  Reserves and accruals   . . . . . . . . .          24.4
  Postretirement benefits   . . . . . . . .          19.3
  Plant and equipment   . . . . . . . . . .          12.2
  Inventory   . . . . . . . . . . . . . . .          11.8
  Other   . . . . . . . . . . . . . . . . .          31.8
  Valuation allowance   . . . . . . . . . .         (25.8)
- - - - ---------------------------------------------------------
Deferred tax assets . . . . . . . . . . . .         240.8
- - - - ---------------------------------------------------------
Gross deferred tax liabilities:
  Plant and equipment   . . . . . . . . . .         441.5
  Investment in partnerships  . . . . . . .         153.5
  Other   . . . . . . . . . . . . . . . . .          41.3
- - - - ---------------------------------------------------------
Deferred tax liabilities  . . . . . . . . .         636.3
- - - - ---------------------------------------------------------
Net deferred income tax liability . . . . .        $395.5
=========================================================

Net current deferred tax assets of $28.0 million are included in other current assets at 30 September 1994.

The company's domestic operations were subject to taxes under the Alternative Minimum Tax (AMT) for income tax purposes. The AMT limits the utilization of tax benefits in the current year. These tax benefits will be carried forward to future years.

Foreign and state operating loss carryforwards on 30 September 1994 were $48.8 million and $183.9 million, respectively. Foreign losses of $36.9 million are available to offset future foreign income through 2004. The balance of these losses has an unlimited carryover period. State operating loss carryforwards are available through 2009. Foreign capital loss carryforwards were $15.0 million on 30 September 1994 and have an unlimited carryover period.

The valuation allowance as of 30 September 1994 primarily relates to the tax loss carryforwards referenced above. If events warrant the reversal of the $25.8 million valuation allowance, it would reduce intangible assets by $7.4 million and reduce tax expense by $18.4 million.

The components of the deferred income tax provision, under APB 11, are as follows:


(in millions)                              1993      1992
- - - - ---------------------------------------------------------
Excess of tax depreciation over
  book depreciation   . . . . .          $52.4      $49.1
Workforce reduction and asset
  write-downs   . . . . . . . .          (43.6)        --
Joint venture development
  costs   . . . . . . . . . . .            0.3        1.4
Alternative minimum tax . . . .           (6.7)     (30.0)
Noncurrent pension liability  .           (3.5)      (1.8)
Miscellaneous . . . . . . . . .            0.9        1.3
- - - - ---------------------------------------------------------
                                         $(0.2)     $20.0
=========================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED

Major differences between the federal statutory rate and the effective tax rate were:


(percent of income before taxes)        1994      1993      1992
- - - - ----------------------------------------------------------------
United States federal statutory
  rate  . . . . . . . . . . . . . . .   35.0%     34.7%(a)  34.0%
State taxes, net of federal tax
  benefit   . . . . . . . . . . . . .    2.2       3.2       1.9
Equity in earnings of foreign
  affiliates  . . . . . . . . . . . .   (2.1)     (2.2)     (1.6)
Foreign tax credits and refunds
  on dividends received from
  foreign affiliates  . . . . . . . .    (.8)      (.5)     (1.2)
Nonconventional fuel credits. . . . .   (1.5)     (1.7)     (1.1)
Export tax benefits . . . . . . . . .   (1.3)     (1.2)      (.8)
Charitable contribution of stock
  investment  . . . . . . . . . . . .   (1.2)       --        --
Impact of state law/rate change . . .   (1.7)       --        --
Other . . . . . . . . . . . . . . . .    (.4)       .9        .7
- - - - ----------------------------------------------------------------
Effective tax rate  . . . . . . . . .   28.2%     33.2%     31.9%
================================================================

(a) Federal statutory rate increased to 35% as of 1 January 1993. This rate was applicable for the last nine months of fiscal 1993.

The following table summarizes the income of U.S. and foreign operations, before taxes:


(in millions)                          1994      1993      1992
- - - - ---------------------------------------------------------------
Income from consolidated
operations:
  United States   . . . . . . . .    $222.5    $264.8    $333.9
  Foreign   . . . . . . . . . . .      54.3       5.0      48.7
Income from equity affiliates . .      48.5      31.0      24.4
- - - - ---------------------------------------------------------------
                                     $325.3    $300.8    $407.0
===============================================================

Income before taxes presented above is distributed geographically according to where the income is taxed. This differs from the geographic segment operating income presented in Note 20 in which items of income and expense are allocated to the region where revenues are generated.

The company does not pay or record U.S. income taxes on the undistributed earnings of its foreign subsidiaries and its 20% to 50% owned corporate joint ventures as long as those earnings are permanently reinvested in the companies that produced them. These cumulative undistributed earnings are included in consolidated retained earnings on the balance sheet and amounted to $429.0 million at the end of fiscal 1994. An estimated $98.4 million in U.S. and withholding taxes would be due if these earnings were remitted as dividends, after payment of all deferred taxes.


13    STOCK OPTION AND AWARD PLANS

The Long-Term Incentive Plan (the Plan) provides for the granting of stock options with or without related performance units to executives and key employees. Options generally become exercisable in cumulative installments of 33 1/3% one year after the date of grant and annually thereafter, and must be exercised no later than ten years and one day from that date. Option prices are 100% of fair market value on the date of grant. Performance units have a dollar value determined by the Management Development and Compensation Committee and constitute rights to receive the value of the unit, provided performance objectives are met. Payment of a performance unit may be in cash and/or shares of Common Stock, as determined by the Committee. Performance units have been issued in tandem with stock options, so that the exercise of either of them will reduce, on a one-for-one basis, the tandem options or performance units. The company did not grant performance units in 1994 and 1993. Following a change in control of the company as defined in the Plan, options and related performance units can be cancelled upon, or surrendered for, payment of 100% of the spread on the options.

Expense is not recorded relative to stock options. The difference between the proceeds and the average cost of Treasury Stock issued to satisfy the options is recorded in capital in excess of par value net of related tax benefits.

Certain information for 1994 and 1993 relative to stock options is summarized as follows:


(number of shares)                               1994        1993
- - - - -----------------------------------------------------------------
Outstanding at beginning of year  . . . .   5,339,148   5,335,155
Granted . . . . . . . . . . . . . . . . .     699,930     615,660
Exercised (a)   . . . . . . . . . . . . .    (819,690)   (600,739)
Expired or cancelled  . . . . . . . . . .     (25,095)    (10,928)
- - - - -----------------------------------------------------------------
Outstanding at end of year (b)  . . . . .   5,194,293   5,339,148
- - - - -----------------------------------------------------------------
Exercisable at end of year  . . . . . . .   3,812,126   3,915,116
Participants at end of year . . . . . . .         397         402
Available for future grant at end of
  year  . . . . . . . . . . . . . . . . .   2,478,831   3,153,666
=================================================================

(a) Options were exercised at prices ranging from $10.86 to $44.38 per share during 1994 and $10.86 to $33.85 per share during 1993.

(b) For outstanding shares under option at 30 September 1994, option prices ranged from $13.14 to $44.38 (and averaged $27.37) per share. The expiration dates for these options range from 2 October 1995 to 2 October 2003. For outstanding shares under option at 30 September 1993, option prices ranged from $10.86 to $44.38 (and averaged $24.10) per share.

At 30 September 1994, there were 2,151,620 performance units with maximum payout values ranging from $3.68 to $17.42 outstanding. In addition, deferred stock and similar awards equal to 742,485 shares of Air Products Common Stock were outstanding at 30 September 1994.


14    PENSION PLANS

The company has various pension plans which cover almost all regular employees. The plan benefits are based primarily on years of service and employees' compensation near retirement. The funding policy is to accumulate plan assets that, over the long run, will approximate the present value of projected benefits payable. Plan assets consist primarily of listed stocks, corporate bonds, and government obligations.

The actuarially computed pension cost (income) included the following components:


(in millions)                                                      1994                    1993                   1992
- - - - ----------------------------------------------------------------------------------------------------------------------
Service cost--
  benefits earned during the period . . . . .                     $30.5                   $26.9                  $25.5
Interest cost on projected benefit
  obligation  . . . . . . . . . . . . . . . .                      50.8                    46.8                   44.7
Return on plan assets:
  Actual  . . . . . . . . . . . . . . . . . .         (26.3)                  (91.9)                 (37.0)
  Deferred  . . . . . . . . . . . . . . . . .         (29.9)                   36.6                  (19.9)
    Recognized return . . . . . . . . . . . .                     (56.2)                  (55.3)                 (56.9)
Net amortization  . . . . . . . . . . . . . .                       3.1                    (2.6)                  (4.0)
- - - - ----------------------------------------------------------------------------------------------------------------------
Pension cost  . . . . . . . . . . . . . . . .                     $28.2                   $15.8                  $ 9.3
======================================================================================================================

In 1993, a loss of $5.8 million for enhanced pension benefits was included in workforce reduction costs. (See Note 3.)

The following table shows the combined funded status of the U.S. plans at 30 September 1994 and 1993, foreign plans at 30 June 1994 and 1993, and amounts recognized in the company's consolidated balance sheets at 30 September 1994 and 1993:



(in millions)                                                 1994                                    1993
- - - - -------------------------------------------------------------------------------------------------------------------------
                                               PLANS IN WHICH      PLANS IN WHICH      Plans in Which      Plans in Which
                                                ASSETS EXCEED         ACCUMULATED       Assets Exceed         Accumulated
                                                  ACCUMULATED             BENEFIT         Accumulated             Benefit
                                                      BENEFIT          OBLIGATION             Benefit          Obligation
                                                   OBLIGATION      EXCEEDS ASSETS          Obligation      Exceeds Assets
- - - - -------------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
  Vested  . . . . . . . . . . . . . . . . . . .        $409.0              $ 58.7              $400.9               $57.8
  Nonvested . . . . . . . . . . . . . . . . . .          29.6                 6.3                37.2                 8.2
- - - - -------------------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation  . . . . . . . .        $438.6              $ 65.0              $438.1               $66.0
- - - - -------------------------------------------------------------------------------------------------------------------------
Actuarial present value of projected benefit
  obligation  . . . . . . . . . . . . . . . . .        $541.7              $ 77.5              $579.9               $78.7
Plan assets at fair value . . . . . . . . . . .         560.3                27.2               543.0                27.0
- - - - -------------------------------------------------------------------------------------------------------------------------
Projected benefit obligation (in excess of)
  less than plan assets . . . . . . . . . . . .          18.6               (50.3)              (36.9)              (51.7)
Unamortized net transition (asset)
  obligation  . . . . . . . . . . . . . . . . .         (34.4)                2.4               (37.7)                2.6
Unrecognized net (gain) loss  . . . . . . . . .          (9.5)               (1.4)               61.3                16.3
Unamortized prior service cost  . . . . . . . .           9.2                14.0                 8.9                 6.7
Adjustment required to recognize
  minimum liability . . . . . . . . . . . . . .            --                (8.5)                 --               (18.2)
- - - - -------------------------------------------------------------------------------------------------------------------------
Net pension (liability) asset . . . . . . . . .       $ (16.1)             $(43.8)            $  (4.4)             $(44.3)
=========================================================================================================================

The projected benefit obligation was determined using the following assumptions:


                                           1994       1993
- - - - ----------------------------------------------------------
Weighted average discount rate  . . .    8 4/5%      7 5/8%
Weighted average long-term rate of
  compensation increase   . . . . . .        5%      5 1/8%
==========================================================

These rates are used in the determination of pension cost in the succeeding year. The weighted average expected long-term return on plan assets used to determine pension cost was 10 3/5% in 1994, 11% in 1993, and 11 2/5% in 1992. For the fiscal 1995 pension cost determination, the company anticipates that a weighted average expected long-term return on plan assets of approximately 10% will be used.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED


15    OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

The company provides health care and life insurance benefits for certain retired domestic employees until the age of 65, and provides health care coverage only for their covered dependents. The company's various health care programs include different cost-sharing features such as participant contributions, deductibles and copayments, and limits on the company's annual cost.

Effective 1 October 1993, the company adopted Statement of Financial Accounting Standard (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This standard requires the company to accrue the estimated cost of providing postretirement benefits during the employees' applicable years of service. Prior to adoption of SFAS No. 106, the company recognized the cost of providing postretirement benefits as incurred. Upon adoption of this standard, the company immediately recognized the transition obligation as the cumulative effect of an accounting change in the income statement. (See Note 2.)

The fiscal 1994 postretirement benefit cost included the following components:


(in millions)                                        1994
- - - - ---------------------------------------------------------
Service cost-benefits earned
  during the period   . . . . . . . . . . . . .      $3.6
Interest cost on accumulated
  postretirement benefit obligation . . . . . .       3.9
- - - - ---------------------------------------------------------
Postretirement benefit cost . . . . . . . . . .      $7.5
=========================================================

The cost of retiree health care and life insurance benefits which was expensed as incurred in 1993 and 1992 totaled $4.7 million and $2.1 million, respectively.

At 30 September 1994 and 1 October 1993, the actuarial and recorded liabilities for postretirement benefits, none of which have been funded, are as follows:


                                          30 SEPTEMBER   1 October
(in millions)                                     1994        1993
- - - - ------------------------------------------------------------------
Actuarial present value of
  benefit obligation:
  Retirees . . . . . . . . . . . . . .           $17.4       $21.0
  Fully eligible active plan
      participants . . . . . . . . . .            11.1        11.4
  Other active plan
      participants . . . . . . . . . .            21.3        18.2
- - - - ------------------------------------------------------------------
Accumulated postretirement
  benefit obligation . . . . . . . . .            49.8        50.6
Unrecognized net gain. . . . . . . . .             4.6          --
- - - - ------------------------------------------------------------------
Accrued postretirement
  benefit liability  . . . . . . . . .           $54.4       $50.6
==================================================================

The accumulated postretirement benefit obligation was determined using a discount rate of 8 3/4% at 30 September 1994 and 7 1/2% at 1 October 1993. The assumed health care cost trend rate is 10 1/2% for fiscal 1995 (11 1/2% was assumed in fiscal 1994); the rate is assumed to decrease gradually to 6% by the year 2004 and remain at that level thereafter. Increasing the health care cost trend rate by one percentage point would increase both the accumulated postretirement benefit obligation at 30 September 1994 and the postretirement benefit cost for fiscal 1994 by approximately 4%.

On 1 October 1993, the company also adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." SFAS No. 112 requires that employers accrue the cost and recognize the liability for providing certain benefits to former and inactive employees after employment but before retirement. The company previously recognized these benefits as an expense as the cost was incurred. Upon adoption of this standard, the company recognized the transition obligation as the cumulative effect of an accounting change. (See Note 2.) Adoption of this standard did not materially affect 1994 income before cumulative effect of accounting changes.


16    LEASES

Capital leases, primarily for machinery and equipment, are included with owned plant and equipment on the balance sheet in the amount of $50.3 million and $59.6 million at the end of fiscal 1994 and 1993, respectively. Related amounts of accumulated depreciation are $24.8 million and $28.9 million, respectively.

Operating leases, including month-to-month agreements, cost the company $36.6 million in 1994, $36.6 million in 1993, and $35.3 million in 1992.

At 30 September 1994, minimum payments due under leases are as follows:


                                       Capital  Operating
(in millions)                           Leases     Leases
- - - - ---------------------------------------------------------
1995  . . . . . . . . . . . . .          $ 6.6      $19.9
1996  . . . . . . . . . . . . .            5.9       15.6
1997  . . . . . . . . . . . . .            5.8       10.4
1998  . . . . . . . . . . . . .            4.3        6.5
1999  . . . . . . . . . . . . .            4.1        4.5
2000 and thereafter . . . . . .           23.8       31.0
- - - - ---------------------------------------------------------
                                         $50.5      $87.9
=========================================================

The present value of the above future capital lease payments is included in the liability section of the balance sheet. At the end of fiscal 1994, $3.8 million was classified as current and $30.6 million as long-term.

17    OTHER COMMITMENTS AND CONTINGENCIES

Subsidiaries of Air Products and Browning-Ferris Industries, Inc. (BFI), have formed American Ref-Fuel partnerships which construct, own, and operate facilities to incinerate municipal solid waste and generate electricity. Four facilities--Hempstead, New York; Essex County, New Jersey; Preston, Connecticut; and Niagara Falls, New York are in commercial operation. Financing arrangements for these projects include agreements with Air Products and BFI to each fund one-half of partnership cash deficiencies resulting from the partnership's failure to perform. In all cases except Niagara Falls, (i) the sponsoring municipality is obligated to make minimum payments which are at least sufficient to support the project debt of the partnership in the event of failure to deliver waste or most changes in law, and (ii) the municipality is obligated at least to satisfy most of the outstanding project debt if the incineration service is terminated for reasons other than default by the Ref-Fuel partnership. If a partnership default results in termination, Air Products may limit its financial obligation by partnership as follows:

Hempstead:      Periodic debt service on 50% of the unamortized project debt.
                Total unamortized debt was $227 million as of 30 September
                1994. Average annual debt service on 50% of the debt over the next five years is $13 million.

Essex County:   One-half of any partnership cash deficiency, including debt service. Total unamortized project debt was $178 million as of 30 September 1994, and $10 million of additional partnership debt of which $5 million is guaranteed by Air Products. Average annual debt service on 50% of the debt over the next five years is $10 million.

Preston: Periodic debt service on 50% of the unamortized debt. Total unamortized project debt was $95 million as of 30 September 1994, and $44 million of additional partnership debt of which $22 million is guaranteed by Air Products. Average annual debt service on 50% of the debt over the next five years is $6 million.

At Niagara Falls, Air Products and BFI entered into support agreements to each fund one-half of any partnership cash deficiency, including debt service. Total unamortized project debt was $35 million as of 30 September 1994. Average annual debt service on 50% of the debt over the next five years is $3 million.

General partnerships, in which subsidiaries of Air Products have a 50% interest, own facilities in Stockton, California and Cambria County, Pennsylvania which burn coal and coal waste, respectively, and produce electricity and steam. Air Products is also operator of these projects. Specific performance guarantees obligate Air Products to pay damages up to the following amounts under certain circumstances and if the general partnership is unable to service its debt:

Stockton:       Periodic debt service on the outstanding project debt ($55 million as of 30 September 1994). Average annual debt service over the next five years is $13 million.

Cambria: In the event failure to maintain a minimum of one year's fuel supply with the current fuel supplier causes a failure to operate, the outstanding project debt ($146 million as of 30 September 1994). Otherwise, $1 million (escalates from October
                1989) annually up to a cumulative total of $17 million.

Additionally, Air Products and a subsidiary have a 50% interest in a limited partnership which owns a natural gas-fired cogeneration facility in Orlando, Florida. Under agreements with the partnership, Air Products provides financial support relating to the facility's natural gas supply. In the event the partnership's municipal utility district customer (one of the project's two power purchasers) terminates its contract due to a partnership default, Air Products will make available up to $15 million (escalates from February 1992) to compensate the utility district for the higher cost of power procured from other sources over a period of up to 5 years.

In connection with financing of the cogeneration projects, Air Products has contracted to provide financial support in the event of a title problem at the plant site.

In addition, the company has guaranteed repayment of borrowings of certain domestic and foreign equity affiliates. At year end, these guarantees totaled approximately $66.2 million.

The company has accrued for certain environmental investigatory and noncapital remediation costs consistent with the policy set forth in Note 1. The potential exposure for such costs is estimated to range from $24 million to a reasonably possible upper exposure of $55 million. The balance sheet at 30 September 1994 includes an accrual of $29.6 million. The company does not expect that any sums it may have to pay in connection with these environmental matters would have a materially adverse effect on its consolidated financial position, nor is there any material additional exposure expected in any one year in excess of the amounts the company currently has accrued.

In September 1994, the legal proceedings with Syncrude Canada Ltd., its owners, and the province of Alberta, Canada have been settled. The settlement, which was funded principally by the company's insurance carriers, did not have a material impact on the company's financial position or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED

The company in the normal course of business has commitments, lawsuits, contingent liabilities, and claims. However, the company does not expect that any sum it may have to pay in connection with these matters will have a materially adverse effect on its consolidated financial position or results of operations.

At the end of fiscal 1994, the company had purchase commitments to spend approximately $204.1 million for additional plant and equipment.


18    SUBSEQUENT EVENT

In November 1994, the company published a tender offer and related preparatory contract to acquire 74.2% of the outstanding shares (9.7 million) of Carburos Metalicos S.A. (Carburos), representing all of the shares in Carburos not owned by the company. The tender offer for 34.5% of the outstanding shares (4.5 million) was at a price of 4,550 pesetas per share. Shares representing 39.7% of the outstanding shares (5.2 million) had committed to accept the preparatory contract offer and were excluded from the tender offer. The company will make additional tender offers in September 1995 and September 1996, subject to the approval of the Spanish authorities, to acquire any remaining shares of Carburos. As part of this transaction, the company offered to all shareholders a preparatory contract whereby in exchange for 250 pesetas per share, payable in cash upon settlement of the 1994 tender offer, the shareholder would agree not to tender any shares in the initial tender offer and to limit the number of shares tendered to 50% of its holdings in each of the September 1995 and 1996 tender offers. Additionally, this preparatory contract grants a call option to the company to acquire in fiscal 1998 any shares not previously tendered. The price for the September 1995 and 1996 tender offer is 5,150 pesetas per share and 5,730 pesetas per share, respectively, subject to adjustment and payable by 31 October of the relevant year, and the option price is 6,016 pesetas per share, also subject to adjustment. The expected cost of purchasing the remaining 74.2% of the shares will be approximately $400 million using forecasted exchange rates. The acquisition is expected to be financed with borrowings. Carburos is the leading supplier of industrial gases in Spain. For the year ended 30 September 1994, Carburos had unaudited revenues of $222 million and net income of $16 million.


19    SUPPLEMENTARY INFORMATION

PAYABLES, TRADE AND OTHER


(in millions)
30 SEPTEMBER                              1994       1993
- - - - ---------------------------------------------------------
Accounts payable, trade . . . . . . .   $410.1     $334.3
Outstanding checks payable in excess
  of certain cash balances  . . . . .     37.4       45.3
Customer advances . . . . . . . . . .     40.6       45.9
- - - - ---------------------------------------------------------
                                        $488.1     $425.5
=========================================================

ACCRUED LIABILITIES


(in millions)
30 SEPTEMBER                              1994       1993
- - - - ---------------------------------------------------------
Accrued payroll and employee
  benefits. . . . . . . . . . .         $ 66.7     $ 62.4
Accrued interest expense  . . .           28.4       26.4
Workforce reduction costs . . .           19.7       34.1
Other accrued liabilities . . .          114.5       73.2
- - - - ---------------------------------------------------------
                                        $229.3     $196.1
=========================================================

SHORT-TERM BORROWINGS


(in millions)
30 SEPTEMBER                     1994      1993      1992
- - - - ---------------------------------------------------------
Bank obligations  . . . . .    $ 10.0   $  52.5     $ 1.5
Commercial paper  . . . . .     148.0      75.0      41.1
Notes payable--other  . . .      17.2      17.9      14.9
- - - - ---------------------------------------------------------
                               $175.2    $145.4     $57.5
=========================================================

The weighted average interest rate of short-term commercial paper outstanding as of 30 September 1994, 1993, and 1992 was 5.0%, 3.3%, and 3.5%, respectively. The maximum amount of short-term commercial paper at the end of any month was $165.0 million in 1994, $198.0 million in 1993, and $197.1 million in 1992.
Average monthly short-term commercial paper borrowings were $106.5 million at a weighted average interest rate of 4.2% for 1994, $120.7 million at a weighted average interest rate of 3.3% for 1993, and $129.6 million at a weighted average interest rate of 4.4% for 1992.

OTHER INCOME (EXPENSE), NET


(in millions)                         1994       1993      1992
- - - - ---------------------------------------------------------------
Interest income . . . . . . . . .    $17.6      $16.0     $15.9
Foreign exchange  . . . . . . . .    (17.3)     (17.9)    (15.2)
Gain (loss) on sale of assets
  and investments . . . . . . . .      (.5)      20.9       5.5
Royalty and technology
  income  . . . . . . . . . . . .      2.5        4.1       4.8
Amortization of intangibles . . .     (7.2)      (7.6)     (9.0)
Miscellaneous . . . . . . . . . .      3.4       12.3       6.8
- - - - ---------------------------------------------------------------
                                    $ (1.5)     $27.8     $ 8.8
===============================================================

Foreign exchange excludes foreign currency gains on Brazilian debt ($.5 million in 1994, $1.1 million in 1993, and $1.8 million in 1992) and gains on Brazilian tax liabilities ($2.8 million in 1994, $1.6 million in 1993, and $.4 million in 1992) which have been reported in interest expense and income taxes, respectively.

ADDITIONAL INCOME STATEMENT INFORMATION Fiscal 1994 results included a loss of $10.7 million ($7.1 million after tax, or $.06 per share) for the outsourcing of the United Kingdom's distribution function. Also included in the 1994 results is an after-tax benefit of $2.3 million, or

$.02 per share, from the favorable tax treatment, net of expense, of the charitable contribution of the remaining shares of a stock investment in an insurance company.

Fiscal 1993 results included a gain of $21.0 million ($13.0 million after tax, or $.11 per share). This gain consisted of a $3.6 million ($2.2 million after tax, or $.02 per share) insurance settlement, $3.9 million ($2.4 million after tax, or $.02 per share) from the sale of a business venture, and $13.5 million ($8.4 million after tax, or $.07 per share) from the sale of stock options and partial sale of a stock investment in an insurance company.

Fiscal 1992 results included a gain of $12.9 million ($9.1 million after tax, or $.08 per share). This gain consisted of $10.3 million ($6.5 million after tax, or $.06 per share) from the sale of a one-half interest in the Orlando CoGen Limited, L.P. and an after-tax gain of $2.6 million, or $.02 per share, from the sale of land by an equity affiliate.

ADDITIONAL CASH FLOW INFORMATION Cash paid for interest and taxes was as follows:


(in millions)                         1994      1993      1992
- - - - --------------------------------------------------------------
Interest (net of amounts
  capitalized)  . . . . . . . . . .  $80.1    $ 81.7     $96.0
Taxes (net of refunds)  . . . . . .   67.4     105.5      75.2
==============================================================

Significant noncash transactions were as follows:


(in millions)                         1994      1993      1992
- - - - --------------------------------------------------------------
Capital lease additions . . . . . .   $3.3     $ 3.9     $ 4.3
Payable associated with
  purchase of long-term
  sales contract  . . . . . . . . .     --      17.0        --
Receivable from sales of equity
  interest in affiliates  . . . . .     --        --      10.3
Receivable associated with
  construction of environmental
  and energy facility for
  affiliate   . . . . . . . . . . .     --        --      22.5
==============================================================

SUMMARY BY QUARTER

This table summarizes the unaudited results of operations for each quarter of 1994 and 1993:


(in millions, except per share)                                  FIRST           SECOND            THIRD           FOURTH
- - - - -------------------------------------------------------------------------------------------------------------------------
1994
Sales . . . . . . . . . . . . . . . . . . . . . . . . . .       $827.3          $858.6            $868.4           $931.0
Operating income  . . . . . . . . . . . . . . . . . . . .        120.8           122.4             111.5            131.4
Income before cumulative effect of accounting changes . .         75.1            13.5              65.8             79.1
Cumulative effect of accounting changes . . . . . . . . .         14.3              --                --               --
Net income  . . . . . . . . . . . . . . . . . . . . . . .         89.4            13.5              65.8             79.1
Earnings per common share
  Income before cumulative effect of accounting changes .         $.66            $.12              $.58             $.70
  Cumulative effect of accounting changes . . . . . . . .          .12              --                --               --
  Net income  . . . . . . . . . . . . . . . . . . . . . .         $.78            $.12              $.58             $.70
- - - - -------------------------------------------------------------------------------------------------------------------------

1993
Sales . . . . . . . . . . . . . . . . . . . . . . . . . .       $813.5          $833.9            $824.8           $855.5
Operating income before workforce reduction and asset
  write-downs   . . . . . . . . . . . . . . . . . . . . .        124.2           133.9             122.0            109.2
Operating income  . . . . . . . . . . . . . . . . . . . .        124.2           133.9             122.0            (10.8)
Net income  . . . . . . . . . . . . . . . . . . . . . . .         69.0            75.3              70.8            (14.2)
Earnings (loss) per common share  . . . . . . . . . . . .         $.61            $.66              $.62            $(.13)
==========================================================================================================================

As discussed in additional income statement information, the after-tax benefit of $2.3 million, or $.02 per share, from the favorable tax treatment of the charitable contribution of a stock investment was recorded in the first quarter of 1994 and the loss of $10.7 million ($7.1 million after tax, or $.06 per share) was recorded in the third quarter of 1994. The loss of $121.6 million ($75.1 million after tax, or $.66 per share) on certain derivative contract settlements was reflected in quarterly results as follows: $96.4 million ($59.6 million after tax, or $.53 per share) in the second quarter, and $25.2 million ($15.5 million after tax, or $.13 per share) in the third quarter. The third quarter of 1994 also includes a net tax benefit of $5.4 million, or $.05 per share, resulting from changes in certain state income tax regulations and rates.

The gain of $21.0 million ($13.0 million after tax, or $.11 per share) in 1993, discussed in additional income statement information, was reflected in quarterly results as follows: $6.7 million ($4.2 million after tax, or $.04 per share) in the first quarter; $2.7 million ($1.7 million after tax, or $.01 per share) in the second quarter; $7.7 million ($4.8 million after tax, or $.04 per share) in the third quarter; and $3.9 million ($2.3 million after tax, or $.02 per share) in the fourth quarter. The charge of $120.0 million ($76.1 million after tax, or $.67 per share) for workforce reduction and asset write-downs was recorded in the fourth quarter of 1993.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED


20    BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

Business segment information is shown below:




                                                                      Environ-     Equipment
                                        Industrial                      mental           and     Corporate
(in millions)                                Gases     Chemicals    and Energy    Technology     and Other          Total
- - - - -------------------------------------------------------------------------------------------------------------------------
1994
Sales . . . . . . . . . . . . . . . .    $1,968.1       $1,182.2        $ 67.1        $267.9        $   --       $3,485.3
- - - - -------------------------------------------------------------------------------------------------------------------------
Operating income  . . . . . . . . . .    $  380.6       $  147.9        $  5.6        $ 11.5        $(59.5)      $  486.1
- - - - -------------------------------------------------------------------------------------------------------------------------
Equity affiliates' income . . . . . .    $    4.1       $     .2        $ 24.2        $   --        $   --       $   28.5
- - - - -------------------------------------------------------------------------------------------------------------------------
Identifiable assets . . . . . . . . .    $2,978.6       $1,032.1        $ 54.4        $201.9        $161.3       $4,428.3
Investment in and advances to
  equity affiliates   . . . . . . . .       401.2            5.4         201.3            --            --          607.9
Depreciation  . . . . . . . . . . . .       253.0           83.4           2.5           7.8           6.1          352.8
Additions to plant and equipment  . .       472.6          116.4           6.1           5.8          10.2          611.1
=========================================================================================================================

1993
Sales . . . . . . . . . . . . . . . .    $1,813.7       $1,092.1        $ 82.5        $339.4        $   --       $3,327.7
- - - - -------------------------------------------------------------------------------------------------------------------------
Operating income before workforce
  reduction and asset write-downs . .    $  362.1       $  131.1        $ (2.2)       $ 33.6        $(35.3)      $  489.3
Workforce reduction and asset
  write-downs   . . . . . . . . . . .       (53.4)         (34.6)        (23.3)         (6.7)         (2.0)        (120.0)
- - - - -------------------------------------------------------------------------------------------------------------------------
Operating income  . . . . . . . . . .    $  308.7       $   96.5        $(25.5)       $ 26.9        $(37.3)      $  369.3
- - - - -------------------------------------------------------------------------------------------------------------------------
Equity affiliates' income . . . . . .    $     .1       $     .5        $ 12.2        $   --        $   --       $   12.8
- - - - -------------------------------------------------------------------------------------------------------------------------
Identifiable assets . . . . . . . . .    $2,665.0       $  981.3        $ 37.7        $146.5        $338.8       $4,169.3
Investment in and advances to
  equity affiliates   . . . . . . . .       400.6            4.4         187.2            --            --          592.2
Depreciation  . . . . . . . . . . . .       246.9           77.5           8.0           8.4           4.9          345.7
Additions to plant and equipment  . .       353.7          101.4           8.6          20.9           6.0          490.6
=========================================================================================================================

1992
Sales . . . . . . . . . . . . . . . .    $1,775.4       $1,030.2        $ 65.5        $346.2        $   --       $3,217.3
- - - - -------------------------------------------------------------------------------------------------------------------------
Operating income  . . . . . . . . . .    $  367.1       $  128.0        $ (2.4)       $ 33.6        $(45.8)      $  480.5
- - - - -------------------------------------------------------------------------------------------------------------------------
Equity affiliates' income . . . . . .    $    1.4       $     .4        $ 14.0        $   --        $   --       $   15.8
- - - - -------------------------------------------------------------------------------------------------------------------------
Identifiable assets . . . . . . . . .    $2,632.6       $  947.4        $103.8        $154.2        $184.5       $4,022.5
Investment in and advances to
  equity affiliates   . . . . . . . .       284.7            4.0         180.4            --            --          469.1
Depreciation  . . . . . . . . . . . .       247.8           72.2           7.5           8.6           4.1          340.2
Additions to plant and equipment  . .       289.5          107.5           1.8          15.8          12.9          427.5
=========================================================================================================================

Notes: Fiscal 1993 and 1992 operating income of the Industrial Gases segment and Corporate and Other have been restated to reflect the current year presentation of Brazilian conversion gains related to U.S. dollar denominated investments. For fiscal 1993 and 1992, operating income of the Industrial Gases segment was reduced $12.3 million and $4.7 million, respectively, with a corresponding increase in Corporate and Other.

Equity affiliates' income includes gain on sale of investment in equity affiliates as follows: Environmental and Energy included gains of $1.0 million and $9.9 million in 1993 and 1992, respectively; and Industrial Gases included a loss of $.8 million in 1992. Identifiable assets exclude the investment in and advances to equity affiliates.

A description of the products and services for each of the four business segments is included in the Management's Discussion and Analysis on pages 2 through 4. Corporate and Other operating income principally includes unallocated corporate expenses and income and foreign exchange gains and losses. Corporate and Other identifiable assets include cash and cash items, unallocated administrative facilities, and certain deferred items.

Sales are to unconsolidated customers. Sales between segments, excluding transfers of products at cost, are not material. Products transferred at cost consist primarily of air separation plants and distribution equipment manufactured by the Equipment and Technology segment for use by the Industrial Gases segment. These transfers amounted to $284.7 million, $221.2 million, and $153.9 million in 1994, 1993, and 1992, respectively.

Geographic information is presented below:



                                              United                        Canada and
(in millions)                                 States           Europe    Latin America            Other            Total
- - - - ------------------------------------------------------------------------------------------------------------------------
1994
Sales
  Industrial Gases  . . . . . . . . . .     $1,265.6         $  583.9           $118.6         $     --         $1,968.1
  Chemicals   . . . . . . . . . . . . .      1,142.2             40.0               --               --          1,182.2
  Environmental and Energy  . . . . . .         67.1               --               --               --             67.1
  Equipment and Technology  . . . . . .        157.4            110.5               --               --            267.9
- - - - ------------------------------------------------------------------------------------------------------------------------
    Total   . . . . . . . . . . . . . .     $2,632.3         $  734.4           $118.6         $     --         $3,485.3
- - - - ------------------------------------------------------------------------------------------------------------------------
Operating income  . . . . . . . . . . .     $  380.7         $   87.8           $ 17.6         $     --         $  486.1
- - - - ------------------------------------------------------------------------------------------------------------------------
Equity affiliates' income . . . . . . .     $   23.5         $    5.5           $  3.4         $   (3.9)        $   28.5
- - - - ------------------------------------------------------------------------------------------------------------------------
Identifiable assets . . . . . . . . . .     $2,829.9         $1,333.9           $211.2         $   53.3         $4,428.3
Investment in and advances to
  equity affiliates   . . . . . . . . .        221.8            162.1            146.9             77.1            607.9
========================================================================================================================

1993
Sales
  Industrial Gases  . . . . . . . . . .     $1,157.3         $  554.2           $102.2          $    --         $1,813.7
  Chemicals   . . . . . . . . . . . . .      1,039.5             52.6               --               --          1,092.1
  Environmental and Energy  . . . . . .         82.5               --               --               --             82.5
  Equipment and Technology  . . . . . .        210.9            128.5               --               --            339.4
- - - - ------------------------------------------------------------------------------------------------------------------------
    Total   . . . . . . . . . . . . . .     $2,490.2         $  735.3           $102.2          $    --         $3,327.7
- - - - ------------------------------------------------------------------------------------------------------------------------
Operating income before workforce
  reduction and asset write-downs   . .     $  395.1         $   88.3           $  5.6          $    .3         $  489.3
Workforce reduction and asset
  write-downs   . . . . . . . . . . . .        (87.8)           (31.4)             (.7)             (.1)          (120.0)
- - - - ------------------------------------------------------------------------------------------------------------------------
Operating income  . . . . . . . . . . .     $  307.3         $   56.9           $  4.9          $    .2         $  369.3
- - - - ------------------------------------------------------------------------------------------------------------------------
Equity affiliates' income . . . . . . .     $   12.3         $   (2.9)          $  8.0          $  (4.6)        $   12.8
- - - - ------------------------------------------------------------------------------------------------------------------------
Identifiable assets . . . . . . . . . .     $2,694.6         $1,251.2           $188.7          $  34.8         $4,169.3
Investment in and advances to
  equity affiliates   . . . . . . . . .        201.8            154.9            170.3             65.2            592.2
========================================================================================================================

1992
Sales
  Industrial Gases  . . . . . . . . . .     $1,076.9         $  601.1           $ 97.4          $    --         $1,775.4
  Chemicals   . . . . . . . . . . . . .        968.9             61.3               --               --          1,030.2
  Environmental and Energy  . . . . . .         65.5               --               --               --             65.5
  Equipment and Technology  . . . . . .        219.4            126.8               --               --            346.2
- - - - ------------------------------------------------------------------------------------------------------------------------
    Total   . . . . . . . . . . . . . .     $2,330.7         $  789.2           $ 97.4          $    --         $3,217.3
- - - - ------------------------------------------------------------------------------------------------------------------------
Operating income  . . . . . . . . . . .     $  362.4         $  112.6           $  5.6          $   (.1)        $  480.5
- - - - ------------------------------------------------------------------------------------------------------------------------
Equity affiliates' income . . . . . . .     $   14.0         $    4.5           $   .5          $  (3.2)        $   15.8
- - - - ------------------------------------------------------------------------------------------------------------------------
Identifiable assets . . . . . . . . . .     $2,526.6         $1,306.2           $154.1          $  35.6         $4,022.5
Investment in and advances to
  equity affiliates   . . . . . . . . .        186.6            201.9             20.3             60.3            469.1
========================================================================================================================

Notes: Included in United States sales are export sales to unconsolidated customers of $336.2 million in 1994, $341.8 million in 1993, and $379.9 million in 1992. These sales were principally to customers in Europe and Asia. The Europe segment operates principally in the United Kingdom, France, Germany, Netherlands, and Belgium. Equity affiliates' income and investment in and advances to equity affiliates included under Other relates to the company's Far East equity affiliates.

ELEVEN-YEAR SUMMARY OF SELECTED FINANCIAL DATA
Air Products and Chemicals, Inc. and Subsidiaries




(in millions of dollars, except data per common share)              1994          1993            1992           1991
- - - - ---------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
Sales . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $3,485        $3,328          $3,217         $2,931
Cost of sales . . . . . . . . . . . . . . . . . . . . . . . . .    2,112         2,030           1,937          1,755
Selling, distribution, and administrative . . . . . . . . . . .      789           744             724            686
Research and development  . . . . . . . . . . . . . . . . . . .       97            92              85             80
Workforce reduction and asset write-downs . . . . . . . . . . .       --           120              --             --
Operating income  . . . . . . . . . . . . . . . . . . . . . . .      486           369             481            435
Equity affiliates' income (b)   . . . . . . . . . . . . . . . .       28            13              16             13
Loss on leveraged interest rate swaps . . . . . . . . . . . . .      107            --              --             --
Interest expense  . . . . . . . . . . . . . . . . . . . . . . .       81            81              90             86
Income taxes  . . . . . . . . . . . . . . . . . . . . . . . . .       92           100             130            113
Income from continuing operations . . . . . . . . . . . . . . .      234(c)        201(e)          277            249
Net income  . . . . . . . . . . . . . . . . . . . . . . . . . .      248(d)        201(e)          271(f)         249
Earnings per common share: (g)
  Continuing operations . . . . . . . . . . . . . . . . . . . .     2.06(c)       1.76(e)         2.45           2.22
  Net income  . . . . . . . . . . . . . . . . . . . . . . . . .     2.18(d)       1.76(e)         2.40(f)        2.22
- - - - ---------------------------------------------------------------------------------------------------------------------

YEAR-END FINANCIAL POSITION
Plant and equipment, at cost  . . . . . . . . . . . . . . . . .   $6,520        $5,953          $5,785         $5,332
Total assets  . . . . . . . . . . . . . . . . . . . . . . . . .    5,036         4,761           4,492          4,228
Working capital . . . . . . . . . . . . . . . . . . . . . . . .      101           322             279            117
Long-term debt and other financings . . . . . . . . . . . . . .      923         1,016             956            945
Shareholders' equity  . . . . . . . . . . . . . . . . . . . . .    2,206         2,102           2,098          1,841
- - - - ---------------------------------------------------------------------------------------------------------------------

FINANCIAL RATIOS
Return on sales (h)   . . . . . . . . . . . . . . . . . . . . .      6.7%          6.0%            8.6%           8.5%
Return on average shareholders' equity (h)  . . . . . . . . . .     10.9%          9.6%           14.0%          14.1%
Total debt to sum of total debt and shareholders' equity (i). .     36.0%         37.3%           33.9%          38.1%
Cash provided by operations to average total debt (i)   . . . .     59.5%         50.3%           52.7%          57.7%
Interest coverage ratio . . . . . . . . . . . . . . . . . . . .      4.5           4.4             5.4            4.2
- - - - ---------------------------------------------------------------------------------------------------------------------

OTHER DATA
For the year:
  Cash provided by operations . . . . . . . . . . . . . . . . .     $751          $584            $599           $619
  Depreciation  . . . . . . . . . . . . . . . . . . . . . . . .      353           346(j)          340            319
  Capital expenditures (k)  . . . . . . . . . . . . . . . . . .      655           666             485            657
  Cash dividends per common share (g)   . . . . . . . . . . . .      .95           .89             .83            .75
  Market price range per common share (g)   . . . . . . . . . .    51-38         50-37           50-31          37-21
  Average common shares outstanding (millions)  . . . . . . . .      114           114             113            112
At year end:
  Book value per common share (g)   . . . . . . . . . . . . . .    19.46         18.41           18.50          16.40
  Shareholders  . . . . . . . . . . . . . . . . . . . . . . . .   11,900        11,800          11,100         10,900
  Employees . . . . . . . . . . . . . . . . . . . . . . . . . .   13,300        14,100          14,500         14,600
=====================================================================================================================

(a)   Special items reduced operating income in 1986 by $46 million.
(b) Includes related expenses and gain on sale of investment in equity affiliates.
(c) Includes a charge of $75 million, or $.66 per share, for a loss on certain derivative contracts.
(d) Includes a charge of $75 million, or $.66 per share, for a loss on certain derivative contracts and a net gain of $14 million, or $.12 per share, for the cumulative effect of accounting changes.
(e) Includes a charge of $76 million, or $.67 per share, for workforce reduction and asset write-downs.
(f) Net income for fiscal 1992 and 1987 includes an extraordinary charge of $6 million, or $.05 per share, and $4 million, or $.04 per share, respectively, for the early retirement of debt.


              1990             1989             1988             1987             1986             1985             1984
- - - - ------------------------------------------------------------------------------------------------------------------------

            $2,895           $2,642           $2,432          $2,132            $1,941           $1,765           $1,676
             1,775            1,601            1,452           1,279             1,146            1,062            1,020
               659              610              545             489               466              407              363
                72               71               72              57                61               51               44
                --               --               --              --                --               --               --
               399              382              374             327               240(a)           267              264
                17                9               (8)             (9)              (14)              --                4
                --               --               --              --                --               --               --
                83               73               65              77                74               55               48
               103               96               87              81                45               71               82
               230              222              214             160               107              141              138
               230              222              214             156(f)              5              143              141

              2.07             2.02             1.95            1.42               .91             1.17             1.12
              2.07             2.02             1.95            1.38(f)            .04             1.19             1.14
- - - - ------------------------------------------------------------------------------------------------------------------------


            $5,010           $4,442           $4,085          $3,714            $3,397           $3,041           $2,663
             3,900            3,366            3,000           2,705             2,661            2,457            2,199
               214              262              110             145               180               84               55
               954              854              668             616               707              528              389
             1,688            1,445            1,272           1,147             1,100            1,163            1,119
- - - - ------------------------------------------------------------------------------------------------------------------------


               7.9%             8.4%             8.8%            7.5%              5.5%             8.0%             8.2%
              14.7%            16.4%            17.6%           14.2%              9.2%            12.4%            12.8%
              38.5%            38.4%            37.6%           36.8%             40.2%            33.8%            29.6%
              52.7%            53.7%            65.4%           64.7%             64.6%            69.8%            68.7%
               4.2              4.6              4.9             3.9               2.8              4.4              4.8
- - - - ------------------------------------------------------------------------------------------------------------------------



              $528             $447             $469            $471              $437             $372             $332
               303              281              258             243               219              187              176
               621              562              556             368               407              399              266
               .69              .63              .55             .45               .38              .32              .26
             31-22            25-18            27-14           27-16             21-13            15-10             13-9
               111              110              110             113               117              121              124

             15.17            13.11            11.60           10.33              9.60             9.89             9.08
            11,100           11,400           11,900          12,000            11,600           11,400           12,000
            14,000           14,100           13,300          12,100            12,700           12,500           12,000
========================================================================================================================

(g) Data per common share are based on the average number of shares outstanding during each year retroactively restated to reflect a two-for-one stock split in 1992 and 1986, except for book value per common share, which is based on the number of shares outstanding at the end of each year retroactively restated.
(h)   Financial ratios were calculated using income from continuing operations.
(i) Total debt includes long-term debt, other financings, current portion of long-term debt and other financings, and short-term borrowings as of the end of the year.
(j) Depreciation expense in 1993 excludes $56 million associated with asset write-downs.
(k) Capital expenditures include additions to plant and equipment, investment in and advances to unconsolidated affiliates, acquisitions, and capital lease additions.