Form 10-K405, Exhibit 13
period 1995-09-30
AIR PRODUCTS & CHEMICALS INC /DE/
filed 1995-12-12
CIK 2969

--------------------------------------------------------------------------------
1995 FINANCIAL REVIEW
--------------------------------------------------------------------------------


Management's Discussion and Analysis                                           2
Company Responsibility for Financial Statements                                9
Report of Independent Public Accountants                                       9
Consolidated Income                                                           10
Consolidated Balance Sheets                                                   11
Consolidated Cash Flows                                                       12
Consolidated Shareholders' Equity                                             13
Notes to Consolidated Financial Statements                                    14
Eleven-Year Summary of Selected Financial Data                                32

MAJOR FACTORS AFFECTING EARNINGS*

Major factors affecting comparison of earnings per share before cumulative effect of accounting changes between 1995 and 1994 were:

o    Sold record volumes of industrial gases and chemicals
o    Improved earnings of international gas equity affiliates
o    Higher selling prices for chemical products
o    Less profitable equipment sales mix
o    Favorable foreign currency effects
o    Prior-year loss of 66 cents per share for derivative contract settlements
o    Higher interest expense
o    Lower average shares outstanding

CHANGES IN EARNINGS PER SHARE*

                                                                    Increase
                                          1995          1994       (Decrease)
-----------------------------------------------------------------------------
Earnings per share .................     $3.29         $2.18         $1.11
Less: Special items ................       .06          (.53)          .59
-----------------------------------------------------------------------------
                                         $3.23         $2.71         $ .52
=============================================================================

OPERATIONS

Industrial Gases and Chemicals
   (excluding industrial chemicals)
   Volume ........................................................      $   1.37
   Selling price and mix .........................................           .41
   Costs excluding depreciation ..................................         (1.25)
   Depreciation ..................................................          (.13)
   Currency effects ..............................................           .10
Industrial Chemicals .............................................          (.01)
Environmental and Energy .........................................          (.06)
Equipment and Services ...........................................          (.07)
Corporate and Other ..............................................           .09
--------------------------------------------------------------------------------
 Subtotal ........................................................           .45

OTHER

Equity affiliates' income ........................................           .18
Interest expense .................................................          (.12)
Tax items ........................................................          (.04)
Lower average shares outstanding .................................           .05
--------------------------------------------------------------------------------
 Total ...........................................................      $    .52
================================================================================

*See Management's Discussion and Analysis for further information.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

RESULTS OF OPERATIONS

CONSOLIDATED
(Millions of dollars, except per share)            1995        1994        1993
--------------------------------------------------------------------------------
Sales .......................................     $3,865      $3,485      $3,328
Operating income ............................        602         486         369
Equity affiliates' income ...................         51          28          13

Income before cumulative effect of
   accounting changes .......................        368         234         201
Net income ..................................        368         248         201
Earnings per share:
   Income before cumulative effect
    of accounting changes ...................       3.29        2.06        1.76
   Net income ...............................       3.29        2.18        1.76
================================================================================

The results of 1995, 1994, and 1993 included the effects of special items, including the impact of accounting changes. These items should be considered in the comparison of the annual results.

Fiscal 1995 results included a gain of $11 million ($6 million after tax, or $.06 per share) from the sale of an industrial gas plant.

The 1994 results were reduced by a net after-tax charge of $60 million, or $.53 per share, for special items. The components of special items on a before- and after-tax basis were as follows: a charge of $121 million ($75 million after tax, or $.66 per share) for derivative contract settlements; a charge of $11 million ($7 million after tax, or $.06 per share) for the outsourcing of the merchant gas distribution function in the United Kingdom; a net tax benefit of $6 million, or $.05 per share, resulting from changes in certain state income tax regulations; an after-tax benefit of $2 million, or $.02 per share, from the favorable tax treatment, net of expense, of the charitable contribution of the remaining shares of a stock investment in an insurance company; and a net after-tax benefit of $14 million, or $.12 per share, from the adoption of three new accounting standards.

Special items in 1993 totaled to a net after-tax charge of $63 million, or $.56 per share. The components of special items on a before- and after-tax basis were as follows: a charge of $58 million ($37 million after tax, or $.32 per share) for costs associated with reducing the workforce by 7-10%; a charge of $62 million ($39 million after tax, or $.35 per share) for selected asset write-downs; a gain of $13 million ($9 million after tax, or $.07 per share) from the sale of stock options and partial sale of a stock investment in an insurance company; a gain of $4 million ($2 million after tax, or $.02 per share) from the sale of a business venture; and a gain of $4 million ($2 million after tax, or $.02 per share) from an insurance settlement related to a chemicals facility.

The table below presents the results for 1995, 1994, and 1993 exclusive of special items. The discussion of the consolidated and segments results is based on income excluding special items. A description of the products and services and markets for each of the four business segments is included in Note 20 to the consolidated financial statements.

EXCLUSIVE OF SPECIAL ITEMS

(Millions of dollars, except per share)        1995          1994          1993
--------------------------------------------------------------------------------
Sales ..................................      $3,865        $3,485        $3,328
Operating income .......................         591           511           468
Equity affiliates' income ..............          51            28            13
Net income .............................         362           308           264
Earnings per share .....................        3.23          2.71          2.32
================================================================================

The company's results expanded to record levels in 1995. Sales grew 11% while operating income was up 16%, or $80 million. Equity affiliates' income rose $23 million to $51 million in 1995. Net income increased $54 million, or $.52 per share, to $362 million, or $3.23 per share.

The attainment of the 1995 record results was due principally to the improved performances of the industrial gases and chemicals segments and significantly higher results from the international gas equity affiliates. The improved performances of the industrial gases and chemicals segments were attributable to broad-based volume gains as worldwide economies strengthened. These businesses continue to demonstrate strong, profitable growth, reflecting our solid market and product positions. Additionally, the 1995 results benefited from favorable foreign currency effects due to stronger European currencies. These gains were slightly offset by lower results of both the environmental and energy business and equipment and services segment.

Sales in 1994 increased 5% while operating income was up 9%, or $43 million. Equity affiliates' income rose $15 million to $28 million in 1994. Net income increased $44 million, or $.39 per share, to $308 million, or $2.71 per share.

The improved profitability in 1994 was due to the strong operating performances of the three major business segments and from reduced costs resulting from the 1993 workforce reduction program and asset write-downs. Equipment and services results declined significantly due to decreased levels of manufacturing activity. A key factor for the improved operating performances of the industrial gases and chemicals segments was higher worldwide shipments in most product lines. The profitability of the environmental and energy business continued to improve in 1994 due to the strong operating performance of existing and new cogeneration and waste-to-energy facilities.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
--------------------------------------------------------------------------------


In 1993, the company announced a program to reduce the worldwide workforce by 7-10% and the write-down of selected assets to net realizable value. These actions reduced 1995 and 1994 cost levels by approximately $16 million ($10 million after tax, or $.09 per share) and $43 million ($26 million after tax, or $.23 per share), respectively, from the preceding year. Since the program to reduce the workforce was substantially complete by the end of fiscal 1995, further reductions in the annual cost levels are not expected to be significant.

SEGMENT ANALYSIS

INDUSTRIAL GASES

(Millions of dollars)                            1995         1994         1993
--------------------------------------------------------------------------------
Sales ......................................    $2,177       $1,968       $1,814
Operating income excluding
   special items ...........................       434          391          362
Operating income, as reported ..............       445          380          309
Equity affiliates' income ..................        22            4           --
================================================================================

Sales in 1995 were up 11% over the prior year due to higher worldwide shipments of merchant and on-site gases. Favorable European currency effects contributed 3% to the 11% sales increase. Worldwide volumes of merchant gases increased 6%, as shipments in most major product lines reached record levels. Selling prices of merchant gases increased in the United States but declined in Europe. The variance in selling prices and mix for merchant gases did not significantly affect sales in 1995. Worldwide on-site gas sales, excluding currency effects, were up 10%, reflecting higher shipments.

Operating income in 1995 increased 11%, or $43 million. The improved profitability reflects record profits in the on-site gas business, higher merchant gas volumes, and stronger European currencies. Favorable European currency effects contributed 3% to the 11% increase in operating income. The on-site gas business achieved record results due principally to higher shipments, particularly to the metals and refining industries. The segment results also benefited from cost reductions related to reduced staffing levels resulting from the 1993 workforce reduction program. The profitability of the segment was tempered by higher distribution costs due to tight supply/demand conditions in some areas of the United States and costs related to major work process changes. These work process changes are expected to result in higher sales volume, improved customer focus, and lower costs.

Special items consisted of income of $11 million from the sale of an industrial gas plant in 1995 and an $11 million charge for the outsourcing of the merchant gas distribution function in the United Kingdom in 1994. The outsourcing of the U.K. distribution function will not have a material effect on future operating results.

Equity affiliates' income in 1995 increased $18 million. The key factors contributing to the higher profitability were the significantly improved results of the Spanish and Asian affiliates and the income contribution of an affiliate in South Africa. The results were somewhat tempered by additional costs incurred which supported the growth of the Asian ventures. The results of the Mexican affiliate were up slightly over the prior year despite the devaluation of the peso.

In October 1995, the company acquired an additional 21.5% of the outstanding shares in Carburos Metalicos S.A. (Carburos), their Spanish equity affiliate. With this acquisition, the company owns 47.6% of the outstanding shares of Carburos. In September 1996, the company will make a tender offer, subject to the approval of Spanish authorities, to acquire the remaining shares of Carburos. For the year ended 30 September 1995, Carburos had unaudited sales of $287 million and net income of $44 million. See Note 17 to the consolidated financial statements for additional details.

Sales in 1994 were up 9% from 1993 due to higher worldwide shipments of merchant and on-site gases. European currency effects did not significantly affect the 1994 results as compared to 1993. Worldwide volumes of merchant gases increased 6%. These worldwide gains were tempered by the impact of slightly lower average selling prices for merchant gases. Pressure on selling prices of merchant gases continued worldwide, especially in Europe. Worldwide on-site gas sales were up 10% over 1993, principally due to volume growth. Additionally, sales of gas-related equipment and services associated with the electronics industry increased during 1994.

Operating income in 1994 increased 8%, or $29 million. Key factors for this improved profitability were higher worldwide shipments and reduced costs resulting from the 1993 workforce reduction program. These gains were partially offset by lower average selling prices for merchant gases. In the United States, the results were comparable to the prior year. Results of Europe and the Brazilian subsidiary improved significantly from the depressed levels in 1993.

Special items in 1993 consisted of a $53 million charge for the workforce reduction program and selected asset write-downs.

Equity affiliates' income in 1994 increased from the prior year principally as a result of higher earnings of the Spanish affiliate. This gain was partially offset by lower earnings of the Mexican affiliate.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
--------------------------------------------------------------------------------

CHEMICALS

(Millions of dollars)                            1995         1994         1993
--------------------------------------------------------------------------------
Sales .....................................     $1,359       $1,182       $1,092
Operating income excluding
    special items .........................        193          148          127
Operating income, as reported .............        193          148           96
Equity affiliates' income .................          1           --            1
================================================================================

Sales in 1995 increased 15% over the prior year. Volumes rose 10%, as all major product lines experienced higher shipments in both the domestic and export markets. Selling prices for most products improved in 1995. On average, there was a favorable price/mix variance of 4%. Favorable currency effects contributed 1% to the 15% sales increase.

Operating income set a new record, up 30%, or $45 million, from 1994. This increase was generated by a combination of strong volume growth, higher margins, and favorable currency effects. The improvement in margins reflects higher selling prices for most products and stabilizing raw material costs. The results benefited from higher ammonia and methanol prices on a year-to-year basis, though the company is no longer in the commodity ammonia business and methanol prices have declined during the second half of fiscal 1995. The 1994 results were adversely affected by planned shutdowns at the company's polyvinyl alcohol facilities due to market conditions. Favorable currency effects contributed 6% to the 30% increase in operating income.

A portion of the ammonia capacity, which contributed $12 million to operating income during the first half of fiscal 1995, was shut down in February and converted to hydrogen production. This conversion took the company out of the commodity ammonia business and provided needed capacity for the strategic hydrogen product line. Ammonia that was produced at this facility was both sold to third-party customers and used as a feedstock for certain chemical products. Third-party sales of ammonia were $25 million in fiscal 1995. This portion of ammonia capacity contributed $36 million to trade sales and $18 million to operating income in fiscal 1994.

Sales in 1994 increased 8% from 1993. Higher shipments were achieved in most major product lines, as volume of shipments rose 7%. Volumes in polyurethane intermediates were significantly higher in comparison to 1993, which was impacted by a longer-than-scheduled outage at a customer facility. Average selling prices were up slightly from 1993.

Operating income in 1994 increased 16%, or $21 million. The improved profitability was due to higher shipments, substantially improved ammonia and methanol margins, and reduced costs resulting from the 1993 workforce reduction program and selected asset write-downs. The improvement in ammonia and methanol margins resulted from higher selling prices combined with lower natural gas costs. These gains were partially offset by significantly lower polyvinyl alcohol margins resulting from excess world capacity, intense competition, and plant shutdowns to control inventory levels.

Special items in 1993 consisted of a charge of $35 million for the workforce reduction program and selected asset write-downs and a gain of $4 million from an insurance settlement.

ENVIRONMENTAL AND ENERGY

(Millions of dollars)                              1995         1994       1993
-------------------------------------------------------------------------------
Sales ........................................     $ 58         $67        $ 83
Operating income excluding
   special items .............................       (5)          6          (2)
Operating income, as reported ................       (5)          6         (25)
Equity affiliates' income ....................       28          24          12
================================================================================

Sales in 1995 decreased $9 million from the prior year while operating income was a loss of $5 million compared to income of $6 million last year. The prior-year results benefited from the completion of the final portion of an equipment sale associated with the construction of a cogeneration facility for an unconsolidated affiliate and the receipt of a performance bonus associated with this sale. Current period sales associated with the operation of a cogeneration facility in California compared unfavorably to the prior year due to weather-related power curtailments and a planned major maintenance outage at the facility. Additionally, the results of the landfill gas business were down due to lower selling prices combined with higher costs. Nonconventional fuel tax credits in 1995 of $6 million, applicable to the landfill gas business, benefited net income but are not included in operating income.

Equity affiliates' income in 1995 reflects stronger operations at the waste-to-energy facilities, partially offset by the unfavorable impact of weather-related power curtailments and a planned major maintenance outage at a cogeneration facility.

Sales declined in 1994 from 1993 principally due to an equipment sale associated with the construction of a cogeneration facility in Orlando, Florida for an unconsolidated affiliate in 1993. This decline was partially offset by higher sales associated with the operating contracts for the Orlando and Stockton cogeneration facilities. The Orlando facility began commercial operations in late fiscal 1993 while the Stockton facility experienced lower customer curtailment in 1994. The higher sales associated with these operating contracts and lower depreciation charges for the landfill gas business were the principal factors for the improvement in income in 1994. Nonconventional fuel tax credits were $5 million in both 1994 and 1993.

In 1993, a $23 million charge for the workforce reduction program and the write-down of landfill gas assets were categorized as a special item.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
--------------------------------------------------------------------------------

Equity affiliates' income substantially increased in 1994 from the prior year due to stronger operations at existing and new cogeneration and waste-to-energy facilities, including the waste-to-energy facility in Niagara Falls, New York, which was acquired in the third quarter of fiscal 1993. These gains were mitigated by development costs for new projects.

EQUIPMENT AND SERVICES

(Millions of dollars)                              1995         1994        1993
--------------------------------------------------------------------------------
Sales ......................................       $271         $268        $339
Operating income excluding
   special items ...........................         (2)          11          29
Operating income, as reported ..............         (2)          11          26
================================================================================

Sales in 1995 were comparable to the prior year while operating income declined $13 million. The current year's results reflect a less profitable project mix and higher project costs. Also included in the 1994 results was a gain from a contract settlement payment. Sales backlog for the equipment product lines was $198 million at 30 September 1995 compared to $183 million at the end of fiscal 1994.

Sales and operating income in 1994 were down from the exceptionally high level of the prior year. The 1994 results reflect decreased levels of manufacturing activity in the cryogenic air separation and liquefied natural gas equipment businesses and increased costs to complete certain projects. The 1994 results included a gain from a contract settlement payment.

Special items in 1993 consisted of a charge of $7 million for the workforce reduction program and a gain of $4 million from the sale of a business venture.

CORPORATE AND OTHER This area includes unallocated corporate expenses and income and foreign exchange gains and losses.

(Millions of dollars)                              1995        1994        1993
--------------------------------------------------------------------------------
Operating income excluding
   special items .............................     $(29)       $(45)       $(48)
Operating income, as reported ................      (29)        (59)        (37)
================================================================================

The 1995 net expense declined $16 million from the prior year due primarily to a favorable variance of $11 million in foreign exchange and lower costs related to reengineering studies. The 1994 net expense declined $3 million as the impact of lower foreign exchange losses was partially offset by costs related to reengineering studies and lower interest and dividend income.

The 1994 special items included a charge of $12 million from the termination of two contracts which hedged currency risk and an expense of $2 million from the charitable contribution of the remaining shares of a stock investment in an insurance company. Special items in 1993 consisted of a gain of $13 million from the sale of stock options and the partial sale of a stock investment in an insurance company and a charge of $2 million for the workforce reduction program.

LOSS ON LEVERAGED INTEREST RATE SWAPS

The company entered into five highly leveraged interest rate swap contracts with a notional value of $203 million during the first quarter of 1994. By 30 June 1994, the company terminated three of these contracts and closed the other two. These contracts were accounted for on a mark-to-market basis. In 1994, the company recognized a loss of $107 million on these derivative contracts. This loss reflects the cost to terminate or close these contracts. The termination and closure of these derivative contracts eliminated any further earnings impact from these contracts due to changes in interest rates. The closure of the two highly leveraged interest rate swap contracts has resulted in a liability, the balance of which was $60 million at 30 September 1995. For further information, see Note 5 to the consolidated financial statements.

INTEREST EXPENSE

(Millions of dollars)                               1995         1994       1993
--------------------------------------------------------------------------------
Interest incurred .............................     $118         $90         $87
  Less:  Interest capitalized .................       18          10           5
         Brazilian currency
           adjustments ........................       --           1           1
  Add:   Termination of
           derivatives ........................       --           2          --
--------------------------------------------------------------------------------
Interest expense ..............................     $100         $81         $81
================================================================================

Interest expense in 1995 was $19 million higher than in 1994. Interest incurred in 1995 increased $28 million due to a higher level of average debt outstanding combined with higher rates. Interest expense in 1994, which included a charge of $2 million from the termination of certain small interest rate hedge agreements, was comparable to the prior year. Interest incurred in 1994 increased $3 million as the impact of a higher level of average debt outstanding was partially offset by lower interest rates.

INCOME TAXES

                                               1995          1994          1993
--------------------------------------------------------------------------------
Effective tax rate ......................      33.4%         28.2%         33.2%
================================================================================

The 1994 effective tax rate reflects lower state taxes due principally to changes in state income tax regulations. The cumulative impact of these changes resulted in a net tax benefit of $6 million. The 1994 effective tax rate also reflects the favorable tax treatment of the charitable contribution, before-tax expense of $2 million, of the remaining shares of a stock investment in an insurance company. The tax benefit associated with this contribution, based on fair value of the investment,

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
--------------------------------------------------------------------------------

was $4 million. The effective tax rate for 1994, excluding these items and the derivative losses, was 33.0%. This rate is comparable to the effective tax rates of 1995 and 1993.

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

The amounts charged to earnings on an after-tax basis related to environmental protection totaled $27 million, $28 million, and $32 million for 1995, 1994, and 1993, respectively. These amounts represent expenses for compliance with environmental laws, as well as remedial activities, and costs incurred to meet internal company standards. Such costs are estimated to be approximately $32 million in both 1996 and 1997.

Although precise amounts are difficult to define, the company estimates that in fiscal 1995 it spent approximately $13 million on capital projects to control pollution versus $21 million in 1994. Capital expenditures to control pollution in future years are estimated at $29 million in 1996 and $28 million in 1997.

It is the company's policy to accrue environmental investigatory and noncapital remediation costs for identified sites when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. The potential exposure for such costs is estimated to range from $18 million to a reasonably possible upper exposure of $56 million. The balance sheet at 30 September 1995 includes an accrual of $35 million and a receivable balance of $1 million related to third-party recoveries. At 30 September 1994, the balance sheet accrual was $30 million.

In addition to the environmental exposures discussed in the preceding paragraph, there will be spending at a company-owned manufacturing site where the company is undertaking RCRA corrective action remediation. During 1995, the company signed consent orders for corrective action with state and federal regulatory agencies. The company estimates capital costs to implement the anticipated remedial program will range from $23-$33 million, with spending to commence during fiscal 1996. Operating and maintenance expenses associated with continuing the remedial program are estimated to be $1 million per year beginning fiscal 1998 and continuing for an estimated period of up to 30 years. A former owner and operator at the site has agreed to reimburse the company 20% of the costs incurred in the remediation. The cost estimates have not been reduced by such reimbursement, which the company believes is probable of realization.

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

LIQUIDITY, CAPITAL RESOURCES, AND OTHER FINANCIAL DATA

Air Products maintained its solid financial condition in 1995. Strong cash flow provided by operating activities, supplemented with additional debt, supported a significant increase in capital spending. The company's senior debt and commercial paper continued to be rated A+/A1 and A1/P1, respectively.

CAPITAL EXPENDITURES Capital expenditures of $969 million in 1995 were 48% above the 1994 level, with additions to plant and equipment, largely in support of the worldwide expansion of industrial gases, increasing by 42%. Acquisitions in 1995 included an industrial cylinder gas business in the U.S. and a line of epoxy curing agents from Akzo Nobel NV. Investments in and advances to unconsolidated affiliates are primarily equity investments in international affiliates and environmental and energy systems projects. Included in 1993 was a significant equity investment in the largest Mexican industrial gas company.

(Millions of dollars)                               1995        1994        1993
--------------------------------------------------------------------------------
Additions to plant and
   equipment .................................      $870        $611        $491
Investment in and advances to
   unconsolidated affiliates .................        29          41         171
Acquisitions .................................        65          --          --
Capital leases ...............................         5           3           4
--------------------------------------------------------------------------------
Total ........................................      $969        $655        $666
================================================================================

Capital expenditures for new plant and equipment and investment in unconsolidated affiliates, including a significant equity investment in Carburos, are expected to be approximately $1.2 billion in 1996. In addition, the company intends to continue to pursue acquisition opportunities closely aligned with existing businesses and key business strategies. It is anticipated that these expenditures will be funded with cash from operations supplemented with proceeds from financing activities.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
--------------------------------------------------------------------------------

In November 1994, the company published a tender offer to acquire 74.2% of the outstanding shares of Carburos, representing all of the shares not owned by the company. The company made a second tender offer in September 1995 and, subject to the approval of the Spanish authorities, will make a third tender offer in September 1996 to acquire the remaining shares. The company acquired less than 1% of the outstanding shares with the first tender offer while the second tender resulted in the acquisition of an additional 21.5% of the outstanding shares at a cost of $120 million in October 1995. After the second tender offer, the company owns 47.6% of the outstanding shares of Carburos. In October 1995, the company issued $125 million of 6.6% medium-term notes due in fiscal 2008 to finance the acquisition of shares in the second tender offer. Additionally, the company entered into an interest rate and currency swap agreement to effectively convert $120 million of the medium-term notes into a Spanish peseta liability with an average interest rate of 10.66% and maturities ranging from three to ten years. It is anticipated that the total cost of acquiring the 74.2% of Carburos shares will be approximately $460 million with no adverse impact on the company's overall liquidity. It is expected that the subsequent acquisitions will be funded with proceeds from borrowings. See Note 17 to the consolidated financial statements for additional details.

FINANCING AND CAPITAL STRUCTURE Capital needs in 1995 were satisfied with cash from operations supplemented with additional debt. Total debt increased $437 million to $1,681 million at 30 September 1995. At year end, total debt as a percentage of total debt plus equity was 41% as compared to 36% at the end of 1994.

Financing activities during 1995, principally in the United States, included the public issuance of $100 million of 8.35% coupon notes due 2002, $150 million of 7 3/8% notes due 2005, and $111 million of medium-term notes with maturities ranging from three to twelve years and coupons from 6.6% to 8.22%. Debt retirements during the year included $100 million of 11 1/2% notes due 1995.

At year end, $328 million of commercial paper was outstanding compared to $148 million at the end of 1994. Of the $328 million, $210 million funded foreign currency lending to subsidiaries.

Substantial credit facilities are maintained to provide backup funding for commercial paper and to ensure availability of adequate resources for corporate liquidity. At 30 September 1995, the company's revolving credit commitments amounted to $400 million in the United States. No borrowings were outstanding under these commitments at the end of fiscal 1995. Additional commitments totaling $100 million were maintained by the company's foreign subsidiaries, of which $2 million was utilized at year end.

At 30 October 1995, the company had unutilized shelf registration for $245 million of medium-term notes.

In December 1993, the company established a trust to fund a portion of future payments to employees under existing compensation and benefit plans. The trust, which is administered by an independent trustee, was funded with 10 million shares of Treasury Stock. It will not increase or alter the amount of benefits or compensation which will be paid under existing plans. The existence of the trust has no impact on earnings per share or return on shareholders' equity.

During fiscal 1995 and 1994, 2.7 million and 1.8 million treasury shares were purchased at a cost of $124 million and $85 million, respectively.

FINANCIAL INSTRUMENTS The company enters into contractual agreements in the ordinary course of business to hedge its exposure to interest rate and foreign currency risks. Counterparties to these agreements are major financial institutions. Management believes the risk of incurring losses related to credit risk is remote and any losses would be immaterial.

Interest rate swap agreements are used to reduce interest rate risks and costs inherent in the company's debt portfolio. The company enters into these agreements to change the fixed/variable interest rate mix of the debt portfolio to reduce the company's aggregate risk to movements in interest rates. Accordingly, the company enters into agreements to effectively convert variable-rate debt to fixed-rate debt to reduce the company's risk of incurring higher interest costs due to rising interest rates. The company will also enter into agreements to effectively convert its fixed-rate debt into variable-rate debt which is principally indexed to LIBOR rates to reduce interest costs in periods of falling interest rates. The company has entered into interest rate swap contracts to effectively convert the stated variable rates on certain medium-term notes to interest rates based on LIBOR. The company is also party to interest rate and currency swap contracts. These contracts entail both the exchange of fixed- and floating-rate interest payments periodically over the life of the agreement and the exchange of one currency for another at inception and a specified future date. These contracts effectively convert the currency denomination of a debt instrument into another currency in which the company has a net equity position while changing the interest rate characteristics of the instrument. The contracts are used to hedge intercompany lending activities and the value of investments in certain foreign subsidiaries and affiliates.

The company, in management of its exposure to fluctuations in foreign currency exchange rates, has entered into a variety of foreign exchange contracts, including forward, option combination, and purchased option contracts. These agreements generally involve the exchange of one currency for a second

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)
--------------------------------------------------------------------------------

currency at some future date. The company enters into forward exchange and option combination contracts to reduce the exposure to foreign currency fluctuations associated with certain monetary assets and liabilities, as well as certain firm commitments and highly anticipated cash flows. The company is also party to purchased option contracts which, if exercised, involve the sale or purchase of foreign currency at a fixed exchange rate for a specified period of time. These contracts are used to hedge firm commitments and certain highly anticipated cash flows, including export sales transactions.

Additional details on these and other financial instruments are set forth in Notes 3, 5, and 6 to the consolidated financial statements.

WORKING CAPITAL Working capital (excluding cash and cash items, short-term borrowings, and current portion of long-term debt) was $421 million at the end of 1995 versus $322 million last year. Inventories and trade receivables increased due to higher sales activity. Months-on-hand of inventories was comparable to the prior year. Other current assets at the end of fiscal 1995 included a $20 million receivable, which was collected in October 1995, from the termination of an EES project.

Working capital (excluding cash and cash items, short-term borrowings, and current portion of long-term debt) was $322 million at the end of 1994 compared to $318 million at the end of 1993. At 30 September 1994, months-on-hand of chemicals inventories declined modestly from the prior year. Accounts receivable increased due to higher sales activity.

DIVIDENDS In May 1995, the Board of Directors increased the quarterly cash dividend to 26 cents per share, an increase of 6%.

STOCK-BASED COMPENSATION In October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation." The company is required to adopt this standard no later than fiscal 1997. Presently, the company does not recognize expense relative to stock options. This statement permits the continuation of this approach but encourages companies to recognize expense for stock options at an estimated fair value based on an option pricing model. If expense is not recognized for stock options, pro forma footnote disclosure is required of what net income and earnings per share would have been under the statement's approach of valuing stock options. Certain other new disclosures also will be required. The company has not yet decided when it will adopt the new standard, but it has decided that it will not recognize the expense related to stock options in the financial statements. The impact of this new statement has not yet been completely evaluated.

PENSION PLAN FUNDING The funding policy for pension plans is to accumulate plan assets that, over the long run, will approximate the present value of projected benefits payable. In fiscal 1996, the company expects to contribute approximately $45 million to these plans.

INFLATION The financial statements are presented on a historical cost basis and do not fully reflect the impact of prior years' inflation. It is estimated that the cost of replacing the company's plant and equipment today is greater than its historical cost. Accordingly, depreciation expense would be greater if the expense were stated on a current cost basis.

--------------------------------------------------------------------------------
COMPANY RESPONSIBILITY FOR FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

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


/s/ Harold A. Wagner                            /s/ Gerald A. White
---------------------------                     -----------------------------
Harold A. Wagner                                Gerald A. White
Chairman, President,                            Senior Vice President-Finance
and Chief Executive Officer                     and Chief Financial Officer

2 November 1995


--------------------------------------------------------------------------------
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------

To the Shareholders and Board of Directors, Air Products and Chemicals, Inc.:

We have audited the accompanying consolidated balance sheets of Air Products and Chemicals, Inc. (a Delaware corporation) and subsidiaries as of 30 September 1995 and 1994, and the related consolidated statements of income, cash flows, and shareholders' equity for each of the three years in the period ended 30 September 1995. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Air Products and Chemicals, Inc. and subsidiaries as of 30 September 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended 30 September 1995, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, effective 1 October 1994, Air Products and Chemicals, Inc. changed its method of accounting for certain investments in debt and equity securities. Also, as discussed in
Note 2, effective 1 October 1993, Air Products and Chemicals, Inc. changed its methods of accounting for postretirement benefits other than pensions, postemployment benefits, and income taxes.


/s/ Arthur Andersen LLP
---------------------------
Arthur Andersen LLP
Philadelphia, Pennsylvania

2 November 1995

--------------------------------------------------------------------------------
CONSOLIDATED INCOME
--------------------------------------------------------------------------------
Air Products and Chemicals, Inc. and Subsidiaries


(Millions of dollars, except per share)
YEAR ENDED 30 SEPTEMBER                                           1995      1994      1993
-------------------------------------------------------------------------------------------
SALES AND OTHER INCOME
Sales (Note 1) ...............................................   $3,865    $3,485    $3,328
Other income (expense), net (Note 19) ........................       26        (1)       27
-------------------------------------------------------------------------------------------
                                                                  3,891     3,484     3,355
-------------------------------------------------------------------------------------------

COSTS AND EXPENSES
Cost of sales ................................................    2,317     2,112     2,030
Selling, distribution, and administrative ....................      869       789       744
Research and development .....................................      103        97        92
Workforce reduction and asset write-downs (Note 18) ..........       --        --       120
-------------------------------------------------------------------------------------------

OPERATING INCOME .............................................      602       486       369
Income from equity affiliates net of related expenses
  (Note 9) ...................................................       51        28        12
Gain on sale of investment in equity affiliates ..............       --        --         1
Loss on leveraged interest rate swaps (Note 5) ...............       --       107        --
Interest expense (Note 1) ....................................      100        81        81
-------------------------------------------------------------------------------------------

INCOME BEFORE TAXES ..........................................      553       326       301
Income taxes (Notes 1 and 11) ................................      185        92       100
-------------------------------------------------------------------------------------------

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGES ........      368       234       201
Cumulative Effect of Accounting Changes (Note 2) .............       --        14        --
-------------------------------------------------------------------------------------------
NET INCOME ...................................................   $  368    $  248    $  201
===========================================================================================

MONTHLY AVERAGE OF COMMON SHARES OUTSTANDING (in millions) ...      112       114       114
-------------------------------------------------------------------------------------------

EARNINGS PER COMMON SHARE
   Income before Cumulative Effect of Accounting Changes .....   $ 3.29    $ 2.06    $ 1.76
   Cumulative Effect of Accounting Changes (Note 2) ..........       --       .12        --
-------------------------------------------------------------------------------------------
NET INCOME ...................................................   $ 3.29    $ 2.18    $ 1.76
===========================================================================================

The accompanying notes are an integral part of these statements.

--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
Air Products and Chemicals, Inc. and Subsidiaries


(Millions of dollars, except per share)
30 SEPTEMBER                                                                                                   1995           1994
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
------------------------------------------------------------------------------------------------------------------------------------
CURRENT ASSETS
Cash and cash items (Note 1) ..........................................................................      $    87        $   100
Trade receivables, less allowances for doubtful accounts of $14 in 1995 and $13 in 1994 ...............          625            559
Inventories (Notes 1 and 8) ...........................................................................          335            292
Contracts in progress, less progress billings .........................................................          123            103
Other current assets ..................................................................................          162            123
------------------------------------------------------------------------------------------------------------------------------------
    TOTAL CURRENT ASSETS ..............................................................................        1,332          1,177
------------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS (Notes 1, 3, and 9)
Investment in net assets of and advances to equity affiliates .........................................          581            608
Other investments and advances ........................................................................           76             14
------------------------------------------------------------------------------------------------------------------------------------
    TOTAL INVESTMENTS .................................................................................          657            622
------------------------------------------------------------------------------------------------------------------------------------

PLANT AND EQUIPMENT, at cost (Notes 1, 4, 7, and 15) ..................................................        7,350          6,520
   Less -- Accumulated depreciation ...................................................................        3,848          3,527
------------------------------------------------------------------------------------------------------------------------------------
    PLANT AND EQUIPMENT, net ..........................................................................        3,502          2,993
------------------------------------------------------------------------------------------------------------------------------------

GOODWILL (Note 1) .....................................................................................           81             67
OTHER NONCURRENT ASSETS ...............................................................................          244            177
------------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS ..........................................................................................      $ 5,816        $ 5,036
====================================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
Payables, trade and other (Note 19) ...................................................................      $   519        $   488
Accrued liabilities (Note 19) .........................................................................          249            229
Accrued income taxes ..................................................................................           56             38
Short-term borrowings (Note 19) .......................................................................          314            175
Current portion of long-term debt (Note 4) ............................................................          173            146
------------------------------------------------------------------------------------------------------------------------------------
    TOTAL CURRENT LIABILITIES .........................................................................        1,311          1,076
------------------------------------------------------------------------------------------------------------------------------------

LONG-TERM DEBT (Notes 4 and 15) .......................................................................        1,194            923
DEFERRED INCOME AND OTHER NONCURRENT LIABILITIES ......................................................          435            407
DEFERRED INCOME TAXES (Notes 1 and 11) ................................................................          478            424
------------------------------------------------------------------------------------------------------------------------------------
    TOTAL LIABILITIES .................................................................................        3,418          2,830
------------------------------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY (Notes 1, 10, and 12)
Common Stock (par value $1 per share; issued 1995 and 1994 - 124,727,792 shares) ......................          125            125
Capital in excess of par value ........................................................................          465            477
Retained earnings .....................................................................................        2,388          2,135
Unrealized gain on investments (Note 2) ...............................................................           41             --
Cumulative translation adjustments ....................................................................          (24)           (16)
Treasury Stock, at cost (1995 -- 3,044,469 shares; 1994 -- 1,318,963 shares) ..........................         (139)           (57)
Shares in trust  (1995 and 1994 -- 10,000,000 shares) .................................................         (458)          (458)
------------------------------------------------------------------------------------------------------------------------------------
    TOTAL SHAREHOLDERS' EQUITY ........................................................................        2,398          2,206
------------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ............................................................      $ 5,816        $ 5,036
====================================================================================================================================

The accompanying notes are an integral part of these statements.

--------------------------------------------------------------------------------
CONSOLIDATED CASH FLOWS
--------------------------------------------------------------------------------
Air Products and Chemicals, Inc. and Subsidiaries


(Millions of dollars)
YEAR ENDED 30 SEPTEMBER                                                                               1995        1994        1993
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income .....................................................................................      $ 368       $ 248       $ 201
Adjustments to reconcile income to cash provided by operating activities:
   Depreciation (Notes 1 and 7) ................................................................        382         353         346
   Loss on leveraged interest rate swaps (Note 5) ..............................................         --         107          --
   Deferred income taxes (Note 11) .............................................................         66           9          --
   Workforce reduction and asset write-downs (Note 18) .........................................         --          --         119
   Cumulative effect of accounting changes (Note 2) ............................................         --         (14)         --
   Other .......................................................................................         (3)         47          24
Working capital changes that provided (used) cash, net of effects of acquisitions:
   Trade receivables ...........................................................................        (64)        (41)        (44)
   Inventories and contracts in progress .......................................................        (58)        (35)        (69)
   Payables, trade and other ...................................................................         20          62          39
   Accrued liabilities .........................................................................         13           4         (11)
   Other .......................................................................................         10           8         (18)
Other ..........................................................................................        (16)          3          (3)
------------------------------------------------------------------------------------------------------------------------------------
    CASH PROVIDED BY OPERATING ACTIVITIES ......................................................        718         751         584
------------------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Additions to plant and equipment(a) ............................................................       (870)       (611)       (491)
Acquisitions(b) ................................................................................        (47)         --          --
Investment in and advances to unconsolidated affiliates ........................................        (29)        (41)       (171)
Termination/closure of leveraged interest rate swaps (Note 5) ..................................         (6)        (42)         --
Proceeds from sale of assets and investments ...................................................         34          18          47
Other ..........................................................................................          2           1           7
------------------------------------------------------------------------------------------------------------------------------------
    CASH USED FOR INVESTING ACTIVITIES .........................................................       (916)       (675)       (608)
------------------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Long-term debt proceeds(a) .....................................................................        361         128         276
Payments on long-term debt .....................................................................       (152)       (124)       (122)
Net increase in commercial paper ...............................................................        180          13          19
Net increase (decrease) in other short-term borrowings .........................................         15         (44)         54
Dividends paid to shareholders ..................................................................      (115)       (108)       (102)
Purchase of Treasury Stock (Note 10) ...........................................................       (124)        (85)         --
Other ..........................................................................................         17           4          31
------------------------------------------------------------------------------------------------------------------------------------
    CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES ...........................................        182        (216)        156
------------------------------------------------------------------------------------------------------------------------------------

Effect of Exchange Rate Changes on Cash ........................................................          3           2         (11)
------------------------------------------------------------------------------------------------------------------------------------

Increase (Decrease) in Cash and Cash Items .....................................................        (13)       (138)        121
Cash and Cash Items -- Beginning of Year .......................................................        100         238         117
------------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Items -- End of Year (Note 1) ....................................................      $  87       $ 100       $ 238
====================================================================================================================================

The accompanying notes are an integral part of these statements.

(a) Excludes capital leases of $5 million, $3 million, and $4 million in 1995, 1994, and 1993, respectively.
(b) Excludes debt of $18 million to former shareholders of company acquired in 1995.

--------------------------------------------------------------------------------
CONSOLIDATED SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------
Air Products and Chemicals, Inc. and Subsidiaries


(Millions of dollars, except per share)
YEAR ENDED 30 SEPTEMBER                                                                              1995        1994         1993
------------------------------------------------------------------------------------------------------------------------------------

COMMON STOCK
Balance, Beginning and End of Year ..........................................................       $   125     $   125     $   125
------------------------------------------------------------------------------------------------------------------------------------

CAPITAL IN EXCESS OF PAR VALUE
Balance, Beginning of Year ..................................................................           477         199         188
Issuance of Treasury Shares for benefit and stock option and award plans,
   961,794 shares in 1995, 1,100,286 shares in 1994, and 785,867 shares
   in 1993 ..................................................................................           (22)         (2)          2
Issuance of 10,000,000 Treasury Shares to trust .............................................            --         271          --
Tax benefit of stock option and award plans .................................................            10           9           9
------------------------------------------------------------------------------------------------------------------------------------
Balance, End of Year ........................................................................           465         477         199
------------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance, Beginning of Year ..................................................................         2,135       1,995       1,896
Net income ..................................................................................           368         248         201
Cash dividends -- Common Stock, $1.01 per share in 1995, $.95 per share in 1994,
   and $.89 per share in 1993 ...............................................................          (115)       (108)       (102)
------------------------------------------------------------------------------------------------------------------------------------
Balance, End of Year ........................................................................         2,388       2,135       1,995
------------------------------------------------------------------------------------------------------------------------------------

UNREALIZED GAIN ON INVESTMENTS (Note 2)
Balance, Beginning of Year ..................................................................            --          --          --
Adjustment to 1995 beginning balance for change in accounting method, net of income
   taxes of $23 .............................................................................            42          --          --
Change in unrealized gain, net of income taxes ..............................................            (1)         --          --
------------------------------------------------------------------------------------------------------------------------------------
Balance, End of Year ........................................................................            41          --          --
------------------------------------------------------------------------------------------------------------------------------------

CUMULATIVE TRANSLATION ADJUSTMENTS
Balance, Beginning of Year ..................................................................           (16)        (33)         85
Translation adjustments, net of income taxes of $28 benefit in 1995, $1 benefit in 1994,
   and $3 in 1993 ...........................................................................            (8)         17        (118)
------------------------------------------------------------------------------------------------------------------------------------
Balance, End of Year ........................................................................           (24)        (16)        (33)
------------------------------------------------------------------------------------------------------------------------------------

TREASURY STOCK
Balance, Beginning of Year ..................................................................           (57)       (184)       (196)
Issuance of Treasury Shares for benefit and stock option and award plans,
   961,794 shares in 1995, 1,100,286 shares in 1994, and 785,867 shares
   in 1993 ..................................................................................            42          26          12
Issuance of 10,000,000 Treasury Shares to trust .............................................            --         186          --
Purchase of Treasury Shares, 2,687,300 in 1995 and 1,843,300 in 1994 (Note 10) ..............          (124)        (85)         --
------------------------------------------------------------------------------------------------------------------------------------
Balance, End of Year ........................................................................          (139)        (57)       (184)
------------------------------------------------------------------------------------------------------------------------------------

SHARES IN TRUST (Note 1)
Balance, Beginning of Year ..................................................................          (458)         --          --
Contribution of 10,000,000 Treasury Shares ..................................................            --        (458)         --
------------------------------------------------------------------------------------------------------------------------------------
Balance, End of Year ........................................................................          (458)       (458)         --
------------------------------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY ..................................................................       $ 2,398     $ 2,206     $ 2,102
====================================================================================================================================

The accompanying notes are an integral part of these statements.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Air Products and Chemicals, Inc. and Subsidiaries

--------------------------------------------------------------------------------
1 MAJOR ACCOUNTING POLICIES
--------------------------------------------------------------------------------

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

LONG-TERM EQUIPMENT AND CONSTRUCTION REVENUE Revenues from equipment sale contracts are recorded primarily using the percentage-of-completion method. Under this method, the equipment and services segment recognizes revenues based primarily on labor costs incurred to date compared with total estimated labor costs. The environmental and energy segment recognizes revenues based primarily on contract costs incurred to date compared with total estimated contract costs. Changes to total estimated labor or contract costs and anticipated losses, if any, are recognized in the period determined.

DEPRECIATION In the financial statements, the straight-line method of depreciation is used which deducts equal amounts of the cost of each asset from earnings every year over its expected useful life. The following table shows the estimated useful lives of different types of assets:

Classification                             Expected Useful Lives
-----------------------------------------------------------------------
Buildings and components                   5 to 45 years
                                           (principally 30 years)
-----------------------------------------------------------------------
Gas generating and chemical
  facilities, machinery and                3 to 20 years
  equipment                                (principally 11 to 15 years)
=======================================================================

CAPITALIZED INTEREST As the company builds new plant and equipment or invests in unconsolidated affiliates in the development stage, it includes in the cost of these assets a portion of the interest payments it makes during the year. In 1995, the amount of capitalized interest was $18 million. In 1994, it was $10 million, and in 1993, $5 million.

INTEREST RATE SWAP AGREEMENTS The company enters into interest rate swap agreements to modify the interest rate characteristics of its outstanding debt. These agreements involve the exchange of fixed- and floating-rate interest payments periodically over the life of the agreement without the exchange of the underlying principal amounts. The differential to be paid or received is accrued as interest rates change and recognized over the life of the agreements as an adjustment to interest expense. The fair value of these swap agreements is not recognized in the financial statements.

The company is also party to interest rate and currency swap contracts. These contracts entail both the exchange of fixed- and floating-rate interest payments periodically over the life of the agreement and the exchange of one currency for another currency at inception and a specified future date. The contracts are used to hedge intercompany lending transactions and the value of investments in certain foreign subsidiaries and affiliates. Gains and losses on the currency component of these contracts, which hedge intercompany lending transactions, are recognized in income and offset the foreign exchange gains and losses of the related transaction. Gains and losses on the currency component of these contracts which hedged investments in certain foreign subsidiaries are not included in the income statement but are shown in the cumulative translation adjustments account. The interest component of these contracts is accounted for similarly to other interest rate swap agreements.

Gains and losses on terminated interest rate swap agreements are amortized into income over the remaining life of the underlying debt obligation or the remaining life of original swap, if shorter.

FOREIGN CURRENCY The value of the U.S. dollar rises and falls day to day on foreign currency exchanges. Since the company does business in many foreign countries, these fluctuations affect the company's financial position and results of operations.

Generally, foreign subsidiaries translate their assets and liabilities into U.S. dollars at current exchange rates -- that is, the rates in effect at the end of the fiscal period. The gains or losses that result from this process are shown in the cumulative translation adjustments account in the shareholders' equity section of the balance sheet.

The revenue and expense accounts of foreign subsidiaries are translated into U.S. dollars at the average exchange rates that prevailed during the period. Therefore, the U.S. dollar value of these items on the income statement fluctuates from period to period depending on the value of the dollar against foreign currencies.

Some transactions of the company and its subsidiaries are made in currencies different from their own. Gains and losses from these foreign currency transactions are generally included in income as they occur. The company enters into forward exchange and option combination contracts to manage the exposure to foreign currency fluctuations associated with certain monetary assets and liabilities denominated in a foreign currency as well as certain highly anticipated cash flows. Gains and losses on these contracts are recognized in income and offset the foreign exchange gains and losses of the related transaction.

Forward exchange and option combination contracts are sometimes used to hedge firm commitments, such as the purchase of

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

plant and equipment, and purchased foreign currency options are sometimes used to hedge firm commitments and certain highly anticipated cash flows, including export sales transactions. Gains and losses resulting from these agreements are deferred and reflected as adjustments of the related foreign currency transactions.

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

The measurement of environmental liabilities is based on an evaluation of currently available facts with respect to each individual site and considers factors such as existing technology, presently enacted laws and regulations, and prior experience in remediation of contaminated sites. While the current law potentially imposes joint and several liability upon each party at any Superfund site, the company's contribution to clean up these sites is expected to be limited, given the number of other companies which have also been named as potentially responsible parties and the volumes of waste involved. A reasonable basis for apportionment of costs among responsible parties is determined and the likelihood of contribution by other parties is established. If it is considered probable that the company will only have to pay its expected share of the total site cleanup, the liability reflects the company's expected share. In determining the probability of contribution, the company considers the solvency of the parties, whether responsibility is being disputed, the terms of any existing agreements, and experience to date regarding similar matters. These liabilities do not take into account any claims for recoveries from insurance or third parties and are not discounted. As assessments and remediation progress at individual sites, these liabilities are reviewed periodically and adjusted to reflect additional technical and legal information which becomes available. Actual costs to be incurred at identified sites in future periods may vary from the estimates, given inherent uncertainties in evaluating environmental exposures. The accruals for environmental liabilities are reflected in the balance sheet primarily as part of other noncurrent liabilities.

INCOME TAXES Effective 1 October 1993, the company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which requires the accounting for income taxes under the liability method. Under this method, deferred tax liabilities and assets are recognized for the tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates. A principal temporary difference results from the excess of tax depreciation over book depreciation because accelerated methods of depreciation and shorter useful lives are used for income tax purposes. The new standard will not have a significant impact on income tax expense, except when there are significant changes in statutory rates or regulations. The cumulative impact of a change in tax rates or regulations is included in income tax expense in the period that includes the enactment date. In fiscal 1994, as a result of changes in a state tax rate and regulation, income tax expense was reduced by a net benefit of $6 million.

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

GOODWILL When a company is acquired, the difference between the fair value of its net assets and the purchase price is goodwill. Goodwill is recorded as an asset on the balance sheet and is amortized into income over periods not exceeding 40 years. The company assesses the impairment of goodwill related to consolidated subsidiaries in accordance with SFAS No. 121. (See Note 2.) The measurement of an impairment loss of goodwill related to equity affiliates is based on expected undiscounted future cash flows, as the investment in equity affiliates is excluded from the scope of SFAS No. 121.

SHARES IN TRUST The company has established a trust, funded with Treasury Stock, to provide for a portion of future payments to employees under the company's existing compensation and benefit programs. Shares issued to the trust are valued at market price on the date of contribution and reflected as a

--------------------------------------------------------------------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

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

ESTIMATES AND ASSUMPTIONS The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


--------------------------------------------------------------------------------
2  ACCOUNTING CHANGES
--------------------------------------------------------------------------------

Effective 1 October 1994, the company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." A certain investment in marketable equity securities is reported at fair value with the unrealized gain on an after-tax basis recorded in a separate component of shareholders' equity. At 30 September 1995, the aggregate fair value of this equity security was $75 million, and the gross unrealized holding gain was $64 million. Prior year's amounts were not restated.

In fiscal 1995, the company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The statement requires the recognition of an impairment loss for an asset held for use when the estimate of undiscounted future cash flows expected to be generated by the asset is less than its carrying amount. Measurement of the impairment loss is based on fair value of the asset. Generally, fair value will be determined using valuation techniques such as the present value of expected future cash flows. It was the company's past policy to measure an impairment loss for assets held for use based on expected undiscounted future cash flows. Adoption of this statement will result in recognition of a larger loss, based on discounted future cash flows, in the year of impairment and lower depreciation charges over the remaining life of the asset. Since adoption, no impairment losses have been recognized. The recognition and measurement of impairment losses for long-lived assets to be disposed of under SFAS No. 121 is consistent with the company's past practice.

Effective 1 October 1993, the company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," SFAS No. 109, "Accounting for Income Taxes," and SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The cumulative effect of these accounting changes on years prior to fiscal 1994 is included in net income of fiscal 1994. Prior-year financial statements have not been restated to apply the provisions of these standards. The cumulative effect of each of these standards is as follows:

                                                                Earnings (Loss)
                                                    Income        per Common
(Millions of dollars, except per share)             (Loss)          Share
--------------------------------------------------------------------------------
Postretirement benefits other than
  pensions, net of an income
  tax benefit of $19 (Note 14) .................    $(31)          $(.28)
Income taxes (Notes 1 and 11) ..................      55             .49
Postemployment benefits, net of
  an income tax benefit of $6
  (Note 14) ....................................     (10)           (.09)
--------------------------------------------------------------------------------
                                                    $ 14           $ .12
================================================================================


--------------------------------------------------------------------------------
3 FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

Summarized below are the carrying values and fair values of the company's financial instruments as of 30 September 1995 and 1994.

The fair value of the company's debt, interest rate swap agreements, forward exchange contracts, option combination contracts, and purchased foreign currency options is based on estimates using standard pricing models that take into account the present value of future cash flows. The computation of fair values of these instruments is generally performed by the company. The fair value of other investments is based principally on quoted market prices. The carrying amounts reported in the balance sheet for cash and cash items, accrued liabilities, accrued income taxes, and short-term borrowings approximate fair value due to the short-term nature of these instruments. Accordingly, these items have been excluded from the table on the following page.

--------------------------------------------------------------------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

                                                                    1995                         1994
(Millions of dollars)                                    CARRYING           FAIR      CARRYING          FAIR
30 SEPTEMBER                                                VALUE          VALUE         VALUE         VALUE
------------------------------------------------------------------------------------------------------------
ASSETS
Other investments ....................................   $   76          $   76       $   14         $   79
Currency option contracts (Note 6) ...................       11               3           10              3
------------------------------------------------------------------------------------------------------------

LIABILITIES
Long-term debt, including current portion (Note 4) ...   $1,367          $1,454       $1,069         $1,067
Interest rate swap agreements (Note 5) ...............       11              10           13             40
Forward exchange contracts (Note 6) ..................        7              12           (2)            (4)
============================================================================================================


--------------------------------------------------------------------------------
4 LONG-TERM DEBT
--------------------------------------------------------------------------------

The following table shows the company's outstanding debt at the end of fiscal 1995 and 1994, excluding any portion of the debt required to be repaid within a year:

(Millions of dollars)
30 SEPTEMBER                                                                                   1995         1994
-----------------------------------------------------------------------------------------------------------------
Payable in U.S. dollars:
   8-7/8% Notes, due 2001................................................................     $ 100         $100
   8.35% Notes, due 2002.................................................................       100           --
   6-1/4% Notes, due 2003................................................................       100          100
   Medium-term Notes, Series B, due through 2003, weighted average interest rate 6.3%....        51           78
   Medium-term Notes, Series C, due through 2003, weighted average interest rate 6.0%....       166          145
   7-3/8% Notes, due 2005, effective interest rate 7.5%..................................       150           --
   8-1/2% Debentures, due 2006, effective interest rate 8.6%.............................       100          100
   Medium-term Note, Series D, due 2007, interest rate 6.7%..............................        30           --
   8-3/4% Debentures, due 2021, effective interest rate 9.0%.............................       100          100
   Commercial paper, weighted average interest rate 5.9%.................................        56           --
   Other, due 2002 to 2012, weighted average interest rate 5.8%..........................        34           25
Payable in foreign currency:
   14.75% Italian Lira Notes.............................................................        --           32
   11.75% Canadian Dollar Notes..........................................................        --           22
   9-1/2% British Pound Notes, due 1997..................................................        72           72
   5.9% British Pound loan, due 1999.....................................................        35           35
   10.8% French Franc loan, due through 2002.............................................         4            6
   9.2% Deutsche Mark loan, due through 2002.............................................         9           14
   Belgian Franc loans, due through 2006, weighted average interest rate 6.2%............        47           49
   Other, due through 2004, weighted average interest rate 5.2%..........................        14           17
Less: Unamortized discount...............................................................        (4)          (3)
-----------------------------------------------------------------------------------------------------------------
                                                                                              1,164          892
-----------------------------------------------------------------------------------------------------------------
Capital lease obligations:
United States, due through 2002, weighted average interest rate 5.9%.....................         6            6
Foreign, due through 2004, weighted average interest rate 10.1%..........................        24           25
-----------------------------------------------------------------------------------------------------------------
                                                                                                 30           31
-----------------------------------------------------------------------------------------------------------------
                                                                                             $1,194         $923
=================================================================================================================

--------------------------------------------------------------------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

Various debt agreements to which the company is a party include restrictions pertaining to the ability to create property liens and enter into certain sale and leaseback transactions.

The company has obtained the commitment of several commercial banks to lend money at market rates whenever needed by the company. For Air Products and Chemicals, Inc. and its U.S. subsidiaries, the total commitment of the banks at 30 September 1995 amounted to $400 million; no borrowings were outstanding under these commitments at the end of fiscal 1995. These committed lines of credit also are used to support the issuance of commercial paper. At 30 September 1995, foreign subsidiaries also had committed credit lines of $100 million, $2 million of which was borrowed and outstanding.

Maturities of long-term debt in each of the next five years are as follows: $173 million in 1996; $118 million in 1997; $69 million in 1998; $130 million in 1999; and $105 million in 2000.


--------------------------------------------------------------------------------
5 INTEREST RATE SWAP AGREEMENTS
--------------------------------------------------------------------------------

Interest rate swap agreements are used to reduce interest rate risks and costs inherent in the company's debt portfolio. The company enters into these agreements to change the fixed/variable interest rate mix of the debt portfolio to reduce the company's aggregate risk to movements in interest rates. Accordingly, the company enters into agreements to effectively convert variable-rate debt to fixed-rate debt to reduce the company's risk of incurring higher interest costs due to rising interest rates. The company will also enter into agreements to effectively convert its fixed-rate debt to variable-rate debt which is principally indexed to LIBOR rates to reduce interest costs in periods of falling interest rates. The company has entered into interest rate swap contracts to effectively convert the stated variable interest rates on $70 million of the medium-term notes, series C, to an average interest rate slightly above the three-month U.S. dollar LIBOR rate. The company is also party to interest rate and currency swap contracts. These contracts effectively convert the currency denomination of a debt instrument into another currency in which the company has a net equity position while changing the interest rate characteristics of the instrument.

Counterparties to interest rate swap agreements are major financial institutions. Management believes the risk of incurring losses related to credit risk is remote and any losses would be immaterial.

The table below illustrates the contract or notional (face) amounts outstanding, maturity dates, weighted average receive and pay rates as of the end of the fiscal year, and the net unrealized gain (loss) of interest rate swap agreements by type at 30 September 1995 and 1994. The notional amounts are used to calculate contractual payments to be exchanged and are not generally actually paid or received, except for the currency swap component of the contracts. The notional amount of these agreements is equal to or less than the designated debt instrument being hedged. The net unrealized gain (loss) on these agreements, which equals their fair value, is based on the relevant yield curve at the end of the fiscal year.

                                                           Weighted       Weighted   Unrealized   Unrealized           Net
                             Notional                  Average Rate   Average Rate        Gross        Gross    Unrealized
(Millions of dollars)         Amount     Maturities         Receive            Pay         Gain       (Loss)   Gain (Loss)
--------------------------------------------------------------------------------------------------------------------------
30 SEPTEMBER 1995
Fixed to Variable ..........   $313       1996-2003            8.6%           8.2%         $ 2        $ (8)        $ (6)
Variable to Fixed ..........    105       1997-2003            6.3%           7.5%          --          (4)          (4)
Variable to Variable .......     70       1996-2001            3.8%           6.0%          11          --           11
Interest Rate/Currency......     86            1996            5.9%           4.7%          --         (11)         (11)
--------------------------------------------------------------------------------------------------------------------------
                               $574                                                        $13        $(23)        $(10)
==========================================================================================================================

30 SEPTEMBER 1994
Fixed to Variable...........   $363       1995-2003            7.1%           6.2%         $ 1        $(22)        $(21)
Variable to Fixed ..........     15            1997            5.9%           7.1%          --          --           --
Variable to Variable........     70       1996-2001            2.8%           4.8%          --          (5)          (5)
Interest Rate/Currency......    118       1995-1996            5.6%           6.6%          --         (14)         (14)
--------------------------------------------------------------------------------------------------------------------------
                               $566                                                        $ 1        $(41)        $(40)
==========================================================================================================================

--------------------------------------------------------------------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

Of the net unrealized gain (loss) as of 30 September 1995 and 1994, a net gain of $1 million and net loss of $27 million, respectively, has not been recognized in the financial statements. Deferred gains/losses from terminated contracts at the end of fiscal 1995 and 1994 were not material.

After the effects of interest rate swap agreements, the company's total debt, including current portion, is composed of 66% fixed-rate debt and 34% variable-rate debt as of 30 September 1995.

In October 1995, the company terminated two fixed-to-variable interest rate swap agreements with a combined notional value of $100 million. These two contracts accounted for the majority of the net unrealized loss for fixed-to-variable agreements at the end of fiscal 1995 and 1994.

The fair value of long-term debt and interest rate swap agreements is affected by fluctuations in market interest rates. The disclosed impact of basis point changes on interest rate swap agreements and interest expense excludes the effect of the two terminated fixed-to-variable swaps. A 100 basis point increase in market interest rates would result in a $59 million decline (favorable) in the fair value of long-term debt while the fair value of interest rate swap agreements would decline $2 million (unfavorable). A 100 basis point decline in market interest rates would result in a $67 million increase (unfavorable) in the fair value of long-term debt while the fair value of interest rate swap agreements would increase $2 million (favorable). Based on the composition of the company's debt portfolio, including interest rate swap agreements, as of 30 September 1995, a 100 basis point increase in market interest rates would result in an additional $6 million in interest incurred per year. A 100 basis point decline would lower interest incurred by $6 million per year.

The company entered into five highly leveraged interest rate swap contracts with a notional value of $203 million during the first quarter of fiscal 1994. By 30 June 1994, the company terminated three of these contracts and closed the other two. These contracts had been accounted for on a mark-to-market basis. In 1994, the company recognized a loss of $107 million on these derivative contracts. This loss reflects the costs to terminate or close these contracts. The termination and closure of these derivative contracts eliminated any further earnings impact from these contracts due to changes in interest rates. The company will not enter into any future interest rate swap contracts which lever a move in interest rates on a greater than one-to-one basis. The closure of the two highly leveraged interest rate swap contracts has resulted in the recognition of a liability, the balance of which was $60 million at 30 September 1995. The contracts on the closed agreements provide for semiannual payments through the years 2000 and 2003. The effective interest rates on these agreements are 6.9% and 6.4%. Additionally, the company terminated in 1994 a number of smaller interest rate swap agreements and an interest rate and currency swap contract and recognized a loss of $14 million. This loss is recognized in the consolidated income statement as $12 million foreign exchange loss included in other income and $2 million interest expense.


--------------------------------------------------------------------------------
6 FOREIGN EXCHANGE CONTRACTS
--------------------------------------------------------------------------------

The company, in management of its exposure to fluctuations in foreign currency exchange rates, has entered into a variety of foreign exchange contracts, including forward, option combination, and purchased option contracts. These agreements generally involve the exchange of one currency for a second currency at some future date. Counterparties to these agreements are major international financial institutions. The risk of loss related to credit risk associated with these agreements and management's position regarding possible exposure is comparable to that for interest rate swap agreements as discussed in Note 5.

The company enters into forward exchange and option combination contracts to reduce the exposure to foreign currency fluctuations associated with certain monetary assets and liabilities, as well as certain firm commitments and highly anticipated cash flows. The company is also party to purchased option contracts which, if exercised, involve the sale or purchase of foreign currency at a fixed exchange rate for a specified period of time. These contracts are used to hedge firm commitments and certain highly anticipated cash flows, including export sales transactions, through fiscal year 1999.

The table on the following page illustrates the U.S. dollar equivalent, including offsetting positions, of foreign exchange contracts at 30 September 1995 and 1994 along with maturity dates, net unrealized gain (loss), and net unrealized gain (loss) deferred. At the end of fiscal 1995, all material cash flow exposures to foreign currency fluctuations resulting from monetary assets or liabilities, firm commitments, or highly anticipated cash flows being denominated in a currency other than an entity's functional currency are hedged by forward exchange, option combination, or purchased option contracts.

--------------------------------------------------------------------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

                                                             Latest   Unrealized   Unrealized           Net   Net Unrealized
                                         Contract Amount   Maturity        Gross        Gross    Unrealized      Gain (Loss)
(Millions of dollars)                 ($U.S. Equivalent)       Date         Gain       (Loss)   Gain (Loss)         Deferred
----------------------------------------------------------------------------------------------------------------------------
30 SEPTEMBER 1995
Forward exchange contracts:
  Netherland DG/U.K. Pound
    Sterling........................         $128             1996         $1         $ (5)        $ (4)           $ (4)
  $U.S./Netherland DG...............           94             1996         --           (1)          (1)             (1)
  $U.S./$ Canadian..................           67             2004          1           (2)          (1)             --
  $U.S./U.K. Pound Sterling.........           65             1997          1           (1)          --              --
  Other.............................          106             1996         --           (6)          (6)             --
----------------------------------------------------------------------------------------------------------------------------
                                              460                           3          (15)         (12)             (5)
----------------------------------------------------------------------------------------------------------------------------
Option contracts:
  $U.S./German DM...................          122             1999          3           (9)          (6)             (6)
  $U.S./Japanese Yen................           32             1998          1           (2)          (1)             (1)
  Other.............................           39             1997          1           (2)          (1)             (1)
----------------------------------------------------------------------------------------------------------------------------
                                              193                           5          (13)          (8)             (8)
----------------------------------------------------------------------------------------------------------------------------
                                             $653                          $8         $(28)        $(20)           $(13)
============================================================================================================================

30 September 1994
Forward exchange contracts:
  $U.S./$ Canadian..................         $261             2004         $5         $ (1)         $ 4             $ 2
  $U.S./U.K. Pound Sterling.........           98             1995         --           (2)          (2)             (1)
  $U.S./German DM...................           38             1995          1           --            1               1
  Other.............................          210             1996          3           (2)           1              --
----------------------------------------------------------------------------------------------------------------------------
                                              607                           9           (5)           4               2
----------------------------------------------------------------------------------------------------------------------------
Option contracts:
  $U.S./German DM...................          157             1999         --           (5)          (5)             (5)
  $U.S./Japanese Yen................           31             1998         --           (2)          (2)             (2)
----------------------------------------------------------------------------------------------------------------------------
                                              188                          --           (7)          (7)             (7)
----------------------------------------------------------------------------------------------------------------------------
                                             $795                          $9         $(12)         $(3)            $(5)
============================================================================================================================

The company's net equity position in its principal foreign subsidiaries at 30 September 1995 was $824 million. These subsidiaries have operations in the United Kingdom, Germany, France, Netherlands, Belgium, Brazil, Japan, and Canada. In addition to its foreign subsidiaries, the company has an equity position in foreign equity affiliates as disclosed in Note 9. It is not the company's policy to hedge its accounting translation exposure to foreign currency fluctuations with forward exchange contracts relative to this net equity position, since these do not represent actual cash flow exposures.


--------------------------------------------------------------------------------
7 PLANT AND EQUIPMENT
--------------------------------------------------------------------------------

The major classes of plant and equipment, at cost, are as follows:

(Millions of dollars)
30 SEPTEMBER                                          1995      1994
--------------------------------------------------------------------------------
Land........................................        $   83    $   80
Buildings...................................           485       462
Gas generating and chemical facilities,
  machinery and equipment...................         6,177     5,613
Construction in progress....................           605       365
--------------------------------------------------------------------------------
                                                    $7,350    $6,520
================================================================================

Depreciation expense in 1993 totaled $402 million, which includes $56 million associated with asset write-downs.

--------------------------------------------------------------------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
8 INVENTORIES
--------------------------------------------------------------------------------

The components of inventories are as follows:

(Millions of dollars)
30 SEPTEMBER                                    1995            1994
--------------------------------------------------------------------------------
Inventories at FIFO cost:
  Finished goods .........................      $249            $208
  Work in process ........................        12              15
  Raw materials and supplies .............       113              97
--------------------------------------------------------------------------------
                                                 374             320
Less excess of FIFO cost over
  LIFO ...................................       (39)            (28)
--------------------------------------------------------------------------------
                                                $335            $292
================================================================================

Inventories valued using the LIFO method comprised 56.7% and 61.0% of consolidated inventories before LIFO adjustment at 30 September 1995 and 1994, respectively. Liquidation of prior years' LIFO inventory layers in 1995, 1994, and 1993 did not materially affect cost of sales in any of these years.


--------------------------------------------------------------------------------
9 SUMMARIZED FINANCIAL INFORMATION OF EQUITY AFFILIATES
--------------------------------------------------------------------------------

The following table presents summarized financial information on a combined 100% basis of the principal companies accounted for by the equity method. Amounts presented include the accounts of the following equity affiliates: American Ref-Fuel of Hempstead (50%); American Ref-Fuel of Essex County (50%); American Ref-Fuel of Niagara (50%); American Ref-Fuel of Southeastern Connecticut (50%); Cambria CoGen Company (50%); Stockton CoGen Company (50%); Orlando CoGen Limited, L.P. (50%); Carburos Metalicos S.A. (26.06%); Sapio Produzione Idrogeno Ossigeno S.r.L. (49%); INFRA Group (40%); San Fu Chemicals (45%); ProCal (50%); Korea Industrial Gases (48.90%); Air Products South Africa (50%); and principally other industrial gas producers.

(Millions of dollars)                           1995            1994
--------------------------------------------------------------------------------
Current assets ..........................     $  650          $  624
Noncurrent assets .......................      2,287           2,219
Current liabilities .....................        452             482
Noncurrent liabilities ..................      1,468           1,399
Net sales ...............................      1,366           1,188
Sales less cost of sales ................        628             577
Net income ..............................        173             125
================================================================================

The company's share of income of all equity affiliates for 1995, 1994, and 1993 was $68 million, $48 million, and $31 million, respectively. These amounts exclude $17 million, $20 million, and $19 million of related net expenses incurred by the company. Dividends received from equity affiliates were $45 million, $45 million, and $13 million in 1995, 1994, and 1993, respectively.

The investment in net assets of and advances to equity affiliates at 30 September 1995 and 1994 included investment in foreign affiliates of $371 million and $386 million, respectively.

As of 30 September 1995, the amount of investment in companies accounted for by the equity method included goodwill in the amount of $70 million which is being amortized into income over periods not exceeding 40 years.


--------------------------------------------------------------------------------
10 CAPITAL STOCK
--------------------------------------------------------------------------------

The authorized capital stock consists of 25 million preferred shares with a par value of $1 per share, none of which was outstanding at 30 September 1995, and 150 million shares of Common Stock with a par value of $1 per share. At 30 September 1995, the number of shares of Common Stock outstanding was 111,683,323.

During fiscal 1995 and 1994, 2.7 million and 1.8 million treasury shares were purchased at a cost of $124 million and $85 million, respectively.

In December 1993, the company established a trust to fund a portion of future payments to employees under existing compensation and benefit programs. The trust, which is administered by an independent trustee, was funded with 10 million shares of Treasury Stock. It will not increase or alter the amount of benefits or compensation which will be paid under existing plans. The establishment of the trust will not have an effect on earnings per share or return on average shareholders' equity.

The Board of Directors adopted a Shareholder Rights Plan in 1988 and declared a dividend of one Preferred Stock Purchase Right for each outstanding share of Common Stock. Such rights only become exercisable, or transferable apart from the Common Stock, ten business days after a person or group (Acquiring Person) acquires beneficial ownership of, or commences a tender or exchange offer for, 20% or more of the company's Common Stock. Each right then may be exercised to acquire one one-hundredth of a share of a newly created Series A Junior Participating Preferred Stock at an exercise price of $200, subject to adjustment. Alternatively, upon the occurrence of certain events (for example, if the company is the surviving corporation in a merger with an Acquiring Person), the rights entitle holders other than the Acquiring Person to acquire Common Stock having a value of twice the exercise price of the rights, or, upon the occurrence of certain other events (for example, if the company is acquired in a merger or other business combination transaction in which the company is not the surviving corporation), to acquire common stock of the Acquiring Person having a value twice the exercise price of the rights. The rights may be redeemed by the company at $.01 per right at any time until the tenth day following public announcement that a 20% position has been acquired. The rights will expire on 16 March 1998.

--------------------------------------------------------------------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
11 INCOME TAXES
--------------------------------------------------------------------------------

As discussed in Notes 1 and 2, the company adopted SFAS No. 109, "Accounting for Income Taxes," on 1 October 1993.

This table shows the components of the provision for income taxes:

(Millions of dollars)                  1995            1994            1993
--------------------------------------------------------------------------------
Federal:
   Current ........................    $ 81             $52            $ 74
   Deferred .......................      52              19               5
--------------------------------------------------------------------------------
                                        133              71              79
--------------------------------------------------------------------------------
State:
   Current ........................      10               6              12
   Deferred .......................      11               1               2
   Impact of law/rate change ......      (1)             (9)             --
--------------------------------------------------------------------------------
                                         20              (2)             14
--------------------------------------------------------------------------------
Foreign:
   Current ........................      28              25              14
   Deferred .......................       4              (2)             (7)
--------------------------------------------------------------------------------
                                         32              23               7
--------------------------------------------------------------------------------
                                       $185             $92            $100
================================================================================

The significant components of deferred tax assets and liabilities are as follows:

(Millions of dollars)
30 SEPTEMBER                               1995            1994
--------------------------------------------------------------------------------
Gross deferred tax assets:
  Pension and other compensation
    accruals .........................     $ 64            $ 66
  Alternative minimum tax ............       61              56
  Tax loss carryforwards .............       48              45
  Foreign currency translation
    adjustment .......................       28               1
  Reserves and accruals ..............       24              24
  Postretirement benefits ............       23              19
  Plant and equipment ................       10              12
  Inventory ..........................        9              12
  Other ..............................       25              32
  Valuation allowance ................      (34)            (26)
--------------------------------------------------------------------------------
Deferred tax assets ..................      258             241
--------------------------------------------------------------------------------
Gross deferred tax liabilities:
  Plant and equipment ................      475             442
  Investment in partnerships .........      164             154
  Unrealized gain on investments .....       23              --
  Other ..............................       51              41
--------------------------------------------------------------------------------
Deferred tax liabilities .............      713             637
--------------------------------------------------------------------------------
Net deferred income tax liability ....     $455            $396
================================================================================

Net current deferred tax assets of $23 million and $28 million are included in other current assets at 30 September 1995 and 1994, respectively.

The company's domestic operations were subject to taxes under the Alternative Minimum Tax (AMT) for income tax purposes. The AMT limits the utilization of tax benefits in the current year. These tax benefits will be carried forward to future years.

Foreign and state operating loss carryforwards on 30 September 1995 were $62 million and $200 million, respectively. Foreign losses of $18 million are available to offset future foreign income through 2004. The balance of these losses has an unlimited carryover period. State operating loss carryforwards are available through 2010. Foreign capital loss carryforwards were $18 million on 30 September 1995 and have an unlimited carryover period.

The valuation allowance as of 30 September 1995 primarily relates to the tax loss carryforwards referenced above. If events warrant the reversal of the $34 million valuation allowance, it would reduce intangible assets by $8 million and reduce tax expense by $26 million.

The components of the deferred income tax provision, under APB 11, are as follows:

(Millions of dollars)                                    1993
--------------------------------------------------------------------------------
Excess of tax depreciation over book
  depreciation ......................................    $ 52
Workforce reduction and asset
  write-downs .......................................     (44)
Alternative minimum tax .............................      (6)
Noncurrent pension liability ........................      (3)
Miscellaneous .......................................       1
--------------------------------------------------------------------------------
                                                         $ --
================================================================================

--------------------------------------------------------------------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

Major differences between the federal statutory rate and the effective tax rate are:

(Percent of income before taxes)          1995       1994       1993
--------------------------------------------------------------------------------
United States federal statutory
  rate ................................   35.0%     35.0%      34.7%(a)
State taxes, net of federal tax
  benefit .............................    2.4       2.2        3.2
Equity in earnings of foreign
  affiliates ..........................   (2.6)     (2.1)      (2.2)
Foreign tax credits and refunds
  on dividends received from
  foreign affiliates ..................    (.4)      (.8)       (.5)
Nonconventional fuel credits ..........   (1.0)     (1.5)      (1.7)
Export tax benefits ...................    (.6)     (1.3)      (1.2)
Charitable contribution of stock
  investment ..........................     --      (1.2)        --
Impact of state law/rate change .......    (.2)     (1.7)        --
Other .................................     .8       (.4)        .9
--------------------------------------------------------------------------------
Effective tax rate ....................   33.4%     28.2%      33.2%
================================================================================

(a) Federal statutory rate increased to 35% as of 1 January 1993. This rate was applicable for the last nine months of fiscal 1993.


The following table summarizes the income of U.S. and foreign operations, before taxes:

(Millions of dollars)                      1995      1994      1993
--------------------------------------------------------------------------------
Income from consolidated
operations:
  United States .......................    $398      $223      $265
  Foreign .............................      87        55         5
Income from equity affiliates .........      68        48        31
--------------------------------------------------------------------------------
                                           $553      $326      $301
================================================================================


Income before taxes presented above is distributed geographically according to where the income is taxed. This differs from the geographic segment operating income presented in Note 20 in which items of income and expense are allocated to the region where revenues are generated.

The company does not pay or record U.S. income taxes on the undistributed earnings of its foreign subsidiaries and its 20% to 50% owned corporate joint ventures as long as those earnings are permanently reinvested in the companies that produced them. These cumulative undistributed earnings are included in consolidated retained earnings on the balance sheet and amounted to $492 million at the end of fiscal 1995. An estimated $107 million in U.S. income and foreign withholding taxes would be due if these earnings were remitted as dividends, after payment of all deferred taxes.


--------------------------------------------------------------------------------
12 STOCK OPTION AND AWARD PLANS
--------------------------------------------------------------------------------

The Long-Term Incentive Plan (the Plan) provides for the granting of stock options with or without related performance units to executives and key employees. Options generally become exercisable in cumulative installments of 33 1/3% one year after the date of grant and annually thereafter, and must be exercised no later than ten years and one day from that date. Option prices are 100% of fair market value on the date of grant. Performance units have a dollar value determined by the Management Development and Compensation Committee and constitute rights to receive the value of the unit, provided performance objectives are met. Payment of a performance unit may be in cash and/or shares of Common Stock, as determined by the Committee. Performance units have been issued in tandem with stock options, so that the exercise of either of them will reduce, on a one-for-one basis, the tandem options or performance units. The company did not grant performance units in 1995 and 1994. Following a change in control of the company as defined in the Plan, options and related performance units can be cancelled upon, or surrendered for, payment of 100% of the spread on the options.

Expense is not recorded relative to stock options. The difference between the proceeds and the average cost of Treasury Stock issued to satisfy the options is recorded in capital in excess of par value net of related tax benefits.

Certain information for 1995 and 1994 relative to stock options is summarized as follows:

(Number of shares)                              1995            1994
--------------------------------------------------------------------------------
Outstanding at beginning of year ........    5,194,293        5,339,148
Granted .................................      751,670          699,930
Exercised (a) ...........................     (806,295)        (819,690)
Expired or cancelled ....................      (13,914)         (25,095)
--------------------------------------------------------------------------------
Outstanding at end of year (b) ..........    5,125,754        5,194,293
--------------------------------------------------------------------------------
Exercisable at end of year ..............    3,691,975        3,812,126
Participants at end of year .............          395              397
--------------------------------------------------------------------------------
Available for future grant at end of
  year ..................................    1,741,075        2,478,831
================================================================================

(a) Options were exercised at prices ranging from $13.14 to $39.13 per share during 1995 and $10.86 to $44.38 per share during 1994.

(b) For outstanding shares under option at 30 September 1995, option prices ranged from $13.14 to $46.25 (and averaged $31.43) per share. The expiration dates for these options range from 2 October 1996 to 2 October 2004. For outstanding shares under option at 30 September 1994, option prices ranged from $13.14 to $44.38 (and averaged $27.37) per share.

In addition to the Long-Term Incentive Plan, there is a plan granting stock options to directors. Options are exercisable six months after grant date and must be exercised no later than ten years and one day from that date. Under this plan, there were 19,000 and 10,000 options outstanding and exercisable at the end of fiscal 1995 and 1994, respectively. Option prices were $43.38 and $48.25 per share for options issued in 1995 and

--------------------------------------------------------------------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

1994, respectively. As of 30 September 1995, no stock options have been exercised under this plan.

At 30 September 1995, there were 1,654,144 performance units with maximum payout values ranging from $3.68 to $10.19 outstanding. In addition, deferred stock and similar awards equal to 778,335 shares of Air Products Common Stock were outstanding at 30 September 1995.

In November 1995, the company disclosed its intention to award 100 stock options to virtually all employees. Approximately 1,380,000 options will be granted at an exercise price of $52.06 per share.


--------------------------------------------------------------------------------
13 PENSION PLANS
--------------------------------------------------------------------------------

The company has various pension plans which cover almost all regular employees. The plan benefits are based primarily on years of service and employees' compensation near retirement. The funding policy is to accumulate plan assets that, over the long run, will approximate the present value of projected benefits payable. Plan assets consist primarily of listed stocks, corporate bonds, and government obligations. In fiscal 1996, the company expects to contribute approximately $45 million to these plans.

The actuarially computed pension cost (income) includes the following components:

(Millions of dollars)              1995             1994            1993
--------------------------------------------------------------------------------
Service cost--
 benefits earned
 during the
 period ......................      $26              $30             $27
Interest cost on
 projected benefit
 obligation ..................       56               51              47
Return on plan
assets:
 Actual ......................  (91)             (26)            (92)
 Deferred ....................   35              (30)             37
                                ---              ---             ---
  Recognized
   return ....................      (56)             (56)            (55)
Net
 amortization ................       (2)               3              (3)
--------------------------------------------------------------------------------
Pension cost .................      $24              $28             $16
================================================================================


In 1993, a loss of $6 million for enhanced pension benefits was included in workforce reduction costs. (See Note 18.)

The following table shows the combined funded status of the U.S. plans at 30 September 1995 and 1994, foreign plans at 30 June 1995 and 1994, and amounts recognized in the company's consolidated balance sheets at 30 September 1995 and 1994:

(Millions of dollars)                                                             1995                             1994
------------------------------------------------------------------------------------------------------------------------------------
                                                                     PLANS IN WHICH  PLANS IN WHICH  PLANS IN WHICH   PLANS IN WHICH
                                                                      ASSETS EXCEED     ACCUMULATED   ASSETS EXCEED      ACCUMULATED
                                                                        ACCUMULATED         BENEFIT     ACCUMULATED          BENEFIT
                                                                            BENEFIT      OBLIGATION         BENEFIT       OBLIGATION
                                                                         OBLIGATION  EXCEEDS ASSETS      OBLIGATION   EXCEEDS ASSETS
------------------------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
  Vested ............................................................         $149           $ 454            $409             $ 59
  Nonvested .........................................................           --              58              30                6
------------------------------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation ......................................          149             512             439               65
------------------------------------------------------------------------------------------------------------------------------------
Actuarial present value of projected benefit obligation .............          179             655             541               77
Plan assets at fair value ...........................................          240             436             560               27
------------------------------------------------------------------------------------------------------------------------------------
Projected benefit obligation (in excess of) less than plan assets....           61            (219)             19              (50)
Unamortized net transition (asset) obligation .......................          (10)            (18)            (34)               2
Unrecognized net (gain) loss ........................................           --              89             (10)              (1)
Unamortized prior service cost ......................................           12              18               9               14
Adjustment required to recognize minimum liability ..................           --             (20)             --               (9)
------------------------------------------------------------------------------------------------------------------------------------
Net pension (liability) asset .......................................         $ 63           $(150)           $(16)            $(44)
====================================================================================================================================

The projected benefit obligation was determined using the following assumptions:

                                                    1995              1994
--------------------------------------------------------------------------------
Weighted average discount rate ...............     7-4/5%            8-4/5%
Weighted average long-term rate of
  compensation increase ......................         5%                5%
================================================================================

These rates are used in the determination of pension cost in the succeeding year. The weighted average expected long-term return on plan assets used to determine pension cost was 10% in 1995, 10 3/5% in 1994, and 11% in 1993. For the fiscal 1996 pension cost determination, the company anticipates that a weighted average expected long-term return on plan assets of approximately 10% will be used.

--------------------------------------------------------------------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
14 OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS
--------------------------------------------------------------------------------

The company provides health care and life insurance benefits for certain retired domestic employees until the age of 65, and provides health care coverage only for their covered dependents. The company's various health care programs include different cost-sharing features such as participant contributions, deductibles and copayments, and limits on the company's annual cost.

Effective 1 October 1993, the company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This standard requires the company to accrue the estimated cost of providing postretirement benefits during the employees' applicable years of service. Prior to adoption of SFAS No. 106, the company recognized the cost of providing postretirement benefits as incurred. Upon adoption of this standard, the company immediately recognized the transition obligation as the cumulative effect of an accounting change in the income statement. (See Note 2.)

The fiscal 1995 and 1994 postretirement benefit cost includes the following components:

(Millions of dollars)                          1995           1994
--------------------------------------------------------------------------------
Service cost-benefits earned
  during the period ......................       $3             $4
Interest cost on accumulated
  postretirement benefit obligation ......        5              4
--------------------------------------------------------------------------------
Postretirement benefit cost ..............       $8             $8
================================================================================


The cost of retiree health care and life insurance benefits which was expensed as incurred in 1993 totaled $5 million.

At 30 September 1995 and 1994, the actuarial and recorded liabilities for postretirement benefits, none of which have been funded, are as follows:

(Millions of dollars)
30 SEPTEMBER                                        1995           1994
--------------------------------------------------------------------------------
Actuarial present value of benefit
  obligation:
  Retirees ....................................      $25            $17
  Fully eligible active plan
    participants ..............................       13             11
  Other active plan participants ..............       19             21
--------------------------------------------------------------------------------
Accumulated postretirement benefit
  obligation ..................................       57             49
Unrecognized net gain .........................        1              5
--------------------------------------------------------------------------------
Accrued postretirement benefit
  liability ...................................      $58            $54
================================================================================


The accumulated postretirement benefit obligation was determined using a discount rate of 7 1/2% in 1995 and 8 3/4% in 1994. The weighted average assumed health care cost trend rate is 6 1/2% for fiscal 1996 (10 1/2% and 11 1/2% were assumed in 1995 and 1994, respectively). The decrease in the assumed health care cost trend rate reflects retiree movement into cost-effective managed care programs. The weighted average health care cost trend rate is assumed to increase to 7 3/5% for fiscal 1997 and then decrease gradually to 5 1/2% by the year 2005 and remain at that level thereafter. Increasing the health care cost trend rate by one percentage point would increase both the accumulated postretirement benefit obligation at 30 September 1995 and the postretirement benefit cost for fiscal 1995 by approximately 4%.

On 1 October 1993, the company also adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." SFAS No. 112 requires that employers accrue the cost and recognize the liability for providing certain benefits to former and inactive employees after employment but before retirement. The company previously recognized these benefits as an expense as the cost was incurred. Upon adoption of this standard, the company recognized the transition obligation as the cumulative effect of an accounting change. (See Note 2.) Adoption of this standard did not materially affect 1995 and 1994 income before cumulative effect of accounting changes.


--------------------------------------------------------------------------------
15 LEASES
--------------------------------------------------------------------------------

Capital leases, primarily for machinery and equipment, are included with owned plant and equipment on the balance sheet in the amount of $49 million and $50 million at the end of fiscal 1995 and 1994, respectively. Related amounts of accumulated depreciation are $23 million and $25 million, respectively.

Operating leases, including month-to-month agreements, cost the company $43 million in 1995, $37 million in 1994, and $37 million in 1993.

At 30 September 1995, minimum payments due under leases are as follows:

                                                Capital         Operating
(Millions of dollars)                           Leases            Leases
--------------------------------------------------------------------------------
1996 ........................................    $ 7               $ 23
1997 ........................................      6                 17
1998 ........................................      6                 12
1999 ........................................      5                  9
2000  .......................................      4                  6
2001 and thereafter .........................     20                 44
--------------------------------------------------------------------------------
                                                 $48               $111
================================================================================

The present value of the above future capital lease payments is included in the liability section of the balance sheet. At the end of fiscal 1995, $4 million was classified as current and $30 million as long-term.

--------------------------------------------------------------------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
16 OTHER COMMITMENTS AND CONTINGENCIES
--------------------------------------------------------------------------------

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

HEMPSTEAD: Periodic debt service on 50% of the unamortized project debt. Total unamortized debt was $222 million as of 30 September 1995. Average annual debt service on 50% of the debt over the next five years is $12 million.

ESSEX COUNTY: One-half of any partnership cash deficiency, including debt service. Total unamortized project debt was $173 million as of 30 September 1995, and $10 million of additional partnership debt of which $5 million is guaranteed by Air Products. Average annual debt service on 50% of the debt over the next five years is $10 million.

PRESTON: Periodic debt service on 50% of the unamortized debt. Total unamortized project debt was $93 million as of 30 September 1995, and $44 million of additional partnership debt of which $22 million is guaranteed by Air Products. Average annual debt service on 50% of the debt over the next five years is $5 million.

At Niagara Falls, Air Products and BFI entered into support agreements to each fund one-half of any partnership cash deficiency, including debt service. Total unamortized project debt was $125 million as of 30 September 1995. Average annual debt service on 50% of the debt over the next five years is $3 million.

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

STOCKTON: Periodic debt service on the outstanding project debt ($46 million as of 30 September 1995). Average annual debt service over the next five years is $11 million.

CAMBRIA: Under certain circumstances, if the facility fails to operate as a result of not having fuel available, the outstanding project debt ($144 million as of 30 September 1995). Otherwise, $1 million (escalates from October 1989) annually up to a cumulative total of $17 million.

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

In addition, the company has guaranteed repayment of borrowings of certain domestic and foreign equity affiliates. At year end, these guarantees totaled approximately $76 million.

The company has accrued for certain environmental investigatory and noncapital remediation costs consistent with the policy set forth in Note 1. The potential exposure for such costs is estimated to range from $18 million to a reasonably possible upper exposure of $56 million. The balance sheet at 30 September 1995 includes an accrual of $35 million. The company does not expect that any sums it may have to pay in connection with these environmental matters would have a materially adverse effect on its consolidated financial position, or results of operations in any one year.

The company in the normal course of business has commitments, lawsuits, contingent liabilities, and claims. However, the company does not expect that any sum it may have to pay in connection with these matters will have a materially adverse effect on its consolidated financial position or results of operations.

At the end of fiscal 1995, the company had purchase commitments to spend approximately $189 million for additional plant and equipment.

--------------------------------------------------------------------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
17 SUBSEQUENT EVENT
--------------------------------------------------------------------------------

In November 1994, the company published a tender offer and related preparatory contract to acquire 74.2% of the outstanding shares (9.7 million) of Carburos Metalicos S.A. (Carburos), representing all of the shares in Carburos not owned by the company. The company made a second tender offer in September 1995 and, subject to the approval of the Spanish authorities, will make a third tender offer in September 1996 to acquire the remaining shares. As part of this transaction, the company offered to all shareholders a preparatory contract whereby in exchange for 250 pesetas per share, payable in cash upon settlement of the 1994 tender offer, the shareholder would agree not to tender any shares in the initial tender offer and to limit the number of shares tendered to 50% of its holdings in each of the September 1995 and 1996 tender offers. Additionally, this preparatory contract grants a call option to the company to acquire in fiscal 1998 any shares not previously tendered. Shares representing 39.7% of the outstanding shares (5.2 million) accepted the preparatory contract offer and were excluded from the initial tender offer. The company acquired less than 1% of the outstanding shares in the initial tender offer while the second tender resulted in the acquisition of an additional 21.5% (2.8 million) of the outstanding shares at a cost of $120 million. After the second tender offer, the company owns 47.6% of the outstanding shares of Carburos. In October 1995, the company issued $125 million of 6.6% medium-term notes due in fiscal 2008 to finance the acquisition of shares in the second tender offer. Additionally, the company entered into an interest rate and currency swap agreement to effectively convert $120 million of the medium-term notes into a Spanish peseta liability with an average interest rate of 10.66% and maturities ranging from 3 to 10 years. The price for the September 1996 tender offer is 5,730 pesetas per share, subject to adjustment and payable by 31 October 1996, and the option price is 6,016 pesetas per share, also subject to adjustment. It is anticipated that the total cost of acquiring the 74.2% of Carburos shares will be approximately $460 million with no adverse impact on the company's overall liquidity. It is expected that the subsequent acquisitions will be funded with proceeds from borrowings. Carburos is the leading supplier of industrial gases in Spain. For the year ended 30 September 1995, Carburos had unaudited revenues of $287 million and net income of $44 million.


--------------------------------------------------------------------------------
18 WORKFORCE REDUCTION AND ASSET WRITE-DOWNS
--------------------------------------------------------------------------------

In 1993, the company recorded a charge of $120 million for reducing the workforce by 7 to 10 percent and for selected asset write-downs.

The 1993 charge of $58 million for reducing the workforce was composed principally of salaries and benefits. All business segments were affected by this charge. Approximately two-thirds of the charge was related to industrial gases. During 1995, an additional $4 million was recorded to reflect higher-than-projected employee termination costs. The accrual balance for the workforce reduction program was $9 million at 30 September 1995 and $20 million at 30 September 1994. This accrual balance declined during 1995 due primarily to cash expenditures related to severance costs. The remaining liability will be paid in 1996 and 1997. Since inception of this program, approximately 9% of the workforce has been eliminated under this program.

In 1993, certain assets included principally in plant and equipment were written down to net realizable value resulting in a charge of $62 million. The asset write-downs involved the epoxy and agricultural chemical product lines, the landfill gas business in the environmental and energy segment, and miscellaneous assets in the industrial gases segment.


--------------------------------------------------------------------------------
19 SUPPLEMENTARY INFORMATION
--------------------------------------------------------------------------------

PAYABLES, TRADE AND OTHER

(Millions of dollars)
30 SEPTEMBER                                     1995           1994
--------------------------------------------------------------------------------
Accounts payable, trade ....................     $454           $410
Outstanding checks payable in excess
  of certain cash balances .................       39             37
Customer advances ..........................       26             41
--------------------------------------------------------------------------------
                                                 $519           $488
================================================================================


ACCRUED LIABILITIES

(Millions of dollars)
30 SEPTEMBER                                     1995           1994
--------------------------------------------------------------------------------
Accrued payroll and employee
  benefits ................................      $ 77           $ 67
Accrued interest expense ..................        32             28
Workforce reduction costs .................         6             20
Other accrued liabilities .................       134            114
--------------------------------------------------------------------------------
                                                 $249           $229
================================================================================

--------------------------------------------------------------------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

SHORT-TERM BORROWINGS

(Millions of dollars)
30 SEPTEMBER                        1995          1994           1993
--------------------------------------------------------------------------------
Bank obligations................    $ 21          $ 10           $ 52
Commercial paper................     272           148             75
Notes payable--other............      21            17             18
--------------------------------------------------------------------------------
                                    $314          $175           $145
================================================================================


The weighted average interest rate of short-term commercial paper outstanding as of 30 September 1995, 1994, and 1993 was 5.9%, 5.0%, and 3.3%, respectively.

OTHER INCOME (EXPENSE), NET

(Millions of dollars)                    1995          1994           1993
--------------------------------------------------------------------------------
Interest income.....................      $ 8          $ 18           $ 16
Foreign exchange....................        6           (17)           (18)
Gain (loss) on sale of assets and
  investments.......................       11            (1)            21
Royalty and technology income.......        2             3              4
Amortization of intangibles.........       (8)           (7)            (8)
Miscellaneous.......................        7             3             12
--------------------------------------------------------------------------------
                                          $26          $ (1)          $ 27
================================================================================

Foreign exchange excludes foreign currency gains on Brazilian debt ($1 million in 1994 and $1 million in 1993) and gains on Brazilian tax liabilities ($3 million in 1994 and $2 million in 1993) which have been reported in interest expense and income taxes, respectively.

ADDITIONAL INCOME STATEMENT INFORMATION Fiscal 1995 results included a gain of $11 million ($6 million after tax, or $.06 per share) from the sale of an industrial gas plant.

Fiscal 1994 results included a loss of $11 million ($7 million after tax, or $.06 per share) for the outsourcing of the United Kingdom's distribution function. Also included in the 1994 results is an after-tax benefit of $2 million, or $.02 per share, from the favorable tax treatment, net of expense, of the charitable contribution of the remaining shares of a stock investment in an insurance company.

Fiscal 1993 results included a gain of $21 million ($13 million after tax, or $.11 per share). This gain consisted of a $4 million ($2 million after tax, or $.02 per share) insurance settlement, $4 million ($2 million after tax, or $.02 per share) from the sale of a business venture, and $13 million ($9 million after tax, or $.07 per share) from the sale of stock options and partial sale of a stock investment in an insurance company.

ADDITIONAL CASH FLOW INFORMATION Cash paid for interest and taxes are as follows:

(Millions of dollars)                          1995     1994    1993
--------------------------------------------------------------------------------
Interest (net of amounts
  capitalized) ............................     $99      $80    $ 82
Taxes (net of refunds) ....................      88       67     106
================================================================================

Significant noncash transactions are as follows:

(Millions of dollars)                          1995     1994    1993
--------------------------------------------------------------------------------
Capital lease additions ...................     $ 5      $ 3     $ 4
Payable associated with purchase
  of long-term sales contract .............      --       --      17
Receivable from terminated
  environmental and energy
  project .................................      20       --      --
Debt associated with acquisition ..........      18       --      --
================================================================================


SUMMARY BY QUARTER

This table summarizes the unaudited results of operations for each quarter of 1995 and 1994:

(Millions of dollars, except per share)                     First         Second         Third        Fourth
------------------------------------------------------------------------------------------------------------
1995
Sales ....................................................   $921           $983          $982          $979
Operating income .........................................    146            152           161           143
Net income ...............................................     87             88           100            93
Earnings per common share ................................   $.77           $.79          $.89          $.84
------------------------------------------------------------------------------------------------------------

1994
Sales ....................................................   $827           $859          $868          $931
Operating income .........................................    121            122           112           131
Income before cumulative effect of accounting changes ....     75             14            66            79
Cumulative effect of accounting changes ..................     14             --            --            --
Net income ...............................................     89             14            66            79
Earnings per common share
  Income before cumulative effect of accounting changes ..   $.66           $.12          $.58          $.70
  Cumulative effect of accounting changes ................    .12             --            --            --
  Net income .............................................   $.78           $.12          $.58          $.70
============================================================================================================

--------------------------------------------------------------------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

The gain of $11 million ($6 million after tax, or $.06 per share) in 1995, discussed in additional income statement information, was recorded in the third quarter of 1995.

As discussed in additional income statement information, the after-tax benefit of $2 million, or $.02 per share, from the favorable tax treatment of the charitable contribution of a stock investment was recorded in the first quarter of 1994 and the loss of $11 million ($7 million after tax, or $.06 per share) was recorded in the third quarter of 1994. The loss of $121 million ($75 million after tax, or $.66 per share) on certain derivative contract settlements was reflected in quarterly results as follows: $96 million ($60 million after tax, or $.53 per share) in the second quarter, and $25 million ($15 million after tax, or $.13 per share) in the third quarter. The third quarter of 1994 also includes a net tax benefit of $6 million, or $.05 per share, resulting from changes in certain state income tax regulations and rates.


--------------------------------------------------------------------------------
20 BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION
--------------------------------------------------------------------------------

The company has four business segments that manufacture products or provide services to many different markets.

The company is a leading international supplier of industrial and specialty gas products. Principal products of the industrial gases segment are oxygen, nitrogen, argon, hydrogen, carbon monoxide, synthesis gas, and helium. The largest market segments are chemical processing, refining, metal production, electronics, food processing, and medical gases. The company has its strongest market positions in the United States and Europe.

The principal chemical businesses consist of specialty chemicals and chemicals intermediates. Specialty chemicals include emulsions, polyvinyl alcohol, pressure-sensitive adhesives, specialty additives, polyurethane additives, and epoxy additives. Principal chemical intermediates are amines, polyurethane intermediates, and specialty amines. The company also produces certain industrial chemicals. The end markets for the company's chemical products are extensive, including adhesive, textile, paper, building products, agriculture, and furniture. Principal geographic markets for the company's chemical products are North America, Europe, and Asia.

The environmental and energy business includes the company's interest in American Ref-Fuel Company's waste-to-energy business; fluidized-bed coal and coal waste burning and natural gas-fired power generation facilities; and the Pure AirTM flue gas treatment facilities. Construction, management and operating services, and equipment sales by the company to the power generation and Pure Air project companies are included in the environmental and energy segment. The segment also recovers and processes methane gas generated by landfills. The principal end markets for these businesses are solid waste disposal, electrical power generation, and air pollution reduction. The United States is the principal geographic market.

The equipment and services segment designs and manufactures cryogenic and gas processing equipment for air separation, gas processing, natural gas liquefaction, hydrogen purification, and nitrogen rejection. The segment also designs and builds systems for recovering gases using membrane technology. The equipment is sold along with a broad range of plant design, engineering, and operating services. Equipment is sold worldwide to companies involved in chemical and petrochemical manufacturing, oil and gas recovery and processing, power generation, and steel and primary metal production. Equipment is also manufactured for the company's industrial gas business. Another important market, particularly for air separation equipment, is the company's international industrial gas joint ventures.

--------------------------------------------------------------------------------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

Business segment information is shown below:

                                                                 Environ-   Equipment
                                      Industrial                   mental         and   Corporate
(Millions of dollars)                      Gases   Chemicals   and Energy    Services   and Other     Total
------------------------------------------------------------------------------------------------------------
1995
Sales ................................    $2,177      $1,359        $ 58        $271        $ --     $3,865
------------------------------------------------------------------------------------------------------------
Operating income .....................       445         193          (5)         (2)        (29)       602
------------------------------------------------------------------------------------------------------------
Equity affiliates' income ............        22           1          28          --          --         51
------------------------------------------------------------------------------------------------------------
Identifiable assets ..................     3,564       1,145          79         263         184      5,235
Investment in and advances to
  equity affiliates ..................       385           6         190          --          --        581
Depreciation .........................       268          91           5           8          10        382
Additions to plant and equipment .....       660         151          24          25          10        870
============================================================================================================

1994
Sales ................................    $1,968      $1,182        $ 67        $268        $ --     $3,485
------------------------------------------------------------------------------------------------------------
Operating income .....................       380         148           6          11         (59)       486
------------------------------------------------------------------------------------------------------------
Equity affiliates' income ............         4          --          24          --          --         28
------------------------------------------------------------------------------------------------------------
Identifiable assets ..................     2,979       1,032          54         202         161      4,428
Investment in and advances to
  equity affiliates ..................       401           6         201          --          --        608
Depreciation .........................       253          83           3           8           6        353
Additions to plant and equipment .....       473         116           6           6          10        611
============================================================================================================

1993
Sales ................................    $1,814      $1,092        $ 83        $339       $  --     $3,328
------------------------------------------------------------------------------------------------------------
Operating income before workforce
  reduction and asset write-downs ....       362         131          (2)         33         (35)       489
Workforce reduction and asset
  write-downs ........................       (53)        (35)        (23)         (7)         (2)      (120)
------------------------------------------------------------------------------------------------------------
Operating income .....................       309          96         (25)         26         (37)       369
------------------------------------------------------------------------------------------------------------
Equity affiliates' income ............        --           1          12          --          --         13
------------------------------------------------------------------------------------------------------------
Identifiable assets ..................     2,665         981          38         146         339      4,169
Investment in and advances to
  equity affiliates ..................       401           4         187          --          --        592
Depreciation .........................       247          78           8           8           5        346
Additions to plant and equipment .....       354         101           9          21           6        491
============================================================================================================

Notes: Equipment and services was formerly entitled equipment and technology. The composition of this segment is unchanged from the prior year. Its name was changed to more appropriately reflect the products and activities of this segment.

Corporate and other operating income principally includes unallocated corporate expenses and income and foreign exchange gains and losses. Corporate and other identifiable assets include cash and cash items, unallocated administrative facilities, and certain deferred items.

Equity affiliates' income includes gain on sale of investment in equity affiliates of $1 million in 1993 for environmental and energy. Identifiable assets exclude the investment in and advances to equity affiliates.

Sales are to unconsolidated customers. Sales between segments, excluding transfers of products at cost, are not material. Products transferred at cost consist primarily of air separation plants and distribution equipment manufactured by the equipment and services segment for use by the industrial gases segment. These transfers amounted to $507 million, $285 million, and $221 million in 1995, 1994, and 1993, respectively.

================================================================================

Geographic information is presented below:

                                           United                   Canada and
(Millions of dollars)                      States     Europe     Latin America     Other      Total
---------------------------------------------------------------------------------------------------
1995
Sales
   Industrial Gases ...................... $1,357       $691              $129       $--     $2,177
   Chemicals .............................  1,310         45                 1         3      1,359
   Environmental and Energy ..............     58         --                --        --         58
   Equipment and Services ................    170        101                --        --        271
---------------------------------------------------------------------------------------------------
   Total .................................  2,895        837               130         3      3,865
---------------------------------------------------------------------------------------------------
Operating income .........................    457        119                26        --        602
---------------------------------------------------------------------------------------------------
Equity affiliates' income ................     27         16                 4         4         51
---------------------------------------------------------------------------------------------------
Identifiable assets ......................  3,325      1,563               228       119      5,235
Investment in and advances to
   equity affiliates .....................    210        195                82        94        581
===================================================================================================

1994
Sales
   Industrial Gases ...................... $1,265       $584              $119       $--     $1,968
   Chemicals .............................  1,142         40                --        --      1,182
   Environmental and Energy ..............     67         --                --        --         67
   Equipment and Services ................    158        110                --        --        268
---------------------------------------------------------------------------------------------------
      Total ..............................  2,632        734               119        --      3,485
---------------------------------------------------------------------------------------------------
Operating income .........................    381         88                17        --        486
---------------------------------------------------------------------------------------------------
Equity affiliates' income ................     24          5                 3       (4)         28
---------------------------------------------------------------------------------------------------
Identifiable assets ......................  2,830      1,334               211        53      4,428
Investment in and advances to
   equity affiliates .....................    222        162               147        77        608
===================================================================================================

1993
Sales
   Industrial Gases ...................... $1,158       $554              $102       $--     $1,814
   Chemicals .............................  1,039         53                --        --      1,092
   Environmental and Energy ..............     83         --                --        --         83
   Equipment and Services ................    211        128                --        --        339
---------------------------------------------------------------------------------------------------
      Total ..............................  2,491        735               102        --      3,328
---------------------------------------------------------------------------------------------------
Operating income before workforce
   reduction and asset write-downs .......    395         88                 6        --        489
Workforce reduction and asset
   write-downs ...........................    (88)       (31)               (1)       --       (120)
---------------------------------------------------------------------------------------------------
Operating income .........................    307         57                 5        --        369
---------------------------------------------------------------------------------------------------
Equity affiliates' income ................     12         (3)                8        (4)        13
---------------------------------------------------------------------------------------------------
Identifiable assets ......................  2,695      1,251               189        34      4,169
Investment in and advances to
   equity affiliates .....................    202        155               170        65        592
===================================================================================================


Notes: Included in United States sales are export sales to unconsolidated customers of $375 million in 1995, $336 million in 1994, and $342 million in 1993. These sales were principally to customers in Europe and Asia. The Europe segment operates principally in the United Kingdom, France, Germany, Netherlands, and Belgium. Equity affiliates' income and investment in and advances to equity affiliates included under Other relates to the company's equity affiliates in Asia and South Africa.

--------------------------------------------------------------------------------
                 ELEVEN-YEAR SUMMARY OF SELECTED FINANCIAL DATA
--------------------------------------------------------------------------------

Air Products and Chemicals, Inc. and Subsidiaries

(Millions of dollars, except per share)                              1995         1994           1993           1992
------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
Sales ........................................................     $ 3,865      $ 3,485        $ 3,328        $ 3,217
Cost of sales ................................................       2,317        2,112          2,030          1,937
Selling, distribution, and administrative ....................         869          789            744            724
Research and development .....................................         103           97             92             85
Workforce reduction and asset write-downs ....................          --           --            120             --
Operating income .............................................         602          486            369            481
Equity affiliates' income(b) .................................          51           28             13             16
Loss on leveraged interest rate swaps ........................          --          107             --             --
Interest expense .............................................         100           81             81             90
Income taxes .................................................         185           92            100            130
Income from continuing operations ............................         368          234(c)         201(e)         277
Net income ...................................................         368          248(d)         201(e)         271(f)
Earnings per common share:(g)
  Continuing operations ......................................        3.29         2.06(c)        1.76(e)        2.45
  Net income .................................................        3.29         2.18(d)        1.76(e)        2.40(f)
------------------------------------------------------------------------------------------------------------------------
YEAR-END FINANCIAL POSITION
Plant and equipment, at cost .................................     $ 7,350      $ 6,520        $ 5,953        $ 5,785
Total assets .................................................       5,816        5,036          4,761          4,492
Working capital ..............................................          21          101            322            279
Long-term debt and other financings ..........................       1,194          923          1,016            956
Shareholders' equity .........................................       2,398        2,206          2,102          2,098
------------------------------------------------------------------------------------------------------------------------
FINANCIAL RATIOS
Return on sales(h) ...........................................         9.5%         6.7%           6.0%           8.6%
Return on average shareholders' equity(h) ....................        16.1%        10.9%           9.6%          14.0%
Total debt to sum of total debt and shareholders' equity(i) ..        41.2%        36.0%          37.3%          33.9%
Cash provided by operations to average total debt(i) .........        48.6%        59.5%          50.3%          52.7%
Interest coverage ratio ......................................         5.5          4.5            4.4            5.4
------------------------------------------------------------------------------------------------------------------------
OTHER DATA
For the year:
  Cash provided by operations ................................     $   718      $   751        $   584        $   599
  Depreciation ...............................................         382          353            346(j)         340
  Capital expenditures(k) ....................................         969          655            666            485
  Cash dividends per common share(g) .........................        1.01          .95            .89            .83
  Market price range per common share(g) .....................       59-43        51-38          50-37          50-31
  Average common shares outstanding (millions) ...............         112          114            114            113
At year end:
  Book value per common share(g) .............................       21.48        19.46          18.41          18.50
  Shareholders ...............................................      11,800       11,900         11,800         11,100
  Employees ..................................................      14,800       14,100         15,300         14,500
========================================================================================================================


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

================================================================================

                                                                  1991      1990      1989      1988
-------------------------------------------------------------------------------------------------------
OPERATING RESULTS
Sales ........................................................  $ 2,931   $ 2,895   $ 2,642   $  2,432
Cost of sales ................................................    1,755     1,775     1,601      1,452
Selling, distribution, and administrative ....................      686       659       610        545
Research and development .....................................       80        72        71         72
Workforce reduction and asset write-downs ....................       --        --        --         --
Operating income .............................................      435       399       382        374
Equity affiliates' income(b) .................................       13        17         9         (8)
Loss on leveraged interest rate swaps ........................       --        --        --         --
Interest expense .............................................       86        83        73         65
Income taxes .................................................      113       103        96         87
Income from continuing operations ............................      249       230       222        214
Net income ...................................................      249       230       222        214
Earnings per common share:(g)
  Continuing operations ......................................     2.22      2.07      2.02       1.95
  Net income .................................................     2.22      2.07      2.02       1.95
-------------------------------------------------------------------------------------------------------
YEAR-END FINANCIAL POSITION
Plant and equipment, at cost .................................  $ 5,332   $ 5,010   $ 4,442   $  4,085
Total assets .................................................    4,228     3,900     3,366      3,000
Working capital ..............................................      117       214       262        110
Long-term debt and other financings ..........................      945       954       854        668
Shareholders' equity .........................................    1,841     1,688     1,445      1,272
-------------------------------------------------------------------------------------------------------
FINANCIAL RATIOS
Return on sales(h) ...........................................      8.5%      7.9%      8.4%       8.8%
Return on average shareholders' equity(h) ....................     14.1%     14.7%     16.4%      17.6%
Total debt to sum of total debt and shareholders' equity(i) ..     38.1%     38.5%     38.4%      37.6%
Cash provided by operations to average total debt(i) .........     57.7%     52.7%     53.7%      65.4%
Interest coverage ratio ......................................      4.2       4.2       4.6        4.9
-------------------------------------------------------------------------------------------------------
OTHER DATA
For the year:
  Cash provided by operations ................................  $   619   $   528   $   447   $    469
  Depreciation ...............................................      319       303       281        258
  Capital expenditures(k) ....................................      657       621       562        556
  Cash dividends per common share(g) .........................      .75       .69       .63        .55
  Market price range per common share(g) .....................    37-21     31-22     25-18      27-14
  Average common shares outstanding (millions) ...............      112       111       110        110
At year end:
  Book value per common share(g) .............................    16.40     15.17     13.11      11.60
  Shareholders ...............................................   10,900    11,100    11,400     11,900
  Employees ..................................................   14,600    14,000    14,100     13,300
=======================================================================================================

                                                                      1987          1986         1985
-------------------------------------------------------------------------------------------------------
OPERATING RESULTS
Sales ........................................................     $  2,132      $  1,941      $ 1,765
Cost of sales ................................................        1,279         1,146        1,062
Selling, distribution, and administrative ....................          489           466          407
Research and development .....................................           57            61           51
Workforce reduction and asset write-downs ....................           --            --           --
Operating income .............................................          327           240(a)       267
Equity affiliates' income(b) .................................           (9)          (14)          --
Loss on leveraged interest rate swaps ........................           --            --           --
Interest expense .............................................           77            74           55
Income taxes .................................................           81            45           71
Income from continuing operations ............................          160           107          141
Net income ...................................................          156(f)          5          143
Earnings per common share:(g)
  Continuing operations ......................................         1.42           .91         1.17
  Net income .................................................         1.38(f)        .04         1.19
-------------------------------------------------------------------------------------------------------
YEAR-END FINANCIAL POSITION
Plant and equipment, at cost .................................     $  3,714      $  3,397      $ 3,041
Total assets .................................................        2,705         2,661        2,457
Working capital ..............................................          145           180           84
Long-term debt and other financings ..........................          616           707          528
Shareholders' equity .........................................        1,147         1,100        1,163
-------------------------------------------------------------------------------------------------------
FINANCIAL RATIOS
Return on sales(h) ...........................................          7.5%          5.5%         8.0%
Return on average shareholders' equity(h) ....................         14.2%          9.2%        12.4%
Total debt to sum of total debt and shareholders' equity(i) ..         36.8%         40.2%        33.8%
Cash provided by operations to average total debt(i) .........         64.7%         64.6%        69.8%
Interest coverage ratio ......................................          3.9           2.8          4.4
-------------------------------------------------------------------------------------------------------
OTHER DATA
For the year:
  Cash provided by operations ................................     $    471      $    437      $   372
  Depreciation ...............................................          243           219          187
  Capital expenditures(k) ....................................          368           407          399
  Cash dividends per common share(g) .........................          .45           .38          .32
  Market price range per common share(g) .....................        27-16         21-13        15-10
  Average common shares outstanding (millions) ...............          113           117          121
At year end:
  Book value per common share(g) .............................        10.33          9.60         9.89
  Shareholders ...............................................       12,000        11,600       11,400
  Employees ..................................................       12,100        12,700       12,500
=======================================================================================================

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