Form 10-K405, Exhibit 13
period 1996-09-30
AIR PRODUCTS & CHEMICALS INC /DE/
filed 1996-12-12
CIK 2969

1996 FINANCIAL REVIEW

 2       Management's Discussion and Analysis
 9       Company Responsibility for Financial Statements
 9       Report of Independent Public Accountants
10       Consolidated Income
11       Consolidated Balance Sheets
12       Consolidated Cash Flows
13       Consolidated Shareholders' Equity
14       Notes to Consolidated Financial Statements
32       Eleven-Year Summary of Selected Financial Data

MAJOR FACTORS AFFECTING EARNINGS*

Major factors affecting comparison of earnings per share between 1996 and 1995 were:

- Higher international gas equity affiliates' income

- Unusual clustering of gases contract terminations and changes

- Improved equipment segment performance

- Higher chemicals margins

- Lower profits following 1995 exit of ammonia business

- Improved environmental and energy results

- Higher interest expense

- Favorable settlement of 1994 derivative loss ($.36 per share)

CHANGES IN EARNINGS PER SHARE*

                                        1996              1995            Increase
                                        -----             -----             ----
Earnings per share...................   $3.73             $3.29             $.44
Less: Special items..................     .36               .06              .30
                                        -----             -----             ----
                                        $3.37             $3.23             $.14
                                        =====             =====             ====


OPERATIONS

Industrial Gases and Chemicals
         Volume ............................................               $.48
         Selling price and mix .............................                .30
         Costs excluding depreciation ......................               (.66)
         Depreciation ......................................               (.21)
         Currency effects ..................................               (.03)
Environmental and Energy ...................................                .07
Equipment and Services .....................................                .14
Corporate and Other ........................................               (.09)
                                                                           ----
         Subtotal ..........................................                 --


OTHER
Equity affiliates' income ..................................                .25
Interest expense ...........................................               (.16)
Tax items ..................................................                .04
Lower average shares outstanding ...........................                .01
                                                                           ----
         Total .............................................               $.14
                                                                           ====


*SEE MANAGEMENT'S DISCUSSION AND ANALYSIS FOR FURTHER INFORMATION.


                                                                             ONE

MANAGEMENT'S DISCUSSION AND ANALYSIS

RESULTS OF OPERATIONS

CONSOLIDATED

(Millions of dollars, except per share)          1996          1995          1994
------------------------------------------      ------        ------        ------
Sales ....................................      $4,008        $3,865        $3,485
Operating income .........................         591           602           486
Equity affiliates' income ................          80            51            28
Income before cumulative effect of
         accounting changes ..............         416           368           234
Net income ...............................         416           368           248
Earnings per share:
         Income before cumulative effect
          of accounting changes ..........        3.73          3.29          2.06
         Net income ......................        3.73          3.29          2.18
                                                ======        ======        ======

The results of 1996, 1995, and 1994 included the effects of special items, including the impact of accounting changes. These items should be considered in the comparison of the annual results.

Fiscal 1996 results included a $67 million ($41 million after tax, or $.36 per share) settlement with Bankers Trust Company over losses reported in fiscal 1994 associated with leveraged interest rate swap contracts. The settlement included the termination of two previously closed contracts with Bankers Trust. Prior to the settlement, there was an outstanding liability of $62 million associated with these closed contracts.

Fiscal 1995 results included a gain of $11 million ($6 million after tax, or $.06 per share) from the sale of an industrial gas plant.

The 1994 results were reduced by a net after-tax charge of $60 million, or $.53 per share, for special items. The components of special items on a before- and after-tax basis were as follows: a charge of $121 million ($75 million after tax, or $.66 per share) for the termination of leveraged interest rate swap contracts; a charge of $11 million ($7 million after tax, or $.06 per share) for the outsourcing of the merchant gas distribution function in the United Kingdom; a net tax benefit of $6 million, or $.05 per share, resulting from changes in certain state income tax regulations; an after-tax benefit of $2 million, or $.02 per share, from the favorable tax treatment, net of expense, of the charitable contribution of the remaining shares of a stock investment in an insurance company; and a net after-tax benefit of $14 million, or $.12 per share, from the adoption of three new accounting standards.

The following table presents the results for 1996, 1995, and 1994 exclusive of special items. The discussion of the consolidated and segments results is based on income excluding special items. A description of the products and services and markets for each of the four business segments is included in Note 19 to the consolidated financial statements.

EXCLUSIVE OF SPECIAL ITEMS

(Millions of dollars, except per share)    1996            1995            1994
---------------------------------------   ------          ------          ------
Sales ..........................          $4,008          $3,865          $3,485
Operating income ...............             591             591             511
Equity affiliates' income ......              80              51              28
Net income .....................             375             362             308
Earnings per share .............            3.37            3.23            2.71
                                          ======          ======          ======

The company achieved record sales, exceeding $4 billion for fiscal 1996. Total sales of $4,008 million were 4% greater than the 1995 level of $3,865 million. Year-to-year operating income was unchanged at $591 million. Equity affiliates' income rose $29 million to $80 million. The net income increase of $13 million, or $.14 per share, resulted in a total net income of $3.37 per share, up 4%.

While equity affiliates' income doubled in the gases segment, operating income declined. In chemicals, higher margins more than offset the operating income decline from the exited ammonia business. Improved performance in the equipment segment increased operating income. Equity affiliates' income and operating income improved in the environmental and energy segment.

In 1995, total sales of the corporation grew 11% while operating income was up 16%, or $80 million. Equity affiliates' income rose $23 million to $51 million. Net income increased $54 million, or $.52 per share, to $362 million, or $3.23 per share.

The attainment of the 1995 results was due principally to the improved performances of the industrial gases and chemicals segments and significantly higher results from the international gas equity affiliates.

SEGMENT ANALYSIS

INDUSTRIAL GASES

(Millions of dollars)                            1996          1995          1994
----------------------------------------        ------        ------        ------
Sales ..................................        $2,310        $2,177        $1,968
Operating income excluding
 special items..........................           406           434           391
Operating income as reported ...........           406           445           380
Equity affiliates' income ..............            44            22             4
                                                ======        ======        ======

Sales during fiscal 1996 advanced 6% to $2,310 million. The sales increase over the prior year is attributed to 3% higher worldwide merchant gas volumes and a 10% tonnage gases volume increase in the United States, due principally to increases in hydrogen and carbon monoxide. Worldwide merchant gas prices were up approximately 2%. There was no material impact from European currency changes.


TWO

Total operating income declined $28 million, to $406 million, in fiscal 1996. Margins in the gases segment declined to 17.6% from 20.0% in 1995. Both margins and operating income were adversely affected by an unusual clustering of major contract terminations and revisions in the United States. Lower prices and higher costs in northern Europe also contributed to lower margins. The company brought significant new investments onstream in 1996, particularly in the expanding hydrogen and carbon monoxide businesses. Margins were unfavorably impacted as these facilities began to load. Currency effects on operating income were immaterial.

Equity affiliates' income for 1996 was $44 million compared to $22 million in the prior year. Strong operating performances from joint ventures in Spain, Asia, and Mexico contributed to these higher results. Current year results reflect an increased ownership position in the Spanish affiliate, increasing from 26.1% to 47.6% ownership in October 1995. The equity affiliate's income increased $6 million due to the increase in ownership. In October 1996, the company again increased ownership in Carburos Metalicos S.A. (Carburos) from 47.6% to 96.7%. See Note 17 to the consolidated financial statements.

Sales in 1995 were up 11% from 1994 due principally to higher worldwide shipments of merchant and on-site gases. Worldwide volumes of merchant gases increased 6% as shipments in most major product lines reached record levels. Selling prices of merchant gases increased in the United States but declined in Europe. Worldwide tonnage gas sales, excluding currency effects, were up 10%, reflecting higher shipments. Favorable European currency effects contributed 3% to the 11% sales increase.

Operating income in 1995 increased 11%, or $43 million. The improved profitability was driven by the tonnage gas business, higher merchant gas volumes, and stronger European currencies. The improved tonnage gas business results were due principally to higher shipments, particularly to the metals and refining industries. Favorable European currency effects contributed 3% to the 11% increase in operating income.

Special items consisted of income of $11 million from the sale of an industrial gas plant in 1995 and an $11 million charge for the outsourcing of the merchant gas distribution function in the United Kingdom in 1994.

Equity affiliates' income in 1995 increased $18 million. The key factors contributing to the higher profitability were the significantly improved results of the Spanish and Asian affiliates and the income contribution of an affiliate in South Africa. The results were somewhat tempered by additional costs incurred supporting the growth of the Asian ventures.

CHEMICALS

(Millions of dollars)                      1996            1995            1994
--------------------------------          ------          ------          ------
Sales ..........................          $1,362          $1,359          $1,182
Operating income ...............             199             193             148
Equity affiliates' income ......              --               1              --
                                          ======          ======          ======

Sales in 1996 of $1,362 million were essentially equal to 1995 while operating income of $199 million increased $6 million. In the second quarter of fiscal 1995, a portion of the ammonia capacity was shut down and converted to hydrogen production. The 1995 sales of ammonia were $25 million and the operating income was $12 million. Excluding the ammonia business, total chemical sales are up 2% in 1996, or $28 million, and operating income is up 10%, or $18 million.

The sales increase in 1996 is due primarily to the full year impact of 1995 price increases. Overall volumes are down slightly.

Broad-based margin improvements were the major reason for the $18 million increase in operating income, excluding the ammonia business. Partially offsetting the impact of margin improvements were increased selling and general and administrative costs. Currency changes did not have a material impact on operating income.

Sales in 1995 increased 15% over 1994 as volumes rose 10%. All major product lines experienced higher shipments in both domestic and export markets. Selling prices for most products improved in 1995. On average, there was a favorable 4% average price/mix variance. Currency effects contributed 1% of the 15% sales increase.

Operating income in 1995 was up substantially with a 30% increase, $45 million, from 1994. This increase was generated by a combination of strong volume growth, higher margins, and favorable currency effects. Margins improved as most products experienced higher prices, while raw material costs stabilized. The 1995 results benefited from higher ammonia and methanol prices. In midyear, there was a plant conversion that exited the company from the commodity ammonia business. Methanol pricing declined in the second half of 1995 and continued at lower rates in 1996. Operating income in 1995 also increased over 1994 due to planned polyvinyl alcohol facility shutdowns in 1994, driven by market conditions. Favorable currency effects accounted for 6% of the 30% increase in operating income.


                                                                           THREE

ENVIRONMENTAL AND ENERGY

(Millions of dollars)                         1996           1995           1994
------------------------------------          ----           ----            ---
Sales ..............................           $60           $ 58            $67
Operating income (loss) ............             8             (5)             6
Equity affiliates' income ..........            36             28             24
                                               ===           ====            ===

Sales grew $2 million to $60 million. Operating income in 1996 improved $13 million to $8 million. Increased profitability is attributed to improved operations and project buyouts.

Equity affiliates' income rose $8 million to $36 million. Improved operating performance of power generation facilities, the settlement of a power contract dispute, and weather-related power curtailments and a planned maintenance outage in the prior year were the key factors responsible for the improved results.

In April 1996, the company announced the intention to sell its 50% interest in American Ref-Fuel, the waste-to-energy joint venture with Browning-Ferris Industries, Inc. This joint venture contributed $27 million after interest and before tax to equity affiliates' income in 1996.

The company also completed the sale of the landfill gas recovery business, GSF Energy Inc., in early fiscal 1997. Sales of the landfill gas business were $20 million in 1996 with an operating loss of $3 million, excluding the net income benefit of $6 million from nonconventional fuel tax credits.

Sales in 1995 decreased $9 million from 1994 while operating income was a loss of $5 million compared to income of $6 million in 1994. The 1994 results benefited from the completion of the final portion of an equipment sale associated with the construction of a cogeneration facility for an unconsolidated affiliate and the receipt of a performance bonus associated with this sale. Sales of operating services provided to a cogeneration facility in California compared unfavorably to the prior year due to weather-related power curtailments and a planned major maintenance outage at the facility. Additionally, the results of the landfill gas business were down due to lower selling prices combined with higher costs. Nonconventional fuel tax credits were $6 million and $5 million in 1995 and 1994, respectively.

Equity affiliates' income in 1995 reflected stronger operations at the waste-to-energy facilities, partially offset by the unfavorable impact of weather-related power curtailments and a planned major maintenance outage at a cogeneration facility.

EQUIPMENT AND SERVICES

(Millions of dollars)                       1996            1995            1994
---------------------------------           ----           -----            ----
Sales ...........................           $276           $ 271            $268
Operating income (loss) .........             23              (2)             11
                                            ====           =====            ====

Sales of $276 million increased $5 million over the prior year while income increased $25 million to $23 million. The 1996 results reflected a more profitable project mix and improved project performance. Sales backlog for the equipment product line improved to $306 million at 30 September 1996 compared with $198 million at 30 September 1995. The high quality order backlog increased primarily due to new orders for natural gas liquefaction equipment and gas separation equipment. In early fiscal 1997, the backlog related to natural gas liquefaction equipment increased by $109 million, of which $13 million is expected to be completed during fiscal 1997.

The 1995 operating loss of $2 million declined $13 million on essentially flat sales compared to 1994 due to unfavorable project mix and performance. Also included in 1994 was a gain on a contract settlement payment.

CORPORATE AND OTHER This area includes unallocated corporate expenses and income and foreign exchange gains and losses.

(Millions of dollars)                            1996         1995         1994
-----------------------------------------        ----         ----         ----
Operating loss excluding
 special items ..........................        $(45)        $(29)        $(45)
Operating loss as reported ..............         (45)         (29)         (59)
                                                 ====         ====         ====

The operating loss in 1996 increased $16 million from the prior year primarily due to a foreign exchange gain in 1995 and higher net corporate general and administrative costs. The 1995 operating loss of $29 million declined $16 million from the prior year primarily due to a foreign exchange gain and lower reengineering study costs.

The 1994 special items included a charge of $12 million from the termination of two contracts which hedged currency risk and an expense of $2 million from the charitable contribution of the remaining shares of a stock investment in an insurance company.

SETTLEMENT ON LEVERAGED INTEREST RATE SWAPS

In January 1996, the company reached a settlement with Bankers Trust Company over the $107 million of losses reported in 1994 associated with leveraged interest rate swap contracts. The $67 million settlement gain ($41 million after tax, or $.36 per share) was affected, in part, by the termination of obligations stemming from two previously closed contracts. Prior to the settlement, there was an outstanding liability of $62 million associated with the closed contracts.


FOUR

The company entered into five highly leveraged interest rate swap contracts with a notional value of $203 million during the first quarter of 1994. By 30 June 1994, the company terminated three of these contracts and closed the other two. These contracts were accounted for on a mark-to-market basis. In 1994, the company recognized a loss of $107 million on these derivative contracts. This loss reflected the cost to terminate or close these contracts. The termination and closure of these derivative contracts eliminated any further earnings impact from these contracts due to changes in interest rates. For further information, see Note 5 to the consolidated financial statements.

INTEREST EXPENSE

(Millions of dollars)                            1996          1995         1994
---------------------------------------          ----          ----          ---
Interest incurred .....................          $144          $118          $90
  Less: Interest capitalized ..........            15            18           10
        Brazilian currency
          adjustments .................            --            --            1
  Add: Termination of
         derivatives ..................            --            --            2
                                                 ----          ----          ---
Interest expense ......................          $129          $100          $81
                                                 ====          ====          ===

Interest expense in 1996 increased $29 million to $129 million. Higher debt outstanding was driven by additions to plant and equipment and investments in and advances to unconsolidated equity affiliates. This increase was partially offset by lower interest rates. Interest expense in 1996, related to the Carburos investment increase, is approximately $12 million.

Interest expense in 1995 was $19 million higher than in 1994. Interest incurred in 1995 increased $28 million due to higher rates combined with a higher level of average debt outstanding. Interest expense in 1994 included a charge of $2 million from the termination of certain small interest rate hedge agreements.

INCOME TAXES

                                    1996             1995              1994
                                    ----             ----              ----
Effective tax rate..............    31.7%            33.4%             28.2%
                                    ====             ====              ====

The lower 1996 effective tax rate reflects higher after-tax equity affiliates' income. The effective tax rate for 1996 exclusive of the Bankers Trust settlement was 30.8%.

The 1994 effective tax rate reflects lower state taxes due principally to changes in state income tax regulations. The cumulative impact of these changes resulted in a net tax benefit of $6 million. The 1994 effective tax rate also reflects the favorable tax treatment of the charitable contribution, before-tax expense of $2 million, of the remaining shares of a stock investment in an insurance company. The tax benefit associated with this contribution, based on fair value of the investment, was $4 million. The effective tax rate for 1994, excluding these items and the derivative losses, was 33.0%.

ENVIRONMENTAL MATTERS

The company is subject to various environmental laws and regulations in the United States and foreign countries where it has operations. Compliance with these laws and regulations results in higher capital expenditures and costs. Additionally, from time to time the company is involved in proceedings under the Comprehensive Environmental Response, Compensation, and Liability Act (the federal Superfund law), similar state laws, and the Resource Conservation and Recovery Act (RCRA) relating to the designation of certain sites for investigation and possible cleanup. The company's accounting policies for environmental expenditures are discussed in Note 1 to the consolidated financial statements.

The amounts charged to earnings on an after-tax basis related to environmental protection totaled $27 million both in 1996 and 1995 and $28 million for 1994. These amounts represent an estimate of expenses for compliance with environmental laws, as well as remedial activities, and costs incurred to meet internal company standards. Such costs are estimated to be approximately $28 million in 1997 and $30 million in 1998.

Although precise amounts are difficult to define, the company estimates that in fiscal 1996 it spent approximately $11 million on capital projects to control pollution (including expenditures associated with new plants) versus $13 million in 1995. Capital expenditures to control pollution in future years are estimated at $15 million in 1997 and $17 million in 1998.

It is the company's policy to accrue environmental investigatory and noncapital remediation costs for identified sites when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. The potential exposure for such costs is estimated to range from $18 million to a reasonably possible upper exposure of $45 million. The balance sheet at 30 September 1996 included an accrual of $32 million and a receivable balance of $1 million related to third-party recoveries. At 30 September 1995, the balance sheet accrual was $35 million and the receivable balance was $1 million.

In addition to the environmental exposures discussed in the preceding paragraph, there will be spending at a company-owned manufacturing site where the company is undertaking RCRA corrective action remediation. During 1995, the company signed consent orders for corrective action with state and federal regulatory agencies. The company estimates capital costs to implement the anticipated remedial program will range from $26-$33 million. Spending was minimal in fiscal 1996 and is estimated at $5 million for both fiscal 1997 and 1998. Operating and maintenance expenses associated with continuing the remedial program are estimated to be $1 million per year beginning fiscal 1997 and continuing for an estimated period of up to 30 years. A former owner and operator at the site has agreed to reimburse the company 20% of the costs incurred in the remediation. The cost estimates have not been reduced by the value of such reimbursement, which the company believes is probable of realization.


                                                                            FIVE

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

In October 1996, the American Institute of Certified Public Accountants issued Statement of Position 96-1, "Environmental Remediation Liabilities." The company is required to adopt this standard no later than fiscal 1998. Presently, the company accounts for environmental remediation liabilities under the provisions of Statement of Financial Accounting Standards (SFAS) No. 5, "Accounting for Contingencies." The company does not expect the impact of this new statement to be material to the financial statements.

LIQUIDITY, CAPITAL RESOURCES, AND OTHER FINANCIAL DATA

Air Products maintained a sound financial condition throughout 1996. In April 1996, the company announced a plan to utilize a modestly higher proportion of debt in the capital structure and thereby reduce cost of capital. The restructuring is being implemented through a share repurchase program financed with proceeds from the sale of the company's investment in American Ref-Fuel and increased borrowings. Following the announcement as expected, the company's senior debt rating was lowered from A+/A1 to A/A2; the A-1/P-1 commercial paper rating was unaffected.

CAPITAL EXPENDITURES Capital expenditures of $1,164 million in 1996 were 20% above the 1995 level, with additions to plant and equipment, largely in support of the worldwide expansion of industrial gases, increasing by 9%. Investments in and advances to unconsolidated affiliates are primarily equity investments in international gas affiliates and environmental energy systems projects. Included in 1996 was an additional equity investment of $120 million in Carburos.

(Millions of dollars)                            1996          1995         1994
---------------------------------------         ------         ----         ----
Additions to plant and equipment ......         $  951         $870         $611
Investment in and advances to
         unconsolidated affiliates ....            197           29           41
Acquisitions ..........................             11           65           --
Capital leases ........................              5            5            3
                                                ------         ----         ----
Total .................................         $1,164         $969         $655
                                                ======         ====         ====

Capital expenditures for new plant and equipment and investment in unconsolidated affiliates, including a significant additional investment in Carburos, are expected to be approximately $1.3 billion in 1997. It is anticipated that these expenditures will be funded with cash from operations supplemented with proceeds from financing activities.

In November 1994, the company published a tender offer to acquire 74.2% of the outstanding shares of Carburos, representing all of the shares not owned by the company. The company made second and third tender offers in September 1995 and September 1996, respectively. These tenders resulted in the acquisition of 21.5% of the outstanding shares at a cost of $120 million in October 1995 and an additional 49.1% at a cost of $288 million in October 1996, bringing the company's ownership to 96.7%.

FINANCING AND CAPITAL STRUCTURE Capital needs in 1996 were satisfied with cash from operations supplemented with additional debt. Total debt increased $514 million to $2,195 million at 30 September 1996. At year end, total debt as a percentage of total debt plus equity was 46% as compared to 41% at the end of 1995.

In October 1995, the company issued $125 million of 6.6% notes due in fiscal 2008 to fund the acquisition of shares of Carburos. Additionally, the company entered into interest rate and currency swap agreements to effectively convert $120 million of the notes into a Spanish Peseta liability with an average interest rate of 10.66% and maturities ranging from three to ten years. Other financings during fiscal 1996, principally in the United States, included the public issuance of $406 million of debt securities with maturities ranging from twelve to thirty years and coupons from 6.25% to 7.82%. Additionally, $70 million equivalent Dutch Guilder financing was provided by the European Investment Bank for a 10-year term (amortizing) and a coupon of 5.97%. See Note 4 to the consolidated financial statements for additional details.

In October 1996, the company issued $171 million of medium-term notes, $89 million of which were fixed-rate notes with a seven-year term and an average coupon rate of 6.85%. The remaining $82 million were floating-rate notes with maturities of three to five years. The proceeds of $95 million for these notes, along with commercial paper proceeds of $193 million, were utilized to fund the acquisition of additional shares of Carburos. The proceeds of $288 million were effectively converted to Spanish Peseta liabilities with maturities ranging from three months to seven years via the use of interest rate and currency swaps and foreign exchange contracts. The average interest rate on these Spanish Peseta liabilities is 7.54%.


SIX

At year end, $370 million of commercial paper was outstanding compared to $328 million at the end of 1995. Of the $370 million, $255 million funded foreign currency lending to subsidiaries.

Substantial credit facilities are maintained to provide backup funding for commercial paper and to ensure availability of adequate resources for corporate liquidity. At 30 September 1996, the company's revolving credit commitments amounted to $600 million with funding available in 13 currencies. No borrowings were outstanding under these commitments at the end of 1996. Additional commitments totaling $16 million are maintained by the company's foreign subsidiaries, of which $3 million was utilized at year end.

At 30 September 1996, the company had unutilized shelf registrations for $639 million of debt securities.

During 1996, 1.8 million shares of the company's outstanding common stock were repurchased at a cost of $100 million. There were 2.7 million shares repurchased during 1995 for $124 million.

FINANCIAL INSTRUMENTS The company enters into contractual agreements in the ordinary course of business to hedge its exposure to interest rate and foreign currency risks. Counterparties to these agreements are major financial institutions. Management believes the risk of incurring losses related to credit risk is remote and any losses would be immaterial.

Interest rate swap agreements are used to reduce interest rate risks and costs inherent in the company's debt portfolio. The company enters into these agreements to change the fixed/variable interest rate mix of the debt portfolio in order to maintain the percentage of fixed and variable debt within certain parameters set by management. Accordingly, the company enters into agreements to both effectively convert variable-rate debt to fixed-rate debt and to effectively convert its fixed-rate debt into variable-rate debt which is principally indexed to LIBOR rates. The company has also entered into interest rate swap contracts to effectively convert the stated variable rates to interest rates based on LIBOR. The company is also party to interest rate and currency swap contracts. These contracts entail both the exchange of fixed- and floating-rate interest payments periodically over the life of the agreement and the exchange of one currency for another at inception and a specified future date. These contracts effectively convert the currency denomination of a debt instrument into another currency in which the company has a net equity position while changing the interest rate characteristics of the instrument. The contracts are used to hedge intercompany lending activities and the value of investments in certain foreign subsidiaries and affiliates.

The company, in management of its exposure to fluctuations in foreign currency exchange rates, has entered into a variety of foreign exchange contracts, including forward, option combination and purchased option contracts. These agreements generally involve the exchange of one currency for a second currency at some future date. The company enters into forward exchange and option combination contracts to reduce the exposure to foreign currency fluctuations associated with certain monetary assets and liabilities, as well as certain firm commitments and highly anticipated cash flows. The company is also party to purchased option contracts which, if exercised, involve the sale or purchase of foreign currency at a fixed exchange rate for a specified period of time. These contracts are used to hedge firm commitments and certain highly anticipated cash flows, including export sales transactions.

Additional details on these and other financial instruments are set forth in Notes 3, 5, and 6 to the consolidated financial statements.

WORKING CAPITAL Working capital (excluding cash and cash items, short term borrowings, and current portion of long-term debt) was $489 million, up $68 million over the $421 million at the end of 1995. Trade receivables increased 7% on an overall sales increase of 4%. Inventories and contracts in progress grew 6%. Current liabilities decreased due to a reduction of $16 million in accrued taxes. This resulted in the $68 million working capital increase.

Working capital was $421 million at the end of 1995 versus $322 million at the end of 1994. Inventories and trade receivables increased due to higher sales activity. Months-on-hand of inventories was comparable to the prior year. Other current assets at the end of fiscal 1995 included a $20 million receivable, which was collected in October 1995, from the termination of an EES project.

DIVIDENDS In May 1996, the Board of Directors increased the quarterly cash dividend to 27.5 cents per share, an increase of 6%. Dividends are declared by the Board of Directors and, when declared, usually will be paid during the sixth week after the close of the fiscal quarter.

STOCK-BASED COMPENSATION In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." The company is required to adopt this standard no later than fiscal 1997. Presently, the company does not recognize expense relative to stock options. This statement permits the continuation of this approach but encourages companies to recognize expense for stock options at an estimated fair value based on an option pricing model. The company has elected not to adopt the expense recognition. Disclosure of the expense is required as of fiscal 1997. The option pricing model for implementing the disclosure requirements has not been determined and therefore no estimate has been made of the disclosure to be made in fiscal 1997.


                                                                           SEVEN

PENSION PLAN FUNDING The funding policy for pension plans is to accumulate plan assets that, over the long run, will approximate the present value of projected benefits payable. In fiscal 1996, the company contributed $52 million to these plans and expects to make contributions of approximately $6 to $10 million in fiscal 1997.

INFLATION The financial statements are presented on a historical cost basis and do not fully reflect the impact of prior years' inflation. It is estimated that the cost of replacing the company's plant and equipment today is greater than its historical cost. Accordingly, depreciation expense would be greater if the expense were stated on a current cost basis.

YEAR 2000 The company recognizes the need to ensure its operations will not be adversely impacted by Year 2000 software failures. Software failures due to processing errors potentially arising from calculations using the Year 2000 date are a known risk. The company is addressing this risk to the availability and integrity of financial systems and the reliability of operational systems. The company has established processes for evaluating and managing the risks and costs associated with this problem. The computing portfolio was identified and an initial assessment has been completed. The cost of achieving Year 2000 compliance is estimated to be approximately $10 million over the cost of normal software upgrades and replacements and will be incurred through fiscal 1999.


EIGHT

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


/s/ Harold A. Wagner                         /s/ Arnold H. Kaplan
--------------------------------            ----------------------------
Harold A. Wagner                            Arnold H. Kaplan
Chairman, President,                        Vice President-Finance
and Chief Executive Officer                 and Chief Financial Officer

1 November 1996



REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors, Air Products and Chemicals, Inc.:

We have audited the accompanying consolidated balance sheets of Air Products and Chemicals, Inc. (a Delaware corporation) and subsidiaries as of 30 September 1996 and 1995, and the related consolidated statements of income, cash flows, and shareholders' equity for each of the three years in the period ended 30 September 1996. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Air Products and Chemicals, Inc. and subsidiaries as of 30 September 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended 30 September 1996, in conformity with generally accepted accounting principles.

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

/s/Arthur Andersen LLP
------------------------
Arthur Andersen LLP
Philadelphia, Pennsylvania

1 November 1996


                                                                            NINE

CONSOLIDATED INCOME
Air Products and Chemicals, Inc. and Subsidiaries

(Millions of dollars, except per share)
YEAR ENDED 30 SEPTEMBER                                                 1996           1995           1994
--------------------------------------------------------------         ------         ------         ------
SALES AND OTHER INCOME
Sales (Note 1) ...............................................        $ 4,008         $3,865        $ 3,485
Other income (expense), net (Note 18) ........................             25             26             (1)
                                                                      -------         ------        -------
                                                                        4,033          3,891          3,484
                                                                      -------         ------        -------
COSTS AND EXPENSES
Cost of sales ................................................          2,408          2,317          2,112
Selling, distribution, and administrative ....................            920            869            789
Research and development .....................................            114            103             97
                                                                      -------         ------        -------

OPERATING INCOME .............................................            591            602            486
Income from equity affiliates net of related expenses
(Note 9) .....................................................             80             51             28
(Settlement)/Loss on leveraged interest rate transactions
(Note 5) .....................................................            (67)            --            107
Interest expense (Note 1) ....................................            129            100             81
                                                                      -------         ------        -------

INCOME BEFORE TAXES ..........................................            609            553            326
Income taxes (Notes 1 and 11) ................................            193            185             92
                                                                      -------         ------        -------

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGES ........            416            368            234
Cumulative Effect of Accounting Changes (Note 2) .............             --             --             14
                                                                      -------         ------        -------
NET INCOME ...................................................        $   416         $  368        $   248
                                                                      =======         ======        =======


MONTHLY AVERAGE OF COMMON SHARES OUTSTANDING (in millions) ...            112            112            114
                                                                      -------         ------        -------
EARNINGS PER COMMON SHARE
         Income before Cumulative Effect of Accounting
            Changes ..........................................        $  3.73         $ 3.29        $  2.06
         Cumulative Effect of Accounting
         Changes (Note 2) ....................................             --             --            .12
                                                                      -------         ------        -------
NET INCOME ...................................................        $  3.73         $ 3.29        $  2.18
                                                                      =======         ======        =======

The accompanying notes are an integral part of these statements.


TEN

CONSOLIDATED BALANCE SHEETS
Air Products and Chemicals, Inc. and Subsidiaries

(Millions of dollars, except per share)
30 SEPTEMBER                                                                    1996            1995
-----------------------------------------------------------------------        ------          ------
ASSETS
CURRENT ASSETS
Cash and cash items (Note 1) ..........................................        $    79         $    87
Trade receivables, less allowances for doubtful accounts of $13 in 1996
         and $14 in 1995 ..............................................            670             625
Inventories (Notes 1 and 8) ...........................................            371             335
Contracts in progress, less progress billings .........................            115             123
Other current assets ..................................................            140             162
                                                                               -------         -------
          TOTAL CURRENT ASSETS ........................................          1,375           1,332
                                                                               -------         -------
INVESTMENTS (Notes 1, 3, and 9)
Investment in net assets of and advances to equity affiliates .........            759             581
Other investments and advances ........................................             74              76
                                                                               -------         -------
          TOTAL INVESTMENTS ...........................................            833             657
                                                                               -------         -------

PLANT AND EQUIPMENT, at cost (Notes 1, 4, 7, and 15) ..................          8,103           7,350
         Less -- Accumulated depreciation .............................          4,144           3,848
                                                                               -------         -------
          PLANT AND EQUIPMENT, net ....................................          3,959           3,502
                                                                               -------         -------

GOODWILL (Note 1) .....................................................             84              81
OTHER NONCURRENT ASSETS ...............................................            271             244
                                                                               -------         -------
TOTAL ASSETS ..........................................................        $ 6,522         $ 5,816
                                                                               =======         =======

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Payables, trade and other (Note 18) ...................................        $   526         $   519
Accrued liabilities (Note 18) .........................................            241             249
Accrued income taxes ..................................................             40              56
Short-term borrowings (Note 18) .......................................            423             314
Current portion of long-term debt (Note 4) ............................             33             173
                                                                               -------         -------
          TOTAL CURRENT LIABILITIES ...................................          1,263           1,311
                                                                               -------         -------

LONG-TERM DEBT (Notes 4 and 15) .......................................          1,739           1,194
DEFERRED INCOME AND OTHER NONCURRENT LIABILITIES ......................            364             435
DEFERRED INCOME TAXES (Notes 1 and 11) ................................            582             478
                                                                               -------         -------
          TOTAL LIABILITIES ...........................................          3,948           3,418
                                                                               -------         -------
SHAREHOLDERS' EQUITY (Notes 1, 10, and 12)
Common Stock (par value $1 per share; issued 1996 and 1995 -
         124,727,792 shares) ..........................................            125             125
Capital in excess of par value ........................................            461             465
Retained earnings .....................................................          2,687           2,388
Unrealized gain on investments (Note 2) ...............................             40              41
Cumulative translation adjustments ....................................            (70)            (24)
Treasury Stock, at cost (1996 - 4,212,761 shares; 1995 -
         3,044,469 shares) ............................................           (211)           (139)
Shares in trust  (1996 and 1995 - 10,000,000 shares) ..................           (458)           (458)
                                                                               -------         -------
          TOTAL SHAREHOLDERS' EQUITY ..................................          2,574           2,398
                                                                               -------         -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ............................        $ 6,522         $ 5,816
                                                                               =======         =======

The accompanying notes are an integral part of these statements.


                                                                          ELEVEN

CONSOLIDATED CASH FLOWS
Air Products and Chemicals, Inc. and Subsidiaries

(Millions of dollars)
YEAR ENDED 30 SEPTEMBER                                                             1996          1995          1994
---------------------------------------------------------------------------        ------        ------        ------

OPERATING ACTIVITIES
Net income ................................................................      $   416         $ 368         $ 248
Adjustments to reconcile income to cash provided by operating activities:
         Depreciation (Note 1) ............................................          412           382           353
         Termination of liabilities for leveraged interest rate swaps
         (Note 5) .........................................................          (62)           --            --
         Loss on leveraged interest rate swaps (Note 5) ...................           --            --           107
         Deferred income taxes (Note 11) ..................................           87            66             9
         Cumulative effect of accounting changes (Note 2) .................           --            --           (14)
         Other ............................................................          (50)          (19)           50
         Working capital changes that provided
         (used) cash, net of effects of acquisitions:
          Trade receivables ...............................................          (53)          (64)          (41)
          Inventories and contracts in progress ...........................          (28)          (58)          (35)
          Payables, trade and other .......................................            3            20            62
          Accrued liabilities .............................................           21            13             4
          Other ...........................................................           10            10             8
                                                                                 -------         -----         -----
          CASH PROVIDED BY OPERATING ACTIVITIES ...........................          756           718           751
                                                                                 -------         -----         -----

INVESTING ACTIVITIES
Additions to plant and equipment(a) .......................................         (951)         (870)         (611)
Acquisitions, less cash acquired(b) .......................................           (6)          (47)           --
Investment in and advances to unconsolidated affiliates ...................         (197)          (29)          (41)
Termination/closure of leveraged interest rate swaps (Note 5) .............           --            (6)          (42)
Proceeds from sale of assets and investments ..............................           63            34            18
Other .....................................................................           12             2             1
                                                                                 -------         -----         -----
          CASH USED FOR INVESTING ACTIVITIES ..............................       (1,079)         (916)         (675)
                                                                                 -------         -----         -----

FINANCING ACTIVITIES
Long-term debt proceeds(a) ................................................          627           361           128
Payments on long-term debt ................................................         (168)         (152)         (124)
Net increase in commercial paper ..........................................           42           180            13
Net increase (decrease) in other short-term
borrowings ................................................................           11            15           (44)
Dividends paid to shareholders ............................................         (117)         (115)         (108)
Purchase of Treasury Stock (Note 10) ......................................         (100)         (124)          (85)
Other .....................................................................           21            17             4
                                                                                 -------         -----         -----
          CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES ................          316           182          (216)
                                                                                 -------         -----         -----

Effect of Exchange Rate Changes on Cash ...................................           (1)            3             2
                                                                                 -------         -----         -----

Decrease in Cash and Cash Items ...........................................           (8)          (13)         (138)
Cash and Cash Items -- Beginning of Year ..................................           87           100           238
                                                                                 -------         -----         -----
Cash and Cash Items -- End of Year (Note 1) ...............................      $    79         $  87         $ 100
                                                                                 =======         =====         =====

The accompanying notes are an integral part of these statements.

(a) Excludes capital leases of $5 million, $5 million, and $3 million in 1996, 1995, and 1994, respectively.

(b) Excludes debt of $5 million and $18 million to former shareholders of companies acquired in 1996 and 1995, respectively.


TWELVE

CONSOLIDATED SHAREHOLDERS' EQUITY
Air Products and Chemicals, Inc. and Subsidiaries

(Millions of dollars, except per share)
YEAR ENDED 30 SEPTEMBER                                               1996             1995            1994
-------------------------------------------------------------        ------           ------          ------

COMMON STOCK
Balance, Beginning and End of Year ..........................        $   125         $   125         $   125
                                                                     -------         -------         -------

CAPITAL IN EXCESS OF PAR VALUE
Balance, Beginning of Year ..................................            465             477             199
Issuance of Treasury Shares for benefit and stock option and award plans,  625,308 shares in 1996, 961,794 shares in 1995,
  and 1,100,286 shares in 1994 ..............................            (13)            (22)             (2)
Issuance of 10,000,000 Treasury Shares to trust .............             --              --             271
Tax benefit of stock option and award plans .................              9              10               9
                                                                     -------         -------         -------
Balance, End of Year ........................................            461             465             477
                                                                     -------         -------         -------

RETAINED EARNINGS
Balance, Beginning of Year ..................................          2,388           2,135           1,995
Net income ..................................................            416             368             248
Cash dividends -- Common Stock, $1.07 per share in 1996,
  $1.01 per share in 1995, and $.95 per share in 1994 .......           (117)           (115)           (108)
                                                                     -------         -------         -------
Balance, End of Year ........................................          2,687           2,388           2,135
                                                                     -------         -------         -------

UNREALIZED GAIN ON INVESTMENTS (Note 2)
Balance, Beginning of Year ..................................             41              --              --
Adjustment to 1995 beginning balance for change in accounting
  method, net of income taxes of $23 ........................             --              42              --
Change in unrealized gain, net of income taxes ..............             (1)             (1)             --
                                                                     -------         -------         -------
Balance, End of Year ........................................             40              41              --
                                                                     -------         -------         -------

CUMULATIVE TRANSLATION ADJUSTMENTS
Balance, Beginning of Year ..................................            (24)            (16)            (33)
Translation adjustments, net of income tax benefits of $2 in
  1996, $28 in 1995, and $1 in 1994 .........................            (46)             (8)             17
                                                                     -------         -------         -------
Balance, End of Year ........................................            (70)            (24)            (16)
                                                                     -------         -------         -------

TREASURY STOCK
Balance, Beginning of Year ..................................           (139)            (57)           (184)
Issuance of Treasury Shares for benefit and stock option and award plans,  625,308 shares in 1996, 961,794 shares in 1995,
  and 1,100,286 shares in 1994 ..............................             28              42              26
Issuance of 10,000,000 Treasury Shares to trust .............             --              --             186
Purchase of Treasury Shares, 1,793,600 in 1996, 2,687,300 in
  1995, and 1,843,300 in 1994 (Note 10) .....................           (100)           (124)            (85)
                                                                     -------         -------         -------
Balance, End of Year ........................................           (211)           (139)            (57)
                                                                     -------         -------         -------

SHARES IN TRUST (Note 1)
Balance, Beginning of Year ..................................           (458)           (458)             --
Contribution of 10,000,000 Treasury Shares ..................             --              --            (458)
                                                                     -------         -------         -------
Balance, End of Year ........................................           (458)           (458)           (458)
                                                                     -------         -------         -------
TOTAL SHAREHOLDERS' EQUITY ..................................        $ 2,574         $ 2,398         $ 2,206
                                                                     =======         =======         =======

The accompanying notes are an integral part of these statements.


                                                                        THIRTEEN

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Air Products and Chemicals, Inc. and Subsidiaries

1.  MAJOR ACCOUNTING POLICIES

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

DEPRECIATION In the financial statements, the straight-line method of depreciation is used which deducts equal amounts of the cost of each asset from earnings every year over its expected useful life. The following table shows the estimated useful lives of different types of assets:

Classification                              Expected Useful Lives
---------------------------                 ----------------------------
Buildings and components                    5 to 45 years
                                            (principally 30 years)

Gas generating and chemical
  facilities, machinery and                 3 to 25 years
  equipment                                 (principally 11 to 15 years)
============================                ============================


CAPITALIZED INTEREST As the company builds new plant and equipment or invests in unconsolidated affiliates in the development stage, it includes in the cost of these assets a portion of the interest payments it makes during the year. In 1996, the amount of capitalized interest was $15 million. In 1995, it was $18 million, and in 1994, $10 million.

INTEREST RATE SWAP AGREEMENTS The company enters into interest rate swap agreements to reduce interest rate risks and to modify the interest rate characteristics of its outstanding debt. These agreements involve the exchange of fixed- and floating-rate interest payments periodically over the life of the agreement without the exchange of the underlying principal amounts. The differential to be paid or received is accrued as interest rates change and recognized over the life of the agreements as an adjustment to interest expense. The fair value of these swap agreements is not recognized in the financial statements.

The company is also party to interest rate and currency swap contracts. These contracts entail both the exchange of fixed- and floating-rate interest payments periodically over the life of the agreement and the exchange of one currency for another currency at inception and a specified future date. The contracts are used to hedge intercompany lending transactions and the value of investments in certain foreign subsidiaries and affiliates. Gains and losses on the currency component of these contracts, which hedge intercompany lending transactions, are recognized in income and offset the foreign exchange gains and losses of the related transaction. Gains and losses on the currency component of these contracts which hedge investments in certain foreign subsidiaries and foreign equity affiliates are not included in the income statement but are shown in the cumulative translation adjustments account. The interest component of these contracts is accounted for similarly to other interest rate swap agreements.

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


FOURTEEN

Forward exchange and option combination contracts are sometimes used to hedge firm commitments, such as the purchase of plant and equipment, and purchased foreign currency options are sometimes used to hedge firm commitments and certain highly anticipated cash flows, including export sales transactions. Gains and losses resulting from these agreements are deferred and reflected as adjustments of the related foreign currency transactions.

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

INCOME TAXES The company accounts for income taxes under the liability method. Under this method, deferred tax liabilities and assets are recognized for the tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates. A principal temporary difference results from the excess of tax depreciation over book depreciation because accelerated methods of depreciation and shorter useful lives are used for income tax purposes. The cumulative impact of a change in tax rates or regulations is included in income tax expense in the period that includes the enactment date.

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

All other inventory values are determined using the first-in, first-out (FIFO) method. Cost of an item sold is based on the first item produced or on the current market value, whichever is lower.

GOODWILL When a company is acquired, the difference between the fair value of its net assets and the purchase price is goodwill. Goodwill is recorded as an asset on the balance sheet and is amortized into income over periods not exceeding 40 years. The company assesses the impairment of goodwill related to consolidated subsidiaries in accordance with Statement of Financial Accounting Standards (SFAS) No. 121. (See Note 2.) The measurement of an impairment loss of goodwill related to equity affiliates is based on expected undiscounted future cash flows, as the investment in equity affiliates is excluded from the scope of SFAS No. 121.

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


                                                                         FIFTEEN

2.  ACCOUNTING CHANGES

Effective 1 October 1994, the company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." A certain investment in marketable equity securities is reported at fair value with the unrealized gain on an after-tax basis recorded in a separate component of shareholders' equity. The aggregate fair value of this equity security was $74 million and $75 million at 30 September 1996 and 1995, and the gross unrealized holding gain was $63 million and $64 million, respectively. Fiscal 1994 amounts were not restated.

In fiscal 1995, the company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The statement requires the recognition of an impairment loss for an asset held for use when the estimate of undiscounted future cash flows expected to be generated by the asset is less than its carrying amount. Measurement of the impairment loss is based on fair value of the asset. Generally, fair value will be determined using valuation techniques such as the present value of expected future cash flows. It was the company's past policy to measure an impairment loss for assets held for use based on expected undiscounted future cash flows. Adoption of this statement will result in recognition of a larger loss, based on discounted future cash flows, in the year of impairment and lower depreciation charges over the remaining life of the asset. Since adoption, no material impairment losses have been recognized.

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

                                                                      Earnings (Loss)
                                                           Income       per Common
(Millions of dollars, except per share)                    (Loss)          Share
--------------------------------------------------         ------          -----

Postretirement benefits other than pensions,
 net of an income tax benefit of $19 .............          $(31)          $(.28)
Income taxes .....................................            55             .49
Postemployment benefits, net of an income
 tax benefit of $6 ...............................           (10)           (.09)
                                                            ----           -----
                                                            $ 14           $ .12
                                                            ====           =====


3.  FAIR VALUE OF FINANCIAL INSTRUMENTS

Summarized below are the carrying values and fair values of the company's financial instruments as of 30 September 1996 and 1995.

The fair value of the company's debt, interest rate swap agreements, forward exchange contracts, option combination contracts, and purchased foreign currency options is based on estimates using standard pricing models that take into account the present value of future cash flows, excluding the interest accrual, as of the balance sheet date. The computation of fair values of these instruments is generally performed by the company. The fair value of other investments is based principally on quoted market prices. The carrying amounts reported in the balance sheet for cash and cash items, accrued liabilities, accrued income taxes, and short-term borrowings approximate fair value due to the short-term nature of these instruments. Accordingly, these items have been excluded from the table below.

                                                        1996                           1995
(Millions of dollars)                          Carrying        Fair         Carrying          Fair
30 SEPTEMBER                                     Value         Value          Value           Value
-----------------------------------------      --------       -------       --------         -------

ASSETS
Other investments .......................        $   74        $   74        $    76         $    76
Currency option contracts (Note 6) ......             7             3             11               3
Interest rate swap agreements (Note 5) ..             7            13            (11)            (10)
Forward exchange contracts (Note 6) .....             2             3             (7)            (12)
                                                 ------        ------        -------         -------

LIABILITIES
Long-term debt, including current portion
(Note 4) ................................        $1,772        $1,840        $ 1,367         $ 1,454
                                                 ======        ======        =======         =======


SIXTEEN

4.  LONG-TERM DEBT

The following table shows the company's outstanding debt at the end of fiscal 1996 and 1995, excluding any portion of the debt required to be repaid within a year:

(Millions of dollars)
30 SEPTEMBER                                                                          1996            1995
----------------------------------------------------------------------------         -------         -------
Payable in U.S. dollars:
   8 7/8% Notes, due 2001 ...................................................        $   100         $   100
   8.35% Debentures, due 2002, effective interest rate 8.4% .................            100             100
   6 1/4% Notes, due 2003 ...................................................            100             100
   Medium-term Notes, Series B, due through 2003, weighted average
         interest rate 6.3% .................................................             51              51
   Medium-term Notes, Series C, due through 2003, weighted average
         interest rate 6.0% .................................................            166             166
   7 3/8% Notes, due 2005, effective interest rate 7.5% .....................            150             150
   8 1/2% Debentures, due 2006, effective interest rate 8.6% ................            100             100
   Medium-term Notes, Series D, due through 2016, weighted average
         interest rate 6.8% .................................................            311              30
   Medium-term Notes, Series E, due through 2026, weighted average
         interest rate 7.6% .................................................            250              --
   8 3/4% Debentures, due 2021, effective interest rate 9.0% ................            100             100
   Commercial paper, weighted average interest rate 5.5% ....................             --              56
   Other, due 2002 to 2023, weighted average interest rate 6.5% .............             54              34
Payable in foreign currency:
   9 1/2% British Pound Notes, due 1997 .....................................             71              72
   8.27% British Pound loan, due 1999 .......................................             34              35
   10.8% French Franc loan, due through 2002 ................................             --               4
   9.2% Deutsche Mark loan, due through 2002 ................................             11               9
   5.97% Dutch Guilder loan, due through 2006 ...............................             70              --
   Belgian Franc loans, due through 2006, weighted average interest
     rate 5.5% ..............................................................             37              47
   Other, due through 2004, weighted average interest rate 4.5% .............             11              14
Less: Unamortized discount ..................................................             (5)             (4)
                                                                                     -------         -------
                                                                                       1,711           1,164
                                                                                     -------         -------
Capital lease obligations:
United States, due through 2002, weighted average interest rate 6.1% ........              6               6
Foreign, due through 2004, weighted average interest rate 10.0% .............             22              24
                                                                                     -------         -------
                                                                                          28              30
                                                                                     -------         -------
                                                                                     $ 1,739         $ 1,194
                                                                                     =======         =======

Various debt agreements to which the company is a party include restrictions pertaining to the ability to create property liens and enter into certain sale and leaseback transactions.

The company has obtained the commitment of a number of commercial banks to lend money at market rates whenever needed by the company. These committed lines of credit also are used to support the issuance of commercial paper. In January 1996, the company entered into a $600 million committed, multi-currency, syndicated credit facility which matures in January 2001. No borrowings were outstanding under this facility at 30 September 1996. At 30 September 1996, foreign subsidiaries had additional committed credit lines of $16 million, $3 million of which was borrowed and outstanding.

Maturities of long-term debt in each of the next five years are as follows: $33 million in 1997; $71 million in 1998; $83 million in 1999; $114 million in 2000; and $132 million in 2001.

Included in the Medium-term Notes, Series E, is a $100 million note, due in 2026, with a one-time put option exercisable by the investor after twelve years. The 9 1/2% British Pound Notes and a portion of the Medium-term Notes, Series B are classified as long-term debt because of the availability of long-term financing under the commitments from various banks and the company's intention to refinance these notes on a long-term basis.


                                                                       SEVENTEEN

5.  INTEREST RATE SWAP AGREEMENTS

The company enters into interest rate swap agreements to change the fixed/variable interest rate mix of the debt portfolio in order to maintain the percentage of fixed and variable rate debt within certain parameters set by management. In accordance with these parameters, the agreements are used to reduce interest rate risks and costs inherent in the company's debt portfolio. Accordingly, the company enters into agreements to both effectively convert variable-rate debt to fixed-rate debt and to effectively convert fixed-rate debt to variable-rate debt, which is principally indexed to LIBOR rates. The company has also entered into variable to variable interest rate swap contracts to effectively convert the stated variable interest rates on $60 million of the medium-term notes, series C, to an average interest rate slightly above the three-month U.S. dollar LIBOR rate.

The company is also party to interest rate and currency swap contracts. These contracts effectively convert the currency denomination of a debt instrument into another currency in which the company has a net equity position while changing the interest rate characteristics of the instrument.

Counterparties to interest rate swap agreements are major financial institutions. The company has established counterparty credit guidelines and only enters into transactions with financial institutions of investment grade or better. Minimum credit standards become more stringent as the duration of the swap agreement increases. If the credit rating of a counterparty to an existing transaction was downgraded to below investment grade, the company has provisions to require collateral for transactions with maturities in excess of five years. Management believes the risk of incurring losses related to credit risk is remote.

The table below illustrates the contract or notional (face) amounts outstanding, maturity dates, weighted average receive and pay rates as of the end of the fiscal year, and the net unrealized gain (loss) of interest rate swap agreements by type at 30 September 1996 and 1995. The notional amounts are used to calculate contractual payments to be exchanged and are not generally actually paid or received, except for the currency swap component of the contracts. The notional amount of these agreements is equal to or less than the designated debt instrument being hedged. The net unrealized gain (loss) on these agreements, which equals their fair value, is based on the relevant yield curve at the end of the fiscal year.

                                                             Weighted         Weighted     Unrealized  Unrealized      Net
                            Notional                       Average Rate     Average Rate     Gross       Gross      Unrealized
(Millions of dollars)        Amount       Maturities          Receive           Pay           Gain       (Loss)     Gain (Loss)
-------------------------    ------       ----------          -------           ---           ----       ------     -----------

30 SEPTEMBER 1996
Fixed to Variable .......     $243        1997 - 2005           7.1%            5.7%           $ 2        $ (1)        $  1
Variable to Fixed .......       54               1997           6.0%            7.3%            --          (1)          (1)
Variable to Variable ....       60        2000 - 2001           8.2%            5.7%            28          --           28
Interest Rate/Currency ..      274        1998 - 2005           6.3%            9.3%            --         (15)         (15)
                              ----                                                             ---        ----         ----
                              $631                                                             $30        $(17)        $ 13
                              ====                                                             ===        ====         ====

30 SEPTEMBER 1995
Fixed to Variable .......     $313        1996 - 2003           8.6%            8.2%           $ 2        $ (8)        $ (6)
Variable to Fixed .......      105        1997 - 2003           6.3%            7.5%            --          (4)          (4)
Variable to Variable ....       70        1996 - 2001           3.8%            6.0%            11          --           11
Interest Rate/Currency ..       86               1996           5.9%            4.7%            --         (11)         (11)
                              ----                                                             ---        ----         ----
                              $574                                                             $13        $(23)        $(10)
                              ====                                                             ===        ====         ====


EIGHTEEN

Of the net unrealized gain (loss) as of 30 September 1996 and 1995, a net gain of $6 million and $1 million, respectively, has not been recognized in the financial statements. A deferred loss of $10 million at the end of fiscal 1996 and a deferred gain of $1 million at the end of fiscal 1995 resulted from terminated contracts.

During the second quarter of fiscal 1996, the company reached a $67 million settlement with Bankers Trust Company over $107 million in losses in fiscal 1994 associated with leveraged interest rate swap contracts. The settlement included the termination of two previously closed contracts with Bankers Trust. Prior to the settlement, there was an outstanding liability of $62 million associated with these closed contracts. The after-tax gain related to this settlement was $41 million.

The company entered into five highly leveraged interest rate swap contracts with a notional value of $203 million during the first quarter of fiscal 1994. By 30 June 1994, the company terminated three of these contracts and closed the other two. These contracts had been accounted for on a mark-to-market basis. The company will not enter into any future interest rate swap contracts which lever a move in interest rates on a greater than one-to-one basis. Additionally, the company terminated in 1994 a number of smaller interest rate swap agreements and an interest rate and currency swap contract and recognized a loss of $14 million. This loss was recognized in the consolidated income statement as $12 million foreign exchange loss included in other income and $2 million interest expense.

After the effects of interest rate swap agreements, the company's total debt, including current portion, is composed of 69% fixed-rate debt and 31% variable-rate debt as of 30 September 1996.

The fair value of long-term debt and interest rate swap agreements is affected by fluctuations in market interest rates. A 100 basis point increase in market interest rates would result in a $108 million decline (favorable) in the fair value of long-term debt while the fair value of interest rate swap agreements would decline $3 million (unfavorable). A 100 basis point decline in market interest rates would result in a $114 million increase (unfavorable) in the fair value of long-term debt while the fair value of interest rate swap agreements would increase $4 million (favorable). Based on the composition of the company's debt portfolio, including interest rate swap agreements, as of 30 September 1996, a 100 basis point increase in market interest rates would result in an additional $7 million in interest incurred per year. A 100 basis point decline would lower interest incurred by $7 million per year.


6.  FOREIGN EXCHANGE CONTRACTS

The company, in management of its exposure to fluctuations in foreign currency exchange rates, has entered into a variety of foreign exchange contracts, including forward, option combination, and purchased option contracts. These agreements generally involve the exchange of one currency for a second currency at some future date. Counterparties to these agreements are major international financial institutions. The company's counterparty credit guidelines and management's position regarding possible exposure to losses related to credit risk is comparable to that for interest rate swap agreements as discussed in
Note 5.

The company enters into forward exchange and option combination contracts to reduce the exposure to foreign currency fluctuations associated with certain monetary assets and liabilities, as well as certain firm commitments and highly anticipated cash flows. The company is also party to purchased option contracts which, if exercised, involve the sale or purchase of foreign currency at a fixed exchange rate for a specified period of time. These contracts are used to hedge firm commitments and certain highly anticipated cash flows, including export sales transactions, through fiscal 1999.

The table on the following page illustrates the U.S. dollar equivalent, including offsetting positions, of foreign exchange contracts at 30 September 1996 and 1995 along with maturity dates, net unrealized gain (loss), and net unrealized gain (loss) deferred. At the end of fiscal 1996, all material cash flow exposures to foreign currency fluctuations resulting from monetary assets or liabilities, firm commitments, or highly anticipated cash flows being denominated in a currency other than an entity's functional currency are hedged by forward exchange, option combination, or purchased option contracts.


                                                                        NINETEEN

                                                          Latest    Unrealized    Unrealized     Net      Net Unrealized
                                      Contract Amount    Maturity      Gross        Gross     Unrealized   Gain (Loss)
(Millions of dollars)                ($U.S. Equivalent)    Date        Gain         (Loss)    Gain (Loss)   Deferred
-----------------------------------  ------------------    ----        ----         ------    -----------   --------
30 SEPTEMBER 1996
Forward exchange contracts:
   $U.S./Netherland DG ................     $138           1997        $  2         $ --         $  2         $ --
   $U.S./U.K. Pound Sterling ..........      108           1997          --           (1)          (1)          (1)
   $U.S./$ Canadian ...................       59           1997          --           --           --           --
   Netherland DG/U.K. Pound Sterling...       51           1998           3           --            3            3
   Other ..............................      112           1998           1           (2)          (1)          (1)
                                            ----                       ----         ----         ----         ----
                                             468                          6           (3)           3            1
                                            ----                       ----         ----         ----         ----
Option contracts:
   $U.S./German DM ....................       79           1999           2           (5)          (3)          (3)
   $U.S./Japanese Yen .................       18           1998           1           (1)          --           --
   Other ..............................       21           1997          --           (1)          (1)          (1)
                                            ----                       ----         ----         ----         ----
                                             118                          3           (7)          (4)          (4)
                                            ----                       ----         ----         ----         ----
                                            $586                       $  9         $(10)        $ (1)        $ (3)
                                            ====                       ====         ====         ====         ====

30 SEPTEMBER 1995
Forward exchange contracts:
   $U.S./Netherland DG ................     $ 94           1996        $ --         $ (1)        $ (1)        $ (1)
   $U.S./U.K. Pound Sterling ..........       65           1997           1           (1)          --           --
   $U.S./$ Canadian ...................       67           2004           1           (2)          (1)          --
   Netherland DG/U.K. Pound Sterling...      128           1996           1           (5)          (4)          (4)
   Other ..............................      106           1996          --           (6)          (6)          --
                                            ----                       ----         ----         ----         ----
                                             460                          3          (15)         (12)          (5)
                                            ----                       ----         ----         ----         ----
Option contracts:
   $U.S./German DM ....................      122           1999           3           (9)          (6)          (6)
   $U.S./Japanese Yen .................       32           1998           1           (2)          (1)          (1)
   Other ..............................       39           1997           1           (2)          (1)          (1)
                                            ----                       ----         ----         ----         ----
                                             193                          5          (13)          (8)          (8)
                                            ----                       ----         ----         ----         ----
                                            $653                       $  8         $(28)        $(20)        $(13)
                                            ====                       ====         ====         ====         ====

The company's net equity position in its principal foreign subsidiaries at 30 September 1996 was $636 million. These subsidiaries have operations in the United Kingdom, Germany, France, Netherlands, Belgium, Brazil, Japan, and Canada. In addition to its foreign subsidiaries, the company has an equity position in foreign equity affiliates as disclosed in Note 9. Generally, it is the company's policy to hedge only exposures to foreign currency fluctuations which represent actual cash flow exposures.


7.  PLANT AND EQUIPMENT

The major classes of plant and equipment, at cost, are as follows:

(Millions of dollars)
30 SEPTEMBER                                               1996            1995
------------------------------------------------          ------          ------
Land ...........................................          $   85          $   83
Buildings ......................................             526             485
Gas generating and chemical facilities,
 machinery and equipment .......................           6,836           6,177
Construction in progress .......................             656             605
                                                          ------          ------
                                                          $8,103          $7,350
                                                          ======          ======


TWENTY

8.  INVENTORIES

The components of inventories are as follows:

(Millions of dollars)
30 SEPTEMBER                                             1996             1995
---------------------------------------------           -----            -----
Inventories at FIFO cost:
         Finished goods ......................           $ 256            $ 249
         Work in process .....................              16               12
         Raw materials and supplies ..........             138              113
                                                         -----            -----
                                                           410              374
Less excess of FIFO cost over
         LIFO ................................             (39)             (39)
                                                         -----            -----
                                                         $ 371            $ 335
                                                         =====            =====


Inventories valued using the LIFO method comprised 53.4% and 56.7% of consolidated inventories before LIFO adjustment at 30 September 1996 and 1995, respectively. Liquidation of prior years' LIFO inventory layers in 1996, 1995, and 1994 did not materially affect cost of sales in any of these years.


9.  SUMMARIZED FINANCIAL INFORMATION OF EQUITY AFFILIATES

The following table presents summarized financial information on a combined 100% basis of the principal companies accounted for by the equity method. Amounts presented include the accounts of the following equity affiliates: American Ref-Fuel of Hempstead (50%); American Ref-Fuel of Essex County (50%); American Ref-Fuel of Niagara (50%); American Ref-Fuel of Southeastern Connecticut (50%); American Ref-Fuel of SEMASS (50%); Cambria CoGen Company (50%); Stockton CoGen Company (50%); Orlando CoGen Limited, L.P. (50%); Carburos Metalicos S.A. (47.63%); Sapio Produzione Idrogeno Ossigeno S.r.L. (49%); INFRA Group (40%); San Fu Chemicals (45%); ProCal (50%); Korea Industrial Gases (48.90%); Air Products South Africa (50%); and principally other industrial gas producers.

(Millions of dollars)                                  1996                1995
---------------------------------------               ------              ------
Current assets .........................              $  751              $  650
Noncurrent assets ......................               3,164               2,287
Current liabilities ....................                 560                 452
Noncurrent liabilities .................               2,129               1,468
Net sales ..............................               1,465               1,366
Sales less cost of sales ...............                 685                 628
Net income .............................                 226                 173
                                                      ======              ======

The company's share of income of all equity affiliates for 1996, 1995, and 1994 was $101 million, $68 million, and $48 million, respectively. These amounts exclude $21 million, $17 million, and $20 million of related net expenses incurred by the company. Dividends received from equity affiliates were $64 million, $45 million, and $45 million in 1996, 1995, and 1994, respectively.

The investment in net assets of and advances to equity affiliates at 30 September 1996 and 1995 included investment in foreign affiliates of $509 million and $371 million, respectively.

As of 30 September 1996 and 1995, the amount of investment in companies accounted for by the equity method included goodwill in the amount of $122 million and $70 million, respectively. The goodwill is being amortized into income over periods not exceeding 40 years.

In April 1996, the company announced its plan to divest its joint venture interest in American Ref-Fuel Company's waste-to-energy business. The investment in net assets of and advances to this waste-to-energy business was $213 million at 30 September 1996.


10.  CAPITAL STOCK

The authorized capital stock consists of 25 million preferred shares with a par value of $1 per share, none of which was outstanding at 30 September 1996, and 300 million shares of Common Stock with a par value of $1 per share. At 30 September 1996, the number of shares of Common Stock outstanding was 110,515,031.

In April 1996, the company announced its plan to commence a share repurchase program designed to acquire approximately 10 percent of its 112 million average common shares outstanding. During fiscal 1996 and 1995, 1.8 million and 2.7 million treasury shares were purchased at a cost of $100 million and $124 million, respectively.


                                                                      TWENTY-ONE

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


11.  INCOME TAXES

The following table shows the components of the provision for income taxes:

(Millions of dollars)                          1996          1995          1994
---------------------------------------       -----         -----         ----
Federal:
         Current ......................        $  76         $  81         $ 52
         Deferred .....................           70            52           19
                                               -----         -----         ----
                                                 146           133           71
                                               -----         -----         ----
State:
         Current ......................            7            10            6
         Deferred .....................           11            11            1
         Impact of law/rate change ....           (1)           (1)          (9)
                                               -----         -----         ----
                                                  17            20           (2)
                                               -----         -----         ----
Foreign:
         Current ......................           23            28           25
         Deferred .....................            7             4           (2)
                                               -----         -----         ----
                                                  30            32           23
                                               -----         -----         ----
                                               $ 193         $ 185         $ 92
                                               =====         =====         ====


The significant components of deferred tax assets and liabilities are as follows:

(Millions of dollars)
30 SEPTEMBER                                                1996          1995
---------------------------------------------------        -----         -----
Gross deferred tax assets:
         Pension and other compensation accruals ...        $  73         $  64
         Alternative minimum tax ...................           36            61
         Tax loss carryforwards ....................           40            48
         Foreign currency translation adjustment ...           32            28
         Reserves and accruals .....................           29            24
         Postretirement benefits ...................           23            23
         Plant and equipment .......................           10            10
         Inventory .................................           18             9
         Other .....................................           39            25
         Valuation allowance .......................          (33)          (34)
                                                            -----         -----
Deferred tax assets ................................          267           258
                                                            -----         -----
Gross deferred tax liabilities:
         Plant and equipment .......................          537           475
         Investment in partnerships ................          181           164
         Unrealized gain on investments ............           23            23
         Employee benefit plans ....................           25            23
         Other .....................................           54            28
                                                            -----         -----
Deferred tax liabilities ...........................          820           713
                                                            -----         -----
Net deferred income tax liability ..................        $ 553         $ 455
                                                            =====         =====


Net current deferred tax assets of $29 million and $23 million are included in other current assets at 30 September 1996 and 1995, respectively.


TWENTY-TWO

The company's domestic operations were subject to taxes under the Alternative Minimum Tax (AMT) for income tax purposes. The AMT limits the utilization of tax benefits in the current year. The unused tax benefits are carried forward for use in future years. These tax benefits were partially used in fiscal 1996.

Foreign and state operating loss carryforwards on 30 September 1996 were $62 million and $195 million, respectively. Foreign losses of $14 million are available to offset future foreign income through 2005. The balance of these losses has an unlimited carryover period. State operating loss carryforwards are available through 2010. Foreign capital loss carryforwards were $6 million on 30 September 1996 and have an unlimited carryover period.

The valuation allowance as of 30 September 1996 primarily relates to the tax loss carryforwards referenced above. If events warrant the reversal of the $33 million valuation allowance, it would reduce intangible assets by $8 million and reduce tax expense by $25 million.

Major differences between the federal statutory rate and the effective tax rate are:

(Percent of income before taxes)                      1996            1995            1994
-----------------------------------------------       ----            ----            ----
United States federal statutory rate ..........       35.0%           35.0%           35.0%
State taxes, net of federal tax benefit .......        2.3             2.4             2.2
Equity in earnings of foreign affiliates ......       (3.6)           (2.6)           (2.1)
Foreign tax credits and refunds on dividends
 received from foreign affiliates .............         .1             (.4)            (.8)
Nonconventional fuel credits ..................       (1.0)           (1.0)           (1.5)
Export tax benefits ...........................        (.6)            (.6)           (1.3)
Investment tax credits ........................        (.4)            (.2)            (.6)
Charitable contribution of stock investment ...         --              --            (1.2)
Impact of state law/rate change ...............        (.1)            (.2)           (1.7)
Other .........................................         --             1.0              .2
                                                      ----            ----            ----
Effective tax rate ............................       31.7%           33.4%           28.2%
                                                      ====            ====            ====


The following table summarizes the income of U.S. and foreign operations, before taxes:

(Millions of dollars)                             1996         1995         1994
-----------------------------------------         ----         ----         ----
Income from consolidated operations:
         United States ..................         $416         $398         $223
         Foreign ........................           92           87           55
Income from equity affiliates ...........          101           68           48
                                                  ----         ----         ----
                                                  $609         $553         $326
                                                  ====         ====         ====

Income before taxes presented above is distributed geographically according to where the income is taxed. This differs from the geographic segment operating income presented in Note 19 in which items of income and expense are allocated to the region where revenues are generated.

The company does not pay or record U.S. income taxes on the undistributed earnings of its foreign subsidiaries and its 20% to 50% owned corporate joint ventures as long as those earnings are permanently reinvested in the companies that produced them. These cumulative undistributed earnings are included in consolidated retained earnings on the balance sheet and amounted to $563 million at the end of fiscal 1996. An estimated $132 million in U.S. income and foreign withholding taxes would be due if these earnings were remitted as dividends, after payment of all deferred taxes.


12.  STOCK OPTION AND AWARD PLANS

The Long-Term Incentive Plan (the Plan) provides for the granting of stock options with or without related performance units to executives and key employees. Options generally become exercisable in cumulative installments of 33 1/3% one year after the date of grant and annually thereafter, and must be exercised no later than ten years and one day from that date. Option prices are 100% of fair market value on the date of grant. Performance units have a dollar value determined by the Management Development and Compensation Committee and constitute rights to receive the value of the unit, provided performance objectives are met. Payment of a performance unit may be in cash and/or shares of Common Stock, as determined by the Committee. Performance units have been issued in tandem with stock options, so that the exercise of either of them will reduce, on a one-for-one basis, the tandem options or performance units. The company has not granted performance units since 1991. Following a change in control of the company as defined in the Plan, options and related performance units can be cancelled upon, or surrendered for, payment of 100% of the spread on the options.

Expense is not recorded relative to stock options. The difference between the proceeds and the average cost of Treasury Stock issued to satisfy the options is recorded in capital in excess of par value net of related tax benefits.


                                                                    TWENTY-THREE

Certain information for 1996 and 1995 relative to stock options is summarized as follows:

(Number of shares)                                      1996               1995
---------------------------------------------         ---------          ---------
Outstanding at beginning of year ............         5,125,754          5,194,293
Granted .....................................           794,990            751,670
Exercised(a) ................................          (572,953)          (806,295)
Expired or cancelled ........................            (9,019)           (13,914)
                                                      ---------          ---------
Outstanding at end of year(b) ...............         5,338,772          5,125,754
                                                      ---------          ---------
Exercisable at end of year ..................         3,794,363          3,691,975
Participants at end of year .................               480                395
Available for future grant at end of year....         6,000,000          1,741,075
                                                      =========          =========

(a) Options were exercised at prices ranging from $13.14 to $46.25 per share during 1996 and $13.14 to $39.13 per share during 1995.

(b) For outstanding shares under option at 30 September 1996, option prices ranged from $17.60 to $52.06 (and averaged $35.44) per share. The expiration dates for these options range from 18 November 1997 to 3 October 2005. For outstanding shares under option at 30 September 1995, option prices ranged from $13.14 to $46.25 (and averaged $31.43) per share.

In addition to the Long-Term Incentive Plan, there is a plan granting stock options to directors. Options are exercisable six months after grant date and must be exercised no later than ten years and one day from that date. Under this plan, there were 28,000 and 19,000 options outstanding and exercisable at the end of fiscal 1996 and 1995, respectively. Option prices were $50.81 and $45.38 per share for options issued in 1996 and 1995, respectively. As of 30 September 1996, no stock options have been exercised under this plan.

At 30 September 1996, there were 1,349,471 performance units with maximum payout values ranging from $0.61 to $10.19 outstanding. In addition, deferred stock and similar awards equal to 875,717 shares of Air Products Common Stock were outstanding at 30 September 1996.

On 2 October 1995, the company awarded 100 stock options with an exercise price of $52.06 per share to virtually all employees. These options have a ten year term and may not be exercised until 2 October 1998. As of 30 September 1996, 1,340,500 options were outstanding.


13.  PENSION PLANS

The company has various pension plans which cover almost all regular employees. The plan benefits are based primarily on years of service and employees' compensation near retirement. The funding policy is to accumulate plan assets that, over the long run, will approximate the present value of projected benefits payable. Plan assets consist primarily of listed stocks, corporate bonds, and government obligations. In fiscal 1996, the company contributed $52 million to these plans and expects to make contributions of approximately $6 to $10 million in fiscal 1997.

The actuarially computed pension cost (income) includes the following components:

(Millions of dollars)                                      1996           1995           1994
------------------------------------------------           ----           ----           ----
Service cost--benefits earned during the period..          $ 33           $ 26           $ 30
Interest cost on projected benefit obligation ...            63             56             51
Return on plan assets:
 Actual .........................................    (97)           (91)           (26)
 Deferred .......................................     33             35            (30)
                                                    ----           ----           ----
  Recognized return .............................           (64)           (56)           (56)
Net amortization ................................             3             (2)             3
                                                           ----           ----           ----
Pension cost ....................................          $ 35           $ 24           $ 28
                                                           ====           ====           ====


TWENTY-FOUR

The following table shows the combined funded status of the U.S. plans at 30 September 1996 and 1995, foreign plans at 30 June 1996 and 1995, and amounts recognized in the company's consolidated balance sheets at 30 September 1996 and 1995:

(Millions of dollars)                                                     1996                             1995
-------------------------------------------------------     --------------------------------  ------------------------------
                                                            Plans in Which    Plans in Which  Plans in Which  Plans in Which
                                                             Assets Exceed     Accumulated    Assets Exceed    Accumulated
                                                              Accumulated        Benefit       Accumulated       Benefit
                                                                Benefit        Obligation        Benefit       Obligation
                                                               Obligation     Exceeds Assets    Obligation    Exceeds Assets
                                                               ----------     --------------    ----------    -------------
Actuarial present value of benefit obligation:
  Vested ...............................................          $ 530           $  94           $ 149           $ 454
  Nonvested ............................................             37              10              --              58
                                                                  -----           -----           -----           -----
Accumulated benefit obligation .........................            567             104             149             512
                                                                  -----           -----           -----           -----
Actuarial present value of
 projected benefit obligation ..........................            714             123             179             655
Plan assets at fair value ..............................            737              50             240             436
                                                                  -----           -----           -----           -----
Projected benefit obligation
(in excess of) less than plan assets ...................             23             (73)             61            (219)
Unamortized net transition (asset) obligation ..........            (28)              3             (10)            (18)
Unrecognized net loss ..................................              6              11              --              89
Unamortized prior service (income) cost ................             (1)             14              12              18
Adjustment required to recognize minimum liability .....             --             (17)             --             (20)
                                                                  -----           -----           -----           -----
Net pension (liability) asset ..........................          $  --           $ (62)          $  63           $(150)
                                                                  =====           =====           =====           =====

The projected benefit obligation was determined using the following assumptions:

                                                           1996            1995
                                                           ----            ----
Weighted average discount rate .............              8 1/5%          7 4/5%
Weighted average long-term rate of
 compensation increase .....................                  5%              5%
                                                           ====            ====

These rates are used in the determination of pension cost in the succeeding year. The weighted average expected long-term return on plan assets used to determine pension cost was 10% in 1996, 10% in 1995, and 10 3/5% in 1994.


14.  OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

The company provides health care and life insurance benefits for certain retired domestic employees until the age of 65, and provides health care coverage only for their covered dependents. The company's various health care programs include different cost-sharing features such as participant contributions, deductibles and copayments, and limits on the company's annual cost. The company accrues the estimated cost of providing postretirement benefits during the employees' applicable years of service.

The postretirement benefit cost includes the following components:

(Millions of dollars)                                    1996      1995      1994
--------------------------------------------------       ----      ----      ----
Service cost-benefits earned during the period ...        $4        $3        $4
Interest cost on accumulated post retirement
 benefit obligation ..............................         4         5         4
                                                          --        --        --
Postretirement benefit cost ......................        $8        $8        $8
                                                          ==        ==        ==

At 30 September 1996 and 1995, the actuarial and recorded liabilities for postretirement benefits, none of which have been funded, are as follows:

(Millions of dollars)
30 SEPTEMBER                                                   1996         1995
------------------------------------------------------         ----         ----
Actuarial present value of benefit obligation:
         Retirees ....................................          $22          $25
         Fully eligible active plan participants .....           13           13
         Other active plan participants ..............           23           19
                                                                ---          ---
Accumulated postretirement benefit obligation ........           58           57
Unrecognized net gain ................................            4            1
                                                                ---          ---
Accrued postretirement benefit liability .............          $62          $58
                                                                ===          ===


                                                                     TWENTY-FIVE

The accumulated postretirement benefit obligation was determined using a discount rate of 8% in 1996 and 7 1/2% in 1995. The weighted average assumed health care cost trend rate is 7 3/5% for fiscal 1997 (6 1/2% and 10 1/2% were assumed in 1996 and 1995, respectively). The weighted average health care cost trend rate is assumed to decrease gradually to 5 1/2% by the year 2005 and remain at that level thereafter. Increasing the health care cost trend rate by one percentage point would increase both the accumulated postretirement benefit obligation at 30 September 1996 and the postretirement benefit cost for fiscal 1996 by approximately 3%.

15.  LEASES

Capital leases, primarily for machinery and equipment, are included with owned plant and equipment on the balance sheet in the amount of $46 million and $49 million at the end of fiscal 1996 and 1995, respectively. Related amounts of accumulated depreciation are $24 million and $23 million, respectively.

Operating leases, including month-to-month agreements, cost the company $50 million in 1996, $43 million in 1995, and $37 million in 1994.

At 30 September 1996, minimum payments due under leases are as follows:

                                                   Capital           Operating
(Millions of dollars)                              Leases              Leases
--------------------------------------             ------              ------
1997 .................................               $ 7                $ 24
1998 .................................                 7                  18
1999 .................................                 6                  13
2000 .................................                 5                   8
2001 .................................                 5                   5
2002 and thereafter ..................                15                  43
                                                     ---                ----
                                                     $45                $111
                                                     ===                ====

The present value of the above future capital lease payments is included in the liability section of the balance sheet. At the end of fiscal 1996, $5 million was classified as current and $28 million as long-term.


16.  OTHER COMMITMENTS AND CONTINGENCIES

Subsidiaries of Air Products and Browning-Ferris Industries, Inc. (BFI), have formed American Ref-Fuel partnerships which construct, own, and operate facilities to incinerate municipal solid waste and generate electricity. Five facilities--Hempstead, New York; Essex County, New Jersey; Preston, Connecticut; Niagara Falls, New York; and SEMASS in Rochester, Massachusetts are in commercial operation. Financing arrangements for these projects include agreements with Air Products and BFI to each fund one-half of certain partnership cash deficiencies resulting from the partnership's failure to perform. In all cases except Niagara Falls and SEMASS, (i) the sponsoring municipality is obligated to make minimum payments which are at least sufficient to support the project debt of the partnership in the event of failure to deliver waste or most changes in law, and (ii) the municipality is obligated at least to satisfy most of the outstanding project debt if the incineration service is terminated for reasons other than default by the Ref-Fuel partnership. If a partnership default results in termination, Air Products may limit its financial obligation by partnership as follows:

HEMPSTEAD: Periodic debt service on 50% of the unamortized project debt. Total unamortized debt was $215 million as of 30 September 1996. Average annual debt service on 50% of the debt over the next five years is $11 million.

ESSEX COUNTY: One-half of any partnership cash deficiency, including debt service, but which is limited to $50 million related to the debt and up to an additional $50 million if certain environmental events occur. Average annual debt service on 50% of the debt over the next five years is $10 million.

PRESTON: Periodic debt service on 50% of the unamortized debt. Total unamortized project debt was $86 million as of 30 September 1996, and $45 million of additional partnership debt of which $22 million is guaranteed by Air Products. Average annual debt service on 50% of the debt over the next five years is $6 million.

The financial support at SEMASS and Niagara is discussed below:

At Niagara Falls, Air Products and BFI entered into guarantees to each fund one-half of any partnership cash deficiency, relating to variable rate debt service. Total unamortized project debt was $165 million as of 30 September 1996. Average annual debt service on 50% of the debt over the next five years is estimated to be $3 million.


TWENTY-SIX

SEMASS: Air Products and BFI entered into support agreements and guarantees (50% each) which provide obligations to (i) lend up to $5 million to the SEMASS Partnership in certain circumstances, (ii) defer up to $7 million of operating cost reimbursement, and (iii) fund up to $5 million in operating damages. These obligations have been assigned to the lenders. The SEMASS Partnership's debt of approximately $341 million as of 30 September 1996 is not supported or guaranteed by either Air Products or BFI.

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

STOCKTON: Periodic debt service on the outstanding project debt ($34 million as of 30 September 1996). Average annual debt service over the next five years is $7 million.

CAMBRIA: Under certain circumstances, if the facility fails to operate as a result of not having fuel available, the outstanding project debt ($147 million as of 30 September 1996). Otherwise, $1 million (escalates from October 1989) annually up to a cumulative total of $17 million.

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

Air Products and an equity affiliate effectively own 48.9% of Bangkok Cogeneration Company. Bangkok Cogeneration Company is constructing a cogeneration facility in Thailand. This affiliate is currently working on financings aggregating approximately $95 million. The failure of the affiliate to achieve certain milestones allows the lenders recourse against the company in proportion to its ownership interest to the extent that the equity investors have continued to draw down on loans. Such milestones include obtaining government approvals, permits, and land rights by certain dates or by the time project costs reach certain levels. Construction is expected to be completed in September 1998.

In addition, the company has guaranteed repayment of borrowings of certain domestic and foreign equity affiliates. At year end, these guarantees totaled approximately $62 million.

The company has accrued for certain environmental investigatory and noncapital remediation costs consistent with the policy set forth in Note 1. The potential exposure for such costs is estimated to range from $18 million to a reasonably possible upper exposure of $45 million. The balance sheet at 30 September 1996 includes an accrual of $32 million. The company does not expect that any sums it may have to pay in connection with these environmental matters would have a materially adverse effect on its consolidated financial position, or results of operations in any one year.

The company in the normal course of business has commitments, lawsuits, contingent liabilities, and claims. However, the company does not expect that any sum it may have to pay in connection with these matters will have a materially adverse effect on its consolidated financial position or results of operations.

At the end of fiscal 1996, the company had purchase commitments to spend approximately $195 million for additional plant and equipment.


17.  ACQUISITION OF CARBUROS METALICOS S.A.

In November 1994, the company published a tender offer to acquire 74.2% of the outstanding shares (9.7 million) of Carburos Metalicos S.A. (Carburos), representing all of the shares in Carburos not owned by the company. The company made a second tender offer in September 1995 and a third tender offer in September 1996.

The company acquired less than 1% of the outstanding shares in the initial tender offer while the second tender offer resulted in the acquisition of an additional 21.5% (2.8 million) of the outstanding shares at a cost of $120 million. After the second tender offer, the company owned 47.6% of the outstanding shares of Carburos. The acquisition of the additional 21.5% of the outstanding shares was funded through the issuance of U.S. dollar medium-term notes. In October 1996, the company acquired an additional 49.1% (6.4 million) of the outstanding shares at a cost of $288 million. After the third tender offer, the company owns 96.7% of the outstanding shares in Carburos. The company funded the acquisition of these shares through the issuance of $95 million in medium-term notes and $193 million of commercial paper. The U.S. dollar debt proceeds for the second and third tender offers were effectively converted to Spanish Peseta liabilities through the use of interest rate and currency swap contracts and foreign exchange contracts. The acquisition will be accounted for as a purchase.

Carburos is the leading supplier of industrial gases in Spain. For the year ended 30 September 1996, Carburos had unaudited revenues of $312 million.


                                                                    TWENTY-SEVEN

18.  SUPPLEMENTARY INFORMATION

PAYABLES, TRADE AND OTHER

(Millions of dollars)
30 SEPTEMBER                                                1996            1995
------------------------------------------------            ----            ----
Accounts payable, trade ........................            $396            $454
Outstanding checks payable in excess
         of certain cash balances ..............              50              39
Customer advances ..............................              80              26
                                                            ----            ----
                                                            $526            $519
                                                            ====            ====

ACCRUED LIABILITIES

(Millions of dollars)
30 SEPTEMBER                                                1996            1995
------------------------------------------------            ----            ----
Accrued payroll and employee benefits ..........            $ 77            $ 77
Accrued interest expense .......................              44              32
Other accrued liabilities ......................             120             140
                                                            ----            ----
                                                            $241            $249
                                                            ====            ====

SHORT-TERM BORROWINGS

(Millions of dollars)
30 SEPTEMBER                                  1996           1995           1994
----------------------------------            ----           ----           ----
Bank obligations ..................           $ 31           $ 21           $ 10
Commercial paper ..................            370            272            148
Notes payable -- other ............             22             21             17
                                              ----           ----           ----
                                              $423           $314           $175
                                              ====           ====           ====

The weighted average interest rate of short-term commercial paper outstanding as of 30 September 1996, 1995, and 1994 was 5.5%, 5.9%, and 5.0%, respectively.

OTHER INCOME (EXPENSE), NET

(Millions of dollars)                                   1996         1995         1994
------------------------------------------------        ----         ----         ----
Interest income ................................        $  7         $  8         $ 18
Foreign exchange ...............................          --            6          (17)
Gain (loss) on sale of assets and investments...          --           11           (1)
Royalty and technology income ..................           1            2            3
Amortization of intangibles ....................         (11)          (8)          (7)
Technical aid fees .............................          13           10           11
Miscellaneous ..................................          15           (3)          (8)
                                                        ----         ----         ----
                                                        $ 25         $ 26         $ (1)
                                                        ====         ====         ====

Foreign exchange in 1994 excludes a foreign currency gain on Brazilian debt of $1 million and a gain on Brazilian tax liabilities of $3 million which have been reported in interest expense and income taxes, respectively.

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

ADDITIONAL CASH FLOW INFORMATION Cash paid for interest and taxes is as follows:

(Millions of dollars)                               1996        1995        1994
-------------------------------------------         ----        ----        ----
Interest (net of amounts capitalized) .....         $117         $99         $80
Taxes (net of refunds) ....................           99          88          67
                                                    ====        ====        ====

Significant noncash transactions are as follows:

(Millions of dollars)                                 1996       1995        1994
----------------------------------------------        ----       ----        ----
Capital lease additions ......................         $5         $ 5         $3
Receivable from terminated environmental
 and energy project ..........................         --          20          --
Debt associated with acquisition .............          5          18          --
                                                       ==         ===         ===


TWENTY-EIGHT

SUMMARY BY QUARTER

This table summarizes the unaudited results of operations for each quarter of 1996 and 1995:

(Millions of dollars, except per share)      First        Second       Third        Fourth
---------------------------------------     ------        ------      ------        ------
1996
Sales ......................                $  947        $1,013      $  997        $1,051
Operating income ...........                   144           148         156           143
Net income .................                    89           135          98            94
Earnings per common share ..                   .80          1.21         .87           .85
Dividends per common share .                   .26           .26        .275          .275
Price per common share:
         High ..............                58 3/4            58      60 7/8        58 3/4
         Low ...............                49 3/4        50 3/8      54 3/8        51 3/4
                                            ------        ------      ------        ------

1995
Sales ......................                $  921        $  983      $  982        $  979
Operating income ...........                   146           152         161           143
Net income .................                    87            88         100            93
Earnings per common share ..                   .77           .79         .89           .84
Dividends per common share .                  .245          .245         .26           .26
Price per common share:
         High ..............                48 1/8        52 1/4      56 3/8        59 5/8
         Low ...............                43 1/8        43 7/8      49 5/8        51 1/2
                                            ======        ======      ======        ======


As discussed in Note 5, the $67 million gain ($41 million after tax, or $.36 per share) from the settlement with Bankers Trust Company was recorded in the second quarter of 1996.

The gain of $11 million ($6 million after tax, or $.06 per share) in 1995, discussed in additional income statement information, was recorded in the third quarter of 1995.


19.  BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

The company has four business segments that manufacture products or provide services to many different markets.

The company is a leading international supplier of industrial and specialty gas products. Principal products of the industrial gases segment are oxygen, nitrogen, argon, hydrogen, carbon monoxide, carbon dioxide, synthesis gas, and helium. The largest market segments are chemical processing, refining, metal production, electronics, food processing, and medical gases. The company has its strongest market positions in the United States and Europe.

The chemical businesses consist of polymer chemicals, performance chemicals, and chemical intermediates. Polymer chemicals include polymer emulsions, pressure-sensitive adhesives, and polyvinyl alcohol. Principal products of performance chemicals are specialty additives, polyurethane additives, and epoxy additives. Principal chemical intermediates are amines and polyurethane intermediates. The company also produces certain industrial chemicals. The end markets for the company's chemical products are extensive, including adhesive, textile, paper, building products, agriculture, and furniture. Principal geographic markets for the company's chemical products are North America, Europe, and Asia.

The environmental and energy business includes the company's interest in American Ref-Fuel Company's waste-to-energy business; fluidized-bed coal and coal waste burning and natural gas -- fired power generation facilities; and the Pure Air(TM) flue gas treatment facilities. Construction, management and operating services, and equipment sales by the company to the power generation and Pure Air project companies are included in the environmental and energy segment. The segment also recovers and processes methane gas generated by landfills. The principal end markets for these businesses are solid waste disposal, electrical power generation, and air pollution reduction. The United States is the principal geographic market. The company plans to divest the American Ref-Fuel Company's waste-to-energy business.
The landfill gas recovery business, GSF Energy Inc., was sold in November 1996.


                                                                     TWENTY-NINE

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

Business segment information is shown below:

                                 Industrial               Environmental    Equipment     Corporate
(Millions of dollars)              Gases       Chemicals    and Energy   and Services    and Other       Total
-----------------------------      -----       ---------    ----------   ------------    ---------       -----
1996
Sales ........................    $2,310        $1,362        $  60         $ 276         $  --         $4,008
                                  ------        ------        -----         -----         -----         ------
Operating income .............       406           199            8            23           (45)           591
                                  ------        ------        -----         -----         -----         ------
Equity affiliates' income ....        44            --           36            --            --             80
                                  ------        ------        -----         -----         -----         ------
Identifiable assets ..........     3,924         1,225           84           290           240          5,763
Investment in and advances
 to equity affiliates ........       524             3          232            --            --            759
Depreciation .................       298            98            1             6             9            412
Additions to plant and
 equipment ...................       746           172           16             6            11            951
                                  ======        ======        =====         =====         =====         ======

1995
Sales ........................    $2,177        $1,359        $  58         $ 271         $  --         $3,865
                                  ------        ------        -----         -----         -----         ------
Operating income .............       445           193           (5)           (2)          (29)           602
                                  ------        ------        -----         -----         -----         ------
Equity affiliates' income ....        22             1           28            --            --             51
                                  ------        ------        -----         -----         -----         ------
Identifiable assets ..........     3,564         1,145           79           263           184          5,235
Investment in and advances
 to equity affiliates ........       385             6          190            --            --            581
Depreciation .................       268            91            5             8            10            382
Additions to plant and
 equipment ...................       678           133           24            25            10            870
                                  ======        ======        =====         =====         =====         ======

1994
Sales ........................    $1,968        $1,182        $  67         $ 268         $  --         $3,485
                                  ------        ------        -----         -----         -----         ------
Operating income .............       380           148            6            11           (59)           486
                                  ------        ------        -----         -----         -----         ------
Equity affiliates' income ....         4            --           24            --            --             28
                                  ------        ------        -----         -----         -----         ------
Identifiable assets ..........     2,979         1,032           54           202           161          4,428
Investment in and advances
 to equity affiliates ........       401             6          201            --            --            608
Depreciation .................       253            83            3             8             6            353
Additions to plant and
 equipment ...................       473           116            6             6            10            611
                                  ======        ======        =====         =====         =====         ======

Notes: Corporate and other operating income principally includes unallocated corporate expenses and income and foreign exchange gains and losses. Corporate and other identifiable assets include cash and cash items, unallocated administrative facilities, and certain deferred items.

Identifiable assets exclude the investment in and advances to equity affiliates.

Sales are to unconsolidated customers. Sales between segments, excluding transfers of products at cost, are not material. Products transferred at cost consist primarily of air separation plants and distribution equipment manufactured by the equipment and services segment for use by the industrial gases segment. These transfers amounted to $637 million, $507 million, and $285 million in 1996, 1995, and 1994, respectively.


THIRTY

Geographic information is presented below:

                                     United                  Canada and
(Millions of dollars)                States        Europe   Latin America    Other         Total
---------------------------------    ------        ------   -------------    -----         -----
1996
Sales
   Industrial Gases .............    $1,477        $  698        $133        $   2         $2,310
   Chemicals ....................     1,282            56          10           14          1,362
   Environmental and Energy .....        60            --          --           --             60
   Equipment and Services .......       198            78          --           --            276
                                     ------        ------        ----        -----         ------
     Total ......................     3,017           832         143           16          4,008
                                     ------        ------        ----        -----         ------
Operating income ................       461           116          14           --            591
                                     ------        ------        ----        -----         ------
Equity affiliates' income .......        35            24           8           13             80
                                     ------        ------        ----        -----         ------
Identifiable assets .............     3,993         1,412         224          134          5,763
Investment in and advances
         to equity affiliates ...       250           324          71          114            759
                                     ======        ======        ====        =====         ======

1995
Sales
   Industrial Gases .............    $1,357        $  691        $129        $  --         $2,177
   Chemicals ....................     1,310            45           1            3          1,359
   Environmental and Energy .....        58            --          --           --             58
   Equipment and Services .......       170           101          --           --            271
                                     ------        ------        ----        -----         ------
     Total ......................     2,895           837         130            3          3,865
                                     ------        ------        ----        -----         ------
Operating income ................       457           119          26           --            602
                                     ------        ------        ----        -----         ------
Equity affiliates' income .......        27            16           4            4             51
                                     ------        ------        ----        -----         ------
Identifiable assets .............     3,570         1,395         156          114          5,235
Investment in and advances
     to equity affiliates .......       210           195          82           94            581
                                     ======        ======        ====        =====         ======

1994
Sales
  Industrial Gases ..............    $1,265        $  584        $119        $  --         $1,968
  Chemicals .....................     1,142            40          --           --          1,182
  Environmental and Energy ......        67            --          --           --             67
  Equipment and Services ........       158           110          --           --            268
                                     ------        ------        ----        -----         ------
    Total .......................     2,632           734         119           --          3,485
                                     ------        ------        ----        -----         ------
Operating income ................       381            88          17           --            486
                                     ------        ------        ----        -----         ------
Equity affiliates' income .......        24             5           3           (4)            28
                                     ------        ------        ----        -----         ------
Identifiable assets .............     2,978         1,257         142           51          4,428
Investment in and advances
         to equity affiliates ...       222           162         147           77            608
                                     ======        ======        ====        =====         ======

Notes: Included in United States sales are export sales to unconsolidated customers of $497 million in 1996, $436 million in 1995, and $376 million in 1994. These sales were principally to customers in Europe and Asia. The Europe segment operates principally in the United Kingdom, France, Germany, Netherlands, and Belgium. Equity affiliates' income and investment in and advances to equity affiliates included under Other relates to the company's equity affiliates in Asia and South Africa. Prior years' identifiable assets have been restated to conform to current year presentation.


                                                                      THIRTY-ONE

ELEVEN-YEAR SUMMARY OF SELECTED FINANCIAL DATA
Air Products and Chemicals, Inc. and Subsidiaries

(Millions of dollars, except per share)                              1996               1995            1994               1993
----------------------------------------------------------         --------            -------         -------           -------
OPERATING RESULTS
Sales .....................................................        $  4,008            $ 3,865         $ 3,485           $ 3,328
Cost of sales .............................................           2,408              2,317           2,112             2,030
Selling, distribution, and administrative .................             920                869             789               744
Research and development ..................................             114                103              97                92
Workforce reduction and asset write-downs .................              --                 --              --               120
Operating income ..........................................             591                602             486               369
Equity affiliates' income(b) ..............................              80                 51              28                13
(Settlement)/Loss on leveraged interest rate swaps ........             (67)                --             107                --
Interest expense ..........................................             129                100              81                81
Income taxes ..............................................             193                185              92               100
Income from continuing operations .........................             416(c)             368             234(d)            201(e)
Net income ................................................             416(c)             368             248(f)            201(e)
Earnings per common share:(h)
     Continuing operations ................................            3.73(c)            3.29            2.06(d)           1.76(e)
     Net income ...........................................            3.73(c)            3.29            2.18(f)           1.76(e)
                                                                   --------            -------         -------           -------
YEAR-END FINANCIAL POSITION
Plant and equipment, at cost ..............................        $  8,103            $ 7,350         $ 6,520           $ 5,953
Total assets ..............................................           6,522              5,816           5,036             4,761
Working capital ...........................................             112                 21             101               322
Long-term debt and other financings .......................           1,739              1,194             923             1,016
Shareholders' equity ......................................           2,574              2,398           2,206             2,102
                                                                   --------            -------         -------           -------
FINANCIAL RATIOS
Return on sales(i) ........................................            10.4%               9.5%            6.7%              6.0%
Return on average shareholders' equity(i) .................            16.6%              16.1%           10.9%              9.6%
Total debt to sum of total debt and
   shareholders' equity(j) ................................            46.0%              41.2%           36.0%             37.3%
Cash provided by operations to average total debt(j) ......            38.5%              48.6%           59.5%             50.3%
Interest coverage ratio ...................................             5.1                5.5             4.5               4.4
                                                                   --------            -------         -------           -------
OTHER DATA
For the year:
     Cash provided by operations ..........................        $    756            $   718         $   751           $   584
     Depreciation .........................................             412                382             353               346(k)
     Capital expenditures(l) ..............................           1,164                969             655               666
     Cash dividends per common share(h) ...................            1.07               1.01             .95               .89
     Market price range per common share(h) ...............           60-49              59-43           51-38             50-37
     Average common shares outstanding (millions) .........             112                112             114               114
At year end:
     Book value per common share(h) .......................           23.30              21.48           19.46             18.41
     Shareholders .........................................          11,700             11,800          11,900            11,800
     Employees ............................................          15,200             14,800          14,100            15,300
                                                                   ========            =======         =======           =======

(a) Special items reduced operating income in 1986 by $46 million.

(b) Includes related expenses and gain on sale of investment in equity affiliates.

(c) Includes an after-tax gain of $41 million, or $.36 per share, from a settlement associated with leveraged interest rate swap contracts.

(d) Includes a charge of $75 million, or $.66 per share, for a loss on certain derivative contracts.

(e) Includes a charge of $76 million, or $.67 per share, for workforce reduction and asset write-downs.

(f) Includes a charge of $75 million, or $.66 per share, for a loss on certain derivative contracts and a net gain of $14 million, or $.12 per share, for the cumulative effect of accounting changes.

(g) Net income for fiscal 1992 and 1987 includes an extraordinary charge of $6 million, or $.05 per share, and $4 million, or $.04 per share, respectively, for the early retirement of debt.


THIRTY-TWO

(Millions of dollars, except per share)                                  1992              1991            1990
----------------------------------------------------------------        ------            ------          ------
OPERATING RESULTS
Sales ..........................................................        $ 3,217           $ 2,931         $ 2,895
Cost of sales ..................................................          1,937             1,755           1,775
Selling, distribution, and administrative ......................            724               686             659
Research and development .......................................             85                80              72
Workforce reduction and asset write-downs ......................             --                --              --
Operating income ...............................................            481               435             399
Equity affiliates' income(b) ...................................             16                13              17
(Settlement)/Loss on leveraged interest rate swaps .............             --                --              --
Interest expense ...............................................             90                86              83
Income taxes ...................................................            130               113             103
Income from continuing operations ..............................            277               249             230
Net income .....................................................            271(g)            249             230
Earnings per common share:(h)
     Continuing operations .....................................           2.45              2.22            2.07
     Net income ................................................           2.40(g)           2.22            2.07
                                                                        -------           -------         -------
YEAR-END FINANCIAL POSITION
Plant and equipment, at cost ...................................        $ 5,785           $ 5,332         $ 5,010
Total assets ...................................................          4,492             4,228           3,900
Working capital ................................................            279               117             214
Long-term debt and other financings ............................            956               945             954
Shareholders' equity ...........................................          2,098             1,841           1,688
                                                                        -------           -------         -------
FINANCIAL RATIOS
Return on sales(i) .............................................            8.6%              8.5%            7.9%
Return on average shareholders' equity(i) ......................           14.0%             14.1%           14.7%
Total debt to sum of total debt and shareholders' equity(j).....           33.9%             38.1%           38.5%
Cash provided by operations to average total debt(j) ...........           52.7%             57.7%           52.7%
Interest coverage ratio ........................................            5.4               4.2             4.2
                                                                         -------           -------         -------
OTHER DATA
For the year:
     Cash provided by operations ...............................        $   599           $   619         $   528
     Depreciation ..............................................            340               319             303
     Capital expenditures(l) ...................................            485               657             621
     Cash dividends per common share(h) ........................            .83               .75             .69
     Market price range per common share(h) ....................          50-31             37-21           31-22
     Average common shares outstanding (millions) ..............            113               112             111
At year end:
     Book value per common share(h) ............................          18.50             16.40           15.17
     Shareholders ..............................................         11,100            10,900          11,100
     Employees .................................................         14,500            14,600          14,000
                                                                        =======           =======         =======


(Millions of dollars, except per share)                                1989             1988               1987             1986
----------------------------------------------------------------      ------           ------             ------           ------
OPERATING RESULTS
Sales ..........................................................     $ 2,642         $  2,432          $  2,132          $  1,941
Cost of sales ..................................................       1,601            1,452             1,279             1,146
Selling, distribution, and administrative ......................         610              545               489               466
Research and development .......................................          71               72                57                61
Workforce reduction and asset write-downs ......................          --               --                --                --
Operating income ...............................................         382              374               327               240(a)
Equity affiliates' income(b) ...................................           9               (8)               (9)              (14)
(Settlement)/Loss on leveraged interest rate swaps .............          --               --                --                --
Interest expense ...............................................          73               65                77                74
Income taxes ...................................................          96               87                81                45
Income from continuing operations ..............................         222              214               160               107
Net income .....................................................         222              214               156(g)              5
Earnings per common share:(h)
     Continuing operations .....................................        2.02             1.95              1.42               .91
     Net income ................................................        2.02             1.95              1.38(g)            .04
                                                                     -------         --------          --------          --------
YEAR-END FINANCIAL POSITION
Plant and equipment, at cost ...................................     $ 4,442         $  4,085          $  3,714          $  3,397
Total assets ...................................................       3,366            3,000             2,705             2,661
Working capital ................................................         262              110               145               180
Long-term debt and other financings ............................         854              668               616               707
Shareholders' equity ...........................................       1,445            1,272             1,147             1,100
                                                                     -------         --------          --------          --------
FINANCIAL RATIOS
Return on sales(i) .............................................         8.4%             8.8%              7.5%              5.5%
Return on average shareholders' equity(i) ......................        16.4%            17.6%             14.2%              9.2%
Total debt to sum of total debt and shareholders' equity(j).....        38.4%            37.6%             36.8%             40.2%
Cash provided by operations to average total debt(j) ...........        53.7%            65.4%             64.7%             64.6%
Interest coverage ratio ........................................         4.6              4.9               3.9               2.8
                                                                     -------         --------          --------          --------
OTHER DATA
For the year:
     Cash provided by operations ...............................     $   447         $    469          $    471          $    437
     Depreciation ..............................................         281              258               243               219
     Capital expenditures(l) ...................................         562              556               368               407
     Cash dividends per common share(h) ........................         .63              .55               .45               .38
     Market price range per common share(h) ....................       25-18            27-14             27-16             21-13
     Average common shares outstanding (millions) ..............         110              110               113               117
At year end:
     Book value per common share(h) ............................       13.11            11.60             10.33              9.60
     Shareholders ..............................................      11,400           11,900            12,000            11,600
     Employees .................................................      14,100           13,300            12,100            12,700
                                                                     =======         ========          ========          ========


(h) Data per common share are based on the average number of shares outstanding during each year retroactively restated to reflect a two-for-one stock split in 1992 and 1986, except for book value per common share, which is based on the number of shares outstanding at the end of each year retroactively restated.

(i) Financial ratios were calculated using income from continuing operations.

(j) Total debt includes long-term debt, other financings, current portion of long-term debt and other financings, and short-term borrowings as of the end of the year.

(k) Depreciation expense in 1993 excludes $56 million associated with asset write-downs.

(l) Capital expenditures include additions to plant and equipment, investment in and advances to unconsolidated affiliates, acquisitions, and capital lease additions.


                                                                    THIRTY-THREE