Form 10-K405, Exhibit 13
period 1997-09-30
AIR PRODUCTS & CHEMICALS INC /DE/
filed 1997-12-11
CIK 2969

                                                                      EXHIBIT 13
1997 FINANCIAL REVIEW

Management's Discussion
and Analysis

2

Company Responsibility for
Financial Statements

9

Report of Independent Public
Accountants

9

Consolidated Income

10

Consolidated Balance Sheets

11

Consolidated Cash Flows

12

Consolidated Shareholders' Equity

13

Notes to Consolidated Financial
Statements

14

Eleven-Year Summary of Selected
Financial Data

32


Major Factors Affecting Earnings*

Major factors affecting comparison of earnings per share between 1997 and 1996 were:

-    Higher volumes in most product lines

-    Impact of Carburos acquisition for most of year

-    Broad-based productivity gains

-    Unfavorable impact of stronger U.S. dollar

-    Higher interest expense

- Prior-year results included favorable settlement of 1994 derivative loss ($.36 per share)

Changes in Earnings per Share*

                                                      Increase
                                 1997       1996     (Decrease)
---------------------------------------------------------------
Earnings per share..........     $3.90      $3.73       $.17
Less: Derivative settlement.       --         .36       (.36)
---------------------------------------------------------------
                                 $3.90      $3.37       $.53
---------------------------------------------------------------

Industrial Gases and Chemicals
   Carburos ownership increase(a)         $  .10
   Volume .......................           1.19
   Selling price and mix ........            .32
   Costs excluding depreciation .           (.86)
   Depreciation .................           (.20)
Currency- and exchange-related(b)           (.19)
Equipment and Services(c) .......            .02
Corporate and Other(c) ..........            .11
Equity affiliates' income(d) ....            .06
Interest expense(d) .............           (.09)
Tax items .......................            .01
Lower average shares outstanding             .06
------------------------------------------------
  Total .........................         $  .53
------------------------------------------------

(a)  Net of 100% interest expense on acquisition price
(b)  Currency and exchange impact on operating income and equity affiliates
(c)  Excluding currency-related items and equity affiliates' income
(d)  Excludes impact of Carburos

*See Management's Discussion and Analysis for further information.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Results of Operations

Consolidated


(Millions of dollars, except per share)           1997            1996            1995
---------------------------------------------------------------------------------------
Sales .................................        $4,637.8        $4,007.7        $3,865.3
Operating income ......................           725.4           591.3           601.9
Equity affiliates' income .............            66.3            80.7            51.2
Net income ............................           429.3           416.4           368.2
Earnings per share ....................            3.90            3.73            3.29
---------------------------------------------------------------------------------------

Fiscal 1996 results include a $66.8 million gain ($40.7 million after tax, or $.36 per share) from the settlement with Bankers Trust Company over losses reported in fiscal 1994 associated with leveraged interest rate swap contracts. The settlement included the termination of two previously closed contracts with Bankers Trust. Prior to the settlement, there was an outstanding liability of $61.7 million associated with these closed contracts.

The company achieved record sales, net income, and earnings per share in fiscal 1997. Sales of $4,637.8 million in fiscal 1997 were 16% above the 1996 level of $4,007.7 million. Year-to-year operating income grew $134.1 million, or 23%, to $725.4 million. Equity affiliates' income declined $14.4 million to $66.3 million. Net income of $429.3 million increased $12.9 million, or 3% over the prior year. Excluding the 1996 derivative settlement gain, net income rose $53.6 million, a 14% increase. The resulting earnings per share were $3.90, a $.53 increase, or 16%. The record earnings per share were obtained in spite of an unfavorable year-to-year currency impact of $.19.

In October 1996, the company increased ownership in Carburos Metalicos S.A. (Carburos) from 47.6% to 96.7%. As a result of this increase in ownership, Carburos has been included in the consolidated results for all but the first seven weeks of the current year. Previously, the company accounted for its investment using the equity method. See Note 17 to the consolidated financial statements.

Sales increased primarily due to higher volumes in most businesses and the inclusion of Carburos in the industrial gases segment for most of the year. Volume growth coupled with broad-based productivity gains generated the 23% improvement in operating income. Equity affiliates' income included favorable results in power generation and several gases affiliates. However, overall affiliates' income declined due to the movement of Carburos to consolidated results and the impact of the economic turmoil in Southeast Asia.


In fiscal 1996, total sales of $4,007.7 million were 4% greater than the fiscal 1995 level of $3,865.3 million. Year-to-year operating income declined slightly. Improved operating income results in the chemicals and equipment segments were offset by a decline in the gases segment. Total equity affiliates' income rose $29.5 million to $80.7 million. Equity affiliates' income doubled to $44.0 million in the gases segment. Affiliates' income also included higher results from American Ref-Fuel. Net income increased $48.2 million, or $.44 per share. Excluding the derivative settlement, in fiscal 1996, net income of $375.7 million, or $3.37 per share, was up 2%.


Segment Analysis

A description of the products and services and markets for each of the three business segments is included in Note 20 to the consolidated financial statements.

The segment results for fiscal 1996 and 1995 have been restated. The business to be divested (American Ref-Fuel) and the landfill gas recovery business sold in November 1996 are included in the corporate and other segment, while the continuing businesses from the former environmental and energy segment (power generation and Pure Air(TM)) are now included in the equipment and services segment.

Industrial Gases

(Millions of dollars)                               1997           1996           1995
---------------------------------------------------------------------------------------
Sales .................................        $2,673.9        $2,310.5        $2,177.5
Operating income ......................           515.2           406.7           445.7
Equity affiliates' income..............            28.5            44.0            22.1
---------------------------------------------------------------------------------------

Sales during fiscal 1997 increased 16% to $2,673.9 million, while operating income of $515.2 million was up $108.5 million, or 27% over fiscal 1996. Currency effects reduced sales and operating income growth by approximately 2%.

The consolidation of Carburos, a leading supplier of industrial gases in Spain, contributed approximately two-thirds of the sales growth and approximately half of the operating income improvement for this segment. Previously, the company accounted for its investment using the equity method.

Merchant volumes in both the domestic and European regions were 5% above the prior year. Merchant pricing was flat in both regions year-on-year. Worldwide tonnage gases grew 8% as a result of continued loading of recent investments, particularly hydrogen and carbon monoxide (HYCO) facilities. Additionally, higher operating income was driven by productivity gains in the domestic gases business. Worldwide gases margins improved to 19.3%, a 1.7% increase over 17.6% in fiscal 1996.

Equity affiliates' income for fiscal 1997 decreased $15.5 million from the prior year to $28.5 million. This decline was due to the movement of Carburos into consolidated results, higher infrastructure costs attributed to worldwide expansion, and economic turmoil in Southeast Asia resulting in weaker Asian currencies and a customer bankruptcy.

Sales during fiscal 1996 grew 6% to $2,310.5 million. The sales increase over the prior year was attributed to 3% higher worldwide merchant gas volumes and a 10% tonnage gases volume increase in the United States, due principally to increases in the HYCO facilities. Worldwide merchant gas prices were up approximately 2%. There was no material impact from currency changes.

Total operating income declined $39.0 million, to $406.7 million in fiscal 1996. Excluding a $10.8 million gain on the sale of an idle plant in fiscal 1995, operating income declined $28.2 million, resulting in the gases segment margin decline to 17.6% in fiscal 1996 from 20.0% in 1995. Both margins and operating income were adversely affected by an unusual clustering of major contract terminations and revisions in the United States. Lower prices and higher costs in Northern Europe also contributed to lower margins. The company brought significant new investments onstream in 1996, particularly in the expanding HYCO businesses. Margins were unfavorably impacted as these facilities began to load. Currency effects on operating income were immaterial.

Equity affiliates' income for 1996 was $44.0 million compared to $22.1 million in the prior year. Strong operating performances from joint ventures in Spain, Asia, and Mexico contributed to these higher results. Additionally, income increased $6.5 million due to the higher ownership level of the Carburos investment.

Chemicals

(Millions of dollars)                 1997           1996           1995
------------------------------------------------------------------------
Sales ...................         $1,448.1       $1,362.3       $1,358.8
Operating income ........            204.2          197.5          192.4
Equity affiliates' income               .4             .3             .5
------------------------------------------------------------------------

Sales in 1997 increased $85.8 million to $1,448.1 million, while operating income increased $6.7 million to $204.2 million. Excluding a $9.3 million asset impairment loss in the release agents business (sold in second quarter of fiscal
1997), operating income rose 8% to $213.5 million. Sales and operating income increased on broad-based volume gains in most businesses with overall volumes up 5%. Productivity gains also favorably impacted current year operating income. Currency effects reduced sales growth by 1% and operating income growth by more than 5% in fiscal 1997.

Sales in 1996 of $1,362.3 million were comparable to 1995 while operating income of $197.5 million increased $5.1 million. In the second quarter of fiscal 1995, a portion of the ammonia capacity was shut down and converted to hydrogen production. The 1995 sales of ammonia were $24.5 million with operating income of $12.0 million. Excluding the ammonia business, total chemical sales were up 2% in 1996, or $28.0 million, and operating income was up 9%, or $17.1 million.

The sales increase in 1996 was due primarily to the full-year impact of 1995 price increases. Overall volumes were down slightly.

Broad-based margin improvement was the major reason for the $17.1 million increase in operating income, excluding the ammonia business. Higher selling and general and administrative costs partially offset the margin improvements. Currency changes did not have a material impact on operating income.

Equipment and Services

(Millions of dollars)                 1997           1996           1995
------------------------------------------------------------------------
Sales ...................           $514.6         $314.6         $309.0
Operating income ........             37.5           32.7             .3
Equity affiliates' income             13.9            8.5            4.8
------------------------------------------------------------------------

Sales of $514.6 million increased $200.0 million over the prior year on higher sales in most product lines. Operating income increased $4.8 million to $37.5 million due to higher sales in the core equipment business. Sales backlog for the equipment product line improved slightly to $310 million at 30 September 1997 compared with $306 million at 30 September 1996. The backlog has declined from the unusually high level of $431 million at 31 December 1996. It is expected $237 million of the backlog will be completed during fiscal 1998. Liquid natural gas (LNG) heat exchangers are a significant factor in the high quality backlog.

Equity affiliates' income increased $5.4 million to $13.9 million in fiscal 1997 due to improved operations driven by lower development spending and higher power rates in the power generation business.

Fiscal 1996 sales of $314.6 million increased $5.6 million over the prior year while operating income increased $32.4 million to $32.7 million. The 1996 results reflected a more profitable project mix than in 1995 and a project buyout in the power generation business.

Equity affiliates' income of $8.5 million increased over the prior year on improved operating performance and the settlement of a power contract dispute. Fiscal 1995 results were reduced by weather-related power curtailments and a planned maintenance outage.

CORPORATE AND OTHER This segment includes several components: unallocated corporate income (expense); foreign exchange gains (losses); the landfill gas business sold in November of 1996; and equity affiliates' income from American Ref-Fuel.

In April 1996, the company announced the intention to sell its 50% interest in American Ref-Fuel, the waste-to-energy joint venture with Browning-Ferris Industries, Inc. In October 1997, the company entered into an agreement in principle to sell this interest to Duke Energy Power Services and United American Energy Corporation. The transaction is expected to close in December 1997. See Note 18 to the consolidated financial statements.

(Millions of dollars)                1997           1996           1995
------------------------------------------------------------------------
Sales ...................            $1.2          $20.3          $20.0
Operating loss ..........           (31.5)         (45.6)         (36.5)
Equity affiliates' income            23.5           27.9           23.8

Sales were down $19.1 million to $1.2 million in fiscal 1997 due to the sale of the landfill gas recovery business in November 1996. The operating loss was down $14.1 million for the current year. Current year results include a gain of $9.5 million on the landfill gas business sale and a gain of $7.3 million on the partial sale of the cost basis Daido Hoxan investment. Excluding these items, the operating loss increased $2.7 million due to foreign exchange losses offset by lower operating losses from the divested landfill gas recovery business.

Equity affiliates' income of $23.5 million was down $4.4 million from the prior fiscal year. During fiscal year 1997, American Ref-Fuel of Hempstead refinanced its debt which resulted in a $4.8 million reduction in equity affiliates' income. Excluding the refinancing cost, equity affiliates' income for fiscal 1997 was comparable to the prior year.

The operating loss in fiscal 1996 increased $9.1 million from the prior year primarily due to a foreign exchange gain in 1995 and higher net corporate general and administrative costs offset by improved operations in the landfill gas recovery business.

Equity affiliates' income increased to $27.9 million on improved operating performance from American Ref-Fuel.

Settlement Gain on Leveraged Interest Rate Swaps

In January 1996, the company reached a settlement with Bankers Trust Company over the $107.7 million of losses reported in 1994 associated with leveraged interest rate swap contracts. The $66.8 million settlement gain ($40.7 million after tax, or $.36 per share) was affected, in part, by the termination of obligations stemming from two previously closed contracts. Prior to the settlement, there was an outstanding liability of $61.7 million associated with the closed contracts.

Interest Expense

(Millions of dollars)                  1997          1996          1995
------------------------------------------------------------------------------
Interest incurred .........          $180.4        $144.7        $118.2
  Less: Interest capitalized           19.1          15.5          17.9
------------------------------------------------------------------------------
Interest expense ..........          $161.3        $129.2        $100.3
------------------------------------------------------------------------------


Fiscal 1997 and 1996 interest incurred increased $35.7 million and $26.5 million, respectively, due to debt balances higher than the prior year. Higher debt balances were due to the capital investment program, the Carburos acquisition, and the ongoing share repurchase program. This increase was partially offset by lower interest rates.

Income Taxes

                                    1997             1996          1995
------------------------------------------------------------------------------
Effective tax rate                   31.9%           31.7%         33.4%

The effective tax rate increased from 31.7% in fiscal 1996 to 31.9% in fiscal 1997. The effective tax rate for 1996 exclusive of the Bankers Trust settlement was 30.8%. The fiscal 1997 tax rate increased due to lower after-tax equity affiliates' income. The lower 1996 versus 1995 effective tax rate reflected higher after-tax equity affiliates' income.

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

The amounts charged to earnings on an after-tax basis related to environmental protection totaled $25.7 million, $27.1 million, and $27.3 million for 1997, 1996, and 1995, respectively. These amounts represent an estimate of expenses for compliance with environmental laws, as well as remedial activities, and costs incurred to meet internal company standards. Such costs are estimated to be approximately $27 million in 1998 and $29 million in 1999.

Although precise amounts are difficult to define, the company estimates that in fiscal 1997 it spent approximately $8 million on capital projects to control pollution (including expenditures associated with new plants) versus $11 million in 1996. Capital expenditures to control pollution in future years are estimated at $9 million in 1998 and $8 million in 1999.

It is the company's policy to accrue environmental investigatory and noncapital remediation costs for identified sites when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. The potential exposure for such costs is estimated to range from $17 million to a reasonably possible upper exposure of $39 million. The balance sheet at 30 September 1997 included an accrual of $33.3 million and a receivable balance of $.5 million related to third-party recoveries. At 30 September 1996, the balance sheet accrual was $32.1 million and the receivable balance was $.6 million.

In addition to the environmental exposures discussed in the preceding paragraph, there will be spending at a company-owned manufacturing site where the company is undertaking RCRA corrective action remediation. The company estimates capital costs to implement the anticipated remedial program will range from $26 - $33 million. Spending was $1.4 million in fiscal 1997 and is estimated at $9 million for fiscal 1998 and $8 million for fiscal 1999. Operating and maintenance expenses associated with continuing the remedial program were minimal in fiscal 1997 and are estimated at $1 million a year beginning in fiscal 1998 and will continue for an estimated period of up to 30 years. A former owner and operator at the site has agreed to reimburse the company 20% of the costs incurred in the remediation. The cost estimates have not been reduced by the value of such reimbursement, which the company believes is probable of realization.

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

In October 1996, the American Institute of Certified Public Accountants issued Statement of Position 96-1, "Environmental Remediation Liabilities" (SOP 96-1). This statement provides guidance in applying existing accounting literature to calculating, recording, and disclosing environmental remediation liabilities. The company is required to adopt SOP 96-1 no later than fiscal 1998 and expects this new statement to have minimal impact on the financial statements.

Liquidity, Capital Resources, and Other Financial Data

Air Products maintained its sound financial condition throughout 1997. Strong cash flow from operations, supplemented with proceeds from debt financings, provided funding for the company's capital spending and share repurchase programs. Cash flow from operations and financing will meet liquidity needs for the foreseeable future. The company's senior debt and commercial paper continue to be rated A/A2 and A-1/P-1, respectively.

CAPITAL EXPENDITURES Capital expenditures in 1997 totaled $1,221.6 million, an increase of 5% over the 1996 level. Additions to plant and equipment were largely in support of worldwide expansion of the industrial gas business. Acquisitions in 1997 included $288.4 million (49.1% share ownership) for the third stage of the acquisition of Carburos Metalicos. Investments in unconsolidated affiliates in 1996 included an equity investment of $120.0 million (21.5% share ownership) in Carburos, the second stage of the acquisition process.

(Millions of dollars)                   1997           1996          1995
------------------------------------------------------------------------------
Additions to plant and
   equipment .................         $  870.2       $  951.3        $870.3
Investments in and advances to
   unconsolidated affiliates .             47.2          197.2          29.1
Acquisitions .................            301.2           11.6          64.9
Capital leases ...............              3.0            4.7           5.2
------------------------------------------------------------------------------
Total ........................         $1,221.6       $1,164.8        $969.5
------------------------------------------------------------------------------

Capital expenditures are expected to be approximately $1.2 billion in fiscal 1998. It is anticipated these expenditures will be funded with cash from operations supplemented with proceeds from financing activities.

FINANCING AND CAPITAL STRUCTURE Capital needs in 1997 were satisfied with cash from operations supplemented with additional borrowings. Total debt increased $273.2 million to $2,468.1 million at 30 September 1997. At year end, total debt as a percentage of debt plus equity was 48% as compared to 46% at the end of 1996.

Financing activities during 1997, principally in the United States, included the public issuance of $314.0 million of notes with maturities ranging from three to ten years and fixed coupon rates from 6.01% to 6.86% or variable rates referenced to LIBOR. Additionally, the company issued $100.0 million of notes due in 2009 with a one-time put option exercisable by the investor after two years and $100.0 million of notes due 2014 with a one-time put option exercisable by the investor after two and one-half years. The coupons on these notes are indexed to LIBOR to the respective put dates. The Carburos acquisition in October 1996 was financed primarily with proceeds from U.S. dollar debt issuances effectively converted into Spanish Peseta liabilities through the use of interest rate and currency swap contracts and foreign exchange contracts.

At year end, $135.0 million of commercial paper was outstanding compared to $370.0 million at the end of 1996.

Substantial credit facilities are maintained to provide backup funding for commercial paper and to ensure availability of adequate resources for corporate liquidity. At 30 September 1997, the company's revolving credit commitments amounted to $600.0 million with funding available in 13 currencies. No borrowings were outstanding under these commitments at the end of 1997. Additional commitments totaling $93.3 million are maintained by the company's foreign subsidiaries, of which $5.5 million was utilized at year end.

At 30 September 1997, the company had unutilized shelf registrations for $425.0 million of debt securities.

During 1997, 1.9 million shares of the company's outstanding common stock were repurchased at a cost of $135.0 million. During 1996, 1.8 million shares were repurchased at a cost of $100.3 million.

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

Additional details on these and other financial instruments are set forth in Notes 3, 5, and 6 to the consolidated financial statements and in the Financial Instruments Sensitivity Analysis.

WORKING CAPITAL Working capital (excluding cash and cash items, short-term borrowings, and current portion of long-term debt) was $623.6 million, up $134.8 million over the $488.8 million at the end of 1996. Excluding the impact of the Carburos consolidation, working capital increased $81.6 million due mainly to an increase in trade receivables on higher fiscal 1997 sales.

Working capital was $488.8 million at the end of 1996 versus $420.8 million at the end of 1995. Trade receivables increased 7% on an overall sales increase of 4%. Inventories and contracts in progress grew 6%. Current liabilities decreased due to a reduction of $16.0 million in accrued taxes.

DIVIDENDS In May 1997, the Board of Directors increased the quarterly cash dividend to 30.0 cents per share, an increase of 9%. Dividends are declared by the Board of Directors and, when declared, usually will be paid during the sixth week after the close of the fiscal quarter.

NEW ACCOUNTING STANDARDS In March of 1997, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." This standard establishes new accounting and disclosure for earnings per share (EPS). The standard will be effective for the first quarter of fiscal 1998 with earlier application not permitted. The EPS as currently reported is the same as the Basic EPS required by the standard. The newly required Diluted EPS is not expected to be materially different than the Basic EPS, with historical levels approximately 2% dilutive. Also in March 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure." This standard does not change the currently reported disclosures.

The FASB issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," in June of 1997. These standards establish new disclosures for comprehensive income and segments and will be effective for fiscal 1999. New disclosures will include a comprehensive income number, operating segments in accordance with internal management structure, and geographic sales by destination rather than source.

PENSION PLAN FUNDING The funding policy for pension plans is to accumulate plan assets that, over the long run, will approximate the present value of projected benefits payable. In fiscal 1997, the company contributed $10.7 million compared to $51.6 million in fiscal 1996. The company expects to make contributions of approximately $11 to $15 million in fiscal 1998.

EXCHANGE RATE FLUCTUATIONS Exchange rate fluctuations can be a significant variable for international operations, especially fluctuations in local currencies where hedging opportunities are unreasonably expensive, or unavailable. In the fourth quarter of fiscal 1997, several Asian currencies deteriorated against the dollar and continue to be an uncertainty for fiscal 1998.

ENERGY PRICING Air Products has a 50% ownership interest and serves as the operator of a cogeneration facility which burns coal to produce electricity and steam. This facility has a twenty-year power sale contract. During the final ten years of the original contract, which begins during fiscal 1998, the electricity rate paid by the customer will be based on short-term avoided costs. Natural gas pricing has declined since the start-up of this facility; this will lower the electricity rates paid by the customer in years 1998 through 2008. Equity affiliates' income and operating income for the equipment and services segment will decrease by approximately $2 million and $7 million, respectively. In fiscal 1999, equity affiliates' income and operating income will decline by an additional $2 million and $6 million, respectively, versus 1998.

INFLATION The financial statements are presented on a historical cost basis and do not fully reflect the impact of prior years' inflation. While the U.S. inflation rate has been modest for several years, the company operates in many international areas with both inflation and currency issues. The ability to pass on inflation costs is an uncertainty due to general economic conditions and competitive situations. It is estimated that the cost of replacing the company's plant and equipment today is greater than its historical cost. Accordingly, depreciation expense would be greater if the expense were stated on a current cost basis.

YEAR 2000 The company recognizes the need to ensure that its operations will not be adversely impacted by Year 2000 software failures. Software failures due to processing errors potentially arising from calculations using the Year 2000 date are a known risk. The company is addressing the Year 2000 financial and operating systems risk by establishing processes for evaluating and managing the risks associated with this problem. In 1996, the company's computing portfolio was assessed and specific plans were initiated to ensure Year 2000 compliance on mission-critical systems by 1999. The plans involve software replacement, retirement, and/or renovation. Over fiscal years 1996 and 1997, approximately $1.2 million was expended in system modification and testing by internal company staff and contractors. The total cost of achieving Year 2000 compliance is estimated to be approximately $18 million over the cost of normal software upgrades and replacements.

FORWARD-LOOKING STATEMENTS The forward-looking statements contained in this report are based on current expectations regarding important risk factors. Actual results may differ materially from those expressed. Important risk factors and uncertainties include the impact of worldwide economic growth, pricing, and other factors resulting from fluctuations in foreign currencies; the impact of competitive products and pricing; the timing of the American Ref-Fuel divestiture; continued success of productivity programs; and the impact of tax and other legislation and other regulations in the jurisdictions in which the company and its affiliates operate.

Financial Instruments Sensitivity Analysis

The analysis below presents the sensitivity of the market value of the company's financial instruments to selected changes in market rates and prices. The range of changes chosen reflects the company's view of changes which are reasonably possible over a one-year period. Market values are the present value of projected future cash flows based on the market rates and prices chosen. The market values for interest rate risk and foreign currency risk are calculated by the company utilizing a third-party software model which utilizes standard pricing models to determine the present value of the instruments based on the market conditions (interest rates, spot and forward exchange rates, and implied volatilities) as of the valuation date. The market values for equity price risk are calculated by the financial institution which is the counterparty to the interest rate swaps which include an equity index, based upon this financial institution's internal policies governing such calculations and market factors which this financial institution believes to be relevant. All instruments are entered into for other than trading purposes. The utilization of these instruments is described more fully in the financial instruments section of the Management's Discussion and Analysis and Notes 3, 5, and 6 to the consolidated financial statements. The major accounting policies for these instruments are described in Note 1 to the consolidated financial statements.

The company's derivative and other financial instruments consist of long-term debt (including current portion), interest rate swaps, interest rate and currency swaps, foreign exchange-forward contracts, and foreign exchange-option contracts. The net market value of these financial instruments combined is referred to below as the net financial instrument position. At 30 September 1997, the net financial instrument position is a liability of $2,436.9 million.

INTEREST RATE RISK The sensitivity analysis assumes an instantaneous 100 basis point move in interest rates from their levels of 30 September 1997, with all other variables (including equity prices and foreign exchange rates) held constant. A 100 basis point increase in market interest rates would result in a $104 million decrease in the net financial instrument position. A 100 basis point decrease in market interest rates would result in a $114 million increase in the net financial instrument position.

The company's debt portfolio, including interest rate swap agreements, as of 30 September 1997 is composed primarily of debt denominated in U.S. dollars (68%). The primary currencies of non-U.S. dollar debt are British Pounds, Netherland Guilders, Spanish Pesetas, and Canadian Dollars. Based on the composition of the company's debt portfolio, including interest rate swap agreements, as of 30 September 1997, a 100 basis point increase in interest rates would result in an additional $9 million in interest incurred per year. A 100 basis point decline would lower interest incurred by $9 million per year.

EQUITY PRICE RISK The sensitivity analysis assumes an instantaneous 10% change in the Standard & Poor's 500 Index from its level of 30 September 1997, with all other variables (including interest rates and foreign exchange rates) held constant. The equity price risk within the company's financial instruments is equal and offsetting for all movements in equity prices. There is no impact on the net financial instrument position.

FOREIGN CURRENCY EXCHANGE RATE RISK The sensitivity analysis assumes an instantaneous 10% change in the foreign currency exchange rates from their levels of 30 September 1997, with all other variables (including interest rates and equity prices) held constant. A 10% strengthening of the U.S. dollar versus all other currencies would result in a decrease of $95 million in the net financial instrument position. A 10% weakening of the U.S. dollar versus all other currencies would result in an increase of $88 million in the net financial instrument position.

The primary currencies for which the company has foreign currency exchange rate exposure are the U.S. dollar versus the British Pound, Netherland Guilder, Spanish Peseta, Canadian Dollar, and German Mark. Foreign currency debt and interest rate and currency swaps are used in countries where it does business, thereby reducing the company's net asset exposure. Foreign exchange forward and option contracts are used to hedge the company's firm and highly anticipated foreign currency cash flows. Thus, there is either an asset or cash flow exposure related to all the financial instruments in the above sensitivity analysis for which the impact of a movement in exchange rates would be in the opposite direction and substantially equal to the impact on the instruments in the analysis.

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





HAROLD A. WAGNER                ARNOLD H. KAPLAN
CHAIRMAN, PRESIDENT,            SENIOR VICE PRESIDENT - FINANCE
AND CHIEF EXECUTIVE OFFICER     AND CHIEF FINANCIAL OFFICER

4 NOVEMBER 1997





REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors, Air Products and Chemicals, Inc.:

We have audited the accompanying consolidated balance sheets of Air Products and Chemicals, Inc. (a Delaware corporation) and subsidiaries as of 30 September 1997 and 1996, and the related consolidated statements of income, cash flows, and shareholders' equity for each of the three years in the period ended 30 September 1997. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Air Products and Chemicals, Inc. and subsidiaries as of 30 September 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended 30 September 1997, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, effective 1 October 1994, Air Products and Chemicals, Inc. changed its method of accounting for certain investments in debt and equity securities.





ARTHUR ANDERSEN LLP
PHILADELPHIA, PENNSYLVANIA

4 NOVEMBER 1997

CONSOLIDATED INCOME

(Millions of dollars, except per share)
Year Ended 30 September                                                       1997           1996            1995
------------------------------------------------------------------------------------------------------------------
Sales and Other Income
Sales (Note 1) .................................................          $4,637.8        $4,007.7        $3,865.3
Other income, net (Note 19) ....................................              24.2            25.7            25.5
------------------------------------------------------------------------------------------------------------------
                                                                           4,662.0         4,033.4         3,890.8
------------------------------------------------------------------------------------------------------------------

Costs and Expenses
Cost of sales ..................................................           2,771.6         2,408.1         2,317.0
Selling, distribution, and administrative ......................           1,051.3           919.9           868.7
Research and development .......................................             113.7           114.1           103.2
------------------------------------------------------------------------------------------------------------------

Operating Income ...............................................             725.4           591.3           601.9
Income from equity affiliates net of related expenses (Note 8) .              66.3            80.7            51.2
Settlement gain on leveraged interest rate transactions (Note 6)              --              66.8            --
Interest expense (Note 1) ......................................             161.3           129.2           100.3
------------------------------------------------------------------------------------------------------------------

Income Before Taxes ............................................             630.4           609.6           552.8
Income taxes (Notes 1 and 10) ..................................             201.1           193.2           184.6
------------------------------------------------------------------------------------------------------------------
Net Income .....................................................            $429.3          $416.4          $368.2
------------------------------------------------------------------------------------------------------------------

Monthly Average of Common Shares Outstanding (in millions) .....             110.0           111.7           112.1
------------------------------------------------------------------------------------------------------------------
Earnings per Common Share ......................................             $3.90           $3.73           $3.29
------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

CONSOLIDATED BALANCE SHEETS

(Millions of dollars, except per share)
30 September                                                                                          1997            1996
----------------------------------------------------------------------------------------------------------------------------
Assets
----------------------------------------------------------------------------------------------------------------------------
Current Assets
Cash and cash items (Note 1) ..............................................................         $   52.5          $ 78.7
Trade receivables, less allowances for doubtful accounts of $19.8 in 1997 and $13.3 in 1996            879.6           670.0
Inventories (Notes 1 and 7) ...............................................................            386.5           371.1
Contracts in progress, less progress billings .............................................            121.3           115.2
Other current assets ......................................................................            184.4           139.7
----------------------------------------------------------------------------------------------------------------------------
      Total Current Assets ................................................................          1,624.3         1,374.7
----------------------------------------------------------------------------------------------------------------------------

Investments (Notes 1, 3, and 8)
Investment in net assets of and advances to equity affiliates .............................            555.7           759.4
Other investments and advances ............................................................             21.1            74.2
----------------------------------------------------------------------------------------------------------------------------
     Total Investments ....................................................................            576.8           833.6
----------------------------------------------------------------------------------------------------------------------------

Plant and Equipment, at cost (Notes 1, 4, 12, and 15) .....................................          8,727.3         8,102.6
   Less -- Accumulated depreciation .......................................................          4,286.1         4,144.1
 ----------------------------------------------------------------------------------------------------------------------------
     Plant and Equipment, net .............................................................          4,441.2         3,958.5
----------------------------------------------------------------------------------------------------------------------------

Goodwill (Note 1) .........................................................................            248.6            83.5
Other Noncurrent Assets ...................................................................            353.2           272.1
----------------------------------------------------------------------------------------------------------------------------
Total Assets ..............................................................................         $7,244.1        $6,522.4
----------------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity
----------------------------------------------------------------------------------------------------------------------------
Current Liabilities
Payables, trade and other (Note 19) .......................................................         $  616.6         $ 526.4
Accrued liabilities (Note 19) .............................................................            315.7           241.1
Accrued income taxes ......................................................................             15.9            39.7
Short-term borrowings (Note 19) ...........................................................            100.9           423.2
Current portion of long-term debt (Note 4) ................................................             75.5            33.1
----------------------------------------------------------------------------------------------------------------------------
     Total Current Liabilities ............................................................          1,124.6         1,263.5
----------------------------------------------------------------------------------------------------------------------------

Long-Term Debt (Notes 4 and 15) ...........................................................          2,291.7         1,738.6

Deferred Income and Other Noncurrent Liabilities ..........................................            449.7           363.5
Deferred Income Taxes (Notes 1 and 10) ....................................................            730.0           582.2
----------------------------------------------------------------------------------------------------------------------------
     Total Liabilities ....................................................................          4,596.0         3,947.8
----------------------------------------------------------------------------------------------------------------------------

Shareholders' Equity (Notes 1, 9, and 11)
Common Stock (par value $1 per share; issued 1997 and 1996 - 124,727,792 shares) ..........            124.7           124.7
Capital in excess of par value ............................................................            453.0           461.2
Retained earnings .........................................................................          2,990.2         2,687.2
Unrealized gain on investments (Note 2) ...................................................              6.9            40.4
Cumulative translation adjustments ........................................................           (186.1)          (70.2)
Treasury Stock, at cost (1997 - 5,188,676 shares; 1996 - 4,212,761 shares) ................           (297.3)         (211.2)
Shares in trust (1997 - 9,687,560 shares; 1996 - 10,000,000 shares) .......................           (443.3)         (457.5)
----------------------------------------------------------------------------------------------------------------------------
     Total Shareholders' Equity ...........................................................          2,648.1         2,574.6
----------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity ................................................         $7,244.1        $6,522.4
----------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

CONSOLIDATED CASH FLOWS

(Millions of dollars)
Year Ended 30 September                                                                        1997            1996          1995
-----------------------------------------------------------------------------------------------------------------------------------
Operating Activities
Net income ..........................................................................          $429.3          $416.4        $368.2
Adjustments to reconcile income to cash provided by operating activities:
   Depreciation (Note 1) ............................................................           459.1           412.1         382.2
   Impairment loss of long-lived assets .............................................             9.3            --            --
   Termination of liabilities for leveraged interest rate swaps (Note 6) ............            --             (61.7)         --
   Deferred income taxes (Note 10) ..................................................            94.1            87.5          65.4
   Other ............................................................................             (.4)          (50.4)        (18.9)
   Working capital changes that provided (used) cash, net of effects of acquisitions:
     Trade receivables ..............................................................          (151.8)          (53.0)        (64.2)
     Inventories and contracts in progress ..........................................           (13.3)          (28.6)        (58.3)
     Payables, trade and other ......................................................            84.2             3.2          20.7
     Accrued liabilities ............................................................            43.6            20.6          13.2
     Other ..........................................................................            79.2             9.8          10.6
-----------------------------------------------------------------------------------------------------------------------------------
     Cash Provided by Operating Activities ..........................................         1,033.3           755.9         718.9
-----------------------------------------------------------------------------------------------------------------------------------

Investing Activities
Additions to plant and equipment(a) .................................................          (870.2)         (951.3)       (870.3)
Acquisitions, less cash acquired(b) .................................................          (300.1)           (6.4)        (46.5)
Investment in and advances to unconsolidated affiliates .............................           (47.2)         (197.2)        (29.1)
Termination/closure of leveraged interest rate swaps (Note 6) .......................            --              --            (5.9)
Proceeds from sale of assets and investments ........................................            97.6            63.2          33.6
Other ...............................................................................            17.0            11.8           1.9
-----------------------------------------------------------------------------------------------------------------------------------
     Cash Used for Investing Activities .............................................        (1,102.9)       (1,079.9)       (916.3)
-----------------------------------------------------------------------------------------------------------------------------------

Financing Activities
Long-term debt proceeds(a) ..........................................................           667.5           626.7         361.0
Payments on long-term debt ..........................................................          (168.3)         (168.0)       (151.8)
Net increase (decrease) in commercial paper .........................................          (235.0)           42.4         179.6
Net increase in other short-term borrowings .........................................             6.7            11.7          14.6
Dividends paid to shareholders ......................................................          (123.8)         (116.7)       (115.3)
Purchase of Treasury Stock (Note 9) .................................................          (135.0)         (100.3)       (124.1)
Other ...............................................................................            31.4            20.3          17.8
-----------------------------------------------------------------------------------------------------------------------------------
     Cash Provided by Financing Activities ..........................................            43.5           316.1         181.8
-----------------------------------------------------------------------------------------------------------------------------------

Effect of Exchange Rate Changes on Cash .............................................            (0.1)           (0.9)          3.2
-----------------------------------------------------------------------------------------------------------------------------------

Decrease in Cash and Cash Items .....................................................           (26.2)           (8.8)        (12.4)
Cash and Cash Items -- Beginning of Year ............................................            78.7            87.5          99.9
-----------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Items -- End of Year (Note 1) .........................................           $52.5           $78.7         $87.5
-----------------------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these statements.

(a) Excludes capital leases of $3.0 million, $4.7 million, and $5.2 million in 1997, 1996, and 1995, respectively.

(b) Excludes debt of $1.1 million, $5.2 million, and $18.4 million to former shareholders of companies acquired in 1997, 1996, and 1995, respectively.

CONSOLIDATED SHAREHOLDERS' EQUITY


(Millions of dollars, except per share)
Year Ended 30 September                                                                            1997         1996         1995
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock
Balance, Beginning and End of Year ..........................................................      $124.7       $124.7       $124.7
-----------------------------------------------------------------------------------------------------------------------------------

Capital in Excess of Par Value
Balance, Beginning of Year ..................................................................       461.2        465.9        477.6
Issuance of Treasury Shares and Shares in Trust for benefit and stock option and award plans,
   1,254,990 shares in 1997, 625,308 shares in 1996, and 961,794 shares in 1995 .............       (26.8)       (13.0)       (21.5)
Tax benefit of stock option and award plans .................................................        18.6          8.3          9.8
-----------------------------------------------------------------------------------------------------------------------------------
Balance, End of Year ........................................................................       453.0        461.2        465.9
-----------------------------------------------------------------------------------------------------------------------------------

Retained Earnings
Balance, Beginning of Year ..................................................................     2,687.2      2,387.6      2,134.7
Net income ..................................................................................       429.3        416.4        368.2
Cash dividends -- Common Stock, $1.15 per share in 1997, $1.07 per share in 1996,
   and $1.01 per share in 1995 ..............................................................      (126.3)      (116.8)      (115.3)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, End of Year ........................................................................     2,990.2      2,687.2      2,387.6
-----------------------------------------------------------------------------------------------------------------------------------

Unrealized Gain on Investments (Note 2)
Balance, Beginning of Year ..................................................................        40.4         41.0         --
Adjustment to 1995 beginning balance for change in accounting method, net of income
   taxes of $22.8 ...........................................................................        --           --           41.5
Change in unrealized gain, net of income taxes of $18.4 in 1997, $.3 in 1996, and $.3 in 1995       (33.5)         (.6)         (.5)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, End of Year ........................................................................         6.9         40.4         41.0
-----------------------------------------------------------------------------------------------------------------------------------

Cumulative Translation Adjustments
Balance, Beginning of Year ..................................................................       (70.2)       (24.0)       (16.1)
Translation adjustments, net of income tax benefits of $8.7 in 1997, $1.7 in 1996,
   and $29.1 in 1995 ........................................................................      (115.9)       (46.2)        (7.9)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, End of Year ........................................................................      (186.1)       (70.2)       (24.0)
-----------------------------------------------------------------------------------------------------------------------------------

Treasury Stock
Balance, Beginning of Year ..................................................................      (211.2)      (139.1)       (57.0)
Issuance of Treasury Shares for benefit and stock option and award plans,
   942,550 shares in 1997, 625,308 shares in 1996, and 961,794 shares in 1995 ...............        48.9         28.2         42.0
Purchase of Treasury Shares, 1,918,465 in 1997, 1,793,600 in 1996, and 2,687,300 in 1995
   (Note 9) .................................................................................      (135.0)      (100.3)      (124.1)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, End of Year ........................................................................      (297.3)      (211.2)      (139.1)
-----------------------------------------------------------------------------------------------------------------------------------

Shares in Trust (Note 1)
Balance, Beginning of Year ..................................................................      (457.5)      (457.5)      (457.5)
Issuance of 312,440 shares in 1997 for benefit and stock option and award plans .............        14.2         --           --
-----------------------------------------------------------------------------------------------------------------------------------
Balance, End of Year ........................................................................      (443.3)      (457.5)      (457.5)
-----------------------------------------------------------------------------------------------------------------------------------
Total Shareholders' Equity ..................................................................    $2,648.1     $2,574.6     $2,398.6
-----------------------------------------------------------------------------------------------------------------------------------

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

RECLASSIFICATION Certain amounts in 1996 and 1995 have been reclassified to conform to current year presentation.

LONG-TERM EQUIPMENT AND CONSTRUCTION REVENUE Revenues from equipment sale contracts are recorded primarily using the percentage-of-completion method. Under this method, revenues for sale of major equipment, such as Liquid Natural Gas and Air Separation units, are recognized primarily based on labor costs incurred to date compared with total estimated labor costs. The equipment sold for the company's power generation and Pure Air(TM) flue gas treatment facilities recognizes revenues based primarily on contract costs incurred to date compared with total estimated contract costs. Changes to total estimated labor or contract costs and anticipated losses, if any, are recognized in the period determined.

DEPRECIATION In the financial statements, the straight-line method of depreciation is used which deducts equal amounts of the cost of each asset from earnings every year over its expected useful life. The following table shows the estimated useful lives of different types of assets:

Classification                   Expected Useful Lives
--------------------------------------------------------------------------------
Buildings and components         5 to 45 years
                                 (principally 30 years)
--------------------------------------------------------------------------------
Gas generating and chemical
    facilities, machinery and    3 to 25 years
    equipment                    (principally 11 to 20 years)
--------------------------------------------------------------------------------
CAPITALIZED INTEREST As the company builds new plant and equipment or invests in unconsolidated affiliates in the development stage, it includes in the cost of these assets a portion of the interest payments it makes during the year. In 1997, the amount of capitalized interest was $19.1 million. In 1996, it was $15.5 million, and in 1995, $17.9 million.

INTEREST RATE SWAP AGREEMENTS The company enters into interest rate swap agreements to reduce interest rate risks and to modify the interest rate characteristics of its outstanding debt. These agreements involve the exchange of fixed- and floating-rate interest payments periodically over the life of the agreement without the exchange of the underlying principal amounts. The net amount to be paid or received is accrued as interest rates change and recognized over the life of the agreements as an adjustment to interest expense. The fair value of these swap agreements is not recognized in the financial statements. The notional amount of these agreements is equal to or less than the designated debt instrument being hedged. The variable rate bases of the swap instruments and the debt to which they are designated are the same. The company will not enter into any future interest rate swap contracts which lever a move in interest rates on a greater than one-to-one basis.

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

Gains and losses on terminated interest rate swap agreements are amortized into income over the remaining life of the underlying debt obligation or the remaining life of the original swap, if shorter.

FOREIGN CURRENCY The value of the U.S. dollar rises and falls day to day on foreign currency exchanges. Since the company does business in many foreign countries, these fluctuations affect the company's financial position and results of operations.

Generally, foreign subsidiaries translate their assets and liabilities into U.S. dollars at current exchange rates -- that is, the rates in effect at the end of the fiscal period. The gains or losses that result from this process are shown in the cumulative translation adjustments account in the shareholders' equity section of the balance sheet. Certain forward exchange contracts are used to hedge the value of investments in certain subsidiaries and equity affiliates. Gains and losses on the currency component of these contracts are not included in the income statement but are shown in the cumulative translation adjustment account.

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

Forward exchange and option combination contracts are sometimes used to hedge firm commitments, such as the purchase of plant and equipment, and purchased foreign currency options are sometimes used to hedge firm commitments and certain highly anticipated cash flows, including export sales transactions. The contracts are designated as, and effective as, hedges. The significant characteristics and expected terms of the highly anticipated cash flows are indentified. Gains and losses resulting from these agreements are deferred and reflected as adjustments of the related foreign currency transactions. Gains and losses on terminated contracts, for which hedge criteria are met, are deferred and recognized as an adjustment of the related foreign currency transaction.

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




2    Accounting and Disclosure Changes

Effective fiscal 1997, the company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." This statement establishes financial and reporting standards for stock-based employee compensation plans using a fair value-based method. As permitted under SFAS No. 123, the company has elected to continue to account for compensation cost using the intrinsic value-based method of accounting as prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." The company has included disclosures of the pro forma impact on net income of the application of the fair value-based method of accounting in Note 11.

Effective 1 October 1994, the company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." A certain investment in marketable equity securities is reported at fair value with the unrealized gain on an after-tax basis recorded in a separate component of shareholders' equity. The aggregate fair value of this equity security was $20.0 million and $73.9 million at 30 September 1997 and 1996. During the current year, approximately 18% of this investment was sold, causing a $7.3 million realized gain to be recognized. The gross unrealized holding gain was $10.8 million and $62.7 million at 30 September 1997 and 1996.


3    Fair Value of Financial Instruments

Summarized below are the carrying values and fair values of the company's financial instruments as of 30 September 1997 and 1996.

The fair value of the company's debt, interest rate swap agreements, forward exchange contracts, option combination contracts, and purchased foreign currency options is based on estimates using standard pricing models that take into account the present value of future cash flows as of the balance sheet date. The computation of fair values of these instruments is generally performed by the company. The fair value of other investments is based principally on quoted market prices. The carrying amounts reported in the balance sheet for cash and cash items, accrued liabilities, accrued income taxes, and short-term borrowings approximate fair value due to the short-term nature of these instruments. Accordingly, these items have been excluded from the table below.



                                                                    1997                          1996
 (Millions of dollars)                                     Carrying           Fair       Carrying           Fair
 30 September                                                 Value          Value          Value          Value
----------------------------------------------------------------------------------------------------------------
Assets
Other investments ................................            $21.1          $21.1          $74.2          $74.2
Currency option contracts (Note 5) ...............              1.5            2.6            7.2            3.2
Interest rate swap agreements (Note 6) ...........             69.5           85.7           19.7           13.2
Forward exchange contracts (Note 5) ..............              2.8           10.2            1.5            2.3
----------------------------------------------------------------------------------------------------------------

Liabilities
Long-term debt, including current portion (Note 4)         $2,367.2       $2,535.4       $1,771.7       $1,839.8
----------------------------------------------------------------------------------------------------------------

4    Long-Term Debt

The following table shows the company's outstanding debt at the end of fiscal 1997 and 1996, excluding any portion of the debt required to be repaid within a year:



(Millions of dollars)
30 September                                                                                       1997             1996
------------------------------------------------------------------------------------------------------------------------
Payable in U.S. dollars:
   8 7/8% notes, due 2001 ..................................................................    $  100.0        $  100.0
   Medium-term notes, Series C, due through 2001, weighted average interest rate 10.8% .....       126.0           166.0
   8.35% debentures, due 2002, effective interest rate 8.4% ................................       100.0           100.0
   6 1/4% notes, due 2003 ..................................................................       100.0           100.0
   Medium-term notes, Series B, due through 2003, weighted average interest rate 6.1% ......        16.0            51.0
   Commercial paper, due 2001 to 2003, weighted average interest rate 5.7% .................        80.5            --
   7 3/8% notes, due 2005, effective interest rate 7.5% ....................................       150.0           150.0
   8 1/2% debentures, due 2006, callable by company in 2004, effective interest rate 8.6% ..       100.0           100.0
   7.578% notes, due 2006 ..................................................................        72.5            19.1
   Medium-term notes, Series F, due through 2014, weighted average interest rate 5.4% ......       375.0            --
   Medium-term notes, Series D, due through 2016, weighted average interest rate 6.8% ......       400.0           311.0
   8 3/4% debentures, due 2021, effective interest rate 9.0% ...............................       100.0           100.0
   Medium-term notes, Series E, due through 2026, interest rate 7.3% .......................       300.0           250.0
   California Pollution Control bonds, due 2027, weighted average interest rate of 5.8% ....        57.0            --
   Other, due through 2023, weighted average interest rate 6.2% ............................        47.1            33.5
Payable in foreign currency:
   9 1/2% British Pound notes, due 1997 ....................................................        --              71.1
   8.27% British Pound loan, due 1999 ......................................................        35.5            34.4
   9.2% Deutsche Mark loan, due through 2002 ...............................................         7.7            10.7
   5.97% Dutch Guilder loan, due through 2006 ..............................................        60.3            70.0
   Belgian Franc loans, due through 2006, weighted average interest rate 5.5% ..............        26.6            37.1
   Other, due through 2003, weighted average interest rate 5.8% ............................        15.7            11.6
   Less: Unamortized discount ..............................................................        (4.9)           (5.3)
------------------------------------------------------------------------------------------------------------------------
                                                                                                 2,265.0         1,710.2
------------------------------------------------------------------------------------------------------------------------

Capital lease obligations:
United States, due through 2003, weighted average interest rate 6.7% .......................         5.3             6.0
Foreign, due through 2004, weighted average interest rate 7.6% .............................        21.4            22.4
------------------------------------------------------------------------------------------------------------------------
                                                                                                    26.7            28.4
------------------------------------------------------------------------------------------------------------------------
                                                                                                $2,291.7        $1,738.6
------------------------------------------------------------------------------------------------------------------------




Various debt agreements to which the company is a party include certain financial covenants and restrictions pertaining to the ability to create property liens and enter into certain sale and leaseback transactions.

The company has obtained the commitment of a number of commercial banks to lend money at market rates whenever needed by the company. These committed lines of credit also are used to support the issuance of commercial paper. In January 1996, the company entered into a $600.0 million committed, multi-currency, syndicated credit facility which matures in January 2002. No borrowings were outstanding under this facility at 30 September 1997. At 30 September 1997, foreign subsidiaries had additional committed credit lines of $93.3 million, $5.5 million of which was borrowed and outstanding.

Maturities of long-term debt in each of the next five years are as follows:
$75.5 million in 1998; $102.3 million in 1999; $209.5 million in 2000; $170.9 million in 2001; and $157.0 million in 2002.

Included in the medium-term notes, Series E, is a $100.0 million note, due in 2026, with a one-time put option exercisable by the investor in 2008. Included in the medium-term notes, Series F, is a $100.0 million note, due in 2009, with a one-time put option exercisable by the investor in 1999 and a $100.0 million note, due in 2014, with a one-time put option exercisable by the investor in 1999.

5    Foreign Exchange Contracts

The company, in management of its exposure to fluctuations in foreign currency exchange rates, has entered into a variety of foreign exchange contracts, including forward, option combination, and purchased option contracts. These agreements generally involve the exchange of one currency for a second currency at some future date. Counterparties to these agreements are major international financial institutions. The company's counterparty credit guidelines and management's position regarding possible exposure to losses related to credit risk is comparable to that for interest rate swap agreements as discussed in
Note 6.

The company enters into forward exchange and option combination contracts to reduce the exposure to foreign currency fluctuations associated with certain monetary assets and liabilities, as well as certain firm commitments and highly anticipated cash flows. The company is also party to purchased option contracts which, if exercised, involve the sale or purchase of foreign currency at a fixed exchange rate for a specified period of time. These contracts are used to hedge firm commitments and certain highly anticipated cash flows, including export sales transactions, through fiscal 1998.

The table below illustrates the U.S. dollar equivalent, including offsetting positions, of foreign exchange contracts at 30 September 1997 and 1996 along with maturity dates, net unrealized gain (loss), and net unrealized gain (loss) deferred. At the end of fiscal 1997, all material exposures to foreign currency fluctuations resulting from cash flows being denominated in a currency other than an entity's functional currency anticipated over the next year are hedged by forward exchange, option combination, or purchased option contracts.



                                                                                                                              Net
                                                                    Latest    Unrealized   Unrealized            Net   Unrealized
                                             Contract Amount      Maturity         Gross        Gross     Unrealized  Gain (Loss)
(Millions of dollars)                     ($U.S. Equivalent)          Date          Gain       (Loss)    Gain (Loss)     Deferred
---------------------------------------------------------------------------------------------------------------------------------
30 September 1997
Forward exchange contracts:
   $U.S./Netherland DG .............       $  164.9                   1998       $   3.8      $   (.5)       $   3.3      $ --
   $U.S./U.K. Pound Sterling .......           78.9                   1998            .2          (.3)           (.1)        (.1)
   $U.S./$ Canadian ................           63.5                   1999           1.1          (.7)            .4          .5
   Netherland DG/U.K. Pound Sterling           48.3                   1998           4.2           --            4.2         4.2
   Other ...........................          177.8                   1998           3.5         (1.1)           2.4         2.8
---------------------------------------------------------------------------------------------------------------------------------
                                              533.4                                 12.8         (2.6)          10.2         7.4
---------------------------------------------------------------------------------------------------------------------------------
Option contracts:
   $U.S./German DM .................           78.3                   1998            .5           --             .5          .5
   $U.S./U.K. Pound Sterling .......           25.8                   1998            --           --             --        --
   $U.S./Japanese Yen ..............           19.2                   1998            .4           --             .4          .4
   Other ...........................           35.7                   1998            .2           --             .2          .2
---------------------------------------------------------------------------------------------------------------------------------
                                              159.0                                  1.1           --            1.1         1.1
---------------------------------------------------------------------------------------------------------------------------------
                                           $  692.4                              $  13.9      $  (2.6)       $  11.3      $  8.5
---------------------------------------------------------------------------------------------------------------------------------

30 September 1996
Forward exchange contracts:
   $U.S./Netherland DG .............       $  137.6                   1997       $   1.8      $    --        $   1.8      $ --
   $U.S./U.K. Pound Sterling .......          107.9                   1997            --          (.7)           (.7)        (.5)
   $U.S./$ Canadian ................           59.0                   1997            --          (.2)           (.2)       --
   Netherland DG/U.K. Pound Sterling           51.4                   1998           3.2          (.5)           2.7         2.7
Other ..............................          112.0                   1998            .7         (2.0)          (1.3)       (1.4)
---------------------------------------------------------------------------------------------------------------------------------
                                              467.9                                  5.7         (3.4)           2.3          .8
---------------------------------------------------------------------------------------------------------------------------------
Option contracts:
   $U.S./German DM .................           78.7                   1999           1.6         (5.1)          (3.5)       (3.5)
   $U.S./Japanese Yen ..............           18.4                   1998           1.5         (1.3)            .2          .2
   Other ...........................           20.7                   1997            .2          (.9)           (.7)        (.7)
---------------------------------------------------------------------------------------------------------------------------------
                                              117.8                                  3.3         (7.3)          (4.0)       (4.0)
---------------------------------------------------------------------------------------------------------------------------------
                                           $  585.7                              $   9.0      $ (10.7)       $  (1.7)     $ (3.2)
---------------------------------------------------------------------------------------------------------------------------------


The company's net equity position in its principal foreign subsidiaries at 30 September 1997 was $1,171.9 million. These subsidiaries have operations in the United Kingdom, Germany, Spain, France, Netherlands, Belgium, Brazil, Japan, Singapore, Indonesia, and Canada. In addition to its foreign subsidiaries, the company has an equity position in foreign equity affiliates as disclosed in Note
8. Generally, it is the company's policy to hedge only exposures to foreign currency fluctuations which represent actual cash flow exposures.

6    Interest Rate Swap Agreements

The company enters into interest rate swap agreements to change the fixed/variable interest rate mix of the debt portfolio in order to maintain the percentage of fixed and variable rate debt within certain parameters set by management. In accordance with these parameters, the agreements are used to reduce interest rate risks and costs inherent in the company's debt portfolio. Accordingly, the company enters into agreements to both effectively convert variable-rate debt to fixed-rate debt and to effectively convert fixed-rate debt to variable-rate debt, which is principally indexed to LIBOR rates. The company has also entered into variable to variable interest rate swap contracts to effectively convert the stated variable interest rates on $60.0 million of the medium-term notes, Series C, to an average interest rate slightly above the three-month U.S. dollar LIBOR rate. The fair value gain (loss) on the variable to variable swaps is equally offset by a fair value loss (gain) on the related debt agreements.

The company is also party to interest rate and currency swap contracts. These contracts effectively convert the currency denomination of a debt instrument into another currency in which the company has a net equity position while changing the interest rate characteristics of the instrument.

Counterparties to interest rate swap agreements are major financial institutions. The company has established counterparty credit guidelines and only enters into transactions with financial institutions of investment grade or better. Minimum credit standards become more stringent as the duration of the swap agreement increases. The company has provisions to require collateral in certain instances. The market value of such collateral posted in the company's favor as of 30 September 1997 is $48.5 million and is a result of the fair value exposure to an investment grade counterparty exceeding the company's policy maximum. Management believes the risk of incurring losses related to credit risk is remote.

The table below illustrates the contract or notional (face) amounts outstanding, maturity dates, weighted average receive and pay rates as of the end of the fiscal year, and the net unrealized gain (loss) of interest rate swap agreements by type at 30 September 1997 and 1996. The notional amounts are used to calculate contractual payments to be exchanged and are not generally actually paid or received, except for the currency swap component of the contracts. The net unrealized gain (loss) on these agreements, which equals their fair value, is based on the relevant yield curve at the end of the fiscal year.



                                                                   Weighted      Weighted  Unrealized   Unrealized           Net
                                      Notional                 Average Rate  Average Rate       Gross        Gross    Unrealized
(Millions of dollars)                   Amount    Maturities        Receive           Pay        Gain       (Loss)   Gain (Loss)
--------------------------------------------------------------------------------------------------------------------------------
30 September 1997
Fixed to Variable..............         $461.0   1998 - 2007           6.7%          5.6%      $10.2       $  (.6)         $ 9.6
Variable to Variable...........           60.0   2000 - 2001          14.5%          5.9%       68.9          --            68.9
Interest Rate/Currency.........          354.1   1998 - 2005           6.2%          8.9%       11.2         (4.0)           7.2
--------------------------------------------------------------------------------------------------------------------------------
                                        $875.1                                                 $90.3       $ (4.6)         $85.7
--------------------------------------------------------------------------------------------------------------------------------

30 September 1996
Fixed to Variable..............         $243.5   1997 - 2005           7.1%          5.7%      $ 2.1       $  (.8)         $ 1.3
Variable to Fixed..............           54.0          1997           6.0%          7.3%        --           (.5)           (.5)
Variable to Variable...........           60.0   2000 - 2001           8.2%          5.7%       27.9          --            27.9
Interest Rate/Currency.........          273.6   1998 - 2005           6.3%          9.3%        --         (15.5)         (15.5)
--------------------------------------------------------------------------------------------------------------------------------
                                        $631.1                                                 $30.0       $(16.8)         $13.2
--------------------------------------------------------------------------------------------------------------------------------



Of the net unrealized gain (loss) as of 30 September 1997 and 1996, a net gain
(loss) of $16.2 million and ($6.5) million, respectively, has not been recognized in the financial statements. At the end of fiscal 1997 and 1996, a deferred loss of $8.6 and $9.8 million, respectively, resulted from terminated contracts.

During the second quarter of fiscal 1996, the company reached a $66.8 million settlement with Bankers Trust Company over $107.7 million in losses in fiscal 1994 associated with the termination and closure of leveraged interest rate swap contracts. The settlement included the termination of two previously closed contracts with Bankers Trust. Prior to the settlement, there was an outstanding liability of $61.7 million associated with these closed contracts. The after-tax gain related to this settlement was $40.7 million.

After the effects of interest rate swap agreements, the company's total debt, including current portion, is composed of 62% fixed-rate debt and 38% variable-rate debt as of 30 September 1997.

7  Inventories

The components of inventories are as follows:

(Millions of dollars)
30 September                            1997           1996
--------------------------------------------------------------------------------
Inventories at FIFO cost:
   Finished goods ...........          $264.3         $255.8
   Work in process ..........            30.0           15.8
   Raw materials and supplies           131.7          138.0
--------------------------------------------------------------------------------
                                        426.0          409.6
Less excess of FIFO cost over
   LIFO .....................           (39.5)         (38.5)
--------------------------------------------------------------------------------
                                       $386.5         $371.1
--------------------------------------------------------------------------------


Inventories valued using the LIFO method comprised 51.5% and 53.4% of consolidated inventories before LIFO adjustment at 30 September 1997 and 1996, respectively. Liquidation of prior years' LIFO inventory layers in 1997, 1996, and 1995 did not materially affect cost of sales in any of these years.


8    Summarized Financial Information of Equity Affiliates

The following table presents summarized financial information on a combined 100% basis of the principal companies accounted for by the equity method. Amounts presented include the accounts of the following equity affiliates: American Ref-Fuel of Hempstead (50%); American Ref-Fuel of Essex County (50%); American Ref-Fuel of Niagara (50%); American Ref-Fuel of Southeastern Connecticut (50%); American Ref-Fuel of SEMASS (50%); Cambria CoGen Company (50%); Stockton CoGen Company (50%); Orlando CoGen Limited, L.P. (50%); Pure Air (50%); Sapio Produzione Idrogeno Ossigeno S.r.L. (49%); INFRA Group (40%); San Fu Chemicals (48.1%); ProCal (50%); Korea Industrial Gases (48.90%); Air Products South Africa (50%); Bangkok Industrial Gases Company Ltd. (49%); Sitt Tatt Industrial Gases (30%); and principally other industrial gas producers. In fiscal 1996, the company owned 47.6% of the outstanding shares of Carburos Metalicos S.A. (Carburos) and accounted for its investment by the equity method.

(Millions of dollars)              1997           1996
--------------------------------------------------------------------------------
Current assets .........         $  624.9       $  750.6
Noncurrent assets ......          2,644.6        3,164.3
Current liabilities ....            519.6          559.5
Noncurrent liabilities .          1,998.5        2,128.6
Net sales ..............          1,361.2        1,465.4
Sales less cost of sales            575.2          684.9
Net income..............            268.1          226.1
--------------------------------------------------------------------------------

In early fiscal 1997, the company acquired an additional 49.1% of the outstanding shares of Carburos. The consolidated operating results for Carburos are discussed in Note 17.

The company's share of income of all equity affiliates for 1997, 1996, and 1995 was $84.3 million, $101.4 million, and $68.4 million, respectively. These amounts exclude $18.0 million, $20.7 million, and $17.2 million of related net expenses incurred by the company. Dividends received from equity affiliates were $61.5 million, $63.7 million, and $45.4 million in 1997, 1996, and 1995, respectively.

The investment in net assets of and advances to equity affiliates at 30 September 1997 and 1996 included investment in foreign affiliates of $299.3 million and $509.4 million, respectively.

As of 30 September 1997 and 1996, the amount of investment in companies accounted for by the equity method included goodwill in the amount of $46.9 million and $121.5 million, respectively. The goodwill is being amortized into income over periods not exceeding 40 years.

In April 1996, the company announced its plan to divest its joint venture interest in American Ref-Fuel Company's waste-to-energy business. In October 1997, the company entered into an agreement in principle to sell this interest. See Note 18 to the consolidated financial statements. The investment in net assets of and advances to this waste-to-energy business was $200.5 million at 30 September 1997.

9    Capital Stock

The authorized capital stock consists of 25 million preferred shares with a par value of $1 per share, none of which was outstanding at 30 September 1997, and 300 million shares of Common Stock with a par value of $1 per share. At 30 September 1997, the number of shares of Common Stock outstanding was 109,851,556.

In April 1996, the company announced its plan to commence a share repurchase program with the intent to spend $600 million to acquire approximately 10% of the 112 million common shares then outstanding. During fiscal 1997 and 1996, the company spent $135.0 million and $100.3 million to purchase 1.9 million and 1.8 million treasury shares, respectively.

The company established a trust to fund a portion of future payments to employees under existing compensation and benefit programs in fiscal 1994. The trust, which is administered by an independent trustee, was funded with 10 million shares of Treasury Stock. It will not increase or alter the amount of benefits or compensation which will be paid under existing plans. The establishment of the trust will not have an effect on earnings per share or return on average shareholders' equity. In fiscal 1997, shares have been distributed from the trust. As of 30 September 1997, the balance of Treasury Stock remaining in the trust is 9.7 million shares.

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


10   Income Taxes

The following table shows the components of the provision for income taxes:

(Millions of dollars)                                           1997           1996           1995
---------------------------------------------------------------------------------------------------
Federal:
   Current ............................................       $ 61.3         $ 75.6         $ 81.0
   Deferred ...........................................         90.6           69.5           52.0
---------------------------------------------------------------------------------------------------
                                                               151.9          145.1          133.0
---------------------------------------------------------------------------------------------------
State:
   Current ............................................          3.6            7.9           10.2
   Deferred ...........................................          6.5           11.9           10.2
   Impact of law/rate change ..........................         --             (1.4)           (.9)
---------------------------------------------------------------------------------------------------
                                                                10.1           18.4           19.5
---------------------------------------------------------------------------------------------------
Foreign:
   Current ............................................         42.1           22.2           28.0
   Deferred ...........................................          4.2            7.5            4.1
   Impact of law/rate change ..........................         (7.2)            --             --
---------------------------------------------------------------------------------------------------
                                                                39.1           29.7           32.1
---------------------------------------------------------------------------------------------------
                                                              $201.1         $193.2         $184.6
---------------------------------------------------------------------------------------------------

The significant components of deferred tax assets and liabilities are as follows:

(Millions of dollars)
30 September                                                     1997           1996
---------------------------------------------------------------------------------------------------
Gross deferred tax assets:
   Pension and other compensation
     accruals ........................................         $ 95.2         $ 72.9
   Alternative minimum tax ...........................           46.3           36.3
   Tax loss carryforwards ............................           33.9           40.2
   Foreign currency translation
     adjustment ......................................             --           31.5
   Reserves and accruals .............................           23.4           29.5
   Postretirement benefits ...........................           29.5           23.4
   Inventory .........................................           20.4           18.0
   Other .............................................           48.2           49.0
   Valuation allowance ...............................          (22.6)         (33.5)
---------------------------------------------------------------------------------------------------
Deferred tax assets ..................................          274.3          267.3
---------------------------------------------------------------------------------------------------
Gross deferred tax liabilities:
   Plant and equipment ...............................          622.9          541.0
   Investment in partnerships ........................          198.6          181.4
   Employee benefit plans ............................           43.9           25.7
   Currency gains ....................................           24.2           13.3
   Foreign currency translation adjustment ...........            7.7             --
   Other .............................................           73.9           59.1
---------------------------------------------------------------------------------------------------
Deferred tax liabilities .............................          971.2          820.5
---------------------------------------------------------------------------------------------------
Net deferred income tax liability ....................         $696.9         $553.2
---------------------------------------------------------------------------------------------------

Net current deferred tax assets of $33.1 million and $29.0 million are included in other current assets at 30 September 1997 and 1996, respectively.

The company's domestic operations are subject to taxes under the Alternative Minimum Tax (AMT) for income tax purposes. The AMT limits the utilization of tax benefits in the current year. The unused tax benefits are carried forward for use in future years.

Foreign and state operating loss carryforwards on 30 September 1997 were $80.4 million and $130.1 million, respectively. Foreign losses of $36.8 million are available to offset future foreign income through 2007. The balance of these losses has an unlimited carryover period. State operating loss carryforwards are available through 2012. Foreign capital loss carryforwards were $4.4 million on 30 September 1997 and have an unlimited carryover period.

The valuation allowance as of 30 September 1997 primarily relates to the tax loss carryforwards referenced above. If events warrant the reversal of the $22.6 million valuation allowance, it would reduce intangible assets by $6.9 million and reduce tax expense by $15.7 million.

Major differences between the federal statutory rate and the effective tax rate are:

(Percent of income before taxes)           1997           1996            1995
--------------------------------------------------------------------------------
United States federal statutory
   rate ........................           35.0%          35.0%           35.0%
State taxes, net of federal tax
   benefit .....................            2.2            2.2             2.4
Equity in earnings of foreign
   affiliates ..................           (2.5)          (4.1)           (2.6)
Foreign tax credits and refunds
   on dividends received from
   foreign affiliates ..........             .1             .1             (.4)
Nonconventional fuel credits ...            (.8)          (1.1)           (1.0)
Export tax benefits ............            (.6)           (.7)            (.6)
Investment tax credits .........           (1.1)           (.5)            (.2)
Impact of state law/rate change              --            (.2)            (.2)
Derivative settlement ..........             --             .9              --
Other ..........................            (.4)            .1             1.0
--------------------------------------------------------------------------------
Effective tax rate .............           31.9%          31.7%           33.4%
--------------------------------------------------------------------------------


The following table summarizes the income of U.S. and foreign operations, before taxes:

(Millions of dollars)                           1997          1996          1995
--------------------------------------------------------------------------------
Income from consolidated operations:
   United States ...................          $426.6        $416.4        $397.7
   Foreign .........................           119.5          91.8          86.7
Income from equity affiliates ......            84.3         101.4          68.4
--------------------------------------------------------------------------------
                                              $630.4        $609.6        $552.8
--------------------------------------------------------------------------------


Income before taxes presented above is distributed geographically according to where the income is taxed. This differs from the geographic segment operating income presented in Note 20 in which items of income and expense are allocated to the region where revenues are generated.

The company does not pay or record U.S. income taxes on the undistributed earnings of its foreign subsidiaries and its 20% to 50% owned corporate joint ventures as long as those earnings are permanently reinvested in the companies that produced them. These cumulative undistributed earnings are included in consolidated retained earnings on the balance sheet and amounted to $611.7 million at the end of fiscal 1997. An estimated $151.4 million in U.S. income and foreign withholding taxes would be due if these earnings were remitted as dividends, after payment of all deferred taxes.


11   Stock Option and Award Plans

LONG-TERM INCENTIVE PLAN The Long-Term Incentive Plan (the "Plan") provides for four principal types of awards to executives and key employees: stock options, stock appreciation rights, performance units, and deferred stock units. The award type most frequently used is the nonqualified stock option with an exercise price fixed at 100% of the fair market value of a share of Air Products common stock ("stock") on the date of grant. Nonqualified stock options standardly become exercisable in cumulative installments of 33 1/3% one year after the date of grant and annually thereafter, and must be exercised no later than ten years and one day from the date of grant.

On 1 October 1996, 319,900 premium priced stock options were granted in addition to the fair market value stock options. These stock options have an exercise price at 24% above market on the date of grant (or $72). The awards are 100% vested after two years and are exercisable over an additional three-year period. As of 30 September 1997, a total of 5,429,943 options including both fair market value and premium priced stock options were outstanding.

In fiscal year 1997, the company also granted deferred stock units identified as performance shares to executive officers and other key employees. These awards provide for the issuance of common stock based on certain management objectives achieved by the performance period ending 30 September 1998. The number of shares to be paid can vary from 0% to 150% of the 226,000 base performance share units. Compensation expense is recognized over a period ranging from two to ten years.

Prior to the issuance of performance shares, the company granted deferred stock units as career share awards in fiscal years 1992 through 1997 to certain executive officers and other key employees. Career shares are deferred stock units payable in shares of stock after retirement. Career share awards equivalent to 449,784 and 446,950 shares of stock were outstanding at the end of fiscal years 1997 and 1996, respectively. Compensation expense was computed by multiplying the number of units granted by the market price of the stock on the date of grant. The cost is recognized over a ten-year period.

The following table summarizes stock option transactions (fair market value stock options and premium priced stock options) as follows:



                                                 Number of          Average
                                                    Shares            Price
-------------------------------------------------------------------------------
Outstanding at September 30, 1994 .......        5,200,873        $   27.35
Granted .................................          751,670            46.25
Exercised ...............................         (806,295)           18.82
Forfeited ...............................          (13,714)           42.23
-------------------------------------------------------------------------------
Outstanding at September 30, 1995 .......        5,132,534            31.41
Granted .................................          794,990            52.06
Exercised ...............................         (572,953)           22.08
Forfeited ...............................          (15,799)           46.48
-------------------------------------------------------------------------------
Outstanding at September 30, 1996 .......        5,338,772            35.44
Granted .................................        1,218,650            61.99
Exercised ...............................       (1,121,978)           25.25
Forfeited ...............................           (5,501)           51.88
-------------------------------------------------------------------------------
Outstanding at September 30, 1997 .......        5,429,943            43.46
-------------------------------------------------------------------------------
Exercisable at end of year ..............        3,404,082
Participants at end of year .............              490
Available for future grant at end of year        4,463,900
-------------------------------------------------------------------------------


The following table summarizes information about options outstanding at 30 September 1997:


                                      Options Outstanding                                       Options Exercisable
-------------------------------------------------------------------------------------------------------------------
                                               Weighted-
                                                 Average         Weighted-                                Weighted-
                                               Remaining           Average                                  Average
     Range of                    Number      Contractual          Exercise              Number             Exercise
Exercise Prices             Outstanding     Life (Years)             Price         Exercisable                Price
-------------------------------------------------------------------------------------------------------------------
$17.60 - $22.82                 632,794           2.59              $21.98              632,794              $21.98
23.22 -  33.85                1,060,514           4.51               28.76            1,060,514               28.76
39.13 -  46.25                1,745,213           7.12               43.42            1,476,754               42.91
52.06 -  83.38                1,991,422           9.16               58.14              234,020               52.06
-------------------------------------------------------------------------------------------------------------------

OTHER STOCK-BASED INCENTIVES In addition to the Long-Term Incentive Plan, there is a Directors' Stock Option Plan. Options awarded to non-employee directors are exercisable six months after grant date and must be exercised no later than ten years and one day from the date of grant. Under this plan, there were 32,000 and 28,000 options outstanding and exercisable at the end of fiscal years 1997 and 1996, respectively. Option prices were $69.1875 and $50.81 per share for options issued in fiscal 1997 and 1996, respectively. As of 30 September 1997, 5,000 stock options have been exercised under this plan.

The company grants deferred stock unit awards to certain key employees below the executive level. Deferred stock units equivalent to 400,135 and 414,965 shares of stock were outstanding at the end of fiscal years 1997 and 1996, respectively. Compensation expense is computed by multiplying the number of units granted by the market value of the stock on the date of grant. The cost is recognized over the four-year deferral period applicable to the awards.

On 2 October 1995, the company awarded 100 stock options with an exercise price of $52.06 per share to virtually all employees. These options vest three years after date of grant and are exercisable over an additional seven-year period. At 30 September 1997, 1,284,300 of these options were outstanding. In November 1997, the company disclosed its intention to award 100 stock options to virtually all employees. Approximately 1,450,000 options will be granted at an exercise price of $82.63 per share.

PRO FORMA INFORMATION SFAS No. 123 requires the company to disclose pro forma net income and pro forma earnings per share amounts as if compensation expense were recognized for options granted after fiscal year 1995. Using this approach, net income and earnings per share would have been reduced to the pro forma amounts indicated in the table:

(Millions of dollars, except per share)             1997           1996
--------------------------------------------------------------------------------
Net earnings - as reported ............           $429.3         $416.4
Net earnings - pro forma ..............            415.5          407.3
Earnings per share - as reported ......             3.90           3.73
Earnings per share - pro forma.........             3.78           3.65
--------------------------------------------------------------------------------

This pro forma impact may not be representative of the effects for future years and is likely to increase as additional options are granted and amortized over the vesting period.

For disclosure purposes, the fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average of assumptions:

                                                    1997          1996
--------------------------------------------------------------------------------
Dividend yield .......................               2.3%           2.3%
Expected volatility ..................              25.3%          23.5%
Risk-free interest rate...............               6.6%           6.1%
Expected life (years).................               7.2            6.1
--------------------------------------------------------------------------------


The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of subjective assumptions, including the expected stock price volatility. Because the company's options have characteristics different from those of traded options, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of its options.


12   Plant and Equipment

The major classes of plant and equipment, at cost, are as follows:

(Millions of dollars)
30 September                                      1997           1996
--------------------------------------------------------------------------------
Land ..................................         $  102.8       $   84.8
Buildings .............................            580.2          525.5
Gas generating and chemical facilities,
   machinery and equipment ............          7,512.6        6,836.3
Construction in progress ..............            531.7          656.0
--------------------------------------------------------------------------------
                                                $8,727.3       $8,102.6
--------------------------------------------------------------------------------


13   Pension Plans

The company has various pension plans which cover almost all regular employees. The plan benefits are based primarily on years of service and employees' compensation near retirement. The funding policy is to accumulate plan assets that, over the long run, will approximate the present value of projected benefits payable. Plan assets consist primarily of listed stocks, corporate bonds, and government obligations. In fiscal 1997 and 1996, the company contributed $10.7 and $51.6 million, respectively, to these plans.

The actuarially computed pension cost (income) includes the following components:

(Millions of dollars)          1997           1996           1995
--------------------------------------------------------------------------------
Service cost --
 benefits earned
 during the
 period .............         $  32.8        $  33.0        $  25.9
Interest cost on
 projected benefit
 obligation .........            68.2           63.4           55.6
Return on plan
assets:
 Actual .............          (178.2)         (97.1)         (90.6)
 Deferred ...........           105.2           32.7           34.6
  Recognized
   return ...........           (73.0)         (64.4)         (56.0)
Net
 amortization .......            (1.4)           2.6           (1.8)
--------------------------------------------------------------------------------
Pension cost ........         $  26.6        $  34.6        $  23.7
--------------------------------------------------------------------------------

The following table shows the combined funded status of the U.S. plans at 30 September 1997 and 1996, foreign plans at 30 June 1997 and 1996, and amounts recognized in the company's consolidated balance sheets at 30 September 1997 and 1996:

(Millions of dollars)                                                         1997                               1996
----------------------------------------------------------------------------------------------------------------------------------
                                                                 Plans in Which   Plans in Which   Plans in Which   Plans in Which
                                                                  Assets Exceed      Accumulated    Assets Exceed      Accumulated
                                                                    Accumulated          Benefit      Accumulated          Benefit
                                                                        Benefit       Obligation          Benefit       Obligation
                                                                     Obligation   Exceeds Assets       Obligation   Exceeds Assets
----------------------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
   Vested .....................................................          $623.9           $102.2           $529.8           $ 93.8
   Nonvested ..................................................            41.1             10.7             36.8             10.0
----------------------------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation ................................           665.0            112.9            566.6            103.8
----------------------------------------------------------------------------------------------------------------------------------
Actuarial present value of projected benefit obligation .......           845.8            133.6            713.7            123.0
Plan assets at fair value .....................................           883.1             60.3            736.9             49.7
----------------------------------------------------------------------------------------------------------------------------------
Projected benefit obligation (in excess of) less than plan
assets ........................................................            37.3            (73.3)            23.2            (73.3)
Unamortized net transition (asset) obligation .................           (24.1)             2.3            (27.5)             2.9
Unrecognized net (gain) loss ..................................           (17.7)            11.4              5.9             11.0
Unamortized prior service (income) cost .......................             (.8)            14.8             (1.2)            14.5
Adjustment required to recognize minimum liability ............            --              (15.5)            --              (17.4)
----------------------------------------------------------------------------------------------------------------------------------
Net pension (liability) asset .................................          $ (5.3)          $(60.3)          $   .4           $(62.3)
----------------------------------------------------------------------------------------------------------------------------------

The projected benefit obligation was determined using the following assumptions:

                                                  1997        1996
--------------------------------------------------------------------------------
Weighted average discount rate ...                7 3/5%       8 1/5%
Weighted average long-term rate of
   compensation increase .........                4 4/5%       5%
--------------------------------------------------------------------------------


These rates are used in the determination of pension cost in the succeeding year. The weighted average expected long-term return on plan assets used to determine pension cost was 10% in fiscal 1995 through 1997.

In addition to the above plans, U.S. employees are eligible to contribute to a 401(k) plan. The company matches a portion of these contributions. Contributions charged to income for this plan for 1997, 1996, and 1995 were $12.1 million, $11.6 million, and $10.8 million, respectively.


14   Other Postretirement Benefits

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

The postretirement benefit cost includes the following components:

(Millions of dollars)                         1997           1996          1995
--------------------------------------------------------------------------------
Service cost-benefits earned
   during the period .............            $3.5           $3.9          $3.2
Interest cost on accumulated post-
  retirement benefit obligation ..             4.2            4.4           4.5
Net amortization .................             (.3)            --            --
--------------------------------------------------------------------------------
Postretirement benefit cost ......            $7.4           $8.3          $7.7
--------------------------------------------------------------------------------

At 30 September 1997 and 1996, the actuarial and recorded liabilities for postretirement benefits, none of which have been funded, are as follows:

(Millions of dollars)
30 September                                       1997          1996
--------------------------------------------------------------------------------
Actuarial present value of benefit
   obligation:
   Retirees ............................           $21.1         $21.9
   Fully eligible active plan
     participants ......................            12.5          13.2
   Other active plan participants ......            22.8          23.2
--------------------------------------------------------------------------------
Accumulated postretirement benefit
   obligation ..........................            56.4          58.3
Unrecognized net gain ..................             9.0           4.0
--------------------------------------------------------------------------------
Accrued postretirement benefit liability           $65.4         $62.3
--------------------------------------------------------------------------------

The accumulated postretirement benefit obligation was determined using a discount rate of 7 1/2% in 1997 and 8% in 1996. The weighted average assumed health care cost trend rate is 7 1/2% for fiscal 1998 (7 4/5% and 6 1/2% were assumed in 1997 and 1996, respectively). The weighted average health care cost trend rate is assumed to decrease gradually to 5 1/2% by the year 2005 and remain at that level thereafter. Increasing the health care cost trend rate by one percentage point would increase the accumulated postretirement benefit obligation at 30 September 1997 by approximately 4% and the postretirement benefit cost for fiscal 1997 by approximately 5%.


15   Leases

Capital leases, primarily for machinery and equipment, are included with owned plant and equipment on the balance sheet in the amount of $46.0 million and $45.5 million at the end of fiscal 1997 and 1996, respectively. Related amounts of accumulated depreciation are $23.6 million and $24.2 million, respectively.

Operating leases, including month-to-month agreements, cost the company $60.6 million in 1997, $50.0 million in 1996, and $42.8 million in 1995.

At 30 September 1997, minimum payments due under leases are as follows:

                                        Capital   Operating
(Millions of dollars)                    Leases      Leases
--------------------------------------------------------------------------------
1998...........................           $ 8.0      $ 25.3
1999...........................             6.9        20.6
2000...........................             6.0        14.0
2001 ..........................             5.0         9.5
2002...........................             5.2         6.0
2003 and thereafter............            10.8        32.1
--------------------------------------------------------------------------------
                                          $41.9      $107.5
--------------------------------------------------------------------------------

The present value of the above future capital lease payments is included in the liability section of the balance sheet. At the end of fiscal 1997, $5.3 million was classified as current and $26.7 million as long-term.


16   Other Commitments and Contingencies

Subsidiaries of Air Products and Browning-Ferris Industries, Inc. (BFI) have formed American Ref-Fuel partnerships that construct, own, and operate facilities to incinerate municipal solid waste and generate electricity. Five facilities -- Hempstead, New York; Essex County, New Jersey; Preston, Connecticut; Niagara Falls, New York; and SEMASS in Rochester, Massachusetts are in commercial operation. Financing arrangements for these projects include agreements with Air Products and BFI to each fund one-half of certain partnership cash deficiencies resulting from the partnership's failure to perform. In all cases except Niagara Falls and SEMASS, (i) the sponsoring municipality is obligated to make minimum payments that are at least sufficient to support the project debt of the partnership in the event of failure to deliver waste or most changes in law, and (ii) the municipality is obligated at least to satisfy most of the outstanding project debt if the incineration service is terminated for reasons other than default by the Ref-Fuel partnership. If a partnership default results in termination, Air Products may limit its financial obligation by partnership as follows:

Hempstead: Periodic debt service on 50% of the unamortized project debt. Total unamortized debt was $210 million as of 30 September 1997. Average annual debt service on 50% of the debt over the next five years is $10 million. Air Products has guaranteed $5 million of additional partnership debt and annual debt service on such debt is estimated to be $0.2 million.

Essex County: One-half of any partnership cash deficiency, including debt service, but which is limited to $50 million related to the debt and up to an additional $50 million if certain environmental events occur. Average annual debt service on 50% of the debt over the next five years is $10 million.

Preston: Periodic debt service on 50% of the unamortized debt. Total unamortized project debt was $86 million as of 30 September 1997 and $44 million of additional partnership debt of which $22 million is guaranteed by Air Products. Average annual debt service on 50% of the debt over the next five years is $6 million.

The financial support at SEMASS and Niagara is discussed below:

At Niagara Falls, Air Products and BFI entered into guarantees to each fund one-half of any partnership cash deficiency, relating to variable rate debt service. Total unamortized project debt was $165 million as of 30 September 1997. Average annual debt service on 50% of the debt over the next five years is estimated to be $3 million.

SEMASS: Air Products and BFI entered into support agreements and guarantees (50% each) that provide obligations to (i) lend up to $5 million to the SEMASS Partnership in certain circumstances, (ii) defer up to $7 million of operating cost reimbursement, and (iii) fund up to $5 million in operating damages. These obligations have been assigned to the lenders. The SEMASS Partnership's debt of approximately $300 million as of 30 September 1997 is not supported or guaranteed by either Air Products or BFI.

General partnerships, in which subsidiaries of Air Products have a 50% interest, own facilities in Stockton, California and Cambria County, Pennsylvania that burn coal and coal waste, respectively, and produce electricity and steam. Air Products is also operator of these projects. Specific performance guarantees obligate Air Products to pay damages up to the following amounts under certain circumstances and if the general partnership is unable to service its debt:

Stockton: Periodic debt service on the outstanding project debt ($19 million as of 30 September 1997). Average annual debt service over the next five years is $4 million.

Cambria: Under certain circumstances, if the facility fails to operate as a result of not having fuel available, the outstanding project debt ($144 million as of 30 September 1997). Otherwise, $1 million (escalates from October 1989) annually up to a cumulative total of $17 million.

Additionally, Air Products and a subsidiary have a 50% interest in a limited partnership that owns a natural gas-fired cogeneration facility in Orlando, Florida. Under agreements with the partnership, Air Products provides financial support relating to the facility's natural gas supply. In the event the partnership's municipal utility district customer (one of the project's two power purchasers) terminates its contract due to a partnership default, Air Products will make available up to $15 million (escalates from February 1992) to compensate the utility district for the higher cost of power procured from other sources over a period of up to 5 years.

In connection with financing of the cogeneration projects, Air Products has contracted to provide financial support in the event of a title problem at the plant site.

Air Products and an equity affiliate effectively own 48.9% of Bangkok Cogeneration Company. Bangkok Cogeneration Company is constructing a cogeneration facility in Thailand and has entered into agreements providing for financings aggregating approximately $92 million. The failure of the affiliate to achieve certain milestones allows the lenders recourse against the company in proportion to its ownership interest to the extent that the equity investors have continued to draw down on loans. Such milestones include obtaining government approvals, permits, and land rights by certain dates or by the time project costs reach certain levels. Construction is expected to be completed in August 1998.

In addition, the company has guaranteed repayment of borrowings of certain domestic and foreign equity affiliates. At year end, these guarantees totaled approximately $62 million.

The company has accrued for certain environmental investigatory and noncapital remediation costs consistent with the policy set forth in Note 1. The potential exposure for such costs is estimated to range from $17 million to a reasonably possible upper exposure of $39 million. The balance sheet at 30 September 1997 includes an accrual of $33 million. The company does not expect that any sums it may have to pay in connection with these environmental matters would have a materially adverse effect on its consolidated financial position or results of operations in any one year.

The company in the normal course of business has commitments, lawsuits, contingent liabilities, and claims. However, the company does not expect that any sum it may have to pay in connection with these matters will have a materially adverse effect on its consolidated financial position or results of operations.

At the end of fiscal 1997, the company had purchase commitments to spend approximately $148 million for additional plant and equipment.


17   Acquisition of Carburos Metalicos S.A.

In November 1994, the company published a tender offer to acquire 74.2% of the outstanding shares (9.7 million) of Carburos Metalicos S.A. (Carburos), representing all of the shares in Carburos not owned by the company. The company made a second tender offer in September 1995 and a third tender offer in September 1996. The company acquired less than 1% of the outstanding shares in the initial tender offer while the second tender offer resulted in the acquisition of an additional 21.5% (2.8 million) of the outstanding shares at a cost of $120.0 million.

On 22 October 1996, the company obtained control of Carburos through the acquisition of an additional 49.1% (6.4 million) of the outstanding shares at a cost of $288.4 million. The company now owns 96.7% of the outstanding shares in Carburos. The acquisition was funded through the issuance of U.S. dollar debt effectively converted to Spanish Peseta liabilities through the use of interest rate and currency swap contracts and foreign exchange contracts.

Carburos is a leading supplier of industrial gases in Spain. This transaction was accounted for as a step acquisition purchase and the results for the year ended 30 September 1997 contained approximately forty-five weeks of consolidated operating results for Carburos. Previously, the company accounted for its investment using the equity method. The company has recorded a total of $212.2 million as cumulative goodwill related to the shares acquired in the three tender offers. The goodwill will be amortized on a straight-line basis over forty years.

The following table shows unaudited pro forma consolidated financial information for the years ended 30 September 1997 and 1996. This information reflects the acquisition as if it had occurred on 1 October 1995 and includes adjustments for asset valuation depreciation expense, goodwill amortization, and interest expense from acquisition debt. This information is not necessarily indicative of future consolidated results or what actual results would have been had the acquisition occurred at the beginning of fiscal 1996.

Pro forma information (unaudited):

(Millions of dollars, except per share)            1997            1996
--------------------------------------------------------------------------------
Sales .................................          $4,682.7        $4,309.7
Net Income ............................             430.3           423.1
Earnings Per Share ....................              3.91            3.79
--------------------------------------------------------------------------------



18   Subsequent Event

In October 1997, the company entered into an agreement in principle to sell its 50% interest in American Ref-Fuel, its waste-to-energy joint venture with Browning-Ferris Industries, Inc. to Duke Energy Power Services and United American Energy Corporation. The sale is subject to the completion of a definitive agreement and approvals by each company's board of directors and relevant regulatory agencies. The transaction is expected to close in December 1997. The company will receive a majority of the transaction value in cash at that time, and will retain a limited partnership interest in one project which is undergoing a power agreement restructuring. The restructuring is expected to be completed within one year, at which point the company would receive the remaining cash. The operations of American Ref-Fuel are the primary component of equity affiliates' income of the corporate and other business segment. Fiscal 1997 results included equity affiliates' income of $21.4 million before taxes. This includes a $4.8 million charge for refinancing the debt of American Ref-Fuel of Hempstead.


19   Supplementary Information

Payables, Trade and Other

(Millions of dollars)
30 September                                         1997            1996
--------------------------------------------------------------------------------
Accounts payable, trade ..............             $468.9          $396.0
Outstanding checks payable in excess
   of certain cash balances ..........               40.2            50.2
Customer advances ....................              107.5            80.2
--------------------------------------------------------------------------------
                                                   $616.6          $526.4
--------------------------------------------------------------------------------


Accrued Liabilities

(Millions of dollars)
30 September                                         1997           1996
--------------------------------------------------------------------------------
Accrued payroll and employee
   benefits .........................              $ 98.8          $ 76.6
Accrued interest expense ............                44.7            44.0
Other accrued liabilities ...........               172.2           120.5
--------------------------------------------------------------------------------
                                                   $315.7          $241.1
--------------------------------------------------------------------------------

Short-Term Borrowings

(Millions of dollars)
30 September                             1997          1996          1995
--------------------------------------------------------------------------------
Bank obligations.................       $ 20.8        $ 31.0       $ 22.0
Commercial paper.................         54.5         370.0        271.6
Notes payable -- other...........         25.6          22.2         20.1
--------------------------------------------------------------------------------
                                        $100.9        $423.2       $313.7
--------------------------------------------------------------------------------

The weighted average interest rate of short-term commercial paper outstanding as of 30 September 1997, 1996, and 1995 was 5.7%, 5.5%, and 5.9%, respectively.

Other Income (Expense), Net

(Millions of dollars)                            1997         1996         1995
--------------------------------------------------------------------------------
Interest income .......................        $  6.7       $  7.3       $  8.2
Foreign exchange ......................          (5.8)          .3          5.5
Gain on sale of assets and
   investments ........................          25.1         --           10.7
Impairment loss of long-lived assets...          (9.9)        --           --
Royalty and technology income .........           2.7          1.5          2.3
Amortization of intangibles ...........         (14.6)       (10.7)        (8.1)
Technical aid fees ....................          12.8         13.0         10.3
Miscellaneous .........................           7.2         14.3         (3.4)
--------------------------------------------------------------------------------
                                               $ 24.2       $ 25.7       $ 25.5
--------------------------------------------------------------------------------

ADDITIONAL INCOME STATEMENT INFORMATION Fiscal 1997 results were increased by net after-tax income of $1.6 million, or $.01 per share, for special items. The components of special items on a before- and after-tax basis were as follows: a gain of $9.5 million ($5.9 million after tax, or $.05 per share) on the sale of the landfill gas recovery business; a charge of $9.3 million ($6.0 million after tax, or $.05 per share) for an impairment loss in the chemicals segment; a gain of $7.3 million ($4.5 million after tax, or $.04 per share) on the partial sale of a cost basis investment; a charge of $4.8 million ($2.8 million after tax, or $.03 per share) from the debt refinancing of American Ref-Fuel of Hempstead.

Fiscal 1996 results include a $66.8 million ($40.7 million after tax, or $.36 per share) settlement with Bankers Trust Company over losses reported in fiscal 1994 associated with leveraged interest rate swap contracts. The settlement included the termination of two previously closed contracts with Bankers Trust. Prior to the settlement, there was an outstanding liability of $61.7 million associated with these closed contracts.

Fiscal 1995 results include a gain of $10.8 million ($6.6 million after tax, or $.06 per share) from the sale of an industrial gas plant.

ADDITIONAL CASH FLOW INFORMATION Cash paid for interest and taxes is as follows:

(Millions of dollars)                       1997          1996         1995
--------------------------------------------------------------------------------
Interest (net of amounts
   capitalized) ........                  $161.5        $116.6        $98.9
Taxes (net of refunds) .                    89.1          98.9         87.6
--------------------------------------------------------------------------------


Significant noncash transactions are as follows:

(Millions of dollars)                       1997          1996         1995
--------------------------------------------------------------------------------
Capital lease additions ........            $3.0          $4.7         $5.2
Receivable from terminated
   environmental and energy
   project .....................              --            --         20.4
Debt associated with acquisition             1.1           5.2         18.4
--------------------------------------------------------------------------------


Summary by Quarter

This table summarizes the unaudited results of operations for each quarter of 1997 and 1996:

(Millions of dollars, except per share)                           First           Second            Third            Fourth
---------------------------------------------------------------------------------------------------------------------------
1997
Sales.................................................         $1,120.9         $1,153.1         $1,150.3          $1,213.5
Operating income......................................            169.4            184.0            192.9             179.1
Net income............................................             99.9            106.0            116.0             107.4
Earnings per common share.............................              .91              .96             1.05               .98
Dividends per common share............................             .275             .275              .30               .30

Price per common share:
   High...............................................           70 5/8           77 5/8           85 5/8            89 5/8
   Low................................................           58               66 1/2           66 3/8            79 5/8
---------------------------------------------------------------------------------------------------------------------------
1996
Sales.................................................           $947.5         $1,012.5           $997.3          $1,050.4
Operating income......................................            144.2            148.0            155.4             143.7
Net income............................................             89.0            135.3             98.0              94.1
Earnings per common share.............................              .80             1.21              .87               .85
Dividends per common share............................              .26              .26             .275              .275
Price per common share:
   High...............................................           58 3/4           58               60 7/8            58 3/4
   Low................................................           49 3/4           50 3/8           54 3/8            51 3/4
---------------------------------------------------------------------------------------------------------------------------


As discussed in Note 6, the $66.8 million gain ($40.7 million after tax, or $.36 per share) from the settlement with Bankers Trust Company was recorded in the second quarter of 1996.

Common Stock Information
Ticker Symbol:    APD
Exchange Listing: New York Stock Exchange and
                  Pacific Stock Exchange
Transfer Agent and Registrar:
                  First Chicago Trust Company of New York
                  P.O. Box 2506, Jersey City, NJ 07303-2506
                  Telephone: (800) 519-3111
                  TDD: (201) 222-4955
                  Internet: http://www.fctc.com
                  E-mail: fctc@em.fcnbd.com


20   Business Segment and Geographic Information

The company has three business segments that manufacture products or provide services to many different markets. The segment results for fiscal 1996 and 1995 have been restated. The business to be divested, American Ref-Fuel, and the landfill gas recovery business sold in November 1996 are included in the corporate and other segment, while the continuing businesses from the former environmental and energy segment are now included in the equipment and services segment.

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

The equipment and services segment designs and manufactures cryogenic and gas processing equipment for air separation, gas processing, natural gas liquefaction, hydrogen purification, and nitrogen rejection. The segment also designs and builds systems for recovering gases using membrane technology. The equipment is sold along with a broad range of plant design, engineering, and operating services for the company's power generation and Pure Air(TM) flue gas treatment facilities. Equipment is sold worldwide to companies involved in chemical and petrochemical manufacturing, oil and gas recovery and processing, power generation, and steel and primary metal production. Equipment is also manufactured for the company's industrial gas business. Another important market, particularly for air separation equipment, is the company's international industrial gas joint ventures.

Business segment information is shown below:

                                                       Industrial                      Equipment     Corporate
(Millions of dollars)                                       Gases     Chemicals     and Services     and Other          Total
------------------------------------------------------------------------------------------------------------------------------
1997
Sales .........................................         $2,673.9       $1,448.1          $514.6          $1.2        $4,637.8
------------------------------------------------------------------------------------------------------------------------------
Operating income ..............................            515.2          204.2            37.5         (31.5)          725.4
------------------------------------------------------------------------------------------------------------------------------
Equity affiliates' income .....................             28.5             .4            13.9          23.5            66.3
------------------------------------------------------------------------------------------------------------------------------
Identifiable assets ...........................          4,721.6        1,271.5           440.1         255.2         6,688.4
Investment in and advances to equity affiliates            314.6            2.4            26.0         212.7           555.7
Depreciation ..................................            347.0          102.7             7.2           2.2           459.1
Additions to plant and equipment ..............            696.0          152.6             1.7          19.9           870.2
------------------------------------------------------------------------------------------------------------------------------

1996
Sales .........................................         $2,310.5       $1,362.3          $314.6         $20.3        $4,007.7
------------------------------------------------------------------------------------------------------------------------------
Operating income ..............................            406.7          197.5            32.7         (45.6)          591.3
------------------------------------------------------------------------------------------------------------------------------
Equity affiliates' income .....................             44.0             .3             8.5          27.9            80.7
------------------------------------------------------------------------------------------------------------------------------
Identifiable assets ...........................          3,923.3        1,225.5           345.6         268.6         5,763.0
Investment in and advances to equity affiliates            524.3            2.6            19.5         213.0           759.4
Depreciation ..................................            298.1           97.5             6.7           9.8           412.1
Additions to plant and equipment ..............            745.9          171.7            14.1          19.6           951.3
------------------------------------------------------------------------------------------------------------------------------

1995
Sales .........................................         $2,177.5       $1,358.8          $309.0         $20.0        $3,865.3
------------------------------------------------------------------------------------------------------------------------------
Operating income ..............................            445.7          192.4              .3         (36.5)          601.9
------------------------------------------------------------------------------------------------------------------------------
Equity affiliates' income .....................             22.1             .5             4.8          23.8            51.2
------------------------------------------------------------------------------------------------------------------------------
Identifiable assets ...........................          3,564.2        1,144.5           328.3         197.8         5,234.8
Investment in and advances to equity affiliates            385.2            5.9             8.1         181.7           580.9
Depreciation ..................................            267.5           90.8             8.8          15.1           382.2
Additions to plant and equipment ..............            678.7          132.7            45.2          13.7           870.3
------------------------------------------------------------------------------------------------------------------------------


Notes: Corporate and other operating income includes the results from the business to be divested, American Ref-Fuel, and the landfill gas recovery business sold in November 1996, in addition to unallocated corporate expenses and income and foreign exchange gains and losses. Corporate and other identifiable assets include cash and cash items, unallocated administrative facilities, and certain deferred items.

Identifiable assets exclude the investment in and advances to equity affiliates. Sales are to unconsolidated customers. Sales between segments, excluding transfers of products at cost, are not material. Products transferred at cost consist primarily of air separation plants and distribution equipment manufactured by the equipment and services segment for use by the industrial gases segment. These transfers amounted to $559.0 million, $636.8 million, and $507.0 million in 1997, 1996, and 1995, respectively.

Geographic information is presented below:

                                                United                         Canada and
(Millions of dollars)                           States           Europe     Latin America            Other             Total
----------------------------------------------------------------------------------------------------------------------------
1997
Sales
   Industrial Gases...................        $1,589.9         $  939.1            $138.1            $ 6.8          $2,673.9
   Chemicals..........................         1,357.7             45.5              33.6             11.3           1,448.1
   Equipment and Services.............           320.9            193.7               --               --              514.6
   Corporate and Other................             1.2              --                --               --                1.2
----------------------------------------------------------------------------------------------------------------------------
     Total............................         3,269.7          1,178.3             171.7             18.1           4,637.8
----------------------------------------------------------------------------------------------------------------------------
Operating income......................           554.3            150.8              20.9             (0.6)            725.4
----------------------------------------------------------------------------------------------------------------------------
Equity affiliates' income.............            36.5             13.9              11.2              4.7              66.3
----------------------------------------------------------------------------------------------------------------------------
Identifiable assets...................         4,164.6          2,033.1             300.4            190.3           6,688.4
Investment in and advances to
   equity affiliates..................           256.3             95.7              73.9            129.8             555.7
----------------------------------------------------------------------------------------------------------------------------

1996
Sales
   Industrial Gases...................        $1,477.8         $  697.7            $133.3           $  1.7          $2,310.5
   Chemicals..........................         1,282.5             56.3               9.4             14.1           1,362.3
   Equipment and Services.............           236.5             78.1               --               --              314.6
   Corporate and Other................            20.3              --                --               --               20.3
----------------------------------------------------------------------------------------------------------------------------
     Total............................         3,017.1            832.1             142.7             15.8           4,007.7
----------------------------------------------------------------------------------------------------------------------------
Operating income......................           460.8            115.5              14.5              0.5             591.3
----------------------------------------------------------------------------------------------------------------------------
Equity affiliates' income.............            35.5             24.0               7.9             13.3              80.7
----------------------------------------------------------------------------------------------------------------------------
Identifiable assets...................         3,992.7          1,411.8             224.4            134.1           5,763.0
Investment in and advances to
   equity affiliates..................           249.9            324.3              71.0            114.2             759.4
----------------------------------------------------------------------------------------------------------------------------

1995
Sales
   Industrial Gases...................        $1,357.6         $  691.0            $128.9           $  --           $2,177.5
   Chemicals..........................         1,310.0             44.8               1.4              2.6           1,358.8
   Equipment and Services.............           207.7            101.3               --               --              309.0
   Corporate and Other................            20.0              --                --               --               20.0
----------------------------------------------------------------------------------------------------------------------------
     Total............................         2,895.3            837.1             130.3              2.6           3,865.3
----------------------------------------------------------------------------------------------------------------------------
Operating income......................           456.9            119.2              25.8              --              601.9
----------------------------------------------------------------------------------------------------------------------------
Equity affiliates' income.............            26.8             15.7               4.5              4.2              51.2
----------------------------------------------------------------------------------------------------------------------------
Identifiable assets...................         3,569.4          1,395.4             156.1            113.9           5,234.8
Investment in and advances to
   equity affiliates..................           210.4            194.6              81.8             94.1             580.9
----------------------------------------------------------------------------------------------------------------------------

Notes: Included in United States sales are export sales to unconsolidated customers of $555 million in 1997, $459 million in 1996, and $415 million in 1995. The Europe segment operates principally in the United Kingdom, France, Germany, Netherlands, Spain, and Belgium. Equity affiliates' income and investment in and advances to equity affiliates included under Other relates to the company's equity affiliates in Asia and South Africa.

ELEVEN-YEAR SUMMARY OF SELECTED FINANCIAL DATA

(Millions of dollars, except per share)                           1997              1996              1995             1994
------------------------------------------------------------------------------------------------------------------------------
Operating Results
Sales....................................................       $4,638            $4,008            $3,865           $3,485
Cost of sales............................................        2,772             2,408             2,317            2,112
Selling, distribution, and administrative................        1,051               920               869              789
Research and development.................................          114               114               103               97
Workforce reduction and asset write-downs................          --                --                --               --
Operating income.........................................          725               591               602              486
Equity affiliates' income(a) ............................           66                80                51               28
(Settlement)/Loss on leveraged interest rate swaps.......          --                (67)              --               107
Interest expense.........................................          161               129               100               81
Income taxes.............................................          201               193               185               92
Income from continuing operations........................          429               416(b)            368              234(c)
Net income...............................................          429               416(b)            368              248(e)
Earnings per common share:(g)
   Continuing operations.................................         3.90              3.73(b)           3.29             2.06(c)
   Net income............................................         3.90              3.73(b)           3.29             2.18(e)
------------------------------------------------------------------------------------------------------------------------------
Year-End Financial Position
Plant and equipment, at cost.............................       $8,727            $8,103            $7,350           $6,520
Total assets.............................................        7,244             6,522             5,816            5,036
Working capital..........................................          500               111                21              101
Long-term debt and other financings......................        2,292             1,739             1,194              923
Shareholders' equity.....................................        2,648             2,574             2,398             2,206
------------------------------------------------------------------------------------------------------------------------------
Financial Ratios
Return on sales(h) ......................................          9.3%             10.4%              9.5%             6.7%
Return on average shareholders' equity(h) ...............         16.6%             16.6%             16.1%            10.9%
Total debt to sum of total debt and shareholders' equity(i)       48.2%             46.0%             41.2%            36.0%
Cash provided by operations to average total debt(i) ....         40.9%             38.5%             48.6%            59.5%
Interest coverage ratio..................................          4.4               5.1               5.5              4.5
------------------------------------------------------------------------------------------------------------------------------
Other Data
For the year:
   Depreciation..........................................         $459              $412              $382             $353
   Capital expenditures(k) ..............................        1,222             1,164               969              655
   Cash dividends per common share(g) ...................         1.15              1.07              1.01              .95
   Market price range per common share(g)................      89 - 58           60 - 49           59 - 43          51 - 38
   Average common shares outstanding (millions)..........          110               112               112              114
At year end:
   Book value per common share(g) .......................        24.11             23.30             21.48            19.46
   Shareholders..........................................       11,200            11,700            11,800           11,900
   Employees.............................................       16,400            15,200            14,800           14,100
------------------------------------------------------------------------------------------------------------------------------

(a) Includes related expenses and gain on sale of investment in equity affiliates.

(b) Includes an after-tax gain of $41 million, or $.36 per share, from a settlement associated with leveraged interest rate swap contracts.

(c) Includes a charge of $75 million, or $.66 per share, for a loss on certain derivative contracts.

(d) Includes a charge of $76 million, or $.67 per share, for workforce reduction and asset write-downs.

(e) Includes a charge of $75 million, or $.66 per share, for a loss on certain derivative contracts and a net gain of $14 million, or $.12 per share, for the cumulative effect of accounting changes.

(f) Net income for fiscal 1992 and 1987 includes an extraordinary charge of $6 million, or $.05 per share, and $4 million, or $.04 per share, respectively, for the early retirement of debt.

   1993             1992             1991           1990           1989            1988             1987
--------------------------------------------------------------------------------------------------------

 $3,328           $3,217           $2,931         $2,895         $2,642          $2,432           $2,132
  2,030            1,937            1,755          1,775          1,601           1,452            1,279
    744              724              686            659            610             545              489
     92               85               80             72             71              72               57
    120               --               --             --             --              --               --
    369              481              435            399            382             374              327
     13               16               13             17              9              (8)              (9)
     --               --               --             --             --              --               --
     81               90               86             83             73              65               77
    100              130              113            103             96              87               81
    201(d)           277              249            230            222             214              160
    201(d)           271(f)           249            230            222             214              156(f)

   1.76(d)          2.45             2.22           2.07           2.02            1.95             1.42
   1.76(d)          2.40(f)          2.22           2.07           2.02            1.95             1.38(f)
--------------------------------------------------------------------------------------------------------

 $5,953           $5,785           $5,332         $5,010         $4,442          $4,085           $3,714
  4,761            4,492            4,228          3,900          3,366           3,000            2,705
    322              279              117            214            262             110              145
  1,016              956              945            954            854             668              616
  2,102            2,098            1,841          1,688          1,445           1,272            1,147
--------------------------------------------------------------------------------------------------------

    6.0%             8.6%             8.5%           7.9%           8.4%            8.8%             7.5%
    9.6%            14.0%            14.1%          14.7%          16.4%           17.6%            14.2%
   37.3%            33.9%            38.1%          38.5%          38.4%           37.6%            36.8%
   50.3%            52.7%            57.7%          52.7%          53.7%           65.4%            64.7%
    4.4              5.4              4.2            4.2            4.6             4.9              3.9
--------------------------------------------------------------------------------------------------------


   $346(j)          $340             $319           $303           $281            $258             $243
    666              485              657            621            562             556              368
    .89              .83              .75            .69            .63             .55              .45
50 - 37          50 - 31          37 - 21        31 - 22        25 - 18         27 - 14          27 - 16
    114              113              112            111            110             110              113

  18.41            18.50            16.40          15.17          13.11           11.60            10.33
 11,800           11,100           10,900         11,100         11,400          11,900           12,000
 15,300           14,500           14,600         14,000         14,100          13,300           12,100
--------------------------------------------------------------------------------------------------------

(g) Data per common share are based on the average number of shares outstanding during each year retroactively restated to reflect a two-for-one stock split in 1992, except for book value per common share, which is based on the number of shares outstanding at the end of each year retroactively restated.

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