Form 10-K405, Exhibit 13
period 1998-09-30
AIR PRODUCTS & CHEMICALS INC /DE/
filed 1998-12-16
CIK 2969

Major Factors Affecting Earnings*

Major factors affecting comparison of earnings per share between 1998 and 1997 were:

------------------------------------------------------------------------------
Higher volumes in most product lines

------------------------------------------------------------------------------
Broad-based productivity gains

------------------------------------------------------------------------------
Favorable equipment segment performance

------------------------------------------------------------------------------
Loss of income from divestiture of American Ref-Fuel

------------------------------------------------------------------------------
Equity affiliates' income impacted by Asian economy

------------------------------------------------------------------------------
Gains on divestiture of American Ref-Fuel, a power contract restructuring, and a project contract settlement

------------------------------------------------------------------------------




CHANGES IN EARNINGS PER SHARE*

                              1998     1997  Increase
------------------------------------------------------------------------------
Basic earnings per share     $2.54     $1.95     $.59

------------------------------------------------------------------------------
Diluted earnings per share   $2.48     $1.91     $.57

------------------------------------------------------------------------------
Less: Special items            .26       .00      .26

------------------------------------------------------------------------------
                             $2.22     $1.91     $.31


OPERATIONS

Industrial Gases and Chemicals

------------------------------------------------------------------------------
  Volume                                 $1.28

------------------------------------------------------------------------------
  Selling price and mix                   (.31)

------------------------------------------------------------------------------
  Costs excluding depreciation            (.50)

------------------------------------------------------------------------------
  Depreciation                            (.09)

------------------------------------------------------------------------------
Equipment and Services                     .11

------------------------------------------------------------------------------
Corporate and Other(a)                    (.06)

------------------------------------------------------------------------------
  Operating Income                                .43

------------------------------------------------------------------------------
Equity affiliates' income(b)              (.09)

------------------------------------------------------------------------------
Currency- and exchange-related            (.10)

------------------------------------------------------------------------------
Tax items                                  .02

------------------------------------------------------------------------------
Lower average shares outstanding           .05

------------------------------------------------------------------------------
  Total                                          $.31

(a) Includes 1997 gains on sale of landfill gas and shares in a cost basis investment of $.05.
(b)  Excludes currency- and exchange-related items.

* See Management's Discussion & Analysis for further information.

MANAGEMENT'S DISCUSSION & ANALYSIS

RESULTS OF OPERATIONS

CONSOLIDATED

(Millions of dollars, except per share)   1998        1997        1996

-------------------------------------------------------------------------------
Sales                                   $4,919.0  $4,637.8    $4,007.7

-------------------------------------------------------------------------------
Operating income                           845.0     725.4       591.3

-------------------------------------------------------------------------------
Equity affiliates' income                   38.0      66.3        80.7

-------------------------------------------------------------------------------
Net income                                 546.8     429.3       416.4

-------------------------------------------------------------------------------
Basic earnings per share                    2.54      1.95        1.86

-------------------------------------------------------------------------------
Diluted earnings per share                  2.48      1.91        1.83

-------------------------------------------------------------------------------



The results of 1998 and 1996 include the effects of special items. These items should be considered in the comparison of the annual results.

Fiscal 1998 results were increased by net after-tax income of $58.1 million, or $.26 per share, for special items. The components of special items on a before- and after-tax basis were: a gain of $62.6 million ($35.1 million after-tax, or $.16 per share) on the sale of substantially all of the company's 50% interest in the American Ref-Fuel Company; a gain of $28.3 million ($15.4 million after-tax, or $.07 per share) from a power contract restructuring related to an American Ref-Fuel project; and a gain of $12.6 million ($7.6 million after-tax, or $.03 per share) from a cogeneration project contract settlement. Additional details of the divestiture of the American Ref-Fuel Company are included in
Note 17 to the consolidated financial statements.

     TWO GRAPHS APPEAR HERE SIDE-BY-SIDE INDICATING SALES (IN BILLIONS OF DOLLARS) AND OPERATING INCOME (IN MILLIONS OF DOLLARS), RESPECTIVELY FOR FISCAL YEARS 94, 95, 96, 97 AND 98.

Fiscal 1996 results included a $66.8 million gain ($40.7 million after-tax, or $.18 per share) from the settlement with Bankers Trust Company over losses reported in fiscal 1994 associated with leveraged interest rate swap contracts.

The following table presents the results for 1998, 1997, and 1996 exclusive of special items. The discussion of the consolidated and segment results is based on income excluding special items. A description of the products and services and markets for each of the three business segments is included in Note 20 to the consolidated financial statements.

EXCLUSIVE OF SPECIAL ITEMS

(Millions of dollars, except per share)    1998         1997           1996

-------------------------------------------------------------------------------
Sales                                  $4,919.0     $4,637.8       $4,007.7

-------------------------------------------------------------------------------
Operating income                          845.0        725.4          591.3

-------------------------------------------------------------------------------
Equity affiliates' income                  38.0         66.3           80.7

-------------------------------------------------------------------------------
Net income                                488.7        429.3          375.7

-------------------------------------------------------------------------------
Basic earnings per share                   2.28         1.95           1.68

-------------------------------------------------------------------------------
Diluted earnings per share                 2.22         1.91           1.65

-------------------------------------------------------------------------------



The company achieved record sales, net income and diluted earnings per share in fiscal 1998. Sales of $4,919.0 million in fiscal 1998 were 6% above the $4,637.8 million reported in fiscal 1997. Operating income of $845.0 million was up $119.6 million, a 16% increase. Equity affiliates' income declined to $38.0 million from $66.3 million in 1997. The resulting diluted earnings per share were $2.22, a $.31 increase, or 16%. The record diluted earnings per share were obtained in spite of an unfavorable year-to-year currency and exchange impact of $.10. The results also overcame a $.06 per share impact from the loss of earnings of the divested American Ref-Fuel business.

Total sales increased 6%, net of a 1% unfavorable currency impact. Sales growth in the industrial gases and chemicals segments was due to broad-based volume growth that was tempered by pricing pressure. Sales in the equipment and services segment declined slightly from fiscal 1997. Volume growth coupled with continuing productivity gains and a favorable product mix in the equipment business produced a 16% improvement in operating income. Equity affiliates' income declined primarily due to the divestiture of the American Ref-Fuel Company and the unfavorable business environment in Asia.

Fiscal 1997 sales of $4,637.8 million were 16% above the fiscal 1996 level of $4,007.7 million. Year-to-year operating income grew $134.1 million, or 23%, to $725.4 million. Equity affiliates' income declined $14.4 million to $66.3 million. Net income of $429.3 million rose $53.6 million, a 14% increase. Diluted earnings per share of $1.91 were 16%, or $.26, better than fiscal 1996. The diluted earnings per share growth was obtained in spite of an unfavorable year-to-year currency and exchange impact of $.09.

In October 1996, the company increased ownership in Carburos Metalicos S.A. (Carburos) from 47.6% to 96.7%. As a result of this increase in ownership, Carburos was included in the consolidated results for all but the first seven weeks of fiscal 1997. Previously, the company accounted for its investment using the equity method. See Note 17 to the consolidated financial statements.

Sales and operating income increased primarily due to higher volumes in most businesses and the inclusion of Carburos in the industrial gases segment for most of fiscal 1997. Broad-based productivity gains also contributed to the operating income growth. Equity affiliates' income demonstrated strong operating results in power generation, which were offset by the movement of Carburos to consolidated results and lower income from Asian affiliates.

SEGMENT ANALYSIS

A description of the products and services and markets for each of the three business segments is included in Note 20 to the consolidated financial statements.

INDUSTRIAL GASES

(Millions of dollars)              1998          1997         1996
------------------------------------------------------------------------------
Sales                          $2,907.5      $2,673.9     $2,310.5

------------------------------------------------------------------------------
Operating income                  573.1         515.2        406.7

------------------------------------------------------------------------------
Equity affiliates' income          17.3          28.5         44.0

------------------------------------------------------------------------------



Sales of $2,907.5 million in fiscal 1998 increased 9%, or $233.6 million from fiscal 1997 reported sales. Unfavorable currency impacts reduced year-to-year growth by 2%.

Merchant gases volumes grew 7% in both the United States and Europe. The volume growth impact on sales was tempered by lower pricing for merchant products in the United States and Europe of 3% and 2%, respectively. Tonnage gases volume increased 18% in Europe, driven by loading of new facilities serving the chemicals process industry. Domestic tonnage gases were essentially flat year-to-year. Asset management efforts and continuing productivity gains combined with the favorable volume growth to increase both total operating income and the operating margin. Operating income of $573.1 million was up $57.9 million, or 11%. The operating margin increased from 19.3% in fiscal 1997 to 19.7% in fiscal 1998.

Equity affiliates' income of $17.3 million is down $11.2 million, primarily due to unfavorable business conditions in Asia. Total currency and exchange effects reduced equity affiliates' income by approximately $10.5 million in fiscal 1998.

Sales during fiscal 1997 increased 16% to $2,673.9 million, while operating income of $515.2 million was up $108.5 million, or 27%, over fiscal 1996. Currency and exchange effects reduced sales and operating income growth by approximately 2%.

The consolidation of Carburos, a leading supplier of industrial gases in Spain, contributed approximately two-thirds of the sales growth and approximately half of the operating income improvement for this segment in fiscal 1997. Previously, the company accounted for its investment using the equity method.

Merchant gases volumes in both the domestic and European regions were 5% above the prior year. Merchant gases pricing was flat in both regions year-on-year. Worldwide tonnage gases grew 8% as a direct result of continued loading of recent investments, particularly the HYCO facilities. Additionally, higher operating income was driven by productivity gains in the domestic gases business. Worldwide gases margins improved from 17.6% to 19.3% in fiscal 1997.

Equity affiliates' income for fiscal 1997 decreased $15.5 million from the prior year to $28.5 million. This decline was due to the movement of Carburos into consolidated results, higher infrastructure costs attributed to worldwide expansion, and economic turmoil in Southeast Asia resulting in weak Asian currencies and a customer bankruptcy.

CHEMICALS

(Millions of dollars)             1998       1997       1996
-------------------------------------------------------------------------------
Sales                         $1,539.2   $1,448.1   $1,362.3

------------------------------------------------------------------------------
Operating income                 253.7      204.2      197.5

-------------------------------------------------------------------------------
Equity affiliates' income          .6         .4          .3
-------------------------------------------------------------------------------



Sales in 1998 increased 6%, or $91.1 million, to $1,539.2 million. Operating income increased 24%, or $49.5 million, to $253.7 million. The prior-year results included a $9.3 million asset impairment loss in the release agents business (sold in the second quarter of fiscal 1997). Excluding this loss, operating income in fiscal 1998 increased $40.2 million, or 19%. The sales increase is due primarily to volume gains in most businesses, with overall volumes up 10%. Growth in amines led the overall volume growth due to strong base customer demand and the impact of the Imperial Chemicals Industries (ICI) methyl and higher amines acquisitions. The volume growth was tempered by lower polyvinyl alcohol margins and lower methanol and ammonia product prices and margins. Operating income was also favorably impacted by continuing productivity gains. Currency and exchange effects reduced sales growth by 1% and operating income growth by 3% in fiscal 1998. Operating margin in fiscal 1998 was 16.5%, compared with 14.1% in fiscal 1997.

Sales in 1997 increased $85.8 million to $1,448.1 million, while operating income increased $6.7 million to $204.2 million. Excluding a $9.3 million asset impairment loss in the release agents business (sold in the second quarter of fiscal 1997), operating income rose 8% to $213.5 million. Sales and operating income increased on broad-based volume gains in most businesses, with overall volumes up 5%. Productivity gains also favorably impacted the year's results. Currency and exchange effects reduced sales growth by 1% and operating income growth by 5% in fiscal 1997.

EQUIPMENT AND SERVICES

(Millions of dollars)          1998     1997    1996
---------------------------------------------------------
Sales                        $472.3   $514.6  $314.6

---------------------------------------------------------
Operating income               73.1     37.5    32.7

---------------------------------------------------------
Equity affiliates' income      17.7     13.9     8.5
---------------------------------------------------------



Sales of $472.3 million decreased $42.3 million from the prior year, primarily due to lower project activity in the company's gas separation business. Operating income increased $35.6 million to $73.1 million. The increase in operating income is a result of improved project cost performance and a more profitable project mix, including higher natural gas liquefaction equipment sales. Sales backlog for the equipment product line declined slightly to $302 million at 30 September 1998, compared with $310 million at 30 September 1997. It is expected $249 million of the backlog will be completed during fiscal 1999. The current-year backlog is more heavily weighted toward air separation equipment.

Equity affiliates' income increased $3.8 million to $17.7 million in fiscal 1998, due to favorable performance and lower overheads in the power generation business.

Fiscal 1997 sales of $514.6 million increased $200.0 million over the prior year on higher activity in most product lines. Operating income increased $4.8 million to $37.5 million, due to higher sales.

Equity affiliates' income increased $5.4 million to $13.9 million in fiscal 1997, due to improved operations driven by lower development spending and higher power rates in the power generation business.


CORPORATE AND OTHER

This segment includes several components: unallocated corporate income (expense) and foreign exchange gains (losses), the American Ref-Fuel business sold in December 1997, and the landfill gas business sold in November of 1996.

In December 1997, the company sold substantially all of its 50% interest in the American Ref-Fuel Company, its former waste-to-energy joint venture with Browning-Ferris Industries, Inc., to a limited liability company formed by Duke Energy Power Services and United American Energy Corporation. Duke Energy Capital Corporation, the parent company of Duke Energy Power Services, assumed the various parental support agreements.

(Millions of dollars)          1998     1997     1996

----------------------------------------------------------
Sales                           $--     $1.2    $20.3

----------------------------------------------------------
Operating loss                (54.9)   (31.5)   (45.6)

----------------------------------------------------------
Equity affiliates' income       2.4     23.5     27.9
----------------------------------------------------------

Sales declined in the current year as a result of the sale of the landfill gas recovery business in early fiscal 1997.

Net operating loss increased $23.4 million in the current year. The prior-year results included a gain of $9.5 million on the sale of the landfill gas recovery business and a gain of $7.3 million on the partial sale of the cost basis Daido Hoxan investment. Excluding these nonrecurring items, operating expenses were up $6.6 million, due primarily to higher foreign exchange losses in the current year.

Equity affiliates' income of $2.4 million was down $21.1 million from the prior fiscal year, primarily due to the sale of substantially all of the American Ref-Fuel Company in December 1997.

Sales were down $19.1 million to $1.2 million in fiscal 1997, due to the sale of the landfill gas recovery business in November 1996. The operating loss was down $14.1 million from the prior year. Fiscal 1997 results included a gain of $9.5 million on the landfill gas business sale and a gain of $7.3 million on the partial sale of the cost basis Daido Hoxan investment. Excluding these items, the operating loss increased $2.7 million, due to foreign exchange losses offset partially by lower operating losses from the divested landfill gas recovery business.

Equity affiliates' income of $23.5 million was down $4.4 million from the prior fiscal year. During fiscal 1997, American Ref-Fuel of Hempstead refinanced its debt, which resulted in a $4.8 million reduction in equity affiliates' income. Excluding the refinancing cost, equity affiliates' income for fiscal 1997 was comparable to the prior year.

SETTLEMENT ON LEVERAGED
INTEREST RATE SWAPS

In January 1996, the company reached a settlement with Bankers Trust Company over the $107.7 million of losses reported in 1994 associated with leveraged interest rate swap contracts. The $66.8 million settlement gain ($40.7 million after tax, or $.18 per share) was affected, in part, by the termination of obligations stemming from two previously closed contracts. Prior to the settlement, there was an outstanding liability of $61.7 million associated with the closed contracts.

INTEREST EXPENSE

(Millions of dollars)              1998     1997    1996

------------------------------------------------------------
Interest incurred                $178.5   $180.4  $144.7

  Less: Interest capitalized       15.7     19.1    15.5

------------------------------------------------------------
Interest expense                 $162.8   $161.3  $129.2
------------------------------------------------------------



Fiscal 1998 interest expense increased a nominal $1.5 million over the prior year. A lower level of capitalized interest was partially offset by a slightly lower interest rate. Average debt outstanding in fiscal 1998 was essentially the same as the prior year. In fiscal 1997, interest expense rose $32.1 million, due to higher average debt balances driven by the overall capital expenditure program, the Carburos acquisition, and the share repurchase program.

INCOME TAXES

                               1998     1997   1996
------------------------------------------------------------
Effective tax rate             33.6%    31.9%  31.7%
============================================================



The effective tax rate increased from 31.9% in fiscal 1997 to 33.6% in fiscal 1998. Exclusive of the higher tax rate on the American Ref-Fuel Company sale and the two power contract gains, the fiscal 1998 rate was 32.2%, or .3% over fiscal 1997.

The effective tax rate in fiscal 1997 was 31.9% versus 31.7% in fiscal 1996. The fiscal 1996 rate was 30.8%, exclusive of the Bankers Trust settlement. The higher rate in fiscal 1997 was due to lower after-tax equity affiliates' income.


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

The amounts charged to earnings on an after-tax basis related to environmental protection totaled $23.5 million, $25.7 million, and $27.1 million for 1998, 1997, and 1996, respectively. These amounts represent an estimate of expenses for compliance with environmental laws, as well as remedial activities, and costs incurred to meet internal company standards. Such costs are estimated to be approximately $27 million in 1999 and $29 million in 2000.

Although precise amounts are difficult to define, the company estimates that in fiscal 1998 it spent approximately $10 million on capital projects to control pollution (including expenditures associated with new plants) versus $8 million in 1997. Capital expenditures to control pollution in future years are estimated at $11 million in 1999 and $7 million in 2000.

It is the company's policy to accrue environmental investigatory and noncapital remediation costs for identified sites when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. The potential exposure for such costs is estimated to range from $11 million to a reasonably possible upper exposure of $29 million. The balance sheet at 30 September 1998 included an accrual of $23.4 million. At 30 September 1997, the balance sheet accrual was $33.3 million, and a receivable balance related to third-party recoveries was $.5 million.

In addition to the environmental exposures discussed in the preceding paragraph, there will be spending at a company-owned manufacturing site where the company is undertaking RCRA corrective action remediation. The company estimates capital costs to implement the anticipated remedial program will range from $22-$29 million. Spending was $5.5 million through fiscal 1998 and is estimated at $12 million for fiscal 1999 and $2 million for fiscal 2000. Operating and maintenance expenses associated with continuing the remedial program were minimal in fiscal 1998 and are estimated at $1 million a year beginning in fiscal 1999 and will continue for an estimated period of up to 30 years. A former owner and operator at the site has agreed to reimburse the company 20% of the costs incurred in the remediation. Reimbursement of $.4 million was received in fiscal 1998 and is estimated at $3 million for fiscal 1999 and $1 million for fiscal 2000. The cost estimates have not been reduced by the value of such reimbursement.

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

LIQUIDITY, CAPITAL RESOURCES,
AND OTHER FINANCIAL DATA

Air Products maintained its sound financial condition throughout fiscal 1998. Strong cash flow from operations and proceeds from asset sales, supplemented with proceeds from debt financings, provided funding for the company's capital spending and share repurchase programs. Cash flow from operations and financing activities will meet liquidity needs for the foreseeable future. The company's senior debt and commercial paper continue to be rated A/A2 and A-1/P-1, respectively.

Cash Flow Graph

Total Capital Graph

CAPITAL EXPENDITURES

Capital expenditures in fiscal 1998 totaled $1,000.7 million, an 18% reduction from the fiscal 1997 level. Additions to plant and equipment were largely in support of worldwide expansion of the industrial gas business. Acquisitions in fiscal 1998 included $108.4 million for the ICI methylamines and derivatives businesses in the Chemicals Group. Acquisitions in fiscal 1997 included $288.4 million for the third stage of the acquisition of Carburos Metalicos. Investments in unconsolidated affiliates in fiscal 1996 included an equity investment of $120.0 million in Carburos, the second stage of the acquisition process.

(Millions of dollars)                    1998        1997       1996

------------------------------------------------------------------------------
Additions to plant and equipment      $ 770.9     $ 870.2    $ 951.3

------------------------------------------------------------------------------
Investments in and advances to

unconsolidated affiliates                31.9        47.2      197.2

------------------------------------------------------------------------------
Acquisitions                            192.2       301.2       11.6

------------------------------------------------------------------------------
Capital leases                            5.7         3.0        4.7

------------------------------------------------------------------------------
Total                                $1,000.7    $1,221.6   $1,164.8
------------------------------------------------------------------------------


Capital expenditures are expected to be approximately $1.0 billion in fiscal 1999. It is anticipated these expenditures will be funded with cash from operations supplemented with proceeds from financing activities.


FINANCING AND CAPITAL STRUCTURE

Capital needs in fiscal 1998 were satisfied with cash from operations, proceeds from asset sales, including $62.6 million from the sale of substantially all of the company's 50% interest in the American Ref-Fuel Company, and additional borrowings. At year end, total debt as a percentage of debt plus equity was 50% as compared to 48% at the end of fiscal 1997.

Financing activities during fiscal 1998, principally in the United States, included the public issuance of $50.0 million of notes with a twelve-year maturity and coupon rate of 6.24%. Additionally, the company issued $50.0 million of notes due in 2016 with a one-time put option, exercisable by the investor after three and one-half years. The coupon on these notes is indexed to LIBOR to the put date.

At year end, $320.7 million of commercial paper was outstanding compared to $135.0 million at the end of fiscal 1997.

Substantial credit facilities are maintained to provide backup funding for commercial paper and to ensure availability of adequate resources for corporate liquidity. At 30 September 1998, the company's revolving credit commitments amounted to $600.0 million, with funding available in 13 currencies. No borrowings were outstanding under these commitments at the end of fiscal 1998. Additional commitments totaling $104.2 million are maintained by the company's foreign subsidiaries, of which $19.5 million was utilized at year end.

At 30 September 1998, the company had unutilized shelf registrations for $325.0 million of debt securities.

During fiscal 1998, the company purchased 9.4 million shares (post-split basis) of its outstanding shares at a cost of $365.0 million, completing the previously announced $600.0 million program. Purchases during fiscal 1997 totaled 1.9 million shares at a cost of $135.0 million.


SUBSEQUENT EVENTS

On 1 October 1998, the company and Wacker-Chemie GmbH (Munich, Germany) formed two joint ventures to combine their emulsions and redispersible powder businesses. Additional details on these transactions are included in Note 18 to the consolidated financial statements.

In October 1998, the company's Board of Directors authorized an Air Products stock repurchase plan of up to 25 million shares. The company expects to purchase between $100 and $200 million of Air Products shares in fiscal 1999.


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

The company, in management of its exposure to fluctuations in foreign currency exchange rates, has entered into a variety of foreign exchange contracts, including forward, option combination, and purchased option contracts. These agreements generally involve the exchange of one currency for a second currency at some future date. The company enters into forward exchange and option combination contracts to reduce the exposure to foreign currency fluctuations associated with certain monetary assets and liabilities, as well as certain firm commitments and highly anticipated cash flows. Forward exchange contracts are also used to hedge the value of investments in certain foreign subsidiaries and affiliates by creating a liability in a currency in which the company has a net equity position. The company is also party to purchased option contracts which, if exercised, involve the sale or purchase of foreign currency at a fixed exchange rate for a specified period of time. These contracts are used to hedge firm commitments and certain highly anticipated cash flows, including export sales transactions.

Additional details on these and other financial instruments are set forth in Notes 3, 5, and 6 to the consolidated financial statements and in the Financial Instrument Sensitivity Analysis.


WORKING CAPITAL

Working capital (excluding cash and cash items, short-term borrowings, and current portion of long-term debt) was $737.8 million, up $114.2 million over the $623.6 million at the end of fiscal 1997. The increase is driven by a $70.9 million lower accounts payable and a $42.1 million increase in inventories that includes the impact of small acquisitions.

Working capital at the end of fiscal 1997 was $623.6 million, up $134.8 million over the $488.8 million at the end of fiscal 1996. Excluding the impact of the Carburos consolidation, working capital increased $81.6 million, due mainly to an increase in trade receivables on higher fiscal 1997 sales.


DIVIDENDS AND STOCK SPLIT

In May 1998, the Board of Directors approved a two-for-one stock split. The additional shares were issued on 15 June 1998 to shareholders of record on 15 May 1998.

The Board of Directors in May 1998 also increased the quarterly cash dividend 13%, from 15.0 cents per share to 17.0 cents per share on a post-split basis. Dividends are declared by the Board of Directors and, when declared, usually will be paid during the sixth week after the close of the fiscal quarter.


SHAREHOLDER RIGHTS PLAN

In March 1998, the company's Board of Directors approved a stockholder rights plan to replace the previous plan, adopted in 1988, which expired in March 1998. See Note 9 to the consolidated financial statements.


NEW ACCOUNTING STANDARDS

In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." The standard establishes additional disclosure for the elements of comprehensive income and a total comprehensive income calculation. The company will adopt this standard in the first quarter of fiscal 1999.

Also in June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." This standard defines the disclosure requirements for operating segments. Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker. The company will adopt the standard for the fiscal year ending 30 September 1999, with interim reporting beginning in the first quarter of fiscal 2000.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or a liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

This Statement is effective for fiscal years beginning after 15 June 1999, and it may be implemented as of the beginning of any fiscal quarter after 15 June 1998. The Statement must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in contracts that were issued, acquired, or substantially modified after 31 December 1997 (and, at the company's election, before 1 January 1998). The transition adjustments resulting from adopting this statement shall be reported in net income or other comprehensive income, as appropriate, as the effect of a change in accounting principle and presented in a manner similar to the cumulative effect of a change in accounting principle.

The company has not yet quantified the impacts of adopting this Statement on the financial statements or the risk management processes. Additionally, the company expects to adopt this standard in the first quarter of fiscal 2000.

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 requires that software developed or obtained for internal use and meeting certain specific criteria be capitalized. The company will adopt this SOP for fiscal 1999 and does not expect a material impact on results from the adoption of the SOP.


PENSION PLAN FUNDING

The funding policy for pension plans is to accumulate plan assets that, over the long run, will approximate the present value of projected benefits payable. In fiscal 1998, the company contributed $15.1 million compared to $10.7 million in fiscal 1997. The company expects to make contributions of approximately $5 to $8 million in fiscal 1999.


EXCHANGE RATE FLUCTUATIONS

Exchange rate fluctuations can be a significant variable for international operations, especially fluctuations in local currencies where hedging opportunities are unreasonably expensive or unavailable. Beginning in the fourth quarter of fiscal 1997, several Asian currencies deteriorated against the dollar and continue to be an uncertainty.


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


YEAR 2000 READINESS DISCLOSURE

YEAR 2000 PREPARATION

Software failures due to calculations using Year 2000 dates are a known risk. The company is currently evaluating and managing the financial and operating risks associated with this problem. The company's Year 2000 efforts are addressed in the following sections: Information Technology, Process Control and Embedded Chip Systems, Third Parties, and Expenditures.

INFORMATION TECHNOLOGY

In 1996, the company's infrastructure and business applications computing portfolio (together, its Information Technology or I.T.) was assessed, and specific actions were initiated to achieve Year 2000 readiness on mission-critical systems. As of November 1998, more than 90% of the more than 3,500 I.T. systems currently maintained by the company have been prepared for the Year 2000. The company has targeted December 1998 for completion of its I.T. systems remediation efforts and expects that all mission-critical I.T. systems will be Year 2000-ready before December 1999. The company is also currently developing appropriate contingency plans to address potential I.T. interruptions associated with Year 2000 events that are missed or are outside the company's control. As a result of the company's inventory, risk assessment, remediation, and contingency planning with respect to the I.T. systems, the company believes that Year 2000 events caused by the company's I.T. systems would not have material adverse impacts on the company's operations or financial condition.

PROCESS CONTROL AND EMBEDDED CHIP SYSTEMS

In 1997, the company began preparing for the Year 2000 with respect to systems containing process control or embedded chip computer programs (non-I.T.). As of November 1998, inventories and risk assessments for company-owned or operated non-I.T. systems are more than 90% complete. Over 1,400 process control or embedded chip suppliers have been contacted regarding product information, testing, remediation protocols, and the availability of replacement components, if required. Specific remediation and testing plans have been initiated towards achieving Year 2000 readiness of the company's mission-critical non-I.T. systems before December 1999. The company is currently developing appropriate contingency plans to address potential process interruptions caused by Year 2000 events. The company recognizes that the effectiveness of testing, remediation, and contingency planning depends on the availability and reliability of vendor information and replacement software components or other equipment from third parties and the interrelationship and dependency of company processes on the Year 2000 readiness of third-party equipment and infrastructure. The company cannot reasonably assess the impact of that dependency at this time, and whether there could be a material adverse impact on the company's operations and financial condition as a result of that dependency. The contingency plans will be designed to address this uncertainty and to minimize the impact.


THIRD PARTIES

In support of the company's Year 2000 activities, approximately 1,000 suppliers that are key to the company's operations were identified and contacted regarding their plans for Year 2000 readiness. In the company's initial contacts with these key suppliers on the Year 2000 issue, the majority have indicated that they have active Year 2000 compliance programs intended to provide uninterrupted service. To the extent practicable, the company is currently developing appropriate contingency plans to address interruptions of supply associated with Year 2000 events affecting the company's key suppliers. In certain instances, such as electric supply, water, and certain chemical feedstocks, supply is not easily substitutable and contingency planning is difficult. If there is an extended material failure by several third parties or supporting infrastructures resulting from Year 2000 events (utilities, transportation, government, etc.) there could be material adverse impacts on the company's operations and financial condition.


YEAR 2000 EXPENDITURES

The company currently estimates spending approximately $40 million to complete its Year 2000 readiness program for the company and its proportionate share of its joint ventures, including approximately $17 million allocable to assessing, preparing, remediating, or replacing I.T. systems for the Year 2000. The balance of $23 million is the amount estimated to be spent in assessing, preparing, remediating, or replacing the company's process control and embedded chip systems for the Year 2000. Through fiscal 1998, approximately $11 million has been expended. During fiscal years 1999 and 2000, the company expects Year 2000 spending to be approximately $23 million and $6 million, respectively.

Resources required to complete the I.T. remediation work are primarily provided by prioritization of ongoing I.T. efforts. Most of the effort to accomplish the embedded chip remediation is provided from the existing I.T., engineering and operations organizations.


FORWARD-LOOKING STATEMENTS

The forward-looking statements contained in this document are based on current expectations regarding important risk factors. Actual results may differ materially from those expressed. In addition to important risk factors and uncertainties specifically referred to elsewhere in the Management's Discussion & Analysis, such as those relating to the Year 2000, other risk factors and uncertainties include the impact of worldwide economic growth, pricing of both the company's products and raw materials such as electricity and other factors resulting from fluctuations in interest rates and foreign currencies, the impact of competitive products and pricing, continued success of work process programs, and the impact of tax and other legislation and other regulations in the jurisdictions in which the company and its affiliates operate.


FINANCIAL INSTRUMENTS SENSITIVITY ANALYSIS

The analysis below presents the sensitivity of the market value of the company's financial instruments to selected changes in market rates and prices. The range of changes chosen reflects the company's view of changes which are reasonably possible over a one-year period. Market values are the present value of projected future cash flows based on the market rates and prices chosen. The market values for interest rate risk and foreign currency risk are calculated by the company utilizing a third-party software model, which utilizes standard pricing models to determine the present value of the instruments based on the market conditions (interest rates, spot and forward exchange rates, and implied volatilities) as of the valuation date. All instruments are entered into for other than trading purposes. The utilization of these instruments is described more fully in the financial instruments section of the Management's Discussion and Analysis and Notes 3, 5, and 6 to the consolidated financial statements. The major accounting policies for these instruments are described in
Note 1 to the consolidated financial statements.

The company's derivative and other financial instruments consist of long-term debt (including current portion), interest rate swaps, interest rate and currency swaps, foreign exchange-forward contracts, and foreign exchange-option contracts. The net market value of these financial instruments combined is referred to below as the net financial instrument position. The net financial instrument position does not include other investments of $18.4 million at 30 September 1998 and $21.1 million at 30 September 1997 as disclosed in Note 3 to the consolidated financial statements. This amount principally represents an investment in a publicly traded foreign company accounted for by the cost method. The company assessed the materiality of the market risk exposure on these financial instruments and determined this exposure to be immaterial. At 30 September 1998 and 1997, the net financial instrument position was a liability of $2,713.6 million and $2,436.9 million, respectively. The increase in the net financial instrument position from fiscal 1997 is due mainly to the decline in market interest rates in the current year.


INTEREST RATE RISK

The company's debt portfolio, including interest rate swap agreements, as of 30 September 1998 is composed primarily of debt denominated in U.S. dollars (56%). The primary currencies of non-U.S. dollar debt are British Pounds, Netherland Guilders, Spanish Pesetas, and Canadian Dollars. The company has both fixed- and variable-rate debt. Changes in interest rates have different impacts on the fixed- and variable-rate portions of the company's debt portfolio. A change in interest rates on the fixed portion of the debt portfolio impacts the net financial instrument position but has no impact on interest incurred or cash flows. A change in interest rates on the variable portion of the debt portfolio impacts the interest incurred and cash flows but does not impact the net financial instrument position.

The sensitivity analysis related to the fixed portion of the company's debt portfolio assumes an instantaneous 100 basis point move in interest rates from their levels of 30 September 1998 and 1997, with all other variables (including foreign exchange rates) held constant. A 100 basis point increase in market interest rates would result in a decrease in the net financial instrument position of $119 million and $104 million at 30 September 1998 and 1997, respectively. A 100 basis point decrease in market interest rates would result in an increase in the net financial instrument position of $141 million and $114 million at 30 September 1998 and 1997, respectively.

Based on the variable-rate debt included in the company's debt portfolio, including interest rate swap agreements, as of 30 September 1998 and 1997, a 100 basis point increase in interest rates would result in an additional $12 million and $9 million in interest incurred per year at 30 September 1998 and 1997, respectively. A 100 basis point decline would lower interest incurred by $12 million and $9 million per year at 30 September 1998 and 1997, respectively.


FOREIGN CURRENCY EXCHANGE RATE RISK

The sensitivity analysis assumes an instantaneous 10% change in the foreign currency exchange rates from their levels of 30 September 1998 and 1997, with all other variables (including interest rates) held constant. A 10% strengthening of the functional currency of an entity versus all other currencies would result in a decrease in the net financial instrument position of $113 million and $95 million at 30 September 1998 and 1997, respectively. A 10% weakening of the functional currency of an entity versus all other currencies would result in an increase in the net financial instrument position of $109 million and $88 million at 30 September 1998 and 1997, respectively.

The primary currencies for which the company has foreign currency exchange rate exposure are the U.S. dollar versus the British Pound, Netherland Guilder, Spanish Peseta, Canadian Dollar, and German Mark. Foreign currency debt, interest rate and currency swaps, and foreign exchange forward contracts are used in countries where it does business, thereby reducing the company's net asset exposure. Foreign exchange forward contracts are also used to hedge the company's firm and highly anticipated foreign currency cash flows, along with foreign exchange option contracts. Thus, there is either an asset or cash flow exposure related to all the financial instruments in the above sensitivity analysis for which the impact of a movement in exchange rates would be in the opposite direction and materially equal to the impact on the instruments in the analysis.

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


/s/ Harold A. Wagner

Harold A. Wagner
Chairman and
Chief Executive Officer

30 October 1998


/s/ Leo J. Daley

Leo J. Daley
Vice President-Finance
and Chief Financial Officer

30 October 1998

REPORT OF THE INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors, Air Products and Chemicals, Inc.:

We have audited the accompanying consolidated balance sheets of Air Products and Chemicals, Inc. (a Delaware corporation) and subsidiaries as of 30 September 1998 and 1997, and the related consolidated statements of income, cash flows, and shareholders' equity for each of the three years in the period ended 30 September 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Air Products and Chemicals, Inc. and subsidiaries as of 30 September 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended 30 September 1998, in conformity with generally accepted accounting principles.


/s/ Arthur Andersen LLP

Arthur Andersen LLP
Philadelphia, Pennsylvania

30 October 1998

THE FINANCIAL STATEMENTS

CONSOLIDATED INCOME {Air Products and Chemicals, Inc. and Subsidiaries}

                       Year Ended 30 September o Millions of dollars, except per share       1998         1997         1996
-------------------------------------------------------------------------------------------------------------------------------
Sales and Other Income Sales o note 1                                                    $4,919.0     $4,637.8     $4,007.7
                       --------------------------------------------------------------------------------------------------------
                       Other income, net o note 19                                           14.8         24.2         25.7
                       --------------------------------------------------------------------------------------------------------
                                                                                          4,933.8      4,662.0      4,033.4
-------------------------------------------------------------------------------------------------------------------------------
Costs and Expenses     Cost of sales                                                      2,856.5      2,771.6      2,408.1
                       --------------------------------------------------------------------------------------------------------
                       Selling, distribution, and administrative                          1,120.3      1,051.3        919.9
                       --------------------------------------------------------------------------------------------------------
                       Research and development                                             112.0        113.7        114.1
-------------------------------------------------------------------------------------------------------------------------------
Operating Income                                                                            845.0        725.4        591.3
-------------------------------------------------------------------------------------------------------------------------------
                       Income from equity affiliates, net of related expenses o note 8       38.0         66.3         80.7
                       --------------------------------------------------------------------------------------------------------
                       Settlement gain on leveraged interest rate transactions o note 6        --           --         66.8
                       --------------------------------------------------------------------------------------------------------
                       Gain on American Ref-Fuel sale and contract settlements o note 19    103.5           --           --
                       --------------------------------------------------------------------------------------------------------
                       Interest expense o note 1                                            162.8        161.3        129.2
-------------------------------------------------------------------------------------------------------------------------------
Income Before Taxes                                                                         823.7        630.4        609.6
-------------------------------------------------------------------------------------------------------------------------------
                       Income taxes o notes 1 and 10                                        276.9        201.1        193.2
-------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                                $ 546.8     $  429.3     $  416.4
-------------------------------------------------------------------------------------------------------------------------------
Monthly Average of Common Shares Outstanding (in millions)(a)  o note 13                    215.5        220.1        223.4
-------------------------------------------------------------------------------------------------------------------------------
Monthly Average of Common and Common Equivalent Shares
Outstanding (in millions)(a) o note 13                                                      220.1        224.9        227.1
-------------------------------------------------------------------------------------------------------------------------------
Basic Earnings per Common Share(a) o note 13                                                $2.54        $1.95        $1.86
-------------------------------------------------------------------------------------------------------------------------------
Diluted Earnings per Common Share(a) o note 13                                              $2.48        $1.91        $1.83

The accompanying notes are an integral part of these statements.

(a)      Adjusted for two-for-one stock split in 1998 (Note 9).

CONSOLIDATED BALANCE SHEETS {Air Products and Chemicals, Inc. and Subsidiaries}

                       30 September o Millions of dollars, exept per share                   1998         1997
Assets
-------------------------------------------------------------------------------------------------------------------
CURRENT ASSETS         Cash and cash items o note 1                                        $ 61.5      $  52.5
                       --------------------------------------------------------------------------------------------
                       Trade receivables, less allowances for doubtful accounts
                         of $17.2 in 1998 and $19.8 in 1997                                 881.1        879.6
                       --------------------------------------------------------------------------------------------
                       Inventories o notes 1 and 7                                          428.6        386.5
                       --------------------------------------------------------------------------------------------
                       Contracts in progress, less progress billings                         94.1        121.3
                       --------------------------------------------------------------------------------------------
                       Other current assets                                                 176.4        184.4
                       --------------------------------------------------------------------------------------------
                       Total Current Assets                                               1,641.7      1,624.3
-------------------------------------------------------------------------------------------------------------------
INVESTMENTS            Investment in net assets of and advances to equity affiliates        362.0        555.7
o notes 1, 3, and 8    --------------------------------------------------------------------------------------------
                       Other investments and advances                                        18.4         21.1
                       --------------------------------------------------------------------------------------------
                       Total Investments                                                    380.4        576.8
-------------------------------------------------------------------------------------------------------------------
PLANT AND EQUIPMENT    Plant and equipment, at cost o notes 1, 4, 11, and 15              9,489.5      8,727.3
                       --------------------------------------------------------------------------------------------
                       Less--Accumulated depreciation                                     4,703.4      4,286.1
                       --------------------------------------------------------------------------------------------
                       Plant and Equipment, net                                           4,786.1      4,441.2
-------------------------------------------------------------------------------------------------------------------
GOODWILL o note 1                                                                           324.9        248.6

-------------------------------------------------------------------------------------------------------------------
OTHER NONCURRENT ASSETS                                                                     356.5        353.2

-------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                             $7,489.6     $7,244.1

Liabilities and Shareholders' Equity
-------------------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES    Payables, trade and other o note 19                                $ 478.7    $   616.6
                       --------------------------------------------------------------------------------------------
                       Accrued liabilities o note 19                                        332.8        315.7
                       --------------------------------------------------------------------------------------------
                       Accrued income taxes                                                  30.9         15.9
                       --------------------------------------------------------------------------------------------
                       Short-term borrowings o note 19                                      270.1        100.9
                       --------------------------------------------------------------------------------------------
                       Current portion of long-term debt o note 4                           153.1         75.5
-------------------------------------------------------------------------------------------------------------------
                       Total Current Liabilities                                          1,265.6      1,124.6
-------------------------------------------------------------------------------------------------------------------
LONG-TERM DEBT o notes 4 and 15                                                           2,274.3      2,291.7
-------------------------------------------------------------------------------------------------------------------
DEFERRED INCOME AND OTHER NONCURRENT LIABILITIES                                            579.4        449.7
-------------------------------------------------------------------------------------------------------------------
DEFERRED INCOME TAXES o notes 1 and 10                                                      703.0        730.0
-------------------------------------------------------------------------------------------------------------------
                       TOTAL LIABILITIES                                                  4,822.3      4,596.0
-------------------------------------------------------------------------------------------------------------------
 SHAREHOLDERS' EQUITY  Common Stock (par value $1 per share; issued 1998 -
 o notes 1, 9, and 12  249,455,584 shares; 1997 - 124,727,792 shares)                       249.4        124.7
                       --------------------------------------------------------------------------------------------
                       Capital in excess of par value                                       329.2        453.0
                       --------------------------------------------------------------------------------------------
                       Retained earnings                                                  3,400.0      2,990.2
                       --------------------------------------------------------------------------------------------
                       Unrealized gain on investments                                         5.0          6.9
                       --------------------------------------------------------------------------------------------
                       Minimum pension liability adjustments                                (14.3)          --
                       ---------------------------------------------------------------------------------------------
                       Cumulative translation adjustments                                  (222.2)      (186.1)
                       ---------------------------------------------------------------------------------------------
                       Treasury Stock, at cost (1998 - 19,531,143 shares; 1997 -           (657.0)      (297.3)
                        5,188,676 shares)
                       ---------------------------------------------------------------------------------------------
                       Shares in trust (1998 - 18,454,673 shares; 1997 -                   (422.8)      (443.3)
                       9,687,560 shares)
                       ---------------------------------------------------------------------------------------------
                       Total Shareholders' Equity                                         2,667.3      2,648.1
--------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                               $7,489.6     $7,244.1

The accompanying notes are an integral part of these statements.


CONSOLIDATED CASH FLOWS  {Air Products and Chemicals, Inc. and Subsidiaries}

                       Year Ended 30 September o Millions of dollars            1998         1997         1996
--------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES   Net income                                             $546.8     $  429.3      $ 416.4
                       ---------------------------------------------------------------------------------------------
                       Adjustments to reconcile income to cash provided by
                       operating activities:
                       ---------------------------------------------------------------------------------------------
                       Depreciation o note 1                                   489.4        459.1        412.1
                       ---------------------------------------------------------------------------------------------
                       Impairment loss of long-lived assets                       --          9.3           --
                       ---------------------------------------------------------------------------------------------
                       Termination of liabilities for leveraged interest rate     --           --        (61.7)
                       swaps o note 6
                       ---------------------------------------------------------------------------------------------
                       Deferred income taxes o note 10                          62.3         94.1         87.5
                       ---------------------------------------------------------------------------------------------
                       American Ref-Fuel divestiture deferred income taxes     (80.3)          --            --
                       o note 17
                       ---------------------------------------------------------------------------------------------
                       Other                                                    42.0          (.4)       (50.4)
                       ---------------------------------------------------------------------------------------------
                       Working capital changes that provided (used) cash, net
                       of effects of acquisitions:
                       ---------------------------------------------------------------------------------------------
                       Trade receivables                                        11.2       (151.8)       (53.0)
                       ---------------------------------------------------------------------------------------------
                       Inventories and contracts in progress                    (2.7)       (13.3)       (28.6)
                       ---------------------------------------------------------------------------------------------
                       Payables, trade and other                              (144.4)        84.2          3.2
                       ---------------------------------------------------------------------------------------------
                       Accrued liabilities                                     (23.3)        43.6         20.6
                       ---------------------------------------------------------------------------------------------
                       Other                                                    72.7         79.2          9.8
                       ---------------------------------------------------------------------------------------------
                       Cash Provided by Operating Activities                   973.7      1,033.3        755.9
--------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES   Additions to plant and equipment(a)                    (770.9)      (870.2)      (951.3)
                       ---------------------------------------------------------------------------------------------
                       Acquisitions, less cash acquired(b)                    (182.2)      (300.1)        (6.4)
                       ---------------------------------------------------------------------------------------------
                       Investment in and advances to unconsolidated affiliates (31.9)       (47.2)      (197.2)
                       ---------------------------------------------------------------------------------------------
                       Proceeds from sale of assets and investments            328.3         97.6         63.2
                       ---------------------------------------------------------------------------------------------
                       Other                                                   (27.6)        17.0         11.8
                       ---------------------------------------------------------------------------------------------
                       Cash Used for Investing Activities                     (684.3)    (1,102.9)    (1,079.9)
--------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES   Long-term debt proceeds(a)                              102.2        667.5        626.7
                       ----------------------------------------------------------------------------------------------
                       Payments on long-term debt                              (70.7)      (168.3)      (168.0)
                       ----------------------------------------------------------------------------------------------
                       Net increase (decrease) in commercial paper             185.7       (235.0)        42.4
                       ----------------------------------------------------------------------------------------------
                       Net increase (decrease) in other short-term borrowings  (11.3)         6.7         11.7
                       ----------------------------------------------------------------------------------------------
                       Dividends paid to shareholders                         (134.0)      (123.8)      (116.7)
                        ----------------------------------------------------------------------------------------------
                       Purchase of Treasury Stock o note 9                    (365.0)      (135.0)      (100.3)
                       ----------------------------------------------------------------------------------------------
                       Other                                                    13.2         31.4         20.3
                       ----------------------------------------------------------------------------------------------
                       Cash Provided by (Used for) Financing Activities       (279.9)        43.5        316.1
-------------------------------------------------------------------------------------------------------------------
                       Effect of Exchange Rate Changes on Cash                  (0.5)        (0.1)        (0.9)
                       ----------------------------------------------------------------------------------------------
                       Increase (Decrease) in Cash and Cash Items                9.0        (26.2)        (8.8)
                       ----------------------------------------------------------------------------------------------
                       Cash and Cash Items--Beginning of Year                   52.5         78.7         87.5
                       ----------------------------------------------------------------------------------------------
                       Cash and Cash Items--End of Year o note 1              $ 61.5    $    52.5     $   78.7

The accompanying notes are an integral part of these statements.

(a) Excludes capital leases of $5.7 million, $3.0 million, and $4.7 million in 1998, 1997, and 1996, respectively.

(b) Excludes debt of $10.0 million, $1.1 million and $5.2 million to former shareholders of companies acquired in 1998, 1997, and 1996, respectively.

CONSOLIDATED SHAREHOLDERS' EQUITY {Air Products and Chemicals, Inc. and Subsidiaries}


                       Year Ended 30 September o Millions of dollars,
                       except per share                                              1998       1997         1996
--------------------------------------------------------------------------------------------------------------------
COMMON STOCK           Balance, Beginning of  Year                                $ 124.7   $  124.7     $  124.7
                       ---------------------------------------------------------------------------------------------
                       Two-for-one stock split                                      124.7         --           --
                       ---------------------------------------------------------------------------------------------
                       Balance, End of Year                                         249.4      124.7        124.7
--------------------------------------------------------------------------------------------------------------------
CAPITAL IN EXCESS
OF PAR VALUE           Balance, Beginning of Year                                   453.0      461.2        465.9
                       ---------------------------------------------------------------------------------------------
                       Issuance of Treasury Shares and Shares in Trust for
                       benefit and stock option and award plans,
                       677,844 shares in 1998, 1,254,990 shares in 1997, and
                       625,308 shares in 1996                                       (11.2)     (26.8)       (13.0)
                       ---------------------------------------------------------------------------------------------
                       Tax benefit of stock option and award plans                   12.1       18.6          8.3
                       ---------------------------------------------------------------------------------------------
                       Two-for-one stock split                                     (124.7)        --           --
                       ---------------------------------------------------------------------------------------------
                       Balance, End of Year                                          329.2     453.0        461.2
--------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS      Balance, Beginning of Year                                  2,990.2   2,687.2      2,387.6
                       ---------------------------------------------------------------------------------------------
                       Net income                                                    546.8     429.3        416.4
                       ---------------------------------------------------------------------------------------------
                       Cash dividends--Common Stock, $.64 per share in 1998,
                       $.58 per share in 1997, restated, and $.53 per share in      (137.0)   (126.3)      (116.8)
                       1996, restated
                       ---------------------------------------------------------------------------------------------
                       Balance, End of Year                                        3,400.0   2,990.2      2,687.2
--------------------------------------------------------------------------------------------------------------------
UNREALIZED GAIN ON
INVESTMENTS            Balance, Beginning of Year                                      6.9      40.4         41.0
                       ---------------------------------------------------------------------------------------------
                       Change in unrealized gain, net of income taxes of
                       $1.0 in 1998, $18.4 in 1997, and $.3 in 1996                   (1.9)    (33.5)         (.6)
                       ---------------------------------------------------------------------------------------------
                       Balance, End of Year                                            5.0       6.9         40.4
--------------------------------------------------------------------------------------------------------------------
MINIMUM PENSION
LIABILITY ADJUSTMENTS  Balance, Beginning of Year                                       --        --           --
                       ---------------------------------------------------------------------------------------------
                       Adjustments during year, net of income tax benefits of        (14.3)       --           --
                       $8.6 in 1998
                       ---------------------------------------------------------------------------------------------
                       Balance, End of Year                                          (14.3)       --           --
--------------------------------------------------------------------------------------------------------------------
CUMULATIVE TRANSLATION
ADJUSTMENTS            Balance, Beginning of Year                                   (186.1)    (70.2)       (24.0)
                       ---------------------------------------------------------------------------------------------
                       Translation adjustments, net of income tax benefits of
                       $13.8 in 1998, $8.7 in 1997, and $1.7 in 1996                 (36.1)   (115.9)       (46.2)
                       ---------------------------------------------------------------------------------------------
                       Balance, End of Year                                         (222.2)   (186.1)       (70.2)
--------------------------------------------------------------------------------------------------------------------
TREASURY STOCK         Balance, Beginning of Year                                   (297.3)   (211.2)      (139.1)
                       ---------------------------------------------------------------------------------------------
                       Issuance of Treasury Shares for benefit and stock option
                       and award plans, 108,975 shares in 1998, 942,550 shares
                       in 1997, and 625,308 shares in 1996                             5.3      48.9         28.2
                       ---------------------------------------------------------------------------------------------
                       Purchase of Treasury Shares, 9,371,741 in 1998,
                       1,918,465 in 1997, and 1,793,600 in 1996 o note 9            (365.0)   (135.0)      (100.3)
                       ---------------------------------------------------------------------------------------------
                       Balance, End of Year                                         (657.0)   (297.3)      (211.2)
--------------------------------------------------------------------------------------------------------------------
SHARES IN TRUST
o note 1               Balance, Beginning of Year                                   (443.3)   (457.5)      (457.5)
                       ---------------------------------------------------------------------------------------------
                       Issuance of Shares in Trust for benefit and stock option
                       and award plans, 568,869 shares in 1998, and 312,440
                       shares in 1997                                                 20.5      14.2           --
                       ---------------------------------------------------------------------------------------------
                       Balance, End of Year                                         (422.8)   (443.3)      (457.5)
                       ---------------------------------------------------------------------------------------------
                       TOTAL SHAREHOLDERS' EQUITY                                 $2,667.3  $2,648.1     $2,574.6

The accompanying notes are an integral part of these statements.

NOTES TO THE FINANCIAL STATEMENTS

1)  MAJOR ACCOUNTING POLICIES

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


LONG-TERM EQUIPMENT AND CONSTRUCTION REVENUE

Revenues from equipment sale contracts are recorded primarily using the percentage-of-completion method. Under this method, revenues for sale of major equipment, such as Liquid Natural Gas and Air Separation units, are recognized primarily based on labor hours incurred to date compared with total estimated labor hours. The equipment sold for the company's power generation and Pure Air flue gas treatment facilities recognizes revenues based primarily on contract costs incurred to date compared with total estimated contract costs. Changes to total estimated labor or contract costs and anticipated losses, if any, are recognized in the period determined.


DEPRECIATION

In the financial statements, the straight-line method of depreciation is used which deducts equal amounts of the cost of each asset from earnings every year over its expected useful life. The following table shows the estimated useful lives of different types of assets:

Classification                        Expected Useful Lives
------------------------------------------------------------------------------
Buildings and components              5 to 45 years
                                      (principally 30 years)
------------------------------------------------------------------------------
Gas generating and chemical           3 to 25 years
facilities, machinery and equipment   (principally 14 to 20 years)
------------------------------------------------------------------------------


CAPITALIZED INTEREST

As the company builds new plant and equipment or invests in unconsolidated affiliates in the development stage, it includes in the cost of these assets a portion of the interest payments it makes during the year. In 1998, the amount of capitalized interest was $15.7 million. In 1997, it was $19.1 million, and in 1996, $15.5 million.


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

Forward exchange and option combination contracts are sometimes used to hedge firm commitments, such as the purchase of plant and equipment. Additionally, purchased foreign currency options are sometimes used to hedge firm commitments and certain highly anticipated cash flows, including export sales transactions. The contracts are designated as, and effective as, hedges. The significant characteristics and expected terms of the highly anticipated cash flows are identified. Gains and losses resulting from these agreements are deferred and reflected as adjustments of the related foreign currency transactions. Gains and losses on terminated contracts, for which hedge criteria are met, are deferred and recognized as an adjustment of the related foreign currency transaction.


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


GOODWILL

When a company is acquired, the difference between the fair value of its net assets and the purchase price is goodwill. Goodwill is recorded as an asset on the balance sheet and is amortized into income over periods not exceeding 40 years. The company assesses the impairment of goodwill related to consolidated subsidiaries in accordance with Statement of Financial Accounting Standards
(SFAS) No. 121. This statement requires the recognition of an impairment loss for an asset held for use when the estimate of undiscounted future cash flows expected to be generated by the asset is less than its carrying amount. Measurement of the impairment loss is based on the fair value of the asset, which is determined using valuation techniques such as the present value of expected future cash flows. The measurement of an impairment loss of goodwill related to equity affiliates, however, is based on expected undiscounted future cash flows and is excluded from the scope of SFAS No. 121.


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

2)  ACCOUNTING AND DISCLOSURE CHANGES

Effective fiscal 1998, the company implemented SFAS No. 128, "Earnings Per Share." This statement establishes new standards for computing and presenting earnings per share and requires the disclosure of basic and diluted amounts. Earnings per share amounts for all prior periods have been restated. Basic earnings per share, which is consistent with the company's previously reported amounts, is computed by dividing net income for the period by the weighted average number of common shares outstanding. Diluted earnings per share is computed by dividing net income for the period by the weighted average number of common shares outstanding and the dilutive common stock equivalents.
See Note 13.

In fiscal 1998, the company implemented SFAS No. 132, "Employers' Disclosures about Pension and Other Post Retirement Benefits." This statement provides new disclosure requirements related to pension and other postretirement benefits in
Note 14.

Beginning in fiscal 1998, the company adopted Statement of Position 98-5:
"Reporting on the Costs of Start-up Activities." This statement requires start-up activities and organizational costs to be expensed as incurred. Implementation of this standard had no material impact on the financial statements.

Effective fiscal 1997, the company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." This statement establishes financial and reporting standards for stock-based employee compensation plans using a fair value-based method. As permitted under SFAS No. 123, the company has elected to continue to account for compensation cost using the intrinsic value-based method of accounting as prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." The company has included disclosures of the pro forma impact on net income of the application of the fair value-based method of accounting in Note 12.


3)  FAIR VALUE OF FINANCIAL INSTRUMENTS

Summarized below are the carrying values and fair values of the company's financial instruments as of 30 September 1998 and 1997.

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


                                                              1998        1998        1997        1997
                                                          Carrying        Fair    Carrying        Fair
               30 September (Millions of dollars)            Value       Value       Value       Value
-----------------------------------------------------------------------------------------------------------
ASSETS         Other investments                             $18.4       $18.4       $21.1       $21.1

               --------------------------------------------------------------------------------------------
               Currency option contracts o note 5              1.2         1.2         1.5         2.6

               --------------------------------------------------------------------------------------------
               Interest rate swap agreements o note 6         77.4       125.8        69.5        85.7
               --------------------------------------------------------------------------------------------
LIABILITIES    Long-term debt, including
               current portion o note 4                   $2,427.4    $2,822.2    $2,367.2    $2,535.4

               --------------------------------------------------------------------------------------------
               Forward exchange contracts o note 5            25.8        18.4        (2.8)      (10.2)
-----------------------------------------------------------------------------------------------------------

4)  LONG-TERM DEBT

The following table shows the company's outstanding debt at the end of fiscal 1998 and 1997, excluding any portion of the debt required to be repaid within a year:

                       30 September (Millions of dollars)                                     1998        1997

PAYABLE IN U.S. DOLLARS:

                       -------------------------------------------------------------------------------------------
                       8 7/8% notes, due 2001                                               $ 100.0    $  100.0

                       -------------------------------------------------------------------------------------------
                       Medium-term notes, Series C, due through 2001, weighted               101.0       126.0
                       average interest rate 13.0%

                       -------------------------------------------------------------------------------------------
                       8.35% debentures, due 2002, effective interest rate 8.4%              100.0       100.0

                       -------------------------------------------------------------------------------------------
                       6 1/4% notes, due 2003                                                100.0       100.0

                       -------------------------------------------------------------------------------------------
                       Medium-term notes, Series B, due through 2003, weighted                16.0        16.0
                       average interest rate 6.1%

                       -------------------------------------------------------------------------------------------
                       Commercial paper, due 2001 to 2003, weighted                           80.5        80.5
                       average interest rate 5.5%

                       -------------------------------------------------------------------------------------------
                       7 3/8% notes, due 2005, effective interest rate 7.5%                  150.0       150.0

                       -------------------------------------------------------------------------------------------
                       8 1/2% debentures, due 2006, callable by company in 2004,
                       effective interest rate 8.6%                                          100.0       100.0

                       -------------------------------------------------------------------------------------------
                       7.578% notes, due 2006                                                 72.5        72.5

                       -------------------------------------------------------------------------------------------
                       Medium-term notes, Series F, due through 2016, weighted
                       average interest rate 5.4%                                            475.0       375.0

                       -------------------------------------------------------------------------------------------
                       Medium-term notes, Series D, due through 2016, weighted
                       average interest rate 6.8%                                            400.0       400.0

                       -------------------------------------------------------------------------------------------
                       8 3/4% debentures, due 2021, effective interest rate 9.0%             100.0       100.0

                       -------------------------------------------------------------------------------------------
                       Medium-term notes, Series E, due through 2026, weighted
                       average interest rate 7.3%                                             300.0       300.0

                       -------------------------------------------------------------------------------------------
                       California Pollution Control bonds, weighted average                     --        57.0
                       interest rate of 5.8%

                       -------------------------------------------------------------------------------------------
                       Other, due through 2016, weighted average interest                     28.1        47.1
                       rate 7.1%

PAYABLE IN FOREIGN CURRENCY:

                       -------------------------------------------------------------------------------------------
                       8.27% British Pound loan, due 1999                                     37.3        35.5

                       -------------------------------------------------------------------------------------------
                       9.2% Deutsche Mark loan, due through 2002                               6.4         7.7

                       -------------------------------------------------------------------------------------------
                       5.97% Dutch Guilder loan, due through 2006                             55.6        60.3

                       -------------------------------------------------------------------------------------------
                       Belgian Franc loans, due through 2006, weighted average                22.3        26.6
                       interest rate 6.8%

                       -------------------------------------------------------------------------------------------
                       Other, due through 2003, weighted average interest rate                 8.7        15.7
                       2.9%

                       -------------------------------------------------------------------------------------------
                       Less: Unamortized discount                                             (4.5)       (4.9)

                       -------------------------------------------------------------------------------------------
                                                                                           2,248.9     2,265.0

CAPITAL LEASE OBLIGATIONS:

                       -------------------------------------------------------------------------------------------
                       United States, due through 2003, weighted average                       5.1         5.3
                       interest rate 7.5%

                       -------------------------------------------------------------------------------------------
                       Foreign, due through 2004, weighted average interest rate              20.3        21.4
                       7.6%

                       -------------------------------------------------------------------------------------------
                                                                                              25.4        26.7

                       -------------------------------------------------------------------------------------------

                                                                                          $2,274.3    $2,291.7

Various debt agreements to which the company is a party include certain financial covenants and restrictions pertaining to the ability to create property liens and enter into certain sale and leaseback transactions.

The company has obtained the commitment of a number of commercial banks to lend money at market rates whenever needed by the company. These committed lines of credit also are used to support the issuance of commercial paper. In January 1996, the company entered into a $600.0 million committed, multi-currency, syndicated credit facility which matures in January 2003. No borrowings were outstanding under this facility at 30 September 1998. At 30 September 1998, foreign subsidiaries had additional committed credit lines of $104.2 million, $19.5 million of which was borrowed and outstanding.

Maturities of long-term debt in each of the next five years are as follows:
$153.1 million in 1999; $226.1 million in 2000; $173.1 million in 2001; $166.5 million in 2002; and $175.2 million in 2003.

Included in the medium-term notes, Series E, is a $100.0 million note, due in 2026, with a one-time put option exercisable by the investor in 2008. Included in the medium-term notes, Series F, is a $100.0 million note, due in 2009, with a one-time put option exercisable by the investor in 1999, a $100.0 million note, due in 2014, with a one-time put option exercisable by the investor in 1999, and a $50.0 million note, due in 2016, with a one-time put option exercisable by the investor in 2002.

The two Series F medium-term notes with put options in 1999 and the 8.27% British Pound loan have been classified as long-term debt because of the company's intent and ability to refinance this debt on a long-term basis.


5)  FOREIGN EXCHANGE CONTRACTS

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

The company enters into forward exchange and option combination contracts to reduce the exposure to foreign currency fluctuations associated with certain monetary assets and liabilities, as well as certain firm commitments and highly anticipated cash flows. Forward exchange contracts are also used to hedge the value of investments in certain foreign subsidiaries and affiliates by creating a liability in a currency in which the company has a net equity position. The company is also party to purchased option contracts which, if exercised, involve the sale or purchase of foreign currency at a fixed exchange rate for a specified period of time. These contracts are used to hedge firm commitments and certain highly anticipated cash flows, including export sales transactions, through fiscal 1999.

The following table illustrates the U.S. dollar equivalent, including offsetting positions, of foreign exchange contracts at 30 September 1998 and 1997 along with maturity dates, net unrealized gain (loss), and net unrealized gain (loss) deferred. At the end of fiscal 1998, more than 90% of all exposures to foreign currency fluctuations resulting from cash flows identified as being denominated in a currency other than an entity's functional currency anticipated over the next year are hedged by forward exchange, option combination, or purchased option contracts.


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

30 September 1998
-----------------------------------------------------------------------------------------------------------------------
Forward exchange contracts:
-----------------------------------------------------------------------------------------------------------------------
    $U.S./Spanish Peseta               $ 332.2            2003            $--       $(19.4)   $(19.4)               $--
-----------------------------------------------------------------------------------------------------------------------
    $U.S./U.K. Pound Sterling            285.5            1999            5.2         (2.0)      3.2                4.5
-----------------------------------------------------------------------------------------------------------------------
    Spanish Peseta/U.K. Pound Sterling    71.5            1999            1.1           --       1.1                1.1
-----------------------------------------------------------------------------------------------------------------------
    $U.S./Netherland DG                   65.8            1999             .4         (3.2)     (2.8)                .4
-----------------------------------------------------------------------------------------------------------------------
    Other                                236.6            2000            2.2         (2.7)      (.5)               1.4
-----------------------------------------------------------------------------------------------------------------------
                                         991.6                            8.9        (27.3)    (18.4)               7.4
-----------------------------------------------------------------------------------------------------------------------
Option contracts:
-----------------------------------------------------------------------------------------------------------------------
    $U.S./German DM                       50.5            1999             --          (.4)      (.4)               (.4)
-----------------------------------------------------------------------------------------------------------------------
    $U.S./U.K. Pound Sterling             22.5            1999             --           --        --                 --
-----------------------------------------------------------------------------------------------------------------------
    $U.S./Japanese Yen                    15.6            1999             .4           --        .4                 .4
-----------------------------------------------------------------------------------------------------------------------
    Other                                 19.7            1999             --           --        --                 --
-----------------------------------------------------------------------------------------------------------------------
                                         108.3                             .4          (.4)       --                 --
-----------------------------------------------------------------------------------------------------------------------
                                      $1,099.9                           $9.3       $(27.7)   $(18.4)              $7.4

30 September 1997
------------------------------------------------------------------------------------------------------------------------
Forward exchange contracts:
------------------------------------------------------------------------------------------------------------------------
    $U.S./Netherland DG                 $164.9            1998          $ 3.8        $ (.5)   $ 3.3                 $--
------------------------------------------------------------------------------------------------------------------------
    $U.S./U.K. Pound Sterling             78.9            1998             .2          (.3)     (.1)                (.1)
------------------------------------------------------------------------------------------------------------------------
    $U.S./$ Canadian                      63.5            1999            1.1          (.7)      .4                  .5
------------------------------------------------------------------------------------------------------------------------
    Netherland DG/U.K. Pound Sterling     48.3            1998            4.2           --      4.2                 4.2
------------------------------------------------------------------------------------------------------------------------
    Other                                 77.8            1998            3.5         (1.1)     2.4                 2.8
------------------------------------------------------------------------------------------------------------------------
                                         533.4                           12.8         (2.6)    10.2                 7.4
------------------------------------------------------------------------------------------------------------------------
Option contracts:
------------------------------------------------------------------------------------------------------------------------
    $U.S./German DM                       78.3            1998             .5           --       .5                  .5
------------------------------------------------------------------------------------------------------------------------
    $U.S./U.K. Pound Sterling             25.8            1998             --           --       --                  --
------------------------------------------------------------------------------------------------------------------------
    $U.S./Japanese Yen                    19.2            1998             .4           --       .4                  .4
------------------------------------------------------------------------------------------------------------------------
    Other                                 35.7            1998             .2           --       .2                  .2
------------------------------------------------------------------------------------------------------------------------
                                         159.0                            1.1           --      1.1                 1.1
------------------------------------------------------------------------------------------------------------------------
                                        $692.4                          $13.9        $(2.6)   $11.3                $8.5


The company's net equity position in its principal foreign subsidiaries at 30 September 1998 was $1,449.0 million. These subsidiaries have operations in the United Kingdom, Germany, Spain, France, Netherlands, Belgium, Brazil, Japan, Singapore, Indonesia, and Canada.

In addition to its foreign subsidiaries, the company has an equity position in foreign equity affiliates as disclosed in Note 8.

6)  INTEREST RATE SWAP AGREEMENTS

The company enters into interest rate swap agreements to change the fixed/ variable interest rate mix of the debt portfolio in order to maintain the percentage of fixed- and variable-rate debt within certain parameters set by management. In accordance with these parameters, the agreements are used to reduce interest rate risks and costs inherent in the company's debt portfolio. Accordingly, the company enters into agreements to both effectively convert variable-rate debt to fixed-rate debt and to effectively convert fixed-rate debt to variable-rate debt, which is principally indexed to LIBOR rates. The company has also entered into variable to variable interest rate swap contracts to effectively convert the stated variable interest rates on $60.0 million of the medium-term notes, Series C, to an average interest rate slightly above the three-month U.S. dollar LIBOR rate. The fair value gain (loss) on the variable to variable swaps is equally offset by a fair value loss (gain) on the related debt agreements.

The company is also party to interest rate and currency swap contracts. These contracts effectively convert the currency denomination of a debt instrument into another currency in which the company has a net equity position while changing the interest rate characteristics of the instrument.

Counterparties to interest rate swap agreements are major financial institutions. The company has established counterparty credit guidelines and only enters into transactions with financial institutions of investment grade or better. Minimum credit standards become more stringent as the duration of the swap agreement increases. The company has provisions to require collateral in certain instances. The market value of such collateral posted in the company's favor as of 30 September 1998 is $75.5 million and is a result of the fair value exposure to an investment grade counterparty exceeding the company's policy maximum. Management believes the risk of incurring losses related to credit risk is remote.

The table below illustrates the contract or notional (face) amounts outstanding, maturity dates, weighted average receive and pay rates as of the end of the fiscal year, and the net unrealized gain of interest rate swap agreements by type at 30 September 1998 and 1997. The notional amounts are used to calculate contractual payments to be exchanged and are not generally actually paid or received, except for the currency swap component of the contracts. The net unrealized gain on these agreements, which equals their fair value, is based on the relevant yield curve at the end of the fiscal year.

                                                            Weighted Weighted
                                                             Average  Average Unrealized  Unrealized         Net
                                    Notional                    Rate     Rate      Gross       Gross  Unrealized
(Millions of dollars)               Amount     Maturities    Receive      Pay       Gain       (Loss)       Gain

30 September 1998
--------------------------------------------------------------------------------------------------------------------
     Fixed to Variable              $461.0     1999-2007        7.0%     5.7%     $ 37.6         $--        $ 37.6

--------------------------------------------------------------------------------------------------------------------
     Variable to Variable             60.0     2000-2001       16.4%     5.8%       86.4          --          86.4

--------------------------------------------------------------------------------------------------------------------
     Interest Rate/Currency          419.3     1998-2005        6.0%     8.4%       18.4       (16.6)          1.8
--------------------------------------------------------------------------------------------------------------------
                                    $940.3                                        $142.4      $(16.6)       $125.8

30 September 1997
--------------------------------------------------------------------------------------------------------------------
     Fixed to Variable              $461.0     1998-2007        6.7%     5.6%    $ 10.2       $  (.6)        $ 9.6

--------------------------------------------------------------------------------------------------------------------
     Variable to Variable             60.0     2000-2001       14.5%     5.9%      68.9           --          68.9

--------------------------------------------------------------------------------------------------------------------
     Interest Rate/Currency          354.1     1998-2005        6.2%     8.9%      11.2         (4.0)          7.2
---------------------------------------------------------------------------------------------------------------------
                                    $875.1                                       $ 90.3        $(4.6)        $85.7

Of the net unrealized gain as of 30 September 1998 and 1997, a net gain of $48.4 million and $16.2 million, respectively, has not been recognized in the financial statements. At the end of fiscal 1998 and 1997, a deferred loss of $7.1 million and $8.6 million, respectively, resulted from terminated contracts. Subsequent to 30 September 1998, two fixed to variable interest rate swap agreements with a total notional amount of $100 million were terminated, resulting in a deferred gain of $7.5 million.

After the effects of interest rate swap agreements, the company's total debt, including current portion, is composed of 57% fixed-rate debt and 43% variable-rate debt as of 30 September 1998.

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

7)  INVENTORIES

The components of inventories are as follows:

30 September (Millions of dollars)             1998        1997

Inventories at FIFO cost:
-----------------------------------------------------------------
Finished goods                               $286.3      $264.3
-----------------------------------------------------------------
Work in process                                38.4        30.0
-----------------------------------------------------------------
Raw materials and supplies                    136.6       131.7
-----------------------------------------------------------------
                                              461.3       426.0
Less excess of FIFO cost over LIFO            (32.7)      (39.5)
-----------------------------------------------------------------
                                             $428.6      $386.5

Inventories valued using the LIFO method comprised 49.3% and 51.5% of consolidated inventories before LIFO adjustment at 30 September 1998 and 1997, respectively. Liquidation of prior years' LIFO inventory layers in 1998, 1997, and 1996 did not materially affect cost of sales in any of these years.


8)  SUMMARIZED FINANCIAL INFORMATION OF EQUITY AFFILIATES

The following table presents summarized financial information on a combined 100% basis of the principal companies accounted for by the equity method. Amounts presented include the accounts of the following equity affiliates: Cambria CoGen Company (50%); Stockton CoGen Company (50%); Orlando CoGen Limited, L.P. (50%); Pure Air (50%); Pure Air on the Lake, L.P. (50%); Bangkok Cogeneration Company Limited (48.9%); Sankyo Air Products Co., Ltd. (50%); San-Apro Ltd. (50%); Sapio Produzione Idrogeno Ossigeno S.r.L. (49%); INFRA Group (40%); San Fu Chemicals (48.1%); ProCal (50%); Korea Industrial Gases (48.90%); Air Products South Africa (50%); Bangkok Industrial Gases Company Ltd. (49%); Sitt Tatt Industrial Gases (30%); and principally other industrial gas producers. In fiscal 1997, the company had a joint venture interest in American Ref-Fuel Company's waste-to-energy business. The company sold substantially all of this interest in fiscal 1998. See Note 17.

(Millions of dollars)                  1998          1997

--------------------------------------------------------------
Current assets                      $ 458.8       $ 624.9
--------------------------------------------------------------
Noncurrent assets                   1,416.8       2,644.6
--------------------------------------------------------------
Current liabilities                   372.4         519.6
--------------------------------------------------------------
Noncurrent liabilities                979.4       1,998.5
--------------------------------------------------------------
Net sales                           1,168.1       1,361.2
--------------------------------------------------------------
Sales less cost of sales              416.7         575.2
--------------------------------------------------------------
Net income                            110.0         268.1
--------------------------------------------------------------


The company's share of income of all equity affiliates for 1998, 1997, and 1996 was $48.4 million, $84.3 million, and $101.4 million, respectively. These amounts exclude $10.4 million, $18.0 million, and $20.7 million of related net expenses incurred by the company. Dividends received from equity affiliates were $44.6 million, $61.5 million, and $63.7 million in 1998, 1997, and 1996, respectively.

The investment in net assets of and advances to equity affiliates at 30 September 1998 and 1997 included investment in foreign affiliates of $304.3 million and $299.3 million, respectively.

As of 30 September 1998 and 1997, the amount of investment in companies accounted for by the equity method included goodwill in the amount of $45.7 million and $46.9 million, respectively. The goodwill is being amortized into income over periods not exceeding 40 years.


9)  CAPITAL STOCK

The authorized capital stock consists of 25 million preferred shares with a par value of $1 per share, none of which was outstanding at 30 September 1998, and 300 million shares of Common Stock with a par value of $1 per share. In May 1998, the Board of Directors authorized a two-for-one stock split. On June 15, 1998, each shareholder was issued one additional share of Common Stock for each share owned as of 15 May 1998. The consolidated financial statements have been adjusted, where appropriate, to reflect the effects of the stock split for all periods presented. At 30 September 1998, the number of shares of Common Stock outstanding was 211,469,768.

In April 1996, the company announced its plan to commence a share repurchase program with the intent to spend $600 million to acquire approximately 10% of the 112 million common shares then outstanding. During fiscal 1998 and 1997, the company spent $365.0 million and $135.0 million to purchase 9.4 million (post-split basis) and 1.9 million treasury shares, respectively.

The company established a trust to fund a portion of future payments to employees under existing compensation and benefit programs in fiscal 1994. The trust, which is administered by an independent trustee, was funded with 20 million shares of Treasury Stock. It will not increase or alter the amount of benefits or compensation which will be paid under existing plans. The establishment of the trust will not have an effect on earnings per share or return on average shareholders' equity. In fiscal 1998, shares have been distributed from the trust. As of 30 September 1998, the balance of Treasury Stock remaining in the trust is 18.5 million shares.

On March 19, 1998, the Board of Directors unanimously approved a shareholder rights plan to replace the company's previous rights plan, which expired March 16, 1998. Under the plan, the Board of Directors declared a dividend of one Right for each share of Common Stock outstanding at the close of business on March 19, 1998 and with respect to Common Shares issued thereafter until the Distribution Date (as defined below). Each Right, when it becomes exercisable as described below, will entitle its holder to purchase one one-thousandth (1/1,000) of a share of Series A Participating Cumulative Preferred Stock, par value $1 per share, of the company (the "Preferred Shares") at a price of $345.00 (the "Purchase Price").

Until the earlier of (i) such time as the company learns that a person or group has acquired, or obtained the right to acquire, beneficial ownership of more than 15% of the outstanding Common Shares (such person or group being called an "Acquiring Person"), and (ii) such date, if any, as may be designated by the Board of Directors following the commencement of, or first public disclosure of an intention to commence, a tender or exchange offer for outstanding Common Shares which could result in such person or group becoming the beneficial owner of more than 15% of the outstanding Common Shares, (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced by certificates for Common Shares and not by separate Right certificates. Therefore, until the Distribution Date, the Rights will be transferred with and only with the Common Shares. The Rights are not exercisable until the Distribution Date and will expire on March 19, 2008 (the "Expiration

Date"), unless earlier redeemed by the company as described below.

Subject to the right of the Board of Directors to redeem the Rights, at such time as there is an Acquiring Person, each Right (other than Rights held by an Acquiring Person) will thereafter have the right to receive, upon exercise thereof, for the Purchase Price, that number of one one-thousandth of a Preferred Share equal to the number of Common Shares which at the time of such transaction would have a market value of twice the Purchase Price. If the company is acquired in a merger or other business combination by an Acquiring Person or 50% or more of the company's assets or assets representing 50% or more of the company's earning power are sold, leased, exchanged or otherwise transferred (in one or more transactions) to an Acquiring Person, each Right (other than Rights held by an Acquiring Person) will entitle its holder to purchase, for the Purchase Price, that number of common shares of such corporation (or, if such corporation is not publicly traded, common shares of any publicly traded affiliate of such corporation) which at the time of the transaction would have a market value (or, if the Acquiring Person is not a publicly traded corporation, having a book value) of twice the Purchase Price.

The Rights are redeemable by the Board of Directors at a redemption price of $.01 per Right any time prior to the earlier of such time as there is an Acquiring Person and Expiration Date.


10)  INCOME TAXES

The following table shows the components of the provision for income taxes:

(Millions of dollars)         1998     1997    1996

Federal:
------------------------------------------------------------
Current                     $238.7   $ 61.3  $ 75.6
------------------------------------------------------------
Deferred                     (32.5)    90.6    69.5
------------------------------------------------------------
                             206.2    151.9   145.1
State:
------------------------------------------------------------
Current                       22.7      3.6     7.9
------------------------------------------------------------
Deferred                     (10.8)     6.5    11.9
------------------------------------------------------------
Impact of law/rate change       --       --    (1.4)

------------------------------------------------------------
                              11.9     10.1    18.4
Foreign:
------------------------------------------------------------
Current                       33.5     42.1    22.2
------------------------------------------------------------
Deferred                      24.7      4.2     7.5
------------------------------------------------------------
Impact of law/rate change       .6     (7.2)     --

------------------------------------------------------------
                              58.8     39.1    29.7
------------------------------------------------------------
                            $276.9   $201.1  $193.2

The significant components of deferred tax assets and liabilities are as follows:

30 September (Millions of dollars)              1998        1997
-------------------------------------------------------------------
Gross deferred tax assets:
-------------------------------------------------------------------
Pension and other compensation accruals       $118.5      $ 95.2
-------------------------------------------------------------------
Alternative minimum tax                           --        46.3
-------------------------------------------------------------------
Tax loss and investment tax credit
carryforwards                                   26.7        33.9

-------------------------------------------------------------------
Reserves and accruals                           26.0        23.4
-------------------------------------------------------------------
Postretirement benefits                         29.5        29.5
-------------------------------------------------------------------
Inventory                                       18.2        20.4
-------------------------------------------------------------------
Other                                           46.0        48.2
-------------------------------------------------------------------
Valuation allowance                            (14.6)      (22.6)
-------------------------------------------------------------------
Deferred tax assets                            250.3       274.3
-------------------------------------------------------------------
Gross deferred tax liabilities:
-------------------------------------------------------------------
Plant and equipment                            706.4       622.9
-------------------------------------------------------------------
Investment in partnerships                      81.7       198.6
-------------------------------------------------------------------
Employee benefit plans                          50.1        43.9
-------------------------------------------------------------------
Currency gains                                  27.7        24.2
-------------------------------------------------------------------
Foreign currency translation adjustment           --         7.7
-------------------------------------------------------------------
Other                                           54.9        73.9

-------------------------------------------------------------------
Deferred tax liabilities                       920.8       971.2
-------------------------------------------------------------------
Net deferred income tax liability             $670.5      $696.9

Net current deferred tax assets of $32.5 million and $33.1 million are included in other current assets at 30 September 1998 and 1997, respectively.

In fiscal years 1997 and 1996, the company's domestic operations were subject to taxes under the Alternative Minimum Tax (AMT) for income tax purposes. The AMT limited the utilization of tax benefits in those years. The unused tax benefits were carried forward for use in future years. In fiscal 1998, the company's domestic operations were not subject to AMT, and all unused tax benefits were utilized.

Foreign and state operating loss carryforwards on 30 September 1998 were $50.3 million and $57.3 million, respectively. Foreign losses of $7.5 million are available to offset future foreign income through 2008. The balance of these losses has an unlimited carryover period. State operating loss carryforwards are available through 2012. Foreign capital loss carryforwards were $2.2 million on 30 September 1998 and have an unlimited carryover period.

The valuation allowance as of 30 September 1998 primarily relates to the tax loss carryforwards referenced above. If events warrant the reversal of the $14.6 million valuation allowance, it would reduce intangible assets by $6.8 million and reduce tax expense by $7.8 million.

Major differences between the federal statutory rate and the effective tax rate are:

(Percent of income before taxes)            1998       1997    1996
------------------------------------------------------------------------
United States federal statutory rate        35.0%      35.0%   35.0%
------------------------------------------------------------------------
State taxes, net of federal tax benefit      1.9        2.2     2.2
------------------------------------------------------------------------
Equity in earnings of foreign
affiliates                                  (1.9)      (2.5)   (4.1)
------------------------------------------------------------------------
Foreign tax credits and refunds
on dividends received from
foreign affiliates                          (1.0)        .1      .1
------------------------------------------------------------------------
Nonconventional fuel credits                  --        (.8)   (1.1)
------------------------------------------------------------------------
Export tax benefits                          (.9)       (.6)    (.7)
------------------------------------------------------------------------
Investment tax credits                       (.3)      (1.1)    (.5)
------------------------------------------------------------------------
Impact of state law/rate change               --         --     (.2)
------------------------------------------------------------------------
Sale of American Ref-Fuel Company             .8         --      --
------------------------------------------------------------------------
Power contract restructuring                  .4         --      --
------------------------------------------------------------------------
Cogeneration project contract
settlement                                    .2         --      --
------------------------------------------------------------------------
Derivative settlement                         --         --      .9
------------------------------------------------------------------------
Other                                        (.6)       (.4)     .1
------------------------------------------------------------------------
Effective tax rate                          33.6%      31.9%   31.7%
------------------------------------------------------------------------

The following table summarizes the income of U.S. and foreign operations, before taxes:

(Millions of dollars)                       1998        1997      1996
------------------------------------------------------------------------
Income from consolidated
operations:

    United States                         $640.3      $426.6    $416.4
------------------------------------------------------------------------
    Foreign                                148.4       119.5      91.8
------------------------------------------------------------------------
Income from equity affiliates               35.0        84.3     101.4
------------------------------------------------------------------------
                                          $823.7      $630.4    $609.6

Income before taxes presented above is distributed geographically according to where the income is taxed. This differs from the geographic segment operating income presented in Note 20 in which items of income and expense are allocated to the region where revenues are generated.

The company does not pay or record U.S. income taxes on the undistributed earnings of its foreign subsidiaries and its 20% to 50% owned corporate joint ventures as long as those earnings are permanently reinvested in the companies that produced them. These cumulative undistributed earnings are included in consolidated retained earnings on the balance sheet and amounted to $693.6 million at the end of fiscal 1998. An estimated $151.0 million in U.S. income and foreign withholding taxes would be due if these earnings were remitted as dividends, after payment of all deferred taxes.


11)   PLANT AND EQUIPMENT

The major classes of plant and equipment, at cost, are as follows:

30 September (Millions of dollars)         1998          1997
-----------------------------------------------------------------
Land                                   $  127.3      $  102.8
-----------------------------------------------------------------
Buildings                                 599.9         580.2
-----------------------------------------------------------------
Gas generating and chemical facilities,
machinery and equipment                 8,208.7       7,512.6
-----------------------------------------------------------------
Construction in progress                  553.6         531.7
-----------------------------------------------------------------
                                       $9,489.5      $8,727.3

12)  STOCK OPTION AND AWARD PLANS

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

On 1 October 1996, 639,800 premium priced stock options were granted in addition to the fair market value stock options. These stock options have an exercise price at 24% above market on the date of grant (or $36). The awards are 100% vested after two years and are exercisable over an additional three-year period. As of 30 September 1998, a total of 11,813,142 options including both fair market value and premium priced stock options were outstanding.

In fiscal 1997, the company also granted deferred stock units identified as performance shares to executive officers and other key employees. These awards provide for the issuance of common stock based on certain management objectives achieved by the performance period ending 30 September 1998. The number of shares to be paid out are 557,750 share units. Compensation expense is recognized over a period ranging from two to ten years.

Prior to the issuance of performance shares, the company granted deferred stock units as career share awards in fiscal years 1992 through 1997 to certain executive officers and other key employees. Career shares are deferred stock units payable in shares of stock after retirement. Career share awards equivalent to 862,874 and 899,568 shares of stock were outstanding at the end of fiscal years 1998 and 1997, respectively. Compensation expense was computed by multiplying the number of units granted by the market price of the stock on the date of grant. The cost is recognized over a ten-year period.

The following table summarizes stock option transactions (fair market value stock options and premium priced stock options) as follows:

                                       Number of       Average
                                       Shares(a)       Price(a)
----------------------------------------------------------------
Outstanding at 30 September 1995      10,265,068        $15.71
----------------------------------------------------------------
Granted                                1,589,980         26.03
----------------------------------------------------------------
Exercised                             (1,145,906)        11.04
----------------------------------------------------------------
Forfeited                                (31,598)        23.24
----------------------------------------------------------------
Outstanding at 30 September 1996      10,677,544         17.72
----------------------------------------------------------------
Granted                                2,437,300         31.00
----------------------------------------------------------------
Exercised                             (2,243,956)        12.62
----------------------------------------------------------------
Forfeited                                (11,002)        25.94
----------------------------------------------------------------
Outstanding at 30 September 1997      10,859,886         21.73
----------------------------------------------------------------
Granted                                2,014,500         41.31
----------------------------------------------------------------
Exercised                             (1,021,169)        13.56
----------------------------------------------------------------
Forfeited                                (40,075)        32.32
----------------------------------------------------------------
Outstanding at 30 September 1998      11,813,142         25.73
----------------------------------------------------------------


Exercisable at end of year                           7,413,707
----------------------------------------------------------------
Participants at end of year                                509
----------------------------------------------------------------
Available for future grant at end of year            6,723,610
----------------------------------------------------------------

(a)  All amounts have been adjusted to reflect the two-for-one stock split (see
     Note 9).

The following table summarizes information about options outstanding at 30 September 1998:


                                                     Options Outstanding            Options Exercisable

                                                      Weighted-
                                                        Average     Weighted-                     Weighted-
                                                       Remaining      Average                       Average
                                  Number             Contractual     Exercise            Number    Exercise
 Range of Exercise Prices(a)      Outstanding(a)    Life (Years)     Price(a)    Exercisable(a)     Price(a)
-------------------------------------------------------------------------------------------------------------------
$10.41-$13.64                       1,511,000              2.59        $11.53         1,511,000     $11.53
-------------------------------------------------------------------------------------------------------------------
 15.47- 19.56                       2,158,573              5.01         18.26         2,158,573      18.26
-------------------------------------------------------------------------------------------------------------------
 22.19- 26.03                       3,745,063              6.91         24.07         3,165,560      23.71
-------------------------------------------------------------------------------------------------------------------
 29.06- 41.69                       4,398,506              9.46         35.70           578,574      29.21
-------------------------------------------------------------------------------------------------------------------

(a)  All amounts have been adjusted to reflect the two-for-one stock split (see
     Note 9).

OTHER STOCK-BASED INCENTIVES

In addition to the Long-Term Incentive Plan, there is a Directors' Stock Option Plan. Options awarded to non-employee directors are exercisable six months after grant date and must be exercised no later than ten years and one day from the date of grant. Under this plan, there were 84,000 and 64,000 options outstanding and exercisable at the end of fiscal years 1998 and 1997, respectively. Option prices were $39.37 and $34.60 per share for options issued in fiscal 1998 and 1997, respectively.

The company grants deferred stock unit awards to certain key employees below the executive level. Deferred stock units equivalent to 798,160 and 800,270 shares of stock were outstanding at the end of fiscal years 1998 and 1997, respectively. Compensation expense is computed by multiplying the number of units granted by the market value of the stock on the date of grant. The cost is recognized over the four-year deferral period applicable to the awards.

In October 1995 and 1997, the company awarded 200 stock options with exercise prices of $26.03 and $41.31, respectively, to virtually all employees. These options vest three years after date of grant and are exercisable over an additional seven-year period. At 30 September 1998, 2,492,800 options for the 1995 grant were outstanding and 3,176,800 options for the 1997 grant were outstanding.

PRO FORMA INFORMATION

SFAS No. 123 requires the company to disclose pro forma net income and pro forma earnings per share amounts as if compensation expense were recognized for options granted after fiscal year 1995. Using this approach, net income and earnings per share would have been reduced to the pro forma amounts indicated in the table:

(Millions of dollars, except per share)    1998        1997        1996

--------------------------------------------------------------------------------
Net earnings

-------------------------------------------------------------------------------
    As reported                          $546.8      $429.3      $416.4

-------------------------------------------------------------------------------
    Pro forma                             522.0       415.5       407.3

-------------------------------------------------------------------------------
Basic earnings per share(a)
-------------------------------------------------------------------------------
    As reported                          $ 2.54      $ 1.95      $ 1.86

-------------------------------------------------------------------------------
    Pro forma                              2.42        1.89        1.82

-------------------------------------------------------------------------------
Diluted earnings per share(a)

-------------------------------------------------------------------------------
    As reported                          $ 2.48      $ 1.91      $ 1.83

-------------------------------------------------------------------------------
    Pro forma                              2.36        1.84        1.79

-------------------------------------------------------------------------------

(a) Adjusted for two-for-one stock split in 1998.

This pro forma impact may not be representative of the effects for future years and is likely to increase as additional options are granted and amortized over the vesting period.

For disclosure purposes, the fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average of assumptions:

                              1998     1997    1996

-------------------------------------------------------------------------------
Dividend yield                 2.0%     2.3%   2.3%

Expected volatility           20.1%    25.3%  23.5%

Risk-free interest rate        6.0%     6.6%   6.1%

Expected life (years)          6.2      7.2    6.1

-------------------------------------------------------------------------------


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


13)   EARNINGS PER SHARE

Effective first quarter of fiscal 1998, the company adopted SFAS No. 128, "Earnings Per Share." This standard establishes new accounting and disclosure for earnings per share (EPS). The following table sets forth the computation of basic and diluted EPS:



                       30 September (Millions of dollars, except per share)     1998        1997        1996
Numerator:
-------------------------------------------------------------------------------------------------------------------
                       Income available to common shareholders used in
                       basic and diluted earnings per share                     $546.8      $429.3      $416.4

Denominator:
-------------------------------------------------------------------------------------------------------------------
                       Weighted-average number of common shares used in
                       basic earnings per share                                  215.5       220.1       223.4

                       --------------------------------------------------------------------------------------------
                       Effect of dilutive securities:

                       --------------------------------------------------------------------------------------------
                       Employee stock options                                      3.6         3.8         2.9

                       --------------------------------------------------------------------------------------------
                       Other award plans                                           1.0         1.0          .8

                       --------------------------------------------------------------------------------------------
                                                                                   4.6         4.8         3.7

                       --------------------------------------------------------------------------------------------
                       Weighted-average number of common shares and dilutive
                       potential common shares used in diluted earnings per      220.1       224.9       227.1
                       share
                       --------------------------------------------------------------------------------------------
                       Basic earnings per share                                  $2.54       $1.95       $1.86
                       --------------------------------------------------------------------------------------------
                       Diluted earnings per share                                $2.48       $1.91       $1.83

-------------------------------------------------------------------------------------------------------------------

In October 1998, the company's Board of Directors authorized an Air Products stock repurchase plan of up to 25 million shares. The company expects to purchase between $100 million and $200 million of Air Products shares in fiscal 1999.

14)  PENSION AND OTHER POSTRETIREMENT BENEFITS

The following table shows reconciliations of the domestic pension plan and other postretirement plan benefits as of 30 September 1998 and 1997. The foreign pension plan information is as of 30 June 1998 and 1997:


                                                                         Pension Benefits         Other Benefits
                              (Millions of dollars)                      1998        1997        1998        1997
CHANGE IN BENEFIT OBLIGATION
-------------------------------------------------------------------------------------------------------------------
                              Benefit obligation on 1 October          $ 979.4      $836.7       $56.4       $52.1
                              --------------------------------------------------------------------------------------
                              Service cost                                38.1        32.8         4.1         3.5
                              --------------------------------------------------------------------------------------
                              Interest cost                               74.6        68.2         4.3         4.2
                              --------------------------------------------------------------------------------------
                              Amendments                                   8.0         1.7          --          --
                              --------------------------------------------------------------------------------------
                              Actuarial loss (gain)                      230.2        80.3         4.5         1.1
                              --------------------------------------------------------------------------------------
                              Plan participant contributions               3.0         2.4          --          --
                              --------------------------------------------------------------------------------------
                              Benefits paid                              (38.5)      (40.6)       (4.7)       (4.5)
                              --------------------------------------------------------------------------------------
                              Currency translation                        12.4        (2.1)         --          --
                              --------------------------------------------------------------------------------------
                              Benefit obligation on 30 September      $1,307.2      $979.4       $64.6       $56.4

CHANGE IN PLAN ASSETS
--------------------------------------------------------------------------------------------------------------------
                              Fair value of plan assets on 1 October  $  943.4      $787.0         $--         $--
                              --------------------------------------------------------------------------------------
                              Actual return on plan assets                80.8       178.2          --          --
                              --------------------------------------------------------------------------------------
                              Company contributions                       15.1        10.7          --          --
                              --------------------------------------------------------------------------------------
                              Plan participant contributions               3.0         2.4          --          --
                              --------------------------------------------------------------------------------------
                              Benefits paid                              (34.7)      (35.7)         --          --
                              --------------------------------------------------------------------------------------
                              Acquisition                                 18.7          --          --          --
                              --------------------------------------------------------------------------------------
                              Currency translation/Other                  18.4          .8          --          --
                              --------------------------------------------------------------------------------------
                              Fair value of plan assets on 1 October  $1,044.7      $943.4          $--        $--
                              --------------------------------------------------------------------------------------
                              Funded status of the plan                $(262.5)     $(36.0)     $(64.6)     $(56.4)
                              --------------------------------------------------------------------------------------
                              Unrecognized actuarial loss (gain)         214.9        (6.3)       (3.1)       (7.7)
                              --------------------------------------------------------------------------------------
                              Unrecognized prior service cost             16.5        14.0        (1.2)       (1.3)
                              --------------------------------------------------------------------------------------
                              Unrecognized net transition obligation
                              (asset)                                    (19.1)      (21.8)         --          --
                              --------------------------------------------------------------------------------------
                              Net amount recognized                   $  (50.2)     $(50.1)     $(68.9)     $(65.4)
                              --------------------------------------------------------------------------------------
                              Total recognized amounts in the balance
                              sheet consist of:
                              --------------------------------------------------------------------------------------
                              Prepaid benefit cost                      $109.8       $88.6         $--         $--
                              --------------------------------------------------------------------------------------
                              Accrued benefit liability                 (196.4)     (154.2)      (68.9)      (65.4)
                              --------------------------------------------------------------------------------------
                              Intangible asset                            13.5        15.5          --          --
                              --------------------------------------------------------------------------------------
                              Shareholders' equity                        22.9          --          --          --
                              --------------------------------------------------------------------------------------
                              Net amount recognized                     $(50.2)     $(50.1)     $(68.9)     $(65.4)

WEIGHTED AVERAGE ASSUMPTIONS AS OF 30 SEPTEMBER
-------------------------------------------------------------------------------------------------------------------
                             Discount rate                                6.6%        7.6%        6.5%        7.5%
                             --------------------------------------------------------------------------------------
                             Expected return on plan assets               9.5%       10.0%         --          --
                             --------------------------------------------------------------------------------------
                             Rate of compensation increase                4.7%        4.8%        5.0%        5.0%
                             --------------------------------------------------------------------------------------


For measurement purposes, a 9% annual rate of increase in the per capita cost of covered health care benefits was assumed for fiscal 1999. The rate was assumed to decrease gradually to 5.5% for fiscal 2006 and thereafter.

                                                      Pension Benefits                       Other Benefits

(Millions of dollars)                         1998        1997        1996        1998        1997        1996
-------------------------------------------------------------------------------------------------------------------
COMPONENTS OF NET PERIODIC BENEFIT COST
-------------------------------------------------------------------------------------------------------------------
Service cost                                 $38.1       $32.8       $33.0        $4.1        $3.5        $3.9
-------------------------------------------------------------------------------------------------------------------
Interest cost                                 74.6        68.2        63.4         4.3         4.2         4.4
-------------------------------------------------------------------------------------------------------------------
Expected return on plan assets               (80.8)      (73.0)      (64.4)         --          --          --
-------------------------------------------------------------------------------------------------------------------
Prior service cost amortization                1.9         1.8         1.6         (.1)        (.1)         --
-------------------------------------------------------------------------------------------------------------------
Actuarial (gain)/loss amortization             2.8          .5         4.6         (.1)        (.2)         --
-------------------------------------------------------------------------------------------------------------------
Transition amount amortization                (3.8)       (3.7)       (3.6)         --          --          --
-------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost                    $32.8       $26.6       $34.6        $8.2        $7.4        $8.3
-------------------------------------------------------------------------------------------------------------------


The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plan with accumulated benefit obligations in excess of plan assets were $983.0 million, $763.1 million, and $626.5 million, respectively, as of 30 September 1998, and $133.6 million, $112.9 million, and $60.3 million, respectively, as of 30 September 1997.

The company has two nonpension postretirement benefit plans. Health care benefits are contributory with contributions adjusted periodically; the life insurance plan is noncontributory. The effect of a change in the health care trend rate is slightly tempered by a cap on average retiree medical cost. A one percentage point change in the assumed health care cost trend rate would have the following effects:

                                 1 Percentage Point  1 Percentage Point
(Millions of dollars)                  Increase          Decrease
--------------------------------------------------------------------------------
Effect on total of service
and interest cost                          $ .4             $ (.5)
--------------------------------------------------------------------------------
Effect on the postretirement
benefit obligation                         $3.0             $(3.5)
--------------------------------------------------------------------------------


In addition to the above plans, U.S. employees are eligible to contribute to a 401(k) plan. The company matches a portion of these contributions. Contributions charged to income for this plan for 1998, 1997, and 1996 were $12.9 million, $12.1 million, and $11.6 million, respectively.


15)  LEASES

Capital leases, primarily for machinery and equipment, are included with owned plant and equipment on the balance sheet in the amount of $46.5 million and $46.0 million at the end of fiscal 1998 and 1997, respectively. Related amounts of accumulated depreciation are $11.6 million and $23.6 million, respectively.

Operating leases, including month-to-month agreements, cost the company $66.8 million in 1998, $60.6 million in 1997, and $50.0 million in 1996.

At 30 September 1998, minimum payments due under leases are as follows:

                                        Capital         Operating
(Millions of dollars)                    Leases            Leases
--------------------------------------------------------------------------
1999                                      $ 9.5            $ 27.7
--------------------------------------------------------------------------
2000                                        7.7              21.8
--------------------------------------------------------------------------
2001                                        6.7              15.2
--------------------------------------------------------------------------
2002                                        6.1              10.3
--------------------------------------------------------------------------
2003                                        5.2               7.0
--------------------------------------------------------------------------
2004 and thereafter                         5.3              78.1
--------------------------------------------------------------------------
                                          $40.5            $160.1

The present value of the above future capital lease payments is included in the liability section of the balance sheet. At the end of fiscal 1998, $6.7 million was classified as current and $25.4 million as long-term.

16)  OTHER COMMITMENTS AND CONTINGENCIES

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

Stockton: Periodic debt service on the outstanding project debt ($8 million as of 30 September 1998). Average annual debt service over the next five years is $2 million.

Cambria: Under certain circumstances, if the facility fails to operate as a result of not having fuel available, the outstanding uncollateralized project debt ($117 million as of 30 September 1998). Otherwise, $1 million (escalates from October 1989) annually up to a cumulative total of $17 million.

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

Air Products and an equity affiliate effectively own 48.9% of Bangkok Cogeneration Company. Bangkok Cogeneration Company is constructing a cogeneration facility in Thailand and has entered into restructured agreements providing for financings aggregating approximately $83 million, subject to borrowing caps denominated in Thai baht. Such restructured agreements and the achievement by Bangkok Cogeneration Company of certain milestones have reduced the lenders' recourse against the company to a maximum of $16 million. Commercial operation is expected to occur in the first half of fiscal 1999.

In addition, the company has guaranteed repayment of borrowings of certain domestic and foreign equity affiliates. At year end, these guarantees totaled approximately $64 million.

The company has accrued for certain environmental investigatory and noncapital remediation costs consistent with the policy set forth in Note 1. The potential exposure for such costs is estimated to range from $11 million to a reasonably possible upper exposure of $29 million. The balance sheet at 30 September 1998 includes an accrual of $23 million. The company does not expect that any sums it may have to pay in connection with these environmental matters would have a materially adverse effect on its consolidated financial position or results of operations in any one year.

The company in the normal course of business has commitments, lawsuits, contingent liabilities, and claims. However, the company does not expect that any sum it may have to pay in connection with these matters will have a materially adverse effect on its consolidated financial position or results of operations.

At the end of fiscal 1998, the company had purchase commitments to spend approximately $232 million for additional plant and equipment.

17)  ACQUISITIONS AND DIVESTITURES

In December 1997, the company sold substantially all of its 50% interest in the American Ref-Fuel Company, its former waste-to-energy joint venture with Browning-Ferris Industries, Inc. (BFI), to a limited liability company formed by Duke Energy Power Services and United American Energy Corporation. This transaction provided for the sale of Air Products' interest in American Ref-Fuel's five waste-to-energy facilities for $237 million, and Duke Energy Capital Corporation, the parent company of Duke Energy Power Services, assumed various parental support agreements. The income statement for the year ended 30 September 1998 includes a gain of $62.6 million from this sale ($35.1 million after-tax or $.16 per share).

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

Carburos is a leading supplier of industrial gases in Spain. This transaction was accounted for as a step acquisition purchase, and the results for the year ended 30 September 1997 contained approximately forty-five weeks of consolidated operating results for Carburos. Previously, the company accounted for its investment using the equity method. The company has recorded a total of $212.2 million as cumulative goodwill related to the shares acquired in the three tender offers. The goodwill will be amortized on a straight-line basis over forty years.

In fiscal 1998, the company purchased most of the remaining minority interest in Carburos. The company now owns 99.4% of the outstanding shares of Carburos.

18)  SUBSEQUENT EVENTS

On 1 October 1998, Air Products and Chemicals, Inc. and Wacker-Chemie GmbH formed two joint ventures to consolidate their respective positions in polymer emulsions and redispersible powder polymers businesses. The combined annual sales of the ventures are expected to be approximately $800 million in fiscal 1999. The ventures extend the company's strategy to continue globalization of the chemicals segment by establishing manufacturing and support facilities in key regions.

The polymer emulsions joint venture, Air Products Polymers, L.P. (APP), is headquartered in the United States and has facilities in Germany, Mexico, Korea, and several locations in the United States. Air Products has a 65% interest in the venture, and Wacker-Chemie has a 35% interest. This venture will be fully consolidated into Air Products' financial statements and the Wacker-Chemie interest accounted for as a minority interest. The accounting for this transaction as a business combination requires the Wacker-Chemie assets be written up to estimated fair value, resulting in a gain on the transfer and the addition of goodwill.

The redispersible powders venture, Wacker Polymer Systems (WPS), is headquartered in Germany, with manufacturing facilities in Germany and the United States. Air Products has a 20% interest in this venture and will report the results by the equity accounting method.

Air Products' fiscal 1999 sales are expected to be approximately $110 million higher than would be reported without the ventures. After the Wacker-Chemie minority eliminations, net income in the initial year of operation is expected to be approximately the same as without the ventures.

In October 1998, the company's Board of Directors authorized an Air Products stock repurchase plan of up to 25 million shares. The company expects to purchase between $100 million and $200 million of Air Products shares in fiscal 1999.

19)  SUPPLEMENTARY INFORMATION

Payables, Trade and Other

30 September (Millions of dollars)             1998          1997
----------------------------------------------------------------------
Accounts payable, trade                      $398.0        $468.9
----------------------------------------------------------------------
Outstanding checks payable in excess
of certain cash balances                       23.3          40.2
----------------------------------------------------------------------
Customer advances                              57.4         107.5
----------------------------------------------------------------------
                                             $478.7        $616.6

Accrued Liabilities

30 September (Millions of dollars)             1998          1997
----------------------------------------------------------------------
Accrued payroll and employee benefits        $109.0        $ 98.8
----------------------------------------------------------------------
Accrued interest expense                       45.8          44.7
----------------------------------------------------------------------
Other accrued liabilities                     178.0         172.2
----------------------------------------------------------------------
                                             $332.8        $315.7

Short-Term Borrowings

30 September (Millions of dollars)             1998          1997
----------------------------------------------------------------------
Bank obligations                             $ 28.4       $  20.8
----------------------------------------------------------------------
Commercial paper                              240.2          54.5
----------------------------------------------------------------------
Notes payable--other                            1.5          25.6
----------------------------------------------------------------------
                                             $270.1        $100.9

The weighted average interest rate of short-term commercial paper outstanding as of 30 September 1998 and 1997 was 5.5% and 5.7%, respectively.


Other Income (Expense), Net

(Millions of dollars)                1998         1997       1996
----------------------------------------------------------------------
Interest income                      $5.3       $  6.7     $  7.3
----------------------------------------------------------------------
Foreign exchange                     (8.3)        (5.8)        .3
----------------------------------------------------------------------
Gain on sale of assets
and investments                      18.6         25.1         --
----------------------------------------------------------------------
Impairment loss of
long-lived assets                    (2.2)        (9.9)        --
----------------------------------------------------------------------
Royalty and technology income         2.6          2.7        1.5
----------------------------------------------------------------------
Amortization of intangibles         (16.4)       (14.6)     (10.7)
----------------------------------------------------------------------
Technical aid fees                   11.4         12.8       13.0
----------------------------------------------------------------------
Miscellaneous                         3.8          7.2       14.3
----------------------------------------------------------------------
                                    $14.8        $24.2      $25.7

Additional Income Statement Information

Fiscal 1998 results were increased by net after-tax income of $58.1 million, or $.26 per share, for special items. The components of special items on a before- and after-tax basis were: a gain of $62.6 million ($35.1 million after-tax, or $.16 per share) on the sale of substantially all of the company's 50% interest in the American Ref-Fuel Company; a gain of $28.3 million ($15.4 million after-tax, or $.07 per share) from a power contract restructuring related to an American Ref-Fuel project; and a gain of $12.6 million ($7.6 million after-tax, or $.03 per share) from a cogeneration project contract settlement. Additional details of the divestiture of the American Ref-Fuel Company are included in Note 17.

Fiscal 1996 results include a $66.8 million ($40.7 million after-tax, or $.18 per share) settlement with Bankers Trust Company over losses reported in fiscal 1994 associated with leveraged interest rate swap contracts.

Additional Cash Flow Information

Cash paid for interest and taxes is as follows:

(Millions of dollars)                1998         1997       1996
----------------------------------------------------------------------
Interest
(net of amounts capitalized)       $163.1       $161.5     $116.6
----------------------------------------------------------------------
Taxes
(net of refunds)                    246.2         89.1       98.9
----------------------------------------------------------------------

Significant noncash transactions are as follows:

(Millions of dollars)                1998         1997       1996
----------------------------------------------------------------------
Capital lease additions              $5.7         $3.0       $4.7
----------------------------------------------------------------------
Debt associated with acquisition     10.0          1.1        5.2
----------------------------------------------------------------------

Summary by Quarter

This table summarizes the unaudited results of operations for each quarter of 1998 and 1997:


(Millions of dollars, except per share)                      First      Second       Third      Fourth

1998
---------------------------------------------------------------------------------------------------------
Sales                                                     $1,234.8    $1,208.6    $1,225.3    $1,250.3
---------------------------------------------------------------------------------------------------------
Operating income                                             212.6       206.1       211.3       215.0
---------------------------------------------------------------------------------------------------------
Net income                                                   160.5       120.5       138.1       127.7
---------------------------------------------------------------------------------------------------------
Basic earnings per common share(a)                             .74         .56         .64         .60
---------------------------------------------------------------------------------------------------------
Diluted earnings per common share(a)                           .72         .54         .63         .59
---------------------------------------------------------------------------------------------------------
Dividends per common share(a)                                  .15         .15         .17         .17
---------------------------------------------------------------------------------------------------------
Price per common share:(a)  high                          41 21/32      43 7/8    45 11/32      40 1/8
                            low                            36 3/32    37 27/32     38 9/16      29 3/4
---------------------------------------------------------------------------------------------------------

1997
---------------------------------------------------------------------------------------------------------
Sales                                                     $1,120.9    $1,153.1    $1,150.3    $1,213.5
---------------------------------------------------------------------------------------------------------
Operating income                                             169.4       184.0       192.9       179.1
---------------------------------------------------------------------------------------------------------
Net income                                                    99.9       106.0       116.0       107.4
---------------------------------------------------------------------------------------------------------
Basic earnings per common share(a)                             .45         .48         .53         .49
---------------------------------------------------------------------------------------------------------
Diluted earnings per common share(a)                           .44         .47         .52         .48
---------------------------------------------------------------------------------------------------------
Dividends per common share(a)                                .1375       .1375         .15         .15
---------------------------------------------------------------------------------------------------------
Price per common share:(a) high                            35 5/16    38 13/16    42 13/16    44 13/16
                           low                                  29      33 1/4     33 3/16    39 13/16
---------------------------------------------------------------------------------------------------------


(a)  Adjusted for two-for-one stock split in 1998 (Note 9).

Dividends Graph

Market Price Range per Share Graph

20)  BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

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

The chemical businesses consist of polymer chemicals, performance chemicals, and chemical intermediates. Polymer chemicals include polymer emulsions, pressure-sensitive adhesives, and polyvinyl alcohol. Principal products of performance chemicals are specialty additives, polyurethane additives, and epoxy additives. Principal chemical intermediates are amines and polyurethane intermediates. The company also produces certain industrial chemicals. The end markets for the company's chemical products are extensive, including adhesive, textile, paper, building products, agriculture, and furniture. Principal geographic markets for the company's chemical products are North America, Europe, Asia, Brazil, and Mexico.

The equipment and services segment designs and manufactures cryogenic and gas processing equipment for air separation, gas processing, natural gas liquefaction, and hydrogen purification. The segment also designs and builds systems for recovering gases using membrane technology. The equipment is sold along with a broad range of plant design, engineering, and operating services for the company's power generation and Pure AirTM flue gas treatment facilities. Equipment is sold worldwide to companies involved in chemical and petrochemical manufacturing, oil and gas recovery and processing, power generation, and steel and primary metal production. Equipment is also manufactured for the company's industrial gas business. Another important market, particularly for air separation equipment, is the company's international industrial gas joint ventures.

1998 Sales by Business Segment Graph

1998 Sales by Geography Graph


Business segment information is shown below:

                                                    Industrial                    Equipment    Corporate
(Millions of dollars)                                    Gases     Chemicals   and Services     and Other   Total
---------------------------------------------------------------------------------------------------------------------
1998
---------------------------------------------------------------------------------------------------------------------
Sales                                                 $2,907.5      $1,539.2         $472.3          $--   $4,919.0
---------------------------------------------------------------------------------------------------------------------
Operating income                                         573.1         253.7           73.1        (54.9)     845.0
---------------------------------------------------------------------------------------------------------------------
Equity affiliates' income                                 17.3            .6           17.7          2.4       38.0
---------------------------------------------------------------------------------------------------------------------
Identifiable assets                                    5,117.5       1,530.3          260.9        218.9    7,127.6
--------------------------------------------------------------------------------------------------------------------
Investment in and advances to equity affiliates          322.3           2.4           37.3           --      362.0
---------------------------------------------------------------------------------------------------------------------
Depreciation                                             375.3         105.2            7.5          1.4      489.4
---------------------------------------------------------------------------------------------------------------------
Additions to plant and equipment                         554.9         195.2            5.2         15.6      770.9
---------------------------------------------------------------------------------------------------------------------

1997
----------------------------------------------------------------------------------------------------------------------
Sales                                                 $2,673.9      $1,448.1         $514.6         $1.2   $4,637.8
----------------------------------------------------------------------------------------------------------------------
Operating income                                         515.2         204.2           37.5        (31.5)     725.4
----------------------------------------------------------------------------------------------------------------------
Equity affiliates' income                                 28.5            .4           13.9         23.5       66.3
----------------------------------------------------------------------------------------------------------------------
Identifiable assets                                    4,721.6       1,271.5          440.1        255.2    6,688.4
----------------------------------------------------------------------------------------------------------------------
Investment in and advances to equity affiliates          314.6           2.4           26.0        212.7      555.7
----------------------------------------------------------------------------------------------------------------------
Depreciation                                             347.0         102.7            7.2          2.2      459.1
----------------------------------------------------------------------------------------------------------------------
Additions to plant and equipment                         696.0         152.6            1.7         19.9      870.2
----------------------------------------------------------------------------------------------------------------------

1996
----------------------------------------------------------------------------------------------------------------------
Sales                                                 $2,310.5      $1,362.3         $314.6        $20.3   $4,007.7
----------------------------------------------------------------------------------------------------------------------
Operating income                                         406.7         197.5           32.7        (45.6)     591.3
----------------------------------------------------------------------------------------------------------------------
Equity affiliates' income                                 44.0            .3            8.5         27.9       80.7
----------------------------------------------------------------------------------------------------------------------
Identifiable assets                                    3,923.3       1,225.5          345.6        268.6    5,763.0
----------------------------------------------------------------------------------------------------------------------
Investment in and advances to equity affiliates          524.3           2.6           19.5        213.0      759.4
----------------------------------------------------------------------------------------------------------------------
Depreciation                                             298.1          97.5            6.7          9.8      412.1
----------------------------------------------------------------------------------------------------------------------
Additions to plant and equipment                         745.9         171.7           14.1         19.6      951.3
----------------------------------------------------------------------------------------------------------------------




Notes:Corporate and other operating income includes unallocated corporate expenses and income and foreign exchange gains and losses. Corporate and other identifiable assets include cash and cash items, unallocated administrative facilities, and certain deferred items.

      Identifiable assets exclude the investment in and advances to equity affiliates.

      Sales are to unconsolidated customers. Sales between segments, excluding transfers of products at cost, are not material. Products transferred at cost consist primarily of air separation plants and distribution equipment manufactured by the equipment and services segment for use by the industrial gases segment. These transfers amounted to $387.0 million, $559.0 million, and $636.8 million in 1998, 1997, and 1996, respectively.

Geographic information is presented below:

                                                        United                 Canada and
(Millions of dollars)                                   States      Europe    Latin America     Other      Total
-------------------------------------------------------------------------------------------------------------------
1998
-------------------------------------------------------------------------------------------------------------------
Sales: Industrial Gases                              $1,674.8     $1,065.1         $153.5       $14.1    $2,907.5
-------------------------------------------------------------------------------------------------------------------
       Chemicals                                      1,383.7         78.9           63.1        13.5     1,539.2
-------------------------------------------------------------------------------------------------------------------
       Equipment and Services                           323.0        149.3             --          --       472.3
-------------------------------------------------------------------------------------------------------------------
       Corporate and Other                                 --           --             --          --          --
-------------------------------------------------------------------------------------------------------------------
       Total                                          3,381.5      1,293.3          216.6        27.6     4,919.0
-------------------------------------------------------------------------------------------------------------------
Operating income                                        635.4        192.8           19.9        (3.1)      845.0
-------------------------------------------------------------------------------------------------------------------
Equity affiliates' income                                19.0         15.0           11.2        (7.2)       38.0
-------------------------------------------------------------------------------------------------------------------
Identifiable assets                                   4,265.6      2,302.2          329.7       230.1     7,127.6
-------------------------------------------------------------------------------------------------------------------
Investment in and advances to equity affiliates          57.7        117.0           77.4       109.9       362.0
-------------------------------------------------------------------------------------------------------------------

1997

-------------------------------------------------------------------------------------------------------------------
Sales: Industrial Gases                              $1,589.9     $  939.1         $138.1       $ 6.8    $2,673.9
-------------------------------------------------------------------------------------------------------------------
       Chemicals                                      1,357.7         45.5           33.6        11.3     1,448.1
-------------------------------------------------------------------------------------------------------------------
       Equipment and Services                           320.9        193.7             --          --       514.6
-------------------------------------------------------------------------------------------------------------------
       Corporate and Other                                1.2           --             --          --         1.2
-------------------------------------------------------------------------------------------------------------------
       Total                                          3,269.7      1,178.3          171.7        18.1     4,637.8
-------------------------------------------------------------------------------------------------------------------
Operating income                                        554.3        150.8           20.9        (0.6)      725.4
-------------------------------------------------------------------------------------------------------------------
Equity affiliates' income                                36.5         13.9           11.2         4.7        66.3
-------------------------------------------------------------------------------------------------------------------
Identifiable assets                                   4,164.6      2,033.1          300.4       190.3     6,688.4
-------------------------------------------------------------------------------------------------------------------
Investment in and advances to equity affiliates         256.3         95.7           73.9       129.8       555.7
-------------------------------------------------------------------------------------------------------------------

1996
-------------------------------------------------------------------------------------------------------------------
Sales: Industrial Gases                              $1,477.8     $  697.7         $133.3     $   1.7      $2,310.5
-------------------------------------------------------------------------------------------------------------------
      Chemicals                                       1,282.5         56.3            9.4        14.1     1,362.3
-------------------------------------------------------------------------------------------------------------------
      Equipment and Services                            236.5         78.1             --          --       314.6
-------------------------------------------------------------------------------------------------------------------
      Corporate and Other                                20.3           --             --          --        20.3
-------------------------------------------------------------------------------------------------------------------
      Total                                           3,017.1        832.1          142.7        15.8     4,007.7
-------------------------------------------------------------------------------------------------------------------
Operating income                                        460.8        115.5           14.5         0.5       591.3
-------------------------------------------------------------------------------------------------------------------
Equity affiliates' income                                35.5         24.0            7.9        13.3        80.7
-------------------------------------------------------------------------------------------------------------------
Identifiable assets                                   3,992.7      1,411.8          224.4       134.1     5,763.0
-------------------------------------------------------------------------------------------------------------------
Investment in and advances to equity affiliates         249.9        324.3           71.0       114.2       759.4
-------------------------------------------------------------------------------------------------------------------

Notes: Included in United States sales are export sales to unconsolidated customers of $649.6 million in 1998, $570.7 million in 1997, and $459.0 million in 1996. The Europe segment operates principally in the United Kingdom, France, Germany, Netherlands, Spain, and Belgium. Equity affiliates' income and investment in and advances to equity affiliates included under Other relates to the company's equity affiliates in Asia and South Africa.



ELEVEN-YEAR SUMMARY OF SELECTED FINANCIAL DATA

(Millions of dollars, except per share)                                       1998         1997          1996
-------------------------------------------------------------------------------------------------------------------
Operating Results
-------------------------------------------------------------------------------------------------------------------
      Sales                                                                 $4,919       $4,638        $4,008
-------------------------------------------------------------------------------------------------------------------
      Cost of sales                                                          2,857        2,772         2,408
-------------------------------------------------------------------------------------------------------------------
      Selling, distribution, and administrative                              1,120        1,051           920
-------------------------------------------------------------------------------------------------------------------
      Research and development                                                 112          114           114
-------------------------------------------------------------------------------------------------------------------
      Workforce reduction and asset write-downs                                 --           --            --
-------------------------------------------------------------------------------------------------------------------
      Operating income                                                         845          725           591
-------------------------------------------------------------------------------------------------------------------
      Equity affiliates' income(a)                                              38           66            80
-------------------------------------------------------------------------------------------------------------------
      (Settlement)/Loss on leveraged interest rate swaps                        --           --           (67)
-------------------------------------------------------------------------------------------------------------------
      Interest expense                                                         163          161           129
-------------------------------------------------------------------------------------------------------------------
      Income taxes                                                             277          201           193
-------------------------------------------------------------------------------------------------------------------
      Income from continuing operations                                        547          429           416(b)
-------------------------------------------------------------------------------------------------------------------
      Net income                                                               547          429           416(b)
-------------------------------------------------------------------------------------------------------------------
      Basic Earnings per common share:(g)   Continuing operations             2.54         1.95          1.86(b)
-------------------------------------------------------------------------------------------------------------------
                                            Net income                        2.54         1.95          1.86(b)
-------------------------------------------------------------------------------------------------------------------
      Diluted Earnings per common share:(g) Continuing operations             2.48         1.91          1.83
-------------------------------------------------------------------------------------------------------------------
                                            Net income                        2.48         1.91          1.83
-------------------------------------------------------------------------------------------------------------------
Year-End Financial Position
-------------------------------------------------------------------------------------------------------------------
      Plant and equipment, at cost                                          $9,490       $8,727        $8,103
-------------------------------------------------------------------------------------------------------------------
      Total assets                                                           7,490        7,244         6,522
-------------------------------------------------------------------------------------------------------------------
      Working capital                                                          376          500           111
-------------------------------------------------------------------------------------------------------------------
      Long-term debt                                                         2,274        2,292         1,739
-------------------------------------------------------------------------------------------------------------------
      Shareholders' equity                                                   2,667        2,648         2,574
-------------------------------------------------------------------------------------------------------------------
Financial Ratios
-------------------------------------------------------------------------------------------------------------------
      Return on sales(h)                                                      11.1%         9.3%         10.4%
-------------------------------------------------------------------------------------------------------------------
      Return on average shareholders' equity(h)                               20.8%        16.6%         16.6%
-------------------------------------------------------------------------------------------------------------------
      Total debt to sum of total debt and shareholders' equity(i)             50.3%        48.2%         46.0%
-------------------------------------------------------------------------------------------------------------------
      Cash provided by operations to average total debt(i)                    38.6%        40.9%         38.5%
-------------------------------------------------------------------------------------------------------------------
      Interest coverage ratio                                                  5.5          4.4           5.1
-------------------------------------------------------------------------------------------------------------------
Other Data
-------------------------------------------------------------------------------------------------------------------
      For the year: Depreciation                                              $489         $459          $412
-------------------------------------------------------------------------------------------------------------------
                    Capital expenditures(k)                                  1,001        1,222         1,164
-------------------------------------------------------------------------------------------------------------------
                    Cash dividends per common share(g)                         .64          .58           .53
-------------------------------------------------------------------------------------------------------------------
                    Market price range per common share(g)                   45-29        44-29         30-24
-------------------------------------------------------------------------------------------------------------------
                    Average common shares outstanding (millions)               216          220           223
-------------------------------------------------------------------------------------------------------------------
                    Average common shares and common stock equivalent
                    shares outstanding (millions)                              220          225           227
-------------------------------------------------------------------------------------------------------------------
      At year end:  Book value per common share(g)                           12.61        12.05         11.65
-------------------------------------------------------------------------------------------------------------------
                    Shareholders                                            11,500       11,200        11,700
-------------------------------------------------------------------------------------------------------------------
                    Employees                                               16,700       16,400        15,200
-------------------------------------------------------------------------------------------------------------------

(a) Includes related expenses and gain on sale of investment in equity affiliates. Excludes the gain on the sale of the American Ref-Fuel Company in 1998.

(b) Includes an after-tax gain of $41 million, or $.18 per share, from a settlement associated with leveraged interest rate swap contracts.

(c) Includes a charge of $75 million, or $.33 per share, for a loss on certain derivative contracts.

(d) Includes a charge of $76 million, or $.34 per share, for workforce reduction and asset write-downs.

(e) Includes a charge of $75 million, or $.33 per share, for a loss on certain derivative contracts and a net gain of $14 million, or $.06 per share, for the cumulative effect of accounting changes.

(f) Net income for fiscal 1992 includes an extraordinary charge of $6 million, or $.03 per share, for the early retirement of debt.


            1995          1994         1993         1992         1991         1990         1989          1988
-------------------------------------------------------------------------------------------------------------------

          $3,865        $3,485       $3,328       $3,217       $2,931       $2,895       $2,642        $2,432
-------------------------------------------------------------------------------------------------------------------
           2,317         2,112        2,030        1,937        1,755        1,775        1,601         1,452
-------------------------------------------------------------------------------------------------------------------
             869           789          744          724          686          659          610           545
-------------------------------------------------------------------------------------------------------------------
             103            97           92           85           80           72           71            72
-------------------------------------------------------------------------------------------------------------------
              --            --          120           --           --           --           --            --
-------------------------------------------------------------------------------------------------------------------
             602           486          369          481          435          399          382           374
-------------------------------------------------------------------------------------------------------------------
              51            28           13           16           13           17            9           (8)
-------------------------------------------------------------------------------------------------------------------
              --           107           --           --           --           --           --            --
-------------------------------------------------------------------------------------------------------------------
             100            81           81           90           86           83           73            65
-------------------------------------------------------------------------------------------------------------------
             185            92          100          130          113          103           96            87
-------------------------------------------------------------------------------------------------------------------
             368           234(c)       201(d)       277          249          230          222           214
-------------------------------------------------------------------------------------------------------------------
             368           248(e)       201(d)       271(f)       249          230          222           214
-------------------------------------------------------------------------------------------------------------------
            1.64          1.03(c)       .88(d)      1.23         1.11         1.04         1.01           .97
-------------------------------------------------------------------------------------------------------------------
            1.64          1.09(e)       .88(d)      1.20(f)      1.11         1.04         1.01           .97
-------------------------------------------------------------------------------------------------------------------
            1.62          1.01          .87         1.20         1.09         1.02          .99           .95
-------------------------------------------------------------------------------------------------------------------
            1.62          1.07          .87         1.17         1.09         1.02          .99           .95
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
          $7,350        $6,520       $5,953       $5,785       $5,332       $5,010       $4,442        $4,085
-------------------------------------------------------------------------------------------------------------------
           5,816         5,036        4,761        4,492        4,228        3,900        3,366         3,000
-------------------------------------------------------------------------------------------------------------------
              21           101          322          279          117          214          262           110
-------------------------------------------------------------------------------------------------------------------
           1,194           923        1,016          956          945          954          854           668
-------------------------------------------------------------------------------------------------------------------
           2,398         2,206        2,102        2,098        1,841        1,688        1,445         1,272
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
             9.5%          6.7%         6.0%         8.6%         8.5%         7.9%         8.4%          8.8%
-------------------------------------------------------------------------------------------------------------------
            16.1%         10.9%         9.6%        14.0%        14.1%        14.7%        16.4%         17.6%
-------------------------------------------------------------------------------------------------------------------
            41.2%         36.0%        37.3%        33.9%        38.1%        38.5%        38.4%         37.6%
-------------------------------------------------------------------------------------------------------------------
            48.6%         59.5%        50.3%        52.7%        57.7%        52.7%        53.7%         65.4%
-------------------------------------------------------------------------------------------------------------------
             5.5           4.5          4.4          5.4          4.2          4.2          4.6           4.9
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
            $382          $353         $346(j)      $340         $319         $303         $281          $258
-------------------------------------------------------------------------------------------------------------------
             969           655          666          485          657          621          562           556
-------------------------------------------------------------------------------------------------------------------
             .51           .47          .45          .41          .38          .35          .32           .28
-------------------------------------------------------------------------------------------------------------------
           29-21         25-19        25-18        25-15        18-10        15-11         12-9          13-7
-------------------------------------------------------------------------------------------------------------------
             224           227          228          226          224          222          220           219
-------------------------------------------------------------------------------------------------------------------

             228           231          232          231          228          226          224           225
-------------------------------------------------------------------------------------------------------------------
           10.74          9.73         9.21         9.25         8.20         7.58         6.56          5.80
-------------------------------------------------------------------------------------------------------------------
          11,800        11,900       11,800       11,100       10,900       11,100       11,400        11,900
-------------------------------------------------------------------------------------------------------------------
          14,800        14,100       15,300       14,500       14,600       14,000       14,100        13,300
-------------------------------------------------------------------------------------------------------------------

(g) Data per common share are based on the average number of shares outstanding during each year retroactively restated to reflect a two-for-one stock split in 1998 and 1992, except for book value per common share, which is based on the number of shares outstanding at the end of each year retroactively restated.

(h)  Financial ratios were calculated using income from continuing operations.

(i) Total debt includes long-term debt, current portion of long-term debt, and short-term borrowings as of the end of the year.

(j) Depreciation expense in 1993 excludes $56 million associated with asset write-downs.

(k) Capital expenditures include additions to plant and equipment, investment in and advances to unconsolidated affiliates, acquisitions, and capital lease additions.