Form 10-K405, Exhibit 13
period 1999-09-30
AIR PRODUCTS & CHEMICALS INC /DE/
filed 1999-12-16
CIK 2969

MANAGEMENT'S DISCUSSION AND ANALYSIS

MAJOR FACTORS AFFECTING EARNINGS

Major factors affecting comparison of earnings per share between 1999 and 1998 were:

o  Lower equipment segment activity

o  Increased equity affiliates' income

o  Productivity gains continue to enhance operating results

o Chemicals margins decline due to Asian economy secondary impacts, higher raw material prices, and customer outage

o  Continued pricing pressure in gases

o Prior year gain of $.26 per share from American Ref-Fuel sale and contract settlements

RESULTS OF OPERATIONS

Consolidated

(millions of dollars, except per share)  1999         1998           1997
---------------------------------------------------------------------------
Sales                                $5,020.1     $4,919.0       $4,637.8
---------------------------------------------------------------------------
Operating income                        724.7       845.7           726.1
---------------------------------------------------------------------------
Equity affiliates' income                61.5        38.0            66.3
---------------------------------------------------------------------------
Net income                              450.5       546.8           429.3
---------------------------------------------------------------------------
Basic earnings per share                 2.12        2.54            1.95
---------------------------------------------------------------------------
Diluted earnings per share               2.09        2.48            1.91
---------------------------------------------------------------------------

The results of 1999, 1998, and 1997 included the effects of special items. These items should be considered in the comparison of the annual results.

     TWO GRAPHS APPEAR HERE SIDE-BY-SIDE INDICATING SALES (IN BILLIONS OF DOLLARS) AND OPERATING INCOME (IN MILLIONS OF DOLLARS), RESPECTIVELY FOR FISCAL YEARS 95, 96, 97, 98 AND 99.

Fiscal 1999 results included several special items which essentially offset at the net income and earnings per share level. The components of special items on a before- and after-tax basis were: a gain of $34.9 million ($23.6 million after-tax, or $.11 per share) on the partial sale of assets related to the formation of Air Products Polymers (a 65% majority-owned venture with Wacker-Chemie GmbH); expense of $34.2 million ($21.9 million after-tax, or $.10 per share) related to the global cost reduction programs; expense of $10.3 million ($6.4 million after-tax, or $.03 per share) related to chemicals facility closure costs; and a gain of $7.0 million ($4.4 million after-tax, or $.02 per share) from a gain on foreign currency options from the expected BOC acquisition, net of preacquisition expenses. Additional details on the formation of Air Products Polymers and The BOC Group plc ("BOC") acquisition are included in Notes 17 and 18 to the consolidated financial statements, respectively.

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

Fiscal 1997 results were increased by net after-tax income of $1.6 million, or $.01 per share, for special items. The components of special items on a before- and after-tax basis were: a gain of $9.5 million ($5.9 million after-tax, or $.03 per share) on the sale of the landfill gas recovery business; a gain of $7.3 million ($4.5 million after-tax, or $.02 per share) on the partial sale of the cost basis Daido Hoxan investment; an impairment loss of $9.3 million ($6.0 million after-tax, or $.03 per share) in the chemicals release agent business; and a loss of $4.8 million ($2.8 million after-tax, or $.01 per share) from debt refinancing by an equity affiliate.

Exclusive of Special Items

(millions of dollars, except per share)    1999         1998          1997
----------------------------------------------------------------------------
Sales                                  $5,020.1     $4,919.0      $4,637.8
----------------------------------------------------------------------------
Operating income                          769.2        845.7         718.6
----------------------------------------------------------------------------
Equity affiliates' income                  61.5         38.0          71.1
----------------------------------------------------------------------------
Net income                                450.8        488.7         427.7
----------------------------------------------------------------------------
Basic earnings per share                   2.12         2.28          1.94
----------------------------------------------------------------------------
Diluted earnings per share                 2.09         2.22          1.90
----------------------------------------------------------------------------

The company achieved record sales of $5,020.1 million in fiscal 1999, while net income and diluted earnings per share declined. Sales increased 2%, or $101.1 million over the $4,919.0 million reported in fiscal 1998. Operating income, excluding special items, was down $76.5 million, a 9% decrease. Equity affiliates' income increased to $61.5 million from $38.0 million in fiscal 1998. The resulting diluted earnings per share was $2.09, a $.13 decline, or 6%.

Consolidated sales grew 2%, primarily as a result of growth in chemicals and gases outside North America. Chemicals businesses experienced volume gains as a result of the new emulsions venture with Wacker-Chemie GmbH and prior year acquisitions. Lower prices in both gases and chemicals had an unfavorable impact on sales growth. The equipment segment sales were lower than the strong prior year sales. The impact of foreign currency changes was not significant.

Operating income, excluding special items, decreased $76.5 million, or 9%, from the prior year. Lower project activity in the equipment segment was a major contributor to the decline. Operating income was also unfavorably impacted by the margin decline in the chemicals segment, as prices declined in several key markets while raw material costs increased. There were additional costs associated with new capacity brought onstream, and some major customers experienced facility outages and operating problems. Weakened gases sales in the electronics and metals markets combined with ongoing pricing declines unfavorably impacted operating income.

Equity affiliates' income increased due to the addition of the redispersible powders venture formed with Wacker-Chemie GmbH, unfavorable foreign exchange impacts in the prior year, and improved performance at several affiliates.

Sales of $4,919.0 million in fiscal 1998 were 6% above the $4,637.8 million reported in fiscal 1997. Operating income, excluding special items, of $845.7 million was up $127.1 million, an 18% increase. Equity affiliates' income, excluding special items, declined to $38.0 million from $71.1 million in 1997. The resulting diluted earnings per share, excluding special items, was $2.22, a $.32 increase or 17%. The record diluted earnings per share, excluding special items, was obtained in spite of an unfavorable year-to-year currency and exchange impact of $.10. The results also overcame a $.06 per share impact from the loss of earnings of the divested American Ref-Fuel business.

Total sales in fiscal 1998 increased 6%, net of a 1% unfavorable currency impact. Sales growth in the gases and chemicals segments was due to broad-based volume growth that was tempered by pricing pressure. Sales in the equipment segment declined 8% from fiscal 1997. Volume growth in industrial gases and chemicals coupled with continuing productivity gains and a favorable product mix in the equipment business produced an 18% improvement in consolidated operating income, exclusive of special items. Equity affiliates' income declined primarily due to the divestiture of the American Ref-Fuel Company and the unfavorable business environment in Asia.

Segment Analysis

A description of the products and services and markets for each of the business segments is included in Note 20 to the consolidated financial statements.

The company adopted Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosure about Segments of an Enterprise and Related Information," effective as of the end of fiscal year 1999. The primary change is that the power generation and Pure Air(TM) businesses moved to the gases segment from the equipment segment. The segment results for fiscal years 1998 and 1997 have been restated to reflect these changes.

Gases

(millions of dollars)                        1999         1998         1997
-----------------------------------------------------------------------------
Sales                                    $2,996.4     $2,950.1      $2,719.4
-----------------------------------------------------------------------------
Operating income                            521.9        565.0         500.1
-----------------------------------------------------------------------------
Operating income - excluding special items  548.9        565.0         492.8
-----------------------------------------------------------------------------
Equity affiliates' income                    46.8         33.3          41.8
-----------------------------------------------------------------------------

Sales of $2,996.4 million in fiscal 1999 increased 2%, or $46.3 million over fiscal 1998. Newly consolidated Asian entities contributed $27.0 million of the sales growth. Unfavorable currency impacts reduced year-to-year growth by slightly less than 1%.


Overall gases volumes grew modestly, reflecting weak manufacturing activity in North America and Northern Europe. LOX/LIN volumes including non-cryo were up approximately 2% in North America and 8% in Europe. In the United States, depressed conditions in the metals and electronics markets offset growth in several other end use markets. Packaged gases volumes grew 6% in the United States, with a 3% increase in same-store sales and 3% growth from acquisitions. In Europe, packaged gases sales growth was 3%. Pricing in the LOX/LIN component of merchant gases was down about 2% in both North America and Europe, with overall pricing experiencing continued competitive pressure. Tonnage gases volume remained flat in North America due to weak steel demand. Tonnage gases volume in Europe increased 4% as a result of loading at the Rotterdam complex.

Operating income decreased $43.1 million to $521.9 million, or 8%. Excluding the $27.0 million charge for the global cost reduction, operating income declined $16.l million to $548.9 million, or 3%, down from the prior year. Operating margin for the fiscal year, excluding the special item, was 18.3%, down from 19.2% in the prior year. The operating margin decline is mainly due to geographic mix, lower volumes to steel customers, a weak electronics market, and competitive pricing pressure, partially offset by cost reduction efforts.

Equity affiliates' income increased $13.5 million to $46.8 million, or 41%. This increase is due to unfavorable foreign exchange effects in the prior year combined with improving performance at several affiliates, particularly Korea and Mexico.

Sales of $2,950.1 million in fiscal 1998 increased 8%, or $230.7 million from fiscal 1997 reported sales. Unfavorable currency impacts reduced year-to-year growth by 2%.

Merchant gases volumes grew 7% in both the United States and Europe. The volume growth impact on sales was tempered by lower pricing for merchant products in the United States and Europe of 3% and 2%, respectively. Tonnage gases volume increased 18% in Europe, driven by loading of new facilities serving the chemicals process industry. Domestic tonnage gases were essentially flat year-to-year. Asset management efforts and continuing productivity gains combined with the favorable volume growth to increase both total operating income and the operating margin. Operating income, excluding special items, of $565.0 million was up $72.2 million, or 15%. The operating margin increased from 18.1% in fiscal 1997 to 19.2% in fiscal 1998.

Equity affiliates' income of $33.3 million declined $8.5 million in fiscal 1998, primarily due to unfavorable business conditions in Asia. Total currency and exchange effects reduced equity affiliates' income approximately $10.5 million. Favorable performance and lower overheads in the power generation business resulted in a $2.7 million increase in equity affiliates' income for 1998.

Chemicals

(millions of dollars)                        1999         1998         1997
-----------------------------------------------------------------------------
Sales                                    $1,657.4     $1,539.2     $1,448.1
-----------------------------------------------------------------------------
Operating income                            193.7        247.2        198.3
-----------------------------------------------------------------------------
Operating income - excluding special items  208.0        247.2        207.6
-----------------------------------------------------------------------------
Equity affiliates' income                    12.4           .6           .4
------------------------------------------------------------------------------

Sales in fiscal 1999 increased 8%, or $118.2 million, to $1,657.4 million. Operating income declined $53.5 million to $193.7 million. Excluding the impact of global cost reduction efforts and a facility closure expense, operating income was $208.0 million, down 16% or $39.2 million. Overall volume grew 10%, with 7% of the growth primarily from a new emulsions venture with Wacker-Chemie GmbH. Amines and polyvinyl alcohol volumes declined from the strong levels of fiscal 1998. The impact of the Imperial Chemicals Industries (ICI) methylamines acquisition in the prior year also contributed to sales growth. Prices in the emulsions business declined in fiscal 1999, while raw material costs increased over the year, resulting in a declining margin. Pricing declines in methylamines and polyvinyl alcohol resulted largely from impacts of the Asian economy. Currency and exchange-related effects were not significant to the change in sales or operating income in fiscal 1999. The operating income decrease was due to price declines combined with raw material cost increases, increased costs of new capacity additions, and customer facility outages and operating difficulties. Operating margin in fiscal 1999, excluding special items, was 12.5% compared to 16.1% in the prior year.

Equity affiliates' income increased $11.8 million to $12.4 million. This increase reflects the company's 20% interest in the redispersible powders venture formed with Wacker-Chemie GmbH in October 1998.

Sales in 1998 increased 6%, or $91.1 million, to $1,539.2 million. Operating income increased 25%, or $48.9 million, to $247.2 million. Fiscal 1997 results included a $9.3 million asset impairment loss in the release agents business (sold in the second quarter of fiscal 1997). Excluding this loss, operating income increased $39.6 million, to $247.2 million, or 19%. The sales increase was due to volume gains in most businesses, with overall volume up 10%. Growth in amines led the overall volume growth due to strong base customer demand and the impact of the ICI methyl and higher amines acquisitions. The volume growth was tempered by lower polyvinyl alcohol margins and lower methanol and ammonia product prices and margins. Operating income was favorably impacted by productivity gains. Currency and exchange effects reduced sales growth by 1% and operating income growth by 3% in fiscal 1998. Operating margin in fiscal 1998 was 16.1%, compared with 14.3% in fiscal 1997, excluding the asset impairment charge. Equity affiliates' income increased $.2 million in fiscal 1998.

Equipment

(millions of dollars)                        1999       1998         1997
----------------------------------------------------------------------------
Sales                                      $366.3     $429.7       $469.1
----------------------------------------------------------------------------
Operating income                             34.7       59.2         30.0
----------------------------------------------------------------------------
Operating income - excluding special items   37.4       59.2         30.0
----------------------------------------------------------------------------
Equity affiliates' income                     1.6        1.9           .8
----------------------------------------------------------------------------

Sales declined $63.4 million to $366.3 million from $429.7 million in fiscal 1998. Operating income decreased $24.5 million to $34.7 million. Excluding the impact of the global cost reduction effort, operating income declined $21.8 million, or 37%, to $37.4 million. The decrease in sales and operating income was due to lower project activity in most areas, particularly natural gas liquefaction equipment. Sales backlog for the equipment segment declined to $175 million at 30 September 1999, compared to $302 million at 30 September 1998. It is expected that $136 million of the backlog will be completed during fiscal 2000.

During fiscal year 1998, sales decreased $39.4 million due to lower project activity, primarily in the company's gas separation business. Operating income increased $29.2 million to $59.2 million. The increase in operating income was a result of improved project performance and a more profitable project mix, including higher natural gas liquefaction equipment sales. Sales backlog for the equipment segment declined slightly to $302 million at 30 September 1998, compared with $310 million at 30 September 1997.


Other Businesses

Other businesses includes the equity investment in the American Ref-Fuel business sold in December 1997 and the landfill gas business sold in November 1996.

(millions of dollars)                              1999     1998       1997
-----------------------------------------------------------------------------
Sales                                              $--      $--       $1.2
-----------------------------------------------------------------------------
Operating income                                    .5       .7        9.7
-----------------------------------------------------------------------------
Operating income - excluding special items          .5       .7         .2
-----------------------------------------------------------------------------
Equity affiliates' income                           .7      2.2       23.3
-----------------------------------------------------------------------------
Equity affiliates' income - excluding special items .7      2.2       28.1
-----------------------------------------------------------------------------

Sales in fiscal 1997 were related to the landfill gas business sold in November 1996. Operating income in fiscal year 1997 included a gain of $9.5 million, related to the sale of the landfill gas business. Equity affiliates' income declined significantly following the sale of American Ref-Fuel in December 1997. Equity affiliates' income in 1997 included an expense of $4.8 million related to a joint venture debt refinancing.

BOC Transaction

In July 1999, the company and L'Air Liquide S.A. ("Air Liquide") of France agreed to the terms of a recommended offer under which they would acquire BOC, the leading British industrial gases company, for UK(pound)14.60 per share in cash, or a total of approximately

UK(pound)7.2 billion. Air Products has a UK(pound)3,950.0 million credit agreement to provide backup for commercial paper or direct funding for its 50% share of the offer price. Fees incurred to secure this credit agreement have been deferred and will be amortized on a straight-line basis over the term of the arrangement. The offer will formally commence in the United Kingdom and the United States upon receipt of the necessary regulatory clearances, which are expected in the first quarter of calendar year 2000.

The company expects the transaction will be included in the company's financial results for approximately six months of fiscal 2000. Due to the joint control with Air Liquide, the operations will initially be accounted for under the equity method. As the company gains control and ownership of approximately one-half of the BOC assets expected to be allocated to it, the operations will be accounted for as consolidated entities. Excluding transaction and integration charges, the impact of the transaction is expected to be modestly accretive to earnings per share before goodwill amortization and approximately 10% dilutive to reported earnings per share after goodwill amortization.

As of 30 September 1999, the company entered into purchased currency options contracts for approximately UK(pound)1.7 billion. These options expire in fiscal year 2000. Subsequent to 30 September 1999, the company entered into additional purchased options and option combination contracts with a gross notional value of approximately UK(pound)4.0 billion to further hedge the proposed acquisition. The net impact of the option contracts entered to date (after adjusting for the tax impact of the hedge placed) is a hedge of approximately UK(pound)2.2 billion of the company's UK(pound)3.6 billion share of the purchase price. The company will record gains and losses associated with changes in the market value of these options and purchased option combination contracts currently in earnings since hedge accounting may not be applied to instruments which are used to hedge the cost of a business combination. The results for the twelve months ended 30 September 1999 include a net gain of $7.0 million ($4.4 million after-tax, or $.02 per share) from these currency options, net of preacquisition expenses.

Interest Expense

(millions of dollars)                    1999        1998        1997
-----------------------------------------------------------------------------
Interest incurred                      $181.2      $178.5      $180.4
  Less: Interest capitalized             22.1        15.7        19.1
-----------------------------------------------------------------------------
Interest expense                       $159.1      $162.8      $161.3
-----------------------------------------------------------------------------

Interest expense in fiscal 1999 decreased $3.7 million. Higher capitalized interest and lower rates more than offset the unfavorable impact of higher average debt. Fiscal 1998 interest increased a nominal $1.5 million over the prior year. A lower level of capitalized interest was partially offset by a slightly lower interest rate. Average debt outstanding in fiscal year 1998 was essentially the same as the prior year.

Income Taxes

                                                1999        1998        1997
-------------------------------------------------------------------------------
Effective tax rate                              31.1%       33.6%       31.9%
-------------------------------------------------------------------------------
Effective tax rate - excluding special items    31.3%       32.2%       31.9%
-------------------------------------------------------------------------------

The effective tax rate in fiscal 1999 was 31.1%, after minority interest. The rate excluding special items was 31.3%. The adjusted rate in 1999 decreased .9% from the rate in 1998, excluding the higher tax rate impact on the sale of the American Ref-Fuel Company and two power contract gains. The decrease was essentially due to higher after-tax equity affiliates' income. The effective reported tax rate in 1998 was 33.6%. Excluding the higher tax rate on the sale of the American Ref-Fuel Company and two power contract gains, the rate was 32.2%, or .3% over fiscal 1997.


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

The amounts charged to earnings on an after-tax basis related to environmental protection totaled $27.2 million, $23.5 million, and $25.7 million for 1999, 1998, and 1997, respectively. These amounts represent an estimate of expenses for compliance with environmental laws, as well as remedial activities, and costs incurred to meet internal company standards. Such costs are estimated to be approximately $28 million in 2000 and $29 million in 2001.

Although precise amounts are difficult to define, the company estimates that in fiscal 1999 it spent approximately $7 million on capital projects to control pollution (including expenditures associated with new plants) versus $10 million in 1998. Capital expenditures to control pollution in future years are estimated at $11 million in 2000 and $10 million in 2001.

It is the company's policy to accrue environmental investigatory and noncapital remediation costs for identified sites when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. The potential exposure for such costs is estimated to range from $10 million to a reasonably possible upper exposure of $26 million. The balance sheet at 30 September 1999 included an accrual of $19.4 million. At 30 September 1998, the balance sheet accrual was $23.4 million.

In addition to the environmental exposures discussed in the preceding paragraph, there will be spending at a company-owned manufacturing site where the company is undertaking RCRA corrective action remediation. The company estimates capital costs to implement the anticipated remedial program will range from $23-$30 million. Spending was $7.5 million through fiscal 1999 and is estimated at $10 million for fiscal 2000 and $1 million for fiscal 2001. Operating and maintenance expenses associated with continuing the remedial program were minimal in fiscal 1999 and are estimated at $1 million a year beginning in fiscal 2000 and will continue for an estimated period of up to 30 years. A former owner and operator at the site has agreed to reimburse the company 20% of the costs incurred in the remediation. Reimbursement of $2.2 million was received in fiscal 1999 and is estimated at $2 million for fiscal 2000 and $1 million for fiscal 2001. In fiscal 1999, an insurance recovery related to this environmental site was received in the amount of $7.7 million. The cost estimates have not been reduced by the value of such reimbursements.

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

Liquidity, Capital Resources, and Other Financial Data

Air Products maintained a solid financial condition throughout fiscal 1999. Cash flow from operations, supplemented with proceeds from a modest amount of debt financing, provided funding for the company's capital spending program. Cash flow from operations and financing activities will meet liquidity needs for the foreseeable future. The company's long-term debt and commercial paper are rated A/A3 and A-1/P-2, respectively. Moody's lowered their ratings from A2/P-1 to A3/P-2 in anticipation of the BOC acquisition.

Cash Flow Graph
Total Capital Graph

Capital Expenditures

Capital expenditures in fiscal 1999 totaled $1,114.6 million, an 11% increase over the 1998 level. Additions to plant and equipment and acquisitions in fiscal 1999 were largely in support of worldwide expansion of the gas business. Acquisitions in 1998 included $108.4 million for the ICI methylamines and derivatives businesses in the chemicals group. Acquisitions in 1997 included $288.4 million for the third stage of the acquisition of Carburos Metalicos. Investments in equity affiliates in fiscal 1999 included $52.0 million in INOX, an Indian industrial gases company, and $53.0 million in a joint venture with Wacker-Chemie.


(millions of dollars)                    1999         1998          1997
----------------------------------------------------------------------------
Additions to plant and equipment      $ 888.9      $ 770.9       $ 870.2
----------------------------------------------------------------------------
Investments in and advances to
unconsolidated affiliates               116.8         31.9          47.2
----------------------------------------------------------------------------
Acquisitions                             90.4        192.2         301.2
----------------------------------------------------------------------------
Capital leases                           18.5          5.7           3.0
----------------------------------------------------------------------------
Total                                $1,114.6     $1,000.7      $1,221.6

The joint acquisition of BOC by Air Products and Air Liquide is expected to close in mid-fiscal 2000 at a cost of approximately $6 billion to Air Products. Other capital expenditures are expected to be approximately $1.2 billion in fiscal 2000. Bridge financing for the acquisition will be in the form of commercial paper backed by a committed bank facility that has been executed or direct borrowings against the facility. It is anticipated the permanent financing will be accomplished by a combination of debt and equity. The other expenditures will be funded with cash from operations supplemented with proceeds from financing activities.

Financing and Capital Structure

Capital needs in fiscal 1999 were satisfied with cash from operations and additional borrowings. At year end, total debt as a percentage of debt plus equity was 49% as compared to 50% at the end of fiscal 1998.

Long-term debt financings in fiscal 1999 totaled $119.5 million and included three separate borrowings in different currencies (U.S. dollar, British Pound Sterling, and Euros). All are floating rate and terms range from five to thirty-five years.

At year end, $363.0 million of commercial paper was outstanding compared to $320.7 million at the end of fiscal 1998.

Substantial credit facilities are maintained to provide backup funding for commercial paper and to ensure availability of adequate resources for corporate liquidity. At 30 September 1999, the company's revolving credit commitments amounted to $600 million, with funding available in 13 currencies. No borrowings were outstanding at the end of fiscal 1999. Additional commitments totaling $94.4 million are maintained by the company's foreign subsidiaries, of which $17.8 million was outstanding at year end. Subsequent to the end of fiscal 1999, the company added an additional $300 million revolving credit commitment.

During 1999, a bank credit facility was executed to ensure the availability of funding to finance the anticipated acquisition of BOC. The facility consists of two tranches: a 364-day (subject to an additional 364-day term out option under certain circumstances) UK (pound)3,950.0 million tranche to fund the acquisition and a five-year $800 million tranche to replace the company's existing revolving credit facilities. Interest rates are based on LIBOR plus a spread which is a function of the company's long-term credit ratings. The agreement includes certain financial covenants and other restrictions, including restrictions pertaining to the ability to create property liens and enter into certain sale and leaseback transactions. Funds are not available under this credit facility until the offer for BOC shares is declared unconditional.

During fiscal 1999, the company purchased 620,000 of its outstanding shares at a cost of $24.6 million. In fiscal 1999, the share repurchase program was suspended due to the proposed acquisition of BOC.

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

The company, in management of its exposure to fluctuations in foreign currency exchange rates, has entered into a variety of foreign exchange contracts, including forward, option combination, and purchased option contracts. These agreements generally involve the exchange of one currency for a second currency at some future date. The company enters into forward exchange and option combination contracts to reduce the exposure to foreign currency fluctuations associated with certain monetary assets and liabilities, as well as certain firm commitments and highly anticipated cash flows. Forward exchange contracts are also used to hedge the value of investments in certain foreign subsidiaries and affiliates by creating a liability in a currency in which the company has a net equity position. The company is also party to purchased option contracts which, if exercised, involve the sale or purchase of foreign currency at a fixed exchange rate for a specified period of time. These contracts are used to hedge firm commitments and certain highly anticipated cash flows, including export sales transactions. Additionally, certain currency option contracts have been executed to hedge the proposed acquisition of BOC.

Additional details on these and other financial instruments are set forth in Notes 3, 5, 6, and 18 to the consolidated financial statements and in the Financial Instrument Sensitivity Analysis.

Working Capital

Working capital at 30 September 1999 (excluding cash and cash items, short-term borrowings, and current portion of long-term debt) was $743.6 million, up
$5.8 million over the prior year. Excluding the impact of the currency options related to the BOC transaction and deferred financing expenses, working capital was down slightly, or $28.3 million.

Working capital at 30 September 1998 was $737.8 million, up $114.2 million over the $623.6 million at the end of fiscal 1997. The increase was driven by a $70.9 million lower accounts payable and a $42.1 million increase in inventories that included the impact of several small acquisitions.

Dividends and Stock Split

The Board of Directors in May 1999 also increased the quarterly cash dividend 6%, from 17.0 cents per share to 18.0 cents per share. Dividends are declared by the Board of Directors and, when declared, usually will be paid during the sixth week after the close of the fiscal quarter.

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

Cost Reduction Plan

The company began a global cost reduction plan ("1999 Plan") in the first fiscal quarter ending 31 December 1998. The 1999 Plan results in a staffing reduction of 206 employees in the areas of manufacturing, distribution, and overhead. The 1999 Plan will be completed by 31 December 1999. An amount of $20.3 million ($12.9 million after-tax, or $.06 per share) related to employee termination benefits was charged to expense in the fiscal quarter ended 31 December 1998. As of the end of fiscal year 1999, $15.1 million has been charged to the accrual and $5.2 million remains in accrued liabilities. Annualized benefits of approximately $15.0 million will occur from this plan.

The company expanded the 1999 Plan in the quarter ended 30 June 1999. The plan expansion in the third quarter results in an additional staffing reduction of 142 employees when completed in the third quarter of fiscal year 2000, and resulted in a charge to expense of $13.9 million ($9.0 million after-tax, or $.04 per share). Additional benefits of the plan expansion reach an annualized savings of about $14.0 million in late fiscal year 2000. As of 30 September 1999, the balance in accrued liabilities was $9.2 million.

For the fiscal year ended 30 September 1999, the combined cost reduction plan resulted in a charge to expense of $34.2 million ($21.9 million after-tax, or $.10 per share). The charges to cost of sales, selling and administrative, and research and development were $15.3 million, $17.8 million, and $1.1 million, respectively. The charges to segments were to gases ($27.0 million), chemicals ($4.0 million), equipment ($2.7 million), and ($.5 million) in corporate.

New Accounting Standards

In June 1999, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS No. 133." This Statement defers the effective date of SFAS No. 133 for one year. The company expects to adopt this standard in the first quarter of fiscal year 2001. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or a liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless special accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge treatment. The transition adjustments resulting from adopting this statement shall be reported in net income or other comprehensive income, as appropriate, as the effect of a change in accounting principle and presented in a manner similar to the cumulative effect of a change in accounting principle. The company is continuing to evaluate the impacts of adopting the Statement on the financial statements and the risk management processes.

Pension Plan Funding

The funding policy for pension plans is to accumulate plan assets that, over the long run, will approximate the present value of projected benefits payable. In fiscal 1999, the company contributed $8.2 million compared to $15.1 million in fiscal 1998. The company expects to make contributions of approximately $2.6 million in fiscal 2000.

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

YEAR 2000 READINESS DISCLOSURE

Year 2000 Preparation

Software failures due to calculations using Year 2000 dates are a known risk. The company is currently evaluating and managing the financial and operating risks associated with this problem. The company has expended approximately $33 million to date on its Year 2000 program. The company continues to believe that the previously disclosed $40 million cost estimate remains sufficient to cover the cost of the company's Year 2000 program, and includes funds budgeted to absorb program contingencies as they may arise. The company's Year 2000 efforts are addressed by area below.

Information Technology

All of the mission-critical information technology infrastructure and applications portfolio have been tested and certified as Year 2000 ready. An organization is in place to support information technology contingency plans. Normal operating plans have been reviewed against potential Year 2000 risks. Year 2000 contingency plans are ready. These contingency plans include controls to limit changes to information technology infrastructure and applications over Year 2000 critical dates and the implementation of a change management process to assure that newly purchased or modified information technology software and hardware is Year 2000 ready before introduction into the computing environment. The company continues to believe that the combination of readiness certification and contingency planning will result in no material adverse Year 2000 impact on the company's operations or financial condition due to the company's information technology systems.

Process Control and Embedded Chip Systems

Essentially all of the company-owned or operated mission-critical non-information technology systems have been tested and certified as Year 2000 ready. The company has prepared Year 2000 contingency plan templates for each of its types of operations. Existing individual plant site contingency plans have been reviewed against these templates. This testing, remediation, and contingency planning has relied in part on vendor information and replacement software components or other equipment from third parties and the interrelationship and dependency of company processes on the Year 2000 readiness of third-party equipment and infrastructure. The company cannot reasonably assess the impact of that dependency and whether there could be a material adverse impact on the company's operations and financial condition as a result of that dependency. Final contingency plans are in place to address this uncertainty.

Third Parties

Assessment of the company's 1,400 key suppliers for Year 2000 readiness has been completed as planned. Greater than 98% of these suppliers continue to demonstrate acceptable readiness programs and have met the company's Year 2000 readiness expectations. Contingency plans have been developed for key suppliers not meeting the company's expectations. In certain instances, such as electric supply, water, and certain chemical feedstocks, supply is not easily substitutable and contingency planning is difficult. If there is an extended material failure by several third parties or supporting infrastructures resulting from Year 2000 events (utilities, transportation, government, etc.) there could be material adverse impacts on the company's operations and financial condition.

Business Contingency Planning

A cross-functional management team is in place to coordinate the company's various Year 2000 contingency planning efforts, guide the company's Year 2000 business contingency planning, and address customers' Year 2000 issues and concerns. Existing operating contingency plans have been updated specifically for Year 2000 issues, centralized Year 2000 crisis centers are being created in conjunction with existing customer service centers, and product deployment plans have been developed to address product demands. Final contingency plans are in place now, with detailed implementation well under way.

Illustrative Year 2000 contingency measures include:

o increasing on-site and standby staffing

o implementing additional methods of communication

o testing emergency responsiveness

o testing raw material and product backup systems

o providing backup fuel supplies for existing backup generators

o enhancing utility supply contingency plans

o topping off fuel tanks in tractors and product in company distribution trailers

o printing and distributing hard copies of critical schedules, shipping documents, and emergency contact lists

o understanding customers' operating and contingency plans that impact the company

o enhancing crisis training and communication

o deploying Year 2000-specific senior crisis coordinators and business managers

Euro Impact

The Euro became legal currency as of 1 January 1999. The company has administrative operations in 9 of the 11 countries which have adopted the Euro and is well positioned to comply with the legislation applicable to its introduction.

Forward-Looking Statements

The forward-looking statements contained in this document are based on current expectations regarding important risk factors. Actual results may differ materially from those expressed. In addition to important risk factors and uncertainties referred to in the Management's Discussion and Analysis such as those relating to the Year 2000, other important risk factors and uncertainties include the impact of worldwide economic growth; pricing of both the company's products and raw materials such as electricity; customer outages and customer demand, and other factors resulting from fluctuations in interest rates and foreign currencies; the impact of competitive products and pricing; success of cost control programs; and the impact of tax and other legislation and other regulations in the jurisdictions in which the company and its affiliates operate.

Factors that might cause forward-looking statements related to the BOC transaction to differ materially from actual results include, among other things, requirements or delays imposed by regulatory authorities to permit the transaction to be consummated; unanticipated tax and other costs in separating the ownership of BOC's businesses and assets; ability to amortize goodwill over 40 years; overall economic and business conditions; demand for the goods and services of Air Products or BOC or their respective affiliates; competitive factors in the industries in which each of them competes; changes in government regulation; success of implementing synergies and other cost reduction programs; the timing, impact, and other uncertainties of future acquisitions or combinations within relevant industries; fluctuations in interest rates and foreign currencies; and the price at which Air Products would issue additional equity, as well as the impact of tax and other legislation and other regulations in the jurisdictions in which Air Products and BOC and their respective affiliates operate.

Financial Instruments Sensitivity Analysis

The analysis below presents the sensitivity of the market value of the company's financial instruments to selected changes in market rates and prices. The range of changes chosen reflects the company's view of changes which are reasonably possible over a one-year period. Market values are the present value of projected future cash flows based on the market rates and prices chosen. The market values for interest rate risk and foreign currency risk (other than the currency options related to the BOC transaction) are calculated by the company utilizing a third-party software model which utilizes standard pricing models to determine the present value of the instruments based on the market conditions (interest rates, spot and forward exchange rates, and implied volatilities) as of the valuation date. The market values for the currency options related to the BOC transaction are calculated by the financial institution with whom the options were executed. All instruments are entered into for other than trading purposes. The utilization of these instruments is described more fully in the financial instruments section of the Management's Discussion and Analysis and Notes 3, 5, and 6 to the consolidated financial statements. The major accounting policies for these instruments are described in Note 1 to the consolidated financial statements.

The company's derivative and other financial instruments consist of long-term debt (including current portion), interest rate swaps, interest rate and currency swaps, foreign exchange-forward contracts, and foreign exchange-option contracts. The net market value of these financial instruments combined is referred to below as the net financial instrument position. The net financial instrument position does not include other investments of $38.4 million at 30 September 1999 and $18.4 million at 30 September 1998 as disclosed in Note 3 to the consolidated financial statements. These amounts principally represent an investment in a publicly traded foreign company accounted for by the cost method. The company assessed the materiality of the market risk exposure on these financial instruments and determined this exposure to be immaterial.

At 30 September 1999, the net financial instrument position before the impact of the currency options executed to hedge the BOC transaction was a liability of $2,504.2 million. When the currency options related to the BOC transaction are included, the net financial instrument position at 30 September 1999 falls to a liability of $2,433.8 million. At 30 September 1998, the net financial instrument position was a liability of $2,713.6 million. The decrease in the net financial instrument position from fiscal 1998 is due mainly to the increase in market interest rates in the current year and the execution of the currency options related to the BOC transaction.

Interest Rate Risk

The company's debt portfolio, including interest rate swap agreements, as of 30 September 1999 is composed primarily of debt denominated in U.S. dollars (60%). The primary currencies of non-U.S. dollar debt are British Pound Sterling and the Euro currencies. The company has both fixed- and variable-rate debt. Changes in interest rates have different impacts on the fixed- and variable-rate portions of the company's debt portfolio. A change in interest rates on the fixed portion of the debt portfolio impacts the net financial instrument position but has no impact on interest incurred or cash flows. A change in interest rates on the variable portion of the debt portfolio impacts the interest incurred and cash flows but does not impact the net financial instrument position.

The sensitivity analysis related to the fixed portion of the company's debt portfolio assumes an instantaneous 100 basis point move in interest rates from their levels of 30 September 1999 and 1998, with all other variables (including foreign exchange rates) held constant. A 100 basis point increase in market interest rates would result in a decrease in the net financial instrument position of $95 million and $119 million at 30 September 1999 and 1998, respectively. A 100 basis point decrease in market interest rates would result in an increase in the net financial instrument position of $117 million and $141 million at 30 September 1999 and 1998, respectively.

Based on the variable-rate debt included in the company's debt portfolio, including interest rate swap agreements, as of 30 September 1999 and 1998, a 100 basis point increase in interest rates would result in an additional $12 million in interest incurred per year at both 30 September 1999 and 1998. A 100 basis point decline would lower interest incurred by $12 million per year at both 30 September 1999 and 1998.

Foreign Currency Exchange Rate Risk

The sensitivity analysis assumes an instantaneous 10% change in the foreign currency exchange rates from their levels of 30 September 1999 and 1998, with all other variables (including interest rates) held constant. A 10% strengthening of the functional currency of an entity versus all other currencies would result in a decrease in the net financial position of $103 million at 30 September 1999, excluding the impact of the currency options related to the BOC transaction, a decrease of $38 million at 30 September 1999 when the currency options related to the BOC transaction are included, and a decrease of $113 million at 30 September 1998. A 10% weakening of the functional currency of an entity versus all other currencies would result in an increase in the net financial position of $103 million at 30 September 1999, excluding the impact of the currency options related to the BOC transaction, a decrease of $115 million at 30 September 1999 when the currency options related to the BOC transaction are included, and an increase of $109 million at 30 September 1998.

The primary currencies for which the company has exchange rate exposure are the U.S. dollar versus the British Pound Sterling and the Euro currencies. Foreign currency debt, interest rate and currency swaps, and foreign exchange forward contracts are used in countries where it does business, thereby reducing the company's net asset exposure. Foreign exchange forward contracts are also used to hedge the company's firm and highly anticipated foreign currency cash flows, along with foreign exchange option contracts. Thus, there is either an asset or cash flow exposure related to all the financial instruments in the above sensitivity analysis for which the impact of a movement in exchange rates would be in the opposite direction and materially equal (or more favorable in the case of purchased foreign exchange option contracts) to the impact on the instruments in the analysis.

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


/s/ Harold A. Wagner                   /s/ Leo J. Daley

Harold A. Wagner                       Leo J. Daley
Chairman and                           Vice President-Finance
Chief Executive Officer                and Chief Financial Officer

29 October 1999                        29 October 1999



REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors, Air Products and Chemicals, Inc.:

We have audited the accompanying consolidated balance sheets of Air Products and Chemicals, Inc. (a Delaware corporation) and subsidiaries as of 30 September 1999 and 1998, and the related consolidated statements of income, comprehensive income, cash flows, and shareholders' equity for each of the three years in the period ended 30 September 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Air Products and Chemicals, Inc. and subsidiaries as of 30 September 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended 30 September 1999, in conformity with generally accepted accounting principles.


/s/ Arthur Andersen LLP

Arthur Andersen LLP
Philadelphia, Pennsylvania
29 October 1999

The Financial Statements


Consolidated Income
Air Products and Chemicals, Inc. and Subsidiaries

Year Ended 30 September (millions of dollars, except per share)         1999          1998          1997
---------------------------------------------------------------------------------------------------------
Sales and Other Income
---------------------------------------------------------------------------------------------------------
Sales o note 1                                                      $5,020.1      $4,919.0      $4,637.8
--------------------------------------------------------------------------------------------------------
Other income, net o notes 1 and 19                                      19.7          15.5          24.9
--------------------------------------------------------------------------------------------------------
                                                                     5,039.8       4,934.5       4,662.7
--------------------------------------------------------------------------------------------------------
Costs and Expenses
--------------------------------------------------------------------------------------------------------
Cost of sales o note 1                                               3,501.4       3,317.0       3,195.3
--------------------------------------------------------------------------------------------------------
Selling and administrative o note 1                                    690.6         659.8         627.6
--------------------------------------------------------------------------------------------------------
Research and development                                               123.1         112.0         113.7
--------------------------------------------------------------------------------------------------------
Operating Income o note 1                                              724.7         845.7         726.1
--------------------------------------------------------------------------------------------------------
Income from equity affiliates, net of related expenses o note 8         61.5          38.0          66.3
--------------------------------------------------------------------------------------------------------
Gain on American Ref-Fuel sale and contract settlements o note 19         --         103.5            --
--------------------------------------------------------------------------------------------------------
Net gain on formation of polymer venture o note 19                      34.9            --            --
--------------------------------------------------------------------------------------------------------
Gain on currency options related to BOC transaction, net of
preacquisition expenses o notes 1 and 19                                7.0             --            --
--------------------------------------------------------------------------------------------------------
Interest expense o note 1                                             159.1          162.8         161.3
--------------------------------------------------------------------------------------------------------
Income Before Taxes and Minority Interest                             669.0          824.4         631.1
--------------------------------------------------------------------------------------------------------
Income taxes o notes 1 and 10                                         203.4          276.9         201.1
--------------------------------------------------------------------------------------------------------
Minority interest in earnings of subsidiary companies o note 1         15.1             .7            .7
--------------------------------------------------------------------------------------------------------
Net Income                                                           $450.5         $546.8        $429.3
--------------------------------------------------------------------------------------------------------
Monthly Average of Common Shares Outstanding (in millions) o note 13  212.2          215.5         220.1
--------------------------------------------------------------------------------------------------------
Monthly Average of Common and Common Equivalent Shares
Outstanding (in millions) o note 13                                   216.0          220.1         224.9
---------------------------------------------------------------------------------------------------------
Basic Earnings per Common Share o note 13                             $2.12          $2.54         $1.95
---------------------------------------------------------------------------------------------------------
Diluted Earnings per Common Share o note 13                           $2.09          $2.48         $1.91


Comprehensive Income
Air Products and Chemicals, Inc. and Subsidiaries

Year Ended 30 September (millions of dollars)                          1999           1998          1997
---------------------------------------------------------------------------------------------------------
Net Income                                                           $450.5         $546.8         $429.3
---------------------------------------------------------------------------------------------------------
Other Comprehensive Income, net of tax
---------------------------------------------------------------------------------------------------------
Foreign currency translation adjustments                              (61.3)         (36.1)        (115.9)
---------------------------------------------------------------------------------------------------------
Unrealized gains (losses) on investments:
---------------------------------------------------------------------------------------------------------
  Unrealized holding gains (losses) arising during the period           8.9           (1.9)        (38.0)
---------------------------------------------------------------------------------------------------------
  Less: reclassification adjustment for gains included in net income     --             --           4.5
---------------------------------------------------------------------------------------------------------
Net unrealized gains (losses) on investments                            8.9           (1.9)        (33.5)
---------------------------------------------------------------------------------------------------------
Minimum pension liability adjustments                                   9.5          (14.3)           --
---------------------------------------------------------------------------------------------------------
Total Other Comprehensive Income                                      (42.9)         (52.3)       (149.4)
---------------------------------------------------------------------------------------------------------
Comprehensive Income                                                 $407.6         $494.5        $279.9

The accompanying notes are an integral part of these statements.


Consolidated Balance Sheets
Air Products and Chemicals, Inc. and Subsidiaries

30 September (millions of dollars, except per share)                                   1999          1998
------------------------------------------------------------------------------------------------------------
Assets
------------------------------------------------------------------------------------------------------------
Current Assets
------------------------------------------------------------------------------------------------------------
Cash and cash items o note 1                                                      $    61.6     $    61.5
------------------------------------------------------------------------------------------------------------
Fair value of currency options related to BOC transaction o notes 3, 5, and 18         70.4            --
------------------------------------------------------------------------------------------------------------
Trade receivables, less allowances for doubtful accounts of $11.6 in 1999 and         894.7         881.1
$17.2 in 1998
------------------------------------------------------------------------------------------------------------
Inventories o notes 1 and 7                                                           424.9         428.6
------------------------------------------------------------------------------------------------------------
Contracts in progress, less progress billings                                          79.8          94.1
------------------------------------------------------------------------------------------------------------
Other current assets                                                                  251.0         176.4
------------------------------------------------------------------------------------------------------------
Total Current Assets                                                                1,782.4       1,641.7
------------------------------------------------------------------------------------------------------------
Investments o notes 1, 3, and 8
------------------------------------------------------------------------------------------------------------
Investment in net assets of and advances to equity affiliates                         521.4         362.0
------------------------------------------------------------------------------------------------------------
Other investments and advances                                                         38.4          18.4
------------------------------------------------------------------------------------------------------------
Total Investments                                                                     559.8         380.4
------------------------------------------------------------------------------------------------------------
Plant and Equipment o notes 1, 4, 11, and 15
------------------------------------------------------------------------------------------------------------
Plant and equipment, at cost                                                       10,187.9       9,489.5
------------------------------------------------------------------------------------------------------------
Less--Accumulated depreciation                                                      4,995.0       4,703.4
------------------------------------------------------------------------------------------------------------
Plant and Equipment, net                                                            5,192.9       4,786.1
------------------------------------------------------------------------------------------------------------
Goodwill, net o note 1                                                                350.4         324.9
------------------------------------------------------------------------------------------------------------
Other Noncurrent Assets                                                               350.0         356.5
------------------------------------------------------------------------------------------------------------
Total Assets                                                                      $ 8,235.5      $7,489.6

Liabilities and Shareholders' Equity
------------------------------------------------------------------------------------------------------------
Current Liabilities
------------------------------------------------------------------------------------------------------------
Payables, trade and other o note 19                                                 $ 505.8       $ 478.7
------------------------------------------------------------------------------------------------------------
Accrued liabilities o note 19                                                         407.0         332.8
------------------------------------------------------------------------------------------------------------
Accrued income taxes                                                                   64.4          30.9
------------------------------------------------------------------------------------------------------------
Short-term borrowings o note 19                                                       407.6         270.1
------------------------------------------------------------------------------------------------------------
Current portion of long-term debt o note 4                                            473.0         153.1
------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                                           1,857.8       1,265.6
------------------------------------------------------------------------------------------------------------
Long-Term Debt o notes 4 and 15                                                     1,961.6       2,274.3
------------------------------------------------------------------------------------------------------------
Deferred Income and Other Noncurrent Liabilities o note 1                             596.1         570.9
------------------------------------------------------------------------------------------------------------
Deferred Income Taxes o notes 1 and 10                                                731.1         703.0
------------------------------------------------------------------------------------------------------------
Total Liabilities                                                                   5,146.6        4,813.8
------------------------------------------------------------------------------------------------------------
Minority Interest in Subsidiary Companies o note 1                                    127.3            8.5
------------------------------------------------------------------------------------------------------------
Shareholders' Equity o notes 1, 9, and 12
------------------------------------------------------------------------------------------------------------
Common Stock (par value $1 per share; issued 1999 and 1998 - 249,455,584 shares)     249.4           249.4
------------------------------------------------------------------------------------------------------------
Capital in excess of par value                                                        341.5          329.2
------------------------------------------------------------------------------------------------------------
Retained earnings                                                                   3,701.8        3,400.0
------------------------------------------------------------------------------------------------------------
Unrealized gain on investments                                                         13.9            5.0
------------------------------------------------------------------------------------------------------------
Minimum pension liability adjustments                                                  (4.8)         (14.3)
------------------------------------------------------------------------------------------------------------
Cumulative translation adjustments                                                   (283.5)        (222.2)
------------------------------------------------------------------------------------------------------------
Treasury Stock, at cost (1999 - 20,150,722 shares; 1998 - 19,531,143 shares)         (681.6)        (657.0)
------------------------------------------------------------------------------------------------------------
Shares in trust (1999 - 16,260,580 shares; 1998 - 18,454,673 shares)                 (375.1)        (422.8)
------------------------------------------------------------------------------------------------------------
Total Shareholders' Equity                                                          2,961.6        2,667.3
------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                                         $8,235.5       $7,489.6

The accompanying notes are an integral part of these statements.


Consolidated Cash Flows
Air Products and Chemicals, Inc. and Subsidiaries

Year Ended 30 September (millions of dollars)                         1999            1998          1997
----------------------------------------------------------------------------------------------------------
Operating Activities
----------------------------------------------------------------------------------------------------------
Net income                                                         $ 450.5        $  546.8      $  429.3
----------------------------------------------------------------------------------------------------------
Adjustments to reconcile income to cash provided by
operating activities:
----------------------------------------------------------------------------------------------------------
Depreciation o note 1                                                 527.2          489.4         459.1
----------------------------------------------------------------------------------------------------------
Deferred income taxes o note 10                                        58.8           62.3          94.1
----------------------------------------------------------------------------------------------------------
American Ref-Fuel divestiture deferred income taxes o note 17            --          (80.3)           --
----------------------------------------------------------------------------------------------------------
Gain on formation of polymer venture o note 17                        (34.9)            --            --
----------------------------------------------------------------------------------------------------------
Gain on currency options related to BOC transaction o note 18         (12.5)            --            --
----------------------------------------------------------------------------------------------------------
Other                                                                  65.5           42.0           8.9
----------------------------------------------------------------------------------------------------------
Working capital changes that provided (used)
cash, net of effects of acquisitions:
----------------------------------------------------------------------------------------------------------
Trade receivables                                                     (26.3)          11.2        (151.8)
----------------------------------------------------------------------------------------------------------
Inventories and contracts in progress                                  37.0           (2.7)        (13.3)
----------------------------------------------------------------------------------------------------------
Payables, trade and other                                              26.3         (144.4)         84.2
----------------------------------------------------------------------------------------------------------
Other                                                                  (2.7)          49.4         122.8
----------------------------------------------------------------------------------------------------------
Cash Provided by Operating Activities                               1,088.9          973.7       1,033.3
----------------------------------------------------------------------------------------------------------
Investing Activities
----------------------------------------------------------------------------------------------------------
Additions to plant and equipment(a)                                  (888.9)        (770.9)       (870.2)
----------------------------------------------------------------------------------------------------------
Acquisitions, less cash acquired(b)                                   (83.0)        (182.2)       (300.1)
----------------------------------------------------------------------------------------------------------
Investment in and advances to unconsolidated affiliates              (116.8)         (31.9)        (47.2)
----------------------------------------------------------------------------------------------------------
Proceeds from sale of assets and investments                           45.6          328.3          97.6
----------------------------------------------------------------------------------------------------------
Other                                                                   4.5          (27.6)         17.0
----------------------------------------------------------------------------------------------------------
Cash Used for Investing Activities                                 (1,038.6)        (684.3)     (1,102.9)
----------------------------------------------------------------------------------------------------------
Financing Activities
----------------------------------------------------------------------------------------------------------
Long-term debt proceeds(b)                                            119.5          102.2         667.5
----------------------------------------------------------------------------------------------------------
Payments on long-term debt                                            (82.9)         (70.7)        (168.3)
----------------------------------------------------------------------------------------------------------
Net increase (decrease) in commercial paper                            42.3          185.7         (235.0)
----------------------------------------------------------------------------------------------------------
Net increase (decrease) in other short-term borrowings                 15.2          (11.3)           6.7
----------------------------------------------------------------------------------------------------------
Dividends paid to shareholders                                       (146.2)        (134.0)        (123.8)
----------------------------------------------------------------------------------------------------------
Purchase of Treasury Stock o note 9                                   (24.6)        (365.0)        (135.0)
----------------------------------------------------------------------------------------------------------
Other                                                                  25.1           13.2           31.4
----------------------------------------------------------------------------------------------------------
Cash Provided by (Used for) Financing Activities                      (51.6)        (279.9)          43.5
----------------------------------------------------------------------------------------------------------
Effect of Exchange Rate Changes on Cash                                 1.4            (.5)           (.1)
----------------------------------------------------------------------------------------------------------
Increase (Decrease) in Cash and Cash Items                               .1            9.0          (26.2)
----------------------------------------------------------------------------------------------------------
Cash and Cash Items--Beginning of Year                                 61.5           52.5           78.7
----------------------------------------------------------------------------------------------------------
Cash and Cash Items--End of Year o note 1                            $ 61.6         $ 61.5         $ 52.5

The accompanying notes are an integral part of these statements.

(a) Excludes capital leases of $18.5 million, $5.7 million, and $3.0 million in 1999, 1998, and 1997, respectively.

(b) Excludes a $19.5 million noncash exchange of assets in the formation of a polymer venture in fiscal 1999 and excludes assumption of $7.4 million of former shareholder liability of company acquired in fiscal 1999. Excludes debt of $10.0 million and $1.1 million to former shareholders of company acquired in fiscal 1998 and fiscal 1997, respectively.


Consolidated Shareholders' Equity
Air Products and Chemicals, Inc. and Subsidiaries

Year Ended 30 September (millions of dollars)                          1999          1998          1997
---------------------------------------------------------------------------------------------------------
Common Stock
---------------------------------------------------------------------------------------------------------
Balance, Beginning of Year                                          $ 249.4       $ 124.7       $ 124.7
---------------------------------------------------------------------------------------------------------
Two-for-one stock split                                                  --         124.7            --
---------------------------------------------------------------------------------------------------------
Balance, End of Year                                                  249.4         249.4         124.7
---------------------------------------------------------------------------------------------------------
Capital in Excess of Par Value
---------------------------------------------------------------------------------------------------------
Balance, Beginning of Year                                            329.2         453.0        461.2
---------------------------------------------------------------------------------------------------------
Issuance of Treasury Shares and Shares in Trust for benefit and stock option and award plans, 2,194,464 shares in 1999,
 677,844 shares in 1998, and 1,254,990 shares in 1997                  (1.0)        (11.2)       (26.8)
---------------------------------------------------------------------------------------------------------
Tax benefit of stock option and award plans                            13.3          12.1          18.6
---------------------------------------------------------------------------------------------------------
Two-for-one stock split                                                  --        (124.7)           --
---------------------------------------------------------------------------------------------------------
Balance, End of Year                                                  341.5         329.2         453.0
---------------------------------------------------------------------------------------------------------
Retained Earnings
---------------------------------------------------------------------------------------------------------
Balance, Beginning of Year                                          3,400.0       2,990.2       2,687.2
---------------------------------------------------------------------------------------------------------
Net income                                                            450.5         546.8         429.3
---------------------------------------------------------------------------------------------------------
Cash dividends--Common Stock, $.70 per share in 1999,
$.64 per share in 1998, and $.58 per share in 1997, restated         (148.7)       (137.0)       (126.3)
---------------------------------------------------------------------------------------------------------
Balance, End of Year                                                3,701.8       3,400.0       2,990.2
---------------------------------------------------------------------------------------------------------
Unrealized Gain on Investments
---------------------------------------------------------------------------------------------------------
Balance, Beginning of Year                                              5.0          6.9          40.4
---------------------------------------------------------------------------------------------------------
Change in unrealized gain, net of income tax expense of
 $4.9 in 1999 and income tax benefits of $1.0 in 1998,
 and $18.4 in 1997                                                      8.9         (1.9)        (33.5)
---------------------------------------------------------------------------------------------------------
Balance, End of Year                                                   13.9          5.0           6.9
---------------------------------------------------------------------------------------------------------
Minimum Pension Liability Adjustments
---------------------------------------------------------------------------------------------------------
Balance, Beginning of Year                                            (14.3)          --            --
---------------------------------------------------------------------------------------------------------
Adjustments during year, net of income tax expense of                   9.5        (14.3)           --
 $5.7 in 1999 and income tax benefit of $8.6 in 1998
---------------------------------------------------------------------------------------------------------
Balance, End of Year                                                   (4.8)       (14.3)           --
---------------------------------------------------------------------------------------------------------
Cumulative Translation Adjustments
---------------------------------------------------------------------------------------------------------
Balance, Beginning of Year                                           (222.2)      (186.1)        (70.2)
---------------------------------------------------------------------------------------------------------
Translation adjustments, net of income tax expense of $2.2 in 1999
and income tax benefits of $13.8 in 1998 and $8.7 in 1997             (61.3)       (36.1)       (115.9)
---------------------------------------------------------------------------------------------------------
Balance, End of Year                                                 (283.5)      (222.2)       (186.1)
---------------------------------------------------------------------------------------------------------
Treasury Stock
---------------------------------------------------------------------------------------------------------
Balance, Beginning of Year                                           (657.0)      (297.3)       (211.2)
---------------------------------------------------------------------------------------------------------
Issuance of Treasury Shares for benefit and stock option
 and award plans, 371 shares in 1999, 108,975 shares in 1998,
 and 942,550 shares in 1997                                              --          5.3          48.9
---------------------------------------------------------------------------------------------------------
Purchase of Treasury Shares, 620,000 in 1999, 6,835,394 in 1998,
 and 1,918,465 in 1997 o note 9                                       (24.6)      (365.0)       (135.0)
---------------------------------------------------------------------------------------------------------
Balance, End of Year                                                 (681.6)      (657.0)       (297.3)
---------------------------------------------------------------------------------------------------------
Shares in Trust o note 1
---------------------------------------------------------------------------------------------------------
Balance, Beginning of Year                                           (422.8)      (443.3)       (457.5)
---------------------------------------------------------------------------------------------------------
Issuance of Shares in Trust for benefit and stock option and award plans, 2,194,093 shares in 1999, 568,869 shares in 1998,
 and 312,440 shares in 1997                                            47.7         20.5          14.2
---------------------------------------------------------------------------------------------------------
Balance, End of Year                                                 (375.1)      (422.8)       (443.3)
---------------------------------------------------------------------------------------------------------
Total Shareholders' Equity                                         $2,961.6     $2,667.3      $2,648.1

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

Reclassification

In 1999, minority interest in earnings of subsidiary companies has been displayed as a separate line between income taxes and net income, and distribution expense has been included in cost of sales. Certain amounts in 1998 and 1997 have been reclassified to conform to current year presentation.

Long-Term Equipment and Construction Revenue

Revenues from equipment sale contracts are recorded primarily using the percentage-of-completion method. Under this method, revenues for sale of major equipment, such as Liquid Natural Gas and Air Separation units, are recognized primarily based on labor hours incurred to date compared with total estimated labor hours. Changes to total estimated labor hours and anticipated losses, if any, are recognized in the period determined.

Depreciation

In the financial statements, the straight-line method of depreciation is used which deducts equal amounts of the cost of each asset from earnings every year over its expected useful life. The following table shows the estimated useful lives of different types of assets:

Classification                           Expected Useful Lives
-------------------------------------------------------------------------
Buildings and components                 5 to 45 years
                                         (principally 30 years)
-------------------------------------------------------------------------
Gas generating and chemical              3 to 25 years
facilities, machinery and equipment      (principally 14 to 20 years)
-------------------------------------------------------------------------

Capitalized Interest

As the company builds new plant and equipment or invests in equity affiliates in the development stage, it includes in the cost of these assets a portion of the interest payments it makes during the year. In 1999, the amount of capitalized interest was $22.1 million. In 1998, it was $15.7 million, and in 1997, $19.1 million.

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

Generally, foreign subsidiaries translate their assets and liabilities into U.S. dollars at current exchange rates--that is, the rates in effect at the end of the fiscal period. The gains or losses that result from this process are shown in the cumulative translation adjustment account in the shareholders' equity section of the balance sheet. Certain forward exchange contracts are used to hedge the value of investments in certain subsidiaries and equity affiliates. Gains and losses on these contracts are not included in the income statement but are shown in the cumulative translation adjustment account.

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

The company entered into purchased currency options for the proposed acquisition of The BOC Group plc ("BOC"). The company records gains and losses associated with changes in the market value of these options currently in income since hedge accounting may not be applied to instruments which hedge the cost of a business combination.

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

Shares in Trust

The company has established a trust, funded with Treasury Stock, to provide for a portion of future payments to employees under the company's existing compensation and benefit programs. Shares issued to the trust were valued at market price on the date of contribution and reflected as a reduction of shareholders' equity in the balance sheet. As shares are transferred from the trust to fund compensation and benefit obligations, this equity account is reduced based on the original cost of shares to the trust; the satisfaction of liabilities is based on the fair value of shares transferred; and the difference between the fair value of shares transferred and the original cost of shares to the trust is charged or credited to capital in excess of par value.

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

2) Accounting and Disclosure Changes

In the first quarter of fiscal 1999, the company adopted SFAS No. 130, "Reporting Comprehensive Income." This standard establishes additional disclosure for the elements of comprehensive income and a total comprehensive income calculation for all periods presented.

For the fiscal year ended 30 September 1999, the company adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." This standard defines the disclosure requirements for operating segments. Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker. See Note 20.

Effective fiscal 1999, the company adopted the American Institute of Certified Public Accountants' Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 requires that software developed or obtained for internal use and meeting certain specific criteria be capitalized. Implementation of this standard had no material impact on the financial statements.

In June 1999, the Financial Accounting Standards Board (FASB) issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS No. 133" which defers the effective date of SFAS No. 133 for one year. The company expects to adopt this standard in the first quarter of fiscal

2001. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or a liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless special accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge treatment. The transition adjustments resulting from adopting this statement shall be reported in net income or other comprehensive income, as appropriate, as the effect of a change in accounting principle and presented in a manner similar to the cumulative effect of a change in accounting principle. Also, the company is continuing to evaluate the impacts of adopting the Statement on the financial statements and the risk management processes.

3) Fair Value of Financial Instruments

Summarized below are the carrying values and fair values of the company's financial instruments as of 30 September 1999 and 1998.

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

The fair value of the currency option contracts related to the BOC transaction is computed by the financial institution with whom the options were executed. The fair value of other investments is based principally on quoted market prices. The carrying amounts reported in the balance sheet for cash and cash items, accrued liabilities, accrued income taxes, and short-term borrowings approximate fair value due to the short-term nature of these instruments. Accordingly, these items have been excluded from the table below.

                                                          1999           1999          1998         1998
                                                      Carrying           Fair      Carrying         Fair
30 September (millions of dollars)                       Value          Value         Value        Value
----------------------------------------------------------------------------------------------------------

Assets
----------------------------------------------------------------------------------------------------------
Other investments                                        $38.4          $38.4         $18.4        $18.4
----------------------------------------------------------------------------------------------------------
Currency option contracts o notes 5 and 18                70.6           70.5           1.2          1.2
----------------------------------------------------------------------------------------------------------
Interest rate swap agreements o note 6                    85.4          136.9          75.6        125.8
----------------------------------------------------------------------------------------------------------
Forward exchange contracts o note 5                         .9            1.7         (25.8)       (18.4)
----------------------------------------------------------------------------------------------------------

Liabilities
Long-term debt, including current portion o note 4    $2,434.6       $2,642.9      $2,427.4     $2,822.2
----------------------------------------------------------------------------------------------------------

4) Long-Term Debt

The following table shows the company's outstanding debt at the end of fiscal 1999 and 1998, excluding any portion of the debt required to be repaid within a year:


30 September (millions of dollars)                                 1999          1998
----------------------------------------------------------------------------------------
Payable in U.S. dollars:
----------------------------------------------------------------------------------------
8 7/8% notes, due 2001                                         $ 100.0        $  100.0
----------------------------------------------------------------------------------------
Medium-term notes, Series C, due through 2001,
weighted average interest rate 19.4%                              10.0           101.0
----------------------------------------------------------------------------------------
8.35% debentures, due 2002, effective interest rate 8.4%         100.0           100.0
----------------------------------------------------------------------------------------
6 1/4% notes, due 2003                                           100.0           100.0
----------------------------------------------------------------------------------------
Medium-term notes, Series B, due through 2003, weighted
average interest rate 6.1%                                        16.0            16.0
----------------------------------------------------------------------------------------
Commercial paper                                                    --            80.5
----------------------------------------------------------------------------------------
7 3/8% notes, due 2005, effective interest rate 7.5%             150.0           150.0
----------------------------------------------------------------------------------------
8 1/2% debentures, due 2006, callable by company in 2004,
effective interest rate 8.6%                                     100.0           100.0
----------------------------------------------------------------------------------------
7.578% notes, due 2006                                            72.5            72.5
----------------------------------------------------------------------------------------
Medium-term notes, Series F, due through 2016,
weighted average interest rate 5.8%                              215.0           475.0
----------------------------------------------------------------------------------------
Medium-term notes, Series D, due through 2016,
weighted average interest rate 6.8%                              400.0           400.0
----------------------------------------------------------------------------------------
8 3/4% debentures, due 2021, effective interest rate 9.0%        100.0           100.0
----------------------------------------------------------------------------------------
Medium-term notes, Series E, due through 2026,
interest rate 7.6%                                               250.0           300.0
----------------------------------------------------------------------------------------
California Pollution Control bonds,
weighted average interest rate 3.4%                               57.0              --
----------------------------------------------------------------------------------------
Other, due through 2016, weighted average interest rate 5.0%      69.4            28.1
----------------------------------------------------------------------------------------
Payable in foreign currency:
----------------------------------------------------------------------------------------
8.27% British Pound loan                                            --            37.3
----------------------------------------------------------------------------------------
9.2% Deutsche Mark loan, due through 2002                          4.1             6.4
----------------------------------------------------------------------------------------
5.81% British Pound loan, due 2004                                36.2              --
----------------------------------------------------------------------------------------
2.9% Euro loan, due 2006                                          49.1              --
----------------------------------------------------------------------------------------
5.97% Dutch Guilder loan, due through 2006                        43.4            55.6
----------------------------------------------------------------------------------------
Belgian Franc loans, due through 2006,
weighted average interest rate 4.2%                               15.2            22.3
----------------------------------------------------------------------------------------
Malaysian Ringgit loan, weighted average interest rate 7.6%       41.9              --
----------------------------------------------------------------------------------------
Other, due through 2003, weighted average interest rate 3.0%       6.2             8.7
----------------------------------------------------------------------------------------
Less: Unamortized discount                                        (4.1)           (4.5)
----------------------------------------------------------------------------------------
                                                               1,931.9         2,248.9
Capital lease obligations:
----------------------------------------------------------------------------------------
United States, due through 2003, weighted average
  interest rate 6.7%                                              6.2              5.1
----------------------------------------------------------------------------------------
Foreign, due through 2004, weighted average interest rate 7.6%   23.5             20.3
----------------------------------------------------------------------------------------
                                                                 29.7             25.4
----------------------------------------------------------------------------------------
                                                             $1,961.6         $2,274.3

Various debt agreements to which the company is a party include certain financial covenants and other restrictions, including restrictions pertaining to the ability to create property liens and enter into certain sale and leaseback transactions.

The company has obtained the commitment of a number of commercial banks to lend money at market rates whenever needed by the company. These committed lines of credit also are used to support the issuance of commercial paper. In January 1996, the company entered into a $600.0 million committed, multi-currency, syndicated credit facility which matures in January 2003. No borrowings were outstanding under this facility at 30 September 1999. At 30 September 1999, foreign subsidiaries had additional committed credit lines of $94.4 million, $17.8 million of which was borrowed and outstanding. Subsequent to the end of fiscal 1999, the company added an additional $300 million revolving credit commitment.

During 1999, a bank credit facility was executed to ensure the availability of funding to finance the anticipated acquisition of BOC. The facility consists of two tranches: a 364-day (subject to an additional 364-day term out option under certain circumstances) UK(pound)3,950.0 million tranche to fund the acquisition and a five-year $800 million tranche to replace the company's existing revolving credit facilities. Interest rates are based on LIBOR plus a spread which is a function of the company's long-term credit ratings. The agreement includes certain financial covenants and other restrictions, including restrictions pertaining to the ability to create property liens and enter into certain sale and leaseback transactions. Funds are not available under this credit facility until the offer for BOC shares is declared unconditional.

Maturities of long-term debt in each of the next five years are as follows:
$473.0 million in 2000; $139.2 million in 2001; $177.0 million in 2002; $140.2 million in 2003; and $142.0 million in 2004.

Included in the medium-term notes, Series E, is a $100.0 million note, due in 2026, with a one-time put option exercisable by the investor in 2008. Included in current portion of long-term debt is a Series F $100.0 million note, due in 2009, with a one-time put option exercisable by the investor in 2000, and a $100.0 million note, due in 2014, with a one-time put option exercisable by the investor in 2000. Also included in Series F is a $50.0 million note, due in 2016, with a one-time put option exercisable by the investor in 2002.

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

The company enters into forward exchange and option combination contracts to reduce the exposure to foreign currency fluctuations associated with certain monetary assets and liabilities, as well as certain firm commitments and highly anticipated cash flows. Forward exchange contracts are also used to hedge the value of investments in certain foreign subsidiaries and affiliates by creating a liability in a currency in which the company has a net equity position. The company is also party to purchased option contracts which, if exercised, involve the sale or purchase of foreign currency at a fixed exchange rate for a specified period of time. Purchased option contracts are used to hedge firm commitments and certain highly anticipated cash flows, including export sales transactions, through fiscal 2000. The company has also entered into certain purchased option contracts to hedge the proposed acquisition of BOC. Information regarding these contracts is disclosed in Note 18.

The following table illustrates the U.S. dollar equivalent, including offsetting positions, of foreign exchange contracts at 30 September 1999 and 1998 along with maturity dates, net unrealized gain (loss), and net unrealized gain (loss) deferred. As of 30 September 1999, the company has entered into purchased option contracts for approximately UK(pound)1.7 billion for the proposed acquisition of BOC.

                                                                                                                            Net
                                                                Latest    Unrealized     Unrealized           Net     Unrealized
                                        Contract Amount       Maturity         Gross          Gross    Unrealized    Gain (Loss)
(millions of dollars)                ($U.S. Equivalent)           Date          Gain         (Loss)   Gain (Loss)       Deferred
----------------------------------------------------------------------------------------------------------------------------------
30 September 1999
----------------------------------------------------------------------------------------------------------------------------------
Forward exchange contracts:
----------------------------------------------------------------------------------------------------------------------------------
  $U.S./Euro                                    $ 417.4           2003         $ 4.7          $(1.6)        $ 3.1           $--
----------------------------------------------------------------------------------------------------------------------------------
  $U.S./U.K. Pound Sterling                       230.9           2000            .9           (3.4)         (2.5)           .9
----------------------------------------------------------------------------------------------------------------------------------
  Euro/Canadian Dollar                             96.3           2000           1.3             --           1.3            --
----------------------------------------------------------------------------------------------------------------------------------
  Euro/U.K. Pound Sterling                         56.8           2000           1.1             --           1.1           1.1
----------------------------------------------------------------------------------------------------------------------------------
  Other                                            75.7           2000            .1           (1.4)         (1.3)         (1.2)
----------------------------------------------------------------------------------------------------------------------------------
                                                  877.1                          8.1           (6.4)          1.7            .8
Option contracts:
----------------------------------------------------------------------------------------------------------------------------------
   $U.S./U.K. Pound Sterling                     2,748.3           2000          12.5             --          12.5            --
----------------------------------------------------------------------------------------------------------------------------------
   $U.S./Japanese Yen                                7.2           2000            --            (.1)          (.1)          (.1)
----------------------------------------------------------------------------------------------------------------------------------
                                                 2,755.5                         12.5            (.1)         12.4           (.1)
----------------------------------------------------------------------------------------------------------------------------------
                                                $3,632.6                        $20.6          $(6.5)        $14.1          $ .7
30 September 1998
----------------------------------------------------------------------------------------------------------------------------------
 Forward exchange contracts:
----------------------------------------------------------------------------------------------------------------------------------
  $U.S./Spanish Peseta                           $ 332.2           2003           $--         $(19.4)       $(19.4)          $--
----------------------------------------------------------------------------------------------------------------------------------
  $U.S./U.K. Pound Sterling                        285.5           1999           5.2           (2.0)          3.2           4.5
----------------------------------------------------------------------------------------------------------------------------------
  Spanish Peseta/U.K. Pound Sterling                71.5           1999           1.1             --           1.1           1.1
----------------------------------------------------------------------------------------------------------------------------------
  $U.S./Netherland DG                               65.8           1999            .4           (3.2)         (2.8)           .4
----------------------------------------------------------------------------------------------------------------------------------
  Other                                            236.6           2000           2.2           (2.7)          (.5)          1.4
----------------------------------------------------------------------------------------------------------------------------------
                                                   991.6                          8.9          (27.3)        (18.4)          7.4
Option contracts:
----------------------------------------------------------------------------------------------------------------------------------
  $U.S./German DM                                   50.5           1999            --            (.4)          (.4)          (.4)
----------------------------------------------------------------------------------------------------------------------------------
  $U.S./U.K. Pound Sterling                         22.5           1999            --             --            --            --
----------------------------------------------------------------------------------------------------------------------------------
  $U.S./Japanese Yen                                15.6           1999            .4             --            .4            .4
----------------------------------------------------------------------------------------------------------------------------------
  Other                                             19.7           1999            --             --            --            --
----------------------------------------------------------------------------------------------------------------------------------
                                                   108.3                           .4            (.4)           --            --
----------------------------------------------------------------------------------------------------------------------------------
                                                $1,099.9                         $9.3         $(27.7)       $(18.4)         $7.4


The company's net equity position in its principal foreign subsidiaries at 30 September 1999 was $1,511.0 million. These subsidiaries have operations in the United Kingdom, Germany, Spain, France, Netherlands, Belgium, Brazil, Japan, Singapore, Indonesia, and Canada.

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


Counterparties to interest rate swap agreements are major financial institutions. The company has established counterparty credit guidelines and only enters into transactions with financial institutions of investment grade or better. Minimum credit standards become more stringent as the duration of the swap agreement increases. The company has provisions to require collateral in certain instances. The market value of such collateral posted in the company's favor as of 30 September 1999 is $107.0 million and is a result of the fair value exposure to an investment grade counter-party exceeding the company's policy maximum. Management believes the risk of incurring losses related to credit risk is remote.

The table below illustrates the contract or notional (face) amounts outstanding, maturity dates, weighted average receive and pay rates as of the end of the fiscal year, and the net unrealized gain of interest rate swap agreements by type at 30 September 1999 and 1998. The notional amounts are used to calculate contractual payments to be exchanged and are not generally actually paid or received, except for the currency swap component of the contracts. The net unrealized gain on these agreements, which equals their fair value, is based on the relevant yield curve at the end of the fiscal year.


                                                                    Weighted    Weighted
                                                                     Average     Average    Unrealized    Unrealized          Net
                                          Notional                      Rate        Rate         Gross         Gross   Unrealized
30 September 1999 (millions of dollars)     Amount    Maturities     Receive         Pay          Gain         (Loss)       Gain
----------------------------------------------------------------------------------------------------------------------------------
  Fixed to Variable                         $311.0     2000-2007         6.9%        5.2%       $  5.6        $   --      $  5.6
----------------------------------------------------------------------------------------------------------------------------------
  Variable to Variable                        60.0     2000-2001        20.0%        5.4%        121.1            --       121.1
----------------------------------------------------------------------------------------------------------------------------------
  Interest Rate/Currency                     270.8     2002-2006         5.3%        7.9%         13.5          (3.3)       10.2
----------------------------------------------------------------------------------------------------------------------------------
                                            $641.8                                              $140.2        $ (3.3)     $136.9
30 September 1998
----------------------------------------------------------------------------------------------------------------------------------
  Fixed to Variable                         $461.0     1999-2007         7.0%        5.7%       $ 37.6          $ --      $ 37.6
----------------------------------------------------------------------------------------------------------------------------------
  Variable to Variable                        60.0     2000-2001        16.4%        5.8%         86.4            --        86.4
----------------------------------------------------------------------------------------------------------------------------------
  Interest Rate/Currency                     419.3     1999-2006         6.0%        8.4%         18.4         (16.6)        1.8
----------------------------------------------------------------------------------------------------------------------------------
                                            $940.3                                              $142.4        $(16.6)     $125.8

Of the net unrealized gain as of 30 September 1999 and 1998, a net gain of $51.5 million and $50.2 million, respectively, has not been recognized in the financial statements. At the end of fiscal 1999 and 1998, a deferred gain of $1.1 million and a deferred loss of $7.1 million, respectively, resulted from terminated contracts.

After the effects of interest rate swap agreements, the company's total debt, including current portion, is composed of 57% fixed-rate debt and 43% variable-rate debt as of 30 September 1999.

7) Inventories

The components of inventories are as follows:

30 September (millions of dollars)                   1999         1998
---------------------------------------------------------------------------
Inventories at FIFO cost:
---------------------------------------------------------------------------
Finished goods                                     $278.2       $286.3
---------------------------------------------------------------------------
Work in process                                      36.0         38.4
---------------------------------------------------------------------------
Raw materials and supplies                          134.7        136.6
---------------------------------------------------------------------------
                                                    448.9        461.3
Less excess of FIFO cost over LIFO cost             (24.0)       (32.7)
---------------------------------------------------------------------------
                                                   $424.9       $428.6

Inventories valued using the LIFO method comprised 49.4% and 49.3% of consolidated inventories before LIFO adjustment at 30 September 1999 and 1998, respectively. Liquidation of prior years' LIFO inventory layers in 1999, 1998, and 1997 did not materially affect cost of sales in any of these years.

8) Summarized Financial Information of Equity Affiliates

The following table presents summarized financial information on a combined 100% basis of the principal companies accounted for by the equity method. Amounts presented include the accounts of the following equity affiliates: Cambria CoGen Company (50%); Stockton CoGen Company (50%); Orlando CoGen Limited, L.P. (50%); Pure Air on the Lake, L.P. (50%); Bangkok Cogeneration Company Limited (48.9%); Sankyo Air Products Co., Ltd. (50%); San-Apro Ltd. (50%); Sapio Produzione Idrogeno Ossigeno S.r.L. (49%); INFRA Group (40%); San Fu Chemicals (48.1%); ProCal (50%); Korea Industrial Gases (48.9%); Air Products South Africa (50%); Bangkok Industrial Gases Company Ltd. (49%); INOX Air Products Limited (48.9%); APP GmbH in WPS GmbH & CoKG (20%); and principally other industrial gas producers.

(millions of dollars)                            1999             1998
---------------------------------------------------------------------------
Current assets                                $ 648.3           $ 458.8
---------------------------------------------------------------------------
Noncurrent assets                             1,659.4           1,416.8
---------------------------------------------------------------------------
Current liabilities                             483.5             372.4
---------------------------------------------------------------------------
Noncurrent liabilities                          790.5             813.0
---------------------------------------------------------------------------
Net sales                                     1,436.0           1,168.1
---------------------------------------------------------------------------
Sales less cost of sales                        487.8             416.7
---------------------------------------------------------------------------
Net income                                      221.3             110.0
---------------------------------------------------------------------------

The company's share of income of all equity affiliates for 1999, 1998, and 1997 was $83.7 million, $48.4 million, and $84.3 million, respectively. These amounts exclude $22.2 million, $10.4 million, and $18.0 million of related net expenses incurred by the company. Dividends received from equity affiliates were $36.1 million, $44.6 million, and $61.5 million in 1999, 1998, and 1997, respectively.

The investment in net assets of and advances to equity affiliates at 30 September 1999 and 1998 included investment in foreign affiliates of $478.9 million and $315.3 million, respectively.

As of 30 September 1999 and 1998, the amount of investment in companies accounted for by the equity method included goodwill in the amount of $75.4 million and $45.7 million, respectively. The goodwill is being amortized into income over periods not exceeding 40 years.

9) Capital Stock

The authorized capital stock consists of 25 million preferred shares with a par value of $1 per share, none of which was outstanding at 30 September 1999, and 300 million shares of Common Stock with a par value of $1 per share. In May 1998, the Board of Directors authorized a two-for-one stock split. On 15 June 1998, each shareholder was issued one additional share of Common Stock for each share owned as of 15 May 1998. The consolidated financial statements have been adjusted, where appropriate, to reflect the effects of the stock split for all periods presented. At 30 September 1999, the number of shares of Common Stock outstanding was 213,044,282.

During fiscal 1999 and 1998, the company spent $24.6 million and $365.0 million to purchase .6 million and 9.4 million (post-split basis) Treasury Shares, respectively. In fiscal 1999, the share repurchase program was suspended due to the proposed acquisition of BOC.

The company established a trust to fund a portion of future payments to employees under existing compensation and benefit programs in fiscal 1994. The trust, which is administered by an independent trustee, was funded with 20 million shares of Treasury Stock. It will not increase or alter the amount of benefits or compensation which will be paid under existing plans. The establishment of the trust will not have an effect on earnings per share or return on average shareholders' equity. As of 30 September 1999, the balance of Treasury Stock remaining in the trust is 16.3 million shares.

On 19 March 1998, the Board of Directors unanimously approved a shareholder rights plan to replace the company's previous rights plan, which expired 16 March 1998. Under the plan, the Board of Directors declared a dividend of one Right for each share of Common Stock outstanding at the close of business on 19 March 1998 and with respect to Common Shares issued thereafter until the Distribution Date (as defined below). Each Right, when it becomes exercisable as described below, will entitle its holder to purchase one one-thousandth (1/1,000) of a share of Series A Participating Cumulative Preferred Stock, par value $1 per share, of the company (the "Preferred Shares") at a price of $345.00 (the "Purchase Price").

Until the earlier of (i) such time as the company learns that a person or group has acquired, or obtained the right to acquire, beneficial ownership of more than 15% of the outstanding Common Shares (such person or group being called an "Acquiring Person"), and (ii) such date, if any, as may be designated by the Board of Directors following the commencement of, or first public disclosure of an intention to commence, a tender or exchange offer for outstanding Common Shares which could result in such person or group becoming the beneficial owner of more than 15% of the outstanding Common Shares, (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced by certificates for Common Shares and not by separate Right certificates. Therefore, until the Distribution Date, the Rights will be transferred with and only with the Common Shares. The Rights are not exercisable until the Distribution Date and will expire on 19 March 2008 (the "Expiration Date"), unless earlier redeemed by the company as described on the following page.

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

10) Income Taxes

The following table shows the components of the provision for income taxes:

(millions of dollars)                    1999     1998      1997
-----------------------------------------------------------------------
Federal:
-----------------------------------------------------------------------
Current                                $117.5   $238.7    $ 61.3
-----------------------------------------------------------------------
Deferred                                 38.8    (32.5)     90.6
-----------------------------------------------------------------------
                                        156.3    206.2     151.9
State:
-----------------------------------------------------------------------
Current                                   6.3     22.7       3.6
-----------------------------------------------------------------------
Deferred                                  1.6    (10.8)      6.5
-----------------------------------------------------------------------
Impact of law/rate change                (1.9)      --        --
-----------------------------------------------------------------------
                                          6.0     11.9      10.1
Foreign:
-----------------------------------------------------------------------
Current                                  20.8     33.5      42.1
-----------------------------------------------------------------------
Deferred                                 20.3     24.7       4.2
-----------------------------------------------------------------------
Impact of law/rate change                  --       .6      (7.2)
-----------------------------------------------------------------------
                                         41.1     58.8      39.1
-----------------------------------------------------------------------
                                       $203.4   $276.9    $201.1

The significant components of deferred tax assets and liabilities are as follows:

30 September (millions of dollars)                       1999     1998
---------------------------------------------------------------------------
Gross deferred tax assets:
---------------------------------------------------------------------------
Pension and other compensation accruals                $121.1   $118.5
---------------------------------------------------------------------------
Tax loss and investment tax credit carryforwards         29.2     26.7
---------------------------------------------------------------------------
Reserves and accruals                                    27.6     26.0
---------------------------------------------------------------------------
Postretirement benefits                                  28.8     29.5
---------------------------------------------------------------------------
Inventory                                                18.6     18.2
---------------------------------------------------------------------------
Foreign currency translation adjustment                  12.8      1.1
---------------------------------------------------------------------------
Other                                                    56.4     44.9
---------------------------------------------------------------------------
Valuation allowance                                      (3.5)   (14.6)
---------------------------------------------------------------------------
Deferred tax assets                                     291.0    250.3

Gross deferred tax liabilities:
---------------------------------------------------------------------------
Plant and equipment                                     789.8    706.4
---------------------------------------------------------------------------
Investment in partnerships                               52.1     81.7
---------------------------------------------------------------------------
Employee benefit plans                                   45.6     50.1
---------------------------------------------------------------------------
Currency gains                                           11.3     27.7
---------------------------------------------------------------------------
Construction contract accounting methods                 10.7      3.0
---------------------------------------------------------------------------
Unrealized gain on cost investment                        7.7      2.8
---------------------------------------------------------------------------
Other                                                    60.9     49.1
---------------------------------------------------------------------------
Deferred tax liabilities                                978.1    920.8
---------------------------------------------------------------------------
Net deferred income tax liability                      $687.1   $670.5


Net current deferred tax assets of $35.1 million and net noncurrent deferred tax assets of $8.9 million are included in other current assets and other noncurrent assets at 30 September 1999, respectively. Net current deferred tax assets of $32.5 million are included in other current assets at 30 September 1998.

Foreign and state operating loss carryforwards on 30 September 1999 were $54.0 million and $64.6 million, respectively. Foreign losses of $6.7 million are available to offset future foreign income through 2008. The balance of these losses have an unlimited carryover period. State operating loss carryforwards are available through 2012. Foreign capital loss carryforwards were $2.1 million on 30 September 1999 and have an unlimited carryover period.

The valuation allowance as of 30 September 1999 primarily relates to the tax loss carryforwards referenced above. If events warrant the reversal of the $3.5 million valuation allowance, it would result in a reduction of tax expense. The $11.1 million reduction in the valuation allowance in fiscal 1999 included a $6.8 million reduction of intangible assets with the balance principally reducing income tax expense.

Major differences between the federal statutory rate and the effective tax rate are:


(percent of income before taxes)                  1999      1998      1997
------------------------------------------------------------------------------
United States federal statutory rate              35.0%     35.0%     35.0%
------------------------------------------------------------------------------
State taxes, net of federal tax benefit            2.1       1.9       2.2
------------------------------------------------------------------------------
Income from equity affiliates                     (3.0)     (1.9)     (2.5)
------------------------------------------------------------------------------
Foreign tax credits and refunds
on dividends received from foreign affiliates       .6      (1.0)       .1
------------------------------------------------------------------------------
Nonconventional fuel credits                        --        --       (.8)
------------------------------------------------------------------------------
Export tax benefits                               (1.4)      (.9)      (.6)
------------------------------------------------------------------------------
Investment tax credits                             (.1)      (.3)     (1.1)
------------------------------------------------------------------------------
American Ref-Fuel sale and contract settlements     --       1.4        --
------------------------------------------------------------------------------
Other                                             (2.1)      (.6)      (.4)
------------------------------------------------------------------------------
Effective tax rate after minority interest        31.1%     33.6%     31.9%
------------------------------------------------------------------------------
Minority interest                                  (.7)       --        --
------------------------------------------------------------------------------
Effective tax rate                                30.4%     33.6%     31.9%

The following table summarizes the income of U.S. and foreign operations, before taxes and minority interest:

(millions of dollars)                              1999     1998      1997
------------------------------------------------------------------------------
Income from consolidated operations:
------------------------------------------------------------------------------
  United States                                  $433.8   $626.8    $426.6
------------------------------------------------------------------------------
  Foreign                                         151.5    149.2     120.2
------------------------------------------------------------------------------
Income from equity affiliates                      83.7     48.4      84.3
------------------------------------------------------------------------------
                                                 $669.0   $824.4    $631.1

The company does not pay or record U.S. income taxes on the undistributed earnings of its foreign subsidiaries and its 20% to 50% owned corporate joint ventures as long as those earnings are permanently reinvested in the companies that produced them. These cumulative undistributed earnings are included in consolidated retained earnings on the balance sheet and amounted to $739.8 million at the end of fiscal 1999. An estimated $167.9 million in U.S. income and foreign withholding taxes would be due if these earnings were remitted as dividends, after payment of all deferred taxes.


11) Plant and Equipment

The major classes of plant and equipment, at cost, are as follows:

30 September (millions of dollars)               1999             1998
---------------------------------------------------------------------------
Land                                          $ 139.3          $ 127.3
---------------------------------------------------------------------------
Buildings                                       651.2            599.9
---------------------------------------------------------------------------
Gas generating and chemical facilities,
machinery and equipment                       8,713.7          8,208.7
---------------------------------------------------------------------------
Construction in progress                        683.7            553.6
---------------------------------------------------------------------------
                                            $10,187.9         $9,489.5

12) Stock Option and Award Plans

Long-Term Incentive Plan

The Long-Term Incentive Plan (the "Plan") provides for three principal types of awards to executives and key employees: stock options, performance units, and deferred stock units. The award type most frequently used is the non-qualified stock option with an exercise price fixed at 100% of the fair market value of a share of Air Products common stock ("stock") on the date of grant. Non-qualified stock options standardly become exercisable in cumulative installments of 33 1/3% one year after the date of grant and annually thereafter, and must be exercised no later than ten years and one day from the date of grant.

In October 1996 and 1998, the company granted 639,800 and 697,300 premium priced stock options, respectively, in addition to the fair market value stock options. These stock options have an exercise price above market on the date of grant ($36 and $40, respectively). The awards are 100% vested after two years and are exercisable over an additional three-year period. As of 30 September 1999, a total of 13,257,506 options including both fair market value and premium priced stock options were outstanding.

In fiscal 1997 and 1999, the company also granted deferred stock units identified as performance shares to executive officers and other key employees. These awards provide for the issuance of common stock based on certain management objectives achieved by the performance period ending 30 September 1998 and 30 September 2000, respectively. The number of shares to be paid out for the 1999 grant can vary from 0% to 225% of the 570,500 base performance share units granted. The number of shares to be paid out for the fiscal 1997 grant is 367,578 share units. Compensation expense is recognized over a period ranging from two to ten years.

Prior to the issuance of performance shares, the company granted deferred stock units as career share awards in fiscal years 1992 through 1997 to certain executive officers and other key employees. Career shares are deferred stock units payable in shares of stock after retirement. Career share awards equivalent to 803,743 and 862,874 shares of stock were outstanding at the end of fiscal years 1999 and 1998, respectively. Compensation expense was computed by multiplying the number of units granted by the market price of the stock on the date of grant. The cost is recognized over a ten-year period.

The following table summarizes stock option transactions (fair market value stock options and premium priced stock options) as follows:


                                             Number of           Average
                                                Shares             Price
-----------------------------------------------------------------------------
Outstanding at 30 September 1996            10,677,544             17.72
-----------------------------------------------------------------------------
Granted                                     2,437,300              31.00
-----------------------------------------------------------------------------
Exercised                                  (2,243,956)             12.62
-----------------------------------------------------------------------------
Forfeited                                     (11,002)             25.94
-----------------------------------------------------------------------------

Outstanding at 30 September 1997           10,859,886              21.73
-----------------------------------------------------------------------------
Granted                                     2,014,500              41.31
-----------------------------------------------------------------------------
Exercised                                  (1,021,169)             13.56
-----------------------------------------------------------------------------
Forfeited                                     (40,075)             32.32
-----------------------------------------------------------------------------

Outstanding at 30 September 1998           11,813,142              25.73
-----------------------------------------------------------------------------
Granted                                     2,644,400              32.25
-----------------------------------------------------------------------------
Exercised                                  (1,050,803)             14.67
-----------------------------------------------------------------------------
Forfeited                                    (149,233)             33.98
-----------------------------------------------------------------------------

Outstanding at 30 September 1999           13,257,506              27.81
-----------------------------------------------------------------------------


-----------------------------------------------------------------------------
Exercisable at end of year                  8,775,971
-----------------------------------------------------------------------------
Participants at end of year                       536
-----------------------------------------------------------------------------
Available for future grant at end of year   3,982,599
-----------------------------------------------------------------------------

The following table summarizes information about options outstanding at 30 September 1999:

                                                           Options Outstanding       Options Exercisable
                                                       Weighted
                                                        Average       Weighted                     Weighted
                                                      Remaining        Average                      Average
                                           Number   Contractual       Exercise        Number       Exercise
Range of Exercise Prices              Outstanding  Life (Years)          Price   Exercisable          Price
-------------------------------------------------------------------------------------------------------------
$11.41-16.92                            1,747,352          2.54         $14.51     1,747,352         $14.51
-------------------------------------------------------------------------------------------------------------
 19.56-23.13                            3,207,148          5.13          21.69     3,207,148          21.69
-------------------------------------------------------------------------------------------------------------
 26.03-29.06                            3,116,982          7.54          27.67     2,549,867          27.36
-------------------------------------------------------------------------------------------------------------
 36.00-41.69                            5,186,024          9.37          36.16     1,271,604          38.67
-------------------------------------------------------------------------------------------------------------

Other Stock-Based Incentives

In addition to the Long-Term Incentive Plan, there is a Directors' Stock Option Plan. Options awarded to nonemployee directors are exercisable six months after grant date and must be exercised no later than ten years and one day from the date of grant. Under this plan, there were 104,000 and 84,000 options outstanding and exercisable at the end of fiscal years 1999 and 1998, respectively. Option prices were $34.53 and $39.37 per share for options issued in fiscal 1999 and 1998, respectively.

The company grants deferred stock unit awards to certain key employees below the executive level. Deferred stock units equivalent to 853,081 and 798,160 shares of stock were outstanding at the end of fiscal years 1999 and 1998, respectively. Compensation expense is computed by multiplying the number of units granted by the market value of the stock on the date of grant. The cost is recognized over the four-year deferral period applicable to the awards.

In October 1995 and 1997, the company awarded 200 stock options to virtually all employees. These options vest three years after date of grant and are exercisable over an additional seven-year period. The following table summarizes these global stock option transactions as follows:


                                             Number of          Average
                                               Shares             Price
------------------------------------------------------------------------------
Outstanding at 30 September 1998             5,669,600           $34.59
------------------------------------------------------------------------------
Granted                                             --               --
------------------------------------------------------------------------------
Exercised                                    (722,200)            26.03
------------------------------------------------------------------------------
Forfeited                                    (115,200)            37.38
------------------------------------------------------------------------------

Outstanding at 30 September 1999             4,832,200            35.82
------------------------------------------------------------------------------


In October 1999, the company disclosed its intention to award 100 stock options with an exercise price of $28.78 per share to virtually all employees. Approximately 1,812,000 options will be granted.

Pro Forma Information

The company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock option plans. SFAS No. 123 requires the company to disclose pro forma net income and pro forma earnings per share amounts as if compensation expense were recognized for options granted after fiscal year 1995. Using this approach, net income and earnings per share would have been reduced to the pro forma amounts indicated in the table:

(millions of dollars, except per share)           1999      1998     1997
------------------------------------------------------------------------------
Net earnings
------------------------------------------------------------------------------
  As reported                                   $450.5    $546.8   $429.3
------------------------------------------------------------------------------
  Pro forma                                      428.7     522.0    415.5
------------------------------------------------------------------------------
Basic earnings per share
------------------------------------------------------------------------------
  As reported                                    $2.12     $2.54    $1.95
------------------------------------------------------------------------------
  Pro forma                                       2.02      2.42     1.89
------------------------------------------------------------------------------
Diluted earnings per share
------------------------------------------------------------------------------
  As reported                                    $2.09     $2.48    $1.91
------------------------------------------------------------------------------
  Pro forma                                       1.98      2.36     1.84
------------------------------------------------------------------------------

For disclosure purposes, the fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average of assumptions:


                                                  1999      1998     1997
----------------------------------------------------------------------------
Dividend yield                                     2.0%      2.0%     2.3%
----------------------------------------------------------------------------
Expected volatility                               21.1%     20.1%    25.3%
----------------------------------------------------------------------------
Risk-free interest rate                            4.4%      6.0%     6.6%
----------------------------------------------------------------------------
Expected life (years)                              7.2       6.2      7.2
----------------------------------------------------------------------------

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

13) Earnings Per Share

The calculation of basic and diluted earnings per share is as follows:

30 September (in millions, except per share)      1999      1998     1997
----------------------------------------------------------------------------
Numerator:
----------------------------------------------------------------------------
Income available to common shareholders used
in basic and diluted earnings per share         $450.5    $546.8   $429.3
----------------------------------------------------------------------------
Denominator:
----------------------------------------------------------------------------
Weighted average number of common shares used
in basic earnings per share                      212.2     215.5    220.1
----------------------------------------------------------------------------
Effect of dilutive securities:
----------------------------------------------------------------------------
  Employee stock options                           2.8       3.6      3.8
----------------------------------------------------------------------------
  Other award plans                                1.0       1.0      1.0
----------------------------------------------------------------------------
                                                   3.8       4.6      4.8
Weighted average number of common shares and
dilutive potential common shares used in diluted
earnings per share                               216.0     220.1    224.9
----------------------------------------------------------------------------
Basic earnings per share                         $2.12     $2.54     $1.95
----------------------------------------------------------------------------
Diluted earnings per share                       $2.09     $2.48     $1.91
-----------------------------------------------------------------------------


Dividends Graph

Market Price Range per Shares Graph

14) Pension and Other Postretirement Benefits

The following table shows reconciliations of the domestic pension plan and other postretirement plan benefits as of 30 September 1999 and 1998. The foreign pension plan information is as of 30 June 1999 and 1998:

                                                           Pension Benefits          Other Benefits
(millions of dollars)                                      1999        1998        1999          1998
----------------------------------------------------------------------------------------------------------
Change in benefit obligation
----------------------------------------------------------------------------------------------------------
Benefit obligation on 1 October                        $1,307.2     $ 979.4       $64.6         $56.4
----------------------------------------------------------------------------------------------------------
Service cost                                               49.2        38.1         4.9           4.1
----------------------------------------------------------------------------------------------------------
Interest cost                                              84.7        74.6         4.3           4.3
----------------------------------------------------------------------------------------------------------
Amendments                                                  6.2         8.0          --            --
----------------------------------------------------------------------------------------------------------
Actuarial loss (gain)                                    (140.6)      230.2        (6.9)          4.5
----------------------------------------------------------------------------------------------------------
Plan participant contributions                              3.4          3.0         --            --
----------------------------------------------------------------------------------------------------------
Benefits paid                                             (45.5)       (38.5)      (4.9)         (4.7)
----------------------------------------------------------------------------------------------------------
Currency translation                                      (14.2)        12.4         --            --
----------------------------------------------------------------------------------------------------------
Benefit obligation on 30 September                     $1,250.4     $1,307.2      $62.0         $64.6

Change in plan assets
-----------------------------------------------------------------------------------------------------------

Fair value of plan assets on 1 October                 $1,044.7     $ 943.4         $--           $--
-----------------------------------------------------------------------------------------------------------
Actual return on plan assets                              182.8        80.8          --            --
----------------------------------------------------------------------------------------------------------
Company contributions                                       8.2        15.1          --            --
----------------------------------------------------------------------------------------------------------
Plan participant contributions                              3.4         3.0          --            --
----------------------------------------------------------------------------------------------------------
Benefits paid                                             (41.0)      (34.7)         --            --
----------------------------------------------------------------------------------------------------------
Acquisition                                                  --        18.7          --            --
----------------------------------------------------------------------------------------------------------
Currency translation/Other                                (14.5)       18.4          --            --
----------------------------------------------------------------------------------------------------------

Fair value of plan assets on 1 October                 $1,183.6    $1,044.7         $--           $--

Funded status of the plan                                $(66.8)    $(262.5)     $(62.0)       $(64.6)
----------------------------------------------------------------------------------------------------------
Unrecognized actuarial loss (gain)                        (30.7)      214.9       (10.1)         (3.1)
----------------------------------------------------------------------------------------------------------
Unrecognized prior service cost                            17.0        16.5        (1.0)         (1.2)
----------------------------------------------------------------------------------------------------------
Unrecognized net transition asset                         (14.5)      (19.1)         --            --
-----------------------------------------------------------------------------------------------------------

Net amount recognized                                    $(95.0)    $ (50.2)     $(73.1)       $(68.9)

Total recognized amounts in the balance sheet consist of:
-----------------------------------------------------------------------------------------------------------
Prepaid benefit cost                                    $ 111.8     $ 109.8         $--           $--
-----------------------------------------------------------------------------------------------------------
Accrued benefit liability                                (221.4)     (196.4)      (73.1)        (68.9)
-----------------------------------------------------------------------------------------------------------
Intangible asset                                            6.8        13.5          --            --
-----------------------------------------------------------------------------------------------------------
Shareholders' equity                                        7.8        22.9          --            --
-----------------------------------------------------------------------------------------------------------

Net amount recognized                                   $ (95.0)    $ (50.2)     $(73.1)       $(68.9)

Weighted average assumptions as of 30 September
-----------------------------------------------------------------------------------------------------------
Discount rate                                               7.2%       6.6%        7.75%          6.5%
-----------------------------------------------------------------------------------------------------------
Expected return on plan assets                              9.5%       9.5%          --             --
-----------------------------------------------------------------------------------------------------------
Rate of compensation increase                               4.6%       4.7%         5.0%           5.0%
-----------------------------------------------------------------------------------------------------------

For measurement purposes, an 8.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for fiscal 2000. The rate was assumed to decrease gradually to 5.5% for fiscal 2006 and thereafter.


                                                         Pension Benefits                  Other Benefits
(millions of dollars)                              1999        1998       1997        1999       1998        1997
-----------------------------------------------------------------------------------------------------------------
Components of net periodic benefit cost
-----------------------------------------------------------------------------------------------------------------
Service cost                                     $ 49.2      $ 38.1     $ 32.8        $4.9       $4.1        $3.5
-----------------------------------------------------------------------------------------------------------------
Interest cost                                      84.7        74.6       68.2         4.3        4.3         4.2
-----------------------------------------------------------------------------------------------------------------
Expected return on plan assets                   (125.1)      (80.8)     (73.0)         --         --          --
-----------------------------------------------------------------------------------------------------------------
Prior service cost amortization                     2.3         1.9        1.8         (.1)       (.1)        (.1)
-----------------------------------------------------------------------------------------------------------------
Actuarial (gain)/loss amortization                 46.4         2.8         .5          --        (.1)        (.2)
-----------------------------------------------------------------------------------------------------------------
Transition amount amortization                     (3.8)       (3.8)      (3.7)         --         --          --
-----------------------------------------------------------------------------------------------------------------
Net periodic benefit cost                        $ 53.7      $ 32.8     $ 26.6        $9.1       $8.2        $7.4
-----------------------------------------------------------------------------------------------------------------


The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plan with accumulated benefit obligations in excess of plan assets were $167.4 million, $146.7 million, and $70.6 million, respectively, as of 30 September 1999, and $983.0 million, $763.1 million, and $626.5 million, respectively, as of 30 September 1998.

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


                             1 Percentage Point           1 Percentage Point
(millions of dollars)                  Increase                     Decrease
-------------------------------------------------------------------------------
Effect on total of service
and interest cost                           $.4                         $(.5)
-------------------------------------------------------------------------------
Effect on the postretirement
benefit obligation                         $2.7                        $(3.1)
-------------------------------------------------------------------------------

In addition to the above plans, U.S. employees are eligible to contribute to a 401(k) plan. The company matches a portion of these contributions. Contributions charged to income for this plan for 1999, 1998, and 1997 were $13.8 million, $12.9 million, and $12.1 million, respectively.

15) Leases

Capital leases, primarily for machinery and equipment, are included with owned plant and equipment on the balance sheet in the amount of $63.9 million and $46.5 million at the end of fiscal 1999 and 1998, respectively. Related amounts of accumulated depreciation are $26.6 million and $25.4 million, respectively.


Operating leases, including month-to-month agreements, cost the company $83.4 million in 1999, $66.8 million in 1998, and $60.6 million in 1997.

At 30 September 1999, minimum payments due under leases are as follows:

                                      Capital         Operating
(millions of dollars)                  Leases           Leases
---------------------------------------------------------------------
2000                                    $28.9           $ 29.8
---------------------------------------------------------------------
2001                                     11.8             23.4
---------------------------------------------------------------------
2002                                     10.0             16.8
---------------------------------------------------------------------
2003                                      6.5             12.3
---------------------------------------------------------------------
2004                                      5.1             10.6
---------------------------------------------------------------------
2005 and thereafter                        --             82.7
---------------------------------------------------------------------
                                        $62.3           $175.6


The present value of the above future capital lease payments is included in the liability section of the balance sheet. At the end of fiscal 1999, $25.5 million was classified as current and $29.7 million as long-term.

16) Other Commitments and Contingencies

General partnerships, in which subsidiaries of Air Products have a 50% interest, own facilities in Stockton, California and Cambria County, Pennsylvania that burn coal and coal waste, respectively, and produce electricity and steam. Air Products is also operator of these projects. In the aggregate for both facilities, specific performance guarantees obligate Air Products to pay damages of $3 million annually up to a cumulative total of $23 million under certain circumstances and if the general partnership is unable to service its debt.

Other completed cogeneration projects, in which Air Products, through equity affiliates, beneficially owns 48.9% (Map Ta Phut, Thailand) and 50% (Rotterdam, the Netherlands) burn natural gas to produce electricity and steam. Specific equity support agreements related to the financings of the two projects obligate Air Products to contribute equity up to a cumulative total for the two projects of $17 million under certain circumstances.

Additionally, Air Products and a subsidiary have a 50% interest in a limited partnership that owns a natural gas-fired cogeneration facility in Orlando, Florida. Under agreements with the partnership, Air Products provides financial support relating to the facility's natural gas supply. In the event the partnership's municipal utility district customer (one of the project's two power purchasers) terminates its contract due to a partnership default, Air Products will make available up to $15 million (escalates from February 1992) to compensate the utility district for the higher cost of power procured from other sources over a period of up to five years.

In connection with the financing of the domestic cogeneration projects, Air Products has contracted to provide financial support in the event of a title problem at the plant site.

In addition, the company has guaranteed repayment of borrowings of certain domestic and foreign equity affiliates. At year end, these guarantees totaled approximately $52 million.

The company has accrued for certain environmental investigatory and noncapital remediation costs consistent with the policy set forth in Note 1. The potential exposure for such costs is estimated to range from $10 million to a reasonably possible upper exposure of $26 million. The balance sheet at 30 September 1999 includes an accrual of $19.4 million. The company does not expect that any sums it may have to pay in connection with these environmental matters would have a materially adverse effect on its consolidated financial position or results of operations in any one year.

The company in the normal course of business has commitments, lawsuits, contingent liabilities, and claims. However, the company does not expect that any sum it may have to pay in connection with these matters will have a materially adverse effect on its consolidated financial position or results of operations. The company also has contingencies related to the BOC acquisition. See Note 18.

At the end of fiscal 1999, the company had purchase commitments to spend approximately $237 million for additional plant and equipment.

17) Acquisitions and Divestitures

Wacker-Chemie Joint Venture

On 1 October 1998, Air Products and Chemicals, Inc. and Wacker-Chemie GmbH formed two joint ventures to consolidate their respective positions in polymer emulsions and redispersible powder polymers businesses. The combined annual sales of the ventures were approximately $800 million in fiscal 1999. The ventures extend the company's strategy to continue globalization of the chemicals segment by establishing manufacturing and support facilities in key regions.

The polymer emulsions joint venture, Air Products Polymers, L.P. (APP), is headquartered in the United States and has facilities in Germany, Mexico, Korea, and several locations in the United States. Air Products has a 65% interest in the venture and Wacker-Chemie has a 35% interest. This venture is consolidated into Air Products' financial statements and the Wacker-Chemie interest accounted for as a minority interest. The accounting for this transaction as a business combination resulted in the partial sale of assets, with a gain of $34.9 million ($23.6 million after-tax, or $.11 per share).

The redispersible powders venture, Wacker Polymer Systems (WPS), is headquartered in Germany, with manufacturing facilities in Germany and the United States. Air Products has a 20% interest in this venture and reports the results by the equity accounting method.

Air Products' fiscal 1999 sales were approximately $110 million higher than would have occurred without the ventures. After the Wacker-Chemie minority interest eliminations, net income in the initial year of operation was approximately the same as before the ventures.

American Ref-Fuel Company

In December 1997, the company sold substantially all of its 50% interest in the American Ref-Fuel Company, its former waste-to-energy joint venture with Browning-Ferris Industries, Inc. (BFI), to a limited liability company formed by Duke Energy Power Services and United American Energy Corporation. This transaction provided for the sale of Air Products' interest in American Ref-Fuel's five waste-to-energy facilities for $237 million, and Duke Energy Capital Corporation, the parent company of Duke Energy Power Services, assumed various parental support agreements. The income statement for the year ended 30 September 1998 includes a gain of $62.6 million from this sale ($35.1 million after-tax, or $.16 per share).

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

Carburos is a leading supplier of industrial gases in Spain. This transaction was accounted for as a step acquisition purchase, and the results for the year ended 30 September 1997 contained approximately forty-five weeks of consolidated operating results for Carburos. Previously, the company accounted for its investment using the equity method. The company has recorded a total of $212.2 million as cumulative goodwill related to the shares acquired in the three tender offers. The goodwill is amortized on a straight-line basis over forty years.

In fiscal 1998, the company purchased most of the remaining minority interest in Carburos. The company now owns 99.7% of the outstanding shares of Carburos.

18) BOC Transaction

In July 1999, the company and L'Air Liquide S.A. ("Air Liquide") of France agreed to the terms of a recommended offer under which they would acquire BOC, the leading British industrial gases company, for UK(pound)14.60 per share in cash, or a total of approximately UK(pound)7.2 billion. Air Products has a UK(pound)3,950.0 million credit agreement to provide backup for commercial paper or direct funding for its 50% share of the offer price. Fees incurred to secure this credit agreement have been deferred and will be amortized on a straight-line basis over the term of the arrangement. The offer will formally commence in the United Kingdom and the United States upon receipt of the necessary regulatory clearances, which are expected in the first quarter of calendar year 2000. The company expects the transaction will be included in the company's financial results for approximately six months of fiscal 2000. Due to the joint control with Air Liquide, the operations will initially be accounted for under the equity method. As the company gains control and ownership of approximately one-half of the BOC assets expected to be allocated to it, the operations will be accounted for as consolidated entities.

If the BOC acquisition transaction does not occur, the deferred costs that would be capitalized as part of the purchase price would be expensed. In addition, under certain circumstances, if the offer to BOC is not made or lapses, Air Products and Air Liquide have agreed to pay BOC a fee of $100 million, which would be split equally between Air Products and Air Liquide.

As of 30 September 1999, the company entered into purchased currency options contracts for approximately UK(pound)1.7 billion. These options expire in fiscal year 2000. Subsequent to 30 September 1999, the company entered into additional purchased options and option combination contracts with a gross notional value of approximately UK(pound)4.0 billion to further hedge the proposed acquisition. The net impact of the option contracts entered to date (after adjusting for the tax impact of the hedge placed) is a hedge of approximately UK(pound)2.2 billion of the company's UK(pound)3.6 billion share of the purchase price. The company will record gains and losses associated with changes in the market value of these options currently in earnings since hedge accounting may not be applied to instruments which are used to hedge the cost of a business combination. The results for the twelve months ended 30 September 1999 include a net gain of $7.0 million ($4.4 million after-tax, or $.02 per share), from these currency options, net of preacquisition expenses.

19) Supplementary Information

Payables, Trade and Other

30 September (millions of dollars)               1999            1998
----------------------------------------------------------------------------
Accounts payable, trade                        $441.5          $398.0
----------------------------------------------------------------------------
Outstanding checks payable in excess
of certain cash balances                         13.8            23.3
----------------------------------------------------------------------------
Customer advances                                50.5            57.4
----------------------------------------------------------------------------
                                               $505.8          $478.7
Accrued Liabilities

30 September (millions of dollars)               1999            1998
----------------------------------------------------------------------------
Accrued payroll and employee benefits          $ 83.0          $109.0
----------------------------------------------------------------------------
Accrued interest expense                         44.9            45.8
----------------------------------------------------------------------------
Other accrued liabilities                       279.1           178.0
----------------------------------------------------------------------------
                                               $407.0          $332.8
Short-Term Borrowings

30 September (millions of dollars)               1999            1998
----------------------------------------------------------------------------
Bank obligations                               $ 41.8          $ 28.4
----------------------------------------------------------------------------
Commercial paper                                363.0           240.2
Notes payable--other                              2.8             1.5
----------------------------------------------------------------------------
                                               $407.6          $270.1

The weighted average interest rate of short-term commercial paper outstanding as of 30 September 1999 and 1998 was 5.3% and 5.5%, respectively.

Other Income (Expense), Net

(millions of dollars)                            1999       1998        1997
-------------------------------------------------------------------------------
Interest income                                 $ 6.4      $ 5.3       $ 6.7
-------------------------------------------------------------------------------
Foreign exchange                                 (3.0)      (8.3)       (5.8)
-------------------------------------------------------------------------------
Gain (loss) on sale of assets and investments    (3.7)       18.6        25.1
-------------------------------------------------------------------------------
Impairment loss of long-lived assets              (.5)      (2.2)       (9.9)
-------------------------------------------------------------------------------
Royalty and technology income                     3.5        2.6         2.7
-------------------------------------------------------------------------------
Amortization of intangibles                     (18.6)     (16.4)      (14.6)
-------------------------------------------------------------------------------
Technical aid fees                               11.9       11.4        12.8
-------------------------------------------------------------------------------
Insurance recoveries                              6.2         --          --
-------------------------------------------------------------------------------
Miscellaneous                                    17.5        4.5         7.9
-------------------------------------------------------------------------------
                                               $ 19.7     $ 15.5      $ 24.9


Additional Cash Flow Information
Cash paid for interest and taxes is as follows:


(millions of dollars)                            1999       1998        1997
-------------------------------------------------------------------------------
Interest (net of amounts capitalized)          $156.0     $163.1      $161.5
-------------------------------------------------------------------------------
Taxes (net of refunds)                          148.3      246.2        89.1
-------------------------------------------------------------------------------

Significant noncash transactions are as follows:

(millions of dollars)                            1999       1998        1997
-------------------------------------------------------------------------------
Capital lease additions                         $18.5       $5.7        $3.0
-------------------------------------------------------------------------------
Liabilities associated with acquisitions          7.4       10.0         1.1
Exchange of assets                               19.5         --          --
-------------------------------------------------------------------------------

Additional Income Statement Information

Fiscal 1999 results included several special items which essentially offset at the net income and earnings per share level. The components of special items on a before- and after-tax basis were: a gain of $34.9 million ($23.6 million after-tax, or $.11 per share) on the partial sale of assets related to the formation of Air Products Polymers (a 65% majority-owned venture with Wacker-Chemie GmbH); expense of $34.2 million ($21.9 million after-tax, or $.10 per share) related to the global cost reduction programs; expense of $10.3 million ($6.4 million after-tax, or $.03 per share) related to chemicals facility closure costs; and a gain of $7.0 million ($4.4 million after-tax, or $.02 per share) from a gain on foreign currency options from the expected BOC acquisition, net of preacquisition expenses.

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

Fiscal 1997 results were increased by net after-tax income of $1.6 million, or $.01 per share, for special items. The components of special items on a before- and after-tax basis were: a gain of $9.5 million ($5.9 million after-tax, or $.03 per share) on the sale of the landfill gas recovery business; a gain of $7.3 million ($4.5 million after-tax, or $.02 per share) on the partial sale of the cost basis Daido Hoxan investment; an impairment loss of $9.3 million ($6.0 million after-tax, or $.03 per share) in the chemicals release agent business; and a loss of $4.8 million ($2.8 million after-tax, or $.01 per share) from debt refinancing by an equity affiliate.

Summary by Quarter

This table summarizes the unaudited results of operations for each quarter of 1999 and 1998:

(millions of dollars, except per share)               First        Second          Third         Fourth
-----------------------------------------------------------------------------------------------------------------
1999
-----------------------------------------------------------------------------------------------------------------
Sales                                              $1,274.6      $1,253.3       $1,237.8       $1,254.4
-----------------------------------------------------------------------------------------------------------------
Operating income                                      189.0(a)      182.7(c)       167.7(d)       185.3
-----------------------------------------------------------------------------------------------------------------
Net income                                            126.4(a)(b)   106.9(c)        94.6(d)       122.6(e)(f)
-----------------------------------------------------------------------------------------------------------------
Basic earnings per common share                         .60(a)(b)     .51(c)         .45(d)         .58(e)(f)
-----------------------------------------------------------------------------------------------------------------
Diluted earnings per common share                       .59(a)(b)     .50(c)         .44(d)         .57(e)(f)
-----------------------------------------------------------------------------------------------------------------
Dividends per common share                              .17           .17            .18            .18
-----------------------------------------------------------------------------------------------------------------
Price per common share: high                       40 15/16            41         49 1/8             43
                        low                          29 7/8        30 5/8       33 13/16       27 15/16
-----------------------------------------------------------------------------------------------------------------

1998
------------------------------------------------------------------------------------------------------------------
Sales                                              $1,234.8      $1,208.6       $1,225.3       $1,250.3
------------------------------------------------------------------------------------------------------------------
Operating income                                      213.0         206.4          211.5          214.8
-----------------------------------------------------------------------------------------------------------------
Net income                                            160.5(g)(h)   120.5          138.1(i)       127.7
-----------------------------------------------------------------------------------------------------------------
Basic earnings per common share                         .74(g)(h)     .56            .64(i)         .60
-----------------------------------------------------------------------------------------------------------------
Diluted earnings per common share                       .72(g)(h)     .54            .63(i)         .59
-----------------------------------------------------------------------------------------------------------------
Dividends per common share                              .15           .15            .17            .17
-----------------------------------------------------------------------------------------------------------------
Price per common share: high                       41 21/32        43 7/8       45 11/32         40 1/8
                        low                         36 3/32      37 27/32        38 9/16         29 3/4
-----------------------------------------------------------------------------------------------------------------


(a) Includes a charge to operating income of $20.3 million ($12.9 million after-tax, or $.06 per share) for the global cost reduction program.

(b) Includes a gain of $31.2 million ($21.4 million after-tax, or $.10 per share) on the formation of the polymers venture.

(c) Includes expense of $10.3 million ($6.4 million after-tax, or $.03 per share) related to the closure of a chemicals facility.

(d) Includes a charge of $13.9 million ($9.0 million after-tax, or $.04 per share) for the global cost reduction program.

(e) Includes a gain of $3.8 million ($2.3 million after-tax, or $.01 per share) on the formation of the polymers venture.

(f) Includes a gain of $7.0 million ($4.4 million after-tax, or $.02 per share) related to the gain on currency options, net of preacquisition expenses for BOC.

(g) Includes a gain of $62.6 million ($35.1 million after-tax, or $.16 per share) from the sale of American Ref-Fuel.

(h) Includes a gain of $12.6 million ($7.6 million after-tax, or $.03 per share) related to a project settlement.

(i) Includes a gain of $28.3 million ($15.4 million after-tax, or $.07 per share) related to a power contract restructuring.

20) Business Segment and Geographic Information

Effective in 1999, the company adopted Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement defines the disclosure requirements for operating segments. Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Statement also establishes standards for related disclosure requirements about products and services, geographic areas, and major customers. Prior year amounts have been restated to conform with the current year presentation.

The company's segments are organized based on differences in products. The company has three operating segments consisting of gases, chemicals, and equipment. The company's divested environmental and energy systems (American Ref-Fuel and landfill gas) businesses are included in other.

The company's gases segment includes its industrial gases, power generation, and flue gas treatment businesses. The company is a leading international supplier of industrial and specialty gas products. Principal products of the industrial gases business are oxygen, nitrogen, argon, hydrogen, carbon monoxide, synthesis gas, and helium. The largest market segments are chemical processing, refining, metal production, electronics, food processing, and medical gases. The company has its strongest industrial gas market positions in the United States and Europe.

The gases segment also includes the company's power generation and flue gas treatment businesses. The company constructed, operates, and has a 50% interest in power generation facilities in California, Pennsylvania, Florida, Rotterdam, and Thailand. The company also markets, develops, designs, and builds flue gas treatment systems.


The chemical businesses consist of polymer chemicals, performance chemicals, and chemical intermediates. Polymer chemicals include polymer emulsions, redispersible powders, and polyvinyl alcohol.

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

The equipment segment designs and manufactures cryogenic and gas processing equipment for air separation, gas processing, natural gas liquefaction, and hydrogen purification. The segment also designs and builds systems for recovering gases using membrane technology. Equipment is sold worldwide to companies involved in chemical and petrochemical manufacturing, oil and gas recovery and processing, power generation, and steel and primary metal production. Equipment is also manufactured for the company's industrial gas business. Another important market, particularly for air separation equipment, is the company's international industrial gas joint ventures.

The accounting policies of the segments are the same as those described in Note
1. The company allocates resources to segments and evaluates the performance of segments based upon reported segment operating income. Operating income of the business segments includes general corporate expenses. Corporate expenses not allocated to the segments (primarily long-term research and development and interest expense) are included in the reconciliation of the reportable segments' operating income to the company's consolidated income before income taxes. Intersegment sales are not material and are recorded at selling prices that approximate market prices. Equipment manufactured for the company's industrial gas business is generally transferred at cost and not reflected as an intersegment sale. Corporate assets are primarily cash, corporate facilities, fair value of currency options related to the BOC transaction, deferred financial expense, and other nonallocated assets. Long-lived assets include investment in net assets of and advances to equity affiliates, net plant and equipment and goodwill.

1999 Sales by Business Segment Graph
1999 Sales by Geography Graph

Business segment information is shown below:

                                                                                              All       Segment   Consolidated
(millions of dollars)                             Gases      Chemicals     Equipment        Other        Totals         Totals
----------------------------------------------------------------------------------------------------------------------------------
1999
----------------------------------------------------------------------------------------------------------------------------------
Revenues from external customers               $2,996.4       $1,657.4        $366.3          $--      $5,020.1       $5,020.1
----------------------------------------------------------------------------------------------------------------------------------
Operating income                                  521.9          193.7          34.7           .5         750.8          724.7
----------------------------------------------------------------------------------------------------------------------------------
Operating income - excluding special items        548.9          208.0          37.4           .5         794.8          769.2
----------------------------------------------------------------------------------------------------------------------------------
Depreciation and amortization                     405.4          125.2           9.4           --         540.0          540.0
----------------------------------------------------------------------------------------------------------------------------------
Equity affiliates' income                          46.8           12.4           1.6           .7          61.5           61.5
----------------------------------------------------------------------------------------------------------------------------------
Net gain on formation of polymer venture             --           34.9            --           --          34.9           34.9
----------------------------------------------------------------------------------------------------------------------------------
Segment assets:
----------------------------------------------------------------------------------------------------------------------------------
  Identifiable assets                           5,436.1        1,626.2         265.0           --       7,327.3        7,714.1
----------------------------------------------------------------------------------------------------------------------------------
  Investment in and advances to equity            458.6           61.3            .8           --         520.7          521.4
    affiliates
----------------------------------------------------------------------------------------------------------------------------------
Total segment assets                            5,894.7        1,687.5         265.8           --       7,848.0        8,235.5
----------------------------------------------------------------------------------------------------------------------------------
Expenditures for long-lived assets                913.8          158.8          14.6           --       1,087.2        1,114.6
----------------------------------------------------------------------------------------------------------------------------------

1998
----------------------------------------------------------------------------------------------------------------------------------
Revenues from external customers               $2,950.1       $1,539.2        $429.7           $--     $4,919.0       $4,919.0
----------------------------------------------------------------------------------------------------------------------------------
Operating income                                  565.0          247.2          59.2           .7         872.1          845.7
----------------------------------------------------------------------------------------------------------------------------------
Operating income - excluding special items        565.0          247.2          59.2           .7         872.1          845.7
----------------------------------------------------------------------------------------------------------------------------------
Depreciation and amortization                     382.4          107.7           7.8           --         497.9          499.3
----------------------------------------------------------------------------------------------------------------------------------
Equity affiliates' income                          33.3             .6           1.9          2.2          38.0           38.0
----------------------------------------------------------------------------------------------------------------------------------
Gain on American Ref-Fuel sale and                 12.6             --            --         90.9         103.5          103.5
  contract settlements
----------------------------------------------------------------------------------------------------------------------------------
Segment assets:
----------------------------------------------------------------------------------------------------------------------------------
  Identifiable assets                           5,108.1        1,527.3         279.3           --       6,914.7        7,127.6
----------------------------------------------------------------------------------------------------------------------------------
  Investment in and advances to equity            354.0            2.4            .2           --         356.6          362.0
    affiliates
----------------------------------------------------------------------------------------------------------------------------------
Total segment assets                            5,462.1        1,529.7         279.5           --       7,271.3        7,489.6
----------------------------------------------------------------------------------------------------------------------------------
Expenditures for long-lived assets                639.3          329.3          16.5           --         985.1        1,000.7

1997
----------------------------------------------------------------------------------------------------------------------------------
Revenues from external customers               $2,719.4       $1,448.1        $469.1         $1.2      $4,637.8       $4,637.8
----------------------------------------------------------------------------------------------------------------------------------
Operating income                                  500.1          198.3          30.0          9.7         738.1          726.1
----------------------------------------------------------------------------------------------------------------------------------
Operating income - excluding special items        492.8          207.6          30.0           .2         730.6          718.6
----------------------------------------------------------------------------------------------------------------------------------
Depreciation and amortization                     353.2          104.5           7.4           --         465.1          467.3
----------------------------------------------------------------------------------------------------------------------------------
Equity affiliates' income                          41.8             .4            .8         23.3          66.3           66.3
----------------------------------------------------------------------------------------------------------------------------------
Segment assets:
----------------------------------------------------------------------------------------------------------------------------------
  Identifiable assets                           4,833.0        1,267.7         330.3           .8       6,431.8        6,688.4
----------------------------------------------------------------------------------------------------------------------------------
  Investment in and advances to equity affiliates 339.7            2.4            --        212.7         554.8          555.7
----------------------------------------------------------------------------------------------------------------------------------
Total segment assets                            5,172.7        1,270.1         330.3        213.5       6,986.6        7,244.1
----------------------------------------------------------------------------------------------------------------------------------
Expenditures for long-lived assets              1,024.0          165.6           1.7           --       1,191.3        1,221.6
----------------------------------------------------------------------------------------------------------------------------------

A reconciliation of the totals reported for the operating segments to the applicable line items on the consolidated financial statements is as follows:


(millions of dollars)                                                                          1999          1998           1997
----------------------------------------------------------------------------------------------------------------------------------
Operating Income to Consolidated Income Before Income Taxes and Minority Interest
----------------------------------------------------------------------------------------------------------------------------------
Total segment operating income                                                              $ 750.8       $ 872.1        $ 738.1
----------------------------------------------------------------------------------------------------------------------------------
  Corporate research and development                                                          (29.4)        (25.8)         (22.3)
----------------------------------------------------------------------------------------------------------------------------------
  Other corporate income (expense)                                                              3.3           (.6)          10.3
----------------------------------------------------------------------------------------------------------------------------------
Consolidated operating income                                                                 724.7         845.7          726.1
  Equity affiliates' income                                                                    61.5          38.0           66.3
----------------------------------------------------------------------------------------------------------------------------------
  Gain on American Ref-Fuel sale and contract settlements                                        --         103.5             --
----------------------------------------------------------------------------------------------------------------------------------
  Gain on formation of polymer venture                                                         34.9            --             --
----------------------------------------------------------------------------------------------------------------------------------
  Gain on currency options related to BOC transaction, net of preacquisition expenses           7.0            --             --
----------------------------------------------------------------------------------------------------------------------------------
  Interest expense                                                                           (159.1)       (162.8)        (161.3)
----------------------------------------------------------------------------------------------------------------------------------
Consolidated income before income taxes and minority interest                               $ 669.0       $ 824.4       $  631.1

Segment Assets to Total Assets
----------------------------------------------------------------------------------------------------------------------------------
Total segment assets                                                                       $7,848.0      $7,271.3       $6,986.6
----------------------------------------------------------------------------------------------------------------------------------
Corporate assets                                                                              387.5         218.3          257.5
----------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                               $8,235.5      $7,489.6       $7,244.1

Geographic information is presented below:

(millions of dollars)                                                                          1999          1998           1997
----------------------------------------------------------------------------------------------------------------------------------
Revenues from External Customers
----------------------------------------------------------------------------------------------------------------------------------
United States                                                                              $3,226.9      $3,381.5       $3,269.7
----------------------------------------------------------------------------------------------------------------------------------

United Kingdom                                                                                620.4         583.6          547.7
----------------------------------------------------------------------------------------------------------------------------------
Spain                                                                                         319.0         322.0          241.8
----------------------------------------------------------------------------------------------------------------------------------
Other Europe                                                                                  564.3         387.7          388.8
----------------------------------------------------------------------------------------------------------------------------------
Total Europe                                                                                1,503.7       1,293.3        1,178.3

Canada/Latin America                                                                          202.4         216.6          171.7
----------------------------------------------------------------------------------------------------------------------------------
Asia                                                                                           86.8          27.3           17.7
----------------------------------------------------------------------------------------------------------------------------------
All Other                                                                                        .3            .3             .4
----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                      $5,020.1      $4,919.0       $4,637.8

Long-lived Assets
----------------------------------------------------------------------------------------------------------------------------------
United States                                                                              $3,482.1      $3,160.2       $3,188.2
----------------------------------------------------------------------------------------------------------------------------------

United Kingdom                                                                                513.1         466.4          376.4
----------------------------------------------------------------------------------------------------------------------------------
Spain                                                                                         412.2         455.9          439.6
----------------------------------------------------------------------------------------------------------------------------------
Other Europe                                                                                  873.4         796.2          692.8
----------------------------------------------------------------------------------------------------------------------------------
Total Europe                                                                                1,798.7       1,718.5        1,508.8

Canada/Latin America                                                                          327.0         342.4          308.5
----------------------------------------------------------------------------------------------------------------------------------
Asia                                                                                          442.6         243.3          231.5
----------------------------------------------------------------------------------------------------------------------------------
All Other                                                                                      14.3           8.6            8.4
----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                      $6,064.7      $5,473.0       $5,245.4



Note: Geographic information is based on country of origin. Included in United States revenues are export sales to unconsolidated customers of $528.4 million in 1999, $649.6 million in 1998, and $570.7 million in 1997. The other Europe segment operates principally in France, Germany, Netherlands, and Belgium.

Eleven-Year Summary of Selected Financial Data

               AIR PRODUCTS AND CHEMICALS, INC. AND SUBSIDIARIES

(millions of dollars, except per share)           1999   1998    1997    1996   1995   1994    1993   1992   1991   1990    1989
---------------------------------------------------------------------------------------------------------------------------------
Operating Results
---------------------------------------------------------------------------------------------------------------------------------

Sales                                          $5,020 $4,919  $4,638  $4,008  $3,865 $3,485  $3,328  $3,217 $2,931  $2,895 $2,642
----------------------------------------------------------------------------------------------------------------------------------
Cost of sales(a)                                3,501  3,317   3,195   2,780   2,678  2,455   2,340   2,233  2,030   2,042  1,843
----------------------------------------------------------------------------------------------------------------------------------
Selling and administrative(a)                     691    660     628     548     508    446     434     428    411     392    368
----------------------------------------------------------------------------------------------------------------------------------
Research and development                          123    112     114     114     103     97      92      85     80      72     71
----------------------------------------------------------------------------------------------------------------------------------
Workforce reduction and asset write-downs          --     --      --      --      --     --     120      --     --      --     --
----------------------------------------------------------------------------------------------------------------------------------
Operating income                                  725    846(b)  726(b)  591     602    486     369     481    435     399    382
----------------------------------------------------------------------------------------------------------------------------------
Equity affiliates' income(c)                       62     38      66      80      51     28      13      16     13      17      9
----------------------------------------------------------------------------------------------------------------------------------
(Settlement)/Loss on leveraged interest            --     --      --     (67)     --    107      --      --     --      --     --
  rate swaps
----------------------------------------------------------------------------------------------------------------------------------
Interest expense                                  159    163     161     129     100     81      81      90     86      83     73
----------------------------------------------------------------------------------------------------------------------------------
Income taxes                                      203    277     201     193     185     92     100     130    113     103     96
----------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations                 451    547(d)  429     416(e)  368    234(f)  201(g)  277    249     230    222
----------------------------------------------------------------------------------------------------------------------------------
Net income                                        451    547(d)  429     416(e)  368    248(h)  201(g)  271(i) 249     230    222
----------------------------------------------------------------------------------------------------------------------------------
Basic earnings per common share(j)
                         Continuing operations   2.12   2.54(d) 1.95    1.86(e) 1.64   1.03 (f) .88(g) 1.23   1.11    1.04   1.01
----------------------------------------------------------------------------------------------------------------------------------
                         Net income              2.12   2.54(d) 1.95    1.86(e) 1.64   1.09(h)  .88(g) 1.20(i)1.11    1.04   1.01
----------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per common share(j)
                         Continuing operations   2.09   2.48(d) 1.91    1.83(e) 1.62    1.01(f) .87    1.20   1.09    1.02    .99
----------------------------------------------------------------------------------------------------------------------------------
                         Net income              2.09   2.48(d) 1.91    1.83(e) 1.62    1.07(h) .87    1.17   1.09    1.02    .99
----------------------------------------------------------------------------------------------------------------------------------
Year-End Financial Position
----------------------------------------------------------------------------------------------------------------------------------
Plant and equipment, at cost                  $10,188 $9,490  $8,727  $8,103  $7,350  $6,520 $5,953  $5,785 $5,332  $5,010 $4,442
----------------------------------------------------------------------------------------------------------------------------------
Total assets                                    8,236  7,490   7,244   6,522   5,816   5,036  4,761   4,492  4,228   3,900  3,366
----------------------------------------------------------------------------------------------------------------------------------
Working capital                                   (75)   376     500     111      21     101    322     279    117     214    262
----------------------------------------------------------------------------------------------------------------------------------
Long-term debt                                  1,962  2,274   2,292   1,739   1,194     923  1,016     956    945     954    854
----------------------------------------------------------------------------------------------------------------------------------
Shareholders' equity                            2,962  2,667   2,648   2,574   2,398   2,206  2,102   2,098  1,841   1,688  1,445
----------------------------------------------------------------------------------------------------------------------------------
Financial Ratios
----------------------------------------------------------------------------------------------------------------------------------
Return on sales(k)                                9.0%  11.1%    9.3%   10.4%    9.5%    6.7%   6.0%    8.6%   8.5%    7.9%   8.4%
----------------------------------------------------------------------------------------------------------------------------------
Return on average shareholders' equity(k)        16.1%  20.8%   16.6%   16.6%   16.1%   10.9%   9.6%   14.0%  14.1%   14.7%  16.4%
----------------------------------------------------------------------------------------------------------------------------------
Total debt to sum of total debt and
  shareholders' equity(l)                        49.0%  50.3%   48.2%   46.0%   41.2%   36.0%  37.3%   33.9%  38.1%   38.5%  38.4%
----------------------------------------------------------------------------------------------------------------------------------
Cash provided by operations to average
  total debt(l)                                  39.5%  38.6%   40.9%   38.5%   48.6%   59.5%  50.3%   52.7%  57.7%   52.7%  53.7%
----------------------------------------------------------------------------------------------------------------------------------
Interest coverage ratio                           4.6    5.5     4.4     5.1     5.5     4.5    4.4     5.4    4.2     4.2    4.6
----------------------------------------------------------------------------------------------------------------------------------
Other Data
----------------------------------------------------------------------------------------------------------------------------------
For the year:
  Depreciation                                   $527   $489    $459    $412    $382    $353   $346(m) $340   $319    $303   $281
----------------------------------------------------------------------------------------------------------------------------------
  Capital expenditures(n)                       1,115  1,001   1,222   1,164     969     655    666     485    657     621    562
----------------------------------------------------------------------------------------------------------------------------------
  Cash dividends per common share(j)              .70    .64     .58     .53     .51     .47    .45     .41    .38     .35    .32
----------------------------------------------------------------------------------------------------------------------------------
  Market price range per common share(j)        49-28  45-29   44-29   30-24   29-21   25-19  25-18   25-15  18-10   15-11   12-9
----------------------------------------------------------------------------------------------------------------------------------
  Average common shares outstanding (millions)    212    216     220     223     224     227    228     226    224     222    220
----------------------------------------------------------------------------------------------------------------------------------
  Average common shares and common stock
  equivalent shares outstanding (millions)        216    220     225     227     228     231    232     231    228     226    224
----------------------------------------------------------------------------------------------------------------------------------
At year end:
  Book value per common share(j)                13.90  12.61   12.05   11.65   10.74    9.73   9.21    9.25   8.20    7.58   6.56
----------------------------------------------------------------------------------------------------------------------------------
  Shareholders                                 11,900 11,500  11,200  11,700   1,800  11,900 11,800  11,100 10,900  11,100 11,400
----------------------------------------------------------------------------------------------------------------------------------
  Employees                                    17,400 16,700  16,400  15,200  14,800  14,100 15,300  14,500 14,600  14,000 14,100
----------------------------------------------------------------------------------------------------------------------------------


(a) The results have been restated to reflect the presentation of distribution expense in cost of sales.

(b) The results have been restated to reflect the presentation of minority interest in a separate line item between income taxes and net income.

(c) Includes related expenses and gain on sale of investment in equity affiliates. Excludes the gain on the sale of the American Ref-Fuel Company and contract settlements in 1998.

(d) Includes an after-tax gain of $58 million, or $.26 per share from the sale of American Ref-Fuel and contract settlements.

(e) Includes an after-tax gain of $41 million, or $.18 per share, from a settlement associated with leveraged interest rate swap contracts.

(f) Includes a charge of $75 million, or $.33 per share, for a loss on certain derivative contracts.

(g) Includes a charge of $76 million, or $.34 per share, for workforce reduction and asset write-downs.

(h) Includes a charge of $75 million, or $.33 per share, for a loss on certain derivative contracts and a net gain of $14 million, or $.06 per share, for the cumulative effect of accounting changes.

(i) Net income for fiscal 1992 includes an extraordinary charge of $6 million, or $.03 per share, for the early retirement of debt.

(j) Data per common share are based on the average number of shares outstanding during each year retroactively restated to reflect a two-for-one stock split in 1998 and 1992, except for book value per common share, which is based on the number of shares outstanding at the end of each year retroactively restated.

(k) Financial ratios were calculated using income from continuing operations.

(l) Total debt includes long-term debt, current portion of long-term debt and short-term borrowings as of the end of the year.

(m) Depreciation expense in 1993 excludes $56 million associated with asset write-downs.

(n) Capital expenditures include additions to plant and equipment, investment in and advances to equity affiliates, acquisitions, and capital lease additions.