Form 10-K405, Exhibit 13
period 2000-09-30
AIR PRODUCTS & CHEMICALS INC /DE/
filed 2000-12-18
CIK 2969

Exhibit 13
Management's Discussion and Analysis

Major Factors Affecting Earnings

Major factors affecting comparison of earnings per share between fiscal years 2000 and 1999 were:

----------------------------------------------------------------------------
Higher shipments of industrial gases to electronics and chemicals and process industries
----------------------------------------------------------------------------
Continued productivity gains
----------------------------------------------------------------------------
Increased equity affiliates' income
----------------------------------------------------------------------------
Lower equipment segment activity
----------------------------------------------------------------------------
Raw material cost increases in chemicals segment
----------------------------------------------------------------------------
Expense of The BOC Group plc transaction
----------------------------------------------------------------------------
Gain on sale of the polyvinyl alcohol business
----------------------------------------------------------------------------

Results of Operations

Consolidated

---------------------------------------------------------------------------------------
[ millions of dollars, except per share ]           2000            1999          1998
---------------------------------------------------------------------------------------
Sales                                           $5,467.1        $5,020.1      $4,919.0
---------------------------------------------------------------------------------------
Operating income                                   830.8           724.7         845.7
---------------------------------------------------------------------------------------
Equity affiliates' income                           87.6            61.5          38.0
---------------------------------------------------------------------------------------
Net income                                         124.2           450.5         546.8
---------------------------------------------------------------------------------------
Basic earnings per share                             .58            2.12          2.54
---------------------------------------------------------------------------------------
Diluted earnings per share                           .57            2.09          2.48
---------------------------------------------------------------------------------------

The results of 2000, 1999, and 1998 included the effects of special items. These items should be considered in the comparison of the annual results.

(Sales and Operating Income graphs go here.)

Fiscal 2000 results were decreased by a net after-tax loss of $408.4 million, or $1.89 per share, for special items. The components of special items on a before- and after-tax basis were: a gain of $126.8 million ($79.1 million after-tax, or $.37 per share) on the sale of the polyvinyl alcohol (PVOH) business; a charge of $730.4 million ($456.5 million after-tax, or $2.12 per share) for costs related to The BOC Group plc (BOC) transaction; a charge of $55.4 million ($35.0 million, or $.16 per share) for a global cost reduction plan; and a gain of $6.3 million ($4.0 million, or $.02 per share) from the sale of packaged gas facilities. Additional details on the divestiture of the PVOH business and the BOC transaction are included in Notes 17 and 18 to the consolidated financial statements, respectively.

Fiscal 1999 results included several special items which essentially offset at the net income and earnings per share level. The components of special items on a before- and after-tax basis were: a gain of $34.9 million ($23.6 million after-tax, or $.11 per share) on the partial sale of assets related to the formation of Air Products Polymers, L.P. (a 65% majority-owned venture with Wacker-Chemie GmbH); expense of $34.2 million ($21.9 million after-tax, or $.10 per share) related to a global cost reduction program; expense of $10.3 million ($6.4 million after-tax, or $.03 per share) related to chemicals facility closure costs; and a gain of $7.0 million ($4.4 million after-tax, or $.02 per share) from BOC currency options, net of expenses. Additional details on the formation of Air Products Polymers, L.P. and the BOC transaction are included in Notes 17 and 18 to the consolidated financial statements, respectively.

Fiscal 1998 results were increased by net after-tax income of $58.1 million, or $.26 per share, for special items. The components of special items on a before- and after-tax basis were: a gain of $62.6 million ($35.1 million after-tax, or $.16 per share) on the sale of the company's 50% interest in the American Ref-Fuel Company; a gain of $28.3 million ($15.4 million after-tax, or $.07 per share) from a power contract restructuring related to an American Ref-Fuel project; and a gain of $12.6 million ($7.6 million after-tax, or $.03 per share) from a cogeneration project contract settlement. Additional details of the divestiture of the American Ref-Fuel Company are included in Note 17 to the consolidated financial statements.

The table below presents the results for fiscal years 2000, 1999, and 1998 exclusive of special items. The discussion of the consolidated and segment results is based on income excluding special items.

Exclusive of Special Items

---------------------------------------------------------------------------------------
[ millions of dollars, except per share ]            2000           1999          1998
---------------------------------------------------------------------------------------
Sales                                            $5,467.1       $5,020.1      $4,919.0
---------------------------------------------------------------------------------------
Operating income                                    879.9          769.2         845.7
---------------------------------------------------------------------------------------
Equity affiliates' income                            87.6           61.5          38.0
---------------------------------------------------------------------------------------
Net income                                          532.6          450.8         488.7
---------------------------------------------------------------------------------------
Basic earnings per share                             2.50           2.12          2.28
---------------------------------------------------------------------------------------
Diluted earnings per share                           2.46           2.09          2.22
---------------------------------------------------------------------------------------

Consolidated sales grew 9% over the prior year to a new record level. While revenue growth was 16% for gases and 7% for chemicals, there was a decline of $137.5 million, or 38%, in the equipment segment. Unfavorable currency impacts reduced sales growth about 2%. The impact of the consolidation of acquired affiliates contributed about one-third of the reported sales growth. The gas segment sales growth benefited from increased demand in several major markets, particularly electronics and chemicals and process industries (CPI). Sales in the chemicals segment increased on broad-based volume growth.

Operating income increased $110.7 million to $879.9 million from $769.2 million in the prior year, a 14% increase. Gases operating income increased
$149.9 million, primarily due to significantly improved volumes in the electronics and CPI markets. Chemicals segment operating income decreased $10.3 million, or 5%, as volume growth, cost control, and productivity gains were more than offset by increased raw material and energy costs. Lower equipment project activity resulted in a $20.6 million, or 55%, decline in operating income. Selling and administrative overheads were up about 2%, with the increase due to acquisitions being substantially offset by constraints in overhead spending. Currency and exchange-related impacts reduced year-to-year operating income growth about 3%.

Equity affiliates' income was $87.6 million in fiscal 2000 compared to $61.5 million reported in fiscal 1999. The increase of $26.1 million, a 42% change, is primarily due to improved business conditions in Asia and Mexico. About one-third of the increase was due to currency and exchange-related impacts as well as tax benefits. The growth was achieved in spite of the consolidation of Korea Industrial Gases (KIG) following the purchase of the remaining 51.1% of the affiliate's shares in December 1999.

The company achieved higher sales of $5,020.1 million in fiscal 1999, while net income and diluted earnings per share declined. Sales increased 2%, or $101.1 million over the $4,919.0 reported in fiscal 1998. Operating income was down $76.5 million, a 9% decrease. Equity affiliates' income increased to $61.5 million from $38.0 million in fiscal 1998. The resulting diluted earnings per share was $2.09, a $.13 decline, or 6%.

Consolidated sales grew 2%, primarily as a result of growth in chemicals and gases outside North America. Chemicals businesses experienced volume gains as a result of the emulsions venture with Wacker-Chemie GmbH and prior-year acquisitions. Lower prices in both gases and chemicals had an unfavorable impact on sales growth. The equipment segment sales were lower than the strong prior-year sales. The impact of foreign currency changes was not significant.

Operating income decreased $76.5 million, or 9%, from the prior year. Lower project activity in the equipment segment was a major contributor to the decline. Operating income was also unfavorably impacted by the margin decline in the chemicals segment, as prices declined in several key markets while raw material costs increased. There were additional costs associated with new capacity brought onstream, and some major customers experienced facility outages and operating problems. Weakened gases sales in the electronics and metals markets, combined with ongoing price declines, unfavorably impacted operating income.

Equity affiliates' income increased due to the addition of the redispersible powders venture formed with Wacker-Chemie GmbH, unfavorable foreign exchange impacts in the prior year, and improved performance at several affiliates.

Segment Analysis

A description of the products, services, and markets for each of the business segments is included in Note 21 to the consolidated financial statements.

Gases

-------------------------------------------------------------------------------------------
[ millions of dollars ]                                 2000           1999           1998
-------------------------------------------------------------------------------------------
Sales                                               $3,465.5       $2,996.4       $2,950.1
-------------------------------------------------------------------------------------------
Operating income                                       673.1          521.9          565.0
-------------------------------------------------------------------------------------------
Operating income - excluding special items             698.8          548.9          565.0
-------------------------------------------------------------------------------------------
Equity affiliates' income                               73.6           46.8           33.3
-------------------------------------------------------------------------------------------

Sales of $3,465.5 million in fiscal 2000 grew $469.1 million from $2,996.4 million in the prior year. The 16% sales increase was primarily due to strong demand in the electronics and CPI end markets as well as improved business conditions in Asia. Contract pass-through of higher natural gas costs added about 3% to sales growth. Approximately one-third of the increase was attributable to acquisitions. The strong dollar relative to European currencies had an adverse impact on sales of about 4%.

The electronics end markets rebounded in fiscal 2000, resulting in substantially improved gases volumes. Growth for the company's specialty gases and chemicals products to the electronics markets was particularly strong. Volumes increased globally in the CPI end markets. Hydrogen/carbon monoxide (HYCO) volumes grew 18% and 3% in North America and Europe, respectively. Sales volumes of gaseous oxygen and nitrogen increased 5% in North America and 8% in Europe.

Liquid oxygen/liquid nitrogen (LOX/LIN) volumes were up 4% in North America, including non-cryo gases. LOX/LIN prices in North America were up about 2% compared to fiscal 1999. Price increases and surcharges, based on higher energy and diesel fuel costs, offset price declines in the prior year. Liquid argon volumes rose 11% over fiscal 1999 due to increased demand in the steel and metals markets as well as construction growth in the electronics industry. Liquid hydrogen volumes were up 8% due to increased government engine testing. European volumes improved over the prior year, although reported sales were adversely impacted by the strong dollar. Southern Europe sustained growth while Northern Europe experienced modest improvement in business conditions over the prior year. LOX/LIN volumes in Europe were up 5%, including non-cryo gases. LOX/LIN prices in Europe were essentially unchanged from the prior year. Asian sales increased substantially over fiscal 1999 reflecting acquisitions and improved regional business conditions. The electronics markets in Asia were particularly strong in fiscal 2000.

Operating income of $698.8 million increased 27%, or $149.9 million, over fiscal 1999. Significant growth in key markets and cost containment initiatives drove the operating income improvement. Acquisitions contributed slightly less than one-third of the increase. The operating margin increased to 20.2% in fiscal 2000 from 18.3% in the prior year. Higher volumes and cost control were key factors in the margin increase of 1.9%. Price increases and surcharges only partially offset higher energy and diesel fuel costs, moderating the margin improvement.

Equity affiliates' income grew $26.8 million to $73.6 million, an increase of 57%. The growth was achieved in spite of the consolidation of KIG following the purchase of the remaining 51.1% of the affiliate's shares in December 1999. The growth in equity affiliates' income was mostly in Asia, Mexico, and the energy-related ventures. Approximately one-third of the increase was due to currency and exchange-related impacts as well as tax benefits.

Sales of $2,996.4 million in fiscal 1999 increased 2%, or $46.3 million, over fiscal 1998. Consolidated Asian entities contributed $27.0 million of the sales growth. Unfavorable currency impacts reduced year-to-year growth by slightly less than 1%.

Overall gases volumes grew modestly, reflecting weak manufacturing activity in North America and Northern Europe. LOX/LIN volumes, including non-cryo, were up approximately 2% in North America and 8% in Europe. In the United States, depressed conditions in the metals and electronics markets offset growth in several other end-use markets. Packaged gases volumes grew 6% in the United States, with a 3% increase in same-store sales and 3% growth from acquisitions. In Europe, packaged gases sales growth was 3%. Pricing in the LOX/LIN component of merchant gases was down about 2% in both North America and Europe, with overall pricing experiencing continued competitive pressure. Tonnage gases volume remained flat in North America due to weak steel demand. Tonnage gases volumes in Europe increased 4% as a result of loading at the Rotterdam complex.

Operating income declined $16.1 million, or 3%, to $548.9 million from the prior year. Operating margin for the fiscal year was 18.3%, down from 19.2% in the prior year. The operating margin decline was mainly due to geographic mix, lower volumes to steel customers, a weak electronics market, and competitive pricing pressure partially offset by cost reduction efforts.

Equity affiliates' income increased $13.5 million to $46.8 million, or 41%. This increase was due to unfavorable foreign exchange effects in the prior year combined with improved performance at several affiliates, particularly in Korea and Mexico.

Chemicals

-----------------------------------------------------------------------------------------
[ millions of dollars ]                                2000           1999          1998
-----------------------------------------------------------------------------------------
Sales                                              $1,772.8       $1,657.4      $1,539.2
-----------------------------------------------------------------------------------------
Operating income                                      182.1          193.7         247.2
-----------------------------------------------------------------------------------------
Operating income - excluding special items            197.7          208.0         247.2
-----------------------------------------------------------------------------------------
Equity affiliates' income                              12.5           12.4            .6
-----------------------------------------------------------------------------------------

Fiscal 2000 sales were $1,772.8 million, up 7%, or $115.4 million, from the $1,657.4 million reported in the prior year. Operating income in fiscal 2000 declined $10.3 million, or 5%, from the prior year. Broad-based volume gains, led by epoxy additives and polyurethane intermediates, resulted in an overall segment volume growth of 8%. Emulsions volumes grew slightly as aggressive pricing actions in response to raw material cost increases impacted sales growth. PVOH volumes grew 11%. There was no significant contribution to operating income from PVOH in fiscal 2000. The company completed the sale of the PVOH business in September 2000. See Note 17 to the consolidated financial statements for details on the PVOH business sale. Unfavorable currency and exchange-related impacts reduced sales growth less than 1%, but had an unfavorable impact of 5% on operating income growth. The operating margin was 11.2% in fiscal 2000 compared to 12.5% in the prior year. Strong volume growth, productivity gains, and effective cost containment initiatives were more than offset by raw material and energy cost pressures, as well as lower pricing in select businesses. Aggressive pricing actions lagged the continued raw material and energy cost increases.

Equity affiliates' income in fiscal 2000 was $12.5 million compared to $12.4 million in the prior year. The equity affiliates' income primarily results from the redispersible powders venture with Wacker-Chemie GmbH.

Sales in fiscal 1999 increased 8%, or $118.2 million, to $1,657.4 million. Operating income declined $39.2 million to $208.0 million, a 16% decrease. Overall volume grew 10%, with 7% of the growth primarily from a new emulsion venture with Wacker-Chemie GmbH. Amines and PVOH volumes declined from the strong levels of fiscal 1998. The impact of the Imperial Chemicals Industries
(ICI) methylamines acquisition in the prior year also contributed to the sales growth. Prices in the emulsions business declined in fiscal 1999, while raw material costs increased over the year, resulting in a margin decline. An unfavorable Asian economy led to declines in selling prices of methylamines and PVOH. Currency and exchange-related effects were not significant to the change in sales or operating income in fiscal 1999. The operating income decrease was due to price declines combined with raw material cost increases, increased costs of new capacity additions, and customer facility outages and operating difficulties. The resulting operating margin in fiscal 1999 was 12.5%, compared to 16.1% in the prior year.

Equity affiliates' income increased $11.8 million to $12.4 million. The increase reflects the company's 20% interest in the redispersible powders venture formed with Wacker-Chemie GmbH in October 1998.

Equipment

-----------------------------------------------------------------------------------------------
[ millions of dollars ]                                 2000            1999              1998
-----------------------------------------------------------------------------------------------
Sales                                                 $228.8          $366.3            $429.7
-----------------------------------------------------------------------------------------------
Operating income                                         9.9            34.7              59.2
-----------------------------------------------------------------------------------------------
Operating income - excluding special items              16.8            37.4              59.2
-----------------------------------------------------------------------------------------------
Equity affiliates' income                                2.0             1.6               1.9
-----------------------------------------------------------------------------------------------

Sales were $228.8 million, down $137.5 million, or 38%, from the prior year. Operating income of $16.8 million was down $20.6 million from $37.4 million in fiscal 1999. Good project cost performance partially offset the impact of lower project activity. Sales backlog for the equipment segment declined to $149 million at 30 September 2000, compared to $175 million at 30 September 1999. It is expected that $131 million of the backlog will be completed during fiscal 2001.

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

BOC transaction

In July 1999, the company, BOC, and L'Air Liquide S.A. (Air Liquide) of France announced that they had agreed to the terms of a recommended offer for the share capital of BOC at UK(pound)14.60 per BOC share (the Offer). The Offer, which was to be made jointly by the company and Air Liquide, was subject to certain preconditions, one of which was the approval of the U.S. Federal Trade Commission (FTC).

During ten months of discussions with the FTC, the company and Air Liquide made a number of comprehensive and practical proposals, including divestitures, which responded to the defined requirements of the FTC. On 10 May 2000, the company and Air Liquide announced that the FTC had indicated it would not approve the Offer by 12 May 2000, the date on which the period for satisfying the preconditions to the Offer would expire, and the Offer was not extended beyond 12 May 2000.

Since the BOC transaction did not occur, certain costs and financing fees that had been deferred were required to be expensed. In addition, the company and Air Liquide were obligated to pay BOC a fee of $50 million each since the Offer to acquire BOC was not made.

The company had entered into various purchased currency options and forward exchange contracts to hedge the currency exposure related to the proposed purchase of BOC shares at UK(pound)14.60 per share. Net losses associated with the change in market value of these contracts were recorded in earnings. The company purchased U.K. Pound Sterling put options to cap the rate change exposure of the forward exchange contracts.

The results for the year ended 30 September 2000 included a total charge related to the BOC transaction of $730.4 million ($456.5 million after-tax, or $2.12 per share). Of this amount, $594.6 million ($371.6 million after-tax) of charges were recorded on purchased currency option and forward exchange contracts entered into to hedge the currency exposure of the transaction, resulting in a cumulative charge recorded on the currency hedging instruments of $582.0 million ($363.8 million after-tax). The remaining charge of $135.8 million ($84.9 million after-tax) consists of the BOC fee paid and transaction expenses.

The results for the year ended 30 September 1999 included a net gain of $7.0 million ($4.4 million after-tax, or $.02 per share) from BOC currency options, net of expenses.

The cash impact of the BOC transaction of $690.1 million in fiscal 2000 and $33.3 million in fiscal 1999 was principally reflected as an investing activity in the statement of Consolidated Cash Flows. This cash impact does not consider the tax benefits associated with this transaction.

Interest Expense

------------------------------------------------------------------------------
[ millions of dollars ]                      2000          1999          1998
------------------------------------------------------------------------------
Interest incurred                          $214.1        $181.2        $178.5
  Less: Interest capitalized                 17.4          22.1          15.7
------------------------------------------------------------------------------
Interest expense                           $196.7        $159.1        $162.8
------------------------------------------------------------------------------

Interest expense in fiscal 2000 increased $37.6 million. The increase was due to higher average debt, slightly higher interest rates, and lower capitalized interest. The higher average debt resulted from the BOC transaction. Interest expense in fiscal 1999 decreased $3.7 million. Higher capitalized interest and lower rates more than offset the unfavorable impact of higher average debt.


Income Taxes

-----------------------------------------------------------------------------------------
                                                          2000          1999        1998
-----------------------------------------------------------------------------------------
Effective tax rate                                     (12.4%)         31.1%       33.6%
-----------------------------------------------------------------------------------------
Effective tax rate - excluding special items            30.2%          31.3%       32.2%
-----------------------------------------------------------------------------------------

The company had a net tax benefit for the year ending 30 September 2000. The net benefit resulted from the loss on the BOC transaction, as well as tax credits and adjustments. The current year net tax benefit compares to an effective tax rate of 31.1%, after minority interest of $15.1 million, in the prior year. Excluding the tax impact of the fiscal 2000 special items, the effective tax rate for the year is 30.2%, after minority interest of $7.6 million. The comparable effective tax rate in fiscal 1999 was 31.3%. The 1.1% reduction in effective tax rates after special items was due to credits and adjustments.

The effective tax rate in fiscal 1999 excluding special items decreased .9% from the comparable rate in fiscal 1998. The decrease was essentially due to higher after-tax equity affiliates' income.

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

The amounts charged to earnings on an after-tax basis related to environmental protection totaled $30.3 million, $27.2 million, and $23.5 million for fiscal 2000, 1999, and 1998, respectively. These amounts represent an estimate of expenses for compliance with environmental laws, as well as remedial activities, and costs incurred to meet internal company standards. Such costs are estimated to be $28 million in fiscal 2001 and $25 million in fiscal 2002.

Although precise amounts are difficult to define, the company estimates that in fiscal 2000 it spent approximately $3 million on capital projects to control pollution versus $7 million in fiscal 1999. Capital expenditures to control pollution in future years are estimated at $5 million in both fiscal 2001 and 2002.

It is the company's policy to accrue environmental investigatory and noncapital remediation costs for identified sites when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. The potential exposure for such costs is estimated to range from $8 million to a reasonably possible upper exposure of $21 million. The balance sheet at 30 September 2000 included an accrual of $16.7 million. At 30 September 1999, the balance sheet accrual was $19.4 million.

In addition to the environmental exposures discussed in the preceding paragraph, there will be spending at a company-owned manufacturing site where the company is undertaking RCRA corrective action remediation. The company estimates capital costs to implement the anticipated remedial program will range from $24-$33 million. Spending was $21 million through fiscal 2000 and is estimated at $2 million for fiscal 2001 and $1 million for fiscal 2002. Operating and maintenance expenses associated with continuing the remedial program were minimal in fiscal 2000 and are estimated at $1 million a year beginning in fiscal 2001 and will continue for an estimated period of up to 30 years. A former owner and operator at the site has agreed to reimburse the company 20% of the costs incurred in the remediation. Reimbursement of $1.4 million and $2.2 million was received in fiscal 2000 and 1999, respectively, and is estimated at $.5 million for fiscal 2001. In fiscal 1999, an insurance recovery related to this environmental site was received in the amount of $7.7 million. The cost estimates have not been reduced by the value of such reimbursements.

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

Liquidity, Capital Resources, and Other Financial Data

Notwithstanding the loss incurred on the attempted acquisition of BOC, the company maintained a solid financial condition throughout fiscal 2000. Cash from operations, supplemented with proceeds from asset sales and debt financings, provided funding for the company's capital spending program and the BOC transaction related loss. Cash flow from operations and financing activities will meet liquidity needs for the foreseeable future. The company's long-term debt and commercial paper continue to be rated A/A3 and A-1/P-2, respectively.

Capital Expenditures

Capital expenditures in fiscal 2000 totaled $973.0 million, down 12% from the fiscal 1999 level. As in fiscal 1999, additions to plant and equipment and acquisitions in fiscal 2000 were largely in support of worldwide expansion of the gas business. Acquisitions in fiscal 2000 principally included the purchase of the remaining 51.1% of KIG, raising the company's ownership to 100%. Acquisitions in fiscal 1998 included $108.4 million for the ICI methylamines and derivatives businesses in the chemicals group. Investments in equity affiliates in fiscal 1999 included $52.0 million in INOX, an Indian industrial gases company, and $53.0 million in a joint venture with Wacker-Chemie GmbH.


------------------------------------------------------------------------------------------
[ millions of dollars ]                                  2000          1999          1998
------------------------------------------------------------------------------------------
Additions to plant and equipment                       $767.7      $  888.9      $  770.9
------------------------------------------------------------------------------------------
Investments in and advances to
unconsolidated affiliates                                 5.6         110.6          31.9
------------------------------------------------------------------------------------------
Acquisitions                                            194.8          90.4         192.2
------------------------------------------------------------------------------------------
Capital leases                                            4.9          18.5           5.7
------------------------------------------------------------------------------------------
Total                                                  $973.0      $1,108.4      $1,000.7
------------------------------------------------------------------------------------------

Capital expenditures are expected to be approximately $1.0 billion in fiscal 2001. It is anticipated these expenditures will be funded with cash from operations supplemented with proceeds from financing activities.

Financing and Capital Structure

Capital needs in fiscal 2000 were satisfied with cash from operations, proceeds from asset sales, including $326 million from the sale of the PVOH business, and additional borrowings. At the end of fiscal 2000, total debt outstanding was $3.0 billion compared to $2.8 billion at the end of fiscal 1999.

Financing activities during fiscal 2000 included $760 million equivalent in Eurobond issues, $50 million of tax-exempt debt, and $63 million equivalent in Korean Won bank loans. The Eurobonds were issued in two tranches in the Euro public debt market--$480 million equivalent in five-year notes with a coupon of 6.0% and $280 million in seven-year notes with a coupon of 6.5%. The $50 million of tax-exempt debt has a term of 35 years and a coupon which resets weekly and is correlated to published tax-exempt weekly rate indices. The Korean Won bank loans are for an initial term of one year and carry an interest rate of 8.5%.

At 30 September 2000, $143.0 million of commercial paper was outstanding compared to $363.0 million at the end of fiscal 1999.

Substantial credit facilities are maintained to provide backup funding for commercial paper and to ensure availability of adequate resources for corporate liquidity. At 30 September 2000, the company's committed lines of credit totaled $1,100 million, including $500 million added during the year to provide liquidity while the BOC transaction was in progress. No borrowings were outstanding under these commitments at the end of fiscal 2000. Additional commitments totaling $69.6 million are maintained by the company's foreign subsidiaries, of which $16.1 million was outstanding at 30 September 2000. In October 2000 the $500 million of commitments added during the year matured.

During fiscal 2000, the bank credit facility executed during fiscal 1999 to ensure the availability of funding to finance the anticipated acquisition of BOC was terminated.

Financial Instruments

The company enters into contractual agreements in the ordinary course of business to hedge its exposure to interest rate and foreign currency risks. Counterparties to these agreements are major financial institutions. Management believes the risk of incurring losses related to credit risk is remote and any losses would be immaterial.

Interest rate swap agreements are used to reduce interest rate risks and costs inherent in the company's debt portfolio. The company enters into these agreements to change the fixed/variable interest rate mix of the debt portfolio in order to maintain the percentage of fixed and variable debt within certain parameters set by management. Accordingly, the company enters into agreements to both effectively convert variable-rate debt to fixed-rate debt and to effectively convert fixed-rate debt into variable-rate debt which is principally indexed to LIBOR rates. The company has also entered into interest rate swap contracts to effectively convert the stated variable rates to interest rates based on LIBOR.

The company is also party to interest rate and currency swap contracts. These contracts entail both the exchange of fixed- and floating-rate interest payments periodically over the life of the agreement and the exchange of one currency for another at inception and at a specified future date. These contracts effectively convert the currency denomination of a debt instrument into another currency in which the company has a net equity position while changing the interest rate characteristics of the instrument. The contracts are used to hedge intercompany and third-party lending activities and the value of investments in certain foreign subsidiaries and affiliates.

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

Additional details on these and other financial instruments are set forth in Notes 3, 5, 6, and 18 to the consolidated financial statements and in the Financial Instruments Sensitivity Analysis.

Working Capital

Working capital at 30 September 2000 (excluding cash and cash items, short-term borrowings, and the current portion of long-term debt) was $765.3 million, up $21.7 million from the prior year. Excluding the impact of currency options and deferred financing expenses included in the prior-year working capital related to the BOC transaction, working capital was up $55.8 million. Working capital at 30 September 2000 was slightly reduced due to the sale of the PVOH business and the consolidation of KIG. Excluding the BOC, PVOH, and KIG impacts on working capital, the year-to-year change in working capital was due to higher trade receivables.

Working capital at 30 September 1999 (excluding cash and cash items, short-term borrowings, and the current portion of long-term debt) was $743.6 million, up $5.8 million over the prior year. Excluding the impact of the currency options related to the BOC transaction and deferred financing expenses, working capital was down slightly, or $28.3 million.

Dividends and Stock Split

The Board of Directors in May 2000 increased the quarterly cash dividend 6%, from 18.0 cents per share, to 19.0 cents per share. Dividends are declared by the Board of Directors and, when declared, usually will be paid during the sixth week after the close of the fiscal quarter.

In May 1998, the Board of Directors approved a two-for-one stock split. The additional shares were issued on 15 June 1998 to shareholders of record on 15 May 1998.

Cost Reduction Plan

A global cost reduction plan (the 2000 Plan) was initiated in the chemicals segment in the fiscal quarter ended 31 March 2000. The 2000 Plan included staff reductions of 103 employees in the areas of manufacturing and overheads. The charge to earnings for the 2000 Plan was $8.7 million. As of 30 September 2000, 79 of the positions have been eliminated, with completion of the eliminations expected by 31 March 2001. Termination expenses of $5.6 million have been incurred, with $3.1 million remaining in accrued liabilities.

Under the 2000 Plan, the results for the quarter ended 30 June 2000 reflected a charge of $39.2 million for additional staff reductions of 347 positions in the areas of manufacturing, engineering, distribution, and overheads. The results for the fiscal quarter ended 30 June 2000 also included a charge of $7.5 million for asset impairments related to the rationalization of three facilities in Europe. As of 30 September 2000, 84 positions have been eliminated, with completion of the 2000 Plan expected by 30 June 2001. Termination expenses of $18.8 million have been incurred, and $20.4 million remain in accrued liabilities.

For the fiscal year ended 30 September 2000, the total staff reduction plan and related facility impairments resulted in a charge to expense of $55.4 million ($35.0 million after-tax, or $.16 per share). The 2000 Plan in total included 450 position eliminations and three facility impairments. Benefits from the total 2000 Plan are expected to be $30 million and $35 million in fiscal 2001 and 2002, respectively.

The company initiated a global cost reduction plan (the 1999 Plan) in the fiscal quarter ended 31 December 1998 and expanded the 1999 Plan in the fiscal quarter ended 30 June 1999 to a total of 348 positions. For the fiscal year ended 30 September 1999, the total charge to expense for the 1999 Plan was $34.2 million ($21.9 million after-tax, or $.10 per share). The 1999 Plan was completed in fiscal 2000 essentially as expected.

New Accounting Standards

In September 2000, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities"--a replacement of SFAS No. 125. SFAS No. 140 adds new disclosure requirements for fiscal years ending after 15 December 2000. Certain provisions apply to transfers of financial assets and extinguishments of liabilities occurring after 31 March 2001. SFAS No. 140 also revises the criteria involving qualifying special purpose entities. The company is reviewing the impact of SFAS No. 140 but does not expect any material impact to the financial statements from the adoption of this standard.

In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities"--an amendment of FASB Statement
No. 133. This Statement addresses a limited number of issues causing implementation difficulties for numerous entities that apply SFAS No. 133. SFAS No. 133 was issued in June 1998 and establishes accounting and reporting standards requiring that every derivative (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or a liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless special accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge treatment. The transition adjustment resulting from adopting this Statement shall be reported in net income and other comprehensive income. The company will adopt SFAS No. 133 and SFAS No. 138 in the first quarter of fiscal 2001. The adoption of these Statements will not have a material effect on the company's financial statements or risk management processes.

Pension Plan Funding

The funding policy for pension plans is to accumulate plan assets that, over the long run, will approximate the present value of projected benefits payable. In fiscal 2000, the company contributed $7.3 million compared to $8.2 million in fiscal 1999. The company expects to make contributions of approximately
$22 million in fiscal 2001.

Exchange Rate Fluctuations

Exchange rate fluctuations can be a significant variable for international operations, especially fluctuations in local currencies where hedging opportunities are unreasonably expensive or unavailable.

Inflation

The financial statements are presented in accordance with generally accepted accounting principles and do not fully reflect the impact of prior years' inflation. While the U.S. inflation rate has been modest for several years, the company operates in many international areas with both inflation and currency issues. The ability to pass on inflation costs is an uncertainty due to general economic conditions and competitive situations. It is estimated that the cost of replacing the company's plant and equipment today is greater than its historical cost. Accordingly, depreciation expense would be greater if the expense were stated on a current cost basis.

Forward-Looking Statements

The forward-looking statements contained in this document are based on current expectations regarding important risk factors. Actual results may differ materially from those expressed. In addition to important risk factors and uncertainties referred to in the Management's Discussion and Analysis, other important risk factors and uncertainties include overall economic and business conditions; demand for the goods and services of the company; competitive factors in the industries in which it competes; the ability to recover increased energy and raw material costs through pricing; changes in government regulations; success of implementing cost reduction programs; the timing, impact, and other uncertainties of future acquisitions and divestitures; fluctuations in interest rates and foreign currencies; the impact of tax and other legislation and regulations in the jurisdictions in which the company and its affiliates operate; and the timing and rate at which tax credits can be utilized.

Financial Instruments Sensitivity Analysis

The analysis below presents the sensitivity of the market value of the company's financial instruments to selected changes in market rates and prices. The range of changes chosen reflects the company's view of changes which are reasonably possible over a one-year period. Market values are the present value of projected future cash flows based on the market rates and prices chosen. The market values for interest rate risk and foreign currency risk are calculated by the company utilizing a third-party software model which utilizes standard pricing models to determine the present value of the instruments based on market conditions (interest rates, spot and forward exchange rates, and implied volatilities) as of the valuation date. All instruments are entered into for other than trading purposes. The utilization of these instruments is described more fully in the financial instruments section of the Management's Discussion and Analysis and Notes 3, 5, and 6 to the consolidated financial statements. The major accounting policies for these instruments are described in Note 1 to the consolidated financial statements.

The company's derivative and other financial instruments consist of long-term debt (including current portion), interest rate swaps, interest rate and currency swaps, foreign exchange-forward contracts, and foreign exchange-option contracts. The net market value of these financial instruments combined is referred to below as the net financial instrument position. The net financial instrument position does not include other investments of $34.7 million at 30 September 2000 and $38.4 million at 30 September 1999 as disclosed in Note 3 to the consolidated financial statements. These amounts principally represent an investment in a publicly traded foreign company accounted for by the cost method. The company assessed the materiality of the market risk exposure on these financial instruments and determined this exposure to be immaterial.

At 30 September 2000, the net financial instrument position was a liability of $2,862.0 million. At 30 September 1999, the net financial instrument position was a liability of $2,504.3 million, excluding currency options executed to hedge the BOC transaction. The increase in the net financial instrument position is due mainly to the increase in long-term debt, including the current portion.

Interest Rate Risk

The company's debt portfolio, including interest rate swap agreements, as of 30 September 2000 is comprised primarily of debt denominated in U.S. dollars (53%). The primary currencies of non-U.S. dollar debt are the Euro currencies, U.K. Pound Sterling, and Korean Won. The company has both fixed- and variable-rate debt. Changes in interest rates have different impacts on the fixed- and variable-rate portions of the company's debt portfolio. A change in interest rates on the fixed portion of the debt portfolio impacts the net financial instrument position but has no impact on interest incurred or cash flows. A change in interest rates on the variable portion of the debt portfolio impacts the interest incurred and cash flows but does not impact the net financial instrument position.

The sensitivity analysis related to the fixed portion of the company's debt portfolio assumes an instantaneous 100 basis point move in interest rates from their levels at 30 September 2000 and 1999, with all other variables (including foreign exchange rates) held constant. A 100 basis point increase in market interest rates would result in a decrease in the net financial instrument position of $130 million and $95 million at 30 September 2000 and 1999, respectively. A 100 basis point decrease in market interest rates would result in an increase in the net financial instrument position of $137 million and $117 million at 30 September 2000 and 1999, respectively.

Based on the variable-rate debt included in the company's debt portfolio, including the interest rate swap agreements, as of 30 September 2000 and 1999, a 100 basis point increase in interest rates would result in an additional $7 million and $12 million in interest incurred per year at 30 September 2000 and 1999, respectively. A 100 basis point decline would lower interest incurred by $7 million and $12 million per year at 30 September 2000 and 1999, respectively.

Foreign Currency Exchange Rate Risk

The sensitivity analysis assumes an instantaneous 10% change in the foreign currency exchange rates from their levels of 30 September 2000 and 1999, with all other variables (including interest rates) held constant. A 10% strengthening of the functional currency of an entity versus all other currencies would result in a decrease in the net financial instrument position of $161 million at 30 September 2000 and a decrease of $103 million at 30 September 1999, excluding the currency options related to the BOC transaction. A 10% weakening of the functional currency of an entity versus all other currencies would result in an increase in the net financial instrument position of $161 million at 30 September 2000 and an increase of $103 million at 30 September 1999, excluding the currency options related to the BOC transaction.

The primary currencies for which the company has exchange rate exposure are the U.S. dollar versus the Euro currencies, the Euro currencies versus the U.K. Pound Sterling, and the Euro currencies versus the Canadian Dollar. Foreign currency debt, interest rate and currency swaps, and foreign exchange-forward contracts are used in countries where it does business, thereby reducing the company's net asset exposure. Foreign exchange-forward contracts are also used to hedge the company's firm and highly anticipated foreign currency cash flows, along with foreign exchange-option contracts. Thus, there is either an asset or cash flow exposure related to all the financial instruments in the above sensitivity analysis for which the impact of a movement in exchange rates would be in the opposite direction and materially equal (or more favorable in the case of purchased foreign exchange-option contracts) to the impact on the instruments in the analysis.

Company Responsibility for Financial Statements

The accompanying consolidated financial statements have been prepared by the company. They conform with accounting principles generally accepted in the United States and reflect judgments and estimates as to the expected effects of incomplete transactions and events being accounted for currently. The company believes that the accounting systems and related controls that it maintains are sufficient to provide reasonable assurance that assets are safeguarded, transactions are appropriately authorized and recorded, and the financial records are reliable for preparing such financial statements. The concept of reasonable assurance is based on the recognition that the cost of a system of internal accounting controls must be related to the benefits derived. The company maintains an internal audit function which is responsible for evaluating the adequacy and application of financial and operating controls and for testing compliance with company policies and procedures.

The independent public accountants are engaged to perform an audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States. Their report follows.

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


Harold A. Wagner                    Leo J. Daley
Chairman and                        Vice President-Finance
Chief Executive Officer             and Controller
27 October 2000                     27 October 2000


Report of Independent Public Accountants

To the Shareholders and Board of Directors, Air Products and Chemicals, Inc.:

We have audited the accompanying consolidated balance sheets of Air Products and Chemicals, Inc. (a Delaware corporation) and subsidiaries as of 30 September 2000 and 1999, and the related consolidated statements of income, comprehensive income, cash flows, and shareholders' equity for each of the three years in the period ended 30 September 2000. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Air Products and Chemicals, Inc. and subsidiaries as of 30 September 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended 30 September 2000, in conformity with accounting principles generally accepted in the United States.


Arthur Andersen LLP
Philadelphia, Pennsylvania
27 October 2000

The Financial Statements

Consolidated Income
Air Products and Chemicals, Inc. and Subsidiaries

-----------------------------------------------------------------------------------------------------------------------------------
Year Ended 30 September [ millions of dollars, except per share ]                                   2000          1999        1998
-----------------------------------------------------------------------------------------------------------------------------------
Sales and Other Income
-----------------------------------------------------------------------------------------------------------------------------------
Sales - note 1                                                                                  $5,467.1      $5,020.1    $4,919.0
-----------------------------------------------------------------------------------------------------------------------------------
Other income, net - note 20                                                                         28.4          19.7        15.5
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                 5,495.5       5,039.8     4,934.5
-----------------------------------------------------------------------------------------------------------------------------------
Costs and Expenses
-----------------------------------------------------------------------------------------------------------------------------------
Cost of sales                                                                                    3,825.6       3,501.4     3,317.0
-----------------------------------------------------------------------------------------------------------------------------------
Selling and administrative                                                                         714.7         690.6       659.8
-----------------------------------------------------------------------------------------------------------------------------------
Research and development                                                                           124.4         123.1       112.0
-----------------------------------------------------------------------------------------------------------------------------------
Operating Income                                                                                   830.8         724.7       845.7
-----------------------------------------------------------------------------------------------------------------------------------
Income from equity affiliates, net of related expenses - note 8                                     87.6          61.5        38.0
-----------------------------------------------------------------------------------------------------------------------------------
Gain on sale of polyvinyl alcohol business - note 17                                               126.8            --          --
-----------------------------------------------------------------------------------------------------------------------------------
Gain (loss) on currency hedges related to BOC transaction and expenses - note 18                  (730.4)          7.0          --
-----------------------------------------------------------------------------------------------------------------------------------
Net gain on formation of polymer venture - note 17                                                    --          34.9          --
-----------------------------------------------------------------------------------------------------------------------------------
Gain on American Ref-Fuel sale and contract settlements - note 17                                     --            --       103.5
-----------------------------------------------------------------------------------------------------------------------------------
Interest expense - note 1                                                                          196.7         159.1       162.8
-----------------------------------------------------------------------------------------------------------------------------------
Income Before Taxes and Minority Interest                                                          118.1         669.0       824.4
-----------------------------------------------------------------------------------------------------------------------------------
Income tax provision (benefit) - notes 1 and 10                                                    (13.7)        203.4       276.9
-----------------------------------------------------------------------------------------------------------------------------------
Minority interest in earnings of subsidiary companies                                                7.6          15.1          .7
-----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                                      $  124.2      $  450.5    $  546.8
-----------------------------------------------------------------------------------------------------------------------------------
Monthly Average of Common Shares Outstanding (in millions) - note 13                               213.4         212.2       215.5
-----------------------------------------------------------------------------------------------------------------------------------
Monthly Average of Common and Common Equivalent Shares Outstanding (in millions) - note 13         216.2         216.0       220.1
-----------------------------------------------------------------------------------------------------------------------------------
Basic Earnings per Common Share - note 13                                                           $.58         $2.12       $2.54
-----------------------------------------------------------------------------------------------------------------------------------
Diluted Earnings per Common Share - note 13                                                         $.57         $2.09       $2.48
-----------------------------------------------------------------------------------------------------------------------------------

Comprehensive Income
Air Products and Chemicals, Inc. and Subsidiaries

-----------------------------------------------------------------------------------------------------------------------------------
Year Ended 30 September [ millions of dollars ]                                                     2000           1999        1998
-----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                                        $124.2         $450.5     $546.8
-----------------------------------------------------------------------------------------------------------------------------------
Other Comprehensive Income (Loss), net of tax
-----------------------------------------------------------------------------------------------------------------------------------
Foreign currency translation adjustments                                                          (137.3)         (61.3)     (36.1)
-----------------------------------------------------------------------------------------------------------------------------------
Unrealized holding gains (losses) arising during the period                                          1.8            8.9       (1.9)
-----------------------------------------------------------------------------------------------------------------------------------
Minimum pension liability adjustments                                                                2.1            9.5      (14.3)
-----------------------------------------------------------------------------------------------------------------------------------
Total Other Comprehensive Income (Loss)                                                           (133.4)         (42.9)     (52.3)
-----------------------------------------------------------------------------------------------------------------------------------
Comprehensive Income (Loss)                                                                       $ (9.2)        $407.6     $494.5
-----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.


Consolidated Balance Sheets
Air Products and Chemicals, Inc. and Subsidiaries

---------------------------------------------------------------------------------------------------------------------------------
30 September [ millions of dollars, except per share ]                                              2000                  1999
---------------------------------------------------------------------------------------------------------------------------------
Assets
---------------------------------------------------------------------------------------------------------------------------------
Current Assets
---------------------------------------------------------------------------------------------------------------------------------
Cash and cash items - note 1                                                                   $    94.1              $   61.6
---------------------------------------------------------------------------------------------------------------------------------
Trade receivables, less allowances for doubtful accounts of $13.4 in 2000 and $11.6 in 1999        982.7                 894.7
---------------------------------------------------------------------------------------------------------------------------------
Inventories - notes 1 and 7                                                                        388.8                 424.9
---------------------------------------------------------------------------------------------------------------------------------
Contracts in progress, less progress billings                                                       93.4                  79.8
---------------------------------------------------------------------------------------------------------------------------------
Other current assets                                                                               246.0                 321.4
---------------------------------------------------------------------------------------------------------------------------------
Total Current Assets                                                                             1,805.0               1,782.4
---------------------------------------------------------------------------------------------------------------------------------
Investment in Net Assets of and Advances to Equity Affiliates - notes 1 and 8                      466.6                 521.4
---------------------------------------------------------------------------------------------------------------------------------
Plant and Equipment - notes 1, 4, 11, and 15
---------------------------------------------------------------------------------------------------------------------------------
Plant and equipment, at cost                                                                    10,310.9              10,187.9
---------------------------------------------------------------------------------------------------------------------------------
Less--Accumulated depreciation                                                                   5,054.2               4,995.0
---------------------------------------------------------------------------------------------------------------------------------
Plant and Equipment, net                                                                         5,256.7               5,192.9
---------------------------------------------------------------------------------------------------------------------------------
Goodwill and Other Noncurrent Assets - note 1                                                      742.2                 738.8
---------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                                   $ 8,270.5              $8,235.5
---------------------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity
---------------------------------------------------------------------------------------------------------------------------------
Current Liabilities
---------------------------------------------------------------------------------------------------------------------------------
Payables, trade and other - note 20                                                            $   578.4              $  505.8
---------------------------------------------------------------------------------------------------------------------------------
Accrued liabilities - note 20                                                                      357.2                 407.0
---------------------------------------------------------------------------------------------------------------------------------
Accrued income taxes                                                                                10.0                  64.4
---------------------------------------------------------------------------------------------------------------------------------
Short-term borrowings - note 20                                                                    249.7                 407.6
---------------------------------------------------------------------------------------------------------------------------------
Current portion of long-term debt - note 4                                                         179.5                 473.0
---------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                                                        1,374.8               1,857.8
---------------------------------------------------------------------------------------------------------------------------------
Long-Term Debt - notes 4 and 15                                                                  2,615.8               1,961.6
---------------------------------------------------------------------------------------------------------------------------------
Deferred Income and Other Noncurrent Liabilities                                                   561.3                 596.1
---------------------------------------------------------------------------------------------------------------------------------
Deferred Income Taxes - notes 1 and 10                                                             781.8                 731.1
---------------------------------------------------------------------------------------------------------------------------------
Total Liabilities                                                                                5,333.7               5,146.6
---------------------------------------------------------------------------------------------------------------------------------
Minority Interest in Subsidiary Companies                                                          115.5                 127.3
---------------------------------------------------------------------------------------------------------------------------------
Shareholders' Equity - notes 1, 9, and 12
---------------------------------------------------------------------------------------------------------------------------------
Common Stock (par value $1 per share; issued 2000 and 1999 - 249,455,584 shares)                   249.4                 249.4
---------------------------------------------------------------------------------------------------------------------------------
Capital in excess of par value                                                                     342.2                 341.5
---------------------------------------------------------------------------------------------------------------------------------
Retained earnings                                                                                3,667.9               3,701.8
---------------------------------------------------------------------------------------------------------------------------------
Unrealized gain on investments                                                                      15.7                  13.9
---------------------------------------------------------------------------------------------------------------------------------
Minimum pension liability adjustments                                                               (2.7)                 (4.8)
---------------------------------------------------------------------------------------------------------------------------------
Cumulative translation adjustments                                                                (420.8)               (283.5)
---------------------------------------------------------------------------------------------------------------------------------
Treasury Stock, at cost (2000 - 20,150,393 shares; 1999 - 20,150,772 shares)                      (681.6)               (681.6)
---------------------------------------------------------------------------------------------------------------------------------
Shares in trust (2000 - 15,086,482 shares; 1999 - 16,260,580 shares)                              (348.8)               (375.1)
---------------------------------------------------------------------------------------------------------------------------------
Total Shareholders' Equity                                                                       2,821.3               2,961.6
---------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                                                     $ 8,270.5             $ 8,235.5
---------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.


Consolidated Cash Flows
Air Products and Chemicals, Inc. and Subsidiaries

---------------------------------------------------------------------------------------------------------------------------------
Year Ended 30 September [ millions of dollars ]                                                     2000        1999       1998
---------------------------------------------------------------------------------------------------------------------------------
Operating Activities
---------------------------------------------------------------------------------------------------------------------------------
Net income                                                                                     $   124.2    $  450.5    $ 546.8
---------------------------------------------------------------------------------------------------------------------------------
Adjustments to reconcile income to cash provided by operating activities:
---------------------------------------------------------------------------------------------------------------------------------
Depreciation - note 1                                                                              575.7       527.2      489.4
---------------------------------------------------------------------------------------------------------------------------------
Deferred income taxes - note 10                                                                     (5.5)       58.8       62.3
---------------------------------------------------------------------------------------------------------------------------------
Loss (gain) on BOC transaction - note 18                                                           706.1       (12.5)        --
---------------------------------------------------------------------------------------------------------------------------------
American Ref-Fuel divestiture deferred income taxes - note 17                                         --          --      (80.3)
---------------------------------------------------------------------------------------------------------------------------------
Undistributed earnings of unconsolidated affiliates                                                (49.9)      (46.3)      (3.8)
---------------------------------------------------------------------------------------------------------------------------------
(Gain) loss on sale of assets and investments                                                     (138.6)        3.7      (87.9)
---------------------------------------------------------------------------------------------------------------------------------
Other                                                                                              100.8        73.2      133.7
---------------------------------------------------------------------------------------------------------------------------------
Working capital changes that provided (used) cash, net of effects of acquisitions:
---------------------------------------------------------------------------------------------------------------------------------
Trade receivables                                                                                 (158.5)      (26.3)      11.2
---------------------------------------------------------------------------------------------------------------------------------
Inventories and contracts in progress                                                              (57.4)       37.0       (2.7)
---------------------------------------------------------------------------------------------------------------------------------
Payables, trade and other                                                                           92.1        26.3     (144.4)
---------------------------------------------------------------------------------------------------------------------------------
Other                                                                                              (15.0)       (2.7)      49.4
---------------------------------------------------------------------------------------------------------------------------------
Cash Provided by Operating Activities                                                            1,174.0     1,088.9      973.7
---------------------------------------------------------------------------------------------------------------------------------
Investing Activities
---------------------------------------------------------------------------------------------------------------------------------
Additions to plant and equipment[a]                                                               (767.7)     (888.9)    (770.9)
---------------------------------------------------------------------------------------------------------------------------------
Acquisitions, less cash acquired[b]                                                               (170.4)      (83.0)    (182.2)
---------------------------------------------------------------------------------------------------------------------------------
Investment in and advances to unconsolidated affiliates                                             (5.6)     (110.6)     (31.9)
---------------------------------------------------------------------------------------------------------------------------------
BOC transaction costs                                                                             (665.8)      (27.7)        --
---------------------------------------------------------------------------------------------------------------------------------
Proceeds from sale of assets and investments                                                       381.8        45.6      328.3
---------------------------------------------------------------------------------------------------------------------------------
Other                                                                                                 .1         4.5      (27.6)
---------------------------------------------------------------------------------------------------------------------------------
Cash Used for Investing Activities                                                              (1,227.6)   (1,060.1)    (684.3)
---------------------------------------------------------------------------------------------------------------------------------
Financing Activities
---------------------------------------------------------------------------------------------------------------------------------
Long-term debt proceeds[a]                                                                         820.9       119.5      102.2
---------------------------------------------------------------------------------------------------------------------------------
Payments on long-term debt                                                                        (418.0)      (82.9)     (70.7)
---------------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in commercial paper and short-term borrowings                             (182.1)       57.5      174.4
---------------------------------------------------------------------------------------------------------------------------------
Dividends paid to shareholders                                                                    (155.7)     (146.2)    (134.0)
---------------------------------------------------------------------------------------------------------------------------------
Purchase of Treasury Stock                                                                            --       (24.6)    (365.0)
---------------------------------------------------------------------------------------------------------------------------------
Other                                                                                               15.0        46.6       13.2
---------------------------------------------------------------------------------------------------------------------------------
Cash Provided by (Used for) Financing Activities                                                    80.1       (30.1)    (279.9)
---------------------------------------------------------------------------------------------------------------------------------
Effect of Exchange Rate Changes on Cash                                                              6.0         1.4        (.5)
---------------------------------------------------------------------------------------------------------------------------------
Increase in Cash and Cash Items                                                                     32.5          .1        9.0
---------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Items--Beginning of Year                                                              61.6        61.5       52.5
---------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Items--End of Year - note 1                                                       $   94.1     $  61.6    $  61.5
---------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

[a] Excludes capital leases of $4.9 million, $18.5 million, and $5.7 million in 2000, 1999, and 1998, respectively.

[b] Excludes $24.4 million of long-term debt assumed in acquisitions in fiscal 2000 and $7.4 million of former shareholder liability of a company acquired in fiscal 1999. Excludes debt of $10.0 million to former shareholders of a company acquired in fiscal 1998.


Consolidated Shareholders' Equity
Air Products and Chemicals, Inc. and Subsidiaries

-----------------------------------------------------------------------------------------------------------------------------------
Year Ended 30 September [ millions of dollars, except per share ]                                   2000         1999        1998
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock
-----------------------------------------------------------------------------------------------------------------------------------
Balance, Beginning of Year                                                                      $  249.4    $  249.4       $ 124.7
-----------------------------------------------------------------------------------------------------------------------------------
Two-for-one stock split                                                                               --          --         124.7
-----------------------------------------------------------------------------------------------------------------------------------
Balance, End of Year                                                                               249.4       249.4         249.4
-----------------------------------------------------------------------------------------------------------------------------------
Capital in Excess of Par Value
-----------------------------------------------------------------------------------------------------------------------------------
Balance, Beginning of Year                                                                         341.5       329.2         453.0
-----------------------------------------------------------------------------------------------------------------------------------
Issuance of Treasury Shares and Shares in Trust for benefit and stock option and award plans,
1,174,477 shares in 2000, 2,194,464 shares in 1999, and 677,844 shares in 1998                      (7.9)       (1.0)        (11.2)
-----------------------------------------------------------------------------------------------------------------------------------
Tax benefit of stock option and award plans                                                          8.6        13.3          12.1
-----------------------------------------------------------------------------------------------------------------------------------
Two-for-one stock split                                                                               --          --        (124.7)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, End of Year                                                                               342.2       341.5         329.2
-----------------------------------------------------------------------------------------------------------------------------------
Retained Earnings
-----------------------------------------------------------------------------------------------------------------------------------
Balance, Beginning of Year                                                                       3,701.8     3,400.0       2,990.2
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                                         124.2       450.5         546.8
-----------------------------------------------------------------------------------------------------------------------------------
Cash dividends--Common Stock, $.74 per share in 2000, $.70 per share in 1999,
and $.64 per share in 1998, restated                                                              (158.1)     (148.7)       (137.0)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, End of Year                                                                             3,667.9     3,701.8       3,400.0
-----------------------------------------------------------------------------------------------------------------------------------
Unrealized Gain on Investments
-----------------------------------------------------------------------------------------------------------------------------------
Balance, Beginning of Year                                                                          13.9         5.0           6.9
-----------------------------------------------------------------------------------------------------------------------------------
Change in unrealized gain, net of income tax expense of $1.0 in 2000, $4.9 in 1999,
  and income tax benefit of $1.0 in 1998                                                             1.8         8.9          (1.9)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, End of Year                                                                                15.7        13.9           5.0
-----------------------------------------------------------------------------------------------------------------------------------
Minimum Pension Liability Adjustments
-----------------------------------------------------------------------------------------------------------------------------------
Balance, Beginning of Year                                                                          (4.8)      (14.3)           --
-----------------------------------------------------------------------------------------------------------------------------------
Adjustments during year, net of income tax expense of $1.3 in 2000, $5.7 in 1999, and
income tax benefit of $8.6 in 1998                                                                   2.1         9.5         (14.3)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, End of Year                                                                                (2.7)       (4.8)        (14.3)
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative Translation Adjustments
-----------------------------------------------------------------------------------------------------------------------------------
Balance, Beginning of Year                                                                        (283.5)     (222.2)       (186.1)
-----------------------------------------------------------------------------------------------------------------------------------
Translation adjustments, net of income tax expense of $29.3 in 2000, $2.2 in 1999, and income
tax benefit of $13.8 in 1998                                                                      (137.3)      (61.3)        (36.1)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, End of Year                                                                              (420.8)     (283.5)       (222.2)
-----------------------------------------------------------------------------------------------------------------------------------
Treasury Stock
-----------------------------------------------------------------------------------------------------------------------------------
Balance, Beginning of Year                                                                        (681.6)     (657.0)       (297.3)
-----------------------------------------------------------------------------------------------------------------------------------
Issuance of Treasury Shares for benefit and stock option and award plans, 379 shares in 2000,
371 shares in 1999, and 108,975 shares in 1998                                                        --          --           5.3
-----------------------------------------------------------------------------------------------------------------------------------
Purchase of Treasury Shares, 620,000 in 1999 and 6,835,394 in 1998                                    --       (24.6)       (365.0)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, End of Year                                                                              (681.6)     (681.6)       (657.0)
-----------------------------------------------------------------------------------------------------------------------------------
Shares in Trust - note 1
----------------------------------------------------------------------------------------------------------------------------------
Balance, Beginning of Year                                                                        (375.1)     (422.8)       (443.3)
-----------------------------------------------------------------------------------------------------------------------------------
Issuance of Shares in Trust for benefit and stock option and award plans,
1,174,098 shares in 2000, 2,194,093 shares in 1999, and 568,869 shares in 1998                      26.3        47.7          20.5
-----------------------------------------------------------------------------------------------------------------------------------
Balance, End of Year                                                                              (348.8)     (375.1)       (422.8)
-----------------------------------------------------------------------------------------------------------------------------------
Total Shareholders' Equity                                                                      $2,821.3    $2,961.6      $2,667.3
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

Reclassification

Certain amounts in 1999 and 1998 have been restated to conform to the current year presentation.

Revenue Recognition

Revenue from gases and chemicals sales is recognized as risk and title to the product transfers to the customer, which usually occurs at the time shipment is made. Revenues from equipment sale contracts are recorded primarily using the percentage-of-completion method. Under this method, revenues for sale of major equipment, such as Liquid Natural Gas and Air Separation units, are recognized primarily based on labor hours incurred to date compared with total estimated labor hours. Changes to total estimated labor hours and anticipated losses, if any, are recognized in the period determined.

In accordance with Emerging Issues Task Force (EITF) 00-10, amounts billed for shipping and handling fees are classified as sales in the consolidated income statement. Costs incurred for shipping and handling are classified as cost of sales.

Depreciation

In the financial statements, the straight-line method of depreciation is used which deducts equal amounts of the cost of each asset from earnings every year over its expected useful life.

The estimated useful lives primarily range from 5 to 45 years (principally 30 years) for buildings and components and from 14 to 20 years for gas generating and chemical facilities, machinery and equipment.

Major Maintenance

The company changed from the accrue-in-advance method of accounting for major maintenance and hydrostatic testing to the expense-as-incurred method. The change was made to conform the company's accounting policy to recent accounting guidelines recommending the expense-as-incurred method. The impact of this change was not material to the financial statements.

Capitalized Interest

As the company builds new plant and equipment or invests in equity affiliates in the development stage, it includes in the cost of these assets a portion of the interest payments it makes during the year. In 2000, the amount of capitalized interest was $17.4 million. In 1999, it was $22.1 million, and in 1998, $15.7 million.

Interest Rate Swap Agreements

The company enters into interest rate swap agreements to reduce interest rate risks and to modify the interest rate characteristics of its outstanding debt. These agreements involve the exchange of fixed- and floating-rate interest payments periodically over the life of the agreement without the exchange of the underlying principal amounts. The net amount to be paid or received is accrued as interest rates change and recognized over the life of the agreements as an adjustment to interest expense. The fair value of these swap agreements is not recognized in the financial statements. The notional amount of these agreements is equal to or less than the designated debt instrument being hedged. The variable rate bases of the swap instruments and the debt to which they are designated are the same. The company will not enter into any interest rate swap contracts which lever a move in interest rates on a greater than one-to-one basis.

The company is also party to interest rate and currency swap contracts. These contracts entail both the exchange of fixed- and floating-rate interest payments periodically over the life of the agreement and the exchange of one currency for another currency at inception and at a specified future date. The contracts are used to hedge intercompany and third party lending transactions and the value of investments in certain foreign subsidiaries and affiliates. Gains and losses on the currency component of these contracts, which hedge lending transactions, are recognized in income and offset the foreign exchange gains and losses of the related transaction. Gains and losses on the currency component of these contracts which hedge investments in certain foreign subsidiaries and foreign equity affiliates are not included in the income statement but are shown in the cumulative translation adjustments account. The interest component of these contracts is accounted for similarly to other interest rate swap agreements.

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

2. New Accounting Standards

In September 2000, the Financial Accounting Standards Board (FASB) issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities"--a replacement of SFAS No. 125. SFAS No. 140 adds new disclosure requirements for fiscal years ending after 15 December 2000. Certain provisions apply to transfers of financial assets and extinguishments of liabilities occurring after 31 March 2001. SFAS No. 140 also revises the criteria involving qualifying special purpose entities. The company is reviewing the impact of SFAS No. 140 but does not expect any material impact on the financial statements from the adoption of this standard.

In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition." SAB 101 provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. The company will not be required to change its revenue recognition accounting principles due to the adoption of SAB 101.

In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities"--an amendment of FASB Statement No.
133. This Statement addresses a limited number of issues causing implementation difficulties for numerous entities that apply SFAS No. 133. SFAS No. 133 was issued in June 1998 and establishes accounting and reporting standards requiring that every derivative (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or a liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless special accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge treatment. The transition adjustment resulting from adopting this Statement will be reported in net income and other comprehensive income. The company will adopt SFAS No. 133 and SFAS No. 138 in the first quarter of fiscal year 2001. The adoption of these Statements will not have a material effect on the company's financial statements or risk management processes.

3. Fair Value of Financial Instruments

Summarized below are the carrying values and fair values of the company's financial instruments as of 30 September 2000 and 1999. The fair value of the company's debt, interest rate swap agreements, forward exchange contracts, option combination contracts, and purchased foreign currency options is based on estimates using standard pricing models that take into account the present value of future cash flows as of the balance sheet date. The computation of fair values of these instruments is generally performed by the company.

The fair value of other investments is based principally on quoted market prices. The carrying amounts reported in the balance sheet for cash and cash items, accrued liabilities, accrued income taxes, and short-term borrowings approximate fair value due to the short-term nature of these instruments. Accordingly, these items have been excluded from the table below.

----------------------------------------------------------------------------------------------------------------------
                                                                2000             2000            1999            1999
                                                            Carrying             Fair        Carrying            Fair
30 September [millions of dollars]                             Value            Value           Value           Value
----------------------------------------------------------------------------------------------------------------------
Assets
Other investments                                              $34.7            $34.7           $38.4           $38.4
----------------------------------------------------------------------------------------------------------------------
Currency option contracts - notes 5 and 18                        --               --            70.6            70.5
----------------------------------------------------------------------------------------------------------------------
Interest rate swap agreements - note 6                          33.4             33.5            85.4           136.9
----------------------------------------------------------------------------------------------------------------------
Forward exchange contracts - note 5                             47.2             29.7            12.5             1.7
----------------------------------------------------------------------------------------------------------------------

Liabilities
Long-term debt, including current portion - note 4          $2,795.3         $2,925.2        $2,434.6        $2,642.9
----------------------------------------------------------------------------------------------------------------------

4. Long-Term Debt

The following table shows the company's outstanding debt at the end of fiscal 2000 and 1999, excluding any portion of the debt required to be repaid within a year:

---------------------------------------------------------------------------------------------------------------------------------
30 September [ millions of dollars ]                                                                     2000               1999
---------------------------------------------------------------------------------------------------------------------------------
Payable in U.S. dollars:
---------------------------------------------------------------------------------------------------------------------------------
8 7/8% notes, due 2001                                                                               $     --           $  100.0
---------------------------------------------------------------------------------------------------------------------------------
Medium-term notes, Series C, due through 2001                                                              --               10.0
---------------------------------------------------------------------------------------------------------------------------------
8.35% debentures, due 2002, effective interest rate 8.4%                                                100.0              100.0
---------------------------------------------------------------------------------------------------------------------------------
6 1/4% notes, due 2003                                                                                  100.0              100.0
---------------------------------------------------------------------------------------------------------------------------------
Medium-term notes, Series B, due through 2003, weighted average interest rate 6.1%                       16.0               16.0
---------------------------------------------------------------------------------------------------------------------------------
7 3/8% notes, due 2005, effective interest rate 7.5%                                                    150.0              150.0
---------------------------------------------------------------------------------------------------------------------------------
8 1/2% debentures, due 2006, callable by company in 2004, effective interest rate 8.6%                  100.0              100.0
---------------------------------------------------------------------------------------------------------------------------------
Notes, due through 2006, weighted average interest rate 7.2%                                             72.5               72.5
---------------------------------------------------------------------------------------------------------------------------------
Medium-term notes, Series F, due through 2016, weighted average interest rate 6.4%                      215.0              215.0
---------------------------------------------------------------------------------------------------------------------------------
Medium-term notes, Series D, due through 2016, weighted average interest rate 6.8%                      400.0              400.0
---------------------------------------------------------------------------------------------------------------------------------
8 3/4% debentures, due 2021, effective interest rate 9.0%                                               100.0              100.0
---------------------------------------------------------------------------------------------------------------------------------
Medium-term notes, Series E, due through 2026, weighted average interest rate 7.6%                      250.0              250.0
---------------------------------------------------------------------------------------------------------------------------------
California Pollution Control bonds, due 2027, weighted average interest rate 4.7%                        57.0               57.0
---------------------------------------------------------------------------------------------------------------------------------
Solid Waste Disposal Revenue bonds, due through 2035, weighted average interest rate 5.7%                75.0               25.0
---------------------------------------------------------------------------------------------------------------------------------
Other, due through 2023, weighted average interest rate 7.2%                                             62.9               44.4
---------------------------------------------------------------------------------------------------------------------------------
Payable in foreign currency:
---------------------------------------------------------------------------------------------------------------------------------
British Pound loan, due 2004, interest rate 6.5%                                                         32.3               36.2
---------------------------------------------------------------------------------------------------------------------------------
6.0% Euro loan, due 2005                                                                                438.5                 --
---------------------------------------------------------------------------------------------------------------------------------
Euro loan, due 2006, interest rate 4.7%                                                                  40.5               49.1
---------------------------------------------------------------------------------------------------------------------------------
5.97% Dutch Guilder loan, due through 2006                                                               29.9               43.4
---------------------------------------------------------------------------------------------------------------------------------
Belgian Franc loans, due through 2006, weighted average interest rate 4.2%                                8.0               15.2
---------------------------------------------------------------------------------------------------------------------------------
6.5% Euro loan, due 2007                                                                                263.1                 --
---------------------------------------------------------------------------------------------------------------------------------
Malaysian Ringgit loans, due through 2007, weighted average interest rate 7.1%                           39.9               41.9
---------------------------------------------------------------------------------------------------------------------------------
Korean Won loans, due through 2018, weighted average interest rate 8.4%                                  25.2                 --
---------------------------------------------------------------------------------------------------------------------------------
Other, due through 2018, weighted average interest rate 4.7%                                              7.4               10.3
---------------------------------------------------------------------------------------------------------------------------------
Less: Unamortized discount                                                                               (6.7)              (4.1)
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                      2,576.5            1,931.9
Capital lease obligations:
---------------------------------------------------------------------------------------------------------------------------------
United States, due through 2005, weighted average interest rate 7.3%                                      6.2                6.2
---------------------------------------------------------------------------------------------------------------------------------
Foreign, due through 2004, weighted average interest rate 8.5%                                           33.1               23.5
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                         39.3               29.7
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                     $2,615.8           $1,961.6
---------------------------------------------------------------------------------------------------------------------------------

Various debt agreements to which the company is a party include certain financial covenants and other restrictions, including restrictions pertaining to the ability to create property liens and enter into certain sale and leaseback transactions.

The company has obtained the commitment of a number of commercial banks to lend money at market rates whenever needed by the company. These committed lines of credit also are used to support the issuance of commercial paper. In January 1996, the company entered into a $600 million committed, multicurrency, syndicated credit facility which matures in January 2003. During fiscal 2000, the company added an additional $500 million revolving credit commitment which matured in October 2000. No borrowings were outstanding under these commitments at 30 September 2000. At 30 September 2000, foreign subsidiaries had additional committed credit lines of $69.6 million, $16.1 million of which was borrowed and outstanding.

Maturities of long-term debt in each of the next five years are as follows:
$179.5 million in 2001; $218.0 million in 2002; $151.0 million in 2003;
$163.3 million in 2004; and $617.5 million in 2005.

Included in the medium-term notes, Series E, is a $100.0 million note, due in 2026, with a one-time put option exercisable by the investor in 2008. Included in Series F is a $50.0 million note, due in 2016, with a one-time put option exercisable by the investor in 2002.

5. Foreign Exchange Contracts

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

The company enters into forward exchange and option combination contracts to reduce the exposure to foreign currency fluctuations associated with certain monetary assets and liabilities, as well as certain firm commitments and highly anticipated cash flows. Forward exchange contracts are also used to hedge the value of investments in certain foreign subsidiaries and affiliates by creating a liability in a currency in which the company has a net equity position. The company is also party to purchased option contracts which, if exercised, involve the sale or purchase of foreign currency at a fixed exchange rate for a specified period of time. Purchased option contracts are used to hedge firm commitments and certain highly anticipated cash flows, including export sales transactions. The company had entered into various purchased currency options and forward exchange contracts to hedge the currency exposure related to The BOC Group plc (BOC) transaction. Information regarding this transaction and these contracts is disclosed in Note 18.

The following table illustrates the U.S. dollar equivalent, including offsetting positions, of foreign exchange contracts at 30 September 2000 and 1999 along with maturity dates, net unrealized gain (loss), and net unrealized gain (loss) deferred.


------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                                Net
                                                               Latest     Unrealized       Unrealized            Net     Unrealized
                                         Contract Amount     Maturity          Gross            Gross     Unrealized    Gain (Loss)
[ millions of dollars ]               ($U.S. Equivalent)         Date           Gain           (Loss)    Gain (Loss)       Deferred
------------------------------------------------------------------------------------------------------------------------------------
 30 September 2000
------------------------------------------------------------------------------------------------------------------------------------
 Forward exchange contracts:
------------------------------------------------------------------------------------------------------------------------------------
    $U.S./Euro                                     $473.1         2007          $27.1           $ (.3)          $26.8        $ --
----------------------------------------------------------------------------------------------------------------------------------
    Euro/U.K. Pound Sterling                        118.1         2001             .1               --             .1          .1
----------------------------------------------------------------------------------------------------------------------------------
    Euro/Canadian Dollar                            110.2         2001             --             (.2)            (.2)         --
----------------------------------------------------------------------------------------------------------------------------------
    $U.S./U.K. Pound Sterling                        79.7         2001            3.8             (.3)            3.5         (.3)
----------------------------------------------------------------------------------------------------------------------------------
    Other                                            69.2         2001             .2             (.7)            (.5)        (.4)
----------------------------------------------------------------------------------------------------------------------------------
                                                   $850.3                       $31.2           $(1.5)          $29.7        $(.6)
----------------------------------------------------------------------------------------------------------------------------------

30 September 1999
----------------------------------------------------------------------------------------------------------------------------------
 Forward exchange contracts:
----------------------------------------------------------------------------------------------------------------------------------
    $U.S./Euro                                   $  417.4         2003          $ 4.7            $(1.6)         $ 3.1       $  --
----------------------------------------------------------------------------------------------------------------------------------
    $U.S./U.K. Pound Sterling                       230.9         2000             .9             (3.4)          (2.5)         .9
----------------------------------------------------------------------------------------------------------------------------------
    Euro/Canadian Dollar                             96.3         2000            1.3                --           1.3          --
----------------------------------------------------------------------------------------------------------------------------------
    Euro/U.K. Pound Sterling                         56.8         2000            1.1                --           1.1         1.1
----------------------------------------------------------------------------------------------------------------------------------
    Other                                            75.7         2000             .1             (1.4)          (1.3)       (1.2)
----------------------------------------------------------------------------------------------------------------------------------
                                                    877.1                         8.1             (6.4)           1.7          .8
----------------------------------------------------------------------------------------------------------------------------------


Option contracts:
----------------------------------------------------------------------------------------------------------------------------------
    $U.S./U.K. Pound Sterling                     2,748.3         2000           12.5               --           12.5          --
----------------------------------------------------------------------------------------------------------------------------------
    $U.S./Japanese Yen                                7.2         2000             --              (.1)           (.1)        (.1)
----------------------------------------------------------------------------------------------------------------------------------
                                                  2,755.5                        12.5              (.1)          12.4         (.1)
----------------------------------------------------------------------------------------------------------------------------------
                                                 $3,632.6                       $20.6            $(6.5)         $14.1        $ .7
----------------------------------------------------------------------------------------------------------------------------------

The company's net equity position in its principal foreign subsidiaries at 30 September 2000 was $1,724.1 million. These subsidiaries have operations in the United Kingdom, Germany, Spain, France, Netherlands, Belgium, Brazil, Japan, China, Malaysia, Korea, Singapore, Indonesia, and Canada. In addition to its foreign subsidiaries, the company has an equity position in foreign equity affiliates as disclosed in Note 8.

6. Interest Rate Swap Agreements

The company enters into interest rate swap agreements to change the fixed/variable interest rate mix of the debt portfolio in order to maintain the percentage of fixed- and variable-rate debt within certain parameters set by management. In accordance with these parameters, the agreements are used to reduce interest rate risks and costs inherent in the company's debt portfolio. Accordingly, the company enters into agreements to both effectively convert variable-rate debt to fixed-rate debt and to effectively convert fixed-rate debt to variable-rate debt, which is principally indexed to LIBOR rates. The company has also entered into variable to variable interest rate swap contracts to effectively convert the stated variable interest rates of the medium-term notes, Series C, to an average interest rate slightly above the three-month U.S. dollar LIBOR rate. The fair value gain (loss) on the variable to variable swaps is equally offset by a fair value loss (gain) on the related debt agreements.

The company is also party to interest rate and currency swap contracts. These contracts effectively convert the currency denomination of a debt instrument into another currency in which the company has a net equity position while changing the interest rate characteristics of the instrument.

Counterparties to interest rate swap agreements are major financial institutions. The company has established counterparty credit guidelines and only enters into transactions with financial institutions of investment grade or better. Minimum credit standards become more stringent as the duration of the swap agreement increases. The company has provisions to require collateral in certain instances. The market value of such collateral posted in the company's favor as of 30 September 2000 is $19.0 million and is a result of the fair value exposure to an investment grade counterparty exceeding the company's policy maximum. Management believes the risk of incurring losses related to credit risk is remote.

The table below illustrates the contract or notional (face) amounts outstanding, maturity dates, weighted average receive and pay rates as of the end of the fiscal year, and the net unrealized gain of interest rate swap agreements by type at 30 September 2000 and 1999. The notional amounts are used to calculate contractual payments to be exchanged and are not generally actually paid or received, except for the currency swap component of the contracts. The net unrealized gain on these agreements, which equals their fair value, is based on the relevant yield curve at the end of the fiscal year.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                 Weighted      Weighted
                                                                  Average       Average     Unrealized    Unrealized           Net
[ millions of dollars ]              Notional                        Rate          Rate          Gross         Gross    Unrealized
30 September 2000                      Amount     Maturities      Receive           Pay           Gain        (Loss)          Gain
-----------------------------------------------------------------------------------------------------------------------------------
   Fixed to Variable                  $ 31.0            2004         6.9%          6.6%          $  .2         $ --          $  .2
-----------------------------------------------------------------------------------------------------------------------------------
   Variable to Variable                 10.0            2001        20.7%          6.8%           21.2           --           21.2
-----------------------------------------------------------------------------------------------------------------------------------
   Interest Rate/Currency              160.7       2001-2005         7.7%          7.7%           12.3          (.2)          12.1
-----------------------------------------------------------------------------------------------------------------------------------
                                      $201.7                                                     $33.7         $(.2)         $33.5
-----------------------------------------------------------------------------------------------------------------------------------

30 September 1999
-----------------------------------------------------------------------------------------------------------------------------------
   Fixed to Variable                  $311.0       2000-2007         6.9%          5.2%         $  5.6        $  --         $  5.6
-----------------------------------------------------------------------------------------------------------------------------------
   Variable to Variable                 60.0       2000-2001        20.0%          5.4%          121.1           --          121.1
-----------------------------------------------------------------------------------------------------------------------------------
   Interest Rate/Currency              270.8       2002-2006         5.3%          7.9%           13.5         (3.3)          10.2
-----------------------------------------------------------------------------------------------------------------------------------
                                      $641.8                                                    $140.2        $(3.3)        $136.9
-----------------------------------------------------------------------------------------------------------------------------------

Of the net unrealized gain as of 30 September 2000 and 1999, a net gain of $.1 million and $51.5 million, respectively, has not been recognized in the financial statements. At the end of fiscal 2000 and 1999, a net deferred gain of $.8 million and $1.1 million, respectively, resulted from terminated contracts.

After the effects of interest rate swap agreements, the company's total debt, including current portion, is composed of 77% fixed-rate debt and 23% variable-rate debt as of 30 September 2000.

7. Inventories

The components of inventories are as follows:


---------------------------------------------------------------------------
30 September [ millions of dollars ]                    2000          1999
---------------------------------------------------------------------------
Inventories at FIFO cost:
----------------------------------------------------------------------------
Finished goods                                        $244.5        $278.2
---------------------------------------------------------------------------
Work in process                                         39.7          36.0
---------------------------------------------------------------------------
Raw materials and supplies                             131.9         134.7
---------------------------------------------------------------------------
                                                       416.1         448.9

Less excess of FIFO cost over LIFO cost                (27.3)        (24.0)
---------------------------------------------------------------------------
                                                      $388.8        $424.9
---------------------------------------------------------------------------

Inventories valued using the LIFO method comprised 43.2% and 49.4% of consolidated inventories before LIFO adjustment at 30 September 2000 and 1999, respectively. Liquidation of prior years' LIFO inventory layers in 2000, 1999, and 1998 did not materially affect cost of sales in any of these years.

8. Summarized Financial Information of Equity Affiliates

The following table presents summarized financial information on a combined 100% basis of the principal companies accounted for by the equity method. Amounts presented include the accounts of the following equity affiliates: Cambria CoGen Company (50%); Stockton CoGen Company (50%); Orlando CoGen Limited, L.P. (50%); Pure Air on the Lake, L.P. (50%); Bangkok Cogeneration Company Limited (48.8%); Sankyo Air Products Co., Ltd. (50%); San-Apro Ltd. (50%); Daido Air Products Electronics, Inc. (49%); Sapio Produzione Idrogeno Ossigeno S.r.L. (49%); INFRA Group (40%); San Fu Chemicals (48.1%); Air Products South Africa (50%); Bangkok Industrial Gases Company Ltd. (50.6%); INOX Air Products Limited (48.9%); APP GmbH in WPS GmbH & CoKG (20%); and principally other industrial gas producers.


----------------------------------------------------------------------------
[ millions of dollars ]                                 2000           1999
----------------------------------------------------------------------------
Current assets                                      $  739.3       $  648.3
----------------------------------------------------------------------------
Noncurrent assets                                    1,508.1        1,659.4
----------------------------------------------------------------------------
Current liabilities                                    506.9          483.5
----------------------------------------------------------------------------
Noncurrent liabilities                                 714.8          790.5
----------------------------------------------------------------------------
Net sales                                            1,681.1        1,436.0
----------------------------------------------------------------------------
Sales less cost of sales                               565.6          487.8
----------------------------------------------------------------------------
Net income                                             245.7          221.3
----------------------------------------------------------------------------

The company's share of income of all equity affiliates for 2000, 1999, and 1998 was $99.6 million, $83.7 million, and $48.4 million, respectively. These amounts exclude $12.0 million, $22.2 million, and $10.4 million of related net expenses incurred by the company. Dividends received from equity affiliates were $49.7 million, $36.1 million, and $44.6 million in 2000, 1999, and 1998, respectively.

The investment in net assets of and advances to equity affiliates at 30 September 2000 and 1999 included investment in foreign affiliates of $442.4 million and $478.9 million, respectively.

As of 30 September 2000 and 1999, the amount of investment in companies accounted for by the equity method included goodwill in the amount of $85.3 million and $93.6 million, respectively. The goodwill is being amortized into income over periods not exceeding 40 years.

9. Capital Stock

The authorized Capital Stock consists of 25 million preferred shares with a par value of $1 per share, none of which was outstanding at 30 September 2000, and 300 million shares of Common Stock with a par value of $1 per share. In May 1998, the Board of Directors authorized a two-for-one stock split. On 15 June 1998, each shareholder was issued one additional share of Common Stock for each share owned as of 15 May 1998. The consolidated financial statements have been adjusted, where appropriate, to reflect the effects of the stock split for all periods presented. At 30 September 2000, the number of shares of Common Stock outstanding was 214,218,709.

The company established a trust to fund a portion of future payments to employees under existing compensation and benefit programs in fiscal 1994. The trust, which is administered by an independent trustee, was funded with 20 million shares of Treasury Stock. It will not increase or alter the amount of benefits or compensation which is paid under existing plans. The establishment of the trust does not have an effect on earnings per share or return on average shareholders' equity. As of 30 September 2000, the balance of shares remaining in the trust is 15.1 million.

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

Subject to the right of the Board of Directors to redeem the Rights, at such time as there is an Acquiring Person, each Right (other than Rights held by an Acquiring Person) will thereafter have the right to receive, upon exercise thereof, for the Purchase Price, that number of one one-thousandth of a Preferred Share equal to the number of Common Shares which at the time of such transaction would have a market value of twice the Purchase Price. If the company is acquired in a merger or other business combination by an Acquiring Person, or 50% or more of the company's assets or assets representing 50% or more of the company's earning power are sold, leased, exchanged, or otherwise transferred (in one or more transactions) to an Acquiring Person, each Right (other than Rights held by an Acquiring Person) will entitle its holder to purchase, for the Purchase Price, that number of common shares of such corporation (or, if such corporation is not publicly traded, common shares of any publicly traded affiliate of such corporation) which at the time of the transaction would have a market value (or, if the Acquiring Person is not a publicly traded corporation, having a book value) of twice the Purchase Price.

The Rights are redeemable by the Board of Directors at a redemption price of $.01 per Right any time prior to the earlier of such time as there is an Acquiring Person and Expiration Date.

10. Income Taxes

The following table shows the components of the provision for income taxes:

---------------------------------------------------------------------------
[ millions of dollars ]                   2000          1999          1998
---------------------------------------------------------------------------
Federal:
---------------------------------------------------------------------------
Current                                 $(31.3)       $117.5       $238.7
---------------------------------------------------------------------------
Deferred                                   3.6          38.8        (32.5)
---------------------------------------------------------------------------
                                         (27.7)        156.3        206.2
---------------------------------------------------------------------------
State:
---------------------------------------------------------------------------
Current                                    3.0           6.3         22.7
---------------------------------------------------------------------------
Deferred                                 (14.7)          1.6        (10.8)
---------------------------------------------------------------------------
Impact of law/rate change                   --          (1.9)          --
---------------------------------------------------------------------------
                                         (11.7)          6.0         11.9
---------------------------------------------------------------------------
Foreign:
---------------------------------------------------------------------------
Current                                   20.1          20.8         33.5
---------------------------------------------------------------------------
Deferred                                   5.6          20.3         24.7
---------------------------------------------------------------------------
Impact of law/rate change                   --            --           .6
---------------------------------------------------------------------------
                                          25.7          41.1         58.8
---------------------------------------------------------------------------
                                        $(13.7)       $203.4       $276.9
---------------------------------------------------------------------------

The significant components of deferred tax assets and liabilities are as follows:


-----------------------------------------------------------------------------
30 September [ millions of dollars ]                       2000         1999
-----------------------------------------------------------------------------
Gross deferred tax assets:
-----------------------------------------------------------------------------
Pension and other compensation accruals                  $142.0       $121.1
-----------------------------------------------------------------------------
Tax loss and investment tax credit carryforwards           34.9         29.2
-----------------------------------------------------------------------------
Reserves and accruals                                      18.9         27.6
-----------------------------------------------------------------------------
Postretirement benefits                                    27.8         28.8
-----------------------------------------------------------------------------
Inventory                                                  18.4         18.6
-----------------------------------------------------------------------------
Other                                                      70.2         69.2
-----------------------------------------------------------------------------
Valuation allowance                                        (6.2)        (3.5)
-----------------------------------------------------------------------------
Deferred tax assets                                       306.0        291.0
-----------------------------------------------------------------------------

Gross deferred tax liabilities:
-----------------------------------------------------------------------------
Plant and equipment                                       752.0        789.8
-----------------------------------------------------------------------------
Investment in partnerships                                 84.6         52.1
-----------------------------------------------------------------------------
Employee benefit plans                                     54.4         45.6
-----------------------------------------------------------------------------
Currency gains                                             16.9         11.3
-----------------------------------------------------------------------------
Construction contract accounting methods                    5.0         10.7
-----------------------------------------------------------------------------
Unrealized gain on cost investment                         12.2          7.7
-----------------------------------------------------------------------------
Other                                                      74.5         60.9
-----------------------------------------------------------------------------
Deferred tax liabilities                                  999.6        978.1
-----------------------------------------------------------------------------
Net deferred income tax liability                        $693.6       $687.1
-----------------------------------------------------------------------------

Net current deferred tax assets of $51.5 million and net noncurrent deferred tax assets of $36.7 million are included in other current assets and other noncurrent assets at 30 September 2000, respectively. Net current deferred tax assets of $35.1 million and net noncurrent deferred tax assets of $8.9 million are included in other current assets and other noncurrent assets at 30 September 1999.

Foreign and state operating loss carryforwards on 30 September 2000 were $66.7 million and $7.3 million, respectively. Foreign losses of $1.9 million are available to offset future foreign income through 2002. The balance of these losses have an unlimited carryover period. State operating loss carryforwards are available through 2020. Foreign capital loss carryforwards were $2.0 million on 30 September 2000 and have an unlimited carryover period.

The valuation allowance as of 30 September 2000 primarily relates to the tax loss carryforwards referenced above. If events warrant the reversal of the $6.2 million valuation allowance, it would result in a reduction of tax expense.

Major differences between the federal statutory rate and the effective tax rate are:

----------------------------------------------------------------------------------------------
[ percent of income before taxes ]                          2000            1999         1998
----------------------------------------------------------------------------------------------
United States federal statutory rate                       35.0%           35.0%        35.0%
----------------------------------------------------------------------------------------------
State taxes, net of federal tax benefit                    (3.5)            2.1          1.9
----------------------------------------------------------------------------------------------
Income from equity affiliates                             (22.1)           (3.0)        (1.9)
----------------------------------------------------------------------------------------------
Foreign tax credits and refunds on dividends
received from foreign affiliates                           (8.3)             .6         (1.0)
----------------------------------------------------------------------------------------------
Export tax benefits                                        (4.7)           (1.4)         (.9)
----------------------------------------------------------------------------------------------
Investment tax credits                                      (.5)            (.1)         (.3)
----------------------------------------------------------------------------------------------
Restructuring of operations                                (6.7)             --           --
----------------------------------------------------------------------------------------------
American Ref-Fuel sale and contract settlements              --              --          1.4
----------------------------------------------------------------------------------------------
Other                                                      (1.6)           (2.1)         (.6)
----------------------------------------------------------------------------------------------
Effective tax rate after minority interest                (12.4%)          31.1%        33.6%
----------------------------------------------------------------------------------------------
Minority interest                                            .8             (.7)          --
----------------------------------------------------------------------------------------------
Effective tax rate                                        (11.6%)          30.4%        33.6%
----------------------------------------------------------------------------------------------

The following table summarizes the income of U.S. and foreign operations, before taxes and minority interest:

--------------------------------------------------------------------------------------
[ millions of dollars ]                            2000             1999         1998
--------------------------------------------------------------------------------------
Income from consolidated operations:
--------------------------------------------------------------------------------------
   United States                                 $(145.2)          $433.8       $626.8
--------------------------------------------------------------------------------------
   Foreign                                         163.7            151.5        149.2
--------------------------------------------------------------------------------------
Income from equity affiliates                       99.6             83.7         48.4
--------------------------------------------------------------------------------------
                                                 $ 118.1           $669.0       $824.4
--------------------------------------------------------------------------------------

The company does not pay or record U.S. income taxes on the undistributed earnings of its foreign subsidiaries and its 20% to 50% owned corporate joint ventures as long as those earnings are permanently reinvested in the companies that produced them. These cumulative undistributed earnings are included in consolidated retained earnings on the balance sheet and amounted to $865.5 million at the end of fiscal 2000. An estimated $203.3 million in U.S. income and foreign withholding taxes would be due if these earnings were remitted as dividends, after payment of all deferred taxes.

11. Plant and Equipment

The major classes of plant and equipment, at cost, are as follows:


-------------------------------------------------------------------------------
30 September [ millions of dollars ]                   2000               1999
-------------------------------------------------------------------------------
Land                                              $   144.0          $   139.3
-------------------------------------------------------------------------------
Buildings                                             668.8              651.2
-------------------------------------------------------------------------------
Gas generating and chemical facilities,
machinery and equipment                             9,031.0            8,713.7
-------------------------------------------------------------------------------
Construction in progress                              467.1              683.7
-------------------------------------------------------------------------------
                                                  $10,310.9          $10,187.9
-------------------------------------------------------------------------------

12. Stock Option and Award Plans

Long-Term Incentive Plan

The Long-Term Incentive Plan (the "Plan") provides awards of stock options and deferred stock units to executives and key employees. The award type most frequently used is the nonqualified stock option with an exercise price fixed at 100% of the fair market value of a share of Air Products Common Stock ("stock") on the date of grant. Nonqualified stock options become exercisable in cumulative installments of 33 1/3% one year after the date of grant and annually thereafter, and must be exercised no later than ten years and one day from the date of grant.

In October 1998, the company granted 697,300 premium priced stock options in addition to the fair market value stock options. These stock options have an exercise price above market on the date of grant. The awards are 100% vested after two years and are exercisable over an additional three-year period.

In fiscal 1997 and 1999, the company also granted deferred stock units identified as performance shares to executive officers and other key employees. These awards provide for the issuance of Common Stock based on certain management objectives achieved by the performance period ending 30 September 1998 and 30 September 2000, respectively. Generally, 50% of the performance shares are payable at the end of the performance period, with the balance payable after retirement. No shares will be paid out under the 1999 grant. The number of shares outstanding for the fiscal 1997 grant is 360,585 share units. Compensation expense is recognized over the vesting period.

Prior to the issuance of performance shares, the company granted deferred stock units as career share awards in fiscal years 1992 through 1997 to certain executive officers and other key employees. Career shares are deferred stock units payable in shares of stock after retirement. Career share awards equivalent to 777,482 and 803,743 shares of stock were outstanding at the end of fiscal years 2000 and 1999, respectively. Compensation expense is recognized over the vesting period.

The following table summarizes stock option transactions (fair market value stock options and premium priced stock options) as follows:

-------------------------------------------------------------------------------
                                                       Number of      Average
                                                       Shares           Price
-------------------------------------------------------------------------------
Outstanding at 30 September 1997                      10,859,886       $21.73
-------------------------------------------------------------------------------
Granted                                                2,014,500        41.31
-------------------------------------------------------------------------------
Exercised                                             (1,021,169)       13.56
-------------------------------------------------------------------------------
Forfeited                                                (40,075)       32.32
-------------------------------------------------------------------------------
Outstanding at 30 September 1998                      11,813,142        25.73
------------------------------------------------------------------------------
Granted                                                2,644,400        32.25
------------------------------------------------------------------------------
Exercised                                             (1,050,803)       14.67
------------------------------------------------------------------------------
Forfeited                                               (149,233)       33.98
------------------------------------------------------------------------------
Outstanding at 30 September 1999                      13,257,506        27.81
------------------------------------------------------------------------------
Granted                                                2,003,500        28.78
------------------------------------------------------------------------------
Exercised                                               (985,853)       13.67
------------------------------------------------------------------------------
Forfeited                                                (54,548)       32.52
------------------------------------------------------------------------------
Outstanding at 30 September 2000                      14,220,605        28.91
------------------------------------------------------------------------------
Exercisable at end of year                             9,620,945
------------------------------------------------------------------------------
Participants at end of year                                  563
------------------------------------------------------------------------------
Available for future grant at end of year              2,590,295
------------------------------------------------------------------------------

The following table summarizes information about options outstanding at 30 September 2000:

-------------------------------------------------------------------------------------------------------------
                                                        Options Outstanding            Options Exercisable
                                                      Weighted
                                                       Average        Weighted                      Weighted
                                                     Remaining         Average                       Average
                                        Number     Contractual        Exercise         Number       Exercise
Range of Exercise Prices           Outstanding    Life (Years)           Price    Exercisable          Price
-------------------------------------------------------------------------------------------------------------
  $16.92-23.13                       4,026,276            3.65          $20.62      4,026,276         $20.62
-------------------------------------------------------------------------------------------------------------
   26.03-29.47                       6,920,005            8.20           28.48      3,681,520          27.98
-------------------------------------------------------------------------------------------------------------
   36.00-41.69                       3,274,324            8.01           40.01      1,913,149          39.56
-------------------------------------------------------------------------------------------------------------

Other Stock-Based Incentives

In addition to the Long-Term Incentive Plan, there is a Directors' Stock Option Plan. Options awarded to nonemployee directors are exercisable six months after grant date and must be exercised no later than ten years and one day from the date of grant. Under this plan, there were 124,000 and 104,000 options outstanding and exercisable at the end of fiscal years 2000 and 1999, respectively. Option prices were $30.81 and $34.53 per share for options issued in fiscal 2000 and 1999, respectively.

Deferred stock units equivalent to 692,808 and 853,081 shares of stock were outstanding at the end of fiscal year 2000 and 1999, respectively. Compensation expense is generally recognized over the four-year deferral period applicable to the awards.

In fiscal 2000, the company granted stock options to certain employees below the executive level. These options vest three years after date of grant and are exercisable over an additional seven-year period. Options for fiscal 2000 were granted at $28.78 per share. As of 30 September 2000, 574,000 options were outstanding.

In October 1995, 1997, and 1999, the company awarded stock options to virtually all employees. These options vest three years after date of grant and are exercisable over an additional seven-year period. The following table summarizes these global stock option transactions:

----------------------------------------------------------------------------
                                                    Number of       Average
                                                       Shares         Price
----------------------------------------------------------------------------
Outstanding at 30 September 1998                    5,669,600        $34.59
----------------------------------------------------------------------------
Exercised                                            (722,200)        26.03
----------------------------------------------------------------------------
Forfeited                                            (115,200)        37.38
----------------------------------------------------------------------------
Outstanding at 30 September 1999                    4,832,200         35.82
----------------------------------------------------------------------------
Granted                                             1,667,100         28.78
----------------------------------------------------------------------------
Exercised                                             (76,200)        26.03
----------------------------------------------------------------------------
Forfeited                                            (196,240)        35.93
----------------------------------------------------------------------------
Outstanding at 30 September 2000                    6,226,860         34.05
----------------------------------------------------------------------------

Pro Forma Information

The company applies Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock option plans. SFAS No. 123 requires the company to disclose pro forma net income and pro forma earnings per share amounts as if compensation expense were recognized for options granted after fiscal year 1995. Using this approach, net income and earnings per share would have been reduced to the pro forma amounts indicated in the table:

----------------------------------------------------------------------------------------
[ millions of dollars, except per share ]              2000          1999          1998
----------------------------------------------------------------------------------------
Net earnings
----------------------------------------------------------------------------------------
As reported                                          $124.2        $450.5        $546.8
----------------------------------------------------------------------------------------
Pro forma                                              98.3         428.7         522.0
----------------------------------------------------------------------------------------
Basic earnings per share
----------------------------------------------------------------------------------------
As reported                                            $.58         $2.12         $2.54
----------------------------------------------------------------------------------------
Pro forma                                               .46          2.02          2.42
----------------------------------------------------------------------------------------
Diluted earnings per share
----------------------------------------------------------------------------------------
As reported                                            $.57         $2.09         $2.48
----------------------------------------------------------------------------------------
Pro forma                                               .45          1.98          2.36
----------------------------------------------------------------------------------------

For disclosure purposes, the fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average of assumptions:

-------------------------------------------------------------------------
                                        2000          1999          1998
-------------------------------------------------------------------------
Dividend yield                          2.0%          2.0%          2.0%
-------------------------------------------------------------------------
Expected volatility                    28.4%         21.1%         20.1%
-------------------------------------------------------------------------
Risk-free interest rate                 6.2%          4.4%          6.0%
-------------------------------------------------------------------------
Expected life (years)                   6.6           7.2           6.2
-------------------------------------------------------------------------

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

13. Earnings Per Share

The calculation of basic and diluted earnings per share is as follows:

-------------------------------------------------------------------------------------------------
30 September [ in millions, except per share ]                      2000         1999       1998
-------------------------------------------------------------------------------------------------
Numerator:
-------------------------------------------------------------------------------------------------
Income available to common shareholders used in basic and
diluted earnings per share                                        $124.2       $450.5     $546.8
-------------------------------------------------------------------------------------------------
Denominator:
-------------------------------------------------------------------------------------------------
Weighted average number of common shares used in basic
earnings per share                                                 213.4        212.2      215.5
-------------------------------------------------------------------------------------------------
Effect of dilutive securities:
-------------------------------------------------------------------------------------------------
Employee stock options                                               2.0          2.8        3.6
-------------------------------------------------------------------------------------------------
Other award plans                                                     .8          1.0        1.0
-------------------------------------------------------------------------------------------------
                                                                     2.8          3.8        4.6
-------------------------------------------------------------------------------------------------
Weighted average number of common shares and dilutive
potential common shares used in diluted earnings per share         216.2        216.0      220.1
-------------------------------------------------------------------------------------------------
Basic earnings per share                                            $.58        $2.12      $2.54
-------------------------------------------------------------------------------------------------
Diluted earnings per share                                          $.57        $2.09      $2.48
-------------------------------------------------------------------------------------------------

Options on 6.4 million, 6.7 million, and 6.1 million shares of Common Stock were not included in computing diluted earnings per share for fiscal 2000, 1999, and 1998, respectively, because their effects were antidilutive.

(Dividends and Market Price Range per Shares graphs go here.)

14. Pension and Other Postretirement Benefits

The following table shows reconciliations of the domestic pension plans and other postretirement plan benefits as of 30 September 2000 and 1999. The foreign pension plan information is as of 30 June 2000 and 1999:


------------------------------------------------------------------------------------------------------------------
                                                                     Pension Benefits             Other Benefits
[ millions of dollars ]                                             2000          1999          2000         1999
-------------------------------------------------------------------------------------------------------------------
Change in benefit obligation
-------------------------------------------------------------------------------------------------------------------
Benefit obligation on 1 October                                $1,250.4       $1,307.2         $62.0        $64.6
-------------------------------------------------------------------------------------------------------------------
Service cost                                                       44.5           49.2           4.9          4.9
-------------------------------------------------------------------------------------------------------------------
Interest cost                                                      89.7           84.7           5.6          4.3
-------------------------------------------------------------------------------------------------------------------
Amendments                                                         15.8            6.2            --           --
-------------------------------------------------------------------------------------------------------------------
Actuarial gain                                                    (29.7)        (140.6)         (1.3)        (6.9)
-------------------------------------------------------------------------------------------------------------------
Plan participant contributions                                      3.2            3.4            --           --
-------------------------------------------------------------------------------------------------------------------
Benefits paid                                                     (52.0)         (45.5)         (4.8)        (4.9)
-------------------------------------------------------------------------------------------------------------------
Currency translation/Other                                        (47.8)         (14.2)           --           --
-------------------------------------------------------------------------------------------------------------------
Benefit obligation on 30 September                             $1,274.1       $1,250.4         $66.4        $62.0
-------------------------------------------------------------------------------------------------------------------

Change in plan assets
-------------------------------------------------------------------------------------------------------------------
Fair value of plan assets on 1 October                         $1,183.6       $1,044.7        $   --       $   --
-------------------------------------------------------------------------------------------------------------------
Actual return on plan assets                                      138.1          182.8            --           --
-------------------------------------------------------------------------------------------------------------------
Company contributions                                               7.3            8.2            --           --
-------------------------------------------------------------------------------------------------------------------
Plan participant contributions                                      3.2            3.4            --           --
-------------------------------------------------------------------------------------------------------------------
Benefits paid                                                     (45.1)         (41.0)           --           --
-------------------------------------------------------------------------------------------------------------------
Currency translation/Other                                        (55.3)         (14.5)           --           --
-------------------------------------------------------------------------------------------------------------------
Fair value of plan assets on 1 October                         $1,231.8       $1,183.6        $   --       $   --

Funded status of the plan                                      $  (42.3)      $  (66.8)       $(66.4)      $(62.0)
-------------------------------------------------------------------------------------------------------------------
Unrecognized actuarial gain                                      (109.5)         (30.7)        (11.3)       (10.1)
-------------------------------------------------------------------------------------------------------------------
Unrecognized prior service cost                                    16.0           17.0          (1.0)        (1.0)
-------------------------------------------------------------------------------------------------------------------
Unrecognized net transition asset                                 (10.7)         (14.5)           --           --
-------------------------------------------------------------------------------------------------------------------
Net amount recognized                                          $ (146.5)      $  (95.0)       $(78.7)      $(73.1)

Total recognized amounts in the balance sheet consist of:
-------------------------------------------------------------------------------------------------------------------
Prepaid benefit cost                                           $   98.7       $  111.8        $   --       $   --
-------------------------------------------------------------------------------------------------------------------
Accrued benefit liability                                        (252.2)        (221.4)        (78.7)       (73.1)
-------------------------------------------------------------------------------------------------------------------
Intangible asset                                                    2.7            6.8            --           --
-------------------------------------------------------------------------------------------------------------------
Shareholders' equity                                                4.3            7.8            --           --
-------------------------------------------------------------------------------------------------------------------
Net amount recognized                                          $ (146.5)      $  (95.0)       $(78.7)      $(73.1)

Weighted average assumptions as of 30 September
-------------------------------------------------------------------------------------------------------------------
Discount rate                                                       7.6%           7.2%          8.0%         7.75%
-------------------------------------------------------------------------------------------------------------------
Expected return on plan assets                                      9.5%           9.5%           --            --
-------------------------------------------------------------------------------------------------------------------
Rate of compensation increase                                       4.7%           4.6%          5.0%         5.0%
-------------------------------------------------------------------------------------------------------------------

For measurement purposes, an 8.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for fiscal 2001. The rate was assumed to decrease gradually to 5.5% for fiscal 2006 and thereafter.

------------------------------------------------------------------------------------------------------------------------
                                                           Pension Benefits                      Other Benefits
[ millions of dollars ]                              2000        1999         1998        2000        1999         1998
------------------------------------------------------------------------------------------------------------------------
Components of net periodic benefit cost
------------------------------------------------------------------------------------------------------------------------
Service cost                                        $44.5       $49.2       $ 38.1       $ 4.9        $4.9         $4.1
------------------------------------------------------------------------------------------------------------------------
Interest cost                                        89.7        84.7         74.6         5.6         4.3          4.3
------------------------------------------------------------------------------------------------------------------------
Expected return on plan assets                      (95.8)      (93.9)       (80.8)         --          --           --
------------------------------------------------------------------------------------------------------------------------
Prior service cost amortization                       2.4         2.3          1.9         (.1)        (.1)         (.1)
------------------------------------------------------------------------------------------------------------------------
Actuarial (gain)/loss amortization                    3.2        15.2          2.8          --          --          (.1)
------------------------------------------------------------------------------------------------------------------------
Transition amount amortization                       (3.5)       (3.8)        (3.8)         --          --           --
------------------------------------------------------------------------------------------------------------------------
Special termination benefit                          10.7          --           --          --          --           --
------------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost                           $51.2       $53.7       $ 32.8       $10.4        $9.1         $8.2
------------------------------------------------------------------------------------------------------------------------

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plan with accumulated benefit obligations in excess of plan assets were $96.0 million, $72.3 million, and $1.5 million, respectively, as of 30 September 2000, and $167.4 million, $146.7 million, and $70.6 million, respectively, as of 30 September 1999.

The company has two nonpension postretirement benefit plans. Health care benefits are contributory with contributions adjusted periodically; the life insurance plan is noncontributory. The effect of a change in the health care trend rate is slightly tempered by a cap on average retiree medical cost. A one percentage point change in the assumed health care cost trend rate would have the following effects:

----------------------------------------------------------------------------------
[ millions of dollars ]                 1 Percentage point     1 Percentage point
                                                  Increase               Decrease
----------------------------------------------------------------------------------
Effect on total of service and
interest cost                                          $.4                  $(.6)
----------------------------------------------------------------------------------
Effect on the postretirement
benefit obligation                                    $3.0                 $(3.5)
----------------------------------------------------------------------------------

In addition to the above plans, U.S. employees are eligible to contribute to a 401(k) plan. The company matches a portion of these contributions. Contributions charged to income for this plan for 2000, 1999, and 1998 were $14.1 million, $13.8 million, and $12.9 million, respectively.

15. Leases

Capital leases, primarily for machinery and equipment, are included with owned plant and equipment on the balance sheet in the amount of $60.3 million and $63.9 million at the end of fiscal 2000 and 1999, respectively. Related amounts of accumulated depreciation are $27.6 million and $26.6 million, respectively.

Operating leases, including month-to-month agreements, cost the company $89.7 million in 2000, $87.7 million in 1999, and $84.4 million in 1998.

At 30 September 2000, minimum payments due under leases are as follows:


---------------------------------------------------------------------------
 [ millions of dollars ]                          Capital        Operating
                                                   Leases           Leases
---------------------------------------------------------------------------
2001                                                $15.1           $ 29.9
---------------------------------------------------------------------------
2002                                                 13.4             20.8
---------------------------------------------------------------------------
2003                                                 10.1             15.1
---------------------------------------------------------------------------
2004                                                  8.1             11.7
---------------------------------------------------------------------------
2005                                                 17.3              8.9
---------------------------------------------------------------------------
2006 and thereafter                                    --             72.4
---------------------------------------------------------------------------
                                                    $64.0           $158.8
---------------------------------------------------------------------------

The present value of the above future capital lease payments is included in the liability section of the balance sheet. At the end of fiscal 2000, $11.1 million was classified as current and $39.3 million as long-term.

16. Other Commitments and Contingencies

General partnerships, in which subsidiaries of Air Products have a 50% interest, own facilities in Stockton, California and Cambria County, Pennsylvania that burn coal and coal waste, respectively, and produce electricity and steam. Air Products is also operator of these projects. In the aggregate for both facilities, specific performance guarantees obligate Air Products to pay damages of $3 million annually up to a cumulative total of $22 million under certain circumstances and if the general partnership is unable to service its debt.

Other completed cogeneration projects, in which Air Products, through equity affiliates, beneficially owns 48.8% (Map Ta Phut, Thailand) and 50% (Rotterdam, the Netherlands) burn natural gas to produce electricity and steam. Specific equity support agreements related to the financings of the two projects obligate Air Products to contribute equity up to a cumulative total for the two projects of $15 million under certain circumstances.

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

In addition, the company has guaranteed repayment of borrowings of certain domestic and foreign equity affiliates. At 30 September 2000, these guarantees totaled approximately $49 million.

The company has accrued for certain environmental investigatory and noncapital remediation costs consistent with the policy set forth in Note 1. The potential exposure for such costs is estimated to range from $8 million to a reasonably possible upper exposure of $21 million. The balance sheet at 30 September 2000 includes an accrual of $16.7 million. The company does not expect that any sums it may have to pay in connection with these environmental matters would have a materially adverse effect on its consolidated financial position or results of operations in any one year.

The company in the normal course of business has commitments, lawsuits, contingent liabilities, and claims. However, the company does not expect that any sum it may have to pay in connection with these matters will have a materially adverse effect on its consolidated financial position or results of operations.

At the end of fiscal 2000, the company had purchase commitments to spend approximately $179 million for additional plant and equipment.

17. Acquisitions and Divestitures

Polyvinyl Alcohol

On 29 September 2000, the company completed the sale of its polyvinyl alcohol business (PVOH) to Celanese AG, Kronberg, Germany, for $326 million. Included in the sale were working capital and production facilities at Pasadena, Texas and Calvert City, Kentucky. The facilities produce 200 million pounds of polyvinyl alcohol per year and employ 200 people. Sales in fiscal 2000 were $194.2 million, with essentially no operating income contribution. The income statement for the year ended 30 September 2000 includes a gain of $126.8 million from the sale ($79.1 million after-tax, or $.37 per share).

Korea Industrial Gases Ltd.

Acquisitions in fiscal 2000, totaling $194.8 million, principally included the purchase in December 1999 of the remaining 51.1% of the shares of Korea Industrial Gases Ltd. (KIG). KIG is the largest industrial gas company in Korea. Since 1980, the company has had a joint venture arrangement with KIG. As a result of the purchase of the remaining outstanding shares, KIG is a wholly owned subsidiary of Air Products. KIG is a full-service industrial gas company with a broad product portfolio supplying specialty gases, liquid/bulk, pipeline/on-site, and noncryogenic units to the Korean marketplace. Consolidated sales in fiscal 2000 included $121 million from KIG.

Wacker-Chemie Joint Ventures

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

The polymer emulsions joint venture, Air Products Polymers, L.P. (APP), is headquartered in the United States and has facilities in Germany, Mexico, Korea, and several locations in the United States. Air Products has a 65% interest in the venture and Wacker-Chemie has a 35% interest. This venture is consolidated into Air Products' financial statements and the Wacker-Chemie interest is accounted for as minority interest. The accounting for this transaction as a business combination resulted in the partial sale of assets, with a gain of $34.9 million ($23.6 million after-tax, or $.11 per share).

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

American Ref-Fuel Company

In December 1997, the company sold its 50% interest in the American Ref-Fuel Company, its former waste-to-energy joint venture with Browning-Ferris Industries, Inc. (BFI), to a limited liability company formed by Duke Energy Power Services and United American Energy Corporation. This transaction provided for the sale of Air Products' interest in American Ref-Fuel's five waste-to-energy facilities for $237 million, and Duke Energy Capital Corporation, the parent company of Duke Energy Power Services, assumed various parental support agreements. The income statement for the year ended 30 September 1998 includes a gain of $62.6 million from this sale ($35.1 million after-tax, or $.16 per share).

Power Generation Facilities

In fiscal 2000, the company decided to explore possible divestiture of its interest in most of its cogeneration facilities.

18. BOC Transaction

In July 1999, the company, BOC, and L'Air Liquide S.A. (Air Liquide) of France announced that they had agreed to the terms of a recommended offer for the share capital of BOC at UK(pound)14.60 per BOC share (the Offer). The Offer, which was to be made jointly by the company and Air Liquide, was subject to certain preconditions, one of which was the approval of the U.S. Federal Trade Commission (FTC).

During ten months of discussions with the FTC, the company and Air Liquide made a number of comprehensive and practical proposals, including divestitures, which responded to the defined requirements of the FTC. On 10 May 2000, the company and Air Liquide announced that the FTC had indicated it would not approve the Offer by 12 May 2000, the date on which the period for satisfying the preconditions to the Offer would expire, and the Offer was not extended beyond 12 May 2000.

Since the BOC transaction did not occur, certain costs and financing fees that had been deferred were required to be expensed. In addition, the company and Air Liquide were obligated to pay BOC a fee of $50 million each since the Offer to acquire BOC was not made.

The company had entered into various purchased currency options and forward exchange contracts to hedge the currency exposure related to the proposed purchase of BOC shares at UK(pound)14.60 per share. Net losses associated with the change in market value of these contracts were recorded in earnings. The company purchased U.K. Pound Sterling put options to cap the rate change exposure of the forward exchange contracts.

The results for the year ended 30 September 2000 included a total charge related to the BOC transaction of $730.4 million ($456.5 million after-tax, or $2.12 per share). Of this amount, $594.6 million ($371.6 million after-tax) of charges were recorded on purchased currency option and forward exchange contracts entered into to hedge the currency exposure of the transaction, resulting in a cumulative charge recorded on the currency hedging instruments of $582.0 million ($363.8 million after-tax). The remaining charge of $135.8 million ($84.9 million after-tax) consisted of the BOC fee paid and transaction expenses.

The results for the year ended 30 September 1999 included a net gain of $7.0 million ($4.4 million after-tax, or $.02 per share) from BOC currency options, net of expenses.

19. Global Cost Reduction Plan

In fiscal 2000, the company recorded a pretax charge of $55.4 million under the global cost reduction plan (2000 Plan). The 2000 Plan included 450 position eliminations in the areas of manufacturing, engineering, distribution, and overheads, resulting in a charge of $47.9 million for severance and termination benefits. A charge of $7.5 million was recognized for asset impairments related to the rationalization of three facilities in Europe. As of 30 September 2000, 163 positions have been eliminated, with completion of the 2000 Plan expected by June 2001. At 30 September 2000, $23.5 million remained in accrued liabilities. The total charge of $55.4 million was reflected in the income statement as follows: cost of sales ($20.6 million); selling and administrative
($25.4 million); research and development ($1.9 million); and other expense ($7.5 million).

In fiscal 1999, the company recorded a pretax charge of $34.2 million under a global cost reduction plan (1999 Plan). The 1999 Plan consisted of the elimination of 348 positions. The charge of $34.2 million was reflected in the income statement as follows: cost of sales ($15.3 million); selling and administrative ($17.8 million); and research and development ($1.1 million). The 1999 Plan was completed in fiscal 2000 essentially as expected.

20. Supplementary Information

Payables, Trade and Other

--------------------------------------------------------------------------
30 September [ millions of dollars ]                    2000         1999
--------------------------------------------------------------------------
Accounts payable, trade                               $464.5       $441.5
--------------------------------------------------------------------------
Outstanding checks payable in excess
of certain cash balances                                48.1         13.8
--------------------------------------------------------------------------
Customer advances                                       65.8         50.5
--------------------------------------------------------------------------
                                                      $578.4       $505.8
--------------------------------------------------------------------------

Accrued Liabilities

--------------------------------------------------------------------------
30 September [ millions of dollars ]                    2000         1999
--------------------------------------------------------------------------
Accrued payroll and employee benefits                 $116.5       $ 83.0
--------------------------------------------------------------------------
Accrued interest expense                                77.3         44.9
--------------------------------------------------------------------------
Other accrued liabilities                              163.4        279.1
--------------------------------------------------------------------------
                                                      $357.2       $407.0
--------------------------------------------------------------------------

Short-Term Borrowings

--------------------------------------------------------------------------
30 September [ millions of dollars ]                    2000         1999
--------------------------------------------------------------------------
Bank obligations                                      $104.5       $ 41.8
--------------------------------------------------------------------------
Commercial paper                                       143.0        363.0
--------------------------------------------------------------------------
Notes payable--other                                     2.2          2.8
--------------------------------------------------------------------------
                                                      $249.7       $407.6
--------------------------------------------------------------------------

The weighted average interest rate of short-term commercial paper outstanding as of 30 September 2000 and 1999 was 6.8% and 5.3%, respectively.

Other Income, Net

----------------------------------------------------------------------------------------------------
[ millions of dollars ]                                              2000         1999         1998
----------------------------------------------------------------------------------------------------
Interest income                                                    $  4.1      $  6.4        $ 5.3
----------------------------------------------------------------------------------------------------
Foreign exchange                                                      6.9        (3.0)        (8.3)
----------------------------------------------------------------------------------------------------
Gain (loss) on sale of assets and investments                        13.4        (3.7)        18.6
----------------------------------------------------------------------------------------------------
Amortization of intangibles                                         (17.9)      (18.6)       (16.4)
----------------------------------------------------------------------------------------------------
Miscellaneous                                                        21.9        38.6         16.3
----------------------------------------------------------------------------------------------------
                                                                   $ 28.4      $ 19.7        $15.5
----------------------------------------------------------------------------------------------------

Additional Cash Flow Information

Cash paid for interest and taxes is as follows:

----------------------------------------------------------------------------------------------------
[ millions of dollars ]                                              2000        1999         1998
----------------------------------------------------------------------------------------------------
Interest (net of amounts capitalized)                              $164.7      $156.0        $163.1
----------------------------------------------------------------------------------------------------
Taxes (net of refunds)                                               92.7       148.3         246.2
----------------------------------------------------------------------------------------------------

Significant noncash transactions are as follows:

----------------------------------------------------------------------------------------------------
[ millions of dollars ]                                              2000         1999         1998
----------------------------------------------------------------------------------------------------
Capital lease additions                                             $ 4.9        $18.5        $ 5.7
----------------------------------------------------------------------------------------------------
Liabilities associated with acquisitions                             24.4          7.4         10.0
----------------------------------------------------------------------------------------------------
Exchange of assets                                                     --         19.5           --
----------------------------------------------------------------------------------------------------

Additional Income Statement Information

Fiscal 2000 results were decreased by a net after-tax loss of $408.4 million, or $1.89 per share, for special items. The components of special items on a before- and after-tax basis were: a gain of $126.8 million ($79.1 million after-tax, or $.37 per share) on the sale of the PVOH business; a charge of $730.4 million ($456.5 million after-tax, or $2.12 per share) for costs related to the BOC transaction; a charge of $55.4 million ($35.0 million, or $.16 per share) for a global cost reduction plan; and a gain of $6.3 million ($4.0 million, or $.02 per share) from the sale of packaged gas facilities.

Fiscal 1999 results included several special items which essentially offset at the net income and earnings per share level. The components of special items on a before- and after-tax basis were: a gain of $34.9 million ($23.6 million after-tax, or $.11 per share) on the partial sale of assets related to the formation of Air Products Polymers, L.P. (a 65% majority-owned venture with Wacker-Chemie GmbH); expense of $34.2 million ($21.9 million after-tax, or $.10 per share) related to a global cost reduction plan; expense of $10.3 million ($6.4 million after-tax, or $.03 per share) related to chemicals facility closure costs; and a gain of $7.0 million ($4.4 million after-tax, or $.02 per share) from BOC currency options, net of expenses.

Fiscal 1998 results were increased by net after-tax income of $58.1 million, or $.26 per share, for special items. The components of special items on a before- and after-tax basis were: a gain of $62.6 million ($35.1 million after-tax, or $.16 per share) on the sale of the company's 50% interest in the American Ref-Fuel Company; a gain of $28.3 million ($15.4 million after-tax, or $.07 per share) from a power contract restructuring related to an American Ref-Fuel project; and a gain of $12.6 million ($7.6 million after-tax, or $.03 per share) from a cogeneration project contract settlement.

Summary by Quarter

This table summarizes the unaudited results of operations for each quarter of fiscal 2000 and fiscal 1999:

-----------------------------------------------------------------------------------------------------------------------------------
[ millions of dollars, except per share ]                     First            Second             Third         Fourth
-----------------------------------------------------------------------------------------------------------------------------------
2000
-----------------------------------------------------------------------------------------------------------------------------------
Sales                                                      $1,264.4         $1,347.2               $1,406.4        $1,449.1
-----------------------------------------------------------------------------------------------------------------------------------
Operating income                                              196.2            218.9[c][d]            186.4[f]        229.3
-----------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                              50.6[a]          47.6[b][c][d]        (192.5)[e][f]    218.5[g]
-----------------------------------------------------------------------------------------------------------------------------------
Basic earnings (loss) per common share                           .24              .22                   (.90)           1.02
-----------------------------------------------------------------------------------------------------------------------------------
Diluted earnings (loss) per common share                         .23[a]           .22[b][c][d]          (.90)[e][f]     1.01[g]
-----------------------------------------------------------------------------------------------------------------------------------
Dividends per common share                                       .18              .18                    .19             .19
-----------------------------------------------------------------------------------------------------------------------------------
Price per common share:             high                    33 14/16            37                   39 1/16          38 1/8
-----------------------------------------------------------------------------------------------------------------------------------
                                    low                     25 11/16            23                   27 9/16          29 1/4
-----------------------------------------------------------------------------------------------------------------------------------

1999
-----------------------------------------------------------------------------------------------------------------------------------
Sales                                                      $1,274.6         $1,253.3               $1,237.8         $1,254.4
-----------------------------------------------------------------------------------------------------------------------------------
Operating income                                              189.0[h]         182.7[j]               167.7[k]         185.3
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                    126.4[h][i]      106.9[j]                94.6[k]         122.6[l][m]
-----------------------------------------------------------------------------------------------------------------------------------
Basic earnings per common share                                  .60              .51                    .45              .58
-----------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per common share                                .59[h][i]        .50[j]                 .44[k]           .57[l][m]
-----------------------------------------------------------------------------------------------------------------------------------
Dividends per common share                                       .17              .17                    .18              .18
-----------------------------------------------------------------------------------------------------------------------------------
Price per common share:             high                    40 15/16            41                    49 1/8            43
-----------------------------------------------------------------------------------------------------------------------------------
                                    low                       29 7/8           30 5/8               33 13/16         27 15/16
-----------------------------------------------------------------------------------------------------------------------------------

[a] Includes an after-tax charge of $70.6 million, or $.33 per share, related to the BOC transaction.
[b] Includes an after-tax charge of $84.1 million, or $.39 per share, related to the BOC transaction.
[c] Includes a charge of $8.7 million ($5.5 million after-tax, or $.03 per share) for a global cost reduction plan.
[d] Includes a gain of $6.3 million ($4.0 million after-tax, or $.02 per share) on the sale of packaged gas facilities.
[e] Includes an after-tax charge of $301.8 million, or $1.39 per share, related to the BOC transaction.
[f] Includes a charge of $46.7 million ($29.5 million after-tax, or $.14 per share) for a global cost reduction plan.
[g] Includes an after-tax gain of $79.1 million, or $.37 per share, on the sale of the PVOH business.
[h] Includes a charge of $20.3 million ($12.9 million after-tax, or $.06 per share) for a global cost reduction plan.
[i] Includes an after-tax gain of $21.4 million, or $.10 per share, on the formation of Air Products Polymers, L.P.
[j] Includes a charge of $10.3 million ($6.4 million after-tax, or $.03 per share) related to chemicals facility closure costs.
[k] Includes a charge of $13.9 million ($9.0 million after-tax, or $.04 per share) for a global cost reduction plan.
[l] Includes an after-tax gain of $2.4 million, or $.01 per share, on the formation of Air Products Polymers, L.P.
[m] Includes an after-tax gain of $4.4 million, or $.02 per share, from BOC currency options, net of expenses.

21. Business Segment and Geographic Information

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

The company's chemicals segment consists of six principal businesses organized around two divisions: performance chemicals and chemical intermediates. The PVOH business was sold in September 2000.

(2000 Sales by Business Segment and 2000 Sales by Geography graphs go here.)

Principal businesses of performance chemicals are emulsions, specialty additives, polyurethane additives, and epoxy additives. Principal chemical intermediates are amines and polyurethane intermediates. The company also produces certain industrial chemicals. The end markets for the company's chemical products are extensive, including adhesive, textile, paper, building products, agriculture, and furniture. Principal geographic markets for the company's chemical products are North America, Europe, Asia, Brazil, and Mexico.

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

The accounting policies of the segments are the same as those described in Note
1. The company evaluates the performance of segments based upon reported segment operating income. Operating income of the business segments includes general corporate expenses. Corporate expenses not allocated to the segments (primarily long-term research and development and interest expense) are included in the reconciliation of the reportable segments' operating income to the company's consolidated income before income taxes. Intersegment sales are not material and are recorded at selling prices that approximate market prices. Equipment manufactured for the company's industrial gas business is generally transferred at cost and not reflected as an intersegment sale. Corporate assets are primarily cash, corporate facilities, deferred financial expense, and other nonallocated assets. Long-lived assets include investment in net assets of and advances to equity affiliates, net plant and equipment, and goodwill.


Business segment information is shown below:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 Segment       All   Consolidated
[ millions of dollars ]                                   Gases     Chemicals    Equipment        Totals     Other         Totals
----------------------------------------------------------------------------------------------------------------------------------
2000
----------------------------------------------------------------------------------------------------------------------------------
Revenues from external customers                       $3,465.5      $1,772.8       $228.8      $5,467.1    $    --      $5,467.1
----------------------------------------------------------------------------------------------------------------------------------
Operating income                                          673.1         182.1          9.9         865.1      (34.3)        830.8
----------------------------------------------------------------------------------------------------------------------------------
Operating income--excluding special items                 698.8         197.7         16.8         913.3      (33.4)        879.9
----------------------------------------------------------------------------------------------------------------------------------
Depreciation and amortization                             455.9         127.8          6.5         590.2        3.4         593.6
----------------------------------------------------------------------------------------------------------------------------------
Equity affiliates' income                                  73.6          12.5          2.0          88.1        (.5)         87.6
----------------------------------------------------------------------------------------------------------------------------------
Gain on sale of polyvinyl alcohol business                   --         126.8           --         126.8         --         126.8
----------------------------------------------------------------------------------------------------------------------------------
Loss on currency hedges related to BOC
 transaction and expenses                                    --            --           --            --     (730.4)       (730.4)
----------------------------------------------------------------------------------------------------------------------------------
Segment assets:
----------------------------------------------------------------------------------------------------------------------------------
   Identifiable assets                                  5,823.7       1,453.8        234.1       7,511.6      292.3       7,803.9
----------------------------------------------------------------------------------------------------------------------------------
   Investment in and advances to equity affiliates        412.3          51.4          2.5         466.2         .4         466.6
----------------------------------------------------------------------------------------------------------------------------------
Total segment assets                                    6,236.0       1,505.2        236.6       7,977.8      292.7       8,270.5
----------------------------------------------------------------------------------------------------------------------------------
Expenditures for long-lived assets                        711.3          93.6           .5         805.4       44.3         849.7
----------------------------------------------------------------------------------------------------------------------------------
Operating return on net assets[a]                          12.1%         12.3%         7.1%         12.1%        --          11.1%
----------------------------------------------------------------------------------------------------------------------------------

1999
----------------------------------------------------------------------------------------------------------------------------------
Revenues from external customers                       $2,996.4      $1,657.4       $366.3      $5,020.1    $    --      $5,020.1
----------------------------------------------------------------------------------------------------------------------------------
Operating income                                          521.9         193.7         34.7         750.3      (25.6)        724.7
----------------------------------------------------------------------------------------------------------------------------------
Operating income--excluding special items                 548.9         208.0         37.4         794.3      (25.1)        769.2
----------------------------------------------------------------------------------------------------------------------------------
Depreciation and amortization                             403.1         128.8          9.4         541.3        4.5         545.8
----------------------------------------------------------------------------------------------------------------------------------
Equity affiliates' income                                  46.8          12.4          1.6          60.8         .7          61.5
----------------------------------------------------------------------------------------------------------------------------------
Net gain on formation of polymer venture                     --          34.9           --          34.9         --          34.9
----------------------------------------------------------------------------------------------------------------------------------
Segment assets:
----------------------------------------------------------------------------------------------------------------------------------
   Identifiable assets                                  5,438.3       1,626.2        265.0       7,329.5      384.6       7,714.1
----------------------------------------------------------------------------------------------------------------------------------
   Investment in and advances to equity affiliates        459.3          61.3           .8         521.4         --         521.4
----------------------------------------------------------------------------------------------------------------------------------
Total segment assets                                    5,897.6       1,687.5        265.8       7,850.9      384.6       8,235.5
----------------------------------------------------------------------------------------------------------------------------------
Expenditures for long-lived assets                        904.8         158.8         14.6       1,078.2       27.4       1,105.6
----------------------------------------------------------------------------------------------------------------------------------
Operating return on net assets[a]                          10.4%         12.9%        13.0%         11.1%        --          10.4%
----------------------------------------------------------------------------------------------------------------------------------

1998
----------------------------------------------------------------------------------------------------------------------------------
Revenues from external customers                       $2,950.1      $1,539.2       $429.7      $4,919.0    $    --      $4,919.0
----------------------------------------------------------------------------------------------------------------------------------
Operating income                                          565.0         247.2         59.2         871.4      (25.7)        845.7
----------------------------------------------------------------------------------------------------------------------------------
Operating income--excluding special items                 565.0         247.2         59.2         871.4      (25.7)        845.7
----------------------------------------------------------------------------------------------------------------------------------
Depreciation and amortization                             384.8         111.8          7.8         504.4        1.4         505.8
----------------------------------------------------------------------------------------------------------------------------------
Equity affiliates' income                                  33.3            .6          1.9          35.8        2.2          38.0
----------------------------------------------------------------------------------------------------------------------------------
Gain on American Ref-Fuel sale and contract
settlements                                                12.6            --           --          12.6       90.9         103.5
----------------------------------------------------------------------------------------------------------------------------------
Segment assets:
----------------------------------------------------------------------------------------------------------------------------------
   Identifiable assets                                  5,103.5       1,527.3        279.3       6,910.1      217.5       7,127.6
----------------------------------------------------------------------------------------------------------------------------------
   Investment in and advances to equity affiliates        358.6           2.4           .2         361.2         .8         362.0
----------------------------------------------------------------------------------------------------------------------------------
Total segment assets                                    5,462.1       1,529.7        279.5       7,271.3      218.3       7,489.6
----------------------------------------------------------------------------------------------------------------------------------
Expenditures for long-lived assets                        630.3         315.8         16.5         962.6       15.6         978.2
----------------------------------------------------------------------------------------------------------------------------------
Operating return on net assets[a]                          11.5%         17.7%        19.5%         13.1%        --          12.3%
----------------------------------------------------------------------------------------------------------------------------------

A reconciliation of the totals reported for the operating segments to the applicable line items on the consolidated financial statements is as follows:

-----------------------------------------------------------------------------------------------------------------------------
[ millions of dollars ]                                                                       2000         1999         1998
-----------------------------------------------------------------------------------------------------------------------------
Operating Income to Consolidated Income Before Income Taxes and Minority Interest
-----------------------------------------------------------------------------------------------------------------------------
Total segment operating income                                                            $ 865.1     $  750.3     $871.4
-----------------------------------------------------------------------------------------------------------------------------
   Corporate research and development                                                       (31.0)       (29.4)     (25.8)
-----------------------------------------------------------------------------------------------------------------------------
   Other corporate income (expense)                                                          (3.3)         3.8         .1
-----------------------------------------------------------------------------------------------------------------------------
Consolidated operating income                                                               830.8        724.7      845.7

 Equity affiliates' income                                                                   87.6         61.5       38.0
-----------------------------------------------------------------------------------------------------------------------------
 Gain on sale of polyvinyl alcohol business                                                 126.8           --         --
-----------------------------------------------------------------------------------------------------------------------------
 Gain (loss) on currency hedges related to BOC transaction and expenses                    (730.4)         7.0         --
-----------------------------------------------------------------------------------------------------------------------------
 Net gain on formation of polymer venture                                                      --         34.9         --
-----------------------------------------------------------------------------------------------------------------------------
 Gain on American Ref-Fuel sale and contract settlements                                       --           --      103.5
-----------------------------------------------------------------------------------------------------------------------------
 Interest expense                                                                          (196.7)      (159.1)    (162.8)
-----------------------------------------------------------------------------------------------------------------------------
Consolidated income before income taxes and minority interest                            $  118.1     $  669.0   $  824.4

Segment Assets to Total Assets
-----------------------------------------------------------------------------------------------------------------------------
Total segment assets                                                                     $7,977.8     $7,850.9   $7,271.3
-----------------------------------------------------------------------------------------------------------------------------
Corporate assets                                                                            292.7        384.6      218.3
-----------------------------------------------------------------------------------------------------------------------------
Total assets                                                                             $8,270.5     $8,235.5   $7,489.6
-----------------------------------------------------------------------------------------------------------------------------


[a] Operating return on net assets (ORONA) is calculated as the rolling four-quarter sum of operating income divided by the rolling five-quarter average of total assets less investments in equity affiliates. The ORONA calculation for fiscal 2000 excluded a charge of $55.4 million for a global cost reduction plan and a gain of $6.3 million from the sale of packaged gas facilities. The ORONA calculation for fiscal 1999 excluded expense of $34.2 million related to a global cost reduction plan and expense of $10.3 million related to chemical facility closure costs.



Geographic information is presented below:

--------------------------------------------------------------------------------------------------------------------
[ millions of dollars ]                                                           2000            1999         1998
--------------------------------------------------------------------------------------------------------------------
Revenues from External Customers
--------------------------------------------------------------------------------------------------------------------
United States                                                                 $3,628.8        $3,226.9     $3,381.5
--------------------------------------------------------------------------------------------------------------------
United Kingdom                                                                   483.8           620.4        583.6
--------------------------------------------------------------------------------------------------------------------
Spain                                                                            300.7           319.0        322.0
--------------------------------------------------------------------------------------------------------------------
Other Europe                                                                     559.8           564.3        387.7
--------------------------------------------------------------------------------------------------------------------
Total Europe                                                                   1,344.3         1,503.7      1,293.3
--------------------------------------------------------------------------------------------------------------------

Canada/Latin America                                                             240.6           202.4        216.6
--------------------------------------------------------------------------------------------------------------------
Asia                                                                             253.1            86.8         27.3
--------------------------------------------------------------------------------------------------------------------
All Other                                                                           .3              .3           .3
--------------------------------------------------------------------------------------------------------------------
Total                                                                         $5,467.1        $5,020.1     $4,919.0
--------------------------------------------------------------------------------------------------------------------

Long-lived Assets
--------------------------------------------------------------------------------------------------------------------
United States                                                                 $3,502.2        $3,482.1     $3,160.2
--------------------------------------------------------------------------------------------------------------------
United Kingdom                                                                   461.2           513.1        466.4
--------------------------------------------------------------------------------------------------------------------
Spain                                                                            339.2           412.2        455.9
--------------------------------------------------------------------------------------------------------------------
Other Europe                                                                     723.3           873.4        796.2
--------------------------------------------------------------------------------------------------------------------
Total Europe                                                                   1,523.7         1,798.7      1,718.5
--------------------------------------------------------------------------------------------------------------------

Canada/Latin America                                                             325.4           327.0        342.4
--------------------------------------------------------------------------------------------------------------------
Asia                                                                             710.2           442.6        243.3
--------------------------------------------------------------------------------------------------------------------
All Other                                                                         16.8            14.3          8.6
--------------------------------------------------------------------------------------------------------------------
Total                                                                         $6,078.3        $6,064.7     $5,473.0
--------------------------------------------------------------------------------------------------------------------

Note: Geographic information is based on country of origin. Included in United States revenues are export sales to unconsolidated customers of $557.7 million in 2000, $528.4 million in 1999, and $649.6 million in 1998. The other Europe segment operates principally in France, Germany, Netherlands, and Belgium.

Eleven-Year Summary of Selected Financial Data
Air Products and Chemicals, Inc. and Subsidiaries

-----------------------------------------------------------------------------------------------------------------------------------
[ millions of dollars, except per share ]                                        2000            1999           1998          1997
-----------------------------------------------------------------------------------------------------------------------------------
Operating Results
-----------------------------------------------------------------------------------------------------------------------------------
Sales                                                                          $5,467         $5,020         $4,919        $4,638
-----------------------------------------------------------------------------------------------------------------------------------
Cost of sales                                                                   3,826          3,501          3,317         3,195
-----------------------------------------------------------------------------------------------------------------------------------
Selling and administrative                                                        715            691            660           628
-----------------------------------------------------------------------------------------------------------------------------------
Research and development                                                          124            123            112           114
-----------------------------------------------------------------------------------------------------------------------------------
Operating income                                                                  831            725            846           726
-----------------------------------------------------------------------------------------------------------------------------------
Equity affiliates' income[b]                                                       88             62             38            66
-----------------------------------------------------------------------------------------------------------------------------------
Interest expense                                                                  197            159            163           161
-----------------------------------------------------------------------------------------------------------------------------------
Income tax provision (benefit)                                                   (14)            203            277           201
-----------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations                                                124[c]          451[d]         547[e]        429
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                       124[c]          451[d]         547[e]        429
-----------------------------------------------------------------------------------------------------------------------------------
Basic earnings per common share[j]      Continuing operations                    .58            2.12           2.54          1.95
-----------------------------------------------------------------------------------------------------------------------------------
                                        Net income                               .58            2.12           2.54          1.95
-----------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per common share[j]    Continuing operations                    .57[c]         2.09[d]        2.48[e]       1.91
-----------------------------------------------------------------------------------------------------------------------------------
                                        Net income                               .57[c]         2.09[d]        2.48[e]       1.91
-----------------------------------------------------------------------------------------------------------------------------------
Year-End Financial Position
-----------------------------------------------------------------------------------------------------------------------------------
Plant and equipment, at cost                                                 $10,311         $10,188         $9,490        $8,727
-----------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                   8,271           8,236          7,490         7,244
-----------------------------------------------------------------------------------------------------------------------------------
Working capital                                                                  430            (75)            376           500
-----------------------------------------------------------------------------------------------------------------------------------
Long-term debt                                                                 2,616           1,962          2,274         2,292
-----------------------------------------------------------------------------------------------------------------------------------
Shareholders' equity                                                           2,821           2,962          2,667         2,648
-----------------------------------------------------------------------------------------------------------------------------------
Financial Ratios
-----------------------------------------------------------------------------------------------------------------------------------
Return on sales[k]                                                              2.3%            9.0%          11.1%          9.3%
-----------------------------------------------------------------------------------------------------------------------------------
Return on average shareholders' equity[k]                                       4.3%           16.1%          20.8%         16.6%
-----------------------------------------------------------------------------------------------------------------------------------
Total debt to sum of total debt and shareholders' equity[l]                    51.9%           49.0%          50.3%         48.2%
-----------------------------------------------------------------------------------------------------------------------------------
Cash provided by operations to average total debt[l]                           37.5%           39.5%          38.6%         40.9%
-----------------------------------------------------------------------------------------------------------------------------------
Interest coverage ratio                                                         1.5             4.6            5.5           4.4
-----------------------------------------------------------------------------------------------------------------------------------
Other Data
-----------------------------------------------------------------------------------------------------------------------------------
For the year:              Depreciation                                      $  576          $  527          $ 489        $  459
-----------------------------------------------------------------------------------------------------------------------------------
                           Capital expenditures[n]                              973           1,108          1,001         1,222
-----------------------------------------------------------------------------------------------------------------------------------
                           Cash dividends per common share[j]                   .74             .70            .64           .58
-----------------------------------------------------------------------------------------------------------------------------------
                           Market price range per common share[j]             39-23           49-27          45-29         44-29
-----------------------------------------------------------------------------------------------------------------------------------
                           Average common shares outstanding (millions)         213             212            216           220
-----------------------------------------------------------------------------------------------------------------------------------
                           Average common shares and common stock
                           equivalent shares outstanding (millions)             216             216            220           225
-----------------------------------------------------------------------------------------------------------------------------------
At year end:               Book value per common share[j]                      13.17           13.90          12.61         12.05
-----------------------------------------------------------------------------------------------------------------------------------
                           Shareholders                                       11,400          11,900         11,500        11,200
-----------------------------------------------------------------------------------------------------------------------------------
                           Employees                                          17,500          17,400         16,700        16,400
-----------------------------------------------------------------------------------------------------------------------------------

[a] Includes a charge of $120.0 million ($76.1 million after-tax, or $.34 per share) for costs associated with reducing the workforce and for selected asset write-downs.
[b] Includes related expenses and gain on sale of investment in equity affiliates. Excludes the gain on the sale of the American Ref-Fuel
     Company and contract settlements in 1998.
[c] Includes an after-tax gain of $79.1 million, or $.37 per share, on the sale of the PVOH business and an after-tax charge of $456.5 million, or $2.12 per share, for costs related to the BOC transaction.
[d] Includes an after-tax gain of $23.6 million, or $.11 per share, on the formation of the polymers venture and an after-tax gain of $4.4 million, or $.02 per share, from BOC currency options, net of expenses.
[e] Includes an after-tax gain of $58 million, or $.26 per share, from the sale of American Ref-Fuel and contract settlements.
[f] Includes an after-tax gain of $41 million, or $.18 per share, from a settlement associated with leveraged interest rate swap contracts.
[g] Includes an after-tax charge of $75 million, or $.33 per share, for a loss on certain derivative contracts.


               -------------------------------------------------------------------------------------------------------------
                          1996            1995           1994            1993            1992           1991           1990
               -------------------------------------------------------------------------------------------------------------

               -------------------------------------------------------------------------------------------------------------
                        $4,008          $3,865         $3,485          $3,328          $3,217         $2,931         $2,895
               -------------------------------------------------------------------------------------------------------------
                         2,780           2,678          2,455           2,340           2,233          2,030          2,042
               -------------------------------------------------------------------------------------------------------------
                           548             508            446             434             428            411            392
               -------------------------------------------------------------------------------------------------------------
                           114             103             97              92              85             80             72
               -------------------------------------------------------------------------------------------------------------
                           591             602            486             369[a]          481            435            399
               -------------------------------------------------------------------------------------------------------------
                            80              51             28              13              16             13             17
               -------------------------------------------------------------------------------------------------------------
                           129             100             81              81              90             86             83
               -------------------------------------------------------------------------------------------------------------
                           193             185             92             100             130            113            103
               -------------------------------------------------------------------------------------------------------------
                           416[f]          368            234[g]          201[a]          277            249            230
               -------------------------------------------------------------------------------------------------------------
                           416[f]          368            248[h]          201[a]          271[i]         249            230
               -------------------------------------------------------------------------------------------------------------
                          1.86            1.64           1.03             .88            1.23           1.11           1.04
               -------------------------------------------------------------------------------------------------------------
                          1.86            1.64           1.09             .88            1.20           1.11           1.04
               -------------------------------------------------------------------------------------------------------------
                          1.83[f]         1.62           1.01[g]          .87[a]         1.20           1.09           1.02
               -------------------------------------------------------------------------------------------------------------
                          1.83[f]         1.62           1.07[h]          .87[a]         1.17[i]        1.09           1.02
               -------------------------------------------------------------------------------------------------------------

               -------------------------------------------------------------------------------------------------------------
                        $8,103          $7,350         $6,520          $5,953          $5,785         $5,332         $5,010
               -------------------------------------------------------------------------------------------------------------
                         6,522           5,816          5,036           4,761           4,492          4,228          3,900
               -------------------------------------------------------------------------------------------------------------
                           111              21            101             322             279            117            214
               -------------------------------------------------------------------------------------------------------------
                         1,739           1,194            923           1,016             956            945            954
               -------------------------------------------------------------------------------------------------------------
                         2,574           2,398          2,206           2,102           2,098          1,841          1,688
               -------------------------------------------------------------------------------------------------------------

               -------------------------------------------------------------------------------------------------------------
                         10.4%             9.5%           6.7%           6.0%            8.6%           8.5%           7.9%
               -------------------------------------------------------------------------------------------------------------
                         16.6%            16.1%          10.9%           9.6%           14.0%          14.1%          14.7%
               -------------------------------------------------------------------------------------------------------------
                         46.0%            41.2%          36.0%          37.3%           33.9%          38.1%          38.5%
               -------------------------------------------------------------------------------------------------------------
                         38.5%            48.6%          59.5%          50.3%           52.7%          57.7%          52.7%
               -------------------------------------------------------------------------------------------------------------
                          5.1              5.5            4.5            4.4             5.4            4.2            4.2
               -------------------------------------------------------------------------------------------------------------

               -------------------------------------------------------------------------------------------------------------
                        $  412          $  382         $  353          $ 346[m]        $ 340          $ 319          $ 303
               -------------------------------------------------------------------------------------------------------------
                         1,164             969            655            666             485            657            621
               -------------------------------------------------------------------------------------------------------------
                           .53             .51            .47            .45             .41            .38            .35
               -------------------------------------------------------------------------------------------------------------
                         30-24           29-21          25-19          25-18           25-15          18-10          15-11
               -------------------------------------------------------------------------------------------------------------
                           223             224            227            228             226            224            222
               -------------------------------------------------------------------------------------------------------------

                           227             228            231            232             231            228            226
               -------------------------------------------------------------------------------------------------------------
                         11.65           10.74           9.73           9.21            9.25           8.20           7.58
               -------------------------------------------------------------------------------------------------------------
                        11,700          11,800         11,900         11,800          11,100         10,900         11,100
               -------------------------------------------------------------------------------------------------------------
                        15,200          14,800         14,100         15,300          14,500         14,600         14,000
               -------------------------------------------------------------------------------------------------------------

[h] Includes an after-tax charge of $75 million, or $.33 per share, for a loss on certain derivative contracts and a net gain of $14 million, or $.06 per share, for the cumulative effect of accounting changes.
[i] Net income for fiscal 1992 includes an extraordinary charge of $6 million, or $.03 per share, for the early retirement of debt.
[j] Data per common share are based on the average number of shares outstanding during each year retroactively restated to reflect a two-for-one stock split in 1998 and 1992, except for book value per common share, which is based on the number of shares outstanding at the end of each year retroactively restated.
[k] Financial ratios were calculated using income from continuing operations. [l] Total debt includes long-term debt, current portion of long-term debt, and short-term borrowings as of the end of the year.
[m] Depreciation expense in 1993 excludes $56 million associated with asset write-downs.
[n] Capital expenditures include additions to plant and equipment, investment in and advances to equity affiliates, acquisitions, and capital lease additions.