Form 10-K, Exhibit 13
period 2001-09-30
AIR PRODUCTS & CHEMICALS INC /DE/
filed 2001-12-14
CIK 2969

Exhibit 13


Management's Discussion and Analysis

OVERVIEW OF 2001

Results for 2001 were affected by a slowing global economy and higher raw material and energy costs. The company managed through a number of difficult issues caused by the declining economy without losing sight of long-term strategies. The company maintained its return on capital by focusing on raw material cost recovery, controlling overhead and production costs, reducing capital spending, and strengthening the balance sheet. Leadership positions and the breadth of the business portfolio allowed the company to perform relatively well during these difficult economic times. The company produced solid results, implemented several strategic steps, and took some difficult but decisive actions. Divesting its interest in two cogeneration facilities was consistent with the commitment to focus resources on strategic growth businesses. The company restructured other businesses, made targeted staff reductions, and wrote down some underperforming assets. To take advantage of the lower interest rate environment, the company also repurchased a portion of its debt.

RESULTS OF OPERATIONS
[millions of dollars, except per share]

-------------------------------------------------------------------------------

Consolidated
-------------------------------------------------------------------------------
                                         2001          2000          1999
-------------------------------------------------------------------------------
Sales                                  $5,717.2      $5,467.1      $5,020.1
-------------------------------------------------------------------------------
Operating income                          745.4         830.8         724.7
-------------------------------------------------------------------------------
Equity affiliates' income                  81.2          87.6          61.5
-------------------------------------------------------------------------------
Income before extraordinary item          512.9         124.2         450.5
-------------------------------------------------------------------------------
Net income                                465.6         124.2         450.5
-------------------------------------------------------------------------------
Basic earnings per share                    2.17           .58          2.12
-------------------------------------------------------------------------------
Diluted earnings per share                  2.12           .57          2.09
-------------------------------------------------------------------------------

The results of years 2001, 2000, and 1999 included after-tax charges for special items of $6.4, $408.4, and $.3, respectively. An extraordinary charge for the early retirement of debt of $47.3 was also recorded in 2001. These should be considered in the comparison of the annual results. See Note 3 to the consolidated financial statements for details of the special items and Note 9 for details of the early retirement of debt.

The following table presents the results for years 2001, 2000, and 1999 exclusive of extraordinary and special items. The discussion of the consolidated and segment results is based on income excluding extraordinary and special items. Numbers presented in the discussion are in millions of dollars unless otherwise stated. All comparisons in the discussion are to the corresponding prior year unless otherwise stated.

-------------------------------------------------------------------------

Exclusive of Extraordinary and Special Items
-------------------------------------------------------------------------

-------------------------------------------------------------------------
                                      2001           2000           1999
-------------------------------------------------------------------------
Sales                             $5,717.2       $5,467.1       $5,020.1
-------------------------------------------------------------------------
Operating income                     860.6          879.9          769.2
-------------------------------------------------------------------------
Equity affiliates' income             81.2           87.6           61.5
-------------------------------------------------------------------------
Net income                           519.3          532.6          450.8
-------------------------------------------------------------------------
Basic earnings per share              2.42           2.50           2.12
-------------------------------------------------------------------------
Diluted earnings per share            2.37           2.46           2.09
-------------------------------------------------------------------------

-------------------------------------------------------------------------

Sales in 2001 increased $250.1, or 5%. Sales growth declined 3% due to the divestiture of the polyvinyl alcohol business (PVOH) in 2000 and 2% due to unfavorable currency impacts. Sales of industrial gases increased 14%, benefiting from natural gas cost pass-through for the first nine months of the year and from higher shipments to the electronics end market during the first half of the year. Sales in the chemicals segment declined 4%, excluding the impact of PVOH, due to lower volumes resulting from the slowing economy, market share loss due to price increases, and from customer facility outages. Equipment sales rose 9%.

Operating income in 2001 declined $19.3, or 2%. Currency and exchange-related impacts reduced operating income growth about 4%. Gases operating income grew 4%, primarily due to higher volumes in key markets, improved pricing in North America and Europe, and improved operating performance in chemicals and processing industries (CPI). Chemicals segment operating income declined $56.8, or 29%, due to lower volumes and higher raw material and energy costs. There was no significant impact of the PVOH divestiture. An unfavorable project mix resulted in a $4.8 decline in the equipment segment.

Operating income benefited from global cost reduction plans initiated in 2001, 2000, and 1999. The plans provided for the elimination of 1,468 positions and asset write-downs, which resulted in a cumulative charge of $198.8. See Note 3 to the consolidated financial statements for details of the individual plans. Benefits generated from the plans of $58 in 2001, $23 in 2000, and $5 in 1999 resulted primarily from reduced personnel costs. Benefits of $83 are expected in 2002, and total annual benefits will be approximately $100 after completion of the 2001 plan in 2002.

Equity affiliates' income in 2001 declined $6.4, or 7%. Lower global volume and margin pressure in the chemicals emulsions business accounted for most of the decline.

Sales in 2000 grew 9%. While revenue growth was 16% for gases and 7% for chemicals, there was a decline of $137.5, or 38%, in the equipment segment. Unfavorable currency impacts reduced sales growth about 2%. Acquisitions contributed about one-third of the reported sales increase. Demand for industrial gases grew in several major markets, particularly electronics and CPI. Sales in the chemicals segment increased on broad-based volume growth.

Operating income in 2000 increased $110.7, a 14% increase. Currency and exchange-related impacts reduced year-to-year operating income growth about 3%. Gases operating income increased $149.9, or 27%, primarily due to higher shipments to the electronics and CPI markets. Chemicals segment operating income decreased $10.3, or 5%, as volume growth, cost control, and productivity gains were more than offset by increased raw material and energy costs. Lower equipment project activity resulted in a $20.6, or 55%, decline in operating income. Selling and administrative overheads were up about 2%, with the increase due to acquisitions being substantially offset by constraints in overhead spending.

Equity affiliates' income in 2000 increased $26.1, a 42% improvement, primarily due to improved business conditions in Asia and Mexico. About one-third of the increase was due to currency and exchange-related impacts as well as tax benefits. The growth was achieved in spite of the consolidation of Korea Industrial Gases (KIG) following the purchase of the remaining 51.1% of the affiliate's shares in December 1999.

Segment Analysis

A description of the products, services, and markets for each of the business segments is included in Note 18 to the consolidated financial statements.

----------------------------------------------------------------------------

Gases
----------------------------------------------------------------------------
                                      2001           2000         1999
----------------------------------------------------------------------------
Sales                               $3,944.0      $3,465.5       $2,996.4
----------------------------------------------------------------------------
Operating income                       654.9         673.1          521.9
----------------------------------------------------------------------------
Operating income--excluding
 special items                         724.0         698.8          548.9
----------------------------------------------------------------------------
Equity affiliates' income               71.7          73.6           46.8
----------------------------------------------------------------------------

Sales in 2001 grew $478.5, or 14%. Natural gas cost pass-through added 6% to revenue, primarily occurring during the first nine months of the year. Unfavorable currency impacts reduced sales growth about 3%. The balance of the sales increase was principally due to higher shipments to the electronics industry and of HyCO (hydrogen, carbon monoxide, and syngas--a mix of hydrogen and carbon monoxide) products.

Electronics volume growth resulted from strong global demand for specialty gases and chemicals during the first half of 2001, with a significant slowdown in the second half. Favorable sales mix and slightly higher volumes led to increased sales in CPI. HyCO growth resulted from both new investment and increased loading on franchise pipeline systems. Gaseous oxygen/gaseous nitrogen (GOX/GAN) was impacted by weak demand in the petrochemical market.

North American and European liquid bulk volumes declined due to the slowing manufacturing activity. Price and surcharge initiatives in North America resulted in an 8% increase in the liquid oxygen/liquid nitrogen (LOX/LIN) price index, while the liquid bulk volume index declined 4%. The European LOX/LIN price index increased 2%, while the liquid bulk volume index declined slightly.

Operating income in 2001 increased $25.2, or 4%, due to higher volumes in key markets, improved pricing in North America and Europe, and improved operating performance in CPI. The improved profitability also reflects cost containment initiatives and increased facility loading in Asia. Unfavorable currency and exchange-related effects reduced operating income growth about 3%. Excluding the unfavorable margin impact of natural gas cost pass-through on revenues, the operating margin in 2001 was 19.3%, down .9%. The margin was unfavorably impacted by weakness in the electronics end markets in the second half of 2001, resulting in lower volumes of specialty gases and chemicals.

Equity affiliates' income in 2001 declined slightly, primarily due to the consolidation of KIG in December 1999. The company sold its interest in two cogeneration facilities in September 2001.

Sales in 2000 grew $469.1, or 16%. The increase was primarily due to strong demand in the electronics and CPI end markets as well as improved business conditions in Asia. Contract pass-through of higher natural gas costs added about 3% to sales growth. Approximately one-third of the increase was attributable to acquisitions. The strong dollar relative to European currencies had an adverse impact on sales of about 4%.

The electronics end markets rebounded in 2000, resulting in substantially improved gases volumes. Growth for the company's specialty gases and chemicals products to the electronics markets was particularly strong. Volumes increased globally in the CPI end markets. HyCO volumes grew 18% and 3% in North America and Europe, respectively. Sales volumes of GOX/GAN increased 5% in North America and 8% in Europe.

LOX/LIN volumes were up 4% in North America, including non-cryo gases. LOX/LIN prices in North America were up about 2%. Price increases and surcharges, based on higher energy and diesel fuel costs, offset price declines in the prior year. Liquid argon volumes rose 11% due to increased demand in the steel and metals markets as well as construction growth in the electronics industry. Liquid hydrogen volumes were up 8% due to increased government engine testing. European volumes improved, although reported sales were adversely impacted by the strong dollar. Southern Europe sustained growth and Northern Europe experienced modest improvement in business conditions. LOX/LIN volumes in Europe were up 5%, including non-cryo gases. LOX/LIN prices in Europe were essentially unchanged. Asian sales increased substantially, reflecting acquisitions and improved regional business conditions. The electronics markets in Asia were particularly strong in 2000.

Operating income in 2000 increased 27%, or $149.9. Significant growth in key markets and cost containment initiatives drove the operating income improvement. Acquisitions contributed slightly less than one-third of the increase. The operating margin increased to 20.2% from 18.3%. Price increases and surcharges only partially offset higher energy and diesel fuel costs, moderating the margin improvement.

Equity affiliates' income in 2000 grew $26.8, an increase of 57%. The growth was achieved in spite of the consolidation of KIG following the purchase of the remaining 51.1% of the affiliate's shares in December 1999. The growth in equity affiliates' income was mostly in Asia, Mexico, and the energy-related ventures. Approximately one-third of the increase was due to currency and exchange-related impacts as well as tax benefits.

-------------------------------------------------------------------------------

Chemicals
-------------------------------------------------------------------------------
                                           2001           2000          1999
-------------------------------------------------------------------------------
Sales                                  $1,522.8       $1,772.8      $1,657.4
-------------------------------------------------------------------------------
Operating income                          112.3          182.1         193.7
-------------------------------------------------------------------------------
Operating income--excluding
special items                             140.9          197.7         208.0
-------------------------------------------------------------------------------
Equity affiliates' income                   7.5           12.5          12.4
-------------------------------------------------------------------------------

Sales in 2001 declined $250.0, or 14%. Excluding the impact of the divested PVOH business, sales declined $65.9, or 4%. Sales growth was reduced 1% due to unfavorable currency impacts. Total sales volume declined 8%, excluding the impact of PVOH. Volumes declined in most major product lines resulting from the slowing economy, lost market share due to price increases, and customer facility outages.

Operating income in 2001 declined $56.8, or 29%. Lower volumes and higher raw material and energy costs were significant factors in the reduction in operating income. Cost control actions moderated this decline, and aggressive price increases were partially successful in recovering the rapid rise in costs. Unfavorable currency and exchange-related effects reduced operating income about 5%. The operating margin in 2001 was 9.3%, down from 11.2%.

Equity affiliates' income in 2001 declined $5.0, as the emulsions business experienced higher global raw material costs. Equity affiliates' income consists primarily of the redispersible powders venture with Wacker-Chemie GmbH.

Sales in 2000 were up 7%, or $115.4. Operating income declined $10.3, or 5%. Broad-based volume gains, led by epoxy additives and polyurethane intermediates, resulted in an overall segment volume growth of 8%. Emulsions volumes grew slightly as aggressive pricing actions in response to raw material cost increases impacted sales growth. PVOH volumes grew 11%. There was no significant contribution to operating income from PVOH in 2000. The company completed the sale of the PVOH business in September 2000. See Note 3 to the consolidated financial statements for details on the PVOH business sale. Unfavorable currency and exchange-related impacts reduced sales growth less than 1%, but had an unfavorable impact of 5% on operating income growth. The operating margin was 11.2%, down from 12.5%. Strong volume growth, productivity gains, and effective cost containment initiatives were more than offset by raw material and energy cost pressures, as well as lower pricing in select businesses. Aggressive pricing actions lagged the continued raw material and energy cost increases.

-------------------------------------------------------------------------------

Equipment
-------------------------------------------------------------------------------
                                          2001            2000          1999
-------------------------------------------------------------------------------
Sales                                    $250.4         $228.8        $366.3
-------------------------------------------------------------------------------
Operating income                           10.0            9.9          34.7
-------------------------------------------------------------------------------
Operating income--excluding
special items                              12.0           16.8          37.4
-------------------------------------------------------------------------------
Equity affiliates' income                   2.0            2.0           1.6
-------------------------------------------------------------------------------

Sales in 2001 rose $21.6 while operating income declined $4.8 due to an unfavorable project mix. Sales backlog for the equipment segment improved to $227 at 30 September 2001 compared to $149. The increase principally resulted from the receipt of orders for liquid natural gas heat exchangers and a large air separation plant. It is expected that $187 of the backlog will be completed during 2002.

Sales in 2000 were down $137.5, or 38%. Operating income declined $20.6, or 55%. Good project cost performance partially offset the impact of lower project activity. Sales backlog for the equipment segment declined to $149 at 30 September 2000, compared to $175.

Interest Expense

-----------------------------------------------------------------------------
                                            2001          2000          1999
-----------------------------------------------------------------------------
Interest incurred                         $197.2        $214.1        $181.2
  Less: interest capitalized                 6.0          17.4          22.1
-----------------------------------------------------------------------------
Interest expense                          $191.2        $196.7        $159.1
-----------------------------------------------------------------------------

Interest expense in 2001 declined $5.5. The decline resulted from lower average debt and slightly lower interest rates largely offset by lower capitalized interest. During the fourth quarter of 2001, the company repurchased $541.1 of its outstanding debt. Interest expense in 2000 increased $37.6. The increase was due to higher average debt, slightly higher interest rates, and lower capitalized interest. The higher average debt resulted from The BOC Group plc
(BOC) transaction.

Income Taxes

-----------------------------------------------------------------------------
                                            2001          2000         1999
-----------------------------------------------------------------------------
Effective tax rate                         29.9%         [12.4]%        31.1%
-----------------------------------------------------------------------------
Effective tax rate--excluding
special items                              30.0%          30.2%        31.3%
-----------------------------------------------------------------------------

The effective tax rates exclude minority interest. The company had a net tax benefit for 2000. The net benefit resulted from the loss on the BOC transaction combined with tax credits and adjustments.

Excluding the impact of the special items, the effective tax rate in 2001 was comparable to 2000. The effective tax rate in 2000 declined 1.1% due to higher credits and adjustments.

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

The amounts charged to earnings on an after-tax basis related to environmental protection totaled $21.1, $30.3, and $27.2 for 2001, 2000, and 1999, respectively. These amounts represent an estimate of expenses for compliance with environmental laws, as well as remedial activities, and costs incurred to meet internal company standards. Such costs are estimated to be $24 in both 2002 and 2003.

Although precise amounts are difficult to define, the company estimates that in 2001 it spent approximately $10.7 on capital projects to control pollution versus $3 in 2000. Capital expenditures to control pollution in future years are estimated at $16 in 2002 and $13 in 2003.

It is the company's policy to accrue environmental investigatory and noncapital remediation costs for identified sites when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. The potential exposure for such costs is estimated to range from $9 to a reasonably possible upper exposure of $19. The balance sheet at 30 September 2001 included an accrual of $14.3. At 30 September 2000, the balance sheet accrual was $16.7.

In addition to the environmental exposures discussed in the preceding paragraph, there is spending at a company-owned manufacturing site where the company is undertaking RCRA corrective action remediation. The company estimates capital costs to implement the anticipated remedial program should not exceed $33. Spending was $27.6 through 2001 and is estimated at $.3 for 2002 and $2 for 2003. Operating and maintenance expenses associated with continuing the remedial program were minimal in 2001 and are estimated at $1 million a year and will continue for an estimated period of up to 30 years. A former owner and operator at the site has agreed to reimburse the company 20% of the costs incurred in the remediation. The cost estimates have not been reduced by such reimbursements of $4.4 and an insurance recovery of $7.7 received in 1999.

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

LIQUIDITY, CAPITAL RESOURCES, AND OTHER FINANCIAL DATA

The company maintained a solid financial position throughout 2001. Cash from operations, supplemented with proceeds from asset sales, provided funding for the company's capital spending program, dividend payout, and share repurchase program. Cash from operations and proceeds from financing will meet liquidity needs for the foreseeable future. The company's long-term debt and commercial paper continue to be rated A/A3 and A-1/P-2, respectively, by Standard & Poor's and Moody's.

Capital Expenditures

Capital expenditures in 2001 totaled $806.3, down 17%. As in 2000, additions to plant and equipment and acquisitions in 2001 were largely in support of worldwide expansion of the gas business. Acquisitions in 2000 included the purchase of the remaining 51.1% of KIG, the company's Korean affiliate, raising its ownership to 100%. Investments in equity affiliates in 1999 included $52.0 in INOX, an Indian industrial gas company, and $53.0 in a joint venture with Wacker-Chemie GmbH.

-------------------------------------------------------------------------------
                                           2001           2000         1999
-------------------------------------------------------------------------------
Additions to plant and equipment         $708.3         $767.7        $888.9
-------------------------------------------------------------------------------
Investments in and advances to
unconsolidated affiliates                  38.3            5.6         110.6
-------------------------------------------------------------------------------
Acquisitions                               59.2          194.8          90.4
-------------------------------------------------------------------------------
Capital leases                               .5            4.9          18.5
-------------------------------------------------------------------------------
                                         $806.3         $973.0      $1,108.4
-------------------------------------------------------------------------------

Capital expenditures for new plant and equipment in 2002 are expected to be approximately $700. In addition, the company intends to continue to pursue acquisition opportunities and investments in affiliated entities. It is anticipated these expenditures will be funded with cash from operations and proceeds from asset sales.

Financing and Capital Structure

Capital needs in 2001 were satisfied with cash from operations and proceeds from asset sales. At the end of 2001, total debt outstanding was $2.5 billion compared to $3.0 billion.

Long-term debt financings in 2001 totaled $121 and included $75 in U.S. dollar debt and $46 equivalent in Korean Won debt. The dollar borrowings are floating-rate, and the Won debt is fixed-rate. Terms range from three to thirty-five years.

During 2001, the company repurchased $541.1 of its outstanding long-term fixed-rate debt. The average remaining life of the repurchased debt was 18.5 years and the average coupon was 7.56%. The purchase was financed with available cash and proceeds from the issuance of commercial paper.

During the year, the company sold and leased back certain U.S. cryogenic vessel equipment. Proceeds of $301.9 from the sale were used to pay down commercial paper. At year-end, $202.0 of commercial paper was outstanding compared to $143.0.

Substantial credit facilities are maintained to provide backup funding for commercial paper and to ensure availability of adequate sources of liquidity. At 30 September 2001, the company's committed lines of credit totaled $600. No borrowings were outstanding under these commitments at the end of 2001. In October 2000, $500 of commitments, added during 2000 to provide liquidity while the BOC transaction was in progress, matured. Additional commitments of $72.7 are maintained by the company's foreign subsidiaries, of which $16.4 was borrowed and outstanding at 30 September 2001.

During 2001, the company purchased 2.1 million of its outstanding shares at a cost of $87.2. The share repurchase program was suspended in the fourth quarter of 2001.

Working Capital

Working capital at 30 September 2001 (excluding cash and cash items, short-term borrowings, and the current portion of long-term debt) was $716.4, or a decline of $48.9. The decrease was largely due to a reduction in trade receivables.

Working capital at 30 September 2000 (excluding cash and cash items, short-term borrowings, and the current portion of long-term debt) was $765.3, up $21.7. Excluding the impact of currency options and deferred financing expenses included in 30 September 1999 working capital related to the BOC transaction, working capital increased $55.8. Working capital at 30 September 2000 was slightly reduced overall due to the sale of the PVOH business and the consolidation of KIG. Excluding the BOC, PVOH, and KIG impacts on working capital, the 2000 increase was primarily due to higher trade receivables.

Dividends

The Board of Directors in May 2001 increased the quarterly cash dividend 5%, from 19.0 cents per share, to 20.0 cents per share. Dividends are declared by the Board of Directors and, when declared, are usually paid during the sixth week after the close of the fiscal quarter.

New Accounting Standards

In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations," SFAS No. 142, "Goodwill and Other Intangible Assets," and SFAS No. 143, "Accounting for Asset Retirement Obligations." In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." See Note 2 to the consolidated financial statements for information concerning the company's implementation and impact of these new standards.

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

MARKET RISKS AND SENSITIVITY ANALYSIS

The company's earnings, cash flows, and financial position are exposed to market risks relating to fluctuations in interest rates and foreign currency exchange rates. It is the policy of the company to minimize its cash flow exposure to adverse changes in currency and exchange rates and to reduce the financial risks inherent in funding the company with debt capital.

The company addresses these financial exposures through a controlled program of risk management that includes the use of derivative financial instruments. Counterparties to all derivative contracts are major financial institutions, thereby minimizing the risk of credit loss.

The analysis below presents the sensitivity of the market value of the company's financial instruments to selected changes in market rates and prices. The range of changes chosen reflects the company's view of changes which are reasonably possible over a one-year period. Market values are the present value of projected future cash flows based on the market rates and prices chosen. The market values for interest rate risk and foreign currency risk are calculated by the company, using a third-party software model which utilizes standard pricing models to determine the present value of the instruments based on market conditions (interest rates, spot and forward exchange rates, and implied volatilities) as of the valuation date. All instruments are entered into for other than trading purposes. The utilization of these instruments is described more fully in Note 5 to the consolidated financial statements. The major accounting policies for these instruments are described in Note 1 to the consolidated financial statements.

The company's derivative and other financial instruments consist of long-term debt (including current portion), interest rate swaps, interest rate and currency swaps, foreign exchange-forward contracts, and foreign exchange-option contracts. The net market value of these financial instruments combined is referred to below as the net financial instrument position. The net financial instrument position does not include other investments of $52.1 at 30 September 2001 and $34.7 at 30 September 2000 as disclosed in Note 5 to the consolidated financial statements. These amounts principally represent an investment in a publicly traded foreign company accounted for by the cost method. The company assessed the materiality of the market risk exposure on these financial instruments and determined this exposure to be immaterial.

At 30 September 2001 and 2000, the net financial instrument position was a liability of $2,300.5 and $2,862.0, respectively. The decrease in the net financial instrument position was due to lower long-term debt, including current portion.

Interest Rate Risk

The company's debt portfolio, including interest rate swap agreements, as of 30 September 2001 was comprised primarily of debt denominated in U.S. dollars (44%) and Euros (36%). The company has both fixed- and variable-rate debt. Changes in interest rates have different impacts on the fixed- and variable-rate portions of the company's debt portfolio. A change in interest rates on the fixed portion of the debt portfolio impacts the net financial instrument position but has no impact on interest incurred or cash flows. A change in interest rates on the variable portion of the debt portfolio impacts the interest incurred and cash flows but does not impact the net financial instrument position.

The sensitivity analysis related to the fixed portion of the company's debt portfolio assumes an instantaneous 100 basis point move in interest rates from their levels at 30 September 2001 and 2000, with all other variables (including foreign exchange rates) held constant. A 100 basis point increase in market interest rates would result in a decrease of $69 and $130 in the net liability position of financial instruments at 30 September 2001 and 2000, respectively. A 100 basis point decrease in market interest rates would result in an increase of $75 and $137 in the net liability position of financial instruments at 30 September 2001 and 2000, respectively.

Based on the variable-rate debt included in the company's debt portfolio, including the interest rate swap agreements, as of 30 September 2001 and 2000, a 100 basis point increase in interest rates would result in an additional $7 in interest incurred per year at both 30 September 2001 and 2000. A 100 basis point decline would lower interest incurred by $7 per year at both 30 September 2001 and 2000.

Foreign Currency Exchange Rate Risk

The sensitivity analysis assumes an instantaneous 10% change in the foreign currency exchange rates from their levels of 30 September 2001 and 2000, with all other variables (including interest rates) held constant. A 10% strengthening of the functional currency of the company versus all other currencies would result in a decrease of $165 and $161 in the net liability position of financial instruments at 30 September 2001 and 2000, respectively. A 10% weakening of the functional currency of the company versus all other currencies would result in an increase of $163 and $161 in the net liability position of financial instruments at 30 September 2001 and 2000, respectively.

The primary currencies for which the company has exchange rate exposure are the U.S. dollar versus the Euro, the U.S. dollar versus the U.K. Pound Sterling, and the Euro versus the Canadian Dollar. Foreign currency debt, interest rate and currency swaps, and foreign exchange-forward contracts are used in countries where it does business, thereby reducing the company's net asset exposure. Foreign exchange-forward contracts are also used to hedge the company's firm and highly anticipated foreign currency cash flows, along with foreign exchange-option contracts. Thus, there is either an asset or cash flow exposure related to all the financial instruments in the above sensitivity analysis for which the impact of a movement in exchange rates would be in the opposite direction and materially equal (or more favorable in the case of purchased foreign exchange-option contracts) to the impact on the instruments in the analysis.

FORWARD-LOOKING STATEMENTS

The forward-looking statements contained in this document are based on current expectations regarding important risk factors. Actual results may differ materially from those expressed. In addition to important risk factors and uncertainties referred to in the Management's Discussion and Analysis, other important risk factors and uncertainties include overall economic and business conditions; demand and timing of the placing of orders for the goods and services of the company, including the success of recovery in the company's markets in the electronics industry; competitive factors in the industries in which it competes; the ability to recover increased energy and raw material costs from customers; spikes in the pricing of natural gas; changes in government regulations; consequences of acts of terrorism impacting the United States and other markets; the success of implementing cost reduction programs; the timing, impact, and other uncertainties of future acquisitions or divestitures; significant fluctuations in interest rates and foreign currencies; the impact of tax and other legislation and regulations in jurisdictions in which the company and its affiliates operate; and the timing and rate at which tax credits can be utilized.

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

The Audit Committee of the Board of Directors is comprised entirely of individuals who are not employees of the company. This Committee meets periodically with the independent public accountants, the internal auditors, and management to consider audit results and to discuss significant internal accounting control, auditing, and financial reporting matters. The Audit Committee recommends the selection of the independent public accountants who are then appointed by the Board of Directors, subject to ratification by the shareholders.


/s/John P. Jones III                /s/Leo J. Daley
John P. Jones III                   Leo J. Daley
Chairman, President, and            Vice President-Finance
Chief Executive Officer             and Controller
26 October 2001                     26 October 2001

Report of Independent Public Accountants

To the Shareholders and Board of Directors, Air Products and Chemicals, Inc.:

We have audited the accompanying consolidated balance sheets of Air Products and Chemicals, Inc. (a Delaware corporation) and subsidiaries as of 30 September 2001 and 2000, and the related consolidated statements of income, cash flows, and shareholders' equity for each of the three years in the period ended 30 September 2001. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Air Products and Chemicals, Inc. and subsidiaries as of 30 September 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended 30 September 2001, in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP
Philadelphia, Pennsylvania
26 October 2001

The Financial Statements

CONSOLIDATED INCOME
[Air Products and Chemicals, Inc. and Subsidiaries]

--------------------------------------------------------------------------------------------------------------------------

Year Ended 30 September [millions of dollars, except per share]                    2001          2000           1999
--------------------------------------------------------------------------------------------------------------------------
Sales and Other Income
--------------------------------------------------------------------------------------------------------------------------
Sales--Note 1                                                                    $5,717.2       $5,467.1      $5,020.1
--------------------------------------------------------------------------------------------------------------------------
Other Income, Net--Note 17                                                            5.5           28.4          19.7
--------------------------------------------------------------------------------------------------------------------------
                                                                                  5,722.7        5,495.5       5,039.8
--------------------------------------------------------------------------------------------------------------------------
Costs and Expenses
--------------------------------------------------------------------------------------------------------------------------
Cost of Sales                                                                     4,102.7        3,825.6       3,501.4
--------------------------------------------------------------------------------------------------------------------------
Selling and Administrative                                                          752.1          714.7         690.6
--------------------------------------------------------------------------------------------------------------------------
Research and Development                                                            122.5          124.4         123.1
--------------------------------------------------------------------------------------------------------------------------
Operating Income                                                                    745.4          830.8         724.7
--------------------------------------------------------------------------------------------------------------------------
Income from Equity Affiliates, Net of Related Expenses--Note 7                       81.2           87.6          61.5
--------------------------------------------------------------------------------------------------------------------------
Gain on Divestiture of Interest in Cogeneration Facilities--Note 3                  101.6           --             --
--------------------------------------------------------------------------------------------------------------------------
Gain on Sale of Polyvinyl Alcohol Business--Note 3                                    --           126.8           --
--------------------------------------------------------------------------------------------------------------------------
Gain [Loss] on Currency Hedges Related to BOC Transaction and Expenses--Note 3        --          [730.4]          7.0
--------------------------------------------------------------------------------------------------------------------------
Net Gain on Formation of Polymer Venture--Note 3                                      --            --            34.9
--------------------------------------------------------------------------------------------------------------------------
Interest Expense--Note 1                                                            191.2          196.7         159.1
--------------------------------------------------------------------------------------------------------------------------
Income Before Taxes and Minority Interest                                           737.0          118.1         669.0
--------------------------------------------------------------------------------------------------------------------------
Income Tax Provision [Benefit]--Notes 1 and 14                                      219.0          [13.7]        203.4
--------------------------------------------------------------------------------------------------------------------------
Minority Interest in Earnings of Subsidiary Companies                                 5.1            7.6          15.1
--------------------------------------------------------------------------------------------------------------------------
Income Before Extraordinary Item                                                    512.9          124.2         450.5
--------------------------------------------------------------------------------------------------------------------------
Extraordinary Item--Loss on Early Retirement of Debt, Net of Income
Tax Benefit of $28.5--Note 9                                                         47.3           --             --
--------------------------------------------------------------------------------------------------------------------------
Net Income                                                                       $  465.6       $  124.2      $  450.5
--------------------------------------------------------------------------------------------------------------------------
Monthly Average of Common Shares Outstanding [in millions]--Note 13                 214.8          213.4         212.2
--------------------------------------------------------------------------------------------------------------------------
Monthly Average of Common and Common Equivalent Shares
Outstanding [in millions]--Note 13                                                  219.3          216.2         216.0
--------------------------------------------------------------------------------------------------------------------------
Basic Earnings per Common Share--Note 13
--------------------------------------------------------------------------------------------------------------------------
Income Before Extraordinary Item                                                    $2.39           $.58         $2.12
--------------------------------------------------------------------------------------------------------------------------
Extraordinary Item                                                                   [.22]          --             --
--------------------------------------------------------------------------------------------------------------------------
Net Income                                                                          $2.17           $.58         $2.12
--------------------------------------------------------------------------------------------------------------------------
Diluted Earnings per Common Share--Note 13
--------------------------------------------------------------------------------------------------------------------------
Income before Extraordinary Item                                                    $2.33           $.57         $2.09
--------------------------------------------------------------------------------------------------------------------------
Extraordinary Item                                                                   [.21]          --             --
--------------------------------------------------------------------------------------------------------------------------
Net Income                                                                          $2.12           $.57         $2.09
--------------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these statements.

The Financial Statements

CONSOLIDATED BALANCE SHEETS
[Air Products and Chemicals, Inc. and Subsidiaries]

------------------------------------------------------------------------------------------------------------------------------
30 September [millions of dollars, except per share]                                                       2001        2000
------------------------------------------------------------------------------------------------------------------------------
Assets
------------------------------------------------------------------------------------------------------------------------------
Current Assets
------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Items--Note 1                                                                             $    66.2  $    94.1
------------------------------------------------------------------------------------------------------------------------------
Trade Receivables, Less Allowances for Doubtful Accounts of $10.2 in 2001 and $13.4 in 2000                 913.4      982.7
------------------------------------------------------------------------------------------------------------------------------
Inventories--Notes 1 and 6                                                                                  410.5      388.8
------------------------------------------------------------------------------------------------------------------------------
Contracts in Progress, Less Progress Billings                                                                67.9       93.4
------------------------------------------------------------------------------------------------------------------------------
Other Current Assets                                                                                        226.8      246.0
------------------------------------------------------------------------------------------------------------------------------
Total Current Assets                                                                                      1,684.8    1,805.0
------------------------------------------------------------------------------------------------------------------------------
Investment in Net Assets of and Advances to Equity Affiliates--Notes 1 and 7                                499.5      466.6
------------------------------------------------------------------------------------------------------------------------------
Plant and Equipment--Notes 1, 8, 9, and 10
------------------------------------------------------------------------------------------------------------------------------
Plant and Equipment, at Cost                                                                             10,226.5   10,310.9
------------------------------------------------------------------------------------------------------------------------------
Less--Accumulated Depreciation                                                                            5,108.0    5,054.2
------------------------------------------------------------------------------------------------------------------------------
Plant and Equipment, Net                                                                                  5,118.5    5,256.7
------------------------------------------------------------------------------------------------------------------------------
Goodwill and Other Noncurrent Assets--Note 1                                                                781.3      742.2
------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                                            $ 8,084.1   $8,270.5
------------------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity
------------------------------------------------------------------------------------------------------------------------------
Current Liabilities
------------------------------------------------------------------------------------------------------------------------------
Payables, Trade and Other--Note 17                                                                      $  512.2    $  578.4
------------------------------------------------------------------------------------------------------------------------------
Accrued Liabilities--Note 17                                                                               341.6       357.2
------------------------------------------------------------------------------------------------------------------------------
Accrued Income Taxes                                                                                        48.4        10.0
------------------------------------------------------------------------------------------------------------------------------
Short-Term Borrowings--Note 17                                                                             255.7       249.7
------------------------------------------------------------------------------------------------------------------------------
Current Portion of Long-Term Debt--Note 9                                                                  194.5       179.5
------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                                                                1,352.4     1,374.8
------------------------------------------------------------------------------------------------------------------------------
Long-Term Debt--Notes 9 and 10                                                                           2,027.5     2,615.8
------------------------------------------------------------------------------------------------------------------------------
Deferred Income and Other Noncurrent Liabilities                                                           702.0       561.3
------------------------------------------------------------------------------------------------------------------------------
Deferred Income Taxes--Notes 1 and 14                                                                      778.4       781.8
------------------------------------------------------------------------------------------------------------------------------
Total Liabilities                                                                                        4,860.3     5,333.7
------------------------------------------------------------------------------------------------------------------------------
Minority Interest in Subsidiary Companies                                                                  118.0       115.5
------------------------------------------------------------------------------------------------------------------------------
Shareholders' Equity--Notes 1, 11, and 12
------------------------------------------------------------------------------------------------------------------------------
Common Stock [par value $1 per share; issued 2001 and 2000--249,455,584 shares]                            249.4       249.4
------------------------------------------------------------------------------------------------------------------------------
Capital in Excess of Par Value                                                                             384.9       342.2
------------------------------------------------------------------------------------------------------------------------------
Retained Earnings                                                                                        3,965.9     3,667.9
------------------------------------------------------------------------------------------------------------------------------
Accumulated Other Comprehensive Income [Loss]--Note 17                                                    [452.5]     [407.8]
------------------------------------------------------------------------------------------------------------------------------
Treasury Stock, at Cost [2001--22,269,244 shares; 2000--20,150,393 shares]                                [768.8]     [681.6]
------------------------------------------------------------------------------------------------------------------------------
Shares in Trust [2001--11,723,720 shares; 2000--15,086,482 shares]                                        [273.1]     [348.8]
------------------------------------------------------------------------------------------------------------------------------
Total Shareholders' Equity                                                                               3,105.8     2,821.3
------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                                                              $8,084.1    $8,270.5
------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

The Financial Statements

CONSOLIDATED CASH FLOWS
[Air Products and Chemicals, Inc. and Subsidiaries]

---------------------------------------------------------------------------------------------------------------------------------

Year Ended 30 September [millions of dollars]                                            2001           2000          1999
---------------------------------------------------------------------------------------------------------------------------------
Operating Activities
---------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                             $  465.6       $  124.2      $  450.5
---------------------------------------------------------------------------------------------------------------------------------
Adjustments to Reconcile Income to Cash Provided by Operating Activities:
---------------------------------------------------------------------------------------------------------------------------------
Depreciation--Note 1                                                                      573.0          575.7         527.2
---------------------------------------------------------------------------------------------------------------------------------
Deferred Income Taxes--Note 14                                                             39.0           [5.5]         58.8
---------------------------------------------------------------------------------------------------------------------------------
Extraordinary Loss on Early Retirement of Debt                                             47.3           --            --
---------------------------------------------------------------------------------------------------------------------------------
Loss [Gain] on BOC Transaction--Note 3                                                      --            706.1        [12.5]
---------------------------------------------------------------------------------------------------------------------------------
Undistributed Earnings of Unconsolidated Affiliates                                       [46.2]         [49.9]        [46.3]
---------------------------------------------------------------------------------------------------------------------------------
[Gain] Loss on Sale of Assets and Investments                                            [104.7]        [138.6]          3.7
---------------------------------------------------------------------------------------------------------------------------------
Other                                                                                      36.5          100.8          73.2
---------------------------------------------------------------------------------------------------------------------------------
Working Capital Changes, Excluding Effects of Acquisitions and Divestitures:
---------------------------------------------------------------------------------------------------------------------------------
Trade Receivables                                                                          63.9         [158.5]        [26.3]
---------------------------------------------------------------------------------------------------------------------------------
Inventories and Contracts in Progress                                                       2.6          [57.4]         37.0
---------------------------------------------------------------------------------------------------------------------------------
Payables, Trade and Other                                                                 [75.6]          92.1          26.3
---------------------------------------------------------------------------------------------------------------------------------
Other                                                                                      82.6          [15.0]         [2.7]
---------------------------------------------------------------------------------------------------------------------------------
Cash Provided by Operating Activities                                                   1,084.0        1,174.0       1,088.9
---------------------------------------------------------------------------------------------------------------------------------
Investing Activities
---------------------------------------------------------------------------------------------------------------------------------
Additions to Plant and Equipment[a]                                                      [708.3]        [767.7]       [888.9]
---------------------------------------------------------------------------------------------------------------------------------
Acquisitions, Less Cash Acquired[b]                                                       [59.2]        [170.4]        [83.0]
-------------------------------------------------------------------------------------------- ------------------------------------
Investment in and Advances to Unconsolidated Affiliates                                   [38.3]          [5.6]       [110.6]
---------------------------------------------------------------------------------------------------------------------------------
BOC Transaction Costs                                                                      --           [665.8]        [27.7]
---------------------------------------------------------------------------------------------------------------------------------
Proceeds from Sale of Assets and Investments                                              497.0          381.8          45.6
---------------------------------------------------------------------------------------------------------------------------------
Other                                                                                      31.1             .1           4.5
---------------------------------------------------------------------------------------------------------------------------------
Cash Used for Investing Activities                                                       [277.7]      [1,227.6]     [1,060.1]
---------------------------------------------------------------------------------------------------------------------------------
Financing Activities
---------------------------------------------------------------------------------------------------------------------------------
Long-Term Debt Proceeds[a][b]                                                             121.0          820.9         119.5
---------------------------------------------------------------------------------------------------------------------------------
Payments on Long-Term Debt                                                               [796.6]        [418.0]        [82.9]
---------------------------------------------------------------------------------------------------------------------------------
Net Increase [Decrease] in Commercial Paper and Short-Term Borrowings                       8.0         [182.1]         57.5
---------------------------------------------------------------------------------------------------------------------------------
Dividends Paid to Shareholders                                                           [165.2]        [155.7]       [146.2]
---------------------------------------------------------------------------------------------------------------------------------
Purchase of Treasury Stock                                                                [87.2]          --           [24.6]
---------------------------------------------------------------------------------------------------------------------------------
Issuance of Stock for Options and Award Plans                                              87.1           15.0          46.6
---------------------------------------------------------------------------------------------------------------------------------
Cash [Used for] Provided by Financing Activities                                         [832.9]          80.1         [30.1]
-------------------------------------------------------------------------------------------- ------------------------------------
Effect of Exchange Rate Changes on Cash                                                    [1.3]           6.0           1.4
---------------------------------------------------------------------------------------------------------------------------------
[Decrease] Increase in Cash and Cash Items                                                [27.9]          32.5            .1
---------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Items--Beginning of Year                                                      94.1           61.6          61.5
---------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Items--End of Year--Note 1                                               $    66.2        $ 94.1      $    61.6
---------------------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these statements.

[a] Excludes capital leases of $.5, $4.9, and $18.5 in 2001, 2000, and 1999, respectively.

[b] Excludes $24.4 of long-term debt assumed in acquisitions in 2000 and $7.4 of former shareholder liability of a company acquired in 1999.

The Financial Statements

CONSOLIDATED SHAREHOLDERS' EQUITY
[Air Products and Chemicals, Inc. and Subsidiaries]

-----------------------------------------------------------------------------------------------------------------------------------
                                          Number of                                    Accumulated
                                           Common              Capital in                Other
                                           Shares     Common   Excess of    Retained  Comprehensive  Treasury   Shares
[millions of dollars, except per        Outstanding    Stock   Par Value    Earnings     Income       Stock    in Trust    Total
    share]
-----------------------------------------------------------------------------------------------------------------------------------
Balance 30 September 1998               211,469,768   $249.4    $329.2     $3,400.0    $[231.5]     $[657.0]   $[422.8]  $2,667.3
-----------------------------------------------------------------------------------------------------------------------------------
Comprehensive Income:
-----------------------------------------------------------------------------------------------------------------------------------
  Net Income                                                                  450.5                                         450.5
-----------------------------------------------------------------------------------------------------------------------------------
  Translation Adjustments, Net of
  Income Tax of $2.2                                                                     [61.3]                             [61.3]
-----------------------------------------------------------------------------------------------------------------------------------
  Net Change in Unrealized Holding
  Gains, Net of Income Tax of $4.9                                                         8.9                                8.9
-----------------------------------------------------------------------------------------------------------------------------------
  Change in Minimum Pension
  Liability, Net of Income Tax of $5.7                                                     9.5                                9.5
-----------------------------------------------------------------------------------------------------------------------------------
Comprehensive Income                                                                                                        407.6
-----------------------------------------------------------------------------------------------------------------------------------
Issuance of Treasury Shares and
Shares in Trust for Stock Options
and Award Plans                           2,194,464               [1.0]                                           47.7       46.7
-----------------------------------------------------------------------------------------------------------------------------------
Tax Benefit of Stock Option and
Award Plans                                                       13.3                                                       13.3
-----------------------------------------------------------------------------------------------------------------------------------
Cash dividends [$.70 per Share]                                              [148.7]                                       [148.7]
-----------------------------------------------------------------------------------------------------------------------------------
Purchase of Treasury Shares                [620,000]                                                   [24.6]               [24.6]
-----------------------------------------------------------------------------------------------------------------------------------
Balance 30 September 1999               213,044,232   $249.4    $341.5     $3,701.8    $[274.4]      $[681.6]  $[375.1]  $2,961.6
-----------------------------------------------------------------------------------------------------------------------------------
Comprehensive Income:
-----------------------------------------------------------------------------------------------------------------------------------
  Net Income                                                                  124.2                                         124.2
-----------------------------------------------------------------------------------------------------------------------------------
  Translation Adjustments, Net of
  Income Tax of $29.3                                                                   [137.3]                            [137.3]
-----------------------------------------------------------------------------------------------------------------------------------
  Net Change in Unrealized Holding
  Gains, Net of Income Tax of $1.0                                                         1.8                                1.8
-----------------------------------------------------------------------------------------------------------------------------------
  Change in Minimum Pension
  Liability, Net of Income Tax of $1.3                                                     2.1                                2.1
-----------------------------------------------------------------------------------------------------------------------------------
Comprehensive Loss                                                                                                           [9.2]
-----------------------------------------------------------------------------------------------------------------------------------
Issuance of Treasury Shares and
Shares in Trust for Stock Options
and Award Plans                           1,174,477               [7.9]                                           26.3       18.4
-----------------------------------------------------------------------------------------------------------------------------------
Tax Benefit of Stock Option and
Award Plans                                                        8.6                                                        8.6
-----------------------------------------------------------------------------------------------------------------------------------
Cash Dividends [$.74 per Share]                                                         [158.1]                            [158.1]
-----------------------------------------------------------------------------------------------------------------------------------
Balance 30 September 2000               214,218,709   $249.4    $342.2     $3,667.9    $[407.8]      $[681.6]  $[348.8]  $2,821.3
-----------------------------------------------------------------------------------------------------------------------------------
Comprehensive Income:
-----------------------------------------------------------------------------------------------------------------------------------
  Net Income                                                                  465.6                                         465.6
-----------------------------------------------------------------------------------------------------------------------------------
  Net Gain on Derivatives, Net of
  Income Tax of $1.1                                                                       1.8                                1.8
-----------------------------------------------------------------------------------------------------------------------------------
  Translation Adjustments, Net of
  Income Tax of $14.1                                                                    [43.3]                             [43.3]
-----------------------------------------------------------------------------------------------------------------------------------
  Net Change in Unrealized Holding
  Gains, Net of Income Tax of $3.8                                                         6.3                                6.3
-----------------------------------------------------------------------------------------------------------------------------------
  Change in Minimum Pension
  Liability, Net of Income Tax of  $5.8                                                   [9.5]                              [9.5]
-----------------------------------------------------------------------------------------------------------------------------------
Comprehensive Income                                                                                                        420.9
-----------------------------------------------------------------------------------------------------------------------------------
Issuance of Shares in Trust for
Stock Options and Award Plans             3,362,762               25.0                                            75.7      100.7
-----------------------------------------------------------------------------------------------------------------------------------
Tax Benefit of Stock Option and
Award Plans                                                       17.7                                                       17.7
-----------------------------------------------------------------------------------------------------------------------------------
Cash Dividends [$.78 per Share]                                              [167.6]                                       [167.6]
-----------------------------------------------------------------------------------------------------------------------------------
Purchase of Treasury Shares            [2,118,851]                                                    [87.2]                [87.2]
-----------------------------------------------------------------------------------------------------------------------------------
Balance 30 September 2001             215,462,620     $249.4    $384.9     $3,965.9    $[452.5]     $[768.8]   $[273.1]  $3,105.8
-----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

Notes to the Financial statements
[millions of dollars, except per share]

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

Revenue Recognition

Revenue from gases and chemicals sales is recognized as risk and title to the product transfers to the customer, which usually occurs at the time shipment is made. Revenues from equipment sale contracts are recorded primarily using the percentage-of-completion method. Under this method, revenues for sale of major equipment, such as Liquid Natural Gas and Air Separation units, are recognized primarily based on labor hours incurred to date compared with total estimated labor hours. Changes to total estimated labor hours and anticipated losses, if any, are recognized in the period determined. Sales returns and allowances are not a business practice in the industry.

Amounts billed for shipping and handling fees are classified as sales in the consolidated income statement. Costs incurred for shipping and handling are classified as cost of sales.

Depreciation

In the financial statements, the straight-line method of depreciation is used, which deducts equal amounts of the cost of each asset from earnings every year over its expected useful life.

The estimated useful lives primarily range from 5 to 45 years (principally 30 years) for buildings and components and from 14 to 20 years for gas generating and chemical facilities, machinery and equipment.

Capitalized Interest

As the company builds new plant and equipment, it includes in the cost of these assets a portion of the interest payments it makes during the year. In 2001, the amount of capitalized interest was $6.0. In 2000, it was $17.4, and in 1999, $22.1.

Financial Instruments

The company addresses certain financial exposures through a controlled program of risk management that includes the use of derivative financial instruments. The company enters into foreign exchange contracts, including forward, option combination, and purchased option contracts, to reduce the effects of fluctuating foreign currency exchange rates. The company enters into interest rate swap contracts to reduce interest rate risks and to modify the interest rate characteristics of its outstanding debt. The company is also party to interest rate and currency swap agreements. Counterparties to these contracts are major financial institutions. The company has established counterparty credit guidelines and only enters into transactions with financial institutions of investment grade or better. Management believes the risk of incurring losses related to credit risk is remote, and any losses would be immaterial to consolidated financial results.

The company adopted Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," an amendment of SFAS No. 133, on 1 October 2000. These Statements establish accounting and reporting standards that require every derivative instrument (including certain derivative instruments embedded in other contracts) to be recorded on the balance sheet as either an asset or a liability measured at its fair value. SFAS No. 133 requires the transition adjustment resulting from adopting these Statements to be reported in net income or accumulated other comprehensive income, as appropriate, as the cumulative effect of a change in accounting principle.

In accordance with the provisions of SFAS No. 133, as amended, the company recognizes all derivatives on the balance sheet at fair value. On the date the derivative instrument is entered into, the company generally designates the derivative as either (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge), (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge), or (3) a hedge of a net investment in a foreign operation. Changes in the fair value of a derivative that is designated as and meets all the required criteria for a fair value hedge, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk, are recorded in current period earnings. Changes in the fair value of a derivative that is designated as and meets all the required criteria for a cash flow hedge are recorded in accumulated other comprehensive income and reclassified into earnings as the underlying hedged item affects earnings. Changes in the fair value of a derivative or nonderivative that is designated as and meets all the required criteria for a hedge of a net investment are recorded in accumulated other comprehensive income. Changes in the fair value of a derivative that is not designated as a hedge are recorded immediately in earnings.

The company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes relating all derivatives that are designated as fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The company also formally assesses, both at the inception of the hedge and on an ongoing basis, whether each derivative is highly effective in offsetting changes in fair values or cash flows of the hedged item. If it is determined that a derivative is not highly effective as a hedge, or if a derivative ceases to be a highly effective hedge, the company will discontinue hedge accounting with respect to that derivative prospectively.

On 1 October 2000 the company recorded the fair value of all outstanding derivative instruments as assets or liabilities on the balance sheet. The transition adjustment was not material to earnings or to accumulated other comprehensive income. Due to the immateriality of the transition amount to earnings, this amount was included in other income.

Prior to 1 October 2000 the fair value of interest rate swap agreements was not recognized in the financial statements. The net amount to be paid or received was accrued as interest rates changed and recognized over the life of the agreements as an adjustment of interest expense. Gains and losses on the currency component of interest rate and currency swap contracts, which were entered into to hedge lending transactions, were recognized in income and offset the foreign exchange gains and losses of the related transaction. Gains and losses on the currency component of interest rate and currency swap contracts, which were entered into to hedge investments in certain foreign subsidiaries and foreign equity affiliates, were not included in the income statement, but were shown in accumulated other comprehensive income. The interest component of these contracts was accounted for similarly to other interest rate swap agreements. Gains and losses on terminated interest rate swap agreements were amortized into income over the remaining life of the debt obligation or the remaining life of the original swap, if shorter. The accounting for terminated interest rate swap agreements did not change with the implementation of SFAS No. 133.

Prior to 1 October 2000 forward exchange and option combination contracts used to hedge firm commitments and purchased foreign currency options used to hedge firm commitments and certain highly anticipated cash flows were designated as, and effective as, hedges. Gains and losses from these agreements were deferred and reflected as adjustments of the related foreign currency transactions. Gains and losses on terminated contracts, for which hedge criteria were met, were deferred and recognized as adjustments of the related foreign currency transactions. Gains and losses on forward exchange contracts used to hedge the value of investments in subsidiaries and equity affiliates were included in accumulated other comprehensive income. Contracts that were not designated as hedges were marked to market, and the gains and losses from changes in market value of these contracts were included in the income statement.

Foreign Currency

The value of the U.S. dollar rises and falls day to day on foreign currency exchanges. Since the company does business in many foreign countries, these fluctuations affect the company's financial position and results of operations.

Generally, foreign subsidiaries translate their assets and liabilities into U.S. dollars at current exchange rates--that is, the rates in effect at the end of the fiscal period. The gains or losses that result from this process are shown in accumulated other comprehensive income in the shareholders' equity section of the balance sheet.

The revenue and expense accounts of foreign subsidiaries are translated into U.S. dollars at the average exchange rates that prevailed during the period. Therefore, the U.S. dollar value of these items on the income statement fluctuates from period to period, depending on the value of the dollar against foreign currencies. Some transactions of the company and its subsidiaries are made in currencies different from their own. Gains and losses from these foreign currency transactions are generally included in income as they occur.

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

The measurement of environmental liabilities is based on an evaluation of currently available facts with respect to each individual site and considers factors such as existing technology, presently enacted laws and regulations, and prior experience in remediation of contaminated sites. These liabilities include costs related to other potentially responsible parties to the extent that the company has reason to believe such parties will not fully pay their proportionate share. They also do not take into account any claims for recoveries from insurance or third parties and are not discounted. As assessments and remediation progress at individual sites, these liabilities are reviewed periodically and adjusted to reflect additional technical and legal information that becomes available. Actual costs to be incurred at identified sites in future periods may vary from the estimates, given inherent uncertainties in evaluating environmental exposures. The accruals for environmental liabilities are reflected in the balance sheet primarily as part of other noncurrent liabilities.

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

Inventories

Inventories are stated at the lower of cost or market. The cost of chemical inventories and some gas and equipment inventories in the United States is determined using the last-in, first-out (LIFO) method. The cost of other inventories is principally determined using the first-in, first-out method
(FIFO).

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

2 NEW ACCOUNTING STANDARDS

In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, "Business Combinations." SFAS No. 141 requires all business combinations be accounted for by the purchase method and adds disclosure requirements related to business combination transactions. SFAS No. 141 also establishes criteria for the recognition of intangible assets apart from goodwill. This Statement applies to all business combinations for which the acquisition date was 1 July 2001 or later. The company had no significant acquisitions during 2001. The company does not believe this Statement will have a material effect on the company's financial statements.

In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. The Statement provides that goodwill and some intangibles will no longer be amortized on a recurring basis. Goodwill and intangible assets with an indefinite life will be subject to an initial impairment test within six months of adoption of SFAS No. 142 and annually thereafter. The Statement also requires disclosure of certain information about goodwill and other intangible assets subsequent to their acquisition. The company adopted SFAS No. 142 as of the beginning of 2002. During 2001, total goodwill amortized was $16.6. The company is evaluating the impact of adopting this Statement.

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." The Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and associated asset retirement costs. The Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. The asset retirement obligations will be capitalized as part of the carrying amount of the long-lived asset. The Statement applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and normal operation of long-lived assets. The Statement is effective for years beginning after 15 June 2002, with earlier adoption permitted. The company is evaluating the impact of adopting this Statement.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The Statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Statement also supersedes Accounting Principles Board Opinion (APB) No. 30 provisions related to the accounting and reporting for the disposal of a segment of a business. This Statement establishes a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale. The Statement retains most of the requirements in SFAS No. 121 related to the recognition of impairment of long-lived assets to be held and used. The Statement is effective for fiscal years beginning after 15 December 2001, with earlier adoption encouraged. The company is evaluating the impact of adopting SFAS No. 144.

3 SPECIAL ITEMS

------------------------------------------------------------------------------

Income/[Charges]                     2001            2000          1999
------------------------------------------------------------------------------
Global cost reduction plans         $[109.2]        $[55.4]        $[34.2]
------------------------------------------------------------------------------
Litigation settlement                  [6.0]            --             --
------------------------------------------------------------------------------
Sale of interest in
Cogeneration facilities               101.6             --             --
------------------------------------------------------------------------------
Sale of Polyvinyl Alcohol
Business                                 --          126.8             --
------------------------------------------------------------------------------
Sale of Packaged Gas facilities          --            6.3             --
------------------------------------------------------------------------------
Formation of Polymer venture             --             --           34.9
------------------------------------------------------------------------------
BOC transaction                          --         [730.4]           7.0
------------------------------------------------------------------------------
Chemicals facility closure
costs                                    --             --          [10.3]
------------------------------------------------------------------------------
Total--Before Tax                    $[13.6]       $[652.7]         $[2.6]
------------------------------------------------------------------------------
Total--After Tax                      $[6.4]       $[408.4]          $[.3]
------------------------------------------------------------------------------
Total--Diluted EPS                    $[.04]        $[1.89]           $--
------------------------------------------------------------------------------


Global Cost Reduction Plans

In 2001, the company recorded a charge of $109.2 for the global cost reduction plan (2001 Plan). This charge includes $79.6 for severance benefits and pension plan settlements, and $29.6 for asset impairments and related restructuring charges. The company will eliminate 670 positions in the areas of manufacturing, engineering, distribution, and overheads. As of 30 September 2001, 132 positions have been eliminated, with completion of the 2001 Plan expected by 30 September 2002. The company decided to divest several small facilities, which required a write-down of the net book value to the estimated net realizable value. The net carrying value of the assets to be disposed of within one year is $11.1 and $27.7 in the gases and chemicals segments, respectively. The total charge of $109.2 was reflected in the income statement as follows: cost of sales ($26.9); selling and administrative ($53.4); research and development ($.7); and other expense ($28.2).

In 2000, the company recorded a charge of $55.4 for the global cost reduction plan (2000 Plan). The 2000 Plan included 450 position eliminations in the areas of manufacturing, engineering, distribution, and overheads, resulting in a charge of $47.9 for severance benefits. The 2000 Plan was completed in 2001, with 416 positions eliminated and total expenses of $45.7 incurred. A charge of $7.5 was recognized for asset impairments related to the rationalization of three small facilities in Europe. The total charge of $55.4 was reflected in the income statement as follows: cost of sales ($20.6); selling and administrative ($25.4); research and development ($1.9); and other expense ($7.5).

In 1999, the company recorded a charge of $34.2 for the global cost reduction plan (1999 Plan). The 1999 Plan consisted of the elimination of 348 positions and was completed in 2000 essentially as planned. The charge of $34.2 was reflected in the income statement as follows: cost of sales ($15.3); selling and administrative ($17.8); and research and development ($1.1).

------------------------------------------------------------------------------------------------------
Accrual for cost reduction plans
                                   Severance             Pension         Other[1]         Total
------------------------------------------------------------------------------------------------------
Balance,
30 September 1998                     $  --               $  --          $  --             $   --
------------------------------------------------------------------------------------------------------
   Provision                           34.2                  --             --               34.2
------------------------------------------------------------------------------------------------------
   Cash expenditures                  [19.8]                 --             --              [19.8]
------------------------------------------------------------------------------------------------------
Balance,
30 September 1999                    $ 14.4               $  --          $  --             $ 14.4
------------------------------------------------------------------------------------------------------
  Provision                            38.5                 9.4            7.5               55.4
------------------------------------------------------------------------------------------------------
  Cash expenditures                   [29.4]                 --             --              [29.4]
------------------------------------------------------------------------------------------------------
  Noncash charges                        --                [9.4]          [7.5]             [16.9]
------------------------------------------------------------------------------------------------------
Balance,
30 September 2000                     $23.5               $  --          $  --             $ 23.5
------------------------------------------------------------------------------------------------------
  Provision                            57.6                22.0           29.6              109.2
------------------------------------------------------------------------------------------------------
  Cash expenditures                   [29.8]                 --           [4.3]            [34.1]
------------------------------------------------------------------------------------------------------
  Noncash charges                        --               [22.0]         [23.8]            [45.8]
------------------------------------------------------------------------------------------------------
  Reverse 2000 Plan
  Balance                              [2.2]                 --             --              [2.2]
------------------------------------------------------------------------------------------------------
Balance,
30 September 2001                    $ 49.1               $  --          $ 1.5             $50.6
------------------------------------------------------------------------------------------------------

[1] Asset impairments and related expenses are included in the other category.

Sale of Interest in Cogeneration Facilities

In the fourth quarter of 2001, the company sold its 50% interest in two cogeneration facilities located in Cambria County, Pennsylvania and Orlando, Florida. The Cambria facility uses a coal by-product to generate electricity, with power generation capability of 88 megawatts. The Orlando facility is a natural gas-fired power plant with power generation capability of 115 megawatts. These investments contributed approximately $11, $12, and $10 to net income in 2001, 2000, and 1999, respectively.

Sale of Polyvinyl Alcohol Business

In September 2000, the company completed the sale of its polyvinyl alcohol business for $326.0. Included in the sale were working capital and production facilities at Pasadena, Texas and Calvert City, Kentucky. The facilities produce 200 million pounds of polyvinyl alcohol per year and employ 200 people. Sales in 2000 were $194.2, with essentially no operating profit contribution.

Formation of Polymer Venture

In October 1998, the company and Wacker-Chemie GmbH formed two joint ventures to consolidate their respective positions in polymer emulsions and redispersible powder polymers businesses. The company has a 65% interest in the polymer emulsions joint venture and a 20% interest in the redispersible powders venture. The accounting for the polymer emulsions venture as a business combination resulted in the partial sale of assets.

BOC Transaction

The company, The BOC Group plc (BOC), and L'Air Liquide S.A. (Air Liquide) of France announced in July 1999 that they had agreed to the terms of a recommended offer for the share capital of BOC. In May 2000, the company and Air Liquide announced that the Federal Trade Commission had indicated it would not approve the offer by 12 May 2000, the date on which the period for satisfying the preconditions to the offer would expire, and the offer was not extended beyond 12 May 2000. The charge of $730.4 included $594.6 for losses on purchased currency option and forward exchange contracts entered into to hedge the currency exposure of the transaction. The remaining charge of $135.8 consisted of the BOC fee paid and transaction expenses.

4 ACQUISITIONS

Korea Industrial Gases Ltd.

Acquisitions in 2000, totaling $194.8, principally included the purchase in December 1999 of the remaining 51.1% of the shares of Korea Industrial Gases Ltd. (KIG). KIG is the largest industrial gas company in Korea. Since 1980, the company had a joint venture arrangement with KIG. As a result of the purchase of the remaining outstanding shares, KIG is a wholly owned subsidiary of Air Products. KIG is a full-service industrial gas company with a broad product portfolio supplying specialty gases, liquid/bulk gases, pipeline/on-site gases, and noncryogenic units to the Korean marketplace. Consolidated sales in 2000 included $121.0 from KIG.

5 FINANCIAL INSTRUMENTS

Currency Risk Management

The company does business in many foreign countries; therefore, its earnings, cash flows, and financial position are exposed to foreign currency risk from foreign currency denominated transactions and net investments in foreign operations. These items are denominated in various foreign currencies.

It is the policy of the company to minimize its cash flow exposure to adverse changes in currency and exchange rates. This is accomplished by identifying and evaluating the risk that the company's cash flows will decline in value due to changes in exchange rates, and by determining the appropriate strategies necessary to manage such exposures. The company's objective is to maintain economically balanced currency risk management strategies that provide adequate downside protection.

The company enters into a variety of foreign exchange contracts, including forward, option combination, and purchased option contracts, to hedge its exposure to fluctuations in foreign currency exchange rates. These agreements generally involve the exchange of one currency for a second currency at some future date.

The company enters into foreign exchange contracts, including forward, option combination, and purchased option contracts to reduce the cash flow exposure to foreign currency fluctuations associated with certain monetary assets and liabilities, as well as highly anticipated cash flows and certain firm commitments. Examples of such exposures are the purchase of plant and equipment and export sales transactions. Forward exchange contracts are also used to hedge the value of investments in certain foreign subsidiaries and affiliates by creating a liability in a currency in which the company has a net equity position. The company also uses foreign currency denominated debt to hedge certain net investments in foreign operations.

Certain forward exchange contracts entered into by the company are not designated as hedging instruments. Contracts used to hedge the exposure to foreign currency fluctuations associated with certain monetary assets and liabilities are not designated as hedging instruments, and changes in the fair value of these items are recorded in earnings to offset the foreign exchange gains and losses of the monetary assets and liabilities. Other forward exchange contracts may be used to economically hedge foreign currency exposures which are not designated as hedging instruments due to the immaterial amount of the underlying hedged exposures. Changes in the fair value of these contracts are also recorded in earnings.

Debt Portfolio Management

It is the policy of the company to identify on a continuing basis the need for debt capital and evaluate the financial risks inherent in funding the company with debt capital. Reflecting the result of this ongoing review, the debt portfolio and hedging program of the company is managed with the objectives and intent to (1) reduce funding risk with respect to borrowings made or to be made by the company to preserve the company's access to debt capital and provide debt capital as required for funding and liquidity purposes, and (2) reduce the aggregate interest rate risk of the debt portfolio in accordance with certain debt management parameters.

The company enters into interest rate swap agreements to change the fixed/variable interest rate mix of the debt portfolio in order to maintain the percentage of fixed- and variable-rate debt within the parameters set by management. In accordance with these parameters, the agreements are used to reduce interest rate risks and costs inherent in the company's debt portfolio. The notional amount of these agreements is equal to or less than the designated debt instrument being hedged. The variable rate bases of the swap instruments and the debt to which they are designated are the same. The company will not enter into any interest rate swap contracts which lever a move in interest rates on a greater than one-to-one basis. The company currently has one outstanding agreement to effectively convert fixed-rate debt to variable-rate debt, which is indexed to LIBOR.

The company is also party to interest rate and currency swap contracts. These contracts entail both the exchange of fixed- and floating-rate interest payments periodically over the life of the agreement and the exchange of one currency for another currency at inception and at a specified future date. These contracts effectively convert the currency denomination of a debt instrument into another currency in which the company has a net equity position while changing the interest rate characteristics of the instrument. The contracts are used to hedge intercompany and third-party borrowing transactions.

Fair Value Hedges

For the year ended 30 September 2001, there was no gain or loss recognized in earnings resulting from hedge ineffectiveness or from excluding a portion of derivative instruments' gain or loss from the assessment of hedge effectiveness related to derivatives designated as fair value hedges. Also, there was no gain or loss recognized in earnings as a result of a hedged firm commitment no longer qualifying as a fair value hedge.

Cash Flow Hedges

Sales for the year ended 30 September 2001 included $1.8 of net losses related to the volatility value component of purchased foreign currency options used to hedge certain highly anticipated export sales transactions. Other income for the year ended 30 September 2001 included $.2 of net losses related to the volatility value component of purchased foreign currency options used to hedge inter-company royalty income. Prior to 1 May 2001, the volatility value component of these cash flow hedges was excluded from the assessment of hedge effectiveness. There was no other hedge ineffectiveness related to cash flow hedges during the period to be recognized in earnings.

Changes in the fair value of derivatives qualifying as cash flow hedges are reported in accumulated other comprehensive income. The gains and losses are reclassified into earnings as the underlying hedged item affects earnings, such as when the hedged export sale occurs. It is expected that $.4 of net gains in accumulated other comprehensive income will be reclassified into earnings within the next twelve months. Of this amount, $.3 loss relates to forward and option contracts and $.7 gain relates to interest rate and currency swaps. The amount reclassified from accumulated other comprehensive income into earnings as a result of the discontinuance of foreign currency cash flow hedges due to the probability of the original forecasted transactions not occurring was not material.

As of 30 September 2001, the maximum length of time over which the company is hedging its exposure to the variability in future cash flows for forecasted transactions is eighteen months.

Hedges of Net Investments in Foreign Operations

For the year ended 30 September 2001, $20.0 of net losses related to hedges of net investments in foreign operations was included in accumulated other comprehensive income.

Fair Value of Financial Instruments

Summarized below are the carrying values and fair values of the company's financial instruments as of 30 September 2001 and 2000.

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

The fair value of other investments is based principally on quoted market prices. The carrying amounts reported in the balance sheet for cash and cash items, accrued liabilities, accrued income taxes, and short-term borrowings approximate fair value due to the short-term nature of these instruments. Accordingly, these items have been excluded from the following table:

------------------------------------------------------------------------------
                              2001          2001          2000           2000
                          Carrying          Fair      Carrying           Fair
30 September                 Value         Value         Value          Value
------------------------------------------------------------------------------
Assets
Other Investments           $52.1         $52.1         $34.7         $34.7
------------------------------------------------------------------------------
Currency option
contracts                     1.6           1.6          --            --
------------------------------------------------------------------------------
Interest rate swap
agreements                   16.8          16.8          33.4          33.5
------------------------------------------------------------------------------
Forward exchange
contracts                    25.5          25.5          47.2          29.7
------------------------------------------------------------------------------
Liabilities
Long-term debt,
Including
current portion          $2,222.0      $2,344.4      $2,795.3      $2,925.2
------------------------------------------------------------------------------

6 INVENTORIES

The components of inventories are as follows:

----------------------------------------------------------------------------

30 September                                            2001          2000
----------------------------------------------------------------------------
Inventories at FIFO cost:
----------------------------------------------------------------------------
Finished goods                                        $282.7        $244.5
----------------------------------------------------------------------------
Work in process                                         35.8          39.7
----------------------------------------------------------------------------
Raw materials and supplies                             128.0         131.9
----------------------------------------------------------------------------
                                                       446.5         416.1
----------------------------------------------------------------------------
Less excess of FIFO cost over LIFO cost                [36.0]        [27.3]
----------------------------------------------------------------------------
                                                      $410.5        $388.8
----------------------------------------------------------------------------

Inventories valued using the LIFO method comprised 44.6% and 43.2% of consolidated inventories before LIFO adjustment at 30 September 2001 and 2000, respectively. Liquidation of prior years' LIFO inventory layers in 2001, 2000, and 1999 did not materially affect cost of sales in any of these years.

7 SUMMARIZED FINANCIAL INFORMATION OF EQUITY AFFILIATES

The following table presents summarized financial information on a combined 100% basis of the principal companies accounted for by the equity method. Amounts presented include the accounts of the following equity affiliates: Stockton CoGen Company (50%); Pure Air on the Lake, L.P. (50%); Bangkok Cogeneration Company Limited (48.8%); Daido Air Products Electronics, Inc. (49%); Sapio Produzione Idrogeno Ossigeno S.r.L. (49%); INFRA Group (40%); San Fu Chemicals (48.1%); Air Products South Africa (50%); Bangkok Industrial Gases Company Ltd. (50.6%); INOX Air Products Limited (48.9%); APP GmbH in WPS GmbH & CoKG (20%); DuPont Air Products Nanomaterials, LLC (50%); Island Pipeline Gas (33%);

Tyczka Industrie-Gases GmbH (50%); and principally other industrial gas producers. The company sold its 50% interest in Cambria CoGen Company and Orlando CoGen Limited in the fourth quarter of 2001.

----------------------------------------------------------------------------

                                                    2001          2000
----------------------------------------------------------------------------
Current assets                                  $  833.9      $  739.3
----------------------------------------------------------------------------
Noncurrent assets                                1,391.0       1,508.1
----------------------------------------------------------------------------
Current liabilities                                605.1         506.9
----------------------------------------------------------------------------
Noncurrent liabilities                             620.3         714.8
----------------------------------------------------------------------------
Net sales                                        1,690.2       1,681.1
----------------------------------------------------------------------------
Sales less cost of sales                           611.5         565.6
----------------------------------------------------------------------------
Net income                                         219.4         245.7
----------------------------------------------------------------------------

The company's share of income of all equity affiliates for 2001, 2000, and 1999 was $91.1, $99.6, and $83.7, respectively. These amounts exclude $9.9, $12.0, and $22.2 of related net expenses incurred by the company. Dividends received from equity affiliates were $44.9, $49.7, and $36.1 in 2001, 2000, and 1999, respectively.

The investment in net assets of and advances to equity affiliates at 30 September 2001 and 2000 included investment in foreign affiliates of $465.9 and $442.4, respectively.

As of 30 September 2001 and 2000, the amount of investment in companies accounted for by the equity method included goodwill in the amount of $77.2 and $76.2, respectively. The goodwill is being amortized into income over periods not exceeding 40 years.


8 PLANT AND EQUIPMENT

The major classes of plant and equipment, at cost, are as follows:

------------------------------------------------------------------------------

30 September                                           2001           2000
------------------------------------------------------------------------------
Land                                              $   130.0      $   144.0
------------------------------------------------------------------------------
Buildings                                             682.4          668.8
------------------------------------------------------------------------------
Gas generating and chemical facilities,
machinery and equipment                             8,996.6        9,031.0
------------------------------------------------------------------------------
Construction in progress                              417.5          467.1
------------------------------------------------------------------------------
                                                  $10,226.5      $10,310.9
------------------------------------------------------------------------------

9 LONG-TERM DEBT

The following table shows the company's outstanding debt at the end of 2001 and 2000, excluding any portion of the debt required to be repaid within a year:

------------------------------------------------------------------------------

30 September                       Maturities          2001          2000
------------------------------------------------------------------------------
Payable in U.S. Dollars:
------------------------------------------------------------------------------
   Debentures: [Effective Rate]
------------------------------------------------------------------------------
    8.35%                                           $     --     $  100.0
------------------------------------------------------------------------------
    8.50% [8.55%]                        2006          100.0        100.0
------------------------------------------------------------------------------
    8.75% [8.95%]                        2021           18.4        100.0
------------------------------------------------------------------------------
  Notes: [Effective Rate]
------------------------------------------------------------------------------
    7.375% [7.54%]                       2005          150.0        150.0
------------------------------------------------------------------------------
    6.25% [6.30%]                        2003          100.0        100.0
------------------------------------------------------------------------------
    Medium-Term Notes:
------------------------------------------------------------------------------
     Weighted Average Rate
------------------------------------------------------------------------------
     Series D 6.8%               2003 to 2016          223.0        400.0
------------------------------------------------------------------------------
     Series E 7.6%               2008 to 2026           17.4        250.0
------------------------------------------------------------------------------
     Series F 6.5%               2007 to 2010          133.0        215.0
------------------------------------------------------------------------------
     Other 3.0%                  2003 to 2036          251.1        283.4
------------------------------------------------------------------------------
     Less: Unamortized discount                         [3.5]        [6.7]
------------------------------------------------------------------------------
Payable in other currencies:
------------------------------------------------------------------------------
     Euro bonds 6.0%                     2005          457.0        438.5
------------------------------------------------------------------------------
     Euro bonds 6.5%                     2007          274.2        263.1
------------------------------------------------------------------------------
     Other 6.2%                  2004 to 2007          270.7        183.2
------------------------------------------------------------------------------
Capital lease obligations:
------------------------------------------------------------------------------
     United States 7.3%          2003 to 2006            5.5          6.2
------------------------------------------------------------------------------
     Foreign 6.7%                2003 to 2006           30.7         33.1
------------------------------------------------------------------------------
                                                    $2,027.5     $2,615.8
------------------------------------------------------------------------------

Various debt agreements to which the company is a party include certain financial covenants and other restrictions, including restrictions pertaining to the ability to create property liens and enter into certain sale and leaseback transactions. The company is in compliance with all financial debt covenants.

The company has obtained the commitment of a number of commercial banks to lend money at market rates whenever needed by the company. These committed lines of credit also are used to support the issuance of commercial paper. In January 2001, the company amended and restated its $600 committed, multicurrency, syndicated credit facility, which matures in January 2004. No borrowings were outstanding under these commitments at year end. At 30 September 2001, foreign subsidiaries had additional committed credit lines of $72.7 million, $16.4 of which was borrowed and outstanding.

Maturities of long-term debt in each of the next five years are as follows:
$194.5 in 2002, $204.8 in 2003, $78.0 in 2004, $682.9 in 2005, and $200.1 in
2006.

In August 2001, the company retired $459.6 principal amount of various medium-term notes--series D, E, and F as well as $81.5 of the 8.75% debenture for an aggregate principal retirement of $541.1. An extraordinary loss of $47.3 was incurred as a result of the early retirement of debt, consisting principally of retirement premiums, net of a tax benefit of $28.5.

10 LEASES

Capital leases, primarily for machinery and equipment, are included with owned plant and equipment on the balance sheet in the amount of $59.3 and $60.3 at the end of 2001 and 2000, respectively. Related amounts of accumulated depreciation are $32.2 and $27.6, respectively.

Operating leases, including month-to-month agreements, cost the company $91.0 in 2001, $89.7 in 2000, and $87.7 in 1999.

During 2001, the company sold and leased back certain U.S. cryogenic vessel equipment for $301.9. This operating lease has a five-year term with purchase and renewal options. The company recognized a deferred gain of $134.7 on this sale leaseback. This amount was included in other noncurrent liabilities.

At 30 September 2001, minimum payments due under leases are as follows:

---------------------------------------------------------------
                              Capital         Operating
                               Leases            Leases
---------------------------------------------------------------
2002                            $11.8            $ 46.2
---------------------------------------------------------------
2003                             10.5              35.5
---------------------------------------------------------------
2004                              8.1              30.8
---------------------------------------------------------------
2005                             18.3              25.8
---------------------------------------------------------------
2006                              4.3              23.7
---------------------------------------------------------------
2007 and thereafter               --               67.8
---------------------------------------------------------------
                                $53.0            $229.8
---------------------------------------------------------------

The present value of the above future capital lease payments is included in the liabilty section of the balance sheet. At the end of 2001, $9.8 was classified as current and $36.2 as long-term.

11 CAPITAL STOCK

The authorized Capital Stock consists of 25 million preferred shares with a par value of $1 per share, none of which was outstanding at 30 September 2001, and 300 million shares of Common Stock with a par value of $1 per share.

The company established a trust to fund a portion of future payments to employees under existing compensation and benefit programs. The trust, which is administered by an independent trustee, was initially funded with 20 million shares of Treasury Stock. It will not increase or alter the amount of benefits or compensation that is paid under existing plans. The establishment of the trust does not have an effect on earnings per share or return on average shareholders' equity.

In 1998, the Board of Directors adopted a shareholder rights plan, under which common stockholders receive an associated right to purchase one one-thousandth (1/1,000) of a share of Series A Participating Cumulative Preferred Stock, par value $1 per share. Such rights are exercisable at a price of $345 and only in the event of certain changes or potential changes in the beneficial ownership of the company's Common Stock, which could result in a person or group owning more than 15% of the outstanding Common Stock ("Acquiring Person"). If such rights become exercisable, the rights would entitle the stockholder (other than the Acquiring Person) to purchase for the purchase price (i) that number of one one-thousandths of a share of Series A Participating Cumulative Preferred Stock or (ii) that number of shares of common stock of the surviving company (in the event of a business combination with the Acquiring Person or asset purchase of 50% or more of the company's assets by the Acquiring Person), with a value equal to two times the purchase price of the right. The rights will expire on 19 March 2008 unless earlier redeemed by the company.

12 STOCK OPTION AND AWARD PLANS

Stock Options

Under various plans, executives, employees, and outside directors receive awards of options to purchase common stock. Under all awards, the terms are fixed at the grant date. Generally, the exercise price equals the market price of the company's stock on the date of the grant, and the option's maximum term is 10 years. In October 1998, the company granted 697,300 premium-priced stock options in addition to the fair market value stock options. Options under the plans generally vest from one to three years. Options issued to directors are exercisable six months after the grant date.

The following table reflects activity under all stock option plans:

---------------------------------------------------------------------------
                                              Number of       Average
                                                 Shares         Price
---------------------------------------------------------------------------
Outstanding at 30 September 1998             17,566,742        $28.61
---------------------------------------------------------------------------
Granted                                       2,664,400         32.27
---------------------------------------------------------------------------
Exercised                                    [1,773,003]        19.30
---------------------------------------------------------------------------
Forfeited                                      [264,433]        35.46
---------------------------------------------------------------------------
Outstanding at 30 September 1999             18,193,706        $29.95
---------------------------------------------------------------------------
Granted                                       4,264,600         28.79
---------------------------------------------------------------------------
Exercised                                    [1,062,053]        14.56
---------------------------------------------------------------------------
Forfeited                                      [250,788]        35.19
---------------------------------------------------------------------------
Outstanding at 30 September 2000             21,145,465        $30.43
---------------------------------------------------------------------------
Granted                                       4,608,250         35.83
---------------------------------------------------------------------------
Exercised                                    [3,036,415]        24.93
---------------------------------------------------------------------------
Forfeited                                      [288,148]        35.74
---------------------------------------------------------------------------
Outstanding at 30 September 2001             22,429,152        $32.03
---------------------------------------------------------------------------
Exercisable at end of year                   13,786,187
---------------------------------------------------------------------------
Available for future grant at end of year     9,355,133
---------------------------------------------------------------------------


The following table summarizes information about options outstanding at 30 September 2001:

-------------------------------------------------------------------------------

                                                        Options Outstanding
-------------------------------------------------------------------------------
                                                     Weighted
                                                      Average      Weighted
Range of                                             Remaining      Average
Exercise                                 Number    Contractual     Exercise
Prices                              Outstanding   Life [Years]        Price
-------------------------------------------------------------------------------
16.92-23.12                           2,724,162        3.17          $21.67
-------------------------------------------------------------------------------
26.03-29.47                           9,756,100        7.37           28.28
-------------------------------------------------------------------------------
30.01-41.69                           9,948,890        8.45           38.55
-------------------------------------------------------------------------------

                                                   Options Exercisable
-------------------------------------------------------------------------------
                                                                   Weighted
Range of                                                            Average
Exercise                                              Number       Exercise
Prices                                           Outstanding          Price
-------------------------------------------------------------------------------
16.92-23.12                                       2,724,162          $21.67
-------------------------------------------------------------------------------
26.03-29.47                                       5,707,769           27.85
-------------------------------------------------------------------------------
30.01-41.69                                       5,354,256           40.85
-------------------------------------------------------------------------------

Pro Forma Information

The company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock option plans. Therefore, no compensation expense has been recognized for the stock option plans. SFAS No. 123 requires the company to disclose pro forma net income and pro forma earnings per share amounts as if compensation expense were recognized for options granted after 1995. Using this approach, net income and earnings per share would have been reduced to the pro forma amounts indicated in the table:

-------------------------------------------------------------------------------

                                           2001          2000          1999
-------------------------------------------------------------------------------
Net earnings
-------------------------------------------------------------------------------
As reported                              $465.6        $124.2        $450.5
-------------------------------------------------------------------------------
Pro forma                                 435.5          98.3         428.7
-------------------------------------------------------------------------------
Basic earnings per share
-------------------------------------------------------------------------------
As reported                               $2.17          $.58          $2.12
-------------------------------------------------------------------------------
Pro forma                                  2.03           .46           2.02
-------------------------------------------------------------------------------
Diluted earnings per share
-------------------------------------------------------------------------------
As reported                               $2.12          $.57          $2.09
-------------------------------------------------------------------------------
Pro forma                                  2.00           .45           1.98
-------------------------------------------------------------------------------


For disclosure purposes, the fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average of assumptions:

-------------------------------------------------------------------------------

                                           2001          2000           1999
-------------------------------------------------------------------------------
Dividend yield                              2.1%          2.0%           2.0%
-------------------------------------------------------------------------------
Expected volatility                        29.2%         28.4%          21.1%
-------------------------------------------------------------------------------
Risk-free interest rate                     5.9%          6.2%           4.4%
-------------------------------------------------------------------------------
Expected life [years]                       7.6           6.6            7.2
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

Other Awards

The company granted deferred stock units identified as performance shares to executive officers and other key employees. These awards provide for the issuance of Common Stock based on certain management objectives achieved by the end of the performance period. The performance period is the one- or two-year period following the grant date. The performance shares are payable either at the end of the performance period or after retirement. The number of shares outstanding for these awards was 493,249 and 360,585 share units as of 30 September 2001 and 2000, respectively. Compensation expense is recognized over the vesting period.

Prior to the issuance of performance shares, the company granted deferred stock units as career share awards in 1992 through 1997 to certain executive officers and other key employees. Career shares are deferred stock units payable in shares of stock after retirement. Career share awards equivalent to 698,555 and 777,482 shares of stock were outstanding at the end of 2001 and 2000, respectively. Compensation expense is recognized over the vesting period.

Deferred stock units equivalent to 492,245 and 692,808 shares of stock were outstanding at the end of 2001 and 2000, respectively. Compensation expense is generally recognized over the four-year deferral period applicable to the awards.

13 EARNINGS PER SHARE

The calculation of basic and diluted earnings per share is as follows:

---------------------------------------------------------------------------------------------------------------------

30 September                                                                                  2001     2000   1999
---------------------------------------------------------------------------------------------------------------------
Numerator:
---------------------------------------------------------------------------------------------------------------------
Income available to common shareholders used in basic and diluted
earnings per share                                                                          $465.6   $124.2  $450.5
---------------------------------------------------------------------------------------------------------------------
Denominator:
---------------------------------------------------------------------------------------------------------------------
Weighted average number of common shares used in basic earnings per share [in millions]      214.8    213.4   212.2
---------------------------------------------------------------------------------------------------------------------
Effect of dilutive securities [in millions]:
---------------------------------------------------------------------------------------------------------------------
     Employee stock options                                                                    3.6      2.0     2.8
---------------------------------------------------------------------------------------------------------------------
     Other award plans                                                                          .9       .8     1.0
---------------------------------------------------------------------------------------------------------------------
                                                                                               4.5      2.8     3.8
---------------------------------------------------------------------------------------------------------------------
Weighted average number of common shares and dilutive potential
common shares used in diluted earnings per share [in millions]                               219.3    216.2   216.0
---------------------------------------------------------------------------------------------------------------------
Basic earnings per share                                                                     $2.17     $.58   $2.12
---------------------------------------------------------------------------------------------------------------------
Diluted earnings per share                                                                   $2.12     $.57   $2.09
---------------------------------------------------------------------------------------------------------------------



Options on 6.4 million and 6.7 million shares of Common Stock were not included in computing diluted earnings per share for 2000 and 1999, respectively, because their effects were antidilutive.

14 INCOME TAXES

The following table shows the components of the provision for income taxes before extraordinary item:

----------------------------------------------------------------------
                                      2001         2000        1999
----------------------------------------------------------------------
Federal:
----------------------------------------------------------------------
Current                             $123.7       $[31.3]     $117.5
----------------------------------------------------------------------
Deferred                              27.9          3.6        38.8
----------------------------------------------------------------------
                                     151.6        [27.7]      156.3
----------------------------------------------------------------------
State:
----------------------------------------------------------------------
Current                                2.4          3.0         6.3
----------------------------------------------------------------------
Deferred                              14.9        [14.7]        1.6
----------------------------------------------------------------------
Impact of law/rate change             --           --          [1.9]
----------------------------------------------------------------------
                                      17.3        [11.7]        6.0
----------------------------------------------------------------------
Foreign:
----------------------------------------------------------------------
Current                               53.9         20.1        20.8
----------------------------------------------------------------------
Deferred                              [3.8]         5.6        20.3
----------------------------------------------------------------------
                                      50.1         25.7        41.1
----------------------------------------------------------------------
                                    $219.0       $[13.7]     $203.4
----------------------------------------------------------------------

The significant components of deferred tax assets and liabilities are as follows:


---------------------------------------------------------------------------
30 September                                   2001               2000
----------------------------------------------------------------------------
Gross Deferred Tax Assets:
----------------------------------------------------------------------------
Pension and other compensation accruals      $  160.0            $142.0
----------------------------------------------------------------------------
Tax loss and investment tax credit
carryforwards                                    34.7              34.9
----------------------------------------------------------------------------
Reserves and accruals                            14.3              18.9
----------------------------------------------------------------------------
Foreign currency translation adjustment          59.7                .1
----------------------------------------------------------------------------
Postretirement benefits                          27.9              27.8
----------------------------------------------------------------------------
Inventory                                        16.0              18.4
----------------------------------------------------------------------------
Other                                            68.8              70.1
----------------------------------------------------------------------------
Valuation allowance                              [9.5]             [6.2]
----------------------------------------------------------------------------
Deferred tax assets                          $  371.9            $306.0
----------------------------------------------------------------------------

Gross Deferred Tax Liabilities:
---------------------------------------------------------------------------
Plant and equipment                          $  787.1            $752.0
---------------------------------------------------------------------------
Investment in partnerships                       96.4              84.6
---------------------------------------------------------------------------
Employee benefit plans                           51.3              54.4
---------------------------------------------------------------------------
Currency gains                                   10.8              16.9
---------------------------------------------------------------------------
Construction contract accounting
methods                                           3.2               5.0
---------------------------------------------------------------------------
Unrealized gain on cost investment               12.1               8.7
---------------------------------------------------------------------------
Other                                           101.7              78.0
---------------------------------------------------------------------------
Deferred tax liabilities                     $1,062.6            $999.6
---------------------------------------------------------------------------
Net deferred income tax liability            $  690.7            $693.6
---------------------------------------------------------------------------

Net current deferred tax assets of $53.6 and net noncurrent deferred tax assets of $34.1 are included in other current assets and other noncurrent assets at 30 September 2001, respectively. Net current deferred tax assets of $51.5 and net noncurrent deferred tax assets of $36.7 are included in other current assets and other noncurrent assets at 30 September 2000.

Foreign and state operating loss carryforwards as of 30 September 2001 were $56.2 and $9.2, respectively. The foreign losses have an unlimited carryover period. State operating loss carryforwards are available through 2020. Foreign capital loss carryforwards were $10.1 on 30 September 2001 and have an unlimited carryover period.

The valuation allowance as of 30 September 2001 primarily relates to the tax loss carryforwards referenced above. If events warrant the reversal of the $9.5 valuation allowance, it would result in a reduction of tax expense.

Major differences between the federal statutory rate and the effective tax rate are:

------------------------------------------------------------------------------

[Percent of Income Before Taxes]            2001         2000        1999
------------------------------------------------------------------------------
United States federal statutory
rate                                        35.0%        35.0%       35.0%
------------------------------------------------------------------------------
State taxes, net of federal tax
benefit                                      1.6         [3.5]        2.1
------------------------------------------------------------------------------
Income from equity affiliates               [3.0]       [22.1]       [3.0]
------------------------------------------------------------------------------
Foreign tax credits and refunds
on dividends received from
foreign affiliates                            .2         [8.3]         .6
------------------------------------------------------------------------------
Export tax benefits                          [.8]        [4.7]       [1.4]
------------------------------------------------------------------------------
Investment tax credits                        --          [.5]        [.1]
------------------------------------------------------------------------------
Restructuring of operations                 [1.4]        [6.7]         --
------------------------------------------------------------------------------
Other                                       [1.7]        [1.6]       [2.1]
------------------------------------------------------------------------------
Effective tax rate after
minority interest                           29.9%       [12.4%]      31.1%
------------------------------------------------------------------------------
Minority interest                            [.2]          .8         [.7]
------------------------------------------------------------------------------
Effective tax rate                          29.7%       [11.6%]      30.4%
------------------------------------------------------------------------------


The following table summarizes the income of U.S. and foreign operations, before taxes and minority interest:
-------------------------------------------------------------------------------
                                            2001         2000        1999
-------------------------------------------------------------------------------
Income From Consolidated Operations:
-------------------------------------------------------------------------------
     United States                        $491.8      $[145.2]     $433.8
-------------------------------------------------------------------------------
     Foreign                               154.1        163.7       151.5
-------------------------------------------------------------------------------
Income from equity affiliates               91.1         99.6        83.7
-------------------------------------------------------------------------------
                                          $737.0      $ 118.1      $669.0
-------------------------------------------------------------------------------

The company does not pay or record U.S. income taxes on the undistributed earnings of its foreign subsidiaries as long as those earnings are permanently reinvested in the companies that produced them. These cumulative undistributed earnings are included in consolidated retained earnings on the balance sheet and amounted to $915.5 at the end of 2001. An estimated $207.5 in U.S. income and foreign withholding taxes would be due if these earnings were remitted as dividends after payment of all deferred taxes.

15 PENSION AND OTHER POSTRETIREMENT BENEFITS

The following table shows reconciliations of the domestic pension plans and other postretirement plan benefits as of 30 September 2001 and 2000. The foreign pension plan information is as of 30 June 2001 and 2000:

--------------------------------------------------------------------------------------------------------------------
                                                                Pension Benefits              Other Benefits
--------------------------------------------------------------------------------------------------------------------
                                                              2001           2000          2001          2000
--------------------------------------------------------------------------------------------------------------------
Change in benefit obligation
----------------------------------------------------------------------------------------------------------------
Benefit obligation on 1 October                              $1,274.1      $1,250.4      $ 66.4       $ 62.0
----------------------------------------------------------------------------------------------------------------
Service cost                                                     42.9          44.5         4.1          4.9
----------------------------------------------------------------------------------------------------------------
Interest cost                                                    96.3          89.7         4.9          5.6
----------------------------------------------------------------------------------------------------------------
Amendments                                                        3.7           5.1          --           --
----------------------------------------------------------------------------------------------------------------
Actuarial [gain]/loss                                           117.5         [29.7]       [4.5]        [1.3]
----------------------------------------------------------------------------------------------------------------
Special termination benefits and settlement                     [10.3]         10.7          .9           --
----------------------------------------------------------------------------------------------------------------
Plan participant contributions                                    5.0           3.2          --           --
----------------------------------------------------------------------------------------------------------------
Benefits paid                                                   [55.6]        [52.0]       [6.3]        [4.8]
----------------------------------------------------------------------------------------------------------------
Currency translation/Other                                        2.1         [47.8]         --           --
----------------------------------------------------------------------------------------------------------------
Benefit obligation on 30 September                           $1,475.7      $1,274.1      $ 65.5       $ 66.4

Change in plan assets
----------------------------------------------------------------------------------------------------------------
Fair value of plan assets on 1 October                       $1,231.8      $1,183.6      $   --       $   --
----------------------------------------------------------------------------------------------------------------
Actual return on plan assets [loss]/gain                       [123.0]        138.1          --           --
----------------------------------------------------------------------------------------------------------------
Company contributions                                            29.3           7.3          --           --
----------------------------------------------------------------------------------------------------------------
Plan participant contributions                                    5.0           3.2          --           --
----------------------------------------------------------------------------------------------------------------
Benefits paid                                                   [52.4]        [45.1]         --           --
----------------------------------------------------------------------------------------------------------------
Currency translation/Other                                         .1         [55.3]         --           --
----------------------------------------------------------------------------------------------------------------
Fair value of plan assets on 30 September                    $1,090.8      $1,231.8      $   --       $   --

Funded Status of the Plans                                   $ [384.9]     $  [42.3]     $[65.5]      $[66.4]
----------------------------------------------------------------------------------------------------------------
Unrecognized actuarial [gain]/loss                              219.0        [109.5]      [14.8]       [11.3]
----------------------------------------------------------------------------------------------------------------
Unrecognized prior service cost                                  17.0          16.0         [.8]        [1.0]
----------------------------------------------------------------------------------------------------------------
Unrecognized net transition asset                                [6.6]        [10.7]         --           --
----------------------------------------------------------------------------------------------------------------
Net amount recognized                                        $ [155.5]     $ [146.5]     $[81.1]      $[78.7]

Total recognized amounts in the balance sheet consist of:
----------------------------------------------------------------------------------------------------------------
Prepaid benefit cost                                         $  105.0      $   98.7      $   --       $   --
----------------------------------------------------------------------------------------------------------------
Accrued benefit liability                                      [292.6]       [252.2]      [81.1]       [78.7]
----------------------------------------------------------------------------------------------------------------
Intangible asset                                                 12.4           2.7          --           --
----------------------------------------------------------------------------------------------------------------
Shareholders' equity                                             19.7           4.3          --           --
----------------------------------------------------------------------------------------------------------------
Net amount recognized                                         $[155.5]      $[146.5]     $[81.1]      $[78.7]

Weighted average assumptions as of 30 September
----------------------------------------------------------------------------------------------------------------
Discount rate                                                     7.1%          7.6%        7.5%         8.0%
----------------------------------------------------------------------------------------------------------------
Expected return on plan assets                                    9.5%          9.5%         --           --
----------------------------------------------------------------------------------------------------------------
Rate of compensation increase                                     4.7%          4.7%        5.0%         5.0%
----------------------------------------------------------------------------------------------------------------



During 2001 and 2000, the company incurred charges for special termination benefits as part of enhanced benefit programs offered under the global cost reduction plans.

For measurement purposes, a 7.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2002. The rate was assumed to decrease gradually to 5.5% for 2006 and thereafter.


---------------------------------------------------------------------------------------------------------------------------------
                                                                   Pension Benefits                            Other Benefits
---------------------------------------------------------------------------------------------------------------------------------
                                                   2001         2000           1999           2001          2000          1999
---------------------------------------------------------------------------------------------------------------------------------
Components of Net Periodic Benefit Cost
---------------------------------------------------------------------------------------------------------------------------------
Service cost                                   $  42.9        $ 44.5         $ 49.2           $ 4.1         $ 4.9          $4.9
---------------------------------------------------------------------------------------------------------------------------------
Interest cost                                     96.3          89.7           84.7             4.9           5.6           4.3
---------------------------------------------------------------------------------------------------------------------------------
Expected return on plan assets                  [102.9]        [95.8]         [93.9]             --            --            --
---------------------------------------------------------------------------------------------------------------------------------
Prior service cost amortization                    2.7           2.4            2.3             [.1]          [.1]          [.1]
---------------------------------------------------------------------------------------------------------------------------------
Actuarial [gain]/loss amortization                 2.2           3.2           15.2            [1.2]           --            --
---------------------------------------------------------------------------------------------------------------------------------
Transition amount amortization                    [3.5]         [3.5]          [3.8]             --            --            --
---------------------------------------------------------------------------------------------------------------------------------
Settlement charge                                  9.5            --             --              --            --            --
---------------------------------------------------------------------------------------------------------------------------------
Special termination benefit                       12.5          10.7             --              .9            --            --
---------------------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost                      $  59.7        $ 51.2         $ 53.7           $ 8.6         $10.4          $9.1
---------------------------------------------------------------------------------------------------------------------------------

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plans' assets were $1,120.9, $908.0, and $714.2, respectively, as of 30 September 2001, and $96.0, $72.3, and $1.5, respectively, as of 30 September 2000.

The company has two nonpension postretirement benefit plans. Health care benefits are contributory, with contributions adjusted periodically; the life insurance plan is noncontributory. The effect of a change in the health care trend rate is slightly tempered by a cap on average retiree medical cost. A one percentage point change in the assumed health care cost trend rate would have the following effects:

-----------------------------------------------------------------------------------------------
                                                      1 Percentage Point    1 Percentage Point
                                                                increase              decrease
-----------------------------------------------------------------------------------------------
Effect on total of service and interest cost                        $ .4               $ [.5]
-----------------------------------------------------------------------------------------------
Effect on the postretirementbenefit obligation                      $3.0               $[3.3]
-----------------------------------------------------------------------------------------------

In addition to the above plans, U.S. employees are eligible to contribute to a 401(k) plan. The company matches a portion of these contributions. Contributions charged to income for this plan for 2001, 2000, and 1999 were $14.3, $14.1, and $13.8, respectively.

16 OTHER COMMITMENTS AND CONTINGENCIES

Cogeneration projects in which the company, through equity affiliates, beneficially owns 48.8% (Map Ta Phut, Thailand) and 50% (Rotterdam, the Netherlands) burn natural gas to produce electricity and steam. Specific equity support agreements related to the financings of the two projects obligate the company to contribute equity up to a cumulative total for the two projects of $15 under certain circumstances.

In addition, the company has guaranteed repayment of borrowings of certain foreign equity affiliates. At 30 September 2001, these guarantees totaled approximately $67.

In September 2001, the company entered into an operating lease of cryogenic vessel equipment which included a residual value guarantee not to exceed $256. The probability of incurring a material loss under this guarantee is remote.

The company has accrued for certain environmental investigatory and noncapital remediation costs consistent with the policy set forth in Note 1. The potential exposure for such costs is estimated to range from $9 to a reasonably possible upper exposure of $19. The balance sheet at 30 September 2001 includes an accrual of $14.3. The company does not expect that any sums it may have to pay in connection with these environmental matters would have a materially adverse effect on its consolidated financial position or results of operations in any one year.

The company in the normal course of business has commitments, lawsuits, contingent liabilities, and claims. However, the company does not expect that any sum it may have to pay in connection with these matters will have a materially adverse effect on its consolidated financial position or results of operations.

At the end of 2001, the company had purchase commitments to spend approximately $137 for additional plant and equipment.

17 SUPPLEMENTAL INFORMATION

Payables, Trade and Other
--------------------------------------------------------------------------

30 September                                       2001           2000
--------------------------------------------------------------------------
Accounts payable, trade                          $408.1         $464.5
--------------------------------------------------------------------------
Outstanding checks payable in excess
of certain cash balances                           37.2           48.1
--------------------------------------------------------------------------
Customer advances                                  66.9           65.8
--------------------------------------------------------------------------
                                                 $512.2         $578.4
--------------------------------------------------------------------------

Accrued liabilities
---------------------------------------------------------------------------

30 September                                       2001           2000
---------------------------------------------------------------------------
Accrued payroll and employee benefits            $111.7         $116.5
---------------------------------------------------------------------------
Accrued interest expense                           42.2           77.3
---------------------------------------------------------------------------
Other accrued liabilities                         187.7          163.4
---------------------------------------------------------------------------
                                                 $341.6         $357.2
---------------------------------------------------------------------------

Short-term Borrowings
---------------------------------------------------------------------------

30 September                                       2001           2000
---------------------------------------------------------------------------
Bank obligations                                  $53.7         $104.5
---------------------------------------------------------------------------
Commercial paper                                  202.0          143.0
---------------------------------------------------------------------------
Notes payable--other                                --             2.2
---------------------------------------------------------------------------
                                                 $255.7         $249.7
---------------------------------------------------------------------------

The weighted average interest rate of short-term commercial paper outstanding as of 30 September 2001 and 2000 was 3.7% and 6.8%, respectively.

Accumulated Other Comprehensive Income [loss]
-----------------------------------------------------------------------------

30 September                                       2001           2000
-----------------------------------------------------------------------------
Gain on derivatives                             $   1.8        $    --
-----------------------------------------------------------------------------
Unrealized gain on investment                      22.0           15.7
-----------------------------------------------------------------------------
Minimum pension liability adjustment              [12.2]          [2.7]
-----------------------------------------------------------------------------
Cumulative translation adjustments               [464.1]        [420.8]
-----------------------------------------------------------------------------
                                                $[452.5]       $[407.8]
-----------------------------------------------------------------------------

Other Income, Net
-----------------------------------------------------------------------------

                                             2001        2000         1999
-----------------------------------------------------------------------------
Interest income                            $ 6.2        $ 4.1       $  6.4
-----------------------------------------------------------------------------
Foreign exchange                              --          6.9         [3.0]
-----------------------------------------------------------------------------
Gain [loss] on sale of assets and
investments                                   .1         13.4         [3.7]
-----------------------------------------------------------------------------
Amortization of intangibles                [19.4]       [17.9]       [18.6]
-----------------------------------------------------------------------------
Miscellaneous                               18.6         21.9         38.6
-----------------------------------------------------------------------------
                                           $ 5.5        $28.4       $ 19.7
-----------------------------------------------------------------------------

Additional Cash Flow Information

Cash paid for interest and taxes is as follows:

-------------------------------------------------------------------------------

                                               2001       2000       1999
-------------------------------------------------------------------------------
Interest [net of amounts capitalized]        $226.7     $164.7     $156.0
-------------------------------------------------------------------------------
Taxes [net of refunds]                         62.6       92.7      148.3
-------------------------------------------------------------------------------

Significant noncash transactions are as follows:

-------------------------------------------------------------------------------

                                               2001       2000       1999
-------------------------------------------------------------------------------
Capital lease additions                         $.5       $4.9      $18.5
-------------------------------------------------------------------------------
Liabilities associated with acquisitions       --         24.4        7.4
-------------------------------------------------------------------------------
Exchange of assets                             --         --         19.5
-------------------------------------------------------------------------------

Summary by Quarter

This table summarizes the unaudited results of operations for each quarter of 2001 and 2000:

--------------------------------------------------------------------------------------------------------
                                        First         Second              Third           Fourth
--------------------------------------------------------------------------------------------------------
2001
--------------------------------------------------------------------------------------------------------
Sales                                   $1,441.3     $1,498.3           $1,415.9      $1,361.7
--------------------------------------------------------------------------------------------------------
Operating income                           227.5        164.2[a][b]        215.4         138.3[c]
--------------------------------------------------------------------------------------------------------
Income before extraordinary item           135.6         94.6[a][b]        132.3         150.4[c][d]
--------------------------------------------------------------------------------------------------------
Net income                                 135.6         94.6[a][b]        132.3         103.1[c][d][e]
--------------------------------------------------------------------------------------------------------
Basic earnings per share:
  Income before extraordinary item           .63          .44                .62           .70
  Net Income                                 .63          .44                .62           .48
--------------------------------------------------------------------------------------------------------
Diluted earnings per share:
  Income before extraordinary item           .62          .43[a][b]          .60           .68[c][d]
  Net Income                                 .62          .43[a][b]          .60           .47[c][d][e]
--------------------------------------------------------------------------------------------------------
Dividends per common share                   .19          .19                .20           .20
--------------------------------------------------------------------------------------------------------
Price per common share:    high             42.25       43.45              48.70         49.00
                           low              30.50       35.00              37.98         32.25
--------------------------------------------------------------------------------------------------------


[a] Includes a charge of $30.9 [$20.0 after-tax, or $.09 per share] for the global cost reduction plan.

[b] Includes a charge of $6.0 [$3.7 after-tax, or $.02 per share] for a litigation settlement.

[c] Includes a charge of $78.3 [$47.3 after-tax, or $.21 per share] for the global cost reduction plan.

[d] Includes a gain of $101.6 [$64.6 after-tax, or $.29 per share] related to the sale of the fifty percent interest in two cogeneration facilities.

[e] Includes an extraordinary charge of $47.3 [$.21 per share] for the early retirement of debt.


-------------------------------------------------------------------------------------------------------------

                                              First           Second            Third             Fourth
-------------------------------------------------------------------------------------------------------------
2000
-------------------------------------------------------------------------------------------------------------
Sales                                       $1,264.4       $1,347.2            $1,406.4          $1,449.1
-------------------------------------------------------------------------------------------------------------
Operating income                               196.2          218.9[c][d]         186.4[f]          229.3
-------------------------------------------------------------------------------------------------------------
Net income [loss]                               50.6[a]        47.6[b][c][d]     [192.5][e][f]      218.5[g]
-------------------------------------------------------------------------------------------------------------
Basic earnings [loss] per common share           .24            .22                [.90]             1.02
-------------------------------------------------------------------------------------------------------------
Diluted earnings [loss] per common share         .23[a]         .22[b][c][d]       [.90][e][f]       1.01[g]
-------------------------------------------------------------------------------------------------------------
Dividends per common share                       .18            .18                 .19               .19
-------------------------------------------------------------------------------------------------------------
Price per common share: high                   33.88          37.00               39.06             39.13
                        low                    25.69          23.00               27.56             29.25
-------------------------------------------------------------------------------------------------------------

[a] Includes an after-tax charge of $70.6, or $.33 per share, related to the BOC transaction.

[b] Includes an after-tax charge of $84.1, or $.39 per share, related to the BOC transaction.

[c] Includes a charge of $8.7 [$5.5 after-tax, or $.03 per share] for a global cost reduction plan.

[d] Includes a gain of $6.3 [$4.0 after-tax, or $.02 per share] on the sale of packaged gas facilities.

[e] Includes an after-tax charge of $301.8, or $1.39 per share, related to the BOC transaction.

[f] Includes a charge of $46.7 [$29.5 after-tax, or $.14 per share] for a global cost reduction plan.

[g] Includes an after-tax gain of $79.1, or $.37 per share, on the sale of the PVOH business.

18 BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

The company's segments are organized based on differences in products. The company has three operating segments consisting of gases, chemicals, and equipment.

The company's gases segment includes its industrial gases, power generation, and flue gas treatment businesses. The company is a leading international supplier of industrial and specialty gas products. Principal products of the industrial gases business are oxygen, nitrogen, argon, hydrogen, carbon monoxide, synthesis gas, and helium. The largest market segments are chemical processing, refining, metal production, electronics, food processing, and medical gases. The company has its strongest industrial gas market positions in the United States and Europe. The company constructed, operates, and has a 50% interest in power generation facilities in California, Rotterdam, and Thailand.

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

The accounting policies of the segments are the same as those described in Note
1. The company evaluates the performance of segments based upon reported segment operating income. Operating income of the business segments includes general corporate expenses. Corporate expenses not allocated to the segments, included in all other, are primarily long-term research and development. Intersegment sales are not material and are recorded at selling prices that approximate market prices. Equipment manufactured for the company's industrial gas business is generally transferred at cost and not reflected as an intersegment sale. Corporate assets not allocated to the segments are included in all other. These assets include cash and cash items, unallocated administrative facilities, and certain deferred items. Long-lived assets include investment in net assets of and advances to equity affiliates, net plant and equipment, and goodwill.

Business segment information is shown below:

------------------------------------------------------------------------------------------------------------------------------
                                                  Gases   Chemicals     Equipment       Segment         All    Consolidated
                                                                                         Totals       Other          Totals
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
2001
------------------------------------------------------------------------------------------------------------------------------
Revenues from external customers               $3,944.0    $1,522.8        $250.4      $5,717.2      $   --       $5,717.2
------------------------------------------------------------------------------------------------------------------------------
Operating income                                  654.9       112.3          10.0         777.2       [31.8]         745.4
------------------------------------------------------------------------------------------------------------------------------
Operating income--excluding
special items                                     724.0       140.9          12.0         876.9       [16.3]         860.6
------------------------------------------------------------------------------------------------------------------------------
Depreciation and amortization                     463.2       120.3           5.5         589.0         3.4          592.4
------------------------------------------------------------------------------------------------------------------------------
Equity affiliates' income                          71.7         7.5           2.0          81.2          --           81.2
------------------------------------------------------------------------------------------------------------------------------
Gain on divestiture of interest in
Cogeneration facilities                           101.6          --            --         101.6          --          101.6
------------------------------------------------------------------------------------------------------------------------------
Segment assets:
------------------------------------------------------------------------------------------------------------------------------
     Identifiable assets                        5,886.6     1,386.0         185.4       7,458.0       126.6        7,584.6
------------------------------------------------------------------------------------------------------------------------------
     Investment in and advances to equity
     affiliates                                   446.0        50.2           3.3         499.5          --          499.5
------------------------------------------------------------------------------------------------------------------------------
Total segment assets                            6,332.6     1,436.2         188.7       7,957.5       126.6        8,084.1
------------------------------------------------------------------------------------------------------------------------------
Expenditures for long-lived assets                698.1        52.0           1.6         751.7        57.7          809.4
------------------------------------------------------------------------------------------------------------------------------
Operating return on net assets[a]                  12.3%        9.8%          5.5%         11.6%         --           11.1%
------------------------------------------------------------------------------------------------------------------------------

2000
------------------------------------------------------------------------------------------------------------------------------
Revenues from external customers               $3,465.5    $1,772.8        $228.8      $5,467.1      $   --       $5,467.1
------------------------------------------------------------------------------------------------------------------------------
Operating income                                  673.1       182.1           9.9         865.1       [34.3]         830.8
-----------------------------------------------------------------------------------------------------------------------------
Operating income--excluding
special items                                     698.8       197.7          16.8         913.3       [33.4]         879.9
------------------------------------------------------------------------------------------------------------------------------
Depreciation and amortization                     455.9       127.8           6.5         590.2         3.4          593.6
------------------------------------------------------------------------------------------------------------------------------
Equity affiliates' income                          73.6        12.5           2.0          88.1         [.5]          87.6
------------------------------------------------------------------------------------------------------------------------------
Gain on sale of polyvinyl alcohol
business                                             --       126.8            --         126.8          --           126.8
------------------------------------------------------------------------------------------------------------------------------
Loss on currency hedges related
to BOC transaction and expenses                      --          --            --            --      [730.4]        [730.4]
------------------------------------------------------------------------------------------------------------------------------
Segment assets:
------------------------------------------------------------------------------------------------------------------------------
     Identifiable assets                        5,823.7     1,453.8         234.1       7,511.6       292.3        7,803.9
------------------------------------------------------------------------------------------------------------------------------
     Investment in and advances to equity
     affiliates                                   412.3        51.4           2.5         466.2          .4          466.6
------------------------------------------------------------------------------------------------------------------------------
Total segment assets                            6,236.0     1,505.2         236.6       7,977.8       292.7        8,270.5
------------------------------------------------------------------------------------------------------------------------------
Expenditures for long-lived assets                711.3        93.6            .5         805.4        44.3          849.7
------------------------------------------------------------------------------------------------------------------------------
Operating return on net assets[a]                  12.1%       12.3%          7.1%         12.1%         --           11.1%
------------------------------------------------------------------------------------------------------------------------------

1999
------------------------------------------------------------------------------------------------------------------------------
Revenues from external customers               $2,996.4    $1,657.4        $366.3      $5,020.1      $  --        $5,020.1
------------------------------------------------------------------------------------------------------------------------------
Operating income                                  521.9       193.7          34.7         750.3       [25.6]         724.7
------------------------------------------------------------------------------------------------------------------------------
Operating income--excluding
special items                                     548.9       208.0          37.4         794.3       [25.1]         769.2
------------------------------------------------------------------------------------------------------------------------------
Depreciation and amortization                     403.1       128.8           9.4         541.3         4.5          545.8
------------------------------------------------------------------------------------------------------------------------------
Equity affiliates' income                          46.8        12.4           1.6          60.8          .7           61.5
------------------------------------------------------------------------------------------------------------------------------
Net gain on formation of polymer venture             --        34.9            --          34.9          --           34.9
------------------------------------------------------------------------------------------------------------------------------
Segment assets:
------------------------------------------------------------------------------------------------------------------------------
     Identifiable assets                        5,438.3     1,626.2         265.0       7,329.5       384.6        7,714.1
------------------------------------------------------------------------------------------------------------------------------
     Investment in and advances to equity
     affiliates                                   459.3        61.3            .8         521.4          --          521.4
------------------------------------------------------------------------------------------------------------------------------
Total segment assets                            5,897.6     1,687.5         265.8       7,850.9       384.6        8,235.5
------------------------------------------------------------------------------------------------------------------------------
Expenditures for long-lived assets                904.8       158.8          14.6       1,078.2        27.4        1,105.6
------------------------------------------------------------------------------------------------------------------------------
Operating return on net assets[a]                  10.4%       12.9%         13.0%         11.1%         --           10.4
------------------------------------------------------------------------------------------------------------------------------

 [a] Operating return on net assets [ORONA] is calculated as the rolling four-quarter sum of operating income divided by the rolling five-quarter average of total assets less investments in equity affiliates. The ORONA calculation for 2001 excluded a charge of $109.2 for a global cost reduction plan and a charge of $6.0 for a litigation settlement. The ORONA calculation for 2000 excluded a charge of $55.4 for a global cost reduction plan and a gain of $6.3 from the sale of packaged gas facilities. The ORONA calculation for 1999 excluded expense of $34.2 related to a global cost reduction plan and expense of $10.3 related to chemical facility closure costs.

Geographic information is presented below:

-------------------------------------------------------------------------------
                                       2001          2000           1999
-------------------------------------------------------------------------------
Revenues from External Customers
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
United States                        $3,824.7      $3,628.8       $3,226.9
-------------------------------------------------------------------------------
United Kingdom                          440.1         483.8          620.4
-------------------------------------------------------------------------------
Spain                                   295.1         300.7          319.0
-------------------------------------------------------------------------------
Other Europe                            581.9         559.8          564.3
-------------------------------------------------------------------------------
Total Europe                          1,317.1       1,344.3        1,503.7
-------------------------------------------------------------------------------
Canada/Latin America                    243.5         240.6          202.4
-------------------------------------------------------------------------------
Asia/other                              331.9         253.4           87.1
-------------------------------------------------------------------------------
Total                                $5,717.2      $5,467.1       $5,020.1
-------------------------------------------------------------------------------
Long-Lived Assets
-------------------------------------------------------------------------------
United States                        $3,356.9      $3,502.2       $3,482.1
-------------------------------------------------------------------------------
United Kingdom                          452.6         461.2          513.1
-------------------------------------------------------------------------------
Spain                                   371.1         339.2          412.2
-------------------------------------------------------------------------------
Other Europe                            819.7         711.2          873.4
-------------------------------------------------------------------------------
Total Europe                          1,643.4       1,511.6        1,798.7
-------------------------------------------------------------------------------
Canada/Latin America                    298.7         325.4          327.0
-------------------------------------------------------------------------------
Asia/Other                              703.6         739.1          456.9
-------------------------------------------------------------------------------
Total                                $6,002.6      $6,078.3       $6,064.7
-------------------------------------------------------------------------------


Note: Geographic information is based on country of origin. Included in United States revenues are export sales to unconsolidated customers of $602.3 in 2001, $557.7 in 2000, and $528.4 in 1999. The other Europe segment operates principally in France, Germany, Netherlands, and Belgium.

ELEVEN-YEAR SUMMARY OF SELECTED FINANCIAL DATA
[Air Products and Chemicals, Inc. and Subsidiaries]

----------------------------------------------------------------------------------------------------------------------
[Millions Of Dollars, Except Per Share]                                 2001        2000         1999        1998
----------------------------------------------------------------------------------------------------------------------
Operating Results
----------------------------------------------------------------------------- ----------- -------------- ------------
Sales                                                               $5,717        $5,467       $5,020      $4,919
----------------------------------------------------------------------------------------------------------------------
Cost of sales                                                        4,103         3,826        3,501       3,317
----------------------------------------------------------------------------------------------------------------------
Selling and administrative                                             752           715          691         660
----------------------------------------------------------------------------------------------------------------------
Research and development                                               123           124          123         112
----------------------------------------------------------------------------------------------------------------------
Operating income                                                       745           831          725         846
----------------------------------------------------------------------------------------------------------------------
Equity affiliates' income                                               81            88           62          38
----------------------------------------------------------------------------------------------------------------------
Interest expense                                                       191           197          159         163
----------------------------------------------------------------------------------------------------------------------
Income tax provision [benefit]                                         219          [14]          203         277
----------------------------------------------------------------------------------------------------------------------
Income before extraordinary items                                      513           124          451         547
----------------------------------------------------------------------------------------------------------------------
Net income                                                             466           124          451         547
----------------------------------------------------------------------------------------------------------------------
Basic earnings per common share [a]
----------------------------------------------------------------------------------------------------------------------
     Income before extraordinary items                                2.39           .58         2.12        2.54
----------------------------------------------------------------------------------------------------------------------
     Net income                                                       2.17           .58         2.12        2.54
----------------------------------------------------------------------------------------------------------------------
Diluted earnings per common share [a]
----------------------------------------------------------------------------------------------------------------------
     Income before extraordinary items [b]                            2.33           .57         2.09        2.48
----------------------------------------------------------------------------------------------------------------------
     Net income [c]                                                   2.12           .57         2.09        2.48
----------------------------------------------------------------------------------------------------------------------
Year-End Financial Position
----------------------------------------------------------------------------------------------------------------------
Plant and equipment, at cost                                       $10,227       $10,311      $10,188      $9,490
----------------------------------------------------------------------------------------------------------------------
Total assets                                                         8,084         8,271        8,236       7,490
----------------------------------------------------------------------------------------------------------------------
Working capital                                                        332           430         [75]         376
----------------------------------------------------------------------------------------------------------------------
Total debt [e]                                                       2,478         3,045        2,842       2,698
----------------------------------------------------------------------------------------------------------------------
Shareholders' equity                                                 3,106         2,821        2,962       2,667
----------------------------------------------------------------------------------------------------------------------
Financial Ratios
----------------------------------------------------------------------------------------------------------------------
Return on sales [d]                                                    9.0%          2.3%         9.0%       11.1%
----------------------------------------------------------------------------------------------------------------------
Return on average shareholders' equity [d]                            17.4%          4.3%        16.1%       20.8%
----------------------------------------------------------------------------------------------------------------------
Total debt to sum of total debt and shareholders' equity [e]          44.4%         51.9%        49.0%       50.3%
----------------------------------------------------------------------------------------------------------------------
Cash provided by operations to average total debt [e]                 37.6%         37.5%        39.5%       38.6%
----------------------------------------------------------------------------------------------------------------------
Interest coverage ratio                                                4.7           1.5          4.6         5.5
----------------------------------------------------------------------------------------------------------------------
Other Data
----------------------------------------------------------------------------------------------------------------------
For the year: Depreciation                                            $573          $576         $527        $489
----------------------------------------------------------------------------------------------------------------------
              Capital expenditures [g]                                 806           973        1,108       1,001
----------------------------------------------------------------------------------------------------------------------
              Cash dividends per common share [a]                      .78           .74          .70         .64
----------------------------------------------------------------------------------------------------------------------
              Market price range per common share [a]                49-30         39-23        49-27       45-29
----------------------------------------------------------------------------------------------------------------------
              Average common shares outstanding [in millions]          215           213          212         216
----------------------------------------------------------------------------------------------------------------------
              Average common shares and common stock equivalent
              shares outstanding [in millions]                         219           216          216         220
----------------------------------------------------------------------------------------------------------------------
At year end:  Book value per common share [a]                        14.41         13.17        13.90       12.61
----------------------------------------------------------------------------------------------------------------------
              Shareholders                                          11,200        11,400       11,900      11,500
----------------------------------------------------------------------------------------------------------------------
              Employees                                             17,800        17,500       17,400      16,700
----------------------------------------------------------------------------------------------------------------------


[a] Data per common share are based on the average number of shares outstanding during each year retroactively restated to reflect a two-for-one stock split in 1998 and 1992, except for book value per common share, which is based on the number of shares outstanding at the end of each year retroactively restated.

[b] Diluted earnings per share for income before extraordinary item includes the impact of special items. The impacts of special items were: 2001 [charge - $.04]; 2000 [charge - $1.89]; 1998 [gain - $.26]; 1996
    [gain - $.18]; 1995 [gain - $.03]; 1994 [charge - $.26]; 1993
    [charge - $.28]; 1992 [gain - $.04]; and 1991 [gain - $.06].

[c] Net income for 2001 and 1992 includes an extraordinary charge for the early retirement of debt.


---------------------------------------------------------------------------------------------------------------
        1997          1996             1995           1994               1993            1992          1991
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
       $4,638        $4,008           $3,865         $3,485             $3,328          $3,217        $2,931
---------------------------------------------------------------------------------------------------------------
        3,195         2,780            2,678          2,455              2,340           2,233         2,030
---------------------------------------------------------------------------------------------------------------
          628           548              508            446                434             428           411
---------------------------------------------------------------------------------------------------------------
          114           114              103             97                 92              85            80
---------------------------------------------------------------------------------------------------------------
          726           591              602            486                369             481           435
---------------------------------------------------------------------------------------------------------------
           66            80               51             28                 12               7             1
---------------------------------------------------------------------------------------------------------------
          161           129              100             81                 81              90            86
---------------------------------------------------------------------------------------------------------------
          201           193              185             92                100             130           113
---------------------------------------------------------------------------------------------------------------
          429           416              368            234                201             277           249
---------------------------------------------------------------------------------------------------------------
          429           416              368            248                201             271           249
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
         1.95          1.86             1.64           1.03                .88            1.23          1.11
---------------------------------------------------------------------------------------------------------------
         1.95          1.86             1.64           1.09                .88            1.20          1.11
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
         1.91          1.83             1.62           1.01                .87            1.20          1.09
---------------------------------------------------------------------------------------------------------------
         1.91          1.83             1.62           1.07                .87            1.17          1.09
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
       $8,727        $8,103           $7,350         $6,520             $5,953          $5,785        $5,332
---------------------------------------------------------------------------------------------------------------
        7,244         6,522            5,816          5,036              4,761           4,492         4,228
---------------------------------------------------------------------------------------------------------------
          500           111               21            101                322             279           117
---------------------------------------------------------------------------------------------------------------
        2,468         2,195            1,681          1,244              1,251           1,077         1,135
---------------------------------------------------------------------------------------------------------------
        2,648         2,574            2,398          2,206              2,102           2,098         1,841
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
         9.3%         10.4%             9.5%           6.7%               6.0%            8.6%          8.5%
---------------------------------------------------------------------------------------------------------------
        16.6%         16.6%            16.1%          10.9%               9.6%           14.0%         14.1%
---------------------------------------------------------------------------------------------------------------
        48.2%         46.0%            41.2%          36.0%              37.3%           33.9%         38.1%
---------------------------------------------------------------------------------------------------------------
        40.9%         38.5%            48.6%          59.5%              50.3%           52.7%         57.7%
---------------------------------------------------------------------------------------------------------------
          4.4           5.1              5.5            4.5                4.4             5.4           4.2
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
         $459          $412             $382           $353            $346[f]            $340          $319
---------------------------------------------------------------------------------------------------------------
        1,222         1,164              969            655                666             485           657
---------------------------------------------------------------------------------------------------------------
          .58           .53              .51            .47                .45             .41           .38
---------------------------------------------------------------------------------------------------------------
        44-29         30-24            29-21          25-19              25-18           25-15         18-10
---------------------------------------------------------------------------------------------------------------
          220           223              224            227                228             226           224
---------------------------------------------------------------------------------------------------------------
          225           227              228            231                232             231           228
---------------------------------------------------------------------------------------------------------------
        12.05         11.65            10.74           9.73               9.21            9.25          8.20
---------------------------------------------------------------------------------------------------------------
       11,200        11,700           11,800         11,900             11,800          11,100        10,900
---------------------------------------------------------------------------------------------------------------
       16,400        15,200           14,800         14,100             15,300          14,500        14,600
---------------------------------------------------------------------------------------------------------------

[d] Financial ratios were calculated using income before extraordinary items.

[e] Total debt includes long-term debt, current portion of long-term debt, and short-term borrowings as of the end of the year.

[f] Depreciation expense in 1993 excludes $56 associated with asset write-downs.

[g] Capital expenditures include additions to plant and equipment, investment in and advances to unconsolidated affiliates, acquisitions, and capital lease additions.