Form 10-K, Exhibit 13
period 2002-09-30
AIR PRODUCTS & CHEMICALS INC /DE/
filed 2002-12-13
CIK 2969

2002 Financial Review


Management's Discussion and Analysis                                         2

Company Responsibility for Financial Statements                             17

Reports of Independent Auditors                                             18

Audited Financial Statements
   Consolidated Income                                                      20
   Consolidated Balance Sheets                                              21
   Consolidated Cash Flows                                                  22
   Consolidated Shareholders' Equity                                        23

Notes to the Consolidated Financial Statements
   1.   Major Accounting Policies                                           24
   2.   New Accounting Standards                                            27
   3.   Special Items                                                       28
   4.   Acquisitions                                                        30
   5.   Subsequent Events                                                   30
   6.   Financial Instruments                                               30
   7.   Inventories                                                         32
   8.   Summarized Financial Information of Equity Affiliates               32
   9.   Plant and Equipment                                                 33
   10.  Goodwill and Other Intangible Assets                                33
   11.  Long-Term Debt                                                      34
   12.  Leases                                                              35
   13.  Capital Stock                                                       35
   14.  Stock Option and Award Plans                                        35
   15.  Earnings Per Share                                                  37
   16.  Income Taxes                                                        38
   17.  Pension and Other Postretirement Benefits                           39
   18.  Other Commitments and Contingencies                                 40
   19.  Supplemental Information                                            41
   20.  Business Segment and Geographic Information                         43

Five-Year Summary of Selected Financial Data                                46

Management's Discussion and Analysis

Results of Operations
(millions of dollars, except per share)

The company performed well despite difficult industry conditions in which U.S. manufacturing activity declined from the depressed levels of the prior year. In this environment, the company continued to control its costs while building on strategic positions in key growth markets. The company's performance is a reflection of its portfolio management actions, commitment to improving return on capital and focused business execution. Examples of portfolio management actions include the acquisition of a controlling interest in San Fu Chemical Company, Ltd. (San Fu) and the divestiture of the U.S. packaged gas business. The company continued to aggressively manage its costs and maintained a reduced level of capital spending.

As Reported
                                        2002         2001             2000
----------------------------------------------------------------------------
Sales                               $5,401.2     $5,857.8         $5,609.5
Operating income                       774.9        745.4            830.8
Equity affiliates' income               76.2         81.2             87.6
Net income                             525.4        465.6            124.2
Basic earnings per share                2.42         2.17              .58
Diluted earnings per share              2.36         2.12              .57
----------------------------------------------------------------------------

The results of years 2002, 2001 and 2000 included the effects of special items. These should be considered in the comparison of the annual results. Net income in 2002 included a gain from special items of $6.8, or $.03 per share. Net income in 2001 and 2000 included charges for special items of $53.7, or $.25 per share, and $408.4, or $1.89 per share, respectively. See Note 3 to the consolidated financial statements for details of the special items.

The following table presents the results for years 2002, 2001 and 2000 exclusive of special items. The discussion of the results of operations is based on income excluding special items. The exclusion of special items focuses the discussion of the results on the ongoing operations of the company and its segments. The operating margin and the operating return on net assets (ORONA) statistics are based on operating income excluding special items. Numbers presented in the discussion are in millions of dollars unless otherwise stated. All comparisons in the discussion are to the corresponding prior year unless otherwise stated.


Exclusive of Special Items
                                      2002        2001         2000
----------------------------------------------------------------------------
Sales                             $5,401.2    $5,857.8     $5,609.5
Operating income                     805.7       860.6        879.9
ORONA                                 10.6%       11.1%        11.1%
Equity affiliates' income             76.2        81.2         87.6
Net income                           518.6       519.3        532.6
Basic earnings per share              2.39        2.42         2.50
Diluted earnings per share            2.33        2.37         2.46
----------------------------------------------------------------------------


2002 vs. 2001

Sales in 2002 decreased $456.6, or 8%. Excluding natural gas cost pass-through, acquisitions, divestitures and currency effects, sales declined 3%, reflecting difficult economic conditions for the manufacturing sector. Gases sales declined 3%, excluding the above impacts, due principally to lower shipments to the electronics industry. Chemicals sales declined 2%, excluding the above impacts, due principally to lower selling prices. Equipment sales grew 10%, reflecting increased activity in natural gas liquefaction (LNG) heat exchangers and helium containers.

Operating income in 2002 declined $54.9, or 6%. Gases operating income declined 12%, or $83.8, due primarily to the depressed conditions in the global electronics market and in the North American steel industry and higher maintenance spending in Chemicals Process Industries (CPI). Chemicals segment operating income increased 26%, or $36.2, due to reduced costs from productivity efforts and constrained spending combined with higher Performance Materials volumes. Increased activity across several product lines and favorable cost performance resulted in an $8.7 increase in operating income for the Equipment segment. Currency and exchange-related effects had a slightly favorable impact on operating income.

Operating income benefited from global cost reduction plans. Over the past four years, the plans provided for the elimination of 1,735 positions and asset write-downs, which resulted in a cumulative charge of $219.7. See Note 3 to the consolidated financial statements for details of the individual plans of the prior three years. Benefits generated from the plans of $87 in 2002, $58 in 2001 and $23 in 2000 resulted primarily from reduced personnel costs. Benefits of $110 are expected in 2003 and annually thereafter.

In 2002 equity affiliates' income declined $5.0, or 6%. The divestiture of investments in two cogeneration facilities in the fourth quarter of 2001 and lower electronics results more than offset the improved profitability of the global polymers joint venture.

The 2002 results benefited from a significant reduction in interest expense due principally to lower average debt outstanding.

2001 vs. 2000

Sales in 2001 increased $248.3, or 4%. Excluding natural gas cost pass-through, acquisitions, divestitures and currency effects, sales increased 5%. Excluding these impacts, sales of industrial gases increased 9%, benefiting from higher shipments to the electronics end market during the first half of the year and of hydrogen to the refining industry throughout the year. Sales in the Chemicals segment, excluding the above impacts, declined 6%, due to lower volumes resulting from the slowing economy, market share loss due to price increases and customer facility outages. Equipment sales rose 9%, or $21.6.

Operating income in 2001 declined $19.3, or 2%. Currency and exchange-related impacts reduced operating income growth about 4%. Gases operating income grew 4%, or $25.2, primarily due to higher volumes in key markets, improved pricing for merchant gases and improved operating performance in CPI. Chemicals segment operating income declined $56.8, or 29%, due to lower volumes and higher raw material and energy costs. The divestiture of the polyvinyl alcohol business
(PVOH) in 2000 did not significantly affect the operating income comparison. An unfavorable project mix resulted in a $4.8 decline in the Equipment segment.

Equity affiliates' income in 2001 declined $6.4, or 7%. Lower volume and margin pressure in the chemicals performance polymers business accounted for most of the decline.

2003 Outlook

As we enter 2003, political instability in many parts of the world, coupled with the related economic uncertainties, present a difficult environment for forecasting 2003 manufacturing growth. Our current outlook for growth in U.S. manufacturing is 0-4%, with broader ranges in individual sectors, in particular the key global electronic semiconductor market. In addition to the variability induced by the economic uncertainty, the company will experience higher costs related to its pension plans due principally to lower interest rates and lower expected market returns. The company will also experience higher costs associated with the installation and start-up of its Enterprise Resource Planning (ERP) system, which will principally occur in 2003 and 2004, with the majority of related benefits achieved in the following years. Overall, we are optimistic about 2003 based upon the portfolio management actions we have taken and have under way, the acquisitions of San Fu and American Homecare Supply, continuing productivity efforts and our forecasted manufacturing growth range.

Segment Analysis

A description of the products, services and markets for each of the business segments is included in Note 20 to the consolidated financial statements.

Gases

The Gases segment involves three principal modes of supply: on-site/pipeline, liquid bulk and packaged gas. About one-third of the overall Gases sales come from the on-site and pipeline supply mode, which generally has long-term cost pass-through type contracts, lending an attractive degree of stability to Gases results. Liquid bulk products make up about one-third of overall Gases sales and, while volume-sensitive, generally have three- to five-year contracts that provide price stability. The remainder of sales is made up of specialty and industrial cylinder gas supply for electronics, medical/homecare and other industries.

Electricity is the largest cost input for the production of atmospheric gases. Natural gas is the principal raw material for hydrogen, the vast majority of which is delivered through on-site and pipeline supply arrangements. The company mitigates adverse energy impacts through its cost pass-through structures as well as price increases.


Gases                                      2002          2001          2000
-----------------------------------------------------------------------------
Sales                                  $3,673.9      $4,084.6      $3,607.9
Operating income                          614.0         654.9         673.1
Operating income--excluding
special items                             640.2         724.0         698.8
Operating margin                           17.4%         17.7%         19.4%
ORONA                                      11.0%         12.3%         12.1%
Equity affiliates' income                  61.9          71.7          73.6
-----------------------------------------------------------------------------

2002 vs. 2001

Sales in 2002 declined $410.7, or 10%. Excluding natural gas cost pass-through, acquisitions, divestitures and currency effects, sales declined 3%, principally due to lower shipments to the electronics industry and lower worldwide demand for liquid bulk products in North America and Europe. Electronics was affected by a reduction in customers' global silicon wafer processing due to soft demand for most semiconductor products. The decline in sales was partially offset by higher prices for liquid bulk gases and volume growth in CPI. On average, prices for liquid oxygen (LOX) and liquid nitrogen (LIN) were up 2%. Excluding surcharge effects, prices for LOX/LIN increased 3%. CPI on-site volumes grew 5%, due to higher hydrogen demand in the refining industry.

Operating income declined $83.8, or 12%, due principally to the depressed conditions in the global electronics market and North American steel industry and higher maintenance spending in CPI. The major factors for the decline in operating income of the Electronics business were lower worldwide demand coupled with price declines resulting from excess industry capacity. The consolidation of San Fu in the fourth quarter of 2002, higher prices and improved Asian volumes partially offset the segment's operating income decline. See Note 4 to the consolidated financial statements for details on the San Fu acquisition.

Equity affiliates' income was down $9.8, or 14%, mainly due to the divestiture of investments in two cogeneration facilities in the fourth quarter of 2001, lower Electronics results and the consolidation of San Fu in the fourth quarter of 2002. Equity affiliates' income in 2002 included a $5.0 tax benefit related to an asset revaluation in an Italian affiliate.

2001 vs. 2000

Sales in 2001 grew $476.7, or 13%. Natural gas cost pass-through added 6% to revenue, primarily occurring during the first nine months of the year. Unfavorable currency impacts reduced sales growth about 3%. The balance of the sales increase principally was due to higher shipments to the electronics industry and higher hydrogen demand. Electronics volume growth resulted from strong global demand for specialty gases and chemicals during the first half of 2001, with a significant slowdown in the second half. Hydrogen growth resulted from both new investment and increased loading on franchise pipeline systems. Globally, price and surcharge initiatives resulted in a 6% increase in the LOX/LIN price index, while liquid bulk volumes were down 3%.

In 2001 operating income increased $25.2, or 4%, due to higher volumes in key markets, improved pricing in North America and Europe and improved operating performance in CPI. The results were also favorably impacted by cost containment initiatives and increased facility loading in Asia. Unfavorable currency and exchange-related effects reduced operating income growth about 3%.

Equity affiliates' income in 2001 declined slightly, primarily due to the consolidation of Korea Industrial Gases, Ltd. (KIG) in December 1999. The company sold its interest in two cogeneration facilities in September 2001. 2003 Outlook

Higher shipments are expected for Electronics during the second half of 2003 based on estimates of increased wafer production. The company has significant capacity in electronic specialty materials, which mitigates production-related investments to meet 2003 increased demand. Hydrogen volumes are expected to continue growing from record 2002 levels as regulatory drivers for clean fuels continue. Liquid bulk gases supply all of the above markets but are used more extensively in other industrial markets, such as metals, glass and paper. These other industrial markets will more closely track the general state of the manufacturing economy for which our current outlook is 0-4% growth. Pricing for these products, however, is expected to remain firm as the company continues its drive to achieve reinvestment levels of returns. While the company exited its U.S. packaged gas business in 2002, it continues to operate packaged gas businesses in Europe and Asia and expects performance in line with local manufacturing environments. In October 2002, the company acquired American Homecare Supply, LLC (AHS), a homecare market leader in the northeastern and mid-Atlantic region of the United States. See Note 5 to the consolidated financial statements for details on the AHS acquisition. The Healthcare business is expected to again post solid performance, as it has an attractive growth rate and is noncyclical. The company will continue to expand its homecare operations through smaller-sized acquisitions combined with growth of existing business.

Chemicals

The Chemicals segment consists of Performance Materials and Chemical Intermediates. Performance Materials accounted for about two-thirds of the segment's sales. Performance polymers, the largest product line in Performance Materials, uses vinyl acetate monomer (VAM) as its principal raw material. The cost of VAM generally fluctuates with energy prices. Performance polymers are sold in several markets, which are also served by competing products that are not derived from VAM, limiting the ability to adjust prices immediately as the cost of VAM increases. Margin fluctuation results from the timing of and ability to adjust prices in response to changes in VAM costs. About one-third of the segment's sales come from Chemical Intermediates, which include polyurethane intermediates and amines. Approximately one-half of Chemical Intermediates are supplied under long-term cost pass-through contracts. Methanol, produced from natural gas, is the primary raw material used in producing methylamines, one of the amines product lines. Methylamines are sold in competitive markets with prices and margins fluctuating with the cost of natural gas and competitors' actions.

Chemicals                              2002          2001           2000
----------------------------------------------------------------------------
Sales                              $1,451.7      $1,522.8       $1,772.8
Operating income                      172.5         112.3          182.1
Operating income--excluding
special items                         177.1         140.9          197.7
Operating margin                       12.2%          9.3%          11.2%
ORONA                                  12.7%          9.8%          12.3%
Equity affiliates' income              11.7           7.5           12.5
----------------------------------------------------------------------------

2002 vs. 2001

Sales in 2002 were down $71.1, or 5%. Excluding the effects of natural gas cost pass-through, divestitures and currency effects, sales declined 2%. The overall volume index was flat, while the aggregate price index was down 2%. In Performance Materials, volumes increased as performance polymers experienced higher demand. In Chemical Intermediates, volumes declined due to reduced demand in the herbicide end market for higher amines.

Operating income in 2002 increased 26%, or $36.2. Higher volumes in Performance Materials, namely in the performance polymers product lines, contributed approximately one-third of this gain. Two-thirds of the increase in operating income was attributable to lower costs as productivity efforts and constrained spending more than offset inflationary impacts. The impact of lower prices was offset by lower raw material costs. Operating margin improved substantially.

Equity affiliates' income increased $4.2, primarily due to the improved profitability of the global polymers joint venture.

2001 vs. 2000

Sales in 2001 declined $250.0, or 14%. Excluding the impact of the divested PVOH business, natural gas cost pass-through and currency effects, sales declined 6%. Sales growth was reduced 1% due to unfavorable currency impacts. Total sales volume declined 8%, excluding the impact of PVOH. Volumes declined in most major product lines, resulting from the slowing economy, lost market share due to price increases and customer facility outages.

Operating income in 2001 declined $56.8, or 29%. Lower volumes and higher raw material and energy costs were significant factors in the reduction of operating income. Cost control actions moderated this decline, and aggressive price increases were partially successful in recovering the rapid rise in costs. Unfavorable currency and exchange-related effects reduced operating income about 5%.

In 2001, equity affiliates' income declined $5.0, as the performance polymers business experienced higher global raw material costs. Equity affiliates' income consists primarily of a global polymer joint venture.

2003 Outlook

In Performance Materials, higher shipments of existing products are expected along with sales of new products. New products include a high-performance emulsion for architectural coatings, an environmentally friendly specialty surfactant for existing and new markets and an environmentally friendly catalyst and silicone surfactant for use in the production of polyurethane foam. The benefits from volume growth will be partially offset by some margin pressures from a rising raw material and energy cost trend. In Chemical Intermediates, shipments of polyurethane intermediates should improve with the assumption of fewer major scheduled customer outages in 2003 and the addition of new long-term contracts. The higher amines product lines are expected to improve somewhat due to a recovery from the drought conditions of 2002. In methylamines, volumes are expected to increase but will continue to experience margin pressure. Starting in 2004, the company will begin sourcing methanol from a world-scale producer. This methanol supply arrangement will enable the company to shutdown the aging production facility in Pace, Florida and should result in a reliable supply of a critical raw material for the methylamines business.

A long-term supplier of sulfuric acid, used in the production of dinitrotoluene
(DNT), has been operating under Chapter 11 bankruptcy protection since 8 May 2001. The company's DNT operation in its polyurethane intermediates business and supply to its customers have not been materially impacted. The company expects this supplier to be successful in its reorganization. If reorganization is not successful, the sales and profitability of the Chemicals segment could be materially impacted on an annual basis due to the supplier's shutdown and the company's inability to supply all of its customers' base requirements. The company extended an $8.0 line of credit to this supplier, of which $7.5 was drawn at 30 September 2002. The company also entered into a product prepayment agreement with this supplier. At 30 September 2002, the unamortized balance was $5.0. The company expects to fully recover these advances.

Equipment

The Equipment segment designs and manufactures cryogenic and gas processing equipment for air separation, gas processing, natural gas liquefaction and hydrogen purification. The segment also builds cryogenic transportation containers for liquid helium. Equipment is sold worldwide to companies involved in chemical and petrochemical manufacturing, oil and gas recovery and processing, power generation and steel and primary metal productions. This business is cyclical, primarily impacted by capital spending for expansion of manufacturing capacity.

Equipment                              2002         2001           2000
---------------------------------------------------------------------------
Sales                                $275.6       $250.4         $228.8
Operating income                       20.7         10.0            9.9
Operating income--excluding
special items                          20.7         12.0           16.8
Operating margin                        7.5%         4.8%           7.3%
ORONA                                  10.5%         5.5%           7.1%
Equity affiliates' income               2.6          2.0            2.0
---------------------------------------------------------------------------

2002 vs. 2001

Sales in 2002 grew $25.2 while operating income increased $8.7. The improved results reflected increased activity across several product lines, particularly helium containers and LNG heat exchangers, and favorable cost performance. Sales backlog for the Equipment segment declined to $114 at 30 September 2002 compared to $227 due to lower new project activity. It is expected that $106 of the backlog will be completed during 2003.

2001 vs. 2000

Sales in 2001 rose $21.6 while operating income declined $4.8, due to an unfavorable project mix. Sales backlog for the Equipment segment improved to $227 at 30 September 2001 compared to $149. The increase principally resulted from the receipt of orders for LNG heat exchangers and a large air separation plant.

2003 Outlook

The Equipment segment is expected to post similar levels of activity in LNG heat exchangers. This implies about two new LNG heat exchanger orders and a continued low level of non-LNG equipment sales. Lower shipments of helium containers are expected following the record activity in 2002. While some manufacturing growth is expected in 2003, worldwide excess industrial capacity impacts new non-LNG equipment orders.

All Other

All other principally comprises long-term research and development expense and unallocated corporate expenses and income.

                                  2002            2001             2000
---------------------------------------------------------------------------
Operating (loss)                $(32.3)         $(31.8)          $(34.3)
Operating (loss)--excluding
special items                    (32.3)          (16.3)           (33.4)
---------------------------------------------------------------------------

2002 vs. 2001

The unfavorable variance in 2002 was due to lower foreign exchange gains and higher corporate expenses. Additionally, favorable insurance settlements were included in 2001.

2001 vs. 2000

In 2001, higher interest income and an adjustment related to divested businesses primarily accounted for the favorable variance.


Analysis of Other Items

Other (Income) Expense, Net

Note 19 to the consolidated financial statements displays the details of other (income) expense.

                                2002          2001         2000
------------------------------------------------------------------
Other (income) expense        $(37.1)        $(5.5)      $(28.4)
Other (income) expense--
excluding special items        (40.0)        (39.7)       (29.6)
------------------------------------------------------------------

2002 vs. 2001

Other income in 2002 was comparable to 2001. Amortization expense declined $15.6 in 2002, principally as a result of no longer amortizing goodwill with the adoption of Statement of Financial Accounting Standard (SFAS) No. 142. Results in 2001 included higher technology income and favorable insurance settlements.

2001 vs. 2000

Other income increased $10.1 in 2001, due primarily to favorable insurance settlements and higher rental income. This increase was partially offset by foreign exchange gains in 2000.

Selling and Administrative Expense (S&A)

                                   2002          2001           2000
-----------------------------------------------------------------------
S&A expense                      $715.1        $752.1         $714.7
S&A expense--excluding
special items                     701.0         698.7          689.3
-----------------------------------------------------------------------

2002 vs. 2001

S&A in 2002 was approximately equal to the prior year as the impact of acquisitions, currency effects and spending on the ERP system were essentially offset by productivity improvements and the divestiture of the U.S. packaged gas business.

2001 vs. 2000

S&A increased slightly in 2001 as the impact of acquisitions was principally offset by currency effects and productivity improvements.

Pension Expense
                                      2002           2001         2000
------------------------------------------------------------------------
Pension expense                      $55.7          $59.7        $51.2
Pension expense-excluding
special items                         45.0           37.7         41.8
------------------------------------------------------------------------

The year-to-year variances in pension expense are principally attributable to changes in the discount rate. The global weighted average discount rates used to compute pension expense were 7.1%, 7.6% and 7.2% for 2002, 2001 and 2000, respectively.

A $158 after-tax charge was recorded to comprehensive income within shareholders' equity due to the recognition of an additional minimum liability and the reversal of prepaid pension plan assets in 2002. The additional minimum liability is equal to the accumulated benefit obligation less the fair value of pension plan assets in excess of the accrued pension cost. The increase in the additional minimum liability resulted principally from the decline in the discount rate and the loss in value of plan assets. The additional minimum liability would decline with increases in the discount rate and fair value of plan assets. Accordingly, other comprehensive income would increase.

2003 Outlook

Pension expense is estimated to be $72 for 2003. The increase is principally a result of a lower discount rate and a decrease in the expected long-term return on the market-related value of assets.

Interest Expense
                                  2002            2001          2000
------------------------------------------------------------------------
Interest incurred               $131.7          $197.2        $214.1
Less: interest capitalized         9.4             6.0          17.4
------------------------------------------------------------------------
Interest expense                $122.3          $191.2        $196.7
------------------------------------------------------------------------

2002 vs. 2001

Interest expense declined $68.9. About two-thirds of this variance was due to lower average debt outstanding and the remainder due principally to lower interest rates in 2002.

2001 vs. 2000

Interest expense in 2001 declined $5.5. This decline resulted from lower average debt and slightly lower interest rates largely offset by lower capitalized interest. During the fourth quarter of 2001, the company repurchased $541.1 of its outstanding debt.

2003 Outlook

The company expects a modest increase in interest expense. This estimate is based on a slightly lower average debt level for the year, a modest increase in floating interest rates and lower capitalized interest. The 2003 estimate excludes the possible effects of any future acquisitions, any change in stock repurchase policy or any change in risk management policy.


Income Taxes                           2002           2001         2000
--------------------------------------------------------------------------
Effective tax rate                     31.4%          29.0%       (12.4)%
Effective tax rate-excluding
special items                          30.0%          30.0%        30.2%
--------------------------------------------------------------------------

The effective tax rates exclude minority interest. The company had a net tax benefit for 2000. The net benefit resulted from the loss on The BOC Group plc
(BOC) transaction combined with tax credits and adjustments. Excluding the impact of special items, the effective tax rate was 30% in both 2002 and 2001, which was comparable to 2000.

2003 Outlook

The company expects the effective tax rate, excluding the impact of special items, to increase in 2003 to 31%, principally attributable to higher operating income, a similar level of tax credits as in 2002 and lower after-tax income from equity affiliates. This estimate is based on current tax law, the current estimate of earnings and the expected distribution of income among various tax jurisdictions.


Stock-Based Compensation

The company applies Accounting Principles Board (APB) Opinion No. 25 in accounting for its stock option plans. Accordingly, no compensation expense has been recognized. If the company recognized compensation expense in accordance with SFAS No. 123, net income would have been reduced by $40.9, $30.1 and $25.9 in years 2002, 2001 and 2000, respectively. The company intends to continue applying its current accounting methodology until a new uniform accounting standard for stock options is issued. This is consistent with our goal of providing understandable information on a basis comparable with what other companies disclose. See Note 14 to the consolidated financial statements for further information.


Environmental Matters

The company is subject to various environmental laws and regulations in the United States and foreign countries where it has operations. Compliance with these laws and regulations results in higher capital expenditures and costs. Additionally, from time to time, the company is involved in proceedings under the Comprehensive Environmental Response, Compensation and Liability Act (the federal Superfund law), similar state laws and the Resource Conservation and Recovery Act (RCRA) relating to the designation of certain sites for investigation and possible cleanup. The company's accounting policies for environmental expenditures are discussed in Note 1 to the consolidated financial statements.

The amounts charged to earnings on an after-tax basis related to environmental matters totaled $24.4, $21.6 and $30.5 for 2002, 2001 and 2000, respectively. These amounts represent an estimate of expenses for compliance with environmental laws, as well as remedial activities, and costs incurred to meet internal company standards. Such costs are estimated to be $25 in both 2003 and 2004.

Although precise amounts are difficult to define, the company estimates that in 2002, it spent approximately $14.0 on capital projects to control pollution versus $12.7 in 2001. Capital expenditures to control pollution in future years are estimated at $19 in 2003 and $16 in 2004.

It is the company's policy to accrue environmental investigatory and noncapital remediation costs for identified sites when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. The potential exposure for such costs is estimated to range from $9 to a reasonably possible upper exposure of $20. The balance sheet at 30 September 2002 included an accrual of $15.3. At 30 September 2001, the balance sheet accrual was $14.3.

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


Liquidity and Capital Resources

The company maintained a solid financial position throughout 2002. Cash from operations, supplemented with proceeds from asset sales, provided funding for the company's capital spending program, debt repayment and dividend payout. Moody's upgraded the company's long-term debt and commercial paper ratings during 2002. The company is currently rated A/A2 (long-term) and A-1/P-1 (commercial paper), respectively, by Standard & Poor's and Moody's.

Cash Flow

The company's cash flows from operating, investing and financing activities, as reflected in the statement of Consolidated Cash Flows, are summarized in the following table:

                                       2002             2001            2000
--------------------------------------------------------------------------------
Cash provided by (used for):
 Operating activities              $1,063.9         $1,084.0       $ 1,174.0
 Investing activities                (493.6)          (277.7)       (1,227.6)
 Financing activities                (385.0)          (832.9)           80.1
Effect of exchange rate
changes on cash                         2.2             (1.3)            6.0
--------------------------------------------------------------------------------
Increase (decrease) in cash
and cash items                     $  187.5         $  (27.9)      $    32.5
--------------------------------------------------------------------------------

Operating Activities

2002 vs. 2001

Cash provided by operating activities in 2002 declined 2%. Unfavorable changes in working capital (excluding the effects of acquisitions and divestitures) was partially offset by an increase in net income. This change in working capital was due principally to the collection of a tax refund in 2001 associated with the loss on currency hedges for the BOC transaction.

2001 vs. 2000

Cash provided by operating activities in 2001 was down 6% from the prior year, excluding the impact of the BOC transaction from 2000. This decline resulted from changes in working capital. Cash provided by the decline in trade receivables and inventories was more than offset by a reduction of payables and accrued income taxes.

Investing Activities

In 2002, cash used for investing activities increased by $215.9, due principally to lower proceeds from the sale of assets and investments. In 2002, the company sold the majority of its U.S. packaged gas business. In 2001, the company sold its investments in two cogeneration projects and certain U.S. cryogenic vessel equipment. Cash used for investing activities declined $949.9 in 2001, resulting primarily from the BOC transaction costs of $665.8 incurred in 2000. Lower acquisitions in 2001, as well as higher proceeds from the sale of assets and investments in 2001 also contributed to the decrease in cash used.

Capital expenditures in 2002 totaled $805.6, compared to $806.3. As in 2001, additions to plant and equipment and acquisitions in 2002 were largely in support of the worldwide Gases business. Acquisitions in 2002 included the purchase of an additional 22% of the outstanding shares of San Fu, raising the ownership to 70%. Acquisitions in 2000 included the purchase of the remaining 51% of KIG, the company's Korean affiliate, raising the ownership to 100%.

Capital expenditures are detailed in the following table:

                                           2002         2001         2000
----------------------------------------------------------------------------
Additions to plant and equipment         $627.6       $708.3       $767.7

Investments in and advances to
unconsolidated affiliates                  39.2         38.3          5.6

Acquisitions                              114.8         59.2        170.4

Long-term debt assumed in
acquisitions                               20.1           --         24.4

Capital leases                              3.9           .5          4.9
----------------------------------------------------------------------------
                                         $805.6       $806.3       $973.0
----------------------------------------------------------------------------


2003 Outlook

Capital expenditures for new plant and equipment in 2003 are expected to be between $600 and $700. In addition, the company intends to continue to pursue acquisition opportunities and investments in affiliated entities. It is anticipated that these expenditures will be funded with cash from operations and proceeds from asset sales.

Financing Activities

Cash used for financing activities declined $447.9 in 2002. Lower payments on long-term debt of $593.0 were partially offset by a $202.0 reduction in commercial paper borrowings. In 2002, the company did not purchase treasury stock as the share repurchase program was suspended in the fourth quarter of 2001. During 2001, the company purchased 2.1 million of its outstanding shares at a cost of $87.2.

Cash used for financing activities was $832.9 in 2001, compared with cash provided by financing activities of $80.1 in 2000. The increase in cash used was mainly attributable to lower long-term debt proceeds and the early extinguishment of debt. During 2001, the company repurchased $541.1 of its outstanding long-term fixed-rate debt. The average remaining life of the repurchased debt was 18.5 years, and the average coupon was 7.56%.

Capital needs in 2002 were satisfied with cash from operations and proceeds from asset sales. At the end of 2002, total debt outstanding was $2.4 billion compared to $2.5 billion. Total debt at 30 September 2002 and 2001--expressed as a percentage of the sum of total debt, shareholders' equity and minority interest--was 39.6% and 43.5%, respectively.

Long-term debt financings in 2002 totaled $61.3. This was composed primarily of fixed- and floating-rate U.S. dollar borrowings with terms ranging from seven to thirty-five years.

There was no commercial paper outstanding at 30 September 2002. Substantial credit facilities are maintained to provide backup funding for commercial paper and to ensure availability of adequate sources of liquidity. At 30 September 2002, the company's committed lines of credit totaled $600, maturing in January 2005. No borrowings were outstanding under these commitments at the end of 2002. Additional commitments of $63.2 are maintained by the company's foreign subsidiaries, of which $15.9 was borrowed and outstanding at 30 September 2002.

The Board of Directors in May 2002 increased the quarterly cash dividend 5%, from 20.0 cents per share to 21.0 cents per share. Dividends are declared by the Board of Directors and are usually paid during the sixth week after the close of the fiscal quarter.

Pension Plan Funding

The company's funding policy is that contributions, combined with appreciation and earnings, will be sufficient to pay benefits accrued to date over the time period the benefits are expected to be paid, without creating unnecessary surpluses. In addition, the company ensures that contributions satisfy all legal funding requirements. External actuarial firms analyze the liabilities and demographics of each plan, which helps guide the level of contributions. During 2002 and 2001, the company contributed $44.2 and $29.3, respectively, to the pension plans. Cash contributions are estimated to be $50 in 2003.

Contractual Obligations and Commercial Commitments

Contractual Obligations                                         Payments Due by Period
--------------------------------------------------------------------------------------------------------------------
                                       Total        2003        2004          2005      2006       2007   Thereafter
-------------------------------------------------------------------------------------------------------------------
Long-term debt maturities--
including capital leases              $2,268        $227        $182         $718       $241       $418        $482
Operating leases                         231          51          40           33         28         11          68
Unconditional purchase obligations       228          24          23           17         18         19         127
--------------------------------------------------------------------------------------------------------------------
Total Contractual Obligations         $2,727        $302        $245         $768       $287       $448        $677
--------------------------------------------------------------------------------------------------------------------

Other Commercial Commitments                          Amount of Commitment Expiration per Period
---------------------------------------------------------------------------------------------------------------------
                                       Total        2003        2004          2005      2006      2007    Thereafter
---------------------------------------------------------------------------------------------------------------------
Equity support agreements               $ 67         $ 1          $1          $17       $  2        $2         $44
Guarantees of equity affiliate
borrowings                                37           9           2            1          1         4          20
Guarantee of residual value of U.S.
cryogenic vessel lease equipment         256          --          --           --        256        --          --
---------------------------------------------------------------------------------------------------------------------
Total Commercial Commitments            $360         $10          $3          $18       $259        $6         $64
---------------------------------------------------------------------------------------------------------------------


The company is obligated to make future payments under various contracts such as debt agreements, lease agreements and unconditional purchase obligations, and has certain contingent commitments such as debt and residual value guarantees. The above tables summarize the significant contractual cash obligations and other commercial commitments of the company as of 30 September 2002.

Most of the company's significant long-term unconditional purchase obligations relate to feedstock supply for numerous HyCO (hydrogen, carbon monoxide and syngas) facilities. Long-term take-or-pay sales contracts to HyCO customers are generally matched with the feedstock supply obligations and provide recovery of price increases in the feedstock supply. Due to the matching of numerous feedstock supply obligations to customer sales contracts, the company does not believe these obligations would have a material effect on the company's financial condition or the results of operations.

The company also has contractual obligations for materials, supplies and services as part of the ordinary conduct of business. Significant unconditional purchase obligations, however, do not arise from numerous small and short-term supply contracts entered into in the routine course of business. There are critical supply agreements for chemical raw materials, electric power and natural gas that also do not result in unconditional long-term purchase obligations. Raw material supply agreements in the Chemicals segment are principally requirements contracts at market prices. Natural gas supply obligations that are not related to HyCO long-term customer contracts are essentially short-term requirements contracts. A fixed demand charge is generally included in electric power supply agreement pricing. There are numerous power supply agreements, and the demand charge is generally reset at least annually. Individually and in the aggregate, the demand charge elements of power supply agreements are not unconditional long-term purchase obligations.

Refer to Notes 11 and 12 to the consolidated financial statements for additional information on long-term debt and leases.

The company has equity support agreements related to two cogeneration projects and an air separation facility in Trinidad. The company has also guaranteed repayment of some borrowings of certain foreign equity affiliates. In addition, the company has guaranteed the residual value of U.S. cryogenic vessel equipment related to an operating lease. The company does not expect that any sum it may have to pay in connection with these matters will have a materially adverse effect on its consolidated financial position or results of operations.

See Note 18 to the consolidated financial statements for additional information on commitments and contingencies.

Off-Balance Sheet Arrangements

The company's off-balance sheet arrangements include the sale and leaseback of U.S. cryogenic vessel equipment with a third party and the debt of its equity affiliates. In September 2001, the company sold and leased back certain U.S. cryogenic vessel equipment resulting in proceeds of $301.9. This operating lease has a five-year term with purchase and renewal options. Summarized financial information of equity affiliates is provided in Note 8 of the consolidated financial statements.

The company has not entered into any off-balance sheet arrangements with a limited or special purpose entity. Liquidity and availability of capital resources are not dependent on the use of off-balance sheet arrangements. The company has no material obligations to provide funding for lines of credit, take-or-pay contracts, throughput agreements or similar types of arrangements.


Related Party Transactions

The company's principal related parties are equity affiliates operating in industrial gas and chemicals businesses. The company did not engage in any material transactions involving related parties that included terms or other aspects that differ from those which would be negotiated with clearly independent parties.


Market Risks and Sensitivity Analysis

The company's earnings, cash flows and financial position are exposed to market risks relating to fluctuations in interest rates and foreign currency exchange rates. It is the policy of the company to minimize its cash flow exposure to adverse changes in currency and exchange rates and to reduce the financial risks inherent in funding the company with debt capital.

The company addresses these financial exposures through a controlled program of risk management that includes the use of derivative financial instruments. Counterparties to all derivative contracts are major financial institutions, thereby minimizing the risk of credit loss. All instruments are entered into for other than trading purposes. The utilization of these instruments is described more fully in Note 6 to the consolidated financial statements. The major accounting policies for these instruments are described in Note 1 to the consolidated financial statements.

The company's derivative and other financial instruments consist of long-term debt (including current portion), interest rate swaps, interest rate and currency swaps, foreign exchange-forward contracts and foreign exchange-option contracts. The net market value of these financial instruments combined is referred to below as the net financial instrument position. The net financial instrument position does not include other investments of $50.1 at 30 September 2002 and $52.1 at 30 September 2001 as disclosed in Note 6 to the consolidated financial statements. These amounts primarily represent an investment in a publicly traded foreign company accounted for by the cost method. The company assessed the materiality of the market risk exposure on these financial instruments and determined this exposure to be immaterial.

At 30 September 2002 and 2001, the net financial instrument position was a liability of $2,363.0 and $2,300.5, respectively. The increase in the net financial instrument position was due primarily to higher long-term debt, including the current portion.

The analysis below presents the sensitivity of the market value of the company's financial instruments to selected changes in market rates and prices. The range of changes chosen reflects the company's view of changes which are reasonably possible over a one-year period. Market values are the present value of projected future cash flows based on the market rates and prices chosen. The market values for interest rate risk and foreign currency risk are calculated by the company using a third-party software model that utilizes standard pricing models to determine the present value of the instruments based on market conditions (interest rates, spot and forward exchange rates and implied volatilities) as of the valuation date.

Interest Rate Risk

The company's debt portfolio, including swap agreements, as of 30 September 2002 primarily comprised debt denominated in Euros (41%) and U.S. dollars (35%). This debt portfolio is composed of 67% fixed-rate debt and 33% variable-rate debt. Changes in interest rates have different impacts on the fixed- and variable-rate portions of the company's debt portfolio. A change in interest rates on the fixed portion of the debt portfolio impacts the net financial instrument position but has no impact on interest incurred or cash flows. A change in interest rates on the variable portion of the debt portfolio impacts the interest incurred and cash flows but does not impact the net financial instrument position.

The sensitivity analysis related to the fixed portion of the company's debt portfolio assumes an instantaneous 100 basis point move in interest rates from the levels at 30 September 2002 and 2001, with all other variables (including foreign exchange rates) held constant. A 100 basis point increase in market interest rates would result in a decrease of $52 and $69 in the net liability position of financial instruments at 30 September 2002 and 2001, respectively. A 100 basis point decrease in market interest rates would result in an increase of $55 and $75 in the net liability position of financial instruments at 30 September 2002 and 2001, respectively.

Based on the variable-rate debt included in the company's debt portfolio, including the interest rate swap agreements, as of 30 September 2002 and 2001, a 100 basis point increase in interest rates would result in an additional $8 and $7 in interest incurred per year at 30 September 2002 and 2001, respectively. A 100 basis point decline would lower interest incurred by $8 and $7 per year at 30 September 2002 and 2001, respectively.


Foreign Currency Exchange Rate Risk

The sensitivity analysis assumes an instantaneous 10% change in the foreign currency exchange rates from their levels at 30 September 2002 and 2001, with all other variables (including interest rates) held constant. A 10% strengthening of the functional currency of an entity versus all other currencies would result in a decrease of $188 and $165 in the net liability position of financial instruments at 30 September 2002 and 2001, respectively. A 10% weakening of the functional currency of an entity versus all other currencies would result in an increase of $183 and $163 in the net liability position of financial instruments at 30 September 2002 and 2001, respectively.

The primary currencies for which the company has exchange rate exposure are the U.S. dollar versus the Euro, the U.S. dollar versus the U.K. Pound Sterling and the Euro versus the Canadian Dollar. Foreign currency debt, interest rate and currency swaps and foreign exchange-forward contracts are used in countries where the company does business, thereby reducing its net asset exposure. Foreign exchange-forward contracts also are used to hedge the company's firm and highly anticipated foreign currency cash flows, along with foreign exchange-option contracts. Thus, there is either an asset or cash flow exposure related to all of the financial instruments in the above sensitivity analysis for which the impact of a movement in exchange rates would be in the opposite direction and materially equal (or more favorable in the case of purchased foreign exchange-option contracts) to the impact on the instruments in the analysis.

Inflation

The financial statements are presented in accordance with accounting principles generally accepted in the United States and do not fully reflect the impact of prior years' inflation. While the U.S. inflation rate has been modest for several years, the company operates in many international areas with both inflation and currency issues. The ability to pass on inflation costs is an uncertainty due to general economic conditions and competitive situations. It is estimated that the cost of replacing the company's plant and equipment today is greater than its historical cost. Accordingly, depreciation expense would be greater if the expense were stated on a current cost basis.

Critical Accounting Policies and Estimates

Management's Discussion and Analysis of the company's financial condition and results of operations is based on the consolidated financial statements and accompanying notes that have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 1 to the consolidated financial statements describes the company's major accounting policies. Judgments and estimates of uncertainties are required in applying the company's accounting policies in many areas. The following are areas requiring significant judgments and estimates: depreciable lives of plant and equipment, cash flow and valuation assumptions in performing an impairment test of goodwill, estimated costs to be incurred for environmental liabilities and pension benefits.

Application of the critical accounting policies discussed below requires management's significant judgments, often as the result of the need to make estimates of matters that are inherently uncertain. If actual results were to differ materially from the estimates made, the reported results could be materially affected. However, the company is not currently aware of any reasonably likely events or circumstances that would result in materially different results.

The company's senior management has reviewed these critical accounting policies and estimates and Management's Discussion and Analysis regarding them with its audit committee.

Information concerning the company's implementation and impact of new accounting standards issued by the Financial Accounting Standards Board (FASB) is discussed in Note 2. Otherwise, the company did not adopt an accounting policy in the past year that had a material impact on the company's financial condition, change in financial condition or results of operations.


Depreciable Lives of Plant and Equipment

Plant and equipment is recorded at cost and depreciated using the straight-line method, which deducts equal amounts of cost of each asset from earnings every year over its estimated economic useful life. Net plant and equipment at 30 September 2002 totaled $5,378, representing more than 60% of total assets. Depreciation expense during 2002 totaled $581, representing 12% of total costs and expenses. Given the significance of plant and equipment and associated depreciation to the company's financial statements, the determination of an asset's economic useful life is considered to be a critical accounting estimate. The estimate is critical for the company's Gases and Chemicals segments, both capital-intensive businesses in which the company owns and operates plant and equipment.

Economic useful life is the duration of time the asset is expected to be productively employed by the company, which may be less than its physical life. Management's assumptions on the following factors, among others, affects the determination of estimated economic useful life: wear and tear, obsolescence, technical standards, contract life, changes in market demand and raw material availability. The company makes estimates and assumptions regarding its competitive position in various end markets and geographic locations.

The estimated economic useful life of an asset is monitored to ensure its appropriateness, especially in light of changed business circumstances. For example, changes in technological advances, changes in the estimated future demand for products, or excessive wear and tear may result in a shorter estimated useful life than originally anticipated. In these cases, the company would depreciate the remaining net book value over the new estimated remaining life, thereby increasing depreciation expense per year on a prospective basis. Likewise, if the estimated useful life is increased, the adjustment to the useful life decreases depreciation expense per year on a prospective basis. Over the past three years, changes in economic useful life assumptions have not had a material impact on the company's reported results.

The company has numerous long-term customer supply contracts, particularly in the gases on-site business. These contracts principally have initial contract terms of 15 to 20 years. Depreciable lives of the production assets related to long-term contracts are matched to the contract lives. Extensions to the contract term of supply frequently occur prior to the expiration of the initial term. As contract terms are extended, the depreciable life of the remaining net book value of the production assets is adjusted to match the new contract term.

The depreciable lives of merchant gas production facilities are principally 15 years. Major chemical production facilities are also generally depreciated over 15 years. The terms of customer contracts associated with products produced at these types of facilities typically have a much shorter term. Management has determined a 15-year life to be appropriate based on historical experience combined with its judgment on future assumptions such as technological advances, potential for obsolescence, competitors' actions, etc. Management monitors its assumptions and may potentially need to adjust depreciable life as circumstances change. A change in the depreciable life of merchant chemical and gas facilities by one year would impact annual depreciation expense by approximately $20 to $25.

Goodwill

The purchase method of accounting for business combinations requires the company to make use of estimates and judgments to allocate the purchase price paid for acquisitions to the fair value of the net tangible and identifiable intangible assets. Goodwill represents the excess of the aggregate purchase price over the fair value of net assets of an acquired entity. Goodwill, including goodwill associated with equity affiliates, was $500.7 as of 30 September 2002. The majority of the company's goodwill is assigned to reporting units within the Gases segment. Disclosures related to goodwill are included in Note 10 to the consolidated financial statements.

The company adopted SFAS No. 142, the new accounting standard for goodwill, on 1 October 2001. This Statement provides that goodwill will no longer be amortized on a recurring basis but rather will be subject to periodic impairment testing. Prior to adopting SFAS No. 142, the company amortized goodwill into income over periods not exceeding 40 years.

The impairment test requires the company to compare the fair value of business reporting units to their carrying value including assigned goodwill. SFAS No. 142 requires an initial impairment test within six months after adoption and annually thereafter. In addition, goodwill is tested more frequently if changes in circumstances or the occurrence of events indicate impairment exists. The company performed the initial adoption impairment test early in 2002. The results of this test indicated fair value amounts exceeded carrying amounts by a substantial margin. In the subsequent impairment review during 2002, the company concluded the previous determination of fair value from the initial impairment test would be carried forward. The likelihood of calculating current fair values less than carrying amounts was considered remote, and there were no significant changes to the composition of reporting units since the prior impairment test.

The company primarily uses the present value of future cash flows to determine fair value. The company's valuation model assumes a five-year growth period for the business and an estimated exit trading multiple. Management judgment is required in the estimation of future operating results and to determine the appropriate exit multiple. The exit multiple is determined from comparable industry transactions. Future operating results and exit multiples could reasonably differ from the estimates. However, given the substantial margin by which fair value exceeded carrying amounts in the latest goodwill impairment review, the company does not anticipate a material impact on the financial statements from differences in these assumptions.


Environmental Liabilities

Accruals for environmental loss contingencies (i.e., environmental reserves) are recorded when it is probable that a liability has been incurred and the amount can reasonably be estimated. The company estimates the exposure for environmental contingencies to range from $9 to a reasonably possible upper exposure of $20. The balance sheet at 30 September 2002 included a reserve of $15.3, primarily as part of other noncurrent liabilities. Management views the measurement of environmental reserves as a critical accounting estimate because of the considerable uncertainty surrounding estimation and the need to forecast into the distant future.

In the normal course of business, the company is involved in legal proceedings under the federal Superfund law, similar state environmental laws and RCRA relating to the designation of certain sites for investigation or remediation. Presently, there are approximately 45 sites on which a final settlement has not been reached where the company, along with others, has been designated a potentially responsible party by the Environmental Protection Agency or is otherwise engaged in investigation or remediation. In addition, the company is also involved in cleanup activities at certain of its manufacturing sites. Sites for which the company monitors environmental exposure are related to operations within the Gases and Chemicals segments as well as discontinued businesses.

Measurement of environmental reserves is based on the evaluation of currently available information with respect to each individual site and considers factors such as existing technology, presently enacted laws and regulations and prior experience in remediation of contaminated sites. An environmental reserve related to cleanup of a contaminated site might include, for example, provision for one or more of the following types of costs: site investigation and testing costs, cleanup costs, costs related to soil and water contamination resulting from tank ruptures, postremediation monitoring costs and outside legal fees. Environmental reserves include costs related to other potentially responsible parties to the extent that the company has reason to believe such parties will not fully pay their proportionate share. The reserves also do not take into account any claims for recoveries from insurance and are not discounted.

As assessments and remediation progress at individual sites, the amount of the projected cost is reviewed periodically, and the reserve is adjusted to reflect additional technical and legal information that becomes available. Management has a well-established process in place to identify and monitor the company's environmental exposures. An environmental reserve analysis is prepared and maintained that lists all environmental loss contingencies, even where a reserve has not been established. This analysis assists in monitoring the company's overall environmental exposure and serves as a tool to facilitate ongoing communication among the company's technical experts, environmental managers, environmental lawyers and financial management to ensure that required reserves are recorded and potential exposures disclosed.

Actual costs to be incurred at identified sites in future periods may vary from the estimates, given the inherent uncertainties in evaluating environmental exposures. Using reasonably possible alternative assumptions of the exposure level could result in an increase to the environmental reserve. Due to the inherent uncertainties related to environmental exposures, a significant increase to the reasonably possible upper exposure level could occur if a new site was designated, the scope of remediation was increased or a significant increase in the company's proportionate share occurred.


Pension Benefits

The company sponsors defined-benefit pension plans in various forms for employees who meet eligibility requirements. Actuarial models are used in calculating the pension expense and liability related to the various plans. These models generally have an underlying assumption that the employees render service over their service lives on a relatively smooth basis; therefore, the expense of benefits earned should follow a similar pattern.

Several assumptions and statistical variables are used in the models to calculate the expense and liability related to the plans. Assumptions about the discount rate, the expected rate of return on plan assets and the future rate of compensation increases are determined by the company. Note 17 to the consolidated financial statements includes disclosure of these rates on a weighted average basis, encompassing both the domestic and foreign plans. The actuarial models also use assumptions on demographic factors such as retirement, mortality and turnover. The company believes the assumptions are within accepted guidelines and ranges. However, these actuarial assumptions could vary materially from actual results due to economic events and different rates of retirement, mortality and withdrawal.

One of the critical assumptions used in the actuarial models is the discount rate. This rate is determined at the annual measurement date for each of the various plans and is therefore subject to change each year. The rate reflects the market rate for high-quality fixed-income debt instruments on the measurement date. The rate is used to discount the future cash flows of benefit obligations back to the measurement date. A higher discount rate decreases the present value of the benefit obligations and results in lower pension expense. A 50 basis point increase in the discount rate reduces pension expense by approximately $17 per year. The weighted average discount rate at 30 September 2002 was 6.5% as compared to 7.1% at 30 September 2001. This decline reflects the current market conditions of low interest rates.

The company also determines the expected long-term rate of return on plan assets. Because the rate of return is a long-term assumption, it generally does not change annually. Lower returns on the plan assets result in higher pension expense. The company uses historic market return trends combined with current market conditions to estimate the rate of return. A 50 basis point decline in the estimated rate of return on plan assets increases pension expense by approximately $6 per year. As of 1 October 2002, the company lowered the weighted average expected return to 9.1% from 9.4%. The 9.1% rate will be used to determine pension expense in 2003.

The expected rate of compensation increase is another key assumption. The company determines this rate based on historic trends and comparisons to external rates. Higher rates of increase result in higher pension expense. Because this rate represents a long-term assumption, it is less likely to change, and the company has not significantly changed this rate in recent years. The weighted average rate of compensation increase was 4.7% as of 30 September 2002 and 2001.

New Accounting Standards

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections." In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." See
Note 2 to the consolidated financial statements for information concerning the company's implementation and impact of these new standards.

Forward-Looking Statements

The forward-looking statements contained in this document are based on current expectations at the time the document was originally prepared regarding important risk factors and management does not anticipate publicly updating any of its expectations except as part of the quarterly earnings announcement process. Actual results may differ materially from those forward-looking statements expressed. In addition to important risk factors and uncertainties referred to in the Management's Discussion and Analysis, factors that might cause forward-looking statements to differ materially from actual results include those specifically referenced as future events or outcomes that management anticipates as well as, among other things, overall economic and business conditions and demand for the company's goods and services during that time; competitive factors in the industries in which it competes; interruption in ordinary sources of supply; the ability to recover increased energy and raw material costs from customers; spikes in the pricing of natural gas; changes in government regulations; consequences of acts of terrorism impacting the United States and other markets; the success of implementing cost reduction programs; the timing, impact and other uncertainties of future acquisitions or divestitures; significant fluctuations in interest rates and foreign currencies; the impact of tax and other legislation and regulations in jurisdictions in which the company and its affiliates operate; and the timing and rate at which tax credits can be utilized.

Company Responsibility for Financial Statements


The accompanying consolidated financial statements have been prepared by the company. They conform with accounting principles generally accepted in the United States and reflect judgments and estimates as to the expected effects of incomplete transactions and events being accounted for currently. The company believes that the accounting systems and related controls that it maintains are sufficient to provide reasonable assurance that assets are safeguarded, transactions are appropriately authorized and recorded and the financial records are reliable for preparing such financial statements. The concept of reasonable assurance is based on the recognition that the cost of a system of internal accounting controls must be related to the benefits derived. The company maintains an internal audit function that is responsible for evaluating the adequacy and application of financial and operating controls and for testing compliance with company policies and procedures.

The independent auditors are engaged to perform an audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States. Their report follows.

The Audit Committee of the Board of Directors entirely comprises individuals who are not employees of the company. This Committee meets periodically with the independent auditors, the internal auditors and management to consider audit results and to discuss significant internal accounting control, auditing and financial reporting matters. The Audit Committee recommends the selection of the independent public accountants who are then appointed by the Board of Directors, subject to ratification by the shareholders.


/s/John P. Jones III                  /s/John R. Owings


John P. Jones III                     John R. Owings
Chairman, President, and              Vice President and
Chief Executive Officer               Chief Financial Officer
28 October 2002                       28 October 2002

Reports of Independent Auditors


To the Shareholders and Board of Directors of Air Products and Chemicals, Inc.:

We have audited the accompanying consolidated balance sheet of Air Products and Chemicals, Inc. (a Delaware corporation) and subsidiaries as of 30 September 2002, and the related consolidated statements of income, cash flows and shareholders' equity for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Air Products and Chemicals, Inc. as of 30 September 2001, and for the two-year period then ended, were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements, before the revisions as described in Note 1 and Note 10 to the financial statements, in their report dated 26 October 2001.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2002 financial statements referred to above present fairly, in all material respects, the financial position of Air Products and Chemicals, Inc. and subsidiaries as of 30 September 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed above, the financial statements of Air Products and Chemicals, Inc. as of 30 September 2001, and for each of the years in the two-year period then ended, were audited by other auditors who have ceased operations. As described in Note 1, those financial statements have been revised. We audited the adjustments described in Note 1 that were applied to revise the 2001 and 2000 financial statements. In our opinion, such adjustments are appropriate and have been properly applied. In addition, as described in Note 10, the financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," which was adopted as of 1 October 2001. In our opinion, the disclosures for 2001 and 2000 in Note 10 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 financial statements of Air Products and Chemicals, Inc. other than with respect to such adjustments and disclosures, and, accordingly, we do not express an opinion or any other form of assurance on the 2001 and 2000 financial statements taken as a whole.

/s/ KPMG LLP

KPMG LLP
Philadelphia, Pennsylvania
28 October 2002

The following report is a copy of a
previously issued Arthur Andersen LLP
("Andersen") report, and the report has
not been reissued by Andersen. The
Andersen report refers to the
consolidated balance sheet as of
30 September 2000 and the consolidated
statements of income, cash flows and
shareholders' equity for the year ended
30 September 1999, which are no longer
included in the accompanying financial
statements.

To the Shareholders and Board of Directors,
Air Products and Chemicals, Inc.:

We have audited the accompanying consolidated balance sheets of Air Products and Chemicals, Inc. (a Delaware corporation) and subsidiaries as of 30 September 2001 and 2000, and the related consolidated statements of income, cash flows and shareholders' equity for each of the three years in the period ended 30 September 2001. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

/s/Arthur Andersen LLP

Arthur Andersen LLP
Philadelphia, Pennsylvania
26 October 2001

The Financial Statements


Air Products and Chemicals, Inc. and Subsidiaries
Consolidated Income

Year ended 30 September
(millions of dollars, except per share)                                   2002           2001            2000
----------------------------------------------------------------------------------------------------------------
Sales                                                                 $5,401.2       $5,857.8        $5,609.5
----------------------------------------------------------------------------------------------------------------
Costs and Expenses
Cost of sales                                                          3,827.7        4,243.3         3,968.0
Selling and administrative                                               715.1          752.1           714.7
Research and development                                                 120.6          122.5           124.4
Other (income) expense, net                                              (37.1)          (5.5)          (28.4)
----------------------------------------------------------------------------------------------------------------
Operating Income                                                         774.9          745.4           830.8
Income from equity affiliates, net of related expenses                    76.2           81.2            87.6
Gain on sale of U.S. packaged gas business                                55.7             --              --
Gain on divestiture of interest in cogeneration facilities                  --          101.6              --
Loss on early retirement of debt                                            --          (75.8)             --
Gain on sale of polyvinyl alcohol business                                  --             --           126.8
Loss on currency hedges related to BOC transaction and expenses             --             --          (730.4)
Interest expense                                                         122.3          191.2           196.7
----------------------------------------------------------------------------------------------------------------
Income Before Taxes and Minority Interest                                784.5          661.2           118.1
Income tax provision (benefit)                                           240.8          190.5           (13.7)
Minority interest in earnings of subsidiary companies                     18.3            5.1             7.6
----------------------------------------------------------------------------------------------------------------
Net Income                                                            $  525.4       $  465.6        $  124.2
----------------------------------------------------------------------------------------------------------------
Weighted Average of Common Shares Outstanding (in millions)              217.2          214.8           213.4
Weighted Average of Common and Common Equivalent Shares
Outstanding (in millions)                                                222.7          219.3           216.2
Basic Earnings per Common Share                                          $2.42          $2.17            $.58
Diluted Earnings per Common Share                                        $2.36          $2.12            $.57
----------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

Air Products and Chemicals, Inc. and Subsidiaries
Consolidated Balance Sheets

30 September (millions of dollars, except per share)                                             2002        2001
-------------------------------------------------------------------------------------------------------------------
Assets
-------------------------------------------------------------------------------------------------------------------
Current Assets
Cash and cash items                                                                         $   253.7   $    66.2
Trade receivables, less allowances for doubtful accounts of $12.0 in 2002 and $10.2 in 2001     980.9       913.4
Inventories                                                                                     392.6       410.5
Contracts in progress, less progress billings                                                    68.1        67.9
Other current assets                                                                            214.0       226.8
-------------------------------------------------------------------------------------------------------------------
Total Current Assets                                                                          1,909.3     1,684.8
-------------------------------------------------------------------------------------------------------------------
Investment in Net Assets of and Advances to Equity Affiliates                                   484.2       499.5
Plant and Equipment, at cost                                                                 10,879.8    10,226.5
Less accumulated depreciation                                                                 5,502.0     5,108.0
-------------------------------------------------------------------------------------------------------------------
Plant and Equipment, net                                                                      5,377.8     5,118.5
-------------------------------------------------------------------------------------------------------------------
Goodwill                                                                                        431.1       384.7
Other Noncurrent Assets                                                                         292.6       396.6
-------------------------------------------------------------------------------------------------------------------
Total Assets                                                                                $ 8,495.0   $ 8,084.1
-------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity
-------------------------------------------------------------------------------------------------------------------
Current Liabilities
Payables, trade and other                                                                   $   485.6   $   512.2
Accrued liabilities                                                                             353.7       341.6
Accrued income taxes                                                                             72.9        48.4
Short-term borrowings                                                                           116.9       255.7
Current portion of long-term debt                                                               227.1       194.5
-------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                                                     1,256.2     1,352.4
-------------------------------------------------------------------------------------------------------------------
Long-Term Debt                                                                                2,041.0     2,027.5
Deferred Income and Other Noncurrent Liabilities                                                827.4       702.0
Deferred Income Taxes                                                                           725.6       778.4
-------------------------------------------------------------------------------------------------------------------
Total Liabilities                                                                             4,850.2     4,860.3
-------------------------------------------------------------------------------------------------------------------
Minority Interest in Subsidiary Companies                                                       184.4       118.0
-------------------------------------------------------------------------------------------------------------------
Shareholders' Equity
Common stock (par value $1 per share; issued 2002 and 2001--249,455,584 shares)                 249.4       249.4
Capital in excess of par value                                                                  437.1       384.9
Retained earnings                                                                             4,312.8     3,965.9
Accumulated other comprehensive income (loss)                                                  (566.9)     (452.5)
Treasury stock, at cost (2002--22,236,196 shares; 2001--22,269,244 shares)                     (767.8)     (768.8)
Shares in trust (2002--8,684,265 shares; 2001--11,723,720 shares)                              (204.2)     (273.1)
-------------------------------------------------------------------------------------------------------------------
Total Shareholders' Equity                                                                    3,460.4     3,105.8
-------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                                                  $ 8,495.0   $ 8,084.1
-------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

Air Products and Chemicals, Inc. and Subsidiaries
Consolidated Cash Flows

Year ended 30 September (millions of dollars)                                      2002              2001           2000
---------------------------------------------------------------------------------------------------------------------------
Operating Activities
Net income                                                                     $  525.4           $ 465.6       $  124.2
Adjustments to reconcile income to cash provided by operating activities:
 Depreciation                                                                     581.0             573.0          575.7
 Deferred income taxes                                                             65.2              39.0           (5.5)
 Loss on early retirement of debt                                                    --              75.8             --
 Loss on BOC transaction                                                             --                --          706.1
 Undistributed earnings of unconsolidated affiliates                              (44.4)            (46.2)         (49.9)
 Gain on sale of assets and investments                                           (66.5)           (104.7)        (138.6)
 Other                                                                             47.8              36.5          100.8
Working capital changes, excluding effects of acquisitions and divestitures:
 Trade receivables                                                                (13.1)             63.9         (158.5)
 Inventories and contracts in progress                                             55.1               2.6          (57.4)
 Payables, trade and other                                                        (75.3)            (75.6)          92.1
 Other                                                                            (11.3)             54.1          (15.0)
---------------------------------------------------------------------------------------------------------------------------
Cash Provided by Operating Activities                                           1,063.9           1,084.0        1,174.0
---------------------------------------------------------------------------------------------------------------------------
Investing Activities
Additions to plant and equipment(a)                                              (627.6)           (708.3)        (767.7)
Acquisitions, less cash acquired(b)                                              (114.8)            (59.2)        (170.4)
Investment in and advances to unconsolidated affiliates                           (39.2)            (38.3)          (5.6)
BOC transaction costs                                                                --                --         (665.8)
Proceeds from sale of assets and investments                                      292.9             497.0          381.8
Other                                                                              (4.9)             31.1             .1
---------------------------------------------------------------------------------------------------------------------------
Cash Used for Investing Activities                                               (493.6)           (277.7)      (1,227.6)
---------------------------------------------------------------------------------------------------------------------------
Financing Activities
Long-term debt proceeds(a)(b)                                                      61.3             121.0          820.9
Payments on long-term debt                                                       (203.6)           (796.6)        (418.0)
Net (decrease) increase in commercial paper and short-term borrowings            (170.9)              8.0         (182.1)
Dividends paid to shareholders                                                   (175.6)           (165.2)        (155.7)
Purchase of treasury stock                                                           --             (87.2)            --
Issuance of stock for options and award plans                                     103.8              87.1           15.0
---------------------------------------------------------------------------------------------------------------------------
Cash (Used for) Provided by Financing Activities                                 (385.0)           (832.9)          80.1
---------------------------------------------------------------------------------------------------------------------------
Effect of Exchange Rate Changes on Cash                                             2.2              (1.3)           6.0
---------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in Cash and Cash Items                                        187.5             (27.9)          32.5
Cash and Cash Items--Beginning of Year                                             66.2              94.1           61.6
---------------------------------------------------------------------------------------------------------------------------
Cash and Cash Items--End of Year                                               $  253.7          $   66.2       $   94.1
---------------------------------------------------------------------------------------------------------------------------

Significant noncash transactions:
(a) Capital lease additions                                                    $    3.9          $     .5       $    4.9
(b) Long-term debt assumed in acquisitions                                         20.1                --           24.4

Cash paid during the year for:
  Interest (net of amounts capitalized)                                        $  124.1          $  226.7       $  164.7
  Taxes (net of refunds)                                                          136.5              62.6           92.7

The accompanying notes are an integral part of these statements.

Air Products and Chemicals, Inc. and Subsidiaries
Consolidated Shareholders' Equity

                                           Number of                                   Accumulated
                                              Common           Capital in                    Other
                                              Shares   Common   Excess of   Retained Comprehensive  Treasury  Shares in
(millions of dollars, except per share)  Outstanding    Stock   Par Value   Earnings        Income     Stock      Trust      Total
------------------------------------------------------------------------------------------------------------------------------------
Balance 30 September 1999                213,044,232   $249.4      $341.5   $3,701.8       $(274.4) $(681.6)    $(375.1)  $2,961.6
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive Income:
 Net income                                                                    124.2                                         124.2
 Translation adjustments, net of
 income tax of $29.3                                                                        (137.3)                         (137.3)
 Net change in unrealized holding
 gains, net of income tax of $1.0                                                              1.8                             1.8
 Change in minimum pension liability,
 net of income tax of $1.3                                                                    2.1                             2.1
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive Loss                                                                                                            (9.2)
Issuance of treasury shares and
shares in trust for stock options
and award plans                            1,174,477                 (7.9)                                         26.3       18.4
Tax benefit of stock option
and award plans                                                       8.6                                                      8.6
Cash dividends ($.74 per share)                                               (158.1)                                       (158.1)
------------------------------------------------------------------------------------------------------------------------------------
Balance 30 September 2000                214,218,709   $249.4      $342.2   $3,667.9       $(407.8) $(681.6)    $(348.8)  $2,821.3
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive Income:
 Net income                                                                    465.6                                         465.6
 Net gain on derivatives,
 net of income tax of $1.1                                                                     1.8                             1.8
 Translation adjustments, net of
 income tax of $14.1                                                                         (43.3)                          (43.3)
 Net change in unrealized holding
 gains, net of income tax of $3.8                                                              6.3                             6.3
 Change in minimum pension liability,
 net of income tax of $5.8                                                                    (9.5)                           (9.5)
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive Income                                                                                                         420.9
Issuance of shares in trust for
stock options and award plans              3,362,762                 25.0                                          75.7      100.7
Tax benefit of stock option and
award plans                                                          17.7                                                     17.7
Cash dividends ($.78 per share)                                               (167.6)                                       (167.6)
Purchase of treasury shares               (2,118,851)                                                   (87.2)               (87.2)
------------------------------------------------------------------------------------------------------------------------------------
Balance 30 September 2001                215,462,620   $249.4      $384.9   $3,965.9       $(452.5)   $(768.8)  $(273.1)  $3,105.8
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive Income:
 Net income                                                                    525.4                                         525.4
 Net gain on derivatives,
 net of income tax of $.3                                                                      1.1                             1.1
 Translation adjustments, net of
 income tax of $29.8                                                                          50.1                            50.1
 Net change in unrealized holding
 gains, net of income tax of $1.6                                                             (7.4)                           (7.4)
 Change in minimum pension liability,
 net of income tax of $81.4                                                                 (158.2)                         (158.2)
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive Income                                                                                                         411.0
Issuance of treasury shares and
shares in trust for stock options
and award plans                            3,072,503                 30.3                                 1.0      68.9      100.2
Tax benefit of stock option and
and award plans                                                      21.9                                                     21.9
Cash dividends ($.82 per share)                                               (178.5)                                       (178.5)
------------------------------------------------------------------------------------------------------------------------------------
Balance 30 September 2002                218,535,123   $249.4      $437.1   $4,312.8       $(566.9)   $(767.8)  $(204.2)  $3,460.4
------------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

Notes to the Financial Statements
(millions of dollars, except per share)

1.  Major Accounting Policies

Consolidation Principles

The consolidated financial statements include the accounts of Air Products and Chemicals, Inc. and its majority-owned subsidiary companies (the company). The equity method of accounting is used when the company has a 20% to 50% interest in other companies and exercises significant influence. Under the equity method, original investments are recorded at cost and adjusted by the company's share of undistributed earnings or losses of these companies.

Estimates and Assumptions

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue from gases and chemicals sales is recognized as risk and title to the product transfers to the customer, which usually occurs at the time shipment is made. Revenues from equipment sale contracts are recorded primarily using the percentage-of-completion method. Under this method, revenues from the sale of major equipment, such as natural gas liquefaction (LNG) heat exchangers and air separation units, are recognized primarily based on labor hours incurred to date compared with total estimated labor hours. Changes to total estimated labor hours and anticipated losses, if any, are recognized in the period determined. Sales returns and allowances are not a business practice in the industry.

Amounts billed for shipping and handling fees are classified as sales in the consolidated income statement. Costs incurred for shipping and handling are classified as cost of sales.

As of 1 October 2001, the company changed its reporting of demurrage/cylinder income to include it in revenues. Previously, it was included as an offset to cost of sales. The consolidated income statements of the prior periods have been adjusted to reflect this reclassification.

Plant and Equipment

Plant and equipment is stated at cost less accumulated depreciation. Depreciation is recorded using the straight-line method, which deducts equal amounts of the cost of each asset from earnings every year over its expected useful life. The estimated useful lives primarily range from 5 to 45 years (principally 30 years) for buildings and components and principally from 15 to 20 years for gas generating and chemical facilities, machinery and equipment.

Impairment of Long-Lived Assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The company assesses recoverability by comparing the carrying amount of the asset to estimated undiscounted future cash flows expected to be generated by the asset. If an asset is considered impaired, the impairment loss to be recognized is measured as the amount by which the asset's carrying amount exceeds its fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Capitalized Interest

As the company builds new plant and equipment, it includes in the cost of these assets a portion of the interest payments it makes during the year. The amount of capitalized interest was $9.4, $6.0 and $17.4 in 2002, 2001 and 2000, respectively.

Financial Instruments

The company addresses certain financial exposures through a controlled program of risk management that includes the use of derivative financial instruments. The company enters into foreign exchange contracts, including forward, option combination and purchased option contracts, to reduce the effects of fluctuating foreign currency exchange rates. The company enters into interest rate swap contracts to reduce interest rate risks and to modify the interest rate characteristics of its outstanding debt. The company also is party to interest rate and currency swap agreements. Major financial institutions are counterparties to these contracts. The company has established counterparty credit guidelines and only enters into transactions with financial institutions of investment grade or better. Management believes the risk of incurring losses related to credit risk is remote, and any losses would be immaterial to consolidated financial results.

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

On 1 October 2000, the company recorded the fair value of all outstanding derivative instruments as assets or liabilities on the balance sheet. The transition adjustment was not material to earnings or to accumulated other comprehensive income. Due to the immateriality of the transition amount to earnings, this amount was included in other income.

Prior to 1 October 2000, the fair value of interest rate swap agreements was not recognized in the financial statements. The net amount to be paid or received was accrued as interest rates changed and recognized over the life of the agreements as an adjustment of interest expense. Gains and losses on the currency component of interest rate and currency swap contracts, which were entered into to hedge lending transactions, were recognized in income and offset the foreign exchange gains and losses of the related transaction. Gains and losses on the currency component of interest rate and currency swap contracts, which were entered into to hedge investments in certain foreign subsidiaries and foreign equity affiliates, were not included in the income statement but were shown in accumulated other comprehensive income. The interest component of these contracts was accounted for similarly to other interest rate swap agreements. Gains and losses on terminated interest rate swap agreements were amortized into income over the remaining life of the debt obligation or the remaining life of the original swap, if shorter. The accounting for terminated interest rate swap agreements did not change with the implementation of SFAS No. 133.

Prior to 1 October 2000, forward exchange and option combination contracts used to hedge firm commitments and purchased foreign currency options used to hedge firm commitments and certain highly anticipated cash flows were designated as, and effective as, hedges. Gains and losses from these agreements were deferred and reflected as adjustments of the related foreign currency transactions. Gains and losses on terminated contracts, for which hedge criteria were met, were deferred and recognized as adjustments of the related foreign currency transactions. Gains and losses on forward exchange contracts used to hedge the value of investments in subsidiaries and equity affiliates were included in accumulated other comprehensive income. Contracts that were not designated as hedges were marked to market, and the gains and losses from changes in market value of these contracts were included in the income statement.

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

The revenue and expense accounts of foreign subsidiaries are translated into U.S. dollars at the average exchange rates that prevailed during the period. Therefore, the U.S. dollar value of these items on the income statement fluctuates from period to period, depending on the value of the dollar against foreign currencies. Some transactions are made in currencies different from an entity's functional currency. Gains and losses from these foreign currency transactions are generally included in income as they occur.

Environmental Expenditures

Accruals for investigatory and noncapital remediation costs are recorded when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Remediation costs are capitalized if the costs improve the company's property as compared with the condition of the property when originally constructed or acquired, or if the costs prevent environmental contamination from future operations. Costs to operate and maintain the capitalized facilities are expensed as incurred.

The measurement of environmental liabilities is based on an evaluation of currently available facts with respect to each individual site and considers factors such as existing technology, presently enacted laws and regulations and prior experience in remediation of contaminated sites. These liabilities include costs related to other potentially responsible parties to the extent that the company has reason to believe such parties will not fully pay their proportionate share. They also do not take into account any claims for recoveries from insurance and are not discounted. As assessments and remediation progress at individual sites, these liabilities are reviewed periodically and adjusted to reflect additional technical and legal information that becomes available. Actual costs to be incurred at identified sites in future periods may vary from the estimates, given inherent uncertainties in evaluating environmental exposures. The accruals for environmental liabilities are reflected in the balance sheet, primarily as part of other noncurrent liabilities.

Stock-Based Compensation

The company applies Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock option plans. Accordingly, no compensation expense has been recognized for the stock option plans. SFAS No. 123, "Accounting for Stock-Based Compensation," requires disclosure of pro forma net income and pro forma earnings per share amounts as if compensation expense was recognized. These disclosures are presented in Note 14.

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

Cash and Cash Items

Cash and cash items include cash, time deposits and certificates of deposit acquired with an original maturity of three months or less.

Allowances for Doubtful Accounts

Trade receivables are stated less allowances for doubtful accounts. The allowances represent estimated uncollectible receivables associated with potential customer defaults on contractual obligations, usually due to customers' potential insolvency. The allowances include amounts for certain customers where a risk of default has been specifically identified. In addition, the allowances include a provision for customer defaults on a general formula basis when it is determined the risk of some default is probable and estimable, but cannot yet be associated with specific customers. The assessment of the likelihood of customer defaults is based on various factors, including the length of time the receivables are past due, historical experience and existing economic conditions.

Inventories

Inventories are stated at the lower of cost or market. The cost of chemical inventories and some gas and equipment inventories in the United States is determined using the last-in, first-out (LIFO) method. The cost of other inventories is principally determined using the first-in, first-out (FIFO) method.

Goodwill

When a company is acquired, the difference between the fair value of its net assets, including intangibles, and the purchase price is goodwill. Goodwill is recorded as an asset on the balance sheet.

In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. The Statement provides that goodwill and intangible assets with indefinite lives are no longer amortized on a recurring basis but instead are subject to impairment testing at least annually. The company adopted SFAS No. 142 on 1 October 2001. Accordingly, the company no longer amortizes goodwill, including goodwill associated with investments in equity affiliates. In accordance with the provisions of SFAS No. 142, the company performed impairment tests on goodwill which indicated no impairment. Disclosures required by SFAS No. 142 are presented in Note 10.

Prior to 1 October 2001, the company amortized goodwill into income over periods not exceeding 40 years.

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

Reclassifications

As discussed under Revenue Recognition above, the company changed its reporting of demurrage/cylinder income to include it in revenues as of 1 October 2001.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections." This Statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." The Statement requires gains and losses from debt extinguishments that are used as part of the company's risk management strategy to be classified as income from operations rather than as extraordinary items, net of tax. The company adopted this Statement as of 1 July 2002. The impact on the company was to reclassify the extraordinary item recorded in the fourth quarter of the prior year to income from continuing operations.

2.  New Accounting Standards


Standards Adopted 2002

As discussed in Note 1, the company adopted SFAS No. 142 and SFAS No. 145 during 2002.

Recently Issued Standards

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." The Statement applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and normal operation of long-lived assets. The Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. The liability is measured at discounted fair value and is adjusted to its present value in subsequent periods as accretion expense is recorded. The corresponding asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and depreciated over the asset's useful life. The company will adopt this Statement effective 1 October 2002. Upon adoption, the company will recognize transition amounts for existing asset retirement obligation liabilities, associated capitalizable costs and accumulated depreciation. The after-tax transition charge of $4 will be recorded as a cumulative effect of an accounting change. The on-going expense on an annual basis resulting from the initial adoption of the Statement is estimated to be $1.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The Statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Statement also supersedes APB Opinion No. 30 provisions related to the accounting and reporting for the disposal of a segment of a business. This Statement establishes a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale. The Statement retains most of the requirements in SFAS No. 121 related to the recognition of impairment of long-lived assets to be held and used. Additionally, SFAS No. 144 broadens the definition of businesses that qualify for reporting as discontinued operations and changes the timing of recognizing losses on such operations. The company will adopt this Statement as of 1 October 2002. The company does not believe this Statement will have a material effect on the company's financial statements.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement addresses the accounting for costs associated with disposal activities covered by SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," and with exit (restructuring) activities previously covered by Emerging Issues Task Force
(EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity." This Statement nullifies EITF Issue No. 94-3 in its entirety and requires that a liability for all costs be recognized when the liability is incurred. Generally, the ability to accrue for the cost of a workforce reduction plan at the communication date will be limited. The cost of the plan will be recognized over the future service period of the employees. The Statement will be applied prospectively to exit or disposal activities initiated after 30 September 2002.

3.  Special Items

(Income)/Charges                          2002          2001         2000
---------------------------------------------------------------------------
Global cost reduction plans             $ 30.8        $109.2       $ 55.4
Sale of U.S. packaged gas
business                                 (55.7)           --           --
Litigation settlement                       --           6.0           --
Loss on early retirement of debt            --          75.8           --
Sale of interest in
cogeneration facilities                     --        (101.6)          --
Sale of polyvinyl alcohol business          --            --       (126.8)
Sale of packaged gas facilities             --            --         (6.3)
BOC transaction                             --            --        730.4
---------------------------------------------------------------------------
Total Before Tax                        $(24.9)       $ 89.4       $652.7
---------------------------------------------------------------------------
After-Tax Impact                        $ (6.8)       $ 53.7       $408.4
---------------------------------------------------------------------------
Diluted Earnings per Share               $(.03)         $.25        $1.89
---------------------------------------------------------------------------

Global Cost Reduction Plans

In 2002, the company recorded a charge of $30.8 for a global cost reduction plan (2002 Plan), including U.S. packaged gas divestiture related reductions. This charge included $27.1 for severance and pension related benefits and $3.7 for asset impairments related to the planned sale or closure of two small chemical facilities. The company will eliminate 333 positions in areas of manufacturing, engineering, distribution and overheads. As of 30 September 2002, 214 positions have been eliminated, with completion of the 2002 Plan expected by 31 March 2003. The total charge of $30.8 was reflected in the income statement as follows: cost of sales ($13.4), selling and administrative ($14.1), research and development ($.4) and other expense ($2.9).

In 2001, the company recorded a charge of $109.2 for a global cost reduction plan (2001 Plan). This charge included $79.6 for severance benefits and pension plan settlements and $29.6 for asset impairments and related restructuring charges. The 2001 Plan included 670 position eliminations in the areas of manufacturing, engineering, distribution and overheads. The company decided to divest several small facilities, which required a write-down of the net carrying value to the estimated net realizable value. The net carrying value of the assets to be disposed of was $11.1 and $27.7 in the Gases and Chemicals segments, respectively. The total charge of $109.2 was reflected in the income statement as follows: cost of sales ($26.9), selling and administrative ($53.4), research and development ($.7) and other expense ($28.2).

The 2001 Plan was completed in 2002, with 644 positions eliminated and total expenses of $101.5 incurred. The balance of the accrual of $7.7 was reversed into income during 2002.

In 2000, the company recorded a charge of $55.4 for a global cost reduction plan (2000 Plan). The 2000 Plan included 450 position eliminations in the areas of manufacturing, engineering, distribution and overheads, resulting in a charge of $47.9 for severance benefits. The 2000 Plan was completed in 2001, with 416 positions eliminated and total expenses of $45.7 incurred. A charge of $7.5 was recognized for asset impairments related to the rationalization of three small facilities in Europe. The total charge of $55.4 was reflected in the income statement as follows: cost of sales ($20.6), selling and administrative ($25.4), research and development ($1.9) and other expense ($7.5).

The following table summarizes changes to the carrying amount of the accrual for global cost reduction plans:

Balance as of              Severance       Pension       Other(a)    Total
------------------------------------------------------------------------------
30 September 1999              $14.4         $  --      $  --       $ 14.4
Provision                       38.5           9.4        7.5         55.4
Cash expenditures              (29.4)           --         --        (29.4)
Noncash charges                   --          (9.4)      (7.5)       (16.9)
------------------------------------------------------------------------------
30 September 2000              $23.5         $  --      $  --       $ 23.5
Provision                       57.6          22.0       29.6        109.2
Cash expenditures              (29.8)           --       (4.3)       (34.1)
Noncash charges                   --         (22.0)     (23.8)       (45.8)
Reverse 2000 Plan balance       (2.2)           --         --         (2.2)
------------------------------------------------------------------------------
30 September 2001              $49.1         $  --      $ 1.5       $ 50.6
Provision                       16.4          10.7        3.7         30.8
Cash expenditures              (51.6)           --        (.9)       (52.5)
Noncash charges                   --         (10.7)      (3.7)       (14.4)
Reverse 2001 Plan balance       (7.1)           --        (.6)        (7.7)
------------------------------------------------------------------------------
30 September 2002              $ 6.8         $  --      $  --       $  6.8
------------------------------------------------------------------------------

(a) Asset impairments and related expenses are included in the other category.

Sale of U.S. Packaged Gas Business

On 28 February 2002, the company completed the sale of the majority of its U.S. packaged gas business, excluding the electronic gases and magnetic resonance imaging related helium operations, to Airgas, Inc. This sale included approximately 100 facilities in 30 states associated with the filling and distribution of cylinders, liquid dewars, tube trailers and other containers of industrial gases and nonelectronic specialty gases and the retail selling of welding hard goods, including customer service centers, warehouses and other related assets. The company also sold its packaged gas operations in the Carolinas and in Southern Virginia to National Welders Supply Company, Inc., a joint venture between Airgas and the Turner family of Charlotte, N.C. The assets sold generated approximately $240 in revenues in 2001, with a modest contribution to operating income. For the five months ended 28 February 2002, the revenues were approximately $100, also with a modest contribution to operating income. These facilities employed 1,200 people. The cash proceeds from these transactions were $254.5.

Loss on Early Retirement of Debt

In August 2001, the company retired $459.6 principal amount of various medium-term notes as well as $81.5 of an 8.75% debenture for an aggregate principal retirement of $541.1. A loss of $75.8 was incurred as a result of the early retirement of debt, consisting principally of retirement premiums.

Sale of Interest in Cogeneration Facilities

In the fourth quarter of 2001, the company sold its 50% interest in two cogeneration facilities located in Cambria County, Pennsylvania and Orlando, Florida. The Cambria facility uses a coal by-product to generate electricity, with power generation capability of 88 megawatts. The Orlando facility is a natural gas-fired power plant with power generation capability of 115 megawatts. These investments contributed approximately $11 and $12 to net income in 2001 and 2000, respectively.

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

BOC Transaction

The company, The BOC Group plc (BOC) and L'Air Liquide S.A. (Air Liquide) of France announced in July 1999 that they had agreed to the terms of a recommended offer for the share capital of BOC. In May 2000, the company and Air Liquide announced that the Federal Trade Commission had indicated it would not approve the offer by 12 May 2000, the date on which the period for satisfying the preconditions to the offer would expire, and the offer was not extended beyond 12 May 2000. The charge of $730.4 included $594.6 for losses on purchased currency option and forward exchange contracts entered into to hedge the currency exposure of the transaction. The remaining charge of $135.8 consisted of the BOC fee paid and transaction expenses.

4.  Acquisitions

San Fu Gas Company, Ltd.

Acquisitions in 2002, totaling $134.9, principally included the purchase of an additional 22% of the outstanding shares of San Fu Chemical Company, Ltd. (San
Fu), increasing the company's ownership interest from 48% to 70%. Subsequently, the name of this company was changed to San Fu Gas Company, Ltd. Since 1987, the company has had a joint venture arrangement with San Fu, the largest industrial gas company in Taiwan. San Fu is a full-service industrial gas and chemical company with a broad product portfolio supplying specialty gases, electronic piping and equipment, liquid bulk gases, on-site/pipeline gases and chemicals to the Taiwan marketplace. This investment is consistent with the company's strategy of investing in growth markets (Asia) and industries (electronics) and will provide a stronger foundation for growth in both Taiwan and China.

As of 30 June 2002, the company accounted for its investment in San Fu using the equity method. In July 2002, the company obtained control through the acquisition of an additional 22% of the outstanding shares. San Fu had revenues of approximately $215 for the twelve months ended 30 September 2002. As part of this transaction, put options have been issued which give other shareholders the right to sell San Fu stock to the company at market price when exercised. The options are effective from January 2005 through January 2015 and allow for the sale of all stock owned by other shareholders to the company.


Korea Industrial Gases, Ltd.

Acquisitions in 2000, totaling $194.8, principally included the purchase in December 1999 of the remaining 51% of the shares of Korea Industrial Gases, Ltd.
(KIG). KIG is the largest industrial gas company in Korea. Since 1980, the company had a joint venture arrangement with KIG. As a result of the purchase of the remaining outstanding shares, KIG is a wholly owned subsidiary of the company. KIG is a full-service industrial gas company with a broad product portfolio supplying specialty gases, liquid bulk gases, on-site/pipeline gases and noncryogenic units to the Korean marketplace.


5.  Subsequent Events

In October 2002, the company acquired American Homecare Supply, LLC (AHS), a homecare market leader throughout the northeastern United States, for approximately $165. In November 2002, AHS acquired Home Health Services, Inc., a provider of homecare services located in West Virginia. Prior to these acquisitions, the company and its affiliates had a homecare position serving approximately 180,000 patients. With these acquisitions, the company and its affiliates will provide home medical services to more than 280,000 patients in 14 countries from more than 200 locations, a significant step in the company's strategy to be a global healthcare provider. With annual sales of more than $120 and more than 800 employees, AHS is ranked among the ten largest U.S. homecare providers of respiratory therapy and home medical equipment.


6.  Financial Instruments

Currency Risk Management

The company does business in many foreign countries. Therefore, its earnings, cash flows and financial position are exposed to foreign currency risk from foreign currency denominated transactions and net investments in foreign operations.

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

The company enters into a variety of foreign exchange contracts, including forward, option combination and purchased option contracts, to hedge its exposure to fluctuations in foreign currency exchange rates. These agreements generally involve the exchange of one currency for a second currency at some future date.

The company enters into foreign exchange contracts, including forward, option combination and purchased option contracts, to reduce the cash flow exposure to foreign currency fluctuations associated with certain monetary assets and liabilities, as well as highly anticipated cash flows and certain firm commitments. Examples of such exposures are the purchase of plant and equipment and export sales transactions. Forward exchange contracts are also used to hedge the value of investments in certain foreign subsidiaries and affiliates by creating a liability in a currency in which the company has a net equity position. The company also uses foreign currency denominated debt to hedge certain net investments in foreign operations.

Certain forward exchange contracts entered into by the company are not designated as hedging instruments. Contracts used to hedge the exposure to foreign currency fluctuations associated with certain monetary assets and liabilities are not designated as hedging instruments, and changes in the fair value of these items are recorded in earnings to offset the foreign exchange gains and losses of the monetary assets and liabilities. Other forward exchange contracts may be used to economically hedge foreign currency exposures that are not designated as hedging instruments due to the immaterial amount of the underlying hedged exposures. Changes in the fair value of these contracts are also recorded in earnings.

Debt Portfolio Management

It is the policy of the company to identify on a continuing basis the need for debt capital and evaluate the financial risks inherent in funding the company with debt capital. Reflecting the result of this on-going review, the debt portfolio and hedging program of the company is managed with the objectives and intent to (1) reduce funding risk with respect to borrowings made or to be made by the company to preserve the company's access to debt capital and provide debt capital as required for funding and liquidity purposes, and (2) reduce the aggregate interest rate risk of the debt portfolio in accordance with certain debt management parameters.

The company enters into interest rate swap agreements to change the fixed/variable interest rate mix of its debt portfolio in order to maintain the percentage of fixed- and variable-rate debt within the parameters set by management. In accordance with these parameters, the agreements are used to reduce interest rate risks and costs inherent in the company's debt portfolio. The notional amount of these agreements is equal to or less than the designated debt instrument being hedged. The variable rate bases of the swap instruments and the debt to which they are designated are the same. It is the company's policy not to enter into any interest rate swap contracts which lever a move in interest rates on a greater than one-to-one basis.

The company is also party to interest rate and currency swap contracts. These contracts entail both the exchange of fixed- and floating-rate interest payments periodically over the life of the agreement and the exchange of one currency for another currency at inception and at a specified future date. These contracts effectively convert the currency denomination of a debt instrument into another currency in which the company has a net equity position while changing the interest rate characteristics of the instrument. The contracts are used to hedge intercompany and third-party borrowing transactions and certain net investments in foreign operations.

Fair Value Hedges

For the years ended 30 September 2002 and 2001, there was no material gain or loss recognized in earnings resulting from hedge ineffectiveness or from excluding a portion of derivative instruments' gain or loss from the assessment of hedge effectiveness related to derivatives designated as fair value hedges. Also, the amount recognized in earnings in 2002 and 2001 as a result of a hedged firm commitment no longer qualifying as a fair value hedge was not material.

Cash Flow Hedges

For the years ended 30 September 2002 and 2001, there was no material gain or loss recognized in earnings resulting from hedge ineffectiveness or from excluding a portion of derivative instruments' gain or loss from the assessment of hedge effectiveness related to derivatives designated as cash flow hedges.

The amount reclassified from accumulated other comprehensive income into earnings as a result of the discontinuance of foreign currency cash flow hedges due to the probability of the original forecasted transactions not occurring by the original specified time period was not material in 2002 and 2001. The amount in other comprehensive income expected to be reclassified into earnings in 2003 is also not material.

As of 30 September 2002, the maximum length of time over which the company is hedging its exposure to the variability in future cash flows for forecasted transactions is three years.

Hedges of Net Investments in Foreign Operations

For the years ended 30 September 2002 and 2001, $68.2 and $19.8, respectively, of net losses related to hedges of net investments in foreign operations were included in accumulated other comprehensive income within shareholders' equity.

Fair Value of Financial Instruments

Summarized below are the carrying values and fair values of the company's financial instruments as of 30 September 2002 and 2001.

The fair values of the company's debt, interest rate swap agreements, interest rate and currency swap contracts, forward exchange contracts, option combination contracts and purchased foreign currency options are based on estimates using standard pricing models that take into account the present value of future cash flows as of the balance sheet date. The computation of fair values of these instruments is generally performed by the company.

The fair value of other investments is based principally on quoted market prices. The carrying amounts reported in the balance sheet for cash and cash items, accrued liabilities, accrued income taxes and short-term borrowings approximate fair value due to the short-term nature of these instruments. Accordingly, these items have been excluded from the following table:

                                   2002             2002             2001             2001
                               Carrying             Fair         Carrying             Fair
30 September                      Value            Value            Value            Value
-------------------------------------------------------------------------------------------
Assets (Liabilities)
Other investments             $    50.1        $    50.1         $   52.1        $    52.1

Currency option
contracts                           1.1              1.1              1.6             1.6

Interest rate swap
agreements                         20.6             20.6              2.1             2.1

Interest rate and
currency swap
contracts                           6.2              6.2             14.7            14.7

Forward exchange
contracts                          (3.5)            (3.5)            25.5            25.5

Long-term debt,
including current
portion                        (2,268.1)        (2,387.4)        (2,222.0)       (2,344.4)
-------------------------------------------------------------------------------------------


7.  Inventories

The components of inventories are as follows:

30 September                                        2002           2001
-------------------------------------------------------------------------
Inventories at FIFO Cost
Finished goods                                    $276.8         $282.7
Work in process                                     35.7           35.8
Raw materials and supplies                         107.9          128.0
-------------------------------------------------------------------------
                                                   420.4          446.5
Less excess of FIFO cost over LIFO cost            (27.8)         (36.0)
-------------------------------------------------------------------------
                                                  $392.6         $410.5
-------------------------------------------------------------------------

Inventories valued using the LIFO method comprised 46.1% and 44.6% of consolidated inventories before LIFO adjustment at 30 September 2002 and 2001, respectively. Liquidation of prior years' LIFO inventory layers in 2002, 2001 and 2000 did not materially affect cost of sales in any of these years.

FIFO cost approximates replacement cost. The company's inventories have a high turnover, and as a result there is little difference between the original cost of an item and its current replacement cost.


8.  Summarized Financial Information of Equity Affiliates

The following table presents summarized financial information on a combined 100% basis of the principal companies accounted for by the equity method. Amounts presented include the accounts of the following equity affiliates: Stockton CoGen Company (50%); Pure Air on the Lake, L.P. (50%); Bangkok Cogeneration Company Limited (48.8%); Daido Air Products Electronics, Inc. (49%); Sapio Produzione Idrogeno Ossigeno S.r.L. (49%); INFRA Group (40%); Air Products South Africa (50%); Bangkok Industrial Gases Company Ltd. (50.6%); INOX Air Products Limited (INOX) (49.4%); APP GmbH in WPS GmbH & CoKG (20%); DuPont Air Products Nanomaterials, LLC (50%); Island

Pipeline Gas (33%); Tyczka Industrie-Gases GmbH (50%); and principally other industrial gas producers. In the fourth quarter of 2002, the company obtained control of San Fu after increasing its ownership interest from 48% to 70%. In the fourth quarter of 2001, the company sold its 50% interest in Cambria CoGen Company and Orlando CoGen Limited. Amounts presented reflect the accounts of these companies for the periods during which the equity method was applied.

                                      2002               2001
-----------------------------------------------------------------
Current assets                    $  732.6           $  833.9
Noncurrent assets                  1,148.7            1,391.0
Current liabilities                  572.5              605.1
Noncurrent liabilities               452.2              620.3
Net sales                          1,608.8            1,690.2
Sales less cost of sales             543.0              611.5
Net income                           196.3              219.4
-----------------------------------------------------------------

The company's share of income of all equity affiliates for 2002, 2001 and 2000 was $88.7, $91.1 and $99.6, respectively. These amounts exclude $12.5, $9.9 and $12.0 of related net expenses incurred by the company. Dividends received from equity affiliates were $42.0, $44.9 and $49.7 in 2002, 2001 and 2000, respectively.

The investment in net assets of and advances to equity affiliates at 30 September 2002 and 2001 included investment in foreign affiliates of $449.5 and $465.9, respectively.

As of 30 September 2002 and 2001, the amount of investment in companies accounted for by the equity method included goodwill in the amount of $69.6 and $77.2, respectively. Goodwill is no longer amortized, as discussed in Note 1.


9.  Plant and Equipment

The major classes of plant and equipment, at cost, are as follows:

30 September                                      2002            2001
----------------------------------------------------------------------------

Land                                         $   163.3       $   130.0
Buildings                                        698.6           682.4
Gas generating and chemical facilities,
machinery and equipment                        9,616.3         8,996.6
Construction in progress                         401.6           417.5
----------------------------------------------------------------------------
                                             $10,879.8       $10,226.5
----------------------------------------------------------------------------


10. Goodwill and Other Intangible Assets

Changes to the carrying amount of consolidated goodwill by segment are as follows:

Balance as of                          Gases         Chemicals      Equipment         Total
---------------------------------------------------------------------------------------------
30 September 2000                     $255.6          $90.9             $8.5         $355.0
Amortization expense                   (10.1)          (3.4)             (.3)         (13.8)
Acquisitions and adjustments            45.0             --               --           45.0
Currency translation and other          (1.3)           (.4)              .2           (1.5)
---------------------------------------------------------------------------------------------
30 September 2001                     $289.2          $87.1             $8.4         $384.7
Acquisitions and adjustments            64.1             --               --           64.1
Currency translation and other          15.1            2.5              1.0           18.6
Goodwill related to the sale of
U.S. packaged gas business             (36.3)            --               --          (36.3)
---------------------------------------------------------------------------------------------
30 September 2002                     $332.1          $89.6             $9.4         $431.1
---------------------------------------------------------------------------------------------

The 2002 increase in goodwill was principally due to the acquisition of an additional interest in San Fu. In 2001, the increase in goodwill resulted from several acquisitions in support of worldwide expansion of the Gases business.

Goodwill associated with the divested U.S. packaged gas business in 2002 was included in the carrying amount of the business in determining the gain on disposal. The amount of goodwill included in the carrying amount of the divested business was based on the relative fair value of the divested business to the total reporting unit. The fair values of the reporting unit were determined using the expected present value of future cash flows.

The following table presents the adjusted net income and adjusted per share amounts for the years ended 30 September 2001 and 2000, as if goodwill had not been amortized. Total goodwill amortization, which is shown after-tax, includes both consolidated companies and equity affiliates.

                                           2002            2001          2000
-------------------------------------------------------------------------------
Net Income
As reported                              $525.4          $465.6        $124.2
Effect of goodwill amortization              --            14.8          15.0
-------------------------------------------------------------------------------
As adjusted                              $525.4          $480.4        $139.2
-------------------------------------------------------------------------------
Basic Earnings Per Share
As reported                               $2.42           $2.17          $.58
Effect of goodwill amortization              --             .07           .07
-------------------------------------------------------------------------------
As adjusted                               $2.42           $2.24          $.65
-------------------------------------------------------------------------------
Diluted Earnings Per Share
As reported                               $2.36           $2.12          $.57
Effect of goodwill amortization              --             .07           .07
-------------------------------------------------------------------------------
As adjusted                               $2.36           $2.19          $.64
-------------------------------------------------------------------------------

Intangible assets, excluding goodwill, are primarily customer relationships, purchased technology and patents and are included in other noncurrent assets. Net intangible assets were $70.9 and $55.9 at 30 September 2002 and 2001, respectively. Amortization expense related to intangible assets is not material.


11. Long-Term Debt

The following table shows the company's outstanding debt at the end of 2002 and 2001, excluding any portion of the debt required to be repaid within a year:

30 September                          Maturities          2002           2001
-------------------------------------------------------------------------------
Payable in U.S. Dollars:
  Debentures: (effective rate)
    8.50% (8.55%)                           2006      $  100.0       $  100.0
    8.75% (8.95%)                           2021          18.4           18.4
  Notes: (effective rate)
    7.375% (7.54%)                          2005         150.0          150.0
    6.25% (6.30%)                           2003          --            100.0
    Medium-term notes:
      Weighted average rate
      Series D 6.8%                 2004 to 2016         223.0          223.0
      Series E 7.6%                 2008 to 2026          17.4           17.4
      Series F 6.5%                 2007 to 2010         133.0          133.0
  Other: 1.8%                       2003 to 2037         288.4          251.1
  Less: Unamortized discount                              (2.6)          (3.5)
Payable in Other Currencies
  Euro bonds 6.0%                           2005         493.5          457.0
  Euro bonds 6.5%                           2007         296.1          274.2
  Other 5.9%                        2004 to 2009         293.3          270.7
Capital Lease Obligations:
  United States 7.3%                2003 to 2006           3.4            5.5
  Foreign  6.8%                     2003 to 2007          27.1           30.7
-------------------------------------------------------------------------------
                                                      $2,041.0       $2,027.5
-------------------------------------------------------------------------------

Various debt agreements to which the company is a party include certain financial covenants and other restrictions, including restrictions pertaining to the ability to create property liens and enter into certain sale and leaseback transactions. The company is in compliance with all financial debt covenants.

The company has obtained the commitment of a number of commercial banks to lend money at market rates whenever needed. These committed lines of credit also are used to support the issuance of commercial paper. At 30 September 2002, the company's committed lines of credit totaled $600, maturing in January 2005. No borrowings were outstanding under these commitments at the end of 2002. Additional commitments of $63.2 are maintained by the company's foreign subsidiaries, of which $15.9 was borrowed and outstanding at 30 September 2002.

Maturities of long-term debt in each of the next five years are as follows:
$227.1 in 2003, $181.6 in 2004, $717.7 in 2005, $241.5 in 2006 and $417.7 in
2007.


12. Leases

Capital leases, primarily for machinery and equipment, are included with owned plant and equipment on the balance sheet in the amount of $56.5 and $59.3 at the end of 2002 and 2001, respectively. Related amounts of accumulated depreciation are $36.1 and $32.2, respectively.

Operating leases, including month-to-month agreements, cost the company $102.7 in 2002, $91.0 in 2001 and $89.7 in 2000.

During 2001, the company sold and leased back certain U.S. cryogenic vessel equipment resulting in proceeds of $301.9. This operating lease has a five-year term with purchase and renewal options. The company recognized a deferred gain of $134.7 on this sale-leaseback. This amount was included in other noncurrent liabilities.

At 30 September 2002, minimum payments due under leases are as follows:

                          Capital            Operating
                           Leases               Leases
-------------------------------------------------------------
2003                        $11.1               $ 51.4
2004                          9.0                 39.4
2005                         20.6                 33.2
2006                          2.5                 28.0
2007                          2.6                 11.4
2008 and thereafter            --                 67.6
-------------------------------------------------------------
                            $45.8               $231.0
-------------------------------------------------------------


The present value of the above future capital lease payments is included in the liability section of the balance sheet. At the end of 2002, $10.4 was classified as current and $30.5 as long term.


13. Capital Stock

The authorized Capital Stock consists of 25 million preferred shares with a par value of $1 per share, none of which was outstanding at 30 September 2002, and 300 million shares of Common Stock with a par value of $1 per share.

In 1994, the company established a trust to fund a portion of future payments to employees under existing compensation and benefit programs. The trust, which is administered by an independent trustee, was initially funded with 20 million shares of Treasury Stock. It does not increase or alter the amount of benefits or compensation that is paid under existing plans. The establishment of the trust does not have an effect on earnings per share or return on average shareholders' equity.

In 1998, the Board of Directors adopted a shareholder rights plan under which common stockholders receive an associated right to purchase one one-thousandth (1/1,000) of a share of Series A Participating Cumulative Preferred Stock, par value $1 per share. Such rights are exercisable at a price of $345 and only in the event of certain changes or potential changes in the beneficial ownership of the company's Common Stock, which could result in a person or group owning more than 15% of the outstanding Common Stock ("Acquiring Person"). If such rights become exercisable, the rights would entitle the stockholder (other than the Acquiring Person) to purchase for the purchase price (i) that number of one one-thousandths of a share of Series A Participating Cumulative Preferred Stock or (ii) that number of shares of common stock of the surviving company (in the event of a business combination with the Acquiring Person or asset purchase of 50% or more of the company's assets by the Acquiring Person), with a value equal to two times the purchase price of the right. The rights will expire on 19 March 2008 unless earlier redeemed by the company.

14. Stock Option and Award Plans

Stock Options

Under various plans, executives, employees and outside directors receive awards of options to purchase common stock. Under all awards, the terms are fixed at the grant date. Generally, the exercise price equals the market price of the company's stock on the date of the grant. In October 1998, the company granted 697,300 premium-priced stock options in addition to the fair market value stock options. Options under the plans generally vest from one to three years, and the option's maximum term is 10 years. Options issued to directors are exercisable six months after the grant date.

The company has savings-related stock option plans in which eligible employees in the United Kingdom may purchase stock at a price based on 90% of the stock price on the grant date.

The following table reflects activity under all stock option plans:

                                             Number of         Average
                                                Shares           Price
------------------------------------------------------------------------
Outstanding at 30 September 1999            19,327,694          $29.83
Granted                                      4,312,628           28.21
Exercised                                   (1,062,607)          14.56
Forfeited                                     (421,217)          33.62
------------------------------------------------------------------------
Outstanding at 30 September 2000            22,156,498          $30.18
Granted                                      4,592,600           35.83
Exercised                                   (3,039,223)          24.93
Forfeited                                     (536,668)          33.61
------------------------------------------------------------------------
Outstanding at 30 September 2001            23,173,207          $31.69
Granted                                      5,454,587           37.82
Exercised                                   (2,756,780)          27.55
Forfeited                                     (422,442)          36.56
------------------------------------------------------------------------
Outstanding at 30 September 2002            25,448,572          $33.05
Exercisable at end of year                  14,832,704
Available for future grant at end of year    5,136,418
------------------------------------------------------------------------


The following table summarizes information about options outstanding at 30 September 2002:

                                                  Options Outstanding
-------------------------------------------------------------------------------
                                               Weighted
                                                Average              Weighted
Range of                                      Remaining               Average
Exercise                     Number         Contractual              Exercise
Prices                  Outstanding        Life (Years)                 Price
-------------------------------------------------------------------------------
19.56-24.79               2,142,472                3.69                $22.49
26.03-29.47               8,913,936                6.49                 28.37
30.01-41.69              14,261,164                8.44                 38.11
45.91-52.19                 131,000               10.00                 50.76

                                                  Options Exercisable
-------------------------------------------------------------------------------
                                                                     Weighted
Range of                                                              Average
Exercise                                         Number              Exercise
Prices                                      Outstanding                 Price
-------------------------------------------------------------------------------
19.56-24.79                                   2,142,472                $22.49
26.03-29.47                                   6,701,808                 28.23
30.01-41.69                                   5,968,424                 39.41
45.91-52.19                                      20,000                 45.91
-------------------------------------------------------------------------------

Pro Forma Information

The company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock option plans. Therefore, no compensation expense has been recognized for the stock option plans. SFAS No. 123 requires the company to disclose pro forma net income and pro forma earnings per share amounts as if compensation expense was recognized for options granted after 1995. Using this approach, net income and earnings per share would have been reduced to the pro forma amounts indicated in the table:


                                     2002            2001           2000
----------------------------------------------------------------------------
Net Income
As reported                        $525.4          $465.6         $124.2
Pro forma                           484.5           435.5           98.3

Basic Earnings per Share
As reported                         $2.42           $2.17           $.58
Pro forma                            2.23            2.03            .46

Diluted Earnings per Share
As reported                         $2.36           $2.12           $.57
Pro forma                            2.18            2.00            .45
----------------------------------------------------------------------------


For disclosure purposes, the fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                     2002            2001         2000
---------------------------------------------------------------------------
Dividend yield                        2.0%            2.1%         2.0%
Expected volatility                  30.1%           29.2%        28.4%
Risk-free interest rate               4.7%            5.9%         6.2%
Expected life (years)                 7.8             7.6          6.6
---------------------------------------------------------------------------

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

Other Awards

The company granted deferred stock units identified as performance shares to executive officers and other key employees. These awards provide for the issuance of common stock based on certain management objectives achieved by the end of the performance period. The performance period is the one- or two-year period following the grant date. The performance shares are payable either at the end of the performance period or after retirement. The number of shares outstanding and earned for these awards was 370,446 and 493,249 share units as of 30 September 2002 and 2001, respectively. Compensation expense is recognized over the vesting period.

Prior to the issuance of performance shares, the company granted deferred stock units as career share awards in 1992 through 1997 to certain executive officers and other key employees. Career shares are deferred stock units payable in shares of stock after retirement. Career share awards equivalent to 666,958 and 707,149 shares of stock were outstanding at the end of 2002 and 2001, respectively. Compensation expense is recognized over the vesting period.

Deferred stock units equivalent to 416,797 and 533,182 shares of stock were outstanding at the end of 2002 and 2001, respectively. Compensation expense is generally recognized over the four-year deferral period applicable to the awards.

Compensation expense recognized relating to the programs granting deferred stock units was $4.2 in 2002, $9.5 in 2001 and $9.4 in 2000.

15. Earnings Per Share

The calculation of basic and diluted earnings per share is as follows:

30 September                                                        2002          2001        2000
-----------------------------------------------------------------------------------------------------
Numerator

Net income used in basic and diluted earnings per share           $525.4        $465.6      $124.2

Denominator

Weighted average number of common shares used in
 basic earnings per share
 (in millions)                                                     217.2         214.8       213.4

Effect of dilutive securities (in millions):
  Employee stock options                                             4.8           3.6         2.0
  Other award plans                                                   .7            .9          .8
-----------------------------------------------------------------------------------------------------
                                                                     5.5           4.5         2.8
-----------------------------------------------------------------------------------------------------
Weighted average number of common shares and dilutive potential
common shares used in diluted earnings per share (in millions)     222.7         219.3       216.2

Basic Earnings per Common Share                                    $2.42         $2.17        $.58

Diluted Earnings per Common Share                                  $2.36         $2.12        $.57
-----------------------------------------------------------------------------------------------------


Options on 131,000 shares and 6.4 million shares of common stock were excluded from the computation of diluted earnings per share for 2002 and 2000, respectively. The exercise price of these options was greater than the average market price of the common shares for the respective years, and therefore the effect would have been antidilutive.

16. Income Taxes

The following table shows the components of the provision for income taxes:

                        2002              2001                2000
----------------------------------------------------------------------
Federal
Current               $123.4             $98.2              $(31.3)
Deferred                20.0              27.9                 3.6
----------------------------------------------------------------------
                       143.4             126.1               (27.7)
----------------------------------------------------------------------
State
Current                  4.6               (.6)                3.0
Deferred                14.8              14.9               (14.7)
----------------------------------------------------------------------
                        19.4              14.3               (11.7)
----------------------------------------------------------------------
Foreign
Current                 47.6              53.9                20.1
Deferred                30.4              (3.8)                5.6
----------------------------------------------------------------------
                        78.0              50.1                25.7
----------------------------------------------------------------------
                      $240.8            $190.5              $(13.7)
----------------------------------------------------------------------

The significant components of deferred tax assets and liabilities are as follows:

30 September                                          2002              2001
--------------------------------------------------------------------------------
Gross Deferred Tax Assets
Pension and other compensation accruals           $  210.9          $  160.0
Tax loss and investment tax credit
 carryforwards                                        40.1              34.7
Reserves and accruals                                 18.6              14.3
Foreign currency translation adjustment               83.1              59.7
Postretirement benefits                               29.8              27.9
Inventory                                             18.5              16.0
Other                                                 72.1              68.8
Valuation allowance                                  (15.4)             (9.5)
--------------------------------------------------------------------------------
Deferred Tax Assets                               $  457.7          $  371.9
--------------------------------------------------------------------------------
Gross Deferred Tax Liabilities
Plant and equipment                               $  859.1          $  787.1
Investment in partnerships                            99.6              96.4
Employee benefit plans                                26.5              51.3
Currency gains                                        18.7              10.8
Other                                                119.5             117.0
--------------------------------------------------------------------------------
Deferred Tax Liabilities                          $1,123.4          $1,062.6
--------------------------------------------------------------------------------
Net Deferred Income Tax Liability                 $  665.7          $  690.7
--------------------------------------------------------------------------------

Net current deferred tax assets of $47.7 and net noncurrent deferred tax assets of $12.2 are included in other current assets and other noncurrent assets at 30 September 2002, respectively. Net current deferred tax assets of $53.6 and net noncurrent deferred tax assets of $34.1 are included in other current assets and other noncurrent assets at 30 September 2001, respectively.

Foreign and state operating loss carryforwards as of 30 September 2002 were $52.3 and $13.5, respectively. The foreign losses have an unlimited carryover period. State operating loss carryforwards are available through 2020. Foreign capital loss carryforwards were $12.1 on 30 September 2002 and have an unlimited carryover period.

The valuation allowance as of 30 September 2002 primarily relates to the tax loss carryforwards referenced above. If events warrant the reversal of the $15.4 valuation allowance, it would result in a reduction of tax expense.

Major differences between the United States federal statutory rate and the effective tax rate are:

(percent of income before taxes)             2002         2001          2000
-------------------------------------------------------------------------------
U.S. federal statutory rate                 35.0%         35.0%         35.0%
State taxes, net of federal tax
 benefit                                     1.6           1.8          (3.5)
Income from equity affiliates               (3.2)         (3.4)        (22.1)
Foreign tax credits and refunds
 on dividends received from
 foreign affiliates                           .2            .3          (8.3)
Export tax benefits                         (1.0)          (.9)         (4.7)
Investment tax credits                        --            --           (.5)
Restructuring of operations                   --          (1.5)         (6.7)
Other                                       (1.2)         (2.3)         (1.6)
-------------------------------------------------------------------------------
Effective Tax Rate after
Minority Interest                           31.4%         29.0%        (12.4%)
Minority Interest                            (.7)          (.2)           .8
-------------------------------------------------------------------------------
Effective Tax Rate                          30.7%         28.8%        (11.6%)
-------------------------------------------------------------------------------


The following table summarizes the income of U.S. and foreign operations, before taxes and minority interest:

                                            2002          2001          2000
------------------------------------------------------------------------------
Income from consolidated
operations:
  United States                           $463.7        $416.0       $(145.2)
  Foreign                                  232.1         154.1         163.7
Income from equity affiliates               88.7          91.1          99.6
------------------------------------------------------------------------------
                                          $784.5        $661.2       $ 118.1
------------------------------------------------------------------------------

The company does not pay or record U.S. income taxes on the undistributed earnings of its foreign subsidiaries as long as those earnings are permanently reinvested in the companies that produced them. These cumulative undistributed earnings are included in consolidated retained earnings on the balance sheet and amounted to $1,003.0 at the end of 2002. An estimated $237.9 in U.S. income and foreign withholding taxes would be due if these earnings were remitted as dividends after payment of all deferred taxes.

17. Pension and Other Postretirement Benefits

The following table includes reconciliations of the domestic pension plans and other postretirement plan benefits as of 30 September and the foreign pension plans as of 30 June:

                                                               Pension Benefits              Other Benefits
---------------------------------------------------------------------------------------------------------------
                                                             2002            2001           2002         2001
---------------------------------------------------------------------------------------------------------------
Change in Benefit Obligation
Benefit obligation on 1 October                          $1,475.7        $1,274.1         $ 65.5       $ 66.4
Service cost                                                 50.1            42.9            4.4          4.1
Interest cost                                               104.8            96.3            4.7          4.9
Amendments                                                    1.2             3.7           (3.6)          --
Actuarial loss (gain)                                       180.3           117.5           13.6         (4.5)
Special termination benefits,
settlements and curtailments                                  1.8           (10.3)           (.3)          .9
Plan participant contributions                                3.5             5.0             --           --
Benefits paid                                               (71.0)          (55.6)          (7.5)        (6.3)
Currency translation/other                                   33.7             2.1             --           --
---------------------------------------------------------------------------------------------------------------
Benefit obligation on 30 September                       $1,780.1        $1,475.7         $ 76.8        $65.5
---------------------------------------------------------------------------------------------------------------
Change in Plan Assets
Fair value of plan assets on 1 October                   $1,090.8        $1,231.8            $--          $--
Actual return on plan assets (loss)                         (89.7)         (123.0)            --           --
Company contributions                                        44.2            29.3             --           --
Plan participant contributions                                3.5             5.0             --           --
Benefits paid                                               (62.1)          (52.4)            --           --
Currency translation/other                                   25.8              .1             --           --
---------------------------------------------------------------------------------------------------------------
Fair value of plan assets on 30 September                $1,012.5        $1,090.8            $--          $--
---------------------------------------------------------------------------------------------------------------
Funded status of the plans                               $ (767.6)       $ (384.9)        $(76.8)      $(65.5)
Unrecognized actuarial loss (gain)                          599.6           219.0            (.4)       (14.8)
Unrecognized prior service cost                              19.0            17.0           (4.0)         (.8)
Unrecognized net transition asset                            (2.6)           (6.6)            --           --
---------------------------------------------------------------------------------------------------------------
Net amount recognized                                    $ (151.6)       $ (155.5)        $(81.2)      $(81.1)
---------------------------------------------------------------------------------------------------------------
Total Recognized Amounts in the Balance Sheet Consist of:
Prepaid benefit cost                                     $    3.6        $  105.0         $   --       $   --
Accrued benefit liability                                  (429.9)         (292.6)         (81.2)       (81.1)
Intangible asset                                             15.4            12.4             --           --
Accumulated other comprehensive income - pretax             259.3            19.7             --           --
---------------------------------------------------------------------------------------------------------------
Net amount recognized                                    $ (151.6)       $ (155.5)        $(81.2)      $(81.1)
---------------------------------------------------------------------------------------------------------------

Weighted Average Assumptions as of 30 September
---------------------------------------------------------------------------------------------------------------
Discount rate                                                 6.5%            7.1%           6.8%         7.5%
Expected return on plan assets                                9.4%            9.5%            --           --
Rate of compensation increase                                 4.7%            4.7%           5.0%         5.0%
---------------------------------------------------------------------------------------------------------------



                                                              Pension Benefits                    Other Benefits
-----------------------------------------------------------------------------------------------------------------------
                                                       2002          2001         2000       2002       2001      2000
-----------------------------------------------------------------------------------------------------------------------
Components of Net Periodic Benefit Cost

Service cost                                        $  50.1       $  42.9       $ 44.5      $ 4.4      $ 4.1     $ 4.9
Interest cost                                         104.8          96.3         89.7        4.7        4.9       5.6
Expected return on plan assets                       (112.2)       (102.9)       (95.8)        --         --        --
Prior service cost amortization                         2.2           2.7          2.4        (.2)       (.1)      (.1)
Actuarial loss (gain) amortization                      3.4           2.2          3.2        (.7)      (1.2)       --
Transition amount amortization                         (4.0)         (3.5)        (3.5)        --         --        --
Settlement and curtailment charges                      1.6           9.5           --       (2.1)        --        --
Special termination benefit                             9.8          12.5         10.7        1.5         .9        --
-----------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost                           $  55.7       $  59.7       $ 51.2      $ 7.6      $ 8.6     $10.4
-----------------------------------------------------------------------------------------------------------------------

During 2002, 2001 and 2000, the company incurred charges for special termination benefits as part of enhanced benefit programs offered under the global cost reduction plans discussed in Note 3.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plans' assets were $1,723.1, $1,390.5 and $964.2, respectively, as of 30 September 2002, and $1,120.9, $908.0 and $714.2, respectively, as of 30
September 2001.

A $158 after-tax charge was recorded to comprehensive income within shareholders' equity due to the recognition of an additional minimum liability and the reversal of prepaid pension plan assets in 2002. The additional minimum liability is equal to the accumulated benefit obligation less the fair value of pension plan assets in excess of the accrued pension cost. The increase in the additional minimum liability resulted principally from the decline in the discount rate and the loss in value of plan assets.

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

                                     1 Percentage Point     1 Percentage Point
                                               Increase              Decrease
--------------------------------------------------------------------------------
Effect on total of service
and interest cost                                   $.5                  $(.6)

Effect on the postretirement
benefit obligation                                  3.7                  (4.1)
--------------------------------------------------------------------------------


For measurement purposes, a 9.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2003. The rate was assumed to decrease gradually to 5.0% for 2007 and thereafter.

In addition to the above plans, U.S. employees are eligible to contribute to a 401(k) plan. The company matches a portion of these contributions. Contributions charged to income for this plan for 2002, 2001 and 2000 were $14.2, $14.3 and $14.1, respectively.

18. Other Commitments and Contingencies

The company in the normal course of business has commitments, lawsuits, contingent liabilities and claims. However, the company does not expect that any sum it may have to pay in connection with these matters, or the matters described below, will have a materially adverse effect on its consolidated financial position or results of operations.

Cogeneration projects in which the company, through equity affiliates, beneficially owns 48.8% (Map Ta Phut, Thailand) and 50% (Rotterdam, the Netherlands) burn natural gas to produce electricity and steam. Specific equity support agreements related to the financings of the two projects obligate the company to contribute equity up to a cumulative total for the two projects of $15 under certain circumstances. The partners in these projects have agreed to share equally in any required equity contribution.

The company, through equity affiliates, beneficially owns 50% of an air separation facility being constructed in Trinidad and 50% of a company that will operate the facility to supply product to a customer under a long-term contract. An equity support agreement will be provided in connection with the financing of this facility, pursuant to which the company and its partner will agree, on a joint and several basis, to make their basic equity contributions and to provide contingent equity contributions of up to about $36 each if certain shortfalls in the revenues of the equity affiliate arise due to a default and resulting termination of the product supply contract. In addition, the company and its partner will provide joint and several guarantees to the customer and to the equity affiliate of certain obligations arising out of the operation of the facility, with a potential exposure of about $16 each. The risks assumed under the equity support agreement and the guarantees are risks that the company typically assumes in the day-to-day operation of its air separation facilities.

In addition, the company has guaranteed repayment of some borrowings of certain foreign equity affiliates. At 30 September 2002, these guarantees totaled approximately $37.

In September 2001, the company entered into an operating lease of U.S. cryogenic vessel equipment which included a residual value guarantee not to exceed $256.

The company has accrued for certain environmental investigatory and noncapital remediation costs consistent with the policy set forth in Note 1. The potential exposure for such costs is estimated to range from $9 to a reasonably possible upper exposure of $20. The balance sheet at 30 September 2002 includes an accrual of $15.3.

The company has entered into put option agreements with certain affiliated companies. In 1999, the company made an investment in INOX, an Indian industrial gases company. As part of this transaction, put options were issued which give other shareholders the right to require the company to purchase shares of INOX (approximately 5.1 million) at a predefined exercise price. The option period begins January 2004 and extends through January 2006. The option price during the first year is 570 Rupees per share and during the second year 630 Rupees per share. The U.S. dollar price of purchasing all 5.1 million shares in 2004 based on current exchange rates would be approximately $60. In 2002, the company entered into a put option agreement as part of the San Fu acquisition as discussed in Note 4.

At the end of 2002, the company had purchase commitments to spend approximately $133 for additional plant and equipment.

19. Supplemental Information

Payables, Trade and Other

30 September                                   2002             2001
------------------------------------------------------------------------
Accounts payable, trade                      $403.3           $408.1
Outstanding checks payable in excess
 of certain cash balances                      24.7             37.2
Customer advances                              57.6             66.9
------------------------------------------------------------------------
                                             $485.6           $512.2
------------------------------------------------------------------------

Accrued Liabilities

30 September                                   2002             2001
------------------------------------------------------------------------
Accrued payroll and employee benefits        $151.0           $111.7
Accrued interest expense                       40.1             42.2
Other accrued liabilities                     162.6            187.7
------------------------------------------------------------------------
                                             $353.7           $341.6
------------------------------------------------------------------------

Short-Term Borrowings

30 September                                   2002             2001
------------------------------------------------------------------------
Bank obligations                             $116.9           $ 53.7
Commercial paper                                 --            202.0
------------------------------------------------------------------------
                                             $116.9           $255.7
------------------------------------------------------------------------

The weighted average interest rate of short-term commercial paper outstanding as of 30 September 2001 was 3.7%.

Accumulated Other Comprehensive
Income (Loss)

30 September                                          2002             2001
-----------------------------------------------------------------------------
Gain on derivatives                                $   2.9          $   1.8
Unrealized gain on investment                         14.6             22.0
Minimum pension liability adjustment                (170.4)           (12.2)
Cumulative translation adjustments                  (414.0)          (464.1)
-----------------------------------------------------------------------------
                                                   $(566.9)         $(452.5)
-----------------------------------------------------------------------------

Other (Income) Expense, Net

                                      2002          2001         2000
-----------------------------------------------------------------------
Technology and royalty income       $(13.4)       $(16.9)      $(16.2)
Interest income                       (4.9)         (6.2)        (4.1)
Foreign exchange                      (2.0)           --         (6.9)
Gain on sale of assets
 and investments                      (9.6)          (.1)       (13.4)
Amortization of intangibles            3.8          19.4         17.9
Global cost reduction plans
(see Note 3)                            --          26.0          7.5
Rental income                         (4.9)         (5.0)         (.4)
Insurance settlements                 (2.7)         (9.6)        (2.8)
Miscellaneous                         (3.4)        (13.1)       (10.0)
-----------------------------------------------------------------------
                                    $(37.1)       $ (5.5)      $(28.4)
-----------------------------------------------------------------------

Summary by Quarter

This table summarizes the unaudited results of operations for each quarter of 2002 and 2001:

                                            First         Second               Third          Fourth
-----------------------------------------------------------------------------------------------------
2002
Sales                                    $1,316.5       $1,312.7            $1,374.0        $1,398.0
Operating income                            184.2          154.8(a)            215.1           220.8
Net income                                  113.7          126.1(a)(b)         141.3           144.3
Basic earnings per common share               .53            .58                 .65             .66
Diluted earnings per common share             .52            .57(a)(b)           .63             .65
Dividends per common share                    .20            .20                 .21             .21
Market price per common share:  high        48.09          53.52               52.58           51.66
                                low         36.15          43.30               45.59           40.00
-----------------------------------------------------------------------------------------------------


(a) Includes a charge of $30.8 ($18.9 after-tax, or $.09 per share) for the 2002 global cost reduction plan.

(b) Includes a gain of $55.7 ($25.7 after-tax, or $.12 per share) related to the sale of the U.S. packaged gas business.

                                            First           Second              Third            Fourth
------------------------------------------------------------------------------------------------------------------
2001
Sales                                    $1,475.8         $1,534.5           $1,450.9         $1,396.6
Operating income                            227.5            164.2(a)(b)        215.4            138.3(c)
Net income                                  135.6             94.6(a)(b)        132.3            103.1(c)(d)(e)
Basic earnings per common share               .63              .44                .62              .48
Diluted earnings per common share             .62              .43(a)(b)          .60              .47(c)(d)(e)
Dividends per common share                    .19              .19                .20              .20
Market price per common share:  high        42.25            43.45              48.70            49.00
                                low         30.50            35.00              37.98            32.25
------------------------------------------------------------------------------------------------------------------

(a) Includes a charge of $30.9 ($20.0 after-tax, or $.09 per share) for the 2001 global cost reduction plan.

(b) Includes a charge of $6.0 ($3.7 after-tax, or $.02 per share) for a litigation settlement.

(c) Includes a charge of $78.3 ($47.3 after-tax, or $.21 per share) for the 2001 global cost reduction plan.

(d) Includes a gain of $101.6 ($64.6 after-tax, or $.29 per share) related to the sale of the fifty percent interest in two cogeneration facilities.

(e) Includes a loss of $75.8 ($47.3 after-tax, or $.21 per share) for the early retirement of debt.

20. Business Segment and Geographic Information

The company's segments are organized based on differences in products. The company has three operating segments consisting of Gases, Chemicals and Equipment.

The company's Gases segment includes its industrial gases, healthcare, power generation and flue gas treatment businesses.

The company is a leading international supplier of industrial and specialty gas products. Principal products of the industrial gases business are oxygen, nitrogen, argon, hydrogen, carbon monoxide, carbon dioxide, synthesis gas and helium. The largest market segments are chemical processing, refining, metal production, electronics, food processing and medical gases. The company has its strongest industrial gas market positions in the United States and Europe.

The global healthcare business of the company is directed at two main markets: institutional and homecare. The institutional market uses medical gases in hospitals, clinics and nursing homes, as well as helium for use in magnetic resonance imaging. The homecare business was principally in Europe before the acquisition in October 2002 of American Homecare Supply, LLC, which serves the Eastern United States. Homecare involves the delivery of respiratory therapy services, infusion services and home medical equipment to patients in their homes.

The company constructed, operates and has approximately a 50% interest in power generation facilities in California, Rotterdam and Thailand.

The company's Chemicals segment consists of businesses organized around two divisions: Performance Materials and Chemical Intermediates.

Principal products of Performance Materials are emulsions, specialty additives, polyurethane additives and epoxy additives. Principal Chemical Intermediates are amines and polyurethane intermediates. The company also produces certain industrial chemicals. The end markets for the company's chemical products are extensive, including adhesive, textile, paper, building products, agriculture and furniture. Principal geographic markets for the company's chemical products are North America, Europe, Asia, Brazil and Mexico.

The Equipment segment designs and manufactures cryogenic and gas processing equipment for air separation, gas processing, natural gas liquefaction and hydrogen purification. The segment also designs and builds cryogenic transportation containers for liquid helium and systems for recovering gases using membrane technology. Equipment is sold worldwide to companies involved in chemical and petrochemical manufacturing, oil and gas recovery and processing, power generation and steel and primary metal production. Equipment is also manufactured for the company's industrial gas business. Another important market, particularly for air separation equipment, is the company's international industrial gas joint ventures.

The accounting policies of the segments are the same as those described in
Note 1. The company evaluates the performance of segments based upon reported segment operating income. Operating income of the business segments includes general corporate expenses. Corporate expenses not allocated to the segments, included in all other, are primarily long-term research and development. Intersegment sales are not material and are recorded at selling prices that approximate market prices. Equipment manufactured for the company's industrial gas business is generally transferred at cost and not reflected as an intersegment sale. Corporate assets not allocated to the segments are included in all other. These assets include cash and cash items, unallocated administrative facilities and certain deferred items. Long-lived assets include investment in net assets of and advances to equity affiliates, net plant and equipment and goodwill.

Business segment information is shown below:


                                                                                           Segment           All    Consolidated
                                                   Gases      Chemicals     Equipment       Totals         Other          Totals
----------------------------------------------------------------------------------------------------------------------------------
2002
----------------------------------------------------------------------------------------------------------------------------------
Revenues from external customers                $3,673.9       $1,451.7       $275.6      $5,401.2       $   --         $5,401.2
Operating income                                   614.0          172.5         20.7         807.2        (32.3)           774.9
Operating income--excluding special items          640.2          177.1         20.7         838.0        (32.3)           805.7
Depreciation and amortization                      468.2          107.8          5.4         581.4          3.4            584.8
Equity affiliates' income                           61.9           11.7          2.6          76.2           --             76.2
Gain on sale of U.S. packaged gas business          55.7             --           --          55.7           --             55.7
Segment assets
 Identifiable assets                             6,045.0        1,400.2        184.4       7,629.6        381.2          8,010.8
 Investment in and advances to equity
  affiliates                                       427.9           53.9          2.4         484.2           --            484.2
----------------------------------------------------------------------------------------------------------------------------------
Total segment assets                             6,472.9        1,454.1        186.8       8,113.8        381.2          8,495.0
Expenditures for long-lived assets                 625.5           49.4          6.4         681.3        108.0            789.3
Operating return on net assets(a)                   11.0%          12.7%        10.5%         11.3%          --             10.6%
----------------------------------------------------------------------------------------------------------------------------------

2001
----------------------------------------------------------------------------------------------------------------------------------
Revenues from external customers                $4,084.6       $1,522.8       $250.4      $5,857.8       $   --         $5,857.8
Operating income                                   654.9          112.3         10.0         777.2        (31.8)           745.4
Operating income--excluding special items          724.0          140.9         12.0         876.9        (16.3)           860.6
Depreciation and amortization                      463.2          120.3          5.5         589.0          3.4            592.4
Equity affiliates' income                           71.7            7.5          2.0          81.2           --             81.2
Gain on divestiture of interest in
  cogeneration facilities                          101.6             --           --         101.6           --            101.6
Loss on early retirement of debt                      --             --           --            --         75.8             75.8
Segment assets:
  Identifiable assets                            5,886.6        1,386.0        185.4       7,458.0        126.6          7,584.6
  Investment in and advances to equity
   affiliates                                      446.0           50.2          3.3         499.5           --            499.5
----------------------------------------------------------------------------------------------------------------------------------
Total segment assets                             6,332.6        1,436.2        188.7       7,957.5        126.6          8,084.1
Expenditures for long-lived assets                 698.1           52.0          1.6         751.7         57.7            809.4
Operating return on net assets(a)                   12.3%           9.8%         5.5%         11.6%          --             11.1%
----------------------------------------------------------------------------------------------------------------------------------

2000
----------------------------------------------------------------------------------------------------------------------------------
Revenues from external customers                $3,607.9       $1,772.8       $228.8      $5,609.5       $   --         $5,609.5
Operating income                                   673.1          182.1          9.9         865.1        (34.3)           830.8
Operating income--excluding special items          698.8          197.7         16.8         913.3        (33.4)           879.9
Depreciation and amortization                      455.9          127.8          6.5         590.2          3.4            593.6
Equity affiliates' income                           73.6           12.5          2.0          88.1          (.5)            87.6
Gain on sale of polyvinyl alcohol business            --          126.8           --         126.8           --            126.8
Loss on currency hedges related
 to BOC transaction and expenses                      --             --           --            --       (730.4)          (730.4)
Segment assets:
 Identifiable assets                             5,823.7        1,453.8        234.1       7,511.6        292.3          7,803.9
 Investment in and advances to equity              412.3           51.4          2.5         466.2           .4            466.6
  affiliates
----------------------------------------------------------------------------------------------------------------------------------
Total segment assets                             6,236.0        1,505.2        236.6       7,977.8        292.7          8,270.5
Expenditures for long-lived assets                 711.3           93.6           .5         805.4         44.3            849.7
Operating return on net assets (a)                  12.1%          12.3%         7.1%         12.1%          --             11.1%
----------------------------------------------------------------------------------------------------------------------------------

(a) ORONA is calculated as operating income divided by the rolling five-quarter average of total assets less investments in equity affiliates. The ORONA calculation for 2002 excluded a charge of $30.8 for a global cost reduction plan. The ORONA calculation for 2001 excluded a charge of $109.2 for a global cost reduction plan and a charge of $6.0 for a litigation settlement. The ORONA calculation for 2000 excluded a charge of $55.4 for a global cost reduction plan and a gain of $6.3 from the sale of packaged gas facilities.

Geographic information is presented below:


                                           2002         2001          2000
----------------------------------------------------------------------------
Revenues from External Customers
United States                          $3,301.9     $3,871.4      $3,674.7
Canada                                    108.4        116.6         124.4
----------------------------------------------------------------------------
Total North America                     3,410.3      3,988.0       3,799.1
----------------------------------------------------------------------------
United Kingdom                            459.1        478.5         525.5
Spain                                     332.2        313.7         320.2
Other Europe                              706.6        608.3         583.9
----------------------------------------------------------------------------
Total Europe                            1,497.9      1,400.5       1,429.6
----------------------------------------------------------------------------
Asia                                      377.1        335.3         257.1
Latin America                             115.6        133.7         123.4
All other                                    .3           .3            .3
----------------------------------------------------------------------------
Total                                  $5,401.2     $5,857.8      $5,609.5
----------------------------------------------------------------------------
Long-Lived Assets
United States                          $3,160.6     $3,356.9      $3,502.2
Canada                                     78.1         87.8          98.9
----------------------------------------------------------------------------
Total North America                     3,238.7      3,444.7       3,601.1
----------------------------------------------------------------------------
United Kingdom                            475.5        452.6         461.2
Spain                                     405.8        371.1         339.2
Other Europe                              976.8        819.7         711.2
----------------------------------------------------------------------------
Total Europe                            1,858.1      1,643.4       1,511.6
----------------------------------------------------------------------------
Asia                                      960.3        667.9         719.1
Latin America                             202.2        210.9         226.5
All other                                  33.8         35.8          20.0
----------------------------------------------------------------------------
Total                                  $6,293.1     $6,002.7      $6,078.3
----------------------------------------------------------------------------

Note: Geographic information is based on country of origin. Included in United States revenues are export sales to unconsolidated customers of $532.7 in 2002, $602.3 in 2001 and $557.7 in 2000. The other Europe segment operates principally in Belgium, France, Germany and the Netherlands.

Five-Year Summary of Selected Financial Data

(millions of dollars, except per share)                                     2002       2001      2000      1999       1998
------------------------------------------------------------------------------------------------------------------------------
Operating Results
Sales                                                                    $ 5,401    $ 5,858   $ 5,610   $ 5,161     $5,052
Cost of sales                                                              3,828      4,243     3,968     3,642      3,450
Selling and administrative                                                   715        752       715       691        660
Research and development                                                     121        123       124       123        112
Operating income                                                             775        745       831       725        846
Equity affiliates' income                                                     76         81        88        62         38
Interest expense                                                             122        191       197       159        163
Income tax provision (benefit)                                               241        191       (14)      203        277
Net income                                                                   525        466       124       451        547
Basic earnings per common share                                             2.42       2.17       .58      2.12       2.54
Diluted earnings per common share(a)                                        2.36       2.12       .57      2.09       2.48
------------------------------------------------------------------------------------------------------------------------------
Year-End Financial Position
Plant and equipment, at cost                                             $10,880    $10,227   $10,311   $10,188     $9,490
Total assets                                                               8,495      8,084     8,271     8,236      7,490
Working capital                                                              653        332       430       (75)       376
Total debt(b)                                                              2,385      2,478     3,045     2,842      2,698
Shareholders' equity                                                       3,460      3,106     2,821     2,962      2,667
------------------------------------------------------------------------------------------------------------------------------
Financial Ratios
Return on sales                                                              9.7%       7.9%      2.2%      8.7%      10.8%
ORONA(d)                                                                    10.6%      11.1%     11.1%     10.4%      12.3%
Return on average shareholders' equity                                      15.9%      15.8%      4.3%     16.1%      20.8%
Total debt to sum of total debt and shareholders' equity(b)                 40.8%      44.4%     51.9%     49.0%      50.3%
Cash provided by operations to average total debt                           46.0%      37.8%     37.5%     39.5%      38.6%
Interest coverage ratio                                                      6.9        4.3       1.5       4.6        5.5
------------------------------------------------------------------------------------------------------------------------------
Other Data
For the year: Depreciation                                                  $581       $573      $576      $527       $489
              Capital expenditures(c)                                        806        806       973     1,108      1,001
              Cash dividends per common share                                .82        .78       .74       .70        .64
              Market price range per common share                          54-36      49-30     39-23     49-27      45-29
              Weighted average common shares outstanding (in millions)       217        215       213       212        216
              Weighted average common shares and common stock
              equivalent shares outstanding (in millions)                    223        219       216       216        220
At year end:  Book value per common share                                  15.83      14.41     13.17     13.90      12.61
              Shareholders                                                11,100     11,200    11,400    11,900     11,500
              Employees                                                   17,200     17,800    17,500    17,400     16,700
------------------------------------------------------------------------------------------------------------------------------

(a) Diluted earnings per common share includes the impact of special items. The impacts of special items were: 2002 (gain--$.03); 2001 (charge--$.25); 2000 (charge--$1.89); and 1998 (gain--$.26).

(b) Total debt includes long-term debt, current portion of long-term debt, and short-term borrowings as of the end of the year.

(c) Capital expenditures include additions to plant and equipment, investment in and advances to unconsolidated affiliates, acquisitions (including long-term debt assumed in acquisitions) and capital lease additions.

(d) ORONA is calculated as operating income divided by the rolling five-quarter average of total assets less investments in equity affiliates. The ORONA calculation for 2002 excluded a charge of $30.8 for a global cost reduction plan. The ORONA calculation for 2001 excluded a charge of $109.2 for a global cost reduction plan and a charge of $6.0 for a litigation settlement. The ORONA calculation for 2000 excluded a charge of $55.4 for a global cost reduction plan and a gain of $6.3 from the sale of packaged gas facilities.