Form 10-K, Exhibit 13
period 2003-09-30
AIR PRODUCTS & CHEMICALS INC /DE/
filed 2003-12-12
CIK 2969

                                                                      Exhibit 13

FINANCIAL REVIEW

                             Contents

                     25      MANAGEMENT'S DISCUSSION AND ANALYSIS

                     43      COMPANY RESPONSIBILITY FOR FINANCIAL
                             STATEMENTS

                     44      REPORTS OF INDEPENDENT AUDITORS

                     46      THE FINANCIAL STATEMENTS

                             CONSOLIDATED INCOME STATEMENTS
                             CONSOLIDATED BALANCE SHEETS
                             CONSOLIDATED STATEMENTS OF CASH FLOWS
                             CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

                     50     NOTES TO THE FINANCIAL STATEMENTS

                             1. MAJOR ACCOUNTING POLICIES

                             2. NEW ACCOUNTING STANDARDS

                             3. GLOBAL COST REDUCTION PLANS

                             4. ACQUISITIONS

                             5. DIVESTITURES

                             6. FINANCIAL INSTRUMENTS

                             7. INVENTORIES

                             8. SUMMARIZED FINANCIAL INFORMATION OF
                                EQUITY AFFILIATES

                             9. PLANT AND EQUIPMENT

                             10. GOODWILL AND INTANGIBLE ASSETS

                             11. LONG-TERM DEBT

                             12. LEASES

                             13. CAPITAL STOCK

                             14. STOCK OPTION AND AWARD PLANS

                             15. EARNINGS PER SHARE

                             16. INCOME TAXES

                             17. PENSION AND OTHER POSTRETIREMENT BENEFITS

                             18. OTHER COMMITMENTS AND CONTINGENCIES

                             19. SUPPLEMENTAL INFORMATION

                             20. BUSINESS SEGMENT AND GEOGRAPHIC
                                 INFORMATION

                     74      FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA

MANAGEMENT'S DISCUSSION AND ANALYSIS

RESULTS OF OPERATIONS
(millions of dollars, except per share)

All comparisons in the discussion are to the corresponding prior year unless otherwise stated. All amounts presented are in accordance with accounting principles generally accepted in the United States of America.

AIR PRODUCTS AND CHEMICALS, INC. AND ITS SUBSIDIARIES (the company) serves customers in technology, energy, healthcare and industrial markets. The company offers a broad portfolio of products, services and solutions, providing atmospheric gases, process and specialty gases, performance materials and chemical intermediates. Geographically diverse, with operations in over 30 countries, the company has sales of $6.3 billion, assets of $9.4 billion and a worldwide workforce of 18,500 employees.

2003 OVERVIEW

The company faced significant challenges this year, including: a slow manufacturing environment, cyclical lows in the Chemicals and Equipment businesses, high and volatile energy and raw material costs, and an electronics industry downturn that continued through the first half of the year. However, in spite of the difficult environment, the company continued to control its costs and make progress in portfolio management actions. As part of its ongoing portfolio management activities, the company continued to execute its growth strategies by entering the U.S. homecare market by acquiring American Homecare Supply, LLC (AHS) and other small homecare companies and by acquiring the Electronic Chemicals business of Ashland Specialty Chemical Company. A global cost reduction plan was announced in the third quarter of the fiscal year, and the company is on track to achieve associated cost savings. The company completed the sale of its Canadian packaged gas business and is currently pursuing the sale of its European methylamines and derivatives business. These programs implemented to improve the company's businesses were overshadowed by the weak manufacturing environment and high raw material and energy costs. Going forward, the company will continue to focus on growth markets, leading market positions, operating leverage and continued capital discipline. An analysis of 2003 financial results and the company's outlook for 2004 will be discussed throughout the Management's Discussion and Analysis, which follows.

CONSOLIDATED RESULTS

                                                           2003         2002            2001
------------------------------------------------------------------------------------------------
SALES                                                   $  6,297.3   $   5,401.2     $  5,857.8
Cost of sales                                              4,613.1       3,815.7        4,216.4
Selling and administrative                                   832.6         704.3          698.7
Research and development                                     121.1         120.3          121.8
Other (income)  expense, net                                 (26.5)        (37.1)         (31.5)
Global cost reduction plans, net                             152.5          23.1          107.0
OPERATING INCOME                                             604.5         774.9          745.4
Income from equity affiliates,
net of related expenses                                       84.4          76.2           81.2
Gain on sale of U.S. packaged
gas business                                                    --          55.7             --
Gain on divestiture of interest in
cogeneration facilities                                         --            --          101.6
Loss on early retirement of debt                                --            --          (75.8)
Interest expense                                             123.5         122.3          191.2
Effective tax rate                                            26.9%         31.4%          29.0%
NET INCOME                                                   397.3         525.4          465.6
BASIC EARNINGS PER SHARE                                $     1.81   $      2.42     $     2.17
DILUTED EARNINGS PER SHARE                              $     1.78   $      2.36     $     2.12
================================================================================================

DISCUSSION OF CONSOLIDATED RESULTS

2003 VS. 2002

Sales increased 17%, or $896.1. Acquisitions, including the U.S. homecare companies and Ashland's Electronic Chemicals business in 2003 and San Fu Gas Company, Ltd. (San Fu) in July 2002, accounted for 6% of the increase. Underlying base business growth accounted for 5% of the increase, principally from improved volumes in the Chemicals and Gases businesses. The impact of higher natural gas cost contractually passed through to customers and favorable currency effects, partially offset by divestitures, accounted for the remaining sales increase of 6%.

Operating income in 2003 included a net expense of $152.5 for global cost reduction plans as compared to the prior year, which included a net expense of $23.1 for global cost reduction plans. Refer to the discussion of global cost reduction plans on page 27 for details.

Operating income of $604.5 declined $170.4. Operating income in 2003 was unfavorably impacted by higher global cost reduction plan expenses, higher raw material and energy costs, higher pension and

Management's Discussion and Analysis CONTINUED

SAP implementation expenses, higher operating costs and lower electronics specialty material pricing. Favorable operating income variances resulted from higher gases volumes, the contribution from acquisitions, and favorable currency effects.

Income from equity affiliates increased 11%, or $8.2 from the prior year. Favorable adjustments of $23 were recorded related to divestitures recorded in prior years, partially offset by the impact of consolidating San Fu in the fourth quarter of 2002 and a one-time tax benefit related to an asset revaluation at an Italian affiliate recorded in the prior year.

Net income was $397.3, or $1.78 diluted earnings per share, as compared to net income of $525.4, or $2.36 diluted earnings per share. Income before the cumulative effect of an accounting change for the company's adoption of Statement of Financial Accounting Standards (SFAS) No. 143, "Accounting for Asset Retirement Obligations," was $400.2, or $1.79 diluted earnings per share in 2003. Current year results included a net expense for global cost reduction plans ($96.5 after-tax, or $.43 per share). Prior year results included a gain on the sale of the U.S. packaged gas business ($25.7 after-tax, or $.12 per share) and a net expense for global cost reduction plans ($14.1 after-tax, or $.07 per share). Interest expense increased slightly from the prior year while the effective tax rate of 26.9% was lower than the prior year of 31.4%.

2002 VS. 2001

Sales in 2002 decreased $456.6, or 8%. Acquisitions, including San Fu in July 2002, accounted for a 2% increase in sales. Underlying base business sales declined 3%, reflecting difficult economic conditions for the manufacturing sector. Gases sales declined, due principally to lower shipments to the electronics industry. Chemicals sales declined, due principally to lower selling prices. Somewhat offsetting these impacts, Equipment sales grew, reflecting increased activity in liquefied natural gas (LNG) heat exchangers and helium containers. The impact of lower natural gas cost contractually passed through to customers and divestitures, slightly offset by favorable currency, accounted for the remaining sales decrease of 7%.

Operating income in 2002 increased $29.5. Operating income in 2002 included a net expense of $23.1 for global cost reduction plans as compared to the prior year, which included a net expense of $107.0 for global cost reduction plans. Operating income in 2002 benefited from reduced costs from productivity efforts, constrained spending, higher Performance Materials volumes and increased Equipment activity.

Currency and exchange-related effects had a slightly favorable impact on operating income. Depressed conditions in the global electronics market and in the North American steel industry combined with higher maintenance spending in Energy and Process Industries (EPI--formerly Chemical Process Industries) negatively impacted operating income.

In 2002, equity affiliates' income declined $5.0, or 6%. The divestiture of investments in two cogeneration facilities in the fourth quarter of 2001 and lower electronics results more than offset the improved profitability of the global polymers joint venture and the one-time tax benefit related to an asset revaluation at an Italian affiliate.

Net income was $525.4, or $2.36 diluted earnings per share, as compared to net income of $465.6, or $2.12 diluted earnings per share. 2002 results included a gain on the sale of the U.S. packaged gas business ($25.7 after-tax, or $.12 per share) and a net expense for global cost reduction plans ($14.1 after-tax, or $.07 per share). 2001 results included a net expense for global cost reduction plans ($65.9 after-tax, or $.30 per share). The 2002 results benefited from a significant reduction in interest expense due principally to lower average debt outstanding. The 2002 effective tax rate was 31.4% compared to 29.0% in 2001.

2004 OUTLOOK

As we enter 2004, recent economic data and sales trends appear to indicate an early stage of economic recovery in most of the company's end markets. However, at this time, it is still too early to predict the pace at which these markets will grow in the near term. Other factors, such as potential volatility in energy and currency markets, also limit visibility and forecasting accuracy. Given this uncertainty, and in line with current economic outlooks, we are placing a broad range on fiscal year 2004 domestic manufacturing growth of between 2% and 6%, with broader ranges in individual sectors, in particular the global electronics market. The company anticipates sequential improvement in silicon processed by the semiconductor industry at about the double-digit level, and flat-panel display growth is expected to exceed silicon growth. The company anticipates benefits in 2004 from its portfolio management actions taken to build its market positions in its key growth platforms. The Ashland Electronic Chemicals and U.S. homecare acquisitions are expected to be accretive to earnings in 2004. The company's outlook for 2004 anticipates relative stability in currencies and in raw material costs and includes the shutdown of a methanol production facility and the startup of a long-term purchased methanol supply arrangement in the second half of the fiscal year, which should materially reduce chemical raw material cost volatility. The company also expects cost savings in certain areas from the actions associated with the 2003 global cost reduction plan and expects a level of expense in 2004 on SAP system implementation and operation similar to the level in 2003. Pension expenses are expected to be higher in 2004 due to lower discount rate and lower long-term asset return assumptions. The company's outlook for the Equipment segment is for improvement in 2004 based on an anticipation of receiving two to four new LNG heat exchanger orders during the year, which should increase segment profitability in the latter quarters. The company plans to continue to drive portfolio management and cost reduction actions throughout the year, and any potential up-front costs associated with such actions could negatively impact the company's earnings in 2004 while providing benefits in the following years.

SELLING AND ADMINISTRATIVE EXPENSE (S&A)

2003 VS. 2002

S&A increased 18%, or $128.3. The impact of acquisitions and currency effects, partially offset by divestitures, accounted for two-thirds of this increase. In addition, S&A increased due to cost inflation, SAP implementation and pension expenses. These increases in S&A were partially offset by lower incentive compensation costs and improved productivity.

2002 VS. 2001

S&A in 2002 increased slightly as the impact of acquisitions, currency effects and spending on SAP increased expense levels which were offset by productivity improvements and the divestiture of the U.S. packaged gas business.

2004 OUTLOOK

S&A will increase in 2004 primarily as a result of acquisitions, particularly Ashland's Electronic Chemicals business acquired on 29 August 2003, the full year impact of U.S. homecare acquisitions made during 2003 and planned U.S. homecare acquisitions for 2004. The homecare business has a significantly higher level of S&A, as a percent of sales, than the average mix of the company's current businesses. In addition, the company expects increases in S&A due to inflation and higher pension expense. Partially offsetting these impacts, the company expects to realize cost savings from the global cost reduction plan initiated in the third quarter of 2003, savings in businesses where SAP was implemented in 2003 and other productivity initiatives.

OTHER (INCOME) EXPENSE, NET

2003 VS. 2002

Other income of $26.5 declined $10.6. Amortization expense increased by $6.5, resulting primarily from the intangible assets associated with the U.S. homecare companies acquired in 2003. Results in 2002 included higher favorable impacts from the sale of investments.

2002 VS. 2001

Other income of $37.1 increased $5.6. Amortization expense declined $15.6 in 2002, principally as a result of no longer amortizing goodwill with the adoption of SFAS No. 142. Results in 2002 included higher favorable impacts from the sale of investments. Results in 2001 included favorable insurance settlements.

Note 19 to the consolidated financial statements displays the details of other (income) expense.

GLOBAL COST REDUCTION PLANS

2003 PLAN

In 2003, the company recorded an expense of $152.7 for a global cost reduction plan (2003 Plan). This expense included $56.8 for severance and pension-related benefits and $95.9 for asset disposals and facility closures in the Gases and Chemicals segments. The results for 2003 also included the reversal of the balance of the 2002 Plan accrual of $.2.

During the third quarter of 2003, the company completed a capacity utilization analysis in several businesses in the Gases segment. To reduce capacity and costs, several facilities ceased operation as of 30 June 2003. An expense of $37.6 was recognized for the closure of these facilities, net of expected recovery from disposal. A decision was made to terminate several incomplete capacity expansion projects. An expense of $13.0 was recognized for the cost of terminating these projects, net of expected recovery from disposal and redeployment. An expense of $3.6 was also recognized for the planned sale of two real estate properties and the termination of several leases for small facilities. These expenses were principally in the North American merchant and tonnage businesses, with a modest amount in the Electronics business.

The rationalization of excess capacity in certain products resulted in a decision to exit certain Chemical Intermediates operations. Late in the quarter ended 30 June 2003, the company decided to pursue the sale of its European methylamines and derivatives business. The company expects to complete the sale by 30 June 2004. Expected proceeds from the sale were determined and a loss was recognized for the

Management's Discussion and Analysis CONTINUED

difference between the carrying value of the assets and the expected net proceeds from the sale. Additional expenses for the closure of the methanol and ammonia plants in Pensacola, Florida, which made products for internal consumption, were also recognized. The total expense for these actions was $41.7.

In addition to the capacity reduction initiatives, the company continues to implement cost reduction and productivity-related efforts. The divestitures, the capacity reductions and the cost control initiatives will result in the elimination of 461 positions from the company. The company will complete the 2003 Plan by 30 June 2004. Approximately 30% of the position reductions relates to capacity rationalization and divestitures. An additional 40% relates to ongoing productivity efforts and balancing engineering resources with project activity and the remaining 30% relates to a reduction in the number of management positions.

Cost savings from the 2003 Plan realized in 2003 were approximately $3. Cost savings of $38 are expected in 2004. Beyond 2004, the company expects the 2003 Plan to provide annualized cost savings of $59, of which the majority is related to reduced personnel costs. As a result of actions taken in the 2003 and prior years' global cost reduction plans, operating income in 2003 included $27 of incremental benefits over those realized in 2002.

2002 PLAN

In 2002, the company recorded an expense of $30.8 for a global cost reduction plan (2002 Plan), including U.S. packaged gas divestiture-related reductions. This expense included $27.1 for severance and pension-related benefits and $3.7 for asset impairments related to the planned sale or closure of two small chemical facilities. The 2002 Plan included 333 position eliminations in the areas of manufacturing, engineering, distribution and overheads. The 2002 Plan was completed as expected in March 2003. The results for 2002 also included the reversal of the balance of the accrual for the 2001 Plan of $7.7.

Cost savings from the 2002 Plan realized in 2002 were approximately $3. Cost savings of $16 were realized in 2003. Beyond 2003, the company expects the 2002 Plan to provide annualized incremental cost savings of $17, of which the majority is related to reduced personnel costs. As a result of actions taken in the 2002 and prior years' global cost reduction plans, operating income in 2002 included $29 of incremental benefits over those realized in 2001.

2001 PLAN

In 2001, the company recorded an expense of $109.2 for a global cost reduction plan (2001 Plan). This expense included $79.6 for severance benefits and pension plan settlements and $29.6 for asset impairments and related restructuring charges. The 2001 Plan included 670 position eliminations in the areas of manufacturing, engineering, distribution and overheads. The company decided to divest several small facilities, which required a write-down of the net carrying value to the estimated net realizable value. The net carrying value of the assets to be disposed of was $11.1 and $27.7 in the Gases and Chemicals segments, respectively. The 2001 Plan was completed in 2002, with 644 positions eliminated and total expenses of $101.5 incurred. The results for 2001 also included the reversal of the balance of the accrual for the 2000 Plan of $2.2.

Cost savings from the 2001 Plan realized in 2001 were approximately $2. Cost savings of $22 were realized in 2002. Beyond 2002, the 2001 Plan reduced costs by $33 per year, of which the majority is related to reduced personnel costs.

Note 3 to the consolidated financial statements provides additional details on the global cost reduction plan expenses by segment.

INTEREST EXPENSE

                                2003         2002        2001
---------------------------------------------------------------
Interest incurred             $  127.7     $  131.7    $  197.2
Less: interest capitalized         4.2          9.4         6.0
---------------------------------------------------------------
Interest expense              $  123.5     $  122.3    $  191.2
===============================================================

2003 VS. 2002

Interest expense increased $1.2. This increase resulted from the impact of a weaker U.S. dollar on the translation of foreign currency interest and lower capitalized interest, partially offset by lower average interest rates and a lower average debt balance excluding currency effects.

2002 VS. 2001

Interest expense declined $68.9. About two-thirds of this variance was due to lower average debt outstanding and the remainder due principally to lower interest rates in 2002.

2004 OUTLOOK

The company expects a modest decrease in interest expense, due primarily to the expectation of a lower debt portfolio average interest rate in 2004. The 2004 estimate excludes the possible effects of any future acquisitions, any change in stock repurchase policy or any change in risk management policy.

EFFECTIVE TAX RATE

The effective tax rate equals the income tax provision divided by income before taxes less minority interest.

2003 VS. 2002

The 2003 effective tax rate was 26.9% compared to 31.4%. The difference in the rates was due to higher tax credits and adjustments in 2003 and the nondeductible costs included in the sale of the U.S. packaged gas business in 2002.

2002 VS. 2001

The 2002 effective tax rate was 31.4% compared to 29.0%. The higher rate was due to the nondeductible costs included in the sale of the U.S. packaged gas business in 2002.

2004 OUTLOOK

The company expects the effective tax rate to increase to 30%, principally attributable to higher income. This estimate is based on current tax law, the current estimate of earnings and the expected distribution of income among various tax jurisdictions.

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

Electricity is the largest cost input for the production of atmospheric gases. Natural gas is the principal raw material for hydrogen, the vast majority of which is delivered through on-site and pipeline supply arrangements. The company mitigates adverse energy impacts in the Gases segment through its cost pass-through structures as well as price increases.

GASES                           2003         2002           2001
-------------------------------------------------------------------
Sales                         $ 4,438.3   $  3,673.9     $  4,084.6
Operating income                  584.8        614.0          654.9
Equity affiliates' income          58.3         61.9           71.7
===================================================================

2003 VS. 2002

Sales increased 21%, or $764.4. Acquisitions, including U.S. homecare companies and Ashland Electronic Chemicals in 2003 and San Fu in July 2002, accounted for 9% of the increase. Base business revenue growth of 5% resulted from improved volumes across most businesses, slightly offset by unfavorable pricing in electronic specialty materials. Higher natural gas costs contractually passed through to customers and favorable currency effects, net of the decrease from divestitures, accounted for 7% of the sales increase.

Volumes for electronic specialty materials increased, driven primarily by increased Asian demand. On-site and pipeline volumes in EPI were up 5%, led by stronger oxygen, nitrogen and hydrogen volumes. Liquid bulk volumes in North America declined 3%, and liquid bulk volumes in Europe were at a similar level to last year. Liquid bulk volumes were strong in Asia, up 12%.

Pricing for electronic specialty materials decreased, due to the prolonged nature of the downturn in the electronics industry, excess supply capacity, and customer mix effects. On average, prices for liquid oxygen (LOX) and liquid nitrogen (LIN) in North America remained flat. Underlying price increases of about 3% were offset by the negative year-on-year impact of lower surcharges. LOX/LIN pricing in Europe increased by 2%.

Operating income decreased 5%, or $29.2. Operating income included a net expense of $92.0 for global cost reduction plans as compared to the prior year, which included a net expense of $21.0 for global cost reduction plans. Operating income was favorably impacted by the contribution of acquisitions, increased volumes across most businesses, and favorable currency effects. Partially offsetting these gains were higher operating costs, higher pension and SAP implementation expenses, and lower electronics specialty material pricing.

Gases equity affiliates' income decreased by 6%, or $3.6. The decrease was due primarily to the consolidation of San Fu and the one-time tax benefit related to an asset revaluation at an Italian affiliate recorded in the prior year, offset to some extent by favorable adjustments to customary post-sale liabilities associated with two divested cogeneration plant investments and the impact of currency effects.

Management's Discussion and Analysis CONTINUED

2002 VS. 2001

Sales in 2002 declined $410.7, or 10%. Acquisitions, including San Fu in July 2002, accounted for a 2% increase in sales. Underlying base business sales declined 3%, principally due to lower shipments to the electronics industry and lower demand for liquid bulk products in North America and Europe. Electronics was affected by a reduction in customers' global silicon wafer processing due to soft demand for most semiconductor products. The decline in base business sales was partially offset by higher prices for liquid bulk gases and volume growth in EPI. On average, prices for LOX/LIN were up 2%. Excluding surcharge effects, prices for LOX/LIN increased 3%. EPI on-site volumes grew 5%, due to higher hydrogen demand in the refining industry. The impact of lower natural gas cost contractually passed through to customers and divestitures, slightly offset by favorable currency, accounted for the remaining sales decrease of 9%.

Operating income declined $40.9, or 6%, due principally to depressed conditions in the global electronics market and North American steel industry and higher maintenance spending in EPI. The major factors for the decline in operating income of the Electronics business were lower worldwide demand coupled with price declines resulting from excess industry capacity. Operating income in 2002 included a net global cost reduction plan expense of $21.0 as compared to the prior year, which included a net expense of $66.9 for global cost reduction plans. Other factors partially offsetting the operating income decline included the consolidation of San Fu in the fourth quarter of 2002, higher prices and improved Asian volumes.

Equity affiliates' income was down $9.8, or 14%, mainly due to the divestiture of investments in two cogeneration facilities in the fourth quarter of 2001, lower Electronics results and the consolidation of San Fu in the fourth quarter of 2002. Equity affiliates' income in 2002 included a tax benefit related to an asset revaluation at an Italian affiliate.

2004 OUTLOOK

Gases sales are expected to increase based upon volume growth driven by an improved manufacturing environment, the Ashland Electronic Chemicals acquisition, the full year impact of the 2003 U.S. homecare acquisitions, and planned U.S. homecare acquisitions in 2004. Higher shipments are expected for Electronics during the year based on estimates of increased wafer production and demand from the flat-panel display market. Hydrogen volumes are expected to continue to grow as regulatory drivers for clean fuels continue and new plants to serve such demand are brought onstream during the year.

Based on favorable demographics and other trends in the healthcare industry, the company's healthcare business is expected to continue to grow organically. Other industrial end markets are expected to more closely track the general state of the manufacturing economies of the world. The company's current outlook for U.S. manufacturing growth is 2% to 6% in 2004, and volume growth assumptions for the U.S. liquid bulk gases business are tied to this range. Liquid bulk volumes outside the U.S. are also tied to manufacturing growth. The company expects that manufacturing growth in the European region will be below the U.S., while growth in Asia will exceed the U.S. Pricing in the liquid bulk business globally is expected to remain firm as the company continues to attempt to both recover cost increases and restore the business to reinvestment levels of return. Pricing in electronics specialty materials is expected to decline in 2004 as the full year impact of 2003 price reductions and increased volumes taken by customers should result in lower average prices.

CHEMICALS

The Chemicals segment consists of Performance Materials and Chemical Intermediates. Performance Materials accounted for about two-thirds of the segment's sales. Performance polymers, the largest product line in Performance Materials, uses vinyl acetate monomer (VAM) as its principal raw material. The cost of VAM generally fluctuates with energy prices and industry supply and demand. Performance polymers are sold in several markets, which are also served by competing products that are not derived from VAM, limiting the ability to adjust prices immediately as the cost of VAM increases. Margin fluctuation results from the timing of and ability to adjust prices in response to changes in VAM costs. About one-third of the segment's sales come from Chemical Intermediates, which include polyurethane intermediates and amines. Approximately one-half of Chemical Intermediates are supplied under long-term contracts under which costs are passed through to customers. Methylamines are sold in competitive markets with prices and margins fluctuating with the cost of natural gas and competitors' actions. During 2004, the company will begin purchasing methanol for domestic methylamines production and shut down its methanol production facility. This will have the effect of reducing the volatility of methylamines margins.

CHEMICALS                                2003              2002             2001
------------------------------------------------------------------------------------
Sales                                 $  1,591.2        $  1,451.7       $  1,522.8
Operating income                            67.1             172.5            112.3
Equity affiliates' income                   10.8              11.7              7.5
====================================================================================

2003 VS. 2002

Sales increased 10%, or $139.5. Acquisitions, including Sanwa Chemical Industry Co., Ltd. (Sanwa), accounted for a 1% increase. Underlying base business sales increased 4%, resulting primarily from improved volumes. In Chemical Intermediates, volumes increased 8%, led by polyurethane intermediates (PUI) and higher amines, due to stronger PUI demand, as well as a better market for herbicides. Performance Materials volumes were down 1%, principally due to performance polymers. The impact of favorable currency effects and natural gas cost increases passed through to customers, slightly offset by divestitures, accounted for the remaining sales increase of 5%.

Operating income decreased $105.4. Operating income included a net expense of $58.1 for global cost reduction plans compared to the prior year, which included a net expense of $2.7. The remaining decline in operating income was driven by higher raw material and energy costs and weaker volumes in performance polymers. This decline was partially offset by favorable currency effects and improved volumes in polyurethane intermediates and higher amines.

Chemicals equity affiliates' income decreased $.9. Chemicals equity affiliates' income consists primarily of a global polymers joint venture.

2002 VS. 2001

Sales in 2002 were down $71.1, or 5%. Underlying base business sales declined 2%. The overall volume index was flat, while the aggregate price index was down 2%. In Performance Materials, volumes increased as performance polymers experienced higher demand. In Chemical Intermediates, volumes declined due to reduced demand in the herbicide end market for higher amines. The impact of lower natural gas cost passed through to customers and divestitures accounted for the remaining 3% decrease.

Operating income in 2002 increased $60.2. Operating income included a net expense of $2.7 for global cost reduction plans as compared to the prior year, which included a net expense of $28.6 for global cost reduction plans. The other main factor for the improvement was lower natural gas and lower operating costs, as productivity efforts and constrained spending more than offset inflationary impacts. Higher volumes in Performance Materials, namely in the performance polymers product lines, also contributed favorably to operating income. The impact of lower selling prices was offset by lower raw material costs.

Equity affiliates' income increased $4.2, primarily due to the improved profitability of the global polymers joint venture.

2004 OUTLOOK

In Performance Materials, the expectation is for higher volumes driven by economic growth and the increased sale of new products across the portfolio. The company's outlook for VAM costs assumes relative stability. In Chemical Intermediates, volumes in continuing operations are expected to expand in 2004 in line with the assumed U.S. manufacturing growth range of 2% to 6% and a normal agricultural cycle. The company intends to divest its European methylamines and derivatives business during the year. The timing of this action does not materially affect the segment's total outlook. The company's outlook for raw material costs in Chemical Intermediates includes the shutdown of its methanol production facility early in the year and the start-up of a long-term purchased methanol supply arrangement in the second half of the fiscal year, which should materially reduce chemical raw material cost volatility, principally in the U.S. methylamines business. In the interim period between the shutdown of the company's methanol plant and the start-up of the long-term methanol supply agreement, the company has contracted to purchase methanol on a short-term basis.

A long-term supplier of sulfuric acid, used in the production of dinitrotoluene
(DNT), emerged from Chapter 11 bankruptcy protection in June 2003. To facilitate the supplier's ability to emerge from bankruptcy and to continue supplying product to the company, the company agreed to participate in the supplier's financing and has continued to supply additional financing. Total loans to the supplier at 30 September 2003 totaled $39.8. If the supplier does not continue to operate, the sales and profitability of the chemicals segment could be materially impacted on an annual basis because of the company's inability to supply all of its customers' base requirements. The company does not expect a material loss related to this supplier.

EQUIPMENT

The Equipment segment designs and manufactures cryogenic and gas processing equipment for air separation, gas processing, LNG and hydrogen purification. The segment also builds cryogenic transportation containers for liquid helium. Equipment is sold worldwide to companies involved in oil and gas recovery and processing, chemical and petrochemical manufacturing, power generation, and steel and primary metal producers. This business is cyclical, primarily impacted by capital spending for expansion of manufacturing capacity.

Management's Discussion and Analysis CONTINUED

        EQUIPMENT                 2003                    2002       2001
---------------------------------------------------------------------------
Sales                            $267.8                  $275.6     $250.4
Operating income                    4.2                    20.7       10.0
Equity affiliates' income            .2                     2.6        2.0
---------------------------------------------------------------------------

2003 VS. 2002

Sales decreased $7.8, while operating income decreased $16.5. The 2003 results included a net expense of $2.4 for global cost reduction plans. Operating income was lower due to lower helium container sales, lower LNG activity and lower margins in non-LNG product lines. Sales backlog for the Equipment segment increased to $259 at 30 September 2003, compared to $114. It is expected that approximately $200 of the backlog will be completed during 2004.

2002 VS. 2001

Sales in 2002 grew $25.2, while operating income increased $10.7. Operating income in 2001 included a net global cost reduction plan expense of $2.0. The sales and operating income improvement reflected increased activity across several product lines, particularly helium containers and LNG heat exchangers. Additionally, operating income benefited from favorable cost performance. Sales backlog for the Equipment segment declined to $114 at 30 September 2002, compared to $227, due to lower new project activity.

2004 OUTLOOK

The company's outlook for the Equipment segment is for improved operating income in 2004 based on an anticipation of receiving two to four new LNG heat exchanger orders during the year, which should increase Equipment segment profitability in the latter quarters.

ALL OTHER

All other principally comprises long-term research and development expense and unallocated corporate expenses and income.

                                        2003           2002           2001
---------------------------------------------------------------------------
Operating (loss)                      $(51.6)         $(32.3)         $(31)
Equity affiliates' income               15.1              --            --
---------------------------------------------------------------------------

2003 VS. 2002

Operating loss increased $19.3. This increase reflected expenses associated with portfolio management activities in the current year and favorable adjustments recorded in the prior year related to a divested business and insurance settlements.

Equity affiliates' income represents favorable adjustments to customary post-sale liabilities associated with a divested business that is not associated with any of the company's current segments.

2002 VS. 2001

Operating loss in 2002 was comparable to 2001. 2002 included lower foreign exchange gains and higher corporate expenses. 2001 included a $9.5 net expense for global cost reduction plans and a $6.0 charge for a litigation settlement. 2001 also included a higher favorable adjustment related to a divested business and favorable insurance settlements.

PENSION BENEFITS

The company and certain of its subsidiaries sponsor defined benefit plans that cover a substantial portion of all worldwide employees. Pension benefits earned are generally based on years of service and compensation during active employment. Assets under the company's defined benefit plans consist primarily of equity and fixed-income securities. The amounts recognized in the financial statements for pension benefits are determined on an actuarial basis utilizing several different assumptions.

For 2003, the fair market value of pension plan assets for the company's defined benefit plans as of their valuation date increased to $1,147.5 from $1,012.5. The accumulated benefit obligation for these plans as of their measurement date was $1,815.8 and $1,430.7 for 2003 and 2002, respectively. The increase in the obligation was due principally to a decline in the weighted average discount rate used to measure future benefit obligations to 5.8% from 6.5%.

Approximately 65% of total company defined benefit pension plan assets are held in the U.S. plans. The targeted allocation of the investment portfolio of the U.S. plans is 50% in domestic equities, 20% in international equities, 25% in fixed income and 5% in real estate. The U.K. pension plans, which represent approximately 30% of the total defined benefit plan assets, have a targeted allocation of 50% in domestic equities, 30% in international equities and 20% in fixed income. At 30 September 2003, the actual investment portfolios were essentially in line with the targeted allocations.

PENSION FUNDING

Pension funding includes both contributions to funded plans and benefit payments under unfunded plans. With respect to funded plans, the company's funding policy is that contributions, combined with appreciation and earnings, will be sufficient to pay benefits without creating unnecessary surpluses. In addition, the company ensures that contributions satisfy all legal funding requirements. External actuarial firms analyze the liabilities and demographics of each plan, which helps guide the level of contributions. During 2003 and 2002, the company contributed $61.6 and $54.2, respectively, to the pension plans.

2004 OUTLOOK

Cash contributions are estimated to be approximately $200 in 2004. The company expects to make significant contributions, although at reduced levels from 2004, in succeeding years. Actual future contributions will depend on future funding legislation, discount rates, investment performance, plan design and various other factors.

SIGNIFICANT ASSUMPTIONS

The company accounts for pension benefits using the accrual method, consistent with the requirements of SFAS No. 87, "Employers' Accounting for Pensions." Actuarial models are used in calculating the pension expense and liability related to the various plans. These models have an underlying assumption that the employees render service over their service lives on a relatively smooth basis; therefore, the expense of benefits earned should follow a similar pattern.

Several assumptions and statistical variables are used in the models to calculate the expense and liability related to the plans. The company, in consultation with its actuaries, determines assumptions about the discount rate, the expected rate of return on plan assets and the future rate of compensation increase. Note 17 to the consolidated financial statements includes disclosure of these rates on a weighted average basis, encompassing both the domestic and international plans. The actuarial models also use assumptions on demographic factors such as retirement, mortality and turnover. The company believes the assumptions are within accepted guidelines and ranges. However, these actuarial assumptions could vary materially from actual results due to economic events and different rates of retirement, mortality and turnover.

One of the critical assumptions used in the actuarial models is the discount rate. This rate is determined at the annual measurement date for each of the various plans and is therefore subject to change each year. The rate reflects the prevailing market rate for high-quality fixed-income debt instruments with maturities corresponding to the expected duration of the benefit obligations on the measurement date. The rate is used to discount the future cash flows of benefit obligations back to the measurement date. A higher discount rate decreases the present value of the benefit obligations and results in lower pension expense. A 50 basis point change in the discount rate impacts pension expense by approximately $18 per year. The weighted average discount rate at the 2003 and 2002 measurement dates was 5.8% and 6.5%, respectively. This decline reflected the market conditions of lower interest rates.

The expected long-term rate of return on plan assets represents the average rate of return to be earned by plan assets over the period that the benefits included in the benefit obligation are to be paid. Lower returns on the plan assets result in higher pension expense. The company uses historic market return trends combined with current market conditions for each asset category to estimate the rate of return. The weighted average actual compound rate of return earned on plan assets for the last ten years was 8.5%. For the last 20 years this rate was 10.6%. A 50 basis point change in the estimated rate of return on plan assets impacts pension expense by approximately $6 per year. The company lowered the weighted average expected rate of return which will be used to determine pension expense in 2004 to 8.4% from 9.1%.

The expected rate of compensation increase is another key assumption. The company determines this rate based on historic trends and comparisons to external rates. A 50 basis point change in the expected rate of compensation increase impacts pension expense by approximately $11 per year. The company lowered the expected rate of compensation increase which will be used to determine pension expense in 2004 to 4.2% from 4.7%. This reduction reflected the lower levels of inflation.

PENSION EXPENSE

Pension expense in 2003 was $96.4 compared to $55.7 in 2002. Expense in 2003 included a special termination charge of $12.7 under the global cost reduction plan. Expense in 2002 included $11.4 for special termination, settlement and curtailment charges. In 2001, pension expense was $59.7, including $22.0 for special termination and settlement charges.

The year-to-year variances in pension expense are principally attributable to changes in the discount rate, lower asset returns, and a reduction in the expected rate of return on plan assets. The global weighted average discount rates used to compute pension expense were 6.5%, 7.1% and 7.6% for 2003, 2002 and 2001, respectively. Pension expense includes the expected return on plan assets, as opposed to the actual returns. The expected return on plan assets is determined by applying the expected long-term rate of return to the market-related value of plan assets. The market-related value is a calculated value that amortizes the difference between the actual and expected returns

Management's Discussion and Analysis CONTINUED

on equity securities ratably over a five-year period. The amortization of these differences reduced the market-related value of assets for 2003 and resulted in higher pension expense. Also contributing to higher expense in 2003 was a decline in the weighted average expected return on plan assets. The return, used in the determination of expense, was 9.1% for 2003 compared to 9.4% for 2002.

2004 OUTLOOK

Pension expense is estimated to be $133 for 2004, which includes anticipated settlement charges of $9. This represents an increase of $37 from 2003, which included a charge of $12.7 for special termination benefits. The increase in estimated pension expense in 2004 is principally the result of a lower discount rate, lower asset returns in prior years and a decrease in the expected long-term rate of return on plan assets. The global weighted average discount rate and the long-term rate of return on plan assets used to compute pension expense for 2004 is 5.8% and 8.4%, respectively.

ADDITIONAL MINIMUM LIABILITY

A $147.1 after-tax charge was recorded to comprehensive income within shareholders' equity due to the recognition of an additional minimum liability in 2003. The additional minimum liability is equal to the accumulated benefit obligation less the fair value of pension plan assets in excess of the accrued pension cost. The increase in the additional minimum liability resulted principally from the decline in the discount rate.

In 2002, a $158.2 after-tax charge was recorded to comprehensive income within shareholders' equity due to the recognition of an additional minimum liability and the reversal of prepaid pension plan assets. The increase in the additional minimum liability resulted principally from the decline in the discount rate and the loss in value of plan assets.

RECOGNITION OF ACTUARIAL GAINS AND LOSSES

At the end of 2003 and 2002, unrecognized actuarial losses for the defined benefit plans were $866.6 and $599.6, respectively. These losses principally reflect a decline in the discount rate and differences between the expected and actual return on plan assets. SFAS No. 87 requires the amortization of unrecognized actuarial gains/losses in excess of certain thresholds into pension expense over the average remaining service lives of the employees to the extent they are not offset by future gains/losses. Amortization of the total unrecognized actuarial loss at the end of 2003 will increase pension expense by approximately $24 in 2004. Future increases in the discount rate and higher than expected returns on plan assets would reduce the unrecognized actuarial losses and resulting amortization in years beyond 2004.

STOCK-BASED COMPENSATION

The company applies Accounting Principles Board (APB) Opinion No. 25 in accounting for its stock option plans. Accordingly, no compensation expense has been recognized. If the company recognized compensation expense in accordance with SFAS No. 123, net income would have been reduced by $37.9, $40.9 and $30.1 in years 2003, 2002 and 2001, respectively. The company intends to continue applying its current accounting methodology until a new uniform accounting standard for stock options is issued. This is consistent with the company's goal of providing understandable information on a basis comparable with what other companies disclose. See Note 1 and Note 14 to the consolidated financial statements for further information.

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

The amounts charged to earnings on an after-tax basis related to environmental matters totaled $29.6, $24.4 and $21.6 for 2003, 2002 and 2001, respectively. These amounts represent an estimate of expenses for compliance with environmental laws, as well as remedial activities, and costs incurred to meet internal company standards. Such costs are estimated to be $30 and $31 in 2004 and 2005, respectively.

Although precise amounts are difficult to define, the company estimates that in 2003, it spent approximately $16 on capital projects to control pollution versus $14 in 2002. Capital expenditures to control pollution in future years are estimated at $17 in 2004 and $14 in 2005.

It is the company's policy to accrue environmental investigatory, external legal costs and noncapital remediation costs for identified sites when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. The potential exposure for such costs is estimated to range from $9 to a reasonably possible upper exposure of $21. The balance sheet at 30 September 2003 and 2002 included an accrual of $15.3.

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

LIQUIDITY AND CAPITAL RESOURCES

The company maintained a solid financial position throughout 2003. Cash from operations, supplemented with proceeds from asset sales and the beginning of the year cash balance, provided funding for the company's capital spending program, debt repayment and dividend payout. The company is currently rated A/A2 (long-term) and A-1/P-1 (commercial paper), respectively, by Standard & Poor's and Moody's.

CASH FLOWS

The company's cash flows from operating, investing and financing activities, as reflected in the Consolidated Statements of Cash Flows, are summarized in the following table:

                                            2003       2002        2001
---------------------------------------------------------------------------
Cash provided by (used for):
  Operating activities                   $ 1,036.0   $1,063.9    $1,084.0
  Investing activities                    (1,046.6)    (493.6)     (277.7)
  Financing activities                      (182.7)    (385.0)     (832.9)
Effect of exchange rate changes
on cash                                       15.8        2.2        (1.3)
---------------------------------------------------------------------------
(Decrease) increase in cash
cash items                               $  (177.5)  $  187.5    $  (27.9)
===========================================================================

OPERATING ACTIVITIES

2003 VS. 2002

Net cash provided by operating activities decreased $27.9, or 3%. Before working capital changes, the contribution of net income adjusted for noncash items to cash provided by operating activities was up $38.8. Net income decreased by $128.1. Noncash adjustments favorably contributing to the change in cash provided by operating activities included increased depreciation expense, the larger impairment of long-lived assets in 2003 and a reduced gain on the sale of assets and investments. The increase in depreciation expense of $59.2 was due principally to currency effects from a weaker U.S. dollar and acquisitions. The expenses for the impairment of long-lived assets increased $88.0, principally due to the 2003 global cost reduction plan. The gain on the sale of assets and investments was higher in 2002 by $58.1, principally due to the gain on sale of the U.S. packaged gas business in 2002. Additionally, cash provided by operating activities in 2003 benefited from higher dividend payments from equity affiliates. These favorable impacts were more than offset by deferred income taxes and an increased usage of cash for working capital in 2003. The $38.4 unfavorable impact from deferred income taxes resulted primarily from higher foreign tax benefits. The increase in accounts receivable was primarily due to the impact of natural gas cost contractually passed through to customers. Inventories increased as a result of higher energy and raw material costs. Payables and accrued liabilities increased primarily due to expenses for the 2003 global cost reduction plan.

2002 VS. 2001

Cash provided by operating activities in 2002 declined $20.1, or 2%. Before working capital changes, the contribution of net income adjusted for noncash items to cash provided by operating activities was up $69.5. Net income increased $59.8. Noncash adjustments favorably contributing to the change in cash provided by operating activities included deferred income taxes and a reduced gain on the sale of assets and investments. The favorable impact from deferred income taxes of $26.2 resulted from higher temporary differences associated with foreign subsidiaries. The gain on the sale of assets and investments was higher in 2001 by $38.2 due to the gain on the divestiture of the interest in cogeneration facilities. These favorable impacts were offset by the prior year loss on the early retirement of debt. The change in working capital was due principally to the collection of a tax refund in 2001 associated with a loss on currency hedges.

INVESTING ACTIVITIES

2003 VS. 2002

In 2003, cash used for investing activities increased by $553.0, due principally to acquisitions and lower proceeds from the sale of assets and investments. Acquisitions in 2003, totaling $529.6, included Ashland's Electronic Chemicals business for $293.2 in August 2003, AHS for $165.8 in October 2002, additional small homecare businesses and Sanwa. Acquisitions in 2002, totaling $114.8, included the purchase of an additional 22% of the outstanding shares of San Fu,

Management's Discussion and Analysis CONTINUED

raising the company's ownership interest to 70%. Proceeds from the sale of assets and investments declined $190.8 from the prior year. The company sold its Canadian packaged gas business in April 2003 for proceeds of $41.2. In 2002, the company sold the majority of its U.S. packaged gas business for proceeds of $254.5.

2002 VS. 2001

In 2002, cash used for investing activities increased by $215.9, due principally to lower proceeds from the sale of assets and investments. In 2001, the company sold its investments in two cogeneration projects and certain U.S. cryogenic vessel equipment.

CAPITAL EXPENDITURES

As a result of higher acquisitions, capital expenditures in 2003 totaled $1,170.9, compared to $805.6. As in 2002, additions to plant and equipment in 2003 were largely in support of the worldwide Gases business.

Capital expenditures are detailed in the following table:

                                                    2003       2002        2001
--------------------------------------------------------------------------------
Additions to plant and equipment                  $  612.9    $627.6      $708.3
Investments in and advances to
unconsolidated affiliates                              6.1      39.2        38.3
Acquisitions, less cash acquired                     529.6     114.8        59.2
Long-term debt assumed in
acquisitions                                           5.2      20.1          --
Capital leases                                        17.1       3.9          .5
--------------------------------------------------------------------------------
                                                  $1,170.9    $805.6      $806.3
================================================================================

2004 OUTLOOK

Capital expenditures for new plant and equipment in 2004 are expected to be between $650 and $750. In addition, the company intends to continue to evaluate acquisition opportunities and investments in affiliated entities. It is anticipated that these expenditures will be funded primarily with cash from operations.

FINANCING ACTIVITIES

2003 VS. 2002

Cash used for financing activities declined $202.3 in 2003, primarily due to a $37.6 increase in short-term borrowings in 2003 versus a $170.9 reduction in 2002. Higher payments on long-term debt in 2003 were partially funded by increased long-term debt proceeds.

2002 VS. 2001

Cash used for financing activities declined $447.9 in 2002. Lower payments on long-term debt of $593.0 were partially offset by a $202.0 reduction in commercial paper borrowings. The company repurchased $541.1 of its outstanding long-term fixed-rate debt during 2001. The average remaining life of the repurchased debt was 18.5 years, and the average coupon was 7.56%. In 2002, the company did not purchase treasury stock, as the share repurchase program was suspended in the fourth quarter of 2001. During 2001, the company purchased
2.1 million of its outstanding shares at a cost of $87.2.

FINANCING AND CAPITAL STRUCTURE

Capital needs in 2003 were satisfied with cash from operations, proceeds from asset sales and the beginning of the year cash balance. At the end of 2003, total debt outstanding was $2.5 billion compared to $2.4 billion, with the increase due to the impact of the weaker U.S. dollar on the translation of foreign currency debt. Total debt at 30 September 2003 and 2002 expressed as a percentage of the sum of total debt, shareholders' equity and minority interest was 38.7% and 39.6%, respectively.

Long-term debt financings in 2003 totaled $162.8. This was composed primarily of floating-rate U.S. dollar borrowings and fixed-and floating-rate Taiwan dollar borrowings with terms ranging from four to thirty-five years.

Commercial paper outstanding at 30 September 2003 was $92.2. Substantial credit facilities are maintained to provide backup funding for commercial paper and to ensure availability of adequate sources of liquidity. At 30 September 2003, the company's committed lines of credit totaled $600, maturing in January 2005. No borrowings were outstanding under these commitments at the end of 2003. The company expects to replace these commitments with a new committed facility totaling at least $600, maturing in 2009.

Additional commitments of $25.6 are maintained by the company's foreign subsidiaries, of which $17.1 was borrowed and outstanding at 30 September 2003.

During 2004, the company expects to file a form S-3 Registration Statement with the U.S. Securities and Exchange Commission for the incremental issuance of up to $1 billion of a variety of securities including debt securities, preferred stock and common stock. The primary purpose of this registration is to provide capacity for the company to issue debt securities to replace debt maturing in 2004 and 2005.

The Board of Directors in May 2003 increased the quarterly cash dividend 10%, from 21 cents per share to 23 cents per share. Dividends are declared by the Board of Directors and are usually paid during the sixth week after the close of the fiscal quarter.

CONTRACTUAL OBLIGATIONS

The company is obligated to make future payments under various contracts such as debt agreements, lease agreements and unconditional purchase obligations. The following table summarizes these contractual obligations of the company as of 30 September 2003.

                                                                             PAYMENTS DUE BY PERIOD
-------------------------------------------------------------------------------------------------------------------------
                                        Total          2004         2005       2006       2007        2008     Thereafter
-------------------------------------------------------------------------------------------------------------------------
Long-term debt obligations:
  Debt maturities                      $2,293         $ 164        $  793      $ 276      $ 492       $ 116       $ 452
  Contractual interest                    477           120            92         59         44          18         144
Capital leases                             57            13            24          5          5           1           9
Operating leases                          233            50            45         36         17          11          74
Unconditional purchase obligations        592           111            58         43         41          40         299
-------------------------------------------------------------------------------------------------------------------------
Total contractual obligations          $3,652         $ 458        $1,012      $ 419      $ 599       $ 186       $ 978
=========================================================================================================================

LONG-TERM DEBT OBLIGATIONS

The long-term debt obligations include the maturity payments of long-term debt, including current portion, and the related contractual interest obligations. Refer to Note 11 to the consolidated financial statements for additional information on long-term debt.

Contractual interest is the interest the company is contracted to pay on the long-term debt obligations without taking into account the interest impact of interest rate swaps related to any of this debt, which at current interest rates would reduce contractual interest. The company had $442.5 of long-term debt subject to variable interest rates at 30 September 2003, excluding fixed-rate debt that has been swapped to variable-rate debt. The rate assumed for the variable interest component of the contractual interest obligation was the rate in effect at 30 September 2003. Variable interest rates are primarily determined by LIBOR interest rates in the currency in which the debt is denominated and by U.S. short-term tax-exempt interest rates.

LEASES

Refer to Note 12 to the consolidated financial statements for additional information on capital and operating leases.

UNCONDITIONAL PURCHASE OBLIGATIONS

Most of the company's significant long-term unconditional purchase obligations relate to feedstock supply for numerous HyCO (hydrogen, carbon monoxide and syngas) facilities. The price of feedstock supply is principally related to the price of natural gas. However, long-term take-or-pay sales contracts to HyCO customers are generally matched to the term of the feedstock supply obligations and provide recovery of price increases in the feedstock supply. Due to the matching of numerous feedstock supply obligations to customer sales contracts, the company does not believe these obligations would have a material effect on its financial condition or results of operations.

Natural gas supply obligations that are not related to HyCO long-term customer contracts are principally short-term requirements contracts or gas transportation agreements.

The above unconditional purchase obligations also include the fixed demand charge for electric power under numerous supply contracts. A fixed demand charge is generally included in electric power supply agreement pricing and is generally reset at least annually; therefore, the fixed obligation is principally included in 2004. A portion of the power supply requirement relates to long-term take-or-pay sales contracts to industrial gas customers, which provide for recovery of power costs.

The company also has contractual obligations for materials, supplies and services as part of the ordinary conduct of business that are not unconditional purchase obligations and therefore not included in the above table. Critical raw material supply contracts in the Chemicals segment are principally requirements contracts at market prices.

OFF-BALANCE SHEET ARRANGEMENTS

The company has entered into certain guarantee agreements and an arrangement involving the sale and leaseback of U.S. cryogenic vessel equipment. The company's guarantee agreements are discussed in Note 18 to the consolidated financial statements. Information on the sale and leaseback of U.S. cryogenic vessel equipment is also contained in Note 12 to the consolidated financial statements. The company has not entered into any agreements under which the company

Management's Discussion and Analysis CONTINUED

has an obligation arising out of a variable interest entity. The company does not have any derivative instruments indexed to the company's own stock. The company's off-balance sheet arrangements are not reasonably likely to have a material impact on financial condition, changes in financial condition, results of operations, or liquidity.

RELATED PARTY TRANSACTIONS

The company's principal related parties are equity affiliates operating in industrial gas and chemicals businesses. The company did not engage in any material transactions involving related parties that included terms or other aspects that differ from those which would be negotiated at arm's length with clearly independent parties.

MARKET RISKS AND SENSITIVITY ANALYSIS

The company's earnings, cash flows and financial position are exposed to market risks relating to fluctuations in interest rates and foreign currency exchange rates. It is the policy of the company to minimize its cash flow exposure to adverse changes in currency and exchange rates and to manage the financial risks inherent in funding the company with debt capital.

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

The company's derivative and other financial instruments consist of long-term debt (including current portion), interest rate swaps, cross currency interest rate swaps, foreign exchange-forward contracts and foreign exchange-option contracts. The net market value of these financial instruments combined is referred to below as the net financial instrument position. The net financial instrument position does not include other investments of $63.4 at 30 September 2003 and $50.1 at 30 September 2002 as disclosed in Note 6 to the consolidated financial statements. These amounts primarily represent an investment in a publicly traded foreign company accounted for by the cost method. The company assessed the materiality of the market risk exposure on these other investments and determined this exposure to be immaterial.

At 30 September 2003 and 2002, the net financial instrument position was a liability of $2,542.1 and $2,363.0, respectively. The increase in the net financial instrument position was due primarily to the impact of a weaker U.S. dollar on the translation of foreign currency debt and the market value of foreign exchange-forward contracts and the impact of lower global interest rates on the market value of fixed-rate debt.

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

INTEREST RATE RISK

The company's debt portfolio, including swap agreements, as of 30 September 2003 primarily comprised debt denominated in Euros (44%) and U.S. dollars (32%). This debt portfolio is composed of 64% fixed-rate debt and 36% variable-rate debt. Changes in interest rates have different impacts on the fixed-and variable-rate portions of the company's debt portfolio. A change in interest rates on the fixed portion of the debt portfolio impacts the net financial instrument position but has no impact on interest incurred or cash flows. A change in interest rates on the variable portion of the debt portfolio impacts the interest incurred and cash flows but does not impact the net financial instrument position.

The sensitivity analysis related to the fixed portion of the company's debt portfolio assumes an instantaneous 100 basis point move in interest rates from the levels at 30 September 2003 and 2002, with all other variables (including foreign exchange rates) held constant. A 100 basis point increase in market interest rates would result in a decrease of $41 and $52 in the net liability position of financial instruments at 30 September 2003 and 2002, respectively. A 100 basis point decrease in market interest rates would result in an increase of $44 and $55 in the net liability position of financial instruments at 30 September 2003 and 2002, respectively.

Based on the variable-rate debt included in the company's debt portfolio, including the interest rate swap agreements, as of 30 September

2003 and 2002, a 100 basis point increase in interest rates would result in an additional $9 and $8 in interest incurred per year at 30 September 2003 and 2002, respectively. A 100 basis point decline would lower interest incurred by $9 and $8 per year at 30 September 2003 and 2002, respectively.

FOREIGN CURRENCY EXCHANGE RATE RISK

The sensitivity analysis assumes an instantaneous 10% change in the foreign currency exchange rates from their levels at 30 September 2003 and 2002, with all other variables (including interest rates) held constant. A 10% strengthening of the functional currency of an entity versus all other currencies would result in a decrease of $223 and $188 in the net liability position of financial instruments at 30 September 2003 and 2002, respectively. A 10% weakening of the functional currency of an entity versus all other currencies would result in an increase of $217 and $183 in the net liability position of financial instruments at 30 September 2003 and 2002, respectively.

The primary currencies for which the company has exchange rate exposure are the U.S. dollar versus the Euro, the U.S. dollar versus the U.K. Pound Sterling and the Euro versus the U.K. Pound Sterling. Foreign currency debt, cross currency interest rate swaps and foreign exchange-forward contracts are used in countries where the company does business, thereby reducing its net asset exposure. Foreign exchange-forward contracts also are used to hedge the company's firm and highly anticipated foreign currency cash flows, along with foreign exchange-option contracts. Thus, there is either an asset or cash flow exposure related to all of the financial instruments in the above sensitivity analysis for which the impact of a movement in exchange rates would be in the opposite direction and materially equal (or more favorable in the case of purchased foreign exchange-option contracts) to the impact on the instruments in the analysis.

INFLATION

The financial statements are presented in accordance with accounting principles generally accepted in the United States and do not fully reflect the impact of prior years' inflation. While the U.S. inflation rate has been modest for several years, the company operates in many countries with both inflation and currency issues. The ability to pass on inflationary cost increases is an uncertainty due to general economic conditions and competitive situations. It is estimated that the cost of replacing the company's plant and equipment today is greater than its historical cost. Accordingly, depreciation expense would be greater if the expense were stated on a current cost basis.

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

Note 1 to the consolidated financial statements describes the company's major accounting policies. Judgments and estimates of uncertainties are required in applying the company's accounting policies in many areas. The following are areas requiring significant judgments and estimates: depreciable lives of plant and equipment, cash flow and valuation assumptions in performing impairment tests of long-lived assets and equity investments, and estimated costs to be incurred for environmental liabilities and pension benefits.

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

The company's senior management has reviewed these critical accounting policies and estimates and the Management's Discussion and Analysis regarding them with its audit committee.

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

DEPRECIABLE LIVES OF PLANT AND EQUIPMENT

Plant and equipment is recorded at cost and depreciated using the straight-line method, which deducts equal amounts of cost of each asset from earnings every year over its estimated economic useful life. Net plant and equipment at 30 September 2003 totaled $5,637.1, representing 60% of total assets. Depreciation expense during 2003

Management's Discussion and Analysis CONTINUED

totaled $640.2, representing 11% of total costs and expenses. Given the significance of plant and equipment and associated depreciation to the company's financial statements, the determination of an asset's economic useful life is considered to be a critical accounting estimate. The estimate is critical for the company's Gases and Chemicals segments, both capital-intensive businesses in which the company owns and operates plant and equipment.

Economic useful life is the duration of time the asset is expected to be productively employed by the company, which may be less than its physical life. Management's assumptions on the following factors, among others, affect the determination of estimated economic useful life: wear and tear, obsolescence, technical standards, contract life, changes in market demand and raw material availability. The company makes estimates and assumptions regarding its competitive position in various end markets and geographic locations.

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

The depreciable lives of merchant gas production facilities are principally 15 years. Major chemical production facilities are also generally depreciated over 15 years. The terms of customer contracts associated with products produced at these types of facilities typically have a much shorter term. Management has determined a 15-year life to be appropriate based on historical experience combined with its judgment on future assumptions such as technological advances, potential for obsolescence, competitors' actions, etc. Management monitors its assumptions and may potentially need to adjust depreciable life as circumstances change. A change in the depreciable life for all merchant chemical and gas facilities by one year would impact annual depreciation expense by approximately $20.

IMPAIRMENT OF LONG-LIVED ASSETS AND EQUITY INVESTMENTS

PLANT AND EQUIPMENT

Net plant and equipment at 30 September 2003 totaled $5,637.1. Plant and equipment held for use is grouped for impairment testing at the lowest level for which there are identifiable cash flows. Impairment testing of the asset group occurs whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The company assesses recoverability by comparing the carrying amount of the asset group to the estimated undiscounted future cash flows expected to be generated by the assets. If an asset group is considered impaired, the impairment loss to be recognized would be measured as the amount by which the asset group's carrying amount exceeds its fair value. Assets to be disposed of by sale are reported at the lower of carrying amount or fair value less cost to sell.

The estimate of plant and equipment fair value is based on estimated discounted future cash flows expected to be generated by the asset group. The assumptions underlying cash flow projections represent management's best estimates at the time of the impairment review. Factors that management must estimate include: industry and market conditions, sales volume and prices, costs to produce, inflation, etc. Changes in key assumptions or actual conditions which differ from estimates could result in an impairment charge. The company uses reasonable and supportable assumptions when performing impairment reviews and cannot predict the occurrence of future events and circumstances that could result in impairment charges. Over the past three years, there have been no impairments of asset groups held for use. As part of the actions taken in the company's global cost reduction plans, recognized impairments of assets to be sold or abandoned were $90.1, $3.7 and $23.8 in 2003, 2002 and 2001, respectively. Refer to the Global Cost Reduction Plans discussion above.

GOODWILL

The purchase method of accounting for business combinations requires the company to make use of estimates and judgments to allocate the purchase price paid for acquisitions to the fair value of the net tangible and identifiable intangible assets. Goodwill represents the excess of the aggregate purchase price over the fair value of net assets of an acquired entity. Goodwill, including goodwill associated with equity affiliates, was $793.5 as of 30 September 2003. The majority of the company's goodwill is assigned to reporting units within the Gases segment. Disclosures related to goodwill are included in Note 10 to the consolidated financial statements.

The company adopted SFAS No. 142, "Goodwill and Other Intangible Assets," on 1 October 2001. In accordance with SFAS No.142, goodwill is no longer amortized on a recurring basis but rather is subject to periodic impairment testing. Prior to adopting SFAS No. 142, the company amortized goodwill into income over periods not exceeding 40 years.

The company performs an impairment test annually in the fourth quarter of the fiscal year. In addition, goodwill would be tested more frequently if changes in circumstances or the occurrence of events indicated potential impairment exists. The impairment test requires the company to compare the fair value of business reporting units to carrying value including assigned goodwill. The results of the impairment tests have indicated fair value amounts exceeded carrying amounts by a substantial margin.

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

EQUITY INVESTMENTS

Investments in and advances to equity affiliates totaled $553.5 at 30 September 2003. The majority of the company's investments are nonpublicly traded ventures with other companies in the industrial gas or chemicals business. Summarized financial information of equity affiliates is included in Note 8 to the consolidated financial statements. Equity investments are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable.

In the event that a decline in fair value of an investment occurs, and the decline in value is considered to be other than temporary, an impairment loss would be recognized. Management's estimate of fair value of an investment is based on estimated discounted future cash flows expected to be generated by the investee. Changes in key assumptions about the financial condition of an investee or actual conditions which differ from estimates could result in an impairment charge. Over the past three years, there have been no impairment charges associated with an equity investment.

ENVIRONMENTAL LIABILITIES

Accruals for environmental loss contingencies are recorded when it is probable that a liability has been incurred and the amount can reasonably be estimated. The company estimates the exposure for environmental contingencies to range from $9 to a reasonably possible upper exposure of $21. The balance sheet at 30 September 2003 included an accrual of $15.3, primarily as part of other noncurrent liabilities. Management views the measurement of environmental loss contingency accruals as a critical accounting estimate because of the considerable uncertainty surrounding estimation and the need to forecast into the distant future.

In the normal course of business, the company is involved in legal proceedings under the federal Superfund law, similar state environmental laws and RCRA relating to the designation of certain sites for investigation or remediation. Presently, there are approximately 40 sites on which a final settlement has not been reached where the company, along with others, has been designated a potentially responsible party by the Environmental Protection Agency or is otherwise engaged in investigation or remediation. In addition, the company is also involved in cleanup activities at certain of its manufacturing sites. Sites for which the company monitors environmental exposure are related to operations within the Gases and Chemicals segments as well as discontinued businesses.

Measurement of environmental accruals is based on the evaluation of currently available information with respect to each individual site and considers factors such as existing technology, presently enacted laws and regulations, and prior experience in remediation of contaminated sites. An environmental accrual related to cleanup of a contaminated site might include, for example, provision for one or more of the following types of costs: site investigation and testing costs, cleanup costs, costs related to soil and water contamination resulting from tank ruptures, postremediation monitoring costs and outside legal fees. Environmental accruals include costs related to other potentially responsible parties to the extent that the company has reason to believe such parties will not fully pay their proportionate share. The accruals also do not take into account any claims for recoveries from insurance and are not discounted.

Management's Discussion and Analysis CONTINUED

As assessments and remediation progress at individual sites, the amount of the projected cost is reviewed periodically, and the accrual is adjusted to reflect additional technical and legal information that becomes available. Management has a well-established process in place to identify and monitor the company's environmental exposures. An environmental accrual analysis is prepared and maintained that lists all environmental loss contingencies, even where an accrual has not been established. This analysis assists in monitoring the company's overall environmental exposure and serves as a tool to facilitate on-going communication among the company's technical experts, environmental managers, environmental lawyers and financial management to ensure that required accruals are recorded and potential exposures disclosed.

Actual costs to be incurred at identified sites in future periods may vary from the estimates, given the inherent uncertainties in evaluating environmental exposures. Using reasonably possible alternative assumptions of the exposure level could result in an increase to the environmental accrual. Due to the inherent uncertainties related to environmental exposures, a significant increase to the reasonably possible upper exposure level could occur if a new site was designated, the scope of remediation was increased or a significant increase in the company's proportionate share occurred.

PENSION BENEFITS

The company sponsors defined benefit pension plans in various forms for employees who meet eligibility requirements. Several assumptions and statistical variables are used in actuarial models to calculate the pension expense and liability related to the various plans. Assumptions about the discount rate, the expected rate of return on plan assets and the future rate of compensation increases are determined by the company. The actuarial models also use assumptions on demographic factors such as retirement, mortality and turnover. Management considers the accounting for pension benefits critical because of the significance and number of assumptions used. Depending on the assumptions selected, pension expense could vary significantly and have a material effect on reported earnings. The assumptions used can also materially affect the measurement of benefit obligations. For a detailed discussion of the company's pension benefits, see Pension Benefits above and Note 17 to the consolidated financial statements.

NEW ACCOUNTING STANDARDS

In November 2002, the FASB published Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," and the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure." In
January 2003, the FASB published Interpretation No. 46, "Consolidation of Variable Interest Entities." In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." In May 2003, the FASB ratified the EITF consensus on Issue No. 01-08, "Determining Whether an Arrangement Contains a Lease." See Note 2 to the consolidated financial statements for information concerning the company's implementation and impact of new accounting standards.

FORWARD-LOOKING STATEMENTS

The forward-looking statements contained in this document are based on current expectations at the time the document was originally prepared regarding important risk factors. Management does not anticipate publicly updating any of its expectations except as part of the quarterly earnings announcement process.

Actual results may differ materially from those forward-looking statements expressed. In addition to important risk factors and uncertainties referred to in the Management's Discussion and Analysis, factors that might cause forward-looking statements to differ materially from actual results include those specifically referenced as future events or outcomes that the company anticipates as well as, among other things, overall economic and business conditions different than those currently anticipated and demand for the company's goods and services during that time; competitive factors in the industries in which it competes; interruption in ordinary sources of supply;
the ability to recover increased energy and raw material costs from customers; spikes in the pricing of natural gas; changes in government regulations; consequences of acts of war or terrorism impacting the United States and other markets; the success of implementing cost reduction programs; the timing, impact, and other uncertainties of future acquisitions or divestitures; significant fluctuations in interest rates and foreign currencies; the impact of tax and other legislation and regulations in jurisdictions in which the company and its affiliates operate; and the timing and rate at which tax credits can be utilized.

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

The Audit Committee of the Board of Directors entirely comprises individuals who are not employees of the company. This Committee meets periodically with the independent auditors, the internal auditors and management to consider audit results and to discuss significant internal accounting control, auditing and financial reporting matters. The Audit Committee recommends the selection of the independent auditors who are then appointed by the Board of Directors, subject to ratification by the shareholders.

-s- John P. Jones III                   -s- John R. Owings
-----------------------                 -----------------------
John P. Jones III                       John R. Owings
Chairman, President and                 Vice President and
Chief Executive Officer                 Chief Financial Officer
24 October 2003                         24 October 2003

REPORTS OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors of Air Products and Chemicals, Inc.:

We have audited the accompanying consolidated balance sheets of Air Products and Chemicals, Inc. (a Delaware corporation) and subsidiaries as of 30 September 2003 and 2002, and the related consolidated statements of income, cash flows and shareholders' equity for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Air Products and Chemicals, Inc. for the year ended 30 September 2001 were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements, before the revisions as described in Note 1 and Note 10 to the financial statements, in their report dated 26 October 2001.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2003 and 2002 financial statements referred to above present fairly, in all material respects, the financial position of Air Products and Chemicals, Inc. and subsidiaries as of 30 September 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed above, the financial statements of Air Products and Chemicals, Inc. for the year ended 30 September 2001 were audited by other auditors who have ceased operations. As described in Note 1, those financial statements have been revised. We audited the adjustments described in Note 1 that were applied to revise the 2001 financial statements. In our opinion, such adjustments are appropriate and have been properly applied. In addition, as described in Note 10, the financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," which was adopted as of 1 October 2001. In our opinion, the disclosures for 2001 in Note 10 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2001 financial statements of Air Products and Chemicals, Inc. other than with respect to such adjustments and disclosures, and, accordingly, we do not express an opinion or any other form of assurance on the 2001 financial statements taken as a whole.

KPMG LLP

KPMG LLP
Philadelphia, Pennsylvania
24 October 2003

The following report is a copy of a previously issued Arthur Andersen LLP ("Andersen") report, and the report has not been reissued by Andersen. The Andersen report refers to the consolidated balance sheets as of 30 September 2001 and 2000 and the consolidated statements of income, cash flows and shareholders' equity for the years ended 30 September 2000 and 1999, which are no longer included in the accompanying financial statements.

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

-s- Arthur Andersen LLP

Arthur Andersen LLP
Philadelphia, Pennsylvania
26 October 2001

THE FINANCIAL STATEMENTS

AIR PRODUCTS AND CHEMICALS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS

YEAR ENDED 30 SEPTEMBER (millions of dollars, except per share)                     2003            2002          2001
-------------------------------------------------------------------------------------------------------------------------
SALES                                                                           $   6,297.3    $   5,401.2    $   5,857.8
-------------------------------------------------------------------------------------------------------------------------
COSTS AND EXPENSES
Cost of sales                                                                       4,613.1        3,815.7        4,216.4
Selling and administrative                                                            832.6          704.3          698.7
Research and development                                                              121.1          120.3          121.8
Other (income) expense, net                                                           (26.5)         (37.1)         (31.5)
Global cost reduction plans, net                                                      152.5           23.1          107.0
-------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                                      604.5          774.9          745.4
Income from equity affiliates, net of related expenses                                 84.4           76.2           81.2
Gain on sale of U.S. packaged gas business                                               --           55.7             --
Gain on divestiture of interest in cogeneration facilities                               --             --          101.6
Loss on early retirement of debt                                                         --             --          (75.8)
Interest expense                                                                      123.5          122.3          191.2
-------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE TAXES AND MINORITY INTEREST                                             565.4          784.5          661.2
Income tax provision                                                                  147.2          240.8          190.5
Minority interest in earnings of subsidiary companies                                  18.0           18.3            5.1
-------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE                                  400.2          525.4          465.6
Cumulative effect of accounting change                                                 (2.9)            --             --
-------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                      $     397.3    $     525.4    $     465.6
-------------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE OF COMMON SHARES OUTSTANDING (in millions)                           219.7          217.2          214.8
WEIGHTED AVERAGE OF COMMON SHARES OUTSTANDING ASSUMING DILUTION (in millions)         223.6          222.7          219.3
-------------------------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER COMMON SHARE
Income before cumulative effect of accounting change                            $      1.82    $      2.42    $      2.17
Cumulative effect of accounting change                                                 (.01)            --             --
-------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                      $      1.81    $      2.42    $      2.17
-------------------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER COMMON SHARE
Income before cumulative effect of accounting change                            $      1.79    $      2.36    $      2.12
Cumulative effect of accounting change                                                 (.01)            --             --
-------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                      $      1.78    $      2.36    $      2.12
=========================================================================================================================

The accompanying notes are an integral part of these statements.

AIR PRODUCTS AND CHEMICALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

30 SEPTEMBER (millions of dollars, except per share)                                                      2003          2002
-------------------------------------------------------------------------------------------------------------------------------
ASSETS
-------------------------------------------------------------------------------------------------------------------------------
CURRENT ASSETS
Cash and cash items                                                                                     $    76.2     $   253.7
Trade receivables, less allowances for doubtful accounts of $21.8 in 2003 and $12.0 in 2002               1,188.5         980.9
Inventories                                                                                                 483.1         392.6
Contracts in progress, less progress billings                                                                82.8          68.1
Other current assets                                                                                        237.3         214.0
-------------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                                                      2,067.9       1,909.3
-------------------------------------------------------------------------------------------------------------------------------
INVESTMENT IN NET ASSETS OF AND ADVANCES TO EQUITY AFFILIATES                                               553.5         484.2
PLANT AND EQUIPMENT, at cost                                                                             11,723.2      10,879.8
Less accumulated depreciation                                                                             6,086.1       5,502.0
-------------------------------------------------------------------------------------------------------------------------------
PLANT AND EQUIPMENT, net                                                                                  5,637.1       5,377.8
-------------------------------------------------------------------------------------------------------------------------------
GOODWILL                                                                                                    725.8         431.1
INTANGIBLE ASSETS, net                                                                                      104.1          70.9
OTHER NONCURRENT ASSETS                                                                                     343.5         221.7
-------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                            $ 9,431.9     $ 8,495.0
===============================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
-------------------------------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES
Payables and accrued liabilities                                                                        $ 1,123.5     $   839.3
Accrued income taxes                                                                                        115.6          72.9
Short-term borrowings                                                                                       165.7         116.9
Current portion of long-term debt                                                                           176.4         227.1
-------------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                                                 1,581.2       1,256.2
-------------------------------------------------------------------------------------------------------------------------------
LONG-TERM DEBT                                                                                            2,168.6       2,041.0
DEFERRED INCOME AND OTHER NONCURRENT LIABILITIES                                                          1,005.9         827.4
DEFERRED INCOME TAXES                                                                                       705.6         725.6
-------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                                                         5,461.3       4,850.2
-------------------------------------------------------------------------------------------------------------------------------
MINORITY INTEREST IN SUBSIDIARY COMPANIES                                                                   188.1         184.4
-------------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
Common stock (par value $1 per share; issued 2003 and 2002--249,455,584 shares)                             249.4         249.4
Capital in excess of par value                                                                              493.9         437.1
Retained earnings                                                                                         4,516.6       4,312.8
Accumulated other comprehensive income (loss)                                                              (567.2)       (566.9)
Treasury stock, at cost (2003--22,189,714 shares; 2002--22,236,196 shares)                                 (766.1)       (767.8)
Shares in trust (2003--5,842,391 shares; 2002--8,684,265 shares)                                           (144.1)       (204.2)
-------------------------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                                                                3,782.5       3,460.4
-------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                              $ 9,431.9     $ 8,495.0
===============================================================================================================================

The accompanying notes are an integral part of these statements.

The Financial Statements CONTINUED

AIR PRODUCTS AND CHEMICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

YEAR ENDED 30 SEPTEMBER (millions of dollars)                                              2003            2002          2001
-------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                              $   397.3       $  525.4      $   465.6
Adjustments to reconcile income to cash provided by operating activities:
  Depreciation                                                                              640.2          581.0          573.0
  Impairment of long-lived assets                                                            91.7            3.7           23.8
  Deferred income taxes                                                                      26.8           65.2           39.0
  Loss on early retirement of debt                                                             --             --           75.8
  Undistributed earnings of unconsolidated affiliates                                        (6.8)         (44.4)         (46.2)
  Gain on sale of assets and investments                                                     (8.4)         (66.5)        (104.7)
  Other                                                                                       6.5           44.1           12.7
-------------------------------------------------------------------------------------------------------------------------------
Subtotal                                                                                  1,147.3        1,108.5        1,039.0
-------------------------------------------------------------------------------------------------------------------------------
Working capital changes, excluding effects of acquisitions and divestitures:
  Trade receivables                                                                         (88.0)         (13.1)          63.9
  Inventories and contracts in progress                                                     (53.2)          55.1            2.6
  Payables and accrued liabilities                                                           13.3         (133.7)         (99.4)
  Other                                                                                      16.6           47.1           77.9
-------------------------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY OPERATING ACTIVITIES                                                     1,036.0        1,063.9        1,084.0
-------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Additions to plant and equipment                                                           (612.9)        (627.6)        (708.3)
Acquisitions, less cash acquired                                                           (529.6)        (114.8)         (59.2)
Investment in and advances to unconsolidated affiliates                                      (6.1)         (39.2)         (38.3)
Proceeds from sale of assets and investments                                                102.1          292.9          497.0
Other                                                                                         (.1)          (4.9)          31.1
-------------------------------------------------------------------------------------------------------------------------------
CASH USED FOR INVESTING ACTIVITIES                                                       (1,046.6)        (493.6)        (277.7)
-------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Long-term debt proceeds                                                                     162.8           61.3          121.0
Payments on long-term debt                                                                 (271.0)        (203.6)        (796.6)
Net increase (decrease) in commercial paper and short-term borrowings                        37.6         (170.9)           8.0
Dividends paid to shareholders                                                             (188.6)        (175.6)        (165.2)
Purchase of treasury stock                                                                     --             --          (87.2)
Issuance of stock for options and award plans                                                76.5          103.8           87.1
-------------------------------------------------------------------------------------------------------------------------------
CASH USED FOR FINANCING ACTIVITIES                                                         (182.7)        (385.0)        (832.9)
-------------------------------------------------------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                                      15.8            2.2           (1.3)
-------------------------------------------------------------------------------------------------------------------------------
(DECREASE) INCREASE IN CASH AND CASH ITEMS                                                 (177.5)         187.5          (27.9)
CASH AND CASH ITEMS--BEGINNING OF YEAR                                                      253.7           66.2           94.1
-------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH ITEMS--END OF YEAR                                                        $    76.2       $  253.7      $    66.2
===============================================================================================================================
Cash paid during the year for:
  Interest (net of amounts capitalized)                                                 $   123.6       $  124.1      $   226.7
  Taxes (net of refunds)                                                                     79.1          136.5           62.6

The accompanying notes are an integral part of these statements.

AIR PRODUCTS AND CHEMICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                   Number of                                      Accumulated
                                    Common              Capital in                   Other
(millions of dollars,               Shares     Common   Excess of    Retained    Comprehensive   Treasury   Shares in
 except per share)               Outstanding   Stock    Par Value    Earnings     Income (Loss)    Stock       Trust     Total
---------------------------------------------------------------------------------------------------------------------------------
BALANCE 30 SEPTEMBER 2000        214,218,709   $249.4   $342.2       $3,667.9    $(407.8)        $(681.6)   $(348.8)    $ 2,821.3
---------------------------------------------------------------------------------------------------------------------------------
Comprehensive Income:
  Net income                                                            465.6                                               465.6
  Net gain on derivatives,
  net of income tax of $1.1                                                          1.8                                      1.8
  Translation adjustments,
  net of income tax of $14.1                                                       (43.3)                                   (43.3)
  Net change in unrealized
  holding gains, net of
  income tax of $3.8                                                                 6.3                                      6.3
  Change in minimum pension
  liability, net of income tax
  of $5.8                                                                           (9.5)                                    (9.5)
----------------------------------------------------------------------------------------------------------------------------------
Comprehensive Income                                                                                                        420.9
Issuance of shares in trust for
stock options and award plans      3,362,762              25.0                                                 75.7         100.7
Tax benefit of stock option and
award plans                                               17.7                                                               17.7
Cash dividends ($.78 per share)                                        (167.6)                                             (167.6)
Purchase of treasury shares       (2,118,851)                                                      (87.2)                   (87.2)
----------------------------------------------------------------------------------------------------------------------------------
BALANCE 30 SEPTEMBER 2001        215,462,620   $249.4   $384.9       $3,965.9    $(452.5)        $(768.8)   $(273.1)    $ 3,105.8
----------------------------------------------------------------------------------------------------------------------------------
Comprehensive Income:
  Net income                                                            525.4                                               525.4
  Net gain on derivatives,
  net of income tax of $.3                                                           1.1                                      1.1
  Translation adjustments,
  net of income tax of $29.8                                                        50.1                                     50.1
  Net change in unrealized
  holding gains, net of income
  tax of $1.6                                                                       (7.4)                                    (7.4)
  Change in minimum pension
  liability, net of income tax
  of $81.4                                                                        (158.2)                                  (158.2)
----------------------------------------------------------------------------------------------------------------------------------
Comprehensive Income                                                                                                        411.0
Issuance of treasury shares
and shares in trust for stock
options and award plans            3,072,503              30.3                                       1.0       68.9         100.2
Tax benefit of stock option and
award plans                                               21.9                                                               21.9
Cash dividends ($.82 per share)                                        (178.5)                                             (178.5)
----------------------------------------------------------------------------------------------------------------------------------
BALANCE 30 SEPTEMBER 2002        218,535,123   $249.4   $437.1       $4,312.8     $(566.9)       $(767.8)   $(204.2)     $3,460.4
----------------------------------------------------------------------------------------------------------------------------------
Comprehensive Income:
  Net income                                                            397.3                                               397.3
  Net loss on derivatives,
  net of income tax of $2.5                                                         (5.1)                                    (5.1)
  Translation adjustments, net
  of income tax of $60.3                                                           146.8                                    146.8
  Net change in unrealized
  holding gains, net of
  income tax of $3.1                                                                 5.1                                      5.1
  Change in minimum pension
  liability,  net of income
  tax of $71.4                                                                    (147.1)                                  (147.1)
----------------------------------------------------------------------------------------------------------------------------------
Comprehensive Income                                                                                                        397.0
Issuance of treasury shares
and shares in trust for stock
options and award plans            2,888,356              34.6                                       1.7       60.1          96.4
Tax benefit of stock option and
award plans                                               22.2                                                               22.2
Cash dividends ($.88 per share)                                        (193.5)                                             (193.5)
----------------------------------------------------------------------------------------------------------------------------------
BALANCE 30 SEPTEMBER 2003        221,423,479   $249.4   $493.9       $4,516.6    $(567.2)        $(766.1)   $(144.1)     $3,782.5
==================================================================================================================================

The accompanying notes are an integral part of these statements.

NOTES TO THE FINANCIAL STATEMENTS
(millions of dollars, except per share)

1. MAJOR ACCOUNTING POLICIES

CONSOLIDATION PRINCIPLES

The consolidated financial statements include the accounts of Air Products and Chemicals, Inc. and its majority-owned subsidiary companies (the company). The company consolidates all entities that it controls. The equity method of accounting is used when the company has a 20% to 50% interest in other companies and exercises significant influence. Under the equity method, original investments are recorded at cost and adjusted by the company's share of undistributed earnings or losses of these companies.

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

REVENUE RECOGNITION

Revenue from gases and chemicals sales is recognized as risk and title to the product transfers to the customer which occurs at the time shipment is made. Sales returns and allowances are not a business practice in the industry. Revenues from equipment sale contracts are recorded primarily using the percentage-of-completion method. Under this method, revenues from the sale of major equipment, such as natural gas liquefaction (LNG) heat exchangers and air separation units, are recognized primarily based on labor hours incurred to date compared with total estimated labor hours. Changes to total estimated labor hours and anticipated losses, if any, are recognized in the period determined.

Amounts billed for shipping and handling fees are classified as sales in the consolidated income statements. Costs incurred for shipping and handling are classified as cost of sales.

PLANT AND EQUIPMENT

Plant and equipment is stated at cost less accumulated depreciation. Construction costs, labor and applicable overhead related to installations are capitalized. Expenditures for additions and improvements that extend the lives or increase the capacity of plant assets are capitalized. The costs of maintenance and repairs of plant and equipment are charged to expense as incurred.

Depreciation is recorded using the straight-line method, which deducts equal amounts of the cost of each asset from earnings every year over its expected useful life. The estimated useful lives primarily range from 15 to 30 years (principally 30 years) for buildings and principally from 15 to 20 years for gas generating and chemical facilities, machinery and equipment.

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

CAPITALIZED INTEREST

As the company builds new plant and equipment, it includes in the cost of these assets a portion of the interest payments it makes during the year. The amount of capitalized interest was $4.2, $9.4 and $6.0 in 2003, 2002 and 2001, respectively.

FINANCIAL INSTRUMENTS

The company addresses certain financial exposures through a controlled program of risk management that includes the use of derivative financial instruments. The types of derivative financial instruments permitted for such risk management programs are specified in policies set by management. The company currently enters into foreign exchange contracts, including forward, option combination and purchased option contracts, to reduce the effects of fluctuating foreign currency exchange rates. The company currently enters into interest rate swap contracts to reduce interest rate risks and to modify the interest rate characteristics of its outstanding debt. The company is also currently party to cross currency interest rate swap agreements. Major financial institutions are counterparties to these contracts. The company has established counterparty credit guidelines and only enters into transactions with financial institutions of investment grade or better. Management believes the risk of incurring losses related to credit risk is remote, and any losses would be immaterial to consolidated financial results.

The company recognizes derivatives on the balance sheet at fair value. On the date the derivative instrument is entered into, the company generally designates the derivative as either (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge), (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge), or (3) a hedge of a net investment in a foreign operation. Changes in the fair value of a derivative that is designated as and meets all the required criteria for a fair value hedge, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk, are recorded in current period earnings. Changes in the fair value of a derivative that is designated as and meets all the required criteria for a cash flow hedge are recorded in accumulated other comprehensive income and reclassified into earnings as the underlying hedged item affects earnings. Changes in the fair value of a derivative or foreign currency debt that is designated as and meets all the required criteria for a hedge of a net investment are recorded as translation adjustments in accumulated other comprehensive income. Changes in the fair value of a derivative that is not designated as a hedge are recorded immediately in earnings.

The company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes relating all derivatives that are designated as fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The company also formally assesses, both at the inception of the hedge and on an ongoing basis, whether each derivative is highly effective in offsetting changes in fair values or cash flows of the hedged item. If it is determined that a derivative is not highly effective as a hedge, or if a derivative ceases to be a highly effective hedge, the company will discontinue hedge accounting with respect to that derivative prospectively.

FOREIGN CURRENCY

The value of the U.S. dollar rises and falls day to day on foreign currency exchanges. Since the company does business in many foreign countries, these fluctuations affect the company's financial position and results of operations.

For most foreign operations, local currencies are considered the functional currency. Generally, foreign subsidiaries translate their assets and liabilities into U.S. dollars at current exchange rates -- that is, the rates in effect at the end of the fiscal period. The gains or losses that result from this process are shown in accumulated other comprehensive income in the shareholders' equity section of the balance sheet.

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

ENVIRONMENTAL EXPENDITURES

Accruals for investigatory, external legal costs and noncapital remediation costs are recorded when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Remediation costs are capitalized if the costs improve the company's property as compared with the condition of the property when originally constructed or acquired, or if the costs prevent environmental contamination from future operations. Costs to operate and maintain the capitalized facilities are expensed as incurred.

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

STOCK-BASED COMPENSATION

The company has various stock-based compensation plans as described in Note 14. The company accounts for its stock option plans under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. No compensation expense has been recognized in net income for stock options. The following table

Notes to the Financial Statements CONTINUED

illustrates the effect on net income and earnings per share as if the company had applied the fair value recognition provisions of Statement of Financial Accounting Standard (SFAS) No. 123, "Accounting for Stock-Based Compensation," to its stock option plans.

                                       2003         2002         2001
-----------------------------------------------------------------------
NET INCOME, AS REPORTED             $   397.3    $   525.4    $   465.6

Deduct total stock option employee
compensation expense determined
under fair value-based method,
net of related tax effects              (37.9)       (40.9)       (30.1)
-----------------------------------------------------------------------
PRO FORMA NET INCOME                $   359.4    $   484.5    $   435.5
-----------------------------------------------------------------------
BASIC EARNINGS PER SHARE
  As reported                       $    1.81    $    2.42    $    2.17
  Pro forma                              1.64         2.23         2.03
-----------------------------------------------------------------------
DILUTED EARNINGS PER SHARE
  As reported                       $    1.78    $    2.36    $    2.12
  Pro forma                              1.61         2.18         2.00
=======================================================================

For disclosure purposes, the fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                             2003           2002      2001
----------------------------------------------------------
Dividend yield                2.0%           2.0%      2.1%
Expected volatility          30.6%          30.1%     29.2%
Risk-free interest rate       3.6%           4.7%      5.9%
Expected life (years)         7.9            7.8       7.6
==========================================================

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

The weighted average fair value of options granted as calculated by the Black-Scholes option-pricing model was $13.71 per share in 2003, $12.90 per share in 2002 and $12.82 per share in 2001.

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

ALLOWANCES FOR DOUBTFUL ACCOUNTS

The allowances for doubtful accounts represent estimated uncollectible receivables associated with potential customer defaults on contractual obligations, usually due to customers' potential insolvency. The allowances include amounts for certain customers where a risk of default has been specifically identified. In addition, the allowances include a provision for customer defaults on a general formula basis when it is determined the risk of some default is probable and estimable but cannot yet be associated with specific customers. The assessment of the likelihood of customer defaults is based on various factors, including the length of time the receivables are past due, historical experience and existing economic conditions.

INVENTORIES

Inventories are stated at the lower of cost or market. The cost of chemical inventories and some gas and equipment inventories in the United States is determined using the last-in, first-out (LIFO) method. The cost of other inventories is principally determined using the first-in, first-out (FIFO) method.

As of 30 September 2003, the company changed its method of accounting for LIFO inventory by reducing the number of LIFO inventory pools from ten pools to three pools. This newly adopted accounting principle is preferable as each pool will include items with similar economic activity. The adoption of this new accounting principle did not have a material effect on the company's financial statements.

GOODWILL AND INTANGIBLE ASSETS

When a company is acquired, the difference between the fair value of its net assets, including identified intangibles, and the purchase price is goodwill. Goodwill is recorded as a noncurrent asset on the balance sheet.

In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and intangible assets. The Statement provides that goodwill and intangible assets with indefinite lives are no longer amortized on a recurring basis but instead are subject to impairment testing at least annually. The company adopted SFAS No. 142 on 1 October 2001. Accordingly, the company no longer amortizes goodwill, including goodwill associated with investments in equity affiliates. In accordance with the provisions of SFAS No. 142, the company performed impairment tests on goodwill which indicated no impairment of goodwill. Disclosures required by SFAS No. 142 are presented in Note 10.

Prior to 1 October 2001, the company amortized goodwill into income over periods not exceeding 40 years.

Intangible assets with determinable lives primarily consist of customer relationships, noncompete covenants and purchased patents and technology. There were no acquired intangible assets with indefinite lives. The cost of intangible assets with determinable lives is amortized on a straight-line basis over the estimated period of economic benefit. Customer relationships are generally amortized over periods of three to ten years. Noncompete covenants are generally amortized over periods of three to five years based on contractual terms. Purchased patents and technology and other intangibles are amortized based on contractual terms, ranging from eight to twenty years. Amortizable lives are adjusted whenever there is a change in the estimated period of economic benefit. The company reviews long-lived assets, including intangible assets with determinable lives, for impairment whenever events and circumstances indicate the carrying amount of the assets may not be recoverable.

RETIREMENT-RELATED BENEFITS

The cost of retiree benefits is recognized over the employees' service period. The company's defined benefit pension plans are accounted for in accordance with SFAS No. 87, "Employers' Accounting for Pensions." Nonpension postretirement benefits are accounted for in accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." These Statements require the use of actuarial methods and assumptions in the valuation of benefit obligations and the performance of plan assets. Differences between actual and expected results or changes in the value of obligations and plan assets are not recognized as they occur but rather, systematically and gradually over subsequent periods. Refer to Note 17 for disclosures related to the company's pension and other postretirement benefits.

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

RECLASSIFICATIONS

The company changed its reporting for the global cost reduction plans to present the costs on a separate income statement line item within operating income. In 2003, the company recorded a net global cost reduction plan expense of $152.5, which was previously reflected in the income statement as follows: cost of sales $20.6, selling and administrative $34.1, research and development $2.1 and other expense $95.7. In 2002, the company recorded a net global cost reduction plan expense of $23.1, which was previously reflected in the income statement as follows: cost of sales $12.0, selling and administrative $10.8, research and development $.3. In 2001, the company recorded a net global cost reduction plan expense of $107.0, which was previously reflected in the income statement as follows: cost of sales $26.9, selling and administrative $53.4, research and development $.7 and other expense of $26.0.

As of 1 October 2001, the company changed its reporting of demurrage/cylinder income to include it in revenues. Previously, it was included as an offset to cost of sales. The consolidated income statements of the prior periods were adjusted to reflect this reclassification.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections." This Statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." The Statement requires gains and losses from debt extinguishments that are used as part of the company's risk management strategy to be classified as income from operations rather than as extraordinary items, net of tax. The company adopted this Statement as of 1 July 2002. The impact on the company was to reclassify the extraordinary item recorded in the fourth quarter of 2001 to income from continuing operations.

Notes to the Financial Statements CONTINUED

2. NEW ACCOUNTING STANDARDS

STANDARDS ADOPTED 2003

The company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations," on 1 October 2002. The Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. The liability is measured at discounted fair value and is adjusted to its present value in subsequent periods as accretion expense is recorded. The corresponding asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and depreciated over the asset's useful life. The company's asset retirement obligations are primarily associated with Gases on-site long-term supply contracts under which the company has built a facility on land leased from the customer and is obligated to remove the facility at the end of the contract term. At 1 October 2002, the company recognized transition amounts for existing asset retirement obligation liabilities, associated capitalizable costs and accumulated depreciation. An after-tax transition charge of $2.9 was recorded as the cumulative effect of an accounting change. The ongoing expense on an annual basis resulting from the initial adoption of SFAS No. 143 is approximately $1.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The Statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Statement also supersedes APB Opinion No. 30 provisions related to the accounting and reporting for the disposal of a segment of a business. This Statement establishes a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale. The Statement retains most of the requirements in SFAS No. 121 related to the recognition of impairment of long-lived assets to be held and used. Additionally, SFAS No. 144 broadens the definition of businesses that qualify for reporting as discontinued operations and changes the timing of recognizing losses on such operations. The company adopted this Statement as of 1 October 2002, with no material effect on the company's financial statements.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement addresses the accounting for costs associated with disposal activities covered by SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," and with exit (restructuring) activities previously covered by Emerging Issues Task Force
(EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity." This Statement nullifies EITF Issue No. 94-3 in its entirety and requires that a liability for all costs be recognized when the liability is incurred. Generally, the ability to accrue for termination benefits at the communication date of a plan in the form of a one-time benefit arrangement is limited. The cost of the termination benefits would be recognized over the future service period of the employees. This Statement does not change the accounting for termination benefits under ongoing benefit arrangements such as those included in the company's global cost reduction plans discussed in Note 3. The company adopted SFAS No. 146 as of 1 October 2002. The adoption of this Statement did not have an impact on the company's financial statements.

In November 2002, the FASB published Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." The Interpretation expands on the disclosure requirements to be made in interim and annual financial statements. The company has included the required disclosures in Note 18. The Interpretation also requires that a liability measured at fair value be recognized for guarantees even if the probability of payment on the guarantee is remote. The recognition provisions applied on a prospective basis for guarantees issued or modified after 31 December 2002. The company has not issued or modified any guarantees subsequent to 31 December 2002.

In November 2002, the EITF reached a consensus on Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." This Issue addresses the appropriate accounting by vendors for arrangements that will result in the delivery of multiple products, services and/or rights to assets that could occur over a period of time. The application of EITF Issue No. 00-21 did not have a material effect on the company's financial statements.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure." SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent and frequent disclosures in financial statements. Also, SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. The company has included the disclosures prescribed by SFAS No. 148 in Note 1. The company does not intend to change its accounting method for stock-based compensation until a new uniform accounting standard is issued.

In January 2003, the FASB published Interpretation No. 46, "Consolidation of Variable Interest Entities." This Interpretation clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Interpretation establishes standards under which a Variable Interest Entity should be consolidated by the primary beneficiary. The company does not have an interest in a Variable Interest Entity.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." The adoption of these Statements did not have a material effect on the company's financial statements.

In May 2003, the FASB ratified the EITF consensus on Issue No. 01-08, "Determining Whether an Arrangement Contains a Lease." The EITF consensus applied prospectively to new or modified arrangements beginning after 30 June 2003. The Issue addresses how to determine whether an arrangement contains a lease that is within the scope of SFAS No. 13, "Accounting for Leases." Under the EITF consensus, certain contracts within the company's Gases segment associated with on-site tonnage facilities servicing one customer may potentially be considered leases. In cases where operating-lease treatment is necessary, there would be no change to the company's financial results. In cases where capital-lease treatment is necessary, the timing of revenue and expense recognition would be impacted. Revenue would be recognized immediately for the sale of equipment component of a contract (as compared to the current method of revenue recognition over the life of the arrangement). A portion of revenues formerly reported as sales would be reflected as interest income resulting from the lease receivable. The application of this EITF consensus did not have a material effect on the financial statements in 2003. The impact of the EITF consensus on the company's financial statements beyond 2003 is dependent upon the contracts executed and potential changes in business practices and contractual arrangements.

STANDARDS ADOPTED 2002

As discussed in Note 1, the company adopted SFAS No. 142 and SFAS No. 145 during 2002.

3. GLOBAL COST REDUCTION PLANS

2003 PLAN

In 2003, the company recorded an expense of $152.7 for a global cost reduction plan (2003 Plan). This expense included $56.8 for severance and pension-related benefits and $95.9 for asset disposals and facility closures in the Gases and Chemicals segments.

During the third quarter of 2003, the company completed a capacity utilization analysis in several businesses in the Gases segment. To reduce capacity and costs, several facilities ceased operation as of 30 June 2003. An expense of $37.6 was recognized for the closure of these facilities, net of expected recovery from disposal. A decision was made to terminate several incomplete capacity expansion projects. An expense of $13.0 was recognized for the cost of terminating these projects, net of expected recovery from disposal and redeployment. An expense of $3.6 was also recognized for the planned sale of two real estate properties and the termination of several leases for small facilities. These expenses were principally in the North American merchant and tonnage businesses with a modest amount in the Electronics business.

The rationalization of excess capacity in certain products resulted in a decision to exit certain Chemical Intermediates operations. Late in the quarter ended 30 June 2003, the company decided to pursue the sale of its European methylamines and derivatives business. The company expects to complete the sale by 30 June 2004. Expected proceeds from the sale were determined and a loss was recognized for the difference between the carrying value of the assets and the expected net proceeds from the sale. Additional expenses for the closure of the methanol and ammonia plants in Pensacola, Florida, which made products for internal consumption, were also recognized. The total expense for these actions was $41.7.

In addition to the capacity reduction initiatives, the company continues to implement cost reduction and productivity-related efforts. The divestitures, the capacity reductions and the cost control initiatives will result in the elimination of 461 positions from the company. The company will complete the 2003 Plan by 30 June 2004. Approximately 30% of the position reductions relates to capacity rationalization and divestitures. An additional 40% relates to ongoing productivity efforts and balancing engineering resources with project activity and the remaining 30% relates to a reduction in the number of management positions.

Notes to the Financial Statements CONTINUED

The following table presents the detail of expenses by segment for the global cost reduction plan recorded in 2003:

                           Severance   Pension   Other(A)    Total
-------------------------------------------------------------------
Gases                       $  27.1    $  10.9   $  54.2   $   92.2
Chemicals                      14.4        2.0      41.7       58.1
Equipment                       2.2         .2        --        2.4
-------------------------------------------------------------------
PROVISION FOR 2003 PLAN     $  43.7    $  13.1   $  95.9   $  152.7
Reversal of 2002 Plan           (.2)        --        --        (.2)
-------------------------------------------------------------------
NET EXPENSE IN 2003         $  43.5    $  13.1   $  95.9   $  152.5
===================================================================

(A) Asset impairments and related expenses are included in the other category.

2002 PLAN

In 2002, the company recorded an expense of $30.8 for a global cost reduction plan (2002 Plan), including U.S. packaged gas divestiture-related reductions. This expense included $27.1 for severance and pension-related benefits and $3.7 for asset impairments related to the planned sale or closure of two small chemical facilities. The 2002 Plan included 333 position eliminations in the areas of manufacturing, engineering, distribution and overheads. The 2002 Plan was completed as expected in March 2003.

The following table presents the detail of expenses by segment for the global cost reduction plan recorded in 2002:

                           Severance   Pension   Other(A)   Total
------------------------------------------------------------------
Gases                       $  15.6    $  10.6   $   --    $  26.2
Chemicals                        .8         .1      3.7        4.6
------------------------------------------------------------------
PROVISION FOR 2002 PLAN     $  16.4    $  10.7   $  3.7    $  30.8
Reversal of 2001 Plan          (7.1)        --      (.6)      (7.7)
------------------------------------------------------------------
NET EXPENSE IN 2002         $   9.3    $  10.7   $  3.1    $  23.1
==================================================================

(A) Asset impairments and related expenses are included in the other category.

2001 PLAN

In 2001, the company recorded an expense of $109.2 for a global cost reduction plan (2001 Plan). This expense included $79.6 for severance benefits and pension plan settlements and $29.6 for asset impairments and related restructuring charges. The 2001 Plan included 670 position eliminations in the areas of manufacturing, engineering, distribution and overheads. The company decided to divest several small facilities, which required a write-down of the net carrying value to the estimated net realizable value. The 2001 Plan was completed in 2002, with 644 positions eliminated and total expenses of $101.5 incurred. The balance of the accrual of $7.7 was reversed into income during 2002.

The following table presents the detail of expenses by segment for the global cost reduction plan recorded in 2001:

                            Severance   Pension   Other(A)     Total
--------------------------------------------------------------------
Gases                        $  47.0    $  10.3   $  11.8   $   69.1
Chemicals                        9.4        1.4      17.8       28.6
Equipment                        1.2         .8        --        2.0
Corporate                         --        9.5        --        9.5
--------------------------------------------------------------------
PROVISION FOR 2001 PLAN      $  57.6    $  22.0   $  29.6   $  109.2
Reversal of 2000 Plan           (2.2)        --        --       (2.2)
--------------------------------------------------------------------
NET EXPENSE IN 2001          $  55.4    $  22.0   $  29.6   $  107.0
====================================================================

(A) Asset impairments and related expenses are included in the other category.

PLAN ACCRUAL

The following table summarizes changes to the carrying amount of the accrual for global cost reduction plans:

      BALANCE AS OF          Severance     Pension      Other(A)       Total
-----------------------------------------------------------------------------
30 SEPTEMBER 2000             $  23.5     $     --      $    --      $   23.5
Provision                        57.6         22.0         29.6         109.2
Noncash expenses                   --        (22.0)       (23.8)        (45.8)
Cash expenditures               (29.8)          --         (4.3)        (34.1)
Reverse 2000 Plan balance        (2.2)          --           --          (2.2)
-----------------------------------------------------------------------------
30 SEPTEMBER 2001             $  49.1     $     --      $   1.5      $   50.6
Provision                        16.4         10.7          3.7          30.8
Noncash expenses                   --        (10.7)        (3.7)        (14.4)
Cash expenditures               (51.6)          --          (.9)        (52.5)
Reverse 2001 Plan balance        (7.1)          --          (.6)         (7.7)
-----------------------------------------------------------------------------
30 SEPTEMBER 2002             $   6.8     $    --       $    --      $    6.8
Provision                        43.7         13.1         95.9         152.7
Noncash expenses                   --        (13.1)       (90.1)       (103.2)
Cash expenditures               (11.7)          --         (1.7)        (13.4)
Reverse 2002 Plan balance         (.2)          --           --           (.2)
-----------------------------------------------------------------------------
30 SEPTEMBER 2003             $  38.6     $     --      $   4.1      $   42.7
=============================================================================

(A) Asset impairments and related expenses are included in the other category.

4. ACQUISITIONS

Acquisitions in 2003, totaling $529.6, included Ashland's Electronic Chemicals business, American Homecare Supply, LLC (AHS), additional small homecare businesses, and Sanwa Chemical Industry Co., Ltd. Acquisitions in 2002, totaling $114.8, principally included the purchase of an additional 22% of the outstanding shares of San Fu Gas Company, Ltd. (San Fu). The acquisitions in 2003 and the San Fu acquisition in 2002 contributed $411.9 and $64.9 to sales and operating income, respectively, for the twelve months ended 30 September 2003.

ASHLAND'S ELECTRONIC CHEMICALS BUSINESS

On 29 August 2003, the company acquired the Electronic Chemicals business of Ashland Specialty Chemical Company, a division of Ashland Inc., in a cash transaction valued at $293.2. Goodwill recognized in this transaction amounted to $89.6, of which $21.3 is deductible for tax purposes. Identified intangibles included in this transaction amounted to $27.1. Ashland's Electronic Chemicals business is a leading global supplier of ultrapure specialty chemicals and services used by the electronics industry to make semiconductor devices. With annual revenues of approximately $200, the Electronic Chemicals business of Ashland has a global network of sales and marketing offices in North America, Europe and Asia.

AMERICAN HOMECARE SUPPLY, LLC (AHS)

In October 2002, the company acquired AHS, a homecare market leader throughout the northeastern United States, for $165.8. Subsequently, AHS has acquired additional small homecare businesses for $52.3 and has been renamed Air Products Healthcare. Goodwill recognized in these transactions amounted to $152.4, of which $102.1 is deductible for tax purposes. Identified intangibles included in these transactions amounted to $20.7. These acquisitions contributed $155.9 to sales in 2003. Prior to these acquisitions, the company and its affiliates had a homecare position serving approximately 180,000 patients. With these acquisitions, the company and its affiliates will provide home medical services to more than 320,000 patients in 14 countries, a significant step in the company's strategy to be a global healthcare provider.

SAN FU GAS COMPANY, LTD. (SAN FU)

In July 2002, the company purchased an additional 22% of the outstanding shares of San Fu, increasing the company's ownership interest from 48% to 70%. Since 1987, the company has had a joint venture ownership of San Fu, the largest industrial gas company in Taiwan. San Fu is a full-service industrial gas and chemical company with a broad product portfolio, supplying specialty gases, electronic piping and equipment, liquid bulk gases, on-site/pipeline gases and chemicals to the Taiwan marketplace. This investment is consistent with the company's strategy of investing in growth markets (Asia) and industries (electronics) and will provide a stronger foundation for growth in both Taiwan and China.

As of 30 June 2002, the company accounted for its investment in San Fu using the equity method. In July 2002, the company obtained control through the acquisition of an additional 22% of the outstanding shares and began to consolidate this investment. San Fu had revenues of approximately $215 for the twelve months ended 30 September 2002. Goodwill recognized in this transaction amounted to $51.4, which was not deductible for tax purposes. Identified intangibles included in this transaction amounted to $19.5. As part of this transaction, put options have been issued which give other shareholders the right to sell San Fu stock to the company at market price when exercised. The options are effective from January 2005 through January 2015 and allow for the sale of all stock owned by other shareholders to the company.

5. DIVESTITURES

SALE OF CANADIAN PACKAGED GAS BUSINESS

On 1 April 2003, the company completed the sale of the majority of its Canadian packaged gas business to the BOC Group for cash proceeds of $41.2.

SALE OF U.S. PACKAGED GAS BUSINESS

On 28 February 2002, the company completed the sale of the majority of its U.S. packaged gas business, excluding the electronic gases and magnetic resonance imaging-related helium operations, to Airgas, Inc. This sale included approximately 100 facilities in 30 states associated with the filling and distribution of cylinders, liquid dewars, tube trailers and other containers of industrial gases and nonelectronic specialty gases and the retail selling of welding hard goods, including customer service centers, warehouses and other related assets. The company also sold its packaged gas operations in the Carolinas and in Southern Virginia to National Welders Supply Company, Inc., a joint venture between Airgas and the Turner family of Charlotte, N.C. The assets sold generated approximately $240 in revenues in 2001, with a modest contribution to operating income. For the five months ended 28 February 2002, the revenues were approximately $100, also with a modest contribution to operating income. These facilities employed 1,200 people. The cash proceeds from these transactions were $254.5. The results for 2002 included a gain of $55.7.

SALE OF INTEREST IN COGENERATION FACILITIES

In the fourth quarter of 2001, the company sold its 50% interest in two cogeneration facilities located in Cambria County, Pennsylvania and Orlando, Florida. The Cambria facility uses a coal by-product to generate electricity, with power generation capability of 88 megawatts.

Notes to the Financial Statements CONTINUED

The Orlando facility is a natural gas-fired power plant with power generation capability of 115 megawatts. These investments contributed approximately $11 to net income in 2001. The results for 2001 included a gain of $101.6.

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

The company is also party to cross currency interest rate swap contracts. These contracts entail both the exchange of fixed- and floating-rate interest payments periodically over the life of the agreement and the exchange of one currency for another currency at inception and at a specified future date. These contracts effectively convert the currency denomination of a debt instrument into another currency in which the company has a net equity position while changing the interest rate characteristics of the instrument. The contracts are used to hedge intercompany and third-party borrowing transactions and certain net investments in foreign operations.

FAIR VALUE HEDGES

For the years ended 30 September 2003 and 2002, there was no material gain or loss recognized in earnings resulting from hedge ineffectiveness or from excluding a portion of derivative instruments' gain or loss from the assessment of hedge effectiveness related to derivatives designated as fair value hedges. Also, the amount recognized in earnings in 2003 and 2002 as a result of a hedged firm commitment no longer qualifying as a fair value hedge was not material.

CASH FLOW HEDGES

For the years ended 30 September 2003 and 2002, there was no material gain or loss recognized in earnings resulting from hedge ineffectiveness or from excluding a portion of derivative instruments' gain or loss from the assessment of hedge effectiveness related to derivatives designated as cash flow hedges.

The amount reclassified from accumulated other comprehensive income into earnings as a result of the discontinuance of foreign currency cash flow hedges due to the probability of the original forecasted transactions not occurring by the original specified time period was not material in 2003 and 2002. The amount in other comprehensive income expected to be reclassified into earnings in 2004 is also not material.

As of 30 September 2003, the maximum length of time over which the company is hedging its exposure to the variability in future cash flows for forecasted transactions is three years.

HEDGES OF NET INVESTMENTS IN FOREIGN OPERATIONS

For the years ended 30 September 2003 and 2002, $178.2 and $68.2, respectively, of net losses related to hedges of net investments in foreign operations were included in accumulated other comprehensive income within shareholders' equity.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Summarized below are the carrying values and fair values of the company's financial instruments as of 30 September 2003 and 2002.

                                                  2003         2003        2002           2002
                                                CARRYING       FAIR      Carrying         Fair
30 SEPTEMBER                                      VALUE       VALUE        Value         Value
-----------------------------------------------------------------------------------------------
ASSETS (LIABILITIES)
Other investments                              $    63.4    $    63.4    $    50.1    $    50.1
Currency option contracts                             .1           .1          1.1          1.1
Interest rate swap agreements                       21.3         21.3         20.6         20.6
Cross currency interest rate swap contracts         (9.5)        (9.5)         6.2          6.2
Forward exchange contracts                         (66.1)       (66.1)        (3.5)        (3.5)
Long-term debt, including current portion       (2,345.0)    (2,487.9)    (2,268.1)    (2,387.4)
===============================================================================================

The fair values of the company's debt, interest rate swap agreements, cross currency interest rate swap contracts, forward exchange contracts, option combination contracts and purchased foreign currency options are based on estimates using standard pricing models that take into account the present value of future cash flows as of the balance sheet date. The computation of the fair values of these instruments is generally performed by the company.

The fair value of other investments is based principally on quoted market prices. The carrying amounts reported in the balance sheet for cash and cash items, accounts receivable, payables and accrued liabilities, accrued income taxes and short-term borrowings approximate fair value due to the short-term nature of these instruments. Accordingly, these items have been excluded from the above table.

7. INVENTORIES

The components of inventories are as follows:

30 SEPTEMBER                                  2003       2002
--------------------------------------------------------------
INVENTORIES AT FIFO COST
Finished goods                              $ 327.2    $ 276.8
Work in process                                26.8       35.7
Raw materials and supplies                    165.8      107.9
--------------------------------------------------------------
                                              519.8      420.4
Less excess of FIFO cost over LIFO cost       (36.7)     (27.8)
--------------------------------------------------------------
                                            $ 483.1    $ 392.6
==============================================================

Inventories valued using the LIFO method comprised 49.3% and 46.1% of consolidated inventories before LIFO adjustment at 30 September 2003 and 2002, respectively. Liquidation of prior years' LIFO inventory layers in 2003, 2002 and 2001 did not materially affect results of operations in any of these years.

FIFO cost approximates replacement cost. The company's inventories have a high turnover, and as a result there is little difference between the original cost of an item and its current replacement cost.

As discussed in Note 1, the company changed its method of accounting for LIFO inventory by reducing the number of LIFO inventory pools. The adoption of this new accounting principle did not have a material effect on the company's financial statements.

Notes to the Financial Statements CONTINUED

8. SUMMARIZED FINANCIAL INFORMATION OF EQUITY AFFILIATES

The following table presents summarized financial information on a combined 100% basis of the principal companies accounted for by the equity method. Amounts presented include the accounts of the following equity affiliates: Air Products South Africa (50%); Bangkok Cogeneration Company Limited (48.8%); Bangkok Industrial Gases Company Ltd. (50.6%); Daido Air Products Electronics, Inc. (49%); DuPont Air Products Nanomaterials, LLC (50%); Europoort Utility Partners V.O.F. (50%); Helap S.A. (50%); INFRA Group (40%); INOX Air Products Limited
(INOX) (49.4%); Island Pipeline Gas (33%); Pure Air on the Lake, L.P. (50%); Sapio Produzione Idrogeno Ossigeno S.r.L. (49%); SembCorp Air Products (HyCo) Pte. Ltd. (40%); Stockton CoGen Company (50%); Tyczka Industrie-Gases GmbH (50%); Wacker Polymer Systems GmbH & CoKG (20%); and principally other industrial gas producers. In the fourth quarter of 2002, the company obtained control of San Fu after increasing its ownership interest from 48% to 70%. Amounts presented include the accounts of San Fu for the periods during which the equity method was applied.

                                 2003         2002
----------------------------------------------------
Current assets               $    732.7   $    732.6
Noncurrent assets               1,449.3      1,148.7
Current liabilities               537.5        572.5
Noncurrent liabilities            526.3        452.2
Net sales                       1,617.8      1,608.8
Sales less cost of sales          601.9        543.0
Net income                        171.7        196.3
====================================================

The company's share of income of all equity affiliates for 2003, 2002 and 2001 was $70.9, $86.4 and $91.1, respectively. These amounts exclude $9.2, $12.5 and $9.9 of related net expenses incurred by the company. Additionally, in 2003, the company recorded favorable adjustments of $22.7 related to prior period divestitures. Dividends received from equity affiliates were $64.1, $42.0 and $44.9 in 2003, 2002 and 2001, respectively.

The investment in net assets of and advances to equity affiliates as of 30 September 2003 and 2002 included investment in foreign affiliates of $518.3 and $449.5, respectively.

As of 30 September 2003 and 2002, the amount of investment in companies accounted for by the equity method included goodwill in the amount of $67.7 and $69.6, respectively. Goodwill is no longer amortized, as discussed in Note 1.

9. PLANT AND EQUIPMENT

The major classes of plant and equipment, at cost, are as follows:

30 SEPTEMBER                                                           2003          2002
--------------------------------------------------------------------------------------------
Land                                                               $     164.8   $     163.3
Buildings                                                                800.8         698.6
Gas generating and chemical facilities, machinery and equipment       10,386.8       9,616.3
Construction in progress                                                 370.8         401.6
--------------------------------------------------------------------------------------------
                                                                   $  11,723.2   $  10,879.8
============================================================================================

10. GOODWILL AND INTANGIBLE ASSETS

Changes to the carrying amount of consolidated goodwill by segment are as follows:

BALANCE AS OF                                                        Gases    Chemicals   Equipment     Total
--------------------------------------------------------------------------------------------------------------
30 SEPTEMBER 2001                                                  $  289.2    $  87.1     $  8.4     $  384.7
Acquisitions and adjustments                                           64.1         --         --         64.1
Goodwill related to the sale of U.S. packaged gas business            (36.3)        --         --        (36.3)
Currency translation and other                                         15.1        2.5        1.0         18.6
==============================================================================================================
30 SEPTEMBER 2002                                                  $  332.1    $  89.6     $  9.4     $  431.1
Acquisitions and adjustments                                          251.3        2.7         --        254.0
Goodwill related to the sale of Canadian packaged gas business         (9.7)        --         --         (9.7)
Currency translation and other                                         45.5        4.6         .3         50.4
--------------------------------------------------------------------------------------------------------------
30 SEPTEMBER 2003                                                  $  619.2    $  96.9     $  9.7     $  725.8
==============================================================================================================

In 2003, the increase in goodwill was principally due to the acquisitions of AHS and other U.S. homecare businesses, and Ashland Electronic Chemicals. The 2002 increase in goodwill was principally due to the acquisition of an additional interest in San Fu.

The following table presents the adjusted net income and adjusted per share amounts for the year ended 30 September 2001, as if goodwill had not been amortized. Total goodwill amortization, which is shown after-tax, includes both consolidated companies and equity affiliates.

                                      2003     2002     2001
-------------------------------------------------------------
NET INCOME
As reported                          $397.3   $525.4   $465.6
Effect of goodwill amortization          --       --     14.8
-------------------------------------------------------------
As adjusted                          $397.3   $525.4   $480.4
-------------------------------------------------------------
BASIC EARNINGS PER SHARE
As reported                          $ 1.81   $ 2.42   $ 2.17
Effect of goodwill amortization          --       --      .07
-------------------------------------------------------------
As adjusted                          $ 1.81   $ 2.42   $ 2.24
-------------------------------------------------------------
DILUTED EARNINGS PER SHARE
As reported                          $ 1.78   $ 2.36   $ 2.12
Effect of goodwill amortization          --       --      .07
-------------------------------------------------------------
As adjusted                          $ 1.78   $ 2.36   $ 2.19
=============================================================

All acquired intangible assets are subject to amortization. Acquired intangible assets are as follows:

                                              Accumulated
                                      Gross   Amortization      Net
--------------------------------------------------------------------
Customer  relationships              $ 28.4      $  4.0       $ 24.4
Patents and technology                 70.0        43.5         26.5
Noncompete covenants                   10.8        10.5           .3
Other                                  49.3        29.6         19.7
--------------------------------------------------------------------
30 SEPTEMBER 2002                    $158.5      $ 87.6       $ 70.9
====================================================================
Customer  relationships              $ 71.4      $ 12.2       $ 59.2
Patents and technology                 70.0        46.9         23.1
Noncompete covenants                   15.7        12.1          3.6
Other                                  49.2        31.0         18.2
--------------------------------------------------------------------
30 SEPTEMBER 2003                    $206.3      $102.2       $104.1
====================================================================

In 2003, the increase in intangible assets was due to the acquisitions of AHS and other U.S. homecare business, and Ashland Electronic Chemicals.

Amortization expense for intangible assets was $14.6, $10.1 and $10.9 in 2003, 2002 and 2001, respectively. Projected annual amortization expense for intangible assets as of 30 September 2003 is as follows:

-----------------------------------------------------------------
2004                                                       $ 15.8
2005                                                         15.5
2006                                                         13.8
2007                                                          8.7
2008                                                          7.9
Thereafter                                                   42.4
-----------------------------------------------------------------
Total                                                      $104.1
=================================================================

11. LONG-TERM DEBT

The following table shows the company's outstanding debt at the end of 2003 and 2002:

30 SEPTEMBER                                       Maturities     2003        2002
------------------------------------------------------------------------------------
PAYABLE IN U.S. DOLLARS:
  DEBENTURES: (effective rate)
     8.50% (8.55%)                                        2006  $  100.0    $  100.0
     8.75% (8.95%)                                        2021      18.4        18.4
  NOTES: (effective rate)
     7.375% (7.54%)                                       2005     150.0       150.0
     6.25% (6.30%)                                                    --       100.0
     Medium-term notes:
       Weighted average rate
       Series B 6.7%                                                  --        16.0
       Series D 6.8%                              2004 to 2016     223.0       223.0
       Series E 7.6%                              2008 to 2026      17.4        17.4
       Series F 6.5%                              2007 to 2010     133.0       133.0
  OTHER: 1.1%                                     2004 to 2037     348.0       289.2
  LESS: Unamortized discount                                        (1.8)       (2.6)
PAYABLE IN OTHER CURRENCIES:
  Euro bonds 6.0%                                         2005     571.7       493.5
  Euro bonds 6.5%                                         2007     350.1       296.1
  Other 4.9%                                      2004 to 2009     383.4       393.1
CAPITAL LEASE OBLIGATIONS:
  United States 5.9%                              2004 to 2018      17.0         5.7
  Foreign 8.4%                                    2004 to 2007      34.8        35.3
------------------------------------------------------------------------------------
                                                                $2,345.0    $2,268.1
Less current portion                                              (176.4)     (227.1)
------------------------------------------------------------------------------------
                                                                $2,168.6    $2,041.0
====================================================================================

Various debt agreements to which the company is a party include certain financial covenants and other restrictions, including restrictions pertaining to the ability to create property liens and enter into certain sale and leaseback transactions. The company is in compliance with all financial debt covenants.

The company has obtained the commitment of a number of commercial banks to lend money at market rates whenever needed. These committed lines of credit are also used to support the issuance of commercial paper. At 30 September 2003, the company's committed lines of credit totaled $600, maturing in January 2005. No borrowings were outstanding under these commitments at the end of 2003.

Notes to the Financial Statements CONTINUED

Additional commitments of $25.6 are maintained by the company's foreign subsidiaries, of which $17.1 was borrowed and outstanding at 30 September 2003.

Maturities of long-term debt in each of the next five years are as follows:
$176.4 in 2004, $816.8 in 2005, $280.6 in 2006, $497.2 in 2007 and $116.9 in
2008.

In August 2001, the company retired $459.6 of various medium-term notes, as well as $81.5 of an 8.75% debenture, for an aggregate principal retirement of $541.1. A loss of $75.8 was incurred as a result of the early retirement of debt, consisting principally of retirement premiums.

12. LEASES

Capital leases, primarily for machinery and equipment, are included with owned plant and equipment on the balance sheet in the amount of $65.9 and $56.5 at the end of 2003 and 2002, respectively. Related amounts of accumulated depreciation are $37.9 and $36.1, respectively.

Operating leases, including month-to-month agreements, cost the company $101.7 in 2003, $102.7 in 2002 and $91.0 in 2001.

During 2001, the company sold and leased back certain U.S. cryogenic vessel equipment resulting in proceeds of $301.9. This operating lease has a five-year term with purchase and renewal options. The company recognized a deferred gain of $134.7 on this sale-leaseback. This amount was included in other noncurrent liabilities.

At 30 September 2003, minimum payments due under leases are as follows:

                                           Capital     Operating
                                            Leases      Leases
----------------------------------------------------------------
2004                                         $13.2      $ 49.9
2005                                          24.0        44.7
2006                                           5.2        35.6
2007                                           5.3        16.6
2008                                           1.1        11.6
2009 and thereafter                            8.3        74.4
--------------------------------------------------------------
                                             $57.1      $232.8
==============================================================

The present value of the above future capital lease payments is included in the liability section of the balance sheet. At the end of 2003, $12.7 was classified as current and $39.1 as long term.

13. CAPITAL STOCK

The authorized Capital Stock consists of 25 million preferred shares with a par value of $1 per share, none of which was outstanding at 30 September 2003, and 300 million shares of Common Stock with a par value of $1 per share.

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

14. STOCK OPTION AND AWARD PLANS

STOCK OPTIONS

Under various plans, executives, employees and outside directors receive awards of options to purchase common stock. Under all option awards, the terms are fixed at the grant date. Generally, the exercise price equals the market price of the company's stock on the date of the grant. Options under the plans generally vest from one to three years, and the option's maximum term is 10 years. Options issued to directors are exercisable six months after the grant date.

The company has savings-related stock option plans in which eligible employees in the United Kingdom may purchase stock at a price based on 90% of the stock price on the grant date.

The following table reflects activity under all stock option plans:

                                        Number of      Average
                                          Shares        Price
--------------------------------------------------------------
OUTSTANDING AT 30 SEPTEMBER 2000        22,156,498      $30.18
Granted                                  4,592,600       35.83
Exercised                               (3,039,223)      24.93
Forfeited                                 (536,668)      33.61
--------------------------------------------------------------
OUTSTANDING AT 30 SEPTEMBER 2001        23,173,207      $31.69
Granted                                  5,454,587       37.82
Exercised                               (2,741,980)      27.51
Forfeited                                 (422,442)      36.56
--------------------------------------------------------------
OUTSTANDING AT 30 SEPTEMBER 2002        25,463,372      $33.44
Granted                                  4,648,050       42.08
Exercised                               (2,712,226)      27.01
Forfeited                                 (193,390)      34.58
--------------------------------------------------------------
OUTSTANDING AT 30 SEPTEMBER 2003        27,205,806      $35.14
Exercisable at end of year              17,042,215
Available for future grant at end
of year                                 11,522,747
==============================================================

The following tables summarize information about options outstanding and exercisable at 30 September 2003:

                                   Options Outstanding
-------------------------------------------------------
                                    Weighted
                                    Average    Weighted
 Range of                          Remaining    Average
 Exercise              Number     Contractual  Exercise
  Prices            Outstanding   Life (Years)   Price
-------------------------------------------------------
19.56-24.79          1,273,625       2.50       $23.73
26.03-29.47          7,828,628       4.42        28.37
30.01-41.69         13,377,353       6.55        38.04
41.96-52.19          4,726,200       8.97        43.31
=======================================================

                                   Options Exercisable
-------------------------------------------------------
                                               Weighted
 Range of                                       Average
 Exercise                            Number    Exercise
  Prices                          Outstanding   Price
-------------------------------------------------------
19.56-24.79                         1,273,625    $23.73
26.03-29.47                         7,828,628     28.37
30.01-41.69                         7,900,296     38.58
41.96-52.19                            39,666     44.18
=======================================================

OTHER AWARDS

The company granted deferred stock units identified as performance shares to executive officers and other key employees. These awards provide for the issuance of common stock based on certain management objectives achieved by the end of the performance period. The performance period is the one- or two-year period following the grant date. The performance shares are payable either at the end of the performance period or after retirement. The number of shares outstanding and earned for these awards was 500,808 and 370,446 share units as of 30 September 2003 and 2002, respectively.

Prior to the issuance of performance shares, the company granted deferred stock units as career share awards in 1992 through 1997 to certain executive officers and other key employees. Career shares are deferred stock units payable in shares of stock after retirement. Career share awards equivalent to 533,206 and 666,958 shares of stock were outstanding at the end of 2003 and 2002, respectively.

Deferred stock units equivalent to 213,221 and 416,797 shares of stock were outstanding at the end of 2003 and 2002, respectively.

Compensation cost is charged to expense over the periods during which employees perform related services. Compensation expense recognized relating to the programs granting deferred stock units was $3.8 in 2003, $3.1 in 2002 and $8.5 in 2001.

Notes to the Financial Statements CONTINUED

15. EARNINGS PER SHARE

The calculation of basic and diluted earnings per share (EPS) is as follows:

30 SEPTEMBER                                                         2003    2002     2001
-------------------------------------------------------------------------------------------
NUMERATOR
Used in basic and diluted EPS
  Income before cumulative effect of accounting change              $400.2  $525.4   $465.6
  Cumulative effect of accounting change                              (2.9)     --       --
-------------------------------------------------------------------------------------------
NET INCOME                                                          $397.3  $525.4   $465.6
===========================================================================================
DENOMINATOR
Weighted average number of common shares used in basic EPS (in
millions)                                                            219.7   217.2    214.8
Effect of dilutive securities (in millions):
  Employee stock options                                               3.4     4.8      3.6
  Other award plans                                                     .5      .7       .9
-------------------------------------------------------------------------------------------
                                                                       3.9     5.5      4.5
-------------------------------------------------------------------------------------------
Weighted average number of common shares and dilutive potential
common shares used in diluted EPS                                    223.6   222.7    219.3
-------------------------------------------------------------------------------------------
BASIC EPS
Income before cumulative effect of accounting change                $ 1.82  $ 2.42   $ 2.17
Cumulative effect of accounting change                                (.01)     --       --
-------------------------------------------------------------------------------------------
NET INCOME                                                          $ 1.81  $ 2.42   $ 2.17
===========================================================================================
DILUTED EPS
Income before cumulative effect of accounting change                $ 1.79  $ 2.36   $ 2.12
Cumulative effect of accounting change                                (.01)     --       --
-------------------------------------------------------------------------------------------
NET INCOME                                                          $ 1.78  $ 2.36   $ 2.12
===========================================================================================

Diluted EPS reflects the potential dilution that could occur if stock options or other contracts to issue common stock were exercised or converted into common stock. The incremental shares are included using the treasury stock method, which assumes the proceeds from exercise are used by the company to purchase common stock at the average market price during the period. The incremental shares (difference between shares assumed to be issued versus purchased), to the extent they would have been dilutive, are included in the denominator of the diluted EPS calculation.

Options on 3.4 million shares, .1 million shares and 2.8 million shares of common stock were excluded from the computation of diluted earnings per share for 2003, 2002 and 2001, respectively. The exercise price of these options was greater than the average market price of the common shares for the respective years, and therefore the effect would have been antidilutive.

16. INCOME TAXES

The following table shows the components of the provision for income taxes:

                  2003      2002       2001
---------------------------------------------
FEDERAL
Current          $ 19.2    $123.4    $ 98.2
Deferred           47.6      20.0      27.9
-------------------------------------------
                   66.8     143.4     126.1
-------------------------------------------
STATE
Current             6.8       4.6       (.6)
Deferred            4.4      14.8      14.9
-------------------------------------------
                   11.2      19.4      14.3
-------------------------------------------
FOREIGN
Current            94.4      47.6      53.9
Deferred          (25.2)     30.4      (3.8)
-------------------------------------------
                   69.2      78.0      50.1
-------------------------------------------
                 $147.2    $240.8    $190.5
===========================================

The significant components of deferred tax assets and liabilities are as follows:

30 SEPTEMBER                              2003             2002
------------------------------------------------------------------
GROSS DEFERRED TAX ASSETS
Pension and other compensation
accruals                               $    322.9       $    210.9
Tax loss and investment tax
credit carryforwards                         47.2             40.1
Reserves and accruals                        23.9             18.6
Foreign currency translation
adjustment                                  113.3             83.1
Postretirement benefits                      30.0             29.8
Inventory                                    22.2             18.5
Other                                       104.5             72.1
Valuation allowance                         (10.8)           (15.4)
------------------------------------------------------------------
DEFERRED TAX ASSETS                    $    653.2       $    457.7
------------------------------------------------------------------
GROSS DEFERRED TAX LIABILITIES
Plant and equipment                    $    875.8       $    859.1
Investment in partnerships                  111.8             99.6
Employee benefit plans                       62.4             26.5
Currency gains                               19.4             18.7
Other                                       125.7            119.5
------------------------------------------------------------------
DEFERRED TAX LIABILITIES               $  1,195.1       $  1,123.4
------------------------------------------------------------------
NET DEFERRED INCOME TAX
LIABILITY                              $    541.9       $    665.7
==================================================================

Net current deferred tax assets of $54.9 and net noncurrent deferred tax assets of $108.8 were included in other current assets and other noncurrent assets at 30 September 2003, respectively. Net current deferred tax assets of $47.7 and net noncurrent deferred tax assets of $12.2 were included in other current assets and other noncurrent assets at 30 September 2002, respectively.

Foreign and state operating loss carryforwards as of 30 September 2003 were $78.4 and $263.1, respectively. The foreign losses have an unlimited carryover period. State operating loss carryforwards are available through 2023. Foreign capital loss carryforwards were $1.3 on 30 September 2003 and have an unlimited carryover period.

The valuation allowance as of 30 September 2003 primarily relates to the tax loss carryforwards referenced above. If events warrant the reversal of the $10.8 valuation allowance, it would result in a reduction of tax expense.

Major differences between the United States federal statutory rate and the effective tax rate are:

(percent of income before taxes)           2003      2002     2001
------------------------------------------------------------------
U.S. federal statutory rate                35.0%     35.0%    35.0%
State taxes, net of federal tax benefit     1.4       1.6      1.8
Income from equity affiliates              (3.7)     (3.2)    (3.4)
Foreign tax credits and refunds
on dividends received from
foreign affiliates                         (2.9)       .2       .3
Export tax  benefits                       (1.2)     (1.0)     (.9)
Restructuring of operations                  --        --     (1.5)
Other                                      (1.7)     (1.2)    (2.3)
------------------------------------------------------------------
EFFECTIVE TAX RATE AFTER
MINORITY INTEREST                          26.9%     31.4%    29.0%
Minority interest                           (.9)      (.7)     (.2)
------------------------------------------------------------------
EFFECTIVE TAX RATE                         26.0%     30.7%    28.8%
==================================================================

The following table summarizes the income of U.S. and foreign operations, before taxes and minority interest:

                                           2003      2002     2001
-------------------------------------------------------------------
Income from consolidated
operations:
 United States                           $ 293.9   $ 463.7  $ 416.0
 Foreign                                   177.9     232.1    154.1
Income from equity affiliates               93.6      88.7     91.1
-------------------------------------------------------------------
                                         $ 565.4   $ 784.5  $ 661.2
==================================================================-

The company does not pay or record U.S. income taxes on the undistributed earnings of its foreign subsidiaries as long as those earnings are permanently reinvested in the companies that produced them. These cumulative undistributed earnings are included in consolidated retained earnings on the balance sheet and amounted to $1,117.1 at the end of 2003. An estimated $248.1 in U.S. income and foreign withholding taxes would be due if these earnings were remitted as dividends after payment of all deferred taxes.

Notes to the Financial Statements CONTINUED

17. PENSION AND OTHER POSTRETIREMENT BENEFITS

The company and certain of its subsidiaries sponsor defined benefit pension plans that cover a substantial portion of all worldwide employees. Pension benefits earned are generally based on years of service and compensation during active employment.

The company provides other postretirement benefits consisting of healthcare and life insurance benefits to certain retirees. Healthcare benefits are contributory, with contribution percentages adjusted periodically. The life insurance plan is noncontributory. The plans are unfunded.

The following table presents the benefit obligation and funded status of the domestic pension plans and other postretirement plan benefits as of 30 September and certain foreign pension plans as of 30 June:

                                                                   Pension Benefits            Other Benefits
-----------------------------------------------------------------------------------------------------------------
                                                                  2003          2002          2003         2002
-----------------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year                        $  1,780.1     $ 1,475.7     $   76.8     $   65.5
Service cost                                                         59.3          50.1          4.2          4.4
Interest cost                                                       117.5         104.8          5.8          4.7
Amendments                                                           10.2           1.2           --         (3.6)
Actuarial loss                                                      247.8         180.3         14.7         13.6
Special termination benefits, settlements and curtailments           12.5           1.8           .4          (.3)
Plan participant contributions                                        7.9           3.5           --           --
Benefits paid                                                       (70.9)        (71.0)        (8.6)        (7.5)
Currency translation/other                                           50.7          33.7           --           --
-----------------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                              $  2,215.1     $ 1,780.1     $   93.3     $   76.8
-----------------------------------------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year                 $  1,012.5     $ 1,090.8     $     --     $     --
Actual return (loss) on plan assets                                 104.5         (89.7)          --           --
Company contributions                                                61.6          54.2          8.6          7.5
Plan participant contributions                                        7.9           3.5           --           --
Benefits paid                                                       (70.9)        (72.1)        (8.6)        (7.5)
Currency translation/other                                           31.9          25.8           --           --
-----------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year                       $  1,147.5     $ 1,012.5     $     --     $     --
-----------------------------------------------------------------------------------------------------------------
Funded status of the plans                                     $ (1,067.6)    $  (767.6)    $  (93.3)    $  (76.8)
Unrecognized actuarial loss (gain)                                  866.6         599.6         14.2          (.4)
Unrecognized prior service cost                                      23.0          19.0         (3.2)        (4.0)
Unrecognized net transition liability (asset)                          .7          (2.6)          --           --
-----------------------------------------------------------------------------------------------------------------
Net amount recognized                                          $   (177.3)    $  (151.6)    $  (82.3)    $  (81.2)
-----------------------------------------------------------------------------------------------------------------
TOTAL RECOGNIZED AMOUNTS IN THE BALANCE SHEET CONSIST OF:
Prepaid benefit cost                                           $     11.5     $     3.6     $     --     $     --
Accrued benefit liability                                          (689.4)       (429.9)       (82.3)       (81.2)
Intangible asset                                                     22.8          15.4           --           --
Accumulated other comprehensive income - pretax                     477.8         259.3           --           --
-----------------------------------------------------------------------------------------------------------------
Net amount recognized                                          $   (177.3)    $  (151.6)    $  (82.3)    $  (81.2)
=================================================================================================================
WEIGHTED AVERAGE ASSUMPTIONS USED TO DETERMINE BENEFIT
OBLIGATIONS:
Discount rate                                                         5.8%          6.5%         6.0%         6.8%
Rate of compensation increase                                         4.2%          4.7%         4.5%         5.0%
=================================================================================================================

The components of net pension and other postretirement benefit cost for 2003, 2002 and 2001 are set forth in the following table:

                                                    Pension Benefits                     Other Benefits
-----------------------------------------------------------------------------------------------------------------
                                               2003       2002         2001       2003        2002         2001
-----------------------------------------------------------------------------------------------------------------
COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost                                $    59.3   $    50.1   $    42.9   $     4.2   $     4.4   $     4.1
Interest cost                                   117.5       104.8        96.3         5.8         4.7         4.9
Expected return on plan assets                 (114.9)     (112.2)     (102.9)         --          --          --
Prior service cost amortization                   3.7         2.2         2.7         (.7)        (.2)        (.1)
Actuarial loss (gain) amortization               16.3         3.4         2.2          --         (.7)       (1.2)
Transition amount amortization                   (3.3)       (4.0)       (3.5)         --          --          --
Settlement and curtailment charges                 --         1.6         9.5          --        (2.1)         --
Special termination benefit                      12.7         9.8        12.5          .4         1.5          .9
-----------------------------------------------------------------------------------------------------------------
Net periodic benefit cost                   $    91.3   $    55.7   $    59.7   $     9.7   $     7.6   $     8.6
=================================================================================================================
WEIGHTED AVERAGE ASSUMPTIONS USED
TO DETERMINE NET COST
Discount rate                                     6.5%        7.1%        7.6%        6.8%        7.5%        8.0%
Expected return on plan assets                    9.1%        9.4%        9.5%         --          --          --
Rate of compensation increase                     4.7%        4.7%        4.7%        5.0%        5.0%        5.0%
=================================================================================================================

During 2003, 2002 and 2001, the company incurred charges for special termination benefits as part of enhanced benefit programs offered under the global cost reduction plans discussed in Note 3.

The accumulated benefit obligation for all defined benefit pension plans was $1,815.8 and $1,430.7 at the end of 2003 and 2002.

The company's pension plans asset target allocation for 2004 and allocation at 30 September 2003 are as follows:


                                            2004          2003
                                           Target    Percentage of
  Asset Category                         Allocation   Plan Assets
------------------------------------------------------------------
Equity securities                          67-73%          71%
Debt securities                            20-30           23
Real estate                                  4-8            5
Other                                        0-5            1
-----------------------------------------------------------------
Total                                                     100%
=================================================================

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plans' assets were $2,141.0, $1,758.4 and $1,072.6, respectively, at the end of 2003, and $1,723.1, $1,390.5 and $964.2, respectively, at the end of 2002.

A $147.1 after-tax charge was recorded to comprehensive income within shareholders' equity due to the recognition of an additional minimum liability in 2003. The additional minimum liability is equal to the accumulated benefit obligation less the fair value of pension plan assets in excess of the accrued pension cost. The increase in the additional minimum liability resulted principally from the decline in the discount rate. In 2002, a $158.2 after-tax charge was recorded to comprehensive income within shareholders' equity due to the recognition of an additional minimum liability and the reversal of prepaid pension assets. The increase in the additional minimum liability resulted principally from the decline in the discount rate and the loss in value of plan assets.

Certain international operations have defined benefit pension plans that are not presented in the tables above. These international operations had accrued pension liabilities of $16.7 as of 30 September 2003. Pension expense associated with these plans for 2003 was $5.1.

Notes to the Financial Statements CONTINUED

The effect of a change in the healthcare trend rate is slightly tempered by a cap on average retiree medical cost. A one percentage point change in the assumed healthcare cost trend rate would have the following effects:

                                                   1 Percentage Point     1 Percentage Point
                                                        Increase               Decrease
--------------------------------------------------------------------------------------------
Effect on total of service and interest cost             $  --                  $  (.1)
Effect on the postretirement benefit obligation            1.0                    (1.0)
--------------------------------------------------------------------------------------------

For measurement purposes, a 9.5% annual rate of increase in the per capita cost of covered healthcare benefits was assumed for 2004. The rate was assumed to decrease gradually to 5.0% for 2006 and thereafter.

The company maintains a nonleveraged employee stock ownership plan (ESOP) which forms a portion of the Air Products and Chemicals, Inc. Retirement Savings and Stock Ownership Plan (RSSOP). The ESOP was established in May of 2002. The balance of the RSSOP is a qualified defined contribution plan including a 401(k) elective deferral component. Substantially all U.S. employees are eligible and participate. Dividends paid on ESOP shares are treated as ordinary dividends by the company. Under existing tax law, the company may deduct dividends which are paid with respect to shares held by the plan. Shares of the company's common stock in the ESOP totaled 7,973,107 as of 30 September 2003.

The company matches a portion of the participants' contributions to the RSSOP. Matching contributions expensed to income in 2003, 2002 and 2001 were $13.8, $14.2 and $14.3, respectively.

18. OTHER COMMITMENTS AND CONTINGENCIES

The company in the normal course of business has commitments, lawsuits, contingent liabilities and claims. The company is also party to certain guarantee and warranty agreements. However, the company does not expect that any sum it may have to pay in connection with these matters, or the matters described below, will have a materially adverse effect on its consolidated financial position or results of operations.

GUARANTEES AND WARRANTIES

The company is a party to certain guarantee agreements, including a residual value guarantee, debt guarantees of equity affiliates and equity support agreements. These guarantees are contingent commitments that are related to activities of the company's primary businesses.

In September 2001, the company entered into an operating lease of U.S. cryogenic vessel equipment, which included a residual value guarantee not to exceed $256. The guarantee extends to September 2006.

The company has guaranteed repayment of some borrowings of certain foreign equity affiliates. At 30 September 2003, these guarantees have terms primarily in the range of one to seven years, with maximum potential payments of $18.

The company has entered into an equity support agreement related to the financing of an air separation facility being constructed in Trinidad for a venture in which the company, through equity affiliates, owns 50%. The maximum potential payments, under a joint and several guarantee with the partner, are $72 upon commencement of operations. The maximum exposure under the equity support agreement declines overtime as an underlying loan balance is amortized. Additionally, the company and its partner provided guarantees of certain obligations related to the normal operations of this facility. The maximum potential payments, under the joint and several operations guarantees, are $32. The total combined maximum potential payments, under the joint and several equity support agreement and the operations guarantees, are $104. The term of these guarantees is related to the underlying twenty-year customer gas supply contract from the facility.

An equity support agreement was entered into related to the financing of a cogeneration project. At 30 September 2003, the remaining term of this guarantee is 15 months, with maximum potential payments of $15. A partner in this project has agreed to fund approximately half of any required equity contribution.

The company has not accrued any amounts related to these guarantees. To date, no equity contributions or payments have been required since the inception of these guarantees. The fair value of the above guarantees totals approximately $10.

The company, in the normal course of business operations, has issued product warranties in its Equipment segment. Also, contracts often contain standard terms and conditions which typically include a warranty and indemnification to the buyer that the goods and services purchased do not infringe on third-party intellectual property rights. The provision for estimated future costs relating to warranties is not material to the consolidated results of operations.

ENVIRONMENTAL

The company has accrued for certain environmental investigatory, external legal costs and noncapital remediation costs consistent with the policy set forth in
Note 1. The potential exposure for such costs is estimated to range from $9 to a reasonably possible upper exposure of $21. The balance sheet at 30 September 2003 includes an accrual of $15.3.

OTHER COMMITMENTS

The company has entered into put option agreements with certain affiliated companies. In 1999, the company made an investment in INOX, an Indian industrial gases company. As part of this transaction, put options were issued which give other shareholders the right to require the company to purchase shares of INOX (approximately 5.1 million) at a predefined exercise price. The option period begins January 2004 and extends through January 2006. The option price during the first year is 570 Rupees per share and during the second year 630 Rupees per share. The U.S. dollar price of purchasing all 5.1 million shares in 2004 based on current exchange rates would be approximately $64. In 2002, the company entered into a put option agreement as part of the San Fu acquisition as discussed in Note 4.

At the end of 2003, the company had purchase commitments to spend approximately $286 for additional plant and equipment.

19. SUPPLEMENTAL INFORMATION

PAYABLES AND ACCRUED LIABILITIES

30 SEPTEMBER                                        2003         2002
-----------------------------------------------------------------------
Trade creditors, payables and accrued expenses    $   547.3    $  480.0
Accrued payroll and employee benefits                 115.4       128.1
Pension benefits                                      189.8        22.9
Customer advances                                      62.5        57.6
Accrued interest expense                               40.3        40.1
Outstanding checks payable in excess
of certain cash balances                               35.9        24.7
Miscellaneous                                         132.3        85.9
-----------------------------------------------------------------------
                                                  $ 1,123.5    $  839.3
=======================================================================

SHORT-TERM BORROWINGS

30 SEPTEMBER                                        2003         2002
-----------------------------------------------------------------------
Bank obligations                                  $    73.5    $  116.9
Commercial paper                                       92.2          --
-----------------------------------------------------------------------
                                                  $   165.7    $  116.9
=======================================================================

The weighted average interest rate of short-term borrowings outstanding as of 30 September 2003 and 2002 was 2.1% and 3.7%, respectively.

DEFERRED INCOME AND OTHER NONCURRENT LIABILITIES

30 SEPTEMBER                                        2003         2002
-----------------------------------------------------------------------
Deferred gain on sale-leaseback of U.S.
cryogenic vessel equipment                        $   134.7    $  134.7
Pension benefits                                      515.1       410.8
Postretirement benefits                                71.6        62.2
Derivative instruments                                 76.3        17.1
Miscellaneous                                         208.2       202.6
-----------------------------------------------------------------------
                                                  $ 1,005.9    $  827.4
=======================================================================

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

30 SEPTEMBER                                        2003         2002
-----------------------------------------------------------------------
(Loss) gain on derivatives                        $    (2.2)   $    2.9
Unrealized gain on investment                          19.7        14.6
Minimum pension liability adjustment                 (317.5)     (170.4)
Cumulative translation adjustments                   (267.2)     (414.0)
-----------------------------------------------------------------------
                                                  $  (567.2)   $ (566.9)
=======================================================================

OTHER (INCOME) EXPENSE, NET

                                                    2003         2002        2001
------------------------------------------------------------------------------------
Technology and royalty income                     $   (15.1)   $  (13.4)   $   (16.9)
Interest income                                        (3.8)       (4.9)        (6.2)
Foreign exchange                                        (.8)       (2.0)          --
Gain on sale of assets and investments                 (5.0)       (9.6)         (.1)
Amortization of intangibles                            10.3         3.8         19.4
Insurance settlements                                  (3.6)       (2.7)        (9.6)
Miscellaneous                                          (8.5)       (8.3)       (18.1)
------------------------------------------------------------------------------------
                                                  $   (26.5)   $  (37.1)   $   (31.5)
====================================================================================

Notes to the Financial Statements CONTINUED

SUMMARY BY QUARTER

These tables summarize the unaudited results of operations for each quarter of 2003 and 2002:

                                                         First       Second       Third             Fourth       Total
-------------------------------------------------------------------------------------------------------------------------
2003
-------------------------------------------------------------------------------------------------------------------------
Sales                                                  $ 1,447.0   $  1,578.1   $  1,629.9        $  1,642.3   $  6,297.3
Operating income                                           196.5        179.0         40.0(A)          189.0        604.5
Net income                                                 125.8        113.6         26.6(A)          131.3        397.3
Basic earnings per common share                              .57          .52          .12(A)            .59         1.81
Diluted earnings per common share                            .56          .51          .12(A)            .58         1.78
Dividends per common share                                   .21          .21          .23               .23          .88
Market price per common share: high                        46.50        44.20        44.25             48.78
                               low                         40.34        36.97        40.72             40.50
=========================================================================================================================

(A) Included an expense of $152.7 ($96.6 after-tax, or $.43 per share) for the 2003 global cost reduction plan.

                                                         First       Second            Third        Fourth       Total
-------------------------------------------------------------------------------------------------------------------------
2002
-------------------------------------------------------------------------------------------------------------------------
Sales                                                  $ 1,316.5   $  1,312.7        $  1,374.0   $  1,398.0   $  5,401.2
Operating income                                           184.2        154.8(A)          215.1        220.8        774.9
Net income                                                 113.7        126.1(A)(B)       141.3        144.3        525.4
Basic earnings per common share                              .53          .58(A)(B)         .65          .66         2.42
Diluted earnings per common share                            .52          .57(A)(B)         .63          .65         2.36
Dividends per common share                                   .20          .20               .21          .21          .82
Market price per common share: high                        48.09        53.52             52.58        51.66
                               low                         36.15        43.30             45.59        40.00
=========================================================================================================================

(A) Included an expense of $30.8 ($18.9 after-tax, or $.09 per share) for the 2002 global cost reduction plan.

(B) Included a gain of $55.7 ($25.7 after-tax, or $.12 per share) related to the sale of the U.S. packaged gas business.

20. BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

The company's segments are organized based on differences in products. The company has three operating segments consisting of Gases, Chemicals and Equipment.

GASES SEGMENT

The company's Gases segment includes its industrial gases, healthcare, power generation and flue gas treatment businesses.

The company is a leading international supplier of industrial and specialty gas products. Principal products of the industrial gases business are oxygen, nitrogen, argon, hydrogen, carbon monoxide, carbon dioxide, synthesis gas and helium. The largest market segments are chemical processing, electronics, refining, metal production, food processing and medical gases. The company has its strongest industrial gas market positions in the United States and Europe.

The global healthcare business of the company is directed at two main markets: institutional and homecare. The institutional market uses medical gases in hospitals, clinics and nursing homes, as well as helium for use in magnetic resonance imaging. The homecare business involves the delivery of respiratory therapy services, infusion services and home medical equipment to patients in their homes in Europe, South America and the eastern United States.

The company constructed, operates and has approximately a 50% interest in power generation facilities in California, Rotterdam and Thailand. The company also constructed, operates and has a 50% interest in a flue gas treatment facility in Indiana.

CHEMICALS SEGMENT

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

EQUIPMENT SEGMENT

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

CUSTOMERS

The company has a large number of customers, and no single customer accounts for a significant portion of annual sales.

ACCOUNTING POLICIES

The accounting policies of the segments are the same as those described in Note
1. The company evaluates the performance of segments based upon reported segment operating income. Operating income of the business segments includes general corporate expenses. Corporate expenses not allocated to the segments, included in all other, are primarily long-term research and development. Intersegment sales are not material and are recorded at selling prices that approximate market prices. Equipment manufactured for the company's industrial gas business is generally transferred at cost and not reflected as an intersegment sale. Corporate assets not allocated to the segments are included in all other. These assets include cash and cash items, unallocated administrative facilities and certain deferred items. Long-lived assets include investment in net assets of and advances to equity affiliates, net plant and equipment, goodwill and intangibles.

Notes to the Financial Statements CONTINUED

Business segment information is shown below:

                                                                              Segment     All    Consolidated
                                              Gases    Chemicals  Equipment    Totals    Other      Totals
-------------------------------------------------------------------------------------------------------------
2003
-------------------------------------------------------------------------------------------------------------
Revenues from external customers            $ 4,438.3  $ 1,591.2  $   267.8  $ 6,297.3  $    --  $    6,297.3
Operating income                                584.8       67.1        4.2      656.1    (51.6)        604.5
Depreciation and amortization                   532.7      109.7        6.4      648.8      6.0         654.8
Equity affiliates' income                        58.3       10.8         .2       69.3     15.1          84.4
Segment assets:
  Identifiable assets                         7,097.3    1,478.1      171.4    8,746.8    131.6       8,878.4
  Investment in and advances to equity
   affiliates                                   502.5       50.0        1.0      553.5       --         553.5
-------------------------------------------------------------------------------------------------------------
Total segment assets                          7,599.8    1,528.1      172.4    9,300.3    131.6       9,431.9
Expenditures for long-lived assets              946.6       82.0        5.1    1,033.7     91.0       1,124.7
=============================================================================================================

2002
-------------------------------------------------------------------------------------------------------------
Revenues from external customers            $ 3,673.9  $ 1,451.7  $   275.6  $ 5,401.2  $    --  $    5,401.2
Operating income                                614.0      172.5       20.7      807.2    (32.3)        774.9
Depreciation and amortization                   473.3      109.0        5.4      587.7      3.4         591.1
Equity affiliates' income                        61.9       11.7        2.6       76.2       --          76.2
Gain on sale of U.S. packaged gas business       55.7         --         --       55.7       --          55.7
Segment assets:
  Identifiable assets                         6,045.0    1,400.2      184.4    7,629.6    381.2       8,010.8
  Investment in and advances to equity
   affiliates                                   427.9       53.9        2.4      484.2       --         484.2
-------------------------------------------------------------------------------------------------------------
Total segment assets                          6,472.9    1,454.1      186.8    8,113.8    381.2       8,495.0
Expenditures for long-lived assets              625.5       49.4        6.4      681.3    108.0         789.3
=============================================================================================================

2001
-------------------------------------------------------------------------------------------------------------
Revenues from external customers            $ 4,084.6  $ 1,522.8  $   250.4  $ 5,857.8  $    --  $    5,857.8
Operating income                                654.9      112.3       10.0      777.2    (31.8)        745.4
Depreciation and amortization                   465.7      123.1        5.5      594.3      3.4         597.7
Equity affiliates' income                        71.7        7.5        2.0       81.2       --          81.2
Gain on divestiture of interest in
  cogeneration facilities                       101.6         --         --      101.6       --         101.6
Loss on early retirement of debt                   --         --         --         --    (75.8)        (75.8)
Segment assets:
  Identifiable assets                         5,886.6    1,386.0      185.4    7,458.0    126.6       7,584.6
  Investment in and advances to equity
   affiliates                                   446.0       50.2        3.3      499.5       --         499.5
-------------------------------------------------------------------------------------------------------------
Total segment assets                          6,332.6    1,436.2      188.7    7,957.5    126.6       8,084.1
Expenditures for long-lived assets              698.1       52.0        1.6      751.7     57.7         809.4
=============================================================================================================

Geographic information is presented below:

                                                      2003         2002         2001
---------------------------------------------------------------------------------------
REVENUES FROM EXTERNAL CUSTOMERS
United States                                       $ 3,630.6    $ 3,301.9    $ 3,871.4
Canada                                                   96.1        108.4        116.6
---------------------------------------------------------------------------------------
Total North America                                   3,726.7      3,410.3      3,988.0
---------------------------------------------------------------------------------------
United Kingdom                                          499.3        459.1        478.5
Spain                                                   365.8        332.2        313.7
Other Europe                                            925.0        706.6        608.3
---------------------------------------------------------------------------------------
Total Europe                                          1,790.1      1,497.9      1,400.5
---------------------------------------------------------------------------------------
Asia                                                    648.4        377.1        335.3
Latin America                                           131.6        115.6        133.7
All other                                                  .5           .3           .3
---------------------------------------------------------------------------------------
Total                                               $ 6,297.3    $ 5,401.2    $ 5,857.8
=======================================================================================
LONG-LIVED ASSETS
United States                                       $ 3,529.8    $ 3,187.8    $ 3,389.7
Canada                                                   52.3         78.1         87.8
---------------------------------------------------------------------------------------
Total North America                                   3,582.1      3,265.9      3,477.5
---------------------------------------------------------------------------------------
United Kingdom                                          432.2        475.5        452.6
Spain                                                   491.0        405.8        371.1
Other Europe                                          1,180.3        987.7        829.8
---------------------------------------------------------------------------------------
Total Europe                                          2,103.5      1,869.0      1,653.5
---------------------------------------------------------------------------------------
Asia                                                  1,084.0        993.1        680.9
Latin America                                           195.3        202.2        210.9
All other                                                55.6         33.8         35.8
---------------------------------------------------------------------------------------
Total                                               $ 7,020.5    $ 6,364.0    $ 6,058.6
=======================================================================================

Note: Geographic information is based on country of origin. Included in United States revenues are export sales to unconsolidated customers of $497.2 in 2003, $532.7 in 2002 and $602.3 in 2001. The Other Europe segment operates principally in Belgium, France, Germany and the Netherlands. The Asia segment operates principally in China, Japan, Korea and Taiwan.

FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA

(millions of dollars, except per share)                      2003      2002      2001       2000      1999
------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
Sales                                                      $  6,297  $  5,401   $  5,858  $  5,610  $  5,161
Cost of sales                                                 4,613     3,816      4,216     3,947     3,627
Selling and administrative                                      833       704        699       689       673
Research and development                                        121       120        122       123       122
Global cost reduction plans, net                                153        23        107        55        34
Operating income                                                605       775        745       831       725
Equity affiliates' income                                        84        76         81        88        62
Interest expense                                                124       122        191       197       159
Income tax provision (benefit)                                  147       241        191       (14)      203
Net income                                                      397       525        466       124       451
Basic earnings per common share                                1.81      2.42       2.17       .58      2.12
Diluted earnings per common share                              1.78      2.36       2.12       .57      2.09
------------------------------------------------------------------------------------------------------------
YEAR-END FINANCIAL POSITION
Plant and equipment, at cost                               $ 11,723  $ 10,880  $  10,227  $ 10,311  $ 10,188
Total assets                                                  9,432     8,495      8,084     8,271     8,236
Working capital                                                 487       653        332       430       (75)
Total debt(A)                                                 2,511     2,385      2,478     3,045     2,842
Shareholders' equity                                          3,783     3,460      3,106     2,821     2,962
------------------------------------------------------------------------------------------------------------
FINANCIAL RATIOS
Return on sales                                                 6.3%      9.7%       7.9%      2.2%      8.7%
Return on average shareholders' equity                         10.9%     15.9%      15.8%      4.3%     16.1%
Total debt to sum of total debt, shareholders' equity and
  minority interest(A)                                         38.7%     39.6%      43.5%     50.9%     47.9%
Cash provided by operations to average total debt              42.8%     46.0%      37.8%     37.5%     39.5%
Interest coverage ratio                                         5.4       6.9        4.3       1.5       4.6
------------------------------------------------------------------------------------------------------------
OTHER DATA
For the year: Depreciation                                 $    640  $    581  $     573  $    576  $    527
              Capital expenditures(B)                         1,171       806        806       973     1,108
              Cash dividends per common share                   .88       .82        .78       .74       .70
              Market price range per common share             49-36     54-36      49-30     39-23     49-27
              Weighted average common shares outstanding
               (in millions)                                    220       217        215       213       212
              Weighted average common shares outstanding
               assuming dilution (in millions)                  224       223        219       216       216
At year end:  Book value per common share                     17.08     15.83      14.41     13.17     13.90
              Shareholders                                   11,100    11,100     11,200    11,400    11,900
              Employees                                      18,500    17,200     17,800    17,500    17,400
------------------------------------------------------------------------------------------------------------

(A) Total debt includes long-term debt, current portion of long-term debt, and short-term borrowings as of the end of the year.

(B) Capital expenditures include additions to plant and equipment, investment in and advances to unconsolidated affiliates, acquisitions (including long-term debt assumed in acquisitions) and capital lease additions.

74