Form 10-K, Exhibit 13
period 2005-09-30
AIR PRODUCTS & CHEMICALS INC /DE/
filed 2005-11-22
CIK 2969

financials

FINANCIAL TRENDS

(A)	Operating income divided by five-quarter average of total assets less investments in equity affiliates.

(B)	Assumes reinvestment of all dividends.

MANAGEMENT’S DISCUSSION AND ANALYSIS	(millions of dollars, except for share data)
All comparisons in the discussion are to the corresponding prior year unless otherwise stated. All amounts presented are in accordance with U.S. generally accepted accounting principles. All amounts are presented in millions of dollars, except for share data, unless otherwise indicated.
AIR PRODUCTS
Air Products and Chemicals, Inc. and its subsidiaries (the company) serve customers in technology, energy, healthcare and industrial markets. The company offers a broad portfolio of products, services and solutions, providing atmospheric gases, process and specialty gases, performance materials and chemical intermediates. Geographically diverse, with operations in over 30 countries, the company has sales of $8.1 billion, assets of $10.4 billion and a worldwide workforce of over 20,000 employees.
BUSINESS OVERVIEW
The company manages its operations and reports results by three business segments: Gases, Chemicals and Equipment. In 2005, the company’s consolidated sales were composed of approximately 71% Gases, 24% Chemicals and 5% Equipment. A general description of each segment and the key variables impacting the segment follows. See Note 21 to the consolidated financial statements for additional information on the products, services and markets for each of the business segments.
■ Gases
The Gases segment involves three principal modes of supply: on-site/pipeline, liquid bulk and packaged gas. About one-third of Gases sales come from the on-site and pipeline supply mode, which generally has long-term energy cost pass-through type contracts, lending stability to Gases results. Liquid bulk products make up about one-third of Gases sales and, while volume- sensitive, generally have three- to five-year contracts that provide price stability. The remainder of sales is made up of specialty chemicals and gases for the electronics industry, and specialty and industrial cylinder gas supply for electronics, medical/ homecare and other industries.
Electricity is the largest cost input for the production of atmospheric gases. Natural gas is the principal raw material for hydrogen, the vast majority of which is delivered through on-site and pipeline supply arrangements. The company mitigates adverse energy price impacts in the Gases segment through its energy cost pass-through structures.
■ Chemicals
The Chemicals segment consists of Performance Materials and Chemical Intermediates. Performance Materials accounted for about 60% of the segment’s sales. Performance polymers, the largest product line in Performance Materials, uses vinyl acetate monomer (VAM) as its principal raw material. The cost of VAM generally fluctuates with energy prices and industry supply and demand. Performance polymers are sold in several markets, which are also served by competing products that are not derived from VAM, limiting the ability to adjust prices immediately as the cost of VAM increases. Margin fluctuation results from the timing of and ability to adjust prices in response to changes in VAM costs. About 40% of the segment’s sales come from Chemical Intermediates, which include polyurethane intermediates and amines. Approximately 60% of Chemical Intermediates are supplied under long-term contracts under which costs are passed through to customers. Methanol, produced from natural gas, is a feedstock in methylamine production. In 2005, the company began purchasing methanol under a long-term supply arrangement that improved methylamines margins.

MANAGEMENT’S DISCUSSION AND ANALYSIS
■ Equipment
The Equipment segment designs and manufactures cryogenic and gas processing equipment for air separation, gas processing, natural gas liquefaction (LNG) and hydrogen purification. The segment also builds cryogenic transportation containers for liquid helium. Equipment is sold worldwide to companies involved in oil and gas recovery and processing, chemical and petrochemical manufacturing, power generation and steel and primary metals processing. This business is cyclical, primarily impacted by capital spending for expansion of LNG and general manufacturing capacity.
2005 IN SUMMARY
The company achieved significant improvements in sales, earnings and return on capital in 2005 despite facing the challenges of higher raw material costs, pricing pressures and natural disasters in the U.S. Gulf Coast region. The Gases business demonstrated improvements in both sales and operating income behind solid volume growth across most of its product lines. Electronics specialty materials continued to experience pricing pressure. The Chemicals segment was successful in passing higher raw material costs through to its customers, resulting in improved margins. Equipment sales and operating income increased from higher LNG heat exchanger activity and the Equipment segment attained a new record in sales backlog at year-end.
As part of its ongoing portfolio management activities, the company continued to execute its growth strategies, including the acquisition of five small U.S. homecare companies. At the end of 2005, the company had a majority of its business on its new SAP system, driving continued productivity improvement. The company remained focused on capital discipline, loading its existing asset base, and improving its return on capital. The fourth quarter of 2005 was the seventh consecutive quarter that return on capital improved.
Sales of $8,144 were up 10% from the prior year, due to higher Gases volumes, higher raw material and energy costs contractually passed through to customers, and improved Chemicals pricing. Sales benefited from the acquisition of additional U.S. homecare companies and currency, primarily due to the U.S. dollar weakening against the Euro and the Pound Sterling. Strong performance in Equipment, particularly in LNG, also contributed to sales growth.
Operating income was $1,003, compared to $880 in the prior year. Operating income benefited from higher volumes, favorable currency effects, acquisitions and productivity gains. Partially offsetting these favorable variances were lower electronics specialty material pricing, generally higher operating costs and higher implementation costs for productivity initiatives.
Net income was $712, compared to $604 in the prior year, while diluted earnings per share of $3.08 increased from $2.64. A summary table of changes in earnings per share is presented below.
For additional information on the opportunities, challenges and risks on which management is focused, refer to the 2006 Outlook discussions provided throughout the Management’s Discussion and Analysis which follows.
■ Changes in Diluted Earnings per Share

			Increase
	2005	2004	(Decrease)
Diluted Earnings per Share	$3.08	$2.64	$.44

Operating Income (after-tax)
Acquisitions			.04
Divestitures			(.01)
Currency			.09
Underlying business
Volume			.51
Price/raw materials			(.10)
Costs			(.14)

Operating Income			.39
Other (after-tax)
Interest expense			.04
Equity affiliates			.04
Average shares outstanding			(.03)

Other			.05

Total Change in Diluted Earnings per Share			$.44

2006 OUTLOOK
The company is forecasting earnings per share growth again in 2006. As we enter 2006, we expect domestic manufacturing growth between 2% and 3% for the year. Across our Electronics business and in line with external forecasts, we anticipate silicon growth next year of approximately 5%. Flat-panel display growth is expected to continue at strong double-digit levels. For natural gas, we expect the 2006 price to be significantly higher than the 2005 average cost. Foreign currencies are expected to be relatively stable. Two risks to this forecast are raw material and energy price volatility and lower economic growth. In 2006, both Gases and Chemicals operating income should benefit from operating leverage on our existing assets and our increased productivity efforts. Gases operating income is also expected to increase from new investments across Energy and Process Industries (EPI), Electronics and Healthcare. Equipment profits in 2006 should be significantly higher as the order backlog has reached record levels.

While the company met its 2005 goal of earning a return in excess of its cost of capital in the Chemicals segment, the company faces challenges in some of its Chemicals businesses. Overall, the company is forecasting Chemicals profits to be slightly below 2005, principally due to the termination of one major contract and a customer shutdown in the polyurethane intermediates business. The company continues to explore various strategies to enhance the value of this segment.
The company also is determined to significantly improve its productivity. The company expects increased benefits across its supply chains and support functions as a result of its productivity initiatives.
RESULTS OF OPERATIONS
■ Consolidated Results

	2005	2004	2003
Sales	$8,143.5	$7,411.4	$6,297.3
Cost of sales	6,011.3	5,463.6	4,613.1
Selling and administrative	1,028.2	969.4	842.6
Research and development	132.7	126.7	121.1
Other (income) expense, net	(31.2)	(27.9)	(26.5)
Global cost reduction plans, net	—	—	152.5
Operating Income	1,002.5	879.6	594.5
Equity affiliates’ income	105.4	92.8	94.4
Interest expense	110.2	121.0	123.5
Effective tax rate	27.0%	27.3%	26.9%
Net Income	711.7	604.1	397.3
Basic Earnings per Share	$3.15	$2.70	$1.81
Diluted Earnings per Share	$3.08	$2.64	$1.78

■ Discussion of Consolidated Results
Sales

	% Change from Prior Year
	2005	2004
Acquisitions	1%	5%
Divestitures	(1)%	(1)%
Currency	1%	4%
Natural gas/raw material cost pass-through	3%	1%
Underlying business
Volume	5%	9%
Price/mix	1%	—

Total Consolidated Sales Change	10%	18%

2005 vs. 2004
Sales
Sales of $8,143.5 increased 10%, or $732.1. Underlying base business growth of 6% resulted primarily from improved volumes across the Gases business, as further discussed in the Segment Analysis which follows. Equipment sales increased from higher LNG sales, also contributing to the underlying base business sales growth. The acquisition of five small U.S. homecare companies increased sales by 1%. Divestitures of the company’s European methylamines and derivatives (EM&D) business and its Mexican polymers business accounted for a 1% decrease. Sales increased 1% from favorable currency effects, driven primarily by the weakening of the U.S. dollar against the Euro and the Pound Sterling. Higher natural gas/raw material contractual cost pass-through to customers accounted for a 3% increase in sales.
Operating Income
Operating income of $1,002.5 increased 14%, or $122.9. Favorable operating income variances resulted from higher volumes for $161, favorable currency effects for $29 and acquisitions for $13. Overall volume growth, as discussed in the Segment Analysis which follows, was driven by strong volumes across the Gases segment and higher LNG activity in the Equipment segment. Operating income declined $56 from lower Gases segment pricing net of variable costs, primarily from lower electronics specialty material pricing and higher power and fuel expenses.
Operating income was also negatively affected by the impacts of three hurricanes that struck the U.S. Gulf Coast during 2005. As a result of the hurricanes, the company sustained property damage and lost sales; customer and supplier interruption; and higher feedstock, product sourcing and distribution costs. The impact of the hurricanes was approximately $20. This amount only reflects expected insurance recoveries for certain property damage costs and does not reflect any insurance recovery for business interruption.
Equity Affiliates’ Income
Income from equity affiliates of $105.4 increased $12.6, or 14%. Gases equity affiliates’ income increased $13.3, with higher income reported by the Latin American, European and Asian affiliates.
2004 vs. 2003
Sales
Sales of $7,411.4 increased 18%, or $1,114.1. Underlying base business growth of 9% resulted primarily from improved volumes in the Gases and Chemicals businesses, as further discussed in

MANAGEMENT’S DISCUSSION AND ANALYSIS
the Segment Analysis which follows. Equipment sales increased from higher air separation plant sales, also contributing to the underlying base business sales growth. Acquisitions, including Ashland Electronic Chemicals, U.S. homecare companies and Sanwa Chemical Industry Co., accounted for 5% of the increase. Favorable currency effects, driven primarily by the weakening of the U.S. dollar against the Euro, accounted for an additional 4% of the sales growth.
Operating Income
Operating income of $879.6 increased from $594.5 in 2003, which included a net expense of $152.5 for global cost reduction plans, as discussed in Note 3 to the consolidated financial statements.
Favorable operating income variances resulted from higher volumes for $222, favorable currency effects for $49 and acquisitions for $25. Operating income decreased by $31 from higher raw material costs not contractually passed through to customers or recovered via price increases within the Chemicals segment. Operating income declined $119 from higher costs, including higher pension and incentive compensation expense and higher operating costs.
Equity Affiliates’ Income
Income from equity affiliates of $92.8 decreased $1.6. Results in 2004, including favorable currency effects and higher income from the Gases Asian and Latin American affiliates, partially offset the impact of $23 in favorable adjustments recorded in 2003 related to prior period divestitures.
■ Selling and Administrative Expense (S&A)

	% Change from Prior Year
	2005	2004
Acquisitions	3%	6%
Divestitures	—	(1)%
Currency	1%	4%
Other costs	2%	6%

Total S&A Change	6%	15%

2005 vs. 2004
S&A expense of $1,028.2 increased 6%, or $58.8. S&A as a percent of sales declined to 12.6% from 13.1% in 2004. The acquisitions of U.S. homecare companies increased S&A by 3%. Currency effects, driven by the weakening of the U.S. dollar against the Euro and Pound Sterling, increased S&A by 1%. Underlying costs increased 2% due to cost inflation partially offset by productivity initiatives.
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
2006 Outlook
S&A will increase in 2006 as a result of acquisitions, primarily the full-year impact of U.S. homecare acquisitions made during 2005 and planned U.S. homecare acquisitions for 2006. The homecare business has a significantly higher level of S&A, as a percent of sales, than the average mix of the company’s other businesses. In addition, the company expects increases in S&A due to inflation, higher incentive compensation expense resulting from increased earnings, and higher pension costs. Partially offsetting these impacts, the company expects to realize cost savings from productivity initiatives and savings in the businesses where SAP was implemented in 2005 and earlier.
■ Research and Development (R&D)
2005 vs. 2004
R&D increased 5%, or $6.0, due to cost inflation and increased spending on projects in growth platform areas. R&D spending declined slightly as a percent of sales to 1.6% from 1.7% in 2004.
2004 vs. 2003
R&D increased 5%, or $5.6, due to cost inflation and increased pension expense. R&D spending declined as a percent of sales from 1.9% to 1.7% in 2004, as project portfolio management focused R&D spending on key technologies and eliminated lower-value programs.
2006 Outlook
R&D investment will increase for the company’s key growth platforms and the requirements of emerging businesses. R&D spending will also be higher in 2006 due to inflation, higher incentive compensation expense resulting from increased earnings, and higher pension costs.

■ Other (Income) Expense, Net
Items recorded to other income arise from transactions and events not directly related to the principal income earning activities of the company. Note 20 to the consolidated financial statements displays the details of other (income) expense.
2005 vs. 2004
Other income of $31.2 increased $3.3 primarily due to higher interest income from both lease receivables and a higher average invested cash balance, partially offset by miscellaneous expenses, none of which were individually material. Results in 2004 and 2005 included the unfavorable impact of legal matters, including the Honeywell litigation discussed in Note 19.
2004 vs. 2003
Other income of $27.9 increased $1.4. Results in 2004 included higher favorable impacts from insurance settlements and the sale of assets and investments. Results in 2004 were unfavorably impacted by higher costs associated with legal matters, including the Honeywell litigation, and higher intangible asset amortization expense.
■ Global Cost Reduction Plan
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
Late in the quarter ended 30 June 2003, the company decided to pursue the sale of its EM&D business. Expected proceeds from the sale were determined, and a loss was recognized for the difference between the carrying value of the assets and the expected net proceeds from the sale. Additional expenses for the closure of the methanol and ammonia plants in Pensacola, Florida, which made products for internal consumption, were also recognized. The total expense for these actions was $41.7.
In addition to the capacity reduction initiatives, the company implemented cost reduction and productivity-related efforts. The divestitures, the capacity reductions and the cost control initiatives resulted in the elimination of approximately 460 positions from the company. Approximately 30% of the position reductions related to capacity rationalization and divestitures. An additional 40% related to ongoing productivity efforts and balancing engineering resources with project activity, and the remaining 30% related to a reduction in the number of management positions. The 2003 Plan was completed as expected in June 2004, with the exception of the planned sale of the EM&D business. In April 2004, the company announced the proposed sale of this business. After a long regulatory process, the sale of the EM&D business was completed in December 2004.
Cost savings from the 2003 Plan realized in 2003 were approximately $3. Cost savings of approximately $38 and $59 were realized in 2004 and 2005, respectively. As a result of actions taken in the 2003 and prior years’ global cost reduction plans, operating income in 2004 and 2005 included $36 and $21, respectively, of incremental benefits over those realized in the prior year.
■ Interest Expense

	2005	2004	2003
Interest incurred	$122.2	$126.5	$127.7
Less: interest capitalized	12.0	5.5	4.2

Interest Expense	$110.2	$121.0	$123.5

2005 vs. 2004
Interest incurred decreased $4.3. The decrease resulted from lower average interest rates and a lower average debt balance excluding currency effects, partially offset by the impact of a weaker U.S. dollar on the translation of foreign currency interest. Capitalized interest was higher by $6.5 due to higher levels of construction in progress for plant and equipment built by the company, particularly from projects within EPI, Electronics and Asia Gases.

MANAGEMENT’S DISCUSSION AND ANALYSIS
2004 vs. 2003
Interest incurred decreased $1.2. The decrease resulted from lower average interest rates and a lower average debt balance excluding currency effects, partially offset by the impact of a weaker U.S. dollar on the translation of foreign currency interest.
2006 Outlook
The company expects interest incurred to be essentially flat relative to 2005. A higher average debt balance is expected to be offset by a lower debt portfolio average interest rate and a stronger U.S. dollar in 2006. The 2006 estimate is based on the current estimate of earnings and spending and excludes the possible effects of any stock repurchase program, any change in dividend policy or any future acquisitions other than the ongoing homecare acquisitions.
■ Effective Tax Rate
The effective tax rate equals the income tax provision divided by income before taxes less minority interest.
2005 vs. 2004
The effective tax rate was 27.0%, down slightly from 27.3% in 2004. Income tax expense in 2005 included a charge related to the company’s annual reconciliation and analysis of its deferred tax assets and liabilities that was offset by higher foreign tax credits due to the American Jobs Creation Act of 2004, higher export tax benefits and a favorable income mix.
2004 vs. 2003
The effective tax rate was 27.3% compared to 26.9%. In 2004, there were increased credits and adjustments from the company’s ongoing tax planning process, including such items as improved utilization of foreign tax credits, foreign tax holidays, and certain donations that were eligible for tax deductions. However, the effective tax rate was lower in 2003 due to the relatively low level of book taxable income as a result of the 2003 global cost reduction plan expense.
2006 Outlook
The company expects the effective tax rate in 2006 to remain approximately equal to the 2005 rate of 27.0%.
■ Net Income
2005 vs. 2004
Net income was $711.7 compared to $604.1 in 2004. Diluted earnings per share was $3.08 compared to $2.64 in 2004. A summary table of changes in earnings per share is presented on page 16.
2004 vs. 2003
Net income was $604.1 compared to $397.3 in 2003, which included an after-tax net expense of $96.5 for global cost reduction plans. Diluted earnings per share was $2.64 compared to $1.78 in 2003, which included a $.43 impact from global cost reduction plans.
■ Segment Analysis
The company manages its operations and reports results by three business operating segments: Gases, Chemicals and Equipment. Refer to the Business Overview discussion on page 15 for a description of the business segments.
■ Gases

	2005	2004	2003
Sales	$5,824.9	$5,221.8	$4,438.3
Operating income	841.7	800.5	574.8
Equity affiliates’ income	91.5	78.2	68.3
Gases Sales

	% Change from Prior Year
	2005	2004
Acquisitions	1%	6%
Divestitures	—	(1)%
Currency	2%	4%
Natural gas/raw material cost pass-through	2%	1%
Underlying business
Volume	7%	8%
Price/mix	—	—

Total Gases Sales Change	12%	18%

2005 vs. 2004
The Gases business had another year of strong volume growth across most of its product lines in 2005, resulting in higher sales and operating income as discussed in more detail below. While volumes for electronics specialty materials were higher in 2005, pricing dropped due to increasing market pressure.
Gases Sales
Sales of $5,824.9 increased 12%, or $603.1. The acquisition of five U.S. homecare companies accounted for 1% of the increase. Sales increased 2% from favorable currency effects, driven primarily by the weakening of the U.S. dollar against the Euro and the Pound Sterling. Higher natural gas cost contractually passed through to customers accounted for an additional 2% of the sales increase.

Underlying base business sales growth increased sales by 7%, driven by higher volumes in Electronics, EPI, and Asia and North America base gases.
•	Electronic specialty materials volumes increased, as electronics markets continued to improve, including strong growth in the silicon and flat-panel display markets.

•	On-site and pipeline volumes in EPI were up 3%, led by stronger HYCO (hydrogen and carbon monoxide) volumes. Volumes in 2005 benefited from the full year impact of new plant capacity, but were negatively impacted by the effects of Hurricanes Katrina and Rita in the fourth quarter. Hydrogen growth continues to be led by the ongoing trend for refiners to meet lower sulfur specifications.

•	Liquid bulk volumes in North America improved 5%. Liquid oxygen (LOX) and liquid nitrogen (LIN) volumes increased along with the improving economy. Liquid hydrogen volumes improved from increased demand by the government sector. Helium volumes improved from increased magnetic resonance imaging (MRI) activity.

•	Liquid bulk volumes in Europe declined 1%. Underlying base business decreased due to lost business, including reduced demand at existing accounts and the conversion of certain liquid customers to on-site supply. This decrease was partially offset by growth from the signing of new customer accounts.

•	LOX/LIN volumes in Asia were up 22%, driven mainly by solid demand growth across the region, particularly in Korea and Taiwan. Volumes also benefited from added capacity in China.

Overall, the impact of pricing decreased sales slightly, with lower average selling prices of electronic specialty materials partially offset by higher liquid bulk pricing in Europe and North America.

•	The average selling price for electronic specialty materials declined as pricing pressure continued.

•	On average, prices for LOX/LIN in North America remained flat.

•	LOX/LIN pricing in Europe increased 3%, due to pricing programs and favorable customer mix.
Gases Operating Income
Operating income of $841.7 increased $41.2. Favorable operating income variances resulted from higher volumes for $131, favorable currency effects for $24 and acquisitions for $13. Operating income declined $72 from higher costs, including costs to implement productivity initiatives and the impacts of Hurricanes Katrina and Rita. Operating income also declined $56 from lower pricing net of variable costs, primarily from lower electronics specialty material pricing and higher power and fuel expenses.
Gases Equity Affiliates’ Income
Gases equity affiliates’ income of $91.5 increased by $13.3, with higher income reported by the Latin American, European and Asian affiliates.
2004 vs. 2003
The Gases business demonstrated improvements in both sales and operating income, driven by strong volume growth as discussed in more detail below. Strong growth continued in the global healthcare business as the company continued to execute its growth strategy through acquisitions. Spending on acquisitions in 2004 included $75.1 for six small U.S. homecare businesses.
Gases Sales
Sales of $5,221.8 increased 18%, or $783.5. Acquisitions, including U.S. homecare companies and Ashland Electronic Chemicals, accounted for 6% of the increase. Favorable currency effects, driven primarily by the weakening of the U.S. dollar against the Euro and the Pound Sterling, accounted for an additional 4% sales increase.
Underlying base business sales growth of 8% resulted from improved volumes across the Gases segment, including Electronics, EPI, and the merchant and tonnage businesses.
•	Electronic specialty materials volumes increased, as electronics markets continued to improve, including stronger growth in the silicon and flat-panel display markets.

•	On-site and pipeline volumes in EPI were up 11%, led by stronger hydrogen, oxygen and nitrogen volumes. Hydrogen growth versus 2003 tracked the ongoing trend for refiners to meet lower sulfur specifications. Volumes benefited from production at a new facility in Lake Charles, Louisiana, which came onstream in the third quarter of 2004.

•	Liquid bulk volumes in North America increased 1%. LOX/LIN volumes improved along with general U.S. manufacturing growth. Partially offsetting this increase, liquid hydrogen volumes declined from weakness in the government and chemical and process industries sectors.

•	Liquid bulk volumes in Europe declined 2%, with the conversion of several liquid customers to on-site supply and lost business.

•	Packaged gas volumes in Europe increased 3%, reflecting continued positive manufacturing growth and also benefiting from continued success with new product introductions.

MANAGEMENT’S DISCUSSION AND ANALYSIS
•	Asian liquid bulk volumes were up 13%, driven by demand growth across the region.

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
Gases Operating Income
Operating income of $800.5 increased $225.7. Operating income in 2003 included a net expense of $92 for global cost reduction plans. Favorable operating income variances resulted from higher volumes for $163, favorable currency effects for $35 and acquisitions for $22. Operating income declined $67 from higher costs, including higher pension and incentive compensation expense.
Gases Equity Affiliates’ Income
Gases equity affiliates’ income of $78.2 increased $9.9. 2004 results, including favorable currency effects and higher income from the Asian and Latin American affiliates, more than offset the impact of favorable adjustments of $8 recorded in 2003 associated with two divested cogeneration plant investments.
2006 Outlook
Gases sales are expected to increase based upon volume growth driven by higher manufacturing activity, higher natural gas costs contractually passed through to customers and the impact of U.S. homecare acquisitions. Increased volumes are expected for Electronics during the year based on estimates of higher wafer production and demand from the flat-panel display market. Hydrogen volumes are expected to continue to grow as regulatory drivers for clean fuels continue and six new plants to serve such demand are brought onstream during the year. Based on changing demographics and other trends in the healthcare industry, the company’s healthcare business is expected to grow organically as well as through acquisitions. Other industrial end markets are expected to more closely track the general state of the manufacturing economies of the world. The company’s current outlook for U.S. manufacturing growth is 2% to 3% in 2006, and volume growth assumptions for the U.S. liquid bulk gases business are tied to this range. Liquid bulk volumes outside the U.S. are also tied to manufacturing growth. The company expects that manufacturing growth in the European region will be below the U.S., while growth in Asia will exceed the U.S. Pricing in the liquid bulk business globally is expected to remain relatively firm. Pricing in electronics specialty materials is expected to continue to decline in 2006.
■ Chemicals

	2005	2004	2003
Sales	$1,917.6	$1,828.9	$1,591.2
Operating income	156.8	116.0	67.1
Equity affiliates’ income	13.9	14.6	10.8

Chemicals Sales

	% Change from Prior Year
	2005	2004
Acquisitions	—	1%
Divestitures	(4)%	—
Currency	1%	3%
Natural gas/raw material cost pass-through	4%	3%
Underlying business
Volume	(1)%	7%
Price/mix	5%	1%

Total Chemicals Sales Change	5%	15%

2005 vs. 2004
Chemicals sales and operating income increased through improved pricing strategies of the company. The business experienced higher raw material and energy costs throughout 2005; however, the company implemented price increases across most of its products to effectively recover a majority of these higher costs.
Chemicals Sales
Sales of $1,917.6 increased 5%, or $88.7. Sales decreased 4% from the impact of divestitures, which included the company’s EM&D business and its Mexican polymers business. Sales increased 1% from favorable currency effects, driven primarily by the weakening of the U.S. dollar against the Euro. Higher raw material costs contractually passed through to customers accounted for 4% of the sales increase.
Underlying base business sales increased 4%. Pricing accounted for 5% of the sales increase, due principally to price increases in the emulsions and amines businesses to recover higher raw material costs. Volumes decreased 1%, primarily due to the price increases implemented by the company.

•	In Performance Materials, base business volumes were flat, as improvements in epoxy and polyurethane additives were offset by lower emulsion volumes. Epoxy and polyurethane additive volumes were strong in Asia and North America, but relatively weak in Europe. Worldwide emulsions volumes declined, as the company continued to focus on raising prices across this business to recover sharp increases in raw material costs.

•	In Chemical Intermediates, base business volumes declined by 4%, as lower volumes in higher amines were only partially offset by improvements in polyurethane intermediates (PUI). PUI volumes improved compared to 2004, which reflected the unfavorable impact from customer outages. In 2005, PUI volumes increased due to new or expanded supply relationships with several customers, but were negatively impacted by the termination of one major contract and a customer shutdown. Volumes in higher amines were lower due to the company’s efforts to raise prices to offset higher raw material costs, raw material shortages in the first quarter and the impact of a poor growing season in South America.
Chemicals Operating Income
Operating income of $156.8 increased $40.8. Operating income increased $17 as the business improved its recovery of higher raw material costs and benefited from a long-term supply agreement to purchase methanol for domestic methylamines. Another favorable variance was lower costs of $16, including improved productivity and cost performance. Currency, driven primarily by the weakening of the U.S. dollar against the Euro, increased operating income by $4. A major customer terminated its contract to purchase toluene diamine during the fourth quarter of 2005. As a result, the company recognized additional operating income of $16 for the present value of the contractual termination payments required under the supply contract. The company decided to exit the fertilizer business at the completion of its current contractual commitments, which is December 2005. A charge of $8 was recognized in the fourth quarter, principally for the acceleration of depreciation due to the shortened useful lives of plant and equipment.
Chemicals Equity Affiliates’ Income
Chemicals equity affiliates’ income was $13.9 compared to $14.6 in 2004. Chemicals equity affiliates’ income consists primarily of a global polymer joint venture.
2004 vs. 2003
Chemicals sales increased, driven by strong volumes across most businesses. Higher raw material costs not contractually passed through to customers had a negative impact on Chemicals segment results during 2004. The company implemented price increases across a number of products, including performance polymers and several amines product lines. While the company began to pass these cost increases through to customers, the Chemicals segment did not yet reach acceptable profit levels. A long-term supply arrangement to purchase methanol for domestic methylamines production and reduce raw material cost volatility was expected to start in the second half of 2004. However, the start of this supply arrangement was delayed, and the company did not receive product until the first quarter of 2005.
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
2006 Outlook
In Performance Materials, the company anticipates higher volumes driven by economic growth and the increased sale of new products across the portfolio. In Chemical Intermediates, amines volumes are expected to expand in 2006 in line with the assumed U.S. manufacturing growth range of 2% to 3% and a normal agricul-

MANAGEMENT’S DISCUSSION AND ANALYSIS
tural cycle. Polyurethane intermediates volumes will decline due to the termination of one major contract and a customer shutdown.
The company faces challenges in its Chemicals business. While some businesses are delivering returns at or above their cost of capital, other businesses are not generating sufficient returns. Higher raw material costs in these businesses are reducing margins. In emulsions and higher amines, the company has been aggressively raising prices, and margins need to continue to improve. In polyurethane intermediates, the termination of one major contract and a customer shutdown will significantly reduce the profitability of this product line. Overall, the company expects Chemicals profits to be slightly below 2005. The company continues to explore various strategies to enhance the value of this segment.
A long-term supplier of sulfuric acid, used in the production of dinitrotoluene (DNT), emerged from Chapter 11 bankruptcy protection in June 2003. To facilitate the supplier’s ability to emerge from bankruptcy and to continue supplying product to the company, the company agreed to participate in the supplier’s financing and has continued to provide additional financing. Total loans to the supplier at 30 September 2005 were $86.0. If the supplier does not continue to operate, the sales and profitability of the Chemicals segment could be materially impacted because of the company’s inability to supply all of its customers’ base requirements. The company does not expect a material loss related to this supplier.
■ Equipment

	2005	2004	2003
Sales	$401.0	$360.7	$267.8
Operating income	44.9	10.8	4.2
2005 vs. 2004
Both sales and operating income increased primarily from higher liquefied natural gas (LNG) heat exchanger sales activity. Currency effects improved sales by 2%, due primarily to the weakening of the U.S. dollar against the Pound Sterling.
The sales backlog for the Equipment segment at 30 September 2005 was $652 compared to $297 at 30 September 2004. The business received orders for seven new LNG heat exchangers in 2005. It is expected that approximately $408 of the backlog will be completed during 2006.
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
2006 Outlook
The company’s outlook for the Equipment segment is for significantly higher operating income in 2006. This forecast is based on an improved order backlog, having received orders for a total of seven LNG main cryogenic heat exchangers in 2005.
■ All Other
All other comprises corporate expenses and income not allocated to the segments, primarily corporate research and development expense.

	2005	2004	2003
Operating loss	$(40.9)	$(47.7)	$(51.6)
Equity affiliates’ income	—	—	15.1
2005 vs. 2004
The operating loss of $40.9 decreased $6.8. No individual items created a material variance in the comparison to the prior year.
2004 vs. 2003
The operating loss of $47.7 decreased $3.9. No individual items created a material variance in the comparison to the prior year.
Equity affiliates’ income of $15.1 in 2003 represented favorable adjustments to customary post-sale liabilities for a divested business not associated with any of the company’s current segments.
PENSION BENEFITS
The company and certain of its subsidiaries sponsor defined benefit plans that cover a substantial portion of its worldwide employees. The U.S. Salaried Pension Plan and the U.K. Pension Plan were closed to new participants in 2005 and were replaced with defined contribution plans as discussed in Note 18. Assets under the company’s defined benefit plans consist primarily of equity and fixed-income securities. The amounts recognized in the consolidated financial statements for pension benefits under the defined benefit plans are determined on an actuarial basis utilizing numerous assumptions.
For 2005, the fair market value of pension plan assets for the company’s defined benefit plans as of the measurement date increased to $1,777.0 from $1,510.9 in 2004. The accumulated benefit obligation for these plans as of the measurement date was $2,244.1 and $1,961.5 in 2005 and 2004, respectively.
Approximately 66% of the total company defined benefit pension plan assets were held in the U.S. plans at the end of 2005, while the assets of the U.K. pension plans represented 26%. The actual allocation of total plan assets at the end of 2005 was 69% in equity securities, 26% in debt securities, 4% in real estate and 1% in other investments. This allocation was in line with the targeted allocations.
■ Pension Funding
Pension funding includes both contributions to funded plans and benefit payments under unfunded plans. With respect to funded plans, the company’s funding policy is that contributions, combined with appreciation and earnings, will be sufficient to pay benefits without creating unnecessary surpluses. In addition, the company makes contributions to satisfy all legal funding requirements while managing its capacity to benefit from tax deductions attributable to plan contributions. External actuarial firms analyze the liabilities and demographics of each plan, which helps guide the level of contributions. During 2005 and 2004, the company contributed $132.8 and $277.0, respectively, to the defined benefit pension plans, the majority of which was voluntary.
2006 Outlook
Cash contributions for defined benefit plans are estimated to be approximately $155 in 2006. This amount is significantly higher than the minimum required contribution. Actual future contributions will depend on future funding legislation, discount rates, investment performance, plan design and various other factors. Refer to the Contractual Obligations discussion on page 30 for a projection of future contributions.
■ Significant Assumptions
The company accounts for pension benefits using the accrual method, consistent with the requirements of SFAS No. 87, “Employers’ Accounting for Pensions.” Actuarial models are used in calculating the pension expense and liability related to the various defined benefit plans. These models have an underlying assumption that the employees render service over their service lives on a relatively consistent basis; therefore, the expense of benefits earned should follow a similar pattern.
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
One of the critical assumptions used in the actuarial models is the discount rate. This rate is determined at the annual measurement date for each of the various plans and is therefore subject to change each year. The rate reflects the prevailing market rate for high-quality fixed-income debt instruments with maturities corresponding to the expected duration of the benefit obligations on the measurement date. The rate is used to discount the future cash flows of benefit obligations back to the measurement date. A lower discount rate increases the present value of the benefit obligations and results in higher pension expense. A 50 basis point decrease in the discount rate increases pension expense by approximately $23 per year.
The expected rate of return on plan assets represents the average rate of return to be earned by plan assets over the period that the benefits included in the benefit obligation are to be paid. Lower returns on the plan assets result in higher pension expense. The company applies historic market return trends to current market conditions for each asset category to develop this rate of return. The weighted average actual compound rate of return earned on plan assets for the last ten years was 9.4%. For the last 20 years the actual rate was 11.3%. A 50 basis point decrease in the estimated rate of return on plan assets increases pension expense by approximately $8 per year.
The expected rate of compensation increase is another key assumption. The company determines this rate based on review of the underlying long-term salary increase trend characteristic of labor markets, historical experience, as well as comparison to peer companies. A 50 basis point increase in the expected rate of compensation increases pension expense by approximately $15 per year.

MANAGEMENT’S DISCUSSION AND ANALYSIS
■ Pension Expense

	2005	2004	2003
Pension Expense	$116.7	$130.1	$96.4
Special terminations, settlements and curtailments (included above)	5.1	12.5	12.7
Weighted average discount rate	5.9%	5.8%	6.5%
Weighted average expected rate of return on plan assets	8.8%	8.4%	9.1%

2005 vs. 2004
Modest increases in the discount rate and expected return on plan assets contributed to the decline in pension expense for defined benefit plans. The company made significant contributions to the pension plans in 2005 and 2004, which favorably impacted pension expense.
2004 vs. 2003
The variance in pension expense was principally attributable to a lower discount rate and expected rate of return on plan assets. The expected return on plan assets is determined by applying the expected long-term rate of return to the market-related value of plan assets. The market-related value is a calculated value that amortizes the difference between the actual and expected returns on equity securities ratably over a five-year period. The amortization of these differences reduced the market-related value of assets for 2004 and resulted in higher pension expense as compared to 2003.
2006 Outlook
Pension expense for defined benefit plans is estimated to be approximately $155 for 2006. This represents an increase of $38 from 2005. The increase is primarily attributable to a 60 basis point drop in the weighted average discount rate from 5.9% to 5.3%. Pension expense in both 2005 and 2006 was computed based on a global weighted average long-term rate of return on plan assets assumption of 8.8%.
■ Additional Minimum Liability
The additional minimum liability is equal to the accumulated benefit obligation less the fair value of pension plan assets in excess of the accrued pension cost. A $14.3 after-tax charge was recorded to comprehensive income within shareholders’ equity due to the recognition of an additional minimum liability in 2005. The 2005 increase in the additional minimum liability resulted principally from the decline in the discount rate substantially offset by improved asset positions. Comprehensive income within shareholders’ equity increased $59.4 (after-tax) due to a reduction of the additional minimum liability in 2004, resulting principally from improved plan asset positions.
■ Recognition of Actuarial Gains and Losses
At the end of 2005 and 2004, unrecognized actuarial losses for the defined benefit plans were $928.5 and $815.1, respectively. These losses principally reflect the steady decline in the discount rate over the years. SFAS No. 87 requires the amortization of unrecognized actuarial gains/losses in excess of certain thresholds into pension expense over the average remaining service lives of the employees, to the extent that they are not offset by future gains/losses. In 2006, pension expense will include approximately $68 of amortization relating to the 2005 unrecognized actuarial loss. Future increases in the discount rate and higher than expected returns on plan assets would reduce the unrecognized actuarial losses and resulting amortization in years beyond 2006.
■ Plan Modifications
On 5 October 2004, the company announced changes to the U.S. Retirement Savings and Stock Ownership Plan (renamed the “Retirement Savings Plan”) to provide a greater portion of retirement benefits in a defined contribution program to eligible salaried employees. Effective 1 January 2005, this new program provides a company core contribution based on service as well as an enhanced company matching contribution. Eligible U.S. salaried employees hired on or after 1 November 2004 will earn benefits only under the defined contribution program starting 1 January 2005. Eligible U.S. salaried employees as of 31 October 2004 were given the opportunity to make a one-time election to choose the defined benefit plan or the new defined contribution plan for future service starting 1 January 2005. Benefits for service through 31 December 2004, including those applicable to current employees electing the defined contribution program, will be determined under the defined benefit pension plan formula. Additionally, the company modified the early retirement provision related to future service of the defined benefit pension plan. In the near term, the retirement program changes are not anticipated to have a material impact on retirement program cost levels or funding. Over the long run, however, the new defined contribution plan is expected to reduce the volatility of both expense and contributions.
The U.K. defined benefit plan was closed to all new hires effective 1 January 2005. Eligible U.K. employees hired on or after 1 January 2005 will receive retirement benefits exclusively under a new defined contribution plan.

SHARE-BASED COMPENSATION
During 2005, the company applied Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” in accounting for its stock option plans. Accordingly, no compensation expense has been recognized for employee stock options.
In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123R), which requires companies to expense the grant-date fair value of employee stock options for interim periods beginning after 15 June 2005. However, in April 2005, the Securities and Exchange Commission amended the compliance date to fiscal years beginning after 15 June 2005. The company adopted this Statement on 1 October 2005. The estimated impact to diluted earnings per share is approximately $.13 in 2006.
As per the disclosure in Note 1 to the consolidated financial statements, if the company had recognized compensation expense for its employee stock options in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” net income would have been reduced by $29.2, $30.6 and $37.9 in 2005, 2004 and 2003, respectively.
In the preparation of the SFAS No. 123 pro forma disclosures, stock option expense was recognized over the stated three-year graded vesting period. Upon the adoption of SFAS No. 123R, the company will accelerate the recognition of expense for retiree eligible individuals who meet the requirements for immediate vesting of awards upon their retirement. This change will be applied to awards granted on or after the adoption of SFAS No. 123R (i.e., 1 October 2005). The impact of this change to accelerate expense for retiree eligible individuals for all share-based compensation programs is approximately $10, or $.03 per diluted earnings per share, principally related to the stock option program.
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
The amounts charged to earnings on an after-tax basis related to environmental matters totaled $26.1, $31.8 and $29.6 in 2005, 2004 and 2003, respectively. These amounts represent an estimate of expenses for compliance with environmental laws, as well as remedial activities, and costs incurred to meet internal company standards. Such costs are estimated to be $26 and $27 in 2006 and 2007, respectively.
Although precise amounts are difficult to define, the company estimates that in 2005 it spent approximately $8 on capital projects to control pollution versus $12 in 2004. Capital expenditures to control pollution in future years are estimated at $7 in 2006 and $7 in 2007.
It is the company’s policy to accrue environmental investigatory, external legal costs and noncapital remediation costs for identified sites when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. The potential exposure for such costs is estimated to range from $8 to a reasonably possible upper exposure of $17. The balance sheet at 30 September 2005 and 2004 included an accrual of $13.3 and $14.3, respectively.
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
LIQUIDITY AND CAPITAL RESOURCES
The company maintained a solid financial position throughout 2005. Strong cash flow from operations supplemented with proceeds from financing activities provided funding for the company’s capital spending and share repurchase program. The company is currently rated A/A2 (long-term) and A-1/P-1 (short-term), respectively, by Standard & Poor’s and Moody’s.

MANAGEMENT’S DISCUSSION AND ANALYSIS
■ Cash Flows
The company’s cash flows from operating, investing and financing activities, as reflected in the Consolidated Statements of Cash Flows, are summarized in the following table:

	2005	2004	2003
Cash provided by (used for):
Operating activities	$1,375.8	$1,085.9	$1,036.0
Investing activities	(973.4)	(762.7)	(1,046.6)
Financing activities	(492.7)	(256.8)	(182.7)
Effect of exchange rate changes on cash	(.2)	3.7	15.8

(Decrease) increase in cash and cash items	$(90.5)	$70.1	$(177.5)

■ Operating Activities
2005 vs. 2004
Net cash provided by operating activities increased $289.9, or 27%. Before working capital changes, the contribution of net income adjusted for noncash items to cash provided by operating activities increased $136.8. Net income improved by $107.6. The use of cash for working capital in 2005 decreased by $153.1. There was a $192.2 decrease in the use of cash for trade receivables due to the company’s focus on collection activities. This was partially offset by an increase of $86.1 in the use of cash for accounts payable and accrued liabilities, due mainly to the timing of payments.
2004 vs. 2003
Net cash provided by operating activities increased $49.9, or 5%. Before working capital changes, the contribution of net income adjusted for noncash items to cash provided by operating activities increased $209.4. Net income improved by $206.8. The primary noncash adjustment favorably contributing to the change in cash provided by operating activities was depreciation and amortization expense. Depreciation and amortization expense increased $60.1, principally due to acquisitions and currency effects from a weaker U.S. dollar. These favorable impacts were partially offset by a decrease in the impairment of long-lived assets due to the 2003 global cost reduction plan and lower dividend payments from equity affiliates. The increase in trade receivables of $165.0 was primarily due to increased sales volumes.
■ Investing Activities
2005 vs. 2004
In 2005, cash used for investing activities increased by $210.7, due mainly to additions in plant and equipment. Acquisitions in 2005, totaling $97.2, primarily included five small U.S. homecare businesses. 2004 acquisitions of $84.6 primarily included six small U.S. homecare businesses.
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
Capital Expenditures
Capital expenditures in 2005 totaled $1,042.8, compared to $815.5 in 2004. The increase is primarily attributable to higher spending for plant and equipment. As in 2004, additions to plant and equipment in 2005 were largely in support of the worldwide Gases business. Major additions to plant and equipment included spending on EPI North American hydrogen tonnage plants and Asian facilities within the Gases electronics and liquid bulk businesses. Additions to plant and equipment also included support capital of a routine ongoing nature, including expenditures for distribution equipment and facility improvements.
Capital expenditures are detailed in the following table:

	2005	2004	2003
Additions to plant and equipment	$929.5	$705.5	$612.9
Acquisitions, less cash acquired	97.2	84.6	529.6
Investments in and advances to unconsolidated affiliates	10.5	18.8	6.1
Long-term debt assumed in acquisitions	.6	—	5.2
Capital leases	5.0	6.6	17.1

	$1,042.8	$815.5	$1,170.9

2006 Outlook
Capital expenditures for new plant and equipment in 2006 are expected to be between $1,200 and $1,300. The increase in expenditures in 2006 is driven primarily by the anticipated $297 purchase of certain cryogenic vessel equipment that is currently leased. The company expects to spend between $75 and $100 on homecare acquisitions. It is anticipated that capital expenditures will be funded with cash from operations. In addition, the company intends to continue to evaluate other acquisition opportunities and investments in affiliated entities, but due to uncertainties, no provision is included in the capital expenditure estimate above.
■ Financing Activities
2005 vs. 2004
Cash used for financing activities increased $235.9 in 2005. The increase was due to the purchase of 8.3 million of the company’s outstanding shares for $500.0 and higher dividend payments of $57.3, partially offset by a net increase for company borrowings of $329.9. Additional long-term debt proceeds of $224.4 were more than offset by higher payments on long-term debt of $298.6. In 2005, there was a net increase in commercial paper and shortterm borrowings of $269.3 versus a reduction of these borrowings in 2004 of $134.8.
2004 vs. 2003
Cash used for financing activities increased $74.1 in 2004. The increase was due to higher debt repayments of $236.8 and dividends to shareholders of $30.3, partially offset by higher long-term debt proceeds of $123.5 and an increase in cash proceeds from stock option exercises of $69.5. Long-term borrowings consisted mainly of a $125.0 seven-year, fixed-rate borrowing with a coupon rate of 4.125% and an additional $98.7 of 4.25% Eurobonds maturing 10 April 2012.
Financing and Capital Structure
Capital needs in 2005 were satisfied with cash from operations. At the end of 2005, total debt outstanding was $2.5 billion compared to $2.4 billion, as long- and short-term debt proceeds exceeded repayments by $146.0. Total debt at 30 September 2005 and 2004, expressed as a percentage of the sum of total debt, shareholders’ equity and minority interest, was 34.5% and 34.2%, respectively.
Long-term debt financings in 2005 totaled $510.7. On 10 March 2005, the company issued Euro 300.0 ($388.7) of 3.875% Eurobonds maturing 10 March 2015. The proceeds were primarily used to repay the remaining Euro 280.7 ($363.7) of 6% Eurobonds that matured on 30 March 2005. Additionally, floating-rate U.S. Industrial Revenue Bonds of $94.0 with terms of thirty-five years were issued.
There was $250.5 of commercial paper outstanding at 30 September 2005. Substantial credit facilities are maintained to provide backup funding for commercial paper and to ensure availability of adequate sources of liquidity. As of 30 September 2005, there were no borrowings outstanding under the company’s $700 multicurrency committed revolving credit facility, maturing in December 2008.
Additional commitments of $37.3 are maintained by the company’s foreign subsidiaries, of which $7.2 was borrowed and outstanding at 30 September 2005.
On 17 March 2005, the Board of Directors authorized a $500.0 share repurchase program. During 2005, the company purchased 8.3 million of its outstanding shares at a cost of $500.0.
On 9 November 2005, the company issued Euro 300.0 ($353.0) of 3.75% Eurobonds maturing 8 November 2013. A portion of these Eurobonds was exchanged for Euro 146.5 ($172.4) of the company’s 6.5% Eurobonds due July 2007 pursuant to an exchange offer announced by the company on 20 October 2005.
Dividends
On 17 March 2005, the Board of Directors increased the quarterly cash dividend 10%, from 29 cents per share to 32 cents per share. Dividends are declared by the Board of Directors and are usually paid during the sixth week after the close of the fiscal quarter.

MANAGEMENT’S DISCUSSION AND ANALYSIS
CONTRACTUAL OBLIGATIONS
The company is obligated to make future payments under various contracts such as debt agreements, lease agreements, unconditional purchase obligations and other long-term obligations. The following table summarizes these contractual obligations of the company as of 30 September 2005.

	Payments Due by Period
	Total	2006	2007	2008	2009	2010	Thereafter
Long-term debt obligations
Debt maturities	$2,163	$126	$497	$117	$15	$82	$1,326
Contractual interest	722	97	87	61	57	55	365
Capital leases	31	12	7	3	1	1	7
Operating leases	234	61	36	27	21	15	74
Pension obligations	471	155	155	50	55	56	—
Unconditional purchase obligations	1,357	356	105	88	80	75	653

Total Contractual Obligations	$4,978	$807	$887	$346	$229	$284	$2,425

■ Long-Term Debt Obligations
The long-term debt obligations include the maturity payments of long-term debt, including the current portion, and the related contractual interest obligations. Refer to Note 12 to the consolidated financial statements for additional information on long-term debt.
Contractual interest is the interest the company is contracted to pay on the long-term debt obligations without taking into account the interest impact of interest rate swaps related to any of this debt, which at current interest rates would reduce contractual interest. The company had $484 of long-term debt subject to variable interest rates at 30 September 2005, excluding fixed-rate debt that has been swapped to variable-rate debt. The rate assumed for the variable interest component of the contractual interest obligation was the rate in effect at 30 September 2005. Variable interest rates are primarily determined by inter-bank offer rates and by U.S. short-term, tax-exempt interest rates.
■ Leases
Refer to Note 13 to the consolidated financial statements for additional information on capital and operating leases.
■ Pension Obligations
The company and certain of its subsidiaries sponsor defined benefit plans that cover a substantial portion of its worldwide employees. The company closed its major defined benefit plans to new participants in 2005. The company’s funding policy is that contributions, combined with appreciation and earnings, will be sufficient to pay benefits without creating unnecessary surpluses. In addition, the company makes contributions to satisfy all legal funding requirements while managing its capacity to benefit from tax deductions attributable to plan contributions. The amounts in the table represent the current estimated cash payments to be made by the company. These payments are significantly higher than the minimum required contributions.
The total accrued liability for pension benefits is impacted by interest rates, plan demographics, actual return on plan assets, continuation or modification of benefits, and other factors. Such factors can significantly impact the amount of the liability and related contributions.
■ Unconditional Purchase Obligations
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
The above unconditional purchase obligations also include the fixed demand charge for electric power under numerous supply contracts. A fixed demand charge is generally included in electric power supply agreement pricing and is generally reset at least annually; therefore, the fixed obligation is principally included in 2006. A portion of the power supply requirement relates to long-term take-or-pay sales contracts to industrial gas customers, which provide for recovery of power costs.
Purchase commitments to spend approximately $130 for additional plant and equipment are included in the unconditional purchase obligations. Total capital expenditures for plant and equipment in 2006 are expected to be in the $1,200 to $1,300 range, including $297 for the purchase of certain cryogenic vessel equipment currently under an operating lease.
The company also purchases materials, energy, capital equipment, supplies and services as part of the ordinary course of business under arrangements which are not unconditional purchase obligations. The majority of such purchases are for raw materials and energy, which are obtained under requirements-type contracts at market prices. In total, purchases by the company approach $4 billion annually, including the unconditional purchase obligations in the table.
■ Deferred Income Tax Liability
Noncurrent deferred income tax liabilities as of 30 September 2005 were $834.5. Refer to Note 17 to the consolidated financial statements. Deferred tax liabilities are calculated based on temporary differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates. This amount is not included in the Contractual Obligations table because this presentation would not be meaningful. These liabilities do not have any connection with the amount of cash taxes to be paid in any future periods and do not relate to liquidity needs.
OFF-BALANCE SHEET ARRANGEMENTS
The company has entered into certain guarantee agreements and an arrangement involving the sale and leaseback of U.S. cryogenic vessel equipment. The company’s guarantee agreements are discussed in Note 19 to the consolidated financial statements. Information on the sale and leaseback of U.S. cryogenic vessel equipment is also contained in Note 13 to the consolidated financial statements. The company has not entered into any agreements under which it has an obligation arising out of a variable interest entity. The company does not have any derivative instruments indexed to its own stock. The company’s off-balance sheet arrangements are not reasonably likely to have a material impact on financial condition, changes in financial condition, results of operations or liquidity.
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
The company mitigates adverse energy price impacts through its cost pass-through structures, as well as price increases. The company has entered into a limited number of commodity swap contracts in order to reduce the cash flow exposure to changes in the price of natural gas relative to certain oil-based feedstocks.
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
The company’s derivative and other financial instruments consist of long-term debt (including current portion), interest rate swaps, cross currency interest rate swaps, foreign exchange-forward contracts, foreign exchange-option contracts and commodity swaps. The net market value of these financial instruments combined is referred to below as the net financial instrument position. The net financial instrument position does not include other investments of $97.9 at 30 September 2005 and $79.3 at 30 September 2004 as disclosed in Note 6 to the consolidated financial statements. These amounts primarily represent an investment in a publicly traded foreign company accounted for by the cost method. The company assessed the materiality of the market risk exposure on these other investments and determined this exposure to be immaterial.

MANAGEMENT’S DISCUSSION AND ANALYSIS
At 30 September 2005 and 2004, the net financial instrument position was a liability of $2,265.6 and $2,531.4, respectively. The decrease in the net financial instrument position was due primarily to a reduction in long-term debt as repayments have exceeded new issues, the maturity of certain foreign exchange-forward contracts, and the impact of a stronger U.S. dollar on the translation of foreign currency debt and the market value of foreign exchange-forward contracts.
The analysis below presents the sensitivity of the market value of the company’s financial instruments to selected changes in market rates and prices. The range of changes chosen reflects the company’s view of changes which are reasonably possible over a one-year period. Market values are the present value of projected future cash flows based on the market rates and prices chosen. The market values for interest rate risk and foreign currency risk are calculated by the company using a third-party software model that utilizes standard pricing models to determine the present value of the instruments based on market conditions (interest rates, spot and forward exchange rates, and implied volatilities) as of the valuation date. The market values for commodity price risk are calculated by the financial institutions with whom the commodity swap contracts have been executed.
■ Interest Rate Risk
The company’s debt portfolio, including swap agreements, as of 30 September 2005, primarily comprised debt denominated in U.S. dollars (42%) and Euros (41%), including the effect of currency swaps. This debt portfolio is composed of 48% fixed-rate debt and 52% variable-rate debt. Changes in interest rates have different impacts on the fixed- and variable-rate portions of the company’s debt portfolio. A change in interest rates on the fixed portion of the debt portfolio impacts the net financial instrument position but has no impact on interest incurred or cash flows. A change in interest rates on the variable portion of the debt portfolio impacts the interest incurred and cash flows but does not impact the net financial instrument position.
The sensitivity analysis related to the fixed portion of the company’s debt portfolio assumes an instantaneous 100 basis point move in interest rates from the levels at 30 September 2005 and 2004, with all other variables (including foreign exchange rates) held constant. A 100 basis point increase in market interest rates would result in a decrease of $58 and $40 in the net liability position of financial instruments at 30 September 2005 and 2004, respectively. A 100 basis point decrease in market interest rates would result in an increase of $63 and $43 in the net liability position of financial instruments at 30 September 2005 and 2004, respectively.
Based on the variable-rate debt included in the company’s debt portfolio, including the interest rate swap agreements, as of 30 September 2005 and 2004, a 100 basis point increase in interest rates would result in an additional $13 and $10 in interest incurred per year at 30 September 2005 and 2004, respectively. A 100 basis point decline would lower interest incurred by $13 and $10 per year at 30 September 2005 and 2004, respectively.
■ Foreign Currency Exchange Rate Risk
The sensitivity analysis assumes an instantaneous 10% change in the foreign currency exchange rates from their levels at 30 September 2005 and 2004, with all other variables (including interest rates) held constant. A 10% strengthening of the functional currency of an entity versus all other currencies would result in a decrease of $169 and $199 in the net liability position of financial instruments at 30 September 2005 and 2004, respectively. A 10% weakening of the functional currency of an entity versus all other currencies would result in an increase of $162 and $197 in the net liability position of financial instruments at 30 September 2005 and 2004, respectively.
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
■ Commodity Price Risk
The sensitivity analysis assumes an instantaneous 50% change in the price of natural gas and oil-based feedstocks from their levels at 30 September 2005, with all other variables held constant. A 50% increase in these prices would result in an increase of $4 in the net liability position of financial instruments at 30 September 2005. A 50% decline in these prices would result in a decrease of $4 in the net liability position of financial instruments at 30 September 2005.

INFLATION
The financial statements are presented in accordance with U.S. generally accepted accounting principles and do not fully reflect the impact of prior years’ inflation. While the U.S. inflation rate has been modest for several years, the company operates in many countries with both inflation and currency issues. The ability to pass on inflationary cost increases is an uncertainty due to general economic conditions and competitive situations. It is estimated that the cost of replacing the company’s plant and equipment today is greater than its historical cost. Accordingly, depreciation expense would be greater if the expense were stated on a current cost basis.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
Management’s Discussion and Analysis of the company’s financial condition and results of operations is based on the consolidated financial statements and accompanying notes that have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
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
The company’s senior management has reviewed critical accounting policies and estimates and the Management’s Discussion and Analysis with its audit committee.
Information concerning the company’s implementation and impact of new accounting standards issued by the Financial Accounting Standards Board (FASB) is discussed in Note 2. Otherwise, the company did not adopt an accounting policy in the past three years that had a material impact on the company’s financial condition, change in financial condition or results of operations.
■ Depreciable Lives of Plant and Equipment
Plant and equipment is recorded at cost and depreciated using the straight-line method, which deducts equal amounts of the cost of each asset from earnings every year over its estimated economic useful life. Net plant and equipment at 30 September 2005 totaled $5,868.8, representing 56% of total assets. Depreciation expense during 2005 totaled $711.3, representing 10% of total costs and expenses. Given the significance of plant and equipment and associated depreciation to the company’s financial statements, the determination of an asset’s economic useful life is considered to be a critical accounting estimate. The estimate is critical for the company’s Gases and Chemicals segments, both capital-intensive businesses in which the company owns and operates plant and equipment.
Economic useful life is the duration of time an asset is expected to be productively employed by the company, which may be less than its physical life. Management’s assumptions on the following factors, among others, affect the determination of estimated economic useful life: wear and tear, obsolescence, technical standards, contract life, changes in market demand and raw material availability. The company makes estimates and assumptions regarding its competitive position in various end markets and geographic locations.
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

MANAGEMENT’S DISCUSSION AND ANALYSIS
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
The depreciable lives of merchant gas production facilities are principally 15 years. Major chemical production facilities are also generally depreciated over 15 years. The terms of customer contracts associated with products produced at these types of facilities typically have a much shorter term. Management has determined a 15-year life to be appropriate based on historical experience combined with its judgment on future assumptions such as technological advances, potential for obsolescence, competitors’ actions, etc. Management monitors its assumptions and may potentially need to adjust depreciable life as circumstances change. A decrease in the depreciable life for all merchant chemical and gas facilities of one year would increase annual depreciation expense by approximately $20. An increase in the depreciable life for all merchant chemical and gas facilities of one year would decrease annual depreciation expense by approximately $15.
■ Impairment of Long-Lived Assets
Plant and Equipment
Net plant and equipment at 30 September 2005 totaled $5,868.8. Plant and equipment held for use is grouped for impairment testing at the lowest level for which there are identifiable cash flows. Impairment testing of the asset group occurs whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The company assesses recoverability by comparing the carrying amount of the asset group to the estimated undiscounted future cash flows expected to be generated by the assets. If an asset group is considered impaired, the impairment loss to be recognized would be measured as the amount by which the asset group’s carrying amount exceeds its fair value. Assets to be disposed of by sale are reported at the lower of carrying amount or fair value less cost to sell.
The estimate of plant and equipment fair value is based on estimated discounted future cash flows expected to be generated by the asset group. The assumptions underlying cash flow projections represent management’s best estimates at the time of the impairment review. Factors that management must estimate include: industry and market conditions, sales volume and prices, costs to produce, inflation, etc. Changes in key assumptions or actual conditions which differ from estimates could result in an impairment charge. The company uses reasonable and supportable assumptions when performing impairment reviews and cannot predict the occurrence of future events and circumstances that could result in impairment charges. Over the past three years, there have been no impairments of asset groups held for use. As part of the actions taken in the company’s 2003 global cost reduction plan, recognized impairments of assets to be sold or abandoned were $90.1 in 2003. Refer to the Global Cost Reduction Plan discussion on page 19.
Goodwill
The purchase method of accounting for business combinations requires the company to make use of estimates and judgments to allocate the purchase price paid for acquisitions to the fair value of the net tangible and identifiable intangible assets. Goodwill represents the excess of the aggregate purchase price over the fair value of net assets of an acquired entity. Goodwill, including goodwill associated with equity affiliates, was $986.1 as of 30 September 2005. The majority of the company’s goodwill is assigned to reporting units within the Gases segment. Disclosures related to goodwill are included in Note 10 to the consolidated financial statements.
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

Equity Investments
Investments in and advances to equity affiliates totaled $663.7 at 30 September 2005. The majority of the company’s investments are nonpublicly traded ventures with other companies in the industrial gas or chemicals business. Summarized financial information of equity affiliates is included in Note 8 to the consolidated financial statements. Equity investments are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable.
In the event that a decline in fair value of an investment occurs, and the decline in value is considered to be other than temporary, an impairment loss would be recognized. Management’s estimate of fair value of an investment is based on estimated discounted future cash flows expected to be generated by the investee. Changes in key assumptions about the financial condition of an investee or actual conditions which differ from estimates could result in an impairment charge. Over the past three years, there have been no material impairment charges associated with an equity investment.
■ Environmental Liabilities
Accruals for environmental loss contingencies are recorded when it is probable that a liability has been incurred and the amount can reasonably be estimated. The company estimates the exposure for environmental contingencies to range from $8 to a reasonably possible upper exposure of $17. The balance sheet at 30 September 2005 included an accrual of $13.3, primarily as part of other noncurrent liabilities. Management views the measurement of environmental loss contingency accruals as a critical accounting estimate because of the considerable uncertainty surrounding estimation and the need to forecast into the distant future.
In the normal course of business, the company is involved in legal proceedings under the federal Superfund law, similar state environmental laws and RCRA relating to the designation of certain sites for investigation or remediation. Presently, there are approximately 36 sites on which a final settlement has not been reached where the company, along with others, has been designated a potentially responsible party by the Environmental Protection Agency or is otherwise engaged in investigation or remediation. In addition, the company is also involved in cleanup activities at certain of its manufacturing sites. Sites for which the company monitors environmental exposure are related to operations within the Gases and Chemicals segments, as well as discontinued businesses.
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
■ Income Taxes
The company accounts for income taxes under the liability method. Under this method, deferred tax liabilities and assets are recognized for the tax effects of temporary differences between the financial reporting and tax bases of liabilities and assets measured using the enacted tax rate. At 30 September 2005, accrued income taxes and deferred tax liabilities amounted to $118.2 and

MANAGEMENT’S DISCUSSION AND ANALYSIS
$834.5, respectively. Income tax expense was $263.3 for the year ended 30 September 2005. Management judgment is required in determining income tax expense and the related balance sheet amounts. Judgments are required concerning the ultimate outcome of tax contingencies and the realization of deferred tax assets.
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
A 1% point increase (decrease) in the company’s effective tax rate would have decreased (increased) net income by approximately $10.
■ Pension Benefits
The company sponsors defined benefit pension plans in various forms for employees who meet eligibility requirements. Several assumptions and statistical variables are used in actuarial models to calculate the pension expense and liability related to the various plans. Assumptions about the discount rate, the expected rate of return on plan assets and the future rate of compensation increases are determined by the company. The actuarial models also use assumptions on demographic factors such as retirement, mortality and turnover. Management considers the accounting for pension benefits critical because of the significance and number of assumptions used. Depending on the assumptions selected, pension expense could vary significantly and could have a material effect on reported earnings. The assumptions used can also materially affect the measurement of benefit obligations. For a detailed discussion of the company’s pension benefits, see Pension Benefits on page 24 and Note 18 to the consolidated financial statements.
NEW ACCOUNTING STANDARDS
See Note 2 to the consolidated financial statements for information concerning the company’s implementation and impact of new accounting standards.
FORWARD-LOOKING STATEMENTS
The forward-looking statements contained in this document are based on current expectations at the time the document was originally prepared regarding important risk factors. Management does not anticipate publicly updating any of its expectations except as part of the quarterly earnings announcement process.
Actual results may differ materially from those forward-looking statements expressed. In addition to important risk factors and uncertainties referred to in the Management’s Discussion and Analysis, factors that might cause forward-looking statements to differ materially from actual results include those specifically referenced as future events or outcomes that the company anticipates, as well as, among other things, overall economic and business conditions different than those currently anticipated and demand for the company’s goods and services; competitive factors in the industries in which it competes; interruption in ordinary sources of supply; the ability to recover unanticipated increased energy and raw material costs from customers; uninsured litigation judgments or settlements; changes in government regulations; consequences of acts of war or terrorism impacting the United States and other markets; charges related to portfolio management and cost reduction actions; the success of implementing cost reduction programs; the timing, impact, and other uncertainties of future acquisitions or divestitures; significant fluctuations in interest rates and foreign currencies from that currently anticipated; the impact of tax and other legislation and regulations in jurisdictions in which the company and its affiliates operate; the recovery of insurance proceeds; the impact of new financial accounting standards, including the expensing of employee stock options; and the timing and rate at which tax credits can be utilized.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
Air Products’ management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting, which is defined in the following sentences, is a process designed to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles and includes those policies and procedures that:
(i)	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company;

(ii)	provide reasonable assurance that the transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and

(iii)	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.
Because of inherent limitations, internal control over financial reporting can only provide reasonable assurance and may not prevent or detect misstatements. Further, because of changes in conditions, the effectiveness of our internal control over financial reporting may vary over time. Our processes contain self-monitoring mechanisms, and actions are taken to correct deficincies as they are identified.
Management has evaluated the effectiveness of its internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this evaluation, management concluded that, as of 30 September 2005, the Company’s internal control over financial reporting was effective.
KPMG LLP, an independent registered public accounting firm, has issued an audit report on our management’s assessment of internal control over financial reporting, which appears on page 38 herein.

John P. Jones III	Paul E. Huck
Chairman, President and	Vice President and
Chief Executive Officer	Chief Financial Officer
22 November 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON INTERNAL CONTROL OVER FINANCIAL REPORTING
To the Shareholders and Board of Directors of Air Products and Chemicals, Inc.:
We have audited management’s assessment, included in the accompanying Report of Management, that Air Products and Chemicals, Inc. maintained effective internal control over financial reporting as of 30 September 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Air Products and Chemicals, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, management’s assessment that Air Products and Chemicals, Inc. maintained effective internal control over financial reporting as of 30 September 2005 is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, Air Products and Chemicals, Inc. maintained, in all material respects, effective internal control over financial reporting as of 30 September 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Air Products and Chemicals, Inc. and subsidiaries as of 30 September 2005 and 2004, and the related consolidated statements of income, cash flows, and shareholders’ equity for each of the years in the three-year period ended 30 September 2005, and our report dated 22 November, 2005 expressed an unqualified opinion on those consolidated financial statements.

KPMG LLP
Philadelphia, Pennsylvania
22 November 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of Air Products and Chemicals, Inc.:
We have audited the accompanying consolidated balance sheets of Air Products and Chemicals, Inc. and subsidiaries as of 30 September 2005 and 2004, and the related consolidated statements of income, cash flows, and shareholders’ equity for each of the years in the three-year period ended 30 September 2005. These consolidated financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Air Products and Chemicals, Inc. and subsidiaries as of 30 September 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended 30 September 2005, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Air Products and Chemicals, Inc.’s internal control over financial reporting as of 30 September 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated 22 November, 2005 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

KPMG LLP
Philadelphia, Pennsylvania
22 November 2005

THE CONSOLIDATED FINANCIAL STATEMENTS
Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS

Year ended 30 September (millions of dollars, except for share data)	2005	2004	2003
Sales	$8,143.5	$7,411.4	$6,297.3

Costs and Expenses
Cost of sales	6,011.3	5,463.6	4,613.1
Selling and administrative	1,028.2	969.4	842.6
Research and development	132.7	126.7	121.1
Other (income) expense, net	(31.2)	(27.9)	(26.5)
Global cost reduction plans, net	—	—	152.5

Operating Income	1,002.5	879.6	594.5
Equity affiliates’ income	105.4	92.8	94.4
Interest expense	110.2	121.0	123.5

Income Before Taxes and Minority Interest	997.7	851.4	565.4
Income tax provision	263.3	226.6	147.2
Minority interest in earnings of subsidiary companies	22.7	20.7	18.0

Income Before Cumulative Effect of Accounting Change	711.7	604.1	400.2
Cumulative effect of accounting change	—	—	(2.9)

Net Income	$711.7	$604.1	$397.3

Weighted Average of Common Shares Outstanding (in millions)	225.7	223.8	219.7
Weighted Average of Common Shares Outstanding Assuming Dilution (in millions)	231.4	228.9	223.6

Basic Earnings per Common Share
Income before cumulative effect of accounting change	$3.15	$2.70	$1.82
Cumulative effect of accounting change	—	—	(.01)

Net Income	$3.15	$2.70	$1.81

Diluted Earnings per Common Share
Income before cumulative effect of accounting change	$3.08	$2.64	$1.79
Cumulative effect of accounting change	—	—	(.01)

Net Income	$3.08	$2.64	$1.78

The accompanying notes are an integral part of these statements.

Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

30 September (millions of dollars, except for share data)	2005	2004
Assets

Current Assets
Cash and cash items	$55.8	$146.3
Trade receivables, less allowances for doubtful accounts of $34.9 in 2005 and $29.6 in 2004	1,506.6	1,454.7
Inventories	494.8	505.9
Contracts in progress, less progress billings	82.4	71.3
Other receivables and current assets	275.1	238.7

Total Current Assets	2,414.7	2,416.9

Investment in Net Assets of and Advances to Equity Affiliates	663.7	629.8
Plant and Equipment, at cost	12,913.3	12,201.5
Less accumulated depreciation	7,044.5	6,499.3

Plant and Equipment, net	5,868.8	5,702.2

Goodwill	920.0	830.5
Intangible Assets, net	98.7	101.4
Other Noncurrent Assets	442.9	359.6

Total Assets	$10,408.8	$10,040.4

Liabilities and Shareholders’ Equity

Current Liabilities
Payables and accrued liabilities	$1,378.0	$1,319.6
Accrued income taxes	118.2	105.9
Short-term borrowings	309.6	35.4
Current portion of long-term debt	137.4	244.7

Total Current Liabilities	1,943.2	1,705.6

Long-Term Debt	2,052.9	2,113.6
Deferred Income and Other Noncurrent Liabilities	821.6	820.3
Deferred Income Taxes	834.5	788.0

Total Liabilities	5,652.2	5,427.5

Minority Interest in Subsidiary Companies	181.1	168.9

Commitments and Contingencies—See Note 19

Shareholders’ Equity
Common stock (par value $1 per share; issued 2005 and 2004—249,455,584 shares)	249.4	249.4
Capital in excess of par value	603.6	551.8
Retained earnings	5,317.2	4,887.1
Accumulated other comprehensive income (loss)	(433.2)	(440.7)
Treasury stock, at cost (2005—27,557,351; 2004—22,153,707 shares)	(1,161.5)	(764.8)
Shares in trust (2004—1,527,101 shares)	—	(38.8)

Total Shareholders’ Equity	4,575.5	4,444.0

Total Liabilities and Shareholders’ Equity	$10,408.8	$10,040.4

The accompanying notes are an integral part of these statements.

THE CONSOLIDATED FINANCIAL STATEMENTS
Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended 30 September (millions of dollars)	2005	2004	2003
Operating Activities
Net income	$711.7	$604.1	$397.3
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	728.3	714.9	654.8
Impairment of long-lived assets	—	3.9	91.7
Deferred income taxes	69.0	86.2	26.8
Undistributed earnings of unconsolidated affiliates	(39.7)	(44.6)	(6.8)
Gain on sale of assets and investments	(8.3)	(5.3)	(8.4)
Other	55.4	20.4	14.8

Subtotal	1,516.4	1,379.6	1,170.2

Working capital changes, excluding effects of acquisitions and divestitures:
Trade receivables	(60.8)	(253.0)	(88.0)
Inventories and contracts in progress	(10.3)	(27.9)	(53.2)
Payables and accrued liabilities	(80.8)	5.3	(9.6)
Other	11.3	(18.1)	16.6

Cash Provided by Operating Activities	1,375.8	1,085.9	1,036.0

Investing Activities
Additions to plant and equipment	(929.5)	(705.5)	(612.9)
Acquisitions, less cash acquired	(97.2)	(84.6)	(529.6)
Investment in and advances to unconsolidated affiliates	(10.5)	(18.8)	(6.1)
Proceeds from sale of assets and investments	59.8	46.2	102.1
Other	4.0	—	(.1)

Cash Used for Investing Activities	(973.4)	(762.7)	(1,046.6)

Financing Activities
Long-term debt proceeds	510.7	286.3	162.8
Payments on long-term debt	(634.0)	(335.4)	(271.0)
Net increase (decrease) in commercial paper and short-term borrowings	269.3	(134.8)	37.6
Dividends paid to shareholders	(276.2)	(218.9)	(188.6)
Purchase of treasury stock	(500.0)	—	—
Proceeds from stock option exercises	137.5	146.0	76.5

Cash Used for Financing Activities	(492.7)	(256.8)	(182.7)

Effect of Exchange Rate Changes on Cash	(.2)	3.7	15.8

(Decrease) Increase in Cash and Cash Items	(90.5)	70.1	(177.5)
Cash and Cash Items—Beginning of Year	146.3	76.2	253.7

Cash and Cash Items—End of Year	$55.8	$146.3	$76.2

Cash paid during the year for:
Interest (net of amounts capitalized)	$117.6	$122.9	$123.6
Taxes (net of refunds)	135.2	107.8	79.1
The accompanying notes are an integral part of these statements.

Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Number of				Accumulated
	Common		Capital in		Other
	Shares	Common	Excess of	Retained	Comprehensive	Treasury	Shares in
(millions of dollars, except for share data)	Outstanding	Stock	Par Value	Earnings	Income (Loss)	Stock	Trust	Total

Balance 30 September 2002	218,535,123	$249.4	$437.1	$4,312.8	$(566.9)	$(767.8)	$(204.2)	$3,460.4

Comprehensive Income:
Net income				397.3				397.3
Net loss on derivatives, net of income tax benefit of $(2.5)					(5.1)			(5.1)
Translation adjustments, net of income tax of $60.3					146.8			146.8
Net change in unrealized holding gains, net of income tax of $3.1					5.1			5.1
Change in minimum pension liability, net of income tax benefit of $(71.4)					(147.1)			(147.1)

Comprehensive Income								397.0
Issuance of treasury shares and shares in trust for stock options and award plans	2,888,356		34.6			1.7	60.1	96.4
Tax benefit of stock option and award plans			22.2					22.2
Cash dividends ($.88 per share)				(193.5)				(193.5)

Balance 30 September 2003	221,423,479	$249.4	$493.9	$4,516.6	$(567.2)	$(766.1)	$(144.1)	$3,782.5

Comprehensive Income:
Net income				604.1				604.1
Net loss on derivatives, net of income tax benefit of $(.4)					(.6)			(.6)
Translation adjustments, net of income tax of $30.1					60.0			60.0
Net change in unrealized holding gains, net of income tax of $4.6					7.7			7.7
Change in minimum pension liability, net of income tax of $29.9					59.4			59.4

Comprehensive Income								730.6
Issuance of treasury shares and shares in trust for stock options and award plans	4,351,297		32.5			1.3	105.3	139.1
Tax benefit of stock option and award plans			25.4					25.4
Cash dividends ($1.04 per share)				(233.6)				(233.6)

Balance 30 September 2004	225,774,776	$249.4	$551.8	$4,887.1	$(440.7)	$(764.8)	$(38.8)	$4,444.0

Comprehensive Income:
Net income				711.7				711.7
Net loss on derivatives, net of income tax benefit of $(2.7)					(3.6)			(3.6)
Translation adjustments, net of income tax of $6.8					12.2			12.2
Net change in unrealized holding gains, net of income tax of $7.2					13.2			13.2
Change in minimum pension liability, net of income tax benefit of $(10.1)					(14.3)			(14.3)

Comprehensive Income								719.2
Purchase of treasury shares	(8,334,507)					(500.0)		(500.0)
Issuance of treasury shares and shares in trust for stock options and award plans	4,457,964		6.5			103.3	38.8	148.6
Tax benefit of stock option and award plans			45.3					45.3
Cash dividends ($1.25 per share)				(281.6)				(281.6)

Balance 30 September 2005	221,898,233	$249.4	$603.6	$5,317.2	$(433.2)	$(1,161.5)	$—	$4,575.5

The accompanying notes are an integral part of these statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS	(millions of dollars, except for share data)
1. MAJOR ACCOUNTING POLICIES
▪ Consolidation Principles
The consolidated financial statements include the accounts of Air Products and Chemicals, Inc. and its majority-owned subsidiary companies (the company). The company consolidates all entities that it controls. Intercompany transactions and balances are eliminated in consolidation.
Financial Accounting Standards Board Interpretation No. 46R (FIN No. 46R) addresses the consolidation of variable interest entities to which the usual condition of consolidating an entity based on control does not apply. An entity that will absorb the majority of a variable interest entity’s expected losses or expected residual returns, as defined in FIN No. 46R, is considered a primary beneficiary of that entity. The primary beneficiary is required to consolidate the variable interest entity. The company has determined it is not a primary beneficiary in a variable interest entity.
▪ Estimates and Assumptions
The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
▪ Revenue Recognition
Revenue from Gases and Chemicals sales is recognized as risk and title to the product transfers to the customer (which generally occurs at the time shipment is made), the sales price is fixed or determinable, and collectibility is reasonably assured. Sales returns and allowances are not a business practice in the industry.
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
▪ Depreciation
Depreciation is recorded using the straight-line method, which deducts equal amounts of the cost of each asset from earnings every year over its expected useful life. The estimated useful lives primarily range from 15 to 30 years (principally 30 years) for buildings and principally from 15 to 20 years for gas generating and chemical facilities, machinery and equipment.
▪ Global Cost Reduction Plans
The company has a substantive ongoing severance arrangement. The benefits given as part of the 2003 global cost reduction plan (discussed in Note 3) were consistent with termination benefits in previous, similar restructuring plans. Because the company’s plan met the definition of an ongoing benefit arrangement, it was accounted for per Statement of Financial Accounting Standards

(SFAS) No. 112, “Employers’ Accounting for Postemployment Benefits.” To recognize a liability under SFAS No. 112, the expense must be probable and estimable. These criteria were met when management, with the appropriate level and authority, had approved and committed to its plan of action for termination; the plan identified the employees to be terminated and their related benefits; and the plan was to be completed within one year. During periods of operations where terminations are made on an as-needed basis, absent a detailed committed plan, terminations are accounted for on an individual basis and a liability is recognized when probable and estimable.
As part of the 2003 global cost reduction plan, write-downs of long-lived assets were accounted for under the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Two types of assets were impacted: assets to be disposed of by sale and assets no longer in use to be abandoned. Assets to be disposed of by sale were measured at the lower of carrying amount or estimated net proceeds from the sale. The recognition criteria of SFAS No. 144 were met as management, with the appropriate level and authority, had approved and committed to a plan; the assets were available for immediate sale; management began an active program to locate a buyer; the sales were evaluated as being probable within one year; and it was unlikely that any changes to the plan would be made. The assets to be abandoned were no longer in use and were written down, net of expected recovery from disposal.
▪ Financial Instruments
The company addresses certain financial exposures through a controlled program of risk management that includes the use of derivative financial instruments. The types of derivative financial instruments permitted for such risk management programs are specified in policies set by management. The company currently enters into foreign exchange contracts, including forward, option combination and purchased option contracts, to reduce the effects of fluctuating foreign currency exchange rates. The company currently enters into interest rate swap contracts to reduce interest rate risks and to modify the interest rate characteristics of its outstanding debt. The company is also currently party to cross currency interest rate swap agreements. The company has entered into a limited number of commodity swap contracts in order to reduce the cash flow exposure to changes in the price of natural gas relative to certain oil-based feedstocks. Major financial institutions are counterparties to these contracts. The company has established counterparty credit guidelines and only enters into transactions with financial institutions of investment grade or better. Management believes the risk of incurring losses related to credit risk is remote, and any losses would be immaterial to the consolidated financial results, financial condition or liquidity.
The company recognizes derivatives on the balance sheet at fair value. On the date the derivative instrument is entered into, the company generally designates the derivative as either (1) a hedge of the fair value of a recognized asset or liability or of an un- recognized firm commitment (fair value hedge), (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge), or (3) a hedge of a net investment in a foreign operation.
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

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
▪ Foreign Currency
The value of the U.S. dollar rises and falls day-to-day on foreign currency exchanges. Since the company does business in many foreign countries, these fluctuations affect the company’s financial position and results of operations.
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
▪ Environmental Expenditures
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
▪ Litigation
In the normal course of business, the company is occasionally involved in legal proceedings. The company accrues a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. When only a range of possible loss can be established, the most probable amount in the range is accrued. If no amount within this range is a better estimate than any other amount within the range, the minimum amount in the range is accrued. The accrual for a litigation loss contingency might include, for example, estimates of potential damages, outside legal fees and other directly related costs expected to be incurred.
▪ Stock-Based Compensation
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

	2005	2004	2003
Net Income, as Reported	$711.7	$604.1	$397.3

Deduct stock option employee compensation expense determined under fair value-based method, net of related tax effects	(29.2)	(30.6)	(37.9)

Pro Forma Net Income	$682.5	$573.5	$359.4

Basic Earnings per Share
As reported	$3.15	$2.70	$1.81
Pro forma	3.02	2.56	1.64
Diluted Earnings per Share
As reported	$3.08	$2.64	$1.78
Pro forma	2.95	2.51	1.61

For disclosure purposes, the fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2005	2004	2003
Dividend yield	2.1%	2.0%	2.0%

Expected volatility	30.4%	30.6%	30.6%
Risk-free interest rate	4.2%	4.0%	3.6%
Expected life (years)	8.0	7.9	7.9
Weighted average fair value per option	$17.98	$15.01	$13.71
The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of subjective assumptions, including the expected stock price volatility.
▪ Income Taxes
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
▪ Cash and Cash Items
Cash and cash items include cash, time deposits and certificates of deposit acquired with an original maturity of three months or less.
▪ Allowances for Doubtful Accounts
The allowances for doubtful accounts represent estimated uncollectible receivables associated with potential customer defaults on contractual obligations, usually due to customers’ potential insolvency. The allowances include amounts for certain customers where a risk of default has been specifically identified. In addition, the allowances include a provision for customer defaults on a general formula basis when it is determined the risk of some default is probable and estimable but cannot yet be associated with specific customers. The assessment of the likelihood of customer defaults is based on various factors, including the length of time the receivables are past due, historical experience and existing economic conditions. Provisions to the allowance for doubtful accounts recorded as expense were $11.3, $18.3 and $11.6 in 2005, 2004 and 2003, respectively.
▪ Inventories
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
▪ Equity Investments
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
▪ Plant and Equipment
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
▪ Capitalized Interest
As the company builds new plant and equipment, it includes in the cost of these assets a portion of the interest payments it makes during the year. The amount of capitalized interest was $12.0, $5.5 and $4.2 in 2005, 2004 and 2003, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
▪ Asset Retirement Obligations
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
▪ Computer Software
The company capitalizes costs incurred to purchase or develop software for internal use. Capitalized costs include purchased computer software packages, payments to vendors/consultants for development and implementation or modification to a purchased package to meet company requirements, payroll and related costs for employees directly involved in development, and interest incurred while software is being developed. Capitalized computer software costs are included in the balance sheet classification plant and equipment and depreciated over the estimated useful life of the software, generally a period of three to ten years. The company’s SAP system is being depreciated over a ten-year life.
▪ Impairment of Long-Lived Assets
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
▪ Goodwill
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
Goodwill is subject to impairment testing at least annually. In addition, goodwill is tested more frequently if a change in circumstances or the occurrence of events indicated that potential impairment exists. Refer to Note 10 for disclosures related to goodwill.
▪ Intangible Assets
Intangible assets with determinable lives primarily consist of customer relationships, noncompete covenants and purchased patents and technology. There are no acquired intangible assets with indefinite lives. The cost of intangible assets with determinable lives is amortized on a straight-line basis over the estimated period of economic benefit. No residual value is estimated for these intangible assets.
Customer relationships are generally amortized over periods of four to twenty years. Noncompete covenants are generally amortized over periods of three to five years based on contractual terms. Purchased patents and technology and other intangibles are amortized based on contractual terms, ranging generally from five to twenty years. Amortizable lives are adjusted whenever there is a change in the estimated period of economic benefit.
▪ Retirement Benefits
The cost of retiree benefits is recognized over the employees’ service period. The company’s defined benefit pension plans are accounted for in accordance with SFAS No. 87, “Employers’ Accounting for Pensions.” Nonpension postretirement benefits are accounted for in accordance with SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” These Statements require the use of actuarial methods and assumptions in the valuation of benefit obligations and the determination of expense. Differences between actual and expected results or changes in the value of obligations and plan assets are not recognized as they occur but, rather, systematically and gradually over subsequent periods. Refer to Note 18 for disclosures related to the company’s pension and other postretirement benefits.

2. NEW ACCOUNTING STANDARDS
▪ Standards Issued 2005
In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and spoilage. SFAS No. 151 requires that these costs be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after 15 June 2005. The company adopted this Statement as of 1 October 2005. Adoption of SFAS No. 151 will not have a material effect on the company’s consolidated financial statements because its inventory accounting policies are consistent with the requirements of this Statement.
In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29.” The amendments made by SFAS No. 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. SFAS No. 153 eliminates the narrow exception from fair value measurement for nonmonetary exchanges of similar productive assets and replaces it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the entity’s future cash flows are expected to change significantly as a result of the exchange. The company adopted SFAS No. 153 as of 1 January 2005 and will apply the provisions of this Statement prospectively to nonmonetary asset exchange transactions. This Statement has not had a material impact on the company’s consolidated financial statements.
The company currently applies APB Opinion No. 25, “Accounting for Stock Issued to Employees,” in accounting for its stock option plans. Accordingly, no compensation expense has been recognized for employee stock options. In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123R), which requires companies to expense the grant-date fair value of employee stock options. SFAS No. 123R was effective for interim or annual periods beginning after 15 June 2005, with earlier adoption encouraged. However, in April 2005, the Securities and Exchange Commission announced a compliance date effective for fiscal years beginning after 15 June 2005. The company adopted this Statement on 1 October 2005. The pro forma impact of expensing stock options in 2005 would have been a reduction of diluted earnings per share of $.13 based on the disclosures required by SFAS No. 123. The estimated impact of adopting SFAS No. 123R in 2006 is expected to reduce diluted earnings per share by approximately $.13.
In the preparation of the SFAS No. 123 pro forma disclosures included in Note 1, stock option expense was recognized over the stated three-year graded vesting period. Upon the adoption of SFAS No. 123R, the company will accelerate the recognition of expense for retiree eligible individuals who meet the requirements for immediate vesting of awards upon their retirement. This change will be applied to awards granted on or after the adoption of SFAS No. 123R (i.e., 1 October 2005). The impact of this change to accelerate expense for retiree eligible individuals for all share-based compensation programs is approximately $10, or $.03 diluted earnings per share, principally related to the stock option program.
In December 2004, the FASB issued an FASB Staff Position (FSP) No. FAS 109-1, “Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004 (the Act).” FSP No. FAS 109-1 clarifies that the tax deduction for manufacturers provided for in the Act should be accounted for as a special deduction rather than as a tax rate reduction. The manufacturers’ deduction is not available to the company until fiscal year 2006. The company is evaluating the effect the manufacturers’ deduction will have in future fiscal years.
In December 2004, the FASB also issued FSP No. FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004.” The Act creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85% dividends received deduction for certain dividends from controlled foreign corporations. The company may elect to apply this provision to qualifying earnings repatriations in either fiscal year 2005 or 2006. The deduction is subject to several limitations, and uncertainty remains as to how to interpret numerous provisions in the Act. FSP No. FAS 109-2 provides additional time for the company to evaluate the impact of the Act in applying SFAS No. 109. Pending evaluation and interpretation of key elements in the Act, the company is unable to determine if it will utilize the temporary incentive and therefore is unable to determine the amount of possible earnings repatriation or the tax impact of the dividends deduction.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
In March 2005, the FASB issued Financial Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47). FIN 47 clarifies the term, conditional asset retirement obligation, as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” which refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event. Uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FIN 47 is effective no later than the end of fiscal years ending after 15 December 2005. The company is evaluating the effect FIN 47 will have on its consolidated financial statements.
In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS No. 154 requires retrospective application for changes in accounting principle whenever practicable, rather than including the cumulative effect of an accounting change in net income in the period of change. SFAS No. 154 applies to voluntary changes in accounting principle and also changes required by new accounting pronouncements if specific transition provisions are not provided. The company adopted this Statement as of 1 October 2005.
▪ Standards Adopted 2004
In December 2003, the FASB published a revision to Interpretation No. 46, “Consolidation of Variable Interest Entities,” to clarify some of the provisions of Interpretation No. 46. The revision to Interpretation No. 46 did not have an impact on the company’s financial statements.
In December 2003, the FASB also issued a revised SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” which added disclosure requirements for defined benefit plans. The company has included the annual required disclosures in Note 18 to the consolidated financial statements.
In May 2004, the FASB issued FSP No. FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (Act).” This FSP provides guidance on the accounting for the effects of the Act for employers that sponsor postretirement health care plans that provide prescription drug benefits. The impact of the Act on the company’s postretirement medical benefits is not material.
▪ Standards Adopted 2003
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
In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This Statement addresses the accounting for costs associated with disposal activities covered by SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and with exit (restructuring) activities previously covered by Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.” This Statement nullifies EITF Issue No. 94-3 in its entirety and requires that a liability for all costs be recognized when the liability is incurred. Generally, the ability to accrue for termination benefits at the communication date of a plan in the form of a one-time benefit arrangement is limited. The cost of the termination benefits would be recognized over the future service period of the employees. This Statement does not change the accounting for termination benefits under ongoing benefit arrangements such as those included in the company’s global cost reduction plan discussed in Note 3. The company adopted SFAS No. 146 as of 1 October 2002. The adoption of this Statement did not have an impact on the company’s financial statements.

In November 2002, the FASB published Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” The Interpretation expands on the disclosure requirements to be made in interim and annual financial statements. The company has included the required disclosures in Note 19. The Interpretation also requires that a liability measured at fair value be recognized for guarantees, even if the probability of payment on the guarantee is remote. The recognition provisions applied on a prospective basis for guarantees issued or modified after 31 December 2002. This Interpretation did not have a material impact on the company’s financial statements.
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
In January 2003, the FASB published Interpretation No. 46, “Consolidation of Variable Interest Entities.” This Interpretation clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Interpretation establishes standards under which a variable interest entity should be consolidated by the primary beneficiary. This Interpretation did not have an impact on the company’s financial statements.
In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” The adoption of these Statements did not have a material effect on the company’s financial statements.
In May 2003, the FASB ratified the EITF consensus on Issue No. 01-08, “Determining Whether an Arrangement Contains a Lease.” The EITF consensus applied prospectively to new or modified arrangements beginning after 30 June 2003. The Issue addresses how to determine whether an arrangement contains a lease that is within the scope of SFAS No. 13, “Accounting for Leases.” Under the EITF consensus, certain contracts within the company’s Gases segment associated with on-site tonnage facilities servicing one customer may potentially be considered leases. In cases where operating-lease treatment is necessary, there is no change to the company’s financial results. In cases where capital-lease treatment is necessary, the timing of revenue and expense recognition is impacted. Revenue is recognized immediately for the sale of equipment component of a contract (as compared to the current method of revenue recognition over the life of the arrangement). A portion of revenues formerly reported as sales are reflected as interest income resulting from the lease receivable. The application of this EITF consensus has not had a material effect on the financial statements. The impact of the EITF consensus on the company’s financial statements beyond 2005 is dependent upon the contracts executed and potential changes in business practices and contractual arrangements.
3. GLOBAL COST REDUCTION PLAN
▪ 2003 Plan
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

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The rationalization of excess capacity in certain products resulted in a decision to exit certain Chemical Intermediates operations. Late in the quarter ended 30 June 2003, the company decided to pursue the sale of its European methylamines and derivatives (EM&D) business. Expected proceeds from the sale were determined, and a loss was recognized for the difference between the carrying value of the assets and the expected net proceeds from the sale. Additional expenses for the closure of the methanol and ammonia plants in Pensacola, Florida, which made products for internal consumption, were also recognized. The total expense for these actions was $41.7.
In addition to the capacity reduction initiatives, the company implemented cost reduction and productivity-related efforts. The divestitures, the capacity reductions and the cost control initiatives resulted in the elimination of approximately 460 positions from the company. Approximately 30% of the position reductions related to capacity rationalization and divestitures. An additional 40% related to ongoing productivity efforts and balancing engineering resources with project activity, and the remaining 30% related to a reduction in the number of management positions. The 2003 Plan was completed as expected in June 2004 with the exception of the planned sale of the EM&D business. In April 2004, the company announced the proposed sale of this business. After a long regulatory process, the sale of the EM&D business was completed in December 2004.
The following table presents the detail of expenses by segment for the global cost reduction plan recorded in 2003:

	Severance	Pension	Other(A)	Total
Gases	$27.1	$10.9	$54.2	$92.2
Chemicals	14.4	2.0	41.7	58.1
Equipment	2.2	.2	—	2.4

Provision for 2003 Plan	$43.7	$13.1	$95.9	$152.7
Reversal of 2002 Plan	(.2)	—	—	(.2)

Net Expense in 2003	$43.5	$13.1	$95.9	$152.5

(A) Asset impairments and related expenses are included in the other category.
▪ Plan Accrual
The following table summarizes changes to the carrying amount of the accrual for global cost reduction plans:

	Severance	Pension	Other(A)	Total
Balance as of 30 September 2002	$6.8	$—	$—	$6.8
Provision	43.7	13.1	95.9	152.7
Noncash expenses	—	(13.1)	(90.1)	(103.2)
Cash expenditures	(11.7)	—	(1.7)	(13.4)
Reverse 2002 Plan balance	(.2)	—	—	(.2)

30 September 2003	$38.6	$—	$4.1	$42.7
Transfers	.9	—	(.9)	—
Cash expenditures	(34.2)	—	(3.2)	(37.4)

30 September 2004	$5.3	$—	$—	$5.3
Cash expenditures	(5.3)	—	—	(5.3)

30 September 2005	$—	$—	$—	$—

(A) Asset impairments and related expenses are included in the other category.
4. ACQUISITIONS
▪ Acquisitions in 2005
U.S. Homecare Businesses
During 2005, acquisitions included $89.6 for acquiring five U.S. homecare businesses and contingent consideration associated with prior year homecare acquisitions. Goodwill recognized in these transactions amounted to $75.5, of which $23.9 is deductible for tax purposes. Identified intangibles included in these transactions amounted to $11.4. The 2005 acquisitions contributed $41.9 to sales in 2005.
▪ Acquisitions in 2004
U.S. Homecare Businesses
During 2004, the company acquired six small U.S. homecare businesses for $75.1. Goodwill recognized in these transactions amounted to $61.1, of which $25.3 is deductible for tax purposes. Identified intangibles included in these transactions amounted to $9.2. These acquisitions contributed $46.0 to sales in 2004.
▪ Acquisitions in 2003
Ashland’s Electronic Chemicals Business
On 29 August 2003, the company acquired the Electronic Chemicals business of Ashland Specialty Chemical Company, a division of Ashland Inc., in a cash transaction valued at $293.2. Goodwill recognized in this transaction amounted to $100.6, of which $21.3 is deductible for tax purposes. Identified intan-

gibles included in this transaction amounted to $27.1. Ashland’s Electronic Chemicals business is a leading global supplier of ultrapure specialty chemicals and services used by the electronics industry to make semiconductor devices. With annual revenues of approximately $200, the Electronic Chemicals business of Ashland has a global network of sales and marketing offices in North America, Europe and Asia.
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
5. DIVESTITURES
■	Divestitures in 2003
Sale of Canadian Packaged Gas Business
On 1 April 2003, the company completed the sale of the majority of its Canadian packaged gas business to the BOC Group for cash proceeds of $41.2.
6. FINANCIAL INSTRUMENTS
■	Currency Risk Management
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
■	Debt Portfolio Management
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
The company enters into interest rate swap agreements to change the fixed/variable interest rate mix of its debt portfolio in order to maintain the percentage of fixed- and variable-rate debt within the parameters set by management. In accordance with these parameters, the agreements are used to reduce interest rate risks and costs inherent in the company’s debt portfolio. In addition, the company uses interest rate swap agreements to hedge the interest rate on anticipated fixed-rate debt issuance. The notional amount of the interest rate swap agreements is equal to or less than the

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
designated debt instrument being hedged. When variable-rate debt is hedged, the variable-rate indices of the swap instruments and the debt to which they are designated are the same. It is the company’s policy not to enter into any interest rate swap contracts which lever a move in interest rates on a greater than one-to-one basis.
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
■	Commodity Price Risk Management
The company has entered into a limited number of commodity swap contracts in order to reduce the cash flow exposure to changes in the price of natural gas relative to certain oil-based feedstocks.
■	Fair Value Hedges
For the years ended 30 September 2005 and 2004, there was no material gain or loss recognized in earnings resulting from hedge ineffectiveness or from excluding a portion of derivative instruments’ gain or loss from the assessment of hedge effectiveness related to derivatives designated as fair value hedges. Also, the amount recognized in earnings in 2005 and 2004 as a result of a hedged firm commitment no longer qualifying as a fair value hedge was not material.
■	Cash Flow Hedges
For the years ended 30 September 2005 and 2004, there was no material gain or loss recognized in earnings resulting from hedge ineffectiveness or from excluding a portion of derivative instruments’ gain or loss from the assessment of hedge effectiveness related to derivatives designated as cash flow hedges.
The amount reclassified from accumulated other comprehensive income into earnings as a result of the discontinuance of foreign currency cash flow hedges due to the probability of the original forecasted transactions not occurring by the original specified time period was not material in 2005 and 2004. The amount in other comprehensive income expected to be reclassified into earnings in 2006 is also not material.
As of 30 September 2005, the maximum length of time over which the company is hedging its exposure to the variability in future cash flows for forecasted transactions is three years.
■	Hedges of Net Investments in Foreign Operations
For the years ended 30 September 2005 and 2004, net (gains)/ losses related to hedges of net investments in foreign operations of $(31.4) and $105.0, respectively, were included in accumulated other comprehensive income within shareholders’ equity.
■	Fair Value of Financial Instruments
Summarized below are the carrying values and fair values of the company’s financial instruments as of 30 September 2005 and 2004:

	2005	2005	2004	2004
	Carrying	Fair	Carrying	Fair
30 September	Value	Value	Value	Value
Assets
Other investments	$97.9	$97.9	$79.3	$79.3
Currency option contracts	.4	.4	—	—
Interest rate swap agreements	15.5	15.5	20.3	20.3
Liabilities
Cross currency interest rate swap contracts	$11.6	$11.6	$18.4	$18.4
Forward exchange contracts	9.6	9.6	90.6	90.6
Commodity swap contracts	2.9	2.9	—	—
Long-term debt, including current portion	2,190.3	2,257.4	2,358.3	2,442.7
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

The fair values of the company’s debt, interest rate swap agreements and foreign exchange contracts are based on estimates using standard pricing models that take into account the present value of future cash flows as of the balance sheet date. The computation of the fair values of these instruments is generally performed by the company. The fair value of commodity swaps is based on current market price, as provided by the financial institutions with whom the commodity swaps have been executed.
The fair value of other investments is reported within other noncurrent assets on the balance sheet. The fair value of foreign exchange contracts, cross currency interest rate swaps, interest rate swaps and commodity swaps is reported in the balance sheet in the following line items: other receivables and current assets, other noncurrent assets, payables and accrued liabilities, and deferred income and other noncurrent liabilities.
Changes in the fair value of foreign exchange and commodity swap contracts designated as hedges are recorded or reclassified into earnings and are reflected in the income statement classification of the corresponding hedged item, e.g., hedges of purchases recorded to cost of sales, hedges of sales transactions recorded to sales. The changes in fair value of foreign exchange contracts not designated as hedging instruments are reported in the income statement as other (income) expense, offsetting the fair value changes of foreign currency denominated monetary assets and liabilities also recorded to other (income) expense. Fair value changes of interest rate swaps are recorded to interest expense, offsetting changes in the fair value of associated debt instruments, which are also recorded to interest expense.
The cash flows related to all derivative contracts are reported in the operating activities section of the cash flow statement.
7. INVENTORIES
The components of inventories are as follows:

30 September	2005	2004
Inventories at FIFO Cost
Finished goods	$371.8	$380.8
Work in process	19.4	12.6
Raw materials and supplies	173.1	166.2

	564.3	559.6
Less excess of FIFO cost over LIFO cost	(69.5)	(53.7)

	$494.8	$505.9

Inventories valued using the LIFO method comprised 43.6% and 46.1% of consolidated inventories before LIFO adjustment at 30 September 2005 and 2004, respectively. Liquidation of prior years’ LIFO inventory layers in 2005, 2004 and 2003 did not materially affect results of operations in any of these years.
FIFO cost approximates replacement cost. The company’s inventories have a high turnover, and as a result, there is little difference between the original cost of an item and its current replacement cost.
8. SUMMARIZED FINANCIAL INFORMATION OF EQUITY AFFILIATES
The following table presents summarized financial information on a combined 100% basis of the principal companies accounted for by the equity method. Amounts presented include the accounts of the following equity affiliates: Air Products South Africa (50%); Bangkok Cogeneration Company Limited (49%); Bangkok Industrial Gases Company Ltd. (49%); Daido Air Products Electronics, Inc. (49%); DuPont Air Products Nanomaterials, LLC (50%); Europoort Utility Partners V.O.F. (50%); Helap S.A. (50%); INFRA Group (40%); INOX Air Products Limited (INOX) (49%); Island Pipeline Gas (33%); Pure Air on the Lake, L.P. (50%); Sapio Produzione Idrogeno Ossigeno S.r.L. (49%); SembCorp Air Products (HyCo) Pte. Ltd. (40%); Stockton CoGen Company (50%); Tyczka Industrie-Gases GmbH (50%); Wacker Polymer Systems GmbH & CoKG (20%); and principally, other industrial gas producers.

	2005	2004
Current assets	$923.0	$868.8
Noncurrent assets	1,529.6	1,499.4
Current liabilities	491.4	508.5
Noncurrent liabilities	594.5	626.7
Net sales	2,134.7	1,879.7
Sales less cost of sales	792.7	717.2

Net income	264.3	240.0

Dividends received from equity affiliates were $64.1, $46.4 and $64.1 in 2005, 2004 and 2003, respectively.
The investment in net assets of and advances to equity affiliates as of 30 September 2005 and 2004 included investment in foreign affiliates of $625.6 and $589.7, respectively.
As of 30 September 2005 and 2004, the amount of investment in companies accounted for by the equity method included goodwill in the amount of $66.1 and $66.9, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
9. PLANT AND EQUIPMENT
The major classes of plant and equipment, at cost, are as follows:

30 September	2005	2004
Land	$172.9	$165.6
Buildings	827.7	789.8
Gas generating and chemical facilities, machinery and equipment	11,212.3	10,842.8
Construction in progress	700.4	403.3

	$12,913.3	$12,201.5

Depreciation expense was $711.3, $696.0 and $640.2 in 2005, 2004 and 2003, respectively.
10. GOODWILL
Changes to the carrying amount of consolidated goodwill by segment are as follows:

Balance as of	Gases	Chemicals	Equipment	Total
30 September 2003	$619.2	$96.9	$9.7	$725.8
Acquisitions and adjustments	78.8	(.7)	—	78.1
Currency translation and other	23.2	3.1	.3	26.6

30 September 2004	$721.2	$99.3	$10.0	$830.5
Acquisitions and adjustments	84.0	—	—	84.0
Currency translation and other	5.5	(.2)	.2	5.5

30 September 2005	$810.7	$99.1	$10.2	$920.0

The 2005 increase in goodwill was principally related to the acquisition of five U.S. homecare businesses and adjustments for contingent consideration associated with prior year acquisitions. The 2004 increase in goodwill was principally due to the acquisition of several small U.S. homecare businesses and a 4% increase in ownership of San Fu Gas Company, Ltd.
The company conducted the required annual test of goodwill for impairment in the fourth quarter of 2005. There were no indications of impairment.
11. INTANGIBLE ASSETS
All acquired intangible assets are subject to amortization. No residual value is estimated for these intangible assets. Acquired intangible assets are as follows:

Balance as of		Accumulated
30 September 2004	Gross	Amortization	Net
Customer relationships	$107.3	$36.7	$70.6
Patents and technology	59.6	40.4	19.2
Noncompete covenants	9.5	6.6	2.9
Other	25.3	16.6	8.7

	$201.7	$100.3	$101.4

Balance as of		Accumulated
30 September 2005	Gross	Amortization	Net
Customer relationships	$117.5	$47.3	$70.2
Patents and technology	59.6	44.3	15.3
Noncompete covenants	12.1	8.8	3.3
Other	27.0	17.1	9.9

	$216.2	$117.5	$98.7

Amortization expense for intangible assets was $17.0, $18.9 and $14.6 in 2005, 2004 and 2003, respectively. Projected annual amortization expense for intangible assets as of 30 September 2005 is as follows:

2006	$19.0
2007	18.0
2008	15.9
2009	15.2
2010	15.1
Thereafter	15.5

Total	$98.7

12. LONG-TERM DEBT
The following table shows the company’s outstanding debt at the end of 2005 and 2004:

30 September	Maturities	2005	2004
Payable in U.S. Dollars:
Debentures: (effective rate)
8.75% (8.95%)	2021	$18.4	$18.4
Notes: (effective rate)
7.375% (7.54%)		—	150.0
Medium-term notes:
Weighted average rate
Series D 6.7%	2007 to 2016	134.0	134.0
Series E 7.6%	2008 to 2026	17.4	17.4
Series F 6.5%	2007 to 2010	133.0	133.0
Series G 4.1%	2011	125.0	125.0
Other: 3.0%	2006 to 2040	448.6	363.9
Less: Unamortized discount		(12.6)	(12.8)
Payable in Other Currencies:
Eurobonds 6.0%		—	348.9
Eurobonds 6.5%	2007	362.2	372.8
Eurobonds 4.25%	2012	362.2	372.8
Eurobonds 3.875%	2015	362.2	—
Other 3.9%	2006 to 2014	212.4	287.0
Capital Lease Obligations:
United States 5.0%	2006 to 2018	18.0	17.6
Foreign 6.5%	2006 to 2008	9.5	30.3

		$2,190.3	$2,358.3

Less current portion		(137.4)	(244.7)

		$2,052.9	$2,113.6

Various debt agreements to which the company is a party include certain financial covenants and other restrictions, including restrictions pertaining to the ability to create property liens and enter into certain sale and leaseback transactions. The company is in compliance with all financial debt covenants.
The company has obtained the commitment of a number of commercial banks to lend money at market rates whenever needed. This committed line of credit is used to support the issuance of commercial paper. At 30 September 2005, the company’s multicurrency committed line of credit totaled $700, maturing in December 2008.
No borrowings were outstanding under this commitment at the end of 2005. Additional commitments of $37.3 are maintained by the company’s foreign subsidiaries, of which $7.2 was borrowed and outstanding at 30 September 2005.
Maturities of long-term debt in each of the next five years are as follows: $137.4 in 2006, $503.2 in 2007, $119.9 in 2008, $16.2 in 2009 and $82.1 in 2010.
On 10 March 2005, the company issued Euro 300.0 ($388.7) of 3.875% Eurobonds maturing 10 March 2015. The proceeds were primarily used to repay the remaining Euro 280.7 ($363.7) of 6% Eurobonds that matured on 30 March 2005.
On 9 November 2005, the company issued Euro 300.0 ($353.0) of 3.75% Eurobonds maturing 8 November 2013. A portion of these Eurobonds was exchanged for Euro 146.5 ($172.4) of the company’s 6.5% Eurobonds due July 2007 pursuant to an exchange offer announced by the company on 20 October 2005.
13. LEASES
Capital leases, primarily for the right to use machinery and equipment, are included with owned plant and equipment on the balance sheet in the amount of $49.0 and $76.2 at the end of 2005 and 2004, respectively. Related amounts of accumulated depreciation are $16.9 and $40.9, respectively.
Operating leases principally relate to distribution equipment and real estate. Certain leases include escalation clauses, renewal, and/or purchase options. Rent expense is recognized on a straight-line basis over the minimum lease term. Rent expense under operating leases, including month-to-month agreements, was $119.8 in 2005, $111.3 in 2004 and $101.7 in 2003.
During 2001, the company sold and leased back certain U.S. cryogenic vessel equipment resulting in proceeds of $301.9. This operating lease has a five-year term with purchase and renewal options. The company recognized a deferred gain of $134.7 on this sale-leaseback. This amount was included in other noncurrent liabilities. The company anticipates exercising the option to purchase this equipment in 2006.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
At 30 September 2005, minimum payments due under leases are as follows:

	Capital	Operating
	Leases	Leases
2006	$11.8	$60.6
2007	6.8	35.6
2008	3.0	26.8
2009	1.5	20.8
2010	1.0	15.2
Thereafter	6.6	74.5

	$30.7	$233.5

The present value of the above future capital lease payments is included in the liability section of the balance sheet. At the end of 2005, $11.2 was classified as current and $16.3 as long-term.
14. CAPITAL STOCK
Authorized Capital Stock consists of 25 million preferred shares with a par value of $1 per share, none of which was outstanding at 30 September 2005, and 300 million shares of Common Stock with a par value of $1 per share.
On 17 March 2005, the Board of Directors authorized a $500.0 share repurchase program. During 2005, the company purchased 8.3 million of its outstanding shares at a cost of $500.0.
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
15. STOCK OPTION AND AWARD PLANS
■	Stock Options
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
The following table reflects activity under all stock option plans:

	Number of	Average
	Shares	Price
Outstanding at 30 September 2002	25,463,372	$33.44
Granted	4,639,300	42.11
Exercised	(2,712,226)	27.01
Forfeited	(184,640)	34.89

Outstanding at 30 September 2003	27,205,806	$35.31
Granted	2,764,277	45.27
Exercised	(4,266,693)	30.83
Forfeited	(309,046)	40.19

Outstanding at 30 September 2004	25,394,344	$37.21
Granted	2,616,000	54.19
Exercised	(4,331,246)	32.24
Forfeited	(78,382)	45.52

Outstanding at 30 September 2005	23,600,716	$39.96

Exercisable at end of year	17,418,538
Available for future grant at end of year	4,294,887

The following tables summarize information about options outstanding and exercisable at 30 September 2005:
Options Outstanding

		Weighted Average
		Remaining
Range of	Number	Contractual	Weighted Average
Exercise Prices	Outstanding	Life (Years)	Exercise Price
24.79–29.47	3,863,899	3.15	$28.90
30.01–41.31	10,333,181	4.83	37.81
41.96–57.74	9,403,636	7.82	46.86

Options Exercisable

Range of	Number	Weighted Average
Exercise Prices	Outstanding	Exercise Price
24.79–29.47	3,863,899	$28.90
30.01–41.31	10,333,181	37.81
41.96–57.74	3,221,458	43.86

■	Other Awards
Share-based awards, other than stock options, are discussed below. In total, other awards equivalent to 1,678,380 and 1,359,211 shares of stock were outstanding at the end of 2005 and 2004, respectively.
The company has granted deferred stock units identified as performance shares to executive officers and other key employees. These awards entitle the recipient to one share of common stock upon earn-out, conditional upon continued employment during a deferral period. Earn-out is based on achievement of certain management objectives during a performance period, which is a one- to three-year period following the grant date. The deferral period ends either at the end of the performance period or after death, disability or retirement. Performance share awards payable in stock equivalent to 456,869 and 349,834 shares of stock were outstanding at the end of 2005 and 2004, respectively.
Prior to the issuance of performance shares, the company granted deferred stock units as career share awards in 1992 through 1997 to certain executive officers and other key employees. In 2005 and 2004, additional career share awards were granted. Career shares are deferred stock units payable in shares of stock after retirement. Career share awards equivalent to 372,300 and 484,513 shares of stock were outstanding at the end of 2005 and 2004, respectively.
In 2005 and 2004, deferred stock units subject to a four-year deferral period were granted to selected employees. These units are subject to forfeiture if employment is terminated prior to death, disability or retirement. Deferred stock units outstanding under this program, and similar programs in prior years, were equivalent to 755,711 and 481,864 shares of stock at the end of 2005 and 2004, respectively.
In 2005 and 2004, the company issued shares of restricted stock to certain executive officers. Participants are entitled to cash dividends and to vote their respective shares. The shares are subject to forfeiture until death, disability or retirement, and the shares are nontransferable while subject to forfeiture. Restricted stock shares outstanding were 93,500 and 43,000 at the end of 2005 and 2004, respectively.
Compensation cost is charged to expense over the periods during which employees perform related services. Compensation expense recognized relating to the programs granting deferred stock units and restricted stock shares was $12.9 in 2005, $6.9 in 2004 and $3.8 in 2003.
16. EARNINGS PER SHARE
The calculation of basic and diluted earnings per share (EPS) is as follows:

30 September	2005	2004	2003
Numerator
Used in basic and diluted EPS
Income before cumulative effect of accounting change	$711.7	$604.1	$400.2
Cumulative effect of accounting change	—	—	(2.9)

Net Income	$711.7	$604.1	$397.3

Denominator (in millions)
Weighted average number of common shares used in basic EPS	225.7	223.8	219.7
Effect of dilutive securities:
Employee stock options	5.0	4.5	3.4
Other award plans	.7	.6	.5

	5.7	5.1	3.9

Weighted average number of common shares and dilutive potential common shares used in diluted EPS	231.4	228.9	223.6

Basic EPS
Income before cumulative effect of accounting change	$3.15	$2.70	$1.82
Cumulative effect of accounting change	—	—	(.01)

Net Income	$3.15	$2.70	$1.81

Diluted EPS
Income before cumulative effect of accounting change	$3.08	$2.64	$1.79
Cumulative effect of accounting change	—	—	(.01)

Net Income	$3.08	$2.64	$1.78

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
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
Options on 3.4 million shares were excluded from the computation of diluted earnings per share for 2003. The exercise price of these options was greater than the average market price of the common shares for the respective year, and therefore the effect would have been antidilutive.
17. INCOME TAXES
The following table shows the components of the provision for income taxes:

	2005	2004	2003
Federal
Current	$62.5	$23.0	$19.2
Deferred	39.3	49.2	47.6

	101.8	72.2	66.8

State
Current	9.3	8.4	6.8
Deferred	8.1	(11.6)	4.4

	17.4	(3.2)	11.2

Foreign
Current	122.5	109.0	94.4
Deferred	21.6	48.6	(25.2)

	144.1	157.6	69.2

	$263.3	$226.6	$147.2

The significant components of deferred tax assets and liabilities are as follows:

30 September	2005	2004
Gross Deferred Tax Assets
Pension and other compensation accruals	$244.5	$236.9
Tax loss and tax carryforwards	47.6	53.0
Foreign tax credit	37.7	4.0
Currency losses	—	64.8
Unremitted earnings of foreign entities	—	26.5
Reserves and accruals	13.7	10.5
Other	78.7	75.0
Valuation allowance	(17.7)	(15.5)

Deferred Tax Assets	404.5	455.2

Gross Deferred Tax Liabilities
Plant and equipment	942.4	922.4
Employee benefit plans	22.2	40.3
Investment in partnerships	20.5	22.0
Unrealized gain on cost investment	22.6	15.4
Sale of investments	—	13.2
Currency gains	15.7	—
Unremitted earnings of foreign entities	7.9	—
Other	68.9	72.2

Deferred Tax Liabilities	1,100.2	1,085.5

Net Deferred Income Tax Liability	$695.7	$630.3

Net current deferred tax assets of $105.5 and net noncurrent deferred tax assets of $33.3 were included in other receivables and current assets and other noncurrent assets at 30 September 2005, respectively. Net current deferred tax assets of $81.1 and net noncurrent deferred tax assets of $76.6 were included in other receivables and current assets and other noncurrent assets at 30 September 2004, respectively.
Foreign and state operating loss carryforwards as of 30 September 2005 were $67.1 and $369.9, respectively. The foreign operating losses have an unlimited carryover period. State operating loss carryforwards are available through 2025. Foreign capital loss carryforwards were $3.7 on 30 September 2005 and have an unlimited carryover period.
The valuation allowance as of 30 September 2005 primarily relates to the tax loss carryforwards referenced above. If events warrant the reversal of the $17.7 valuation allowance, it would result in a reduction of tax expense.

Major differences between the United States federal statutory tax rate and the effective tax rate are:

(percent of income before taxes)	2005	2004	2003
U.S. federal statutory tax rate	35.0%	35.0%	35.0%
State taxes, net of federal tax benefit	1.1	1.3	1.4
Income from equity affiliates	(3.3)	(3.2)	(3.7)
Foreign tax credits and refunds on dividends received from foreign affiliates	(2.2)	(2.7)	(3.4)
Export tax benefits	(1.5)	(1.0)	(1.2)
Other	(2.1)	(2.1)	(1.2)

Effective Tax Rate after Minority Interest	27.0%	27.3%	26.9%
Minority interest	(.6)	(.7)	(.9)

Effective Tax Rate	26.4%	26.6%	26.0%

Included in foreign tax credits in the above table is a charge related to the company’s annual reconciliation and analysis of its deferred tax assets and liabilities.
The following table summarizes the income of U.S. and foreign operations, before taxes and minority interest:

	2005	2004	2003
Income from consolidated operations:
United States	$398.6	$365.2	$293.1
Foreign	493.7	393.4	177.9
Income from equity affiliates	105.4	92.8	94.4

	$997.7	$851.4	$565.4

The company does not pay or record U.S. income taxes on the undistributed earnings of its foreign subsidiaries and corporate joint ventures as long as those earnings are permanently reinvested in the companies that produced them. These cumulative undistributed earnings are included in retained earnings on the balance sheet and amounted to $1,502.6 at the end of 2005. An estimated $391.2 in U.S. income and foreign withholding taxes would be due if these earnings were remitted as dividends after payment of all deferred taxes.
18. RETIREMENT BENEFITS
■	Plan Modifications
On 5 October 2004, the company announced changes to the U.S. Retirement Savings and Stock Ownership Plan (renamed the “Retirement Savings Plan”) to provide a greater portion of retirement benefits in a defined contribution program to eligible salaried employees. Effective 1 January 2005, this new program provides a company core contribution based on service, as well as an enhanced company matching contribution to the Retirement Savings Plan. Eligible U.S. salaried employees hired on or after 1 November 2004 will earn benefits only under the defined contribution program starting 1 January 2005. Eligible U.S. salaried employees as of 31 October 2004 were given the opportunity to make a one-time election to choose the traditional defined benefit plan or the new defined contribution plan for future service starting 1 January 2005. Benefits for service through 31 December 2004, including those applicable to current employees electing the defined contribution program, will be determined under the defined benefit pension plan formula. Additionally, the company modified the early retirement provision related to future service of the defined benefit pension plan.
The U.K. defined benefit plan was closed to all new hires effective 1 January 2005. Eligible U.K. employees hired on or after 1 January 2005 will receive retirement benefits exclusively under a new defined contribution plan.
■	Defined Contribution Plans
The company maintains a nonleveraged employee stock ownership plan (ESOP) which forms part of the Air Products and Chemicals, Inc. Retirement Savings Plan (RSP). The ESOP was established in May of 2002. The balance of the RSP is a qualified defined contribution plan including a 401(k) elective deferral component. A substantial portion of U.S. employees are eligible and participate. Dividends paid on ESOP shares are treated as ordinary dividends by the company. Under existing tax law, the company may deduct dividends which are paid with respect to shares held by the plan. Shares of the company’s common stock in the ESOP totaled 7,164,282 as of 30 September 2005.
The company matches a portion of the participants’ contributions to the RSP and other various worldwide defined contribution plans. Contributions expensed to income in 2005, 2004 and 2003 were $22.7, $16.6 and $15.2, respectively. The increase in contributions in 2005 primarily related to the plan modifications discussed above.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
■	Defined Benefit Pension Plans
The company and certain of its subsidiaries sponsor defined benefit pension plans that cover a substantial portion of its worldwide employees. Pension benefits earned are generally based on years of service and compensation during active employment.
The cost of the company’s defined benefit pension plans included the following components:

	2005	2004	2003
Service cost	$74.4	$73.5	$59.3
Interest cost	139.4	129.2	117.5
Expected return on plan assets	(145.4)	(123.8)	(114.9)
Amortization:
Prior service cost	3.5	3.4	3.7
Transition	.1	(.1)	(3.3)
Actuarial loss	37.9	34.3	16.3
Settlements and curtailments	.2	10.5	—
Special termination benefits	4.9	2.0	12.7
Other	1.7	1.1	5.1

Net Periodic Pension Cost	$116.7	$130.1	$96.4

The company calculates net periodic pension cost for a given fiscal year based on assumptions developed at the end of the previous fiscal year.
The following table sets forth the weighted average assumptions used in the calculation of net periodic pension cost:

	2005	2004	2003
Discount rate	5.9%	5.8%	6.5%
Expected return on plan assets	8.8%	8.4%	9.1%
Rate of compensation increase	4.2%	4.2%	4.7%
The company uses a measurement date of 30 September for all plans except for plans in the United Kingdom and Belgium. These plans are measured as of 30 June.
Effective 1 January 2005, the company amended the U.S. Pension Plan for Salaried Employees, which resulted in a remeasurement of pension expense. The significant assumptions as of the 1 January 2005 remeasurement date did not differ from those used in the 30 September 2004 valuation. The impact of the remeasurement on 2005 expense was not material.
The projected benefit obligation (PBO) is the actuarial present value of benefits attributable to employee service rendered to date, including the effects of estimated future salary increases.
The following table reflects the change in the PBO based on the plan year measurement date:

	2005	2004
Obligation at Beginning of Year	$2,389.7	$2,215.1
Service cost	74.4	73.5
Interest cost	139.4	129.2
Amendments	2.3	.9
Actuarial loss (gain)	253.7	(17.3)
Special termination benefits, settlements and curtailments	3.6	(23.1)
Participant contributions	7.2	7.4
Benefits paid	(92.0)	(76.0)
Currency translation/other	(23.3)	80.0

Obligation at End of Year	$2,755.0	$2,389.7

The increase in the actuarial loss is primarily driven by the decrease in the discount rate.
The following table sets forth the weighted average assumptions used in the calculation of the PBO:

	2005	2004
Discount rate	5.3%	5.9%
Rate of compensation increase	4.3%	4.2%
The assets of the company’s defined benefit pension plans consist primarily of equity and fixed income securities. Except where the company’s equity is a component of an index fund, the defined benefit plans are prohibited from holding shares of company stock.
Asset allocation targets are established based on the long-term return and volatility characteristics of the investment classes and recognize the benefit of diversification and the profiles of the plans’ liabilities. The actual and target allocations at the measurement date are as follows:

	2005	2005	2004
	Target	Actual	Actual
Asset Category	Allocation	Allocation	Allocation
Equity securities	67–73%	69%	68%
Debt securities	20–30	26	27
Real estate	4–8	4	4
Other	0–5	1	1

Total		100%	100%

The company employs a mix of active and passive investment strategies. Over a full market cycle, the total return of plan assets is expected to exceed that of an index tracking the returns achievable with a passive strategy in each asset category.
The company anticipates contributing approximately $155 to the defined benefit pension plans in 2006. This amount is significantly higher than the minimum required contributions.
The following table summarizes the change in the fair value of assets of the pension plans based on the measurement date:

	2005	2004
Beginning of Year	$1,510.9	$1,147.5
Actual return on plan assets	239.3	146.9
Company contributions	128.9	270.8
Participant contributions	7.2	7.4
Benefits paid	(92.0)	(76.0)
Settlements	(1.2)	(24.1)
Currency translation/other	(16.1)	38.4

End of Year	$1,777.0	$1,510.9

To the extent the expected return on plan assets varies from the actual return, an actuarial gain or loss results.
The expected return on plan assets assumption is based on an estimated weighted average of long-term returns of major asset classes. In determining asset class returns, the company takes into account long-term returns of major asset classes, historical performance of plan assets and related value added of active management, as well as the current interest rate environment. Asset allocation is determined by an asset/liability study that takes into account plan demographics, asset returns and acceptable levels of risk.
Projected benefit payments, which reflect expected future service, are as follows:

2006	$87.9
2007	94.5
2008	98.7
2009	109.3
2010	111.1
2011–2015	704.7
These estimated benefit payments are based on assumptions about future events. Actual benefit payments may vary significantly from these estimates.
The funded status of the pension plans (plan assets less projected benefit obligation) reconciled to the amount recognized in the balance sheet is as follows:

	2005	2004
Funded status	$(978.0)	$(878.8)
Unrecognized actuarial loss	928.5	815.1
Unrecognized prior service cost	18.5	19.9
Unrecognized net transition liability	.6	.6
Employer contributions for U.K. and Belgium after the measurement date	8.4	6.2

Net Amount Recognized	$(22.0)	$(37.0)

The unrecognized actuarial loss represents the actual changes in the estimated obligation and plan assets that have not yet been recognized in the income statement. Actuarial gains and losses are not recognized immediately, but instead are accumulated as a part of the unrecognized net loss balance and amortized into net periodic pension cost over the average remaining service period of participating employees as certain thresholds are met.
At a minimum, the consolidated balance sheet as of the fiscal year end should reflect an amount equal to the unfunded accumulated benefit obligation (ABO). The ABO is the actuarial present value of benefits attributed to employee service rendered to date, but does not include the effects of future pay.
The ABO for all defined benefit pension plans was $2,244.1 and $1,961.5 at the end of 2005 and 2004, respectively.
The following table provides information on pension plans where the ABO exceeds the value of plan assets:

	2005	2004
PBO	$2,625.4	$2,370.2
ABO	2,142.9	1,948.3
Plan assets	1,663.2	1,493.2

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Included in the table above are several pension arrangements that are not funded because of jurisdictional practice. The ABO and PBO related to these plans for 2005 were $102.3 and $133.1, respectively.
In 2005, a $14.3 after-tax charge was recorded to comprehensive income within shareholders’ equity due to the recognition of an additional minimum liability. This charge results principally from the decline in the discount rate substantially offset by improved asset positions.
In 2004, comprehensive income within shareholders’ equity increased $59.4 (after-tax) due to the net reduction of an additional minimum liability. The reduction in the additional minimum liability resulted principally from improved plan asset positions.
The following table summarizes the amounts recognized on the company’s consolidated balance sheet:

	2005	2004
Prepaid benefit cost	$15.4	$4.9
Accrued benefit liability	(470.6)	(453.9)
Intangible asset	17.8	21.0
Accumulated other comprehensive income—pretax	415.4	391.0

Net Amount Recognized	$(22.0)	$(37.0)

▪ Other Postretirement Benefits
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
The cost of the company’s other postretirement benefit plans included the following components:

	2005	2004	2003
Service cost	$4.4	$4.7	$4.2
Interest cost	5.3	5.6	5.8
Amortization:
Prior service cost	(2.3)	(.9)	(.7)
Actuarial loss	1.3	.5	—
Settlements and curtailments	(.6)	—	—
Special termination benefits	—	—	.4

Net Periodic Benefit Cost	$8.1	$9.9	$9.7

The company calculates net periodic benefit cost for a given fiscal year based on assumptions developed at the end of the previous fiscal year. The discount rate assumption used in the calculation of net periodic benefit cost for 2005, 2004 and 2003 was 6.0%, 6.0% and 6.8%, respectively.
The company measures the other postretirement benefits as of 30 September. The following table reflects the change in the accumulated postretirement benefit obligation:

	2005	2004
Obligation at Beginning of Year	$90.2	$93.3
Service cost	4.4	4.7
Interest cost	5.3	5.6
Amendments	2.3	(10.8)
Actuarial loss	7.5	6.7
Benefits paid	(8.7)	(9.3)

Obligation at End of Year	$101.0	$90.2

The discount rate assumption used in the calculation of the accumulated postretirement benefit obligation was 4.8% and 6.0% for 2005 and 2004, respectively.
The assumed healthcare trend rates are as follows:

	2005	2004
Healthcare trend rate	11.0%	9.5%
Ultimate trend rate	5.0%	5.0%
Year the ultimate trend rate is reached	2010	2008
The effect of a change in the healthcare trend rate is slightly tempered by a cap on the average retiree medical cost. The impact of a one percent point change in the assumed healthcare cost trend rate on periodic benefit cost and the obligation is not material.
A reconciliation of the benefit obligation to the amounts recognized in the consolidated balance sheet as a liability is as follows:

	2005	2004
Obligation at End of Year	$(101.0)	$(90.2)
Unrecognized actuarial loss	25.7	20.4
Unrecognized prior service cost	(7.1)	(13.1)

Net Amount Recognized	$(82.4)	$(82.9)

Projected benefit payments are as follows:

2006	$11.0
2007	11.3
2008	10.9
2009	10.7
2010	10.8
2011–2015	53.1
These estimated benefit payments are based on assumptions about future events. Actual benefit payments may vary significantly from these estimates.
On 5 October 2004, the company announced changes to its retiree medical benefits. Generally, employees are not eligible to receive retiree medical benefits if they were under the age of 40 as of 31 December 2004, or joined the company on or after 1 November 2004. The elimination of the retiree medical benefit does not affect the disclosed obligation, as the attribution period does not begin until age 45.
The retiree medical cost cap was reduced for all eligible participants who retired on or after 1 January 2005. The reduction in the retiree medical cost cap, as well as enhanced retiree contributions, resulted in a prior service cost gain which will be amortized into expense over the employees’ average remaining service period.
The changes to the retiree medical benefits noted above were reflected in the 2004 accumulated postretirement benefit obligation.
19. COMMITMENTS AND CONTINGENCIES
In the normal course of business the company has commitments, lawsuits, contingent liabilities and claims. The company is also party to certain guarantee and warranty agreements.
▪ Guarantees and Warranties
The company is a party to certain guarantee agreements, including a residual value guarantee, debt guarantees of equity affiliates and equity support agreements. These guarantees are contingent commitments that are related to activities of the company’s primary businesses.
In September 2001, the company entered into an operating lease of U.S. cryogenic vessel equipment, which included a residual value guarantee not to exceed $256. The guarantee extends to September 2006. As discussed in Note 13, the company anticipates exercising the option to purchase this equipment in 2006.
The company has guaranteed repayment of some borrowings of certain foreign equity affiliates. At 30 September 2005, these guarantees have terms primarily in the range of one to seven years, with maximum potential payments of $26.
The company has entered into an equity support agreement related to the financing of an air separation facility constructed in Trinidad for a venture in which the company, through equity affiliates, owns 50%. The maximum potential payments, under a joint and several guarantee with the partner, are $68. The maximum exposure under the equity support agreement declines over time as an underlying loan balance is amortized. Additionally, the company and its partner provided guarantees of certain obligations related to the normal operations of this facility. The maximum potential payments, under the joint and several operations guarantees, are $32. The total combined maximum potential payments, under the joint and several equity support agreement and the operations guarantees, are $100. The term of these guarantees is related to the underlying twenty-year customer gas supply contract from the facility.
The company has not accrued any material amounts related to these guarantees. To date, no equity contributions or payments have been required since the inception of these guarantees. The fair value of the above guarantees totals approximately $6.
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
The company does not expect that any sum it may have to pay in connection with guarantees and warranties will have a materially adverse effect on its consolidated financial condition, liquidity or results of operations.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
▪ Environmental
The company has accrued for certain environmental investigatory, external legal costs and noncapital remediation costs consistent with the policy set forth in Note 1. The potential exposure for such costs is estimated to range from $8 to a reasonably possible upper exposure of $17. The consolidated balance sheet at 30 September 2005 includes an accrual of $13.3.
▪ Litigation
In July 2003, Honeywell International, Inc. and GEM Microelectronic Materials, LLC (“Honeywell”) filed suit against the company alleging breach of contract resulting from the termination of a Strategic Alliance Agreement dated 1 October 1998. On 6 August 2004, the Delaware Chancery Court decided that the company must pay damages in the amount of $8.1. This amount was recorded against previously established accruals. Honeywell filed an appeal of the Court’s decision and the company filed a cross-appeal. In September 2005, the company recognized an expense for an additional amount not considered material based on a final settlement reached with Honeywell.
The company is involved in various legal proceedings, including competition, environmental, health, safety, product liability and insurance matters. While the company does not expect that any sums it may have to pay in connection with these matters would have a materially adverse effect on its consolidated financial position or net cash flows, a future charge for any damage award could have a significant impact on the company’s net income in the period in which it is recorded.
▪ Other Commitments and Contingencies
The company has entered into put option agreements with certain affiliated companies. In 1999, the company made an investment in INOX, an Indian industrial gases company. As part of that transaction, put options were issued which gave the other (joint 50%) shareholders the right to require the company to purchase their shares (approximately 5.1 million) of INOX (renamed INOXAP) at a predefined price. The option period began January 2004 and extended through January 2006. On 22 January 2005, the company and the other shareholders extended and revised the terms of the option agreement. The other shareholders may give notice to exercise the revised put option between October and December 2010. The option, if exercised, would be effective on 31 July 2011. The option may also be exercised within six months of the death or permanent incapacity of the current Managing Director of INOXAP. The revised option price is based on a multiple of earnings formula, but not less than 630 Rupees per share. The U.S. dollar price of purchasing all 5.1 million shares at the minimum per share amount based on the current exchange rate would be approximately $74.
In 2002, the company entered into a put option agreement as part of the purchase of an additional interest in San Fu Gas Company, Ltd. (San Fu), an industrial gas company in Taiwan. Put options were issued which give other shareholders the right to sell San Fu stock to the company at market price when exercised. The options are effective from January 2005 through January 2015 and allow for the sale of all stock owned by other shareholders to the company. Currently, the company has an ownership interest of 74% in San Fu.
At the end of 2006, the company had purchase commitments to spend approximately $130 for additional plant and equipment.
A long-term supplier of sulfuric acid, used in the production of dinitrotoluene (DNT), emerged from Chapter 11 bankruptcy protection in June 2003. To facilitate the supplier’s ability to emerge from bankruptcy and to continue supplying product to the company, the company agreed to participate in the supplier’s financing and has continued to provide additional financing. Total loans to the supplier at 30 September 2005 were $86.0. If the supplier does not continue to operate, the sales and profitability of the Chemicals segment could be materially impacted because of the company’s inability to supply all of its customers’ base requirements. The company does not expect a material loss related to this supplier.

20. SUPPLEMENTAL INFORMATION
▪ Other Receivables and Current Assets

30 September	2005	2004
Other receivables	$227.6	$164.7
Prepaid expenses	47.5	53.0
Other current assets	—	21.0

	$275.1	$238.7

▪ Payables and Accrued Liabilities

30 September	2005	2004
Trade creditors, payables and accrued expenses	$728.0	$707.0
Accrued payroll and employee benefits	155.6	154.3
Customer advances	190.0	130.8
Derivative instruments	13.9	107.4
Pension benefits	140.4	74.7
Accrued interest expense	31.0	38.5
Outstanding checks payable in excess of certain cash balances	52.8	30.0
Miscellaneous	66.3	76.9

	$1,378.0	$1,319.6

▪ Short-Term Borrowings

30 September	2005	2004
Bank obligations	$59.1	$35.4
Commercial paper	250.5	—

	$309.6	$35.4

The weighted average interest rate of short-term borrowings outstanding as of 30 September 2005 and 2004 was 3.9% and 3.6%, respectively.
▪ Deferred Income and Other Noncurrent Liabilities

30 September	2005	2004
Deferred gain on sale-leaseback of U.S. cryogenic vessel equipment	$134.7	$134.7
Pension benefits	330.2	379.2
Postretirement benefits	71.4	74.0
Other employee benefits	77.2	63.4
Advance payments	77.2	60.1
Derivative instruments	42.8	17.2
Miscellaneous	88.1	91.7

	$821.6	$820.3

▪ Accumulated Other Comprehensive Income (Loss)

30 September	2005	2004
(Loss) gain on derivatives	$(6.4)	$(2.8)
Unrealized gain on investment	40.6	27.4
Minimum pension liability adjustment	(272.4)	(258.1)
Cumulative translation adjustments	(195.0)	(207.2)

	$(433.2)	$(440.7)

▪ Other (Income) Expense, Net

	2005	2004	2003
Technology and royalty income	$(18.5)	$(16.3)	$(15.1)
Interest income	(15.7)	(3.9)	(3.8)
Foreign exchange	1.3	(1.7)	(.8)
Gain on sale of assets and investments	(13.0)	(7.5)	(5.0)
Amortization of intangibles	15.7	13.6	10.3
Insurance settlements	(5.4)	(6.6)	(3.6)
Miscellaneous	4.4	(5.5)	(8.5)

	$(31.2)	$(27.9)	$(26.5)

▪ Additional Income Statement Information
Hurricanes
As a result of Hurricanes Dennis, Katrina and Rita, the company incurred losses attributable to property damage and business interruption in both its Gases and Chemicals businesses. The company’s New Orleans industrial gas complex sustained extensive damage from Hurricane Katrina. This facility should return to substantial operations by the end of the calendar year. The quarter ended 30 September 2005 included an unfavorable impact of $20, or $.06 per share on a diluted basis, for the hurricane-related losses. This amount only reflects expected insurance recoveries for certain property damage costs and does not reflect any insurance recovery for business interruption. A receivable of $14.6 was recorded for the expected insurance recovery, principally the net book value of the damaged property. Claims will be filed with the insurance carriers as the required information is completed. Insurance recoveries will be recognized for business interruption and property claims in excess of the net book value of assets damaged as claims are settled. Subsequent to year-end, the company received $12.5 as an advance on its claim for damages sustained in connection with Hurricane Katrina.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Contract Termination
Effective July 2005, a major customer in the Chemicals business terminated its contract for the purchase of toluene diamine. In the fourth quarter of 2005, the company recognized the present value of the termination payments required under the supply contract. As a result of the contract termination, operating income included an additional $16.
Chemicals’ Fertilizer Business
The company decided to exit the fertilizer business at the completion of its current contractual commitments. The fourth quarter of 2005 included a charge of $7.6, principally for the acceleration of depreciation due to the shortened useful life of plant and equipment.
▪ Summary by Quarter
These tables summarize the unaudited results of operations for each quarter of 2005 and 2004:

	First	Second	Third	Fourth	Total
2005
Sales	$1,991.0	$2,003.3	$2,078.4	$2,070.8	$8,143.5
Operating income	238.3	252.2	262.8	249.2	1,002.5
Net income	166.8	175.3	190.6	179.0	711.7
Basic earnings per common share	.74	.77	.84	.81	3.15
Diluted earnings per common share	.72	.75	.82	.79	3.08
Dividends declared per common share	.29	.32	.32	.32	1.25
Market price per common share: high	59.18	65.81	64.06	61.60
low	51.85	55.99	55.53	53.30

	First	Second	Third	Fourth	Total
2004
Sales	$1,684.9	$1,856.5	$1,892.5	$1,977.5	$7,411.4
Operating income	198.8	210.1	233.7	237.0	879.6
Net income	131.8	141.2	163.0	168.1	604.1
Basic earnings per common share	.59	.63	.73	.75	2.70
Diluted earnings per common share	.58	.62	.71	.73	2.64
Dividends declared per common share	.23	.23	.29	.29	1.04
Market price per common share: high	53.07	55.40	53.20	55.76
low	44.12	46.71	47.49	48.42

21. BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION
The company manages its operations, assesses performance and reports results by three business segments, which are organized based on differences in products. The company’s three business segments consist of Gases, Chemicals and Equipment.
▪ Gases Segment
The company’s Gases segment includes its industrial gases, electronic chemicals and healthcare businesses.
The company is a leading international supplier of industrial and specialty gas products. Principal products of the industrial gases business are oxygen, nitrogen, argon, hydrogen, carbon monoxide, carbon dioxide, synthesis gas and helium. The largest market segments are chemical processing, electronics, refining, metal production, food processing and medical gases. The company has its largest industrial gas market positions in the United States and Europe.
The global healthcare business of the company is directed at two main markets: institutional and homecare. The institutional market uses medical gases in hospitals, clinics and nursing homes, as well as helium for use in magnetic resonance imaging. The homecare business involves the delivery of respiratory therapy services, home medical equipment and infusion services to patients in their homes in Europe, South America and principally in the eastern United States.
▪ Chemicals Segment
The company’s Chemicals segment consists of businesses organized around two divisions: Performance Materials and Chemical Intermediates.
Principal products of Performance Materials are emulsions, specialty additives, polyurethane additives and epoxy additives. Principal Chemical Intermediates are amines and polyurethane intermediates. The end markets for the company’s chemical products are extensive, including paints, coatings, adhesive, paper, building products, agriculture and furniture. Principal geographic markets for the company’s chemical products are North America, Europe, Asia and Latin America.
Within the polyurethane intermediates product line, in 2005, one customer closed its facility and another terminated its contract. This contract termination and customer shutdown are expected to reduce the profitability of this product line in 2006.
▪ Equipment Segment
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
▪ Customers
The company has a large number of customers, and no single customer accounts for a significant portion of annual sales.
▪ Accounting Policies
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

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Business segment information is shown below:

				Segment	All	Consolidated
	Gases	Chemicals	Equipment	Totals	Other	Totals
2005
Revenues from external customers	$5,824.9	$1,917.6	$401.0	$8,143.5	$—	$8,143.5
Operating income	841.7	156.8	44.9	1,043.4	(40.9)	1,002.5
Depreciation and amortization	607.0	110.3	11.0	728.3	—	728.3
Equity affiliates’ income	91.5	13.9	—	105.4	—	105.4
Segment assets:
Identifiable assets	7,764.1	1,348.4	247.0	9,359.5	385.6	9,745.1
Investment in and advances to equity affiliates	606.0	57.7	—	663.7	—	663.7

Total segment assets	8,370.1	1,406.1	247.0	10,023.2	385.6	10,408.8
Expenditures for long-lived assets	833.9	106.1	13.8	953.8	91.9	1,045.7

2004
Revenues from external customers	$5,221.8	$1,828.9	$360.7	$7,411.4	$—	$7,411.4
Operating income	800.5	116.0	10.8	927.3	(47.7)	879.6
Depreciation and amortization	599.4	104.5	9.5	713.4	1.5	714.9
Equity affiliates’ income	78.2	14.6	—	92.8	—	92.8
Segment assets:
Identifiable assets	7,339.8	1,402.5	226.4	8,968.7	441.9	9,410.6
Investment in and advances to equity affiliates	572.1	57.6	.1	629.8	—	629.8

Total segment assets	7,911.9	1,460.1	226.5	9,598.5	441.9	10,040.4
Expenditures for long-lived assets	656.1	95.9	5.5	757.5	66.1	823.6

2003
Revenues from external customers	$4,438.3	$1,591.2	$267.8	$6,297.3	$—	$6,297.3
Operating income	574.8	67.1	4.2	646.1	(51.6)	594.5
Depreciation and amortization	532.7	109.7	6.4	648.8	6.0	654.8
Equity affiliates’ income	68.3	10.8	.2	79.3	15.1	94.4
Segment assets:
Identifiable assets	7,097.3	1,478.1	171.4	8,746.8	173.2	8,920.0
Investment in and advances to equity affiliates	502.5	50.0	1.0	553.5	—	553.5

Total segment assets	7,599.8	1,528.1	172.4	9,300.3	173.2	9,473.5
Expenditures for long-lived assets	946.6	82.0	5.1	1,033.7	91.0	1,124.7

Geographic information is presented below:

	2005	2004	2003
Revenues from External Customers
United States	$4,667.8	$4,224.3	$3,631.1
Canada	72.3	73.8	96.1
Europe	2,268.8	2,180.1	1,790.1
Asia	961.1	762.5	648.4
Latin America	173.5	170.7	131.6

Total	$8,143.5	$7,411.4	$6,297.3

Long-Lived Assets
United States	$3,625.6	$3,442.6	$3,529.8
Canada	169.8	60.1	52.3
Europe	2,127.0	2,305.8	2,103.5
Asia	1,374.0	1,227.9	1,084.0
Latin America	200.5	183.1	195.3
All other	54.3	44.4	55.6

Total	$7,551.2	$7,263.9	$7,020.5

Geographic information is based on country of origin. Included in United States revenues are export sales to unconsolidated customers of $718.8 in 2005, $610.5 in 2004 and $497.2 in 2003. The Europe segment operates principally in the U.K., Spain, Belgium, France, Germany and the Netherlands. The Asia segment operates principally in China, Japan, Korea and Taiwan.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA

(millions of dollars, except per share)	2005	2004	2003	2002	2001
Operating Results
Sales	$8,144	$7,411	$6,297	$5,401	$5,858
Cost of sales	6,011	5,464	4,613	3,816	4,216
Selling and administrative	1,028	969	843	718	711
Research and development	133	127	121	120	122
Global cost reduction plans, net	—	—	153	23	107
Operating income	1,003	880	595	761	734
Equity affiliates’ income	105	93	94	90	93
Interest expense	110	121	124	122	191
Income tax provision	263	227	147	241	191
Net income	712	604	397	525	466
Basic earnings per common share	3.15	2.70	1.81	2.42	2.17
Diluted earnings per common share	3.08	2.64	1.78	2.36	2.12
Year-End Financial Position
Plant and equipment, at cost	$12,913	$12,202	$11,723	$10,880	$10,227
Total assets	10,409	10,040	9,474	8,495	8,084
Working capital	472	711	528	653	332
Total debt(A)	2,500	2,394	2,511	2,385	2,478
Shareholders’ equity	4,576	4,444	3,783	3,460	3,106
Financial Ratios
Return on sales	8.7%	8.2%	6.3%	9.7%	7.9%
Return on average shareholders’ equity	15.3%	14.7%	10.9%	15.9%	15.8%
Total debt to sum of total debt, shareholders’ equity and minority interest(A)	34.5%	34.2%	38.7%	39.6%	43.5%
Cash provided by operations to average total debt	55.1%	43.1%	42.8%	46.0%	37.8%
Interest coverage ratio	9.1	7.7	5.4	6.9	4.3
Other Data
For the year: Depreciation and amortization	$728	$715	$655	$591	$598
Capital expenditures( B)	1,043	816	1,171	806	806
Dividends declared per common share	1.25	1.04	.88	.82	.78
Market price range per common share	66–52	56–44	49–36	54–36	49–30
Weighted average common shares outstanding (in millions)	226	224	220	217	215
Weighted average common shares outstanding assuming dilution (in millions)	231	229	224	223	219
At year end: Book value per common share	$20.62	$19.68	$17.08	$15.83	$14.41
Shareholders	10,300	10,700	11,100	11,100	11,200
Employees(C)	20,200	19,900	19,000	17,500	18,000

(A)	Total debt includes long-term debt, current portion of long-term debt, and short-term borrowings as of the end of the year.

(B)	Capital expenditures include additions to plant and equipment, investment in and advances to unconsolidated affiliates, acquisitions (including long-term debt assumed in acquisitions) and capital lease additions.

(C)	Includes full- and part-time employees.