Form 10-K, Exhibit 13
period 2006-09-30
AIR PRODUCTS & CHEMICALS INC /DE/
filed 2006-12-13
CIK 2969

Financials

Management’s Discussion and Analysis	19

Management’s Report on Internal Control over Financial Reporting	43

Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting	44

Report of Independent Registered Public Accounting Firm	45

The Consolidated Financial Statements	46

Notes to the Consolidated Financial Statements	50

Five - Year Summary of Selected Financial Data	80

Management’s Discussion and Analysis
(millions of dollars, except for share data)

Air Products	19
Business Overview	19
2006 in Summary	20
2007 Outlook	21
Results of Operations	21
Pension Benefits	30
Share-Based Compensation	33
Environmental Matters	33
Liquidity and Capital Resources	33
Contractual Obligations	36
Off-Balance Sheet Arrangements	37
Related Party Transactions	37
Market Risks and Sensitivity Analysis	37
Inflation	38
Critical Accounting Policies and Estimates	39
New Accounting Standards	42
Forward-Looking Statements	42
All comparisons in the discussion are to the corresponding prior year unless otherwise stated. All amounts presented are in accordance with U.S. generally accepted accounting principles. All amounts are presented in millions of dollars, except for share data, unless otherwise indicated.
Air Products
Air Products and Chemicals, Inc. and its subsidiaries (the company) serve customers in industrial, energy, technology, and healthcare markets. The company offers a broad portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services. Geographically diverse, with operations in over 40 countries, the company has sales of $8.9 billion, assets of $11.2 billion and a worldwide workforce of over 20,000 employees.
Business Overview
Previously, the company managed its operations and reported results by three business segments: Gases, Chemicals, and Equipment. In the fourth quarter of 2006, the company announced the sale of its Amines business and the reorganization of how its other businesses were managed.
The company now reports its results by six business segments: Merchant Gases, Tonnage Gases, Electronics and Performance Materials, Equipment and Energy, Healthcare, and Chemicals. A general description of each segment and the key variables impacting the segment follows.
Merchant Gases
The Merchant Gases segment provides industrial gases such as oxygen, nitrogen, argon, helium, and hydrogen as well as certain medical and specialty gases to a wide variety of industrial and medical customers globally. There are three principal modes of supply: liquid bulk, packaged gases, and small on-sites. Most merchant product is delivered via bulk supply, in liquid or gaseous form, by tanker or tube trailer. Smaller quantities of industrial, specialty, and medical gases are delivered in cylinders and dewars as “packaged gases.” Other customers receive product through small on-sites (cryogenic or noncryogenic generators) via sale of gas contracts and some sale of equipment. Electricity is the largest cost input for the production of atmospheric gases.
Tonnage Gases
The Tonnage Gases segment supplies industrial gases, including hydrogen, carbon monoxide, nitrogen, and oxygen via large on-site facilities or pipeline systems, principally to customers in the petroleum refining, chemical, and metallurgical industries. For large-volume, or “tonnage” industrial gas users, the company either constructs a gas plant adjacent to or near the customer’s facility—hence the term “on-site”—or delivers product through a pipeline from a nearby location. The company is the world’s largest provider of hydrogen, which is used by refiners to lower the sulfur content of gasoline and diesel fuels to reduce smog and ozone depletion. Natural gas is the principal raw material for hydrogen. The company mitigates energy price changes through its long-term cost pass-through type customer contracts.
Electronics and Performance Materials
The Electronics and Performance Materials segment uses applications technology to provide material solutions to a broad range of global industries through expertise in chemical synthesis, analytical technology, process engineering, and surface science. This segment provides specialty and tonnage gases, specialty and bulk chemicals, services, and equipment to the electronics industry for the manufacture of silicon and compound semiconductors, displays (LCDs, etc.), and photovoltaic devices. The segment also provides performance chemical solutions for the coatings, inks, adhesives, civil engineering, personal care, institutional and industrial cleaning, mining, oil field, polyurethane, and other industries.
Equipment and Energy
The Equipment and Energy segment designs and manufactures cryogenic and gas processing equipment for air separation, hydrocarbon recovery and purification, natural gas liquefaction (LNG), and helium distribution equipment. Equipment is sold worldwide to customers in a variety of industries, including chemical and petrochemical manufacturing, oil and gas recovery and processing, and steel and primary metals processing. This segment also constructs, operates, and has an equity ownership interest in power generation and flue gas treatment facilities. The company is developing technologies to continue to serve energy markets in the future, including gasification and alternative energy technologies.
Healthcare
The Healthcare segment provides respiratory therapies, home medical equipment, and infusion services to patients in their homes in the United States and Europe. The company serves more than 500,000 patients in 15 countries and has leading market positions in Spain, Portugal, and the United Kingdom. Offerings include oxygen therapy, home nebulizer therapy, sleep management therapy, anti-infective therapy, beds, and wheelchairs.
Chemicals
The Chemicals segment consists of the Polymer Emulsions business, which is currently being marketed to potential buyers, and the Polyurethane Intermediates (PUI) business, which is being restructured.
2006 in Summary
The company delivered solid growth in sales, operating income, net income, and return on capital in 2006. These results were driven principally by strong underlying base business volume increases in most of our business segments. While Merchant Gases, Tonnage Gases, Electronics and Performance Materials, and Equipment and Energy showed significant improvement in their results, the Healthcare segment did not perform up to expectations. The company has taken measures that should improve this business. The company also implemented several strategic steps as part of its ongoing portfolio management activities. The company divested its Amines business and sold its Geismar, Louisiana, dinitrotoluene (DNT) facility. The company is currently marketing its Polymer Emulsions business and actively engaging its partner and potential buyers. The company continues to make progress on the restructuring of its PUI business. An impairment charge was recognized for loans to a sulfuric acid supplier in the PUI business. The 2006 global cost reduction plan was implemented, which will eliminate approximately 325 positions and resulted in the write-down of certain underperforming assets. Through this initiative, the company will simplify and streamline its business practices and management structure. A $1,500 share repurchase program was announced, of which $496 was completed in 2006.
Sales of $8,850 were up 14% from the prior year, due to higher volumes in Merchant Gases, Tonnage Gases, and Electronics and Performance Materials and strong performance in Equipment and Energy, particularly in LNG. Increased pricing to recover higher costs in Merchant Gases also increased sales. Sales declined from lower pricing in Electronics and Performance Materials.
Operating income was $1,061, compared to $996 in the prior year. Operating income benefited primarily from higher volumes, partially offset by the charge for a global cost reduction plan, lower electronics specialty material pricing, and higher costs to support volume growth. In 2006, the company adopted SFAS No. 123R, “Share-Based Payment,” which resulted in current year stock option expense of $43.
Net income was $723, compared to $712 in the prior year, while diluted earnings per share of $3.18 was higher than $3.08 in the prior year. A summary table of changes in diluted earnings per share is presented on page 21.
For additional information on the opportunities, challenges, and risks on which management is focused, refer to the 2007 Outlook discussions provided throughout the Management’s Discussion and Analysis which follows.

Changes in Diluted Earnings per Share

			Increase
	2006	2005	(Decrease)
Diluted Earnings per Share	$3.18	$3.08	$.10

Operating Income (after-tax)
Underlying business
Volume			.92
Price/raw materials/mix			.01
Costs			(.44)
Acquisitions			.05
Divestitures			(.01)
Currency			(.03)
Gain on sale of a chemical facility			.19
Impairment of loans receivable			(.19)
Global cost reduction plan			(.21)
Healthcare inventory adjustment			(.05)
Hurricane impacts (A)
2006			.04
2005			.04
Stock option expense			(.12)

Operating Income			.20
Other (after-tax)
Interest expense			(.03)
Discontinued operations			(.10)
Cumulative effect of an accounting change			(.03)
Average shares outstanding			.06

Other			(.10)

Total Change in Diluted Earnings per Share			$.10

(A)	Includes insurance recoveries, estimated business interruption, asset write-offs, and other expenses.
2007 Outlook
The company is forecasting earnings per share growth again in 2007. Entering 2007, the company expects domestic manufacturing growth between 2% and 3% for the year. The company anticipates silicon growth in 2007 of approximately 5% and flat-panel display growth of approximately 40%. For natural gas, the company expects the 2007 price to be moderately lower than the 2006 average cost. Foreign currencies are expected to be relatively stable year-to-year. Two risks facing the company in 2007 are raw material and energy price volatility and lower manufacturing growth.
•	Merchant Gases should benefit from operating leverage on existing assets, increased productivity, improved pricing, and new investments, particularly in Asia.
•	Tonnage Gases should benefit from the full-year impact of the new hydrogen facilities brought on stream during 2006.

•	Electronics and Performance Materials volumes should continue to grow based on new investment and asset management. Margins are expected to improve from the product and asset rationalization plans implemented in 2006.

•	Equipment and Energy sales should remain strong from high LNG activity. However, income is expected to be slightly lower as spending on energy development opportunities will be higher in 2007.

•	The company has taken actions expected to increase volumes and improve the way the Healthcare segment is managed. Healthcare should benefit from increased volumes in the U.S., from the new home respiratory contract in the U.K., and from actions taken to reduce operating costs.

•	The company is currently marketing its Polymer Emulsions business and actively engaging its partner and potential buyers. The company continues to make progress on the restructuring of its PUI business.
The company remains focused on increasing productivity and managing costs. The global cost reduction plan, implemented in 2006, should provide benefits to the company in 2007 and beyond.
Results of Operations
Consolidated Results

	2006	2005	2004
Sales	$8,850.4	$7,768.3	$7,031.9
Cost of sales	6,558.3	5,654.5	5,094.7
Selling and administrative	1,080.7	1,013.6	956.2
Research and development	151.4	132.3	126.1
(Gain) on sale of a chemical facility	(70.4)	—	—
Impairment of loans receivable	65.8	—	—
Global cost reduction plan	72.1	—	—
Other (income) expense, net	(68.4)	(27.6)	(31.5)
Operating Income	1,060.9	995.5	886.4
Equity affiliates’ income	107.7	105.4	92.8
Interest expense	119.3	110.0	120.9
Effective tax rate	26.6%	26.9%	27.4%
Income from continuing operations	748.3	707.5	608.4
Income (loss) from discontinued operations, net of tax	(18.7)	4.2	(4.3)
Cumulative effect of an accounting change, net of tax	(6.2)	—	—
Net Income	723.4	711.7	604.1
Basic Earnings per Share	$3.26	$3.15	$2.70
Diluted Earnings per Share	$3.18	$3.08	$2.64

Discussion of Consolidated Results
Sales

	% Change from Prior Year
	2006	2005
Underlying business
Volume	11%	5%
Price/mix	1%	—
Acquisitions	1%	1%
Divestitures	—	(1)%
Currency	(1)%	2%
Natural gas/raw material cost pass-through	2%	3%

Total Consolidated Sales Change	14%	10%

Operating Income

	Change from Prior Year
	2006	2005
Prior Year Operating Income	$996	$886
Underlying business
Volume	293	183
Price/raw materials/mix	4	(75)
Costs	(136)	(13)
Acquisitions	15	11
Divestitures	(4)	(11)
Currency	(8)	29
Gain on sale of a chemical facility	70	—
Impairment of loans receivable	(66)	—
Global cost reduction plan	(72)	—
Healthcare inventory adjustment	(17)	—
Hurricane impacts (A)
2006	15	—
2005	14	(14)
Stock option expense	(43)	—

Operating Income	$1,061	$996

(A)	Includes insurance recoveries, estimated business interruption, asset write-offs, and other expenses.
2006 vs. 2005
Sales
Sales of $8,850.4 increased 14%, or $1,082.1. Underlying base business growth of 12% resulted primarily from improved volumes in Merchant Gases, Tonnage Gases, and Electronics and Performance Materials along with higher activity in Equipment and Energy, as further discussed in the Segment Analysis which follows. The acquisition of Tomah3 Products and a small healthcare company in Europe increased sales by 1%. Sales decreased 1% from unfavorable currency effects, driven primarily by the strengthening of the U.S. dollar against the Euro and the Pound Sterling. Higher natural gas and raw material costs contractually passed through to customers accounted for a 2% increase in sales.
Operating Income
Operating income of $1,060.9 increased 7%, or $65.4. Favorable operating income variances resulted from higher volumes of $293, the gain on sale of a chemical facility of $70, and acquisitions of $15. Operating income increased $4 from improved pricing, net of variable costs. Pricing increases were primarily in Merchant Gases and were mostly offset by lower pricing in electronics specialty materials. Operating income increased $29 due to insurance recoveries exceeding estimated business interruption and asset write-offs and other expenses related to Hurricanes Katrina and Rita. Costs increased $136, due principally to higher volumes and inflation. Operating income declined $8 from unfavorable currency effects as the U.S. dollar strengthened against the Euro and the Pound Sterling. Operating income included charges of $66 for the impairment of loans receivable and $72 for the global cost reduction plan. An inventory adjustment in the Healthcare segment decreased operating income by $17. Stock option expense reduced operating income by $43 as the company adopted SFAS No. 123R at the beginning of 2006.
Equity Affiliates’ Income
Income from equity affiliates of $107.7 increased $2.3, or 2%. The increase was primarily due to higher equity affiliate income in the Chemicals segment. 2006 results in the Merchant Gases segment included the impact of an antitrust fine levied against an Italian equity affiliate of $5.3.
2005 vs. 2004
Sales
Sales of $7,768.3 increased 10%, or $736.4. Underlying base business growth of 5% resulted primarily from improved volumes in Merchant Gases, Tonnage Gases, and Electronics and Performance Materials, as further discussed in the Segment Analysis which follows. The acquisition of five small U.S. healthcare companies increased sales by 1%. Divestiture of the company’s Mexican polymers business accounted for a 1% decrease. Sales increased 2% from favorable currency effects, driven primarily by the weakening of the U.S. dollar against the Euro and the Pound Sterling. Higher natural gas and raw material costs contractually passed through to customers accounted for a 3% increase in sales.
Operating Income
Operating income of $995.5 increased 12%, or $109.1. Favorable operating income variances resulted from higher volumes of $183, favorable currency effects of $29, and acquisitions of $11. Operating income declined $75 from lower pricing, net of variable costs, primarily from lower electronics specialty material pricing, and higher power and fuel expenses. Operating income decreased by $13 from higher costs primarily due to inflation, partially offset by productivity benefits. Divestitures decreased operating income by $11.
Operating income was also negatively affected by the impacts of Hurricanes Katrina and Rita during 2005. As a result of the hurricanes, the company sustained property damage and lost sales; customer and supplier interruption; and higher feedstock, product sourcing, and distribution costs. The impact of the hurricanes was estimated to have been approximately $14.
Equity Affiliates’ Income
Income from equity affiliates of $105.4 increased $12.6, or 14%. The increase was attributable to higher equity affiliate income in the Merchant Gases segment.
Selling and Administrative Expense (S&A)

	% Change from Prior Year
	2006	2005
Acquisitions	1%	3%
Currency	(1)%	1%
Stock option expense	4%	—
Other costs	3%	2%

Total S&A Change	7%	6%

2006 vs. 2005
S&A expense of $1,080.7 increased 7%, or $67.1. S&A as a percent of sales declined to 12.2% from 13.0% in 2005. The acquisitions of a small healthcare company in Europe and Tomah3 Products increased S&A by 1%. Currency effects, driven by the strengthening of the U.S. dollar against the Euro, decreased S&A by 1%. Stock option expense increased S&A 4%, due to the adoption of SFAS No. 123R. Underlying costs increased S&A by 3%, primarily due to inflation.
2005 vs. 2004
S&A expense of $1,013.6 increased 6%, or $57.4. S&A as a percent of sales declined to 13.0% from 13.6% in 2004. The acquisitions of U.S. healthcare companies increased S&A by 3%. Currency effects, driven by the weakening of the U.S. dollar against the Euro and Pound Sterling, increased S&A by 1%. Underlying costs increased 2% due to cost inflation partially offset by productivity initiatives.
2007 Outlook
S&A will increase in 2007. The company expects increases due to additional costs to support volume growth and the impacts of inflation. Partially offsetting these impacts, the company expects to realize cost savings from the global cost reduction plan implemented in 2006 and cost savings from productivity initiatives.
Research and Development (R&D)
2006 vs. 2005
R&D increased 14%, or $19.1, due to cost inflation and higher spending on Equipment and Energy and Electronics and Performance Materials projects. R&D spending as a percent of sales was 1.7% in both 2006 and 2005.
2005 vs. 2004
R&D increased 5%, or $6.2, due to cost inflation and increased spending on projects. R&D spending declined slightly as a percent of sales to 1.7% from 1.8% in 2004.
2007 Outlook
R&D investment should approximate 2006 levels and will continue to be focused on the requirements of emerging businesses.
Gain on Sale of a Chemical Facility
On 31 March 2006, the company sold its DNT production facility in Geismar, Louisiana, to BASF Corporation for $155.0. The company wrote off the remaining net book value of assets sold, resulting in the recognition of a gain of $70.4 ($42.9 after-tax, or $.19 per share) on the transaction. See Note 20 to the consolidated financial statements for additional information on the sale.
Impairment of Loans Receivable
In the second quarter of 2006, the company recognized a loss of $65.8 ($42.4 after-tax, or $.19 per share) for the impairment of loans receivable from a long-term supplier of sulfuric acid, used in the production of DNT for the company’s PUI business. See Note 20 to the consolidated financial statements for further information.
Global Cost Reduction Plan
In the fourth quarter of 2006, the company announced a global cost reduction plan (2006 Plan), which resulted in a charge of $72.1 ($46.8 after-tax, or $.21 per share). The charge included $60.6 for severance and pension-related costs for approximately 325 position eliminations and $11.5 for asset disposals and facility closures.
Several cost reduction initiatives in Europe will result in the elimination of about two-thirds of the 325 positions at a cost of $37.6. The company will reorganize and streamline certain organizations and activities in Europe, which will focus on improving effectiveness and efficiency. Additionally, in anticipation of the sale of a small business, a charge of $1.4 was recognized to write down the assets of the business to net realizable value.
The company completed a strategy review of its Electronics business in 2006. The company has decided to rationalize some products and assets, reflecting a simpler portfolio. A charge of $10.1 was recognized principally for an asset disposal and the write-down of certain investments/assets to net realizable value. Additionally, a charge of $3.8 was recognized for severance and pension-related costs.
In addition to the Europe and Electronics initiatives, the company continues to implement cost reduction and productivity-related efforts to simplify its management structure and business practices. A charge of $19.2 for severance and related pension costs was recognized for these efforts.
The charge for the 2006 Plan has been excluded from segment operating profit. The charge was related to the businesses at the segment level as follows: $31.2 in Merchant Gases, $19.5 in Healthcare, $17.3 in Electronics and Performance Materials, $2.9 in Tonnage Gases, $.9 in Equipment and Energy, and $.3 in Chemicals. As of 30 September 2006, $1.1 of the severance costs had been paid by the company.
Cost savings of $23 are expected in 2007. Beyond 2007, the company expects the 2006 Plan to provide annualized cost savings of $39, of which the majority is related to reduced personnel costs.
Other (Income) Expense, Net
Items recorded to other income arise from transactions and events not directly related to the principal income earning activities of the company. Note 20 to the consolidated financial statements displays the details of other (income) expense.
2006 vs. 2005
Other income of $68.4 increased $40.8. Other income included $56.0 from hurricane insurance recoveries in excess of property damage and related expenses. This net gain does not include the estimated impact related to business interruption. Other income in 2006 also included $9.5 from the sale of land in Europe. No other items were individually material in comparison to the prior year.
2005 vs. 2004
Other income of $27.6 decreased $3.9. No items were individually material in comparison to the prior year.
Interest Expense

	2006	2005	2004
Interest incurred	$135.8	$122.0	$126.4
Less: interest capitalized	16.5	12.0	5.5

Interest Expense	$119.3	$110.0	$120.9

2006 vs. 2005
Interest incurred increased $13.8. The increase resulted from a higher average debt balance excluding currency effects, resulting principally from the share repurchase program. The increase was partially offset by the impact of a stronger U.S. dollar on the translation of foreign currency interest and lower average interest rates. Capitalized interest was higher by $4.5 due to higher levels of construction in progress for plant and equipment built by the company, principally for Tonnage Gases projects.
2005 vs. 2004
Interest incurred decreased $4.4. The decrease resulted from lower average interest rates and a lower average debt balance, excluding currency effects, partially offset by the impact of a weaker U.S. dollar on the translation of foreign currency interest. Capitalized interest was higher by $6.5 due to higher levels of construction in progress for plant and equipment built by the company, principally for Merchant Gases, Tonnage Gases, and Electronics and Performance Materials projects.
2007 Outlook
The company expects interest incurred to be higher relative to 2006. The increase is expected to result from a higher average debt balance, as the company continues its $1,500 share repurchase program and makes additional pension contributions.
Effective Tax Rate
The effective tax rate equals the income tax provision divided by income before taxes less minority interest.
2006 vs. 2005
The effective tax rate was 26.6%, down slightly from 26.9% in 2005. Excluding the impact of the sale of the Geismar, Louisiana, DNT production facility, the global cost reduction plan charge, and the impairment of loans receivable, the effective tax rate was 27.1% in 2006.
In the fourth quarter of 2006, the company recorded a tax benefit of $20.0 related to its reconciliation and analysis of its current and deferred tax assets and liabilities. This benefit was effectively offset by the impact of tax law changes and foreign and other tax adjustments.

2005 vs. 2004
The effective tax rate was 26.9%, down from 27.4% in 2004. Income tax expense in 2005 included a charge related to the company’s annual reconciliation and analysis of its deferred tax assets and liabilities that was offset by higher foreign tax credits due to the American Job Creation Act of 2004, higher export tax benefits, and favorable income mix.
2007 Outlook
The company expects the effective tax rate in 2007 to remain approximately equal to the 2006 adjusted rate of 27.1%. The 2006 adjusted rate excludes the impact of the sale of the Geismar, Louisiana, DNT production facility, the global cost reduction plan charge, and the impairment of loans receivable.
Discontinued Operations
In the second quarter of 2006, the company announced initiatives designed to make Air Products a more focused, less cyclical, higher growth, and higher return company. One of the initiatives was the exploration of the sale of the Amines and Polymer Emulsions businesses as part of the ongoing portfolio management activities of the company. On 29 September 2006, the company completed the sale of its Amines business to Taminco N.V., a producer of methylamines based in Belgium. The sales price was $211.2 in cash, with certain liabilities assumed by the purchaser. The company recorded a loss of $40.0 ($23.7 after-tax, or $.11 per share) in connection with the sale of the Amines business and the recording of certain environmental and contractual obligations that the company retained. A charge of $42.0 ($26.2 after-tax, or $.12 per share) was recognized for environmental obligations related to the Pace, Florida, facility. At 30 September 2006, the liability was included in continuing operations on the consolidated balance sheet. In addition, fourth quarter results also included a charge of $8.3 ($5.2 after-tax, or $.02 per share) for costs associated with a contract termination.
As a result of the sale, the operating results of the Amines business have been classified as discontinued operations in the company’s consolidated financial statements for all fiscal years presented. The discontinued operations generated sales of $308.4, $375.2, and $379.5 and income (loss), net of tax, of ($18.7), $4.2, and ($4.3) in 2006, 2005, and 2004, respectively. Note 5 to the consolidated financial statements contains additional details regarding discontinued operations.
Cumulative Effect of an Accounting Change
The company adopted Financial Interpretation (FIN) No. 47, “Accounting for Conditional Asset Retirement Obligations,” effective 30 September 2006, and recorded an after-tax charge of $6.2 as the cumulative effect of an accounting change. FIN No. 47 clarifies the term, conditional asset retirement obligation, as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” which refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event.
Net Income
2006 vs. 2005
Net income was $723.4, compared to $711.7 in 2005. Diluted earnings per share was $3.18, compared to $3.08 in 2005. A summary table of changes in earnings per share is presented on page 21.
2005 vs. 2004
Net income was $711.7, compared to $604.1 in 2004. Diluted earnings per share was $3.08, compared to $2.64 in 2004.
Segment Analysis
The company manages its operations and reports results by six business segments: Merchant Gases, Tonnage Gases, Electronics and Performance Materials, Equipment and Energy, Healthcare, and Chemicals. Refer to the Business Overview discussion beginning on page 19 for a description of the business segments.
Merchant Gases

	2006	2005	2004
Sales	$2,712.8	$2,468.0	$2,230.3
Operating income	470.0	414.0	405.2
Equity affiliates’ income	82.4	82.1	68.8

Merchant Gases Sales

	% Change from Prior Year
	2006	2005
Underlying business
Volume	7%	7%
Price/mix	4%	1%
Currency	(1)%	3%

Total Merchant Gases Sales Change	10%	11%

2006 vs. 2005
Merchant Gases volumes were higher in all regions due to stronger manufacturing growth and new customer signings, despite hurricane impacts. Sales also benefited from the company’s ability to implement price increases to recover higher costs.
Merchant Gases Sales
Sales of $2,712.8 increased 10%, or $244.8. Underlying base business growth improved sales by 11%. Sales increased 7% from stronger volumes.
•	Liquid bulk volumes in North America improved 2%. Stronger liquid oxygen (LOX), liquid nitrogen (LIN), and liquid argon (LAR) volumes were largely offset by lower liquid hydrogen volumes due to the impacts of Hurricanes Katrina and Rita. LOX/LIN/LAR volumes improved 5% as demand increased among most end markets.

•	Liquid bulk volumes in Europe increased 5%. The business continued to grow volumes through new customer signings and benefited from increased purchases from a tonnage customer prior to commencing on-site supply.

•	Packaged gases volumes in Europe were up 1%, and increased 2% on a cylinder per workday basis driven by strong growth in new and differentiated products.

•	LOX/LIN volumes in Asia were up 23%, driven mainly by solid demand growth across the region.
Pricing increased sales by 4%. Prices for LOX/LIN improved by 11% in North America and 1% in Europe due to pricing programs and favorable customer mix.
Currency decreased sales by 1%, primarily from the strengthening of the U.S. dollar against the Euro and the Pound Sterling.
Merchant Gases Operating Income
Operating income of $470.0 increased $56.0. Operating income increased from higher volumes by $72 and $33 from improved pricing and customer mix. Price increases were implemented principally to recover higher energy costs. Insurance recoveries related to Hurricanes Katrina and Rita exceeded estimated business interruption impacts, asset write-offs, and related expenses by $17. Higher costs in support of increased volumes reduced operating income by $52. Operating income decreased $14 from stock option expense as the company adopted SFAS No. 123R.
Merchant Gases Equity Affiliates’ Income
Merchant Gases equity affiliates’ income of $82.4 increased by $.3, with higher income reported primarily in the Latin American affiliates, partially offset by the impact of an antitrust fine levied against an Italian equity affiliate of $5.3.
2005 vs. 2004
The Merchant Gases segment experienced volume growth across most of its products and regions despite the impacts of Hurricanes Katrina and Rita in the fourth quarter of 2005.
Merchant Gases Sales
Sales of $2,468.0 increased 11%, or $237.7. Underlying base business growth increased sales by 8%. Higher volumes improved sales by 7%.
•	Liquid bulk volumes in North America improved 5%. LOX/LIN volumes improved 6%, along with the improving economy. Liquid hydrogen volumes improved from increased demand by the government sector, partially offset by the impacts of Hurricanes Katrina and Rita. Helium volumes improved from increased magnetic resonance imaging activity.

•	Liquid bulk volumes in Europe declined 1%. Underlying base business decreased due to lost business, including reduced demand at existing accounts and the conversion of certain liquid customers to on-site supply, partially offset by growth from the signing of new customer accounts.

•	LOX/LIN volumes in Asia were up 22%, driven mainly by solid demand growth across the region, particularly in Korea and Taiwan. Volumes also benefited from added capacity in China.
Pricing increased sales by 1% as prices for LOX/LIN in North America remained flat while LOX/LIN pricing in Europe increased 3%, due to pricing programs and favorable customer mix.
Currency increased sales by 3%, primarily from the weakening of the U.S. dollar against the Euro.
Merchant Gases Operating Income
Operating income of $414.0 increased by $8.8. Favorable operating income variances resulted from higher volumes for $49 and favorable currency effects for $17. Operating income declined $34 from higher costs, including costs to implement productivity initiatives and the impacts of Hurricanes Katrina and Rita. Lower pricing, net of variable costs, decreased operating income by $23 due to higher power and fuel expenses.

Merchant Gases Equity Affiliates’ Income
Merchant Gases equity affiliates’ income of $82.1 increased by $13.3, with higher income reported across most regions.
2007 Outlook
Merchant Gases sales are expected to be higher in 2007 based upon volume growth due to higher manufacturing activity and the impact of higher raw material costs recovered through price increases. Plants in the U.S. are operating at close to capacity. As such, the company is making efforts to debottleneck plants and convert larger customers to on-sites in an attempt to free up capacity for smaller customers. In Asia, new plants across the region are expected to drive double-digit volume growth. The European business is focused on improving margins from loading facilities, recovering energy costs, and cost savings from the 2006 global cost reduction plan.
Tonnage Gases

	2006	2005	2004
Sales	$2,224.1	$1,740.1	$1,529.7
Operating income	341.3	251.8	232.1

Tonnage Gases Sales

	% Change from Prior Year
	2006	2005
Underlying business
Volume	21%	5%
Currency	(1)%	1%
Natural gas/raw material cost pass-through	8%	8%

Total Tonnage Gases Sales Change	28%	14%

2006 vs. 2005
Tonnage Gases volumes were up significantly due to strong base business growth, including new refinery hydrogen investments.
Tonnage Gases Sales
Sales of $2,224.1 increased $484.0, or 28%. Underlying base business volume growth increased sales by 21%. Volumes were higher due to the start-up of new hydrogen plants supporting the refinery industry and strong performance in large tonnage on-sites supporting the steel industry. This increase was partially offset by the impacts of Hurricanes Katrina and Rita.
Currency unfavorably impacted sales by 1% as the U.S. dollar strengthened against the Euro and Pound Sterling. Natural gas cost contractually passed through to customers increased sales by 8%.
Tonnage Gases Operating Income
Operating income of $341.3 increased $89.5. Operating income increased $57 from higher volumes and $24 from a favorable change in customer mix and operating efficiencies. Insurance recoveries related to Hurricanes Katrina and Rita exceeded estimated business interruption impacts, asset write-offs, and related expenses by $15. Operating income decreased $6 from stock option expense as the company adopted SFAS No. 123R.
2005 vs. 2004
The Tonnage Gases segment experienced strong growth during the first three quarters of 2005. The fourth quarter, however, was negatively impacted by Hurricanes Katrina and Rita.
Tonnage Gases Sales
Sales of $1,740.1 increased $210.4, or 14%. Underlying base business volumes increased sales by 5%. Volumes in 2005 benefited from the full-year impact of new plant capacity but were negatively impacted by Hurricanes Katrina and Rita in the fourth quarter. Hydrogen growth continued to be led by the ongoing trend for refiners to meet lower sulfur specifications.
Currency increased sales by 1%, primarily from the weakening of the U.S. dollar against the Euro and the Pound Sterling. Higher natural gas cost contractually passed through to customers accounted for an additional 8% sales increase.
Tonnage Gases Operating Income
Operating income of $251.8 increased by $19.7. Favorable operating income variances resulted from higher volumes of $12, favorable customer mix of $10, and currency effects of $5. Operating income declined $7 from the impacts of Hurricanes Katrina and Rita.
2007 Outlook
Tonnage Gases sales are expected to be higher in 2007 due to additional volumes provided by the full-year impact of new hydrogen plants brought on stream in 2006. The increased volumes should be partially offset by lower natural gas prices contractually passed through to customers. Operating results in 2007 should improve from the expected higher volumes, partially offset by the impact of insurance recoveries in 2006.

Electronics and Performance Materials

	2006	2005	2004
Sales	$1,898.6	$1,701.0	$1,604.0
Operating income	195.3	146.0	139.5

Electronics and Performance Materials Sales

	% Change from Prior Year
	2006	2005
Underlying business
Volume	13%	9%
Price/mix	(3)%	(4)%
Acquisitions	2%	—
Currency	—	1%

Total Electronics and Performance Materials Sales Change	12%	6%

2006 vs. 2005
The Electronics and Performance Materials segment had a strong year of volume growth but continued to face pricing pressure for electronics specialty materials. However, volume gains continued to outpace price erosion.
Electronics and Performance Materials Sales
Sales of $1,898.6 increased 12%, or $197.6. Underlying base business increased sales by 10%. Higher volumes improved sales by 13%, primarily from increased electronic specialty materials volumes, with solid demand in the silicon and flat-panel display markets. Pricing decreased sales by 3%, as electronic specialty materials continued to experience pricing pressure. Sales increased 2% from the acquisition of Tomah3 Products.
Electronics and Performance Materials Operating Income
Operating income of $195.3 increased 34%, or $49.3. Operating income increased $141 from higher volumes and $5 from the acquisition of Tomah3 Products. Lower pricing, net of variable costs, primarily from lower electronics specialty material pricing, decreased operating income by $67. Operating income also declined by $13 from stock option expense as the company adopted SFAS No. 123R, by $10 from increased costs to support higher volumes, and by $6 from currency as the U.S. dollar strengthened against the Euro and key Asian currencies.
2005 vs. 2004
Electronics and Performance Materials volume increases were led by electronics specialty materials, but prices dropped due to increasing market pressure.
Electronics and Performance Materials Sales
Sales of $1,701.0 increased 6%, or $97.0. Underlying base business increased sales by 5%. Sales improved by 9% from higher volumes, driven primarily by increased electronic specialty materials volumes, as electronics markets continued to improve, including strong growth in the silicon and flat-panel display markets. Pricing decreased sales by 4% as the average selling price for electronic specialty materials declined from continued pricing pressure. Currency increased sales by 1% as the U.S. dollar weakened against the Euro and key Asian currencies.
Electronics and Performance Materials Operating Income
Operating income of $146.0 increased $6.5, or 5%. Operating income was favorably impacted by higher volumes of $82, currency impacts of $4, and lower costs of $9. The 2004 results included costs related to a legal matter. Lower pricing, net of variable costs, primarily from lower electronics specialty material pricing, decreased operating income by $87.
2007 Outlook
Volume increases are expected to drive Electronics and Performance Materials results higher in 2007. The expected volume increases are based on forecasts of silicon growth, strong demand growth in the flat-panel display market, new markets and products in Performance Materials, and a full year of operation of the recently acquired Tomah3 Products.
Equipment and Energy

	2006	2005	2004
Sales	$536.5	$369.4	$345.6
Operating income (loss)	68.9	29.1	(2.1)

2006 vs. 2005
Sales of $536.5 increased by $167.1, primarily from higher LNG heat exchanger, large air separation unit, and hydrocarbon processing equipment activity. Currency effects decreased sales by 1% as the U.S. dollar strengthened against the Pound Sterling. Operating income of $68.9 increased by $39.8, primarily from higher LNG activity.
The sales backlog for the Equipment business at 30 September 2006 was $446, compared to $577 at 30 September 2005. The business received orders for two new LNG heat exchangers in 2006. It is expected that approximately $357 of the backlog will be completed during 2007.

2005 vs. 2004
Both sales and operating income increased primarily from higher LNG heat exchanger sales activity. Currency effects improved sales by 2%, due primarily to the weakening of the U.S. dollar against the Pound Sterling.
The sales backlog for the Equipment business at 30 September 2005 was $577, compared to $257 at 30 September 2004. The business received orders for seven new LNG heat exchangers in 2005.
2007 Outlook
Equipment and Energy sales are expected to remain at strong levels in 2007 due to the continued high levels in the Equipment backlog. Operating income for the segment is expected to decrease slightly from increased spending on energy development opportunities.
Healthcare

	2006	2005	2004
Sales	$570.8	$544.7	$438.2
Operating income	8.4	81.7	73.5

Healthcare Sales

	% Change from Prior Year
	2006	2005
Underlying business
Volume	5%	7%
Price/mix	(1)%	(1)%
Acquisitions	3%	16%
Currency	(2)%	2%

Total Healthcare Sales Change	5%	24%

2006 vs. 2005
The Healthcare segment results in 2006 reflected operational issues in the U.S. business and higher than anticipated startup costs of a new contract in the U.K.
Healthcare Sales
Sales of $570.8 increased $26.1, or 5%. Sales increased 5% due to increased volumes from a respiratory care contract won in the U.K., offset by declining sales in the U.S. Pricing decreased sales by 1% from continued pricing pressures in both the U.S. and Europe. Acquisitions increased sales by 3% as the company acquired one small healthcare business in Europe and had the full-year effect of the acquisitions closed in the U.S. in 2005. Currency, driven primarily by the strengthening of the U.S. dollar against the Euro, decreased sales by 2%.
Healthcare Operating Income
Operating income of $8.4 decreased $73.3. Operating income decreased $4 from volumes as growth in Europe of $13 was more than offset by lower volumes in the U.S. of $17. Results in 2006 included a charge of $17 to adjust U.S. inventories to actual, based on physical inventory counts. Operating income declined from higher costs in the U.S. of $33, primarily driven by increased bad debt expense and infrastructure costs to support growth. Higher costs in Europe, primarily due to the new respiratory contract in the U.K., decreased operating income by $20.
2005 vs. 2004
The company continued to expand its Healthcare segment in 2005 through the acquisition of five small U.S. healthcare businesses.
Healthcare Sales
Sales of $544.7 increased $106.5, or 24%. Sales increased 7% due to strong volume performance across all regions in Europe. Pricing decreased sales by 1% due to lower Medicare pricing in the U.S. Acquisitions increased sales by 16% as the company acquired five small U.S. healthcare businesses. Currency, driven primarily by the weakening of the U.S. dollar against the Euro, increased sales by 2%.
Healthcare Operating Income
Operating income of $81.7 increased $8.2. Favorable operating income variances resulted from volumes of $12 and acquisitions of $11. Operating income declined $13 from higher costs, primarily from additional operating costs to support new business.
2007 Outlook
Healthcare is expected to improve in 2007 as the company’s action plan takes effect. In the U.S., the company is expecting volume growth to drive improvement in the business. In Europe, Healthcare should benefit from a reduction in costs and the full-year benefit of the new respiratory care contract in the U.K.
Chemicals

	2006	2005	2004
Sales	$907.6	$945.1	$884.1
Operating income	64.0	86.1	66.8

The Chemicals segment consists of the company’s Polymer Emulsions and PUI businesses. The Polymer Emulsions business is currently being marketed for sale and the PUI business is being restructured.

2006 vs. 2005
The Chemicals segment results were lower in 2006 from customer actions that occurred late in 2005.
Chemicals Sales
Sales of $907.6 decreased $37.5, or 4%. Sales increased from higher raw material costs contractually passed through to customers and other price increases to recover raw material costs. Sales decreased from lower volumes in PUI from the termination of a contract and a customer shutdown that took place in the fourth quarter of 2005. Divestitures negatively impacted sales as the company sold its DNT facility in Geismar, Louisiana. Volumes in Polymer Emulsions were relatively flat as the company continued to focus on recovering higher raw material costs.
Chemicals Operating Income
Operating income of $64.0 decreased $22.1, primarily due to a customer terminating its contract to purchase toluene diamine in the fourth quarter of 2005. As a result, operating income in 2005 included the present value of the contractual termination payments required under the supply contract.
On 31 March 2006, the company sold its DNT production facility in Geismar, Louisiana, to BASF Corporation for $155.0. The company wrote off the remaining net book value of assets sold, resulting in the recognition of a gain of $70.4 ($42.9 after-tax, or $.19 per share) on the transaction. See Note 20 to the consolidated financial statements for additional information on the sale.
In the second quarter of 2006, the company recognized a loss of $65.8 ($42.4 after-tax, or $.19 per share) for the impairment of loans receivable from a long-term supplier of sulfuric acid, used in the production of DNT for the company’s PUI business. See Note 20 to the consolidated financial statements for further information.
2005 vs. 2004
Chemicals sales improved as a result of pricing actions implemented to recover higher costs, while operating income benefited from a contract termination payment.
Chemicals Sales
Sales of $945.1 increased $61.0, or 7%. Sales increased from higher raw material costs contractually passed through to customers and other price increases to recover higher raw material costs. Sales decreased from divestitures, as the company sold its Mexican polymers business in 2004, and from lower volumes, which resulted from price increases implemented by the company.
Chemicals Operating Income
Operating income of $86.1 increased $19.3. Operating income increased primarily due to a customer terminating its contract to purchase toluene diamine in the fourth quarter of 2005. As a result, operating income included the present value of the contractual termination payments required under the supply contract.
2007 Outlook
The company is currently marketing its Polymer Emulsions business and actively engaging its partner and potential buyers. The company continues to make progress on the restructuring of its PUI business.
Other
Other operating income includes other expense and income which cannot be directly associated with the business segments, including foreign exchange gains and losses, interest income, and costs previously allocated to the Amines business. Also included are LIFO inventory adjustments, as the business segments use FIFO and the LIFO pool is kept at corporate. Corporate research and development costs are fully allocated to the business segments.

	2006	2005	2004
Operating (loss)	$(14.9)	$(13.2)	$(28.6)

2006 vs. 2005
The operating loss of $14.9 increased by $1.7. No individual items created a material variance in the comparison to the prior year.
2005 vs. 2004
The operating loss of $13.2 decreased by $15.4. The decrease primarily related to an increase in the LIFO pool adjustment in 2004 as the company experienced significant increases in inventory prices. No other individual items created a material variance in the comparison to the prior year.
Pension Benefits
The company and certain of its subsidiaries sponsor defined benefit plans that cover a substantial portion of its worldwide employees. The U.S. Salaried Pension Plans and the U.K. Pension Plan were closed to new participants in 2005 and were replaced with defined contribution plans as discussed in Note 18 to the consolidated financial statements. Assets under the company’s defined benefit plans consist primarily of equity and fixed-income securities. The amounts recognized in the consolidated financial statements for pension benefits under the defined benefit plans are determined on an actuarial basis utilizing numerous assumptions.

For 2006, the fair market value of pension plan assets for the company’s defined benefit plans as of the measurement date increased to $2,052.0 from $1,777.0 in 2005. The accumulated benefit obligation for these plans as of the measurement date was $2,411.0 and $2,244.1 in 2006 and 2005, respectively.
Approximately 64% of the total company defined benefit pension plan assets were held in the U.S. plans at the end of 2006, while the assets of the U.K. pension plans represented 28%. The actual allocation of total plan assets at the end of 2006 was 69% in equity securities, 26% in debt securities, 4% in real estate, and 1% in other investments. This allocation was in line with the targeted allocations.
Pension Funding
Pension funding includes both contributions to funded plans and benefit payments under unfunded plans. With respect to funded plans, the company’s funding policy is that contributions, combined with appreciation and earnings, will be sufficient to pay benefits without creating unnecessary surpluses. In addition, the company makes contributions to satisfy all legal funding requirements while managing its capacity to benefit from tax deductions attributable to plan contributions. External actuarial firms analyze the liabilities and demographics of each plan, which helps guide the level of contributions. During 2006 and 2005, the company contributed $130.1 and $132.8, respectively, to the defined benefit pension plans, the majority of which was voluntary.
2007 Outlook
Cash contributions for defined benefit plans are estimated to be approximately $280 in 2007. This amount is significantly higher than the minimum required contribution. Actual future contributions will depend on future funding legislation, discount rates, investment performance, plan design, and various other factors. Refer to the Contractual Obligations discussion on page 36 for a projection of future contributions.
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
Several assumptions and statistical variables are used in the models to calculate the expense and liability related to the plans. The company, in consultation with its actuaries, determines assumptions about the discount rate, the expected rate of return on plan assets, and the rate of compensation increase. Note 18 to the consolidated financial statements includes disclosure of these rates on a weighted average basis, encompassing both the domestic and international plans. The actuarial models also use assumptions on demographic factors such as retirement, mortality, and turnover rates. The company believes the actuarial assumptions are reasonable. However, actual results could vary materially from these actuarial assumptions due to economic events and different rates of retirement, mortality, and turnover.
One of the critical assumptions used in the actuarial models is the discount rate. This rate is determined at the annual measurement date for each of the various plans and is therefore subject to change each year. The rate reflects the prevailing market rate for high-quality, fixed-income debt instruments with maturities corresponding to the expected duration of the benefit obligations on the measurement date. The rate is used to discount the future cash flows of benefit obligations back to the measurement date. A lower discount rate increases the present value of the benefit obligations and results in higher pension expense. A 50 basis point increase/decrease in the discount rate decreases/increases pension expense by approximately $24 per year.
The expected rate of return on plan assets represents the average rate of return to be earned by plan assets over the period that the benefits included in the benefit obligation are to be paid. Lower returns on the plan assets result in higher pension expense. The company applies historic market return trends to current market conditions for each asset category to develop this rate of return. The weighted average actual compound rate of return earned on plan assets for the last ten years was 9.1% for the U.S. and the U.K. For the last 20 years the actual rate was 10.4%. A 50 basis point increase/decrease in the estimated rate of return on plan assets decreases/increases pension expense by approximately $9 per year.
The expected rate of compensation increase is another key assumption. The company determines this rate based on review of the underlying long-term salary increase trend characteristic of labor markets, historical experience, as well as comparison to peer companies. A 50 basis point increase/decrease in the expected rate of compensation increases/decreases pension expense by approximately $15 per year.

Pension Expense

	2006	2005	2004
Pension Expense	$154.0	$116.7	$130.1
Special terminations, settlements, and curtailments (included above)	12.9	5.1	12.5
Weighted average discount rate	5.3%	5.9%	5.8%
Weighted average expected rate of return on plan assets	8.8%	8.8%	8.4%

2006 vs. 2005
The increase in pension expense from 2005 to 2006 was primarily attributable to the 60 basis point decrease in the weighted average discount rate. Expense in 2006 included $12.9 for special termination and settlement charges, of which $9.4 was related to the 2006 global cost reduction plan.
2005 vs. 2004
Modest increases in the discount rate and expected return on plan assets contributed to the decline in pension expense for defined benefit plans. The company made significant contributions to the pension plans in 2005 and 2004, which favorably impacted pension expense.
2007 Outlook
Pension expense is estimated to be approximately $130 for 2007. This represents a decrease of $11.1 from 2006, net of special terminations, settlements, and curtailments. This decrease is primarily attributable to a 40 basis point increase in the weighted average discount rate from 5.3% to 5.7%. Pension expense in 2007 will decline from higher contributions, but this impact will be effectively offset by a change in the mortality assumptions and plan amendments. Pension expense in both 2006 and 2007 was calculated based on a global weighted average long-term rate of return on plan assets assumption of 8.8%.
Additional Minimum Liability
The additional minimum liability is equal to the accumulated benefit obligation less the fair value of pension plan assets in excess of the accrued pension cost. Comprehensive income within shareholders’ equity increased $75.1 after-tax due to a reduction of the additional minimum liability in 2006. The reduction in the additional minimum liability resulted principally from the increase in the discount rate.
A $14.3 after-tax charge was recorded to comprehensive income within shareholders’ equity due to the recognition of an additional minimum liability in 2005. The 2005 increase in the additional minimum liability resulted principally from the decline in the discount rate, substantially offset by improved asset positions.
Recognition of Actuarial Gains and Losses
At the end of 2006 and 2005, unrecognized actuarial losses for the defined benefit plans were $805.7 and $928.5, respectively. The decrease in the loss is primarily attributable to the increase in the discount rate. SFAS No. 87 requires the amortization of unrecognized actuarial gains and losses in excess of certain thresholds into pension expense over the average remaining service lives of the employees to the extent they are not offset by future gains or losses. In 2007, pension expense will include approximately $50 of amortization relating to the 2006 unrecognized actuarial loss. Future increases in the discount rate and higher than expected returns on plan assets would reduce the unrecognized actuarial losses and resulting amortization in years beyond 2007.
Plan Modifications
On 5 October 2004, the company announced changes to the U.S. Retirement Savings and Stock Ownership Plan to provide a greater portion of retirement benefits in a defined contribution program to eligible salaried employees. Effective 1 January 2005, this new program provides a company core contribution as a percentage of pay, and the percentage is based on service, as well as an enhanced company matching contribution. Eligible U.S. salaried employees hired on or after 1 November 2004 earn benefits only under the defined contribution program effective 1 January 2005. Eligible U.S. salaried employees as of 31 October 2004 were given the opportunity to make a one-time election to choose the traditional defined benefit plan or the new defined contribution plan for future service effective 1 January 2005. Benefits for service through 31 December 2004, including those applicable to current employees electing the defined contribution program, are determined under the defined benefit pension plan formula. Additionally, the company modified the early retirement provision related to future service of the defined benefit pension plan. In the near term, the retirement program changes are not anticipated to have a material impact on retirement program cost levels or funding. Over the long run, however, the new defined contribution plan is expected to reduce the volatility of both expense and contributions.
The U.K. defined benefit plan was closed to all new hires effective 1 January 2005. Eligible U.K. employees hired on or after 1 January 2005 receive retirement benefits exclusively under a new defined contribution plan.

Share-Based Compensation
Effective 1 October 2005, the company adopted SFAS No. 123R and related interpretations and began expensing the grant-date fair value of employee stock options. Prior to 1 October 2005, the company applied Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for its stock option plans. Accordingly, no compensation expense was recognized in net income for employee stock options, as options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. Refer to Note 2 and Note 15 to the consolidated financial statements for a detailed discussion on the adoption of SFAS No. 123R and the company’s share-based compensation programs.
Environmental Matters
The company is subject to various environmental laws and regulations in the United States of America and foreign countries where it has operations. Compliance with these laws and regulations results in higher capital expenditures and costs. Additionally, from time to time, the company is involved in proceedings under the Comprehensive Environmental Response, Compensation and Liability Act (the federal Superfund law), similar state laws, and the Resource Conservation and Recovery Act (RCRA) relating to the designation of certain sites for investigation and possible cleanup. The company’s accounting policies for environmental expenditures are discussed in Note 1 to the consolidated financial statements and Critical Accounting Policies and Estimates on page 41.
The amounts charged to earnings from continuing operations on an after-tax basis related to environmental matters totaled $25.8, $26.1, and $31.8 in 2006, 2005, and 2004, respectively. These amounts represent an estimate of expenses for compliance with environmental laws, as well as remedial activities and costs incurred to meet internal company standards. Such costs are estimated to be $21.3 and $16.5 in 2007 and 2008, respectively.
Although precise amounts are difficult to define, the company estimates that in 2006 it spent approximately $14 on capital projects to control pollution versus $8 in 2005. Capital expenditures to control pollution in future years are estimated to be $12 in 2007 and $5 in 2008.
The company accrues environmental investigatory, external legal costs and remediation costs for identified sites when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. The potential exposure for such costs is estimated to range from $52 to a reasonably possible upper exposure of $70. The balance sheet at 30 September 2006 and 2005 included an accrual of $52.4 and $13.3, respectively. The accrual for the environmental obligation related to the Pace facility is included in these amounts. See Note 5 to the consolidated financial statements for a detailed discussion on discontinued operations.
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
Liquidity and Capital Resources
The company maintained a solid financial position throughout 2006. Strong cash flow from operations, supplemented with proceeds from asset sales and borrowings, provided funding for the company’s capital spending and share repurchase program. The company is currently rated A/A2 (long-term) and A-1/P-1 (short-term), respectively, by Standard & Poor’s and Moody’s.
Cash Flows
The company’s cash flows from operating, investing and financing activities, as reflected in the Consolidated Statements of Cash Flows, are summarized in the following table:

	2006	2005	2004
Cash provided by (used for) continuing operations:
Operating activities	$1,322.3	$1,330.9	$1,087.5
Investing activities	(1,149.0)	(966.9)	(743.8)
Financing activities	(416.4)	(492.7)	(256.8)
Cash provided by (used for) discontinued operations:
Operating activities	23.9	44.9	(1.6)
Investing activities	202.3	(6.5)	(18.9)
Financing activities	(6.2)	—	—
Effect of exchange rate changes on cash	2.5	(.2)	3.7

(Decrease) increase in cash and cash items	$(20.6)	$(90.5)	$70.1

Operating Activities from Continuing Operations
2006 vs. 2005
Net cash provided by operating activities from continuing operations decreased $8.6. Before working capital changes, the contribution of net income adjusted for noncash items to cash provided by operating activities decreased $10.6. Income from continuing operations increased $40.8. Noncash adjustments favorably contributing to the change in cash provided by operating activities included depreciation and amortization expense, impairment of loans receivable, and share-based compensation. These adjustments were offset by unfavorable changes in deferred income taxes; the reclassification of the sale of the DNT facility in Geismar, Louisiana, to investing activities; and an increase in noncurrent receivables associated with the capital leases of on-site tonnage facilities. The unfavorable change in deferred income taxes was due primarily to the impact of the charge for the global cost reduction plan, sale of the chemical facility, and the impairment of loans receivable. The decrease in use of cash for working capital in 2006 of $19.2 was driven by an increase in accounts payable and accrued liabilities, due mainly to expenses for the 2006 global cost reduction plan and the timing of payments. This change was partially offset by an increase in cash used for inventories and contracts in progress. Cash used for inventories increased due to increased business activity and rebuilding of inventories due to the hurricanes in late 2005. Cash used for contracts in progress increased due to an increase in equipment project spending.
2005 vs. 2004
Net cash provided by operating activities increased $243.4, or 22.4%. Before working capital changes, the contribution of net income adjusted for noncash items to cash provided by operating activities increased $88.0. Income from continuing operations improved by $99.1. The use of cash for working capital in 2005 decreased by $155.4. There was a $163.8 decrease in the use of cash for trade receivables due to the company’s focus on collection activities. This was partially offset by an increase in the use of cash for accounts payable and accrued liabilities, due mainly to the timing of payments.
Investing Activities from Continuing Operations
2006 vs. 2005
In 2006, cash used for investing activities increased by $182.1. Additions to plant and equipment increased by $338.4 and included $297.2 for the repurchase of cryogenic vessel equipment. Acquisitions in 2006, totaling $127.0, primarily consisted of Tomah3 Products and a small European healthcare business. Acquisitions in 2005 of $97.2 primarily included five small U.S. healthcare businesses. Proceeds from the sale of assets and investments increased $155.0 in 2006, due principally to the sale of the Geismar, Louisiana, DNT production facility. Additionally, 2006 included $52.3 for insurance proceeds received for property damage from hurricanes.
2005 vs. 2004
In 2005, cash used for investing activities increased by $223.1, due mainly to additions in plant and equipment. Acquisitions in 2005 totaled $97.2, as compared with $84.6 in 2004. The 2004 acquisitions primarily included six small U.S. healthcare businesses.
Capital Expenditures for Continuing Operations
Capital expenditures for continuing operations in 2006 totaled $1,412.6, compared to $1,036.2 in 2005. Additions to plant and equipment in 2006 increased by $338.4 and included $297.2 for the repurchase of cryogenic vessel equipment. The company acquired Tomah3 Products as part of its investment in its Performance Materials business. As in 2005, additions to plant and equipment in 2006 were largely in support of the worldwide Merchant Gases, Tonnage Gases, and Electronics and Performance Materials segments. Additions to plant and equipment also included support capital of a routine, ongoing nature, including expenditures for distribution equipment and facility improvements.
Capital expenditures for continuing operations are detailed in the following table:

	2006	2005	2004
Additions to plant and equipment	$1,261.3	$922.9	$686.5
Acquisitions, less cash acquired	127.0	97.2	84.6
Investments in and advances to unconsolidated affiliates	22.5	10.5	18.8
Long-term debt assumed in acquisitions	—	.6	—
Capital leases	1.8	5.0	6.6

	$1,412.6	$1,036.2	$796.5

2007 Outlook
Capital expenditures for new plant and equipment in 2007 are expected to be approximately $1,000. It is anticipated that capital expenditures will be funded with cash from continuing operations. In addition, the company intends to continue to evaluate other acquisition opportunities and investments in equity affiliates.
Financing Activities from Continuing Operations
2006 vs. 2005
Cash used for financing activities decreased $76.3 in 2006, due primarily to a net increase in company borrowings as short- and long-term proceeds exceeded repayments by $92.7. The proceeds from the sale of the Amines business were used to repay outstanding commercial paper.
2005 vs. 2004
Cash used for financing activities increased $235.9 in 2005. The increase was due to the purchase of 8.3 million of the company’s outstanding shares for $500.0 and higher dividend payments of $57.3, partially offset by a net increase in company borrowings of $329.9. Additional long-term debt proceeds of $224.4 were more than offset by higher payments on long-term debt of $298.6. In 2005, there was a net increase in commercial paper and short-term borrowings of $269.3 versus a reduction of these borrowings in 2004 of $134.8.
Financing and Capital Structure
Capital needs in 2006 were satisfied with cash from continuing operations supplemented with proceeds from asset sales. At the end of 2006, total debt outstanding was $2.8 billion compared to $2.5 billion, as long- and short-term debt proceeds exceeded repayments by $238.7. Total debt at 30 September 2006 and 2005, expressed as a percentage of the sum of total debt, shareholders’ equity, and minority interest, was 35.8% and 34.5%, respectively.
Long-term debt financings in 2006 totaled $292.5. On 9 November 2005, the company issued Euro 300.0 ($353.0) of 3.75% Eurobonds maturing 8 November 2013. Euro 156.2 ($183.8) of these Eurobonds was exchanged for Euro 146.5 ($172.4) of the company’s 6.5% Eurobonds due July 2007, pursuant to an exchange offer announced by the company on 20 October 2005, resulting in a new, long-term debt financing of Euro 143.8 ($169.2). Additionally, floating-rate U.S. Industrial Revenue Bonds of $96.9 with terms of thirty-five years were issued.
There was $240.2 of commercial paper outstanding at 30 September 2006. Substantial credit facilities are maintained to provide backup funding for commercial paper and to ensure availability of adequate sources of liquidity. As of 30 September 2006, there were no borrowings outstanding under the company’s $1,200 multicurrency committed revolving credit facility (as described below), maturing May 2011.
Additional commitments of $195.7 are maintained by the company’s foreign subsidiaries, of which $134.9 was borrowed and outstanding at 30 September 2006.
On 16 March 2006, the Board of Directors authorized a $1,500 share repurchase program. During 2006, the company spent $482.3 in cash for the repurchase of 7.7 million of its outstanding shares; $13.8 was reported as an accrued liability on the balance sheet.
On 23 May 2006, the company entered into a five-year $1,200 revolving credit agreement with a syndicate of banks, under which senior unsecured debt is available to both the company and certain of its subsidiaries. The agreement provides a source of liquidity for the company and supports its commercial paper program. The company unconditionally guarantees the payment of all loans made under the agreement to its subsidiary borrowers. Amounts outstanding under the agreement may be accelerated for typical defaults, including the nonpayment of amounts due under the agreement, the nonpayment of material judgments or debt obligations, and certain bankruptcy events. This agreement replaced the company’s $700 revolving credit agreement dated 18 December 2003. No borrowings were outstanding under the $700 agreement at the time of its termination, and no early termination penalties were incurred.
Dividends
On 16 March 2006, the Board of Directors increased the quarterly cash dividend 6%, from 32 cents per share to 34 cents per share. Dividends are declared by the Board of Directors and are usually paid during the sixth week after the close of the fiscal quarter.
Discontinued Operations
Cash provided by discontinued operations in 2006 of $220.0 included proceeds from the sale of the Amines business of $211.2.

Contractual Obligations
The company is obligated to make future payments under various contracts such as debt agreements, lease agreements, unconditional purchase obligations, and other long-term obligations. The following table summarizes these contractual obligations of the company as of 30 September 2006.

	Payments Due by Period
	Total	2007	2008	2009	2010	2011	Thereafter
Long-term debt obligations
Debt maturities	$2,413	$338	$103	$33	$81	$159	$1,699
Contractual interest	987	111	87	83	81	73	552
Capital leases	22	9	3	2	1	1	6
Operating leases	222	44	34	28	23	16	77
Pension obligations	710	280	60	140	140	90	—
Unconditional purchase obligations	1,509	438	109	104	97	91	670

Total Contractual Obligations	$5,863	$1,220	$396	$390	$423	$430	$3,004

Long-Term Debt Obligations
The long-term debt obligations include the maturity payments of long-term debt, including current portion, and the related contractual interest obligations. Refer to Note 12 to the consolidated financial statements for additional information on long-term debt.
Contractual interest is the interest the company is contracted to pay on the long-term debt obligations without taking into account the interest impact of interest rate swaps related to any of this debt, which at current interest rates would slightly increase contractual interest. The company had $586 of long-term debt subject to variable interest rates at 30 September 2006, excluding fixed-rate debt that has been swapped to variable-rate debt. The rate assumed for the variable interest component of the contractual interest obligation was the rate in effect at 30 September 2006. Variable interest rates are primarily determined by inter-bank offer rates and by U.S. short-term tax-exempt interest rates.
Leases
Refer to Note 13 to the consolidated financial statements for additional information on capital and operating leases.
Pension Obligations
The company and certain of its subsidiaries sponsor defined benefit plans that cover a substantial portion of its worldwide employees. The company closed its major defined benefit plans to new participants in 2005. The company’s funding policy is that contributions, combined with appreciation and earnings, will be sufficient to pay benefits without creating unnecessary surpluses. In addition, the company makes contributions to satisfy all legal funding requirements while managing its capacity to benefit from tax deductions attributable to plan contributions. The amounts in the table represent the current estimated cash payments to be made by the company over the next five years. These payments are based upon current valuation assumptions and the new pension legislation effective in 2008.
The total accrued liability for pension benefits is impacted by interest rates, plan demographics, actual return on plan assets, continuation or modification of benefits, and other factors. Such factors can significantly impact the amount of the liability and related contributions.
Unconditional Purchase Obligations
Most of the company’s long-term unconditional purchase obligations relate to feedstock supply for numerous HyCO (hydrogen, carbon monoxide, and syngas) facilities. The price of feedstock supply is principally related to the price of natural gas. However, long-term take-or-pay sales contracts to HyCO customers are generally matched to the term of the feedstock supply obligations and provide recovery of price increases in the feedstock supply. Due to the matching of most feedstock supply obligations to customer sales contracts, the company does not believe these purchase obligations would have a material effect on its financial condition or results of operations.
Natural gas supply purchase obligations to HyCO facilities are principally short-term commitments at market prices.
The above unconditional purchase obligations also include the fixed demand charge for electric power under numerous supply contracts. A fixed demand charge is generally included in electric power supply agreement pricing and generally ratchets down to zero over a period of months in the event operations are terminated. Therefore, the fixed obligation is principally included in 2007.

Purchase commitments to spend approximately $240 for additional plant and equipment are included in the unconditional purchase obligations. Total capital expenditures for plant and equipment in 2007 are expected to be approximately $1,000. This amount is similar to 2006 capital expenditures for plant and equipment, excluding the repurchase of cryogenic vessel equipment.
The company also purchases materials, energy, capital equipment, supplies, and services as part of the ordinary course of business under arrangements which are not unconditional purchase obligations. The majority of such purchases are for raw materials and energy, which are obtained under requirements-type contracts at market prices. In total, purchases by the company approximate $5 billion annually, including the unconditional purchase obligations in the table.
Deferred Income Tax Liability
Noncurrent deferred income tax liabilities as of 30 September 2006 were $833.1. Refer to Note 17 to the consolidated financial statements. Deferred tax liabilities are calculated based on temporary differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates. This amount is not included in the Contractual Obligations table because this presentation would not be meaningful. These liabilities do not have any connection with the amount of cash taxes to be paid in any future periods and do not relate to liquidity needs.
Off-Balance Sheet Arrangements
The company has entered into certain guarantee agreements as discussed in Note 19 to the consolidated financial statements. The company is not a primary beneficiary in any material variable interest entity. The company does not have any derivative instruments indexed to its own stock. The company’s off-balance sheet arrangements are not reasonably likely to have a material impact on financial condition, changes in financial condition, results of operations, or liquidity.
Related Party Transactions
The company’s principal related parties are equity affiliates operating in industrial gas and chemicals businesses. The company did not engage in any material transactions involving related parties that included terms or other aspects that differ from those which would be negotiated at arm’s length with clearly independent parties.
Market Risks and Sensitivity Analysis
The company’s earnings, cash flows, and financial position are exposed to market risks relating to fluctuations in interest rates and foreign currency exchange rates. It is the policy of the company to minimize its cash flow exposure to adverse changes in currency and exchange rates and to manage the financial risks inherent in funding with debt capital.
The company mitigates adverse energy price impacts through its cost pass-through contracts with customers, as well as price increases. The company has entered into a limited number of commodity swap contracts in order to reduce the cash flow exposure to changes in the price of natural gas relative to certain oil-based feedstocks.
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
The company’s derivative and other financial instruments consist of long-term debt (including current portion), interest rate swaps, cross currency interest rate swaps, foreign exchange-forward contracts, foreign exchange-option contracts, and commodity swaps. The net market value of these financial instruments combined is referred to below as the net financial instrument position. The net financial instrument position does not include other investments of $95.2 at 30 September 2006 and $97.9 at 30 September 2005 as disclosed in Note 6 to the consolidated financial statements. These amounts primarily represent an investment in a publicly traded foreign company accounted for by the cost method. The company assessed the materiality of the market risk exposure on these other investments and determined this exposure to be immaterial.
At 30 September 2006 and 2005, the net financial instrument position was a liability of $2,533.0 and $2,259.4, respectively. The increase in the net financial instrument position was due primarily to an increase in the book value of long-term debt as a result of new issuances exceeding repayments and the impact of a weaker U.S. dollar on the translation of foreign currency debt and the market value of foreign exchange-forward contracts.

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
Interest Rate Risk
The company’s debt portfolio, including swap agreements, as of 30 September 2006, primarily comprised debt denominated in Euros (42%) and U.S. dollars (39%), including the effect of currency swaps. This debt portfolio is composed of 47% fixed-rate debt and 53% variable-rate debt. Changes in interest rates have different impacts on the fixed- and variable-rate portions of the company’s debt portfolio. A change in interest rates on the fixed portion of the debt portfolio impacts the net financial instrument position but has no impact on interest incurred or cash flows. A change in interest rates on the variable portion of the debt portfolio impacts the interest incurred and cash flows but does not impact the net financial instrument position.
The sensitivity analysis related to the fixed portion of the company’s debt portfolio assumes an instantaneous 100 basis point move in interest rates from the levels at 30 September 2006 and 2005, with all other variables (including foreign exchange rates) held constant. A 100 basis point increase in market interest rates would result in a decrease of $71 and $58 in the net liability position of financial instruments at 30 September 2006 and 2005, respectively. A 100 basis point decrease in market interest rates would result in an increase of $71 and $63 in the net liability position of financial instruments at 30 September 2006 and 2005, respectively.
Based on the variable-rate debt included in the company’s debt portfolio, including the interest rate swap agreements, as of 30 September 2006 and 2005, a 100 basis point increase in interest rates would result in an additional $15 and $13 in interest incurred per year at 30 September 2006 and 2005, respectively. A 100 basis point decline would lower interest incurred by $15 and $13 per year at 30 September 2006 and 2005, respectively.
Foreign Currency Exchange Rate Risk
The sensitivity analysis assumes an instantaneous 10% change in the foreign currency exchange rates from their levels at 30 September 2006 and 2005, with all other variables (including interest rates) held constant. A 10% strengthening of the functional currency of an entity versus all other currencies would result in a decrease of $216 and $169 in the net liability position of financial instruments at 30 September 2006 and 2005, respectively. A 10% weakening of the functional currency of an entity versus all other currencies would result in an increase of $215 and $162 in the net liability position of financial instruments at 30 September 2006 and 2005, respectively.
The primary currencies for which the company has exchange rate exposure are the U.S. dollar versus the Euro, the U.S. dollar versus the U.K. Pound Sterling, and the U.S. dollar versus the Canadian dollar. Foreign currency debt, cross currency interest rate swaps and foreign exchange-forward contracts are used in countries where the company does business, thereby reducing its net asset exposure. Foreign exchange-forward contracts also are used to hedge the company’s firm and highly anticipated foreign currency cash flows, along with foreign exchange-option contracts. Thus, there is either an asset or cash flow exposure related to all of the financial instruments in the above sensitivity analysis for which the impact of a movement in exchange rates would be in the opposite direction and materially equal (or more favorable in the case of purchased foreign exchange-option contracts) to the impact on the instruments in the analysis.
Commodity Price Risk
The sensitivity analysis assumes an instantaneous 50% change in the price of natural gas and oil-based feedstocks from their levels at 30 September 2006 and 2005, with all other variables held constant. A 50% increase in these prices would result in an increase of $2 and $4 in the net liability position of financial instruments at 30 September 2006 and 2005, respectively. A 50% decline in these prices would result in a decrease of $2 and $4 in the net liability position of financial instruments at 30 September 2006 and 2005, respectively.
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
Note 1 to the consolidated financial statements describes the company’s major accounting policies. Judgments and estimates of uncertainties are required in applying the company’s accounting policies in many areas. The following are areas requiring significant judgments and estimates: depreciable lives of plant and equipment; cash flow and valuation assumptions in performing impairment tests of long-lived assets; and estimated costs to be incurred for environmental liabilities, income taxes, and pension benefits.
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
Information concerning the company’s implementation and impact of new accounting standards issued by the Financial Accounting Standards Board (FASB) is discussed in Note 2. Otherwise, the company did not adopt an accounting policy in the past three years that had a material impact on the company’s financial condition, change in financial condition, or results of operations.
Depreciable Lives of Plant and Equipment
Plant and equipment is recorded at cost and depreciated using the straight-line method, which deducts equal amounts of the cost of each asset from earnings every year over its estimated economic useful life. Net plant and equipment at 30 September 2006 totaled $6,162.0, representing 55% of total assets. Depreciation expense during 2006 totaled $744.2, representing 10% of total costs and expenses. Given the significance of plant and equipment and associated depreciation to the company’s financial statements, the determination of an asset’s economic useful life is considered to be a critical accounting estimate. The estimate is critical for the company’s Merchant Gases, Tonnage Gases, and Electronics and Performance Materials segments, given the capital-intensive businesses in which the company owns and operates plant and equipment.
Economic useful life is the duration of time an asset is expected to be productively employed by the company, which may be less than its physical life. Management’s assumptions on the following factors, among others, affect the determination of estimated economic useful life: wear and tear, obsolescence, technical standards, contract life, changes in market demand, and raw material availability. The company makes estimates and assumptions regarding its competitive position in various end markets and geographic locations.
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
The company has numerous long-term customer supply contracts, particularly in the gases on-site business within the Tonnage Gases segment. These contracts principally have initial contract terms of 15 to 20 years. There are also long-term customer supply contracts associated with the tonnage gases business within the Electronics and Performance Materials segment. These contracts principally have initial terms of 10 to 15 years. Depreciable lives of the production assets related to long-term contracts are matched to the contract lives.

Extensions to the contract term of supply frequently occur prior to the expiration of the initial term. As contract terms are extended, the depreciable life of the remaining net book value of the production assets is adjusted to match the new contract term.
The depreciable lives of production facilities within the Merchant Gases segment are principally 15 years. The terms of customer contracts associated with products produced at these types of facilities typically have a much shorter term. The depreciable lives of production facilities within the Electronics and Performance Materials segment, where there is not an associated long-term supply agreement, range from 10 to 15 years. Management has determined these depreciable lives to be appropriate based on historical experience combined with its judgment on future assumptions such as technological advances, potential for obsolescence, competitors’ actions, etc. Management monitors its assumptions and may potentially need to adjust depreciable life as circumstances change. A change in the depreciable life by one year for production facilities within the Merchant Gases segment would impact annual depreciation expense by approximately $13 for a decrease in life of one year and by approximately $9 for an increase in life of one year. A change in the depreciable life by one year for production facilities within the Electronics and Performance Materials segment would impact annual depreciation expense by approximately $15 for a decrease in life of one year and by approximately $10 for an increase in life of one year.
Impairment of Long-Lived Assets
Plant and Equipment
Net plant and equipment at 30 September 2006 totaled $6,162.0. Plant and equipment held for use is grouped for impairment testing at the lowest level for which there are identifiable cash flows. Impairment testing of the asset group occurs whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The company assesses recoverability by comparing the carrying amount of the asset group to the estimated undiscounted future cash flows expected to be generated by the assets. If an asset group is considered impaired, the impairment loss to be recognized would be measured as the amount by which the asset group’s carrying amount exceeds its fair value. Assets to be disposed of by sale are reported at the lower of carrying amount or fair value less cost to sell.
The estimate of plant and equipment fair value is based on estimated discounted future cash flows expected to be generated by the asset group. The assumptions underlying cash flow projections represent management’s best estimates at the time of the impairment review. Factors that management must estimate include: industry and market conditions, sales volume and prices, costs to produce, inflation, etc. Changes in key assumptions or actual conditions which differ from estimates could result in an impairment charge. The company uses reasonable and supportable assumptions when performing impairment reviews and cannot predict the occurrence of future events and circumstances that could result in impairment charges. Over the past three years, there have been no impairment of asset groups held for use. As part of the actions taken in the company’s global cost reduction plan, recognized impairment of assets to be sold or abandoned was $7.7 in 2006. Refer to Note 3 to the consolidated financial statements.
Goodwill
The purchase method of accounting for business combinations requires the company to make use of estimates and judgments to allocate the purchase price paid for acquisitions to the fair value of the net tangible and identifiable intangible assets. Goodwill represents the excess of the aggregate purchase price over the fair value of net assets of an acquired entity. Goodwill, including goodwill associated with equity affiliates, was $1,055.2 as of 30 September 2006. The majority of the company’s goodwill is assigned to reporting units within the Healthcare, Electronics and Performance Materials, and Merchant Gases segments. Disclosures related to goodwill are included in Note 10 to the consolidated financial statements.
The company performs an impairment test annually in the fourth quarter of the fiscal year. In addition, goodwill would be tested more frequently if changes in circumstances or the occurrence of events indicated potential impairment exists. The impairment test requires the company to compare the fair value of business reporting units to carrying value, including assigned goodwill. The results of the impairment tests have indicated fair value amounts exceeded carrying amounts.
The company primarily uses the present value of future cash flows to determine fair value. The company’s valuation model assumes a five-year growth period for the business and an estimated exit trading multiple. Management judgment is required in the estimation of future operating results and to determine the appropriate exit multiple. The exit multiple is determined from comparable industry transactions. Future operating results and exit multiples could differ from the estimates. However, the company does not anticipate a material impact on the financial statements from differences in these assumptions.

Equity Investments
Investments in and advances to equity affiliates totaled $728.3 at 30 September 2006. The majority of the company’s investments are non-publicly traded ventures with other companies in the industrial gas or chemicals business. Summarized financial information of equity affiliates is included in Note 8 to the consolidated financial statements. Equity investments are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable.
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
Environmental Liabilities
Accruals for environmental loss contingencies are recorded when it is probable that a liability has been incurred and the amount can reasonably be estimated. The company estimates the exposure for environmental contingencies to range from $52 to a reasonably possible upper exposure of $70. The balance sheet at 30 September 2006 included an accrual of $52.4, primarily as part of other noncurrent liabilities. Management views the measurement of environmental loss contingency accruals as a critical accounting estimate because of the considerable uncertainty surrounding estimation and the need to forecast into the distant future.
In the normal course of business, the company is involved in legal proceedings under the federal Superfund law, similar state environmental laws, and RCRA relating to the designation of certain sites for investigation or remediation. Presently, there are approximately 32 sites on which a final settlement has not been reached where the company, along with others, has been designated a potentially responsible party by the Environmental Protection Agency or is otherwise engaged in investigation or remediation. In addition, the company is also involved in cleanup activities at certain of its manufacturing sites. The company continually monitors these sites for which it has environmental exposure.
Measurement of environmental accruals is based on the evaluation of currently available information with respect to each individual site and considers factors such as existing technology, presently enacted laws and regulations, and prior experience in remediation of contaminated sites. An environmental accrual related to cleanup of a contaminated site might include, for example, a provision for one or more of the following types of costs: site investigation and testing costs, cleanup costs, costs related to soil and water contamination resulting from tank ruptures, postremediation monitoring costs, and outside legal fees. Environmental accruals include costs related to other potentially responsible parties to the extent that the company has reason to believe such parties will not fully pay their proportionate share. The accruals also do not take into account any claims for recoveries from insurance or other parties and are not discounted.
As assessments and remediation progress at individual sites, the amount of the projected cost is reviewed periodically, and the accrual is adjusted to reflect additional technical and legal information that becomes available. Management has a well-established process in place to identify and monitor the company’s environmental exposures. An environmental accrual analysis is prepared and maintained that lists all environmental loss contingencies, even where an accrual has not been established. This analysis assists in monitoring the company’s overall environmental exposure and serves as a tool to facilitate ongoing communication among the company’s technical experts, environmental managers, environmental lawyers, and financial management to ensure that required accruals are recorded and potential exposures disclosed.
Actual costs to be incurred at identified sites in future periods may vary from the estimates, given the inherent uncertainties in evaluating environmental exposures. Using reasonably possible alternative assumptions of the exposure level could result in an increase to the environmental accrual. Due to the inherent uncertainties related to environmental exposures, a significant increase to the reasonably possible upper exposure level could occur if a new site was designated, the scope of remediation was increased, or a significant increase in the company’s proportionate share occurred.
Income Taxes
The company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are recognized for the tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities measured using the enacted tax rate. At 30 September 2006, accrued income taxes and deferred tax liabilities amounted to $98.7 and $833.1, respectively. Income tax expense was $271.2 for the year ended 30 September 2006. Management judgment is required in determining income tax expense and the related balance sheet amounts. Judgments are required concerning the ultimate outcome of tax contingencies and the realization of deferred tax assets.
Actual income taxes paid may vary from estimates, depending upon changes in income tax laws, actual results of operations, and the final audit of tax returns by taxing authorities. Tax assessments may arise several years after tax returns have been filed. The company believes that its recorded tax liabilities adequately provide for the probable outcome of these assessments.
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
Pension Benefits
The company sponsors defined benefit pension plans in various forms for employees who meet eligibility requirements. Several assumptions and statistical variables are used in actuarial models to calculate the pension expense and liability related to the various plans. Assumptions about the discount rate, the expected rate of return on plan assets, and the future rate of compensation increases are determined by the company. The actuarial models also use assumptions on demographic factors such as retirement, mortality, and turnover. Management considers the accounting for pension benefits critical because of the significance and number of assumptions used. Depending on the assumptions selected, pension expense could vary significantly and could have a material effect on reported earnings. The assumptions used can also materially affect the measurement of benefit obligations. For a detailed discussion of the company’s pension benefits, see Pension Benefits above and Note 18 to the consolidated financial statements.
New Accounting Standards
See Note 2 to the consolidated financial statements for information concerning the company’s implementation and impact of new accounting standards.
Forward-Looking Statements
This document contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this document regarding important risk factors. Actual performance and financial results may differ materially from those expressed in the forward-looking statements because of many factors, including those specifically referenced as future events or outcomes that the company anticipates, as well as, among other things, overall economic and business conditions different than those currently anticipated and demand for the company’s goods and services during that time; competitive factors in the industries in which it competes; interruption in ordinary sources of supply; the ability to recover unanticipated increased energy and raw material costs from customers; uninsured litigation judgments or settlements; changes in government regulations; consequences of acts of war or terrorism impacting the United States’ and other markets; the effects of a pandemic or epidemic or a natural disaster; charges related to currently undetermined portfolio management and cost reduction actions; the success of implementing cost reduction programs; the timing, impact, ability to complete, and other uncertainties of future acquisitions or divestitures or unanticipated contract terminations; significant fluctuations in interest rates and foreign currencies from that currently anticipated; the impact of tax and other legislation and regulations in jurisdictions in which the company and its affiliates operate; the recovery of insurance proceeds; the impact of new financial accounting standards; and the timing and rate at which tax credits can be utilized. The company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this document to reflect any change in the company’s assumptions, beliefs or expectations or any change in events, conditions or circumstances upon which any such forward-looking statements are based.

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
Because of inherent limitations, internal control over financial reporting can only provide reasonable assurance and may not prevent or detect misstatements. Further, because of changes in conditions, the effectiveness of our internal control over financial reporting may vary over time. Our processes contain self-monitoring mechanisms, and actions are taken to correct deficiencies as they are identified.
Management has evaluated the effectiveness of its internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this evaluation, management concluded that, as of 30 September 2006, the company’s internal control over financial reporting was effective.
KPMG LLP, an independent registered public accounting firm, has issued an audit report on our management’s assessment of internal control over financial reporting, which appears herein.

John P. Jones III	Paul E. Huck
Chairman and	Vice President and
Chief Executive Officer	Chief Financial Officer
12 December 2006

Report of Independent Registered Public Accounting Firm
on Internal Control over Financial Reporting
To the Shareholders and Board of Directors of Air Products and Chemicals, Inc.:
We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that Air Products and Chemicals, Inc. maintained effective internal control over financial reporting as of 30 September 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Air Products and Chemicals, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.
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
In our opinion, management’s assessment that Air Products and Chemicals, Inc. maintained effective internal control over financial reporting as of 30 September 2006 is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, Air Products and Chemicals, Inc. maintained, in all material respects, effective internal control over financial reporting as of 30 September 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Air Products and Chemicals, Inc. and subsidiaries as of 30 September 2006 and 2005, and the related consolidated statements of income, cash flows, and shareholders’ equity for each of the years in the three-year period ended 30 September 2006, and our report dated 12 December 2006 expressed an unqualified opinion on those consolidated financial statements.
KPMG LLP
Philadelphia, Pennsylvania
12 December 2006

Report of Independent Registered Public Accounting Firm
To the Shareholders and Board of Directors of Air Products and Chemicals, Inc.:
We have audited the accompanying consolidated balance sheets of Air Products and Chemicals, Inc. and subsidiaries as of 30 September 2006 and 2005, and the related consolidated statements of income, cash flows, and shareholders’ equity for each of the years in the three-year period ended 30 September 2006. These consolidated financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Air Products and Chemicals, Inc. and subsidiaries as of 30 September 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended 30 September 2006, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 2 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” and recognized the impact of the adoption as a cumulative effect of accounting change in the accompanying consolidated income statement. The company adopted Statement of Financial Accounting Standards No. 123 (R), “Share Based Payments,” and related interpretations on 1 October 2005. As described in Note 21 to the consolidated financial statements, the company changed the composition of its reportable segments for the fiscal year ended 30 September 2006. The 30 September 2005 and 2004 amounts presented in the consolidated financial statements relating to reportable segments have been restated to conform to the 30 September 2006 composition of reportable segments.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Air Products and Chemicals, Inc.’s internal control over financial reporting as of 30 September 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated 12 December 2006 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.
KPMG LLP
Philadelphia, Pennsylvania
12 December 2006

The Consolidated Financial Statements
Air Products and Chemicals, Inc. and Subsidiaries
Consolidated Income Statements

Year ended 30 September (millions of dollars, except for share data)	2006	2005	2004

Sales	$8,850.4	$7,768.3	$7,031.9

Costs and Expenses
Cost of sales	6,558.3	5,654.5	5,094.7
Selling and administrative	1,080.7	1,013.6	956.2
Research and development	151.4	132.3	126.1
Gain on sale of a chemical facility	(70.4)	—	—
Impairment of loans receivable	65.8	—	—
Global cost reduction plan	72.1	—	—
Other (income) expense, net	(68.4)	(27.6)	(31.5)

Operating Income	1,060.9	995.5	886.4
Equity affiliates’ income	107.7	105.4	92.8
Interest expense	119.3	110.0	120.9

Income from Continuing Operations before Taxes and Minority Interest	1,049.3	990.9	858.3
Income tax provision	271.2	260.7	229.2
Minority interest in earnings of subsidiary companies	29.8	22.7	20.7

Income from Continuing Operations	748.3	707.5	608.4
Income (Loss) from Discontinued Operations, net of tax	(18.7)	4.2	(4.3)

Income before Cumulative Effect of Accounting Change	729.6	711.7	604.1
Cumulative effect of accounting change, net of tax	(6.2)	—	—

Net Income	$723.4	$711.7	$604.1

Weighted Average of Common Shares Outstanding (in millions)	221.7	225.7	223.8
Weighted Average of Common Shares Outstanding Assuming Dilution (in millions)	227.5	231.4	228.9

Basic Earnings per Common Share
Income from continuing operations	$3.38	$3.13	$2.72
Income (loss) from discontinued operations	(.09)	.02	(.02)

Income before cumulative effect of accounting change	3.29	3.15	2.70
Cumulative effect of accounting change	(.03)	—	—

Net Income	$3.26	$3.15	$2.70

Diluted Earnings per Common Share
Income from continuing operations	$3.29	$3.06	$2.66
Income (loss) from discontinued operations	(.08)	.02	(.02)

Income before cumulative effect of accounting change	3.21	3.08	2.64
Cumulative effect of accounting change	(.03)	—	—

Net Income	$3.18	$3.08	$2.64

The accompanying notes are an integral part of these statements.

Air Products and Chemicals, Inc. and Subsidiaries
Consolidated Balance Sheets

30 September (millions of dollars, except for share data)	2006	2005

Assets

Current Assets
Cash and cash items	$35.2	$55.8
Trade receivables, less allowances for doubtful accounts of $45.0 in 2006 and $34.5 in 2005	1,564.7	1,453.2
Inventories	509.5	453.5
Contracts in progress, less progress billings	191.6	82.4
Other receivables and current assets	311.6	269.1
Current assets of discontinued operations	—	100.7

Total Current Assets	2,612.6	2,414.7

Investment in Net Assets of and Advances to Equity Affiliates	728.3	663.7
Plant and Equipment, at cost	13,590.3	12,545.7
Less accumulated depreciation	7,428.3	6,768.0

Plant and Equipment, net	6,162.0	5,777.7

Goodwill	989.1	881.4
Intangible Assets, net	113.0	95.6
Other Noncurrent Assets	575.7	442.2
Noncurrent Assets of Discontinued Operations	—	133.5

Total Noncurrent Assets	8,568.1	7,994.1

Total Assets	$11,180.7	$10,408.8

Liabilities and Shareholders’ Equity

Current Liabilities
Payables and accrued liabilities	$1,655.1	$1,352.6
Accrued income taxes	98.7	118.2
Short-term borrowings	417.5	309.6
Current portion of long-term debt	152.1	137.4
Current liabilities of discontinued operations	—	25.4

Total Current Liabilities	2,323.4	1,943.2

Long-Term Debt	2,280.2	2,046.7
Deferred Income and Other Noncurrent Liabilities	642.0	821.6
Deferred Income Taxes	833.1	834.5
Noncurrent Liabilities of Discontinued Operations	—	6.2

Total Noncurrent Liabilities	3,755.3	3,709.0

Total Liabilities	6,078.7	5,652.2

Minority Interest in Subsidiary Companies	178.0	181.1
Commitments and Contingencies—See Note 19
Share-Based Compensation	—	30.0
Shareholders’ Equity
Common stock (par value $1 per share; issued 2006 and 2005—249,455,584 shares)	249.4	249.4
Capital in excess of par value	682.5	573.6
Retained earnings	5,743.5	5,317.2
Accumulated other comprehensive income (loss)	(221.7)	(433.2)
Treasury stock, at cost (2006—32,205,012; 2005—27,557,351 shares)	(1,529.7)	(1,161.5)

Total Shareholders’ Equity	4,924.0	4,545.5

Total Liabilities and Shareholders’ Equity	$11,180.7	$10,408.8

The accompanying notes are an integral part of these statements.

Air Products and Chemicals, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

Year ended 30 September (millions of dollars)	2006	2005	2004

Operating Activities from Continuing Operations
Net income	$723.4	$711.7	$604.1
(Income) loss from discontinued operations, net of tax	18.7	(4.2)	4.3
Cumulative effect of accounting change, net of tax	6.2	—	—

Income from continuing operations	748.3	707.5	608.4
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	763.0	706.3	697.3
Deferred income taxes	(2.6)	42.8	96.1
Undistributed earnings of unconsolidated affiliates	(39.1)	(39.7)	(44.6)
Gain on sale of assets and investments	(9.2)	(8.3)	(5.3)
Gain on sale of a chemical facility	(70.4)	—	—
Impairment of loans receivable	65.8	—	—
Share-based compensation	74.6	16.8	6.9
Net investment in leases	(126.7)	(58.6)	(47.7)
Other	71.1	97.4	65.1

Subtotal	1,474.8	1,464.2	1,376.2
Working capital changes that provided (used) cash, excluding effects of acquisitions and divestitures:
Trade receivables	(93.8)	(75.2)	(239.0)
Inventories and contracts in progress	(103.9)	(10.5)	(31.0)
Payables and accrued liabilities	109.3	(70.9)	(12.5)
Other	(64.1)	23.3	(6.2)

Cash Provided by Operating Activities	1,322.3	1,330.9	1,087.5

Investing Activities from Continuing Operations
Additions to plant and equipment	(1,261.3)	(922.9)	(686.5)
Acquisitions, less cash acquired	(127.0)	(97.2)	(84.6)
Investment in and advances to unconsolidated affiliates	(22.5)	(10.5)	(18.8)
Proceeds from sale of assets and investments	214.7	59.7	46.1
Proceeds from insurance settlements	52.3	—	—
Other	(5.2)	4.0	—

Cash Used for Investing Activities	(1,149.0)	(966.9)	(743.8)

Financing Activities from Continuing Operations
Long-term debt proceeds	292.5	510.7	286.3
Payments on long-term debt	(158.6)	(634.0)	(335.4)
Net increase (decrease) in commercial paper and short-term borrowings	104.8	269.3	(134.8)
Dividends paid to shareholders	(293.6)	(276.2)	(218.9)
Purchase of treasury stock	(482.3)	(500.0)	—
Proceeds from stock option exercises	102.9	137.5	146.0
Excess tax benefit from share-based compensation/other	17.9	—	—

Cash Used for Financing Activities	(416.4)	(492.7)	(256.8)

Discontinued Operations
Cash provided by (used for) operating activities	23.9	44.9	(1.6)
Cash provided by (used for) investing activities	202.3	(6.5)	(18.9)
Cash used for financing activities	(6.2)	—	—

Cash Provided by (Used for) Discontinued Operations	220.0	38.4	(20.5)

Effect of Exchange Rate Changes on Cash	2.5	(.2)	3.7

(Decrease) Increase in Cash and Cash Items	(20.6)	(90.5)	70.1

Cash and Cash Items—Beginning of Year	55.8	146.3	76.2

Cash and Cash Items—End of Year	$35.2	$55.8	$146.3

Cash paid during the year for:
Interest (net of amounts capitalized)	$108.4	$117.8	$122.8
Taxes (net of refunds)	278.5	135.2	107.8
The accompanying notes are an integral part of these statements.

Air Products and Chemicals, Inc. and Subsidiaries
Consolidated Statements of Shareholders’ Equity

	Number of				Accumulated
	Common		Capital in		Other
	Shares	Common	Excess of	Retained	Comprehensive	Treasury	Shares in
(millions of dollars, except for share data)	Outstanding	Stock	Par Value	Earnings	Income (Loss)	Stock	Trust	Total

Balance 30 September 2003	221,423,479	$249.4	$470.6	$4,516.6	$(567.2)	$(766.1)	$(144.1)	$3,759.2
Comprehensive Income:
Net income				604.1				604.1
Net loss on derivatives, net of income tax benefit of $(.4)					(.6)			(.6)
Translation adjustments, net of income tax of $30.1					60.0			60.0
Net change in unrealized holding gains, net of income tax of $4.6					7.7			7.7
Change in minimum pension liability, net of income tax of $29.9					59.4			59.4

Comprehensive Income								730.6
Issuance of treasury shares and shares in trust for stock options and award plans	4,351,297		32.5			1.3	105.3	139.1
Tax benefit of stock option and award plans			24.2					24.2
Cash dividends ($1.04 per share)				(233.6)				(233.6)

Balance 30 September 2004	225,774,776	$249.4	$527.3	$4,887.1	$(440.7)	$(764.8)	$(38.8)	$4,419.5

Comprehensive Income:
Net income				711.7				711.7
Net loss on derivatives, net of income tax benefit of $(2.7)					(3.6)			(3.6)
Translation adjustments, net of income tax of $6.8					12.2			12.2
Net change in unrealized holding gains, net of income tax of $7.2					13.2			13.2
Change in minimum pension liability, net of income tax benefit of $(10.1)					(14.3)			(14.3)

Comprehensive Income								719.2
Purchase of treasury shares	(8,334,507)					(500.0)		(500.0)
Issuance of treasury shares and shares in trust for stock options and award plans	4,457,964		3.7			103.3	38.8	145.8
Tax benefit of stock option and award plans			42.6					42.6
Cash dividends ($1.25 per share)				(281.6)				(281.6)

Balance 30 September 2005	221,898,233	$249.4	$573.6	$5,317.2	$(433.2)	$(1,161.5)	$—	$4,545.5

Comprehensive Income:
Net income				723.4				723.4
Net gain on derivatives, net of income tax benefit of $1.1					2.0			2.0
Translation adjustments, net of income tax benefit of $9.7					133.9			133.9
Net change in unrealized holding gains, net of income tax of $.2					.5			.5
Change in minimum pension liability, net of income tax of $42.1					75.1			75.1

Comprehensive Income								934.9
Purchase of treasury shares	(7,658,000)					(496.1)		(496.1)
Share-based compensation expense			67.7					67.7
Issuance of treasury shares for stock options and award plans	3,010,339		(22.1)			127.9		105.8
Tax benefit of stock option and award plans			33.3					33.3
Cash dividends ($1.34 per share)				(296.1)				(296.1)
Reclassification to permanent equity/other			30.0	(1.0)				29.0

Balance 30 September 2006	217,250,572	$249.4	$682.5	$5,743.5	$(221.7)	$(1,529.7)	$—	$4,924.0

The accompanying notes are an integral part of these statements.

Notes to the Consolidated Financial Statements
(millions of dollars, except for share data)

1. Major Accounting Policies	50
2. New Accounting Standards	54
3. Global Cost Reduction Plan	58
4. Acquisitions	58
5. Discontinued Operations	59
6. Financial Instruments	59
7. Inventories	62
8. Summarized Financial Information of Equity Affiliates	62
9. Plant and Equipment	62
10. Goodwill	63
11. Intangible Assets	63
12. Long-Term Debt	64
13. Leases	64
14. Capital Stock	65
15. Share-Based Compensation	66
16. Earnings per Share	68
17. Income Taxes	68
18. Retirement Benefits	69
19. Commitments and Contingencies	73
20. Supplemental Information	74
21. Business Segment and Geographic Information	77
1. Major Accounting Policies
Consolidation Principles
The consolidated financial statements include the accounts of Air Products and Chemicals, Inc. and its majority-owned subsidiary companies (the company). The company consolidates all entities that it controls. Intercompany transactions and balances are eliminated in consolidation.
Financial Accounting Standards Board (FASB) Interpretation No. 46R (FIN No. 46R) addresses the consolidation of variable interest entities to which the usual condition of consolidating an entity based on control does not apply. An entity that will absorb the majority of a variable interest entity’s expected losses or expected residual returns, as defined in FIN No. 46R, is considered a primary beneficiary of that entity. The primary beneficiary is required to consolidate the variable interest entity. The company has determined it is not a primary beneficiary in any material variable interest entity.
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
Revenue Recognition
Revenue from product sales is recognized as risk and title to the product transfers to the customer (which generally occurs at the time shipment is made), the sales price is fixed or determinable, and collectibility is reasonably assured. Sales returns and allowances are not a business practice in the industry.
Revenues from equipment sale contracts are recorded primarily using the percentage-of-completion method. Under this method, revenues from the sale of major equipment, such as natural gas liquefaction (LNG) heat exchangers and large air separation units, are recognized primarily based on labor hours incurred to date compared with total estimated labor hours. Changes to total estimated labor hours and anticipated losses, if any, are recognized in the period determined.
Amounts billed for shipping and handling fees are classified as sales in the consolidated income statements. Costs incurred for shipping and handling are classified as cost of sales.
Certain contracts associated with facilities that are built to service a specific customer are accounted for as leases in accordance with EITF Issue No. 01-08, “Determining Whether an Arrangement Contains a Lease.” In cases where operating-lease treatment is necessary, there is no difference in revenue recognition over the life of the contract as compared to accounting for the contract as product sales. In cases where capital-lease treatment is necessary, the timing of revenue and expense recognition is impacted. Revenue and expense is recognized up front for the sale of equipment component of the contract as compared to revenue recognition over the life of the arrangement under contracts not qualifying as capital leases. Additionally, a portion of the revenue representing interest income from the financing component of the lease receivable is reflected as sales over the life of the contract.
If an arrangement involves multiple deliverables, the delivered items are considered separate units of accounting if the items have value on a stand-alone basis and there is objective and reliable evidence of their fair values. Revenues from the arrangement are allocated to the separate units of accounting based on their relative fair values.

Depreciation
Depreciation is recorded using the straight-line method, which deducts equal amounts of the cost of each asset from earnings every year over its expected useful life. The estimated useful life for buildings is principally 30 years. For gas generating and chemical facilities, machinery and equipment, the estimated useful life ranges between 10-25 years. Depreciable lives of production assets related to long-term customer supply contracts associated with the gases on-site business are matched to the contract lives.
Global Cost Reduction Plan
The company has a substantive ongoing severance arrangement. The benefits to be given as part of the global cost reduction plan in 2006 (discussed in Note 3) will be consistent with termination benefits in previous, similar arrangements. Because the company’s plan met the definition of an ongoing benefit arrangement, it was accounted for per Statement of Financial Accounting Standards (SFAS) No. 112, “Employers’ Accounting for Postemployment Benefits.” To recognize a liability under SFAS No. 112, the expense must be probable and estimable. These criteria are met when management, with the appropriate level of authority, approves and commits to its plan of action for termination; the plan identifies the employees to be terminated and their related benefits; and the plan is to be completed within one year. During periods of operations where terminations are made on an as-needed basis, absent a detailed committed plan, terminations are accounted for on an individual basis and a liability is recognized when probable and estimable.
As part of any cost reduction plan, write-downs of long-lived assets are accounted for under the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The two primary types of assets impacted are: assets no longer in use to be abandoned and assets to be disposed of by sale. Assets to be abandoned are written down, net of expected recovery from disposal. Assets to be disposed of by sale are measured at the lower of carrying amount or estimated net proceeds from the sale.
Financial Instruments
The company addresses certain financial exposures through a controlled program of risk management that includes the use of derivative financial instruments. The types of derivative financial instruments permitted for such risk management programs are specified in policies set by management. The company currently enters into foreign exchange contracts, including forward, option combination, and purchased option contracts, to reduce the effects of fluctuating foreign currency exchange rates. The company currently enters into interest rate swap contracts to reduce interest rate risks and to modify the interest rate characteristics of its outstanding debt. The company is also currently party to cross currency interest rate swap agreements. The company has entered into a limited number of commodity swap contracts in order to reduce the cash flow exposure to changes in the price of natural gas relative to certain oil-based feedstocks. Major financial institutions are counterparties to these contracts. The company has established counterparty credit guidelines and only enters into transactions with financial institutions of investment grade or better. Management believes the risk of incurring losses related to credit risk is remote, and any losses would be immaterial to the consolidated financial results, financial condition, or liquidity.
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
Environmental Expenditures
Accruals for investigatory, external legal costs and remediation costs are recorded when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Remediation costs are capitalized if the costs improve the company’s property as compared with the condition of the property when originally constructed or acquired, or if the costs prevent environmental contamination from future operations. Costs to operate and maintain the capitalized facilities are expensed as incurred.
The measurement of environmental liabilities is based on an evaluation of currently available facts with respect to each individual site and considers factors such as existing technology, presently enacted laws and regulations and prior experience in remediation of contaminated sites. These liabilities include costs related to other potentially responsible parties to the extent that the company has reason to believe such parties will not fully pay their proportionate share. They also do not take into account any claims for recoveries from insurance or other parties and are not discounted.
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
Share-Based Compensation
Effective 1 October 2005, the company adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123R), and related interpretations and began expensing the grant-date fair value of employee stock options. Prior to 1 October 2005, the company applied Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for its stock option plans. Accordingly, no compensation expense was recognized in net income for employee stock options, as options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. Refer to Note 2 and Note 15 for a detailed discussion on the adoption of SFAS No. 123R and the company’s share-based compensation programs.
Income Taxes
The company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are recognized for the tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates. A principal temporary difference results from the excess of tax depreciation over book depreciation because accelerated methods of depreciation and shorter useful lives are used for income tax purposes. The cumulative impact of a change in tax rates or regulations is included in income tax expense in the period that includes the enactment date.
Cash and Cash Items
Cash and cash items include cash, time deposits, and certificates of deposit acquired with an original maturity of three months or less.
Allowances for Doubtful Accounts
The allowances for doubtful accounts represent estimated uncollectible receivables associated with potential customer defaults on contractual obligations. A provision for customer defaults is made on a general formula basis when it is determined the risk of some default is probable and estimable but cannot yet be associated with specific customers. The assessment of the likelihood of customer defaults is based on various factors, including the length of time the receivables are past due, historical experience, and existing economic conditions. The allowances also includes amounts for certain customers where a risk of default has been specifically identified. Provisions to the allowance for doubtful accounts recorded as expense were $27.9, $11.3, and $18.3 in 2006, 2005, and 2004, respectively.
Inventories
Inventories are stated at the lower of cost or market. The company writes down its inventories for estimated obsolescence or unmarketable inventory based upon assumptions about future demand and market conditions.
The cost of certain inventories in the United States is determined using the last-in, first-out (LIFO) method. The cost of other inventories is principally determined using the first-in, first-out (FIFO) method.
At the business segment level, inventories are recorded at FIFO and the LIFO pool is kept at corporate.
Equity Investments
The equity method of accounting is used when the company has a greater than 20% interest in other companies and exercises significant influence but does not have operating control. Under the equity method, original investments are recorded at cost and adjusted by the company’s share of undistributed earnings or losses of these companies. Equity investments are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable.
Plant and Equipment
Plant and equipment is stated at cost less accumulated depreciation. Construction costs, labor, and applicable overhead related to installations are capitalized. Expenditures for additions and improvements that extend the lives or increase the capacity of plant assets are capitalized. The costs of maintenance and repairs of plant and equipment are charged to expense as incurred.
Fully depreciated assets are retained in the gross plant and equipment and accumulated depreciation accounts until they are removed from service. In the case of disposals, assets and related depreciation are removed from the accounts, and the net amounts, less proceeds from disposal, are included in income.
Capitalized Interest
As the company builds new plant and equipment, it includes in the cost of these assets a portion of the interest payments it makes during the year. The amount of capitalized interest was $16.5, $12.0, and $5.5 in 2006, 2005, and 2004, respectively.
Asset Retirement Obligations
The fair value of a liability for an asset retirement obligation is recognized in the period in which it is incurred. The liability is measured at discounted fair value and is adjusted to its present value in subsequent periods as accretion expense is recorded. The corresponding asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and depreciated over the asset’s useful life. The company’s asset retirement obligations are primarily associated with Tonnage Gases on-site long-term supply contracts under which the company has built a facility on land leased from the customer and is obligated to remove the facility at the end of the contract term. The company’s asset retirement obligations totaled $31.0 and $12.2 at 30 September 2006 and 2005, respectively. The company adopted FIN No. 47, “Accounting for Conditional Asset Retirement Obligations,” effective 30 September 2006 as discussed in Note 2.
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
Retirement Benefits
The cost of retiree benefits is recognized over the employees’ service period. The company is required to use actuarial methods and assumptions in the valuation of defined benefit obligations and the determination of expense. Differences between actual and expected results or changes in the value of obligations and plan assets are not recognized as they occur but, rather, systematically and gradually over subsequent periods. Refer to Note 18 for disclosures related to the company’s pension and other postretirement benefits.
Adjustments
In the fourth quarter of 2006, adjustments were recorded which related to prior periods.
•	The Healthcare segment recorded an adjustment to reduce its inventories to actual based on physical counts, of which $7.0 ($4.4 after-tax) related to prior periods.

•	In 2006, the company sold its Amines business, which included its Pace, Florida, facility. The Amines business has been accounted for as a discontinued operation as discussed in Note 5. A liability was recognized for retained environmental obligations related to the Pace facility, of which $34.6 ($21.6 after-tax) related to prior periods.

•	The results were favorably impacted by a $20.0 benefit recorded to income taxes related to adjustments of current and deferred tax assets and liabilities related to prior periods.

•	The results benefited from a favorable adjustment of $4.2 ($2.6 after-tax) related to the over-accrual of accounts payable related to prior periods.
The company believes that the effect of the above adjustments is not material to its financial position, results of operations, or liquidity for any period.
2. New Accounting Standards
New Standards to Be Implemented
Staff Accounting Bulletin No. 108
In September 2006, the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB No. 108), to provide guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. Under SAB No. 108, companies should evaluate a misstatement based on its impact on the current year income statement, as well as the cumulative effect of correcting such misstatements that originated in prior years and exist in the current year’s ending balance sheet. SAB No. 108 will become effective for the company in fiscal year 2007. The company is currently evaluating the impact of the provisions of SAB No. 108 on its consolidated financial statements.
Postretirement Benefits
In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132R.” This Statement requires recognition of the funded status of benefit plans in the balance sheet, with changes in the funded status recognized in comprehensive income within shareholders’ equity in the year in which the changes occur. The funded status is to be determined based on the measurement of plan assets and obligations as of fiscal year end. The requirement to recognize the funded status of benefit plans and the disclosure requirements under the new Statement are effective as of the end of the fiscal year ending after 15 December 2006. Based on the funded status of benefit plans as of 30 September 2006, the company would recognize an additional liability of $536. The requirement to measure plan assets and benefit obligations as of fiscal year end is effective for fiscal years ending after 15 December 2008. This will require the company to measure the plan assets and benefit obligations of its U.K. and Belgium plans as of 30 September instead of 30 June. The company is currently evaluating the impact of this Statement on its consolidated financial statements.
Fair Value Measurements
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This Statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. This Statement is effective for financial statements issued for fiscal years beginning after 15 November 2007, and interim periods within those fiscal years, with earlier application encouraged. The provisions of SFAS No. 157 should be applied prospectively as of the beginning of the fiscal year in which the Statement is initially applied, except for a limited form of retrospective application for certain financial instruments. The company is currently evaluating the effect of this Statement.
Uncertainty in Income Taxes
In July 2006, the FASB issued FIN No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109.” This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 is effective for fiscal years beginning after
15 December 2006. The company is currently evaluating the effect this Interpretation will have on its consolidated financial statements.
Standards Implemented
Asset Retirement Obligations
The company adopted FIN No. 47, “Accounting for Conditional Asset Retirement Obligations,” effective 30 September 2006, and recorded an after-tax charge of $6.2 as the cumulative effect of an accounting change. FIN No. 47 clarifies the term, conditional asset retirement obligation, as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” which refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event. Uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. On 30 September 2006, the company recognized transition amounts for existing asset retirement obligation liabilities, associated capitalizable costs, and accumulated depreciation.
Variable Interest Entities
In April 2006, the FASB issued an FASB Staff Position (FSP) FIN No. 46R-6, “Determining the Variability to Be Considered in Applying FASB Interpretation No. 46R.” This FSP addresses how a reporting enterprise should determine the variability to be considered in applying FIN No. 46R, “Consolidation of Variable Interest Entities.” FIN No. 46R provides guidance on when to consolidate an entity based on exposure to risks and rewards, rather than voting control. It describes the characteristics of a variable interest entity (VIE) and how an entity that is involved with a VIE should determine whether it shares in the VIE’s risks and rewards extensively enough to be the VIE’s primary beneficiary and therefore consolidate it. The guidance in this FSP applied prospectively to all entities with which the company first became involved with and to all entities previously analyzed under FIN No. 46R when a reconsideration event occurred beginning 1 July 2006. Retrospective application to the date of the initial application of FIN No. 46R was permitted but not required. The company adopted this FSP prospectively. Application of this FSP has not had a material impact on the 2006 consolidated financial statements. The impact of this FSP on the company’s financial statements beyond 2006 is dependent upon the specifics of future arrangements.
Share-Based Compensation
In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123R), which requires companies to expense the grant-date fair value of employee stock options. The company adopted this Statement on 1 October 2005.
Prior to 1 October 2005, the company applied Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for its stock option plans. Accordingly, no compensation expense was recognized in net income for employee stock options, as options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. The impact of adopting SFAS No. 123R in 2006 was to reduce diluted earnings per share for the year by $.13. This excludes the acceleration of expense for share-based compensation awards included in the global cost reduction plan charge. The pro forma impact of expensing employee stock options in 2005 would have been a reduction of diluted earnings per share of $.13 for the year based on the disclosures required by SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS 123).
The adoption of SFAS No. 123R required a change in accounting for awards granted on or after 1 October 2005 to accelerate expense to the retirement eligible date for individuals who meet the requirements for immediate vesting of awards upon their retirement. The impact of this change in 2006 for all share-based compensation programs reduced diluted earnings per share for the year by $.03, principally related to the stock option program, and is included in the total impact of adopting SFAS No. 123R of $.13 for the year.
The company adopted SFAS No. 123R using the modified prospective transition method and therefore has not restated prior periods. Under this transition method, compensation cost associated with employee stock options recognized in 2006 includes amortization related to the remaining unvested portion of stock option awards granted prior to 1 October 2005, and amortization related to new awards granted on or after 1 October 2005.
The expense associated with share-based compensation arrangements is a noncash charge. In the Consolidated Statements of Cash Flows, share-based compensation expense is an adjustment to reconcile net income to cash provided by operating activities. Prior to the adoption of SFAS No. 123R, the company presented tax benefits resulting from share-based compensation as operating cash flows in the Consolidated Statements of Cash Flows. SFAS No. 123R requires that cash flows resulting from excess tax benefits be classified as financing cash flows.
In November 2005, the FASB issued FSP No. FAS 123(R)-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards.” This FSP provides an elective alternative transition method for calculating the pool of excess tax benefits available to absorb tax deficiencies recognized subsequent to the adoption of SFAS No. 123R. The company has evaluated the alternative methods and concluded it will follow the long-form method as originally described in SFAS No. 123R. Under this method, the company tracked its share-based compensation awards, on an award-by-award basis, from grant date to exercise or payout of the award, to determine the net excess tax benefits that would have qualified had the entity adopted SFAS No. 123 for recognition purposes beginning fiscal year 1996.
In February 2006, the FASB issued FSP No. 123(R)-4, “Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event.” Under the FSP, a cash settlement feature that can be exercised only upon the occurrence of a contingent event does not trigger liability classification until it becomes probable that an event will occur. As of 30 September 2005, certain of the company’s share-based compensation programs included a provision for a contingent cash settlement in the event of a change in control. The likelihood of such an actual cash settlement was considered remote, and accordingly, the company accounted for its awards, including stock options, as equity instruments. Because certain of the programs included a provision for a contingent cash settlement in the event of a change in control, the carrying amount of these awards based on a grant-date intrinsic value is presented separately in the 30 September 2005 balance sheet outside of shareholders’ equity. During 2006, the company undertook a process to amend its outstanding share-based compensation awards to remove the contingent cash settlement provision, resulting in no separate presentation outside of shareholders’ equity as of 30 June 2006.

SFAS No. 123R modified the disclosure requirements related to share-based compensation. Accordingly, the disclosures prescribed by SFAS No. 123R are included in Note 15.
In the years prior to the adoption of SFAS No. 123R, the effect on net income and earnings per share if the company had applied the fair value recognition provisions of SFAS No. 123 to its stock option plans would have been as follows:

	2005	2004

Net Income, as Reported	$711.7	$604.1
Add share-based compensation expense included in reported net income, net of related tax effects	10.2	4.2
Deduct total share-based compensation expense determined under fair value-based method, net of related tax effects	(39.4)	(34.8)

Pro Forma Net Income	$682.5	$573.5

Basic Earnings per Share
As reported	$3.15	$2.70
Pro forma	3.02	2.56
Diluted Earnings per Share
As reported	$3.08	$2.64
Pro forma	2.95	2.51

For the pro forma disclosures above, the fair value of each stock option granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2005	2004

Dividend yield	2.1%	2.0%
Expected volatility	30.4%	30.6%
Risk-free interest rate	4.2%	4.0%
Expected life (years)	8.0	7.9
Weighted average fair value per option	$17.98	$15.01

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of subjective assumptions, including the expected stock price volatility.
Inventory Costs
In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and spoilage. SFAS No. 151 requires that these costs be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads be based on the normal capacity of the production facilities. SFAS No. 151 was effective for inventory costs incurred during fiscal years beginning after 15 June 2005. The company adopted this Statement as of 1 October 2005. Adoption of SFAS No. 151 did not have a material effect on the company’s consolidated financial statements because its inventory accounting policies are consistent with the requirements of this Statement.
Nonmonetary Assets
In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29.” The amendments made by SFAS No. 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. SFAS No. 153 eliminates the narrow exception from fair value measurement for nonmonetary exchanges of similar productive assets and replaces it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the entity’s future cash flows are expected to change significantly as a result of the exchange. The company adopted SFAS No. 153 as of 1 January 2005 on a prospective basis. This Statement has not had a material impact on the company’s consolidated financial statements.
Accounting for Income Taxes
In December 2004, the FASB issued FSP No. FAS 109-1, “Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004 (the Act).” FSP No. FAS 109-1 clarifies that the tax deduction for manufacturers provided for in the Act should be accounted for as a special deduction rather than as a tax rate reduction. The manufacturers’ deduction became available to the company starting in fiscal year 2006. The company did not receive a significant benefit from the manufacturers’ deduction in 2006, and is evaluating the effect the manufacturers’ deduction will have in future years.
In December 2004, the FASB also issued FSP No. FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004.” The Act creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85% dividends received deduction for certain dividends from controlled foreign corporations. Taxpayers were allowed to elect to apply this provision to qualifying earnings repatriations in either fiscal year 2005 or 2006. The company utilized this provision in fiscal year 2006. Earnings repatriated in 2006 were $165.0, generating a tax benefit of $16.0.

Other Statements
In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140.” In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.” These Statements have not had a material effect on the company’s consolidated financial statements.
In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS No. 154 requires retrospective application for changes in accounting principle whenever practicable, rather than including the cumulative effect of an accounting change in net income in the period of change. SFAS No. 154 applies to voluntary changes in accounting principle and also changes required by new accounting pronouncements if specific transition provisions are not provided. The company adopted this Statement as of 1 October 2005 and it has not had a material impact on the company’s consolidated financial statements.
In May 2004, the FASB issued FSP No. FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (Act).” This FSP provides guidance on the accounting for the effects of the Act for employers that sponsor postretirement health care plans that provide prescription drug benefits. The impact of the Act on the company’s postretirement medical benefits was not material.
In December 2003, the FASB issued a revised SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” which added disclosure requirements for defined benefit plans. The company has included the annual required disclosures in Note 18 to the consolidated financial statements.
3. Global Cost Reduction Plan
The results from continuing operations for 2006 included a charge of $72.1 ($46.8 after-tax, or $.21 per share) for a global cost reduction plan (2006 Plan). This charge included $60.6 for severance and pension-related costs for approximately 325 position eliminations and $11.5 for asset disposals and facility closures. Details of this charge are provided below.
Several cost reduction initiatives in Europe will result in the elimination of about two-thirds of the 325 positions at a cost of $37.6. The company will reorganize and streamline certain organizations and activities in Europe, which will focus on improving effectiveness and efficiency. Additionally, in anticipation of the sale of a small business, a charge of $1.4 was recognized to write down the assets to net realizable value.
The company completed a strategy review of its Electronics business in 2006. The company has decided to rationalize some products and assets, reflecting a simpler portfolio. A charge of $10.1 was recognized principally for an asset disposal and the write-down of certain investments/assets to net realizable value. Additionally, a charge of $3.8 was recognized for severance and pension-related costs.
In addition to the Europe and Electronics initiatives, the company continues to implement cost reduction and productivity-related efforts to simplify its management structure and business practices. A charge of $19.2 for severance and related pension costs was recognized for these efforts.
The charge for the 2006 Plan has been excluded from segment operating profit. The table below displays how this charge related to the businesses at the segment level.

	Severance and	Asset
	Other Benefits	Impairments	Total

Merchant Gases	$31.2	$—	$31.2
Tonnage Gases	2.9	—	2.9
Electronics and Performance Materials	7.2	10.1	17.3
Equipment and Energy	.9	—	.9
Healthcare	18.1	1.4	19.5
Chemicals	.3	—	.3

Total 2006 Plan Charge	$60.6	$11.5	$72.1

4. Acquisitions
Acquisitions in 2006
Tomah3 Products
On 31 March 2006, the company acquired Tomah3 Products of Milton, Wisconsin, in a cash transaction valued at $120.5. A preliminary purchase price allocation will be finalized in early 2007. As of 30 September 2006, goodwill recognized in this transaction amounted to $73.1 and identified intangibles amounted to $24.1. Results for 2006 included sales of $39.8 for the six months ended 30 September 2006. Tomah3 produces specialty surfactants and processing aids primarily for the institutional and industrial cleaning, mining and oil field industries, among others.

Acquisitions in 2005
U.S. Healthcare Businesses
During 2005, acquisitions included $89.6 for acquiring five U.S. healthcare businesses and contingent consideration associated with 2004 healthcare acquisitions. Goodwill recognized in these transactions amounted to $75.5, of which $23.9 is deductible for tax purposes. Identified intangibles included in these transactions amounted to $11.4. The 2005 acquisitions contributed $41.9 to sales in 2005.
Acquisitions in 2004
U.S. Healthcare Businesses
During 2004, the company acquired six small U.S. healthcare businesses for $75.1. Goodwill recognized in these transactions amounted to $61.1, of which $25.3 is deductible for tax purposes. Identified intangibles included in these transactions amounted to $9.2. These acquisitions contributed $46.0 to sales in 2004.
5. Discontinued Operations
In March 2006, the company announced it was exploring the sale of its Amines and Polymers businesses as part of the company’s ongoing portfolio management activities. On 23 August 2006, the company signed a definitive agreement to sell its Amines business to Taminco N.V. (Taminco). The sale closed on 29 September 2006. The sales price was $211.2 in cash, with certain liabilities assumed by the purchaser. The company recorded a loss of $40.0 ($23.7 after-tax, or $.11 per share) in connection with the sale of the Amines business and the recording of certain environmental and contractual obligations that the company retained. A charge of $42.0 ($26.2 after-tax, or $.12 per share) was recognized for environmental obligations related to the Pace facility, of which $34.6 pertains to prior years (see Note 1). As of 30 September 2006, the liability was included in continuing operations on the consolidated balance sheet. In addition, fourth quarter results also included a charge of $8.3 ($5.2 after-tax, or $.02 per share) for costs associated with a contract termination.
The Amines business produced methylamines and higher amines products used globally in household, industrial, and agricultural products. The sale of the Amines business included the employees and certain assets and liabilities of the production facilities located in Pace, Florida; St. Gabriel, Louisiana; and Camacari, Brazil.
The Amines business is being accounted for as discontinued operations. The results of operations and cash flows of this business have been removed from the results of continuing operations for all periods presented. The assets and liabilities of discontinued operations have been reclassified and are segregated in the consolidated balance sheets.
The results of discontinued operations are summarized as follows:

	2006	2005	2004

Sales	$308.4	$375.2	$379.5
Income (loss) before taxes	$8.0	$6.7	$(6.9)
Income tax provision (benefit)	3.0	2.5	(2.6)

Income from operations of discontinued operations	5.0	4.2	(4.3)
Loss on sale of Amines business and environmental/contractual obligations, net of tax	(23.7)	—	—

Income (Loss) from Discontinued Operations, net of tax	$(18.7)	$4.2	$(4.3)

Assets and liabilities of the discontinued Amines business as of 30 September 2005 are summarized as follows:

2005
Trade receivables, less allowances for doubtful accounts	$53.4
Inventories	41.3
Other receivables and current assets	6.0

Total Current Assets	$100.7

Plant and equipment, net	$91.1
Goodwill	38.6
Intangible assets, net	3.1
Other noncurrent assets	.7

Total Noncurrent Assets	$133.5

Payables and accrued liabilities	$25.4

Total Current Liabilities	$25.4

Long-term debt	$6.2

Total Noncurrent Liabilities	$6.2

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
The company enters into foreign exchange contracts, including forward, option combination, and purchased option contracts, to reduce the cash flow exposure to foreign currency fluctuations associated with certain monetary assets and liabilities, as well as highly anticipated cash flows and certain firm commitments. Examples of such exposures are the purchase of plant and equipment and export sales transactions. Forward exchange contracts are also used to hedge the value of investments in certain foreign subsidiaries and affiliates by creating a liability in a currency in which the company has a net equity position. The company also uses foreign currency denominated debt to hedge certain net investments in and future cash flows from foreign operations.
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
The company enters into interest rate swap agreements to change the fixed/variable interest rate mix of its debt portfolio in order to maintain the percentage of fixed- and variable-rate debt within the parameters set by management. In accordance with these parameters, the agreements are used to reduce interest rate risks and costs inherent in the company’s debt portfolio. In addition, the company uses interest rate swap agreements to hedge the interest rate on anticipated fixed-rate debt issuance. The notional amount of the interest rate swap agreements is equal to or less than the designated debt instrument being hedged. When variable-rate debt is hedged, the variable-rate indices of the swap instruments and the debt to which they are designated are the same. It is the company’s policy not to enter into any interest rate swap contracts which lever a move in interest rates on a greater than one-to-one basis.
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
Fair Value Hedges
For the years ended 30 September 2006 and 2005, there was no material gain or loss recognized in earnings resulting from hedge ineffectiveness or from excluding a portion of derivative instruments’ gain or loss from the assessment of hedge effectiveness related to derivatives designated as fair value hedges. Also, the amount recognized in earnings in 2006 and 2005 as a result of a hedged firm commitment no longer qualifying as a fair value hedge was not material.

Cash Flow Hedges
For the years ended 30 September 2006 and 2005, there was no material gain or loss recognized in earnings resulting from hedge ineffectiveness or from excluding a portion of derivative instruments’ gain or loss from the assessment of hedge effectiveness related to derivatives designated as cash flow hedges.
The amount reclassified from accumulated other comprehensive income into earnings as a result of the discontinuance of foreign currency cash flow hedges due to the probability of the original forecasted transactions not occurring by the original specified time period was not material in 2006 and 2005. The amount in other comprehensive income expected to be reclassified into earnings in 2007 is also not material.
As of 30 September 2006, the maximum length of time over which the company is hedging its exposure to the variability in future cash flows for forecasted transactions is two years.
Hedges of Net Investments in Foreign Operations
For the years ended 30 September 2006 and 2005, net gains related to hedges of net investments in foreign operations of $78.9 and $31.4, respectively, were included in accumulated other comprehensive income within shareholders’ equity.
Fair Value of Financial Instruments
Summarized below are the carrying values and fair values of the company’s financial instruments as of 30 September 2006 and 2005:

	2006 Carrying	2006 Fair	2005 Carrying	2005 Fair
30 September	Value	Value	Value	Value

Assets

Other investments	$95.2	$95.2	$97.9	$97.9
Currency option contracts	.1	.1	.4	.4
Commodity swap contracts	.3	.3	—	—
Interest rate swap agreements	—	—	15.5	15.5

Liabilities

Interest rate swap agreements	$1.8	$1.8	$—	$—
Cross currency interest rate swap contracts	16.4	16.4	11.6	11.6
Forward exchange contracts	19.9	19.9	9.6	9.6
Commodity swap contracts	—	—	2.9	2.9
Long-term debt, including current portion	2,432.3	2,495.3	2,184.1	2,251.2

The carrying amounts reported in the balance sheet for cash and cash items, accounts receivable, payables and accrued liabilities, accrued income taxes, and short-term borrowings approximate fair value due to the short-term nature of these instruments. Accordingly, these items have been excluded from the above table. The fair value of other investments is based principally on quoted market prices.
The fair values of the company’s debt, interest rate swap agreements, and foreign exchange contracts are based on estimates using standard pricing models that take into account the present value of future cash flows as of the balance sheet date. The computation of the fair values of these instruments is generally performed by the company. The fair value of commodity swaps is based on current market price, as provided by the financial institutions with whom the commodity swaps have been executed.
The fair value of other investments is reported within other noncurrent assets on the balance sheet. The fair value of foreign exchange contracts, cross currency interest rate swaps, interest rate swaps, and commodity swaps is reported in the balance sheet in the following line items: other receivables and current assets, other noncurrent assets, payables and accrued liabilities, and deferred income and other noncurrent liabilities.
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
The cash flows related to all derivative contracts are reported in the operating activities section of the cash flow statement.

7. Inventories
The components of inventories are as follows:

30 September	2006	2005

Inventories at FIFO Cost
Finished goods	$378.7	$338.4
Work in process	16.3	18.7
Raw materials and supplies	177.0	152.0

	572.0	509.1
Less excess of FIFO cost over LIFO cost	(62.5)	(55.6)

	$509.5	$453.5

Inventories valued using the LIFO method comprised 41.7% and 43.6% of consolidated inventories before LIFO adjustment at 30 September 2006 and 2005, respectively. Liquidation of prior years’ LIFO inventory layers in 2006, 2005, and 2004 did not materially affect results of operations in any of these years.
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

	2006	2005

Current assets	$1,054.6	$923.0
Noncurrent assets	1,664.5	1,529.6
Current liabilities	641.6	491.4
Noncurrent liabilities	538.4	594.5
Net sales	2,387.4	2,134.7
Sales less cost of sales	809.1	792.7
Net income	270.2	264.3

Dividends received from equity affiliates were $68.3, $64.1, and $46.4 in 2006, 2005, and 2004, respectively.
The investment in net assets of and advances to equity affiliates as of 30 September 2006 and 2005 included investment in foreign affiliates of $693.0 and $625.6, respectively.
As of 30 September 2006 and 2005, the amount of investment in companies accounted for by the equity method included goodwill in the amount of $66.1.
9. Plant and Equipment
The major classes of plant and equipment, at cost, are as follows:

30 September	2006	2005

Land	$182.0	$171.8
Buildings	833.1	805.6
Gas generating and chemical facilities, machinery and equipment	12,197.6	10,874.2
Construction in progress	377.6	694.1

	$13,590.3	$12,545.7

Depreciation expense was $744.2, $689.0, and $678.8 in 2006, 2005, and 2004, respectively.

10. Goodwill
Changes to the carrying amount of consolidated goodwill by segment are as follows:

		Acquisitions	Currency
		and	Translation and
30 September	2004	Adjustments	Other	2005

Merchant Gases	$249.5	$—	$(4.7)	$244.8
Tonnage Gases	8.4	—	.9	9.3
Healthcare	296.7	75.5	(1.1)	371.1
Electronics and Performance Materials	203.7	8.3	10.1	222.1
Equipment and Energy	10.0	—	.2	10.2
Chemicals	23.7	—	.2	23.9

	$792.0	$83.8	$5.6	$881.4

		Acquisitions	Currency
		and	Translation and
30 September	2005	Adjustments	Other	2006

Merchant Gases	$244.8	$.3	$8.0	$253.1
Tonnage Gases	9.3	—	1.0	10.3
Healthcare	371.1	5.4	2.6	379.1
Electronics and Performance Materials	222.1	73.1	10.2	305.4
Equipment and Energy	10.2	—	(.9)	9.3
Chemicals	23.9	—	8.0	31.9

	$881.4	$78.8	$28.9	$989.1

The increase in goodwill in Electronics and Performance Materials in 2006 was related to the acquisition of Tomah3 Products.
The 2005 increase in goodwill in the Healthcare segment was related to the acquisition of five U.S. healthcare businesses and adjustments for contingent consideration associated with prior year acquisitions.
The company conducted the required annual test of goodwill for impairment in the fourth quarter of 2006. There were no indications of impairment.
11. Intangible Assets
The following table provides details of acquired intangible assets at the end of 2006 and 2005:

		Accumulated
30 September 2005	Gross	Amortization	Net

Customer relationships	$111.7	$44.6	$67.1
Patents and technology	59.6	44.3	15.3
Noncompete covenants	12.1	8.8	3.3
Other	27.0	17.1	9.9

	$210.4	$114.8	$95.6

		Accumulated
30 September 2006	Gross	Amortization	Net

Customer relationships	$119.1	$54.8	$64.3
Patents and technology	76.3	50.0	26.3
Noncompete covenants	14.6	10.7	3.9
Other	36.6	18.1	18.5

	$246.6	$133.6	$113.0

The 2006 increase in acquired intangible assets was primarily related to the acquisition of Tomah3 Products.
All acquired intangible assets are subject to amortization. No residual value is estimated for these intangible assets. Amortization expense for intangible assets was $18.8, $17.3, and $18.5 in 2006, 2005, and 2004, respectively.
Projected annual amortization expense for intangible assets as of 30 September 2006 is as follows:

2007	$17.7
2008	15.8
2009	15.2
2010	14.0
2011	8.8
Thereafter	41.5

$113.0

12. Long-Term Debt
The following table shows the company’s outstanding debt at the end of 2006 and 2005:

30 September	Maturities	2006	2005

Payable in U.S. Dollars:
Debentures: (effective rate) 8.75% (8.95%)	2021	$18.4	$18.4
Medium-term notes:
Weighted average rate
Series D 6.7%	2007 to 2016	134.0	134.0
Series E 7.6%	2008 to 2026	17.4	17.4
Series F 6.5%	2007 to 2010	133.0	133.0
Series G 4.1%	2011	125.0	125.0
Other: 4.1%	2007 to 2041	584.7	442.4
Less: Unamortized discount		(21.6)	(12.6)
Payable in Other Currencies:
Eurobonds 6.5%	2007	194.5	362.2
Eurobonds 4.25%	2012	380.3	362.2
Eurobonds 3.75%	2014	380.3	—
Eurobonds 3.875%	2015	380.3	362.2
Other 3.5%	2007 to 2014	86.4	212.4
Capital Lease Obligations:
United States 5.5%	2007 to 2018	15.0	18.0
Foreign 6.5%	2007 to 2008	4.6	9.5

		$2,432.3	$2,184.1
Less current portion		(152.1)	(137.4)

		$2,280.2	$2,046.7

Various debt agreements to which the company is a party include certain financial covenants and other restrictions, including restrictions pertaining to the ability to create property liens and enter into certain sale and leaseback transactions. The company is in compliance with all financial debt covenants.
Maturities of long-term debt in each of the next five years are as follows: $346.6 in 2007, $106.3 in 2008, $34.9 in 2009, $81.5 in 2010, and $159.7 in 2011.
The 6.5% Eurobond maturing in 2007 is classified as long-term debt because of the company’s ability to refinance the debt under its existing committed lines of credit of $1,200 maturing in 2011. The company’s intention is to refinance this 6.5% Eurobond on a long-term basis via the U.S. or European public or private placement debt markets.
The company has obtained the commitment of a number of commercial banks to lend money at market rates whenever needed. This committed line of credit provides a source of liquidity and is used to support the issuance of commercial paper. The company’s total multicurrency revolving facility (as described below), maturing in May 2011, amounted to $1,200 at 30 September 2006.
No borrowings were outstanding under this commitment at the end of 2006. Additional commitments totaling $195.7 are maintained by the company’s foreign subsidiaries, of which $134.9 was borrowed and outstanding at 30 September 2006.
On 9 November 2005, the company issued Euro 300.0 ($353.0) of 3.75% Eurobonds maturing 8 November 2013. Euro 156.2 ($183.8) of these Eurobonds was exchanged for Euro 146.5 ($172.4) of the company’s 6.5% Eurobonds due July 2007, pursuant to an exchange offer announced by the company on 20 October 2005, resulting in a new long-term debt financing of Euro 143.8 ($169.2). Additionally, floating-rate U.S. Industrial Revenue Bonds of $96.9 with terms of thirty-five years were issued.
On 23 May 2006, the company entered into a five-year $1,200 revolving credit agreement with a syndicate of banks, under which senior unsecured debt is available to both the company and certain of its subsidiaries. The agreement provides a source of liquidity for the company and supports its commercial paper program. The company unconditionally guarantees the payment of all loans made under the agreement to its subsidiary borrowers. Amounts outstanding under the agreement may be accelerated for typical defaults, including the nonpayment of amounts due under the agreement, the nonpayment of material judgments or debt obligations, and certain bankruptcy events. This agreement replaced the company’s $700 revolving credit agreement dated 18 December 2003. No borrowings were outstanding under the $700 agreement at the time of its termination, and no early termination penalties were incurred.
13. Leases
Lessee Accounting
Capital leases, primarily for the right to use machinery and equipment, are included with owned plant and equipment on the balance sheet in the amount of $53.8 and $55.4 at the end of 2006 and 2005, respectively. Related amounts of accumulated depreciation are $26.1 and $19.1, respectively.

Operating leases principally relate to distribution equipment and real estate. Certain leases include escalation clauses, renewal, and/or purchase options. Rent expense is recognized on a straight-line basis over the minimum lease term. Rent expense under operating leases, including month-to-month agreements, was $113.6 in 2006, $112.3 in 2005, and $99.1 in 2004.
On 31 March 2006, the company exercised its option to purchase certain cryogenic vessel equipment for $297.2, thereby terminating an operating lease originally scheduled to end 30 September 2006. The company originally sold and leased back this equipment in 2001, resulting in proceeds of $301.9 and recognition of a deferred gain of $134.7, which was included in other noncurrent liabilities. In March 2006, the company recorded the purchase of the equipment for $297.2 and reduced the carrying value of the equipment by the $134.7 deferred gain derived from the original sale-leaseback transaction.
At 30 September 2006, minimum payments due under leases are as follows:

	Capital	Operating
	Leases	Leases

2007	$9.1	$43.7
2008	3.5	34.4
2009	2.0	28.4
2010	1.2	22.7
2011	.9	15.0
Thereafter	5.7	77.4

	$22.4	$221.6

The present value of the above future capital lease payments is included in the liability section of the balance sheet. At the end of 2006, $8.2 was classified as current and $11.4 as long-term.
Lessor Accounting
As discussed under Revenue Recognition in Note 1, certain contracts associated with facilities that are built to service a specific customer are accounted for as leases in accordance with EITF Issue No. 01-08, “Determining Whether an Agreement Contains a Lease.”
Lease receivables, net, as of 30 September 2006 and 2005, were included in the company’s balance sheet as follows:

	2006	2005

Trade receivables	$.9	$.3
Other receivables and current assets	14.3	5.4
Other noncurrent assets	240.8	106.3

Lease payments to be collected over the next five years are as follows: $26.1 in 2007, $28.3 in 2008, $28.3 in 2009, $28.3 in 2010, and $28.3 in 2011.
14. Capital Stock
Authorized Capital Stock consists of 25 million preferred shares with a par value of $1 per share, none of which was outstanding at 30 September 2006, and 300 million shares of Common Stock with a par value of $1 per share.
On 16 March 2006, the Board of Directors approved a $1,500 share repurchase program. The company began the share repurchase program in the third quarter of 2006 pursuant to Rules 10b5-l and 10b-18 under the Securities Exchange Act of 1934, as amended, through a 10b5-l written repurchase plan established with several brokers. As of 30 September 2006, the company had purchased 7.7 million of its outstanding shares at a cost of $496.1. The company expects to complete an additional $500 of the program by 30 September 2007.
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

15. Share-Based Compensation
Effective 1 October 2005, the company adopted SFAS No. 123R and related interpretations and began expensing the grant-date fair value of employee stock options. Prior to 1 October 2005, the company applied Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for its stock option plans. Accordingly, no compensation expense was recognized in net income for employee stock options, as options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. Refer to Note 2 for a detailed discussion on the adoption of SFAS No. 123R and for pro forma disclosures prior to the adoption of SFAS No. 123R.
The company has various share-based compensation programs, which include stock options, deferred stock units, and restricted stock. Under all programs, the terms of the awards are fixed at the grant date. The company issues shares from treasury stock upon the exercise of stock options, the payout of deferred stock units, and the issuance of restricted stock awards. As of 30 September 2006, 9.0 million shares were available for future grant under the company’s Long-Term Incentive Plan, which is shareholder approved.
Share-based compensation cost charged against income in 2006 was $74.6, before taxes of $29.2. Of the compensation cost recognized, $54.5 was a component of selling and administrative expense, $9.8 a component of cost of sales, $4.7 a component of research and development, and $5.6 a component of the global cost reduction plan. The amount of compensation cost capitalized in 2006 was not material.
Information on the valuation and accounting for the various programs under SFAS No. 123R is provided below.
Stock Options
Executives, employees, and outside directors receive awards of options to purchase common stock. The exercise price equals the market price of the company’s stock on the date of the grant. Options generally vest incrementally over three years, and remain exercisable for ten years from the date of grant. Options issued to directors are exercisable six months after the grant date.
The fair value of options granted in 2006 was estimated using a lattice-based option valuation model that used the assumptions noted in the table below. Expected volatility and expected dividend yield are based on actual historical experience of the company’s stock and dividends over the historical period equal to the option term. The expected life represents the period of time that options granted are expected to be outstanding based on an analysis of company-specific historical exercise data. The range given below results from certain groups of employees exhibiting different behavior. Separate groups of employees that have similar historical exercise behavior were considered separately for valuation purposes. The risk-free rate is based on the U.S. Treasury Strips with terms equal to the expected time of exercise as of the grant date.

Expected volatility	30.6%
Expected dividend yield	2.1%
Expected life (in years)	7.0-9.0
Risk-free interest rate	4.3%–5.1%

The weighted-average grant-date fair value of options granted during 2006 was $18.20 per option.
A summary of stock option activity is presented below:

		Weighted
	Shares	Average
Stock Options	(000)	Exercise Price

Outstanding at 30 September 2005	23,601	$39.96
Granted	1,866	55.38
Exercised	(2,869)	35.69
Forfeited	(73)	38.34

Outstanding at 30 September 2006	22,525	$41.84

Exercisable at 30 September 2006	17,768	$39.18

	Weighted
	Average
	Remaining	Aggregate
	Contractual	Intrinsic
Stock Options	Terms (in years)	Value

Outstanding at 30 September 2006	5.3	$564.7

Exercisable at 30 September 2006	4.7	$492.7

The total intrinsic value of stock options exercised during 2006, 2005, and 2004 was $83.6, $114.0, and $87.9, respectively.
Compensation cost is generally recognized over the stated vesting period consistent with the terms of the arrangement (i.e., either on a straight-line or graded-vesting basis). For awards granted on or after 1 October 2005, expense recognition is accelerated to the retirement eligible date for individuals who would meet the requirements for immediate vesting of awards upon their retirement.

The compensation cost charged against income in 2006 for stock options was $44.4, before taxes of $17.4. As of 30 September 2006, there was $11.4 of unrecognized compensation cost related to nonvested stock options, which is expected to be recognized over a weighted-average period of approximately 1.2 years.
Cash received from option exercises during 2006 was $102.9. The total tax benefit generated from options exercised in 2006 was $32.7. The excess tax benefit (i.e., the tax deduction in excess of that which would have been recognized had SFAS No. 123R been applied in previous periods) was $17.2.
Deferred Stock Units and Restricted Stock
The grant-date fair value of deferred stock units and restricted stock is estimated on the date of grant based on the market price of the stock, and compensation cost is generally amortized to expense on a straight-line basis over the vesting period during which employees perform related services. For awards granted on or after 1 October 2005, expense recognition is accelerated to the retirement eligible date for individuals who would meet the requirements for immediate vesting of awards upon their retirement.
Deferred Stock Units
The company has granted deferred stock units to executives, selected employees, and outside directors. These deferred stock units entitle the recipient to one share of common stock upon vesting, which is conditioned on continued employment during the deferral period and may also be conditioned on earn-out against certain performance targets. The deferral period generally ends after death, disability, or retirement. However, for a portion of the performance-based deferred stock units, the deferral period ends at the end of the performance period (one to three years) or up to two years thereafter. Certain of the performance-based deferred stock units provide for one-half of the earned shares to be paid in cash at the end of the performance period. Beginning in 2004, the company has granted deferred stock units, subject to a four-year deferral period, to selected employees. Deferred stock units issued to directors are paid after retirement at the time elected by the director (not to exceed 10 years).

		Weighted-Average
	Shares	Grant-Date
Deferred Stock Units	(000)	Fair Value

Outstanding at 30 September 2005	1,585	$42.54
Granted	570	56.96
Paid out	(37)	32.57
Forfeited	(15)	52.39

Outstanding at 30 September 2006	2,103	$46.63

The compensation cost charged against income in 2006 for deferred stock units, including those paid in cash, was $25.6, before taxes of $10.0. Cash payments made for performance-based deferred stock units in 2006 was $.4. As of 30 September 2006, there was $35.7 of unrecognized compensation cost related to deferred stock units. The cost is expected to be recognized over a weighted-average period of 2.7 years.
Restricted Stock
In 2004 through 2006, the company issued shares of restricted stock to certain officers. Participants are entitled to cash dividends and to vote their respective shares. The shares are subject to forfeiture if employment is terminated other than due to death, disability, or retirement, and the shares are nontransferable while subject to forfeiture.

		Weighted-Average
	Shares	Grant-Date
Restricted Stock	(000)	Fair Value

Outstanding at 30 September 2005	94	$50.69
Granted	57	55.33
Vested	—	—
Forfeited	—	—

Outstanding at 30 September 2006	151	$52.46

The compensation cost charged against income in 2006 for restricted stock awards was $4.6, before taxes of $1.8. As of 30 September 2006, there was $3.0 of unrecognized compensation cost related to restricted stock awards. The cost is expected to be recognized over a weighted-average period of 7.1 years.

16. Earnings per Share
The calculation of basic and diluted earnings per share (EPS) is as follows:

30 September	2006	2005	2004

Numerator
Used in basic and diluted EPS
Income from continuing operations	$748.3	$707.5	$608.4
Income (loss) from discontinued operations, net of tax	(18.7)	4.2	(4.3)

Income before cumulative effect of accounting change	729.6	711.7	604.1
Cumulative effect of accounting change, net of tax	(6.2)	—	—

Net Income	$723.4	$711.7	$604.1

Denominator (in millions)
Weighted average number of common shares used in basic EPS	221.7	225.7	223.8
Effect of dilutive securities:
Employee stock options	4.9	5.0	4.5
Other award plans	.9	.7	.6

	5.8	5.7	5.1

Weighted average number of common shares and dilutive potential common shares used in diluted EPS	227.5	231.4	228.9

Basic EPS
Income from continuing operations	$3.38	$3.13	$2.72
Income (loss) from discontinued operations	(.09)	.02	(.02)

Income before cumulative effect of accounting change	3.29	3.15	2.70
Cumulative effect of accounting change	(.03)	—	—

Net Income	$3.26	$3.15	$2.70

Diluted EPS
Income from continuing operations	$3.29	$3.06	$2.66
Income (loss) from discontinued operations	(.08)	.02	(.02)

Income before cumulative effect of accounting change	3.21	3.08	2.64
Cumulative effect of accounting change	(.03)	—	—

Net Income	$3.18	$3.08	$2.64

Diluted EPS reflects the potential dilution that could occur if stock options or other share-based awards were exercised or converted into common stock. The dilutive effect is computed using the treasury stock method, which assumes all share-based awards are exercised and the hypothetical proceeds from exercise are used by the company to purchase common stock at the average market price during the period. The incremental shares (difference between shares assumed to be issued versus purchased), to the extent they would have been dilutive, are included in the denominator of the diluted EPS calculation. Options on 1.2 million shares were antidilutive and therefore excluded from the computation of diluted earnings per share for 2006.
17. Income Taxes
The following table shows the components of the provision for income taxes:

	2006	2005	2004

Federal
Current	$136.2	$83.6	$16.5
Deferred	(3.2)	15.9	58.0

	133.0	99.5	74.5

State
Current	15.7	11.8	7.6
Deferred	—	5.3	(10.5)

	15.7	17.1	(2.9)

Foreign
Current	121.9	122.5	109.0
Deferred	.6	21.6	48.6

	122.5	144.1	157.6

	$271.2	$260.7	$229.2

The significant components of deferred tax assets and liabilities are as follows:

30 September	2006	2005

Gross Deferred Tax Assets
Pension and other compensation accruals	$215.3	$244.5
Tax loss and tax carryforwards	86.6	47.6
Foreign tax credits	23.0	37.7
Reserves and accruals	62.6	13.7
Other	79.7	78.7
Valuation allowance	(36.7)	(17.7)

Deferred Tax Assets	430.5	404.5

Gross Deferred Tax Liabilities
Plant and equipment	895.3	942.4
Employee benefit plans	48.8	22.2
Investment in partnerships	18.4	20.5
Unrealized gain on cost investment	22.8	22.6
Currency gains	5.8	15.7
Unremitted earnings of foreign entities	16.7	7.9
Intangible assets	22.4	18.7
Other	74.8	50.2

Deferred Tax Liabilities	1,105.0	1,100.2

Net Deferred Income Tax Liability	$674.5	$695.7

Net current deferred tax assets of $118.0 and net noncurrent deferred tax assets of $40.6 were included in other receivables and current assets and other noncurrent assets at 30 September 2006, respectively. Net current deferred tax assets of $105.5 and net noncurrent deferred tax assets of $33.3 were included in other receivables and current assets and other noncurrent assets at 30 September 2005, respectively.
Foreign and state operating loss carryforwards as of 30 September 2006 were $199.9 and $407.4, respectively. The foreign operating losses have an unlimited carryover period. State operating loss carryforwards are available through 2026.
The valuation allowance as of 30 September 2006 primarily relates to the tax loss carryforwards referenced above. If events warrant the reversal of the $36.7 valuation allowance, it would result in a reduction of tax expense.
Major differences between the United States federal statutory tax rate and the effective tax rate are:

(percent of income before taxes)	2006	2005	2004

U.S. federal statutory tax rate	35.0%	35.0%	35.0%
State taxes, net of federal tax benefit	.9	1.1	1.3
Income from equity affiliates	(3.2)	(3.3)	(3.2)
Foreign tax credits and refunds on dividends received from foreign affiliates	(.4)	(3.2)	(2.7)
Export tax benefits	(.7)	(1.5)	(1.0)
Repatriation	(1.6)	—	—
Tax adjustments	(1.9)	1.0	—
Other	(1.5)	(2.2)	(2.0)

Effective Tax Rate after Minority Interest	26.6%	26.9%	27.4%

Effective Tax Rate	25.8%	26.3%	26.7%

In the fourth quarter of 2006, the company recorded a tax benefit of $20.0 related to its reconciliation and analysis of its current and deferred tax assets and liabilities. The adjustment pertains to prior years (See Note 1) and is included in tax adjustments in the above table.
In the fourth quarter of 2005, a charge related to the company’s annual reconciliation and analysis of its current and deferred tax assets and liabilities was recorded and is included in tax adjustments in the above table.
The following table summarizes the income of U.S. and foreign operations, before taxes and minority interest:

	2006	2005	2004

Income from continuing operations:
United States	$500.1	$399.6	$379.9
Foreign	441.5	485.9	385.6
Income from equity affiliates	107.7	105.4	92.8

	$1,049.3	$990.9	$858.3

Earnings repatriated in 2006 were $165.0, generating a tax benefit of $16.0.
The company does not pay or record U.S. income taxes on the undistributed earnings of its foreign subsidiaries and corporate joint ventures as long as those earnings are permanently reinvested in the companies that produced them. These cumulative undistributed earnings are included in retained earnings on the balance sheet and amounted to $1,811.8 at the end of 2006. An estimated $433.7 in U.S. income and foreign withholding taxes would be due if these earnings were remitted as dividends after payment of all deferred taxes.
18. Retirement Benefits
Plan Modifications
On 5 October 2004, the company announced changes to the U.S. Retirement Savings and Stock Ownership Plan (renamed the “Retirement Savings Plan”) to provide a greater portion of retirement benefits in a defined contribution program to eligible salaried employees. Effective 1 January 2005, this new program provides a company core contribution as a percentage of pay, and the percentage is based on service, as well as an enhanced company matching contribution to the Retirement Savings Plan. Eligible U.S. salaried employees hired on or after 1 November 2004 earn benefits only under the defined contribution program effective 1 January 2005. Eligible U.S. salaried employees as of 31 October 2004 were given the opportunity to make a one-time election to choose the traditional defined benefit plan or the new defined contribution plan for future service effective 1 January 2005. Benefits for service through 31 December 2004, including those applicable to current employees electing the defined contribution program, are determined under the defined benefit pension plan formula. Additionally, the company modified the early retirement provision related to future service of the defined benefit pension plan.
The U.K. defined benefit plan was closed to all new hires effective 1 January 2005. Eligible U.K. employees hired on or after 1 January 2005 receive retirement benefits exclusively under a new defined contribution plan.

Defined Contribution Plans
The company maintains a nonleveraged employee stock ownership plan (ESOP) which forms part of the Air Products and Chemicals, Inc. Retirement Savings Plan (RSP). The ESOP was established in May of 2002. The balance of the RSP is a qualified defined contribution plan including a 401(k) elective deferral component. A substantial portion of U.S. employees are eligible and participate. Dividends paid on ESOP shares are treated as ordinary dividends by the company. Under existing tax law, the company may deduct dividends which are paid with respect to shares held by the plan. Shares of the company’s common stock in the ESOP totaled 6,478,276 as of 30 September 2006.
The company matches a portion of the participants’ contributions to the RSP and other various worldwide defined contribution plans. Contributions expensed to income in 2006, 2005, and 2004 were $26.7, $22.7, and $16.6, respectively. The increase in contributions in 2006 and 2005 primarily related to the plan modifications discussed above.
Defined Benefit Pension Plans
The company and certain of its subsidiaries sponsor defined benefit pension plans that cover a substantial portion of its worldwide employees. Pension benefits earned are generally based on years of service and compensation during active employment.
The cost of the company’s defined benefit pension plans included the following components:

	2006	2005	2004

Service cost	$78.9	$74.4	$73.5
Interest cost	147.7	139.4	129.2
Expected return on plan assets	(157.1)	(145.4)	(123.8)
Amortization:
Prior service cost	3.1	3.5	3.4
Transition	.1	.1	(.1)
Actuarial loss	65.5	37.9	34.3
Settlements and curtailments	.2	.2	10.5
Special termination benefits	12.7	4.9	2.0
Other	2.9	1.7	1.1

Net Periodic Pension Cost	$154.0	$116.7	$130.1

The company calculates net periodic pension cost for a given fiscal year based on assumptions developed at the end of the previous fiscal year. The increase in net periodic pension cost from 2005 to 2006 was primarily attributable to the decrease in the discount rate. Special termination benefits in 2006 included $9.4 for the global cost reduction plan.
The following table sets forth the weighted average assumptions used in the calculation of net periodic pension cost:

	2006	2005	2004

Discount rate	5.3%	5.9%	5.8%
Expected return on plan assets	8.8%	8.8%	8.4%
Rate of compensation increase	4.1%	4.2%	4.2%

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
The following table reflects the change in the PBO based on the plan year measurement date:

	2006	2005

Obligation at Beginning of Year	$2,755.0	$2,389.7
Service cost	78.9	74.4
Interest cost	147.7	139.4
Amendments	15.6	2.3
Actuarial (gain) loss	(35.0)	253.7
Special termination benefits, settlements, and curtailments	12.7	3.6
Participant contributions	8.1	7.2
Benefits paid	(100.8)	(92.0)
Currency translation/other	50.9	(23.3)

Obligation at End of Year	$2,933.1	$2,755.0

The following table sets forth the weighted average assumptions used in the calculation of the PBO:

	2006	2005

Discount rate	5.7%	5.3%
Rate of compensation increase	4.1%	4.1%

The assets of the company’s defined benefit pension plans consist primarily of equity and fixed income securities. Except where the company’s equity is a component of an index fund, the defined benefit plans are prohibited by company policy from holding shares of company stock.
Asset allocation targets are established based on the long-term return and volatility characteristics of the investment classes and recognize the benefit of diversification and the profiles of the plans’ liabilities. The actual and target allocations at the measurement date are as follows:

	2006	2006	2005
	Target	Actual	Actual
Asset Category	Allocation	Allocation	Allocation

Equity securities	66–72%	69%	69%
Debt securities	22–28	26	26
Real estate	0–6	4	4
Other	0–3	1	1

Total		100%	100%

The company employs a mix of active and passive investment strategies. Over a full market cycle, the total return of plan assets is expected to exceed that of an index tracking the returns achievable with a passive strategy in each asset category.
The company anticipates contributing approximately $280 to the defined benefit pension plans in 2007. This amount is significantly higher than the minimum required contributions.
The following table summarizes the change in the fair value of assets of the pension plans based on the measurement date:

	2006	2005

Beginning of Year	$1,777.0	$1,510.9
Actual return on plan assets	200.1	239.3
Company contributions	134.3	128.9
Participant contributions	8.1	7.2
Benefits paid	(100.8)	(92.0)
Settlements	—	(1.2)
Currency translation/other	33.3	(16.1)

End of Year	$2,052.0	$1,777.0

To the extent the expected return on plan assets varies from the actual return, an actuarial gain or loss results.
The expected return on plan assets assumption is based on an estimated weighted average of long-term returns of major asset classes. In determining asset class returns, the company takes into account long-term returns of major asset classes, historical performance of plan assets, and related value added of active management, as well as the current interest rate environment. Asset allocation is determined by an asset/ liability study that takes into account plan demographics, asset returns, and acceptable levels of risk.
Projected benefit payments, which reflect expected future service, are as follows:

2007	$100.5
2008	105.3
2009	117.0
2010	120.2
2011	130.3
2012–2016	804.8

These estimated benefit payments are based on assumptions about future events. Actual benefit payments may vary significantly from these estimates.
The funded status of the pension plans (plan assets less projected benefit obligation) reconciled to the amount recognized in the balance sheet is as follows:

	2006	2005

Funded status	$(881.1)	$(978.0)
Unrecognized actuarial loss	805.7	928.5
Unrecognized prior service cost	31.5	18.5
Unrecognized net transition liability	.5	.6
Employer contributions for U.K. and Belgium after the measurement date	1.9	8.4

Net Amount Recognized	$(41.5)	$(22.0)

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
The ABO for all defined benefit pension plans was $2,411.0 and $2,244.1 at the end of 2006 and 2005, respectively.

The following table provides information on pension plans where the ABO exceeds the value of plan assets:

	2006	2005

PBO	$2,794.9	$2,625.4
ABO	2,303.4	2,142.9
Plan assets	1,915.6	1,663.2

Included in the table above are several pension arrangements that are not funded because of jurisdictional practice. The ABO and PBO related to these plans for 2006 were $109.0 and $146.5, respectively.
In 2006, comprehensive income within shareholders’ equity increased $75.1 after-tax due to the net reduction of an additional minimum liability. The reduction in the additional minimum liability resulted principally from the increase in the discount rate and improved asset positions.
In 2005, a $14.3 after-tax charge was recorded to comprehensive income within shareholders’ equity due to the recognition of an additional minimum liability. This charge resulted principally from the decline in the discount rate, substantially offset by improved asset positions.
The following table summarizes the amounts recognized on the company’s consolidated balance sheet:

	2006	2005

Prepaid benefit cost	$17.9	$15.4
Accrued benefit liability	(389.4)	(470.6)
Intangible asset	32.0	17.8
Accumulated other comprehensive income — pretax	298.0	415.4

Net Amount Recognized	$(41.5)	$(22.0)

Other Postretirement Benefits
The company provides other postretirement benefits consisting primarily of healthcare benefits to U.S. retirees who meet age and service requirements. The healthcare benefit is a continued medical benefit until the retiree reaches age 65. Healthcare benefits are contributory, with contribution percentages adjusted periodically. The retiree medical costs are capped at a specified dollar amount, with the retiree contributing the remainder.
The cost of the company’s other postretirement benefit plans included the following components:

	2006	2005	2004

Service cost	$6.3	$4.4	$4.7
Interest cost	5.1	5.3	5.6
Amortization:
Prior service cost	(2.3)	(2.3)	(.9)
Actuarial loss	3.5	1.3	.5
Settlements and curtailments	—	(.6)	—

Net Periodic Benefit Cost	$12.6	$8.1	$9.9

The company calculates net periodic benefit cost for a given fiscal year based on assumptions developed at the end of the previous fiscal year. The discount rate assumption used in the calculation of net periodic benefit cost for 2006, 2005, and 2004 was 4.8%, 6.0%, and 6.0%, respectively.
The company measures the other postretirement benefits as of 30 September. The following table reflects the change in the accumulated postretirement benefit obligation:

	2006	2005

Obligation at Beginning of Year	$101.0	$90.2
Service cost	6.3	4.4
Interest cost	5.1	5.3
Amendments	—	2.3
Actuarial loss	8.9	7.5
Benefits paid	(10.1)	(8.7)

Obligation at End of Year	$111.2	$101.0

The discount rate assumption used in the calculation of the accumulated postretirement benefit obligation was 5.3% and 4.8% for 2006 and 2005, respectively.
The assumed healthcare trend rates are as follows:

	2006	2005

Healthcare trend rate	10.0%	11.0%
Ultimate trend rate	5.0%	5.0%
Year the ultimate trend rate is reached	2011	2010

The effect of a change in the healthcare trend rate is slightly tempered by a cap on the average retiree medical cost. The impact of a one percentage point change in the assumed healthcare cost trend rate on periodic benefit cost and the obligation is not material.
A reconciliation of the benefit obligation to the amounts recognized in the consolidated balance sheet as a liability is as follows:

	2006	2005

Obligation at End of Year	$(111.2)	$(101.0)
Unrecognized actuarial loss	31.0	25.7
Unrecognized prior service cost	(4.7)	(71)

Net Amount Recognized	$(84.9)	$(82.4)

Projected benefit payments are as follows:

2007	$10.9
2008	10.7
2009	10.9
2010	11.2
2011	11.1
2012–2016	51.4

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
19. Commitments and Contingencies
In the normal course of business the company has commitments, lawsuits, contingent liabilities, and claims. The company is also party to certain guarantee and warranty agreements.
Guarantees and Warranties
The company is a party to certain guarantee agreements, including debt guarantees of equity affiliates and equity support agreements. These guarantees are contingent commitments that are related to activities of the company’s primary businesses.
The company has guaranteed repayment of some borrowings of certain foreign equity affiliates. At 30 September 2006, these guarantees have terms in the range of one to seven years, with maximum potential payments of $75.
The company has entered into an equity support agreement related to the financing of an air separation facility constructed in Trinidad for a venture in which the company, through equity affiliates, owns 50%. The maximum potential payments, under a joint and several guarantee with the partner, are $58. The maximum exposure under the equity support agreement declines over time as an underlying loan balance is amortized. Additionally, the company and its partner provided guarantees of certain obligations related to the normal operations of this facility. The maximum potential payments, under the joint and several operations guarantees, are $40. The total combined maximum potential payments, under the joint and several equity support agreement and the operations guarantees, are $98. The term of these guarantees is related to the underlying twenty-year customer gas supply contract from the facility.
To date, no equity contributions or payments have been required since the inception of these guarantees. The fair value of the above guarantees is not material.
The company, in the normal course of business operations, has issued product warranties in its Equipment business. Also, contracts often contain standard terms and conditions which typically include a warranty and indemnification to the buyer that the goods and services purchased do not infringe on third-party intellectual property rights. The provision for estimated future costs relating to warranties is not material to the consolidated results of operations.
The company does not expect that any sum it may have to pay in connection with guarantees and warranties will have a materially adverse effect on its consolidated financial condition, liquidity, or results of operations.
Environmental
The company has accrued for certain environmental investigatory, external legal costs, and remediation costs consistent with the policy set forth in Note 1. The potential exposure for such costs is estimated to range from $52 to a reasonably possible upper exposure of $70. The consolidated balance sheet at 30 September 2006 includes an accrual of $52.4.

Litigation
The company is involved in various legal proceedings, including competition, environmental, health, safety, product liability, and insurance matters. While the company does not expect that any sums it may have to pay in connection with these matters would have a materially adverse effect on its consolidated financial position or net cash flows, a future charge for any damage award could have a significant impact on the company’s net income in the period in which it is recorded.
Other Commitments and Contingencies
The company has entered into put option agreements with certain affiliated companies. In 1999, the company made an investment in INOX, an Indian industrial gases company. As part of that transaction, put options were issued which gave the other (joint 50%) shareholders the right to require the company to purchase their shares (approximately 5.1 million) of INOX (renamed INOXAP) at a predefined price. The option period began January 2004 and extended through January 2006. On 22 January 2005, the company and the other shareholders extended and revised the terms of the option agreement. The other shareholders may give notice to exercise the revised put option between October and December 2010. The option, if exercised, would be effective on 31 July 2011. The revised option may also be exercised within six months of the death or permanent incapacity of the current Managing Director of INOXAP. The revised option price is based on a multiple of earnings formula, but not less than 630 Rupees per share. The U.S. dollar price of purchasing all 5.1 million shares at the minimum per share amount based on the current exchange rate would be approximately $71.
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
At the end of 2006, the company had purchase commitments to spend approximately $240 for additional plant and equipment.
20. Supplemental Information
Other Receivables and Current Assets

30 September	2006	2005

Deferred tax assets	$118.0	$105.5
Other receivables	115.7	111.8
Prepaid expenses	55.1	46.4
Net investment in leases	14.3	5.4
Other current assets	8.5	—

	$311.6	$269.1

Other Noncurrent Assets

30 September	2006	2005

Net investment in leases	$240.8	$106.3
Derivative instruments	19.1	34.9
Other long-term receivables	27.4	14.8
Cost investments	95.2	97.9
Deferred tax assets	40.6	33.3
Pension intangible asset	32.0	17.8
Other deferred charges	120.6	137.2

	$575.7	$442.2

Payables and Accrued Liabilities

30 September	2006	2005

Trade creditors, payables, and accrued expenses	$843.8	$722.7
Customer advances	199.7	190.0
Accrued payroll and employee benefits	164.7	154.9
Pension benefits	164.1	140.4
Outstanding checks payable in excess of certain cash balances	54.3	52.8
Accrued interest expense	43.0	31.0
Derivative instruments	25.9	13.9
Global cost reduction plan accrual	51.0	—
Miscellaneous	108.6	46.9

	$1,655.1	$1,352.6

Short-Term Borrowings

30 September	2006	2005

Bank obligations	$177.3	$59.1
Commercial paper	240.2	250.5

	$417.5	$309.6

The weighted average interest rate of short-term borrowing outstanding as of 30 September 2006 and 2005 was 4.9% and 3.9%, respectively.

Deferred Income and Other Noncurrent Liabilities

30 September	2006	2005
Deferred gain on sale-leaseback of U.S. cryogenic vessel equipment	$—	$134.7
Pension benefits	225.3	330.2
Postretirement benefits	74.0	71.4
Other employee benefits	90.2	77.2
Advance payments	97.2	77.2
Environmental liabilities	48.0	10.7
Derivative instruments	41.6	42.8
Miscellaneous	65.7	77.4

	$642.0	$821.6

Accumulated Other Comprehensive Income (Loss)

30 September	2006	2005
Loss on derivatives	$(4.4)	$(6.4)
Unrealized gain on investment	41.1	40.6
Minimum pension liability adjustment	(197.3)	(272.4)
Cumulative translation adjustments	(61.1)	(195.0)

	$(221.7)	$(433.2)

Other (Income) Expense, Net

	2006	2005	2004
Technology and royalty income	$(16.7)	$(18.5)	$(16.3)
Interest income	(9.0)	(15.4)	(3.5)
Foreign exchange	2.1	1.3	(1.7)
Gain on sale of assets and investments	(13.1)	(13.1)	(8.6)
Amortization of intangibles	17.5	15.3	13.3
Insurance settlements, net of related expenses	(56.5)	(5.4)	(6.6)
Miscellaneous	7.3	8.2	(8.1)

	$(68.4)	$(27.6)	$(31.5)

Hurricanes
In the fourth quarter of 2005, the company’s New Orleans industrial gas complex sustained extensive damage from Hurricane Katrina. Other industrial gases and chemicals facilities in the Gulf Coast region also sustained damages from Hurricanes Katrina and Rita in fiscal 2005.
Insurance recoveries for property damages and business interruption are recognized as claims are settled. Insurance recoveries of $73.3 and $12.8 were recognized in 2006 and 2005, respectively. During 2006, the company collected insurance proceeds of $67.0. Other (income) expense includes a net gain of $56.0 in 2006 for insurance recoveries, net of property damage and other expenses. This net gain does not include the estimated impact of costs related to business interruption.
Additional Income Statement Information
Inventory Adjustment
The company recorded a charge of $17.3 in the fourth quarter of 2006 to adjust its U.S. Healthcare inventories to actual, based on physical inventory counts, of which $7.0 related to prior periods.
Gain on Sale of a Chemical Facility
On 31 March 2006, as part of its announced restructuring of its Polyurethane Intermediates business, the company sold its DNT production facility in Geismar, Louisiana, to BASF Corporation for $155.0. The company wrote off the remaining net book value of assets sold, resulting in the recognition of a gain of $70.4 ($42.9 after-tax, or $.19 per share) on the transaction. The Air Products industrial gas facilities at this same location were not included in this transaction and will continue to produce and supply hydrogen, carbon monoxide, and syngas to customers.
Impairment of Loans Receivable
In the second quarter of 2006, the company recognized a loss of $65.8 ($42.4 after-tax, or $.19 per share) for the impairment of loans receivable from a long-term supplier of sulfuric acid, used in the production of DNT for the company’s Polyurethane Intermediates business. To facilitate the supplier’s ability to emerge from bankruptcy in June 2003 and continue to supply product to the company, the company and other third parties agreed to participate in the supplier’s financing. Subsequent to the initial financing, the company and the supplier’s other principal lender executed standstill agreements which temporarily amended the terms of the loan agreements, primarily to allow the deferral of principal and interest payments. Based on events occurring within the second quarter of 2006, management concluded that the company would not be able to collect any amounts due. These events included the company’s announcement of its plan to restructure its Polyurethane Intermediates business and notification to the supplier of the company’s intent not to enter into further standstill agreements.

Contract Termination
Effective July 2005, a customer in the Chemicals business terminated its contract for the purchase of toluene diamine. In the fourth quarter of 2005, the company recognized the present value of the termination payments required under the supply contract. As a result of the contract termination, operating income included an additional $16.
Summary by Quarter
These tables summarize the unaudited results of operations for each quarter of 2006 and 2005:

2006	First		Second		Third		Fourth		Total
Sales	$2,015.8		$2,229.5		$2,245.7		$2,359.4		$8,850.4
Operating income	253.5	(A)	282.6	(A) (B) (C)	291.9	(A)	232.9	(A) (D) (F)	1,060.9
Income from continuing operations	181.8	(A)	196.5	(A) (B) (C)	206.5	(A)	163.5	(A) (D) (F)	748.3
Income (loss) from discontinued operations	(1.1)		7.5		3.8		(28.9	)(E)	(18.7)
Cumulative effect of accounting change	—		—		—		(6.2)		(6.2)
Net income	180.7	(A)	204.0	(A) (B) (C)	210.3	(A)	128.4	(A) (D) (E) (F)	723.4
Basic earnings per common share
Income from continuing operations	.82		.88		.92		.75		3.38
Income (loss) from discontinued operations	(.01)		.04		.02		(.13)		(.09)
Cumulative effect of accounting change	—		—		—		(-03)		(.03)

Net income	.81		.92		.94		.59		3.26
Diluted earnings per common share
Income from continuing operations	.80	(A)	.86	(A) (B) (C)	.90	(A)	.73	(A) (D) (F)	3.29
Income (loss) from discontinued operations	—		.03		.02		(.13	)(E)	(.08)
Cumulative effect of accounting change	—		—		—		(.03)		(.03)

Net income	.80	(A)	.89	(A) (B) (C)	.92	(A)	.57	(A) (D) (E) (F)	3.18
Dividends declared per common share	.32		.34		.34		.34		1.34
Market price per common share: high	61.89		68.10		69.54		68.48
low	53.00		58.01		59.18		60.92

(A)	2006 included a net gain of $56.0 ($34.9 after-tax, or $.15 per share) from insurance recoveries net of property damage and other expenses related to the hurricanes. This gain was reflected in each of the quarters as follows: First — $7.3 ($4.6 after-tax, or $.02 per share); Second — $19.9 ($12.4 after-tax, or $.05 per share); Third — $12.1 ($7.5 after-tax, or $.03 per share); Fourth — $16.7 ($10.4 after-tax, or $.05 per share).

(B)	Included a gain on the sale of a chemical facility of $70.4 ($42.9 after-tax, or $.19 per share).

(C)	Included a loss of $65.8 ($42.4 after-tax, or $.19 per share) for the impairment of loans receivable.

(D)	Included an expense of $72.1 ($46.8 after-tax, or $.21 per share) for the 2006 global cost reduction plan.

(E)	Included an after-tax charge of $26.2, or $.12 per share, for the recognition of an environmental liability associated with the Pace facility.

(F)	Included a charge of $17.3 ($10.8 after-tax, or $.05 per share) for the write-down of Healthcare’s inventory.

2005	First	Second	Third	Fourth	Total
Sales	$1,891.5	$1,898.2	$1,984.9	$1,993.7	$7,768.3
Operating income	237.7	242.2	257.6	258.0	995.5
Income from continuing operations	166.4	169.1	187.4	184.6	707.5
Income (loss) from discontinued operations	.4	6.2	3.2	(5.6)	4.2
Net income	166.8	175.3	190.6	179.0	711.7
Basic earnings per common share
Income from continuing operations	.74	.74	.83	.83	3.13
Income (loss) from discontinued operations	—	.03	.01	(.02)	.02

Net income	.74	.77	.84	.81	3.15
Diluted earnings per common share
Income from continuing operations	.72	.72	.81	.81	3.06
Income (loss) from discontinued operations	—	.03	.01	(.02)	.02

Net income	.72	.75	.82	.79	3.08
Dividends declared per common share	.29	.32	.32	.32	1.25
Market price per common share: high	59.18	65.81	64.06	61.60
low	51.85	55.99	55.53	53.30

21. Business Segment and Geographic Information
In September 2006, the company completed a business reorganization that aligned its organization structure to its strategic direction. Beginning with the fourth quarter of 2006, the company reported financial information based on six business segments. The company manages its operations, assesses performance, and reports results by these segments, which are organized based on differences in product and/ or type of customer. The company’s six business segments consist of Merchant Gases, Tonnage Gases, Electronics and Performance Materials, Equipment and Energy, Healthcare, and Chemicals. The segment data for 2005 and 2004 has been restated to reflect this business reorganization.
Merchant Gases
The Merchant Gases segment provides industrial gases such as oxygen, nitrogen, argon, helium, and hydrogen as well as certain medical and specialty gases to a wide variety of industrial and medical customers globally. There are three principal modes of supply: liquid bulk, packaged gases, and small on-sites. Most merchant product is delivered via bulk supply, in liquid or gaseous form, by tanker or tube trailer. Smaller quantities of industrial, specialty, and medical gases are delivered in cylinders and dewars as “packaged gases.” Other customers receive product through small on-sites (cryogenic or noncryogenic generators) via sale of gas contracts and some sale of equipment. Electricity is the largest cost input for the production of atmospheric gases.
Tonnage Gases
The Tonnage Gases segment supplies industrial gases, including hydrogen, carbon monoxide, nitrogen, and oxygen via large on-site facilities or pipeline systems, principally to customers in the petroleum refining, chemical, and metallurgical industries. For large volume, or “tonnage” industrial gas users, the company either constructs a gas plant adjacent to or near the customer’s facility—hence the term “on-site"—or delivers product through a pipeline from a nearby location. The company is the world’s largest provider of hydrogen, which is used by refiners to lower the sulfur content of gasoline and diesel fuels to reduce smog and ozone depletion. Natural gas is the principal raw material for hydrogen. The company mitigates energy price changes through its long-term cost pass-through type customer contracts.
Electronics and Performance Materials
The Electronics and Performance Materials segment uses applications technology to provide material solutions to a broad range of global industries through expertise in chemical synthesis, analytical technology, process engineering, and surface science. This segment provides specialty and tonnage gases, specialty and bulk chemicals, services, and equipment to the electronics industry for the manufacture of silicon and compound semiconductors, displays (LCDs, etc.), and photovoltaic devices. The segment also provides performance chemical solutions for the coatings, inks, adhesives, civil engineering, personal care, institutional and industrial cleaning, mining, oil field, polyurethane, and other industries.
Equipment and Energy
The Equipment and Energy segment designs and manufactures cryogenic and gas processing equipment for air separation, hydrocarbon recovery and purification, natural gas liquefaction (LNG), and helium distribution equipment. Equipment is sold worldwide to customers in a variety of industries, including chemical and petrochemical manufacturing, oil and gas recovery and processing, and steel and primary metals processing. This segment also constructs, operates, and has an equity ownership interest in power generation and flue gas treatment facilities. The company is developing technologies to continue to serve energy markets in the future, including gasification and alternative energy technologies.
Healthcare
The Healthcare segment provides respiratory therapies, home medical equipment, and infusion services to patients in their homes in the United States and Europe. The company serves more than 500,000 patients in 15 countries and has leading market positions in Spain, Portugal, and the United Kingdom. Offerings include oxygen therapy, home nebulizer therapy, sleep management therapy, anti-infective therapy, beds, and wheelchairs.
Chemicals
The Chemicals segment consists of the Polymer Emulsions business, which is currently being marketed to potential buyers, and the Polyurethane Intermediates business, which is being restructured.

Other
Other operating income includes other expense and income which cannot be directly associated with the business segments, including foreign exchange gains and losses, interest income, and costs previously allocated to the Amines business. Also included are LIFO inventory adjustments, as the business segments use FIFO and the LIFO pool is kept at corporate. Corporate research and development costs are fully allocated to the business segments.
Other assets include cash, deferred tax assets, pension assets, financial instruments, and corporate assets previously allocated to the Amines business.
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
Intersegment sales are not material and are recorded at selling prices that approximate market prices. Equipment manufactured for the company’s industrial gas business is generally transferred at cost and not reflected as an intersegment sale. Long-lived assets include investment in net assets of and advances to equity affiliates, net plant and equipment, goodwill, and intangibles.
Business Segments
Business segment information is shown below:

	2006	2005	2004
Revenue from External Customers
Merchant Gases	$2,712.8	$2,468.0	$2,230.3
Tonnage Gases	2,224.1	1,740.1	1,529.7
Electronics and Performance Materials	1,898.6	1,701.0	1,604.0
Equipment and Energy	536.5	369.4	345.6
Healthcare	570.8	544.7	438.2
Chemicals	907.6	945.1	884.1

Segment and Consolidated Totals	$8,850.4	$7,768.3	$7,031.9

	2006	2005	2004
Operating Income
Merchant Gases (A)	$470.0	$414.0	$405.2
Tonnage Gases (A)	341.3	251.8	232.1
Electronics and Performance Materials (A)	195.3	146.0	139.5
Equipment and Energy	68.9	29.1	(2.1)
Healthcare	8.4	81.7	73.5
Chemicals	64.0	86.1	66.8

Segment Totals	1,147.9	1,008.7	915.0
Global cost reduction plan(B)	(72.1)	—	—
Other	(14.9)	(13.2)	(28.6)

Consolidated Total	$1,060.9	$995.5	$886.4

(A)	The impact of the hurricanes in 2006 from insurance recoveries recognized, net of property damage and other expenses, has been allocated to the business segments as follows: Tonnage Gases $31.0, Merchant Gases $23.5, and Electronics and Performance Materials $1.5.

(B)	Information about how this charge related to the businesses at the segment level is discussed in Note 3.

	2006	2005	2004
Depreciation and Amortization
Merchant Gases	$296.8	$270.4	$253.5
Tonnage Gases	184.1	175.4	183.6
Electronics and Performance Materials	165.5	153.7	167.6
Equipment and Energy	12.9	9.7	7.9
Healthcare	57.2	44.9	41.8
Chemicals	46.5	52.0	43.6

Segment Totals	763.0	706.1	698.0
Other	—	.2	(.7)

Consolidated Total	$763.0	$706.3	$697.3

	2006	2005	2004
Equity Affiliates’ Income
Merchant Gases	$82.4	$82.1	$68.8
Chemicals	16.0	14.0	14.1
Other Segments	9.3	9.3	9.9

Segment and Consolidated Totals	$107.7	$105.4	$92.8

	2006	2005	2004
Total Assets
Merchant Gases	$3,821.9	$3,488.0	$3,479.1
Tonnage Gases	2,859.7	2,429.9	2,134.7
Electronics and Performance Materials	2,381.8	2,199.6	2,150.5
Equipment and Energy	330.1	299.0	272.5
Healthcare	856.5	790.3	678.3
Chemicals	639.7	740.7	736.7

Segment Totals	10,889.7	9,947.5	9,451.8
Other	291.0	227.1	312.1
Discontinued operations	—	234.2	276.5

Consolidated Total	$11,180.7	$10,408.8	$10,040.4

	2006	2005	2004
Investment in and Advances to Equity Affiliates
Merchant Gases	$538.7	$495.0	$456.7
Chemicals	59.9	51.9	53.7
Other Segments	129.7	116.8	119.4

Segment and Consolidated Totals	$728.3	$663.7	$629.8

	2006	2005	2004
Identifiable Assets
Merchant Gases	$3,283.2	$2,993.0	$3,022.4
Tonnage Gases	2,803.0	2,386.4	2,090.7
Electronics and Performance Materials	2,334.5	2,153.3	2,104.9
Equipment and Energy	304.4	272.0	245.0
Healthcare	856.5	790.3	676.0
Chemicals	579.8	688.8	683.0

Segment Totals	10,161.4	9,283.8	8,822.0
Other	291.0	227.1	312.1
Discontinued operations	—	234.2	276.5

Consolidated Total	$10,452.4	$9,745.1	$9,410.6

	2006	2005	2004
Expenditures for Long-lived Assets
Merchant Gases	$507.4	$437.2	$255.5
Tonnage Gases	517.6	109.2	218.4
Electronics and Performance Materials	202.1	263.8	166.7
Equipment and Energy	39.6	16.5	2.8
Healthcare	110.0	146.9	120.5
Chemicals	31.2	64.2	35.9

Segment Totals	1,407.9	1,037.8	799.8
Other	3.1	1.3	4.8

Consolidated Total	$1,411.0	$1,039.1	$804.6

Geographic Information
Geographic information is presented below:

	2006	2005	2004
Revenues from External Customers
United States	$4,986.9	$4,384.5	$3,960.2
Canada	108.0	72.3	73.8
Europe	2,509.9	2,241.2	2,115.9
Asia	1,124.7	956.6	757.2
Latin America	120.9	113.7	124.8

Total	$8,850.4	$7,768.3	$7,031.9

	2006	2005	2004
Long-lived Assets
United States	$3,671.3	$3,496.2	$3,297.6
Canada	228.7	169.8	60.1
Europe	2,232.7	2,131.8	2,310.7
Asia	1,606.7	1,373.7	1,227.7
Latin America	210.2	192.6	175.3
All other	42.8	54.3	44.4

Total	$7,992.4	$7,418.4	$7,115.8

Geographic information is based on country of origin. Included in United States revenues are export sales to unconsolidated customers of $738.3 in 2006, $718.8 in 2005, and $610.5 in 2004. The Europe segment operates principally in the U.K., Spain, Belgium, France, Germany, and the Netherlands. The Asia segment operates principally in China, Japan, Korea, and Taiwan.

Five-Year Summary of Selected Financial Data

(millions of dollars, except per share)	2006	2005	2004	2003	2002
Operating Results
Sales	$8,850	$7,768	$7,032	$5,957	$5,115
Cost of sales	6,558	5,655	5,095	4,288	3,568
Selling and administrative	1,081	1,014	956	828	701
Research and development	151	132	126	120	119
Global cost reduction plans	72	—	—	104	23
Operating income	1,061	996	886	646	741
Equity affiliates’ income	108	105	93	94	90
Interest expense	119	110	121	123	122
Income tax provision	271	261	229	166	233
Income from continuing operations	748	708	608	432	513
Income (loss) from discontinued operations, net of tax	(19)	4	(4)	(32)	12
Income before cumulative effect of accounting change	730	712	604	400	525
Net income	723	712	604	397	525
Basic earnings per common share
Income from continuing operations	3.38	3.13	2.72	1.97	2.36
Income (loss) from discontinued operations	(.09)	.02	(.02)	(.15)	.06
Income before cumulative effect of accounting change	3.29	3.15	2.70	1.82	2.42
Net income	3.26	3.15	2.70	1.81	2.42
Diluted earnings per common share
Income from continuing operations	3.29	3.06	2.66	1.93	2.30
Income (loss) from discontinued operations	(.08)	.02	(.02)	(.14)	.06
Income before cumulative effect of accounting change	3.21	3.08	2.64	1.79	2.36
Net income	3.18	3.08	2.64	1.78	2.36

Year-End Financial Position
Plant and equipment, at cost	$13,590	$12,546	$11,838	$11,360	$10,434
Total assets	11,181	10,409	10,040	9,474	8,495
Working capital	289	472	711	528	653
Total debt(A)	2,850	2,494	2,388	2,505	2,379
Shareholders’ equity	4,924	4,546	4,420	3,759	3,435

Financial Ratios
Return on sales(B)	8.5%	9.1%	8.7%	7.3%	10.0%
Return on average shareholders’ equity(B)	15.5%	15.3%	14.9%	11.9%	15.6%
Total debt to sum of total debt, shareholders’ equity and minority interest(A)	35.8%	34.5%	34.2%	38.8%	39.7%
Cash provided by continuing operations to average total debt	48.2%	53.4%	43.3%	43.0%	44.1%
Interest coverage ratio(B)	8.6	9.0	7.7	5.8	6.7

Other Data
For the year: Depreciation and amortization	$763	$706	$697	$638	$569
Capital expenditures(C)	1,413	1,036	797	1,164	789
Dividends declared per common share	1.34	1.25	1.04	.88	.82
Market price range per common share	70–53	66–52	56–44	49–36	54–36

Weighted average common shares outstanding (in millions)	222	226	224	220	217
Weighted average common shares outstanding assuming dilution (in millions)	228	231	229	224	223

At year end: Book value per common share	$22.67	$20.48	$19.57	$16.98	$15.72
Shareholders	9,900	10,300	10,700	11,100	11,100
Employees(D)	20,700	20,200	19,900	19,000	17,500

(A)	Total debt includes long-term debt, current portion of long-term debt, and short-term borrowings as of the end of the year.

(B)	Financial ratios were calculated using income from continuing operations.

(C)	Capital expenditures include additions to plant and equipment, investment in and advances to unconsolidated affiliates, acquisitions (including long-term debt assumed in acquisitions), and capital lease additions.

(D)	Includes full- and part-time employees from continuing and discontinued operations.