Form 10-K, Exhibit 13
period 2007-09-30
AIR PRODUCTS & CHEMICALS INC /DE/
filed 2007-11-28
CIK 2969

Management’s Discussion and Analysis	14

Management’s Report on Internal Control over Financial Reporting	37

Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting	38

Report of Independent Registered Public Accounting Firm	39

The Consolidated Financial Statements	40

Notes to the Consolidated Financial Statements	44

Five-Year Summary of Selected Financial Data	76

Management’s Discussion and Analysis
(Millions of dollars, except for share data)

Air Products	14

Business Overview	14

2007 in Summary	15

2008 Outlook	16

Results of Operations	16

Pension Benefits	26

Share-Based Compensation	27

Environmental Matters	27

Liquidity and Capital Resources	28

Contractual Obligations	30

Off-Balance Sheet Arrangements	31

Related Party Transactions	32

Market Risks and Sensitivity Analysis	32

Inflation	33

Critical Accounting Policies and Estimates	33

New Accounting Standards	36

Forward-Looking Statements	36
All comparisons in the discussion are to the corresponding prior year unless otherwise stated. All amounts presented are in accordance with U.S. generally accepted accounting principles. All amounts are presented in millions of dollars, except for share data, unless otherwise indicated.
AIR PRODUCTS
Air Products and Chemicals, Inc. and its subsidiaries (the Company) serves customers in industrial, energy, technology, and healthcare markets. The Company offers a broad portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services. Geographically diverse, with operations in over 40 countries, the Company has sales of $10.0 billion, assets of $12.7 billion, and a worldwide workforce of approximately 22,000 employees.
BUSINESS OVERVIEW
Merchant Gases
The Merchant Gases segment provides industrial gases such as oxygen, nitrogen, argon, helium, and hydrogen as well as certain medical and specialty gases to a wide variety of indus-
trial and medical customers globally. There are three principal modes of supply: liquid bulk, packaged gases, and small on-sites. Most merchant product is delivered via bulk supply, in liquid or gaseous form, by tanker or tube trailer. Smaller quantities of industrial, specialty, and medical gases are delivered in cylinders and dewars as “packaged gases.” Other customers receive product through small on-sites (cryogenic or noncryogenic generators) via sale of gas contracts and some sale of equipment. Electricity is the largest cost input for the production of atmospheric gases. Merchant Gases competes against global industrial gas companies, as well as regional competitors, based primarily on price, reliability of supply, and the development of applications for use of industrial gases.
Tonnage Gases
The Tonnage Gases segment supplies industrial gases, including hydrogen, carbon monoxide, syngas, nitrogen, and oxygen, via large on-site facilities or pipeline systems, principally to customers in the petroleum refining, chemical, and metallurgical industries. For large-volume, or “tonnage” industrial gas users, the Company either constructs a gas plant adjacent to or near the customer’s facility—hence the term “on-site”—or delivers product through a pipeline from a nearby location. The Company is the world’s largest provider of hydrogen, which is used by refiners to lower the sulfur content of gasoline and diesel fuels to reduce smog and ozone depletion. Electricity is the largest cost component in the production of atmospheric gases, and natural gas is the principal raw material for hydrogen, carbon monoxide, and syngas production. The Company mitigates energy and natural gas price changes through its long-term cost pass-through type customer contracts. Tonnage Gases competes against global industrial gas companies, as well as regional sellers. Competition is based primarily on price, reliability of supply, the development of applications that use industrial gases and, in some cases, provision of other services or products such as power and steam generation.
Electronics and Performance Materials
The Electronics and Performance Materials segment employs applications technology to provide solutions to a broad range of global industries through expertise in chemical synthesis, analytical technology, process engineering, and surface science. This segment provides specialty and tonnage gases, specialty

14     Air Products Annual Report 2007 | Management’s Discussion and Analysis

and bulk chemicals, services, and equipment to the electronics industry for the manufacture of silicon and compound semiconductors, LCD and other displays, and photovoltaic devices. The segment also provides performance chemical solutions for the coatings, inks, adhesives, civil engineering, personal care, institutional and industrial cleaning, mining, oil field, polyurethane, and other industries. The Electronics and Performance Materials segment faces competition on a product-by-product basis against competitors ranging from niche suppliers with a single product to larger and more vertically integrated companies. Competition is principally conducted on the basis of product performance, quality, reliability of product supply, global infrastructure, technical innovation, service, and price.
Equipment and Energy
The Equipment and Energy segment designs and manufactures cryogenic and gas processing equipment for air separation, hydrocarbon recovery and purification, natural gas liquefaction (LNG), and helium distribution, and serves energy markets in a variety of ways. Equipment is sold worldwide to customers in a variety of industries, including chemical and petrochemical manufacturing, oil and gas recovery and processing, and steel and primary metals processing. Energy markets are served through the Company’s operation and partial ownership of cogeneration and flue gas treatment facilities. The Company is developing technologies to continue to serve energy markets in the future, including gasification and alternative energy technologies. Equipment and Energy competes with a great number of firms for all of its offerings except LNG heat exchangers, for which there are fewer competitors due to the limited market size and proprietary technologies. Competition is based primarily on technological performance, service, technical know-how, price, and performance guarantees.
Healthcare
The Healthcare segment provides respiratory therapies, home medical equipment, and infusion services to patients in their homes in the United States and Europe. The Company serves more than 500,000 patients in 15 countries and has leading market positions in Spain, Portugal, and the United Kingdom. Offerings include oxygen therapy, home nebulizer therapy, sleep management therapy, anti-infective therapy, beds, and wheelchairs. The home healthcare market is highly competitive and based on price, quality, service, and reliability of supply.
Chemicals
The Chemicals segment consists of the Polymer Emulsions business and the Polyurethane Intermediates (PUI) business. The Company announced it was exploring the sale of its Polymer Emulsions business in 2006, and on 6 November 2007 that it was in advanced discussions with its partner in the business, Wacker Chemie AG, over Wacker’s purchase of the Company’s interests in their two polymers joint ventures. The PUI business markets toluene diamine to customers under long-term contracts.
2007 IN SUMMARY
The Company achieved another year of strong growth as sales exceeded $10 billion and net income exceeded $1 billion. These results were driven primarily by underlying base business volume growth across all segments. This overall strong performance enabled the Company to return value to its shareholders through its share repurchase program, which totaled $567 in 2007, and by increasing dividends for the 25th consecutive year. The acquisition of the Polish industrial gas business of BOC Gazy Sp z o.o. (BOC Gazy) reflected the Company’s focus on investing capital in emerging markets around the globe and establishing platforms for future growth. The Company continued to manage its portfolio and announced that the High Purity Process Chemicals (HPPC) business from its Electronics and Performance Materials segment would be sold in fiscal 2008. Additionally, pursuant to an ongoing cost reduction plan, the Company was able to increase efficiencies and productivity.
Sales of $10,038 were up 15% from the prior year, due to higher volumes broadly across all segments. Operating income was $1,408, compared to $1,056 in the prior year, also benefiting from higher volumes across all segments. These increases in operating income were partially offset by higher costs to support the volume growth.
Net income was $1,036, compared to $723 in the prior year, while diluted earnings per share of $4.64 compared to $3.18 in the prior year. A summary table of changes in diluted earnings per share is presented on page 16.
For additional information on the opportunities, challenges, and risks on which management is focused, refer to the 2008 Outlook discussions provided throughout the Management’s Discussion and Analysis that follows.

Changes in Diluted Earnings per Share

			Increase
	2007	2006	(Decrease)

Diluted Earnings per Share	$4.64	$3.18	$1.46

Operating Income (after-tax)

Underlying business

Volume			.94

Price/raw materials/mix			.14

Costs			(.40)

Acquisitions/divestitures			.03

Currency			.14

Customer contract settlement			.11

Global cost reduction plan

2007			(.04)

2006			.21

Pension settlement			(.03)

Prior year gain on sale of a chemical facility			(.19)

Prior year impairment of loans receivable			.19

Sale/donation of cost investment			.02

Prior year hurricane impacts(A)			(.04)

Prior year Healthcare inventory adjustment			.05

Operating Income			1.13

Other (after-tax)

Equity affiliates’ income			.08

Interest expense			(.14)

Discontinued operations			.04

Settlement of tax audits/adjustments			.17

Tax benefit from donation of cost investment			.07

Income tax rate			.01

Minority interest			(.01)

Cumulative effect of accounting change			.03

Average shares outstanding			.08

Other			.33

Total Change in Diluted Earnings per Share			$1.46

(A)	Includes insurance recoveries, estimated business interruption, asset write-offs, and other expenses.
2008 OUTLOOK
The Company is forecasting another year of earnings per share growth in 2008. Sales and operating income should improve from volume growth and improved efficiencies and productivity. Global manufacturing growth is expected to be about the same or slightly lower compared to the 3.5% to 4.0% growth in 2007. Domestic manufacturing growth is expected to be between 2% and 3% in 2008. Continued growth is anticipated in Europe with central Europe as the strongest region. Asia should remain the area of highest growth and expansion overall. Foreign currencies are expected to be stronger compared to the U.S. dollar year-to-year on an average basis. Two risks facing the Company in 2008 are energy price volatility and lower manufacturing growth.
•	Merchant Gases should benefit from higher volumes, pricing programs to recover higher energy and distribution costs, and increased productivity.

•	Tonnage Gases results are expected to be higher due to new facilities, improved plant loading, and increased productivity.

•	Electronics and Performance Materials results should benefit from product rationalization efforts, higher volumes, new products, and share gain from new market application successes.

•	Equipment and Energy results are expected to be lower, as the Equipment sales backlog is lower than the peak levels in 2006 and 2007.

•	Healthcare results should continue to grow in Europe, and the U.S. results are expected to improve as a result of actions taken by management.

•	The Company announced it was exploring the sale of its Polymer Emulsions business in 2006, and on 6 November 2007 that it was in advanced discussions with its partner in the business, Wacker Chemie AG, over Wacker’s purchase of the Company’s interests in their two polymers joint ventures.
RESULTS OF OPERATIONS
Discussion of Consolidated Results

	2007	2006	2005

Sales	$10,037.8	$8,752.8	$7,673.0

Operating income	1,407.7	1,055.6	990.8

Equity affiliates’ income	131.8	107.7	105.4

Sales

	% Change from Prior Year
	2007	2006

Underlying business

Volume	12%	11%

Price/mix	—	1%

Acquisitions/divestitures	1%	1%

Currency	3%	(1%)

Natural gas/raw material
cost pass-through	(1%)	2%

Total Consolidated Sales Change	15%	14%

2007 vs. 2006
Sales of $10,037.8 increased 15%, or $1,285.0. Underlying base business growth of 12% resulted primarily from improved volumes across all business segments as further discussed in the Segment Analysis which follows. Pricing impacts were flat, as improved pricing in Merchant Gases was offset primarily by lower pricing in Electronics and Performance Materials. Sales improved 3% from favorable currency effects, driven primarily

16      Air Products Annual Report 2007 | Management’s Discussion and Analysis

by the weakening of the U.S. dollar against the Euro and the Pound Sterling. Lower natural gas/raw material contractual cost pass-through to customers decreased sales by 1%, mainly due to lower natural gas prices.
2006 vs. 2005
Sales of $8,752.8 increased 14%, or $1,079.8. Underlying base business growth of 12% resulted primarily from improved volumes in Merchant Gases, Tonnage Gases, and Electronics and Performance Materials along with higher activity in Equipment and Energy. Sales decreased 1% from unfavorable currency effects, driven primarily by the strengthening of the U.S. dollar against the Euro and the Pound Sterling. Higher natural gas/raw material contractual cost pass-through to customers accounted for a 2% increase in sales.
Operating Income

	Change from Prior Year
	2007	2006

Prior Year Operating Income	$1,056	$991

Underlying business

Volume	292	295

Price/raw materials/mix	41	3

Costs	(129)	(137)

Acquisitions/divestitures	11	11

Currency	42	(8)

Customer contract settlement	37	—

Global cost reduction plan

2007	(14)	—

2006	72	(72)

Pension settlement	(10)	—

Prior year gain on sale of a chemical facility	(70)	70

Prior year impairment of loans receivable	66	(66)

Sale/donation of cost investment	5	—

Prior year hurricane impacts(A)

2006	(15)	15

2005	—	14

Prior year Healthcare inventory adjustment	17	(17)

Stock option expense	7	(43)

Operating Income	$1,408	$1,056

(A)	Includes insurance recoveries, estimated business interruption, asset write-offs, and other expenses.
2007 vs. 2006
Operating income of $1,407.7 increased 33%, or $352.1.
•	Higher volumes across all segments increased operating income by $292, as is discussed in the Segment Analysis that follows.

•	Improved pricing, net of variable costs, increased operating income by $41, as pricing increases in Merchant Gases were partially offset by lower pricing in electronics specialty materials.
•	Higher costs, principally to support growth and due to inflation, decreased operating income by $129.

•	Favorable currency effects increased operating income by $42, as the U.S. dollar weakened against the Euro and the Pound Sterling.

•	The settlement of a supply contract termination in the Chemicals segment increased operating income by $37.

•	The ongoing global cost reduction plan resulted in a current year charge to operating income of $14 compared to a charge of $72 in 2006.

•	Prior year results included a gain on sale of a chemical facility of $70.

•	Prior year results included an impairment of loans receivable of $66.

•	Prior year results included a benefit of $15 from insurance recoveries exceeding estimated business interruption and asset write-offs and other expenses related to Hurricanes Katrina and Rita.

•	Prior year results included an inventory adjustment in the Healthcare operating segment of $17.
2006 vs. 2005
Operating income of $1,055.6 increased 7%, or $64.8.
•	Higher volumes increased operating income by $295.

•	Improved pricing, net of variable costs, increased operating income by $3. Pricing increases were primarily in Merchant Gases and were mostly offset by lower pricing in electronics specialty materials.

•	Costs decreased operating income by $137, due principally to higher volumes and inflation.

•	Unfavorable currency effects decreased operating income by $8, as the U.S. dollar strengthened against the Euro and the Pound Sterling.

•	A charge for the global cost reduction plan decreased operating income by $72.

•	The gain on sale of a chemical facility increased operating income by $70.

•	A charge for the impairment of loans receivable decreased operating income by $66.

•	The impacts of Hurricanes Katrina and Rita increased operating income by $29. The increase resulted from insurance recoveries exceeding estimated business interruption and asset write-offs and other expenses related to the hurricanes by $15 in 2006. Estimated business interruption and asset write-offs and other expenses related to the hurricanes were $14 in 2005.

•	An inventory adjustment in the Healthcare segment decreased operating income by $17.

•	Stock option expense reduced operating income by $43 as the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (SFAS No. 123R) at the beginning of 2006.
Equity Affiliates’ Income
 2007 vs. 2006
Income from equity affiliates of $131.8 increased $24.1, or 22%, due to higher income from affiliates across most segments, primarily Asian and Latin American affiliates in the Merchant Gases segment.
2006 vs. 2005
Income from equity affiliates of $107.7 increased $2.3, or 2%. The increase was primarily due to higher equity affiliate income in the Chemicals segment.
Selling and Administrative Expense (S&A)

	% Change from Prior Year
	2007	2006

Acquisitions/divestitures	1%	1%

Currency	3%	(1%)

Stock option expense	—	4%

Other costs	6%	3%

Total S&A Change	10%	7%

2007 vs. 2006
S&A expense of $1,180.6 increased 10%, or $105.6. S&A as a percent of sales declined to 11.8% from 12.3% in 2006, primarily due to the benefit of implementing SAP. The acquisitions of BOC Gazy and Tomah3 Products increased S&A by 1%. Unfavorable currency effects, mainly the weakening of the U.S. dollar against the Euro and Pound Sterling, increased S&A by 3%. Underlying costs increased S&A by 6%, as productivity gains were more than offset by inflation and costs to support growth.
2006 vs. 2005
S&A expense of $1,075.0 increased 7%, or $66.9. S&A as a percent of sales declined to 12.3% from 13.1% in 2005, primarily due to the benefit of implementing SAP. The acquisitions of a small healthcare company in Europe and Tomah3 Products increased S&A by 1%. Favorable currency effects, primarily due to the strengthening of the U.S. dollar against the Euro and the Pound Sterling, decreased S&A by 1%. Stock option expense increased S&A by 4%, due to the adoption of SFAS No. 123R. Underlying costs increased S&A by 3%, primarily due to inflation.
2008 Outlook
S&A expense will increase in 2008. The Company expects increases due to additional costs to support volume growth and the impacts of inflation. Partially offsetting these impacts, the Company expects to realize cost savings from the ongoing global cost reduction plan and productivity initiatives.
Research and Development (R&D)
 2007 vs. 2006
R&D decreased 7%, or $11.2, as a result of lower spending in Equipment and Energy due to a test program run in 2006 and the Company’s organization simplification efforts. R&D spending declined as a percent of sales to 1.4% from 1.7% in 2006.
2006 vs. 2005
R&D increased 14%, or $19.1, due to cost inflation and higher spending on Equipment and Energy for a test program run in 2006 and Electronics and Performance Materials projects. R&D spending as a percent of sales was 1.7% in both 2006 and 2005.
2008 Outlook
R&D investment should be moderately higher in 2008 and will continue to be focused on the requirements of emerging businesses.
Customer Contract Settlement
By agreement dated 1 June 2007, the Company entered into a settlement with a customer to resolve a dispute related to a dinitrotoluene (DNT) supply agreement. As part of the settlement agreement, the DNT supply agreement was terminated, and certain other agreements between the companies were amended. Selected amendments to the agreements were subject to the approval of the customer’s Board of Directors, which approval was obtained on 12 July 2007. As a result, the Company recognized a before-tax gain of $36.8 ($23.6 after-tax, or $.11 per share) in the fourth quarter of 2007.
Pension Settlement
A number of senior managers and others who were eligible for supplemental pension plan benefits retired in 2007. The Company’s supplemental pension plan provides for a lump sum benefit payment option at the time of retirement, or for corporate officers six months after the participant’s retirement date. If payments exceed the sum of service and interest cost compo-

18      Air Products Annual Report 2007 | Management’s Discussion and Analysis

nents of net periodic pension cost of the plan for the fiscal year, settlement accounting is triggered under pension accounting rules. However, a settlement loss may not be recognized until the time the pension benefit obligation is settled. The total settlement loss anticipated for these 2007 retirements is expected to be approximately $30 to $35. The Company recognized $10.3 of this charge in the fourth quarter of 2007 based on liabilities settled, with the remaining balance to be recognized in fiscal year 2008. The actual amount of the settlement loss will be based upon current pension assumptions (e.g., discount rate) at the time of the cash payments of the liabilities.
Global Cost Reduction Plan
The 2007 results from continuing operations included a charge of $13.7 ($8.8 after-tax, or $.04 per share) for the global cost reduction plan. The charge included $6.5 for severance and pension-related costs for the elimination of approximately 125 positions and $7.2 for the write-down of certain investments. Approximately one-half of the position eliminations relate to the continuation of European initiatives to streamline certain activities. The remaining position eliminations relate to the continued cost reduction and productivity efforts of the Company.
The charge recorded in 2007 was excluded from segment operating profit. The charge was related to the businesses at the segment level as follows: $3.9 in Merchant Gases, $.4 in Tonnage Gases, $6.1 in Electronics and Performance Materials, $.5 in Equipment and Energy, $.1 in Healthcare, and $2.7 in Other.
The 2006 results from continuing operations included a charge of $72.1 ($46.8 after-tax, or $.21 per share) for the global cost reduction plan. This charge included $60.6 for severance and pension-related costs for approximately 325 position eliminations and $11.5 for asset disposals and facility closures. As of 30 September 2007, the majority of the planned actions associated with the 2006 charge were completed, with the exception of a small number of position eliminations and/or associated benefit payments. These actions are expected to be completed in the first quarter of fiscal 2008. Details of the charge taken in 2006 are provided below.
Several cost reduction initiatives in Europe resulted in the elimination of about two-thirds of the 325 positions at a cost of $37.6. The Company reorganized and streamlined certain organizations/activities in Europe to focus on improving effectiveness and efficiency. Additionally, in anticipation of the sale of a small business, which occurred in the first quarter of 2007, a charge of $1.4 was recognized to write down the assets to net realizable value.
The Company completed a strategy review of its Electronics business in 2006 and decided to rationalize some products and assets, reflecting a simpler portfolio. A charge of $10.1 was recognized, principally for an asset disposal and the write-down of certain investments/assets. Additionally, a charge of $3.8 was recognized for severance and pension-related costs.
In addition to the Europe and Electronics initiatives, the Company implemented cost reduction and productivity-related efforts to simplify its management structure and business practices. A charge of $19.2 for severance and related pension costs was recognized for these efforts.
The charge recorded in 2006 was excluded from segment operating profit. The charge was related to the businesses at the segment level as follows: $31.2 in Merchant Gases, $2.9 in Tonnage Gases, $17.3 in Electronics and Performance Materials, $.9 in Equipment and Energy, $19.5 in Healthcare, and $.3 in Chemicals.
Cost savings from the plan realized in 2007 were approximately $21. Cost savings of $44 are expected in 2008. Beyond 2008, the Company expects the plan to provide annualized cost savings of $48, of which the majority is related to reduced personnel costs.
Gain on Sale of a Chemical Facility
On 31 March 2006, the Company sold its DNT production facility in Geismar, Louisiana, to BASF Corporation for $155.0. The Company wrote off the remaining net book value of assets sold, resulting in the recognition of a gain of $70.4 ($42.9 after-tax, or $.19 per share) on the transaction.
Impairment of Loans Receivable
In the second quarter of 2006, the Company recognized a loss of $65.8 ($42.4 after-tax, or $.19 per share) for the impairment of loans receivable from a long-term supplier of sulfuric acid, used in the production of DNT for the Company’s Polyurethane Intermediates (PUI) business.
Other (Income) Expense, Net
Items recorded to other (income) expense arise from transactions and events not directly related to the principal income earning activities of the Company. Note 20 to the consolidated financial statements displays the details of other (income) expense.
2007 vs. 2006
Other income of $39.5 decreased $29.6. Other income in 2007 included a gain of $23.2 for the sale of assets as part of the Company’s ongoing asset management activities, including the sale/donation of a cost-basis investment. Other income in 2006 included $56.0 from hurricane insurance recoveries in excess of property damage and related expenses. This net gain does not include the estimated impact related to business interruption. Other income in 2006 also included a gain of $13.1 for the sale of assets, primarily $9.5 from the sale of land in Europe. No other items were individually material in comparison to the prior year.
2006 vs. 2005
Other income of $69.1 increased $39.4. Other income included $56.0 from hurricane insurance recoveries in excess of property damage and related expenses. This net gain does not include the estimated impact related to business interruption. Other income in 2006 also included $9.5 from the sale of land in Europe. No other items were individually material in comparison to the prior year.
Interest Expense

	2007	2006	2005

Interest incurred	$176.1	$135.8	$122.0
Less: interest capitalized	12.9	16.5	12.0

Interest Expense	$163.2	$119.3	$110.0

2007 vs. 2006
Interest incurred increased $40.3. The increase resulted from a higher average debt balance excluding currency effects, higher average interest rates, and the impact of a weaker U.S. dollar on the translation of foreign currency interest. The Company primarily utilized the additional debt for the share repurchase program, the acquisition of BOC Gazy, and in funding its pension plans.
2006 vs. 2005
Interest incurred increased $13.8. The increase resulted from a higher average debt balance excluding currency effects, resulting principally from the share repurchase program. The increase was partially offset by the impact of a stronger U.S. dollar on the translation of foreign currency interest and lower average interest rates. Capitalized interest was higher by $4.5, due to higher levels of construction in progress for plant and equipment built by the Company, principally for Tonnage Gases projects.
2008 Outlook
The Company expects interest incurred to be higher relative to 2007. The increase is expected to result from a higher debt balance, as the Company continues to invest in its business and growth opportunities and continues its share repurchase program.
Effective Tax Rate
The effective tax rate equals the income tax provision divided by income from continuing operations before taxes less minority interest. Refer to Note 17 for details on factors affecting the effective tax rate.
2007 vs. 2006
The effective tax rate was 22.4% and 26.5% in 2007 and 2006, respectively. In June 2007, the Company settled audits through fiscal year 2004 with the Internal Revenue Service. The audit settlement resulted in a tax benefit of $27.5. In the fourth quarter of 2007, the Company recorded a tax benefit of $11.3 from tax audit settlements and adjustments and related interest income. Additionally, the Company donated a portion of a cost-basis investment that resulted in a pretax loss of $4.7 and a tax benefit of $18.3. The impact of these benefits recorded in 2007 reduced the effective tax rate of the Company by 4.2%.
2006 vs. 2005
The effective tax rate was 26.5%, down slightly from 26.9% in 2005. In the fourth quarter of 2006, the Company recorded a tax benefit of $20.0 related to its reconciliation and analysis of its current and deferred tax assets and liabilities. This benefit and the benefit from repatriation were effectively offset by the impact of tax law changes and foreign and other tax adjustments. The impact of the sale of the Geismar, Louisiana, DNT production facility, the global cost reduction plan charge, and the impairment of loans receivable reduced the 2006 effective tax rate by .3%.
2008 Outlook
The Company expects the effective tax rate to be higher in fiscal year 2008. The increase relative to 2007 is primarily due to anticipated earnings growth and a lower level of tax audit settlements and adjustments expected.
Discontinued Operations
The HPPC business and the Amines business have been accounted for as discontinued operations in the Company’s consolidated financial statements. Refer to Note 5 for additional details.
HPPC Business
In September 2007, the Company’s Board of Directors approved the sale of its HPPC business, which had previously been reported as part of the Electronics and Performance Materials operating segment.
The Company’s HPPC product line consists of the development, manufacture, and supply of high-purity process chemicals used in the fabrication of integrated circuits in the United States and Europe. In October 2007, the Company executed an agreement of sale with KMG Chemicals, Inc. The sale is scheduled to close on 31 December 2007 and will include manufacturing facilities in the United States and Europe.
The HPPC business generated sales of $87.2, $97.6, and $95.3 and income, net of tax, of $2.2, $3.2, and $2.9 in 2007, 2006,

20     Air Products Annual Report 2007 | Management’s Discussion and Analysis

and 2005, respectively. Additionally, the Company wrote down the assets of the HPPC business to net realizable value as of 30 September 2007, resulting in a loss of $15.3 ($9.3 after-tax, or $.04 per share).
Amines Business
On 29 September 2006, the Company sold its Amines business to Taminco N.V. The sales price was $211.2 in cash, with certain liabilities assumed by the purchaser. The Company recorded a loss of $40.0 ($23.7 after-tax, or $.11 per share) in connection with the sale of the Amines business and the recording of certain environmental and contractual obligations that the Company retained. A charge of $42.0 ($26.2 after-tax, or $.12 per share) was recognized for environmental obligations related to the Pace, Florida, facility. In addition, 2006 fourth quarter results included a charge of $8.3 ($5.2 after-tax, or $.02 per share) for costs associated with a contract termination.
The Amines business produced methylamines and higher amines products used globally in household, industrial, and agricultural products. The sale of the Amines business included the employees and certain assets and liabilities of the production facilities in Pace, Florida; St. Gabriel, Louisiana; and Camaçari, Brazil.
The Amines business generated sales of $308.4 and $375.2 and income, net of tax, of $5.0 and $4.2 in 2006 and 2005, respectively.
Cumulative Effect of an Accounting Change
The Company adopted Financial Interpretation (FIN) No. 47, “Accounting for Conditional Asset Retirement Obligations,” effective 30 September 2006, and recorded an after-tax charge of $6.2 as the cumulative effect of an accounting change in 2006. FIN No. 47 clarifies the term, conditional asset retirement obligation, as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” which refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event.
Net Income
2007 vs. 2006
Net income was $1,035.6, compared to $723.4 in 2006. Diluted earnings per share was $4.64, compared to $3.18 in 2006. A summary table of changes in diluted earnings per share is presented on page 16.
2006 vs. 2005
Net income was $723.4, compared to $711.7 in 2005. Diluted earnings per share was $3.18, compared to $3.08 in 2005.
Segment Analysis
The Company manages its operations and reports results by six business segments: Merchant Gases, Tonnage Gases, Electronics and Performance Materials, Equipment and Energy, Healthcare, and Chemicals. Refer to the Business Overview discussion beginning on page 14 for a description of the business segments.
Merchant Gases

	2007	2006	2005

Sales	$3,196.4	$2,712.8	$2,468.0
Operating income	587.3	470.0	414.0
Equity affiliates’ income	97.8	82.4	82.1

Merchant Gases Sales

	% Change from Prior Year
	2007	2006

Underlying business
Volume	8%	7%
Price/mix	3%	4%
Acquisitions/divestitures	2%	—
Currency	5%	(1%)

Total Merchant Gases Sales Change	18%	10%

2007 vs. 2006
Merchant Gases Sales
Sales of $3,196.4 increased 18%, or $483.6. Underlying base business growth improved sales by 11%. Sales increased 8% from stronger volumes and higher equipment sales, reflecting demand associated with the Company’s continued success in selling products utilizing applications technology.
•	Liquid bulk volumes in North America improved 4%. Liquid oxygen (LOX) and liquid nitrogen (LIN) volumes increased 3% from higher demand across most end markets. Liquid hydrogen volumes increased as hurricane-related supply disruptions negatively impacted prior year results.

•	Liquid bulk volumes in Europe increased 1%, due to higher demand across most end markets.

•	Packaged gases volumes in Europe were up 3%, due to higher demand for industrial cylinders and new offerings in the business.

•	Helium and liquid argon volume growth were constrained, particularly in North America and Europe, due to supply availability.

•	LOX/LIN volumes in Asia were up 13%, due to solid demand growth and new plants brought onstream.

Pricing increased sales by 3%. Prices for LOX/LIN improved 5% in North America, 4% in Europe, and 2% in Asia from pricing actions to recover higher power, distribution, and other manufacturing costs.
The acquisition of BOC Gazy during the third quarter of 2007 increased sales by 2%.
Currency increased sales by 5%, primarily from the weakening of the U.S. dollar against the Euro and the Pound Sterling.
Merchant Gases Operating Income
Operating income of $587.3 increased $117.3. Favorable operating income variances resulted from higher volumes of $85; improved pricing, net of variable costs, and customer mix of $66; currency impacts of $24; and acquisitions/divestitures of $7. Operating income declined by $58 from higher costs to support growth and due to inflation, partially offset by productivity improvements. Operating income also decreased by $12, as prior year results included hurricane insurance recoveries that exceeded estimated business interruption, asset write-offs, and other expenses.
Merchant Gases Equity Affiliates’ Income
Merchant Gases equity affiliates’ income of $97.8 increased by $15.4, with higher income reported by equity affiliates across all regions, primarily affiliates in Asia and Latin America.
2006 vs. 2005
Merchant Gases Sales
Sales of $2,712.8 increased 10%, or $244.8. Underlying base business growth improved sales by 11%. Sales increased 7% from stronger volumes.
•	Liquid bulk volumes in North America improved 2%. Stronger liquid oxygen (LOX), liquid nitrogen (LIN), and liquid argon (LAR) volumes were largely offset by lower liquid hydrogen volumes due to the impacts of Hurricanes Katrina and Rita. LOX/LIN/LAR volumes improved 5% as demand increased among most end markets.

•	Liquid bulk volumes in Europe increased 5%. The business continued to grow volumes through new customer signings and benefited from increased purchases from a tonnage customer prior to commencing on-site supply.

•	Packaged gases volumes in Europe were up 1%, driven by strong growth in new and differentiated products.

•	LOX/LIN volumes in Asia were up 23%, driven mainly by solid demand growth across the region and new plants brought onstream.
Pricing increased sales by 4%. Prices for LOX/LIN improved by 11% in North America and 1% in Europe due to pricing pro-
grams and favorable customer mix. Price increases were implemented principally to recover higher energy costs.
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
2008 Outlook
Merchant Gases results are expected to increase from demand tied to manufacturing growth, the Company’s efforts to raise prices to recover higher costs, and productivity. Plants in the U.S. continue to operate at high rates across the system. The Company continues to make efforts to debottleneck plants and convert larger customers to small on-site plants. In Asia, results are expected to be higher from strong manufacturing growth in the region and the Company’s expanded technology applications. In Europe, the Company’s focus is continued improvement of margins, streamlining the business operations and utilizing shared services more broadly.
Tonnage Gases

	2007	2006	2005

Sales	$2,596.3	$2,224.1	$1,740.1

Operating income	385.3	341.3	251.8

Tonnage Gases Sales

	% Change from Prior Year
	2007	2006

Underlying business Volume	19%	21%

Acquisitions/divestitures	1%	—

Currency	2%	(1%)

Natural gas/raw material cost pass-through	(5%)	8%

Total Tonnage Gases Sales Change	17%	28%

22     Air Products Annual Report 2007 | Management’s Discussion and Analysis

2007 vs. 2006
Tonnage Gases Sales
Sales of $2,596.3 increased $372.2, or 17%. Underlying base business volume growth increased sales by 19%. Volumes were higher due to the 2006 start-up of new hydrogen plants supporting the energy industry and current year improved plant loadings. Prior year results were negatively impacted by the effects of Hurricane Katrina.
Sales improved 1% from the acquisition of BOC Gazy. Currency favorably impacted sales by 2% as the U.S. dollar weakened against the Euro and Pound Sterling. Natural gas cost contractually passed through to customers reduced sales by 5%.
Tonnage Gases Operating Income
Operating income of $385.3 increased $44.0. Operating income increased $56 from higher volumes; $16 from improved variable costs, efficiencies, and higher operating bonuses; and $7 from favorable currency effects. Costs increased by $32 due to higher maintenance and operating costs, costs to support growth, and inflation. Operating income decreased by $8 as prior year results included hurricane insurance recoveries that exceeded estimated business interruption, asset write-offs, and other expenses.
2006 vs. 2005
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
2008 Outlook
Tonnage Gases results are expected to be higher in 2008 due to new facilities, improved plant loading, and increased productivity.
Electronics and Performance Materials

	2007	2006	2005

Sales	$2,068.7	$1,801.0	$1,605.7

Operating income	229.2	190.0	141.3

Electronics and Performance Materials Sales

	% Change from Prior Year
	2007	2006

Underlying business Volume	14%	13%

Price/mix	(2)%	(3)%

Acquisitions/divestitures	2%	2%

Currency	1%	—

Total Electronics and Performance Materials Sales Change	15%	12%

2007 vs. 2006
Electronics and Performance Materials Sales
Sales of $2,068.7 increased 15%, or $267.7. Underlying base business increased sales by 12%. Higher volumes across most Electronics product lines and all Performance Materials product lines improved sales by 14%. Electronics growth was due to strong industry operating rates and equipment sales in support of fabrication expansions. Performance Materials increases were due to growth in Asia and Europe. Pricing decreased sales by 2%, as electronic specialty materials continued to experience pricing pressure. Sales increased 2% from the full-year impact of the acquisition of Tomah3 Products in 2006. Favorable currency effects, primarily the weakening of the U.S. dollar against key European currencies, increased sales by 1%.
Electronics and Performance Materials Operating
Income
Operating income of $229.2 increased 21%, or $39.2. Operating income increased $106 from higher volumes, $6 from the full-year impact of the acquisition of Tomah3 Products in 2006, and $6 from favorable currency effects. Lower pricing, net of variable costs, primarily from lower electronics specialty material pricing, decreased operating income by $48. Operating income also declined by $31 from higher costs to support growth and due to inflation.
2006 vs. 2005
Electronics and Performance Materials Sales
Sales of $1,801.0 increased 12%, or $195.3. Underlying base business increased sales by 10%. Higher volumes improved sales by 13%, primarily from increased electronic specialty material volumes, with solid demand in the silicon and flat-panel display markets. Pricing decreased sales by 3%, as electronic specialty materials continued to experience pricing pressure. Sales increased 2% from the acquisition of Tomah3 Products.
Electronics and Performance Materials Operating
Income
Operating income of $190.0 increased 34%, or $48.7. Operating income increased $143 from higher volumes and $5 from the acquisition of Tomah3 Products. Lower pricing, net of variable costs, primarily from lower electronics specialty material pricing, decreased operating income by $68. Operating income also declined by $13 from stock option expense as the Company adopted SFAS No. 123R, by $12 from increased costs to support higher volumes, and by $6 from currency as the U.S. dollar strengthened against the Euro and key Asian currencies.
2008 Outlook
Electronics and Performance Materials results are expected to be higher in 2008. Sales growth in Electronics should be moderate due to lower equipment sales and product rationalization efforts. The Company anticipates continued silicon growth and higher volumes in tonnage and specialty materials to offset these decreases. Operating income in Electronics should be higher as a result of the product rationalization and increased production in tonnage and specialty materials. The Company expects growth in Performance Materials sales and operating income from a combination of share gain, new market and application success, and new products, which should result in higher volumes for the business.
Equipment and Energy

	2007	2006	2005

Sales	$585.9	$536.5	$369.4

Operating income	76.8	68.9	29.1

2007 vs. 2006
Sales of $585.9 increased by $49.4, primarily from a one-time energy-related equipment sale. Operating income of $76.8 increased by $7.9, primarily from higher liquefied natural gas (LNG) heat exchanger activity.
The sales backlog for the Equipment business at 30 September 2007 was $258, compared to $446 at 30 September 2006, which reflected a peak level for LNG orders. It is expected that approximately $225 of the backlog will be completed during 2008. The business received an order for one new LNG heat exchanger in 2007.
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
2008 Outlook
Equipment and Energy results will be lower in 2008 due to the decline in the sales backlog from the peak levels attained during the last two years. The business expects to receive new LNG orders during 2008; however, these new projects would not likely have a significant impact on 2008 results.
Healthcare

	2007	2006	2005

Sales	$631.6	$570.8	$544.7

Operating income	33.7	8.4	81.7

Healthcare Sales

	% Change from Prior Year
	2007	2006

Underlying business Volume	8%	5%

Price/mix	(2)%	(1)%

Acquisitions/divestitures	—	3%

Currency	5%	(2%)

Total Healthcare Sales Change	11%	5%

2007 vs. 2006
Healthcare Sales
Sales of $631.6 increased $60.8, or 11%. Sales increased 8% due to higher volumes, primarily from the new respiratory care contract in the U.K., partially offset by declining sales in the United States. Service mix decreased sales by 2%, as prior year results included higher emergency billings during the stabilization period of the U.K. respiratory contract. Favorable currency effects, driven primarily by the weakening of the U.S. dollar against the Euro and the Pound Sterling, increased sales by 5%.
Healthcare Operating Income
Operating income of $33.7 increased $25.3. Operating income increased $13 from higher volumes as growth in Europe was partially offset by lower volumes in the United States. Results in 2006 included a charge of $17 to adjust U.S. inventories to actual, based on physical inventory counts.

24     Air Products Annual Report 2007 | Management’s Discussion and Analysis

2006 vs. 2005
Healthcare Sales
Sales of $570.8 increased $26.1, or 5%. Sales increased 5% due to increased volumes from a respiratory care contract won in the U.K., offset by declining sales in the U.S. Pricing decreased sales by 1% from continued pricing pressures in both the U.S. and Europe. Acquisitions increased sales by 3%, as the Company acquired one small healthcare business in Europe and had the full-year effect of the acquisitions closed in the U.S. in 2005. Currency, driven primarily by the strengthening of the U.S. dollar against the Euro, decreased sales by 2%.
Healthcare Operating Income
Operating income of $8.4 decreased $73.3. Operating income decreased $4 from volumes, as growth in Europe of $13 was more than offset by lower volumes in the U.S. of $17. Results in 2006 included a charge of $17 to adjust U.S. inventories to actual, based on physical inventory counts. Operating income declined from higher costs in the U.S. of $33, primarily driven by increased bad debt expense and infrastructure costs to support growth. Higher costs in Europe, primarily due to the new respiratory contract in the U.K., decreased operating income by $20.
2008 Outlook
Healthcare results are expected to improve in 2008. The Company expects continued organic growth in Europe. In the U.S., the business has not improved as quickly as expected. The Company has taken actions to improve volumes, which should increase sales and operating income in 2008.
Chemicals

	2007	2006	2005

Sales	$958.9	$907.6	$945.1

Operating income	129.0	64.0	86.1

2007 vs. 2006
Chemicals Sales
Sales of $958.9 increased $51.3, or 6%. Sales increased primarily from higher volumes in both the Polymer Emulsions and PUI businesses. Divestitures negatively impacted sales, as the Company sold its DNT facility in Geismar, Louisiana, in the second quarter of 2006.
Chemicals Operating Income
Operating income of $129.0 increased $65.0, primarily due to higher volumes and a customer contract settlement in the fourth quarter of 2007 related to a DNT supply agreement. The settlement of the contract resulted in a gain of $37. See Note 20 to the consolidated financial statements for further information.
2006 vs. 2005
Chemicals Sales
Sales of $907.6 decreased $37.5, or 4%. Sales increased from higher raw material costs contractually passed through to customers and other price increases to recover raw material costs. Sales decreased from lower volumes in PUI from the termination of a contract and a customer shutdown that took place in the fourth quarter of 2005. Divestitures negatively impacted sales, as the Company sold its DNT facility in Geismar, Louisiana. Volumes in Polymer Emulsions were relatively flat as the Company continued to focus on recovering higher raw material costs.
Chemicals Operating Income
Operating income of $64.0 decreased $22.1, primarily due to a customer terminating its contract to purchase toluene diamine in the fourth quarter of 2005. As a result, operating income in 2005 included $16.0, which represents the present value of the contractual termination payments required under the supply contract.
On 31 March 2006, the Company sold its DNT production facility in Geismar, Louisiana, to BASF Corporation, which resulted in a net gain of $70 that is included in operating income. In the second quarter of 2006, the Company also recognized a loss in operating income of $66 for the impairment of loans receivable from a long-term supplier of sulfuric acid used in the production of DNT for the Company’s PUI business. See Note 20 to the consolidated financial statements for additional information on these items.
2008 Outlook
Chemicals sales should be higher in 2008 from improved volumes in both Polymer Emulsions and PUI. However, operating income is expected to be lower, as 2007 results included the favorable impact of the customer contract settlement in PUI. Refer to Note 5 to the consolidated financial statements regarding the potential sale of the Polymer Emulsions business.
Other
Other operating income includes expense and income that cannot be directly associated with the business segments, including foreign exchange gains and losses, and interest income. The loss in 2006 and prior years includes certain costs previously allocated to the Amines business. Also included are LIFO inventory adjustments, as the business segments use FIFO and the LIFO pool is kept at corporate. Corporate research and development costs are fully allocated to the business segments.

	2007	2006	2005

Operating (loss)	$(9.6)	$(14.9)	$(13.2)

2007 vs. 2006
The operating loss of $9.6 decreased by $5.3, primarily due to the Amines allocated costs that are included in the 2006 results.
2006 vs. 2005
The operating loss of $14.9 increased by $1.7. No individual items created a material variance in the comparison to the prior year.
PENSION BENEFITS
The Company and certain of its subsidiaries sponsor defined benefit pension plans that cover a substantial portion of its worldwide employees. The principal defined benefit pension plans—the U.S. Salaried Pension Plan and the U.K. Pension Plan—were closed to new participants in 2005 and were replaced with defined contribution plans. The move to defined contribution plans has not had and is not anticipated to have a material impact on retirement program cost levels or funding in the near term. Over the long run, however, the new defined contribution plans are expected to reduce volatility of both expense and contributions.
The amounts recognized in the consolidated financial statements for pension benefits under the defined benefit plans are determined on an actuarial basis utilizing numerous assumptions. The discussion that follows provides information on the funding, significant assumptions, and expense associated with the defined benefit plans. In addition, refer to Note 18 for comprehensive and detailed disclosures on the Company’s postretirement benefits and Note 2 for information on the adoption of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132R.”
For 2007, the fair market value of pension plan assets for the Company’s defined benefit plans as of the measurement date increased to $2,601.4 from $2,052.0 in 2006. The projected benefit obligation for these plans as of the measurement date was $3,035.9 and $2,933.1 in 2007 and 2006, respectively.
Pension Funding
Pension funding includes both contributions to funded plans and benefit payments under unfunded plans. With respect to funded plans, the Company’s funding policy is that contributions, combined with appreciation and earnings, will be sufficient to pay benefits without creating unnecessary surpluses.
In addition, the Company makes contributions to satisfy all legal funding requirements while managing its capacity to benefit from tax deductions attributable to plan contributions. External actuarial firms analyze the liabilities and demographics of each plan, which helps guide the level of contributions. During 2007 and 2006, the Company’s cash contributions to funded plans and benefit payments under unfunded plans were $290.0 and $130.1, respectively, the majority of which was voluntary.
2008 Outlook
Cash contributions and benefit payments for defined benefit plans are estimated to be approximately $130 in 2008. Actual future contributions will depend on future funding legislation, discount rates, investment performance, plan design, and various other factors. Refer to the Contractual Obligations discussion on page 30 for a projection of future contributions.
Significant Assumptions
Actuarial models are used in calculating the pension expense and liability related to the various defined benefit plans. These models have an underlying assumption that the employees render service over their service lives on a relatively consistent basis; therefore, the expense of benefits earned should follow a similar pattern.
Several assumptions and statistical variables are used in the models to calculate the expense and liability related to the plans. The Company, in consultation with its actuaries, determines assumptions about the discount rate, the expected rate of return on plan assets, and the rate of compensation increase. Note 18 to the consolidated financial statements includes disclosure of these rates on a weighted average basis, encompassing both the domestic and international plans. The actuarial models also use assumptions on demographic factors such as retirement age, mortality, and turnover rates. The Company believes the actuarial assumptions are reasonable. However, actual results could vary materially from these actuarial assumptions due to economic events and different rates of retirement, mortality, and turnover.
One of the critical assumptions used in the actuarial models is the discount rate. This rate is determined at the annual measurement date for each of the various plans and is therefore subject to change each year. The rate reflects the prevailing market rate for high-quality, fixed-income debt instruments with maturities corresponding to the expected duration of the benefit obligations on the measurement date. The rate is used to discount the future cash flows of benefit obligations back to the measurement date. A lower discount rate increases the present value of the benefit obligations and results in higher pension

26     Air Products Annual Report 2007 | Management’s Discussion and Analysis

expense. A 50 basis point increase/decrease in the discount rate decreases/increases pension expense by approximately $25 per year.
The expected rate of return on plan assets represents the average rate of return to be earned by plan assets over the period that the benefits included in the benefit obligation are to be paid. Lower returns on the plan assets result in higher pension expense. The Company applies historic long-term market returns for each asset category to develop this rate of return. The weighted average actual compound rate of return earned on plan assets for the last ten years was 8.2% for the U.S. and the U.K. For the last 20 years the actual rate was 9.7%. A 50 basis point increase/decrease in the estimated rate of return on plan assets decreases/increases pension expense by approximately $11 per year.
The expected rate of compensation increase is another key assumption. The Company determines this rate based on review of the underlying long-term salary increase trend characteristic of labor markets, historical experience, as well as comparison to peer companies. A 50 basis point increase/decrease in the expected rate of compensation increases/decreases pension expense by approximately $16 per year.
Pension Expense

	2007	2006	2005

Pension expense	$138.5	$154.0	$116.7

Special terminations, settlements and curtailments (included above)	12.3	12.9	5.1

Weighted average discount rate	5.7%	5.3%	5.9%

Weighted average expected rate of return on plan assets	8.8%	8.8%	8.8%

Weighted average rate of compensation increase	4.1%	4.1%	4.2%

2007 vs. 2006
The decrease in pension expense was primarily attributable to the 40 basis point increase in the weighted average discount rate. Expense in 2007 included $12.3 for special termination and settlement charges, of which $1.2 was related to the global cost reduction plan.
2006 vs. 2005
The increase in pension expense was primarily attributable to the 60 basis point decrease in the weighted average discount rate. Expense in 2006 included $12.9 for special termination and settlement charges, of which $9.4 was related to the global cost reduction plan.
2008 Outlook
Pension expense, excluding anticipated settlements, is estimated to be approximately $105 in 2008. This represents a decrease of $21.2 from 2007, net of special terminations, settlements, and curtailments. This decrease is primarily attributable to a 40 basis point increase in the weighted average discount rate from 5.7% to 6.1%.
The Company anticipates an additional expense of $20 to $25 for the recognition of settlement losses related to 2007 retirements as discussed in Note 18.
Pension expense in both 2007 and 2008 was calculated based on a global weighted average long-term rate of return on plan assets assumption of 8.8%. In 2008, pension expense will include approximately $37.8 of amortization relating to actuarial losses. Future increases in the discount rate and higher than expected returns on plan assets would reduce the actuarial losses and resulting amortization in years beyond 2008.
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
ENVIRONMENTAL MATTERS
The Company is subject to various environmental laws and regulations in the United States of America and foreign countries where it has operations. Compliance with these laws and regulations results in higher capital expenditures and costs. Additionally, from time to time, the Company is involved in proceedings under the Comprehensive Environmental Response, Compensation and Liability Act (the federal Superfund law), similar state laws, and the Resource Conservation and Recovery Act (RCRA) relating to the designation of certain sites for investigation and possible cleanup. The Company’s accounting policy for environmental expenditures is discussed in Note 1, and environmental loss contingencies are discussed in Note 19.

The amounts charged to earnings from continuing operations on an after-tax basis related to environmental matters totaled $25.1, $25.8, and $26.1 in 2007, 2006, and 2005, respectively. These amounts represent an estimate of expenses for compliance with environmental laws, as well as remedial activities and costs incurred to meet internal Company standards. Such costs are estimated to be $21 and $22 in 2008 and 2009, respectively.
Although precise amounts are difficult to determine, the Company estimates that in 2007 it spent approximately $11 on capital projects to control pollution versus $14 in 2006. Capital expenditures to control pollution in future years are estimated to be $10 in 2008 and $6 in 2009.
The Company accrues environmental investigatory, external legal costs, and remediation costs for identified sites when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. The potential exposure for such costs is estimated to range from $52 to a reasonably possible upper exposure of $65. The balance sheet at 30 September 2007 and 2006 included an accrual of $52.2 and $52.4, respectively. The accrual for the environmental obligation related to the Pace, Florida, facility is included in these amounts (see Note 19).
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
LIQUIDITY AND CAPITAL RESOURCES
The Company maintained a solid financial position throughout 2007. Strong cash flow from operations, supplemented with proceeds from borrowings, provided funding for the Company’s capital spending and share repurchase program. The Company is currently rated A/A2 (long-term) and A-1/P-1 (short-term), respectively, by Standard & Poor’s and Moody’s.
Cash Flows
The Company’s cash flows from operating, investing and financing activities, as reflected in the consolidated statements of cash flows, are summarized in the following table:

	2007	2006	2005

Cash provided by (used for)
continuing operations:

Operating activities	$1,482.9	$1,313.5	$1,303.8

Investing activities	(1,477.5)	(1,146.9)	(961.2)

Financing activities	(14.9)	(416.4)	(469.8)

Cash provided by (used for)
discontinued operations:

Operating activities	14.5	32.7	49.1

Investing activities	(5.5)	200.2	(12.2)

Financing activities	—	(6.2)	—

Effect of exchange rate
changes on cash	7.6	2.5	(.2)

Increase (decrease) in cash
and cash items	$7.1	$(20.6)	$(90.5)

Operating Activities from Continuing Operations
2007 vs. 2006
Net cash provided by operating activities from continuing operations increased $169.4, or 13%. This increase was primarily due to higher earnings partially offset by changes in working capital. Income from continuing operations increased $297.6. Noncash adjustments, principally depreciation and amortization, increased cash from operating activities by $66.6. The use of cash for working capital increased $194.8. There was an increase in the use of cash for payables and accrued liabilities of $321.5, partially offset by a decrease in the use of cash for trade receivables of $72.6 and inventories of $41.3. Cash used for payables and accrued liabilities increased, due mainly to a reduction in customer advances, higher pension plan contributions, payments for the global cost reduction plan, and the timing of payments. Customer advances declined as projects on average were nearer completion. Generally, customer advances are higher at the beginning of projects. The use of cash decreased for trade receivables due to the Company’s focus on collection activities.
2006 vs. 2005
Net cash provided by operating activities from continuing operations increased $9.7, or 1%. Income from continuing operations increased $40.5. Overall, there was a decline in noncash adjustments of $29.1. Noncash adjustments favorably contributing to the change in cash provided by operating activities included depreciation and amortization expense, impairment of loans receivable, and share-based compensation. These adjustments were offset by unfavorable changes in deferred income taxes; the reclassification of the sale of the DNT facility in Geismar, Louisiana, to investing activities; and an increase in noncurrent receivables associated with the capital leases of on-site tonnage facilities. The unfavorable changes in

28     Air Products Annual Report 2007 | Management’s Discussion and Analysis

deferred income taxes were due primarily to the impact of the charge for the global cost reduction plan, sale of the chemical facility, and the impairment of loans receivable. The decrease in use of cash for working capital in 2006 was driven by an increase in accounts payable and accrued liabilities, due mainly to expenses for the global cost reduction plan and the timing of payments. This change was partially offset by an increase in cash used for inventories and contracts in progress. Cash used for inventories increased due to increased business activity and rebuilding of inventories due to the hurricanes in late 2005. Cash used for contracts in progress increased due to an increase in equipment project spending.
Investing Activities from Continuing Operations
2007 vs. 2006
Cash used for investing activities increased $330.6. Additions to plant and equipment decreased by $204.2. This decrease is primarily related to the $297.2 repurchase of cryogenic vessel equipment in 2006. Acquisitions in 2007, totaling $539.1, primarily consisted of BOC Gazy from The Linde Group for 380 million Euros or $518.4. Acquisitions in 2006 of $127.0 principally included Tomah3 Products. Proceeds from the sale of assets and investments decreased $117.3, principally due to the sale of the Geismar, Louisiana, DNT production facility in 2006. Additionally, insurance proceeds received for property damage from hurricanes were lower by $37.4.
2006 vs. 2005
In 2006, cash used for investing activities increased by $185.7. Additions to plant and equipment increased by $342.0 and included $297.2 for the repurchase of cryogenic vessel equipment. Acquisitions in 2006, totaling $127.0, primarily consisted of Tomah3 Products and a small European healthcare business. Acquisitions in 2005 of $97.2 primarily included five small U.S. healthcare businesses. Proceeds from the sale of assets and investments increased $155.0 in 2006, due principally to the sale of the Geismar, Louisiana, DNT production facility. Additionally, 2006 included $52.3 for insurance proceeds received for property damage from hurricanes.
Capital Expenditures for Continuing Operations
Capital expenditures for continuing operations in 2007 totaled $1,595.9, compared to $1,410.5 in 2006. Additions to plant and equipment in 2007 decreased by $204.2 compared to 2006, which included the repurchase of cryogenic vessel equipment for $297.2. As in 2006, additions to plant and equipment in 2007 were largely in support of the worldwide Merchant Gases, Tonnage Gases, and Electronics and Performance Materials segments. Additions to plant and equipment also included support capital of a routine, ongoing nature, including expendi-
tures for distribution equipment and facility improvements. The Company acquired BOC Gazy in 2007 at a cost of $518.4.
Capital expenditures for continuing operations are detailed in the following table:

	2007	2006	2005

Additions to plant and
equipment	$1,055.0	$1,259.2	$917.2

Acquisitions, less cash
acquired	539.1	127.0	97.2

Investments in and advances
to unconsolidated affiliates	.2	22.5	10.5

Long-term debt assumed in
acquisitions	—	—	.6

Capital leases	1.6	1.8	5.0

	$1,595.9	$1,410.5	$1,030.5

2008 Outlook
Capital expenditures for new plant and equipment in 2008 are expected to be between $1,100 and $1,200, reflecting a strong project workload. It is anticipated that capital expenditures will be funded with cash from continuing operations. In addition, the Company intends to continue to evaluate other acquisition opportunities and investments in equity affiliates.
Financing Activities from Continuing Operations
2007 vs. 2006
Cash used for financing activities decreased $401.5 in 2007, due primarily to the net increase in Company borrowings (short- and long-term proceeds net of repayments) of $611.8 as compared to $238.7. Additionally, higher proceeds from stock option exercises of $99.9 were partially offset by an increase in the use of cash for the purchase of treasury stock of $92.9.
2006 vs. 2005
Cash used for financing activities decreased $53.4 in 2006, due primarily to a net increase in Company borrowings as short- and long-term proceeds exceeded repayments by $69.8 more in 2006 than 2005. The proceeds from the sale of the Amines business were used to repay outstanding commercial paper.
Financing and Capital Structure
Capital needs in 2007 were satisfied with cash from continuing operations and supplemented with proceeds from borrowings. At the end of 2007, total debt outstanding was $3.7 billion compared to $2.8 billion. This increase was due primarily to long- and short-term debt proceeds exceeding repayments by $611.8 and the impact of a weaker U.S. dollar on the translation of foreign currency debt. Total debt at 30 September 2007 and 2006, expressed as a percentage of the sum of total debt, shareholders’ equity, and minority interest, was 39.3% and 35.8%, respectively.

Long-term debt financings in 2007 totaled $857.1. At 30 September 2006, the Company’s outstanding debt included Euro 153.5 million ($194.5) for a 6.5% Eurobond maturing on 12 July 2007, which was classified as long-term debt because of the Company’s ability and intent to refinance. The Company completed a commitment to refinance this Eurobond in June 2007 with a portion of the proceeds of a new Euro 250.0 million ($340.1) Eurobond. The new Eurobond is a floating rate Eurobond (initial interest rate of 4.315%) that settled on 3 July 2007 and matures on 2 July 2010. The balance of the net proceeds of the new Eurobond (after repayment of the 6.5% Eurobond principal and interest) was converted to U.S. dollars and used to repay U.S. commercial paper.
On 12 March 2007, the Company issued Euro 300.0 million ($395.1) of 4.625% Eurobonds maturing 15 March 2017, the proceeds of which were used to fund a portion of the acquisition of the Polish industrial gas business of BOC Gazy.
There was $334.0 of commercial paper outstanding at 30 September 2007. Substantial credit facilities are maintained to provide backup funding for commercial paper and to ensure availability of adequate sources of liquidity. As of 30 September 2007, there were no borrowings outstanding under the Company’s $1,200 multicurrency committed revolving credit facility, maturing May 2011.
Additional commitments of $299.8 are maintained by the Company’s foreign subsidiaries, of which $152.5 was borrowed and outstanding at 30 September 2007.
On 20 September 2007, the Board of Directors authorized the repurchase of up to $1,000 of the Company’s outstanding common stock. This action was in addition to an existing $1,500 share repurchase program which was approved on 16 March 2006. During 2006, the Company purchased 7.7 million of its outstanding shares at a cost of $496.1. During 2007, the Company purchased an additional 7.3 million of its outstanding shares at a cost of $567.3. The Company expects to complete the remaining $436.6 of the original $1,500 program in fiscal year 2008. The recently announced program for an additional $1,000 will be completed at the Company’s discretion while maintaining sufficient funds for investing in its business and growth opportunities.
Dividends
On 15 March 2007, the Board of Directors increased the quarterly cash dividend 12% from 34 cents per share to 38 cents per share. Dividends are declared by the Board of Directors and are usually paid during the sixth week after the close of the fiscal quarter.
Discontinued Operations
Cash provided by discontinued operations in 2007 was $9.0 as compared to $226.7 in 2006. Proceeds from the sale of the Amines business of $211.2 were included in 2006.

CONTRACTUAL OBLIGATIONS
The Company is obligated to make future payments under various contracts such as debt agreements, lease agreements, unconditional purchase obligations, and other long-term obligations. The following table summarizes these obligations of the Company as of 30 September 2007.

		Payments Due by Period
	Total	2008	2009	2010	2011	2012	Thereafter

Long-term debt obligations

Debt maturities	$3,065	$98	$38	$440	$157	$428	$1,904

Contractual interest	1,209	129	127	120	100	90	643

Capital leases	15	4	2	2	1	1	5

Operating leases	195	43	37	27	20	16	52

Pension obligations	630	130	155	155	100	90	—

Unconditional purchase obligations	1,475	426	126	109	96	90	628

Total Contractual Obligations	$6,589	$830	$485	$853	$474	$715	$3,232

30     Air Products Annual Report 2007 | Management’s Discussion and Analysis

Long-Term Debt Obligations
The long-term debt obligations include the maturity payments of long-term debt, including current portion, and the related contractual interest obligations. Refer to Note 12 to the consolidated financial statements for additional information on long-term debt.
Contractual interest is the interest the Company is contracted to pay on the long-term debt obligations without taking into account the interest impact of interest rate swaps related to any of this debt, which at current interest rates would slightly increase contractual interest. The Company had $993 of long-term debt subject to variable interest rates at 30 September 2007, excluding fixed-rate debt that has been swapped to variable-rate debt. The rate assumed for the variable interest component of the contractual interest obligation was the rate in effect at 30 September 2007. Variable interest rates are primarily determined by interbank offer rates and by U.S. short-term tax-exempt interest rates.
Leases
Refer to Note 13 to the consolidated financial statements for additional information on capital and operating leases.
Pension Obligations
The Company and certain of its subsidiaries sponsor defined benefit plans that cover a substantial portion of its worldwide employees. The Company closed its major defined benefit plans to new participants in 2005. The Company’s funding policy is that contributions, combined with appreciation and earnings, will be sufficient to pay benefits without creating unnecessary surpluses. In addition, the Company makes contributions to satisfy all legal funding requirements while managing its capacity to benefit from tax deductions attributable to plan contributions. The amounts in the table represent the current estimated cash payments to be made by the Company over the next five years. These payments are based upon current valuation assumptions and new U.S. pension legislation effective in 2008.
The total accrued liability for pension benefits is impacted by interest rates, plan demographics, actual return on plan assets, continuation or modification of benefits, and other factors. Such factors can significantly impact the amount of the liability and related contributions.
Unconditional Purchase Obligations
Most of the Company’s long-term unconditional purchase obligations relate to feedstock supply for numerous HyCO (hydrogen, carbon monoxide, and syngas) facilities. The price of feedstock supply is principally related to the price of natural gas. However, long-term take-or-pay sales contracts to HyCO customers are generally matched to the term of the feedstock supply obligations and provide recovery of price increases in the feedstock supply. Due to the matching of most long-term feedstock supply obligations to customer sales contracts, the Company does not believe these purchase obligations would have a material effect on its financial condition or results of operations.
Natural gas supply purchase obligations to HyCO facilities are principally short-term commitments at market prices.
The above unconditional purchase obligations also include the fixed demand charge for electric power under numerous supply contracts. A fixed demand charge is generally included in electric power supply agreement pricing and generally ratchets down to zero over a period of months in the event operations are terminated. Therefore, the fixed obligation is principally included in 2008.
Purchase commitments to spend approximately $246 for additional plant and equipment are included in the unconditional purchase obligations. Total capital expenditures for plant and equipment in 2008 are expected to be between $1,100 to $1,200.
The Company also purchases materials, energy, capital equipment, supplies, and services as part of the ordinary course of business under arrangements which are not unconditional purchase obligations. The majority of such purchases are for raw materials and energy, which are obtained under requirements-type contracts at market prices. In total, purchases by the Company approximate $6.5 billion annually, including the unconditional purchase obligations in the table.
Deferred Income Tax Liability
Noncurrent deferred income tax liabilities as of 30 September 2007 were $712.5. Refer to Note 17 to the consolidated financial statements. Deferred tax liabilities are calculated based on temporary differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates. This amount is not included in the Contractual Obligations table because this presentation would not be meaningful. These liabilities do not have a direct connection with the amount of cash taxes to be paid in any future periods and do not relate to liquidity needs.
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
The Company mitigates adverse energy price impacts through its cost pass-through contracts with customers, as well as price increases. The Company has entered into a limited number of commodity swap contracts in order to reduce the cash flow exposure to changes in the price of natural gas relative to certain oil-based feedstocks. The Company has also entered into a number of contracts to hedge the cash flow exposure of changes in the market price of nickel.
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
The Company’s derivative and other financial instruments consist of long-term debt (including current portion), interest rate swaps, cross currency interest rate swaps, foreign exchange-forward contracts, foreign exchange-option contracts, and commodity swaps. The net market value of these financial instruments combined is referred to below as the net financial instrument position. The net financial instrument position does not include other investments of $39.8 at 30 September 2007 and $95.2 at 30 September 2006 as disclosed in Note 6 to the consolidated financial statements. These amounts primarily represent an investment in a publicly traded foreign company accounted for by the cost method. The Company assessed the materiality of the market risk exposure on these other investments and determined this exposure to be immaterial.
At 30 September 2007 and 2006, the net financial instrument position was a liability of $3,157 and $2,533, respectively. The increase in the net financial instrument position was due primarily to an increase in the book value of long-term debt as a result of new issuances exceeding repayments and the impact of a weaker U.S. dollar on the translation of foreign currency debt.
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
Interest Rate Risk
The Company’s debt portfolio, including swap agreements, as of 30 September 2007, primarily comprised debt denominated in Euros (51%) and U.S. dollars (33%), including the effect of currency swaps. This debt portfolio is composed of 47% fixed-rate debt and 53% variable-rate debt. Changes in interest rates have different impacts on the fixed- and variable-rate portions of the Company’s debt portfolio. A change in interest rates on the fixed portion of the debt portfolio impacts the net financial instrument position but has no impact on interest incurred or cash flows. A change in interest rates on the variable portion of the debt portfolio impacts the interest incurred and cash flows but does not impact the net financial instrument position.
The sensitivity analysis related to the fixed portion of the Company’s debt portfolio assumes an instantaneous 100 basis point move in interest rates from the levels at 30 September 2007 and 2006, with all other variables held constant. A 100 basis point increase in market interest rates would result in a decrease of $95 and $71 in the net liability position of financial instruments at 30 September 2007 and 2006, respectively. A 100 basis point decrease in market interest rates would result in an increase of $103 and $71 in the net liability position of financial instruments at 30 September 2007 and 2006, respectively.

32     Air Products Annual Report 2007 | Management’s Discussion and Analysis

Based on the variable-rate debt included in the Company’s debt portfolio, including the interest rate swap agreements, as of 30 September 2007 and 2006, a 100 basis point increase in interest rates would result in an additional $19 and $15 in interest incurred per year at 30 September 2007 and 2006, respectively. A 100 basis point decline would lower interest incurred by $19 and $15 per year at 30 September 2007 and 2006, respectively.
Foreign Currency Exchange Rate Risk
The sensitivity analysis assumes an instantaneous 10% change in the foreign currency exchange rates from their levels at 30 September 2007 and 2006, with all other variables held constant. A 10% strengthening of the functional currency of an entity versus all other currencies would result in a decrease of $366 and $216 in the net liability position of financial instruments at 30 September 2007 and 2006, respectively. A 10% weakening of the functional currency of an entity versus all other currencies would result in an increase of $366 and $215 in the net liability position of financial instruments at 30 September 2007 and 2006, respectively.
The primary currencies for which the Company has exchange rate exposure are the U.S. dollar versus the Euro, and the U.S. dollar versus the U.K. Pound Sterling. Foreign currency debt, cross currency interest rate swaps and foreign exchange-forward contracts are used in countries where the Company does business, thereby reducing its net asset exposure. Foreign exchange-forward contracts also are used to hedge the Company’s firm and highly anticipated foreign currency cash flows, along with foreign exchange-option contracts. Thus, there is either an asset/liability or cash flow exposure related to all of the financial instruments in the above sensitivity analysis for which the impact of a movement in exchange rates would be in the opposite direction and materially equal (or more favorable in the case of purchased foreign exchange-option contracts) to the impact on the instruments in the analysis.
Commodity Price Risk
The sensitivity analysis assumes an instantaneous 50% change in the price of natural gas, oil-based feedstocks, and nickel from their levels at 30 September 2007 and 2006, with all other variables held constant. A 50% increase in these prices would result in a decrease of $2 in the net liability position of financial instruments at 30 September 2007 and an increase of $2 in the net liability position of financial instruments at 30 September 2006. A 50% decline in these prices would result in an increase of $2 in the net liability position of financial instruments at 30 September 2007 and a decrease of $2 in the net liability position of financial instruments at 30 September 2006.
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
CRITICAL ACCOUNTING POLICIES AND
ESTIMATES
Note 1 to the consolidated financial statements describes the Company’s major accounting policies. Judgments and estimates of uncertainties are required in applying the Company’s accounting policies in many areas. However, application of the critical accounting policies discussed below requires management’s significant judgments, often as the result of the need to make estimates of matters that are inherently uncertain. If actual results were to differ materially from the estimates made, the reported results could be materially affected. The Company’s management has reviewed these critical accounting policies and estimates and related disclosures with its audit committee.
Depreciable Lives of Plant and Equipment
Plant and equipment is recorded at cost and depreciated using the straight-line method, which deducts equal amounts of the cost of each asset from earnings every year over its estimated economic useful life. Net plant and equipment at 30 September 2007 totaled $6,770.0, and depreciation expense totaled $814.8 during 2007.
Economic useful life is the duration of time an asset is expected to be productively employed by the Company, which may be less than its physical life. Assumptions on the following factors, among others, affect the determination of estimated economic useful life: wear and tear, obsolescence, technical standards, contract life, market demand, competitive position, raw material availability, and geographic location.
The estimated economic useful life of an asset is monitored to determine its appropriateness, especially in light of changed business circumstances. For example, changes in technology, changes in the estimated future demand for products, or excessive wear and tear may result in a shorter estimated useful life than originally anticipated. In these cases, the Company would depreciate the remaining net book value over the new estimated remaining life, thereby increasing depreciation expense per year on a prospective basis. Likewise, if the estimated useful life is increased, the adjustment to the useful life decreases depreciation expense per year on a prospective basis.
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
The depreciable lives of production facilities within the Merchant Gases segment are principally 15 years. Customer contracts associated with products produced at these types of facilities typically have a much shorter term. The depreciable lives of production facilities within the Electronics and Performance Materials segment, where there is not an associated long-term supply agreement, range from 10 to 15 years. These depreciable lives have been determined based on historical experience combined with judgment on future assumptions such as technological advances, potential obsolescence, competitors’ actions, etc. Management monitors its assumptions and may potentially need to adjust depreciable life as circumstances change.
A change in the depreciable life by one year for production facilities within the Merchant Gases and Electronics and Performance Materials segments for which there is not an associated long-term customer supply agreement would impact annual depreciation expense as summarized below:

	Decrease Life	Increase Life
	by 1 Year	by 1 Year

Merchant Gases	$20	$(13)

Electronics and Performance Materials	$16	$(13)

Impairment of Long-Lived Assets
Plant and Equipment
Net plant and equipment at 30 September 2007 totaled $6,770.0. Plant and equipment held for use is grouped for impairment testing at the lowest level for which there are identifiable cash flows. Impairment testing of the asset group occurs whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company assesses recoverability by comparing the carrying amount of the asset group to the estimated undiscounted future cash flows expected to be generated by the assets. If an asset group is considered impaired, the impairment loss to be recognized would be measured as the amount by which the asset group’s carrying amount exceeds its fair value. Assets to be disposed of by sale are reported at the lower of carrying amount or fair value less cost to sell.
The estimate of plant and equipment fair value is based on estimated discounted future cash flows expected to be generated by the asset group. The assumptions underlying cash flow projections represent management’s best estimates at the time of the impairment review. Factors that management must estimate include: industry and market conditions, sales volume and prices, costs to produce, inflation, etc. Changes in key assumptions or actual conditions that differ from estimates could result in an impairment charge. The Company uses reasonable and supportable assumptions when performing impairment reviews and cannot predict the occurrence of future events and circumstances that could result in impairment charges.
As part of the actions taken in the Company’s global cost reduction plan, recognized impairment of assets to be sold or abandoned was $7.7 in 2006. Refer to Note 3 to the consolidated financial statements.
Goodwill
The purchase method of accounting for business combinations requires the Company to make use of estimates and judgments to allocate the purchase price paid for acquisitions to the fair value of the net tangible and identifiable intangible assets. Goodwill represents the excess of the aggregate purchase price over the fair value of net assets of an acquired entity. Goodwill, including goodwill associated with equity affiliates, was $1,293.1 as of 30 September 2007. The majority of the Company’s goodwill is assigned to reporting units within the Merchant Gases, Electronics and Performance Materials, and Healthcare segments. Disclosures related to goodwill are included in Note 10 to the consolidated financial statements.

34     Air Products Annual Report 2007 | Management’s Discussion and Analysis

The Company performs an impairment test annually in the fourth quarter of the fiscal year. In addition, goodwill would be tested more frequently if changes in circumstances or the occurrence of events indicated that potential impairment exists. The impairment test requires the Company to compare the fair value of business reporting units to carrying value, including assigned goodwill. The results of the impairment tests have indicated fair value amounts exceeded carrying amounts.
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
Equity Investments
Investments in and advances to equity affiliates totaled $846.0 at 30 September 2007. The majority of the Company’s investments are non-publicly traded ventures with other companies in the industrial gas or chemicals business. Summarized financial information of equity affiliates is included in Note 8 to the consolidated financial statements. Equity investments are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable.
In the event that a decline in fair value of an investment occurs, and the decline in value is considered to be other than temporary, an impairment loss would be recognized. Management’s estimate of fair value of an investment is based on estimated discounted future cash flows expected to be generated by the investee. Changes in key assumptions about the financial condition of an investee or actual conditions that differ from estimates could result in an impairment charge.
Income Taxes
The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are recognized for the tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities measured using the enacted tax rate. At 30 September 2007, accrued income taxes and deferred tax liabilities amounted to $110.8 and $712.5, respectively. Income tax expense was $301.2 for the year ended 30 September 2007. Management judgment is required in determining income tax expense and the related balance sheet amounts. Judgments are required concerning the ultimate outcome of tax contingencies and the realization of deferred tax assets.
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
A 1% point increase (decrease) in the Company’s effective tax rate would have decreased (increased) net income by approximately $13.
Pension Benefits
The Company sponsors defined benefit pension plans in various forms for employees who meet eligibility requirements. Several assumptions and statistical variables are used in actuarial models to calculate the pension expense and liability related to the various plans. Assumptions about the discount rate, the expected rate of return on plan assets, and the future rate of compensation increases are determined by the Company. The actuarial models also use assumptions on demographic factors such as retirement age, mortality, and turnover. Management considers the accounting for pension benefits critical because of the significance and number of assumptions used. Depending on the assumptions selected, pension expense could vary significantly and could have a material effect on reported earnings. The assumptions used can also materially affect the measurement of benefit obligations. For a detailed discussion of the Company’s pension benefits, see Pension Benefits on page 26 and Note 18 to the consolidated financial statements.

Loss Contingencies
In the normal course of business, the Company encounters contingencies, i.e., situations involving varying degrees of uncertainty as to the outcome and effect on the Company. The Company accrues a liability for loss contingencies when it is considered probable that a liability has been incurred and the amount of loss can be reasonably estimated. When only a range of possible loss can be established, the most probable amount in the range is accrued. If no amount within this range is a better estimate than any other amount within the range, the minimum amount in the range is accrued.
Contingencies include those associated with litigation and environmental matters, for which the Company’s accounting policy is discussed in Note 1 and particulars are provided in Note 19 to the consolidated financial statements. Significant judgment is required in both determining probability and whether the amount of loss associated with a contingency can be reasonably estimated. These determinations are made based on the best available information at the time. As additional information becomes available, the Company reassesses probability and estimates of loss contingencies. Revisions in the estimates associated with loss contingencies could have a significant impact on the Company’s results of operations in the period in which an accrual for loss contingencies is recorded or adjusted. For example, due to the inherent uncertainties related to environmental exposures, a significant increase to environmental liabilities could occur if a new site is designated, the scope of remediation is increased, or the Company’s proportionate share is increased. Similarly, a future charge for regulatory fines or damage awards associated with litigation could have a significant impact on the Company’s net income in the period in which it is recorded.
NEW ACCOUNTING STANDARDS
See Note 2 to the consolidated financial statements for information concerning the Company’s implementation and impact of new accounting standards.
FORWARD-LOOKING STATEMENTS
This document contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this document regarding important risk factors. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including, without limitation, overall economic and business conditions different than those currently anticipated; future financial and operating performance of major customers and industries served by the Company; the impact of competitive products and pricing; interruption in ordinary sources of supply of raw materials; the ability to recover unanticipated increased energy and raw material costs from customers; costs and outcomes of litigation or regulatory activities; consequences of acts of war or terrorism impacting the United States’ and other markets; the effects of a pandemic or epidemic or a natural disaster; charges related to current portfolio management and cost reduction actions; the success of implementing cost reduction programs and achieving anticipated acquisition synergies; the timing, impact, and other uncertainties of future acquisitions or divestitures or unanticipated contract terminations; significant fluctuations in interest rates and foreign currencies from that currently anticipated; the impact of new or changed tax and other legislation and regulations in jurisdictions in which the Company and its affiliates operate; the impact of new or changed financial accounting standards; and the timing and rate at which tax credits can be utilized. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this document to reflect any change in the Company’s assumptions, beliefs or expectations or any change in events, conditions or circumstances upon which any such forward-looking statements are based.

36     Air Products Annual Report 2007 | Management’s Discussion and Analysis

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
The Company acquired the industrial gas business of BOC Gazy Sp z o.o. from The Linde Group on 30 April 2007, and management excluded BOC Gazy Sp z o.o.’s internal control over financial reporting from its assessment of the effectiveness of the Company’s internal control over financial reporting as of 30 September 2007. The Company’s consolidated financial statements included $626 million in total assets (less than 5%) and $83 million in total sales (less than 1%) associated with the industrial gas business of BOC Gazy Sp z o.o. as of and for the year ended 30 September 2007.
Management has evaluated the effectiveness of its internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this evaluation, management concluded that, as of 30 September 2007, the Company’s internal control over financial reporting was effective.
KPMG LLP, an independent registered public accounting firm, has issued an attestation report on the Company’s internal control over financial reporting, which appears herein.

John E. McGlade	Paul E. Huck
President and	Senior Vice President and
Chief Executive Officer	Chief Financial Officer
27 November 2007	27 November 2007

Report of Independent Registered Public Accounting Firm
on Internal Control over Financial Reporting

To the Shareholders and Board of Directors of Air Products and Chemicals, Inc.:
We have audited Air Products and Chemicals, Inc. and subsidiaries internal control over financial reporting as of 30 September 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying “Management’s Report on Internal Control over Financial Reporting.” Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, Air Products and Chemicals, Inc. maintained, in all material respects, effective internal control over financial reporting as of 30 September 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
The Company acquired the industrial gas business of BOC Gazy Sp z o.o. from The Linde Group on 30 April 2007 and management excluded BOC Gazy Sp z o.o.’s internal control over financial reporting from its assessment of the effectiveness of the Company’s internal control over financial reporting as of 30 September 2007. The Company’s consolidated financial statements included $626 million in total assets (less than 5%) and $83 million in total sales (less than 1%) associated with the industrial gas business of BOC Gazy Sp z o.o. as of and for the year ended 30 September 2007. Our audit of internal control over financial reporting of Air Products and Chemicals, Inc. also excluded an evaluation of the internal control over financial reporting of BOC Gazy Sp z o.o.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Air Products and Chemicals, Inc. and subsidiaries as of 30 September 2007 and 2006, and the related consolidated income statements and consolidated statements of shareholders’ equity and of cash flows and related schedule for each of the years in the three-year period ended 30 September 2007, and our reports dated 27 November 2007 expressed an unqualified opinion on those consolidated financial statements and related schedule.

KPMG LLP
Philadelphia, Pennsylvania
27 November 2007

38     Air Products Annual Report 2007

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of Air Products and Chemicals, Inc.:
We have audited the accompanying consolidated balance sheets of Air Products and Chemicals, Inc. and subsidiaries as of 30 September 2007 and 2006, and the related consolidated income statements and consolidated statements of shareholders’ equity and cash flows for each of the years in the three-year period ended 30 September 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Air Products and Chemicals, Inc. and subsidiaries as of 30 September 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended 30 September 2007, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” as of 30 September 2007, Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” effective 30 September 2006, and SFAS No. 123 (R), “Share-Based Payment,” and related interpretations on 1 October 2005.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Air Products and Chemicals, Inc.’s internal control over financial reporting as of 30 September 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated 27 November 2007 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

KPMG LLP
Philadelphia, Pennsylvania
27 November 2007

The Consolidated Financial Statements
Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS

Year ended 30 September (millions of dollars, except for share data)	2007	2006	2005

Sales	$10,037.8	$8,752.8	$7,673.0

Cost of sales	7,361.6	6,472.4	5,571.5

Selling and administrative	1,180.6	1,075.0	1,008.1

Research and development	140.2	151.4	132.3

Customer contract settlement	(36.8)	—	—

Pension settlement	10.3	—	—

Global cost reduction plan	13.7	72.1	—

Gain on sale of a chemical facility	—	(70.4)	—

Impairment of loans receivable	—	65.8	—

Other (income) expense, net	(39.5)	(69.1)	(29.7)

Operating Income	1,407.7	1,055.6	990.8

Equity affiliates’ income	131.8	107.7	105.4

Interest expense	163.2	119.3	110.0

Income from Continuing Operations before Taxes and Minority Interest	1,376.3	1,044.0	986.2

Income tax provision	301.2	269.1	258.9
Minority interest in earnings of subsidiary companies	32.4	29.8	22.7

Income from Continuing Operations	1,042.7	745.1	704.6

Income (Loss) from Discontinued Operations, net of tax	(7.1)	(15.5)	7.1

Income before Cumulative Effect of Accounting Change	1,035.6	729.6	711.7

Cumulative effect of accounting change, net of tax	—	(6.2)	—

Net Income	$1,035.6	$723.4	$711.7

Weighted Average of Common Shares Outstanding (in millions)	216.2	221.7	225.7

Weighted Average of Common Shares Outstanding Assuming Dilution (in millions)	223.2	227.5	231.4

Basic Earnings per Common Share

Income from continuing operations	$ 4.82	$ 3.36	$ 3.12

Income (loss) from discontinued operations	(.03)	(.07)	.03

Income before cumulative effect of accounting change	4.79	3.29	3.15

Cumulative effect of accounting change	—	(.03)	—

Net Income	$ 4.79	$ 3.26	$ 3.15

Diluted Earnings per Common Share

Income from continuing operations	$ 4.67	$ 3.28	$ 3.05

Income (loss) from discontinued operations	(.03)	(.07)	.03

Income before cumulative effect of accounting change	4.64	3.21	3.08

Cumulative effect of accounting change	—	(.03)	—

Net Income	$ 4.64	$ 3.18	$ 3.08

The accompanying notes are an integral part of these statements.
40      Air Products Annual Report 2007 | The Consolidated Financial Statements

Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

30 September (millions of dollars, except for share data)	2007	2006

Assets

Current Assets

Cash and cash items	$42.3	$35.2

Trade receivables, less allowances for doubtful accounts of $48.5 in 2007 and $44.3 in 2006	1,657.0	1,549.8

Inventories	516.7	492.3

Contracts in progress, less progress billings	259.6	191.6

Prepaid expenses	109.5	55.0

Other receivables and current assets	244.8	256.5

Current assets of discontinued operations	28.5	32.2

Total Current Assets	2,858.4	2,612.6

Investment in Net Assets of and Advances to Equity Affiliates	846.0	728.3

Plant and Equipment, at cost	15,088.3	13,520.4

Less accumulated depreciation	8,318.3	7,408.7

Plant and Equipment, net	6,770.0	6,111.7

Goodwill	1,229.6	983.9

Intangible Assets, net	276.2	113.0

Other Noncurrent Assets	639.5	574.6

Noncurrent Assets of Discontinued Operations	39.8	56.6

Total Noncurrent Assets	9,801.1	8,568.1

Total Assets	$12,659.5	$11,180.7

Liabilities and Shareholders’ Equity

Current Liabilities

Payables and accrued liabilities	$1,604.3	$1,647.5

Accrued income taxes	110.8	98.7

Short-term borrowings	599.6	417.5

Current portion of long-term debt	101.1	152.1

Current liabilities of discontinued operations	6.9	7.6

Total Current Liabilities	2,422.7	2,323.4

Long-Term Debt	2,976.5	2,280.2

Deferred Income and Other Noncurrent Liabilities	874.9	642.0

Deferred Income Taxes	712.5	833.1

Total Noncurrent Liabilities	4,563.9	3,755.3

Total Liabilities	6,986.6	6,078.7

Minority Interest in Subsidiary Companies	177.3	178.0

Commitments and Contingencies—See Note 19

Shareholders’ Equity

Common stock (par value $1 per share; issued 2007 and 2006—249,455,584 shares)	249.4	249.4

Capital in excess of par value	759.5	682.5

Retained earnings	6,458.5	5,743.5

Accumulated other comprehensive income (loss)	(142.9)	(221.7)

Treasury stock, at cost (2007—34,099,899; 2006—32,205,012 shares)	(1,828.9)	(1,529.7)

Total Shareholders’ Equity	5,495.6	4,924.0

Total Liabilities and Shareholders’ Equity	$12,659.5	$11,180.7

The accompanying notes are an integral part of these statements.

Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended 30 September (millions of dollars)	2007	2006	2005

Operating Activities from Continuing Operations

Net income	$1,035.6	$723.4	$711.7

Loss (income) from discontinued operations, net of tax	7.1	15.5	(7.1)

Cumulative effect of accounting change, net of tax	—	6.2	—

Income from continuing operations	1,042.7	745.1	704.6

Adjustments to reconcile income to cash provided by operating activities:

Depreciation and amortization	840.0	756.9	699.6

Deferred income taxes	14.0	7.8	52.8

Undistributed earnings of unconsolidated affiliates	(56.9)	(39.1)	(39.7)

Gain on sale of assets and investments	(27.5)	(9.2)	(8.3)

Gain on sale of a chemical facility	—	(70.4)	—

Impairment of loans receivable	—	65.8	—

Share-based compensation	70.9	76.2	18.0

Noncurrent capital lease receivables	(70.8)	(126.7)	(58.6)

Other	27.8	69.6	96.2

Working capital changes that provided (used) cash, excluding effects of acquisitions and divestitures:

Trade receivables	(22.2)	(94.8)	(82.8)

Inventories	(.3)	(41.6)	9.2

Contracts in progress	(61.3)	(63.0)	(23.3)

Prepaid expenses	(52.2)	(12.5)	6.0

Payables and accrued liabilities	(218.2)	103.3	(69.9)

Other	(3.1)	(53.9)	—

Cash Provided by Operating Activities	1,482.9	1,313.5	1,303.8

Investing Activities from Continuing Operations

Additions to plant and equipment	(1,055.0)	(1,259.2)	(917.2)

Acquisitions, less cash acquired	(539.1)	(127.0)	(97.2)

Investment in and advances to unconsolidated affiliates	(.2)	(22.5)	(10.5)

Proceeds from sale of assets and investments	97.4	214.7	59.7

Proceeds from insurance settlements	14.9	52.3	—

Other	4.5	(5.2)	4.0

Cash Used for Investing Activities	(1,477.5)	(1,146.9)	(961.2)

Financing Activities from Continuing Operations

Long-term debt proceeds	857.1	292.5	510.7

Payments on long-term debt	(431.2)	(158.6)	(634.0)

Net increase in commercial paper and short-term borrowings	185.9	104.8	292.2

Dividends paid to shareholders	(312.0)	(293.6)	(276.2)

Purchase of treasury stock	(575.2)	(482.3)	(500.0)

Proceeds from stock option exercises	202.8	102.9	137.5

Excess tax benefit from share-based compensation/other	57.7	17.9	—

Cash Used for Financing Activities	(14.9)	(416.4)	(469.8)

Discontinued Operations

Cash provided by operating activities	14.5	32.7	49.1

Cash (used for) provided by investing activities	(5.5)	200.2	(12.2)

Cash used for financing activities	—	(6.2)	—

Cash Provided by Discontinued Operations	9.0	226.7	36.9

Effect of Exchange Rate Changes on Cash	7.6	2.5	(.2)

Increase (Decrease) in Cash and Cash Items	7.1	(20.6)	(90.5)

Cash and Cash Items—Beginning of Year	35.2	55.8	146.3

Cash and Cash Items—End of Year	$42.3	$35.2	$55.8

The accompanying notes are an integral part of these statements.
42      Air Products Annual Report 2007 | The Consolidated Financial Statements

Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Number of				Accumulated
	Common		Capital in		Other
(millions of dollars,	Shares	Common	Excess of	Retained	Comprehensive	Treasury	Shares in
except for share data)	Outstanding	Stock	Par Value	Earnings	Income (Loss)	Stock	Trust	Total

Balance 30 September 2004	225,774,776	$249.4	$527.3	$4,887.1	$(440.7)	$(764.8)	$(38.8)	$4,419.5

Comprehensive income:
Net income				711.7				711.7
Net loss on derivatives, net of income tax benefit of $(2.7)					(3.6)			(3.6)
Translation adjustments, net of income tax of $6.8					12.2			12.2
Net change in unrealized holding gains, net of income tax of $7.2					13.2			13.2
Change in minimum pension liability, net of income tax benefit of $(10.1)					(14.3)			(14.3)

Comprehensive income								719.2
Purchase of treasury shares	(8,334,507)					(500.0)		(500.0)
Issuance of treasury shares and shares in trust for stock option and award plans	4,457,964		3.7			103.3	38.8	145.8
Tax benefit of stock option and award plans			42.6					42.6
Cash dividends ($1.25 per share)				(281.6)				(281.6)

Balance 30 September 2005	221,898,233	$249.4	$573.6	$5,317.2	$(433.2)	$(1,161.5)	$—	$4,545.5

Comprehensive income:
Net income				723.4				723.4
Net gain on derivatives, net of income tax of $1.1					2.0			2.0
Translation adjustments, net of income tax benefit of $(15.7)					133.9			133.9
Net change in unrealized holding gains, net of income tax of $.2					.5			.5
Change in minimum pension liability, net of income tax of $42.1					75.1			75.1

Comprehensive income								934.9
Purchase of treasury shares	(7,658,000)					(496.1)		(496.1)
Share-based compensation expense			69.3					69.3
Issuance of treasury shares for stock option and award plans	3,010,339		(23.7)			127.9		104.2
Tax benefit of stock option and award plans			33.3					33.3
Cash dividends ($1.34 per share)				(296.1)				(296.1)
Reclassification to permanent equity/other			30.0	(1.0)				29.0

Balance 30 September 2006	217,250,572	$249.4	$682.5	$5,743.5	$(221.7)	$(1,529.7)	$—	$4,924.0

Comprehensive income:
Net income				1,035.6				1,035.6
Net gain on derivatives, net of income tax of $3.7					8.2			8.2
Translation adjustments, net of income tax benefit of $(45.8)					272.8			272.8
Unrealized holding gains, net of income tax of $4.2					8.1			8.1
Reclassification adjustment for realized gains included in net income, net of income tax of $20.1					(36.6)			(36.6)
Change in minimum pension liability, net of income tax of $83.4					159.3			159.3

Comprehensive income								1,447.4
Adjustment to initially apply SFAS No. 158, net of income tax benefit of $(169.6)					(333.0)			(333.0)
Purchase of treasury shares	(7,328,482)					(567.3)		(567.3)
Share-based compensation expense			66.6					66.6
Issuance of treasury shares for stock option and award plans	5,433,595		(70.3)			268.1		197.8
Tax benefit of stock option and award plans			80.7					80.7
Cash dividends ($1.48 per share)				(319.8)				(319.8)
Other				(.8)				(.8)

Balance 30 September 2007	215,355,685	$249.4	$759.5	$6,458.5	$(142.9)	$(1,828.9)	$—	$5,495.6

The accompanying notes are an integral part of these statements.

Notes to the Consolidated Financial Statements
(Millions of dollars, except for share data)

1.	Major Accounting Policies	44

2.	New Accounting Standards	49

3.	Global Cost Reduction Plan	52

4.	Acquisitions	53

5.	Discontinued Operations	53

6.	Financial Instruments	54

7.	Inventories	56

8.	Summarized Financial Information of Equity Affiliates	56

9.	Plant and Equipment	57

10.	Goodwill	57

11.	Intangible Assets	57

12.	Long-Term Debt	58

13.	Leases	58

14.	Capital Stock	59

15.	Share-Based Compensation	59

16.	Earnings per Share	62

17.	Income Taxes	62

18.	Retirement Benefits	63

19.	Commitments and Contingencies	67

20.	Supplemental Information	69

21.	Business Segment and Geographic Information	73
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
Revenues from equipment sale contracts are recorded primarily using the percentage-of-completion method. Under this method, revenues from the sale of major equipment, such as liquefied natural gas (LNG) heat exchangers and large air separation units, are recognized primarily based on labor hours incurred to date compared with total estimated labor hours. Changes to total estimated labor hours and anticipated losses, if any, are recognized in the period determined.
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

44    Air Products Annual Report 2007 | Notes to the Consolidated Financial Statements

Cost of Sales
Cost of sales predominantly represents the cost of tangible products sold. These costs include labor, raw materials, plant engineering and purchasing department overhead, power, depreciation, production supplies and materials packaging costs, and maintenance costs. Costs incurred for shipping and handling are also included in cost of sales.
Depreciation
Depreciation is recorded using the straight-line method, which deducts equal amounts of the cost of each asset from earnings every year over its expected economic useful life. The principal lives for major classes of plant and equipment are summarized in the table below:

Principal
Estimated
Useful Lives
Buildings	30 years
Production facilities(1)
Merchant Gases	15 years
Tonnage Gases	15 to 20 years
Electronics and Performance Materials	10 to 15 years
Distribution equipment(2)	5 to 25 years
Other machinery and equipment	10 to 25 years

(1)	Depreciable lives of production facilities related to long-term customer supply contracts associated with the gases tonnage business are matched to the contract lives.

(2)	The depreciable lives for various types of distribution equipment are: 10 to 25 years for cylinders, depending on the nature and properties of the product; 20 years for tanks; 7.5 years for customer stations; 5 to 15 years for tractors and trailers.
Selling and Administrative
The principal components of selling and administrative expenses are salaries, advertising, and promotional costs.
Postemployment Benefits
The Company has substantive ongoing severance arrangements. Termination benefits provided to employees as part of the global cost reduction plan (discussed in Note 3) are consistent with termination benefits in previous, similar arrangements. Because the Company’s plan met the definition of an ongoing benefit arrangement, it was accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 112, “Employers’ Accounting for Postemployment Benefits.” To recognize a liability under SFAS No. 112, the expense must be probable and estimable. These criteria are met when management, with the appropriate level of authority, approves and commits to its plan of action for termination; the plan identifies the employees to be terminated and their related benefits; and
the plan is to be completed within one year. During periods of operations where terminations are made on an as-needed basis, absent a detailed committed plan, terminations are accounted for on an individual basis and a liability is recognized when probable and estimable.
Financial Instruments
The Company addresses certain financial exposures through a controlled program of risk management that includes the use of derivative financial instruments. The types of derivative financial instruments permitted for such risk management programs are specified in policies set by management. The Company currently enters into foreign exchange contracts, including forward, option combination, and purchased option contracts, to reduce the effects of fluctuating foreign currency exchange rates. The Company currently enters into interest rate swap contracts to reduce interest rate risks and to modify the interest rate characteristics of its outstanding debt. The Company is also currently party to cross currency interest rate swap agreements. The Company has entered into a limited number of commodity swap contracts in order to reduce the cash flow exposure to changes in the price of natural gas relative to certain oil-based feedstocks. The Company has also entered into a number of contracts to hedge the cash flow exposure of changes in the market price of nickel. Major financial institutions are counterparties to all of these derivative contracts. The Company has established counterparty credit guidelines and only enters into transactions with financial institutions of investment grade or better. Management believes the risk of incurring losses related to credit risk is remote, and any losses would be immaterial to the consolidated financial results, financial condition, or liquidity.
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
Changes in the fair value of a derivative, foreign currency debt, or other foreign currency liabilities that are designated as and meet all the required criteria for a hedge of a net investment are recorded as translation adjustments in accumulated other comprehensive income.
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
The revenue and expense accounts of foreign subsidiaries are translated into U.S. dollars at the average exchange rates that prevailed during the period. Therefore, the U.S. dollar value of these items on the income statement fluctuates from period to period, depending on the value of the dollar against foreign currencies. Some transactions are made in currencies different from an entity’s functional currency. Gains and losses from these foreign currency transactions are generally included in earnings as they occur.
Environmental Expenditures
Accruals for environmental loss contingencies are recorded when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Remediation costs are capitalized if the costs improve the Company’s property as compared with the condition of the property when originally constructed or acquired, or if the costs prevent environmental contamination from future operations. The Company expenses environmental costs related to existing conditions resulting from past or current operations and from which no current or future benefit is discernible.
The measurement of environmental liabilities is based on an evaluation of currently available information with respect to each individual site and considers factors such as existing technology, presently enacted laws and regulations, and prior experience in remediation of contaminated sites. An environmental liability related to cleanup of a contaminated site might include, for example, a provision for one or more of the following types of costs: site investigation and testing costs, cleanup costs, costs related to soil and water contamination resulting from tank ruptures, post-remediation monitoring costs, and outside legal fees. These liabilities include costs related to other potentially responsible parties to the extent that the Company has reason to believe such parties will not fully pay their proportionate share. They do not take into account any claims for recoveries from insurance or other parties and are not discounted.
As assessments and remediation progress at individual sites, the amount of projected cost is reviewed periodically, and the liability is adjusted to reflect additional technical and legal information that becomes available. Management has a well-established process in place to identify and monitor the Company’s environmental exposures. An environmental accrual analysis is prepared and maintained that lists all environmental loss contingencies, even where an accrual has not been established. This analysis assists in monitoring the Company’s overall environmental exposure and serves as a tool to facilitate ongoing communication among the Company’s technical experts, environmental managers, environmental lawyers, and financial management to ensure that required accruals are recorded and potential exposures disclosed.
Actual costs to be incurred at identified sites in future periods may vary from the estimates, given inherent uncertainties in evaluating environmental exposures. Refer to Note 19 for additional information on the Company’s environmental loss contingencies.
The accruals for environmental liabilities are reflected in the consolidated balance sheet, primarily as part of other noncurrent liabilities, and will be paid over a period of up to 30 years.

46     Air Products Annual Report 2007 | Notes to the Consolidated Financial Statements

Litigation
In the normal course of business, the Company is involved in legal proceedings. The Company accrues a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. When only a range of possible loss can be established, the most probable amount in the range is accrued. If no amount within this range is a better estimate than any other amount within the range, the minimum amount in the range is accrued. The accrual for a litigation loss contingency might include, for example, estimates of potential damages, outside legal fees and other directly related costs expected to be incurred.
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
Allowances for Doubtful Accounts
The allowances for doubtful accounts represent estimated uncollectible receivables associated with potential customer defaults on contractual obligations. A provision for customer defaults is made on a general formula basis when it is determined that the risk of some default is probable and estimable but cannot yet be associated with specific customers. The assessment of the likelihood of customer defaults is based on various factors, including the length of time the receivables are past due, historical experience, and existing economic conditions. The allowances also include amounts for certain customers where a risk of default has been specifically identified. Provisions to the allowances for doubtful accounts recorded as expense were $23.2, $27.4, and $11.5 in 2007, 2006, and 2005, respectively.
Inventories
Inventories are stated at the lower of cost or market. The Company writes down its inventories for estimated obsolescence or unmarketable inventory based upon assumptions about future demand and market conditions.
The Company utilizes the last-in, first-out (LIFO) method for determining the cost of inventories in the Merchant Gases, Tonnage Gases, Electronics and Performance Materials, and Chemicals segments in the United States. Inventories for these segments outside of the United States are accounted for on the first-in, first-out (FIFO) method, as the LIFO method is not generally permitted in the foreign jurisdictions where these segments operate. The inventories of the Healthcare and Equipment and Energy segments on a worldwide basis, as well as all other inventories, are accounted for on the FIFO basis.
At the business segment level, inventories are recorded at FIFO, and the LIFO pool is kept at corporate.
Equity Investments
The equity method of accounting is used when the Company has a 20% or greater interest in other companies and exercises significant influence but does not have operating control. Under the equity method, original investments are recorded at cost and adjusted by the Company’s share of undistributed earnings or losses of these companies. Equity investments are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable.
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
Capitalized Interest
As the Company builds new plant and equipment, it includes in the cost of these assets a portion of the interest payments it makes during the year. The amount of capitalized interest was $12.9, $16.5, and $12.0 in 2007, 2006, and 2005, respectively.
Asset Retirement Obligations
The fair value of a liability for an asset retirement obligation is recognized in the period in which it is incurred. The liability is measured at discounted fair value and is adjusted to its present value in subsequent periods as accretion expense is recorded. The corresponding asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and depreciated over the asset’s useful life. The Company’s asset retirement obligations are primarily associated with Tonnage Gases on-site long-term supply contracts, under which the Company has built a facility on land leased from the customer and is obligated to remove the facility at the end of the contract term. The Company’s asset retirement obligations totaled $37.5 and $31.0 at 30 September 2007 and 2006, respectively. The Company adopted FIN No. 47, “Accounting for Conditional Asset Retirement Obligations,” effective 30 September 2006 as discussed in Note 2.
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
Goodwill is subject to impairment testing at least annually. In addition, goodwill is tested more frequently if a change in circumstances or the occurrence of events indicates that potential impairment exists.
Intangible Assets
Intangible assets with determinable lives primarily consist of customer relationships, noncompete covenants, and purchased patents and technology. There are no acquired intangible assets with indefinite lives. The cost of intangible assets with determinable lives is amortized on a straight-line basis over the estimated period of economic benefit. No residual value is estimated for these intangible assets.
Customer relationships are generally amortized over periods of four to twenty-five years. Noncompete covenants are generally amortized over periods of three to five years based on contractual terms. Purchased patents and technology and other intangibles are amortized based on contractual terms, ranging generally from five to twenty years. Amortizable lives are adjusted whenever there is a change in the estimated period of economic benefit.
Retirement Benefits
The cost of retiree benefits is recognized over the employees’ service period. The Company is required to use actuarial methods and assumptions in the valuation of defined benefit

48     Air Products Annual Report 2007 | Notes to the Consolidated Financial Statements

obligations and the determination of expense. Differences between actual and expected results or changes in the value of obligations and plan assets are not recognized in earnings as they occur but, rather, systematically and gradually over subsequent periods. Refer to Note 18 for disclosures related to the Company’s pension and other postretirement benefits.
2006 Adjustments
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
The Company did not consider the effect of the above adjustments to be material to its financial position, results of operations, or liquidity.
2. NEW ACCOUNTING STANDARDS
New Standards to Be Implemented
Fair Value Option
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115.” This Statement permits companies to elect to measure certain financial instruments at fair value on an instrument-by-instrument basis, with changes in fair value recognized in earnings each reporting period. In addition, SFAS No. 159 establishes financial statement presentation and disclosure requirements for assets and liabilities reported at fair value under the election. SFAS No. 159 is effective as of the beginning of the first fiscal year beginning after 15 November 2007, with early adoption permitted under certain circumstances. The Company is currently evaluating this Statement.
Fair Value Measurements
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This Statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. This Statement is effective for financial statements issued for fiscal years beginning after 15 November 2007, and interim periods within those fiscal years, with earlier application encouraged. The provisions of SFAS No. 157 should be applied prospectively as of the beginning of the fiscal year in which the Statement is initially applied, except for a limited form of retrospective application for certain financial instruments. The Company is currently evaluating the effect of SFAS No. 157.
Uncertainty in Income Taxes
In July 2006, the FASB issued FIN No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109.” This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 is effective 1 October 2007 for the Company. The Company does not expect a material impact on its financial statements from the adoption of FIN No. 48.
Standards Implemented
Postretirement Benefits
In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132R.” This Statement requires recognition of the funded status of benefit plans in the balance sheet, with changes in the funded status recognized in comprehensive income within shareholders’ equity in the year in which the changes occur. This Statement does not allow prior periods to be restated.
The requirement to recognize the funded status of benefit plans and the disclosure requirements under the new Statement were effective for the Company as of 30 September 2007. Refer to Note 18 for disclosures related to the Company’s pension and other postretirement benefits.
The following table illustrates the incremental impact on the Company’s consolidated balance sheet from applying SFAS No. 158 as of 30 September 2007:

	Before	Adjust for	After
	SFAS	SFAS	SFAS
	No. 158	No. 158	No. 158

Assets

Other noncurrent assets	$769.8	$(130.3)	$639.5

Total Assets	12,789.8	(130.3)	12,659.5

Liabilities and Shareholders’ Equity

Deferred income and other noncurrent liabilities	502.6	372.3	874.9

Deferred income taxes	882.1	(169.6)	712.5

Accumulated other comprehensive income – net of tax	190.1	(333.0)	(142.9)

Total Liabilities and Shareholders’ Equity	12,789.8	(130.3)	12,659.5

The adoption of SFAS No. 158 did not impact the Company’s results of operations or cash flows.
The requirement to measure plan assets and benefit obligations as of fiscal year end is effective for fiscal years ending after 15 December 2008. This will require the Company to measure the plan assets and benefit obligations of its U.K. and Belgium plans as of 30 September instead of 30 June. The Company plans to change the measurement date for these plans as of 30 September 2008 and does not anticipate a material impact on the consolidated financial statements.
Staff Accounting Bulletin No. 108
In September 2006, the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB No. 108), to provide guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. Under SAB No. 108, companies should evaluate a misstatement based on its impact on the current year income statement, as well as the cumulative effect of correcting such misstatements that originated in prior years and exist in the current year’s ending balance sheet. SAB No. 108 became effective for the Company in 2007 and did not have a material impact on the Company’s financial statements.
Asset Retirement Obligations
The Company adopted FIN No. 47, “Accounting for Conditional Asset Retirement Obligations,” effective 30 September 2006, and recorded an after-tax charge of $6.2 as the cumulative effect of an accounting change. FIN No. 47 clarifies the term, conditional asset retirement obligation, as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” which refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event. Uncertainty about the timing and/or method of settlement of a conditional asset retirement obliga-
tion should be factored into the measurement of the liability when sufficient information exists. On 30 September 2006, the Company recognized transition amounts for existing asset retirement obligation liabilities, associated capitalizable costs, and accumulated depreciation.
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
The adoption of SFAS No. 123R required a change in accounting for awards granted on or after 1 October 2005 to accelerate expense for retirement eligible individuals who would meet the requirements for vesting of awards upon their retirement. The impact of this change in 2006 for all share-based compensation programs reduced diluted earnings per share for the year by $.03, principally related to the stock option program, and is included in the total impact of adopting SFAS No. 123R of $.13 for the year.
The Company adopted SFAS No. 123R using the modified prospective transition method and therefore has not restated prior periods. Under this transition method, compensation cost associated with employee stock options recognized in 2006 includes amortization related to the remaining unvested portion of stock option awards granted prior to 1 October 2005 and amortization related to new awards granted on or after 1 October 2005.
The expense associated with share-based compensation arrangements is a noncash charge. In the consolidated statements of cash flows, share-based compensation expense is an adjustment to reconcile net income to cash provided by operating activities.

50      Air Products Annual Report 2007 | Notes to the Consolidated Financial Statements

Prior to the adoption of SFAS No. 123R, the Company presented tax benefits resulting from share-based compensation as operating cash flows in the consolidated statements of cash flows. SFAS No. 123R requires that cash flows resulting from excess tax benefits be classified as financing cash flows.
In February 2006, the FASB issued FSP No. 123(R)-4, “Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event.” Under the FSP, a cash settlement feature that can be exercised only upon the occurrence of a contingent event does not trigger liability classification until it becomes probable that an event will occur. As of 30 September 2005, certain of the Company’s share-based compensation programs included a provision for a contingent cash settlement in the event of a change in control. The likelihood of such an actual cash settlement was considered remote, and accordingly, the Company accounted for its awards, including stock options, as equity instruments. Because certain of the programs included provisions for a contingent cash settlement in the event of a change in control, the carrying amount of these awards based on a grant-date intrinsic value was presented separately in the 30 September 2005 balance sheet outside of shareholders’ equity. During 2006, the Company undertook a process to amend its outstanding share-based compensation awards, resulting in no separate presentation outside of shareholders’ equity as of 30 June 2006.
SFAS No. 123R modified the disclosure requirements related to share-based compensation. Accordingly, the disclosures prescribed by SFAS No. 123R are included in Note 15.
In the year prior to the adoption of SFAS No. 123R, the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to its stock option plans would have been as follows:

2005

Net Income, as Reported	$711.7

Add share-based compensation expense included in reported net income, net of related tax effects	10.2

Deduct total share-based compensation expense determined under fair value-based method, net of related tax effects	(39.4)

Pro Forma Net Income	$682.5

Basic Earnings per Share

As reported	$3.15

Pro forma	3.02

Diluted Earnings per Share

As reported	$3.08

Pro forma	2.95

For the pro forma disclosures above, the grant-date fair value of stock options granted was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

2005

Dividend yield	2.1%

Expected volatility	30.4%

Risk-free interest rate	4.2%

Expected life (years)	8.0

Weighted average fair value per option	$17.98

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of subjective assumptions, including the expected stock price volatility.
Accounting for Income Taxes
In December 2004, the FASB issued FSP No. FAS 109-1, “Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004 (the Act).” FSP No. FAS 109-1 clarifies that the tax deduction for manufacturers provided for in the Act should be accounted for as a special deduction rather than as a tax rate reduction. The manufacturers’ deduction became available to the Company starting in fiscal year 2006. The manufacturers’ deduction claimed in 2006 was $6.9, generating a tax benefit of $2.4. For 2007, the manufacturers’ deduction will be within a similar range. The Company is evaluating the effect the manufacturers’ deduction will have in future years.
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
Taxes Collected from Customers
In June 2006, the FASB ratified the consensus reached on EITF Issue No. 06-03, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That is, Gross Versus Net Presentation).” The scope of EITF Issue No. 06-03 includes any tax assessed by a governmental authority that is both imposed on and con-

current with a specific revenue-producing transaction between a seller and a customer, and may include, but is not limited to sales, use, value-added, and some excise taxes. The EITF reached a consensus that the presentation of taxes on either a gross basis (included in revenues and costs) or a net basis (excluded from revenues) is an accounting policy decision that should be disclosed. The Company presents such taxes on a net basis and records a liability until remitted to the respective taxing authority. The EITF was effective for periods beginning after 15 December 2006 and did not have any effect on the Company’s consolidated financial statements.
3. GLOBAL COST REDUCTION PLAN
The 2007 results from continuing operations included a charge of $13.7 ($8.8 after-tax, or $.04 per share) for the global cost reduction plan. The charge included $6.5 for severance and pension-related costs for the elimination of approximately 125 positions and $7.2 for the write-down of certain investments. Approximately one-half of the position eliminations relate to continuation of European initiatives to streamline certain activities. The remaining position eliminations relate to the continued cost reduction and productivity efforts of the Company.
The charge recorded in 2007 was excluded from segment operating profit. The table below displays how this charge related to the businesses at the segment level.

	Severance and	Asset
	Other Benefits	Impairments	Total

Merchant Gases	$3.5	$.4	$3.9

Tonnage Gases	.4	—	.4

Electronics and Performance Materials	2.3	3.8	6.1

Equipment and Energy	.2	.3	.5

Healthcare	.1	—	.1

Chemicals	—	—	—

Other	—	2.7	2.7

2007 Charge	$6.5	$7.2	$13.7

The 2006 results from continuing operations included a charge of $72.1 ($46.8 after-tax, or $.21 per share) for the global cost reduction plan. This charge included $60.6 for severance and pension-related costs for approximately 325 position eliminations and $11.5 for asset disposals and facility closures. As of 30 September 2007, the majority of the planned actions associated with the 2006 charge were completed, with the exception of a small number of position eliminations and/or associated benefit payments. These actions are expected to be completed in the first quarter of fiscal 2008. Details of the charge taken in 2006 are provided below.
Several cost reduction initiatives in Europe resulted in the elimination of about two-thirds of the 325 positions at a cost of $37.6. The Company reorganized and streamlined certain organizations/activities in Europe to focus on improving effectiveness and efficiency. Additionally, in anticipation of the sale of a small business, which occurred in the first quarter of 2007, a charge of $1.4 was recognized to write down the assets to net realizable value.
The Company completed a strategy review of its Electronics business in 2006 and decided to rationalize some products and assets, reflecting a simpler portfolio. A charge of $10.1 was recognized, principally for an asset disposal and the write-down of certain investments/assets. Additionally, a charge of $3.8 was recognized for severance and pension-related costs.
In addition to the Europe and Electronics initiatives, the Company implemented cost reduction and productivity-related efforts to simplify its management structure and business practices. A charge of $19.2 for severance and related pension costs was recognized for these efforts.
The charge recorded in 2006 was excluded from segment operating profit. The table below displays how this charge related to the businesses at the segment level.

	Severance and	Asset
	Other Benefits	Impairments	Total

Merchant Gases	$31.2	$—	$31.2

Tonnage Gases	2.9	—	2.9

Electronics and Performance Materials	7.2	10.1	17.3

Equipment and Energy	.9	—	.9

Healthcare	18.1	1.4	19.5

Chemicals	.3	—	.3

2006 Charge	$60.6	$11.5	$72.1

The following table summarizes changes to the carrying amount of the accrual for the global cost reduction plan:

	Severance and	Asset
	Other Benefits	Impairments	Total

2006 Charge	$60.6	$11.5	$72.1

Noncash Expenses	(13.0)	(11.5)	(24.5)

Cash Expenditures	(1.1)	—	(1.1)

30 September 2006	46.5	—	46.5

2007 Charge	6.5	7.2	13.7

Noncash Expenses	(1.2)	(7.2)	(8.4)

Cash Expenditures	(43.4)	—	(43.4)

30 September 2007	$8.4	$—	$8.4

52     Air Products Annual Report 2007 | Notes to the Consolidated Financial Statements

4. ACQUISITIONS
BOC Gazy in 2007
On 30 April 2007, the Company acquired 98.1% of the Polish industrial gas business of BOC Gazy Sp z o.o. (BOC Gazy) from The Linde Group. During the fourth quarter of 2007, the Company increased its ownership percentage to 99.9%. The total acquisition cost, less cash acquired, was 380 million Euros or $518.4. The results of operations for BOC Gazy were included in the Company’s consolidated income statement after the acquisition date. The purchase price allocation, including the recognition of deferred taxes, is substantially complete with assigned values for plant and equipment equal to $180.6, identified intangibles of $167.2, and goodwill of $186.4 (which is tax-deductible for Spanish tax reporting purposes).
With this acquisition, the Company has obtained a significant market position in Central Europe’s industrial gases market. The BOC Gazy business had sales of $82.5 for the five months ended 30 September 2007. The business has approximately 750 employees, five major industrial gas plants, and six cylinder transfills serving customers across a diverse range of industries, including chemicals, steel and base metals, among others.
Tomah3 Products in 2006
On 31 March 2006, the Company acquired Tomah3 Products of Milton, Wisconsin, in a cash transaction valued at $120.5. Goodwill recognized in this transaction amounted to $73.1 and was not deductible for tax purposes. Identified intangibles included in this transaction amounted to $24.1. Results for 2006 included sales of $39.8 for the six months ended 30 September 2006. Tomah3 Products produces specialty surfactants and processing aids primarily for the institutional and industrial cleaning, mining and oil field industries, among others.
U.S. Healthcare Businesses in 2005
During 2005, acquisitions included $89.6 for acquiring five U.S. healthcare businesses and contingent consideration associated with 2004 healthcare acquisitions. Goodwill recognized in these transactions amounted to $75.5, of which $23.9 was deductible for tax purposes. Identified intangibles included in these transactions amounted to $11.4. The 2005 acquisitions contributed $41.9 to sales in 2005.
5. DISCONTINUED OPERATIONS
The High Purity Process Chemicals (HPPC) business and the Amines business have been accounted for as discontinued operations. The results of operations and cash flows of these businesses have been removed from the results of continuing operations for all periods presented. The assets and liabilities of discontinued operations have been reclassified and are segregated in the consolidated balance sheets.
The Company announced it was exploring the sale of its Polymer Emulsions business in 2006, and on 6 November 2007 that it was in advanced discussions with its partner in the business. On 15 November 2007, the Board of Directors granted to the Company the authority to sell this business to its partner based on achieving certain contractual terms and conditions.
HPPC Business
In September 2007, the Company’s Board of Directors approved the sale of its HPPC business, which had previously been reported as part of the Electronics and Performance Materials operating segment.
The Company’s HPPC product line consists of the development, manufacture, and supply of high-purity process chemicals used in the fabrication of integrated circuits in the United States and Europe. In October 2007, the Company executed an agreement of sale with KMG Chemicals, Inc. The sale is scheduled to close on 31 December 2007 and will include manufacturing facilities in the United States and Europe.
The operating results of the HPPC business classified as discontinued operations are summarized below. Additionally, the Company wrote down the assets of the HPPC business to net realizable value as of 30 September 2007, resulting in a loss of $15.3 ($9.3 after-tax, or $.04 per share).

HPPC	2007	2006	2005

Sales	$87.2	$97.6	$95.3

Income before taxes	$3.7	$5.3	$4.7

Income tax provision	1.5	2.1	1.8

Income from operations of discontinued operations	2.2	3.2	2.9

Loss on sale of business, net of tax	(9.3)	—	—

Income (Loss) from Discontinued Operations, net of tax	$(7.1)	$3.2	$2.9

Assets and liabilities of the discontinued HPPC business as of 30 September are summarized as follows:

30 September	2007	2006

Trade receivables, less allowances	$13.1	$14.9

Inventories	15.4	17.2

Prepaid expenses	—	.1

Total Current Assets	$28.5	$32.2

Plant and equipment, net	$33.5	$50.3

Goodwill	5.4	5.2

Other noncurrent assets	.9	1.1

Total Noncurrent Assets	$39.8	$56.6

Payables and accrued liabilities	$6.9	$7.6

Total Current Liabilities	$6.9	$7.6

Amines Business
On 29 September 2006, the Company sold its Amines business to Taminco N.V. The sales price was $211.2 in cash, with certain liabilities assumed by the purchaser. The Company recorded a loss of $40.0 ($23.7 after-tax, or $.11 per share) in connection with the sale of the Amines business and the recording of certain environmental and contractual obligations that the Company retained. A charge of $42.0 ($26.2 after-tax, or $.12 per share) was recognized for environmental obligations related to the Pace, Florida, facility, of which $34.6 pertained to prior years (see Note 1). In addition, 2006 fourth quarter results included a charge of $8.3 ($5.2 after-tax, or $.02 per share) for costs associated with a contract termination.
The Amines business produced methylamines and higher amines products used globally in household, industrial, and agricultural products. The sale of the Amines business included the employees and certain assets and liabilities of the production facilities located in Pace, Florida; St. Gabriel, Louisiana; and Camaçari, Brazil.

Amines	2007	2006	2005

Sales	$—	$308.4	$375.2

Income before taxes	$—	$8.0	$6.7

Income tax provision	—	3.0	2.5

Income from operations of discontinued operations	—	5.0	4.2

Loss on sale of Amines business and environmental/contractual obligations, net of tax	—	(23.7)	—

Income (Loss) from Discontinued Operations, net of tax	$—	$(18.7)	$4.2

Total Discontinued Operations

	2007	2006	2005

Sales	$87.2	$406.0	$470.5

Income before taxes	$3.7	$13.3	$11.4

Income tax provision	1.5	5.1	4.3

Income from operations of discontinued operations	2.2	8.2	7.1

Loss on sale of businesses and environmental/contractual obligations, net of tax	(9.3)	(23.7)	—

Income (Loss) from Discontinued Operations, net of tax	$(7.1)	$(15.5)	$7.1

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

54      Air Products Annual Report 2007 | Notes to the Consolidated Financial Statements

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
The Company is also party to cross currency interest rate swap contracts. These contracts entail both the exchange of fixed- and floating-rate interest payments periodically over the life of the agreement and the exchange of one currency for another currency at inception and at a specified future date. These contracts effectively convert the currency denomination of a debt instrument into another currency in which the Company has a net equity position while changing the interest rate characteristics of the instrument. The contracts are used to hedge inter-company and third-party borrowing transactions and certain net investments in foreign operations.
Commodity Price Risk Management
The Company has entered into a limited number of commodity swap contracts in order to reduce the cash flow exposure to changes in the price of natural gas relative to certain oil-based feedstocks and changes in the market price of nickel.
Fair Value Hedges
For the years ended 30 September 2007 and 2006, there was no material gain or loss recognized in earnings resulting from hedge ineffectiveness or from excluding a portion of derivative instruments’ gain or loss from the assessment of hedge effectiveness related to derivatives designated as fair value hedges. Also, the amount recognized in earnings in 2007 and 2006 as a result of a hedged firm commitment no longer qualifying as a fair value hedge was not material.
Cash Flow Hedges
For the years ended 30 September 2007 and 2006, there was no material gain or loss recognized in earnings result-
ing from hedge ineffectiveness or from excluding a portion of derivative instruments’ gain or loss from the assessment of hedge effectiveness related to derivatives designated as cash flow hedges.
The amount reclassified from accumulated other comprehensive income into earnings as a result of the discontinuance of foreign currency cash flow hedges due to the probability of the original forecasted transactions not occurring by the original specified time period was not material in 2007 and 2006. The amount in other comprehensive income expected to be reclassified into earnings in 2008 is also not material.
As of 30 September 2007, the maximum length of time over which the Company is hedging its exposure to the variability in future cash flows for forecasted transactions is three years.
Hedges of Net Investments in Foreign Operations
For the years ended 30 September 2007 and 2006, net losses related to hedges of net investments in foreign operations of $218.5 and $78.9, respectively, were included in accumulated other comprehensive income within shareholders’ equity.
Fair Value of Financial Instruments
Summarized below are the carrying values and fair values of the Company’s financial instruments as of 30 September 2007 and 2006:

	2007	2007	2006	2006
	Carrying	Fair	Carrying	Fair
30 September	Value	Value	Value	Value

Assets

Other investments	$39.8	$39.8	$95.2	$95.2

Currency option contracts	—	—	.1	.1

Commodity swap contracts	2.5	2.5	.3	.3

Liabilities

Interest rate swap agreements	$ 4.1	$ 4.1	$ 1.8	$ 1.8

Cross currency interest rate swap contracts	8.0	8.0	16.4	16.4

Forward exchange contracts	38.7	38.7	19.9	19.9

Long-term debt, including current portion	3,077.6	3,109.0	2,432.3	2,495.3

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
The cash flows related to all derivative contracts are reported in the operating activities section of the cash flow statement.
7. INVENTORIES
The components of inventories are as follows:

30 September	2007	2006

Inventories at FIFO Cost

Finished goods	$359.1	$362.8

Work in process	23.5	16.0

Raw materials and supplies	197.4	176.0

	580.0	554.8

Less excess of FIFO cost over LIFO cost	(63.3)	(62.5)

	$516.7	$492.3

Inventories valued using the LIFO method comprised 38.5% and 43.0% of consolidated inventories before LIFO adjustment at 30 September 2007 and 2006, respectively. Liquidation of prior years’ LIFO inventory layers in 2007, 2006, and 2005 did not materially affect results of operations in any of these years.
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
Cryoservice Limited (25%);
Daido Air Products Electronics, Inc. (20%);
DuPont Air Products Nanomaterials, LLC (50%);
Europoort Utility Partners V.O.F. (50%);
Helap S.A. (50%);
High-Tech Gases (Beijing) Co., Ltd. (50%);
INFRA Group (40%);
INOX Air Products Limited (INOX) (49%);
Island Pipeline Gas (33%);
Kulim Industrial Gases Sdn. Bhd (50%);
Sapio Produzione Idrogeno Ossigeno S.r.l. (49%);
SembCorp Air Products (HyCO) Pte. Ltd. (40%);
Stockton CoGen Company (50%);
Tecnologia en Nitrogeno S. de R.L. de C.V. (50%);
Tyczka Industrie-Gases GmbH (50%);
Wacker Polymer Systems GmbH & CoKG (20%);
WuXi Hi-Tech Gas Co., Ltd. (50%);
and principally, other industrial gas producers.

	2007	2006

Current assets	$1,240.2	$1,054.6

Noncurrent assets	2,006.8	1,664.5

Current liabilities	709.0	641.6

Noncurrent liabilities	616.8	538.4

Net sales	2,837.3	2,387.4

Sales less cost of sales	947.3	809.1

Net income	362.3	270.2

Dividends received from equity affiliates were $73.7, $68.3, and $64.1 in 2007, 2006, and 2005, respectively.

56     Air Products Annual Report 2007 | Notes to the Consolidated Financial Statements

The investment in net assets of and advances to equity affiliates as of 30 September 2007 and 2006 included investment in foreign affiliates of $811.7 and $693.0, respectively.
As of 30 September 2007 and 2006, the amount of investment in companies accounted for by the equity method included goodwill in the amount of $63.5 and $63.0, respectively.
9. PLANT AND EQUIPMENT
The major classes of plant and equipment, at cost, are as follows:

30 September	2007	2006

Land	$199.3	$180.6

Buildings	904.6	822.8

Production facilities

Merchant Gases	3,245.8	2,947.5

Tonnage Gases	4,108.5	3,842.9

Electronics and Performance Materials	1,583.6	1,485.5

Equipment and Energy	122.9	122.2

Chemicals	684.8	736.7

Total production facilities	9,745.6	9,134.8

Distribution equipment	2,474.9	2,164.9

Other machinery and equipment	1,086.8	840.2

Construction in progress	677.1	377.1

	$15,088.3	$13,520.4

Depreciation expense was $814.8, $738.1, and $682.3 in 2007, 2006, and 2005, respectively.
10. GOODWILL
Changes to the carrying amount of consolidated goodwill by segment are as follows:

		Acquisitions	Currency
		and	Translation
30 September	2006	Adjustments	and Other	2007

Merchant Gases	$265.2	$175.8	$34.7	$475.7

Tonnage Gases	10.3	10.6	.2	21.1

Electronics and Performance Materials	300.2	.3	7.6	308.1

Healthcare	381.4	.7	11.6	393.7

Chemicals	26.8	—	4.2	31.0

	$983.9	$187.4	$58.3	$1,229.6

The 2007 increase in goodwill in the Merchant Gases and Tonnage Gases segments was related to the acquisition of BOC Gazy.
The Company conducted the required annual test of goodwill for impairment in the fourth quarter of 2007. The results of the impairment tests have indicated fair value amounts exceeded carrying amounts.

		Acquisitions	Currency
		and	Translation
30 September	2005	Adjustments	and Other	2006

Merchant Gases	$257.8	$ .3	$ 7.1	$265.2

Tonnage Gases	9.3	—	1.0	10.3

Electronics and Performance
Materials	217.1	73.1	10.0	300.2

Healthcare	373.4	5.4	2.6	381.4

Chemicals	18.8	—	8.0	26.8

	$876.4	$78.8	$28.7	$983.9

The increase in goodwill in Electronics and Performance Materials in 2006 was related to the acquisition of Tomah3 Products.
11. INTANGIBLE ASSETS
The tables below provide details of acquired intangible assets at the end of 2007 and 2006:

			Currency
		Accumulated	Translation
30 September 2007	Gross	Amortization	and Other	Net

Customer relationships	$285.5	$ (69.2)	$8.6	$224.9

Patents and technology	83.3	(58.5)	.3	25.1

Noncompete covenants	14.6	(11.9)	—	2.7

Other	42.4	(19.1)	.2	23.5

	$425.8	$(158.7)	$9.1	$276.2

The 2007 increase in acquired intangible assets was primarily related to the acquisition of BOC Gazy.

			Currency
		Accumulated	Translation
30 September 2006	Gross	Amortization	and Other	Net

Customer relationships	$119.1	$ (55.1)	$.3	$64.3

Patents and technology	76.3	(50.1)	.1	26.3

Noncompete covenants	14.6	(10.7)	—	3.9

Other	36.6	(17.6)	(.5)	18.5

	$246.6	$(133.5)	$(.1)	$113.0

Amortization expense for intangible assets was $25.2, $18.8, and $17.3 in 2007, 2006, and 2005, respectively.

Projected annual amortization expense for intangible assets as of 30 September 2007 is as follows:

2008	$29.4

2009	25.7

2010	22.0

2011	14.7

2012	12.5

Thereafter	171.9

$276.2

12. LONG-TERM DEBT
The following table shows the Company’s outstanding debt at the end of 2007 and 2006:

30 September	Maturities	2007	2006

Payable in U.S. Dollars:

Debentures: (effective rate)

8.75% (8.95%)	2021	$18.4	$18.4
Medium-term Notes:

Weighted average rate

Series D 6.7%	2008 to 2016	104.0	134.0

Series E 7.6%	2008 to 2026	17.4	17.4

Series F 6.2%	2010	50.0	133.0

Series G 4.1%	2011	125.0	125.0

Other:

Variable rate industrial revenue bonds 4.0%	2021 to 2041	523.3	486.3

Other 5.3%	2008 to 2021	111.6	98.4

Less: Unamortized discount		(18.9)	(21.6)

Payable in Other Currencies:

Eurobonds 4.315%	2010	355.5	—

Eurobonds 6.5%		—	194.5

Eurobonds 4.25%	2012	426.7	380.3

Eurobonds 3.75%	2014	426.7	380.3

Eurobonds 3.875%	2015	426.7	380.3

Eurobonds 4.625%	2017	426.7	—

Other 3.4%	2008 to 2014	72.3	86.4
Capital Lease Obligations:

United States 5.6%	2008 to 2018	11.8	15.0

Foreign 8.0%	2008	.4	4.6

		$3,077.6	$2,432.3
Less current portion		(101.1)	(152.1)

		$2,976.5	$2,280.2

Maturities of long-term debt in each of the next five years are as follows: $101.1 in 2008, $39.6 in 2009, $441.1 in 2010, $157.9 in 2011, and $428.5 in 2012.
At 30 September 2006, the Company’s outstanding debt included Euro 153.5 million ($194.5) for a 6.5% Eurobond maturing on 12 July 2007, which was classified as long-term debt because of the Company’s ability and intent to refinance. The Company completed a commitment to refinance this
Eurobond in June 2007 with a portion of the proceeds of a new Euro 250.0 million ($340.1) Eurobond. The new Eurobond is a floating rate Eurobond (initial interest rate of 4.315%) which settled on 3 July 2007 and matures on 2 July 2010. The balance of the net proceeds of the new Eurobond (after repayment of the 6.5% Eurobond principal and interest) was converted to U.S. dollars and used to repay U.S. commercial paper.
On 12 March 2007, the Company issued Euro 300.0 million ($395.1) of 4.625% Eurobonds maturing 15 March 2017, the proceeds of which were used to fund a portion of the acquisition of BOC Gazy.
Various debt agreements to which the Company is a party include certain financial covenants and other restrictions, including restrictions pertaining to the ability to create property liens and enter into certain sale and leaseback transactions. The Company is in compliance with all financial debt covenants.
The Company has obtained the commitment of a number of commercial banks to lend money at market rates whenever needed. This committed line of credit provides a source of liquidity and is used to support the issuance of commercial paper. The Company’s total multicurrency revolving facility, maturing in May 2011, amounted to $1,200 at 30 September 2007. No borrowings were outstanding under this commitment at the end of 2007. Additional commitments totaling $299.8 are maintained by the Company’s foreign subsidiaries, of which $152.5 was borrowed and outstanding at 30 September 2007.
13. LEASES
Lessee Accounting
Capital leases, primarily for the right to use machinery and equipment, are included with owned plant and equipment on the balance sheet in the amount of $48.4 and $53.8 at the end of 2007 and 2006, respectively. Related amounts of accumulated depreciation are $29.1 and $26.1, respectively.
Operating leases principally relate to distribution equipment and real estate. Certain leases include escalation clauses, renewal, and/or purchase options. Rent expense is recognized on a straight-line basis over the minimum lease term. Rent expense under operating leases, including month-to-month agreements, was $119.4 in 2007, $114.8 in 2006, and $113.5 in 2005.
On 31 March 2006, the Company exercised its option to purchase certain cryogenic vessel equipment for $297.2, thereby terminating an operating lease originally scheduled to end 30 September 2006. The Company originally sold and leased back this equipment in 2001, resulting in proceeds of $301.9 and recognition of a deferred gain of $134.7, which was

58     Air Products Annual Report 2007 | Notes to the Consolidated Financial Statements

included in other noncurrent liabilities. In March 2006, the Company recorded the purchase of the equipment for $297.2 and reduced the carrying value of the equipment by the $134.7 deferred gain derived from the original sale-leaseback transaction.
At 30 September 2007, minimum payments due under leases are as follows:

	Capital	Operating
	Leases	Leases

2008	$3.9	$43.1

2009	2.3	37.2

2010	1.6	27.1

2011	1.1	20.1

2012	.9	16.2

Thereafter	4.8	51.5

	$14.6	$195.2

The present value of the above future capital lease payments is included in the liability section of the balance sheet. At the end of 2007, $3.4 was classified as current and $8.8 as long-term.
Lessor Accounting
As discussed under Revenue Recognition in Note 1, certain contracts associated with facilities that are built to service a specific customer are accounted for as leases in accordance with EITF Issue No. 01-08, “Determining Whether an Agreement Contains a Lease.”
Lease receivables, net, were included in the Company’s consoli-
dated balance sheets as follows:

30 September	2007	2006

Trade receivables	$.6	$.9

Other receivables and current assets	17.8	14.3

Other noncurrent assets	326.1	240.8

Lease payments to be collected over the next five years are as follows: $40.3 in 2008, $42.3 in 2009, $41.4 in 2010, $41.3 in 2011, and $40.8 in 2012.
14. CAPITAL STOCK
Authorized capital stock consists of 25 million preferred shares with a par value of $1 per share, none of which was outstanding at 30 September 2007, and 300 million shares of common stock with a par value of $1 per share.
On 20 September 2007, the Board of Directors authorized the repurchase of up to $1,000 of the Company’s outstanding common stock. This action was in addition to an existing $1,500 share repurchase program which was approved on 16 March
2006. The Company began the original share repurchase program in the third quarter of 2006 pursuant to Rules 10b5-1 and 10b-18 under the Securities Exchange Act of 1934, as amended, through a 10b5-1 written repurchase plan established with several brokers. During 2006, the Company purchased 7.7 million of its outstanding shares at a cost of $496.1. During 2007, the Company purchased an additional 7.3 million of its outstanding shares at a cost of $567.3. The Company expects to complete the remaining $436.6 of the original $1,500 program in fiscal year 2008. The recently announced program for an additional $1,000 will be completed at the Company’s discretion while maintaining sufficient funds for investing in its business and growth opportunities.
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
The Company has various share-based compensation programs, which include stock options, deferred stock units, and restricted stock. Under all programs, the terms of the awards are fixed at the grant date. The Company issues shares from treasury stock upon the exercise of stock options, the payout of deferred stock units, and the issuance of restricted stock awards. As of 30 September 2007, 7.2 million shares were available for future grant under the Company’s Long-Term Incentive Plan, which is shareholder approved.
Share-based compensation cost recognized in the income statement is summarized below:

	2007	2006

Cost of sales	$9.5	$10.0

Selling and administrative	57.0	55.8

Research and development	4.4	4.8

Global cost reduction plan	—	5.6

Before-Tax Share-Based Compensation Cost	70.9	76.2

Income tax benefit	(27.3)	(29.8)

After-Tax Share-Based Compensation Cost	$43.6	$46.4

The amount of share-based compensation cost capitalized in 2007 and 2006 was not material.
Total before-tax share-based compensation cost by type of program was as follows:

	2007	2006

Stock options	$36.0	$44.4

Deferred stock units	30.2	27.2

Restricted stock	4.7	4.6

Before-Tax Share-Based Compensation Cost	$70.9	$76.2

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
The fair value of options granted in 2007 and 2006 was estimated using a lattice-based option valuation model that used the assumptions noted in the table below. Expected volatility and expected dividend yield are based on actual historical experience of the Company’s stock and dividends over the historical period equal to the option term. The expected life represents the period of time that options granted are expected to be outstanding based on an analysis of Company-specific historical exercise data. The range given below results from certain groups of employees exhibiting different behavior. Separate groups of employees that have similar historical exercise behavior were considered separately for valuation purposes. The risk-free rate is based on the U.S. Treasury Strips with terms equal to the expected time of exercise as of the grant date.

	2007	2006

Expected volatility	30.6%	30.6%

Expected dividend yield	2.1%	2.1%

Expected life (in years)	7.0–9.0	7.0–9.0

Risk-free interest rate	4.5%–4.7%	4.3%–5.1%

The weighted-average grant-date fair value of options granted during 2007 and 2006 was $22.45 and $18.20 per option, respectively.
A summary of stock option activity is presented below:

		Weighted
	Shares	Average
Stock Options	(000)	Exercise Price

Outstanding at 30 September 2006	22,525	$41.84

Granted	1,525	67.30

Exercised	(5,338)	38.01

Forfeited	(90)	58.19

Outstanding at 30 September 2007	18,622	$44.95

Exercisable at 30 September 2007	14,952	$41.40

	Weighted
	Average
	Remaining	Aggregate
	Contractual	Intrinsic
Stock Options	Terms (in years)	Value

Outstanding at 30 September 2007	5.3	$984

Exercisable at 30 September 2007	4.6	$843

The total intrinsic value of stock options exercised during 2007, 2006, and 2005 was $218.8, $83.6, and $114.0, respectively.

60     Air Products Annual Report 2007 | Notes to the Consolidated Financial Statements

Compensation cost is generally recognized over the stated vesting period consistent with the terms of the arrangement (i.e., either on a straight-line or graded-vesting basis). For awards granted on or after 1 October 2005, expense recognition is accelerated for retirement eligible individuals who would meet the requirements for vesting of awards upon their retirement.
As of 30 September 2007, there was $9.0 of unrecognized compensation cost related to nonvested stock options, which is expected to be recognized over a weighted-average period of 1.2 years.
Cash received from option exercises during 2007 was $202.8, generating a total tax benefit of $78.4. The excess tax benefit (i.e., the tax deduction in excess of that which would have been recognized had SFAS No. 123R been applied in previous periods) was $56.5 in 2007.
Deferred Stock Units and Restricted Stock
The grant-date fair value of deferred stock units and restricted stock is estimated on the date of grant based on the market price of the stock, and compensation cost is generally amortized to expense on a straight-line basis over the vesting period during which employees perform related services. For awards granted on or after 1 October 2005, expense recognition is accelerated for retirement eligible individuals who would meet the requirements for vesting of awards upon their retirement.
Deferred Stock Units
The Company has granted deferred stock units to executives, selected employees, and outside directors. These deferred stock units entitle the recipient to one share of common stock upon vesting, which is conditioned on continued employment during the deferral period and may also be conditioned on earn-out against certain performance targets. The deferral period generally ends after death, disability, or retirement. However, for a portion of the performance-based deferred stock units, the deferral period ends at the end of the performance period (one to three years) or up to two years thereafter. Certain of the performance-based deferred stock units provide for one-half of the earned shares to be paid in cash at the end of the performance period. Beginning in 2004, the Company has granted deferred stock units, subject to a four-year deferral period, to selected employees. Deferred stock units issued to directors are paid after service on the Board of Directors ends at the time elected by the director (not to exceed 10 years).

		Weighted-Average
	Shares	Grant-Date
Deferred Stock Units	(000)	Fair Value

Outstanding at 30 September 2006	2,103	$46.63

Granted	397	68.78

Paid out	(160)	38.78

Forfeited	(57)	51.85

Outstanding at 30 September 2007	2,283	$50.90

Cash payments made for performance-based deferred stock units were $1.9 in 2007. As of 30 September 2007, there was $29.0 of unrecognized compensation cost related to deferred stock units. The cost is expected to be recognized over a weighted-average period of 2.4 years.
Restricted Stock
In 2004 through 2007, the Company issued shares of restricted stock to certain officers. Participants are entitled to cash dividends and to vote their respective shares. Shares granted in 2004 through 2006 are subject to forfeiture if employment is terminated other than due to death, disability, or retirement. Shares granted in 2007 vest in four years or upon earlier retirement, death, or disability. The shares are nontransferable while subject to forfeiture.

		Weighted-Average
	Shares	Grant-Date
Restricted Stock	(000)	Fair Value

Outstanding at 30 September 2006	151	$52.46

Granted	51	66.69

Vested	(33)	52.01

Forfeited	—	—

Outstanding at 30 September 2007	169	$56.81

As of 30 September 2007, there was $1.7 of unrecognized compensation cost related to restricted stock awards. The cost is expected to be recognized over a weighted-average period of 5.5 years.

16. EARNINGS PER SHARE
The calculation of basic and diluted earnings per share (EPS) is as follows:

30 September	2007	2006	2005

Numerator

Used in basic and diluted EPS

Income from continuing operations	$1,042.7	$745.1	$704.6

Income (loss) from discontinued operations, net of tax	(7.1)	(15.5)	7.1

Income before cumulative effect of accounting change	1,035.6	729.6	711.7

Cumulative effect of accounting change, net of tax	—	(6.2)	—

Net Income	$1,035.6	$723.4	$711.7

Denominator (in millions)

Weighted average number of common shares used in basic EPS	216.2	221.7	225.7

Effect of dilutive securities:

Employee stock options	5.8	4.9	5.0

Other award plans	1.2	.9	.7

	7.0	5.8	5.7

Weighted average number of common shares and dilutive potential common shares used in diluted EPS	223.2	227.5	231.4

Basic EPS

Income from continuing operations	$4.82	$3.36	$3.12

Income (loss) from discontinued operations	(.03)	(.07)	.03

Income before cumulative effect of accounting change	4.79	3.29	3.15

Cumulative effect of accounting change	—	(.03)	—

Net Income	$4.79	$3.26	$3.15

Diluted EPS

Income from continuing operations	$4.67	$3.28	$3.05

Income (loss) from discontinued operations	(.03)	(.07)	.03

Income before cumulative effect of accounting change	4.64	3.21	3.08

Cumulative effect of accounting change	—	(.03)	—

Net Income	$4.64	$3.18	$3.08

Diluted EPS reflects the potential dilution that could occur if stock options or other share-based awards were exercised or converted into common stock. The dilutive effect is computed using the treasury stock method, which assumes all share-based awards are exercised and the hypothetical proceeds from exercise are used by the Company to purchase common stock at the average market price during the period. The incremental shares (difference between shares assumed to be issued versus purchased), to the extent they would have been dilutive, are included in the denominator of the diluted EPS calculation. Options on .8 million shares and 1.2 million shares were antidilutive and therefore excluded from the computation of diluted earnings per share for 2007 and 2006, respectively.
17. INCOME TAXES
The following table shows the components of the provision for income taxes:

	2007	2006	2005

Federal

Current	$105.8	$125.8	$73.6

Deferred	(18.7)	5.5	24.3

	87.1	131.3	97.9

State

Current	11.9	13.7	9.9

Deferred	7.2	1.7	6.9

	19.1	15.4	16.8

Foreign

Current	169.5	121.8	122.6

Deferred	25.5	.6	21.6

	195.0	122.4	144.2

	$301.2	$269.1	$258.9

The significant components of deferred tax assets and liabilities are as follows:

30 September	2007	2006

Gross Deferred Tax Assets

Pension and other compensation accruals	$323.3	$215.3

Tax loss and tax carryforwards	74.4	86.6

Foreign tax credits	3.3	23.0

Reserves and accruals	19.2	62.6

Other	98.1	79.7

Currency losses	83.7	—

Valuation allowance	(32.5)	(36.7)

Deferred Tax Assets	569.5	430.5

Gross Deferred Tax Liabilities

Plant and equipment	882.9	863.1

Employee benefit plans	67.3	48.8

Investment in partnerships	10.2	18.4

Unrealized gain on cost investment	6.9	22.8

Currency gains	—	5.8

Unremitted earnings of foreign entities	9.7	16.7

Intangible assets	62.2	22.4

Other	117.8	107.0

Deferred Tax Liabilities	1,157.0	1,105.0

Net Deferred Income Tax Liability	$587.5	$674.5

62     Air Products Annual Report 2007 | Notes to the Consolidated Financial Statements

Net current deferred tax assets of $78.0 and net noncurrent deferred tax assets of $47.0 were included in other receivables and current assets and other noncurrent assets at 30 September 2007, respectively. Net current deferred tax assets of $118.0 and net noncurrent deferred tax assets of $40.6 were included in other receivables and current assets and other noncurrent assets at 30 September 2006, respectively.
Foreign and state operating loss carryforwards as of 30 September 2007 were $206.2 and $226.9, respectively. The foreign operating losses have an unlimited carryover period. State operating loss carryforwards are available through 2026.
The valuation allowance as of 30 September 2007 primarily relates to the tax loss carryforwards referenced above. If events warrant the reversal of the $32.5 valuation allowance, it would result in a reduction of tax expense.
Major differences between the United States federal statutory tax rate and the effective tax rate are:

(percent of income before taxes)	2007	2006	2005

U.S. federal statutory tax rate	35.0%	35.0%	35.0%

State taxes, net of federal benefit	1.2	.9	1.1

Income from equity affiliates	(2.8)	(3.2)	(3.3)

Foreign taxes	(4.1)	(3.6)	(6.4)

Export tax benefit and domestic production	(.8)	(.7)	(1.5)

Repatriation	—	(1.6)	—

Tax audit settlements and adjustments	(2.6)	(1.9)	1.0

Donation of investments	(1.2)	—	—

Other	(2.3)	1.6	1.0

Effective Tax Rate after Minority Interest	22.4%	26.5%	26.9%

Minority interest	(.5)	(.7)	(.6)

Effective Tax Rate	21.9%	25.8%	26.3%

In the fourth quarter of 2007, the Company recorded a tax benefit of $11.3, primarily from tax audit settlements and adjustments and related interest income. In June 2007, the Company settled tax audits through fiscal year 2004 with the Internal Revenue Service. This audit settlement resulted in a tax benefit of $27.5 in the third quarter of 2007. For 2007, tax audit settlements and adjustments totaled $38.8.
In the fourth quarter of 2007, a charge related to the Company’s annual reconciliation and analysis of its current and deferred tax assets and liabilities was recorded and is included in tax audit settlements and adjustments in the above table.
In the fourth quarter of 2006, the Company recorded a tax benefit of $20.0 related to its reconciliation and analysis of its current and deferred tax assets and liabilities. The adjustment pertains to prior years (See Note 1) and is included in tax audit settlements and adjustments in the previous table.
The following table summarizes the income of U.S. and foreign operations, before taxes and minority interest:

	2007	2006	2005

Income from continuing operations:

United States	$593.7	$494.8	$394.9

Foreign	650.8	441.5	485.9

Income from equity affiliates	131.8	107.7	105.4

	$1,376.3	$1,044.0	$986.2

The Company does not pay or record U.S. income taxes on the undistributed earnings of its foreign subsidiaries and corporate joint ventures as long as those earnings are permanently reinvested in the companies that produced them. These cumulative undistributed earnings are included in retained earnings on the consolidated balance sheet and amounted to $2,225.7 at the end of 2007. An estimated $538.7 in U.S. income and foreign withholding taxes would be due if these earnings were remitted as dividends after payment of all deferred taxes.
18. RETIREMENT BENEFITS
The Company and certain of its subsidiaries sponsor defined benefit pension plans and defined contribution plans that cover a substantial portion of its worldwide employees. The principal defined benefit pension plans are the U.S. Salaried Pension Plan and the U.K. Pension Plan. These plans were closed to new participants in 2005 and were replaced with defined contribution plans. The principal defined contribution plan is the Retirement Savings Plan, in which a substantial portion of the U.S. employees participate; a similar plan is offered to U.K. employees. The Company also provides other postretirement benefits consisting primarily of healthcare benefits to U.S. retirees who meet age and service requirements.
The Company adopted the requirement of SFAS No. 158 to recognize the funded status of benefit plans in the balance sheet as of 30 September 2007. Refer to Note 2 for a discussion on the impact of adopting SFAS No. 158.

Defined Benefit Pension Plans
Pension benefits earned are generally based on years of service and compensation during active employment.
The cost of the Company’s defined benefit pension plans included the following components:

	2007	2006	2005

Service cost	$81.6	$78.9	$74.4

Interest cost	168.3	147.7	139.4

Expected return on plan assets	(188.1)	(157.1)	(145.4)

Amortization:

Prior service cost	4.2	3.1	3.5

Transition	.1	.1	.1

Actuarial loss	57.5	65.5	37.9

Settlements and curtailments	10.3	.2	.2

Special termination benefits	2.0	12.7	4.9

Other	2.6	2.9	1.7

Net Periodic Pension Cost	$138.5	$154.0	$116.7

The Company calculates net periodic pension cost for a given fiscal year based on assumptions developed at the end of the previous fiscal year.
A number of senior managers and others who were eligible for supplemental pension plan benefits retired in 2007. The Company’s supplemental pension plan provides for a lump sum benefit payment option at the time of retirement, or for corporate officers six months after the participant’s retirement date. If payments exceed the sum of service and interest cost components of net periodic pension cost of the plan for the fiscal year, settlement accounting is triggered under pension accounting rules. However, a settlement loss may not be recognized until the time the pension obligation is settled. The total settlement loss anticipated for these 2007 retirements is expected to be approximately $30 to $35. The Company recognized $10.3 of the charge in the fourth quarter of 2007 based on liabilities settled, with the remaining balance to be recognized in fiscal year 2008. The actual amount of the settlement loss will be based upon current pension assumptions (e.g., discount rate) at the time of the cash payments of the liabilities.
The decrease in net periodic pension cost from 2006 to 2007 was primarily attributable to the increase in the discount rate. Special termination benefits in 2007 included $1.2 for the global cost reduction plan.
The following table sets forth the weighted average assumptions used in the calculation of net periodic pension cost:

	2007	2006	2005

Discount rate	5.7%	5.3%	5.9%

Expected return on plan assets	8.8%	8.8%	8.8%

Rate of compensation increase	4.1%	4.1%	4.2%

The Company used a measurement date of 30 September for all plans except for plans in the United Kingdom and Belgium. These plans were measured as of 30 June.
The projected benefit obligation (PBO) is the actuarial present value of benefits attributable to employee service rendered to date, including the effects of estimated future salary increases.
The following table reflects the change in the PBO based on the plan year measurement date:

	2007	2006

Obligation at Beginning of Year	$2,933.1	$2,755.0

Service cost	81.6	78.9

Interest cost	168.3	147.7

Amendments	1.8	15.6

Actuarial (gain) loss	(136.5)	(35.0)

Special termination benefits, settlements, and curtailments	(.9)	12.7

Participant contributions	7.4	8.1

Benefits paid	(124.6)	(100.8)

Currency translation/other	105.7	50.9

Obligation at End of Year	$3,035.9	$2,933.1

The following table sets forth the weighted average assumptions used in the calculation of the PBO:

	2007	2006

Discount rate	6.1%	5.7%

Rate of compensation increase	4.2%	4.1%

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
Asset allocation targets are established based on the long-term return and volatility characteristics of the investment classes and recognize the benefit of diversification and the profiles of the plans’ liabilities. The actual and target allocations at the measurement date are as follows:

	2007	2007	2006
	Target	Actual	Actual
Asset Category	Allocation	Allocation	Allocation

Equity securities	66–72%	69%	69%

Debt securities	22–28	26	26

Real estate	0–6	4	4

Other	0–3	1	1

Total		100%	100%

64     Air Products Annual Report 2007 | Notes to the Consolidated Financial Statements

The Company employs a mix of active and passive investment strategies. Over a full market cycle, the total return of plan assets is expected to exceed that of a passive strategy tracking index returns in each asset category.
The Company anticipates contributing approximately $130 to the defined benefit pension plans in 2008.
The following table summarizes the change in the fair value of assets of the pension plans based on the measurement date:

	2007	2006

Beginning of Year	$2,052.0	$1,777.0

Actual return on plan assets	301.9	200.1

Company contributions	288.1	134.3

Participant contributions	7.4	8.1

Benefits paid	(124.6)	(100.8)

Currency translation/other	76.6	33.3

End of Year	$2,601.4	$2,052.0

To the extent the expected return on plan assets varies from the actual return, an actuarial gain or loss results.
The expected return on plan assets assumption is based on an estimated weighted average of long-term returns of major asset classes. In determining asset class returns, the Company takes into account long-term returns of major asset classes, historical performance of plan assets, and related value-added of active management, as well as the current interest rate environment. Asset allocation is determined by an asset/liability study that takes into account plan demographics, asset returns, and acceptable levels of risk.
Projected benefit payments, which reflect expected future service, are as follows:

2008	$160.2

2009	120.2

2010	127.8

2011	133.0

2012	142.6

2013–2017	843.1

These estimated benefit payments are based on assumptions about future events. Actual benefit payments may vary significantly from these estimates.
The tables to follow summarize the funded status of the pension plans reconciled to amounts recorded in the consolidated balance sheet. At 30 September 2007, the Company adopted the provision of SFAS No. 158, which requires recognition of the overfunded or underfunded PBO as an asset or liability in the balance sheet. As of 30 September 2006, amounts were recorded per SFAS No. 87, which required the consolidated balance sheet as of a fiscal year end to reflect, at a minimum, an amount equal to the unfunded accumulated benefit obligation (ABO), which differs from the PBO in that it does not include an assumption on future compensation levels.
The funded status of the pension plans (plan assets less PBO) reconciled to the amount recognized in the balance sheet is as follows:

	2007	2006

Funded status	$(434.5)	$(881.1)

Unrecognized actuarial loss	—	805.7

Unrecognized prior service cost	—	31.5

Unrecognized net transition liability	—	.5

Employer contributions for U.K. and Belgium after the measurement date	1.9	1.9

Net Amount Recognized	$(432.6)	$(41.5)

The classification of amounts recognized in the Company’s consolidated balance sheet was as follows:

	2007	2006

Prepaid benefit cost (other noncurrent asset)	$43.7	$17.9

Accrued benefit liability (current)	(92.0)	(164.1)

Accrued benefit liability (noncurrent)	(384.3)	(225.3)

Intangible asset (other noncurrent asset)	—	32.0

Accumulated other comprehensive income—pretax	—	298.0

Net Amount Recognized	$(432.6)	$(41.5)

Amounts recognized in accumulated other comprehensive income (AOCI) on a pretax basis consisted of:

	2007	2006

Minimum pension liability	$—	$298.0

Actuarial loss	512.3	—

Prior service cost	29.7	—

Net transition liability	.5	—

Amount Recognized in AOCI	$542.5	$298.0

The actuarial loss represents the actual changes in the estimated obligation and plan assets that have not yet been recognized in the income statement. Actuarial gains and losses are not recognized immediately, but instead are accumulated as a part of the unrecognized net loss balance and amortized into net periodic pension cost over the average remaining service period of participating employees as certain thresholds are met.
The amount of AOCI at 30 September 2007 that is expected to be recognized as a component of net periodic pension cost during fiscal year 2008 is as follows:

Actuarial loss	$37.8

Prior service cost	4.2

Net transition liability	.1

The ABO for all defined benefit pension plans was $2,483.1 and $2,411.0 at the end of 2007 and 2006, respectively.
The following table provides information on pension plans where the ABO exceeds the value of plan assets:

	2007	2006

PBO	$310.3	$2,794.9

ABO	252.1	2,303.4

Plan assets	38.7	1,915.6

Included in the table above are several pension arrangements that are not funded because of jurisdictional practice. The ABO and PBO related to these plans for 2007 were $151.3 and $180.6, respectively.
Defined Contribution Plans
The Company maintains a nonleveraged employee stock ownership plan (ESOP) that forms part of the Air Products and Chemicals, Inc. Retirement Savings Plan (RSP). The ESOP was established in May of 2002. The balance of the RSP is a qualified defined contribution plan including a 401(k) elective deferral component. A substantial portion of U.S. employees are eligible and participate.
Dividends paid on ESOP shares are treated as ordinary dividends by the Company. Under existing tax law, the Company may deduct dividends that are paid with respect to shares held by the plan. Shares of the Company’s common stock in the ESOP totaled 5,741,995 as of 30 September 2007.
The Company matches a portion of the participants’ contributions to the RSP and other various worldwide defined contribution plans. The Company’s contributions to the RSP include a Company core contribution for eligible employees (not participating in the defined benefit pension plans), with the core contribution based on a percentage of pay, and the percentage is based on years of service. The Company also makes matching contributions on overall employee contributions as a percentage of the employee contribution and includes an enhanced contribution for eligible employees (not participating in the defined benefit pension plans). Contributions expensed to income in 2007, 2006, and 2005 were $29.3, $26.7, and $22.7, respectively.
Other Postretirement Benefits
The Company provides other postretirement benefits consisting primarily of healthcare benefits to certain U.S. retirees who meet age and service requirements. The healthcare benefit is a continued medical benefit until the retiree reaches age 65. Healthcare benefits are contributory, with contribution percentages adjusted periodically. The retiree medical costs are capped at a specified dollar amount, with the retiree contributing the remainder.
The cost of the Company’s other postretirement benefit plans included the following components:

	2007	2006	2005

Service cost	$5.9	$6.3	$4.4

Interest cost	5.4	5.1	5.3

Amortization:

Prior service cost	(1.8)	(2.3)	(2.3)

Actuarial loss	2.3	3.5	1.3

Settlements and curtailments	—	—	(.6)

Net Periodic Benefit Cost	$11.8	$12.6	$8.1

The Company calculates net periodic benefit cost for a given fiscal year based on assumptions developed at the end of the previous fiscal year. The discount rate assumption used in the calculation of net periodic benefit cost for 2007, 2006, and 2005 was 5.3%, 4.8%, and 6.0%, respectively.
The Company measures the other postretirement benefits as of 30 September. The following table reflects the change in the accumulated postretirement benefit obligation:

	2007	2006

Obligation at Beginning of Year	$111.2	$101.0

Service cost	5.9	6.3

Interest cost	5.4	5.1

Actuarial (gain) loss	(5.0)	8.9

Benefits paid	(10.3)	(10.1)

Obligation at End of Year	$107.2	$111.2

The discount rate assumption used in the calculation of the accumulated postretirement benefit obligation was 5.7% and 5.3% for 2007 and 2006, respectively.
A reconciliation of the benefit obligation to the amounts recognized in the consolidated balance sheet as a liability is as follows:

66     Air Products Annual Report 2007 | Notes to the Consolidated Financial Statements

	2007	2006

Obligation at End of Year	$(107.2)	$(111.2)

Unrecognized actuarial loss	—	31.0

Unrecognized prior service cost	—	(4.7)

Net Amount Recognized	$(107.2)	$(84.9)

At 30 September 2007, $11.7 of the total liability was classified as current and $95.5 as noncurrent. At 30 September 2006, $10.9 of the total liability was classified as current and $74.0 as noncurrent.
Amounts recognized in accumulated other comprehensive income (AOCI) on a pretax basis consisted of:

	2007	2006

Actuarial loss	$23.8	$—

Prior service cost (credit)	(2.9)	—

Amount Recognized in AOCI	$20.9	$—

Of the 30 September 2007 actuarial loss and prior service credit, it is estimated that $1.7 and $(1.4), respectively, will be amortized into net periodic postretirement cost over fiscal year 2008.
The assumed healthcare trend rates are as follows:

	2007	2006

Healthcare trend rate	10.0%	10.0%

Ultimate trend rate	5.0%	5.0%

Year the ultimate trend rate is reached	2012	2011

The effect of a change in the healthcare trend rate is slightly tempered by a cap on the average retiree medical cost. The impact of a one percentage point change in the assumed healthcare cost trend rate on periodic benefit cost and the obligation is not material.
Projected benefit payments are as follows:

2008	$11.7

2009	11.8

2010	12.2

2011	12.7

2012	12.8

2013–2017	62.1

These estimated benefit payments are based on assumptions about future events. Actual benefit payments may vary significantly from these estimates.
19. COMMITMENTS AND CONTINGENCIES
Litigation
The Company is involved in various legal proceedings, including competition, environmental, health, safety, product liability, and insurance matters. In particular, during the second quarter of 2007, a unit of the Brazilian Ministry of Justice issued a report on its investigation of the Company’s Brazilian subsidiary, Air Products Brazil, and several other Brazilian industrial gas companies (subsequently, this report was recalled by such unit due to certain technical issues related to its release and has not been rereleased). The report recommended that the Brazilian Administrative Council for Economic Defense impose sanctions on Air Products Brazil and the other industrial gas companies for alleged anticompetitive activities. The Company intends to defend this action and cannot, at this time, reasonably predict the ultimate outcome of the proceedings or sanctions, if any, that will be imposed. While the Company does not expect that any sums it may have to pay in connection with this or any other legal proceeding would have a materially adverse effect on its consolidated financial position or net cash flows, a future charge for regulatory fines or damage awards could have a significant impact on the Company’s net income in the period in which it is recorded.
Environmental
In the normal course of business, the Company is involved in legal proceedings under the federal Superfund law, similar state environmental laws, and RCRA relating to the designation of certain sites for investigation or remediation. Presently, there are approximately 33 sites on which a final settlement has not been reached where the Company, along with others, has been designated a potentially responsible party by the Environmental Protection Agency or is otherwise engaged in investigation or remediation. In addition, the Company is also involved in cleanup activities at certain of its manufacturing sites. The Company continually monitors these sites for which it has environmental exposure.
Accruals for environmental loss contingencies are recorded when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated consistent with the policy set forth in Note 1. The consolidated balance sheet at 30 September 2007 and 2006 included an accrual of $52.2 and $52.4, respectively, primarily as part of other noncurrent liabilities. The environmental liabilities will be paid over a period of up to 30 years. The Company estimates the exposure for environmental loss contingencies to range from $52 to a reasonably possible upper exposure of $65 as of 30 September 2007.

Actual costs to be incurred at identified sites in future periods may vary from the estimates, given inherent uncertainties in evaluating environmental exposures. Using reasonably possible alternative assumptions of the exposure level could result in an increase to the environmental accrual. Due to the inherent uncertainties related to environmental exposures, a significant increase to the reasonably possible upper exposure level could occur if a new site is designated, the scope of remediation is increased, a different remediation alternative is identified, or a significant increase in the Company’s proportionate share occurs. While the Company does not expect that any sums it may have to pay in connection with environmental exposures would have a materially adverse effect on its consolidated financial position or net cash flows, a future charge for any damage award could have a significant impact on the Company’s net income in the period in which it is recorded.
At 30 September 2006, $42.0 of the environmental accrual was related to the Pace, Florida, facility. In the fourth quarter of 2006, the Company sold its Amines business, which included operations at Pace, and recognized a liability for retained environmental obligations associated with remediation activities at Pace. The Company is required by the Florida Department of Environmental Protection (FDEP) and the United States Environmental Protection Agency (USEPA) to continue its remediation efforts. As of 30 September 2006, the Company estimated that it would take an additional 20 years to complete the groundwater remediation, and the costs through completion were estimated to range from $42 to $50. As no amount within the range was a better estimate than another, the Company recognized a pretax expense in the fourth quarter of 2006 of $42.0 as a component of income from discontinued operations and recorded an environmental accrual of $42.0 in continuing operations on the consolidated balance sheet. During 2007, there has been no change to the estimated exposure range related to the Pace facility, and the accrual balance, reduced for spending during 2007, totaled $39.8 at 30 September 2007.
The Company has implemented many of the remedial corrective measures at the Pace, Florida, facility required under 1995 Consent Orders issued by the FDEP and the USEPA. Contaminated soils have been bioremediated, and the treated soils have been secured in a lined on-site disposal cell. Several groundwater recovery systems have been installed to contain and remove contamination from groundwater. In 2006, the Company conducted an extensive assessment of the site to determine how well existing measures are working, what additional corrective measures may be needed, and whether newer remediation technologies that were not available in the 1990s might be suitable to more quickly and effectively remove groundwater contaminants. Based on our assessment results, we have identified potential new approaches to accelerate the removal of contaminants and will assess their feasibility and potential effectiveness.
Guarantees and Warranties
The Company is a party to certain guarantee agreements, including debt guarantees of equity affiliates and equity support agreements. These guarantees are contingent commitments that are related to activities of the Company’s primary businesses.
The Company has guaranteed repayment of the borrowings of an entity in Mexico in which the Company owns 50%. Repayment would be required in the event of an unsuccessful plant performance test. The performance test is scheduled to take place in the first quarter of fiscal 2008. Maximum potential payments under joint and several guarantees are $82. If the performance test is successful, the guarantees shall terminate.
The Company has guaranteed repayment of some additional borrowings of certain foreign equity affiliates. At 30 September 2007, these guarantees have terms in the range of one to seven years, with maximum potential payments of $30.
The Company has entered into an equity support agreement and operations guarantee related to an air separation facility constructed in Trinidad for a venture in which the Company, through equity affiliates, owns 50%. At 30 September 2007, maximum potential payments under joint and several guarantees were $94. Exposures under the guarantee decline over time and are completely extinguished by 2024.
To date, no equity contributions or payments have been required since the inception of these guarantees. The fair value of the above guarantees is not material.
The Company, in the normal course of business operations, has issued product warranties in its Equipment business. Also, contracts often contain standard terms and conditions which typically include a warranty and indemnification to the buyer that the goods and services purchased do not infringe on third-party intellectual property rights. The provision for estimated future costs relating to warranties is not material to the consolidated financial statements.

68     Air Products Annual Report 2007 | Notes to the Consolidated Financial Statements

The Company does not expect that any sum it may have to pay in connection with guarantees and warranties will have a materially adverse effect on its consolidated financial condition, liquidity, or results of operations.
Put Option Agreements
The Company has entered into put option agreements with certain affiliated companies as discussed below. The Company accounts for the put options as contingent liabilities to purchase an asset. Since the inception of these agreements and through 30 September 2007, the Company determined that it was not probable that these options would be exercised by the other shareholders.
In 1999, the Company made an investment in INOX, an Indian industrial gases company. As part of that transaction, put options were issued which gave the other (joint 50%) shareholders the right to require the Company to purchase their shares (approximately 5.1 million) of INOX (renamed INOXAP) at a predefined price. The option period began January 2004 and extended through January 2006. On 22 January 2005, the Company and the other shareholders extended and revised the terms of the option agreement. The other shareholders may give notice to exercise the revised put option between October and December 2010. The option, if exercised, would be effective on 31 July 2011. The revised option may also be exercised within six months of the death or permanent incapacity of the current Managing Director of INOXAP. The revised option price is based on a multiple of earnings formula, but not less than 630 Rupees per share. The U.S. dollar price of purchasing all 5.1 million shares at the minimum per share amount based on the exchange rate at 30 September 2007 would have been approximately $82.
In 2002, the Company entered into a put option agreement as part of the purchase of an additional interest in San Fu Gas Company, Ltd. (San Fu), an industrial gas company in Taiwan. Currently, the Company has an ownership interest of 74% in San Fu. Put options were issued which give other shareholders the right to sell San Fu stock to the Company at market price when exercised. The options are effective from January 2005 through January 2015 and allow for the sale of all stock owned by other shareholders to the Company. The estimated U.S. dollar price of purchasing the stock owned by other shareholders based on the exchange rate at 30 September 2007 would be approximately $200.
Purchase Obligations
The Company is obligated to make future payments under unconditional purchase obligations as summarized in the table below:

Unconditional
Purchase
Obligations

2008	$426.4

2009	125.7

2010	109.4

2011	96.1

2012	90.2

Thereafter	627.5

Total	$1,475.3

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
Purchase commitments to spend approximately $246 for additional plant and equipment are included in the unconditional purchase obligations.
20. SUPPLEMENTAL INFORMATION
Other Receivables and Current Assets

30 September	2007	2006

Deferred tax assets	$78.0	$118.0

Other receivables	148.3	115.7

Current capital lease receivables	17.8	14.3

Other current assets	.7	8.5

	$244.8	$256.5

Other Noncurrent Assets

30 September	2007	2006

Noncurrent capital lease receivables	$326.1	$240.8

Derivative instruments	8.1	19.1

Other long-term receivables	36.4	27.4

Cost investments	39.8	95.2

Deferred tax assets	47.0	40.6

Prepaid pension benefit cost	43.7	17.9

Pension intangible asset	—	32.0

Other deferred charges	138.4	101.6

	$639.5	$574.6

Payables and Accrued Liabilities

30 September	2007	2006

Trade creditors	$943.4	$841.7

Customer advances	90.2	199.7

Accrued payroll and employee benefits	183.6	164.7

Pension benefits	92.0	164.1

Outstanding payments in excess of certain cash balances	58.6	54.3

Accrued interest expense	62.5	43.0

Derivative instruments	27.6	25.9

Global cost reduction plan accrual	8.4	46.5

Miscellaneous	138.0	107.6

	$1,604.3	$1,647.5

Short-Term Borrowings

30 September	2007	2006

Bank obligations	$265.6	$177.3

Commercial paper	334.0	240.2

	$599.6	$417.5

The weighted average interest rate of short-term borrowings outstanding as of 30 September 2007 and 2006 was 5.1% and 4.9%, respectively.
Deferred Income and Other Noncurrent
Liabilities

30 September	2007	2006

Pension benefits	$384.3	$225.3

Postretirement benefits	95.5	74.0

Other employee benefits	102.7	90.2

Advance payments	122.3	97.2

Environmental liabilities	47.1	48.0

Derivative instruments	49.7	41.6

Miscellaneous	73.3	65.7

	$874.9	$642.0

Accumulated Other Comprehensive Income
(Loss)

30 September	2007	2006

Gain (loss) on derivatives	$3.8	$(4.4)

Cumulative translation adjustments	211.7	(61.1)

Unrealized holding gain on investment, net of reclassification adjustment for realized gains	12.6	41.1

Minimum pension liability adjustment	—	(197.3)

Unamortized pension and retiree medical costs	(371.0)	—

	$(142.9)	$(221.7)

In 2007, $36.6 of an unrealized gain on an investment was realized as a result of the donation and sale of a cost-based investment. Other amounts reclassified from other comprehensive income into earnings in 2007 and 2006 were not material.
Other (Income) Expense, Net

	2007	2006	2005

Technology and royalty income	$(18.5)	$(16.7)	$(18.5)

Interest income	(8.8)	(9.0)	(15.4)

Foreign exchange	4.8	2.1	1.2

Gain on sale of assets and investments	(23.2)	(13.1)	(12.8)

Amortization of intangibles	16.6	17.5	15.3

Insurance settlements, net of related expenses	(.4)	(56.5)	(1.9)

Miscellaneous	(10.0)	6.6	2.4

	$(39.5)	$(69.1)	$(29.7)

Hurricanes
In the fourth quarter of 2005, the Company’s New Orleans industrial gas complex sustained extensive damage from Hurricane Katrina. Other industrial gases and chemicals facilities in the Gulf Coast region also sustained damages from Hurricanes Katrina and Rita in fiscal 2005.
Insurance recoveries for property damages and business interruption are recognized when claims are settled. Insurance recoveries of $73.3 and $12.8 were recognized in 2006 and 2005, respectively. During 2006, the Company collected insurance proceeds of $67.0. Other (income) expense included a net gain of $56.0 in 2006 for insurance recoveries, net of property damage and other expenses. This net gain does not include the estimated impact of costs related to business interruption.
The Company closed-out its insurance claim related to the hurricanes by the end of fiscal 2006. In the first quarter of 2007, the Company collected $19.1 of insurance proceeds.
Additional Income Statement Information
2007 Customer Contract Settlement
By agreement dated 1 June 2007, the Company entered into a settlement with a customer to resolve a dispute related to a dinitrotoluene (DNT) supply agreement. As part of the settlement agreement, the DNT supply agreement was terminated, and certain other agreements between the companies were amended. Selected amendments to the agreements were subject to the approval of the customer’s Board of Directors, which approval was obtained on 12 July 2007. As a result, the Company recognized a before-tax gain of $36.8 ($23.6 after-tax, or $.11 per share) in the fourth quarter of 2007.

70      Air Products Annual Report 2007 | Notes to the Consolidated Financial Statements

2007 Donation/Sale of Cost Investment
The Company has a cost-basis investment in a publicly traded foreign company which has been classified as an available-for-sale investment, with holding gains and losses recorded to other comprehensive income, net of income tax. On 19 September 2007, the Company donated 65% of its investment to a tax-exempt charitable organization and sold 15% of its investment for cash. The Company will deduct the fair value of the donation in its fiscal 2007 income tax returns. As a result of the donation, the Company recognized a tax benefit of $18.3 in the fourth quarter of 2007 and pretax expense of $4.7 for the carrying value of the investment. As a result of the sale, the Company recognized a pretax gain of $9.7. In combination, the donation and sale had a favorable net impact of $5.0 on operating income, $19.8 on net income, and $.09 on earnings per share.
2006 Gain on Sale of a Chemical Facility
On 31 March 2006, as part of its announced restructuring of its Polyurethane Intermediates business, the Company sold its DNT production facility in Geismar, Louisiana, to BASF Corporation for $155.0. The Company wrote off the remaining net book value of assets sold, resulting in the recognition of a gain of $70.4 ($42.9 after-tax, or $.19 per share) on the transaction. The Company’s industrial gas facilities at this same location were not included in this transaction and continue to produce and supply hydrogen, carbon monoxide, and syngas to customers.
2006 Impairment of Loans Receivable
In the second quarter of 2006, the Company recognized a loss of $65.8 ($42.4 after-tax, or $.19 per share) for the impairment of loans receivable from a long-term supplier of sulfuric acid, used in the production of DNT for the Company’s Polyurethane Intermediates business. To facilitate the supplier’s ability to emerge from bankruptcy in June 2003 and continue to supply product to the Company, the Company and other third parties agreed to participate in the supplier’s financing. Subsequent to the initial financing, the Company and the supplier’s other principal lender executed standstill agreements which temporarily amended the terms of the loan agreements, primarily to allow the deferral of principal and interest payments. Based on events occurring within the second quarter of 2006, management concluded that the Company would not be able to collect any amounts due. These events included the Company’s announcement of its plan to restructure its Polyurethane Intermediates business and notification to the supplier of the Company’s intent not to enter into further standstill agreements. In November 2007, the Company canceled all of the outstanding debt and accrued interest due from the supplier under the loan agreements.
2006 Inventory Adjustment
The Company recorded a charge of $17.3 in the fourth quarter of 2006 to adjust its U.S. Healthcare inventories to actual, based on physical inventory counts, of which $7.0 related to prior periods.
2005 Customer Contract Termination
Effective July 2005, a customer in the Chemicals business terminated its contract for the purchase of toluene diamine. In the fourth quarter of 2005, the Company recognized the present value of the termination payments required under the supply contract. As a result of the contract termination, operating income included an additional $16.
Additional Cash Flow Information
Cash paid for interest and taxes was as follows:

	2007	2006	2005

Interest (net of amounts capitalized)	$142.1	$108.4	$117.8

Taxes (net of refunds)	248.7	278.5	135.2

Summary by Quarter
These tables summarize the unaudited results of operations for each quarter of 2007 and 2006:

2007	First	Second	Third	Fourth	Total

Sales	$2,409.5	$2,451.2	$2,573.9	$2,603.2	$10,037.8
Operating income(A)	331.2	323.5	363.9	389.1	1,407.7
Income from continuing operations(A)	229.6	226.9	284.5	301.7	1,042.7
Income (loss) from discontinued operations(B)	.7	.7	.4	(8.9)	(7.1)
Net income(A)(B)	230.3	227.6	284.9	292.8	1,035.6
Basic earnings per common share
Income from continuing operations	1.06	1.05	1.32	1.40	4.82
Income (loss) from discontinued operations	—	—	—	(.04)	(.03)

Net income	1.06	1.05	1.32	1.36	4.79
Diluted earnings per common share
Income from continuing operations(A)	1.03	1.02	1.28	1.35	4.67
Income (loss) from discontinued operations(B)	—	—	—	(.04)	(.03)

Net income(A)(B)	1.03	1.02	1.28	1.31	4.64
Dividends declared per common share	.34	.38	.38	.38	1.48
Market price per common share: high	72.45	78.63	82.74	98.51
low	66.19	68.58	73.30	77.26

(A)	Third quarter included a tax benefit of $27.5, or $.12 per share, from audit settlements.

Fourth quarter included a gain of $36.8 ($23.6 after-tax, or $.11 per share) for a customer contract settlement, a charge of $10.3 ($6.4 after-tax, or $.03 per share) from a pension settlement, a charge of $13.7 ($8.8 after-tax, or $.04 per share) for the global cost reduction plan, a gain of $5.0 ($19.8 after-tax, or $.09 per share) from the donation and sale of a cost-basis investment, and a tax benefit of $11.3, or $.05 per share, from tax audit settlements and adjustments.

(B)	Fourth quarter included a loss of $15.3 ($9.3 after-tax, or $.04 per share) for the write-down of the assets of the HPPC business to net realizable value.

2006	First	Second	Third	Fourth	Total

Sales	$1,993.1	$2,204.7	$2,220.5	$2,334.5	$8,752.8
Operating income(A)	253.2	280.3	290.8	231.3	1,055.6
Income from continuing operations(A)	181.6	195.1	205.8	162.6	745.1
Income (loss) from discontinued operations(B)	(.9)	8.9	4.5	(28.0)	(15.5)
Cumulative effect of accounting change	—	—	—	(6.2)	(6.2)
Net income(A)(B)	180.7	204.0	210.3	128.4	723.4
Basic earnings per common share
Income from continuing operations	.82	.88	.92	.74	3.36
Income (loss) from discontinued operations	(.01)	.04	.02	(.12)	(.07)
Cumulative effect of accounting change	—	—	—	(.03)	(.03)

Net income	.81	.92	.94	.59	3.26
Diluted earnings per common share
Income from continuing operations(A)	.80	.85	.90	.72	3.28
Income (loss) from discontinued operations(B)	—	.04	.02	(.12)	(.07)
Cumulative effect of accounting change	—	—	—	(.03)	(.03)

Net income(A)(B)	.80	.89	.92	.57	3.18
Dividends declared per common share	.32	.34	.34	.34	1.34
Market price per common share: high	61.89	68.10	69.54	68.48
low	53.00	58.01	59.18	60.92

(A)	2006 included a net gain of $56.0 ($34.9 after-tax, or $.15 per share) from insurance recoveries net of property damage and other expenses related to the hurricanes. This gain was reflected in each of the quarters as follows: First—$7.3 ($4.6 after-tax, or $.02 per share); Second—$19.9 ($12.4 after-tax, or $.05 per share); Third—$12.1 ($7.5 after-tax, or $.03 per share); Fourth—$16.7 ($10.4 after-tax, or $.05 per share).

Second quarter included a gain on the sale of a chemical facility of $70.4 ($42.9 after-tax, or $.19 per share) and a loss of $65.8 ($42.4 after-tax, or$.19 per share) for the impairment of loans receivable.

Fourth quarter included an expense of $72.1 ($46.8 after-tax, or $.21 per share) for the global cost reduction plan and a charge of $17.3 ($10.8 after-tax, or $.05 per share) for the write-down of Healthcare’s inventory.

(B)	Fourth quarter included an after-tax charge of $26.2, or $.12 per share, for the recognition of an environmental liability associated with the Pace facility.
72     Air Products Annual Report 2007 | Notes to the Consolidated Financial Statements

21. BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION
The Company’s segments are organized based on differences in product and/or type of customer. The Company has six business segments consisting of Merchant Gases, Tonnage Gases, Electronics and Performance Materials, Equipment and Energy, Healthcare, and Chemicals.
Merchant Gases
The Merchant Gases segment provides industrial gases such as oxygen, nitrogen, argon, helium, and hydrogen as well as certain medical and specialty gases to a wide variety of industrial and medical customers globally. There are three principal modes of supply: liquid bulk, packaged gases, and small on-sites. Most merchant product is delivered via bulk supply, in liquid or gaseous form, by tanker or tube trailer. Smaller quantities of industrial, specialty, and medical gases are delivered in cylinders and dewars as “packaged gases.” Other customers receive product through small on-sites (cryogenic or noncryogenic generators) via sale of gas contracts and some sale of equipment. Electricity is the largest cost input for the production of atmospheric gases. Merchant Gases competes against global industrial gas companies, as well as regional competitors, based primarily on price, reliability of supply, and the development of applications for use of industrial gases.
Tonnage Gases
The Tonnage Gases segment supplies industrial gases, including hydrogen, carbon monoxide, syngas, nitrogen, and oxygen, via large on-site facilities or pipeline systems, principally to customers in the petroleum refining, chemical, and metallurgical industries. For large-volume, or “tonnage” industrial gas users, the Company either constructs a gas plant adjacent to or near the customer’s facility—hence the term “on-site”—or delivers product through a pipeline from a nearby location. The Company is the world’s largest provider of hydrogen, which is used by refiners to lower the sulfur content of gasoline and diesel fuels to reduce smog and ozone depletion. Electricity is the largest cost component in the production of atmospheric gases, and natural gas is the principal raw material for hydrogen, carbon monoxide, and syngas production. The Company mitigates energy and natural gas price changes through its long-term cost pass-through type customer contracts. Tonnage Gases competes against global industrial gas companies, as well as regional sellers. Competition is based primarily on price, reliability of supply, the development of applications that use industrial gases and, in some cases, provision of other services or products such as power and steam generation.
Electronics and Performance Materials
The Electronics and Performance Materials segment employs applications technology to provide solutions to a broad range of global industries through expertise in chemical synthesis, analytical technology, process engineering, and surface science. This segment provides specialty and tonnage gases, specialty and bulk chemicals, services, and equipment to the electronics industry for the manufacture of silicon and compound semiconductors, LCD and other displays, and photovoltaic devices. The segment also provides performance chemical solutions for the coatings, inks, adhesives, civil engineering, personal care, institutional and industrial cleaning, mining, oil field, polyurethane, and other industries. The Electronics and Performance Materials segment faces competition on a product-by-product basis against competitors ranging from niche suppliers with a single product to larger and more vertically integrated companies. Competition is principally conducted on the basis of product performance, quality, reliability of product supply, global infrastructure, technical innovation, service, and price.
Equipment and Energy
The Equipment and Energy segment designs and manufactures cryogenic and gas processing equipment for air separation, hydrocarbon recovery and purification, natural gas liquefaction (LNG), and helium distribution, and serves energy markets in a variety of ways. Equipment is sold worldwide to customers in a variety of industries, including chemical and petrochemical manufacturing, oil and gas recovery and processing, and steel and primary metals processing. Energy markets are served through the Company’s operation and partial ownership of cogeneration and flue gas treatment facilities. The Company is developing technologies to continue to serve energy markets in the future, including gasification and alternative energy technologies. Equipment and Energy competes with a great number of firms for all of its offerings except LNG heat exchangers, for which there are fewer competitors due to the limited market size and proprietary technologies. Competition is based primarily on technological performance, service, technical know-how, price, and performance guarantees.

Healthcare
The Healthcare segment provides respiratory therapies, home medical equipment, and infusion services to patients in their homes in the United States and Europe. The Company serves more than 500,000 patients in 15 countries and has leading market positions in Spain, Portugal, and the United Kingdom. Offerings include oxygen therapy, home nebulizer therapy, sleep management therapy, anti-infective therapy, beds, and wheelchairs. The home healthcare market is highly competitive and based on price, quality, service, and reliability of supply.
Chemicals
The Chemicals segment consists of the Polymer Emulsions business and the Polyurethane Intermediates (PUI) business. The Company announced it was exploring the sale of its Polymer Emulsions business in 2006, and on 6 November 2007 that it was in advanced discussions with its partner in the business, Wacker Chemie AG, over Wacker’s purchase of the Company’s interests in their two polymers joint ventures. The PUI business markets toluene diamine to customers under long-term contracts.
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
Long-lived assets include investment in net assets of and advances to equity affiliates, net plant and equipment, goodwill, and intangibles.
Business Segments
Business segment information is shown below:

	2007	2006	2005

Revenue from External Customers

Merchant Gases	$3,196.4	$2,712.8	$2,468.0

Tonnage Gases	2,596.3	2,224.1	1,740.1

Electronics and Performance Materials	2,068.7	1,801.0	1,605.7

Equipment and Energy	585.9	536.5	369.4

Healthcare	631.6	570.8	544.7

Chemicals	958.9	907.6	945.1

Segment and Consolidated Totals	$10,037.8	$8,752.8	$7,673.0

	2007	2006	2005

Operating Income

Merchant Gases(A)	$587.3	$470.0	$414.0

Tonnage Gases(A)	385.3	341.3	251.8

Electronics and Performance Materials(A)	229.2	190.0	141.3

Equipment and Energy	76.8	68.9	29.1

Healthcare	33.7	8.4	81.7

Chemicals	129.0	64.0	86.1

Segment Total	1,441.3	1,142.6	1,004.0

Pension settlement	(10.3)	—	—

Global cost reduction plan(B)	(13.7)	(72.1)	—

Other	(9.6)	(14.9)	(13.2)

Consolidated Total	$1,407.7	$1,055.6	$990.8

(A)	The impact of the hurricanes in 2006 from insurance recoveries recognized, net of property damage and other expenses, has been allocated to the business segments as follows: Tonnage Gases $31.0, Merchant Gases $23.5, and Electronics and Performance Materials $1.5.

(B)	Information about how this charge related to the businesses at the segment level is discussed in Note 3.

	2007	2006	2005

Depreciation and Amortization

Merchant Gases	$303.1	$296.8	$270.4

Tonnage Gases	247.9	184.1	175.4

Electronics and Performance Materials	171.7	159.4	147.0

Equipment and Energy	14.1	12.9	9.7

Healthcare	64.1	57.2	44.9

Chemicals	38.2	46.5	52.0

Segment Total	839.1	756.9	699.4

Other	.9	—	.2

Consolidated Total	$840.0	$756.9	$699.6

74     Air Products Annual Report 2007 | Notes to the Consolidated Financial Statements

	2007	2006	2005

Equity Affiliates’ Income

Merchant Gases	$ 97.8	$ 82.4	$ 82.1

Chemicals	17.4	16.0	14.0

Other segments	16.6	9.3	9.3

Segment and Consolidated Totals	$131.8	$107.7	$105.4

	2007	2006	2005

Total Assets

Merchant Gases	$4,626.7	$3,821.9	$3,488.0

Tonnage Gases	3,189.7	2,859.7	2,429.9

Electronics and Performance Materials	2,481.2	2,293.0	2,102.9

Equipment and Energy	393.2	330.1	299.0

Healthcare	918.9	856.5	790.3

Chemicals	613.3	639.7	740.7

Segment Total	12,223.0	10,800.9	9,850.8

Other	368.2	291.0	227.1

Discontinued operations	68.3	88.8	330.9

Consolidated Total	$12,659.5	$11,180.7	$10,408.8

	2007	2006	2005

Investment in and Advances to Equity Affiliates

Merchant Gases	$642.3	$538.7	$495.0

Chemicals	67.9	59.9	51.9

Other segments	135.8	129.7	116.8

Segment and Consolidated Totals	$846.0	$728.3	$663.7

	2007	2006	2005

Identifiable Assets

Merchant Gases	$3,984.4	$3,283.2	$2,993.0

Tonnage Gases	3,130.4	2,803.0	2,386.4

Electronics and Performance Materials	2,435.3	2,245.7	2,056.6

Equipment and Energy	362.6	304.4	272.0

Healthcare	918.9	856.5	790.3

Chemicals	545.4	579.8	688.8

Segment Total	11,377.0	10,072.6	9,187.1

Other	368.2	291.0	227.1

Discontinued operations	68.3	88.8	330.9

Consolidated Total	$11,813.5	$10,452.4	$9,745.1

	2007	2006	2005

Expenditures for Long-lived Assets

Merchant Gases	$846.0	$507.4	$437.2

Tonnage Gases	427.5	517.6	109.2

Electronics and Performance Materials	210.5	200.0	258.1

Equipment and Energy	9.9	39.6	16.5

Healthcare	74.5	110.0	146.9

Chemicals	20.3	31.2	64.2

Segment Total	1,588.7	1,405.8	1,032.1

Other	1.3	3.1	1.3

Consolidated Total	$1,590.0	$1,408.9	$1,033.4

Geographic Information
Geographic information is presented below:

	2007	2006	2005

Revenues from External Customers

United States	$5,135.5	$4,908.1	$4,310.6

Canada	185.1	108.0	72.3

Europe	3,073.0	2,492.2	2,221.4

Asia	1,478.2	1,123.6	955.0

Latin America	166.0	120.9	113.7

	$10,037.8	$8,752.8	$7,673.0

	2007	2006	2005

Long-lived Assets

United States	$3,495.7	$3,626.9	$3,448.4

Canada	442.5	228.7	169.8

Europe	3,080.2	2,221.6	2,120.3

Asia	1,798.3	1,581.0	1,348.8

Latin America	224.1	210.2	192.6

All other	81.0	68.5	79.2

	$9,121.8	$7,936.9	$7,359.1

Geographic information is based on country of origin. Included in United States revenues are export sales to unconsolidated customers of $715.0 in 2007, $732.3 in 2006, and $714.4 in 2005. The Europe segment operates principally in Belgium, France, Germany, the Netherlands, Poland, the U.K. and Spain. The Asia segment operates principally in China, Japan, Korea, and Taiwan.

Five-Year Summary of Selected Financial Data

(millions of dollars, except per share)	2007	2006	2005	2004	2003

Operating Results
Sales	$10,038	$8,753	$7,673	$6,932	$5,954
Cost of sales	7,362	6,472	5,572	5,016	4,285
Selling and administrative	1,181	1,075	1,008	951	826
Research and development	140	151	132	126	120
Global cost reduction plans	14	72	—	—	104
Operating income	1,408	1,056	991	884	656
Equity affiliates’ income	132	108	105	93	94
Interest expense	163	119	110	121	123
Income tax provision	301	269	259	228	171
Income from continuing operations	1,043	745	705	607	439
Net income	1,036	723	712	604	397
Basic earnings per common share
Income from continuing operations	4.82	3.36	3.12	2.71	2.00
Net income	4.79	3.26	3.15	2.70	1.81
Diluted earnings per common share
Income from continuing operations	4.67	3.28	3.05	2.65	1.96
Net income	4.64	3.18	3.08	2.64	1.78

Year-End Financial Position
Plant and equipment, at cost	$15,088	$13,520	$12,478	$11,776	$11,299
Total assets	12,660	11,181	10,409	10,040	9,474
Working capital	436	289	472	711	528
Total debt(A)	3,677	2,850	2,494	2,388	2,505
Shareholders’ equity	5,496	4,924	4,546	4,420	3,759

Financial Ratios
Return on average shareholders’ equity(B)	19.9%	15.4%	15.2%	14.8%	12.1%
Operating margin	14.0%	12.1%	12.9%	12.8%	11.0%
Selling and administrative as a percentage of sales	11.8%	12.3%	13.1%	13.7%	13.9%
Total debt to sum of total debt, shareholders’ equity and minority interest(A)	39.3%	35.8%	34.5%	34.2%	38.8%

Other Data
Depreciation and amortization	$840	$757	$700	$692	$636
Capital expenditures(C)	1,596	1,411	1,031	796	1,103
Additions to plant and equipment	1,055	1,259	917	686	606
Cash provided by operating activities from continuing operations	1,483	1,314	1,304	1,095	1,036
Dividends declared per common share	1.48	1.34	1.25	1.04	.88
Market price range per common share	99–66	70–53	66–52	56–44	49–36

Weighted average common shares outstanding (in millions)	216	222	226	224	220
Weighted average common shares outstanding assuming dilution (in millions)	223	228	231	229	224

Book value per common share at year-end	$25.52	$22.67	$20.48	$19.57	$16.98
Shareholders at year-end	9,300	9,900	10,300	10,700	11,100
Employees at year-end(D)	22,100	20,700	20,200	19,900	19,000

(A)	Total debt includes long-term debt, current portion of long-term debt, and short-term borrowings as of the end of the year.

(B)	Calculated using income from continuing operations.

(C)	Capital expenditures include additions to plant and equipment, investment in and advances to unconsolidated affiliates, acquisitions (including long-term debt assumed in acquisitions), and capital lease additions.

(D)	Includes full- and part-time employees from continuing and discontinued operations.
76     Air Products Annual Report 2007 | Notes to the Consolidated Financial Statements

SHAREHOLDERS’ INFORMATION
Common Stock Information
Ticker Symbol: APD
Exchange Listing: New York Stock Exchange
Transfer Agent and Registrar:
American Stock Transfer and Trust Company
59 Maiden Lane, New York, NY 10038
Telephone: 800-937-5449
Internet: www.amstock.com
E-mail: info@amstock.com
Publications for Shareholders
In addition to this Annual Report, Air Products informs shareholders about Company news through:
Notice of Annual Meeting and Proxy Statement – mailed to shareholders in mid-December and available electronically on our Web site at www.airproducts.com/invest/.
Form 10-K Report – filed annually with the Securities and Exchange Commission at the end of November.
Earnings Information – shareholders and investors can obtain copies of earnings releases, Annual Reports, 10-Ks and news releases by dialing 800-AIR-6525. Shareholders and investors can also register for e-mail updates on our Web site.
Dividend Policy
Dividends on Air Products’ common stock are declared by the board of directors and, when declared, usually will be paid during the sixth week after the close of the fiscal quarter. It is the Company’s objective to pay dividends consistent with the reinvestment of earnings necessary for long-term growth.
Direct Investment Program
Current shareholders and new investors can conveniently and economically purchase shares of Air Products’ common stock and reinvest cash dividends through American Stock Transfer and Trust Company. Registered shareholders can purchase shares on American Stock Transfer and Trust’s Web site, www.investpower.com. New investors can obtain information on the Web site or by calling 877-322-4941 or 718-921-8200.
Annual Meeting
The annual meeting of shareholders will be held on Thursday, January 24, 2008, 2:00 p.m., at Cedar Crest College, Allentown, Pennsylvania.
Terminology
The term Air Products and Chemicals, Inc., as used in this Report, refers solely to the Delaware corporation of that name.
The use of such terms as Air Products, Company, division, organization, we, us, our and its, when referring to either
2007 Quarterly Stock Information

	High	Low	Close	Dividend

First	$72.45	$66.19	$70.28	$.34

Second	78.63	68.58	73.96	.38

Third	82.74	73.30	80.37	.38

Fourth	98.51	77.26	97.76	.38

				$1.48

2006 Quarterly Stock Information

	High	Low	Close	Dividend

First	$61.89	$53.00	$59.19	$.32

Second	68.10	58.01	67.19	.34

Third	69.54	59.18	63.92	.34

Fourth	68.48	60.92	66.37	.34

				$1.34

Air Products and Chemicals, Inc. and its consolidated subsidiaries or to its subsidiaries and affiliates, either individually or collectively, is only for convenience and is not intended to describe legal relationships. Significant subsidiaries are listed as an exhibit to the Form 10-K Report filed by Air Products and Chemicals, Inc. with the Securities and Exchange Commission. Groups, divisions or other business segments of Air Products and Chemicals, Inc. described in this Report are not corporate entities.
Annual Certifications
The most recent certifications by our Chief Executive Officer and Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 are filed as exhibits to our Form 10-K. We have also filed with the New York Stock Exchange the most recent Annual CEO Certification as required by Section 303A.12(a) of the New York Stock Exchange Listed Company Manual.
Additional Information
The forward-looking statements contained in this Report are qualified by reference to the section entitled “Forward-Looking Statements” on page 36 of the Financials section.
Acknowledgments
Design and Production: Visual Communications Photography: Theo Anderson, Jack Lerch, Jozef Wolny, Black Star Photography
Printing: Hoechstetter Printing, Pittsburgh, Pennsylvania

In 2008, Air Products will adopt the SEC’s mandatory Notice and Access, or “e-proxy” rule, and send a Notice of Internet Availability to shareholders and post its proxy materials to the Internet.