Form 10-K, Exhibit 13
period 2008-09-30
AIR PRODUCTS & CHEMICALS INC /DE/
filed 2008-11-26
CIK 2969

Exhibit 13
Financials

Management’s Discussion and Analysis	10

Management’s Report on Internal Control over Financial Reporting	32

Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting	33

Report of Independent Registered Public Accounting Firm	34

The Consolidated Financial Statements	35

Notes to the Consolidated Financial Statements	39

Five-Year Summary of Selected Financial Data	71

Management’s Discussion and Analysis
(Millions of dollars, except for share data)

Business Overview	10
2008 in Summary	11
2009 Outlook	12
Results of Operations	12
Pension Benefits	20
Environmental Matters	22
Liquidity and Capital Resources	23
Contractual Obligations	25
Off-Balance Sheet Arrangements	27
Related Party Transactions	27
Market Risks and Sensitivity Analysis	27
Inflation	28
Critical Accounting Policies and Estimates	28
New Accounting Standards	31
Forward-Looking Statements	31
All comparisons in the discussion are to the corresponding prior year unless otherwise stated. All amounts presented are in accordance with U.S. generally accepted accounting principles, except as noted. All amounts are presented in millions of dollars, except for share data, unless otherwise indicated.
BUSINESS OVERVIEW
Air Products and Chemicals, Inc. and its subsidiaries (the Company) serve customers in industrial, energy, technology, and healthcare markets. The Company offers a broad portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services. Geographically diverse, with operations in over 40 countries, the Company has sales of $10.4 billion, assets of $12.6 billion, and a worldwide workforce of more than 21,000 employees.
The Company organizes its operations into four reportable business segments: Merchant Gases, Tonnage Gases, Electronics and Performance Materials, and Equipment and Energy. A general description of each segment and the key variables impacting the segment follow.
Previously, the Company reported results for a Chemicals segment, which consisted of the Polymer Emulsions business and the Polyurethane Intermediates (PUI) business, and a Healthcare segment. Beginning with the first quarter of 2008, the Polymer Emulsions business was accounted for as discontinued operations and the PUI business was reported as part of the Tonnage Gases segment. The PUI business model is similar to Tonnage Gases in that it has long-term contracts and raw material cost pass-through provisions. Beginning with the fourth quarter of
2008, the U.S. Healthcare business was accounted for as discontinued operations and the Europe Healthcare business was reported as part of the Merchant Gases segment. The Europe Healthcare business model is similar to Merchant Gases in that it has shorter-term requirement contracts and delivers oxygen in cylinders to end customers. Prior period information has been restated. For additional information on discontinued operations, refer to Note 5 to the Consolidated Financial Statements.
Merchant Gases
The Merchant Gases segment sells industrial gases such as oxygen, nitrogen and argon (primarily recovered by the cryogenic distillation of air), hydrogen and helium (purchased or refined from crude helium), and medical and specialty gases, along with certain services and equipment, throughout the world to customers in many industries, including those in metals, glass, chemical processing, food processing, healthcare, medical gases, steel, general manufacturing, and petroleum and natural gas industries. There are four principal types of products: liquid bulk, packaged gases, small on-sites, and healthcare products. Most merchant product is delivered via bulk supply, in liquid or gaseous form, by tanker or tube trailer. Smaller quantities of industrial, specialty, and medical gases are delivered in cylinders and dewars as “packaged gases,” or through small on-site gas generation plants (cryogenic or noncryogenic generators). Through its healthcare business, the Company offers respiratory therapies, home medical equipment, and infusion services. Electricity is the largest cost component in the production of atmospheric gases. The Company mitigates energy prices through pricing formulas and surcharges. Merchant Gases competes worldwide against global and regional industrial gas companies. Competition in industrial gases is based primarily on price, reliability of supply, and the development of industrial gas applications. Competition in the healthcare business involves regulatory compliance, price, quality, service, and reliability of supply.
Tonnage Gases
The Tonnage Gases segment supplies industrial gases, including hydrogen, carbon monoxide, syngas, nitrogen, and oxygen, via large on-site facilities or pipeline systems, principally to customers in the petroleum refining, chemical, and metallurgical industries. The Tonnage Gases segment also includes the Company’s PUI business. The PUI business markets toluene diamine to customers under long-term contracts. For large-volume, or “tonnage” industrial gas users, the Company either constructs a gas plant adjacent to or near the customer’s

10   AIR PRODUCTS 2008 ANNUAL REPORT | Management’s Discussion and Analysis

facility—hence the term “on-site”—or delivers product through a pipeline from a nearby location. The Company is the world’s largest provider of hydrogen, which is used by refiners to lower the sulfur content of gasoline and diesel fuels to reduce smog and ozone depletion. Electricity is the largest cost component in the production of atmospheric gases, and natural gas is the principal raw material for hydrogen, carbon monoxide, and syngas production. The Company mitigates energy and natural gas price changes through its long-term cost pass-through type contracts. Tonnage Gases competes against global industrial gas companies as well as regional sellers. Competition is based primarily on price, reliability of supply, the development of applications that use industrial gases and, in some cases, provision of other services or products such as power and steam generation.
Electronics and Performance Materials
The Electronics and Performance Materials segment employs applications technology to provide solutions to a broad range of global industries through expertise in chemical synthesis, analytical technology, process engineering, and surface science. This segment provides specialty and tonnage gases, specialty chemicals, services, and equipment to the electronics industry for the manufacture of silicon and compound semiconductors, LCD and other displays, and photovoltaic devices. The segment also provides performance chemical solutions for the coatings, inks, adhesives, civil engineering, personal care, institutional and industrial cleaning, mining, oil field, polyurethane, and other industries. The Electronics and Performance Materials segment faces competition on a product-by-product basis against competitors ranging from niche suppliers with a single product to larger and more vertically integrated companies. Competition is principally conducted on the basis of product performance, reliability of product supply, global infrastructure, technical innovation, service, quality, and price.
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
2008 IN SUMMARY
Overall, 2008 represented another year of solid performance by the Company, with 14% sales growth and 9% earnings per share growth from continuing operations. These results were attributable to underlying base business volume increases, higher prices in Merchant Gases, favorable currency impacts, and higher natural gas contractual cost pass-through. The strong financial performance enabled the Company to invest in new plant and equipment, repurchase its stock, and raise dividends for the 26th consecutive year.
The Company continued to improve its business portfolio by selling its Polymer Emulsions business and completing the sale of its High Purity Process Chemicals (HPPC) business. In July 2008, the Board of Directors authorized management to pursue the sale of the U.S. Healthcare business. These businesses have been accounted for as discontinued operations.
Highlights for 2008
•	Sales increased 14% to $10,415 due to volume growth in the Merchant Gases, Tonnage Gases, and Electronics and Performance Materials segments; improved pricing in Merchant Gases; favorable currency effects; and higher natural gas contractual cost pass-through.

•	Operating income increased 9%, reflecting volume growth, improved pricing, and favorable currency effects. These gains were somewhat offset by higher pension settlement charges, the unfavorable impacts of a fire at an Electronics production facility in Korea, and recent Gulf Coast hurricanes. The prior year included a gain of $37 from a customer contract settlement.

•	Equity affiliates’ income increased 27% due to underlying growth and favorable adjustments to certain affiliates.

•	The effective tax rate was 25.1%, compared to 22.0%, as 2007 was favorably impacted by settlements of tax audits and the donation of a cost-based investment.

•	Income and diluted earnings per share from continuing operations increased 7% and 9%, respectively.

•	The Company sold its Polymer Emulsions business, recognizing a gain of $120 ($76 after-tax, or $.35 per share), and completed the sale of its HPPC business.

•	In July, the Board of Directors authorized the Company to pursue the sale of its U.S. Healthcare business. The Company recognized a total charge of $329 ($246 after-tax, or $1.12 per share) related to the impairment/write-down of the U.S. Healthcare assets to net realizable value.

•	The Company purchased 8.7 million of its outstanding shares at a cost of $787.

•	The quarterly cash dividend was raised by 16%, from 38 cents to 44 cents.
Changes in Diluted Earnings per Share

			Increase
	2008	2007	(Decrease)

Diluted Earnings per Share
Net Income	$4.15	$4.64	$(.49)
Discontinued Operations	(.82)	.07	(.89)

Continuing Operations	$4.97	$4.57	$.40

Operating Income (after-tax)
Underlying business
Volume			.27
Price/raw materials			.07
Costs			(.01)
Acquisitions/divestitures			.05
Currency			.27
Plant fire and hurricanes			(.10)
2007 Customer contract settlement			(.11)
2007 Global cost reduction plan			.04
Pension settlement			(.05)
2007 Sale/donation of cost investment			(.02)

Operating Income			.41

Other (after-tax)
Equity affiliates’ income			.10
Minority interest			(.01)
Average shares outstanding			.09
Income tax rate			.05
2007 Tax audit settlements/adjustments			(.17)
2007 Tax benefit from donation of cost investment			(.07)

Other			(.01)

Total Change in Diluted Earnings per Share from Continuing Operations			$.40

2009 OUTLOOK
Looking forward, the Company will continue to focus on improving its operating margin and increasing return on capital through volume growth, effective cost management, and implementation of price increases.
The present economic downturn and the uncertainty of future economic conditions will be a challenge facing the Company in 2009. In response, the Company plans to implement several initiatives, including lowering discretionary spending, reducing selling and administrative expenses through effective utilization of existing information technology systems, increasing the energy efficiency of its plants, and investing in fuel-efficient equipment to reduce distribution expenses.
RESULTS OF OPERATIONS
Discussion of Consolidated Results

	2008	2007	2006

Sales	$10,414.5	$9,148.2	$7,885.0
Operating income	1,495.8	1,375.6	1,041.9
Equity affiliates’ income	145.0	114.4	91.5

Sales

	% Change from Prior Year
	2008	2007

Underlying business
Volume	4%	12%
Equipment and Energy	(2)%	1%
Price	2%	—
Acquisitions/divestitures	1%	1%
Currency	4%	3%
Natural gas/raw material cost pass-through	5%	(1)%

Total Consolidated Sales Change	14%	16%

2008 vs. 2007
Sales of $10,414.5 increased 14%, or $1,266.3. Underlying base business growth accounted for 4% of the increase. Sales increased 4% from higher volumes as further discussed in the Segment Analysis which follows. Lower Equipment and Energy activity decreased sales by 2%. Improved pricing, principally in Merchant Gases, increased sales by 2%. Sales improved 4% from favorable currency effects, primarily the weakening of the U.S. dollar against the Euro. Higher natural gas/raw material contractual cost pass-through to customers increased sales by more than $450, or 5%.

12   AIR PRODUCTS 2008 ANNUAL REPORT | Management’s Discussion and Analysis

2007 vs. 2006
Sales of $9,148.2 increased 16%, or $1,263.2. Underlying base business growth of 13% resulted primarily from improved volumes across all business segments, as further discussed in the Segment Analysis which follows. Pricing impacts were flat, with improved pricing in Merchant Gases offset primarily by lower pricing in Electronics and Performance Materials. Sales improved 3% from favorable currency effects, driven primarily by the weakening of the U.S. dollar against the Euro and Pound Sterling. Lower natural gas/raw material contractual cost pass-through to customers decreased sales by 1%, mainly due to lower natural gas prices.
Operating Income

	Change from Prior Year
	2008	2007

Prior Year Operating Income	$1,376	$1,042
Underlying business
Volume	82	293
Price/raw materials	21	44
Costs	(3)	(129)
Acquisitions/divestitures	16	11
Currency	80	41
Global cost reduction plan
2007	14	(14)
2006	—	71
Pension settlement	(20)	(10)
2008 Plant fire and hurricanes	(28)	—
2007 Sale/donation of cost investment	(5)	5
2007 Customer contract settlement	(37)	37
2006 Hurricanes	—	(18)
Stock option expense	—	7
2006 Impairment of loans receivable	—	66
2006 Gain on a sale of a chemical facility	—	(70)

Operating Income	$1,496	$1,376

2008 vs. 2007
Operating income of $1,495.8 increased 9%, or $120.2.

•	Higher volumes in the Merchant Gases, Tonnage Gases, and Electronics and Performance Materials segments, offset by a decrease in Equipment and Energy activity, increased operating income by $82, as discussed in the Segment Analysis that follows.

•	Improved pricing, net of variable costs, increased operating income by $21, as pricing increases in Merchant Gases were partially offset by lower pricing in electronics specialty materials.

•	Favorable currency effects, primarily the weakening of the U.S. dollar against the Euro, increased operating income by $80.

•	Higher pension settlement charges negatively impacted operating income by $20.

•	Unfavorable impacts caused by Hurricanes Gustav and Ike, and the fire at an Electronics production facility in Korea, decreased operating income by $28.

•	2007 included a gain of $37 from a settlement of a supply contract termination.
2007 vs. 2006
Operating income of $1,375.6 increased 32%, or $333.7.
•	Higher volumes across all segments increased operating income by $293, as discussed in the Segment Analysis that follows.

•	Improved pricing, net of variable costs, increased operating income by $44, as pricing increases in Merchant Gases were partially offset by lower pricing in electronics specialty materials.

•	Higher costs, principally to support growth and due to inflation, decreased operating income by $129.

•	Favorable currency effects increased operating income by $41, as the U.S. dollar weakened against the Euro and the Pound Sterling.

•	The global cost reduction plan resulted in a 2007 charge to operating income of $14 compared to a charge of $71 in 2006.

•	The settlement of a supply contract termination in the Tonnage Gases segment increased operating income by $37.

•	2006 included a gain on sale of a chemical facility of $70.

•	2006 included an impairment of loans receivable of $66.

•	2006 included a benefit of $18 from insurance recoveries exceeding estimated business interruption and asset write-offs and other expenses related to Hurricanes Katrina and Rita.
Equity Affiliates’ Income
2008 vs. 2007
Income from equity affiliates of $145.0 increased $30.6, or 27%, reflecting higher income from equity affiliates in Merchant Gases. This increase resulted from solid underlying growth, increased nitrogen injection volumes in Mexico, and from the benefit of adjustments to certain affiliates.
2007 vs. 2006
Income from equity affiliates of $114.4 increased $22.9, or 25%, due to higher income from affiliates across most segments, primarily Asian and Latin American affiliates in the Merchant Gases segment.

Selling and Administrative Expense (S&A)

	% Change from Prior Year
	2008	2007

Acquisitions/divestitures	2%	1%
Currency	4%	3%
Other costs	3%	8%

Total S&A Change	9%	12%

2008 vs. 2007
S&A expense of $1,090.4 increased 9%, or $90.6. S&A as a percent of sales declined to 10.5% from 10.9%. S&A increased 2% from the acquisition of the Polish industrial gas business of BOC Gazy Sp z o.o. (BOC Gazy) in the third quarter of 2007. Currency effects, driven by the weakening of the U.S. dollar against the Euro, increased S&A by 4%. Underlying costs increased S&A by 3%, as productivity gains were more than offset by inflation and higher costs to support growth.
2007 vs. 2006
S&A expense of $999.8 increased 12%, or $108.3. S&A as a percent of sales declined to 10.9% from 11.3%, primarily due to the benefit of implementing SAP. The acquisitions of BOC Gazy and Tomah3 Products increased S&A by 1%. Unfavorable currency effects, mainly the weakening of the U.S. dollar against the Euro and Pound Sterling, increased S&A by 3%. Underlying costs increased S&A by 8%, as productivity gains were more than offset by inflation and costs to support growth.
Research and Development (R&D)
2008 vs. 2007
R&D expense of $130.7 increased $1.7. R&D decreased as a percent of sales to 1.3% from 1.4%.
2007 vs. 2006
R&D decreased by 8%, or $10.9, as a result of lower spending in Equipment and Energy due to a test program run in 2006 and the Company’s organization simplification efforts. R&D spending declined as a percent of sales to 1.4% from 1.8%.
Pension Settlement
A number of corporate officers and others who were eligible for supplemental pension plan benefits retired in fiscal years 2007 and 2008. The Company’s supplemental pension plan provides for a lump sum benefit payment option at the time of retirement, or for corporate officers six months after the participant’s retirement date.
The Company recognizes pension settlements when payments exceed the sum of service and interest cost components of net periodic pension cost of the plan for the fiscal year. However, a settlement loss is not recognized until the time the pension obligation is settled. Based on the timing of when cash payments were made, the Company recognized $10.3 for settlement losses in 2007 and an additional $30.3 in 2008.
2007 Customer Contract Settlement
In 2007, the Company entered into a settlement with a customer to resolve a dispute related to a dinitrotoluene (DNT) supply agreement. As part of the settlement agreement, the DNT supply agreement was terminated, and certain other agreements between the companies were amended. As a result, the Company recognized a before-tax gain of $36.8 ($23.6 after-tax, or $.11 per share) in 2007.
Global Cost Reduction Plan
Results in 2007 and 2006 included charges related to a global cost reduction plan that comprised severance, pension costs, and asset write-downs related to reorganization and streamlining of certain organizations and activities in Europe, rationalizing product offerings in Electronics, and simplifying management structure and business practices.
The 2007 results from continuing operations included a charge of $13.7 ($8.8 after-tax, or $.04 per share) for the global cost reduction plan. The charge included $6.5 for severance and pension-related costs for the elimination of approximately 125 positions and $7.2 for the write-down of certain investments. Approximately one-half of the position eliminations related to the continuation of European initiatives to streamline certain activities. The remaining position eliminations related to the continued cost reduction and productivity efforts of the Company. As of 30 September 2008, the actions associated with the 2007 charge were complete.
The 2006 results from continuing operations included a charge of $71.0 ($46.1 after-tax, or $.20 per share) for the global cost reduction plan. This charge included $59.5 for severance and pension-related costs for approximately 312 position eliminations and $11.5 for asset disposals and facility closures. As of 30 September 2007, the majority of the planned actions associated with the 2006 charge were completed, with the exception of a small number of position eliminations and/or associated benefit payments. These actions were completed in the first quarter of fiscal 2008.
Cost savings from the plan realized in 2008 and 2007 were approximately $43 and $21, respectively. Beyond 2008, the Company expects the plan to provide annualized cost savings of $46, of which the majority are related to reduced personnel costs. Refer to Note 3 to the Consolidated Financial Statements for additional information on the Global Cost Reduction Plan.

14   AIR PRODUCTS 2008 ANNUAL REPORT | Management’s Discussion and Analysis

Gain on Sale of a Chemical Facility
In 2006, as part of its announced restructuring of its PUI business, the Company sold its DNT production facility in Geismar, Louisiana to BASF Corporation for $155.0. The Company wrote off the remaining net book value of assets sold, resulting in the recognition of a gain of $70.4 ($42.9 after-tax, or $.19 per share) on the transaction.
Impairment of Loans Receivable
In 2006, the Company recognized a loss of $65.8 ($42.4 after-tax, or $.19 per share) for the impairment of loans receivable from a long-term supplier of sulfuric acid, used in the production of DNT for the Company’s PUI business.
Other (Income) Expense, Net
Items recorded to other (income) expense arise from transactions and events not directly related to the principal income earning activities of the Company. The detail of other (income) expense is presented in Note 20 to the Consolidated Financial Statements.
2008 vs. 2007
Other income of $25.8 was lower by $16.5. Other income in 2008 included a loss of $14.7 related to fire damage at an Electronics production facility in Korea. Other income in 2007 included a gain of $23.7 on the sale of assets. No other items were individually significant in comparison to the prior year.
2007 vs. 2006
Other income of $42.3 was lower by $29.4. Other income in 2007 included a gain of $23.7 for the sale of assets as part of the Company’s ongoing asset management activities, including the sale/donation of a cost-based investment. Other income in 2006 included $56.0 from hurricane insurance recoveries in excess of property damage and related expenses. This net gain does not include the estimated impact related to business interruption. Other income in 2006 also included a gain of $9.5 from the sale of land in Europe. No other items were individually significant in comparison to the prior year.
Interest Expense

	2008	2007	2006

Interest incurred	$184.1	$175.3	$134.9
Less: interest capitalized	22.1	12.9	16.5

Interest Expense	$162.0	$162.4	$118.4

2008 vs. 2007
Interest incurred increased by $8.8. The increase resulted from a higher average debt balance, excluding currency effects, and the impact of a weaker U.S. dollar on the translation of foreign currency interest, partially offset by lower average interest rates. Capitalized interest increased by $9.2, primarily due to increased project levels in the Tonnage Gases segment.
2007 vs. 2006
Interest incurred increased $40.4. The increase resulted from a higher average debt balance excluding currency effects, higher average interest rates, and the impact of a weaker U.S. dollar on the translation of foreign currency interest. The Company primarily utilized the additional debt for the share repurchase program, the acquisition of BOC Gazy, and in funding its pension plans.
Effective Tax Rate
The effective tax rate equals the income tax provision divided by income from continuing operations before taxes less minority interest. Refer to Note 17 to the Consolidated Financial Statements for details on factors affecting the effective tax rate.
2008 vs. 2007
The effective tax rate was 25.1% and 22.0% in 2008 and 2007, respectively. A tax benefit associated with foreign operations and other higher credits and adjustments from the Company’s ongoing tax planning process are included in the 2008 effective rate. The 2007 tax rate included the settlement of tax audits and related interest income, combined with the donation of a portion of a cost-based investment. The net impact was a 3.1% higher tax rate in 2008.
2007 vs. 2006
The effective tax rate was 22.0% and 26.3% in 2007 and 2006, respectively. In June 2007, the Company settled audits through fiscal year 2004 with the Internal Revenue Service. The audit settlement resulted in a tax benefit of $27.5. In the fourth quarter of 2007, the Company recorded a tax benefit of $11.3 from tax audit settlements and adjustments and related interest income. Additionally, the Company donated a portion of a cost-based investment that resulted in a pretax loss of $4.7 and a tax benefit of $18.3. The net impact was a 4.3% lower tax rate in 2007.

Discontinued Operations
The U.S. Healthcare business, Polymer Emulsions business, HPPC business, and Amines business have been accounted for as discontinued operations. The results of operations of these businesses have been removed from the results of continuing operations for all periods presented. Refer to Note 5 to the Consolidated Financial Statements for additional details.
U.S. Healthcare
In July 2008, the Board of Directors authorized management to pursue the sale of the U.S. Healthcare business. Accordingly, beginning in the fourth quarter of 2008, the U.S. Healthcare business was accounted for as discontinued operations.
For the fiscal year 2008, the Company recorded a total charge of $329.2 ($246.2 after-tax, or $1.12 per share) related to the impairment/write-down of the net carrying value of the U.S. Healthcare business.
•	In the third quarter of 2008, the Company performed an impairment analysis and recorded a charge of $314.8 ($237.0 after-tax, or $1.09 per share). The charge related to the impairment of goodwill for $294.3, intangible assets for $11.7, plant and equipment for $7.8, and other assets for $1.0. The impairment reduced the carrying amount of the U.S. Healthcare reporting unit goodwill and intangible assets to zero.

•	In the fourth quarter of 2008, the Company recorded a charge of $14.4 ($9.2 after-tax, or $.04 per share), reflecting an estimate of net realizable value.
Additional charges may be recorded in future periods dependent upon the timing and method of ultimate disposition.
In 2007, the Company implemented several changes to improve performance, including management changes, product and service offering simplification, and other measures. However, market and competitive conditions were more challenging than anticipated and financial results did not meet expectations. In response to the disappointing financial results, during the third quarter 2008 management conducted an evaluation of the strategic alternatives for the business.
In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company determined that an interim test for impairment was required for its U.S. Healthcare reporting unit during the third quarter of 2008, based on the combination of events described above. The Company reforecast its cash flows and utilized the expected present value of the future cash flows to calculate fair value of the U.S. Healthcare reporting unit in completing its SFAS No. 142 and 144 impairment tests.
The U.S. Healthcare business generated sales of $239.8, $271.1, and $280.8, and a loss, net of tax, of $259.4, $15.2, and $19.1 in 2008, 2007, and 2006, respectively.
Polymer Emulsions Business
In January 2008, the Company sold its interest in its vinyl acetate ethylene (VAE) polymers joint ventures to Wacker Chemie AG, its long-time joint venture partner. As part of that agreement, the Company received Wacker Chemie AG’s interest in the Elkton, Md. and Piedmont, S.C. production facilities and their related businesses plus cash proceeds of $258.2. The Company recognized a gain of $89.5 ($57.7 after-tax, or $.26 per share) in the second quarter of 2008 for this sale, which consisted of the global VAE polymers operations including production facilities located in Calvert City, Ky.; South Brunswick, N.J.; Cologne, Germany; and Ulsan, Korea; and commercial and research capabilities in Allentown, Pa. and Burghausen, Germany. The business produces VAE for use in adhesives, paints and coatings, paper, and carpet applications.
In June 2008, the Company sold its Elkton, Md. and Piedmont, S.C. production facilities and the related North American atmospheric emulsions and global pressure sensitive adhesives businesses to Ashland Inc. for $92.0. The Company recorded a gain of $30.5 ($18.5 after-tax, or $.08 per share) in connection with the sale, which included the recording of a retained environmental obligation associated with the Piedmont site. The expense to record the environmental obligation was $24.0 ($14.5 after-tax, or $.07 per share). The Piedmont site is under active remediation for contamination caused by an insolvent prior owner. Before the sale, which triggered expense recognition, remediation costs had been capitalized since they improved the property as compared to its condition when originally acquired. The sale of the Elkton and Piedmont facilities completed the disposal of the Company’s Polymer Emulsions business.
The Polymer Emulsion business generated sales of $261.4, $618.6, and $587.0, and income, net of tax, of $11.3, $38.3, and $30.1 in 2008, 2007, and 2006, respectively.
HPPC Business
In 2008, the Company sold its HPPC business, which had previously been reported as part of the Electronics and Performance Materials operating segment, to KMG Chemicals, Inc. The Company’s HPPC business consisted of the development, manufacture, and supply of high-purity process chemicals used in the fabrication of integrated circuits in the United States and Europe. The Company wrote down the assets of the HPPC business to net realizable value as of 30 September 2007, resulting in a loss of $15.3 ($9.3 after-tax, or $.04 per share) in the fourth quarter of 2007.

16   AIR PRODUCTS 2008 ANNUAL REPORT | Management’s Discussion and Analysis

The sale closed on 31 December 2007 for cash proceeds of $69.3 and included manufacturing facilities in the United States and Europe. Subsequent to the sale, certain receivables and inventories were sold to KMG Chemicals, Inc. In the first quarter of 2008, this business generated sales of $22.9 and income, net of tax, of $.1. Also, the Company recorded an additional loss of $.5 ($.3 after-tax) on the sale of the business.
The HPPC business generated sales of $87.2 and $97.6, and income, net of tax, of $2.2 and $3.2 in 2007 and 2006, respectively.
Amines Business
In 2006, the Company sold its Amines business to Taminco N.V., a producer of methylamines based in Belgium. The sales price was $211.2 in cash, with certain liabilities assumed by the purchaser. The Company recorded a loss of $40.0 ($23.7 after-tax, or $.11 per share) in connection with the sale of the Amines business and the recording of certain environmental and contractual obligations that the Company retained. A charge of $42.0 ($26.2 after-tax, or $.12 per share) was recognized for environmental obligations related to the Pace, Florida facility. In addition, fourth quarter 2006 results also included a charge of $8.3 ($5.2 after-tax, or $.02 per share) for costs associated with a contract termination.
The Amines business produced methylamines and higher amines products used globally in household, industrial, and agricultural products. The sale of the Amines business included the employees and certain assets and liabilities of the production facilities in Pace, Florida; St. Gabriel, Louisiana; and Camaçari, Brazil.
The Amines business generated sales of $308.4 and income, net of tax, of $5.0 in 2006.
Cumulative Effect of an Accounting Change
The Company adopted FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47), effective 30 September 2006, and recorded an after-tax charge of $6.2 as the cumulative effect of an accounting change in 2006. FIN 47 clarifies the term, conditional asset retirement obligation, as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” which refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event.
Net Income
2008 vs. 2007
Net income was $909.7, compared to $1,035.6 in 2007. Diluted earnings per share was $4.15, compared to $4.64 in 2007. A summary table of changes in diluted earnings per share is presented on page 12.
2007 vs. 2006
Net income was $1,035.6, compared to $723.4 in 2006. Diluted earnings per share was $4.64, compared to $3.18 in 2006.
Segment Analysis
The Company organizes its operations into four reportable business segments: Merchant Gases, Tonnage Gases, Electronics and Performance Materials, and Equipment and Energy. Refer to the Business Overview discussion beginning on page 10 for a description of the business segments and Note 22 to the Consolidated Financial Statements for additional segment information.
Merchant Gases

	2008	2007	2006

Sales	$4,192.7	$3,556.9	$3,002.8
Operating income	789.5	656.4	517.3
Equity affiliates’ income	131.8	97.8	82.4

Merchant Gases Sales

	% Change from Prior Year
	2008	2007

Underlying business
Volume	4%	9%
Price	4%	2%
Acquisitions/divestitures	3%	2%
Currency	7%	5%

Total Merchant Gases Sales Change	18%	18%

2008 vs. 2007
Merchant Gases Sales
Sales of $4,192.7 increased 18%, or $635.8. Higher volumes across all regions increased sales by 4%. Volumes increased in North America due to record new signings in 2008 and continued strong demand for liquid oxygen (LOX) and liquid nitrogen (LIN). Volume gains in Europe were primarily due to a higher number of Healthcare patients served. In Asia, volumes were higher in generated gases, liquid argon, and liquid helium.
Higher prices increased sales by 4% as a result of actions taken to recover higher power, distribution, and other manufacturing costs in North America and Europe. Price increases in Asia, implemented in the last quarter of 2008, did not have a material impact on full year results.

Sales increased by 3% from the full year impact of the acquisition of BOC Gazy in 2007. In addition, sales increased 7% due to favorable currency impacts, primarily the weakening of the U.S. dollar against the Euro.
Merchant Gases Operating Income
Operating income of $789.5 increased by 20%, or $133.1. Favorable operating income variances resulted from improved pricing of $75, higher volumes of $60, and currency effects of $51. Operating income declined by $49 from higher distribution costs and inflation.
Merchant Gases Equity Affiliates’ Income
Equity affiliates’ income of $131.8 increased $34.0, reflecting higher income in all regions. The increases are due to solid underlying growth, increased nitrogen injection volumes in Mexico, and the benefit of adjustments to certain affiliates.
2007 vs. 2006
Merchant Gases Sales
Sales of $3,556.9 increased 18%, or $554.1. Higher volumes across all regions increased sales by 9%. In North America, LOX/LIN volumes increased from higher demand across most end markets. The prior year was negatively impacted by hurricane-related supply disruptions for hydrogen. Volumes were higher in Europe across all businesses. Liquid bulk volumes increased due to higher demand across most end markets. Packaged gases volumes were up due to higher demand for industrial cylinders and new offerings in the business. In the Healthcare business, volumes benefited from the new respiratory care contract in the U.K. LOX/LIN volumes in Asia increased due to solid demand growth and new plants brought onstream.
Pricing increased sales by 2%. Prices for LOX/LIN improved 5% in North America, 4% in Europe, and 2% in Asia from pricing actions to recover higher power, distribution, and other manufacturing costs.
Sales were higher by 2% from the acquisition of BOC Gazy. In addition, favorable currency impacts, primarily the weakening of the U.S. dollar against the Euro and Pound Sterling, added 5% to sales.
Merchant Gases Operating Income
Operating income of $656.4 increased $139.1. Favorable operating income variances resulted from higher volumes of $108; improved pricing, net of variable costs, of $71; and currency impacts of $29. Operating income declined by $64 from higher costs to support growth and due to inflation, partially offset by productivity improvements. Operating income also decreased by $12, as prior year results included hurricane insurance recoveries that exceeded estimated business interruption, asset write-offs, and other expenses.
Merchant Gases Equity Affiliates’ Income
Merchant Gases equity affiliates’ income of $97.8 increased by $15.4, with higher income reported by equity affiliates across all regions, primarily affiliates in Asia and Latin America.
Tonnage Gases

	2008	2007	2006

Sales	$3,574.4	$2,936.7	$2,544.7
Operating income	482.6	463.2	371.7

Tonnage Gases Sales

	% Change from Prior Year
	2008	2007

Underlying business
Volume	2%	17%
Acquisitions/divestitures	1%	1%
Currency	3%	2%
Natural gas/raw material cost pass-through	16%	(5)%

Total Tonnage Gases Sales Change	22%	15%

2008 vs. 2007
Tonnage Gases Sales
Sales of $3,574.4 increased 22%, or $637.7. Higher natural gas and raw material cost pass-through accounted for 16% of sales growth in 2008. Volume growth in the underlying business increased sales by 4%, primarily due to new plant start-ups in Asia and Canada, offset by a decline of 2% due to the impacts from hurricane-related business interruption.
The acquisition of BOC Gazy in the third quarter of 2007 improved sales by 1%. Sales increased 3% from favorable currency effects, primarily the weakening of the U.S. dollar against the Euro.
Tonnage Gases Operating Income
Operating income of $482.6 increased $19.4, or 4%. Operating income increased by $20 from higher volumes, $9 from favorable currency effects, and $30 from lower operating costs. Operating income decreased by $11 as a result of hurricane-related impacts. Operating income in 2007 included a gain of $37 from a customer contract settlement related to a DNT supply contract.

18   AIR PRODUCTS 2008 ANNUAL REPORT | Management’s Discussion and Analysis

2007 vs. 2006
Tonnage Gases Sales
Sales of $2,936.7 increased $392.0, or 15%. Underlying base business volume growth increased sales by 17%. Volumes were higher due to the 2006 start-up of new hydrogen plants supporting the energy industry and current year improved plant loadings. Prior year results were negatively impacted by the effects of Hurricane Katrina.
Sales improved 1% from the acquisition of BOC Gazy. Currency favorably impacted sales by 2% as the U.S. dollar weakened against the Euro and Pound Sterling. Natural gas cost contractually passed through to customers reduced sales by 5%.
Tonnage Gases Operating Income
Operating income of $463.2 increased $91.5, or 25%. Operating income increased $64 from higher volumes; $21 from improved variable costs, efficiencies, and higher operating bonuses; and $7 from favorable currency effects. Operating income also included a gain of $37 from a customer contract settlement related to a DNT supply contract. Costs increased $28 due to higher maintenance and operating costs, costs to support growth, and inflation. Operating income decreased by $8 as prior year results included hurricane insurance recoveries that exceeded estimated business interruption, asset write-offs, and other expenses. Refer to Note 20 to the Consolidated Financial Statements for further information.
Electronics and Performance Materials

	2008	2007	2006

Sales	$2,209.3	$2,068.7	$1,801.0
Operating income	245.9	229.2	190.0

Electronics and Performance Materials Sales

	% Change from Prior Year
	2008	2007

Underlying business
Volume	5%	14%
Price	—	(2)%
Acquisitions/divestitures	—	2%
Currency	2%	1%

Total Electronics and Performance Materials Sales Change	7%	15%

2008 vs. 2007
Electronics and Performance Materials Sales
Sales of $2,209.3 increased 7%, or $140.6. Underlying base business growth increased sales by 5%. In Electronics, higher volumes in specialty materials and tonnage gases were partially offset by lower equipment sales and softer volumes due to product rationalization. Higher volumes across Asia and in some key market segments in North America increased sales in Performance Materials. Pricing was flat, as improvements in Performance Materials were offset by lower pricing in electronic specialty materials. Favorable currency effects, primarily the weakening of the U.S. dollar against key European and Asian currencies, improved sales by 2%.
Electronics and Performance Materials Operating Income
Operating income of $245.9 increased 7%, or $16.7. Operating income increased $48 from higher volumes, $19 from lower operating costs, and $18 from favorable currency effects, partially offset by property damage of $15 caused by the fire at an Electronics production facility in Korea. Operating income also declined by $51 from lower electronic specialty materials pricing, net of variable costs.
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

Equipment and Energy

	2008	2007	2006

Sales	$438.1	$585.9	$536.5
Operating income	38.9	76.8	68.9

2008 vs. 2007
Sales of $438.1 decreased by $147.8, primarily from lower LNG activity and a one-time energy-related equipment sale that occurred in the prior year. Operating income of $38.9 decreased by $37.9, primarily from lower LNG heat exchanger activity.
The sales backlog for the Equipment business at 30 September 2008 was $399, compared to $258 at 30 September 2007. It is expected that approximately $289 of the backlog will be completed during 2009.
2007 vs. 2006
Sales of $585.9 increased $49.4, primarily from a one-time energy-related equipment sale. Operating income of $76.8 increased by $7.9, primarily from higher LNG heat exchanger activity.
The sales backlog for the Equipment business at 30 September 2007 was $258, compared to $446 at 30 September 2006, which reflected a peak level for LNG orders. The business received an order for one new LNG heat exchanger in 2007.
Other
Other operating income includes expense and income that cannot be directly associated with the business segments, including foreign exchange gains and losses, interest income, and costs previously allocated to businesses now reported as discontinued operations. Also included are LIFO inventory adjustments, as the business segments use FIFO and the LIFO pool is kept at corporate. Corporate research and development costs are fully allocated to the business segments.

	2008	2007	2006

Operating (loss)	$(30.8)	$(26.0)	$(35.0)

2008 vs. 2007
Operating loss of $30.8 increased by $4.8. No items were individually significant in comparison to the prior year.
2007 vs. 2006
The operating loss of $26.0 decreased by $9.0, primarily due to the Amines allocated costs that are included in the 2006 results.
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
The amounts recognized in the consolidated financial statements for pension benefits under the defined benefit plans are determined on an actuarial basis utilizing numerous assumptions. The discussion that follows provides information on the funding, significant assumptions, and expense associated with the defined benefit plans. In addition, refer to Note 18 to the Consolidated Financial Statements for comprehensive and detailed disclosures on the Company’s postretirement benefits and Note 2 to the Consolidated Financial Statements for information on the adoption of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132R.”
For 2008, the fair market value of pension plan assets for the Company’s defined benefit plans as of the measurement date decreased to $2,218.2 from $2,600.1, primarily due to investment losses. The projected benefit obligation for these plans as of the measurement date was $2,731.7 and $3,033.1 in 2008 and 2007, respectively. The decrease in the obligation was due principally to an increase in the weighted average discount rate used to measure future benefit obligations to 7.1% from 6.1%.

20   AIR PRODUCTS 2008 ANNUAL REPORT | Management’s Discussion and Analysis

Pension Funding
Pension funding includes both contributions to funded plans and benefit payments under unfunded plans. With respect to funded plans, the Company’s funding policy is that contributions, combined with appreciation and earnings, will be sufficient to pay benefits without creating unnecessary surpluses.
In addition, the Company makes contributions to satisfy all legal funding requirements while managing its capacity to benefit from tax deductions attributable to plan contributions. The Company analyzes the liabilities and demographics of each plan, which helps guide the level of contributions. During 2008 and 2007, the Company’s cash contributions to funded plans and benefit payments under unfunded plans were $234.0 and $290.0, respectively, the majority of which was voluntary.
Cash contributions and benefit payments for defined benefit plans are estimated to be approximately $170 in 2009, the majority of which is voluntary. Actual future contributions will depend on future funding legislation, discount rates, investment performance, plan design, and various other factors. Refer to the Contractual Obligations discussion on page 25 for a projection of future contributions.
Significant Assumptions
Actuarial models are used in calculating the pension expense and liability related to the various defined benefit plans. These models have an underlying assumption that the employees render service over their service lives on a relatively consistent basis; therefore, the expense of benefits earned should follow a similar pattern.
Several assumptions and statistical variables are used in the models to calculate the expense and liability related to the plans. The Company determines assumptions about the discount rate, the expected rate of return on plan assets, and the rate of compensation increase. Note 18 to the Consolidated Financial Statements includes disclosure of these rates on a weighted average basis, encompassing both the domestic and international plans. The actuarial models also use assumptions on demographic factors such as retirement age, mortality, and turnover rates. The Company believes the actuarial assumptions are reasonable. However, actual results could vary materially from these actuarial assumptions due to economic events and different rates of retirement, mortality, and turnover.
One of the critical assumptions used in the actuarial models is the discount rate. This rate is determined at the annual measurement date for each of the various plans and is therefore subject to change each year. The rate reflects the prevailing market rate for high-quality, fixed-income debt instruments with maturities corresponding to the expected duration of the benefit obligations on the measurement date. The Citigroup Pension Discount Curve is used in determining the discount rate for each of the U.S. Plans. The rate is used to discount the future cash flows of benefit obligations back to the measurement date. A higher discount rate decreases the present value of the benefit obligations and results in lower pension expense. A 50 basis point increase/decrease in the discount rate decreases/increases pension expense by approximately $23 per year.
The expected rate of return on plan assets represents the average rate of return to be earned by plan assets over the period that the benefits included in the benefit obligation are to be paid. The expected return on plan assets assumption is based on an estimated weighted average of long-term returns of major asset classes. In determining asset class returns, the Company takes into account long-term returns of major asset classes, historical performance of plan assets, and related value-added of active management, as well as the current interest rate environment. Asset allocation is determined by an asset/ liability study that takes into account plan demographics, asset returns, and acceptable levels of risk. Lower returns on the plan assets result in higher pension expense. A 50 basis point increase/decrease in the estimated rate of return on plan assets decreases/increases pension expense by approximately $12 per year.
The weighted average actual compound rate of return earned on plan assets for the last ten years was 5.9% for the U.S. and the U.K. For the last 20 years, the actual rate was 9.1%. The Company uses a market-related valuation method for recognizing investment gains or losses. Investment gains or losses are the difference between the expected and actual return based on the market-related value of assets. This method recognizes investment gains or losses over a five-year period from the year in which they occur, which reduces year-to-year volatility. Expense in future periods will be impacted as gains or losses are recognized in the market-related value of assets over the five-year period.
The expected rate of compensation increase is another key assumption. The Company determines this rate based on review of the underlying long-term salary increase trend characteristic of labor markets, historical experience, as well as comparison to peer companies. A 50 basis point increase/decrease in the expected rate of compensation increases/decreases pension expense by approximately $12 per year.

Pension Expense

	2008	2007	2006

Pension expense	$127.0	$138.5	$154.0
Special terminations, settlements and curtailments (included above)	31.5	12.3	12.9
Weighted average discount rate	6.1%	5.7%	5.3%
Weighted average expected rate of return on plan assets	8.8%	8.8%	8.8%
Weighted average rate of compensation increase	4.2%	4.1%	4.1%

2008 vs. 2007
The decrease in pension expense was primarily attributable to the 40 basis point increase in the weighted average discount rate. Expense included $31.5 in 2008 and $12.3 in 2007 for special termination, settlement, and curtailment charges.
2007 vs. 2006
The decrease in pension expense was primarily attributable to the 40 basis point increase in the weighted average discount rate.
Pension expense is estimated to be approximately $75 in 2009. This represents a decrease of $20.5, net of special terminations, settlements, and curtailments. This decrease is primarily attributable to a 100 basis point increase in the weighted average discount rate from 6.1% to 7.1% and anticipated contributions to the defined benefit plans in 2009, partially offset by a reduction in the asset return assumption from 8.8% to 8.3% and a decline in the market value of the plan assets.
In 2009, pension expense will include approximately $23.2 of amortization relating to actuarial losses. Future changes in the discount rate and actual returns on plan assets different from expected returns would impact the actuarial gains/losses and resulting amortization in years beyond 2009.
ENVIRONMENTAL MATTERS
The Company is subject to various environmental laws and regulations in the United States of America and foreign countries where it has operations. Compliance with these laws and regulations results in higher capital expenditures and costs. Additionally, from time to time, the Company is involved in proceedings under the Comprehensive Environmental Response, Compensation and Liability Act (the federal Superfund law), similar state laws, and the Resource Conservation and Recovery Act (RCRA) relating to the designation of certain sites for investigation and possible cleanup. The Company’s accounting policy for environmental expenditures is discussed in Note 1 to the Consolidated Financial Statements, and environmental loss contingencies are discussed in Note 19 to the Consolidated Financial Statements.
The amounts charged to earnings from continuing operations on an after-tax basis related to environmental matters totaled $31.0, $25.1, and $25.8, in 2008, 2007, and 2006, respectively. These amounts represent an estimate of expenses for compliance with environmental laws, as well as remedial activities and costs incurred to meet internal Company standards. Such costs are estimated to be $22 and $23 in 2009 and 2010, respectively.
Although precise amounts are difficult to determine, the Company estimates that in 2008, it spent approximately $7 on capital projects to control pollution versus $11 in 2007. Capital expenditures to control pollution in future years are estimated to be $8 and $7 in 2009 and 2010, respectively.
The Company accrues environmental investigatory, external legal, and remediation costs for identified sites when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. The potential exposure for such costs is estimated to range from $82 to a reasonably possible upper exposure of $95. The balance sheet at 30 September 2008 and 2007 included an accrual of $82.9 and $52.2, respectively. The accrual for the environmental obligations relating to the Pace, Florida and the Piedmont, S.C. facilities is included in these amounts. See Note 19 to the Consolidated Financial Statements for further details on these facilities.
Actual costs to be incurred at identified sites in future periods may vary from the estimates, given inherent uncertainties in evaluating environmental exposures. Subject to the imprecision in estimating future environmental costs, the Company does not expect that any sum it may have to pay in connection with environmental matters in excess of the amounts recorded or disclosed above would have a material adverse impact on its financial position or results of operations in any one year.
Some of the Company’s operations are within jurisdictions that have, or are developing, regulations governing emissions of greenhouse gases (GHGs). These include existing and expanding coverage under the European Union Emissions Trading Scheme; mandatory reporting and reductions at manufacturing facilities in Alberta, Canada; and mandatory reporting and anticipated constraints on GHG emissions in California and Ontario. In the U.S., regional initiatives have been implemented that will regulate GHG emissions from fossil fuel-driven power plants, and some federal legislative proposals also focus on

22   AIR PRODUCTS 2008 ANNUAL REPORT | Management’s Discussion and Analysis

such power plants. As a large consumer of electric power, the Company could be impacted by increased costs that may arise from such regulatory controls. In addition, federal legislation has been introduced in the U.S. that would regulate production of fluorinated gases manufactured by the Company. Increased public awareness and concern may result in more international, U.S. federal, and/or regional requirements to reduce or mitigate the effects of GHGs.
The Company may also incur costs related to GHG emissions from its hydrogen facilities and other operations such as fluorinated gases production. The Company believes it will be able to mitigate some of the potential costs through its contractual terms, but the lack of definitive legislation or regulatory requirements prevents accurate prediction of the long-term impact on the Company. Any legislation that limits or taxes GHG emissions from Company facilities could impact the Company’s growth by increasing its operating costs or reducing demand for certain of its products.
Regulation of GHGs may also produce new opportunities for the Company. The Company continues to develop technologies to help its facilities and its customers to lower energy consumption, improve efficiency, and lower emissions. The Company is also developing a portfolio of technologies that capture CO2 from power and chemical plants before it reaches the atmosphere, enable cleaner transportation fuels, and facilitate alternate fuel source development. In addition, the potential demand for clean coal and the Company’s carbon capture solutions could increase demand for oxygen, one of the Company’s main products, and the Company’s proprietary technology for delivering low-cost oxygen.
LIQUIDITY AND CAPITAL RESOURCES
The Company maintained a solid financial position throughout 2008. Strong cash flow from operations, supplemented with proceeds from borrowings, provided funding for the Company’s capital spending and share repurchase program. The Company continues to maintain debt ratings of A/A2 (long-term) and A-1/ P-1 (short-term), respectively, by Standard & Poor’s and Moody’s and has had consistent access to commercial paper markets despite the current credit crisis. The current credit environment has not had, and is not expected to have, a significant adverse impact on liquidity.
Cash Flows
The Company’s cash flows from operating, investing, and financing activities, as reflected in the consolidated statements of cash flows, are summarized in the following table:

	2008	2007	2006

Cash provided by (used for):
Operating activities	$1,679.6	$1,499.9	$1,347.5
Investing activities	(919.8)	(1,483.1)	(946.7)
Financing activities	(698.5)	(14.9)	(422.6)
Effect of exchange rate changes on cash	1.7	7.6	2.5

Increase (decrease) in cash and cash items	$63.0	$9.5	$(19.3)

Operating Activities
2008 vs. 2007
Net cash provided by operating activities increased $179.7, or 12%. The increase resulted principally from a decrease in the use of cash for working capital of $167.2. Cash increased $156.5, due to a reduction in contracts in progress due to lower equipment activity. Cash used for payables and accrued liabilities decreased by $204.8, due mainly to an increase in customer advances related to equipment sales and lower pension plan contributions. Partially offsetting these favorable impacts was an increase in the use of cash for trade receivables of $97.2 and other receivables of $77.5. The increase in trade receivables was due to higher sales, offset partially by increased collections. The increase in other receivables resulted from the recognition of a deferred tax asset related to the U.S. Healthcare impairment charge. The decline in net income of $125.9 was offset by the favorable impact of adjustments to income of $138.4. Net income included a noncash impairment charge of $314.8 related to the U.S. Healthcare business and an increase in depreciation/amortization expense of $79.2. Net income also included a gain of $105.9 related to the sale of discontinued operations, and adjustments to income included an increase in noncurrent capital lease receivables of $121.8.
2007 vs. 2006
Net cash provided by operating activities increased $152.4, or 11%. This increase was primarily due to higher earnings, partially offset by changes in working capital. Net income increased $312.2. Adjustments to income, principally depreciation and amortization, increased cash from operating activities by $34.9. The use of cash for working capital increased $194.7. There was an increase in the use of cash for payables and accrued liabilities of $319.1, partially offset by a decrease in the use of cash for trade receivables of $82.6 and inventories of $35.7. Cash used for payables and accrued liabilities increased, due mainly to a reduction in customer advances, higher pension plan contributions, payments for the global cost reduction plan, and the timing of payments. Customer advances declined as projects on average were nearer completion. Generally, customer advances are higher at the beginning of projects. The use of cash decreased for trade receivables due to the Company’s focus on collection activities.

Investing Activities
2008 vs. 2007
Cash used for investing activities decreased $563.3, principally from lower acquisitions of $467.1 and proceeds from the sale of discontinued operations of $423.0, partially offset by proceeds from the issuance of Industrial Revenue Bonds. The proceeds of the bonds must be held in escrow until related project spending occurs. As of 30 September 2008, $181.2 was classified as a noncurrent asset and reflected as a use of cash in investing activities. In 2007, the Company acquired BOC Gazy from The Linde Group for 380 million Euros or $518.4. During 2008, the Company sold its Polymer Emulsions and HPPC businesses.
2007 vs. 2006
Cash used for investing activities increased $536.4. Additions to plant and equipment decreased $195.5. This decrease is primarily related to the $297.2 repurchase of cryogenic vessel equipment in 2006. Acquisitions in 2007, totaling $539.1, primarily consisted of BOC Gazy from The Linde Group for 380 million Euros or $518.4. Acquisitions in 2006 of $127.0 principally included Tomah3 Products. Proceeds from the sale of assets and investments decreased $117.0, principally due to the sale of the Geismar, Louisiana DNT production facility in 2006. The Company also sold its Amines business in 2006 for $211.2. Additionally, insurance proceeds received for property damage from hurricanes were lower by $37.4.
Capital Expenditures
Capital expenditures are detailed in the following table:

	2008	2007	2006

Additions to plant and equipment	$1,085.1	$1,013.2	$1,208.7
Acquisitions, less cash acquired	72.0	539.1	127.0
Investments in and advances to unconsolidated affiliates	2.2	.2	22.5

Capital Expenditures on a GAAP basis	$1,159.3	$1,552.5	$1,358.2
Capital lease expenditures under
EITF No. 01-08(A)	195.7	82.8	128.3

Capital Expenditures on a non-GAAP basis	$1,355.0	$1,635.3	$1,486.5

(A)	The Company utilizes a non-GAAP measure in the computation of capital expenditures and includes spending associated with facilities accounted for as capital leases. Certain facilities that are built to service a specific customer are accounted for as capital leases in accordance with EITF No. 01-08, “Determining Whether an Arrangement Contains a Lease,” and such spending is reflected as a use of cash within cash provided by operating activities. The presentation of this non-GAAP measure is intended to enhance the usefulness of information by providing a measure which the Company’s management uses internally to evaluate and manage the Company’s expenditures.
Capital expenditures on a GAAP basis in 2008 totaled $1,159.3, compared to $1,552.5 in 2007. Additions to plant and equipment in 2008 increased by $71.9 compared to 2007. As in 2007, additions to plant and equipment in 2008 were largely in support of the worldwide Merchant Gases, Tonnage Gases, and Electronics and Performance Materials segments. Additions to plant and equipment also included support capital of a routine, ongoing nature, including expenditures for distribution equipment and facility improvements. In 2007, the Company acquired BOC Gazy at a cost of $518.4.
Capital expenditures on a non-GAAP basis in 2008 totaled $1,355.0, compared to $1,635.3 in 2007. Capital lease expenditures under EITF No. 01-08 of $195.7 increased by $112.9, reflecting higher project spending primarily in Europe and Asia. In 2007, capital lease expenditures under EITF No. 01-08 of $82.8 declined $45.5 from 2006, mainly due to the completion of a large project in 2006.
Capital expenditures, excluding acquisitions in 2009, are expected to increase $200 to $400, reflecting a strong project workload. It is anticipated that capital expenditures will be funded principally with cash from continuing operations. In addition, the Company intends to continue to evaluate acquisition opportunities and investments in equity affiliates.
Financing Activities
2008 vs. 2007
Cash used for financing activities increased $683.6, due primarily to a net decrease in borrowings of $299.5, an increase in cash used for the purchase of treasury stock of $218.2, and lower proceeds of $115.4 from stock option exercises. Company borrowings (short- and long-term proceeds, net of repayments) totaled $305.5 as compared to $605.0.
2007 vs. 2006
Cash used for financing activities decreased $407.7 in 2007, due primarily to the net increase in Company borrowings (short- and long-term proceeds, net of repayments) of $605.0 as compared to $243.6. Additionally, higher proceeds from stock option exercises of $99.9 were essentially offset by an increase in the use of cash for the purchase of treasury stock of $92.9.

24   AIR PRODUCTS 2008 ANNUAL REPORT | Management’s Discussion and Analysis

Financing and Capital Structure
Capital needs in 2008 were satisfied with cash from operations, supplemented with proceeds from borrowings. At the end of 2008, total debt outstanding was $4.0 billion compared to $3.7 billion. Total debt at 30 September 2008 and 2007, expressed as a percentage of the sum of total debt, shareholders’ equity, and minority interest, was 43.4% and 39.8%, respectively.
Long-term debt proceeds of $580.1 included $300.0 from the issuance of a fixed-rate 4.15% five-year bond and $220.0 from Industrial Revenue Bonds. Refer to Note 12 to the Consolidated Financial Statements for additional information.
In September 2008, the Company increased the size of its multicurrency committed revolving credit facility, maturing May 2011, from $1,200 to $1,450. Sixteen major global banks provide commitments under this facility, and the Company is confident that funding would be available from these banks if it were necessary to draw on the facility. As of 30 September 2008, no borrowings were outstanding under this facility. Additional commitments of $381.4 are maintained by the Company’s foreign subsidiaries, of which $281.8 was borrowed and outstanding at 30 September 2008. There was $97.2 of commercial paper outstanding at 30 September 2008.
On 20 September 2007, the Board of Directors authorized the repurchase of up to $1,000 of the Company’s outstanding common stock. This action was in addition to an existing $1,500 share repurchase program which was approved on 16 March 2006. As of 30 September 2007, the Company purchased 15.0 million of its outstanding shares at a cost of $1,063.4. During 2008, the Company purchased an additional 8.7 million of its outstanding shares at a cost of $787.4. The Company has completed the 2006 authorization and will continue to purchase shares under the 2007 authorization at its discretion while maintaining sufficient funds for investing in its business and growth opportunities. An additional $649.2 in share repurchase authorization remains.
The Company projects a limited need to access the long-term debt markets in 2009 due to its projected operating cash flows and very low long-term debt maturities. The Company expects that its strong credit rating will continue to ensure its access to the commercial paper and other short-term debt markets.
Dividends
On 20 March 2008, the Board of Directors increased the quarterly cash dividend 16%, from 38 cents per share to 44 cents per share. Dividends are declared by the Board of Directors and are usually paid during the sixth week after the close of the fiscal quarter.

CONTRACTUAL OBLIGATIONS
The Company is obligated to make future payments under various contracts such as debt agreements, lease agreements, unconditional purchase obligations, and other long-term obligations. The following table summarizes these obligations of the Company as of 30 September 2008.

	Payments Due by Period
	Total	2009	2010	2011	2012	2013	Thereafter

Long-term debt obligations
Debt maturities	$3,533	$31	$468	$178	$476	$301	$2,079
Contractual interest	1,541	155	142	126	112	96	910
Capital leases	15	1	1	1	1	1	10
Operating leases	238	50	41	32	26	21	68
Pension obligations	538	170	70	80	190	28	—
Unconditional purchase obligations	1,728	676	120	100	92	92	648

Total Contractual Obligations	$7,593	$1,083	$842	$517	$897	$539	$3,715

Long-Term Debt Obligations
The long-term debt obligations include the maturity payments of long-term debt, including current portion, and the related contractual interest obligations. Refer to Note 12 to the Consolidated Financial Statements for additional information on long-term debt.
Contractual interest is the interest the Company is contracted to pay on the long-term debt obligations without taking into account the interest impact of interest rate swaps related to any of this debt, which at current interest rates would slightly decrease contractual interest. The Company had $1,274 of long-term debt subject to variable interest rates at 30 September 2008, excluding fixed-rate debt that has been swapped to variable-rate debt. The rate assumed for the variable interest component of the contractual interest obligation was the rate in effect at 30 September 2008. Variable interest rates are primarily determined by interbank offer rates and by U.S. short-term tax-exempt interest rates.
Leases
Refer to Note 13 to the Consolidated Financial Statements for additional information on capital and operating leases.
Pension Obligations
The Company and certain of its subsidiaries sponsor defined benefit plans that cover a substantial portion of its worldwide employees. The Company closed its major defined benefit plans to new participants in 2005. The Company’s funding policy is that contributions, combined with appreciation and earnings, will be sufficient to pay benefits without creating unnecessary surpluses. In addition, the Company makes contributions to satisfy all legal funding requirements while managing its capacity to benefit from tax deductions attributable to plan contributions. The amounts in the table represent the current estimated cash payments to be made by the Company that in total equal the recognized liabilities. These payments are based upon current valuation assumptions and, for the U.S., pension legislation effective in 2008.
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
The above unconditional purchase obligations also include the fixed demand charge for electric power under numerous supply contracts. A fixed demand charge is generally included in electric power supply agreement pricing and generally ratchets down to zero over a period of months in the event operations are terminated. Therefore, the fixed obligation is principally included in 2009.
Purchase commitments to spend approximately $485 for additional plant and equipment are included in the unconditional purchase obligations.
The Company also purchases materials, energy, capital equipment, supplies, and services as part of the ordinary course of business under arrangements which are not unconditional purchase obligations. The majority of such purchases are for raw materials and energy, which are obtained under requirements-type contracts at market prices. In total, purchases by the Company approximate $7.5 billion annually, including the unconditional purchase obligations in the table.
Income Tax Liabilities
Noncurrent deferred income tax liabilities as of 30 September 2008 were $626.6. Refer to Note 17 to the Consolidated Financial Statements. Tax liabilities related to FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (FIN 48), as of 30 September 2008 were $184.1. Refer to Note 2 to the Consolidated Financial Statements. These tax liabilities were not included in the Contractual Obligations table as it is impractical to determine a cash impact by year.

26   AIR PRODUCTS 2008 ANNUAL REPORT | Management’s Discussion and Analysis

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
RELATED PARTY TRANSACTIONS
The Company’s principal related parties are equity affiliates operating primarily in the industrial gas business. The Company did not engage in any material transactions involving related parties that included terms or other aspects that differ from those which would be negotiated at arm’s length with clearly independent parties.
MARKET RISKS AND SENSITIVITY ANALYSIS
The Company’s earnings, cash flows, and financial position are exposed to market risks relating to fluctuations in interest rates and foreign currency exchange rates. It is the Company’s policy to minimize its cash flow exposure to adverse changes in currency exchange rates and to manage the financial risks inherent in funding with debt capital.
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
The Company’s derivative and other financial instruments consist of long-term debt (including current portion), interest rate swaps, cross currency interest rate swaps, foreign exchange-forward contracts, foreign exchange-option contracts, and commodity swaps. The net market value of these financial instruments combined is referred to below as the net financial instrument position. The net financial instrument position does not include other investments of $31.9 at 30 September 2008 and $39.8 at 30 September 2007 as disclosed in Note 6 to the Consolidated Financial Statements. These amounts represent investments accounted for by the cost method, including a publicly traded foreign company. The Company assessed the materiality of the market risk exposure on these other investments and determined this exposure to be immaterial.
At 30 September 2008 and 2007, the net financial instrument position was a liability of $3,629 and $3,157, respectively. The increase in the net financial instrument position was due primarily to an increase in the book value of long-term debt as a result of new issuances exceeding repayments.
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
Interest Rate Risk
The Company’s debt portfolio, including swap agreements, as of 30 September 2008, primarily comprised debt denominated in Euros (44%) and U.S. dollars (43%), including the effect of currency swaps. This debt portfolio is composed of 49% fixed-rate debt and 51% variable-rate debt. Changes in interest rates have different impacts on the fixed- and variable-rate portions of the Company’s debt portfolio. A change in interest rates on the fixed portion of the debt portfolio impacts the net financial instrument position but has no impact on interest incurred or cash flows. A change in interest rates on the variable portion of the debt portfolio impacts the interest incurred and cash flows but does not impact the net financial instrument position.

The sensitivity analysis related to the fixed portion of the Company’s debt portfolio assumes an instantaneous 100 basis point move in interest rates from the levels at 30 September 2008 and 2007, with all other variables held constant. A 100 basis point increase in market interest rates would result in a decrease of $98 and $95 in the net liability position of financial instruments at 30 September 2008 and 2007, respectively. A 100 basis point decrease in market interest rates would result in an increase of $98 and $103 in the net liability position of financial instruments at 30 September 2008 and 2007, respectively.
Based on the variable-rate debt included in the Company’s debt portfolio, including the interest rate swap agreements, as of 30 September 2008 and 2007, a 100 basis point increase in interest rates would result in an additional $20 and $19 in interest incurred per year at 30 September 2008 and 2007, respectively. A 100 basis point decline would lower interest incurred by $20 and $19 per year at 30 September 2008 and 2007, respectively.
Foreign Currency Exchange Rate Risk
The sensitivity analysis assumes an instantaneous 10% change in the foreign currency exchange rates from their levels at 30 September 2008 and 2007, with all other variables held constant. A 10% strengthening of the functional currency of an entity versus all other currencies would result in a decrease of $356 and $366 in the net liability position of financial instruments at 30 September 2008 and 2007, respectively. A 10% weakening of the functional currency of an entity versus all other currencies would result in an increase of $352 and $366 in the net liability position of financial instruments at 30 September 2008 and 2007, respectively.
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
Commodity Price Risk
The sensitivity analysis assumes an instantaneous 50% change in the price of natural gas, oil-based feedstocks, and nickel from their levels at 30 September 2008 and 2007, with all other variables held constant. The impact of a 50% change in these prices would not have a significant impact on the net liability position of financial instruments at 30 September 2008 and 2007.
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
Depreciable Lives of Plant and Equipment
Plant and equipment is recorded at cost and depreciated using the straight-line method, which deducts equal amounts of the cost of each asset from earnings every year over its estimated economic useful life. Net plant and equipment at 30 September 2008 totaled $6,614.8, and depreciation expense totaled $848.0 during 2008.
Economic useful life is the duration of time an asset is expected to be productively employed by the Company, which may be less than its physical life. Assumptions on the following factors,

28   AIR PRODUCTS 2008 ANNUAL REPORT | Management’s Discussion and Analysis

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
A change in the depreciable life by one year for production facilities within the Merchant Gases and Electronics and Performance Materials segments for which there is not an associated long-term customer supply agreement would impact annual depreciation expense as summarized below:

	Decrease Life	Increase Life
	by 1 Year	by 1 Year

Merchant Gases	$19	$(14)
Electronics and Performance Materials	$18	$(12)

Impairment of Long-Lived Assets
Plant and Equipment
Net plant and equipment at 30 September 2008 totaled $6,614.8. Plant and equipment held for use is grouped for impairment testing at the lowest level for which there are identifiable cash flows. Impairment testing of the asset group occurs whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company assesses recoverability by comparing the carrying amount of the asset group to the estimated undiscounted future cash flows expected to be generated by the assets. If an asset group is considered impaired, the impairment loss to be recognized would be measured as the amount by which the asset group’s carrying amount exceeds its fair value. Assets to be disposed of by sale are reported at the lower of carrying amount or fair value less cost to sell.
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
During the third quarter of 2008, the Company determined an interim test for impairment was required for its U.S. Healthcare business, and the impairment test resulted in a charge of $7.8. Refer to Note 5 to the Consolidated Financial Statements for further detail.
As part of the actions taken in the Company’s global cost reduction plan, recognized impairment of assets to be sold or abandoned was $7.7 in 2006. Refer to Note 3 to the Consolidated Financial Statements for additional information.

Goodwill
The purchase method of accounting for business combinations requires the Company to make use of estimates and judgments to allocate the purchase price paid for acquisitions to the fair value of the net tangible and identifiable intangible assets. Goodwill represents the excess of the aggregate purchase price over the fair value of net assets of an acquired entity. Goodwill, including goodwill associated with equity affiliates, was $991.5 as of 30 September 2008. The majority of the Company’s goodwill is assigned to reporting units within the Merchant Gases and Electronics and Performance Materials segments. Disclosures related to goodwill are included in Note 10 to the Consolidated Financial Statements.
The Company performs an impairment test annually in the fourth quarter of the fiscal year. In addition, goodwill would be tested more frequently if changes in circumstances or the occurrence of events indicated that potential impairment exists. The impairment test requires the Company to compare the fair value of business reporting units to carrying value, including assigned goodwill.
During the third quarter of 2008, the Company determined an interim test for impairment was required for its U.S. Healthcare reporting unit, and the impairment test resulted in a charge of $294.3. The impairment reduced the carrying amount of the U.S. Healthcare reporting unit goodwill to zero. Refer to Note 5 to the Consolidated Financial Statements for additional information.
In the fourth quarter of 2008, the Company conducted the required annual test of goodwill for impairment. There were no indications of impairment.
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
Equity Investments
Investments in and advances to equity affiliates totaled $822.6 at 30 September 2008. The majority of the Company’s investments are non-publicly traded ventures with other companies in the industrial gas business. Summarized financial information of equity affiliates is included in
Note 8 to the Consolidated Financial Statements. Equity investments are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable.
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
Income Taxes
The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are recognized for the tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities measured using the enacted tax rate. At 30 September 2008, accrued income taxes and deferred tax liabilities amounted to $87.0 and $626.6, respectively. Tax liabilities related to FIN 48 as of 30 September 2008 were $184.1. Current and noncurrent deferred tax assets equaled $264.4 at 30 September 2008. Income tax expense was $365.3 for the year ended 30 September 2008. Management judgment is required in determining income tax expense and the related balance sheet amounts. Judgments are required concerning the ultimate outcome of tax contingencies and the realization of deferred tax assets.
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
A 1% point increase (decrease) in the Company’s effective tax rate would have decreased (increased) net income by approximately $15.

30   AIR PRODUCTS 2008 ANNUAL REPORT | Management’s Discussion and Analysis

Pension Benefits
The Company sponsors defined benefit pension plans in various forms for employees who meet eligibility requirements. Several assumptions and statistical variables are used in actuarial models to calculate the pension expense and liability related to the various plans. Assumptions about the discount rate, the expected rate of return on plan assets, and the future rate of compensation increases are determined by the Company. The actuarial models also use assumptions on demographic factors such as retirement age, mortality, and turnover. Management considers the accounting for pension benefits critical because of the significance and number of assumptions used. Depending on the assumptions selected, pension expense could vary significantly and could have a material effect on reported earnings. The assumptions used can also materially affect the measurement of benefit obligations. For a detailed discussion of the Company’s pension benefits, see Pension Benefits on page 20 and Note 18 to the Consolidated Financial Statements.
Loss Contingencies
In the normal course of business the Company encounters contingencies, i.e., situations involving varying degrees of uncertainty as to the outcome and effect on the Company. The Company accrues a liability for loss contingencies when it is considered probable that a liability has been incurred and the amount of loss can be reasonably estimated. When only a range of possible loss can be established, the most probable amount in the range is accrued. If no amount within this range is a better estimate than any other amount within the range, the minimum amount in the range is accrued.
Contingencies include those associated with litigation and environmental matters for which the Company’s accounting policy is discussed in Note 1 to the Consolidated Financial Statements, and particulars are provided in Note 19 to the Consolidated Financial Statements. Significant judgment is required in both determining probability and whether the amount of loss associated with a contingency can be reasonably estimated. These determinations are made based on the best available information at the time. As additional information becomes available, the Company reassesses probability and estimates of loss contingencies. Revisions in the estimates associated with loss contingencies could have a significant impact on the Company’s results of operations in the period in which an accrual for loss contingencies is recorded or adjusted. For example, due to the inherent uncertainties related to environmental exposures, a significant increase to environmental liabilities could occur if a new site is designated, the scope of remediation is increased, or the Company’s proportionate share is increased. Similarly, a future charge for regulatory fines or damage awards associated with litigation could have a significant impact on the Company’s net income in the period in which it is recorded.
NEW ACCOUNTING STANDARDS
See Note 2 to the Consolidated Financial Statements for information concerning the Company’s implementation and impact of new accounting standards.
FORWARD-LOOKING STATEMENTS
This document contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this document regarding important risk factors. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including, without limitation, continuing deterioration in economic and business conditions; weakening demand for the Company’s products; future financial and operating performance of major customers and industries served by the Company; unanticipated contract terminations or customer cancellations or postponement of projects and sales; asset impairments due to economic conditions or specific product or customer events; the impact of competitive products and pricing; interruption in ordinary sources of supply of raw materials; the ability to recover unanticipated increased energy and raw material costs from customers; costs and outcomes of litigation or regulatory activities; consequences of acts of war or terrorism impacting the United States’ and other markets; the effects of a pandemic or epidemic or a natural disaster; charges related to current portfolio management and cost reduction actions; the success of implementing cost reduction programs and achieving anticipated acquisition synergies; the timing, impact, and other uncertainties of future acquisitions or divestitures; the ability to attract, hire, and retain qualified personnel in all regions of the world where the Company operates; significant fluctuations in interest rates and foreign currencies from that currently anticipated; the continued availability of capital funding sources in all of the Company’s foreign operations; the impact of new or changed environmental, healthcare, tax or other legislation and regulations in jurisdictions in which the Company and its affiliates operate; the impact of new or changed financial accounting standards; and the timing and rate at which tax credits can be utilized. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this document to reflect any change in the Company’s assumptions, beliefs or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.

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
Management has evaluated the effectiveness of its internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this evaluation, management concluded that, as of 30 September 2008, the Company’s internal control over financial reporting was effective.
KPMG LLP, an independent registered public accounting firm, has issued an attestation report on the Company’s internal control over financial reporting, which appears herein.

John E. McGlade	Paul E. Huck
Chairman, President and	Senior Vice President and
Chief Executive Officer	Chief Financial Officer
25 November 2008	25 November 2008

32   AIR PRODUCTS 2008 ANNUAL REPORT

Report of Independent Registered Public Accounting Firm
on Internal Control over Financial Reporting

To the Shareholders and Board of Directors of Air Products and Chemicals, Inc.:
We have audited Air Products and Chemicals, Inc. and subsidiaries’ internal control over financial reporting as of 30 September 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Air Products and Chemicals, Inc. and subsidiaries’ management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying “Management’s Report on Internal Control over Financial Reporting.” Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
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
In our opinion, Air Products and Chemicals, Inc. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of 30 September 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Air Products and Chemicals, Inc. and subsidiaries as of 30 September 2008 and 2007, and the related consolidated income statements and consolidated statements of shareholders’ equity and cash flows for each of the years in the three-year period ended 30 September 2008, and our report dated 25 November 2008 expressed an unqualified opinion on those consolidated financial statements.
Philadelphia, Pennsylvania
25 November 2008

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of Air Products and Chemicals, Inc.:
We have audited the accompanying consolidated balance sheets of Air Products and Chemicals, Inc. and subsidiaries (the Company) as of 30 September 2008 and 2007, and the related consolidated income statements and consolidated statements of shareholders’ equity and cash flows for each of the years in the three-year period ended 30 September 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Air Products and Chemicals, Inc. and subsidiaries as of 30 September 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended 30 September 2008, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 2 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board (FASB) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” effective 1 October 2007; Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” as of 30 September 2007; and FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” effective 30 September 2006.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Air Products and Chemicals, Inc. and subsidiaries’ internal control over financial reporting as of 30 September 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated 25 November 2008 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
Philadelphia, Pennsylvania
25 November 2008

34   AIR PRODUCTS 2008 ANNUAL REPORT

The Consolidated Financial Statements
Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS

Year ended 30 September (millions of dollars, except for share data)	2008	2007	2006

Sales	$10,414.5	$9,148.2	$7,885.0

Cost of sales	7,693.1	6,698.9	5,817.0
Selling and administrative	1,090.4	999.8	891.5
Research and development	130.7	129.0	139.9
Pension settlement	30.3	10.3	—
Customer contract settlement	—	(36.8)	—
Global cost reduction plan	—	13.7	71.0
Gain on sale of a chemical facility	—	—	(70.4)
Impairment of loans receivable	—	—	65.8
Other (income) expense, net	(25.8)	(42.3)	(71.7)

Operating Income	1,495.8	1,375.6	1,041.9
Equity affiliates’ income	145.0	114.4	91.5
Interest expense	162.0	162.4	118.4

Income from Continuing Operations before Taxes and Minority Interest	1,478.8	1,327.6	1,015.0
Income tax provision	365.3	287.2	262.0
Minority interest in earnings of subsidiary companies	23.0	20.8	18.9

Income from Continuing Operations	1,090.5	1,019.6	734.1
Income (Loss) from Discontinued Operations, net of tax	(180.8)	16.0	(4.5)

Income before Cumulative Effect of Accounting Change	909.7	1,035.6	729.6
Cumulative effect of accounting change, net of tax	—	—	(6.2)

Net Income	$909.7	$1,035.6	$723.4

Weighted Average of Common Shares Outstanding (in millions)	212.2	216.2	221.7
Weighted Average of Common Shares Outstanding Assuming Dilution (in millions)	219.2	223.2	227.5

Basic Earnings per Common Share
Income from continuing operations	$5.14	$4.72	$3.31
Income (loss) from discontinued operations	(.85)	.07	(.02)

Income before cumulative effect of accounting change	4.29	4.79	3.29
Cumulative effect of accounting change	—	—	(.03)

Net Income	$4.29	$4.79	$3.26

Diluted Earnings per Common Share
Income from continuing operations	$4.97	$4.57	$3.23
Income (loss) from discontinued operations	(.82)	.07	(.02)

Income before cumulative effect of accounting change	4.15	4.64	3.21
Cumulative effect of accounting change	—	—	(.03)

Net Income	$4.15	$4.64	$3.18

The accompanying notes are an integral part of these statements.

Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

30 September (millions of dollars, except for share data)	2008	2007

Assets

Current Assets
Cash and cash items	$103.5	$40.5
Trade receivables, less allowances for doubtful accounts of $28.9 in 2008 and $23.7 in 2007	1,575.2	1,512.8
Inventories	503.7	476.7
Contracts in progress, less progress billings	152.0	259.6
Prepaid expenses	107.7	105.7
Other receivables and current assets	349.4	238.9
Current assets of discontinued operations	56.6	224.2

Total Current Assets	2,848.1	2,858.4

Investment in Net Assets of and Advances to Equity Affiliates	822.6	778.1
Plant and Equipment, at cost	14,988.6	14,438.6
Less accumulated depreciation	8,373.8	7,909.8

Plant and Equipment, net	6,614.8	6,528.8

Goodwill	928.1	906.8
Intangible Assets, net	289.6	260.5
Noncurrent Capital Lease Receivables	505.3	326.1
Other Noncurrent Assets	504.1	311.8
Noncurrent Assets of Discontinued Operations	58.7	689.0

Total Noncurrent Assets	9,723.2	9,801.1

Total Assets	$12,571.3	$12,659.5

Liabilities and Shareholders’ Equity

Current Liabilities
Payables and accrued liabilities	$1,665.6	$1,543.2
Accrued income taxes	87.0	108.6
Short-term borrowings	419.3	593.3
Current portion of long-term debt	32.1	99.8
Current liabilities of discontinued operations	8.0	77.8

Total Current Liabilities	2,212.0	2,422.7

Long-Term Debt	3,515.4	2,974.7
Deferred Income and Other Noncurrent Liabilities	1,049.2	872.0
Deferred Income Taxes	626.6	705.6
Noncurrent Liabilities of Discontinued Operations	1.2	11.6

Total Noncurrent Liabilities	5,192.4	4,563.9

Total Liabilities	7,404.4	6,986.6

Minority interest in subsidiary companies	136.2	92.9
Minority interest of discontinued operations	—	84.4

Total Minority Interest	136.2	177.3
Commitments and Contingencies—See Note 19
Shareholders’ Equity
Common stock (par value $1 per share; issued 2008 and 2007—249,455,584 shares)	249.4	249.4
Capital in excess of par value	811.7	759.5
Retained earnings	6,990.2	6,458.5
Accumulated other comprehensive income (loss)	(549.3)	(142.9)
Treasury stock, at cost (2008—40,120,957 shares; 2007—34,099,899 shares)	(2,471.3)	(1,828.9)

Total Shareholders’ Equity	5,030.7	5,495.6

Total Liabilities and Shareholders’ Equity	$12,571.3	$12,659.5

The accompanying notes are an integral part of these statements.
36   AIR PRODUCTS 2008 ANNUAL REPORT | The Consolidated Financial Statements

Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended 30 September (millions of dollars)	2008	2007	2006

Operating Activities
Net income	$909.7	$1,035.6	$723.4
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	869.0	789.8	704.7
Impairment of long-lived assets of discontinued operations	314.8	—	—
(Gain) loss on sale of discontinued operations	(105.9)	15.3	40.0
Deferred income taxes	36.9	13.7	6.6
Undistributed earnings of unconsolidated affiliates	(77.8)	(59.5)	(37.8)
Loss (gain) on sale of assets and investments	.3	(27.6)	(9.3)
Gain on sale of a chemical facility	—	—	(70.4)
Impairment of loans receivable	—	—	65.8
Share-based compensation	61.4	70.9	76.2
Noncurrent capital lease receivables	(192.6)	(70.8)	(126.7)
Pension and other postretirement costs	139.0	150.3	166.6
Other	(85.2)	(60.6)	(29.1)
Working capital changes that provided (used) cash, excluding effects of acquisitions and divestitures:
Trade receivables	(97.4)	(.2)	(82.8)
Inventories	(34.9)	(6.0)	(41.7)
Contracts in progress	95.2	(61.3)	(63.0)
Other receivables	(120.6)	(43.1)	(70.0)
Payables and accrued liabilities	(14.7)	(219.5)	99.6
Other	(17.6)	(27.1)	(4.6)

Cash Provided by Operating Activities	1,679.6	1,499.9	1,347.5

Investing Activities
Additions to plant and equipment	(1,085.1)	(1,013.2)	(1,208.7)
Acquisitions, less cash acquired	(72.0)	(539.1)	(127.0)
Investment in and advances to unconsolidated affiliates	(2.2)	(.2)	(22.5)
Proceeds from sale of assets and investments	19.6	97.2	214.2
Proceeds from sale of discontinued operations	423.0	—	211.2
Proceeds from insurance settlements	—	14.9	52.3
Change in restricted cash	(183.6)	—	—
Other	(19.5)	(42.7)	(66.2)

Cash Used for Investing Activities	(919.8)	(1,483.1)	(946.7)

Financing Activities
Long-term debt proceeds	580.1	855.9	290.7
Payments on long-term debt	(95.7)	(429.4)	(157.0)
Net (decrease) increase in commercial paper and short-term borrowings	(178.9)	178.5	109.9
Dividends paid to shareholders	(349.3)	(312.0)	(293.6)
Purchase of treasury stock	(793.4)	(575.2)	(482.3)
Proceeds from stock option exercises	87.4	202.8	102.9
Excess tax benefit from share-based compensation/other	51.3	64.5	6.8

Cash Used for Financing Activities	(698.5)	(14.9)	(422.6)

Effect of Exchange Rate Changes on Cash	1.7	7.6	2.5

Increase (Decrease) in Cash and Cash Items	63.0	9.5	(19.3)

Cash and Cash Items—Beginning of Year	40.5	31.0	50.3

Cash and Cash Items—End of Year	$103.5	$40.5	$31.0

The accompanying notes are an integral part of these statements.

Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Number of				Accumulated
	Common		Capital in		Other
(millions of dollars,	Shares	Common	Excess of	Retained	Comprehensive	Treasury
except for share data)	Outstanding	Stock	Par Value	Earnings	Income (Loss)	Stock	Total

Balance 30 September 2005	221,898,233	$249.4	$573.6	$5,317.2	$(433.2)	$(1,161.5)	$4,545.5

Comprehensive income:
Net income				723.4			723.4
Net gain on derivatives, net of tax of $1.1					2.0		2.0
Translation adjustments, net of tax benefit of $(15.7)					133.9		133.9
Net change in unrealized holding gains, net of tax of $ .2					.5		.5
Change in minimum pension liability, net of tax of $42.1					75.1		75.1

Comprehensive income							934.9
Purchase of treasury shares	(7,658,000)					(496.1)	(496.1)
Share-based compensation expense			69.3				69.3
Issuance of treasury shares for stock option and award plans	3,010,339		(23.7)			127.9	104.2
Tax benefit of stock option and award plans			33.3				33.3
Cash dividends ($1.34 per share)				(296.1)			(296.1)
Reclassification to permanent equity/other			30.0	(1.0)			29.0

Balance 30 September 2006	217,250,572	$249.4	$682.5	$5,743.5	$(221.7)	$(1,529.7)	$4,924.0

Comprehensive income:
Net income				1,035.6			1,035.6
Net gain on derivatives, net of tax of $3.7					8.2		8.2
Translation adjustments, net of tax benefit of $(45.8)					272.8		272.8
Unrealized holding gains, net of tax of $4.2					8.1		8.1
Reclassification adjustment for realized gains included in net income, net of tax of $20.1					(36.6)		(36.6)
Change in minimum pension liability, net of tax of $83.4					159.3		159.3

Comprehensive income							1,447.4
Adjustment to initially apply SFAS No. 158, net of tax benefit of $(169.6)					(333.0)		(333.0)
Purchase of treasury shares	(7,328,482)					(567.3)	(567.3)
Share-based compensation expense			66.6				66.6
Issuance of treasury shares for stock option and award plans	5,433,595		(70.3)			268.1	197.8
Tax benefit of stock option and award plans			80.7				80.7
Cash dividends ($1.48 per share)				(319.8)			(319.8)
Other				(.8)			(.8)

Balance 30 September 2007	215,355,685	$249.4	$759.5	$6,458.5	$(142.9)	$(1,828.9)	$5,495.6

Comprehensive income:
Net income				909.7			909.7
Net loss on derivatives, net of tax benefit of $(11.0)					(23.7)		(23.7)
Translation adjustments, net of tax of $7.9					(186.3)		(186.3)
Reclassification adjustment for currency translation adjustment realized in net income					(53.7)		(53.7)
Unrealized holding loss, net of tax benefit of $(2.4)					(4.5)		(4.5)
Retirement benefit plans, net of tax benefit of $(67.5)					(138.2)		(138.2)

Comprehensive income							503.3
Purchase of treasury shares	(8,676,029)					(787.4)	(787.4)
Share-based compensation expense			62.5				62.5
Issuance of treasury shares for stock option and award plans	2,654,971		(74.2)			145.0	70.8
Tax benefit of stock option and award plans			63.9				63.9
Cash dividends ($1.70 per share)				(359.6)			(359.6)
Adoption of FIN 48/other				(18.4)			(18.4)

Balance 30 September 2008	209,334,627	$249.4	$811.7	$6,990.2	$(549.3)	$(2,471.3)	$5,030.7

The accompanying notes are an integral part of these statements.
38   AIR PRODUCTS 2008 ANNUAL REPORT | The Consolidated Financial Statements

Notes to the Consolidated Financial Statements
(Millions of dollars, except for share data)

1.	Major Accounting Policies	39
2.	New Accounting Standards	44
3.	Global Cost Reduction Plan	46
4.	Acquisitions	47
5.	Discontinued Operations	47
6.	Financial Instruments	50
7.	Inventories	52
8.	Summarized Financial Information of Equity Affiliates	52
9.	Plant and Equipment	52
10.	Goodwill	53
11.	Intangible Assets	53
12.	Debt	53
13.	Leases	54
14.	Capital Stock	55
15.	Share-Based Compensation	55
16.	Earnings per Share	57
17.	Income Taxes	58
18.	Retirement Benefits	59
19.	Commitments and Contingencies	62
20.	Supplemental Information	65
21.	Summary by Quarter (unaudited)	67
22.	Business Segment and Geographic Information	68
1. MAJOR ACCOUNTING POLICIES
Consolidation Principles
The consolidated financial statements include the accounts of Air Products and Chemicals, Inc. and its majority-owned subsidiary companies (the Company). The Company consolidates all entities that it controls. Intercompany transactions and balances are eliminated in consolidation.
Financial Accounting Standards Board (FASB) Interpretation No. 46R (FIN 46R) addresses the consolidation of variable interest entities to which the usual condition of consolidating an entity based on control does not apply. An entity that will absorb the majority of a variable interest entity’s expected losses or expected residual returns, as defined in FIN 46R, is considered a primary beneficiary of that entity. The primary beneficiary is required to consolidate the variable interest entity. The Company has determined that it is not a primary beneficiary in any material variable interest entity.
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
Amounts billed for sales and use taxes, value-added taxes, and certain excise and other specific transactional taxes imposed on revenue-producing transactions are presented on a net basis and excluded from sales in the consolidated income statements. The Company records a liability until remitted to the respective taxing authority.
Certain contracts associated with facilities that are built to service a specific customer are accounted for as leases in accordance with Emerging Issues Task Force (EITF) Issue No. 01-08, “Determining Whether an Arrangement Contains a Lease.” In cases where operating-lease treatment is necessary, there is no difference in revenue recognition over the life of the contract as compared to accounting for the contract as product sales. In cases where capital-lease treatment is necessary, the timing of revenue and expense recognition is impacted. Revenue and expense is recognized up front for the sale of equipment component of the contract as compared to revenue recognition over the life of the arrangement under contracts not qualifying as capital leases. Additionally, a portion of the revenue representing interest income from the financing component of the lease receivable is reflected as sales over the life of the contract.
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

40   AIR PRODUCTS 2008 ANNUAL REPORT | Notes to the Consolidated Financial Statements

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

Litigation
In the normal course of business, the Company is involved in legal proceedings. The Company accrues a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. When only a range of possible loss can be established, the most probable amount in the range is accrued. If no amount within this range is a better estimate than any other amount within the range, the minimum amount in the range is accrued. The accrual for a litigation loss contingency includes estimates of potential damages and other directly related costs expected to be incurred.
Share-Based Compensation
The Company has various share-based compensation programs, which include stock options, deferred stock units, and restricted stock. Refer to Note 15. The Company expenses the grant-date fair value of these awards over the vesting period during which employees perform related services.
Effective 1 October 2005, the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123R), and related interpretations and began expensing the grant-date fair value of employee stock options. The Company adopted SFAS No. 123R using the modified prospective transition method and did not restate prior periods. Under this transition method, compensation cost associated with employee stock options recognized in 2006 included amortization related to the remaining unvested portion of stock option awards granted prior to 1 October 2005 and amortization related to new awards granted on or after 1 October 2005. Prior to 1 October 2005, the Company applied Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for its stock option plans. Accordingly, no compensation expense was recognized in net income for employee stock options.
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
Effective 1 October 2007, the Company adopted FIN 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109”. Under FIN 48, the Company recognizes the benefit of an income tax position when it is more likely than not, based on the technical merits, that it will be sustained upon examination. See Note 2 for additional information relating to the adoption of FIN 48 and required disclosures.
Cash and Cash Items
Cash and cash items include cash, time deposits, and certificates of deposit acquired with an original maturity of three months or less.
Allowances for Doubtful Accounts
The allowances for doubtful accounts represent estimated uncollectible receivables associated with potential customer defaults on contractual obligations. A provision for customer defaults is made on a general formula basis when it is determined that the risk of some default is probable and estimable but cannot yet be associated with specific customers. The assessment of the likelihood of customer defaults is based on various factors, including the length of time the receivables are past due, historical experience, and existing economic conditions. The allowances also include amounts for certain customers where a risk of default has been specifically identified. Provisions to the allowances for doubtful accounts recorded as expense were $10.1, $6.6, and $8.7 in 2008, 2007, and 2006, respectively.
Inventories
Inventories are stated at the lower of cost or market. The Company writes down its inventories for estimated obsolescence or unmarketable inventory based upon assumptions about future demand and market conditions.
The Company utilizes the last-in, first-out (LIFO) method for determining the cost of inventories in the Merchant Gases, Tonnage Gases, and Electronics and Performance Materials segments in the United States. Inventories for these segments outside of the United States are accounted for on the first-in, first-out (FIFO) method, as the LIFO method is not generally permitted in the foreign jurisdictions where these segments operate. The inventories of the Equipment and Energy segment on a worldwide basis, as well as all other inventories, are accounted for on the FIFO basis.
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

42   AIR PRODUCTS 2008 ANNUAL REPORT | Notes to the Consolidated Financial Statements

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
Capitalized Interest
As the Company builds new plant and equipment, it includes in the cost of these assets a portion of the interest payments it makes during the year. The amount of capitalized interest was $22.1, $12.9, and $16.5 in 2008, 2007, and 2006, respectively.
Asset Retirement Obligations
The fair value of a liability for an asset retirement obligation is recognized in the period in which it is incurred. The liability is measured at discounted fair value and is adjusted to its present value in subsequent periods as accretion expense is recorded. The corresponding asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and depreciated over the asset’s useful life. The Company’s asset retirement obligations are primarily associated with Tonnage Gases on-site long-term supply contracts, under which the Company has built a facility on land leased from the customer and is obligated to remove the facility at the end of the contract term. The Company’s asset retirement obligations totaled $41.3 and $37.5 at 30 September 2008 and 2007, respectively. The Company adopted FIN 47, “Accounting for Conditional Asset Retirement Obligations,” effective 30 September 2006 as discussed in Note 2.
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
Goodwill
Acquisitions are accounted for using the purchase method. The purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair market values. Any excess purchase price over the fair market value of the net assets acquired, including identified intangibles, is recorded as goodwill. Preliminary purchase price allocations are made at the date of acquisition and finalized when information needed to affirm underlying estimates is obtained, within a maximum allocation period of one year.
Goodwill is subject to impairment testing at least annually. In addition, goodwill is tested more frequently if a change in circumstances or the occurrence of events indicates that potential impairment exists.
Intangible Assets
Intangible assets with determinable lives primarily consist of customer relationships, noncompete covenants, and purchased patents and technology. The Company has no acquired intangible assets with indefinite lives. The cost of intangible assets with determinable lives is amortized on a straight-line basis over the estimated period of economic benefit. No residual value is estimated for these intangible assets.
Customer relationships are generally amortized over periods of five to twenty-five years. Noncompete covenants are generally amortized over periods of three to five years based on contractual terms. Purchased patents and technology and other intangibles are amortized based on contractual terms, ranging generally from five to twenty years. Amortizable lives are adjusted whenever there is a change in the estimated period of economic benefit.

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
2006 Adjustments
In the fourth quarter of 2006, adjustments were recorded which related to prior periods.
•	The U.S. Healthcare business, which is now reported as a discontinued operation as discussed in Note 5, recorded an adjustment to reduce its inventories to actual based on physical counts, of which $7.0 ($4.4 after-tax) related to prior periods.

•	In 2006, the Company sold its Amines business, which included its Pace, Florida, facility. The Amines business is also accounted for as a discontinued operation as discussed in Note 5. A liability was recognized for retained environmental obligations related to the Pace facility, of which $34.6 ( $21.6 after-tax) related to prior periods.

•	The results were favorably impacted by a $20.0 benefit recorded to income taxes related to adjustments of current and deferred tax assets and liabilities related to prior periods.

•	The results benefited from a favorable adjustment of $4.2 ($2.6 after-tax) related to the over-accrual of accounts payable related to prior periods.
The Company did not consider the effect of the above adjustments to be material to its financial position, results of operations, or liquidity.
2. NEW ACCOUNTING STANDARDS
New Standards to Be Implemented
Hierarchy of Generally Accepted Accounting Principles
In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. This Statement will become effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board (PCAOB) amendments to AU Section 411,
“The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” The Company does not anticipate a material impact on its consolidated financial statements from the adoption of SFAS No. 162.
Disclosures about Derivatives and Hedging
In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133.” SFAS No. 161 requires enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for, and how they affect an entity’s financial position, financial performance, and cash flows. The Statement is effective for financial statements issued for fiscal years and interim periods beginning after 15 November 2008, with early application encouraged. The Company is currently evaluating the effect of SFAS No. 161.
Business Combinations and Noncontrolling Interests
In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations,” and No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51.” SFAS No. 141R requires the acquiring entity in a business combination to recognize at full fair value all the assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to disclose information needed to evaluate and understand the nature and financial effect of the business combination. SFAS No. 160 requires entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements. These Statements are effective for fiscal years beginning after 15 December 2008 and are to be applied prospectively, except for the presentation and disclosure requirements of SFAS No. 160 which are applied retrospectively for all periods presented. The Company is currently evaluating the effect of these Statements.
Fair Value Option
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115.” This Statement permits companies to elect to measure certain financial instruments at fair value on an instrument-by-instrument basis, with changes in fair value recognized in earnings each reporting period. In addition, SFAS No. 159 establishes financial statement presentation and disclosure requirements for assets and liabilities reported at fair value under the election. The Company will adopt SFAS No. 159 as of 1 October 2008 and will not elect to measure any items at fair value under the Statement.

44   AIR PRODUCTS 2008 ANNUAL REPORT | Notes to the Consolidated Financial Statements

Fair Value Measurements
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This Statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. This Statement is effective for financial statements issued for fiscal years beginning after 15 November 2007, and interim periods within those fiscal years. In February 2008, the FASB issued FASB Staff Position No. FAS 157-2, which delayed the effective date of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis, to fiscal years beginning after 15 November 2008. The Company does not anticipate a material impact on its consolidated financial statements from the adoption of SFAS No. 157.
Standards Implemented
Uncertainty in Income Taxes
In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109.” This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.
The Company adopted FIN 48 on 1 October 2007. Upon adoption, the Company recognized a $25.1 increase to its liability for uncertain tax positions. This increase was recorded as an adjustment to beginning retained earnings for $13.3 and goodwill for $11.8.
At 30 September 2008, the Company had $184.1 of unrecognized tax benefits, including $22.6 for the payment of interest and penalties. Interest and penalties of $3.1 were recognized in 2008. The Company classifies interest and penalties related to unrecognized tax benefits as a component of income tax expense. At 30 September 2008, $111.8 of the liability for unrecognized tax benefits, if recognized, would impact the effective tax rate.
The Company is currently under examination in a number of tax jurisdictions. The Company is currently undergoing an IRS audit for its 2005 and 2006 tax years. This audit may be resolved in the next twelve months. As a result, it is reasonably possible that a change in the unrecognized tax benefits may occur during the next twelve months. However, quantification of an estimated range cannot be made at this time.
A reconciliation of the beginning and ending amount of the unrecognized tax benefits is as follows:

Unrecognized Tax Benefits, 1 October 2007	$116.5
Additions for tax positions of the current year	58.3
Additions for tax positions of prior years	20.1
Reductions for tax positions of prior years	(5.2)
Settlements	(4.6)
Statute of limitations expiration	(3.4)
Foreign currency translation	2.4

Balance at 30 September 2008	$184.1

The Company remains subject to examination in the following major tax jurisdictions for the years indicated below.

Major Tax Jurisdiction	Open Tax Fiscal Years

North America
United States	2005–2007
Canada	2006–2007

Europe
United Kingdom	2005–2007
Germany	2006–2007
Netherlands	2005–2007
Poland	2002–2007
Spain	2003–2007

Asia
Taiwan	2002–2007
Korea	2003–2007

Postretirement Benefits
In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132R.” This Statement requires recognition of the funded status of benefit plans in the balance sheet, with changes in the funded status recognized in comprehensive income within shareholders’ equity in the year in which the changes occur. SFAS No. 158 also requires plan assets and obligations to be measured as of the balance sheet date. This Statement does not allow prior periods to be restated.
The requirement to recognize the funded status of benefit plans and the related disclosure requirements were effective for the Company as of 30 September 2007. Upon adoption of the recognition provisions of SFAS No. 158, the Company recorded an increase in other noncurrent liabilities of $372.3, a decrease in other noncurrent assets of $130.3, a decrease in deferred income taxes of $169.6, and a $333.0 decrease in accumulated other comprehensive income in shareholders’ equity.
The requirement to measure plan assets and benefit obligations as of fiscal year end is effective for fiscal years ending after 15 December 2008. Accordingly, as of the beginning of fiscal year 2009, the Company will change the measurement date for the plan assets and benefit obligations of its U.K. and Belgium plans from 30 June to 30 September. As a result of this change in measurement date, the Company will record an estimated after-tax $8 reduction to retained earnings on 1 October 2008.
Refer to Note 18 for disclosures related to the Company’s pension and other postretirement benefits.
Asset Retirement Obligations
The Company adopted FIN 47, “Accounting for Conditional Asset Retirement Obligations,” effective 30 September 2006, and recorded an after-tax charge of $6.2 as the cumulative effect of an accounting change. FIN 47 clarifies the term, conditional asset retirement obligation, as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” which refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event. Uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. On 30 September 2006, the Company recognized transition amounts for existing asset retirement obligation liabilities, associated capitalizable costs, and accumulated depreciation.
3. GLOBAL COST REDUCTION PLAN
The 2007 results from continuing operations included a charge of $13.7 ($8.8 after-tax, or $.04 per share) for the global cost reduction plan. The charge included $6.5 for severance and pension-related costs for the elimination of approximately 125 positions and $7.2 for the write-down of certain investments. Approximately one-half of the position eliminations related to continuation of European initiatives to streamline certain activities. The remaining position eliminations related to the continued cost reduction and productivity efforts of the Company.
As of 30 September 2008, the actions associated with the 2007 charge were complete.
The charge recorded in 2007 was excluded from segment operating profit. The table below displays how this charge related to the businesses at the segment level.

	Severance and	Asset
	Other Benefits	Impairments	Total

Merchant Gases	$3.6	$.4	$4.0
Tonnage Gases	.4	—	.4
Electronics and Performance Materials	2.3	3.8	6.1
Equipment and Energy	.2	.3	.5
Other	—	2.7	2.7

2007 Charge	$6.5	$7.2	$13.7

The 2006 results from continuing operations included a charge of $71.0 ($46.1 after-tax, or $.20 per share) for the global cost reduction plan. This charge included $59.5 for severance and pension-related costs for approximately 312 position eliminations and $11.5 for asset disposals and facility closures. As of 30 September 2007, the majority of the planned actions associated with the 2006 charge were completed, with the exception of a small number of position eliminations and/or associated benefit payments. These actions were completed in the first quarter of fiscal 2008. Details of the charge taken in 2006 are provided below.
Several cost reduction initiatives in Europe resulted in the elimination of about two-thirds of the 312 positions at a cost of $37.6. The Company reorganized and streamlined certain organizations/activities in Europe to focus on improving effectiveness and efficiency. Additionally, in anticipation of the sale of a small business, which occurred in the first quarter of 2007, a charge of $1.4 was recognized to write down the assets to net realizable value.
The Company completed a strategy review of its Electronics business in 2006 and decided to rationalize some products and assets, reflecting a simpler portfolio. A charge of $10.1 was recognized, principally for an asset disposal and the write-down of certain investments/assets. Additionally, a charge of $3.8 was recognized for severance and pension-related costs.
In addition to the Europe and Electronics initiatives, the Company implemented cost reduction and productivity-related efforts to simplify its management structure and business practices. A charge of $18.1 for severance and related pension costs was recognized for these efforts.
The charge recorded in 2006 was excluded from segment operating profit. The table below displays how this charge related to the businesses at the segment level.

	Severance and	Asset
	Other Benefits	Impairments	Total

Merchant Gases	$48.2	$1.4	$49.6
Tonnage Gases	2.9	—	2.9
Electronics and Performance Materials	7.2	10.1	17.3
Equipment and Energy	.9	—	.9
Other	.3	—	.3

2006 Charge	$59.5	$11.5	$71.0

46   AIR PRODUCTS 2008 ANNUAL REPORT | Notes to the Consolidated Financial Statements

The following table summarizes changes to the carrying amount of the accrual for the global cost reduction plan:

	Severance and	Asset
	Other Benefits	Impairments	Total

2006 Charge	$59.5	$11.5	$71.0
Noncash Expenses	(13.0)	(11.5)	(24.5)
Cash Expenditures	(1.1)	—	(1.1)

30 September 2006	45.4	—	45.4
2007 Charge	6.5	7.2	13.7
Noncash Expenses	(1.2)	(7.2)	(8.4)
Cash Expenditures	(42.3)	—	(42.3)

30 September 2007	8.4	—	8.4
Cash Expenditures	(8.4)	—	(8.4)

30 September 2008	$—	$—	$—

4. ACQUISITIONS
BOC Gazy in 2007
On 30 April 2007, a Spanish affiliate of the Company acquired 98.1% of the Polish industrial gas business of BOC Gazy Sp z o.o. (BOC Gazy) from The Linde Group. During the fourth quarter of 2007, this affiliate increased its ownership percentage to 99.9%. The total acquisition cost, less cash acquired, was 380 million Euros or $518.4. The results of operations for BOC Gazy were included in the Company’s consolidated income statement after the acquisition date. The purchase price allocation, including the recognition of deferred taxes, was completed in 2008 with assigned values for plant and equipment equal to $170.0, identified intangibles of $176.9, and goodwill of $190.7 (which is tax-deductible for Spanish tax reporting purposes).
With this acquisition, the Company obtained a significant market position in Central Europe’s industrial gases market. The BOC Gazy business had sales of $82.5 for the five months ended 30 September 2007. The business had approximately 750 employees, five major industrial gas plants, and six cylinder transfills serving customers across a diverse range of industries, including chemicals, steel, and base metals, among others.
Tomah3 Products in 2006
On 31 March 2006, the Company acquired Tomah3 Products of Milton, Wisconsin, in a cash transaction valued at $120.5. Goodwill recognized in this transaction amounted to $73.1 and was not deductible for tax purposes. Identified intangibles included in this transaction amounted to $24.1. Results for 2006 included sales of $39.8 for the six months ended 30 September 2006. Tomah3 Products produces specialty surfactants and processing aids primarily for the institutional and industrial cleaning, mining, and oil field industries, among others.
5. DISCONTINUED OPERATIONS
The U.S. Healthcare business, Polymer Emulsions business, High Purity Process Chemicals (HPPC) business, and Amines business have been accounted for as discontinued operations. The results of operations of these businesses have been removed from the results of continuing operations for all periods presented. The assets and liabilities of discontinued operations have been reclassified and are segregated in the consolidated balance sheets.
U.S. Healthcare
In July 2008, the Board of Directors authorized management to pursue the sale of the U.S. Healthcare business. Accordingly, beginning in the fourth quarter of 2008, the U.S. Healthcare business was accounted for as discontinued operations.
For the fiscal year 2008, the Company recorded a total charge of $329.2 ($246.2 after-tax, or $1.12 per share) related to the impairment/write-down of the net carrying value of the U.S. Healthcare business.
•	In the third quarter of 2008, the Company performed an impairment analysis and recorded a charge of $314.8 ($237.0 after-tax, or $1.09 per share). The charge related to the impairment of goodwill for $294.3, intangible assets for $11.7, plant and equipment for $7.8, and other assets for $1.0. The impairment reduced the carrying amount of the U.S. Healthcare reporting unit goodwill and intangible assets to zero.

•	In the fourth quarter of 2008, the Company recorded a charge of $14.4 ($9.2 after-tax, or $.04 per share), reflecting an estimate of net realizable value.
Additional charges may be recorded in future periods dependent upon the timing and method of ultimate disposition.
In 2007, the Company implemented several changes to improve performance, including management changes, product and service offering simplification, and other measures. However, market and competitive conditions were more challenging than anticipated and financial results did not meet expectations. In response to the disappointing financial results, during the third quarter 2008 management conducted an evaluation of the strategic alternatives for the business.
In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company determined that an interim test for impairment was required for its U.S. Healthcare reporting unit during the third quarter of 2008, based on the combination of events described above. The Company reforecast its cash flows and utilized the expected present value of the future cash flows to calculate fair value of the U.S. Healthcare reporting unit in completing its SFAS No. 142 and 144 impairment tests.
The operating results of the U.S. Healthcare business classified as discontinued operations are summarized below:

	2008	2007	2006

Sales	$239.8	$271.1	$280.8

Income (loss) before taxes	$(350.6)	$(24.4)	$(30.6)
Income tax (benefit) provision	(91.2)	(9.2)	(11.5)

Income (loss) from operations of discontinued operations	(259.4)	(15.2)	(19.1)
Gain (loss) on sale of business and write-down to estimated net realizable value, net of tax	(8.7)	—	—

Income (Loss) from Discontinued Operations, net of tax	$(268.1)	$(15.2)	$(19.1)

Details of balance sheet items for the U.S. Healthcare business are summarized below:

30 September	2008	2007

Trade receivables, less allowances	$47.7	$65.7
Inventories	7.2	9.9
Prepaid expenses	1.4	2.5
Other receivables	.2	1.2

Total Current Assets	$56.5	$79.3

Plant and equipment, net	$58.7	$74.9
Goodwill	—	293.1
Intangible assets, net	—	15.7
Other noncurrent assets	—	.7

Total Noncurrent Assets	$58.7	$384.4

Payables and accrued liabilities	$6.8	$7.7
Current portion long-term debt	1.0	1.3

Total Current Liabilities	$7.8	$9.0

Long-term debt	$1.2	$1.8

Total Noncurrent Liabilities	$1.2	$1.8

Polymer Emulsions Business
On 31 January 2008, the Company closed on the sale of its interest in its vinyl acetate ethylene (VAE) polymers joint ventures to Wacker Chemie AG, its long-time joint venture partner. As part of that agreement, the Company received Wacker Chemie AG’s interest in the Elkton, Md., and Piedmont, S.C., production facilities and their related businesses plus cash proceeds of $258.2. The Company recognized a gain of $89.5 ($57.7 after-tax, or $.26 per share) in the second quarter of 2008 for this sale, which consisted of the global VAE polymers operations including production facilities located in Calvert City, Ky.;
South Brunswick, N.J.; Cologne, Germany; and Ulsan, Korea; and commercial and research capabilities in Allentown, Pa., and Burghausen, Germany. The business produces VAE for use in adhesives, paints and coatings, paper, and carpet applications.
On 30 June 2008, the Company sold its Elkton, Md., and Piedmont, S.C., production facilities and the related North American atmospheric emulsions and global pressure sensitive adhesives businesses to Ashland Inc. for $92.0. The Company recorded a gain of $30.5 ($18.5 after-tax, or $.08 per share) in connection with the sale, which included the recording of a retained environmental obligation associated with the Piedmont site. The expense to record the environmental obligation was $24.0 ($14.5 after-tax, or $.07 per share). The Piedmont site is under active remediation for contamination caused by an insolvent prior owner. Before the sale, which triggered expense recognition, remediation costs had been capitalized since they improved the property as compared to its condition when originally acquired. The sale of the Elkton and Piedmont facilities completed the disposal of the Company’s Polymer Emulsions business.
The operating results of the Polymer Emulsions business classified as discontinued operations are summarized below:

	2008	2007	2006

Sales	$261.4	$618.6	$587.0

Income before taxes	$17.7	$61.4	$48.7
Income tax provision	6.4	23.1	18.6

Income from operations of discontinued operations	11.3	38.3	30.1
Gain on sale of business, net of tax	76.2	—	—

Income from Discontinued Operations, net of tax	$87.5	$38.3	$30.1

Details of balance sheet items for the Polymer Emulsions business are summarized below:

30 September	2008	2007

Cash and cash items	$—	$1.8
Trade receivables, less allowances	—	78.5
Inventories	—	30.1
Prepaid expenses	—	1.3
Other receivables	—	4.7

Total Current Assets	$—	$116.4

Investment in net assets of and advances to equity affiliates	$—	$67.9
Plant and equipment, net	—	166.3
Goodwill	—	29.7
Other noncurrent assets	—	.9

Total Noncurrent Assets	$—	$264.8

48   AIR PRODUCTS 2008 ANNUAL REPORT | Notes to the Consolidated Financial Statements

30 September	2008	2007
Payables and accrued liabilities	$—	$53.4
Accrued income taxes	—	2.2
Short-term borrowings	—	6.3

Total Current Liabilities	$—	$61.9

Deferred income taxes	$—	$6.9
Other noncurrent liabilities	—	2.9

Total Noncurrent Liabilities	$—	$9.8

Minority Interest	$—	$84.4

Cumulative Translation Adjustments	$—	$45.9

HPPC Business
In September 2007, the Company’s Board of Directors approved the sale of its HPPC business, which had previously been reported as part of the Electronics and Performance Materials operating segment. The Company’s HPPC business consisted of the development, manufacture, and supply of high-purity process chemicals used in the fabrication of integrated circuits in the United States and Europe. The Company wrote down the assets of the HPPC business to net realizable value as of 30 September 2007, resulting in a loss of $15.3 ($ 9.3 after-tax, or $.04 per share) in the fourth quarter of 2007.
In October 2007, the Company executed an agreement of sale with KMG Chemicals, Inc. The sale closed on 31 December 2007 for cash proceeds of $69.3 and included manufacturing facilities in the United States and Europe. Subsequent to the sale, certain receivables and inventories were sold to KMG Chemicals, Inc.
The operating results of the HPPC business classified as discontinued operations are summarized below:

	2008	2007	2006
Sales	$22.9	$87.2	$97.6

Income before taxes	$.1	$3.7	$5.3
Income tax provision	—	1.5	2.1

Income from operations of discontinued operations	.1	2.2	3.2
Loss on sale of business, net of tax	(.3)	(9.3)	—

Income (Loss) from Discontinued Operations, net of tax	$(.2)	$(7.1)	$3.2

Assets and liabilities of the discontinued HPPC business are summarized below:

30 September	2008	2007
Trade receivables, less allowances	$.1	$13.1
Inventories	—	15.4
Prepaid expenses	—	—

Total Current Assets	$.1	$28.5

Plant and equipment, net	$—	$33.5
Goodwill	—	5.4
Other noncurrent assets	—	.9

Total Noncurrent Assets	$—	$39.8

Payables and accrued liabilities	$.2	$6.9

Total Current Liabilities	$.2	$6.9

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
The operating results of the Amines business classified as discontinued operations are summarized below:

	2008	2007	2006
Sales	$—	$—	$308.4

Income before taxes	$—	$—	$8.0
Income tax provision	—	—	3.0

Income from operations of discontinued operations	—	—	5.0
Loss on sale of Amines business and environmental/contractual obligations, net of tax	—	—	(23.7)

Income (Loss) from Discontinued Operations, net of tax	$—	$—	$(18.7)

Total Discontinued Operations

	2008	2007	2006
Sales	$524.1	$976.9	$1,273.8

Income (loss) before taxes	$(332.8)	$40.7	$31.4
Income tax (benefit) provision	(84.8)	15.4	12.2

Income (loss) from operations of discontinued operations	(248.0)	25.3	19.2
Gain (loss) on sale of businesses, environmental/contractual obligations, and write-down to net realizable value, net of tax	67.2	(9.3)	(23.7)

Income (Loss) from Discontinued Operations, net of tax	$(180.8)	$16.0	$(4.5)

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
The Company also enters into cross currency interest rate swap contracts. These contracts entail both the exchange of fixed- and floating-rate interest payments periodically over the life of the agreement and the exchange of one currency for another currency at inception and at a specified future date. These contracts effectively convert the currency denomination of a debt instrument into another currency in which the Company has a net equity position while changing the interest rate character-

50   AIR PRODUCTS 2008 ANNUAL REPORT | Notes to the Consolidated Financial Statements

istics of the instrument. The contracts are used to hedge intercompany and third-party borrowing transactions and certain net investments in foreign operations.
Commodity Price Risk Management
The Company has entered into a limited number of commodity swap contracts in order to reduce the cash flow exposure to changes in the price of natural gas relative to certain oil-based feedstocks and changes in the market price of nickel.
Fair Value Hedges
For the years ended 30 September 2008 and 2007, there was no material gain or loss recognized in earnings resulting from hedge ineffectiveness or from excluding a portion of derivative instruments’ gain or loss from the assessment of hedge effectiveness related to derivatives designated as fair value hedges. Also, the amount recognized in earnings in 2008 and 2007 as a result of a hedged firm commitment no longer qualifying as a fair value hedge was not material.
Cash Flow Hedges
For the years ended 30 September 2008 and 2007, there was no material gain or loss recognized in earnings resulting from hedge ineffectiveness or from excluding a portion of derivative instruments’ gain or loss from the assessment of hedge effectiveness related to derivatives designated as cash flow hedges.
The amount reclassified from accumulated other comprehensive income into earnings as a result of the discontinuance of foreign currency cash flow hedges due to the probability of the original forecasted transactions not occurring by the original specified time period was not material in 2008 and 2007. The amount in other comprehensive income expected to be reclassified into earnings in 2009 is also not material.
As of 30 September 2008, the maximum length of time over which the Company is hedging its exposure to the variability in future cash flows for forecasted transactions is three years.
Hedges of Net Investments in Foreign Operations
For the years ended 30 September 2008 and 2007, net (gains) losses related to hedges of net investments in foreign operations of $(72.5) and $218.5, respectively, were included in accumulated other comprehensive income within shareholders’ equity.
Fair Value of Financial Instruments
Summarized below are the carrying values and fair values of the Company’s financial instruments as of 30 September 2008 and 2007:

	2008	2008	2007	2007
	Carrying	Fair	Carrying	Fair
30 September	Value	Value	Value	Value
Assets
Other investments	$31.9	$31.9	$39.8	$39.8
Interest rate swap agreements	.9	.9	—	—
Cross currency interest rate swap contracts	1.2	1.2	—	—
Currency option contracts	1.7	1.7	—	—
Commodity swap contracts	4.8	4.8	2.5	2.5

Liabilities
Interest rate swap agreements	$—	$—	$4.1	$4.1
Cross currency interest rate swap contracts	—	—	8.0	8.0
Forward exchange contracts	56.0	56.0	38.7	38.7
Long-term debt, including current portion	3,547.5	3,581.5	3,074.5	3,109.0

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
Changes in the fair value of foreign exchange and commodity swap contracts designated as hedges are recorded or reclassified into earnings and are reflected in the income statement classification of the corresponding hedged item (e.g., hedges of purchases are recorded to cost of sales; hedges of sales transactions are recorded to sales). The changes in fair value of foreign exchange contracts not designated as hedging instruments are reported in the income statement as other (income) expense, offsetting the fair value changes of foreign currency denominated monetary assets and liabilities also recorded to other (income) expense. Fair value changes of interest rate swaps are recorded to interest expense, offsetting changes in the fair value of associated debt instruments, which are also recorded to interest expense.
The cash flows related to all derivative contracts are reported in the operating activities section of the cash flow statement.
7. INVENTORIES
The components of inventories are as follows:

30 September	2008	2007
Inventories at FIFO Cost
Finished goods	$365.1	$328.7
Work in process	22.4	23.4
Raw materials and supplies	183.5	178.7

	571.0	530.8
Less excess of FIFO cost over LIFO cost	(67.3)	(54.1)

	$503.7	$476.7

Inventories valued using the LIFO method comprised 35.8% and 37.0% of consolidated inventories before LIFO adjustment at 30 September 2008 and 2007, respectively. Liquidation of prior years’ LIFO inventory layers in 2008, 2007, and 2006 did not materially affect results of operations in any of these years.
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
Sapio Produzione Idrogeno Ossigeno S.r.l. (49%);
SembCorp Air Products (HyCO) Pte. Ltd. (40%);
Stockton CoGen Company (50%);
Tecnologia en Nitrogeno S. de R.L. de C.V. (50%);
Tyczka Industrie-Gases GmbH (50%);
WuXi Hi-Tech Gas Co., Ltd. (50%);
and principally, other industrial gas producers.

	2008	2007
Current assets	$1,133.6	$946.7
Noncurrent assets	1,877.9	1,840.5
Current liabilities	598.3	599.8
Noncurrent liabilities	694.3	606.7
Net sales	2,256.5	2,016.1
Sales less cost of sales	886.0	741.4
Net income	306.4	250.4

Dividends received from equity affiliates were $65.3, $54.8, and $53.7 in 2008, 2007, and 2006, respectively.
The investment in net assets of and advances to equity affiliates as of 30 September 2008 and 2007 included investment in foreign affiliates of $785.8 and $743.7, respectively.
As of 30 September 2008 and 2007, the amount of investment in companies accounted for by the equity method included goodwill in the amount of $63.4 and $61.3, respectively.
9. PLANT AND EQUIPMENT
The major classes of plant and equipment, at cost, are as follows:

30 September	2008	2007
Land	$170.0	$178.7
Buildings	873.4	860.5
Production facilities
Merchant Gases	3,195.8	3,186.6
Tonnage Gases	4,944.6	4,469.6
Electronics and Performance Materials	1,502.7	1,503.0
Equipment and Energy	193.1	203.5

Total production facilities	9,836.2	9,362.7
Distribution equipment	2,622.4	2,478.3
Other machinery and equipment	877.3	887.0
Construction in progress	609.3	671.4

	$14,988.6	$14,438.6

Depreciation expense was $848.0, $770.1, and $692.4 in 2008, 2007, and 2006, respectively.

52   AIR PRODUCTS 2008 ANNUAL REPORT | Notes to the Consolidated Financial Statements

10. GOODWILL
Changes to the carrying amount of consolidated goodwill by segment are as follows:

			Acquisitions	Currency
		FIN	and	Translation
30 September	2007	48	Adjustments	and Other	2008
Merchant Gases	$577.6	$11.8	$33.2	$3.9	$626.5
Tonnage Gases	21.1	—	—	(3.1)	18.0
Electronics and Performance
Materials	308.1	—	.5	(25.0)	283.6

	$906.8	$11.8	$33.7	$(24.2)	$928.1

The 2008 increase in goodwill in the Merchant Gases segment was related to the adoption of FIN 48 and the acquisition of Cryoservice Limited.

		Acquisitions	Currency
		and	Translation
30 September	2006	Adjustments	and Other	2007
Merchant Gases	$353.9	$176.1	$47.6	$577.6
Tonnage Gases	10.3	10.6	.2	21.1
Electronics and Performance
Materials	300.2	.3	7.6	308.1

	$664.4	$187.0	$55.4	$906.8

The 2007 increase in goodwill in the Merchant Gases and Tonnage Gases segments was related to the acquisition of BOC Gazy.
Goodwill is subject to impairment testing at least annually. In addition, goodwill is tested more frequently if a change in circumstances or the occurrence of events indicates that potential impairment exists.
•	During the third quarter of 2008, the Company determined an interim test for impairment was required for its U.S. Healthcare reporting unit, and the impairment test resulted in a charge of $294.3. The U.S. Healthcare business is now reported as discontinued operations as discussed in Note 5.

•	In the fourth quarter of 2008, the Company conducted the required annual test of goodwill for impairment. There were no indications of impairment.
11. INTANGIBLE ASSETS
The tables below provide details of acquired intangible assets at the end of 2008 and 2007:

			Currency
		Accumulated	Translation
30 September 2008	Gross	Amortization	and Other	Net
Customer relationships	$248.3	$(36.7)	$7.3	$218.9
Patents and technology	106.9	(69.1)	—	37.8
Noncompete covenants	6.1	(6.4)	3.1	2.8
Other	50.5	(21.1)	.7	30.1

	$411.8	$(133.3)	$11.1	$289.6

			Currency
		Accumulated	Translation
30 September 2007	Gross	Amortization	and Other	Net
Customer relationships	$230.9	$(43.6)	$8.6	$195.9
Patents and technology	103.4	(64.6)	.3	39.1
Noncompete covenants	3.6	(5.5)	3.9	2.0
Other	42.4	(19.1)	.2	23.5

	$380.3	$(132.8)	$13.0	$260.5

Amortization expense for intangible assets was $21.0, $19.7, and $12.3 in 2008, 2007, and 2006, respectively.
Projected annual amortization expense for intangible assets as of 30 September 2008 is as follows:

2009	$20.4
2010	20.0
2011	18.7
2012	17.6
2013	17.3
Thereafter	195.6

$289.6

12. DEBT
The tables below summarize the Company’s outstanding debt at the end of 2008 and 2007.
Total Debt

30 September	2008	2007
Short-term borrowings	$419.3	$593.3
Current portion of long-term debt	32.1	99.8
Long-term debt	3,515.4	2,974.7

Total Debt	$3,966.8	$3,667.8

Short-Term Borrowings

30 September	2008	2007
Bank obligations	$322.1	$259.3
Commercial paper	97.2	334.0

	$419.3	$593.3

The weighted average interest rate of short-term borrowings outstanding as of 30 September 2008 and 2007 was 4.7% and 5.1%, respectively.
Long-Term Debt

30 September	Maturities	2008	2007
Payable in U.S. Dollars:
Debentures: (effective rate)
8.75% (8.95%)	2021	$18.4	$18.4
Medium-term Notes:
Weighted average rate
Series D 6.8%	2011 to 2016	63.1	104.0
Series E 7.6%	2026	17.2	17.4
Series F 6.2%	2010	50.0	50.0
Series G 4.1%	2011	125.0	125.0
Note 4.15%	2013	300.0	—
Other:
Variable-rate industrial revenue bonds 4.4%	2021 to 2043	743.3	523.3
Other 2.2%	2009 to 2021	65.7	111.6
Less: Unamortized discount		(16.0)	(18.9)
Payable in Other Currencies:
Eurobonds 5.09% (floating rate)	2010	352.0	355.5
Eurobonds 4.25%	2012	422.5	426.7
Eurobonds 3.75%	2014	422.5	426.7
Eurobonds 3.875%	2015	422.5	426.7
Eurobonds 4.625%	2017	422.5	426.7
Other 4.9%	2009 to 2014	125.7	72.3
Capital Lease Obligations:
United States 5.1%	2009 to 2018	7.0	8.7
Foreign 7.5%	2018	6.1	.4

		$3,547.5	$3,074.5
Less Current Portion		(32.1)	(99.8)

		$3,515.4	$2,974.7

Maturities of long-term debt in each of the next five years are as follows: $32.1 in 2009, $469.1 in 2010, $178.8 in 2011, $477.4 in 2012, and $302.3 in 2013.
On 6 February 2008, the Company issued a $300.0 medium-term fixed-rate 4.15% note which matures on 1 February 2013.
During fiscal 2008, the Company issued Industrial Revenue Bonds of $220.0, the proceeds of which are held in escrow until related project spending occurs. As of 30 September 2008, proceeds of $181.2 were held in escrow and classified as a noncurrent asset.
On 3 July 2007, the Company issued a Euro 250.0 million ($340.1) floating rate Eurobond (initial interest rate of 4.315%) which matures on 2 July 2010. A portion of the proceeds were used to repay a Euro 153.5 million fixed 6.5% Eurobond. The balance of the net proceeds of the new Eurobond (after repayment of the 6.5% Eurobond principal and interest) was converted to U.S. dollars and used to repay U.S. commercial paper.
On 12 March 2007, the Company issued Euro 300.0 million ($395.1) of 4.625% Eurobonds maturing 15 March 2017, the proceeds of which were used to fund a portion of the acquisition of BOC Gazy.
Various debt agreements to which the Company is a party include certain financial covenants and other restrictions, including restrictions pertaining to the ability to create property liens and enter into certain sale and leaseback transactions. The Company is in compliance with its financial debt covenants.
The Company has obtained the commitment of a number of commercial banks to lend money at market rates whenever needed. This committed line of credit provides a source of liquidity and is used to support the issuance of commercial paper. The Company’s total multicurrency revolving facility, maturing in May 2011, amounted to $1,450 at 30 September 2008. On 22 September 2008, the Company increased the size of its revolving facility from $1,200 to $1,450 with no changes in the terms and conditions of the arrangement. No borrowings were outstanding under this commitment at the end of 2008. Additional commitments totaling $381.4 are maintained by the Company’s foreign subsidiaries, of which $281.8 was borrowed and outstanding at 30 September 2008.
13. LEASES
Lessee Accounting
Capital leases, primarily for the right to use machinery and equipment, are included with owned plant and equipment on the balance sheet in the amount of $29.2 and $39.5 at the end of 2008 and 2007, respectively. Related amounts of accumulated depreciation are $17.1 and $23.9, respectively.
Operating leases principally relate to distribution equipment and real estate. Certain leases include escalation clauses, renewal, and/or purchase options. Rent expense is recognized on a straight-line basis over the minimum lease term. Rent expense under operating leases, including month-to-month agreements, was $97.2 in 2008, $110.2 in 2007, and $105.6 in 2006.

54   AIR PRODUCTS 2008 ANNUAL REPORT | Notes to the Consolidated Financial Statements

At 30 September 2008, minimum payments due under leases are as follows:

	Capital	Operating
	Leases	Leases
2009	$1.2	$49.7
2010	1.0	41.0
2011	.9	32.1
2012	.9	25.7
2013	.9	21.5
Thereafter	10.1	68.1

	$15.0	$238.1

The present value of the above future capital lease payments is included in the liability section of the balance sheet. At the end of 2008, $.9 was classified as current and $12.2 as long-term.
Lessor Accounting
As discussed under Revenue Recognition in Note 1, certain contracts associated with facilities that are built to service a specific customer are accounted for as leases in accordance with EITF Issue No. 01-08, “Determining Whether an Agreement Contains a Lease.”
Lease receivables, net, were included in the Company’s consolidated balance sheets as follows:

30 September	2008	2007
Trade receivables	$1.0	$.6
Other receivables and current assets	24.2	17.8
Noncurrent capital lease receivables	505.3	326.1

Lease receivables are reflected net of unearned interest income of $138.6 in 2008 and $118.8 in 2007.
Lease payments to be collected over the next five years are as follows: $58.4 in 2009, $63.3 in 2010, $78.8 in 2011, $78.3 in 2012, and $76.6 in 2013.
14. CAPITAL STOCK
Authorized capital stock consists of 25 million preferred shares with a par value of $1 per share, none of which was outstanding at 30 September 2008, and 300 million shares of common stock with a par value of $1 per share.
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
As of 30 September 2007, the Company had purchased 15.0 million of its outstanding shares at a cost of $1,063.4. During fiscal year 2008, the Company purchased an additional 8.7 million of its outstanding shares at a cost of $787.4. The Company has completed the 2006 authorization and will continue to purchase shares under the 2007 authorization at its discretion while maintaining sufficient funds for investing in its businesses and growth opportunities. An additional $649.2 in share repurchase authorization remains.
15. SHARE-BASED COMPENSATION
The Company has various share-based compensation programs, which include stock options, deferred stock units, and restricted stock. Under all programs, the terms of the awards are fixed at the grant date. The Company issues shares from treasury stock upon the exercise of stock options, the payout of deferred stock units, and the issuance of restricted stock awards. As of 30 September 2008, 5.8 million shares were available for future grant under the Company’s Long-Term Incentive Plan, which is shareholder approved.
Share-based compensation cost recognized in the income statement is summarized below:

	2008	2007
Cost of sales	$8.7	$9.5
Selling and administrative	47.0	57.0
Research and development	5.7	4.4

Before-Tax Share-Based Compensation Cost	61.4	70.9
Income tax benefit	(23.6)	(27.3)

After-Tax Share-Based Compensation Cost	$37.8	$43.6

The amount of share-based compensation cost capitalized in 2008 and 2007 was not material.
Total before-tax share-based compensation cost by type of program was as follows:

	2008	2007
Stock options	$36.5	$36.0
Deferred stock units	22.6	30.2
Restricted stock	2.3	4.7

Before-Tax Share-Based Compensation Cost	$61.4	$70.9

Stock Options
The Company has granted awards of options to purchase common stock to executives, selected employees, and outside directors. The exercise price of stock options equals the market price of the Company’s stock on the date of the grant. Options generally vest incrementally over three years, and remain exercisable for ten years from the date of grant. Options have not been issued to directors since 2005. Options outstanding with directors are exercisable six months after the grant date.
The fair value of options granted was estimated using a lattice-based option valuation model that used the assumptions noted in the table below. Expected volatility and expected dividend yield are based on actual historical experience of the Company’s stock and dividends over the historical period equal to the option term. The expected life represents the period of time that options granted are expected to be outstanding based on an analysis of Company-specific historical exercise data. The range given below results from certain groups of employees exhibiting different behavior. Separate groups of employees that have similar historical exercise behavior were considered separately for valuation purposes. The risk-free rate is based on the U.S. Treasury Strips with terms equal to the expected time of exercise as of the grant date.

	2008	2007	2006
Expected volatility	30.4%	30.6%	30.6%
Expected dividend yield	2.1%	2.1%	2.1%
Expected life (in years)	6.8–8.0	7.0–9.0	7.0–9.0
Risk-free interest rate	4.5%–4.6%	4.5%–4.7%	4.3%–5.1%

The weighted-average grant-date fair value of options granted during 2008 and 2007 was $31.84 and $22.45 per option, respectively.
A summary of stock option activity is presented below:

		Weighted
	Shares	Average
Stock Options	(000)	Exercise Price
Outstanding at 30 September 2007	18,622	$44.95
Granted	1,207	98.85
Exercised	(2,204)	37.46
Forfeited	(88)	68.71

Outstanding at 30 September 2008	17,537	$49.48

Exercisable at 30 September 2008	14,679	$44.18

	Weighted
	Average
	Remaining	Aggregate
	Contractual	Intrinsic
Stock Options	Terms (in years)	Value
Outstanding at 30 September 2008	4.8	$333

Exercisable at 30 September 2008	4.2	$357

The aggregate intrinsic value represents the difference between the Company’s closing stock price of $68.49 as of 30 September 2008 and the exercise price multiplied by the number of options outstanding as of that date.
The total intrinsic value of stock options exercised during 2008, 2007, and 2006 was $138.0, $218.8, and $83.6, respectively.
Compensation cost is generally recognized over the stated vesting period consistent with the terms of the arrangement (i.e., either on a straight-line or graded-vesting basis). For awards granted on or after 1 October 2005, expense recognition is accelerated for retirement-eligible individuals who would meet the requirements for vesting of awards upon their retirement.
As of 30 September 2008, there was $9.2 of unrecognized compensation cost related to nonvested stock options, which is expected to be recognized over a weighted-average period of 1.2 years.
Cash received from option exercises during 2008 was $87.4, generating a total tax benefit of $52.2. The excess tax benefit (i.e., the tax deduction in excess of that which would have been recognized had SFAS No. 123R been applied in previous periods) was $41.2 in 2008.
Deferred Stock Units and Restricted Stock
The grant-date fair value of deferred stock units and restricted stock is estimated on the date of grant based on the market price of the stock, and compensation cost is generally amortized to expense on a straight-line basis over the vesting period during which employees perform related services. For awards granted on or after 1 October 2005, expense recognition is accelerated for retirement-eligible individuals who would meet the requirements for vesting of awards upon their retirement.
Deferred Stock Units
The Company has granted deferred stock units to executives, selected employees, and outside directors. These deferred stock units entitle the recipient to one share of common stock upon vesting, which is conditioned on continued employment during the deferral period and may also be conditioned on earn-out against certain performance targets. The deferral period for some units ends after death, disability, or retirement.

56   AIR PRODUCTS 2008 ANNUAL REPORT | Notes to the Consolidated Financial Statements

However, for a portion of the performance-based deferred stock units, the deferral period ends at the end of the performance period (one to three years) or up to two years thereafter. Certain of the performance-based deferred stock units provide for one-half of the earned shares to be paid in cash at the end of the performance period. Additionally, the Company has granted deferred stock units, subject to a three- or four-year deferral period, to selected employees. Deferred stock units issued to directors are paid after service on the Board of Directors ends at the time elected by the director (not to exceed 10 years after service ends).

		Weighted
		Average
	Shares	Grant-Date
Deferred Stock Units	(000)	Fair Value
Outstanding at 30 September 2007	2,283	$50.90
Granted	283	100.62
Paid out	(726)	48.33
Forfeited	(123)	63.41

Outstanding at 30 September 2008	1,717	$58.94

Cash payments made for performance-based deferred stock units were $8.3 in 2008. As of 30 September 2008, there was $30.8 of unrecognized compensation cost related to deferred stock units. The cost is expected to be recognized over a weighted-average period of 2.3 years.
Restricted Stock
The Company has issued shares of restricted stock to certain officers. Participants are entitled to cash dividends and to vote their respective shares. Shares granted prior to 2007 are subject to forfeiture if employment is terminated other than due to death, disability, or retirement. Shares granted since 2007 vest in four years or upon earlier retirement, death, or disability. The shares are nontransferable while subject to forfeiture.

		Weighted
		Average
	Shares	Grant-Date
Restricted Stock	(000)	Fair Value
Outstanding at 30 September 2007	169	$56.81
Granted	26	96.44
Vested	(110)	55.85
Forfeited	—	—

Outstanding at 30 September 2008	85	$70.12

As of 30 September 2008, there was $1.8 of unrecognized compensation cost related to restricted stock awards. The cost is expected to be recognized over a weighted-average period of 4.1 years.
16. EARNINGS PER SHARE
The calculation of basic and diluted earnings per share (EPS) is as follows:

30 September	2008	2007	2006
Numerator
Used in basic and diluted EPS
Income from continuing operations	$1,090.5	$1,019.6	$734.1
Income (loss) from discontinued operations, net of tax	(180.8)	16.0	(4.5)

Income before cumulative effect of accounting change	909.7	1,035.6	729.6
Cumulative effect of accounting change, net of tax	—	—	(6.2)

Net Income	$909.7	$1,035.6	$723.4

Denominator (in millions)
Weighted average number of common shares used in basic EPS	212.2	216.2	221.7
Effect of dilutive securities:
Employee stock options	5.9	5.8	4.9
Other award plans	1.1	1.2	.9

	7.0	7.0	5.8

Weighted average number of common shares and dilutive potential common shares used in diluted EPS	219.2	223.2	227.5

Basic EPS
Income from continuing operations	$5.14	$4.72	$3.31
Income (loss) from discontinued operations	(.85)	.07	(.02)

Income before cumulative effect of accounting change	4.29	4.79	3.29
Cumulative effect of accounting change	—	—	(.03)

Net Income	$4.29	$4.79	$3.26

Diluted EPS
Income from continuing operations	$4.97	$4.57	$3.23
Income (loss) from discontinued operations	(.82)	.07	(.02)

Income before cumulative effect of accounting change	4.15	4.64	3.21
Cumulative effect of accounting change	—	—	(.03)

Net Income	$4.15	$4.64	$3.18

Diluted EPS reflects the potential dilution that could occur if stock options or other share-based awards were exercised or converted into common stock. The dilutive effect is computed using the treasury stock method, which assumes all share-based awards are exercised and the hypothetical proceeds from exercise are used by the Company to purchase common stock at the average market price during the period. The incremental

\

shares (difference between shares assumed to be issued versus purchased), to the extent they would have been dilutive, are included in the denominator of the diluted EPS calculation. Options on 1.2 million shares, .8 million shares, and 1.2 million shares were antidilutive and therefore excluded from the computation of diluted earnings per share for 2008, 2007, and 2006, respectively.
17. INCOME TAXES
The following table shows the components of the provision for income taxes:

	2008	2007	2006
Federal
Current	$131.7	$94.0	$122.0
Deferred	3.1	(19.0)	4.4

	134.8	75.0	126.4

State
Current	2.8	10.5	12.1
Deferred	11.0	7.2	1.6

	13.8	17.7	13.7

Foreign
Current	193.9	169.0	121.3
Deferred	22.8	25.5	.6

	216.7	194.5	121.9

	$365.3	$287.2	$262.0

The significant components of deferred tax assets and liabilities are as follows:

30 September	2008	2007
Gross Deferred Tax Assets
Pension and other compensation accruals	$383.2	$323.3
Tax loss carryforwards	91.1	74.4
Tax credits	65.2	3.3
Reserves and accruals	30.0	19.2
Unremitted earnings of foreign entities	6.9	—
U.S. Healthcare impairment	64.8	—
Other	114.8	98.1
Currency losses	83.0	83.7
Valuation allowance	(60.7)	(32.5)

Deferred Tax Assets	778.3	569.5

Gross Deferred Tax Liabilities
Plant and equipment	887.0	882.9
Employee benefit plans	89.2	67.3
Investment in partnerships	9.4	10.2
Unrealized gain on cost investment	4.6	6.9
Unremitted earnings of foreign entities	—	9.7
Intangible assets	30.0	62.2
Other	120.3	110.9

Deferred Tax Liabilities	1,140.5	1,150.1

Net Deferred Income Tax Liability	$362.2	$580.6

Net current deferred tax assets of $193.3 and net noncurrent deferred tax assets of $71.1 were included in other receivables and current assets and other noncurrent assets at 30 September 2008, respectively. Net current deferred tax assets of $78.0 and net noncurrent deferred tax assets of $47.0 were included in other receivables and current assets and other noncurrent assets at 30 September 2007, respectively.
Federal, foreign, and state loss carryforwards as of 30 September 2008 were $89.5, $138.7, and $248.8, respectively. The federal capital losses expire in 2013. The foreign losses have expiration periods beginning in 2020. State operating loss carryforwards have expiration periods that range between 2009 and 2027.
The valuation allowance as of 30 September 2008 primarily relates to the tax loss carryforwards referenced above. If events warrant the reversal of the $60.7 valuation allowance, it would result in a reduction of tax expense. The Company believes it is more likely than not that future earnings will be sufficient to utilize the Company’s deferred tax asset, net of existing valuation allowance, at 30 September 2008.
Major differences between the United States federal statutory tax rate and the effective tax rate are:

(percent of income before taxes)	2008	2007	2006
U.S. federal statutory tax rate	35.0%	35.0%	35.0%
State taxes, net of federal benefit	.8	1.2	.9
Income from equity affiliates	(3.4)	(2.8)	(3.2)
Foreign taxes and credits	(6.3)	(4.4)	(3.7)
Export tax benefit and domestic production	(.6)	(.8)	(.7)
Repatriation	—	—	(1.6)
Tax audit settlements and adjustments	—	(2.6)	(1.9)
Donation of investments	—	(1.2)	—
Other	(.4)	(2.4)	1.5

Effective Tax Rate after Minority Interest	25.1%	22.0%	26.3%
Minority interest	(.4)	(.4)	(.5)

Effective Tax Rate	24.7%	21.6%	25.8%

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

58   AIR PRODUCTS 2008 ANNUAL REPORT | Notes to the Consolidated Financial Statements

In the fourth quarter of 2006, the Company recorded a tax benefit of $20.0 related to its reconciliation and analysis of its current and deferred tax assets and liabilities. The adjustment pertains to prior years (See Note 1) and is included in tax audit settlements and adjustments in the previous table.
The following table summarizes the income of U.S. and foreign operations, before taxes and minority interest:

	2008	2007	2006

Income from continuing operations:
United States	$479.5	$583.1	$486.9
Foreign	854.3	630.1	436.6
Income from equity affiliates	145.0	114.4	91.5

	$1,478.8	$1,327.6	$1,015.0

The Company does not pay or record U.S. income taxes on the undistributed earnings of its foreign subsidiaries and corporate joint ventures as long as those earnings are permanently reinvested in the companies that produced them. These cumulative undistributed earnings are included in retained earnings on the consolidated balance sheet and amounted to $2,775.5 at the end of 2008. An estimated $606.1 in U.S. income and foreign withholding taxes would be due if these earnings were remitted as dividends after payment of all deferred taxes.
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
At 30 September 2007, the Company adopted the provision of SFAS No. 158 which requires recognition of the overfunded or underfunded projected benefit obligation (PBO) as an asset or liability in the consolidated balance sheet. Refer to Note 2 for a discussion on the impact of adopting SFAS No. 158.
Defined Benefit Pension Plans
Pension benefits earned are generally based on years of service and compensation during active employment. The cost of the Company’s defined benefit pension plans included the following components:

	2008	2007	2006

Service cost	$77.7	$81.6	$78.9
Interest cost	180.9	168.3	147.7
Expected return on plan assets	(206.8)	(188.1)	(157.1)
Amortization:
Prior service cost	3.2	4.2	3.1
Transition	.1	.1	.1
Actuarial loss	37.9	57.5	65.5
Settlements and curtailments	30.3	10.3	.2
Special termination benefits	1.2	2.0	12.7
Other	2.5	2.6	2.9

Net Periodic Pension Cost	$127.0	$138.5	$154.0

The Company calculates net periodic pension cost for a given fiscal year based on assumptions developed at the end of the previous fiscal year. The following table sets forth the weighted average assumptions used in the calculation of net periodic pension cost:

	2008	2007	2006

Discount rate	6.1%	5.7%	5.3%
Expected return on plan assets	8.8%	8.8%	8.8%
Rate of compensation increase	4.2%	4.1%	4.1%

The decrease in net periodic pension cost from 2007 to 2008 was primarily attributable to the increase in the discount rate.
A number of corporate officers and others who were eligible for supplemental pension plan benefits retired in fiscal years 2007 and 2008. The Company’s supplemental pension plan provides for a lump sum benefit payment option at the time of retirement, or for corporate officers six months after the participant’s retirement date. The Company recognizes pension settlements when payments exceed the sum of service and interest cost components of net periodic pension cost of the plan for the fiscal year. However, a settlement loss may not be recognized until the time the pension obligation is settled. Based on the timing of when cash payments were made, the Company recognized $10.3 for settlement losses in 2007 and an additional $30.3 in 2008.
The projected benefit obligation (PBO) is the actuarial present value of benefits attributable to employee service rendered to date, including the effects of estimated future salary increases. The following table sets forth the weighted average assumptions used in the calculation of the PBO:

	2008	2007

Discount rate	7.1%	6.1%
Rate of compensation increase	4.3%	4.2%

The following table reflects the change in the PBO and the change in the fair value of plan assets based on the plan year measurement date, as well as the amounts recognized in the balance sheet. The Company used a measurement date of 30 September for all plans except for plans in the U.K. and Belgium. These plans were measured as of 30 June.

	2008	2007

Change in Pension Benefit Obligation
Obligation at beginning of year	$3,033.1	$2,933.1
Service cost	77.7	81.6
Interest cost	180.9	168.3
Amendments	1.3	1.8
Actuarial gain	(275.8)	(136.5)
Special termination benefits, settlements, and curtailments	15.5	(.9)
Participant contributions	4.6	7.4
Benefits paid	(174.8)	(124.6)
Currency translation/other	(130.8)	102.9

Obligation at End of Year	$2,731.7	$3,033.1

Change in Plan Assets
Fair value at beginning of year	$2,600.1	$2,052.0
Actual return on plan assets	(333.0)	301.9
Company contributions	231.4	288.1
Participant contributions	4.6	7.4
Benefits paid	(174.8)	(124.6)
Currency translation/other	(110.1)	75.3

Fair Value at End of Year	$2,218.2	$2,600.1

Funded Status at End of Year	$(513.5)	$(433.0)
Employer contributions for U.K. and Belgium after the measurement date	2.6	1.9

Net Amount Recognized	$(510.9)	$(431.1)

Amounts Recognized
Noncurrent assets	$26.6	$43.7
Accrued liabilities	(123.5)	(92.0)
Noncurrent liabilities	(414.0)	(382.8)

Net Amount Recognized	$(510.9)	$(431.1)

The changes in plan assets and benefit obligation that have been recognized in accumulated other comprehensive income (AOCI) on a pretax basis during 2008 consist of the following:

Net actuarial loss arising during the period	$277.2
Amortization of net actuarial loss	(68.2)
Prior service cost arising during the period	1.1
Amortization of prior service cost	(3.2)
Amortization of net transition liability	(.1)

Total Recognized in AOCI	$206.8

The net actuarial loss represents the actual changes in the estimated obligation and plan assets that have not yet been recognized in the income statement and are included in AOCI. Actuarial losses arising during 2008 are primarily attributable to lower than expected actual returns on plan assets, partially offset by higher discount rates. Actuarial gains and losses are not recognized immediately, but instead are accumulated as a part of the unrecognized net loss balance and amortized into net periodic pension cost over the average remaining service period of participating employees as certain thresholds are met.
The components recognized in AOCI on a pretax basis as of 30 September consisted of:

	2008	2007

Net actuarial loss	$720.1	$511.1
Prior service cost	27.6	29.7
Net transition liability	.4	.5

Total Recognized in AOCI	$748.1	$541.3

The amount of AOCI at 30 September 2008 that is expected to be recognized as a component of net periodic pension cost during fiscal year 2009 is as follows:

Net actuarial loss	$23.2
Prior service cost	3.9
Net transition liability	.1

The assets of the Company’s defined benefit pension plans consist primarily of equity and fixed-income securities. Except where the Company’s equity is a component of an index fund, the defined benefit plans are prohibited by Company policy from holding shares of Company stock.
Asset allocation targets are established based on the long-term return and volatility characteristics of the investment classes and recognize the benefit of diversification and the profiles of the plans’ liabilities. The actual and target allocations at the measurement date are as follows:

	2008	2008	2007
	Target	Actual	Actual
Asset Category	Allocation	Allocation	Allocation

Equity securities	63–70%	64%	69%
Debt securities	25–31	28	26
Real estate/other	1–8	6	4
Cash	0–3	2	1

Total		100%	100%

The Company employs a mix of active and passive investment strategies. Over a full market cycle, the total return on plan assets is expected to exceed that of a passive strategy tracking index returns in each asset category.

60   AIR PRODUCTS 2008 ANNUAL REPORT | Notes to the Consolidated Financial Statements

The expected return on plan assets assumption is based on an estimated weighted average of long-term returns of major asset classes. In determining asset class returns, the Company takes into account long-term returns of major asset classes, historical performance of plan assets, and related value-added of active management, as well as the current interest rate environment.
The Company anticipates contributing approximately $170 to the defined benefit pension plans in 2009.
Projected benefit payments, which reflect expected future service, are as follows:

2009	$124.7
2010	130.9
2011	138.5
2012	150.0
2013	158.4
2014–2018	964.8

These estimated benefit payments are based on assumptions about future events. Actual benefit payments may vary significantly from these estimates.
The accumulated benefit obligation (ABO) is the actuarial present value of benefits attributed to employee service rendered to a particular date, based on current salaries. The ABO for all defined benefit pension plans was $2,268.3 and $2,481.2 at the end of 2008 and 2007, respectively.
The following table provides information on pension plans where the ABO exceeds the value of plan assets:

	2008	2007

PBO	$1,186.0	$310.3
ABO	980.3	252.1
Plan assets	731.8	38.7

Included in the table above are several pension arrangements that are not funded because of jurisdictional practice. The ABO and PBO related to these plans for 2008 were $95.8 and $137.3, respectively.
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
Dividends paid on ESOP shares are treated as ordinary dividends by the Company. Under existing tax law, the Company may deduct dividends which are paid with respect to shares held by the plan. Shares of the Company’s common stock in the ESOP totaled 5,746,677 as of 30 September 2008.
The Company matches a portion of the participants’ contributions to the RSP and other various worldwide defined contribution plans. The Company’s contributions to the RSP include a Company core contribution for eligible employees (not participating in the defined benefit pension plans), with the core contribution based on a percentage of pay, and the percentage is based on years of service. For the RSP, the Company also makes matching contributions on overall employee contributions as a percentage of the employee contribution and includes an enhanced contribution for eligible employees (not participating in the defined benefit pension plans). Worldwide contributions expensed to income in 2008, 2007, and 2006 were $30.1, $28.6, and $25.9, respectively.
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
The cost of the Company’s other postretirement benefit plans included the following components:

	2008	2007	2006

Service cost	$5.9	$5.9	$6.3
Interest cost	5.8	5.4	5.1
Amortization:
Prior service cost	(1.4)	(1.8)	(2.3)
Actuarial loss	1.7	2.3	3.5

Net Periodic Postretirement Cost	$12.0	$11.8	$12.6

The Company calculates net periodic postretirement cost for a given fiscal year based on assumptions developed at the end of the previous fiscal year. The discount rate assumption used in the calculation of net periodic postretirement cost for 2008, 2007, and 2006 was 5.7%, 5.3%, and 4.8%, respectively.
The Company measures the other postretirement benefits as of 30 September. The discount rate assumption used in the calculation of the accumulated postretirement benefit obligation was 7.4% and 5.7% for 2008 and 2007, respectively.

The following table reflects the change in the accumulated postretirement benefit obligation and the amounts recognized in the consolidated balance sheet:

	2008	2007

Obligation at Beginning of Year	$107.2	$111.2
Service cost	5.9	5.9
Interest cost	5.8	5.4
Actuarial gain	(10.1)	(5.0)
Benefits paid	(10.0)	(10.3)

Obligation at End of Year	$98.8	$107.2

Amounts Recognized
Accrued liabilities	$11.3	$11.7
Noncurrent liabilities	87.5	95.5

The changes in benefit obligation that have been recognized in accumulated other comprehensive income (AOCI) on a pretax basis during 2008 for the Company’s other postretirement benefit plans consist of the following:

Net actuarial gain arising during the period	$(10.1)
Amortization of net actuarial loss	(1.7)
Amortization of prior service credit	1.4

Total Recognized in AOCI	$(10.4)

The components recognized in AOCI on a pretax basis as of 30 September consisted of:

	2008	2007

Net actuarial loss	$12.0	$23.8
Prior service credit	(1.5)	(2.9)

Amount Recognized in AOCI	$10.5	$20.9

Of the 30 September 2008 actuarial loss and prior service credit, it is estimated that $.3 and $(1.4), respectively, will be amortized into net periodic postretirement cost over fiscal year 2009.
The assumed healthcare trend rates are as follows:

	2008	2007

Healthcare trend rate	10.0%	10.0%
Ultimate trend rate	5.0%	5.0%
Year the ultimate trend rate is reached	2013	2012

The effect of a change in the healthcare trend rate is slightly tempered by a cap on the average retiree medical cost. The impact of a one percentage point change in the assumed healthcare cost trend rate on net periodic postretirement cost and the obligation is not material.
Projected benefit payments are as follows:

2009	$11.8
2010	12.2
2011	12.7
2012	12.8
2013	12.6
2014–2018	61.0

These estimated benefit payments are based on assumptions about future events. Actual benefit payments may vary significantly from these estimates.
19. COMMITMENTS AND CONTINGENCIES
Litigation
The Company is involved in various legal proceedings, including competition, environmental, health, safety, product liability, and insurance matters. During the third quarter of 2008, a unit of the Brazilian Ministry of Justice issued a report (previously issued in January 2007, and then withdrawn) on its investigation of the Company’s Brazilian subsidiary, Air Products Brazil Ltda., and several other Brazilian industrial gas companies. The report recommended that the Brazilian Administrative Council for Economic Defense impose sanctions on Air Products Brazil Ltda. and the other industrial gas companies for alleged anticompetitive activities. The Company intends to defend this action and cannot, at this time, reasonably predict the ultimate outcome of the proceedings or sanctions, if any, that will be imposed. While the Company does not expect that any sums it may have to pay in connection with this or any other legal proceeding would have a materially adverse effect on its consolidated financial position or net cash flows, a future charge for regulatory fines or damage awards could have a significant impact on the Company’s net income in the period in which it is recorded.
Environmental
In the normal course of business, the Company is involved in legal proceedings under the federal Superfund law, similar state environmental laws, and RCRA relating to the designation of certain sites for investigation or remediation. Presently, there are approximately 31 sites on which a final settlement has not been reached where the Company, along with others, has been designated a potentially responsible party by the Environmental Protection Agency or is otherwise engaged in investigation or remediation. In addition, the Company is also involved in cleanup activities at certain of its manufacturing sites. The Company continually monitors these sites for which it has environmental exposure.

62   AIR PRODUCTS 2008 ANNUAL REPORT | Notes to the Consolidated Financial Statements

Accruals for environmental loss contingencies are recorded when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated consistent with the policy set forth in Note 1. The consolidated balance sheet at 30 September 2008 and 2007 included an accrual of $82.9 and $52.2, respectively, primarily as part of other noncurrent liabilities. The environmental liabilities will be paid over a period of up to 30 years. The Company estimates the exposure for environmental loss contingencies to range from $82 to a reasonably possible upper exposure of $95 as of 30 September 2008.
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
Pace
At 30 September 2008, $39.3 of the environmental accrual was related to the Pace, Florida, facility.
In the fourth quarter of 2006, the Company sold its Amines business, which included operations at Pace, and recognized a liability for retained environmental obligations associated with remediation activities at Pace. The Company is required by the Florida Department of Environmental Protection (FDEP) and the United States Environmental Protection Agency (USEPA) to continue its remediation efforts. As of 30 September 2006, the Company estimated that it would take an additional 20 years to complete the groundwater remediation, and the costs through completion were estimated to range from $42 to $50. As no amount within the range was a better estimate than another, the Company recognized a pretax expense in the fourth quarter of 2006 of $42.0 as a component of income from discontinued operations and recorded an environmental accrual of $42.0 in continuing operations on the consolidated balance sheet. Since 30 September 2006, there has been no change to the estimated exposure range related to the Pace facility.
The Company has implemented many of the remedial corrective measures at the Pace, Florida, facility required under 1995 Consent Orders issued by the FDEP and the USEPA. Contaminated soils have been bioremediated, and the treated soils have been secured in a lined on-site disposal cell. Several groundwater recovery systems have been installed to contain and remove contamination from groundwater. The Company completed an extensive assessment of the site to determine how well existing measures are working, what additional corrective measures may be needed, and whether newer remediation technologies that were not available in the 1990s might be suitable to more quickly and effectively remove groundwater contaminants. Based on our assessment results, the Company recently completed a focused feasibility study to identify new approaches to more effectively remove contaminants and will begin to seek the necessary approvals from the FDEP to implement those new approaches.
Piedmont
At 30 September 2008, $23.7 of the environmental accrual was related to the Piedmont site.
On 30 June 2008, the Company sold its Elkton, Md., and Piedmont, S.C., production facilities and the related North American atmospheric emulsions and global pressure sensitive adhesives businesses. In connection with the sale, the Company recognized a liability for retained environmental obligations associated with remediation activities at the Piedmont site. This site is under active remediation for contamination caused by an insolvent prior owner. Before the sale, which triggered expense recognition, remediation costs had been capitalized since they improved the property as compared to its condition when originally acquired. The Company is required by the South Carolina Department of Health and Environmental Control to address both contaminated soil and groundwater. Numerous areas of soil contamination have been addressed, and contaminated groundwater is being recovered and treated. At 30 June 2008, the Company estimated that it would take until 2015 to complete source area remediation and another 15 years thereafter to complete groundwater recovery, with costs through completion estimated to be $24. The Company recognized a pretax expense in the third quarter of 2008 of $24.0 as a component of income from discontinued operations and recorded an environmental liability of $24.0 in continuing operations on the consolidated balance sheet. There has been no change to the estimated exposure.

Guarantees and Warranties
The Company is a party to certain guarantee agreements, including debt guarantees of equity affiliates and equity support agreements. These guarantees are contingent commitments that are related to activities of the Company’s primary businesses.
The Company has guaranteed repayment of some additional borrowings of certain foreign equity affiliates. At 30 September 2008, these guarantees have terms in the range of one to seven years, with maximum potential payments of $23.
The Company has entered into an equity support agreement and operations guarantee related to an air separation facility constructed in Trinidad for a venture in which the Company, through equity affiliates, owns 50%. At 30 September 2008, maximum potential payments under joint and several guarantees were $84. Exposures under the guarantee decline over time and are completely extinguished by 2024.
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
Put Option Agreements
The Company has entered into put option agreements with certain affiliated companies as discussed below. The Company accounts for the put options as contingent liabilities to purchase an asset. Since the inception of these agreements and through 30 September 2008, the Company determined that it was not certain that these options would be exercised by the other shareholders.
In 2008, the Company entered into a put option agreement as part of the purchase of an additional interest in CryoServices Limited, a cryogenic and specialty gases company in the U.K. The Company increased its ownership from 25% to 72%. Put options were issued which gave the other shareholders the right to require the Company to purchase their shares of CryoServices Limited. The options are effective from January
2010 through January 2078 and are exercisable only within a twenty-day option period each year. The option price is based on the lower of a multiple of earnings formula or 396 Pound Sterling per share, escalated up to 5% each year. The estimated U.S. dollar price of purchasing the remaining stock based on the exchange rate at 30 September 2008 would be approximately $50.
In 1999, the Company made an investment in INOX, an Indian industrial gases company. As part of that transaction, put options were issued which gave the other (joint 50%) shareholders the right to require the Company to purchase their shares (approximately 5.1 million) of INOX (renamed INOXAP) at a predefined price. The option period began January 2004 and extended through January 2006. On 22 January 2005, the Company and the other shareholders extended and revised the terms of the option agreement. The other shareholders may give notice to exercise the revised put option between October and December 2010. The option, if exercised, would be effective on 31 July 2011. The revised option may also be exercised within six months of the death or permanent incapacity of the current Managing Director of INOXAP. The revised option price is based on a multiple of earnings formula, but not less than 630 Rupees per share. The U.S. dollar price of purchasing all 5.1 million shares at the minimum per share amount based on the exchange rate at 30 September 2008 would have been approximately $69.
In 2002, the Company entered into a put option agreement as part of the purchase of an additional interest in San Fu Gas Company, Ltd., renamed Air Products San Fu Company, Ltd. (San Fu), an industrial gas company in Taiwan. Currently, the Company has an ownership interest of 74% in San Fu. Put options were issued which give other shareholders the right to sell San Fu stock to the Company at market price when exercised. The options are effective from January 2005 through January 2015 and allow for the sale of all stock owned by other shareholders to the Company. The estimated U.S. dollar price of purchasing the stock owned by other shareholders based on the exchange rate at 30 September 2008 would be approximately $225.
Purchase Obligations
The Company is obligated to make future payments under unconditional purchase obligations as summarized below:

2009	$675.8
2010	120.4
2011	100.1
2012	91.5
2013	92.1
Thereafter	648.3

Total	$1,728.2

64	AIR PRODUCTS 2008 ANNUAL REPORT | Notes to the Consolidated Financial Statements

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
Purchase commitments to spend approximately $485 for additional plant and equipment are included in the unconditional purchase obligations.
20. SUPPLEMENTAL INFORMATION
Other Receivables and Current Assets

30 September	2008	2007

Deferred tax assets	$193.3	$78.0
Other receivables	131.7	142.4
Current capital lease receivables	24.2	17.8
Other current assets	.2	.7

	$349.4	$238.9

Other Noncurrent Assets

30 September	2008	2007

Restricted cash	$214.1	$27.7
Derivative instruments	25.8	8.1
Other long-term receivables	10.8	36.4
Cost investments	31.9	39.8
Deferred tax assets	71.1	47.0
Prepaid pension benefit cost	26.6	43.7
Other deferred charges	123.8	109.1

	$504.1	$311.8

Payables and Accrued Liabilities

30 September	2008	2007

Trade creditors	$755.2	$779.6
Customer advances	122.0	90.2
Accrued payroll and employee benefits	203.7	182.4
Pension benefits	123.5	92.0
Dividends payable	92.1	81.8
Outstanding payments in excess of certain cash balances	56.1	54.1
Accrued interest expense	64.9	62.5
Derivative instruments	81.9	27.6
Global cost reduction plan accrual	—	8.4
Miscellaneous	166.2	164.6

	$1,665.6	$1,543.2

Deferred Income and Other Noncurrent Liabilities

30 September	2008	2007

Pension benefits	$414.0	$382.8
Postretirement benefits	87.5	95.5
Other employee benefits	91.9	102.7
FIN 48 tax contingencies	152.8	—
Advance payments	99.0	122.3
Environmental liabilities	81.0	47.1
Derivative instruments	33.7	49.7
Miscellaneous	89.3	71.9

	$1,049.2	$872.0

Accumulated Other Comprehensive Income (Loss)

30 September	2008	2007

Gain (loss) on derivatives	$(19.9)	$3.8
Cumulative translation adjustments, net of reclassification adjustment	(28.3)	211.7
Unrealized holding gain on investment, net of reclassification adjustment for realized gains	8.1	12.6
Retirement benefit plans	(509.2)	(371.0)

	$(549.3)	$(142.9)

In 2008, the Company completed the sale of its Polymer Emulsions business as discussed in Note 5. Accordingly, the related foreign currency translation results of this business totaling $53.7 were reclassified from other comprehensive income to earnings. In 2007, $36.6 of an unrealized gain on an investment was realized as a result of the donation and sale of a cost-based investment. In 2008, a net loss of $68.2 for the defined benefit pension plans was amortized from other comprehensive income to net periodic pension expense. Other amounts reclassified from other comprehensive income into earnings in 2008 and 2007 were not material.
Other (Income) Expense, Net

	2008	2007	2006

Technology and royalty income	$(18.6)	$(15.9)	$(14.1)
Interest income	(8.2)	(8.2)	(8.1)
Foreign exchange	(3.6)	4.5	2.0
Gain on sale of assets and investments	(6.5)	(23.7)	(12.8)
Amortization of intangibles	9.8	11.2	11.1
Property damage and related expenses, net of insurance recoveries	13.5	(.4)	(56.5)
Miscellaneous	(12.2)	(9.8)	6.7

	$(25.8)	$(42.3)	$(71.7)

Loss from Property Damage
In the fourth quarter of 2008, a fire at the Company’s Ulsan, Korea nitrogen trifluoride (NF3) production facility required the plant to be shut down. The Company has been able to continue supplying NF3 to its customers. The Company anticipates bringing the Ulsan plant back online beginning in January 2009.
Other (income) expense in 2008 included a net loss of $14.7 ($10.7 after-tax, or $.05 per share) related to property damage. The net book value of the damaged property was written off and a receivable was recorded for expected property damage insurance recoveries.
Hurricanes
In the fourth quarter of 2005, the Company’s New Orleans industrial gas complex sustained extensive damage from Hurricane Katrina. Other industrial gases and chemicals facilities in the Gulf Coast region also sustained damages from Hurricanes Katrina and Rita in fiscal 2005.
Insurance recoveries for property damages and business interruption are recognized when claims are settled. Insurance recoveries of $73.3 were recognized in 2006. Other (income) expense included a net gain of $56.0 for insurance recoveries, net of property damage and other expenses. This net gain does not include the estimated impact of costs related to business interruption. During 2006, the Company collected insurance proceeds of $67.0.
The Company closed out its insurance claim related to the hurricanes by the end of fiscal 2006. In the first quarter of 2007, the Company collected $19.1 of insurance proceeds.
Additional Income Statement Information
2007 Customer Contract Settlement
In 2007, the Company entered into a settlement with a customer to resolve a dispute related to a dinitrotoluene (DNT) supply agreement. As part of the settlement agreement, the DNT supply agreement was terminated, and certain other agreements between the companies were amended. As a result, the Company recognized a before-tax gain of $36.8 ($ 23.6 after-tax, or $.11 per share) in 2007.
2007 Donation/Sale of Cost Investment
The Company has a cost-basis investment in a publicly traded foreign company which has been classified as an available-for-sale investment, with holding gains and losses recorded to other comprehensive income, net of income tax. On 19 September 2007, the Company donated 65% of its investment to a tax-exempt charitable organization and sold 15% of its investment for cash. The Company deducted the fair value of the donation in its fiscal 2007 income tax returns. As a result of the donation, the Company recognized a tax benefit of $18.3 in the fourth quarter of 2007 and pretax expense of $4.7 for the carrying value of the investment. As a result of the sale, the Company recognized a pretax gain of $9.7. In combination, the donation and sale had a favorable net impact of $5.0 on operating income, $19.8 on net income, and $.09 on earnings per share.
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
Additional Cash Flow Information
Cash paid for interest and taxes was as follows:

	2008	2007	2006

Interest (net of amounts capitalized)	$159.5	$141.3	$107.6
Taxes (net of refunds)	237.2	248.7	278.5

66   AIR PRODUCTS 2008 ANNUAL REPORT | Notes to the Consolidated Financial Statements

21. SUMMARY BY QUARTER (Unaudited)
These tables summarize the unaudited results of operations for each quarter of 2008 and 2007:

2008	First	Second	Third	Fourth	Total

Sales	$2,407.4	$2,542.7	$2,749.7	$2,714.7	$10,414.5
Operating income(A)	380.4	348.6	393.7	373.1	1,495.8
Income from continuing operations(A)	262.3	259.8	295.0	273.4	1,090.5
Income (loss) from discontinued operations(B)	1.4	54.5	(224.9)	(11.8)	(180.8)
Net income(A)(B)	263.7	314.3	70.1	261.6	909.7
Basic earnings per common share
Income from continuing operations	1.22	1.22	1.40	1.30	5.14
Income (loss) from discontinued operations	.01	.26	(1.07)	(.06)	(.85)

Net income	1.23	1.48	.33	1.24	4.29
Diluted earnings per common share
Income from continuing operations(A)	1.18	1.18	1.35	1.26	4.97
Income (loss) from discontinued operations(B)	.01	.25	(1.03)	(.05)	(.82)

Net income(A)(B)	1.19	1.43	.32	1.21	4.15
Dividends declared per common share	.38	.44	.44	.44	1.70
Market price per common share: high	105.02	98.80	106.06	100.14
low	92.05	80.73	92.20	65.05

(A)	2008 included charges for pension settlements of $30.3 ($18.9 after-tax, or $.09 per share) which were reflected in each of the quarters as follows: First $1.4, Second $26.3, Third $1.0, Fourth $1.6.

Fourth quarter included a net loss of $14.7 ($10.7 after-tax, or $.05 per share) related to property damage at an NF3 production facility in Korea.

(B)	Second quarter included a gain of $89.5 ($57.7 after-tax, or $.26 per share) for the sale of the Company’s interest in its VAE polymers joint ventures to Wacker Chemie AG.

Third quarter included an impairment charge of $314.8 ($237.0 after-tax, or $1.09 per share) related to the U.S. Healthcare business and a gain of $30.5 ($18.5 after-tax, or $.08 per share) in connection with the sale of the Elkton and Piedmont facilities which completed the disposal of the Company’s Polymer Emulsions business.

Fourth quarter included a charge of $14.4 ($9.2 after-tax, or $.04 per share) for the write-down of the U.S. Healthcare business to net realizable value.

2007	First	Second	Third	Fourth	Total

Sales	$2,198.3	$2,229.7	$2,348.9	$2,371.3	$9,148.2
Operating income(A)	321.6	313.6	360.0	380.4	1,375.6
Income from continuing operations(A)(B)	223.6	220.0	280.4	295.6	1,019.6
Income (loss) from discontinued operations(C)	6.7	7.6	4.5	(2.8)	16.0
Net income(A)(B)(C)	230.3	227.6	284.9	292.8	1,035.6
Basic earnings per common share
Income from continuing operations	1.03	1.02	1.30	1.37	4.72
Income (loss) from discontinued operations	.03	.03	.02	(.01)	.07

Net income	1.06	1.05	1.32	1.36	4.79
Diluted earnings per common share
Income from continuing operations(A)(B)	1.00	.99	1.26	1.32	4.57
Income (loss) from discontinued operations(C)	.03	.03	.02	(.01)	.07

Net income(A)(B)(C)	1.03	1.02	1.28	1.31	4.64
Dividends declared per common share	.34	.38	.38	.38	1.48
Market price per common share: high	72.45	78.63	82.74	98.51
low	66.19	68.58	73.30	77.26

(A)	Fourth quarter included a gain of $36.8 ($23.6 after-tax, or $.11 per share) for a customer contract settlement, a charge of $10.3 ($6.4 after-tax, or $.03 per share) from a pension settlement, a charge of $13.7 ($8.8 after-tax, or $.04 per share) for the global cost reduction plan, and a gain of $5.0 ($19.8 after-tax, or $.09 per share) from the donation and sale of a cost-basis investment.

(B)	Third quarter included a tax benefit of $27.5, or $.12 per share, from audit settlements.

Fourth quarter included a tax benefit of $11.3, or $.05 per share, from tax audit settlements and adjustments.

(C)	Fourth quarter included a loss of $15.3 ($9.3 after-tax, or $.04 per share) for the write-down of the assets of the HPPC business to net realizable value.

22. BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION
The Company’s segments are organized based on differences in product and/or type of customer. The Company has four business segments consisting of Merchant Gases, Tonnage Gases, Electronics and Performance Materials, and Equipment and Energy.
Previously, the Company reported results for a Healthcare segment and a Chemicals segment [which consisted of the Polymer Emulsions business and the Polyurethane Intermediates (PUI) business]. Beginning with the first quarter of 2008, the Polymer Emulsions business was accounted for as discontinued operations, and the PUI business was reported as part of the Tonnage Gases segment. Beginning with the fourth quarter of 2008, the U.S. Healthcare business was accounted for as discontinued operations, and the Europe Healthcare business was reported as part of the Merchant Gases segment. Prior period information has been restated. Refer to Note 5 for information on discontinued operations.
Merchant Gases
The Merchant Gases segment sells industrial gases such as oxygen, nitrogen and argon (primarily recovered by the cryogenic distillation of air), hydrogen and helium (purchased or refined from crude helium), and medical and specialty gases, along with certain services and equipment, throughout the world to customers in many industries, including those in metals, glass, chemical processing, food processing, healthcare, medical gases, steel, general manufacturing, and petroleum and natural gas industries. There are four principal types of products: liquid bulk, packaged gases, small on-sites, and healthcare products. Most merchant product is delivered via bulk supply, in liquid or gaseous form, by tanker or tube trailer. Smaller quantities of industrial, specialty, and medical gases are delivered in cylinders and dewars as “packaged gases,” or through small on-site gas generation plants (cryogenic or noncryogenic generators). Through its healthcare business, the Company offers respiratory therapies, home medical equipment, and infusion services. Electricity is the largest cost component in the production of atmospheric gases. The Company mitigates energy prices through pricing formulas and surcharges. Merchant Gases competes worldwide against global and regional industrial gas companies. Competition in industrial gases is based primarily on price, reliability of supply, and the development of industrial gas applications. Competition in the healthcare business involves regulatory compliance, price, quality, service, and reliability of supply.
Tonnage Gases
The Tonnage Gases segment supplies industrial gases, including hydrogen, carbon monoxide, syngas, nitrogen, and oxygen, via large on-site facilities or pipeline systems, principally to customers in the petroleum refining, chemical, and metallurgical industries. The Tonnage Gases segment also includes the Company’s PUI business. The PUI business markets toluene diamine to customers under long-term contracts. For large-volume, or “tonnage” industrial gas users, the Company either constructs a gas plant adjacent to or near the customer’s facility—hence the term “on-site”—or delivers product through a pipeline from a nearby location. The Company is the world’s largest provider of hydrogen, which is used by refiners to lower the sulfur content of gasoline and diesel fuels to reduce smog and ozone depletion. Electricity is the largest cost component in the production of atmospheric gases, and natural gas is the principal raw material for hydrogen, carbon monoxide, and syngas production. The Company mitigates energy and natural gas price changes through its long-term cost pass-through type contracts. Tonnage Gases competes against global industrial gas companies, as well as regional sellers. Competition is based primarily on price, reliability of supply, the development of applications that use industrial gases and, in some cases, provision of other services or products such as power and steam generation.
Electronics and Performance Materials
The Electronics and Performance Materials segment employs applications technology to provide solutions to a broad range of global industries through expertise in chemical synthesis, analytical technology, process engineering, and surface science. This segment provides specialty and tonnage gases, specialty chemicals, services, and equipment to the electronics industry for the manufacture of silicon and compound semiconductors, LCD and other displays, and photovoltaic devices. The segment also provides performance chemical solutions for the coatings, inks, adhesives, civil engineering, personal care, institutional and industrial cleaning, mining, oil field, polyurethane, and other industries. The Electronics and Performance Materials segment faces competition on a product-by-product basis against competitors ranging from niche suppliers with a single product to larger and more vertically integrated companies. Competition is principally conducted on the basis of product performance, reliability of product supply, global infrastructure, technical innovation, service, quality, and price.

68   AIR PRODUCTS 2008 ANNUAL REPORT | Notes to the Consolidated Financial Statements

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
Other
Other operating income includes other expense and income which cannot be directly associated with the business segments, including foreign exchange gains and losses, interest income, and costs previously allocated to businesses now reported as discontinued operations. Also included are LIFO inventory adjustments, as the business segments use FIFO and the LIFO pool is kept at corporate. Corporate research and development costs are fully allocated to the business segments.
Other assets include cash, restricted cash, deferred tax assets, pension assets, financial instruments, and corporate assets previously allocated to businesses now reported as discontinued operations.
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
Long-lived assets include investment in net assets of and advances to equity affiliates, net plant and equipment, goodwill, and net intangible assets.
Business Segments
Business segment information is shown below:

	2008	2007	2006

Revenue from External Customers
Merchant Gases	$4,192.7	$3,556.9	$3,002.8
Tonnage Gases	3,574.4	2,936.7	2,544.7
Electronics and Performance Materials	2,209.3	2,068.7	1,801.0
Equipment and Energy	438.1	585.9	536.5

Segment and Consolidated Totals	$10,414.5	$9,148.2	$7,885.0

	2008	2007	2006

Operating Income
Merchant Gases(A)	$789.5	$656.4	$517.3
Tonnage Gases(A)	482.6	463.2	371.7
Electronics and Performance Materials(A)	245.9	229.2	190.0
Equipment and Energy	38.9	76.8	68.9

Segment Total	1,556.9	1,425.6	1,147.9
Pension settlement	(30.3)	(10.3)	—
Global cost reduction plan(B)	—	(13.7)	(71.0)
Other	(30.8)	(26.0)	(35.0)

Consolidated Total	$1,495.8	$1,375.6	$1,041.9

(A)	The impact of the hurricanes in 2006 from insurance recoveries recognized, net of property damage and other expenses, has been allocated to the business segments as follows: Tonnage Gases $31.0, Merchant Gases $23.5, and Electronics and Performance Materials $1.5.

(B)	Information about how this charge related to the businesses at the segment level is discussed in Note 3.

	2008	2007	2006

Depreciation and Amortization
Merchant Gases	$370.2	$332.0	$320.5
Tonnage Gases	278.9	271.0	211.9
Electronics and Performance Materials	208.0	171.7	159.4
Equipment and Energy	11.8	14.1	12.9

Segment Total	868.9	788.8	704.7
Other	.1	1.0	—

Consolidated Total	$869.0	$789.8	$704.7

	2008	2007	2006

Equity Affiliates’ Income
Merchant Gases	$131.8	$97.8	$82.4
Other segments	13.2	16.6	9.1

Segment and Consolidated Totals	$145.0	$114.4	$91.5

	2008	2007	2006

Total Assets
Merchant Gases	$5,565.9	$5,081.7	$4,197.2
Tonnage Gases	3,397.8	3,387.7	3,085.3
Electronics and Performance Materials	2,388.8	2,481.2	2,293.0
Equipment and Energy	328.3	393.2	330.1

Segment Total	11,680.8	11,343.8	9,905.6
Other	775.2	402.5	339.8
Discontinued operations	115.3	913.2	935.3

Consolidated Total	$12,571.3	$12,659.5	$11,180.7

	2008	2007	2006

Investment in and Advances to Equity Affiliates
Merchant Gases	$684.3	$642.3	$538.7
Other segments	138.3	135.8	129.7

Segment and Consolidated Totals	$822.6	$778.1	$668.4

	2008	2007	2006

Identifiable Assets
Merchant Gases	$4,881.6	$4,439.4	$3,658.5
Tonnage Gases	3,335.4	3,328.4	3,028.6
Electronics and Performance Materials	2,341.0	2,435.3	2,245.7
Equipment and Energy	300.2	362.6	304.4

Segment Total	10,858.2	10,565.7	9,237.2
Other	775.2	402.5	339.8
Discontinued operations	115.3	845.3	875.4

Consolidated Total	$11,748.7	$11,813.5	$10,452.4

	2008	2007	2006

Expenditures for Long-lived Assets
Merchant Gases	$593.0	$888.6	$579.5
Tonnage Gases	387.9	435.9	534.4
Electronics and Performance Materials	198.8	210.5	200.0
Equipment and Energy	2.3	9.9	39.6

Segment Total	1,182.0	1,544.9	1,353.5
Other	1.7	1.6	3.1

Consolidated Total	$1,183.7	$1,546.5	$1,356.6

Geographic Information
Geographic information is presented below:

	2008	2007	2006

Revenues from External Customers
United States	$4,845.1	$4,487.6	$4,245.5
Canada	241.2	185.1	108.0
Europe	3,448.0	2,873.5	2,323.1
Asia	1,661.3	1,436.9	1,088.3
Latin America	218.9	165.1	120.1

	$10,414.5	$9,148.2	$7,885.0

	2008	2007	2006

Long-lived Assets
United States	$3,017.0	$3,007.4	$3,130.9
Canada	441.9	442.5	228.7
Europe	3,048.6	2,949.5	2,099.6
Asia	1,815.3	1,769.7	1,574.3
Latin America	255.0	224.1	210.2
All other	77.3	81.0	42.8

	$8,655.1	$8,474.2	$7,286.5

Geographic information is based on country of origin. Included in United States revenues are export sales to unconsolidated customers of $629.1 in 2008, $677.3 in 2007, and $709.4 in 2006. The Europe segment operates principally in Belgium, France, Germany, the Netherlands, Poland, the U.K., and Spain. The Asia segment operates principally in China, Japan, Korea, and Taiwan.

70   AIR PRODUCTS 2008 ANNUAL REPORT | Notes to the Consolidated Financial Statements

Five-Year Summary of Selected Financial Data

(millions of dollars, except per share)	2008	2007	2006	2005	2004

Operating Results
Sales	$10,415	$9,148	$7,885	$6,822	$6,163
Cost of sales	7,693	6,699	5,817	4,974	4,456
Selling and administrative	1,090	1,000	892	841	799
Research and development	131	129	140	121	108
Global cost reduction plan	—	14	71	—	—
Operating income	1,496	1,376	1,042	922	837
Equity affiliates’ income	145	114	92	91	79
Interest expense	162	162	118	109	120
Income tax provision	365	287	262	231	209
Income from continuing operations	1,091	1,020	734	659	575
Net income	910	1,036	723	712	604
Basic earnings per common share
Income from continuing operations	5.14	4.72	3.31	2.92	2.57
Net income	4.29	4.79	3.26	3.15	2.70
Diluted earnings per common share
Income from continuing operations	4.97	4.57	3.23	2.85	2.51
Net income	4.15	4.64	3.18	3.08	2.64

Year-End Financial Position
Plant and equipment, at cost	$14,989	$14,439	$12,910	$11,915	$11,253
Total assets	12,571	12,660	11,181	10,409	10,040
Working capital	636	436	289	471	711
Total debt(A)	3,967	3,668	2,846	2,490	2,385
Shareholders’ equity	5,031	5,496	4,924	4,546	4,420

Financial Ratios
Return on average shareholders’ equity(B)	20.1%	19.5%	15.1%	14.2%	14.0%
Operating margin	14.4%	15.0%	13.2%	13.5%	13.6%
Selling and administrative as a percentage of sales	10.5%	10.9%	11.3%	12.3%	13.0%
Total debt to sum of total debt, shareholders’ equity and minority interest(A)	43.4%	39.8%	36.3%	34.8%	34.6%

Other Data
Depreciation and amortization	$869	$790	$705	$656	$662
Capital expenditures on a GAAP basis(C)	1,159	1,553	1,358	928	704
Capital expenditures on a non-GAAP basis(D)	1,355	1,635	1,487	984	748
Cash provided by operating activities	1,680	1,500	1,348	1,304	1,098
Dividends declared per common share	1.70	1.48	1.34	1.25	1.04
Market price range per common share	106–65	99–66	70–53	66–52	56–44

Weighted average common shares outstanding (in millions)	212	216	222	226	224
Weighted average common shares outstanding assuming dilution (in millions)	219	223	228	231	229

Book value per common share at year-end	$24.03	$25.52	$22.67	$20.49	$19.57
Shareholders at year-end	8,900	9,300	9,900	10,300	10,700
Employees at year-end(E)	21,100	22,100	20,700	20,200	19,900

(A)	Total debt includes long-term debt, current portion of long-term debt, and short-term borrowings as of the end of the year. Calculation based on continuing operations.

(B)	Calculated using income and equity from continuing operations.

(C)	Capital expenditures on a GAAP basis include additions to plant and equipment, investment in and advances to unconsolidated affiliates, acquisitions (including long-term debt assumed in acquisitions), and capital lease additions.

(D)	The Company utilizes a non-GAAP measure in the computation of capital expenditures and includes spending associated with facilities accounted for as capital leases. Certain facilities which are built to service a specific customer are accounted for as capital leases in accordance with EITF No. 01-08, “Determining Whether an Arrangement Contains a Lease,” and such spending is reflected as a use of cash within cash provided by operating activities. The presentation of this non-GAAP measure is intended to enhance the usefulness of information by providing a measure which the Company’s management uses internally to evaluate and manage the Company’s capital expenditures.

(E)	Includes full- and part-time employees from continuing and discontinued operations.